Form 10-K, Exhibit 13
period 1993-12-31
CNA FINANCIAL CORP
filed 1994-03-30
CIK 21175

                                                                EXHIBIT 13.01

                                                    CNA FINANCIAL CORPORATION








1993  A  N  N  U  A  L    R  E  P  O  R  T





























                                                                         CNA

CNA Financial Corporation is the parent company of the CNA
Insurance Companies, which rank among the 10 largest insurance organizations in the United States, as measured by premium income.

As a multiple-line insurer, CNA underwrites property and casualty coverages; life, accident and health insurance;
fidelity and surety products; excess and surplus lines;
reinsurance; and pension and annuity business. CNA serves a wide spectrum of insureds, including individuals; small, medium and large businesses; associations; professionals and groups. CNA's property/casualty and life/health insurance products are marketed primarily through independent agents and brokers.

CNA Financial Corporation, with 1993 assets of $41.9 billion and stockholders' equity of $5.4 billion, was formed in 1967 by Continental Casualty Company, which was incorporated in 1897, and Continental Assurance Company, incorporated in 1911. In 1975, Continental Assurance became a wholly owned subsidiary of Continental Casualty. CNA
Financial Corporation's stock is traded on the New York
Stock Exchange and, as of 12/31/93, is 83 percent owned by Loews Corporation.

1993  C  O  N  T  E  N  T  S


2     Financial Highlights

4     Letter From CNA Financial Corporation
      Chairman Edward J. Noha

6     Letter From CNA Insurance Companies
      Chairman and Chief Executive Officer
      Dennis H. Chookaszian

11    Financial Section Contents

12    Management's Discussion and Analysis
      of Financial Condition and Results of
      Operations

22    Financial Statements

54    Independent Auditors' Report

55    Common Stock Information

56    Corporate Directors and Officers

FINANCIAL HIGHLIGHTS

YEAR ENDED DECEMBER 31                                            1993        1992         1991        1990       1989
(In millions of dollars,
 except per share data)

RESULTS OF OPERATIONS

Revenues                                                         $11,010.8   $10,793.4    $11,131.4    $9,944.4   $9,084.0
                                                                  --------    --------     --------     -------    -------

Income (loss) before income tax                                       93.4    (1,375.0)       555.9       101.0      319.4

Net income (loss) excluding
 net realized investment gains/losses
 and accounting changes:

  Property/Casualty                                                 (266.6)     (928.4)       289.7       324.5      400.8
  Life                                                                43.5        52.0         60.4        66.7       57.1
  Other                                                              (28.6)      (21.4)       (22.8)        4.9        9.7
                                                                  ---------   --------     --------     -------    -------
    Net operating income (loss)                                     (251.7)     (897.8)       327.3       396.1      467.6

Net realized investment gains (losses)                               519.2       235.3        285.2       (29.6)     145.9
Accounting changes                                                       -       331.9            -          -           -
                                                                  ---------   --------     --------     -------    -------
Net income (loss)                                                   $267.5     $(330.6)      $612.5      $366.5     $613.5
                                                                  ========================================================

EARNINGS PER SHARE
SEE NOTE B TO THE CONSOLIDATED
FINANCIAL STATEMENTS

Net income (loss) excluding net
 realized investment gains/losses
 and accounting changes                                             $(4.14)    $(14.60)       $5.19       $6.25      $7.37

Net realized investment gains (losses)                                8.40        3.81         4.61        (.48)      2.36
Accounting changes                                                       -        5.37            -           -          -
                                                                  --------    --------     --------     -------    -------
    Net income (loss)                                                $4.26      $(5.42)       $9.80       $5.77      $9.73
                                                                  ========================================================

FINANCIAL POSITION

Assets                                                           $41,912.3   $39,743.9    $39,161.7   $34,712.9  $30,882.5
Debt                                                                 915.3       415.0        437.1       439.5      243.1
Stockholders' equity                                               5,381.1     4,789.2      5,108.6     4,490.0    4,153.8
Book value per common share                                          84.65       75.07        80.24       70.23      64.74

This page of CNA Financial Corporation's annual report has three 3-D line graphs which illustrate the trend in revenues, assets and stockholders' equity from 1983 through 1993.

The table below shows the data points used in those graphs.


CNA FINANCIAL CORPORATION (1983-1993)
($ In Billions)

 ------------------------------------------------------------------------
| Measurement Period            |             |            |Stockholders'|
| (Fiscal Year Covered)         |  Revenues   |   Assets   |   Equity    |
|------------------------------------------------------------------------|
                                                                         |
|                               |             |            |             |
|FYE 12/31/83 ..................|   $ 3.2     |    $10.4   |     $1.4    |
|FYE 12/31/84...................|   $ 3.7     |    $12.4   |     $1.5    |
|FYE 12/31/85...................|   $ 4.7     |    $15.4   |     $2.1    |
|FYE 12/31/86...................|   $ 6.5     |    $18.2   |     $2.7    |
|FYE 12/31/87...................|   $ 6.9     |    $21.6   |     $3.1    |
|FYE 12/31/88...................|   $ 8.3     |    $25.9   |     $3.6    |
|FYE 12/31/89...................|   $ 9.1     |    $30.9   |     $4.2    |
|FYE 12/31/90...................|   $ 9.9     |    $34.7   |     $4.5    |
|FYE 12/31/91...................|   $11.1     |    $39.2   |     $5.1    |
|FYE 12/31/92...................|   $10.8     |    $39.7   |     $4.8    |
|FYE 12/31/93...................|   $11.0     |    $41.9   |     $5.4    |
|                               |             |            |             |
 ------------------------------------------------------------------------



A LETTER TO OUR SHAREHOLDERS

From CNA Financial Corporation
Chairman Edward J. Noha

CNA Financial Corporation reported improved earnings in 1993, although, like much of the insurance industry, results were constrained by a wide range of pressures on profitability. These included the prolonged pricing downcycle in commercial property/casualty lines, suppression of premium rates in some regulatory jurisdictions and low interest rates that inhibit investment yields.

Nevertheless, CNA has responded forcefully to the challenges of a difficult operating environment and remains one of the largest, strongest and most stable insurance organizations in the United States. In 1993, this strength was again reflected in CNA's substantial surplus and reserves, conservative investment portfolio and low debt position in relation to total capital. Maintaining a sound financial foundation continues to rank among management's highest priorities.

CNA took a major step in 1993 toward further assuring its long-term financial integrity by achieving a global settlement of longstanding asbestos-related litigation with Fibreboard Corporation, a former asbestos manufacturer. The settlement is described in detail in Note J on page 43 of this report. A $500 million addition to claim reserves, associated with the Fibreboard settlement, resulted in an after-tax charge of $325 million. Because of the agreement, however, we have substantially reduced uncertainties concerning CNA's future asbestos-related liabilities.

The property/casualty industry's after-tax earnings also increased in 1993, although much of this growth was due to capital gains that took advantage of strong stock and bond markets. The industry's investment income declined in 1993 for only the third time in 50 years, falling by an estimated 6.2 percent. While the industry's insured disaster losses totaled more than $6 billion in 1993, the third highest in history, they were not comparable to the record $23 billion set in 1992. Preliminary estimates of the cost to insurers of the January 1994 California earthquake have been put at more than $2.5 billion and the cost of winter storms at more than $800 million.

Results in the life and health insurance industries were generally satisfactory in 1993. As many life insurers have focused on upgrading the quality of their invested assets over the past few years, widespread public concerns about company solvency have largely diminished. In the life insurance marketplace, pricing also has become more disciplined, particularly in setting rates for interest-sensitive products.

Considerable uncertainty confronts the health insurance industry, pending the outcome of the struggle to reform the nation's health care system. The escalation of medical costs slowed in 1993, from 6.3 percent in the first half of the year to 4.4 percent in the second half. Much of this reduction can reasonably be attributed to cost containment efforts in the private sector.

Two new members joined CNA Financial's Board of Directors in 1993:
Antoinette Cook Bush, an attorney with a Washington, D.C., law firm and former counsel to the U.S. Senate Committee on Commerce, Science and Transportation, and Marvin Zonis, a professor of international political economy at the University of Chicago's Graduate School of Business and head of his own consulting firm. The board accepted the resignation of Walter Mondale, who departed to become U.S. ambassador to Japan. It is with deep regret that we report the death of John E. Stipp, who had served as a director of CNA Financial Corporation's Board for 27 years and also served on the boards of the principal subsidiaries of the CNA Insurance Companies for an additional 16 years.

In today's volatile insurance climate, we believe CNA's commitment to a strong financial base and a conservative investment strategy is increasingly important. In 1993, CNA again demonstrated that it has the resources and the ability to live up to that commitment.

Sincerely,


E. J. NOHA

Edward J. Noha
Chairman of the Board
CNA Financial Corporation


A LETTER TO OUR SHAREHOLDERS

From CNA Insurance Companies
Chairman and Chief Executive Officer Dennis H. Chookaszian


For the second year in a row, CNA's insurance operations were adversely affected by a substantial addition to reserves for asbestos-related bodily injury claims. Our results also reflect the continuation of inadequate pricing in the commercial property/casualty marketplace. However, realized investment gains offset these effects and produced a positive return for the year.

In 1993, CNA Financial reported net income of $267.5 million, or $4.26 per share, compared with a $330.6 million net loss, or $5.42 per share, in 1992.

Excluding net realized investment gains, CNA Financial reported a 1993 net loss of $251.7 million, or $4.14 per share, compared with a net loss of $897.8 million, or $14.60 per share, in 1992. Net realized investment gains for 1993 were $519.2 million, compared with $235.3 million in 1992.

During the third quarter of 1993, CNA added $500 million to the claim reserves of Continental Casualty Company, which resulted in a $325 million charge against after-tax earnings. This action was taken in recognition of Continental Casualty entering into a global agreement to settle asbestos-related bodily injury claims against Fibreboard Corporation.

Throughout 1993, CNA engaged in complex negotiations to reach this agreement. On December 23, CNA, Pacific Indemnity, Fibreboard and the plaintiffs signed the global settlement, completing the transaction agreed to in principle in August. The agreement was submitted to the court in January 1994. Final approval by the court will conclude long and costly litigation stemming from a general liability policy written by Continental Casualty in the late 1950s.

                                        6

The agreement among all parties has eliminated a significant element of uncertainty. CNA can now focus even more management attention and resources on building the long-term value of our businesses. We believe with current reserves, including the addition this year, Continental Casualty has sufficient reserves to cover all of its liability associated with asbestos-related bodily injury claims against Fibreboard. (See Note J to the following financial statements for a detailed discussion of the Fibreboard settlement.)

While our 1993 results were affected most significantly by the Fibreboard settlement, they also reflect other profitability pressures. The commercial property/casualty insurance marketplace remains in one of the longest periods of inadequate pricing on record. Low investment yields due to declining interest rates further depressed earnings.

In spite of these adverse developments, CNA remains strong and well-capitalized. The statutory surplus of Continental Casualty is $3.6 billion, one of the largest in the industry. The statutory surplus of CNA's life insurance subsidiaries is more than $1 billion.

During the fourth quarter, we strengthened our financial base through a substantial debt issue. CNA Financial issued $500 million of debt to take advantage of favorable interest rates in the capital markets. Before the issuance, we had a debt-to-capital ratio of about 8 percent. Even with the new debt issue, our debt-to-capital ratio of approximately 16 percent is low by industry standards. A total of $475 million was added to Continental Casualty's surplus, expanding our cushion for unexpected losses and increasing our capacity for growth.

CNA's surplus position also continues to be supported by an investment portfolio that reflects management's conservative financial posture. Less than 5 percent of CNA assets held at the end of 1993 were in high-yield bonds, commercial mortgages and investment real estate. This is far below the industry average.

In addition to bolstering our financial strength and substantially resolving the uncertainties over the Fibreboard litigation, CNA in 1993 launched a set of initiatives to respond to fundamental changes in our operating environment. Our markets have gradually fragmented into

                                        7

many niches with unique characteristics and needs. Consumers expect customized service and lower costs. Our competitors have become more numerous and diverse.

Success in this environment requires insurance companies to become much more nimble, efficient and customer-oriented. In recognition of these changes, CNA management is pushing authority and accountability down in the organization and giving employees more flexibility to do their jobs. We are emphasizing interdisciplinary teams to speed decision-making and customer response. We have developed Strategic Business Units to increase management accountability and customer focus in each of our businesses. We have also begun to re-engineer many of our business processes, and we continue to invest in new automation tools and training. Together, these initiatives will help CNA remain successful throughout the 1990s and beyond.

Along with fundamental change in our operating style, CNA undertook a number of actions to improve our position in existing businesses, to exploit emerging opportunities and to increase the long-term value of our total operation.

We continued to emphasize strong business relationships with the independent agents and brokers who sell our products. In a rapidly changing, increasingly competitive environment, strong business partners are more important than ever. Our preferred agency programs -- the High Performance Agency program, the Life Select Agency program and the Supervising General Agency program -- remain among the strongest in the industry. Our producer advisory councils in property/casualty, life/health and specialty lines provide forums for the candid exchange of views necessary for partnership and mutual success.

CNA established new marketing programs and pursued a number of opportunities in industry-specific insurance programs, professional liability, environmental remediation, financial institution insurance, catastrophe reinsurance and excess workers' compensation insurance. CNA's financial strength, expertise and reputation for market stability continue to give us a competitive position in the more specialized lines of property/casualty insurance. To improve our position further,

                                        8

we have formed a number of strategic alliances with underwriting and distribution partners whose skills complement ours.

CNA made major progress in upgrading our capabilities to manage the cost of claims. We trained new cost management consultants, formed a new cost management division and developed an integrated process to manage an insured's total loss costs. We also doubled the size of our Special Investigations Unit, strengthening CNA's leadership in the control of insurance fraud. Not only do customers demand these activities, but cost management is an increasingly important condition of a healthy insurance marketplace. In too many states and lines of insurance, we have seen out-of-control claims costs lead directly to onerous regulation and market failure.

CNA continued to develop alternative market capabilities in response to greater customer interest in retaining risk and purchasing unbundled services. Through our service company, ServCo, we are positioning ourselves among the most competitive and flexible providers of unbundled services for claims, loss control and administrative functions.

In personal lines, CNA put in place the foundations of a strategy to improve our position in the preferred risk segment of the market. Product and processing enhancements will enable us to respond more flexibly to customer needs. Our service organization is becoming even more customer-oriented through new service teams, and we are further increasing our operating efficiencies through redesign of business processes and improved agency-company automation. These actions set a course to a stable, growing and profitable personal lines business.

In health insurance, many uncertainties surround the marketplace because of legislative proposals for health care reform. However, it is clear that reform momentum is accelerating the market-driven trend toward managed care. CNA is well positioned to pursue a range of opportunities in a managed care environment. Our group health business has access to competitive managed care networks through a national alliance with other insurers. Our strategy of integrating contracted services rather than owning managed care capabilities gives us

greater flexibility in a rapidly evolving marketplace. In addition, CNA will participate indirectly in the new health care environment through reinsurance of health plans and managed care liability insurance.

We continued our grassroots activities and other lobbying to influence the regulatory and legislative climate for insurance. In a time of increasing political pressure, it is essential for CNA to promote informed discussion of insurance issues, and, when appropriate, to work with agents, policyholders and employees to mobilize voters in support of sensible choices. In 1993, CNA engaged in selected state activities involving workers' compensation, personal auto and group health insurance. We were also active at the national level on health care and pollution liability reform.

The past year was not an easy one for CNA. However, our financial results do not reflect the solid progress we made on many fronts. In 1993, we put a major source of financial uncertainty behind us. We launched changes in our operating style that will help us serve customers more flexibly, quickly and efficiently. In each of our businesses, we took actions to sharpen our competitive edge.

CNA continues to rank among the nation's premier insurance organizations. Our balance sheet is strong, our strategies are sound and our people are among the best in the industry. In the more competitive, constantly changing insurance environment, I am confident that CNA is well positioned for continued success.

Sincerely,


DENNIS CHOOKASZIAN

Dennis H. Chookaszian
Chairman and Chief Executive Officer
CNA Insurance Companies


1993 FINANCIAL SECTION

C  O  N  T  E  N  T  S


12      Management's Discussion and Analysis
        of Financial Condition and Results of
        Operations

22      Consolidated Balance Sheet

23      Statement of Consolidated Operations

24      Statement of Consolidated Stockholders' Equity

25      Statement of Consolidated Cash Flows

26      Notes to Consolidated Financial Statements

54      Independent Auditors' Report

55      Common Stock Information

56      Corporate Directors and Officers


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes found on pages 22 to 53, which contain additional information helpful in evaluating operating results and financial condition.

RESULTS OF OPERATIONS:

    The following chart summarizes key components of operating results for each of the last three years.

- -------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATIONS
YEAR ENDED DECEMBER 31                                                                         1993         1992         1991
(In millions of dollars)
- -------------------------------------------------------------------------------------------------------------------------------
OPERATING SUMMARY (EXCLUDING REALIZED INVESTMENT
GAINS/LOSSES AND ACCOUNTING CHANGES):
Revenues:
 Premiums.............................................................................      $ 8,688.8    $ 8,768.0    $ 8,946.4
 Net investment income................................................................        1,314.3      1,508.8      1,607.8
 Other................................................................................          191.6        149.8        113.8
                                                                                             --------     --------     --------
                                                                                             10,194.7     10,426.6     10,668.0
Benefits and expenses.................................................................       10,904.3     12,156.3     10,555.4
                                                                                             --------     --------     --------
 Income (loss) before income tax......................................................         (709.6)    (1,729.7)       112.6
Income tax benefit ...................................................................          457.9        831.9        214.7
                                                                                             --------     --------     --------
 Net operating income (loss) (excluding realized investment gains/losses).............      $  (251.7)   $  (897.8)   $   327.3
                                                                                             ========     ========     ========

- -------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATIONS
YEAR ENDED DECEMBER 31                                                                         1993         1992         1991
(In millions of dollars)
- -------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL FINANCIAL DATA:
Net operating income (loss) by group:
 Property/Casualty ...................................................................      $  (266.6)   $  (928.4)   $   289.7
 Life ................................................................................           43.5         52.0         60.4
 Other ...............................................................................          (28.6)       (21.4)       (22.8)
                                                                                             --------     --------     --------
                                                                                               (251.7)      (897.8)       327.3
                                                                                             --------     --------     --------
Net realized investment gains (losses) by group:
 Property/Casualty....................................................................          435.8        175.9        300.0
 Life.................................................................................           72.6         53.2        (14.9)
 Other................................................................................           10.8          6.2           .1
                                                                                             --------     --------     --------
                                                                                                519.2        235.3        285.2
                                                                                             --------     --------     --------
Accounting changes by group:
 Property/Casualty....................................................................            -          307.9          -
 Life.................................................................................            -           24.0          -
                                                                                             --------     --------     --------
                                                                                                  -          331.9          -
                                                                                             --------     --------     --------
Net income (loss) by group:
 Property/Casualty ...................................................................          169.2       (444.6)       589.7
 Life ................................................................................          116.1        129.2         45.5
 Other ...............................................................................          (17.8)       (15.2)       (22.7)
                                                                                             --------     --------     --------
                                                                                            $   267.5    $  (330.6)   $   612.5
===============================================================================================================================

Overview
- --------
    For the year ended December 31, 1993, CNA reported net income of $267.5 million ($4.26 per share) compared with a $330.6 million net loss ($5.42 per share) in 1992, and net income of $612.5 million ($9.80 per share) in 1991. Excluding net realized investment gains, CNA reported a net operating loss of $251.7 million ($4.14 per share) compared with a net loss of $897.8 million ($14.60 per share) in 1992.
    In each of the last two years, results were adversely affected by substantial additions to reserves for asbestos-related bodily injury claims. The 1993 operating loss reflects a third quarter $500 million addition to Continental Casualty Company's (Casualty) claim reserves, which resulted in a $325 million charge against after-tax earnings, or $5.26 per share, against CNA's net income. In 1992, Casualty also increased its claim reserves with respect to asbestos-related bodily injury cases by $1.5 billion, resulting in an after-tax charge of $990 million, or $16.02 per share.
    These reserving actions were taken in recognition of Casualty's litigation with Fibreboard Corporation (Fibreboard), a former asbestos manufacturer. In February 1993, CNA reported that Casualty intended to discuss a global agreement to settle third party asbestos-related

bodily injury claims with Fibreboard. An agreement in principle was reached with Fibreboard, Pacific Indemnity Company (Pacific) (a subsidiary of Chubb Corporation) and a negotiating committee of asbestos claimant attorneys, in August 1993, and was executed in December 1993.

       CNA worked aggressively throughout the year with all involved parties to reach this settlement. Assuming final court approval, the Fibreboard agreement removes a major source of financial uncertainty for CNA and enables management to focus even more attention and resources on strengthening the economic value of CNA's businesses. No material reserve increases are anticipated to fulfill CNA's obligations in regard to Fibreboard liabilities. See Note J to the Consolidated Financial Statements for a further discussion of Fibreboard.

       While CNA's 1993 and 1992 results were affected most significantly by the Fibreboard litigation, they also reflect the impact of serious external pressures on profitability throughout the insurance industry. Foremost among these are the longstanding cycle of inadequate pricing in property/casualty commercial lines and low investment yields due to declining interest rates. In addition, complex and costly litigation has been continuing, fueled by the tendency of the courts to interpret insurance contracts beyond their stated intent.

       CNA's commercial lines remain in a downcycle that has lasted over seven years and has seriously depressed profitability. The Company cannot predict when the current negative cycle will turn. The current phase of the downcycle has been characterized by a difficult pricing environment caused by strong market competitiveness, a trend toward alternative risk mechanisms such as self-insurance, and regulatory constraints on adequate premium rates, especially in the workers' compensation line of business.

       Profitability for the life segment remains stable, although negatively affected by intense competition, high health care costs and weak investment yields. Increasing costs of health care have resulted in a continued market shift away from traditional forms of health coverage toward managed care products. The Federal Government's initiative to control health care costs and provide universal access to quality health care was presented in 1993. The impact of potential health care reform cannot be determined at this time. Such reform may impact both individual and group accident and health, workers' compensation, automobile liability and medical malpractice business of CNA. CNA has urged a meaningful role for the private sector in any proposed plan. The present health care system is clearly in need of reform, and CNA has emphasized the competitive strengths of the insurance industry must be an integral part of a workable solution. CNA's ability to compete in this market will be increasingly dependent on its ability to control costs through managed care techniques, innovation, and quality customer-focused service.

       While CNA's strong financial position continues to represent a major competitive advantage, CNA continues to take a number of initiatives to respond to the many uncertainties and changes impacting the insurance environment. One of these has been to continue to focus on the risk characteristics and premium rates in commercial lines. CNA will continue to seek business in lines where it has a sizable market share, substantial experience, and foresees clear profit potential over the long term. The emphasis is on reasonable rates rather than volume growth.

       One of CNA's primary goals has been to provide more efficient and responsive quality service to our customers. These actions include working closely with insureds to reduce claims costs through loss control and fraud prevention; providing professional services to self-insured accounts and other alternative markets; implementing medical and workers' compensation cost management programs; reinforcing business partnerships with the independent agents who represent us and equipping them with new or upgraded products tailored to specific customer needs.

Additionally, CNA has increased the flexibility, productivity, and customer focus of its employee force through less centralized decision-making and more widespread use of automation tools.

CNA also continues to devote time and effort to legislative concerns in the interests of a more equitable and stable insurance marketing climate. It has enjoyed some success in enlisting support for workers' compensation reform in several states and opposing unnecessary restrictions on the insurance industry in others.
                                        13
Consolidated Results
- --------------------

    CNA's consolidated revenues (including realized investment gains) in 1993 were $11.011 billion, an increase of 2.0% from the $10.793 billion reported in 1992 and down 1.1% from the $11.131 billion reported in 1991. Revenues excluding realized gains were $10.195 billion down 2.2% from 1992 and down 4.4% from 1991. The decrease in operating revenues in both 1993 and 1992 are principally attributable to the implementation of a high deductible program for large commercial accounts begun in late 1991. For 1993, revenues also reflect a decrease of $194.5 million in investment income, reflecting lower interest rates and a significant investment in short-term investments.

    For 1993, CNA reported a net operating loss (which excludes net realized investment gains and accounting changes), of $251.7 million, or $4.14 per share, compared to a loss of $897.8 million, or $14.60 per share, for the year 1992 and net operating income of $327.3 million, or $5.19 per share, for 1991.

    Realized investment gains, net of tax, amounted to $519.2 million, or $8.40 per share in 1993, compared to $235.3 million, or $3.81 per share in 1992 and $285.2 million, or $4.61 per share, in 1991.

    The components of the realized investment gains are as follows:

- ---------------------------------------------------------------------------------------------------------------------------
REALIZED INVESTMENT GAINS (LOSSES)
YEAR ENDED DECEMBER 31                                                                      1993        1992         1991
(In millions of dollars)
- ---------------------------------------------------------------------------------------------------------------------------
Fixed maturity securities:
 U.S. Government and government agencies..............................................     $120.0       $ 93.8       $313.4
 Tax exempt...........................................................................      440.6         40.9         50.2
 Asset-backed.........................................................................       55.1        108.5        102.4
 Taxable..............................................................................      117.4         29.7        (28.4)
 Redeemable preferred stocks..........................................................        7.7         19.7          3.2
                                                                                            -----        -----        -----
  Total fixed maturity securities.....................................................      740.8        292.6        440.8
Equity securities.....................................................................       82.5         28.9         72.9
Other.................................................................................       (7.2)        45.3        (50.3)
                                                                                            -----        -----        -----
  Realized investment gains reported in revenues......................................      816.1        366.8        463.4
Participating policyholders' interest.................................................      (13.1)       (12.1)       (20.1)
Income tax expense....................................................................     (283.8)      (119.4)      (158.1)
                                                                                            -----        -----        -----
  Net realized investment gains.......................................................     $519.2       $235.3       $285.2
===========================================================================================================================

    CNA's total income tax benefits for 1993 amounted to $174.1 million compared to $712.5 million and $56.6 million for the same periods in 1992 and 1991, respectively.

    CNA's income tax benefits on net operating losses (which exclude net realized investment gains and accounting changes) amounted to $457.9 million for 1993, compared to $831.9 million for 1992 and $214.7 million for 1991. Income tax expense on realized investment gains totaled $283.8 million for 1993, compared with $119.4 million and $158.1 million for 1992 and 1991, respectively.

    On August 10, 1993, President Clinton signed into law the Omnibus Budget Reconciliation Act of 1993 increasing the corporate tax rate from 34% to 35%, effective retroactively to January 1, 1993. As a result of revaluing its deferred tax balances at January 1, 1993 to reflect the new tax rate, CNA recognized a favorable tax benefit of $30 million (or $.49 per share).

    Net income for 1993 was $267.5 million, or $4.26 per share, compared with a loss of $330.6 million, or $5.42 per share, for 1992 and net income of $612.5 million, or $9.80 per share, in 1991. Included in 1992 net income were accounting changes related to the discounting of certain workers' compensation and disability claims, as well as the adoption of Statements of Financial Accounting Standards on Postretirement Benefits (SFAS 106) and Accounting for Income Taxes (SFAS 109). The effect of these accounting changes on 1992 was to decrease the net loss by $312.1 million, or $5.05 per share. This includes a cumulative effect on prior years of $331.9 million, or $5.37 per share, and an increase in net operating loss of $19.8 million, or $.32 per share.


Property/Casualty Operations
- ----------------------------

- -------------------------------------------------------------------------------------------------------------------------------
PROPERTY/CASUALTY GROUP
YEAR ENDED DECEMBER 31                                                                         1993         1992         1991
(In millions of dollars)
- -------------------------------------------------------------------------------------------------------------------------------
OPERATING SUMMARY (EXCLUDING REALIZED INVESTMENT
  GAINS/LOSSES AND ACCOUNTING CHANGES):
Revenues:
 Premiums................................................................................    $6,275.0     $6,353.6     $6,655.3
 Net investment income...................................................................     1,059.8      1,224.1      1,282.7
 Other...................................................................................       151.8        112.1         87.2
                                                                                              -------      -------      -------
                                                                                              7,486.6      7,689.8      8,025.2
Benefits and expenses....................................................................     8,218.6      9,465.3      7,967.2
                                                                                              -------      -------      -------
 Income (loss) before income tax.........................................................      (732.0)    (1,775.5)        58.0
Income tax benefit.......................................................................       465.4        847.1        231.7
                                                                                              -------      -------      -------
 Net operating income (loss) (excluding realized investment gains/losses)................    $ (266.6)    $ (928.4)    $  289.7
===============================================================================================================================

    Property/casualty revenues, excluding net realized investment gains were $7.487 billion, down 2.6% from 1992 and down 6.7% from 1991. Property/casualty earned premiums were $6.275 billion down 1.2% from the $6.354 billion earned in 1992 and down 5.7% from 1991. The 1993 decrease was $78.6 million and was principally attributable to increased utilization of a high deductible program for large commercial accounts. This accounted for $235 million in reduced premiums. Involuntary risks premium was $182 million below the prior year primarily due to a decline in involuntary workers' compensation premium recorded for the current and previous years. Small commercial accounts premium declined by $70 million. These declines were partially offset by growth in professional and specialty lines and commercial reinsurance assumed premiums of $217 million, group A&H of $75 million and personal lines packages premium of $63 million. Property/casualty investment income was down 13.4% from the $1.224 billion reported in 1992 and down 17.4% from 1991. Investment income decreased primarily due to the continuing general decline in interest rates and an increase in short-term investments (excluding investments relating to loaned securities) from $3.0 billion at December 31, 1992 to $5.1 billion at December 31, 1993.

    The net operating loss excluding net realized investment gains of CNA's property/casualty insurance subsidiaries was $266.6 million for 1993, compared to $928.4 million for the same period in 1992 and net operating income of $289.7 million for 1991. Net realized investment gains for 1993 were $435.8 million, compared to $175.9 million and $300.0 million for 1992 and 1991, respectively.

    The pretax operating loss excluding net realized investment gains for the property/casualty insurance subsidiaries was $732.0 million compared to an operating loss of $1,775.5 million and operating income of $58.0 million for 1992 and 1991, respectively. Underwriting loss for 1993 was $1,791.8 million compared to $2,999.6 million and $1,224.7 million in 1992 and 1991, respectively. The combined ratio was 126.4 for 1993 compared with 144.8 and
116.3 for 1992 and 1991, respectively. As previously discussed in the Overview Section, the primary reason for the 1993 and 1992 poor operating results was the addition of $500 million in underwriting losses related to Fibreboard in the third quarter of 1993 and $1.5 billion in the fourth quarter of 1992.

    Catastrophe losses for 1993 were approximately $74 million, compared with $270 million in 1992. CNA's 1992 catastrophe losses related primarily to Hurricane Andrew. For the Los Angeles area earthquake and winter storms occurring in the first quarter of 1994, CNA has recorded losses on reported claims of approximately $65 million. Further loss development related to unreported claims, including assumed reinsurance, is estimated at approximately $35 million.

    Property/casualty pretax results include losses for involuntary risks of $80.8 million in 1993. Involuntary risk charges were $257.3 million and $267.0 million in 1992 and 1991, respectively. Involuntary risks include mandatory participation in residual markets, statutory assessments for insolvencies of other insurers and other involuntary charges. CNA's share of

                                        15

involuntary risks is generally a function of its share of the voluntary market by line of insurance in each state. CNA records the estimated effects of its mandatory participation in residual markets on an accrual basis.
These estimates are adjusted as premium, claim and expense activity is received from the residual markets' administrators. CNA records assessments for insolvencies as they are paid rather than on an accrual basis. Such an accrual process would be very difficult, as past experience is not a reliable indicator of future activity. Further, information currently available from all the states' life and property/casualty guarantee funds is fairly limited and would not provide reliable data on which to base an estimated liability. Many states allow recovery of insolvency assessments by a direct offset to premium taxes or a separate policy surcharge. In addition, some states assess prospectively based on current premiums written. Thus, it would be unclear whether or not future assessments should be accrued on a current basis as they do not necessarily represent a liability until assessed. In any event, CNA believes that any potential estimated liability would not be material.

    Property/casualty underwriting losses include reserve increases/(decreases) related to prior years, net of reinsurance recoverable, of $590 million, $1,617 million and $(106) million for the years 1993, 1992 and 1991, respectively. This reserve development includes $601 million, $1,689 million and $48 million for asbestos claims, primarily representing reserve additions related to the Fibreboard litigation, as discussed above. Adverse reserve development for reported environmental pollution claims and claim expenses totaled $107 million, $48 million and $47 million, respectively. In 1993, CNA also allocated approximately $340 million of claim reserves for unreported environmental pollution claims. Adverse reserve developments for asbestos and environmental pollution claims were offset, in part, by favorable development in other lines. For 1993, favorable trends were represented primarily by positive severity experience in professional liability lines and improvement in involuntary workers' compensation experience, resulting in reserve decreases of $182 million and $148 million, respectively. Refer to Note J of the Consolidated Financial Statements for further discussion of asbestos and environmental pollution exposures.

    In early 1993, CNA began a program of realigning its portfolio, which resulted in realizing gains in its investment portfolio that increased Casualty's statutory surplus. Casualty sold approximately $35.4 billion of fixed income and equity securities in 1993, realizing pretax net gains of $741.3 million. Of the securities sold, approximately $11.5 billion, $13.5 billion and $5.8 billion were from the U.S. Treasury, Government mortgage-backed and tax-exempt municipal bond portfolios, respectively. The $2.1 billion increase in short-term securities since December 31, 1992 has been invested primarily in U.S. Treasury bills and high grade commercial paper. In addition to reducing the impact that a rise in interest rates would have on the fixed income portfolio, the increase in taxable short-term securities and the decrease in tax-exempt investments will allow the Company to minimize additional alternative minimum tax credit carryforwards. Since the portfolio is extremely liquid, CNA has the flexibility to shift quickly into higher-yielding investments, as the economic environment warrants.

Life Operations
- ---------------

- -----------------------------------------------------------------------------------------------------------------------------
LIFE GROUP
YEAR ENDED DECEMBER 31                                                                       1993         1992         1991
(In millions of dollars)
- -----------------------------------------------------------------------------------------------------------------------------
OPERATING SUMMARY (EXCLUDING REALIZED INVESTMENT
  GAINS/LOSSES AND ACCOUNTING CHANGES):
Revenues:
 Premiums...........................................................................       $2,442.2     $2,437.7     $2,314.3
 Net investment income..............................................................          259.7        283.5        320.8
 Other..............................................................................           37.3         36.1         27.1
                                                                                            -------      -------      -------
                                                                                            2,739.2      2,757.3      2,662.2
Benefits and expenses...............................................................        2,672.8      2,678.7      2,572.4
                                                                                            -------      -------      -------
 Income before income tax...........................................................           66.4         78.6         89.8
Income tax expense..................................................................           22.9         26.6         29.4
                                                                                            -------      -------      -------
 Net operating income (excluding realized investment gains/losses)..................       $   43.5     $   52.0     $   60.4
=============================================================================================================================

                                        16

    Life insurance revenues, excluding realized net investment gains were down less than 1% from 1992 and up 2.9% from 1991. Life earned premiums for 1993 were about the same as the $2.438 billion earned in 1992 and up 5.5% from 1991. Life investment income declined due to the same reasons described for property/casualty operations. Short-term investments (excluding investments relating to loaned securities) for the life group increased from $846 million at December 31, 1992 to $1.2 billion at December 31, 1993.
    CNA's life insurance subsidiaries' net operating income excluding net realized investment gains was $43.5 million for 1993, compared to $52.0 million and $60.4 million for 1992 and 1991, respectively. Net realized investment gains for 1993 were $72.6 million, compared to $53.2 million for 1992 and a loss of $14.9 million for 1991.

    Pretax operating income, excluding net realized investment gains for the life insurance subsidiaries was $66.4 million for 1993 compared to $78.6 million and $89.8 million for 1992 and 1991, respectively.

FINANCIAL CONDITION:

    Assets totaled $41.9 billion at the end of 1993, an increase of 5.5% over 1992 and 7.0% over 1991. Included in the increase are $504 million of unrealized appreciation for the general account and $189 million for the Separate Accounts, due to reporting debt securities at fair value in accordance with SFAS 115, as discussed below, and $495 million in proceeds from financing activities. Stockholders' equity was $5.4 billion at December 31, 1993, compared to $4.8 billion and $5.1 billion at December 31, 1992 and 1991, respectively.

    In 1993, CNA adopted the following two new accounting standards which together increased CNA's assets, liabilities and stockholders' equity but did not impact income.

Investments in Debt and Equity Securities
- -----------------------------------------
    Effective December 31, 1993, CNA adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that investments in debt and equity securities classified as available for sale be carried at fair value. Previously, fixed income securities classified as available for sale were carried at the lower of aggregate amortized cost or market value. Unrealized holding gains and losses are reflected as a separate component of shareholders' equity net of deferred income taxes and participating policyholders' interest. The effect of adopting this Statement was to increase shareholders' equity by $319.6 million (net of $176.5 million in deferred income taxes and $8.3 million of participating policyholders' interest). The adoption of this Statement did not impact net income. In accordance with the Statement, prior period financial statements have not been restated. Separate Account assets invested in debt securities have also been classified as available for sale and are now carried at fair value. As a result, Separate Account investments were increased by $189 million with a corresponding increase to Separate Account liabilities.

Reinsurance Accounting
- ----------------------
    Effective January 1, 1993, CNA adopted SFAS 113, "Accounting and Reporting for Reinsurance of Short-duration and Long-duration Contracts." This Statement establishes the conditions required for a contract to be accounted for as reinsurance, prescribes accounting and reporting standards for those contracts, and requires that balances pertaining to reinsurance transactions be reported "gross" on the balance sheet rather than as reductions of reserves for claim and claim expense, policy benefits, or unearned premiums. At December 31, 1993, reinsurance recoverables on insurance claims and policy reserves of $2.5 billion and ceded unearned premiums of $167 million are reported as assets. Prior years' amounts were restated to conform to the classifications followed in 1993. As a result, assets and liabilities at December 31, 1992 were each increased by $3.1 billion.

    The provisions of SFAS 113 that pertain to risk transfer and recognition of revenues and costs did not impact CNA's income or stockholders' equity as all material reinsurance arrangements are prospective and provided for the transfer of risk.


    CNA's property/casualty insurance subsidiaries' statutory surplus grew from $2.7 billion five years ago to $3.9 billion in 1991. In 1992, property/casualty surplus declined to $3.1 billion, primarily due to $1.5 billion in asbestos reserve development and offsets resulting from the accounting changes discussed above. In 1993, property/casualty surplus rose to approximately $3.6 billion despite another $500 million increase in asbestos reserves. Statutory surplus of CNA's life insurance subsidiaries grew from $637 million at December 31, 1988 to over $1 billion at December 31, 1993.

- ----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION                                                    STATUTORY SURPLUS                 CONSOLIDATED
                                                                       -----------------     -------------------------------------
DECEMBER 31                                                            PROPERTY/               ASSETS    STOCKHOLDERS'  BOOK VALUE
(In millions of dollars, except per share data)                        CASUALTY     LIFE     (RESTATED)     EQUITY       PER SHARE
- ----------------------------------------------------------------------------------------------------------------------------------
1993...............................................................     $3,598    $1,022     $41,912        $5,381       $84.65
1992...............................................................      3,136     1,003      39,744         4,789        75.07
1991...............................................................      3,928       968      39,162         5,109        80.24
1990...............................................................      3,147       849      34,713         4,490        70.23
1989...............................................................      3,118       786      30,883         4,154        64.74
1988...............................................................      2,686       637      25,950         3,568        54.87
- ---------------------------------------------------------------------------------------------------------------------------------

    Included in the property/casualty surplus increases are capital contributions from CNA to Casualty of $475 million in 1993, $120 million in 1990, $200 million in 1989, and $100 million in 1988. Dividends of $150 million, $100 million, $130 million and $100 million were paid to CNA by Casualty in 1993, 1992, 1991 and 1989, respectively.

    Life statutory surplus includes capital contributions from Casualty to Continental Assurance Company of $100 million and $130 million, in 1990 and 1989, respectively.

INVESTMENTS:

    The following table summarizes CNA's general account investments with debt securities shown at amortized cost for each of the last five years. Total investments, with debt securities at market value, are shown as the last line in the table.

- --------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF INVESTMENTS-
GENERAL ACCOUNT
DECEMBER 31                                            1993      %    1992       %   1991      %    1990       %   1989       %
(In millions of dollars)
- --------------------------------------------------------------------------------------------------------------------------------
Investments:
 Fixed maturities (at amortized cost)
   Bonds:
     Tax exempt.....................................  $ 4,725   19   $ 9,502    42  $ 8,998    41  $ 7,985    44  $10,123    61
     Taxable........................................   11,933   48     7,286    32    9,674    44    6,885    38    3,006    18
   Redeemable preferred stocks......................      445    2       568     3      103     1      157     1      111     1
 Equity securities:
  Common stocks.....................................      508    2       348     2      230     1      440     2      411     3
  Non-redeemable preferred stocks...................        -    -         9     -       11     -        9     -       36     -
 Mortgage loans.....................................       58    -        85     -      113     1      136     1      155     1
 Policy loans.......................................      174    1       179     1      181     1      185     1      193     1
 Short-term investments.............................    6,944   28     4,444    20    2,511    11    2,405    13    2,526    15
 Real estate and other invested assets..............       72    -        57     -       65     -       33     -       44     -
- --------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS                                           $24,859 100%   $22,478* 100%  $21,886*  100% $18,235*  100%  $16,605* 100%
================================================================================================================================
INVESTMENTS AT MARKET VALUE                           $25,363*       $23,324        $22,816        $18,466         $17,053
================================================================================================================================

*Reported in the Consolidated Balance Sheet and/or Financial Highlights

    CNA's general account investment portfolio is managed to maximize after-tax investment return, while minimizing credit risks with investments concentrated in high quality securities to support its insurance underwriting operations.

    CNA has the capacity to hold its fixed income portfolio to maturity. However, securities may be sold as part of CNA's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, or other similar factors. Accordingly, the fixed income securities are classified as available for sale.


    During 1993, consolidated investments increased $2.9 billion to $25.4 billion. This increase is primarily due to investment of operating cash flow and realized gains on sales of securities, $504 million of unrealized appreciation due to reporting debt securities at fair value, in accordance with SFAS 115, and $495 million in net proceeds from borrowings. The general account portfolio consists primarily of high quality marketable debt securities, 96% of which are rated as investment grade. At December 31, 1993, tax-exempt securities and short-term investments comprised approximately 19% and 28%, respectively, of the general account's total investment portfolio compared to 42% and 20%, respectively, at December 31, 1992.

    Historically, CNA has maintained short-term assets at a level that provided for liquidity to meet its short-term obligations, principally anticipated claim payout patterns. Throughout 1992 and 1993, the level of short-term investments has increased beyond that needed for short-term liquidity. Though expected to result in a decline in investment income in the near term, management believes that the increased concentration in short-term investments will reduce the impact that a rise in interest rates would have on its fixed income portfolio. At December 31, 1993, the major components of the short-term investment portfolio were approximately $1.2 billion of U.S. Treasury bills and $4.5 billion of high-grade commercial paper.

    As of December 31, 1993, in accordance with SFAS 115, CNA's general account investments in bonds and redeemable preferred stocks were carried at a fair value of $17.6 billion. In both 1992 and 1991, these securities were carried at the lower of aggregate amortized cost or market value which amounted to $17.4 billion and $18.8 billion, respectively. This compares to fair values of $18.2 billion and $19.7 billion on these respective dates.
At December 31, 1993, net unrealized gains on fixed income securities amounted to approximately $504 million. This is after realizing $741 million in capital gains from the bond portfolio during 1993. This compares to $846 million and $931 million of net unrealized gains at December 31, 1992 and 1991, respectively. The gross unrealized gains and losses for the fixed income securities portfolio at December 31, 1993 were $564 million and $60 million, respectively, compared to $931 million and $85 million, respectively, at December 31, 1992.

    Net unrealized gains on general account bonds at December 31, 1993 include net unrealized gains on high yield securities of $15 million, compared to $44 million at December 31, 1992. High yield securities are bonds rated as below investment grade by bond rating agencies, plus private placements and other unrated securities which, in the opinion of management, are below investment grade. Carrying values of high yield securities in the general account were $727 million (fair value) at December 31, 1993, compared to $704 million (amortized cost) at December 31, 1992.

    At December 31, 1993, total Separate Account investments amounted to $6.5 billion with taxable debt securities representing approximately 96% of the Separate Account portfolio. Approximately 86% of Separate Account investments is used to fund guaranteed investment contracts (GIC's) for which Continental Assurance Company guarantees principal and a specified return to the contractholders. At December 31, 1993, all fixed income securities in the GIC portfolio were carried at fair value in accordance with SFAS 115 and amounted to $5.4 billion. In both 1992 and 1991, these securities were carried at the lower of aggregate amortized cost or market value which amounted to $5.8 billion and $5.4 billion, respectively. This compares to market values of $6.0 billion and $5.6 billion on those respective dates. At December 31, 1993, net unrealized gains on fixed income securities amounted to approximately $148 million. This compares to $158 million in net unrealized gains at December 31, 1992 and $203 million at December 31, 1991. The gross unrealized gains and losses for the fixed income securities portfolio at December 31, 1993 were $163 million and $15 million, respectively, compared to $184 million and $26 million, respectively, at December 31, 1992.

    At December 31, 1993, high yield securities in the GIC portfolio were carried at fair value and amounted to $1.068 billion. In 1992 and 1991, these securities were carried at the lower of aggregate amortized cost or market value which amounted to $779 million and $809 million, respectively. Net unrealized gains on high yield securities held in such Separate Accounts were $56 million at December 31, 1993, compared to $28 million at December 31, 1992 and unrealized losses of $14 million at December 31, 1991.

                                        19

    High yield securities generally involve a greater degree of risk than that of investment grade securities. Expected returns should, however, compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. As of December 31, 1993, CNA's concentration in high yield bonds including Separate Accounts was approximately 4.3% of total assets.

    Included in CNA's fixed income securities at December 31, 1993 (general and GIC portfolios) are $4.4 billion of asset-backed securities, consisting of approximately 47% in U.S. Government agency issued pass-through certificates, 47% in collateralized mortgage obligations ("CMO's"), and 6% in corporate asset-backed obligations. The majority of CMO's held are U.S. Government agency issues, which are actively traded in liquid markets and are priced monthly by broker-dealers. At December 31, 1993, the fair value of asset-backed securities exceeded amortized cost by approximately $87 million compared to $172 million for the comparable period a year ago. CNA limits the risks associated with interest rate fluctuations and prepayment by concentrating its CMO investments in early planned amortization classes with wide bands and relatively short principal repayment windows.

    Over the last few years, much concern has been raised regarding the quality of insurance company invested assets. At December 31, 1993, 52% of the general account's debt securities portfolio was invested in U.S. Government and affiliated securities, 25% in other AAA rated securities and 15% in AA and A rated securities. CNA's GIC fixed income portfolio is comprised of 30% U.S. Government and affiliated securities, 14% other AAA rated securities and 24% in AA and A rated securities. These ratings are primarily from Standard & Poor's (94% of the general account portfolio and 93% of the GIC portfolio). In addition, CNA's investment in mortgage loans and real estate is substantially below the industry average.

    The following table summarizes the General Account's unrealized net gains and losses from fixed income and equity securities for the last five years.

- --------------------------------------------------------------------------------------------------------------------------------
UNREALIZED APPRECIATION
FIXED INCOME AND EQUITY SECURITIES--GENERAL ACCOUNT
DECEMBER 31                                                                     1993      1992       1991       1990       1989
(In millions of dollars)
- --------------------------------------------------------------------------------------------------------------------------------
Bonds.......................................................................    $501      $842       $918       $246       $442
Redeemable preferred stocks.................................................       3         4         13        (15)         6
Equity securities...........................................................      76        46         33         23         29
- --------------------------------------------------------------------------------------------------------------------------------

    The following table summarizes investment results for each of the last five years, including investment income, realized gains/losses, recorded unrealized gains/losses primarily relating to equity securities and unrealized gains/losses relating to fixed income securities.

- --------------------------------------------------------------------------------------------------------------------------------
PRETAX INVESTMENT RESULTS--GENERAL ACCOUNT
YEAR ENDED DECEMBER 31                                                       1993      1992       1991       1990       1989
(In millions of dollars)
- --------------------------------------------------------------------------------------------------------------------------------
Investment income.........................................................   $1,314    $1,509     $1,608     $1,510     $1,344
Realized gains (losses)*..................................................      803       355        443        (68)       200
Change in unrealized gains (losses) - equity securities and other*........       19        20         16        (20)        16
Change in unrealized gains (losses) - debt securities.....................     (350)*     (85)       700       (217)        81
- --------------------------------------------------------------------------------------------------------------------------------

*Net of participating policyholders' interest, pretax

LIQUIDITY AND CAPITAL RESOURCES:

    The liquidity requirements of CNA have been met primarily by funds generated from operations. The principal operating cash flow sources of CNA's property/casualty and life insurance subsidiaries are premiums and investment income. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

    For the year ended December 31, 1993, CNA's operating activities generated net cash flows of $1.3 billion compared to $1.0 billion in 1992 and $1.8 billion in 1991. The increase in cash flow, as compared with 1992, is due primarily to Federal income tax recoveries of $294 million offset by a decrease of approximately $96 million in investment income received. CNA believes that future liquidity needs will be met primarily from operations.
                                 20

    Additional sources of cash flow include sales and maturities of investments, and financing activities. CNA's debt position in relation to total capital is low which allowed the Company to take advantage of the current borrowing opportunities at favorable rates in the capital markets. As a result, on October 25, 1993, CNA filed a shelf registration statement with the Securities and Exchange Commission which made $900 million of debt securities available for issuance from time to time. In addition $100 million from a previous shelf registration remained available for issuance. In November 1993, CNA sold $250 million principal amount of 6.25% notes, due 2003, and $250 million principal amount of 7.25% debentures, due 2023, at an effective rate per annum of 6.4% and 7.3%, respectively. CNA contributed $475 million of the proceeds from this offering to the capital of Casualty. An additional $500 million of securities and/or preferred stock remain available for issuance under the shelf registration statement.

    Net cash flows are invested in marketable securities. Investment strategies employed by CNA's insurance subsidiaries consider the cash flow requirements of the insurance products sold, and the tax attributes of the various types of marketable investments.

ACCOUNTING STANDARDS:

Accounting for Post-employment Benefits
- ---------------------------------------
    In November 1992, the FASB issued SFAS 112, "Employers' Accounting for Post-employment Benefits." This Statement establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement (postretirement benefits). Post-employment benefits include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and counseling, and continuation of benefits such as health care benefits and life insurance coverage.

    The Statement requires employers to accrue the obligation to provide post-employment benefits if (1) the obligation is attributable to employees' service already rendered; (2) employees' rights to those benefits accumulate or vest; (3) payment of the benefits is probable; and (4) the amount of the benefits can be reasonably estimated.

    This Statement applies to financial statements for fiscal years beginning after December 15, 1993, with earlier application encouraged. This Statement will not have a significant impact on the Company.

Accounting by Creditors for Impairment of a Loan
- ------------------------------------------------
    In May 1993, the FASB issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities.

    The Statement requires that applicable loans be treated as impaired when it is probable that a creditor will be unable to collect all amounts (both principal and interest) contractually due. It requires that the impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Impairments may also be measured at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. In early 1994, the FASB began deliberating certain amendments to the Statement. This Statement applies to financial statements for fiscal years beginning after December 15, 1994. This Statement will not have a significant impact on CNA.

CNA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEET

- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                                          1993             1992
(In thousands of dollars)                                                                                           (RESTATED)
- -------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Investments--Note C:
  Fixed maturities available for sale (cost: $17,103,240 and market: $18,201,343)--Note B......   $17,607,635      $17,355,538
  Equity securities available for sale (cost: $432,738 and $310,536) ..........................       508,249          356,636
  Mortgage loans...............................................................................        57,641           84,708
  Real estate (less accumulated depreciation: $3,532 and $3,851)...............................         3,963            4,395
  Policy loans.................................................................................       174,006          178,611
  Other invested assets........................................................................        67,891           54,294
  Short-term investments--Note A...............................................................     6,943,976        4,444,166
                                                                                                   ----------       ----------
   TOTAL INVESTMENTS...........................................................................    25,363,361       22,478,348
 Cash..........................................................................................       129,631           84,120
 Insurance receivables:
  Reinsurance receivables--Note B..............................................................     2,951,664        3,249,849
  Other insurance receivables..................................................................     3,657,048        3,995,103
  Less allowance for doubtful accounts.........................................................      (117,324)        (110,420)
 Deferred acquisition costs....................................................................       985,383          900,106
 Accrued investment income.....................................................................       245,880          287,536
 Receivables for securities sold...............................................................       387,477          131,718
 Federal income taxes recoverable (includes $71,774 and $348,088 due from Loews)--Note H.......        78,512          347,299
 Deferred income taxes--Note H.................................................................     1,029,657        1,077,586
 Property and equipment at cost (less accumulated depreciation: $219,417 and $221,551).........       221,507          177,032
 Prepaid reinsurance premiums..................................................................       167,292          152,263
 Other assets..................................................................................       271,639          138,014
 Separate Account business.....................................................................     6,540,557        6,835,342
- -------------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                                   $41,912,284      $39,743,896
===============================================================================================================================

CNA FINANCIAL CORPORATION

- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                                          1993             1992
(In thousands of dollars)                                                                                           (RESTATED)
- -------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Insurance reserves:
  Claim and claim expense......................................................................   $21,670,202      $20,733,438
  Future policy benefits.......................................................................     2,753,591        2,520,596
  Unearned premiums............................................................................     2,556,015        2,425,105
  Policyholders' funds................................. .......................................       478,616          538,303
 Participating policyholders' equity...........................................................       141,501          158,378
 Securities sold under repurchase agreements...................................................       613,250          510,862
 Payables for securities purchased.............................................................        40,070           99,870
 Short-term debt--Note D.......................................................................         2,000            2,000
 Long-term debt--Note D........................................................................       913,279          412,961
 Other liabilities.............................................................................       822,126          717,844
 Separate Account business.....................................................................     6,540,557        6,835,342
                                                                                                   ----------       ----------
   TOTAL LIABILITIES...........................................................................    36,531,207       34,954,699
                                                                                                   ==========       ==========
Commitments and contingent liabilities--Notes G, J and K
Stockholders' equity--Note E:
 Common stock ($2.50 par value; Authorized - 200,000,000 shares;
 Issued - 61,841,969 shares)...................................................................       154,605          154,605
 Preferred stock...............................................................................       150,000          150,000
 Additional paid-in capital....................................................................       434,692          434,692
 Retained earnings.............................................................................     4,284,293        4,020,743
 Net unrealized investment gains--Note C.......................................................       360,003           31,673
 Treasury stock, at cost.......................................................................        (2,516)          (2,516)
                                                                                                   ----------       ----------
   TOTAL STOCKHOLDERS' EQUITY..................................................................     5,381,077        4,789,197
- -------------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $41,912,284      $39,743,896
===============================================================================================================================

             See accompanying Notes to Consolidated Financial Statements.


CNA FINANCIAL CORPORATION

STATEMENT OF CONSOLIDATED OPERATIONS

- -------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                    1993           1992           1991
(In thousands of dollars, except per share data)
- -------------------------------------------------------------------------------------------------------------------------------
Revenues:
 Premiums (net of premiums ceded of $548,151, $529,265 and $507,578)..............    $ 8,688,797    $ 8,767,971    $ 8,946,351
 Net investment income--Note C....................................................      1,314,310      1,508,759      1,607,809
 Realized investment gains--Note C................................................        816,134        366,840        463,393
 Other............................................................................        191,572        149,872        113,800
                                                                                       ----------     ----------     ----------
                                                                                       11,010,813     10,793,442     11,131,353
                                                                                       ----------     ----------     ----------
Benefits and expenses:
 Insurance claims and policyholders' benefits (net of reinsurance recoveries of
   $177,550, $570,208 and $473,161)...............................................      8,556,547      9,870,648      8,242,227
 Amortization of deferred acquisition costs.......................................      1,200,305      1,074,527      1,119,666
 Other operating expenses.........................................................      1,119,702      1,186,537      1,175,283
 Interest expense.................................................................         40,814         36,698         38,293
                                                                                       ----------     ----------     ----------
                                                                                       10,917,368     12,168,410     10,575,469
                                                                                       ----------     ----------     ----------
    Income (loss) before income tax...............................................         93,445     (1,374,968)       555,884
Income tax benefit--Note H........................................................        174,078        712,524         56,628
                                                                                       ----------     ----------     ----------
    Income (loss) before cumulative effect of accounting changes..................        267,523       (662,444)       612,512
Cumulative effect on prior years of accounting changes--Note B:
Income taxes......................................................................           -           133,000           -
 Postretirement benefits other than pensions (net of income tax benefit of $32,780)          -           (63,630)          -
 Discounting of certain workers' compensation and disability claim reserves
    (net of income tax expense of $135,218).......................................           -           262,522           -
- -------------------------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                                                 $   267,523    $  (330,552)   $   612,512
===============================================================================================================================
EARNINGS PER SHARE--NOTE B:
Income (loss) before cumulative effect of accounting changes                          $      4.26    $    (10.79)   $      9.80
Cumulative effect of accounting changes...........................................           -              5.37            -
- -------------------------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                                                 $      4.26    $     (5.42)   $      9.80
===============================================================================================================================

                 See accompanying Notes to Consolidated Financial Statements.


CNA FINANCIAL CORPORATION

STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                       NET
                                                                     ADDITIONAL                    UNREALIZED
                                PREFERRED     COMMON     TREASURY     PAID-IN       RETAINED       INVESTMENT
(In thousands of dollars)         STOCK        STOCK       STOCK      CAPITAL       EARNINGS      GAINS (LOSSES)       TOTAL
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1990...   $150,000     $154,605     $(2,776)    $434,952     $3,749,790       $  3,426        $4,489,997
Net income...................       -             -           -            -          612,512            -             612,512
Unrealized investment gains--
Note C.......................       -             -           -            -              -           12,802            12,802
Preferred stock dividends....       -             -           -            -           (6,760)           -              (6,760)
                                 -------      -------      ------      -------      ---------         ------         ---------
BALANCE, DECEMBER 31, 1991...    150,000      154,605      (2,776)     434,952      4,355,542         16,228         5,108,551
Net loss.....................       -             -           -            -         (330,552)           -            (330,552)
Unrealized investment gains--
Note C.......................       -             -           -            -              -           15,445            15,445
Preferred stock dividends....       -             -           -            -           (4,247)           -              (4,247)
Other........................       -             -           260         (260)           -              -                 -
                                 -------      -------      ------      -------      ---------         -------        ---------
BALANCE, DECEMBER 31, 1992...    150,000      154,605      (2,516)     434,692      4,020,743         31,673         4,789,197
Net income...................       -             -           -            -          267,523            -             267,523
Unrealized investment gains--
 Note C......................       -             -           -            -              -            8,769             8,769
Adjustment resulting from
  change in accounting for
  debt securities, net of
  income tax expense of
  $176,538 and participating
  policyholders' interest of
  $8,296--Note B.............       -             -           -            -              -          319,561           319,561
Preferred stock dividends....       -             -           -            -           (3,973)           -              (3,973)
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993      $150,000     $154,605     $(2,516)    $434,692     $4,284,293       $360,003        $5,381,077
==============================================================================================================================

                See accompanying Notes to Consolidated Financial Statements.


CNA FINANCIAL CORPORATION

STATEMENT OF CONSOLIDATED CASH FLOWS

- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                  1993           1992              1991
(In thousands of dollars)                                                                           (RESTATED)        (RESTATED)
- ---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...............................................................    $  267,523    $  (330,552)      $   612,512
                                                                                     ---------     ----------        ----------
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Cumulative effect of accounting changes........................................          -          (331,892)             -
 Pretax realized (gains) losses.................................................      (816,134)      (366,840)         (463,393)
 Participating policyholders' interest..........................................        (4,252)        (3,750)           11,267
 Amortization of bond discount..................................................       (88,047)      (126,738)         (123,296)
 Depreciation...................................................................        46,513         39,819            38,099
 Changes in:
  Reinsurance receivables.......................................................       298,185        457,892           213,036
  Other insurance receivables...................................................       344,959         68,302           191,253
  Prepaid reinsurance premiums..................................................       (15,029)          (388)           (3,863)
  Deferred acquisition costs....................................................       (85,277)       (27,181)          (20,378)
  Accrued investment income.....................................................        41,656        (25,865)            5,770
  Federal income taxes..........................................................       268,787       (387,595)          107,458
  Deferred income taxes.........................................................      (161,337)      (360,601)         (138,379)
  Insurance reserves............................................................     1,211,686      2,478,438         1,401,434
  Reinsurance payables..........................................................        30,546         36,533           (48,532)
  Other, net....................................................................       (67,644)      (107,190)          (12,147)
                                                                                     ---------     ----------        ----------
    TOTAL ADJUSTMENTS...........................................................     1,004,612      1,342,944         1,158,329
                                                                                     ---------     ----------        ----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...................................     1,272,135      1,012,392         1,770,841
                                                                                     ---------      ---------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of fixed maturities..................................................   (42,828,880)   (32,289,777)      (38,007,646)
 Proceeds from fixed maturities:
    Sales.......................................................................    41,216,861     32,762,585        32,039,457
    Maturities, calls and redemptions...........................................     2,347,707      1,414,987         2,633,222
 Purchases of equity securities.................................................      (758,869)      (485,837)         (289,348)
 Proceeds from sale of equity securities........................................       736,142        397,490           612,670
 Change in short-term investments...............................................    (2,485,567)    (1,942,162)         (105,599)
 Change in securities sold under repurchase agreements..........................       102,388       (889,373)        1,381,439
 Change in other investments....................................................         9,409         51,738           (12,365)
 Purchases of property and equipment............................................       (89,471)       (31,885)          (31,725)
 Other..........................................................................        (1,235)           933               491
                                                                                    ----------     ----------        ----------
    NET CASH USED IN INVESTING ACTIVITIES.......................................    (1,751,515)    (1,011,301)       (1,779,404)
                                                                                    ----------     ----------        ----------

/TABLE

CNA FINANCIAL CORPORATION

- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                  1993           1992              1991
(In thousands of dollars)                                                                           (RESTATED)        (RESTATED)
- ---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid to preferred shareholders.......................................        (4,018)        (4,733)           (7,628)
 Receipts for investment contracts credited to
   policyholder account balances................................................        47,481         47,293            45,204
 Return of policyholder account balances in investment contracts................       (18,185)       (18,476)          (11,581)
 Net decrease in short-term debt ...............................................           -          (23,442)         (399,429)
 Proceeds from issuance of long-term debt.......................................       500,660          1,517           397,461
 Principal payments on long-term debt...........................................        (1,047)          (862)             (851)
                                                                                    ----------     ----------        ----------
    NET CASH PROVIDED BY FINANCING ACTIVITIES...................................       524,891          1,297            23,176
                                                                                    ----------     ----------        ----------
    NET INCREASE IN CASH........................................................        45,511          2,388            14,613
                                                                                    ----------     ----------        ----------
Cash at beginning of year.......................................................        84,120         81,732            67,119
- -------------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                $   129,631    $    84,120       $    81,732
===============================================================================================================================
Supplemental disclosures of cash flow information:
 Cash received (paid):
  Interest expense.............................................................    $   (36,278)   $   (36,155)      $   (29,702)
  Federal income taxes.........................................................        293,605        (30,224)           19,114
===============================================================================================================================

               See accompanying Notes to Consolidated Financial Statements.


CNA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    Loews Corporation (Loews) owns 83% of the outstanding common stock of CNA Financial Corporation (CNA).

    The Consolidated Financial Statements include CNA and its principal operating groups which consist of property/casualty insurance subsidiaries (principally Continental Casualty Company) and life insurance subsidiaries (principally Continental Assurance Company).

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1993.

INSURANCE

    Premium revenue-Insurance premiums on property/casualty and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees which are recognized over the coverage period when assessed against the policyholders' account balances. Other life insurance premiums are recognized as revenue when due after deductions for ceded insurance.

    Claim and claim expense reserves-Claim and claim expense reserves, except reserves for structured settlements, workers' compensation lifetime claims, and accident and health disability claims, are based on (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of unreported losses based upon past experience, (c) estimates of assumed insurance, (d) estimates of future expenses to be incurred in settlement of claims, and (e) estimates of claim recoveries. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience.

    Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide periodic payments to claimants, which are fixed and determinable as to the amount and time of payment. Certain structured settlements are funded by annuities purchased from Continental Assurance Company. Related annuity obligations are carried in future policy benefits reserves. Obligations for structured settlements not funded by annuities are carried at discounted values which approximate the alternative cost of annuity purchases. Such reserves, discounted at interest rates ranging from 6.25% to 7.5%, totaled $748.9 million and $662.6 million at December 31, 1993 and 1992, respectively.

    Workers' compensation lifetime claims and accident and health disability claim reserves are discounted at interest rates ranging from 3 1/2% to 5 1/2% with mortality and morbidity assumptions reflecting current industry experience. Such discounted reserves totaled $969.8 million and $911.1 million at December 31, 1993 and 1992, respectively.

    Claim and claim expense reserves are based on estimates and the ultimate liability may vary significantly from such estimates. Any adjustments that are made to the reserves are reflected in operating income in the year such adjustments are made.

    Future policy benefits reserves-Reserves for traditional life insurance products are computed based upon net level premium methods using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 10 1/2% and mortality, morbidity and withdrawal assumptions reflect CNA and industry experience prevailing at the time of issue.
Renewal expense estimates include the estimated effects of inflation and expenses beyond the premium paying period.

                                        26

    Reinsurance-CNA assumes and cedes insurance with other insurers and reinsurers, and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, to provide greater diversification of risk and to minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property risks is on excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

    Deferred acquisition costs-Costs of acquiring insurance business which vary with and are primarily related to the production of such business are deferred. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Property/casualty acquisition costs are amortized ratably over the period the related premiums are recognized. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs. Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on ordinary life business are amortized over the assumed premium paying periods. Universal life and investment annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted as appropriate. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized gains or losses included in shareholders' equity.

    Valuation of investments-CNA believes it has the ability to hold all fixed income investments until maturity. However, securities may be sold to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, as part of the Company's asset/liability strategy, or for other similar factors. As a result, CNA considers its fixed maturity securities (bonds and redeemable preferred stocks) and equity securities as available-for-sale. At December 31, 1993, CNA adopted the provisions of Statement of Financial Accounting Standards
(SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, available-for-sale securities are carried at fair value. In prior years, fixed maturity securities were also considered as available-for-sale, but were carried at the lower of aggregate amortized cost or fair value, in accordance with guidance promulgated by the Securities and Exchange Commission. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income.

    Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost which approximates market value.

    Investment gains and losses-All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost of the specific securities sold. Unrealized investment gains and losses on fixed maturity and equity securities are reflected as part of stockholders' equity, net of applicable deferred income taxes and participating policyholders' interest. In prior years, fixed maturity securities were carried at amortized cost; thus, no net unrealized investment gains or losses were recorded. Investments with an other than temporary decline in value are written down to estimated realizable values resulting in losses that are included in realized investment gains and losses.

                                        27

    Securities sold under agreements to repurchase-CNA has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit cash and/or securities equal to 102% of the market value of the securities, plus interest. Cash deposits from these transactions have been invested in short-term investments (primarily commercial paper). CNA continues to receive the interest on the loaned debt securities, as beneficial owner and, accordingly, the loaned debt securities are included in fixed maturity securities.

    Restricted investments-On December 30, 1993, CNA deposited $986.8 million in an escrow account, pursuant to the Fibreboard Global Settlement Agreement, as discussed in Note J to the Consolidated Financial Statements. The funds are included in short-term investments and are invested in U.S. Treasury securities. The escrow account is the prefunding mechanism to the trust fund for future claimants.

    Participating business-Participating business represented 1.1%, 1.2% and 1.6% of gross life insurance in force and 1.1%, 1.2% and 1.4% of life insurance premium income for 1993, 1992 and 1991, respectively. Participating policyholders' equity is determined by allocating 90% of related net income or loss and unrealized investment gains or losses to such business, less dividends determined by the Board of Directors. In the accompanying Statement of Consolidated Operations, revenues and benefits and expenses include amounts related to participating policies; the net income or loss allocated to participating policyholders' equity is a component of insurance claims and policyholders' benefits.

    Separate Account business-Continental Assurance Company issues certain investment and annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying Consolidated Balance Sheet as assets and liabilities of Separate Account business. Continental Assurance Company guarantees principal and a specified return to the contractholders of approximately 86% of the Separate Account business. Substantially all assets of the Separate Accounts are carried at fair value. Separate Account liabilities are carried at the higher of contract value or the fair value of the underlying assets. Investment income, and gains and losses for the Separate Account accrue to the contractholders and are, therefore, not included in the Statement of Consolidated Operations or Cash Flows except for funding which may be required under the guarantees. Revenues to CNA from the Separate Account business consist principally of administration fees.

INCOME TAXES

    In 1993 and 1992, provision for income taxes includes deferred taxes resulting from temporary differences between the financial statement and tax bases of assets and liabilities, using the liability method as required by SFAS 109. Such temporary differences relate to insurance reserves (principally claim reserve discounting), net unrealized investment gains and deferred acquisition costs. In 1991, the provision for income taxes included deferred taxes based on the principles of Accounting Principles Board Opinion 11.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment principally on accelerated methods. The cost of maintenance and repairs is charged to income as incurred; major improvements are capitalized.

MANAGEMENT SERVICES

    CNA reimbursed Loews for management services, travel and similar expenses, and expenses of investment facilities and services provided to CNA, amounting to approximately $9,207,000, $7,641,000 and $6,800,000 in 1993, 1992 and 1991,
respectively.

                                        28
EARNINGS PER SHARE

    Earnings per share applicable to common stock are based on weighted average outstanding shares of common stock of 61,798,000, 61,794,000 and 61,793,000 in 1993, 1992 and 1991, respectively.

CNA FINANCIAL CORPORATION

NOTE B. CHANGES IN ACCOUNTING PRINCIPLES:

1993 ACCOUNTING CHANGES

Investments in Debt and Equity Securities

    Effective December 31, 1993, CNA adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that investments in debt and equity securities classified as available for sale be carried at fair value. Previously, fixed income securities classified as available for sale were carried at the lower of aggregate amortized cost or market value. Unrealized holding gains and losses are reflected as a separate component of shareholders' equity, net of deferred income taxes and participating policyholders' interest. The effect of adopting this Statement was to increase shareholders' equity by $319.6 million (net of $176.5 million in deferred income taxes and $8.3 million of participating policyholders' interest). The adoption of this Statement did not impact net income. In accordance with the Statement, prior period financial statements have not been restated. Separate Account assets invested in debt securities have also been classified as available for sale and are now carried at fair value. As a result, Separate Account investments were increased by $189 million with a corresponding increase to Separate Account liabilities.

Reinsurance Accounting

    Effective January 1, 1993, CNA adopted SFAS 113, "Accounting and Reporting for Reinsurance of Short-duration and Long-duration Contracts." This Statement establishes the conditions required for a contract to be accounted for as reinsurance, prescribes accounting and reporting standards for those contracts, and requires that balances pertaining to reinsurance transactions be reported "gross" on the balance sheet rather than as reductions of reserves for claim and claim expense, policy benefits, or unearned premiums. At December 31, 1993, reinsurance recoverables on insurance claims and policy reserves of $2.5 billion and ceded unearned premiums of $167 million are reported as assets. Prior years' amounts were restated to conform to the classifications followed in 1993. As a result, assets and liabilities at December 31, 1992 were each increased by $3.1 billion.

    The provisions of SFAS 113 that pertain to risk transfer and recognition of revenues and costs did not impact CNA's income or stockholders' equity as all material reinsurance arrangements are prospective and provided for the transfer of risk.

1992 ACCOUNTING CHANGES

    In 1992, CNA adopted SFAS 109, "Accounting for Income Taxes," which provides a balance sheet approach in determining income tax expense and SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which resulted in significant changes in accounting for postretirement benefits. In addition, CNA changed its accounting practice of reporting ultimate reserves for fixed and determinable claim reserves related to workers' compensation lifetime claims, and accident and health disability claims to discounting such reserves consistent with accounting practices on other similar fixed and determinable claims.

                                        29

    CNA has restated its quarterly financial statements for 1992 to reflect these changes. The cumulative effect as of January 1, 1992 of adopting these accounting changes is as follows:

- -----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                                  1992           PER SHARE
(In thousands of dollars, except per share data)
- -----------------------------------------------------------------------------------------------------------------------------------
Accounting for income taxes......................................................................    $ 133,000         $   2.15
Postretirement benefits other than pensions (net of income tax
 benefit of $32,780).............................................................................      (63,630)           (1.03)
Discounting of certain workers' compensation and disability claim
  reserves (net of income tax expense of $135,218)...............................................      262,522             4.25
                                                                                                      ---------         -------
                                                                                                     $ 331,892         $   5.37
                                                                                                      ========          =======
- -----------------------------------------------------------------------------------------------------------------------------------
    Pro forma amounts, assuming the 1992 changes in accounting for discounting certain workers' compensation and disability claim reserves were applied retrospectively, follow:
- -----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                                  1992             1991
(In thousands of dollars, except per share data)
- -----------------------------------------------------------------------------------------------------------------------------------
AS REPORTED IN THE STATEMENT OF CONSOLIDATED OPERATIONS:
Income (loss) before cumulative effect
 of accounting changes...........................................................................    $(662,444)        $612,512
Earnings per share...............................................................................       (10.79)            9.80
Net income (loss)................................................................................     (330,552)         612,512
Earnings per share...............................................................................        (5.42)            9.80

PRO FORMA RESULTS:
Income (loss) before cumulative effect
 of accounting changes...........................................................................    $(662,444)        $657,550
Earnings per share...............................................................................       (10.79)           10.53
Net income (loss)................................................................................     (593,074)         657,550
Earnings per share...............................................................................        (9.67)           10.53
- -----------------------------------------------------------------------------------------------------------------------------------

CNA FINANCIAL CORPORATION

NOTE C. INVESTMENTS:

- -----------------------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME
YEAR ENDED DECEMBER 31                                                                         1993          1992          1991
(In thousands of dollars)
- -----------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
 Bonds:
  Tax exempt...........................................................................     $  504,896    $  728,031    $  638,110
  Taxable..............................................................................        531,873       591,514       789,107
 Redeemable preferred stocks...........................................................         21,231        11,207        13,734
Equity securities......................................................................          7,648        14,513        15,679
Mortgage loans.........................................................................          5,349         8,024         9,349
Real estate............................................................................          1,092         1,714         1,934
Policy loans...........................................................................         10,013        10,035         9,968
Short-term investments.................................................................        245,230       141,028       123,404
Security repurchase transactions--income...............................................          6,249        18,627        44,373
Other..................................................................................         10,849        19,618        17,579
                                                                                             ---------     ---------     ---------
                                                                                             1,344,430     1,544,311     1,663,237
Investment expense.....................................................................        (24,789)      (22,439)      (20,233)
Security repurchase transactions--expenses and fees....................................         (5,331)      (13,113)      (35,195)
- -----------------------------------------------------------------------------------------------------------------------------------
   Net investment income                                                                    $1,314,310    $1,508,759    $1,607,809
===================================================================================================================================

- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF INVESTMENT GAINS (LOSSES)
YEAR ENDED DECEMBER 31                                                                         1993           1992          1991
(In thousands of dollars)
- ------------------------------------------------------------------------------------------------------------------------------------
Realized investment gains (losses):
 Fixed maturities......................................................................     $  740,760    $  292,627    $  440,771
 Equity securities.....................................................................         82,521        28,908        72,880
 Real estate...........................................................................            588         2,944           120
 Guaranteed separate accounts..........................................................            -          35,496       (39,675)
 Other.................................................................................         (7,735)        6,865       (10,703)
                                                                                             ---------     ---------     ---------
                                                                                               816,134       366,840       463,393
Allocated to participating policyholders...............................................        (13,142)      (12,140)      (20,055)
Income tax expense.....................................................................       (283,813)     (119,381)     (158,166)
                                                                                             ---------     ---------     ---------
   Net realized investment gains.......................................................        519,179       235,319       285,172
                                                                                             ---------     ---------     ---------
Change in unrealized investment gains (losses):
 Equity securities.....................................................................         29,411        13,465         9,959
 Guaranteed separate accounts..........................................................           -            5,814         4,735
 Other.................................................................................        (10,443)           23          (144)
                                                                                             ---------     ---------     ---------
                                                                                                18,968        19,302        14,550
Allocated to participating policyholders..............................................             (12)          736         1,674
Income tax expense....................................................................         (10,187)       (4,593)       (3,422)
                                                                                             ---------     ---------     ---------
  Change in net unrealized investment gains...........................................           8,769        15,445        12,802
                                                                                             ---------     ---------     ---------
  Change in accounting for adoption of SFAS 115-Note B................................         319,561          -             -
- -----------------------------------------------------------------------------------------------------------------------------------
   Net realized and unrealized investment gains                                             $  847,509    $  250,764    $  297,974
===================================================================================================================================
- -----------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NET UNREALIZED INVESTMENT GAINS
 INCLUDED IN STOCKHOLDERS' EQUITY
DECEMBER 31                                                         1993                                     1992
                                                     -----------------------------------       ------------------------------------
(In thousands of dollars)                              GAINS       LOSSES         NET           GAINS       LOSSES        NET
- -----------------------------------------------------------------------------------------------------------------------------------
Fixed maturities................................     $564,698     $(60,303)    $504,395        $  -        $   -         $  -
Equity securities...............................       84,861       (9,350)      75,511         58,628      (12,528)      46,100
Other...........................................        2,112      (13,308)     (11,196)           991       (1,744)        (753)
                                                      -------      -------      -------         ------      -------      -------
                                                     $651,671     $(82,961)     568,710        $59,619     $(14,272)      45,347
                                                      =======      =======                      ======      =======
Allocated to participating policyholders........                                 (6,381)                                   1,927
Deferred income taxes...........................                               (202,326)                                 (15,601)
- -----------------------------------------------------------------------------------------------------------------------------------
   Net unrealized investment gains                                             $360,003                                  $31,673
===================================================================================================================================


    Proceeds from sales of investments in fixed income securities during 1993 and 1992 were $41.2 billion and $32.8 billion, respectively, of which $19.4 billion and $25.9 billion, respectively were sales of U.S. Treasury securities. Realized investment gains of $833.5 million and $421.1 million and realized losses of $92.7 million and $128.5 million were recognized on sales of fixed income securities in the years ended December 31, 1993 and 1992, respectively. 1993 realized investment gains and losses for equity securities were $103.3 million and $20.8 million, respectively.

- -----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INVESTMENTS IN FIXED MATURITIES
 AND EQUITY SECURITIES AVAILABLE FOR SALE                                  AMORTIZED       UNREALIZED     UNREALIZED       MARKET
(In thousands of dollars)                                                    COST             GAINS         LOSSES          VALUE
- -----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993
United States Treasury securities and obligations of
 government agencies....,............................................      $ 6,482,814       $ 80,070       $ 8,405     $ 6,554,479
Asset-backed securities..............................................        2,514,596         42,073         9,373       2,547,296
States, municipalities and political subdivisions tax exempt.........        4,725,384        316,717        27,260       5,014,841
Corporate securities.................................................        1,765,811         48,203        12,413       1,801,601
Other debt securities................................................        1,170,030         73,457         2,053       1,241,434
Redeemable preferred stocks .........................................          444,605          4,178           799         447,984
                                                                            ----------        -------        ------      ----------
  Total fixed maturities.............................................       17,103,240        564,698        60,303      17,607,635
Equity securities....................................................          432,738         84,861         9,350         508,249
- -----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                    $17,535,978       $649,559       $69,653     $18,115,884
===================================================================================================================================
DECEMBER 31, 1992
United States Treasury securities and obligations of
 government agencies.................................................      $ 2,878,835       $ 28,639       $ 7,428     $ 2,900,046
Asset-backed securities..............................................        2,132,976         94,942        14,054       2,213,864
States, municipalities and political subdivisions tax exempt..,......        9,501,741        712,962        52,276      10,162,427
Corporate securities.................................................        1,092,396         47,799         8,420       1,131,775
Other debt securities................................................        1,182,034         42,121         2,295       1,221,860
Redeemable preferred stocks..........................................          567,556          4,427           612         571,371
                                                                            ----------        -------        ------      ----------
  Total fixed maturities.............................................       17,355,538        930,890        85,085      18,201,343
Equity securities....................................................          310,536         58,628        12,528         356,636
- -----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                    $17,666,074       $989,518       $97,613     $18,557,979
===================================================================================================================================

    The amortized cost and market value of fixed maturities at December 31, 1993 and 1992 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.

- -----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                          1993                          1992
                                                                           --------------------------    --------------------------
                                                                            AMORTIZED        MARKET       AMORTIZED        MARKET
(In thousands of dollars)                                                     COST            VALUE         COST            VALUE
- -----------------------------------------------------------------------------------------------------------------------------------
Due in one year or less.................................................   $   687,704    $   702,683    $   815,722    $   825,464
Due after one year through five years...................................     7,486,797      7,581,348      4,800,765      4,942,447
Due after five years through ten years .................................     1,445,365      1,486,226      2,200,811      2,292,244
Due after ten years.....................................................     4,968,778      5,290,082      7,405,264      7,927,324
Asset-backed securities not due at a single maturity date ..............     2,514,596      2,547,296      2,132,976      2,213,864
- -----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                    $17,103,240    $17,607,635    $17,355,538    $18,201,343
===================================================================================================================================

    The carrying value of investments (other than equity securities) that have not produced income for the last twelve months is $124.1 million at December 31, 1993.

CNA FINANCIAL CORPORATION

NOTE D. DEBT:

- -----------------------------------------------------------------------------------------------------------------------------------
LONG AND SHORT-TERM DEBT
DECEMBER 31                                                                                           1993              1992
(In thousands of dollars)
- -----------------------------------------------------------------------------------------------------------------------------------
Long-term debt:
 8 5/8% Senior Notes, due March 1, 1996.......................................................      $249,003          $248,601
 8 7/8% Senior Notes, due March 1, 1998.......................................................       148,540           148,264
 6 1/4% Senior Notes, due November 15, 2003...................................................       247,932              -
 7 1/4% Debenture, due November 15, 2023......................................................       247,028              -
 Other debt, due 1994 through 2019:
  Fixed interest rates 1.0% to 9.98%..........................................................         4,741             3,394
  Variable interest rates 2.45% to 7.5%.......................................................        16,035            12,702
                                                                                                     -------           -------
   Total long-term debt.......................................................................       913,279           412,961
                                                                                                     -------           -------
Short-term debt...............................................................................         2,000             2,000
- -----------------------------------------------------------------------------------------------------------------------------------
   Total debt                                                                                       $915,279          $414,961
===================================================================================================================================

    In October 1993, the Company filed a shelf registration statement with the Securities and Exchange Commission which made $900 million of debt securities available for issuance from time to time. In addition, $100 million from a previous shelf registration remained available for issuance.

    In November 1993, CNA sold $250 million principal amount of 6.25% notes due 2003 and $250 million principal amount of 7.25% debentures due 2023 at effective rates per annum of 6.4% and 7.3%, respectively. CNA contributed $475 million of the proceeds from this offering to the capital of Casualty. An additional $500 million of securities and/or preferred stock remains available for issuance under the shelf registration statement.

    Aggregate maturities of long-term debt for 1994 through 1998 are $1,699,000; $1,443,000; $251,363,000; $1,117,000 and $150,780,000,
respectively.



CNA FINANCIAL CORPORATION

NOTE E. STOCKHOLDERS' EQUITY:

- -----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF CAPITAL STOCK                                                                                       NUMBER OF SHARES
DECEMBER 31                                                                                                 1993            1992
- -----------------------------------------------------------------------------------------------------------------------------------
Preferred stock, without par value-voting stock:
 Authorized........................................................................................      12,500,000      12,500,000
Money market cumulative preferred stock, without par value-non-voting:
 Issued and outstanding:
   Series E (stated value $100,000 per share)......................................................             750             750
   Series F (stated value $100,000 per share)......................................................             750             750
Common stock with par value of $2.50-voting stock:
 Authorized........................................................................................     200,000,000     200,000,000
 Issued............................................................................................      61,841,969      61,841,969
 Outstanding.......................................................................................      61,797,856      61,797,856
 Treasury stock....................................................................................          44,113          44,113
- -----------------------------------------------------------------------------------------------------------------------------------

    The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The preferred stock is non-voting and is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends.

    CNA's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its affiliates. The payment of dividends to CNA by its insurance affiliates without prior approval of the Illinois Insurance Department is limited to formula amounts. As of December 31, 1993, approximately $360 million was not subject to prior Insurance Department approval.

    Statutory capital and surplus and net income (loss), determined in accordance with accounting practices prescribed or permitted by the Illinois Insurance Department, for property/casualty and life insurance subsidiaries are as follows:

- -----------------------------------------------------------------------------------------------------------------------------------
                                                       STATUTORY CAPITAL
                                                           AND SURPLUS                        STATUTORY NET INCOME (LOSS)
                                                  ----------------------------        ---------------------------------------------
(In thousands of dollars)                             1993              1992            1993               1992             1991
- -----------------------------------------------------------------------------------------------------------------------------------
Property/Casualty Insurance Subsidiaries.......   $3,598,415        $3,135,847        $120,710        $(1,043,050)        $716,950
Life Insurance Subsidiaries....................    1,021,970         1,002,985              99             11,831          113,288
- -----------------------------------------------------------------------------------------------------------------------------------


CNA FINANCIAL CORPORATION

NOTE F. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards (SFAS) 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Accordingly, the estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that CNA could realize in a current market exchange. SFAS 107 excludes certain financial instruments and all nonfinancial instruments such as real estate and insurance reserves from fair value disclosure. Thus, the aggregate fair value amounts cannot be aggregated to determine the underlying economic value of CNA.

    The carrying amounts and estimated fair values of CNA's financial instruments are listed below:

- -----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                   1993                              1992
                                                                    ------------------------------   ------------------------------
                                                                       CARRYING        ESTIMATED       CARRYING        ESTIMATED
(In thousands of dollars)                                               AMOUNT         FAIR VALUE       AMOUNT         FAIR VALUE
- -----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Investments:
 Fixed maturities available for sale--Note C........................ $17,607,635     $17,607,635     $17,355,538     $18,201,343
 Equity securities available for sale--Note C.......................     508,249         508,249         356,636         356,636
 Mortgage loans.....................................................      57,641          60,739          84,708          86,627
 Policy loans.......................................................     174,006         163,566         178,611         167,894
 Other invested assets..............................................      67,891          70,664          54,294          54,901
Separate Account assets:
 Fixed maturities available for sale................................   6,234,964       6,234,964       6,507,127       6,693,943
 Equity securities available for sale...............................     145,663         145,663         112,511         112,594
 Other..............................................................     159,930         168,570         215,704         215,727
FINANCIAL LIABILITIES
Premium deposits and annuity contracts..............................     544,669         534,948         519,758         511,027
Options written and interest rate swaps.............................      15,543          15,543          11,289           9,674
Long-term debt......................................................     913,279         940,224         412,961         445,699
Financial guarantee liabilities.....................................     352,535         350,253         248,439         234,774
Separate Account liabilities:
 Guaranteed investment contracts ...................................   4,875,440       5,178,817       5,531,806       5,782,639
 Deferred annuities.................................................      66,458          81,433          64,284          78,600
 Variable separate accounts.........................................     222,780         222,780         148,970         148,970
 Other..............................................................     887,440         887,440         685,390         685,390
Off-Balance-Sheet Financial Instruments--Note G
- -----------------------------------------------------------------------------------------------------------------------------------

    The following methods and assumptions were used by CNA in estimating its fair value disclosures for financial instruments:

        The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, receivables, accrued investment income, receivables for securities sold, securities sold under repurchase agreements, payables for securities purchased, short-term debt, and certain other assets and other liabilities. As such, these financial instruments are not shown in the above table.

        Fixed maturity securities, equity securities, options written, and interest rate swaps are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.

        The fair values for mortgage loans and policy loans are estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

                                        35

        Other invested assets and other Separate Account assets consist of investments in limited partnerships, short-term securities and various miscellaneous assets. Valuation techniques to determine fair value consist of discounted cash flows and quoted market prices of a) the investments, b) comparable instruments and c) underlying assets of the investments. The fair value of certain assets contained above approximates their carrying value.

        Premium deposits and annuity contracts are valued based on cash surrender values and the outstanding fund balances.

        CNA's Senior Notes and Debenture, which represent the majority of CNA's long-term debt, are valued based on quoted market prices. The fair value for other long-term debt is estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

        The fair value of the liability for financial guarantee contracts is based on discounted cash flows utilizing interest rates currently being offered for similar contracts and spot interest rates.

        Guaranteed investment contracts and deferred annuities of the separate accounts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The fair values of the liabilities for variable separate accounts are based on the quoted market values of the underlying assets of each variable separate account. The fair value of other separate account liabilities approximates carrying value.

CNA FINANCIAL CORPORATION

NOTE G. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

    CNA occasionally utilizes financial instruments with off-balance-sheet risk to increase investment returns. Financial instruments used for such purposes include put and call options, swap agreements and commitments to purchase securities. The notional or contractual amounts of these instruments are indications of the volume of transactions and do not represent market risk or credit risk. The market values associated with these instruments are generally affected by changes in interest rates. The credit exposure associated with these instruments is generally limited to the positive unrealized market value of the instruments and will vary based on changes in market prices. The risk of default depends on the creditworthiness of the counterparty to the instrument. The Company does not require collateral or other security to support the financial instruments.

    A summary of the aggregate notional or contractual amounts and estimated fair values of these instruments at December 31, 1993 and 1992 is presented below. The estimated fair values are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.

- -----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                        1993                           1992
                                                                        ---------------------------    ----------------------------
                                                                                        FAIR VALUE                      FAIR VALUE
                                                                         CONTRACTUAL/      ASSET        CONTRACTUAL/       ASSET
(In thousands of dollars)                                               NOTIONAL VALUE  (LIABILITY)    NOTIONAL VALUE   (LIABILITY)
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps..................................................   $  75,000         $(8,005)      $  325,000       $(3,435)
Commitments to purchase government and municipal securities..........     211,000             137          299,500         3,071
Options written on:
Intermediate term United States Treasury securities..................        -               -           1,000,000        (6,239)
Debt and equity securities...........................................       4,050          (7,538)            -             -
- -----------------------------------------------------------------------------------------------------------------------------------


CNA FINANCIAL CORPORATION

NOTE H. INCOME TAXES:

    CNA and its eligible subsidiaries (CNA Tax Group) are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that, for each taxable year, CNA will (i) be paid by Loews the amount, if any, by which Loews' consolidated Federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in Loew's consolidated Federal income tax return, or (ii) pay to Loews an amount, if any, equal to the Federal income tax which would have been payable by the CNA Tax Group filing a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. This agreement between Loews and CNA may be cancelled by either party upon thirty days' written notice.

    In 1993 and 1992, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews results in a reduced Federal income tax liability for Loews. In 1991, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews increased the Federal income tax liability for Loews. Accordingly, CNA will receive, or has received, from Loews approximately $17 million for 1993 and $350 million for 1992. CNA paid Loews $82 million for 1991.

    Effective January 1, 1992, CNA changed its method of accounting for income taxes from the deferred method, as specified by Accounting Principles Board Opinion (APB) 11, to the liability method required by the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) 109. As permitted under SFAS 109, prior years' financial statements have not been restated.

    The cumulative effect of adopting SFAS 109, as of January 1, 1992, increased net income by $133 million due primarily to recognizing the remaining fresh start tax benefit which resulted from discounting the January 1, 1987 property/casualty loss reserves under the Tax Reform Act of 1986 (the
Act). Under the Act, this reduction in reserves, previously deducted for tax purposes, does not give rise to taxable income.

    Under SFAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of CNA's deferred tax assets and liabilities, as of December 31, 1993, 1992 and as of January 1, 1992, are shown in the table below. The amounts shown for January 1, 1992 represent beginning balances upon adopting SFAS 109 and are shown for comparative purposes only. Amounts will not agree to the deferred income taxes shown in the Consolidated Balance Sheet as of December 31, 1991.

- -----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES                                        DECEMBER 31     DECEMBER 31     JANUARY 1
(In thousands of dollars)                                                                   1993            1992           1992
- -----------------------------------------------------------------------------------------------------------------------------------
Insurance reserves:
 Property/casualty claim reserve discounting.....................................        $  990,206      $  861,323      $714,320
 Unearned premium reserves.......................................................           125,560         147,874       134,239
 Life reserve differences........................................................           144,078         140,120       108,535
 Other insurance reserves........................................................           (12,126)          4,747        15,111
Deferred acquisition costs.......................................................          (310,228)       (280,902)     (282,073)
Alternative minimum tax credit carryforward......................................           165,200         151,000          -
Investment valuation differences.................................................           101,775          44,150        28,745
Postretirement benefits other than pensions......................................            40,452          36,364        32,780
Unrealized gains.................................................................          (202,786)        (15,601)      (11,008)
Other, net.......................................................................           (12,474)        (11,489)      (22,158)
- ----------------------------------------------------------------------------------------------------------------------------------
   Net deferred tax assets                                                               $1,029,657      $1,077,586      $718,491
==================================================================================================================================

    At December 31, 1993, gross deferred tax assets and liabilities amounted to $1,618.2 million and $588.5 million, respectively. Gross deferred tax assets and liabilities, at December 31, 1992, amounted to $1,408.4 million and $330.8 million, respectively.

                                        37

    The Loews/CNA Tax Group's election to designate its 1988 through 1991 tax payments as Special Estimated Tax Payments (SETP), as permitted under the Technical and Miscellaneous Revenue Act of 1988, should assure realization of a substantial portion of deferred tax assets arising from the discounting of property/casualty loss reserves. Further, the Loews/CNA Tax Group has a past history of profitability and anticipates future profitability, including realization of substantial available gains in its fixed income security portfolio.

    The 1986 Tax Reform Act requires companies to pay taxes equal to the greater of those calculated at the regular statutory rate (regular tax) or those calculated under the Alternative Minimum Tax (AMT). Under the Act, the excess of AMT over the regular tax may be recovered in future years if, and to the extent, the taxpayer pays regular taxes in those years in excess of AMT. Due to the substantial operating loss sustained in 1992, CNA was an AMT taxpayer. The excess of AMT over regular tax generated in 1992 was approximately $152 million. In 1993, CNA experienced additional operating losses; however, these losses were substantially offset by realization of available gains in its fixed income security portfolio. As of December 31, 1993, the cumulative excess of AMT over regular tax is approximately $165 million. CNA has prepared various analyses of future operating and tax scenarios, and has identified various steps that it will take to manage its tax position so as to recover the aforementioned $165 million. Based on these analyses, CNA has recorded the $165 million cumulative AMT credit as recoverable as it is "more likely than not" (as required by SFAS 109) that the benefit will be realized.

    Significant components of CNA's income tax provision are as follows:

- --------------------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAX BENEFIT (EXPENSE)                                                                             DEFERRED
                                                                                             LIABILITY METHOD           METHOD
                                                                                           ----------------------     ---------
YEAR ENDED DECEMBER 31                                                                       1993         1992          1991
(In thousands of dollars)
- --------------------------------------------------------------------------------------------------------------------------------
Current tax benefit (expense):
 On ordinary income/loss...............................................................    $355,520     $510,842      $111,541
 On realized investment gains/losses...................................................    (342,779)    (158,919)     (193,292)
                                                                                            -------      -------       -------
  Total current tax benefit (expense)..................................................      12,741      351,923       (81,751)
                                                                                            -------      -------       -------
Deferred tax benefit:
 On ordinary income/loss...............................................................     102,371      321,063       103,253
 On realized investment gains/losses...................................................      58,966       39,538        35,126
                                                                                            -------      -------       -------
  Total deferred tax benefit...........................................................     161,337      360,601       138,379
- --------------------------------------------------------------------------------------------------------------------------------
  Total income tax benefit                                                                 $174,078     $712,524      $ 56,628
================================================================================================================================
                                        38

    The sources of CNA's deferred income tax benefit (expense) for 1991 are as follows:
- --------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF DEFERRED TAX BENEFIT (EXPENSE)                                                                            DEFERRED
                                                                                                                         METHOD
                                                                                                                         -------
YEAR ENDED DECEMBER 31                                                                                                   1991
(In thousands of dollars)
- --------------------------------------------------------------------------------------------------------------------------------
Ordinary income/loss:
 Insurance reserves (principally claim reserve discounting)........................................................    $149,076
 Deferred acquisition costs........................................................................................       7,183
 Revision of prior years' liability................................................................................     (13,316)
 Allowance for doubtful accounts...................................................................................       6,800
 Alternative minimum tax credit carryforward (utilization).........................................................     (41,000)
 Amortization of bond discount.....................................................................................       1,330
 Other items, net..................................................................................................      (6,820)
                                                                                                                        -------
  Total deferred tax on ordinary income/loss.......................................................................     103,253
                                                                                                                        -------
Realized investment gain/losses:
 Amortization of bond discount.....................................................................................       1,853
 Investment write-downs............................................................................................      28,572
 Other items, net..................................................................................................       4,701
                                                                                                                        -------
  Total deferred tax on realized investment gains/losses...........................................................      35,126
- --------------------------------------------------------------------------------------------------------------------------------
  Deferred income tax benefit                                                                                          $138,379
================================================================================================================================

    A reconciliation of the expected income tax benefit (expense) resulting from the use of statutory tax rates to the effective income tax benefit (expense) follows:

- ------------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF EXPECTED AND EFFECTIVE TAXES                                                                           DEFERRED
                                                                                                  LIABILITY METHOD        METHOD
                                                                                                ------------------       --------
YEAR ENDED DECEMBER 31                                                                            1993        1992         1991
(In thousands of dollars)
- ------------------------------------------------------------------------------------------------------------------------------------
Expected tax benefit (expense) on ordinary income at statutory rates........................    $248,341    $588,087    $(38,266)
Exempt interest and dividends received deduction............................................     166,111     224,415     198,212
Effect of 1% change in tax rate on January 1 deferred tax balances..........................      28,262        -           -
Fresh start adjustments.....................................................................        -           -         39,780
Special deduction--salvage and subrogation..................................................      17,148      16,658      33,316
Revision of prior years' liability..........................................................        -          2,600     (13,316)
Foreign tax differences.....................................................................        (534)      1,476      (5,699)
State taxes.................................................................................      (1,003)     (4,115)     (2,624)
Other items, net............................................................................        (434)      2,784       3,391
                                                                                                 --------    -------     -------
  Income tax benefit on ordinary income.....................................................     457,891     831,905     214,794
                                                                                                 --------    -------     -------
Expected tax benefit (expense) on realized investment gains/losses
 at statutory rates........................................................................     (281,046)   (120,598)   (150,735)
Differences in tax bases of assets sold....................................................         -           -         (5,666)
Effect of 1% change in tax rate on January 1 deferred tax balances.........................        1,536        -           -
State income taxes.........................................................................       (3,085)     (2,276)       -
Other items, net...........................................................................       (1,218)      3,493      (1,765)
                                                                                                 --------    -------     -------
  Income tax benefit (expense) on realized investment gains/losses.........................     (283,813)   (119,381)   (158,166)
- ----------------------------------------------------------------------------------------------------------------------------------
  Income tax benefit                                                                            $174,078    $712,524    $ 56,628
===================================================================================================================================



CNA FINANCIAL CORPORATION

NOTE I. BENEFIT PLANS:

PENSION PLAN

    The CNA Employees' Retirement Plan is a noncontributory pension plan covering all full-time employees age 21 or over who have completed at least one year of service. Plan benefits are based on years of credited service and the employee's highest sixty consecutive months of compensation.
    CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. Plan assets are invested primarily in short-term investments and U.S. Government securities with the balance in common stocks and other fixed income securities.
    On January 1, 1991, a Plan amendment, prompted by the Tax Reform Act of 1986, raised the minimum pension benefit and reduced the social security offset. The amendment generated an unrecognized prior service cost of $23.5 million.

    The following table sets forth the plan's funded status and amounts recognized in CNA's Consolidated Financial Statements at December 31, 1993, 1992 and 1991.

- ---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                                      1993       1992         1991
(In thousands of dollars)
- ---------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated plan benefits:
 Vested..................................................................................      $386,127   $285,873     $226,671
 Nonvested...............................................................................        40,300     42,728       34,766
                                                                                                -------    -------      -------
  Accumulated benefit obligation.........................................................      $426,427   $328,601     $261,437
                                                                                                =======    =======      =======
Projected benefit obligation.............................................................      $591,712   $480,699     $419,071
Plan assets at fair value................................................................       458,917    411,972      358,706
                                                                                                -------    -------      -------
  Plan assets less than projected benefit obligation.....................................      (132,795)   (68,727)     (60,365)
Unrecognized net asset at January 1, 1986 being recognized over 12 years ................       (22,330)   (27,407)     (32,484)
Unrecognized prior service costs.........................................................        16,273     21,470       23,500
Unrecognized net loss....................................................................       155,955     80,998       64,660
                                                                                                -------    -------      -------
  Net pension asset (liability) recognized in the balance sheet..........................      $ 17,103   $  6,334     $ (4,689)
                                                                                                =======    =======      =======
Net periodic pension cost:
 Service cost--benefits attributed to employee
  service during the year ...............................................................      $ 25,947   $ 23,798     $ 20,414
 Interest cost on projected benefit obligation...........................................        39,078     35,963       31,797
 Actual return on plan assets............................................................       (25,107)   (30,483)     (49,987)
 Net amortization and deferral...........................................................       (14,559)    (5,201)      22,482
- ---------------------------------------------------------------------------------------------------------------------------------
  Net periodic pension cost                                                                    $ 25,359   $ 24,077     $ 24,706
=================================================================================================================================

    Actuarial assumptions are set forth in the following table. The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year.

- ---------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
DECEMBER 31                                                                                 1993      1992      1991      1990
- ---------------------------------------------------------------------------------------------------------------------------------
Discount rate..........................................................................     7.25%     8.25%     8.50%     8.75%
Rate of increase in compensation levels................................................     4.50      5.25      5.75      6.00
Expected long-term rate of return on plan assets.......................................     7.50      9.00      9.25      9.25
- ---------------------------------------------------------------------------------------------------------------------------------

                                        40

    In addition, CNA maintains other unfunded supplemental benefit plans for officers and other key employees. Benefits provided under these plans are those that would otherwise have been payable under the qualified plans but for compensation and/or benefit restrictions imposed by the Internal Revenue Code.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    CNA provides certain health and dental care benefits for eligible retirees, ages 55 through 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons.

    Effective January 1, 1992, CNA adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The Company elected to immediately recognize the cumulative effect of the change in accounting for postretirement benefits of $96.4 million ($63.6 million, net of income tax benefit) which represents the accumulated postretirement benefit obligation existing at January 1, 1992. The effect of this change on 1992 operating results, after recording the cumulative effect for years prior to 1992, was to increase annual expenses for postretirement benefits by $10.5 million to $14.3 million. Prior to 1992, the cost of providing health care and life insurance benefits to retired employees was recognized as expense primarily as claims were paid. These costs totaled approximately $3.8 million for 1991. CNA continues to fund benefit costs principally on a pay-as-you-go basis.

    The following table sets forth the amounts recognized in CNA's Consolidated Financial Statements at December 31, 1993 and 1992.

- ---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                                                  1993        1992
(In thousands of dollars)
- ---------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees..........................................................................................        $ 26,245    $ 22,599
 Fully eligible, active plan participants..........................................................          24,097      21,718
 Other active plan participants....................................................................          70,804      65,672
                                                                                                            -------     -------
  Total accumulated postretirement benefit obligation..............................................        $121,146    $109,989
Unrecognized net loss..............................................................................          (5,291)     (3,045)
                                                                                                            -------     -------
  Accrued postretirement benefit cost..............................................................        $115,855    $106,944
                                                                                                            =======     =======
Net periodic postretirement benefit cost:
 Service cost--benefits attributed to employee service during the year.............................        $  5,625    $  6,241
 Interest cost on accumulated postretirement benefit obligation....................................           7,638       8,091
- ---------------------------------------------------------------------------------------------------------------------------------
  Net periodic postretirement benefit cost                                                                 $ 13,263    $ 14,332
=================================================================================================================================

- ---------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
DECEMBER 31                                                                                                  1993        1992
- ---------------------------------------------------------------------------------------------------------------------------------
Assumptions used in determining net periodic benefit cost:
 Discount rate.....................................................................................          8.25%       8.50%
 Rate of increase in compensation levels...........................................................          5.25        5.75
Assumptions used in determining projected benefit obligation (liability):
 Discount rate.....................................................................................          7.25%       8.25%
 Rate of increase in compensation levels...........................................................          4.50        5.25
- ---------------------------------------------------------------------------------------------------------------------------------

                                        41

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 15% in 1993, declining by 1% per year to an ultimate rate of 6% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rates of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $11.5 million and the aggregate net periodic postretirement benefit cost for the year then ended by $1.4 million.

SAVINGS PLAN

    The CNA Employees' Savings Plan is a contributory plan which allows employees to make a regular contribution of up to 6% of their salary. CNA contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make an additional contribution of up to 10% of their salaries for which there is no additional contribution by CNA. CNA contributions to the plan were $17.2 million, $16.1 million and $14.4 million in 1993, 1992 and 1991, respectively.

CNA FINANCIAL CORPORATION

NOTE J. LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES:

FIBREBOARD LITIGATION

    CNA's primary property/casualty subsidiary, Continental Casualty Company ("Continental"), is party to litigation with Fibreboard Corporation ("Fibreboard") involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding 1072). As described below, Continental, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys have reached a Global Settlement (the "Global Settlement") to resolve all future asbestos-related bodily injury claims involving Fibreboard. Continental, Fibreboard and Pacific Indemnity have also reached an agreement, which is subject to court approval, (the "Trilateral Agreement") on a settlement to resolve the coverage litigation in the event the Global Settlement does not obtain final court approval. The implementation of the Global Settlement or the Trilateral Agreement would have the effect of settling Continental's litigation with Fibreboard. Pending final court approval of either the Global Settlement or the Trilateral Agreement, at the request of Continental, Fibreboard and Pacific Indemnity, the California Court of Appeal withheld its ruling on the issues discrete to Continental and Pacific Indemnity in the appeal in that litigation.

Coverage Litigation

    Between 1928 and 1971, Fibreboard manufactured insulation products containing asbestos. Since the 1970's, thousands of claims have been filed against Fibreboard by individuals claiming bodily injury as a result of asbestos exposure.

    Continental insured Fibreboard under a comprehensive general liability policy between May 4, 1957 and March 15, 1959. Fibreboard disputed the coverage positions taken by its insurers and, in 1979, Fireman's Fund, another of Fibreboard's insurers, brought suit with respect to coverage for defense and indemnity costs. In January 1990, the San Francisco Superior Court (Judicial Council Coordination Proceeding 1072) rendered a decision against the insurers including Continental and Pacific Indemnity. The court held that the insurers owed a duty to defend and indemnify Fibreboard for certain of the asbestos-related bodily injury claims asserted against Fibreboard (in the case of Continental, for all claims involving exposure to Fibreboard's asbestos products if there was exposure to asbestos at any time prior to 1959 including years prior to 1957, regardless of when the claims were asserted or injuries manifested) and that the policies contained no aggregate limit of liability in relation to such claims. The judgment was appealed.

    The Court of Appeal entered an opinion on November 15, 1993, as modified on December 13, 1993, which substantially affirmed the lower court's decisions on scope of coverage and trigger of coverage issues, as described below. The Court of Appeal withheld its ruling on the issues discrete to Continental and Pacific Indemnity pending final court approval of either the Global Settlement or the Trilateral Agreement described below. On January 27, 1994, the California Supreme Court granted a Petition for Review filed by several insurers, including Continental, of, among other things, the trigger and scope of coverage issues. The order granting review has no effect on the Court of Appeal's order severing the issues unique to Continental and Pacific Indemnity. Continental cannot predict the time frame within which the issues before the California Supreme Court may be resolved. If neither the Global Settlement nor the Trilateral Agreement is approved, it is anticipated that Continental and Pacific Indemnity will resume the appeal process.

                                        43

    Continental's appeal of the coverage judgment raises many legal issues. Key issues on appeal under the policy are trigger of coverage, scope of coverage, dual coverage requirements and number of occurrences:

    . The trial court adopted a continuous trigger of coverage theory under which all insurance policies in effect at any time from first exposure to asbestos until the date of the claim filing or death are triggered. The Court of Appeal endorsed the continuous trigger theory, but modified the ruling to provide that policies are triggered by a claimant's first exposure to the policyholder's products, as opposed to the first exposure to any asbestos product. Therefore, an insurance policy is not triggered if a claimant's first exposure to the policyholder's product took place after the policy period. The court, however, placed the burden on the insurer to prove the claimant was not exposed to its policyholder's product before or during the policy period. The trigger of coverage issue is now on appeal to the California Supreme Court.

       Continental's position is that its policy is triggered under California law by manifestation of appreciable harm. The bodily injury cannot be said to occur within the meaning of the policy until actual physical symptoms and associated functional impairment manifest themselves. Thus, Continental's position is that if existing California law were applied, there would be no coverage under Continental's policy.

    . The scope of coverage decision imposed a form of "joint and several" liability that makes each triggered policy liable in whole for each covered claim, regardless of the length of the period the policy was in effect. This decision was affirmed by the Court of Appeal, and is now on appeal to the California Supreme Court. Continental's position is that liability for asbestos claims should be shared not jointly, but severally and on a pro rata basis between the insurers and insured. Under this theory, Continental would only be liable for that proportion of the bodily injury that occurred during the 22-month period its policy was in force.

    . Continental maintains that both the occurrence and the injury resulting therefrom must happen during the policy period for the policy to be triggered. Consequently, if the court holds that the occurrence is exposure to asbestos, Continental's position is that coverage under the Continental policy is restricted to those who actually inhaled Fibreboard asbestos fibers and suffered injury from May 4, 1957 to March 15, 1959. The Court of Appeal withheld ruling on this issue, as noted above.

    .  Continental's policy had a $1 million per occurrence limit.
       Continental contends the number of occurrences under California law must be determined by the general cause of the injuries, not the number of claimants, and that the cause of the injury was the continuous sale and manufacture of the product. Because the manufacture and sale proceeded from two locations, Continental maintains that there were only two occurrences and thus only $2 million of coverage under the policy. However, the per occurrence limit was interpreted by the trial court to mean that each claim submitted by each individual constituted a separate occurrence. The Court of Appeal withheld ruling on this issue, as noted above.

    Under various reinsurance agreements, Continental has asserted a right to reimbursement for a portion of its potential exposure to Fibreboard. The reinsurers have disputed Continental's right to reimbursement and have taken the position that any claim by Continental is subject to arbitration under provisions in the reinsurance agreement. A Federal court has ruled that the dispute must be resolved by arbitration. There can be no assurance that Continental will be successful in obtaining a recovery under its reinsurance agreements.
                                        44
Interim Agreement

    While the state court action in regard to the coverage issues was pending, Continental and Fibreboard entered into an Interim Agreement in 1988 under which Continental agreed to fund Fibreboard's defense costs and certain settlements up to specified dollar limits through 1992. Continental funded approximately $96 million in defense costs under the Interim Agreement.

Assignments

    Beginning in 1991, Fibreboard unilaterally reached settlements with various classes of claimants by purporting to assign to plaintiffs potential proceeds from its insurance policy with Continental. Continental disputed Fibreboard's right to make such settlements and assignments, asserted that they violated the terms of the policy and the Interim Agreement described above and asserted that the settlement amounts were unreasonable and excessive. In June 1992 a California trial court ruled in one case that Fibreboard could make such settlements and assignments since, in its view, Continental was not fully defending Fibreboard against the claims.
Continental is appealing this decision. The trial court did rule that Continental could challenge the reasonableness of individual settlements and assignments. Following that ruling, Continental agreed to fund Fibreboard's reasonable defense costs without limitation as to amount pending resolution of Continental's appeal. Fibreboard continued to make settlements and assignments following such agreement, and Continental vigorously disputed Fibreboard's right to do so.

    This settlement and assignment process by Fibreboard escalated significantly in the fourth quarter of 1992. Through December 31, 1992, Fibreboard entered into unilateral assignment agreements covering 31,100 claims for a total of approximately $400 million or an average of $12,800 per claim. Of these claims, approximately 30,000 were settled and assigned by Fibreboard in the month of December, 1992.

Settlement Negotiations

    Based on the facts and circumstances of the Fibreboard case prior to the fourth quarter of 1992, including the strength of Continental's legal arguments, a material loss to Continental was not known or believed to be probable. Significant fourth quarter developments, including the assignments noted above, and the continuing trend for court decisions to expand liability of policies beyond their original intent, led management to consider negotiation of an all-inclusive settlement of Continental's asbestos-related bodily injury litigation with Fibreboard.

    On April 9, 1993, Continental and Fibreboard entered into an agreement pursuant to which, among other things, the parties agreed to use their best efforts to negotiate and finalize a global class action settlement with asbestos-related bodily injury and death claimants.

    Through December 31, 1993, Continental, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 95,000 claims, subject to resolution of the coverage issues, for a maximum settlement amount of approximately $1.2 billion. If neither the Global Settlement nor the Trilateral Agreement receive final court approval, Continental's obligation to pay under all settlements will be partially subject to the results of the pending appeal in the coverage litigation. Minimum amounts payable under all such agreements, regardless of the outcome of coverage litigation, total approximately $560 million, of which $193 million was paid through December 31, 1993. Continental may negotiate other agreements with various classes of claimants including groups who may have previously reached agreement with Fibreboard.

    Continental will continue to pursue its appeals in respect of the coverage litigation and all other litigation involving Fibreboard if the Global Settlement or the Trilateral Agreement cannot be implemented.

                                        45

Global Settlement

    On August 27, 1993, Continental, Pacific Indemnity, Fibreboard and a negotiating committee of asbestos claimant attorneys reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily injury claims involving Fibreboard. The Global Settlement was executed on December 23, 1993. The agreement calls for contribution by Continental and Pacific Indemnity of an aggregate of $1.525 billion to a trust fund for a class of all future asbestos claimants, defined generally as those persons whose claims against Fibreboard were neither filed nor settled on or before August 27, 1993. An additional $10 million is to be contributed to the fund by Fibreboard. The Global Settlement is subject to court approval and possible appeals. As noted below, there is limited precedent with settlements which determine the rights of future claimants to seek relief.

    Subsequent to the announcement of the agreement in principle, Continental, Fibreboard and Pacific entered into the Trilateral Agreement which sets forth the parties' obligations in the event the Global Settlement is not approved by the court. In such case, Continental and Pacific would contribute to a settlement fund an aggregate of $2 billion, less certain adjustments. Such fund would be devoted to the payment of Fibreboard's asbestos liabilities other than liabilities in respect of previously settled claims. Continental's share of such fund would be $1.46 billion reduced by a portion of an additional payment of $635 million which Pacific Indemnity has agreed to pay in respect of unsettled present claims and previously settled claims. Continental has agreed that if either the Global Settlement or the Trilateral Agreement is approved, it will assume responsibility for the claims that had been settled and paid on or before August 27, 1993. A portion of the additional $635 million to be contributed by Pacific Indemnity would be applied to the payment of such claims as well. As a part of the Global Settlement and the Trilateral Agreement, Continental would be released by Fibreboard from any further liability under the comprehensive general liability policy written for Fibreboard by Continental, including but not limited to liability for asbestos-related claims against Fibreboard. The Trilateral Agreement is subject to court approval and possible appeals.

    Continental and Fibreboard have entered into a supplemental agreement (the "Supplemental Agreement") which governs the interim arrangements and obligations between the parties until such time as the Global Settlement is either approved or disapproved by the court and also governs certain obligations between the parties in the event the Global Settlement is approved, including the payment of present claims which had been filed or settled and not included in the Global Settlement.

    In addition, Continental and Pacific Indemnity have entered into an agreement (the "Continental-Pacific Agreement") which sets forth the parties' agreement with respect to the means for allocating among themselves responsibility for payments arising out of the Fibreboard insurance policies whether or not the Global Settlement or the Trilateral Agreement is approved. Under the Continental-Pacific Agreement, Continental and Pacific Indemnity have agreed to pay 64.71% and 35.29%, respectively, of the $1.525 billion plus interest and expenses to be used to satisfy the claims of future claimants.
If neither the Global Settlement nor the Trilateral Agreement is approved, Continental and Pacific Indemnity would share, in the same percentages, most but not all liabilities and costs of either insurer including, but not limited to, liabilities in respect of unsettled present claims and presently settled claims. If either the Trilateral Agreement or the Global Settlement is approved by the court, Pacific Indemnity's share for unsettled present claims and presently settled claims will be $635 million.

                                        46
Reserves

    In the fourth quarter of 1992, Continental increased its reserve with respect to potential exposure to asbestos-related bodily injury cases by $1.5 billion. In connection with the agreement in principle announced on August 27, 1993, Continental added $500 million to such claim reserve. The Fibreboard litigation represents the major portion of Continental's asbestos-related claim exposure.

    There are inherent uncertainties in establishing a reserve for complex litigation of this type. Courts have tended to impose joint and several liability, and because the number of manufacturers who remain potentially liable for asbestos-related injuries has diminished on account of bankruptcies, as has the potential number of insurers due to operation of policy limits, the liability of the remaining defendants is difficult to estimate. Further, a recent trend by courts to consolidate like cases into mass tort trials limits the discovery ability of insurers, generally does not allow for individual claim adjudication, restricts the identification of appropriate allocation methods and thereby results in an increasing likelihood for fraud and disproportionate and potentially excessive judgments. Additionally, management believes that recent court decisions would appear to be based on social or other considerations irrespective of the facts and legal issues involved.

    The Global Settlement and the Trilateral Agreement are subject to court approval. There is limited precedent with settlements which determine the rights of future claimants to seek relief. It is extremely difficult to assess the magnitude of Continental's potential liability in respect of such future claimants if neither the Global Settlement nor the Trilateral Agreement is approved and upheld, keeping in mind that Continental's potential liability is limited to persons exposed to asbestos prior to the termination of the policy in 1959.

    Projections by experts of future trends differ widely, based upon different assumptions with respect to a host of complex variables. Some recently published studies, not specifically related to Fibreboard, conclude that the number of future asbestos-related bodily injury claims against asbestos manufacturers could be several times the number of claims brought to date. Such studies include claims asserted against asbestos manufacturers for all years, including claims filed or projected to be filed in respect of periods after 1959. As indicated above, Continental, Fibreboard and plaintiff attorneys have reached settlements with respect to approximately 95,000 claims, subject to the resolution of coverage issues. Such amount does not include presently pending or unsettled claims, claims previously dismissed or claims settled pursuant to agreements to which Continental is not a party.

    Another aspect of the complexity in establishing a reserve arises from the widely disparate values that have been ascribed to claims by courts and in the context of settlements. Under the terms of a settlement reached with plaintiff counsel in August, 1993, the expected settlement for approximately 34,000 claims for exposure to asbestos prior to 1959 is expected to be $445 million, or an average of $13,000 per claim. Based on reports by Fibreboard, since September 1988 Fibreboard resolved approximately 40,000 claims (other than by the assignment process noted above), approximately 45% of which involved no cost to Fibreboard other than defense costs, with the remaining claims involving the payment of approximately $11,000 per claim. On the other hand, a trial court in Texas in 1990 rendered a verdict in which Fibreboard's liability in respect of 2,300 claims was found to be approximately $310,000 per claim including interest and punitive damages. Fibreboard entered into a settlement of such claims by means of an assignment of its potential proceeds from its policy with Continental. Continental intervened and settled these claims in 1992 for approximately $77,000 on average, subject to resolution of the coverage appeal.


    Continental believes that as a result of the Global Settlement and the Trilateral Agreement it has greatly reduced the uncertainty of its exposure with respect to the Fibreboard matter. However, if neither the Global Settlement, nor the Trilateral Agreement is approved and upheld, in light of the factors discussed herein the range of Continental's potential liability cannot be meaningfully estimated and there can be no assurance that the reserves established would be sufficient to pay all amounts which ultimately could become payable in respect of asbestos-related bodily injury liabilities.

    While it is possible that the ultimate outcome of this matter could have a material adverse impact on the equity of the Company, management does not believe that a further loss material to equity is probable. Management will continue to monitor the potential liabilities with respect to asbestos-related bodily injury claims and will make adjustments to the claim reserves if warranted.

ENVIRONMENTAL POLLUTION

    Potential exposures exist for claims involving environmental pollution, including toxic waste clean-up. Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

    Under federal regulation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") governs the clean-up and restoration of abandoned toxic waste sites and formalizes the concept of legal liability for clean-up and restoration by "Potentially Responsible Parties" ("PRP's"). Superfund establishes a mechanism to pay for clean-up of waste sites if PRP's fail to do so, and to assign liability to PRP's. The extent of liability to be allocated to a PRP is dependent on a variety of factors. Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency. On the other hand, the Congressional Budget Office is estimating that there will be 4,500 National Priority List sites and other estimates run as high as 30,000 sites will require clean-up. Very few sites have been subject to clean-up to date. The extent of clean-up necessary and the assignment of liability has not been established.

    CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, trigger of coverage, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean-up of waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues.

    The Superfund legislation must be reauthorized in 1994. A number of proposals to reform Superfund have been made by various parties including the EPA, the Treasury Department, congressional delegates and the Keystone Commission, a broad-based national coalition which includes community, industry and insurance representatives. It is too early to determine the future impact of these proposals on CNA and the insurance industry.


    Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the exposure to CNA for environmental pollution claims cannot be meaningfully quantified. Prior to 1993, no specific allocation of reserves was made for unreported claims or for litigation expenses. CNA identified reserves only for reported environmental pollution claims. In 1993, CNA allocated approximately $340 million of claim and claim expense reserves for unreported environmental pollution claims in addition to the $94 million of reserves recorded for reported claims. Claim and claim expense reserves represent management's estimates of ultimate liabilities based on currently available facts and law. However, in addition to the uncertainties previously discussed, additional issues related to, among other things, specific policy provisions, multiple insurers and allocation of liability among insurers, consequences of conduct by the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult.

    The number of claims filed for environmental pollution coverage continues to increase. Approximately 2,700 claims were reported in 1993 and approximately 19,200 claims have been reported to date. Pending claims totaled approximately 10,600, 10,800, and 9,300 at December 31, 1993, 1992 and 1991, respectively. Approximately 8,600 claims were closed through December 31, 1993, of which approximately 7,800 claims were settled without payment, except for claim expenses of $18 million. Settlements for the remaining 800 claims totaled $76 million, plus claim expenses of $21 million. Reserve development for environmental claims totaled $446, $48, and $47 million in 1993, 1992 and 1991, respectively, including litigation costs of $28, $25 and $21 million. As noted above, adverse development for 1993 primarily resulted from the allocation of approximately $340 million of reserves for unreported claims. The results of operations in future years may continue to be adversely affected by environmental pollution claims and claim expenses. Management will continue to monitor potential liabilities and make further adjustments as warranted.

OTHER LITIGATION

    CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.



CNA FINANCIAL CORPORATION

NOTE K. REINSURANCE:

    CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, to provide greater diversification of risk and to minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property risks is on excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. In addition, CNA has catastrophe coverage for certain types of losses over stipulated amounts arising from any one occurrence or event.

    The ceding of insurance does not discharge the primary liability of the original insurer. CNA places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in Illinois, CNA receives collateral primarily in the form of bank letters of credit, securing a large portion of the recoverables. At December 31, 1993, such collateral totaled approximately $155 million. CNA's largest recoverable, including prepaid reinsurance premiums, at December 31, 1993, was approximately $484 million with Lloyd's of London. The recoverable from Lloyd's of London is dispersed among thousands of individual reinsurers and other names who have unlimited liability.
    The effects of reinsurance on written premiums and earned premiums are shown in the following schedules:

- -------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                             WRITTEN PREMIUMS
                                                                                       ----------------------------------------
(In millions of dollars)                                                                DIRECT    CEDED    ASSUMED       NET
- -------------------------------------------------------------------------------------------------------------------------------
1993
 Long Duration Contracts........................................................       $  422.7   $ 23.0   $  141.6   $  541.3
 Short Duration Contracts.......................................................        7,654.9    540.1    1,168.4    8,283.2
                                                                                        -------    -----    --------   -------
  Total.........................................................................       $8,077.6   $563.1   $1,310.0   $8,824.5
                                                                                        =======    =====    =======    =======
1992
 Long Duration Contracts .......................................................       $  413.8   $ 23.2   $  146.5   $  537.1
 Short Duration Contracts.......................................................        7,325.8    506.5    1,367.5    8,186.8
                                                                                        -------    -----    -------    -------
  Total.........................................................................       $7,739.6   $529.7   $1,514.0   $8,723.9
                                                                                        =======    =====    =======    =======
1991
 Long Duration Contracts........................................................       $  366.0   $ 19.7   $  161.7   $  508.0
 Short Duration Contracts.......................................................        7,623.5    491.8    1,294.7    8,426.4
                                                                                        -------    -----    -------    -------
  Total.........................................................................       $7,989.5   $511.5   $1,456.4   $8,934.4
                                                                                        =======    =====    =======    =======
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                             EARNED PREMIUMS
                                                                                       ----------------------------------------
(In millions of dollars)                                                                DIRECT    CEDED    ASSUMED       NET
- -------------------------------------------------------------------------------------------------------------------------------
1993
 Long Duration Contracts........................................................       $  350.1   $ 23.0   $  140.9   $  468.0
 Short Duration Contracts ......................................................        7,603.2    525.1    1,142.7    8,220.8
                                                                                        -------    -----    -------    -------
  Total.........................................................................       $7,953.3   $548.1   $1,283.6   $8,688.8
                                                                                        =======    =====    =======    =======
1992
 Long Duration Contracts........................................................       $  376.4   $ 23.2   $  146.5   $  499.7
 Short Duration Contracts.......................................................        7,570.5    506.1    1,203.9    8,268.3
                                                                                        -------    ------   -------    -------
  Total.........................................................................       $7,946.9   $529.3   $1,350.4   $8,768.0
                                                                                        =======   ======   ========    =======
1991
 Long Duration Contracts........................................................       $  324.1   $ 19.7   $  161.7   $  466.1
 Short Duration Contracts.......................................................        7,741.7    487.9    1,226.5    8,480.3
                                                                                        -------   ------    -------    -------
  Total.........................................................................       $8,065.8   $507.6   $1,388.2   $8,946.4
                                                                                        =======   ======   ========    =======
- -------------------------------------------------------------------------------------------------------------------------------



CNA FINANCIAL CORPORATION

NOTE L. BUSINESS SEGMENTS:

- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                           1993         1992         1991
(In millions of dollars)
- ---------------------------------------------------------------------------------------------------------------------------------
REVENUES
 Property/Casualty-commercial.............................................................    $ 5,943.7    $ 5,957.5    $ 6,281.6
 Property/Casualty-personal...............................................................      1,095.9      1,096.2      1,055.2
 Property/Casualty-involuntary risks......................................................        447.0        636.1        688.4
 Life-individual..........................................................................        497.2        484.8        474.7
 Life-group...............................................................................      2,242.0      2,272.5      2,187.5
                                                                                               --------     --------     --------
  CNA Insurance...........................................................................     10,225.8     10,447.1     10,687.4
 Other and intercompany eliminations......................................................        (31.1)       (20.5)       (19.4)
                                                                                               --------     --------     --------
   Revenues Excluding Realized Investment Gains (Losses)..................................     10,194.7     10,426.6     10,668.0
                                                                                               --------     --------     --------
 Realized Investment Gains (Losses):
  Property/Casualty.......................................................................        673.5        262.5        458.2
  Life....................................................................................        126.0         94.8          5.1
  Other...................................................................................         16.6          9.5           .1
                                                                                               --------     --------     --------
   Total Realized Investment Gains........................................................        816.1        366.8        463.4
                                                                                               --------     --------     --------
                                                                                              $11,010.8    $10,793.4    $11,131.4
                                                                                               ========     ========     ========
INCOME (LOSS) BEFORE INCOME TAX
 Property/Casualty-commercial.............................................................    $  (638.9)   $(1,466.6)   $   396.3
 Property/Casualty-personal...............................................................        (12.3)       (51.6)       (71.3)
 Property/Casualty-involuntary risks......................................................        (80.8)      (257.3)      (267.0)
 Life-individual..........................................................................         14.5         22.5         13.8
 Life-group...............................................................................         51.9         56.1         76.0
                                                                                               --------     --------     --------
  CNA Insurance...........................................................................       (665.6)    (1,696.9)       147.8
 Interest, other and intercompany eliminations............................................        (44.0)       (32.8)       (35.2)
                                                                                               --------     ---------    --------
    Income (Loss) Excluding Realized Investment Gains (Losses)............................       (709.6)    (1,729.7)       112.6
                                                                                               --------     ---------    --------
 Realized Investment Gains (Losses):
  Property/Casualty.......................................................................        673.5        262.5        458.2
  Life....................................................................................        112.9         82.7        (15.0)
  Other...................................................................................         16.6          9.5           .1
                                                                                               --------     --------     --------
   Total Realized Investment Gains Net of Policyholders' Interest.........................        803.0        354.7        443.3
                                                                                               --------     --------     --------
                                                                                              $    93.4    $(1,375.0)   $   555.9
                                                                                                =======     ========     ========

- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                           1993         1992         1991
(In millions of dollars)
- ---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
 Property/Casualty-commercial.............................................................    $  (241.5)   $  (765.6)   $   476.6
 Property/Casualty-personal...............................................................         13.3         (8.7)       (25.8)
 Property/Casualty-involuntary risks......................................................        (38.4)      (154.1)      (161.1)
 Life-individual..........................................................................          9.6         14.5          9.2
 Life-group...............................................................................         33.9         37.5         51.2
                                                                                               --------     --------     --------
  CNA Insurance...........................................................................      (223.1)       (876.4)       350.1
 Interest, other and intercompany eliminations............................................       (28.6)        (21.4)       (22.8)
                                                                                               -------      --------      -------
    Net Income (Loss) Excluding Net Realized Investment Gains (Losses)
     and Accounting Changes...............................................................      (251.7)       (897.8)       327.3
                                                                                               -------      ---------    --------
 Net Realized Investment Gains (Losses):
  Property/Casualty.......................................................................       435.8         175.9        300.0
  Life....................................................................................        72.6          53.2        (14.9)
  Other...................................................................................        10.8           6.2           .1
                                                                                               -------      --------     --------
   Total Net Realized Investment Gains....................................................       519.2         235.3        285.2
                                                                                               -------      --------     --------
 Accounting Changes:
  Property/Casualty.......................................................................          -          307.9         -
  Life....................................................................................          -           24.0         -
                                                                                               --------     --------     --------
    Total Accounting Changes..............................................................           -         331.9         -
                                                                                               --------     --------     --------
                                                                                              $   267.5    $  (330.6)   $   612.5
                                                                                               =========    ========     ========

                                        51

- -----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                        1993          1992          1991
(In millions of dollars)
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Property/Casualty-commercial.......................................................       $25,356.7     $23,357.6     $23,360.4
 Property/Casualty-personal.........................................................         2,213.1       1,981.9       1,878.2
 Property/Casualty-involuntary risks................................................         2,187.2       2,114.4       1,817.8
 Life-individual....................................................................         3,329.6       3,145.5       2,844.3
 Life-group.........................................................................         8,932.2       9,247.1       9,345.1
                                                                                            --------      --------      --------
   CNA Insurance....................................................................        42,018.8      39,846.5      39,245.8
 Other and intercompany eliminations................................................          (106.5)       (102.6)        (84.1)
                                                                                            --------      --------      --------
                                                                                           $41,912.3     $39,743.9     $39,161.7
                                                                                            ========      ========      ========
- ------------------------------------------------------------------------------------------------------------------------------------

    Assets and investment income of the property/casualty group are allocated to business segments on the basis of insurance reserves after attribution of separately identifiable assets. Life group assets and investment income are allocated to business segments based on cash flows after attribution of separately identifiable assets. Income taxes have been allocated on the basis of taxable operating income of the respective insurance segments.

    Property/casualty involuntary risks include mandatory participations in residual markets, statutory assessments for insolvencies of other insurers and other involuntary charges. CNA's share of involuntary risks is generally a function of its share of the voluntary market by line of insurance in each state.

    Through August 1, 1989, CNA's property/casualty operations wrote financial guarantee insurance contracts. These contracts primarily represent industrial development bond guarantees and equity guarantees typically extending from ten to thirteen years. For these guarantees, CNA received an advance premium which is recognized over the exposure period and in proportion to the underlying exposure insured.

    At December 31, 1993 and 1992, gross exposure of financial guarantee insurance contracts amounted to $792 million and $1.0 billion, respectively. The degree of risk attached to this exposure is substantially reduced through reinsurance, collateral requirements and diversification of exposures. At December 31, 1993 and 1992, collateral consisting of letters of credit and debt service reserves amounted to $48 million and $60 million, respectively. In addition, security interests in the real estate are also obtained. Approximately 38% of the risks were ceded to reinsurers at December 31, 1993 and 1992, respectively. Total exposure, net of reinsurance, amounted to $492 million and $603 million at December 31, 1993 and 1992, respectively. Gross unearned premium reserves for financial guarantee contracts were $33 million and $51 million at December 31, 1993 and 1992, respectively. Gross claim and claim expense reserves totaled $320 million and $197 million at December 31, 1993 and 1992, respectively.

    Life revenues include $1.7 billion, $1.6 billion and $1.5 billion in 1993, 1992 and 1991, respectively, under contracts covering U.S. Government employees and their dependents.



CNA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONCLUDED

NOTE M. UNAUDITED QUARTERLY FINANCIAL DATA:


- -----------------------------------------------------------------------------------------------------------------------------------
                                                                     NET OPERATING     INCOME (LOSS)
                                                                     INCOME (LOSS)        BEFORE
                                                                        EXCLUDING    CUMULATIVE EFFECT  EARNINGS    NET    EARNINGS
(In millions of dollars,                                              NET REALIZED     OF ACCOUNTING      PER     INCOME     PER
except per share data)                                   REVENUES     GAINS/LOSSES        CHANGES        SHARE    (LOSS)    SHARE
- -----------------------------------------------------------------------------------------------------------------------------------
1993
Fourth Quarter......................................     $2,708.2       $  37.3           $  87.4     $  1.40   $  87.4   $  1.40
Third Quarter.......................................      2,756.9        (300.8)           (208.3)      (3.39)   (208.3)    (3.39)
Second Quarter......................................      2,628.2         (12.7)             74.8        1.19      74.8      1.19
First Quarter.......................................      2,917.5          24.5             313.6        5.06     313.6      5.06
1992
Fourth Quarter......................................      2,684.2        (961.1)           (914.3)     (14.81)   (914.3)   (14.81)
Third Quarter.......................................      2,702.6         (72.0)             (3.3)       (.07)     (3.3)     (.07)
Second Quarter......................................      2,691.2          67.5             145.6        2.33     145.6      2.33
First Quarter.......................................      2,715.4          67.8             109.5        1.76     441.4      7.13
1991
Fourth Quarter......................................      2,995.9          51.1             243.8        3.92     243.8      3.92
Third Quarter.......................................      2,700.3          87.4              96.8        1.54      96.8      1.54
Second Quarter......................................      2,754.6          98.2             154.3        2.46     154.3      2.46
First Quarter.......................................      2,680.6          90.6             117.6        1.88     117.6      1.88
- -----------------------------------------------------------------------------------------------------------------------------------



INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
CNA Financial Corporation

    We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1993 and 1992 and the related statements of consolidated operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such Consolidated Financial Statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

    As discussed in Note B to the Consolidated Financial Statements, the Company changed its methods of accounting for reinsurance and certain investments in debt and equity securities in 1993 and its methods of accounting for income taxes, postretirement benefits, and certain workers' compensation and disability claims in 1992.




DELOITTE & TOUCHE
Chicago, Illinois
February 16, 1994

INVITATION TO THE ANNUAL MEETING         FORM 10-K
- -------------------------------------    -------------------------------------
Shareholders are cordially invited to    A copy of CNA Financial Corporation's
attend the annual meeting at             annual report on Form 10-K, which is
11:00 a.m. Wednesday, May 4, 1994 to     filed with the Securities and Exchange
be held in Room 308, CNA Plaza,          Commission, will be furnished to
333 S. Wabash Avenue, Chicago.           to shareholders without charge upon
Shareholders unable to attend are        written request to:
requested to exercise their right to
vote by proxy. Proxy material will be    Donald M. Lowry
mailed to shareholders prior to the      Senior Vice President, Secretary and
meeting.                                 General Counsel
                                         CNA Financial Corporation
                                         CNA Plaza, 43 South
                                         Chicago, Illinois 60685


                                        54
COMMON STOCK INFORMATION

    CNA's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and is also traded on the Philadelphia Stock Exchange. The number of holders of record of CNA's common stock as of March 1, 1994 was 3,438. As of March 1, 1994, Loews Corporation owned 83 percent of CNA's outstanding common stock.

    The table below sets forth the high and low closing sales prices for CNA's common stock based on the New York Stock Exchange Composite Transactions. No dividends have been paid on CNA's common stock in order to develop and maintain a strong surplus position for CNA's insurance subsidiaries, which is necessary to support business growth in an increasingly competitive environment. CNA's ability to pay dividends is influenced, in part, by dividend restrictions of its principal operating insurance subsidiaries as described in Note E to the Consolidated Financial Statements.

- ----------------------------------------------------------------------------
QUARTER                                 1993                    1992
                                 ------------------      ------------------
                                  HIGH       LOW          HIGH       LOW
- ----------------------------------------------------------------------------
Fourth........................     88        74 1/4       102 7/8    90 1/4
Third.........................     94 1/2    83 3/4        94 1/2    84 1/2
Second........................    100 5/8    87            93        80 1/2
First.........................    101        90 5/8       104 1/2    78 1/2
- ----------------------------------------------------------------------------


CORPORATE DIRECTORS AND OFFICERS

DIRECTORS                                           EXECUTIVE COMMITTEE

Antoinette Cook Bush                                Preston R. Tisch, Chairman
Partner,                                            Antoinette Cook Bush
Skadden, Arps, Slate, Meagher & Flom                Dennis H. Chookaszian
                                                    Philip L. Engel
Dennis H. Chookaszian                               Robert P. Gwinn
Chairman and Chief Executive Officer,               Edward J. Noha
CNA Insurance Companies                             Lester Pollack
                                                    Richard L. Thomas
Philip L. Engel                                     James S. Tisch
President,                                          Laurence A. Tisch
CNA Insurance Companies                             Marvin Zonis

Robert P. Gwinn
Retired Chairman and Chief Executive Officer,       FINANCE COMMITTEE
Encyclopedia Britannica
                                                    Lester Pollack, Chairman
Edward J. Noha                                      Antoinette Cook Bush
Chairman of the Board of CNA                        Dennis H. Chookaszian
                                                    Philip L. Engel
Lester Pollack                                      Robert P. Gwinn
Chairman, Finance Committee;                        Edward J. Noha
General Partner,                                    John E. Stipp
Lazard Freres & Co.;                                Richard L. Thomas
Chief Executive Officer,                            James S. Tisch
Centre Partners L.P.                                Laurence A. Tisch
                                                    Preston R. Tisch
John E. Stipp                                       Marvin Zonis
Retired President,
Federal Home Loan Bank of Chicago                   AUDIT COMMITTEE

Richard L. Thomas                                   Richard L. Thomas, Chairman
Chairman, Audit Committee;                          Antoinette Cook Bush
Chairman and Chief Executive Officer,               Robert P. Gwinn
The First National Bank of Chicago and              Marvin Zonis
  First Chicago Corporation
                                                    OFFICERS
James S. Tisch
Executive Vice President,                           Laurence A. Tisch
Loews Corporation                                   Chief Executive Officer
                                                    CNA Financial Corporation
Laurence A. Tisch
Chief Executive Officer of CNA;                     Dennis H. Chookaszian
Chairman of the Board and                           Chairman and Chief Executive
Co-Chief Executive Officer,                          Officer,
  Loews Corporation;                                CNA Insurance Companies
Chairman of the Board, President and
  Chief Executive Officer of CBS Inc.               Philip L. Engel
                                                    President,
                                                    CNA Insurance Companies
Preston R. Tisch
Chairman, Executive Committee;                      Donald M. Lowry
President and Co-Chief Executive Officer,           Senior Vice President,
Loews Corporation                                    Secretary and General
                                                     Counsel
                                                    CNA Financial Corporation

Marvin Zonis
Professor of International Political Economy        Peter E. Jokiel
Graduate School of Business                         Senior Vice President and
University of Chicago                                Chief Financial Officer
                                                    CNA Financial Corporation
ADMINISTRATIVE OFFICES
CNA Plaza                                           Carolyn L. Murphy
Chicago, Illinois 60685                             Senior Vice President,
312/822-5000                                        CNA Insurance Companies

TRANSFER AGENT AND REGISTRAR                        Jae L. Wittlich
The First National Bank of Chicago                  Senior Vice President,
                                                    CNA Insurance Companies

                              CNA FINANCIAL CORPORATION
                                      APPENDIX
                               OMITTED GRAPH MATERIAL



Exhibit 13.01 - CNA Financial Corporation 1993 Annual Report

   3-D line graphs of:

     - Revenues for the period 1983 through 1993
     - Assets for the period 1983 through 1993
     - Stockholders' equity for the period 1983 through 1993

     (See page 3 of Exhibit 13.01 for a table showing the data points used in the above graphs.)