Form 10-K, Exhibit 13
CNA FINANCIAL CORP
filed 1995-03-30
CIK 21175

                                                                EXHIBIT 13.1

                                                    CNA FINANCIAL CORPORATION








1994  A  N  N  U  A  L    R  E  P  O  R  T





























                                                                         CNA

                              PROFILE
------------------------------------------------------------------------


















                  CNA Financial Corporation
      is the parent company of the CNA Insurance Companies,
          the 12th largest insurance organization in the United States, as measured by premium volume.

------------------------------------------------------------------------

As a multiple-line insurer, CNA underwrites property and casualty coverages; life, accident and health insurance; fidelity and surety pro-ducts; excess and surplus lines; reinsurance; and pension and annuity business. CNA serves a wide spectrum of insureds, including individuals; small, medium and large businesses; associations; professionals and groups. CNA's property/casualty and life/health insurance products are marketed primarily through independent agents and brokers.

CNA Financial Corporation, with 1994 assets of $44.3 billion and stockholders' equity of $4.5 billion, was formed in 1967 by Continental Casualty Company, which was incorporated in 1897, and Continental Assurance Company, incorporated in 1911. In 1975, Continental Assurance Company became a wholly owned subsidiary of Continental Casualty Company. CNA Financial Corporation stock is traded on the New York Stock Exchange and, as of December 31, 1994, is 84 percent owned by Loews Corporation.












                     CNA FINANCIAL CORPORATION
                     -------------------------

                              CNA

                         TABLE OF CONTENTS
----------------------------------------------------------------
                               1994










                                 2
                        FINANCIAL HIGHLIGHTS

                                 4
               LETTER FROM CNA FINANCIAL CORPORATION
                     CHAIRMAN EDWARD J. NOHA

                                 6
                LETTER FROM CNA INSURANCE COMPANIES
               CHAIRMAN AND CEO DENNIS H. CHOOKASZIAN

                                 11
                     FINANCIAL SECTION CONTENTS

                                 12
                 MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 28
                        FINANCIAL STATEMENTS

                                 72
                     INDEPENDENT AUDITORS' REPORT

                                 73
                      COMMON STOCK INFORMATION

                                 74
                        CORPORATE DIRECTORY













                     CNA FINANCIAL CORPORATION
                     -------------------------

                       FINANCIAL HIGHLIGHTS
-----------------------------------------------------------------------
                       RESULTS OF OPERATIONS


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                1994        1993        1992        1991       1990
--------------------------------------------------------------------------------------------------------------------------
(In millions of dollars,
 except per share data)

Revenues                                                         $10,999.5   $11,010.8   $10,793.4   $11,131.4   $9,944.4
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax                                     (134.0)       93.4    (1,375.0)      555.9      101.0

Net income (loss) excluding
 net realized investment gains/losses
 and accounting changes:
  Property/Casualty                                                  147.9      (266.6)     (928.4)      289.7      324.5
  Life                                                                87.0        43.5        52.0        60.4       66.7
  Other                                                              (47.9)      (28.6)      (21.4)      (22.8)       4.9
-------------------------------------------------------------------------------------------------------------------------
      Net operating income (loss)                                    187.0      (251.7)     (897.8)      327.3      396.1
Net realized investment gains (losses)                              (150.5)      519.2       235.3       285.2      (29.6)
Accounting changes                                                      -           -        331.9          -          -
-------------------------------------------------------------------------------------------------------------------------
      Net income (loss)                                          $    36.5   $   267.5   $  (330.6)  $   612.5   $  366.5
=========================================================================================================================

EARNINGS PER SHARE
-------------------------------------------------------------------------------------------------------------------------

Net income (loss) excluding net
 realized investment gains/losses
 and accounting changes                                          $    2.94   $   (4.14)  $  (14.60)  $    5.19   $   6.25
Net realized investment gains (losses)                               (2.43)       8.40        3.81        4.61      (0.48)
Accounting changes -- Note B                                           -           -          5.37         -          -
--------------------------------------------------------------------------------------------------------------------------
      Net income (loss)                                          $    0.51   $    4.26   $   (5.42)  $    9.80   $   5.77
--------------------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------------------
Assets                                                           $44,320.4   $41,912.3   $39,743.9   $39,161.7   $34,712.9
Debt                                                                 913.8       915.3       415.0       437.1       439.5
Stockholders' equity                                               4,545.9     5,381.1     4,789.2     5,108.6     4,490.0
Book value per common share                                          71.13       84.65       75.07       80.24       70.23
==========================================================================================================================


                     CNA FINANCIAL CORPORATION
                     -------------------------

----------------------------------------------------------------------
                        RESULTS OF OPERATIONS

This page of CNA Financial Corporation's annual report has four bar graphs which illustrate the trend in revenues, assets, stockholders' equity, and book value per common share from 1984 through 1994.

The table below shows the data points used in those graphs.


CNA FINANCIAL CORPORATION (1984-1994)
($ in billions except per share data)

 ---------------------------------------------------------------------------------------
| Measurement Period            |             |            |Stockholders'|Book Value Per|
| (Fiscal Year Covered)         |  Revenues   |   Assets   |   Equity    | Common Share |
|------------------------------------------------------------------------|--------------|
                                                                                        |
|                               |             |            |             |              |
|FYE 12/31/84...................|   $ 3.7     |    $12.4   |     $1.5    |     26.32    |
|FYE 12/31/85...................|   $ 4.7     |    $15.4   |     $2.1    |     33.24    |
|FYE 12/31/86...................|   $ 6.5     |    $18.2   |     $2.7    |     40.37    |
|FYE 12/31/87...................|   $ 6.9     |    $21.6   |     $3.1    |     46.40    |
|FYE 12/31/88...................|   $ 8.3     |    $25.9   |     $3.6    |     54.87    |
|FYE 12/31/89...................|   $ 9.1     |    $30.9   |     $4.2    |     64.74    |
|FYE 12/31/90...................|   $ 9.9     |    $34.7   |     $4.5    |     70.23    |
|FYE 12/31/91...................|   $11.1     |    $39.2   |     $5.1    |     80.24    |
|FYE 12/31/92...................|   $10.8     |    $39.7   |     $4.8    |     75.07    |
|FYE 12/31/93...................|   $11.0     |    $41.9   |     $5.4    |     84.65    |
|FYE 12/31/94...................|   $11.0     |    $44.3   |     $4.5    |     71.13    |
|                               |             |            |             |              |
 ---------------------------------------------------------------------------------------




















                     CNA FINANCIAL CORPORATION
                     -------------------------

                    A LETTER TO OUR SHAREHOLDERS
-----------------------------------------------------------------------
                              1994


FROM CNA FINANCIAL CORPORATION
CHAIRMAN EDWARD J. NOHA

CNA Financial Corporation reported reduced earnings in 1994, reflecting the adverse conditions that prevailed in the insurance industry over the past 12 months. These included the eighth straight year of inadequate pricing in commercial property/casualty lines and the second heaviest catastrophe losses in history.

In 1994, CNA Financial reported net income of $36.5 million, or $0.51 per share, compared with net income of $267.5 million, or $4.26 per share, in 1993.

Net income excluding net realized investment losses for 1994 was $187.0 million, or $2.94 per share, compared with a net loss of $251.7 million, or $4.14 per share, in 1993. Net realized investment losses for 1994 were $150.5 million, or $2.43 per share, compared with gains of $519.2 million, or $8.40 per share, in 1993.

Consolidated revenues were $11.0 billion for the years 1994 and 1993.

CNA's profits in 1994 were adversely affected by pretax catastrophe losses of $283 million and net realized investment losses. The catastrophe losses primarily related to the Northridge earthquake near Los Angeles and winter storms. The net realized investment losses resulted from rising interest rates. The losses occurred as we repositioned our portfolios to longer maturities, for the most part in government bonds, to improve future overall investment returns.

In spite of these pressures, CNA continues to rank among the strongest and most stable insurance organizations in the United States. Management remains deeply committed to preserving a solid financial base. At year-end, the surplus of our property/casualty companies was approximately $3.4 billion, one of the largest in the industry. The surplus of CNA's life insurance subsidiaries was approximately $1.1 billion.















                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                              1994


In addition, CNA avoided undue exposure to higher-risk investments. CNA's portfolio is among the most conservative in the industry. At year-end, less than 5.5 percent of total CNA assets, including separate accounts, were in high-yield bonds, commercial mortgages and investment real estate. This is far below the industry average.

In the fourth quarter of 1994, CNA signed an agreement to acquire The Continental Corporation. In early 1995, CNA acquired Alexsis, a major property/casualty third party administrator. The Continental and Alexsis acquisitions are described in more detail in the letter from Dennis Chookaszian.

Last year, CNA also reached an important historical milestone: the 20th anniversary of the Loews Corporation investment in CNA. Since 1974, Loews has provided CNA with unwavering financial support and invaluable investment acumen. This long-term partnership between the two companies has enabled CNA to grow into one of the nation's pre-eminent insurance organizations.

In today's rapidly changing insurance marketplace, CNA's emphasis on conservative financial strategies continues to provide a solid base for growth and success. In 1994, CNA again demonstrated its ability to live up to its commitments and to build for the future. On behalf of the board of directors, I would like to thank you, our shareholders, for your commitment and support.



Sincerely,



EDWARD J. NOHA

Edward J. Noha
Chairman of the Board
CNA Financial Corporation














                     CNA FINANCIAL CORPORATION
                     -------------------------

                    A LETTER TO OUR SHAREHOLDERS
-----------------------------------------------------------------------
                              1994



FROM CNA INSURANCE COMPANIES CHAIRMAN AND
CHIEF EXECUTIVE OFFICER DENNIS H. CHOOKASZIAN

CNA had an eventful year in 1994, marked by satisfactory performance in our core businesses and a pending major acquisition that will make CNA the third largest U.S. property/casualty insurance organization.

In December, CNA and The Continental Corporation signed an agreement under which CNA will acquire Continental through a cash merger for $1.1 billion or $20 per Continental share. The merger is a very positive step for both organizations. We will benefit from a stronger market position in the businesses we have in common, while the unique businesses of CNA and Continental will broaden the scope of our total operation. In addition, the combined organization will become more competitive through a wide range of operating efficiencies and economies of scale.

CNA and Continental are jointly seeking regulatory approvals as quickly as possible. Until the transaction is completed, the two companies will continue to operate independently.

In February 1995, CNA acquired Alexsis, a subsidiary of Alexander & Alexander Services Inc., for approximately $45 million. Alexsis is one of the three largest property/casualty third party administrators in the United States. This acquisition will increase CNA's ability to serve large commercial accounts that fully or partially self-insure. For more information on the Continental and Alexsis transactions, see pages 13, 14 and 71 of this report.

Market conditions in the insurance industry in 1994 were a repeat of the past few years. Customers looked for higher quality, improved service and lower costs. Competition was tougher than ever, and the same intense pressures held down prices in commercial property/casualty lines. Nevertheless, CNA performed well. The new Strategic Business Units (SBUs) made solid















                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                              1994



progress in strengthening our businesses and sharpening our focus on customers. SBUs are responsible for specific segments of CNA's business.

The Business Accounts SBU introduced account service teams, simplified processing procedures for the small account marketplace and a three-year, fixed-rate policy for small businesses. These and other developments support our strategy of reducing operating expenses while providing high-value products and convenience to agents and customers.

The Custom Accounts SBU launched 10 new Commercial Affiliation Marketing programs for targeted classes of business in the medium commercial marketplace. CNA continues to dominate the commercial affiliation marketplace through its long-term commitment to difficult classes of business, extensive underwriting experience in those classes, dividend programs for insureds and superior marketing support for agents and brokers.

In the large commercial marketplace, the Major Accounts SBU emphasized cost control solutions that support long-term relationships among CNA, agents and brokers, and customers. We are further differentiating ourselves by investing in medical and disability management expertise that is difficult for competitors to reproduce.

The Personal Accounts SBU increased our marketing flexibility and operating efficiency with the Universal Security Policy (USP) Portfolio Program, the next generation of our flagship personal lines package policy. The new Affluent Market Program increased our USP business among affluent clients with detailed appraisal packages and other value-added services. We also expanded the use of agency service teams in our policy administration center for faster, more responsive service at a lower cost.

In professional liability, directors and officers liability and other specialized lines of insurance, CNA continued to build on underwriting and risk management expertise, a stable market presence and














                     CNA FINANCIAL CORPORATION
                     -------------------------

                    A LETTER TO OUR SHAREHOLDERS
-----------------------------------------------------------------------
                              1994


solid relationships with agents and brokers who target these businesses. We reorganized all our medical professional liability programs into a single unit to reduce costs and respond to an increasingly integrated health care system. We also positioned CNA for growth in the international reinsurance marketplace by consolidating all reinsurance operations into a single management group.

CNA formed the Life Operations Department to substantially increase its presence and profitability in the individual life marketplace. The department introduced new term and permanent life products as well as annuities. All new products were very well received in the marketplace, doubling our rate of monthly applications for new policies by the end of the year. However, the new business volume has strained our service capacity, which is being increased with additional staff and accelerated implementation of new systems. Even with these challenges, sales have continued to increase as a result of the new products.

In all of the markets served by the Group Benefits Department, the SBUs have reduced expenses and improved their service capabilities. To meet the needs of the group medical market, we continued to capitalize on our access to provider networks through our Private Healthcare Systems joint venture, and we developed other joint ventures to improve our competitiveness in a managed care environment. Meanwhile, efforts to refine and enhance our customer focus in special risks and mass marketing have resulted in new products and services and record sales in both of these arenas.

Across all our businesses, CNA continued to emphasize long-term relationships with independent agents and brokers who market CNA products and services. In 1994, we marked the 70th anniversary of GAMA, our life agency advisory council. On the property/casualty side, we worked closely with our agency council, PACER, on a wide range of business issues. Collaboration with agents on re-engineering and automation projects resulted in faster, more efficient service for our mutual customers.

In addition, CNA streamlined its operations. We realigned many staff functions in the Home Office












                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                              1994


around the SBUs to shorten lines of communication and increase productivity. Our branch offices formed agency service teams and claims teams, making it easier for agents and customers to do business with CNA. Overall, these changes resulted in very positive initial feedback from several customer satisfaction surveys of agents and brokers. The combination of re-engineering and professional automation has enabled CNA to reduce staff substantially over the past two years without sacrificing service quality. Further reductions are anticipated to achieve the expense levels we need to remain competitive.

As in the past, CNA played an active role in the legislative and regulatory arena. Many of our customers, agents, employees and retirees received our grassroots mailings and participated in important campaigns to achieve reforms in workers' compensation and personal auto.

At the national level, comprehensive health reform threatened to integrate the medical coverages of workers' compensation into health insurance. CNA participated in an industrywide effort to block this misguided proposal. We were also active in the continuing efforts to correct the inefficiency and delays of Superfund, the federal program to clean up abandoned waste sites.

In 1994, CNA remained among the leaders of the insurance industry. We sharpened our customer focus, increased service quality without raising costs and reached an acquisition agreement that will improve our competitiveness. In a challenging business environment, CNA is moving ahead with sound strategies for continued growth and success.



Sincerely,



DENNIS CHOOKASZIAN

Dennis H. Chookaszian
Chairman and Chief Executive Officer
CNA Insurance Companies











                     CNA FINANCIAL CORPORATION
                     -------------------------

                            CNA

                      FINANCIAL SECTION CONTENTS
-----------------------------------------------------------------------
                                1994












                                 12
                 MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 28
                     CONSOLIDATED BALANCE SHEET

                                 30
                STATEMENT OF CONSOLIDATED OPERATIONS

                                 31
           STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                 32
                STATEMENT OF CONSOLIDATED CASH FLOWS

                                 34
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 72
                    INDEPENDENT AUDITORS' REPORT

                                 73
                     COMMON STOCK INFORMATION

                                 74
                        CORPORATE DIRECTORY












                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                            OVERVIEW



The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes found on pages 28 to 71, which contain additional information helpful in evaluating operating results and financial condition.

Overview
--------
The prolonged soft market in commercial property/casualty lines that depressed property/casualty earnings last year in much of the insurance industry did not change significantly in 1994. Significant catastrophe claims related to the Northridge earthquake and severe winter storms in the Northeast and declining market values of bond portfolios due to rising interest rates put additional pressure on surplus of the industry. Industry catastrophe losses of $14.9 billion have already made 1994 the second worst year on record for catastrophic losses, behind the record $22.9 billion in 1992. The earthquake losses will approach $10.4 billion, more than four times earlier estimates of $2.5 billion.

On the other hand, the workers' compensation line has improved steadily since 1992. Legislative reforms have cut costs in some states, residual market losses have dropped, and the insurance regulators have sharpened their focus on workers' compensation fraud.

In this difficult business climate, CNA remains among the strongest and most competitive multiline organizations in the insurance industry and remains committed to conservative financial strategies as the foundation for profitable growth.

In 1994, CNA was impacted by all the industry factors mentioned above. Net income was reduced by substantial catastrophe losses and by realized investment losses due to rising interest rates. However, results were satisfactory in our core businesses. Workers' compensation profitability continued to improve. CNA's new Strategic Business Units (SBUs) sharpened customer focus, increased efficiencies and strengthened management accountability in all of its businesses. SBUs are operating groups dedicated to specific segments of CNA business in commercial, personal, life/health and specialty insurance.

Life operations experienced significant growth as a result of new products, with life profitability increasing primarily due to increased investment income and improved mortality experience. Other significant events included continued progress toward a global settlement regarding the Fibreboard asbestos claim and significant merger and acquisition activity resulting in agreements to acquire The Continental Corporation and Alexsis.

Fibreboard

As described in Note J in the Notes to Consolidated Financial
Statements, Continental Casualty Company (Casualty) has greatly reduced a major source of financial uncertainty by reaching a Global Settlement executed in December 1993 to resolve all future asbestos-related bodily injury



                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                        OVERVIEW -- (cont.)

claims involving Fibreboard Corporation (Fibreboard), a former asbestos manufacturer.

On July 29, 1994, the United States District Court for the Eastern District of Texas preliminarily approved the Global Settlement agreement. A final fairness hearing to determine whether to finally approve the Global Settlement agreement commenced on December 12, 1994. During the hearing various parties presented evidence in opposition to the Global Settlement.

Also pending in the United States District Court for the Eastern District of Texas is litigation over the Trilateral Agreement. Trial on the issues raised by this agreement occurred on February 13, 1995, with evidence submitted to the Court in opposition to final court approval of the Trilateral Agreement.

CNA and the other parties to the Global Settlement agreement and the Trilateral Agreement undertook a comprehensive court approved notice program to provide potential claimants information about their rights and possible benefits under the Global Settlement agreement and Trilateral Agreement. Final arguments concerning the Global Settlement agreement occurred on February 27, 1995; the court's rulings are expected in the spring of 1995. No date has been set for final legal arguments for the Trilateral Agreement.

The Continental Corporation

In the fourth quarter of 1994, CNA reached an agreement to purchase the outstanding shares of common stock of The Continental Corporation (CIC) for approximately $1.1 billion, or $20 per CIC share. The acquisition will create the third-largest U.S. property/casualty insurance group and make CNA the seventh-largest U.S. insurance organization. The acquisition will be accounted for as a purchase and, accordingly, CIC's results of operations will be included in CNA's consolidated results of operations for periods subsequent to the date of closing, which is expected to be in the second quarter of 1995. CNA and CIC are jointly seeking prompt regulatory approvals. The transaction closing is subject to the approvals of the Continental shareholders and state insurance regulators. The transaction is also subject to review by the Federal Trade Commission and the Department of Justice (which review has been completed). Until the required approvals are received and the acquisition is complete, the Companies will continue to operate independently.

As part of the CIC transaction, on December 6, 1994, CNA invested $275 million of cash in exchange for sinking fund preferred stock of CIC. At December 31, 1994, this investment is shown in CNA's financial statements as redeemable preferred stock.

CNA has reached an agreement in principle with a syndicate of banks to provide initial financing through a revolving loan facility. The loan will have a maturity of five years without any prepayment restrictions. The loan will allow CNA to consummate the merger and facilitate a smooth

                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                         OVERVIEW -- (cont.)


transition expeditiously, while providing the needed flexibility to determine the ultimate capital structure at a time when it is advantageous in the capital markets to raise debt or potentially a combination of debt and equity.

CIC, with approximately 8,000 employees, is headquartered in New York, and is the 11th largest U.S. property/casualty insurance company based on 1993 premium volume. The revenues and net loss of CIC and subsidiaries for the year ended December 31, 1994 were $5.1 billion and $602.9 million, respectively. Total assets were $16.0 billion at December 31, 1994.

CIC's business strengths are in its package policies for commercial and personal lines and its specialty lines business.

There will be market efficiencies and economies of scale in many of the product lines both companies write. CNA will be integrating the best features of both companies. CIC has established expertise and market position in the higher margin specialty lines that complement CNA's specialty lines. In personal lines, the combined businesses will create the critical mass needed to be a very low cost producer.

CIC's commercial distribution system will enhance CNA's network of strong agency relationships.

In 1995, CNA's priority will be integrating CIC, while continuing to keep CNA's current businesses running smoothly. Transition planning teams will take up this challenge. The transition organization is similar to what CIC and CNA currently have in place; a structure of business units with a high degree of independence, but share centralized services where that is more efficient.

Alexsis

CNA's Continental Casualty subsidiary has acquired all of the stock of Alexsis, a wholly owned subsidiary of Alexander & Alexander Services, Inc. (A&A) for approximately $45 million in cash according to a definitive agreement signed January 16, 1995.

Alexsis is one of the country's three largest property/casualty third-party administrators (TPAs) with 1994 revenues of more than $100 million and 1,300 employees in 60 offices. Alexsis customers are large organizations that fully or partly self-insure their risks and separately purchase services, such as claims administration, from TPAs. The acquisition closed February 28, 1995.





                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                       RESULTS OF OPERATIONS


Results of Operations:
----------------------

    The following chart summarizes key components of consolidated operating results for each of the last three years.


CONSOLIDATED OPERATIONS
-------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                               1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized investment
gains/losses and accounting changes):
Revenues:
    Premiums                                                                    $ 9,474.4    $ 8,688.8    $ 8,768.0
    Net investment income                                                         1,551.2      1,314.3      1,508.7
    Other                                                                           220.1        191.6        149.9
-------------------------------------------------------------------------------------------------------------------
                                                                                 11,245.7     10,194.7     10,426.6
Benefits and expenses                                                            11,144.4     10,904.3     12,156.3
-------------------------------------------------------------------------------------------------------------------
    Income (loss) before income tax                                                 101.3       (709.6)    (1,729.7)
Income tax benefit                                                                   85.7        457.9        831.9
-------------------------------------------------------------------------------------------------------------------
    Net operating income (loss) (excluding realized investment gains/losses)    $   187.0    $  (251.7)   $  (897.8)
===================================================================================================================

CONSOLIDATED OPERATIONS
-------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                               1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
SUPPLEMENTAL FINANCIAL DATA:
Net operating income (loss) by group:
    Property/Casualty                                                           $   147.9    $  (266.6)   $  (928.4)
    Life                                                                             87.0         43.5         52.0
    Other                                                                           (47.9)       (28.6)       (21.4)
-------------------------------------------------------------------------------------------------------------------
                                                                                    187.0       (251.7)      (897.8)
-------------------------------------------------------------------------------------------------------------------
Net realized investment gains (losses) by group:
    Property/Casualty                                                              (104.6)       435.8        175.9
    Life                                                                            (45.6)        72.6         53.2
    Other                                                                            (0.3)        10.8          6.2
-------------------------------------------------------------------------------------------------------------------
                                                                                   (150.5)       519.2        235.3
-------------------------------------------------------------------------------------------------------------------
Accounting changes by group:
    Property/Casualty                                                                 -            -          307.9
    Life                                                                              -            -           24.0
-------------------------------------------------------------------------------------------------------------------
                                                                                      -            -          331.9
-------------------------------------------------------------------------------------------------------------------
Net income (loss) by group:
    Property/Casualty                                                                43.3        169.2       (444.6)
    Life                                                                             41.4        116.1        129.2
    Other                                                                           (48.2)       (17.8)       (15.2)
-------------------------------------------------------------------------------------------------------------------
                                                                                $    36.5    $   267.5    $  (330.6)
===================================================================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                     CONSOLIDATED RESULTS


Consolidated Results

Revenues excluding realized losses were $11.246 billion, up 10.3% from 1993 and up 7.9% from 1992. For 1994, revenues reflect increases of $786 million (9.0%) in earned premiums, $237 million (18.0%) in net investment income and $29 million (14.9%) in other income.

For 1994, CNA reported net operating income (which excludes net realized investment gains/losses) of $187.0 million, or $2.94 per share, compared to a loss of $251.7 million, or $4.14 per share, for 1993 and a net operating loss of $897.8 million, or $14.60 per share, for 1992.

In 1993 and 1992, results were adversely affected by substantial additions to reserves for asbestos-related bodily injury claims. The 1993 operating loss reflects a third quarter $500 million addition to Casualty's claim reserves, which resulted in a $325 million charge against after-tax earnings, or $5.26 per share, against CNA's net income. In 1992, Casualty also increased its claim reserves with respect to asbestos-related bodily injury cases by $1.5 billion in the fourth quarter, resulting in an after-tax charge of $990 million, or $16.02 per share. These reserving actions were taken in recognition of Casualty's litigation with Fibreboard as discussed previously.

Realized investment losses, net of tax, amounted to $150.5 million, or a loss of $2.43 per share in 1994, compared to net realized investment gains of $519.2 million, or $8.40 per share in 1993 and $235.3 million, or $3.81 per share, in 1992.

CNA's total income tax benefit for 1994 amounted to $170.5 million compared to $174.1 million and $712.5 million for the same periods in 1993 and 1992, respectively.

CNA's income tax benefit on net operating income (which excludes net realized investment gains/losses) amounted to $85.7 million for 1994, compared to $457.9 million for 1993, and $831.9 million for 1992. The income tax benefit on realized investment losses totaled $84.8 million for 1994, compared with an income tax expense of $283.8 million and $119.4 million for 1993 and 1992, respectively.

Net income for 1994 was $36.5 million, or $0.51 per share, compared with net income of $267.5 million, or $4.26 per share, for 1993 and a net loss of $330.6 million, or $5.42 per share in 1992. Included in 1992 net income were accounting changes related to the discounting of certain workers' compensation and disability claims, as well as the adoption of Statements of Financial Accounting Standards on Postretirement Benefits (SFAS 106) and Accounting for Income Taxes (SFAS 109). The cumulative effect of adopting these accounting changes was to decrease the 1992 net loss by $331.9 million, or $5.37 per share.

                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                       PROPERTY/CASUALTY OPERATIONS


Property/Casualty Operations

PROPERTY/CASUALTY GROUP
-------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                           1994         1993         1992
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized investment
  gains/losses and accounting changes):
Revenues:
 Premiums                                                                                    $6,838.5     $6,275.0     $6,353.6
 Net investment income                                                                        1,240.4      1,059.8      1,224.1
 Other                                                                                          170.4        151.8        112.1
-------------------------------------------------------------------------------------------------------------------------------
                                                                                              8,249.3      7,486.6      7,689.8
Benefits and expenses                                                                         8,210.1      8,218.6      9,465.3
-------------------------------------------------------------------------------------------------------------------------------
 Operating income (loss) before income tax                                                       39.2       (732.0)    (1,775.5)
Income tax benefit                                                                              108.7        465.4        847.1
-------------------------------------------------------------------------------------------------------------------------------
 Net operating income (loss) (excluding realized investment gains/losses
    and accounting changes)                                                                  $  147.9     $ (266.6)    $ (928.4)
===============================================================================================================================

Property/casualty profitability, as measured by pretax operating income before realized losses, improved significantly in 1994 despite increased catastrophe losses largely associated with the Northridge earthquake and continued strengthening of environmental reserves. Contributing to the improvement in underwriting results were a significant decline in asbestos-related (Fibreboard) reserve development and favorable loss trends in workers' compensation resulting in both favorable prior year reserve development and improvement in current accident year loss ratios. Investment income also increased significantly due to efforts taken during the year to lengthen the bond portfolio's duration and the overall rise in market interest rates.

The property/casualty group writes primarily commercial lines coverages. Customers include large national corporations, small and medium-sized businesses, groups and associations, and professionals. Coverages are written primarily through traditional insurance contracts, under which risk is transferred to the insurer. Many commercial account policies are written under retrospectively-rated contracts, which are experience-rated. Premiums for such contracts may be adjusted, subject to limitations set by contract, based on loss experience of the insureds. Other experience-rated policies include provisions for adjustments to dividends based on loss experience. Experience-rated contracts reduce but do not eliminate risk to the insurer. Approximately 38% of the property/casualty insurance is written on an experience-rated basis.

The property/casualty group also provides loss control, policy administration and claim administration services under service contracts for fees. Such services are provided primarily in the workers' compensation market where retention of more risk by the employer through self-insurance or high-deductible programs has become increasingly prevalent.


                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                PROPERTY/CASUALTY OPERATIONS (cont.)


Commercial business includes such lines as workers' compensation, general liability, professional and specialty, multiple peril, and accident and health coverages. Professional and specialty coverages include liability coverage for architects and engineers, lawyers, accountants, medical and dental professionals; directors and officers liability; and other specialized coverages. CNA also assumes commercial risks from other insurers. The major components of CNA's commercial business are workers' compensation, general liability and professional and specialty coverages, which accounted for 26%, 18% and 15%, respectively, of 1994 premiums earned, including premiums for involuntary risks.

The property/casualty group also markets personal lines of insurance, primarily automobile and homeowners coverages sold to individuals under monoline and package policies.

Property/casualty revenues, excluding net realized investment losses were $8.249 billion, up 10.2% from 1993 and up 7.3% from 1992.

Property/casualty earned premiums were $6.839 billion, up 9.0% from the $6.275 billion earned in 1993 and up 7.6% from 1992. The 1994 earned premium increase was $563.5 million and was principally attributable to increases in medium commercial accounts ($211 million), group accident/health ($132 million), professional liability ($138 million), and international reinsurance ($65 million). The growth in professional liability is due to a combination of new business and rate increases in selected programs. The increase in premium for the other lines of business mentioned above is primarily due to growth in customers.

Property/casualty investment income for 1994 was up 17.0% from the $1.060 billion in 1993 and up 1.3% from 1992. Investment income increased primarily due to the general increase in interest rates and a shift on the part of CNA to longer-term and higher yielding investments, which in turn resulted in a decrease in short-term investments (excluding investments relating to loaned securities) from $5.1 billion at December 31, 1993 to $2.3 billion at December 31, 1994. This repositioning was undertaken to improve future overall investment returns.

Casualty sold approximately $25.0 billion of fixed income and equity securities in 1994, realizing pretax net losses of $167.9 million. Of the securities sold, approximately $15 billion, $7 billion and $3 billion were from the U.S. treasury, government mortgage-backed and tax-exempt municipal bond portfolios, respectively. Net operating income excluding net realized investment gains/losses of CNA's property/casualty insurance subsidiaries was $147.9 million for 1994, compared to a net loss of $266.6 million in 1993 and $928.4 million for 1992. Net realized investment losses for 1994 were $104.6 million, compared to net realized gains of $435.8 million and $175.9 million for 1993 and 1992, respectively.

Pretax operating income excluding net realized investment gains/losses for the property/casualty insurance subsidiaries was $39.2 million in 1994, compared to an operating loss of $732.0 million and $1,775.5 million for 1993 and 1992, respectively. The underwriting loss for 1994 was $1,201.2 million, compared to $1,791.8 million and $2,999.6 million in 1993 and 1992, respectively. The GAAP combined ratio was 115.0 for 1994, compared with 127.3 and 144.8 for 1993 and 1992, respectively. As discussed in the previous section, the primary reasons for the 1993 and 1992 poor operating results were the reserve additions of $500 million related to Fibreboard in the third


                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                PROPERTY/CASUALTY OPERATIONS (cont.)


quarter of 1993 and $1.5 billion in the fourth quarter of 1992. Such loss provisions increased the GAAP combined ratio by 8.0% and 23.6% in 1993 and 1992, respectively.

Catastrophe losses for 1994 on a pretax basis were approximately $283 million, compared with $74 million in 1993 and $270 million in 1992. CNA's 1994 catastrophe losses related primarily to the Northridge earthquake near Los Angeles and severe winter storms in the Northeast.

Property/casualty pretax results include income for involuntary risks of $17.8 million in 1994. The results are due to the overall improvement in the workers' compensation market over the last two years and reflect releases of claim reserves related to prior years, as noted below. Involuntary risk charges were $80.8 million and $257.3 million in 1993 and 1992, respectively. Involuntary risks include mandatory participation in residual markets, statutory assessments for insolvencies of other insurers and other involuntary charges.

CNA, consistent with sound insurance reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified. These adjustments, referred to as "reserve development," are inevitable given the complexities of the reserving process and are recorded in the statement of operations in the period the need for the adjustment is apparent. The property/casualty underwriting losses include net favorable reserve development of $71 million for the year 1994.

Results for 1994 include adverse development for asbestos and environmental pollution claims which were offset by favorable development in other lines. Favorable trends include positive severity experience in professional liability lines and improvement in voluntary and involuntary workers' compensation experience, resulting in reserve decreases of $188 million and $100 million, respectively.

Reserve strengthening ("unfavorable development") related to prior years, net of reinsurance recoverable, amounted to $590 million and $1,617 million for the years 1993 and 1992, respectively. Reserve development includes strengthening of $37 million, $601 million and $1,689 million for the years 1994, 1993 and 1992, respectively, for asbestos claims primarily representing reserve additions related to the Fibreboard litigation, as discussed previously.

Adverse reserve development for environmental pollution claims and claim expenses totaled $180 million, $446 million and $48 million for the years 1994, 1993 and 1992, respectively. The 1993 development includes $340 million of reserves for unreported environmental claims that was previously recorded, but not explicitly allocated, to environmental claims.

As of December 31, 1994 and 1993, CNA carried approximately $427 million and $340 million, respectively, of claim and claim expense reserves for unreported environmental pollution claims in addition to the $79 million and $94 million, respectively, of reserves recorded for reported claims. CNA has not attributed any reinsurance to reserves for unreported claims. The reserves for reported claims cited above are net of reinsurance recoverable of $3 million and $5 million at December 31, 1994 and 1993, respectively. Refer to Notes J and K of the Consolidated Financial Statements for further discussion of asbestos and environmental pollution exposures.

While it is too early to estimate the magnitude of CNA's losses from the January, 1995 earthquake in Kobe, Japan, the ultimate amounts are not expected to be significant.


                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                       LIFE OPERATIONS


Life Operations

LIFE GROUP
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                         1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized investment
  gains/losses and accounting changes):
Revenues:
    Premiums                                                                               $2,678.2     $2,442.2     $2,437.7
    Net investment income                                                                     310.6        259.7        283.5
    Other                                                                                      49.6         37.3         36.1
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            3,038.4      2,739.2      2,757.3
Benefits and expenses                                                                       2,904.0      2,672.8      2,678.7
-----------------------------------------------------------------------------------------------------------------------------
    Income before income tax                                                                  134.4         66.4         78.6
Income tax expense                                                                             47.4         22.9         26.6
-----------------------------------------------------------------------------------------------------------------------------
    Net operating income (excluding realized investment gains/losses
       and accounting changes)                                                             $   87.0     $   43.5     $   52.0
=============================================================================================================================


CNA sells a variety of individual and group insurance products. The individual and group insurance products currently being marketed consist primarily of term, universal life, participating policies and individual annuity products. Group insurance products include life, accident and health consisting primarily of major medical and hospitalization, and pension products.

CNA has formed the Life Operations Department to increase substantially its presence and profitability in the individual life marketplace. The department introduced new term and permanent life products, as well as annuities in 1994. All new products were very well received in the marketplace, with monthly applications for new policies doubling by the end of the year. Sales have continued to increase as a result of the new products. Profits increased primarily due to increased investment income and improved mortality.

CNA is also benefiting from favorable trends in the life/health insurance industry. Solid profits for the industry reflect lower crediting rates on interest-sensitive products, expense reductions, and moderation in health care costs.

Life insurance revenues excluding realized net investment gains were up 10.9% from 1993 and up 10.2% from 1992. Life insurance and annuity premiums for 1994 were up 9.7% from 1993 and up 9.9% from 1992. The premium growth in 1994 was $236 million and was principally attributable to increases in new business in group operations ($140 million) and pension operations ($80 million). Life investment income increased by approximately 20% due to the same reasons described for property/casualty operations. A move on the part of CNA to longer-term and higher yielding investments resulted in a decrease in the short-term investments (excluding investments relating to loaned securities) for the life group from $1.2 billion at December 31, 1993 to $260.7 million at December 31, 1994.

CNA's life insurance subsidiaries' net operating income excluding net realized investment gains/losses was $87.0 million for 1994, compared to $43.5 million and $52.0 million for 1993 and 1992, respectively.
Net realized investment losses for 1994 were $45.6 million, compared to net realized gains of $72.6 million for 1993 and $53.2 million for 1992.


                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                       FINANCIAL CONDITION


Financial Condition
-------------------
CNA's property/casualty insurance subsidiaries' statutory surplus grew from $3.1 billion in 1989 to $3.9 billion in 1991. In 1992, property/casualty surplus declined to $3.1 billion primarily due to $1.5 billion in adverse asbestos reserve development and offset partially by the accounting changes described in Note B in the Notes to the Consolidated Financial Statements. In 1993, property/casualty surplus rose to approximately $3.6 billion despite another $500 million increase in asbestos reserves relating to Fibreboard. In 1994, surplus declined to $3.4 billion. The decline in surplus was primarily attributable to realized losses. Included in the changes in the property/casualty surplus are capital contributions from CNA to Casualty of $475 million in 1993, $120 million in 1990 and $200 million in 1989. Dividends of $175 million, $150 million, $100 million, $130 million and $100 million were paid to CNA by Casualty in 1994, 1993, 1992, 1991 and 1989, respectively.

Statutory surplus of CNA's life insurance subsidiaries grew from $786 million at December 31, 1989 to more than $1 billion at December 31, 1994. Life statutory surplus includes capital contributions from Casualty to Continental Assurance Company of $100 million and $130 million in 1990 and 1989, respectively.

Assets totaled $44.3 billion at the end of 1994, an increase of 5.7% over 1993 and 11.5% over 1992. CNA's investment portfolio increased by $1.6 billion, or 6.2%, over the 1993 level of $26.9 billion. These increases were primarily the result of increased securities lending activity of $1.9 billion where CNA sells securities to brokers while agreeing to repurchase them at a future date.

CNA's consolidated stockholders' equity was $4.5 billion at December 31, 1994, compared to $5.4 billion and $4.8 billion at December 31, 1993 and 1992, respectively. The volatility in stockholders' equity the last two years has primarily been the result of recognizing the effects of unrealized appreciation/depreciation on debt securities.

FINANCIAL CONDITION
----------------------------------------------------------------------------------------------------------------------------------
                                                                       STATUTORY SURPLUS                 CONSOLIDATED
                                                                       -----------------     -------------------------------------
                                                                       PROPERTY/                         STOCKHOLDERS'  BOOK VALUE
December 31                                                            CASUALTY     LIFE      ASSETS        EQUITY       PER SHARE
----------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
1994                                                                    $3,367    $1,055     $44,320        $4,546       $71.13
1993                                                                     3,598     1,022      41,912         5,381        84.65
1992                                                                     3,136     1,003      39,744         4,789        75.07
1991                                                                     3,928       968      39,162         5,109        80.24
1990                                                                     3,147       849      34,713         4,490        70.23
1989                                                                     3,118       786      30,883         4,154        64.74
---------------------------------------------------------------------------------------------------------------------------------


                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                           INVESTMENTS


INVESTMENTS:

    The following table summarizes CNA's general account investments with debt securities shown at amortized cost for each of the last five years.


DISTRIBUTION OF INVESTMENTS --
GENERAL ACCOUNT
-----------------------------------------------------------------------------------------------------------------------------------
December 31                                          1994    %        1993      %      1992       %     1991    %        1990   %
-----------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
 Fixed maturities (at amortized cost):
   Bonds:
     Tax exempt                                   $ 3,717    13    $ 4,725     19   $ 9,502     42   $ 8,998    41    $ 7,985    44
     Taxable                                       17,483    63     11,933     48     7,286     32     9,674    44      6,885    38
   Redeemable preferred stocks                        423     2        445      2       568      3       103     1        157     1
 Equity securities:
  Common stocks                                       755     3        508      2       348      2       230     1        440     2
  Non-redeemable preferred stocks                      -      -          -      -         9      -        11     -          9     -
 Mortgage loans and real estate                        47     -         62      -        89      -       122     1        145     1
 Policy loans                                         176     1        174      1       179      1       181     1        185     1
 Other invested assets                                101     -         68      -        53      -        56     -         24     -
 Short-term investments                             5,036    18      6,944     28     4,444     20     2,511    11      2,405    13
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS                                       $27,738  100%    $24,859   100%   $22,478*   100%  $21,886*  100%   $18,235* 100%
===================================================================================================================================
INVESTMENTS AT MARKET VALUE                       $26,943*         $25,363*         $23,324          $22,816          $18,466
===================================================================================================================================
*As reported in the Consolidated Balance Sheet.


CNA's general account investment portfolio is managed to maximize after-tax investment return while minimizing credit risks with investments concentrated in high quality securities to support its insurance underwriting operations.

CNA has the capacity to hold its fixed income portfolio to maturity. However, securities may be sold as part of CNA's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, or other similar factors. Accordingly, the fixed income securities are classified as available-for-sale.

The general account portfolio consists primarily of high quality marketable debt securities, 95% of which are rated as investment grade. At December


                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                         INVESTMENTS (cont.)


31, 1994, tax-exempt securities and short-term investments comprised approximately 13% and 18%, respectively, of the general account's total investment portfolio compared to 19% and 28%, respectively, at December 31, 1993. At December 31, 1994 and 1993, short-term investments primarily consisted of U. S. treasury bills and commercial paper. The components of the short-term investment portfolio were as follows:

SHORT-TERM INVESTMENTS
-------------------------------------------------------------------------
December 31                                       1994               1993
-------------------------------------------------------------------------
(In millions of dollars)

Security repurchase collateral               $ 2,478.8          $   623.0
Escrow--Note A                                 1,009.9              986.8
Other                                          1,547.4            5,334.2
-------------------------------------------------------------------------
   Total short-term investments              $ 5,036.1          $ 6,944.0
=========================================================================

CNA holds a small amount of derivative financial instruments for purposes of enhancing income and total return. The derivative securities are marked-to-market and reported as realized investment gains and losses. CNA's investment in, and risk in relation to, derivative securities is not significant. See Note F for further information.

As of December 31, 1994, in accordance with SFAS 115, CNA's general account investments in bonds and redeemable preferred stocks were carried at a fair value of $20.8 billion, compared with $17.6 billion at December 31, 1993. At December 31, 1994, net unrealized losses on fixed income securities amounted to approximately $795 million. This compares with $504 million and $846 million of net unrealized gains at December 31, 1993 and 1992, respectively. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1994, were $194 million and $989 million, respectively, compared to $564 million and $60 million, respectively, at December 31, 1993 and $931 million and $85 million, respectively, at December 31, 1992.

Net unrealized losses on general account bonds at December 31, 1994 include net unrealized losses on high yield securities of $30 million, compared with net unrealized gains of $15 million at December 31, 1993 and $44 million at December 31, 1992. High yield securities are bonds rated as below investment grade by bond rating agencies, plus private placements and other unrated securities which, in the opinion of management, are below investment grade. Carrying and fair values of high yield securities in the general account were $1.0 billion at December 31,1994, compared to $727 million at December 31, 1993.

At December 31, 1994, total Separate Account cash and investments amounted to $6.1 billion with taxable debt securities representing approximately 88% of the Separate Accounts portfolio. Approximately 88% of Separate Account investments are used to fund guaranteed investment contracts (GIC's) for which Continental Assurance Company guarantees principal and a specified return to the contractholders. Securities included in the GIC portfolio are matched with the corresponding liability in the GIC contract. At December 31, 1994, all fixed income securities in the GIC portfolio were carried at fair value in accordance with SFAS 115 and amounted to $4.6 billion. At December 31, 1994, net unrealized losses on fixed income securities amounted to



                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                        INVESTMENTS (cont.)


approximately $195 million. This compares to $148 million in net unrealized gains at December 31, 1993 and $158 million at December 31, 1992. The gross unrealized gains and losses for the fixed income securities portfolio at December 31, 1994, were $34 million and $229 million, respectively, compared to $163 million and $15 million, respectively, at December 31, 1993 and $184 million and $26 million, respectively at December 31, 1992.

At December 31, 1994, high yield securities in the GIC portfolio were carried at fair value and amounted to $1.102 billion, compared with $1.068 billion at December 31, 1993. Net unrealized losses on high yield securities held in such Separate Accounts were $108 million at December 31, 1994, compared with net unrealized gains of $56 million at December 31, 1993 and of $28 million at December 31, 1992.

High yield securities generally involve a greater degree of risk than that of investment grade securities. Expected returns should, however, compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. As of December 31, 1994, CNA's concentration in high yield bonds including Separate Accounts was approximately 4.8% of total assets.

Included in CNA's fixed income securities at December 31, 1994 (general and GIC portfolios) are $4.6 billion of asset-backed securities, consisting of approximately 34% in U.S. government agency issued pass-through certificates, 50% in collateralized mortgage obligations (CMO's), and 16% in corporate asset-backed obligations. The majority of CMO's held are U.S. government agency issues, which are actively traded in liquid markets and are priced by broker-dealers.

CNA limits the risks associated with interest rate fluctuations and prepayment by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. CNA avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1994, the amortized cost of asset-backed securities was in excess of the fair value by approximately $181 million compared with unrealized gains of $87 million for the comparable period a year ago.

Over the last few years, much concern has been raised regarding the quality of insurance company invested assets. At December 31, 1994, 64% of the general account's debt securities portfolio was invested in U.S. government and affiliated securities, 18% in other AAA rated securities, and 11% in AA and A rated securities. CNA's GIC fixed income portfolio is comprised of 29% U.S. government and affiliated securities, 20% other AAA rated securities, and 18% in AA and A rated securities. These ratings are primarily from Standard & Poor's (95% of the general account portfolio and 94% of the GIC portfolio). In addition, CNA's investment in mortgage loans and real estate are substantially below the industry average.

                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                     LIQUIDITY AND CAPITAL RESOURCES


The following table summarizes the General Account's unrealized net gains and losses on fixed income and equity securities for the last five years.


UNREALIZED APPRECIATION (DEPRECIATION)
FIXED INCOME AND EQUITY SECURITIES--GENERAL ACCOUNT
----------------------------------------------------------------------------------------------------
December 31                                          1994      1993       1992       1991       1990
----------------------------------------------------------------------------------------------------
(In millions of dollars)
Bonds                                               $(801)     $501       $842       $918       $246
Redeemable preferred stocks                             6         3          4         13        (15)
Equity securities                                      18        76         46         33         23
----------------------------------------------------------------------------------------------------


Liquidity and Capital Resources:
--------------------------------
The liquidity requirements of CNA have been met primarily by funds generated from operations. The principal operating cash flow sources of CNA's property/casualty and life insurance subsidiaries are premiums, investment income, and sales and maturities of investments. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

For the year ended December 31, 1994, CNA's operating activities generated net positive cash flows of approximately $1.0 billion, compared with $1.3 billion in 1993 and $1.0 billion in 1992. The decrease in 1994 cash flow, as compared with 1993, is due primarily to Fibreboard claim payments, catastrophe claim payments, and a decline in Federal income tax recoveries. CNA believes that future liquidity needs will be met primarily by cash generated from operations, other than for financing needs related to the CIC acquisition.

Net cash flows from operations are invested in marketable securities. Investment strategies employed by CNA's insurance subsidiaries consider the cash flow requirements of the insurance products sold and the tax attributes of the various types of marketable investments.









                     CNA FINANCIAL CORPORATION
                     -------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------
                        ACCOUNTING STANDARDS

Accounting Standards:
---------------------
Standards adopted during 1994:

Accounting for Post-employment Benefits

In November 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 112, "Employers' Accounting for Post-employment Benefits." This Statement established accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement (post-employment benefits). Post-employment benefits include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and counseling, and continuation of benefits such as health care benefits and life insurance coverage. This Statement is effective beginning in 1994. CNA has historically followed the requirements of SFAS 112.

Disclosures about Derivative Financial Instruments and
Fair Value of Financial Instruments

In October 1994, the FASB issued SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This Statement requires disclosures about derivative financial instruments, including--futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics. This Statement is effective for financial statements issued for fiscal years ending after December 15, 1994. See Note F in the Notes to the Consolidated Financial Statements.

Disclosures of Certain Matters in the
Financial Statements of Insurance Enterprises

In December 1994, the Accounting Standards Division of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 94-5, "Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises." This SOP requires insurance enterprises to disclose in their GAAP financial statements permitted statutory accounting practices, including transactions which prescribed statutory accounting practices do not address. Disclosures are also required for information about liability for unpaid claims and claim adjustment expenses. This Statement is effective for financial statements issued for fiscal years ending after December 15, 1994. For more information see Notes E and K in the Notes to the Consolidated Financial Statements.






                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                   ACCOUNTING STANDARDS (cont.)


Standards to be adopted in the future:

Disclosures of Certain Significant Risks and Uncertainties

In December 1994, the Accounting Standards Division of the AICPA issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." This SOP requires reporting entities to include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. Additional disclosures are required for certain significant estimates utilized in the financial statements and current vulnerability due to certain concentrations if specific criteria are met. This Statement is effective for financial statements issued for fiscal years ending after December 15, 1995. The adoption of this Statement is not expected to have a significant impact on CNA.

Accounting by Creditors for Impairment of a Loan

In May 1993, the FASB issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It also requires that applicable loans be treated as impaired when it is probable that a creditor will be unable to collect all amounts (both principal and interest) contractually due. This Statement applies to financial statements for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" which amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. It also amends the disclosure requirements to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The adoption of these Statements is not expected to have a significant impact on CNA.


















                     CNA FINANCIAL CORPORATION
                     -------------------------

                   CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                     CONSOLIDATED BALANCE SHEET

ASSETS
----------------------------------------------------------------------------------------------------------------------------
December 31                                                                                            1994             1993
----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments--Note C:
  Fixed maturities available-for-sale (cost: $21,623.1 and $17,103.2)                             $20,827.7        $17,607.6
  Equity securities available-for-sale (cost: $736.3 and $432.7)                                      754.8            508.2
  Mortgage loans and real estate (less accumulated depreciation: $3.4 and $3.5)                        46.9             61.6
  Policy loans                                                                                        176.3            174.0
  Other invested assets                                                                               101.1             68.0
  Short-term investments--Note A                                                                    5,036.1          6,944.0
----------------------------------------------------------------------------------------------------------------------------
   TOTAL INVESTMENTS                                                                               26,942.9         25,363.4
----------------------------------------------------------------------------------------------------------------------------
 Cash                                                                                                 147.6            129.6
 Insurance receivables:
  Reinsurance receivables--Notes A and B                                                            3,187.7          2,951.7
  Other insurance receivables                                                                       3,861.4          3,657.0
  Less allowance for doubtful accounts                                                               (127.5)          (117.3)
 Deferred acquisition costs                                                                         1,026.4            985.4
 Accrued investment income                                                                            407.1            245.9
 Receivables for securities sold                                                                      258.7            387.5
 Federal income taxes recoverable (includes $85.8 and $71.8 due from Loews)--Note H                    93.4             78.5
 Deferred income taxes--Note H                                                                      1,662.5          1,029.7
 Property and equipment at cost (less accumulated depreciation: $244.9 and $219.4)                    263.3            221.5
 Prepaid reinsurance premiums                                                                         175.1            167.3
 Other assets                                                                                         341.5            271.5
 Separate Account business                                                                          6,080.3          6,540.6
----------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                                   $44,320.4        $41,912.3
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.














                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                   CONSOLIDATED BALANCE SHEET (cont.)

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------
December 31                                                                                            1994             1993
----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Liabilities:
 Insurance reserves:
  Claim and claim expense--Note K                                                                 $22,564.7        $21,670.2
  Future policy benefits                                                                            3,049.8          2,753.6
  Unearned premiums                                                                                 2,690.7          2,556.0
  Policyholders' funds                                                                                632.5            478.6
 Participating policyholders' equity                                                                   98.0            141.5
 Securities sold under repurchase agreements                                                        2,478.6            613.3
 Payables for securities purchased                                                                    281.4             40.1
 Short-term debt--Note D                                                                                2.0              2.0
 Long-term debt--Note D                                                                               911.8            913.3
 Other liabilities                                                                                    984.7            822.0
 Separate Account business                                                                          6,080.3          6,540.6
----------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES                                                                               39,774.5         36,531.2
----------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities--Notes G, J and K
Stockholders' equity--Note E:
 Common stock ($2.50 par value; Authorized - 200,000,000 shares;
 Issued - 61,841,969 shares)                                                                          154.6            154.6
 Preferred stock                                                                                      150.0            150.0
 Additional paid-in capital                                                                           434.7            434.7
 Retained earnings                                                                                  4,315.5          4,284.3
 Net unrealized investment gains (losses)--Note C                                                    (506.4)           360.0
 Treasury stock, at cost                                                                               (2.5)            (2.5)
----------------------------------------------------------------------------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY                                                                       4,545.9          5,381.1
----------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $44,320.4        $41,912.3
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.












                     CNA FINANCIAL CORPORATION
                     -------------------------

                   CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                  STATEMENT OF CONSOLIDATED OPERATIONS

-----------------------------------------------------------------------------------------------------------------------------
Year Eended December 31                                                                     1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
Revenues:
 Premiums--Note G                                                                     $ 9,474.4      $ 8,688.8      $ 8,768.0
 Net investment income--Note C                                                          1,551.2        1,314.3        1,508.7
 Realized investment gains (losses)--Note C                                              (246.2)         816.1          366.8
 Other                                                                                    220.1          191.6          149.9
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       10,999.5       11,010.8       10,793.4
-----------------------------------------------------------------------------------------------------------------------------
Benefits and expenses:
 Insurance claims and policyholders' benefits--Note G                                   8,450.3        8,556.6        9,870.7
 Amortization of deferred acquisition costs                                             1,377.5        1,200.3        1,074.5
 Other operating expenses                                                               1,235.2        1,119.7        1,186.5
 Interest expense                                                                          70.5           40.8           36.7
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       11,133.5       10,917.4       12,168.4
-----------------------------------------------------------------------------------------------------------------------------
    Income (loss) before income tax                                                      (134.0)          93.4       (1,375.0)
Income tax benefit--Note H                                                                170.5          174.1          712.5
-----------------------------------------------------------------------------------------------------------------------------
    Income (loss) before cumulative effect of accounting changes                           36.5          267.5         (662.5)
Cumulative effect on prior years of accounting changes--Note B:
 Income taxes                                                                                -              -           133.0
 Postretirement benefits other than pensions (net of income tax benefit of $32.8)            -              -           (63.6)
 Discounting of certain workers' compensation and disability claim reserves
    (net of income tax expense of $135.2)                                                    -              -           262.5
-----------------------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                                                 $    36.5      $   267.5      $  (330.6)
=============================================================================================================================
EARNINGS PER SHARE
Income (loss) before cumulative effect of accounting changes                          $    0.51      $    4.26      $  (10.79)
Cumulative effect of accounting changes--Note B                                              -              -            5.37
-----------------------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                                                 $    0.51     $     4.26      $   (5.42)
=============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.









                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
             STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------------
                                                                                                       NET
                                                                     ADDITIONAL                    UNREALIZED
                                 COMMON     PREFERRED   TREASURY     PAID-IN       RETAINED       INVESTMENT
                                 STOCK        STOCK       STOCK      CAPITAL       EARNINGS      GAINS (LOSSES)       TOTAL
----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
BALANCE, DECEMBER 31, 1991       $154.6       $150.0      $(2.8)      $435.0        $4,355.5          $16.3         $5,108.6
Net loss                             -            -          -            -           (330.6)            -            (330.6)
Unrealized investment gains,
   net--Note C                       -            -          -            -               -            15.4             15.4
Preferred dividends                  -            -          -            -             (4.2)            -              (4.2)
Other                                -            -         0.3         (0.3)             -              -                -
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992        154.6        150.0       (2.5)       434.7         4,020.7           31.7          4,789.2
Net income                           -            -          -            -            267.5             -             267.5
Unrealized investment gains,
   net--Note C                       -            -          -            -               -             8.8              8.8
Adjustment resulting from
  change in accounting for
  debt securities, net of
  income tax expense of
  $176.5 and participating
  policyholders' interest of
  $8.3--Note B                       -            -          -            -               -           319.5            319.5
Preferred dividends                  -            -          -            -             (3.9)            -              (3.9)
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993        154.6        150.0       (2.5)       434.7         4,284.3          360.0          5,381.1
Net income                           -            -          -            -             36.5             -              36.5
Unrealized investment losses,
  net--Note C                        -            -          -            -               -          (866.4)          (866.4)
Preferred dividends                  -            -          -            -             (5.3)            -              (5.3)
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994       $154.6       $150.0      $(2.5)      $434.7        $4,315.5        $(506.4)        $4,545.9
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.













                     CNA FINANCIAL CORPORATION
                     -------------------------

                 CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                STATEMENT OF CONSOLIDATED CASH FLOWS

--------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                    1994          1993          1992
--------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net income (loss)                                                                     $   36.5      $  267.5      $ (330.6)
                                                                                      ------------------------------------
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Cumulative effect of accounting changes                                                    -            -          (331.9)
 Pretax realized (gains) losses                                                          246.2        (816.1)       (366.8)
 Participating policyholders' interest                                                   (12.0)         (4.3)         (3.7)
 Amortization of bond discount                                                           (95.5)        (88.1)       (126.7)
 Depreciation                                                                             66.1          46.5          39.8
 Changes in:
  Other insurance receivables, net                                                      (194.2)        345.0          68.3
  Reinsurance receivables                                                               (236.0)        298.2         457.9
  Prepaid reinsurance premiums                                                            (7.8)        (15.0)         (0.4)
  Deferred acquisition costs                                                             (41.0)        (85.3)        (27.2)
  Accrued investment income                                                             (161.2)         41.6         (25.9)
  Insurance reserves                                                                   1,468.9       1,211.7       2,478.4
  Federal income taxes                                                                   (14.9)        268.8        (387.6)
  Deferred income taxes                                                                  (96.3)       (161.3)       (360.6)
  Reinsurance payables                                                                   (25.0)         30.5          36.5
  Other, net                                                                              48.4         (67.6)       (107.1)
--------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                                    945.7       1,004.6       1,343.0
--------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                         $  982.2      $1,272.1      $1,012.4
--------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.
















                     CNA FINANCIAL CORPORATION
                     -------------------------

----------------------------------------------------------------------
             STATEMENT OF CONSOLIDATED CASH FLOWS (cont.)

--------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                    1994          1993          1992
--------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
 Purchases of fixed maturities                                                      $(34,149.4)   $(42,828.9)   $(32,289.8)
 Proceeds from fixed maturities:
    Sales                                                                             25,287.0      41,216.9      32,762.6
    Maturities, calls and redemptions                                                  4,506.3       2,347.7       1,415.0
 Purchases of equity securities                                                         (892.8)       (758.9)       (485.8)
 Proceeds from sale of equity securities                                                 649.9         736.1         397.5
 Change in short-term investments                                                      1,895.8      (2,485.5)     (1,942.1)
 Purchases of property and equipment                                                    (109.5)        (89.5)        (31.9)
 Change in securities sold under repurchase agreements                                 1,865.3         102.4        (889.4)
 Change in other investments                                                             (21.7)          9.4          51.7
 Other, net                                                                                1.8          (1.2)          0.9
--------------------------------------------------------------------------------------------------------------------------
    NET CASH USED IN INVESTING ACTIVITIES                                               (967.3)     (1,751.5)     (1,011.3)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
 Dividends paid to preferred shareholders                                                 (4.9)         (4.0)         (4.7)
 Receipts from investment contracts credited to
   policyholder account balances                                                          32.8          47.5          47.3
 Return of policyholder account balances in investment contracts                         (22.4)        (18.2)        (18.5)
 Net decrease in short-term debt                                                            -             -          (23.4)
 Principal payments on long-term debt                                                     (2.9)         (1.0)         (0.9)
 Proceeds from issuance of long-term debt                                                  0.5         500.6           1.5
--------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                              3.1         524.9           1.3
--------------------------------------------------------------------------------------------------------------------------
    NET INCREASE IN CASH                                                                  18.0          45.5           2.4
Cash at beginning of period                                                              129.6          84.1          81.7
--------------------------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                                               $    147.6    $    129.6    $     84.1
==========================================================================================================================
Supplemental disclosures of cash flow information:
 Cash received (paid):
  Interest expense                                                                  $    (71.4)   $    (36.3)   $    (36.2)
  Federal income taxes                                                                    70.0         293.6         (30.2)
==========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.






                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
               NOTE A -- SIGNIFICANT ACCOUNTING POLICIES


Note A - Significant Accounting Policies:
-----------------------------------------

BASIS OF PRESENTATION
------------------------------------------------------------------------
Loews Corporation (Loews) owns approximately 84% of the outstanding common stock of CNA Financial Corporation (CNA).

The Consolidated Financial Statements include CNA and its principal operating groups which consist of property/casualty insurance subsidiaries (principally Continental Casualty Company) and life insurance subsidiaries (principally Continental Assurance Company).

The accompanying Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1994. All significant intercompany amounts have been eliminated.

INSURANCE
-----------------------------------------------------------------------
Premium revenue

Insurance premiums on property/casualty and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively-rated policies and deductions for ceded insurance. Revenues on universal life type contracts are comprised of contract charges and fees which are recognized over the coverage period when assessed against the policyholders' account balances. Other life insurance premiums are recognized as revenue when due after deductions for ceded insurance.

Claim and claim expense reserves

Claim and claim expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are based on (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of unreported losses based upon past experience, (c) estimates of assumed insurance, (d) estimates of future expenses to be incurred in settlement of claims and (e) estimates of claim recoveries. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide periodic payments to claimants, which are fixed and determinable as to the amount and time of payment. Certain structured settlements are funded by annuities purchased from Continental Assurance Company. Related annuity obligations are carried in future policy benefits reserves. Obligations for structured settlements not funded by annuities are carried at discounted values which approximate the alternative cost of annuity purchases. Such reserves, discounted at interest rates ranging from 6.25% to 7.5%, totaled $839.0 million and $748.9 million at December 31, 1994 and 1993, respectively.

Workers' compensation lifetime claims and accident and health disability claim reserves are discounted at interest rates ranging from 3.5% to 6% with mortality and morbidity assumptions reflecting current industry experience. Such discounted reserves totaled $1,114.9 million and $969.8 million at December 31, 1994 and 1993, respectively.

Claim and claim expense reserves are based on estimates and the ultimate liability may vary significantly from such estimates. CNA regularly


                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
        NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (cont.)


reviews its reserves, and any adjustments that are made to the reserves are reflected in operating income in the period such adjustments become apparent. Further discussion of claim and claim expense reserves may be found in Note K.

Future policy benefits reserves

Reserves for traditional life insurance products are computed based upon net level premium methods using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 10.5% and mortality, morbidity and withdrawal assumptions reflect CNA and industry experience prevailing at the time of issue. Renewal expense estimates include the estimated effects of inflation and expenses beyond the premium paying period.

Involuntary risks

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

Reinsurance

CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, to provide greater diversification of risk and to minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property risks is on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Deferred acquisition costs

Costs of acquiring insurance business which vary with and are primarily related to the production of such business are deferred. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs. Property/casualty acquisition costs are amortized ratably over the period the related premiums are recognized. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs.

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on ordinary life business are amortized over the assumed premium paying periods. Universal life and investment annuity acquisition costs are


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
           NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (cont.)


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

Valuation of investments

CNA believes it has the ability to hold all fixed income investments until maturity. However, securities may be sold to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, as part of the Company's asset/liability strategy, or for other similar reasons. As a result, CNA considers its fixed maturity securities (bonds and redeemable preferred stocks) and equity securities as available-for-sale. At December 31, 1993, CNA adopted the provisions of Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, available-for-sale securities are carried at fair value. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income.

CNA considers its derivative securities as held for trading purposes and as such, are recorded at fair value at the reporting date.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost which approximates market value.

Investment gains and losses

All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost of the specific securities sold. Unrealized investment gains and losses on fixed maturity and equity securities are reflected as part of stockholders' equity net of applicable deferred income taxes and participating policyholders' interest. Unrealized investment gains and losses on derivative securities are reflected as part of realized investment gains and losses. Investments with an other than temporary decline in value are written down to net realizable values resulting in losses that are included in realized investment gains and losses.

Securities sold under agreements to repurchase

CNA has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the market value of the securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions have been invested in short-term investments (primarily commercial paper). Securities sold under repurchase agreements are recorded at their contracted repurchase amounts. CNA continues to receive the interest on the loaned debt securities, as beneficial owner, and accordingly, the loaned debt securities are included in fixed maturity securities.

Restricted investments

On December 30, 1993, CNA deposited $986.8 million in an escrow account, pursuant to the Fibreboard Global Settlement Agreement, as discussed in Note J to the Consolidated Financial



                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
           NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (cont.)


Statements. The funds are included in short-term investments and are invested in U.S. treasury securities. At December 31, 1994, the escrow account amounted to $1,009.9 million. The escrow account is the prefunding mechanism to the trust fund for future claimants.

Participating business

Participating business represented 0.9%, 1.1% and 1.2% of gross life insurance in force and 1.0%, 1.1% and 1.2% of life insurance premium income for 1994, 1993 and 1992, respectively. Participating policyholders' equity is determined by allocating 90% of the net income or loss and unrealized investment gains or losses related to such business, less dividends determined by the Board of Directors as allowed by applicable laws. In the accompanying Statement of Consolidated Operations, revenues and benefits and expenses include amounts related to participating policies; the net income or loss allocated to participating policyholders' equity is a component of insurance claims and policyholders' benefits.

Separate Account business

Continental Assurance Company issues certain investment and annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying Consolidated Balance Sheet as assets and liabilities of Separate Account business. Continental Assurance Company guarantees principal and a specified return to the contractholders of approximately 88% of the Separate Account business. Substantially all assets of the Separate Accounts are carried at fair value. Separate Account liabilities are carried at the higher of contract value or the fair value of the underlying assets. Investment income and gains and losses for the Separate Account accrue to the contractholders and are therefore not included in the Statements of Consolidated Operations or Cash Flows.

INCOME TAXES
-----------------------------------------------------------------------
The provision for income taxes includes deferred taxes resulting from temporary differences between the financial statement and tax return bases of assets and liabilities under the liability method as required by SFAS 109. Such temporary differences primarily relate to insurance reserves (principally claim reserve discounting), unearned premium reserves, net unrealized investment gains/losses and deferred acquisition costs. Deferred taxes also arise from alternative minimum tax credit carryforwards.

PROPERTY AND EQUIPMENT
-----------------------------------------------------------------------
Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and determined principally on accelerated methods. The cost of maintenance and repairs is charged to income as incurred; major improvements are capitalized.

MANAGEMENT SERVICES
-----------------------------------------------------------------------
CNA reimburses Loews for management services, travel and similar expenses, and expenses of investment facilities and services provided to CNA. Such expenses amounted to approximately $8.3, $9.2 and $7.6 million in 1994, 1993 and 1992, respectively, and are included in the Statement of Consolidated Operations.

EARNINGS PER SHARE
-----------------------------------------------------------------------
Earnings per share applicable to common stock are based on weighted average outstanding shares of common stock of 61,798,000, 61,798,000 and 61,794,000 in 1994, 1993 and 1992, respectively.


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
               NOTE B -- CHANGES IN ACCOUNTING PRINCIPLES


Note B -- Changes in Accounting Principles:
-------------------------------------------
1993 ACCOUNTING CHANGES
-----------------------------------------------------------------------
Investments in Debt and Equity Securities

Effective December 31, 1993, CNA adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that investments in debt and equity securities classified as available-for-sale be carried at fair value. Previously, fixed income securities classified as available-for-sale were carried at the lower of aggregate amortized cost or market value. Unrealized holding gains and losses are reflected as a separate component of shareholders' equity, net of deferred income taxes and participating policyholders' interest. The effect in 1993 of adopting this Statement was to increase shareholders' equity by $319.5 million (net of $176.5 million in deferred income taxes and $8.3 million of participating policyholders' interest). The adoption of this Statement did not impact net income. Separate Account assets invested in debt securities have also been classified as available-for-sale and are carried at fair value.

Reinsurance Accounting

Effective January 1, 1993, CNA adopted SFAS 113, "Accounting and Reporting for Reinsurance of Short-duration and Long-duration Contracts." This Statement establishes the conditions required for a contract to be accounted for as reinsurance, prescribes accounting and reporting standards for those contracts, and requires that balances pertaining to reinsurance transactions be reported "gross" on the balance sheet rather than as reductions of insurance reserves. At December 31, 1993, reinsurance recoverables on insurance claims and policy reserves of $2.5 billion and ceded unearned premiums of $167 million are reported as assets. 1992 balances were restated to conform to the classifications followed in 1993. As a result, assets and liabilities at December 31, 1992 were each increased by $3.1 billion.

The provisions of SFAS 113 that pertain to risk transfer and recognition of revenues and costs did not impact CNA's income or stockholders' equity as all material reinsurance arrangements are prospective and provides for the transfer of risk.








                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
         NOTE B -- CHANGES IN ACCOUNTING PRINCIPLES (cont.)


1992 ACCOUNTING CHANGES
-----------------------------------------------------------------------
In 1992, CNA adopted SFAS 109 "Accounting for Income Taxes," which requires a balance sheet approach in determining income tax expense and SFAS 106 "Employers' Accounting for Post-retirement Benefits Other than Pensions," which resulted in significant changes in accounting for postretirement benefits. In addition, CNA changed its accounting practice of reporting ultimate reserves for fixed and determinable claim reserves related to workers' compensation lifetime claims, and accident and health disability claims to discounting such reserves consistent with accounting practices on other similar fixed and determinable claims.

The cumulative effect as of January 1, 1992 of adopting these accounting changes was:

-------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                  1992        PER SHARE
-------------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
Accounting for income taxes                                                          $ 133.0          $  2.15
Postretirement benefits other than pensions (net of income tax
 benefit of $32.8)                                                                     (63.6)           (1.03)
Discounting of certain workers' compensation and disability claim
 reserves (net of income tax expense of $135.2)                                        262.5             4.25
-------------------------------------------------------------------------------------------------------------
                                                                                     $ 331.9          $  5.37
=============================================================================================================




















                     CNA FINANCIAL CORPORATION
                     -------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                        NOTE C -- INVESTMENTS


Note C -- Investments:
----------------------
NET INVESTMENT INCOME
-------------------------------------------------------------------------------------------------
Year Ended December 31                                               1994        1993        1992
-------------------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities:
 Bonds:
  Tax exempt                                                     $  333.7    $  504.9    $  728.1
  Taxable                                                         1,009.8       531.9       591.5
 Redeemable preferred stocks                                         13.5        21.2        11.2
Equity securities                                                    17.6         7.6        14.5
Mortgage loans                                                        4.3         5.3         8.0
Real estate                                                           0.9         1.1         1.7
Policy loans                                                         10.2        10.0        10.0
Short-term investments                                              130.5       245.2       141.0
Security repurchase transactions--income                            149.7         6.3        18.6
Other                                                                22.2        10.9        19.6
-------------------------------------------------------------------------------------------------
                                                                  1,692.4     1,344.4     1,544.2
Investment expense                                                  (23.7)      (24.8)      (22.4)
Security repurchase transactions--expenses and fees                (117.5)       (5.3)      (13.1)
-------------------------------------------------------------------------------------------------
   NET INVESTMENT INCOME                                         $1,551.2    $1,314.3    $1,508.7
=================================================================================================





















                     CNA FINANCIAL CORPORATION
                     -------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                      NOTE C -- INVESTMENTS (cont.)

ANALYSIS OF INVESTMENT GAINS (LOSSES)
--------------------------------------------------------------------------------------------------
Year Ended December 31                                                1994        1993        1992
--------------------------------------------------------------------------------------------------
(In millions of dollars)
Realized investment gains (losses):
 Fixed maturities                                                $  (296.9)   $  740.8    $  292.6
 Equity securities                                                    44.5        82.5        28.9
 Real estate                                                           0.4         0.5         2.9
 Derivative securities                                                 6.3       (12.0)       (8.5)
 Other, principally Separate Accounts                                 (0.5)        4.3        50.9
                                                                 ---------------------------------
                                                                    (246.2)      816.1       366.8
Allocated to participating policyholders                              10.9       (13.1)      (12.1)
Income tax (expense) benefit                                          84.8      (283.8)     (119.4)
--------------------------------------------------------------------------------------------------
      Net realized investment gains (losses)                        (150.5)      519.2       235.3
--------------------------------------------------------------------------------------------------
Change in unrealized investment gains (losses):
 Fixed maturities                                                 (1,299.8)         -           -
 Equity securities                                                   (57.0)       29.4        13.5
 Other, principally Separate Accounts                                (45.5)      (10.4)        5.8
                                                                 ---------------------------------
                                                                  (1,402.3)       19.0        19.3
Allocated to participating policyholders                              32.5          -          0.7
Income tax (expense) benefit                                         503.4       (10.2)       (4.6)
--------------------------------------------------------------------------------------------------
  Change in net unrealized investment gains (losses)                (866.4)        8.8        15.4
--------------------------------------------------------------------------------------------------
  Change in accounting for adoption of SFAS 115--Note B                 -        319.5          -
--------------------------------------------------------------------------------------------------
      NET REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES)      $(1,016.9)   $  847.5    $  250.7
==================================================================================================

SUMMARY OF REALIZED GAINS (LOSSES)
FOR FIXED MATURITIES AND EQUITY SECURITIES
-------------------------------------------------------------------------------------------------------------------
                                                     1994                    1993                     1992
                                           ----------------------   ----------------------   ----------------------
                                            Fixed       Equity       Fixed       Equity       Fixed       Equity
Year Ended December 31                      Maturities  Securities   Maturities  Securities   Maturities  Securities
-------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Proceeds*                                  $29,793.3     $649.9     $43,564.6     $736.1     $34,177.6     $397.5
===================================================================================================================
Gross realized gains                       $   178.5     $ 65.8     $   833.5     $103.3     $   421.1     $ 40.3
Gross realized losses                         (475.4)     (21.3)        (92.7)     (20.8)       (128.5)     (11.4)
-------------------------------------------------------------------------------------------------------------------
           NET REALIZED GAINS
               (LOSSES) ON SALE            $  (296.9)    $ 44.5     $   740.8     $ 82.5     $   292.6     $ 28.9
===================================================================================================================
* Proceeds from sales of investments in fixed income securities during 1994, 1993 and 1992 included $17.8, $19.4 and $25.9 billion, respectively of U.S. treasury securities.
</table)


                     CNA FINANCIAL CORPORATION
                     -------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                   NOTE C -- INVESTMENTS (cont.)



ANALYSIS OF NET UNREALIZED INVESTMENT GAINS (LOSSES)
INCLUDED IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------
                                                                     1994                                 1993
                                                      --------------------------------      --------------------------------
December 31                                            GAINS        LOSSES         NET        GAINS      LOSSES          NET
----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities                                      $194.2     $  (989.6)    $(795.4)     $564.7      $ (60.3)      $504.4
Equity securities                                       55.6         (37.1)       18.5        84.9         (9.4)        75.5
Other, principally Separate Accounts                     2.5         (59.2)      (56.7)        2.1        (13.3)       (11.2)
                                                       ---------------------------------------------------------------------
                                                      $252.3     $(1,085.9)     (833.6)     $651.7       $(83.0)       568.7
                                                       ===================                   ==================
Allocated to participating policyholders                                          26.1                                  (6.4)
Deferred income tax benefit (expense)                                            301.1                                (202.3)
----------------------------------------------------------------------------------------------------------------------------
   NET UNREALIZED INVESTMENT GAINS (LOSSES)                                    $(506.4)                               $360.0
============================================================================================================================

SUMMARY OF INVESTMENTS IN FIXED
MATURITIES AND EQUITY SECURITIES AVAILABLE-FOR-SALE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                             GROSS         GROSS
                                                                           AMORTIZED       UNREALIZED    UNREALIZED     MARKET
December 31, 1994                                                            COST            GAINS         LOSSES       VALUE
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
United States Treasury securities and obligations of
 government agencies                                                       $11,395.2       $ 15.6      $  629.1       $10,781.7
Asset-backed securities                                                      2,693.2         11.2         140.9         2,563.5
States, municipalities and political subdivisions-tax exempt                 3,716.7        121.8          68.9         3,769.6
Corporate securities                                                         1,936.2         12.8         101.7         1,847.3
Other debt securities                                                        1,459.3         23.3          45.8         1,436.8
Redeemable preferred stocks                                                    422.5          9.5           3.2           428.8
-------------------------------------------------------------------------------------------------------------------------------
  Total fixed maturities                                                    21,623.1        194.2         989.6        20,827.7
Equity securities                                                              736.3         55.6          37.1           754.8
-------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                    $22,359.4       $249.8      $1,026.7       $21,582.5
===============================================================================================================================



                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                      NOTE C -- INVESTMENTS (cont.)


SUMMARY OF INVESTMENTS IN FIXED
MATURITIES AND EQUITY SECURITIES AVAILABLE-FOR-SALE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                             GROSS         GROSS
                                                                           AMORTIZED       UNREALIZED    UNREALIZED     MARKET
December 31, 1993                                                            COST            GAINS         LOSSES       VALUE
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
United States treasury securities and obligations of
 government agencies                                                       $ 6,482.8       $ 80.1         $ 8.4       $ 6,554.5
Asset-backed securities                                                      2,514.6         42.1           9.4         2,547.3
States, municipalities and political subdivisions-tax exempt                 4,725.4        316.7          27.3         5,014.8
Corporate securities                                                         1,765.8         48.2          12.4         1,801.6
Other debt securities                                                        1,170.0         73.4           2.0         1,241.4
Redeemable preferred stocks                                                    444.6          4.2           0.8           448.0
-------------------------------------------------------------------------------------------------------------------------------
  Total fixed maturities                                                    17,103.2        564.7          60.3        17,607.6
Equity securities                                                              432.7         84.9           9.4           508.2
-------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                    $17,535.9       $649.6         $69.7       $18,115.8
===============================================================================================================================

The amortized cost and market value of fixed maturities at December 31, 1994 and 1993 are shown below by contractual maturity.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                     1994                          1993
                                                                           --------------------------    -------------------------
                                                                            AMORTIZED        MARKET       AMORTIZED       MARKET
December 31                                                                    COST           VALUE          COST          VALUE
----------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Due in one year or less                                                    $  1,618.8     $  1,610.7     $    687.7     $    702.7
Due after one year through five years                                         7,475.7        7,076.1        7,486.8        7,581.3
Due after five years through ten years                                        4,713.3        4,400.7        1,445.3        1,486.2
Due after ten years                                                           5,122.1        5,176.7        4,968.8        5,290.1
Asset-backed securities                                                       2,693.2        2,563.5        2,514.6        2,547.3
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                    $ 21,623.1     $ 20,827.7     $ 17,103.2     $ 17,607.6
==================================================================================================================================

Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties. The carrying value of investments (other than equity securities) that have not produced income for the last twelve months is $80.9 million at December 31, 1994. There are no investments in a single issuer, other than the U.S. government, that when aggregated exceed 10% of stockholders' equity.


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                            NOTE D -- DEBT


Note D -- Debt:
---------------
LONG AND SHORT-TERM DEBT
---------------------------------------------------------------------------------------
December 31                                                        1994            1993
---------------------------------------------------------------------------------------
(In millions of dollars)
Long-term debt:
 8 5/8% Senior Notes, due March 1, 1996                          $249.4          $249.0
 8 7/8% Senior Notes, due March 1, 1998                           148.8           148.6
 6 1/4% Senior Notes, due November 15, 2003                       248.1           247.9
 7 1/4% Debenture, due November 15, 2023                          247.1           247.0
 Other debt, due 1995 through 2019:
  Fixed interest rates 1.0% to 14.2%                                4.7             4.8
  Variable interest rates 3.85% to 10.0%                           13.7            16.0
---------------------------------------------------------------------------------------
   Total long-term debt                                           911.8           913.3
Short-term debt                                                     2.0             2.0
---------------------------------------------------------------------------------------
   TOTAL DEBT                                                    $913.8          $915.3
=======================================================================================

In October 1993, the Company filed a shelf registration statement with the Securities and Exchange Commission which made $900 million of debt securities available for issuance from time to time. In addition, $100 million from a previous shelf registration remained available for issuance.

In November 1993, CNA sold $250 million principal amount of 6.25% senior notes due 2003 and $250 million principal amount of 7.25% debentures due 2023 at effective rates per annum of 6.4% and 7.3%, respectively. CNA contributed $475 million of the proceeds from this offering to the capital of Casualty. An additional $500 million of securities and/or preferred stock remain available for issuance under the shelf registration statement.

Aggregate maturities of long-term debt (in millions) for 1995 through 1999 are $1.6, $251.3, $0.9, $150.5 and $0, respectively.

The weighted average interest rates of outstanding short-term debt for the two years ended December 31, 1994, were 4.99% and 4.43%, respectively.




                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
  NOTE E -- STOCKHOLDERS' EQUITY AND STATUTORY FINANCIAL INFORMATION


Note E -- Stockholders' Equity and Statutory Financial Information:
-------------------------------------------------------------------
SUMMARY OF CAPITAL STOCK
---------------------------------------------------------------------------------------------------------------
                                                                                            NUMBER OF SHARES
                                                                                      --------------------------
December 31                                                                                 1994            1993
----------------------------------------------------------------------------------------------------------------
Preferred stock, without par value--non-voting:
 Authorized                                                                           12,500,000      12,500,000
Money market cumulative preferred stock, without par value--non-voting:
 Issued and outstanding:
   Series E (stated value $100,000 per share)                                                750             750
   Series F (stated value $100,000 per share)                                                750             750
Common stock with par value of $2.50 voting stock:
 Authorized                                                                          200,000,000     200,000,000
 Issued                                                                               61,841,969      61,841,969
 Outstanding                                                                          61,798,262      61,797,856
 Treasury stock                                                                           43,707          44,113
----------------------------------------------------------------------------------------------------------------

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends.

CNA's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its affiliates. The payment of dividends to CNA by its insurance affiliates without prior approval of the Illinois Insurance Department is limited to formula amounts. As of December 31, 1994, approximately $336 million was not subject to prior Insurance Department approval.

Statutory capital and surplus and net income (loss), determined in accordance with accounting practices prescribed or permitted by the Illinois Insurance Department, for property/casualty and life insurance subsidiaries are as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                        STATUTORY CAPITAL
                                                           AND SURPLUS                     STATUTORY NET INCOME (LOSS)
                                                  ----------------------------        --------------------------------------
                                                           December 31                        Year Ended December 31
                                                  ----------------------------        --------------------------------------
                                                      1994              1993            1994          1993             1992
----------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty insurance subsidiaries          $3,367.3          $3,598.4          $ 67.3        $120.7        $(1,043.1)
Life insurance subsidiaries                        1,054.6           1,022.0            65.1           0.1             11.8
---------------------------------------------------------------------------------------------------------------------------

                      CNA FINANCIAL CORPORATION
                      -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
                    NOTE F -- FINANCIAL INSTRUMENTS


STATUTORY ACCOUNTING PRACTICES
-----------------------------------------------------------------------
CNA's insurance affiliates are domiciled in Illinois, California, Connecticut, New York, Pennsylvania and Texas. These affiliates prepare their statutory financial statements in accordance with accounting practices specifically "prescribed" or otherwise "permitted" by the respective state's insurance department. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. The Company has no material "permitted" accounting practices.

Note F - Financial Instruments:
------------------------------
In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities, and enters into agreements involving derivative securities, including off-balance sheet financial instruments.

Fair values are disclosed for all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Further, potential taxes and other transaction costs have not been considered in estimating fair value. Accordingly, the estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that CNA could realize in a current market exchange. Any difference would not be expected to be material.

All nonfinancial instruments such as deferred acquisition costs, property and equipment, deferred income taxes and insurance reserves are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of CNA.

The carrying amounts and estimated fair values of CNA's financial instrument assets and liabilities are listed below. Derivative instruments are shown in a separate table.


FINANCIAL ASSETS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                1994                            1993
                                                                    ----------------------------    ---------------------------
                                                                       CARRYING       ESTIMATED       CARRYING       ESTIMATED
December 31                                                             AMOUNT        FAIR VALUE       AMOUNT        FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
 Fixed maturities available-for-sale--Note C                         $20,827.7       $20,827.7       $17,607.6       $17,607.6
 Equity securities available-for-sale--Note C                            754.8           754.8           508.2           508.2
 Mortgage loans                                                           43.8            43.3            57.6            60.7
 Policy loans                                                            176.3           155.2           174.0           163.6
 Other invested assets                                                   101.1           102.1            68.0            70.7
Separate Account assets:
 Fixed maturities available-for-sale                                   5,250.2         5,250.2         6,235.0         6,235.0
 Equity securities available-for-sale                                    139.5           139.5           145.7           145.7
 Other                                                                   690.6           691.8           159.9           168.5
-------------------------------------------------------------------------------------------------------------------------------

                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
              NOTE F -- FINANCIAL INSTRUMENTS (cont.)


FINANCIAL LIABILITIES
-------------------------------------------------------------------------------------------------------------------------------
                                                                                1994                            1993
                                                                    ----------------------------    ---------------------------
                                                                       CARRYING       ESTIMATED       CARRYING       ESTIMATED
December 31                                                             AMOUNT        FAIR VALUE       AMOUNT        FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Premium deposits and annuity contracts                                $  603.0        $  593.6        $  544.7        $  534.9
Long-term debt                                                           911.8           819.9           913.3           940.2
Financial guarantee liabilities                                          441.8           425.2           352.5           350.3
Separate Account liabilities:
 Guaranteed investment contracts                                       4,747.9         4,874.6         4,875.4         5,178.8
 Deferred annuities                                                       62.5            89.0            66.5            81.4
 Variable Separate Accounts                                              168.4           168.4           222.8           222.8
 Other                                                                   658.6           658.6           887.4           887.4
-------------------------------------------------------------------------------------------------------------------------------

The following methods and assumptions were used by CNA in estimating its fair value disclosures for the above financial instruments:

The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, receivables, accrued investment income, receivables for securities sold, securities sold under repurchase agreements, payables for securities purchased, short-term debt and certain other assets and other liabilities. As such, these financial instruments are not shown in the above table.

Fixed maturity securities and equity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.

The fair values for mortgage loans and policy loans are estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

Other invested assets and other Separate Account assets consist of investments in limited partnerships and various miscellaneous assets. Valuation techniques to determine fair value consist of discounted cash flows and quoted market prices of a) the investments, b) comparable instruments, or c) underlying assets of the investments.

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


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
                NOTE F -- FINANCIAL INSTRUMENTS (cont.)


The fair value of the liability for financial guarantee contracts is based on discounted cash flows utilizing interest rates currently being offered for similar contracts and spot interest rates.

Guaranteed investment contracts and deferred annuities of the Separate Accounts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with similar maturities. The fair values of the liabilities for variable Separate Accounts are based on the quoted market values of the underlying assets of each variable Separate Account. The fair value of other Separate Account liabilities approximates carrying value.

DERIVATIVE FINANCIAL INSTRUMENTS
-----------------------------------------------------------------------
CNA invests from time to time in certain derivative financial instruments to increase investment returns. Financial instruments used for such purposes include interest rate swaps, put and call options, commitments to purchase securities, and short sales of common stock. The gross notional principal or contractual amounts of these instruments at December 31, 1994, totaled $127.9 million compared to $483.8 million for the prior year end. The notional or contractual amounts of these instruments are indications of the volume of transactions and do not represent market risk or credit risk. These amounts greatly exceed the credit risk associated with these instruments and do not reflect the netting of off-setting transactions.

The market values associated with these instruments are generally affected by changes in interest rates. The credit exposure associated with these instruments is generally limited to the unrealized fair value of the instruments and will vary based on changes in market prices. The risk of default depends on the creditworthiness of the counterparty to the instrument. Although the Company is exposed to the aforementioned credit risk, it does not expect any counterparties to fail to perform as contracted given their high credit ratings. Due to the nature of the derivative securities, the Company does not require collateral.

The fair value of derivatives generally reflects the estimated amounts that CNA would receive or pay to terminate the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.








                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
                NOTE F -- FINANCIAL INSTRUMENTS (cont.)

A summary of the aggregate notional or contractual amounts and estimated fair values of derivative financial instruments at December 31, 1994 and 1993 as well as the monthly average fair values during 1994 are presented below.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             1994                                   1993
                                                              ----------------------------------------    -------------------------
                                                                               FAIR VALUE    AVERAGE                     FAIR VALUE
                                                               CONTRACTUAL/      ASSET      FAIR VALUE    CONTRACTUAL/     ASSET
December 31                                                   NOTIONAL VALUE  (LIABILITY)   DURING YEAR   NOTIONAL VALUE (LIABILITY)
-----------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Interest rate swap                                              $75.0           $ 0.6        $(1.3)        $  75.0         $(8.0)
Commitments to purchase government and
municipal securities                                               -               -          (0.3)          211.0           0.1
Short sale - equity securities                                    4.0            (3.3)        (2.1)             -             -
Options purchased*                                               48.9             0.5          3.9            67.7           3.6
Options written - debt and equity securities                       -               -          (3.1)          130.1          (7.5)
-----------------------------------------------------------------------------------------------------------------------------------
*Included in Other invested assets.

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based upon a specified floating rate index. CNA's outstanding interest rate swap represents an exchange of the return on the 90-day treasury bill plus 25 basis points for the total return of a Commodities Index.

Commitments to purchase government and municipal securities are a commitment to purchase securities in the future at a predetermined price. These commitments are made when this market is favorable to the current cash market.

Options are contracts that grant the purchaser, for a premium payment, the right to either purchase or sell a financial instrument at a specified price within a specified period of time. As a holder in large positions of intermediate U. S. treasury securities, the occasional selling of put and call options against these positions is a method of enhancing income.









                      CNA FINANCIAL CORPORATION
                      -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
                       NOTE G -- REINSURANCE

Note G - Reinsurance:
---------------------
CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, to provide greater diversification of risk and to minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property risks is on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk.

The ceding of insurance does not discharge the primary liability of the original insurer. CNA places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in Illinois, CNA receives collateral, primarily in the form of bank letters of credit, securing a large portion of the recoverables. Such collateral totaled approximately $165 and $155 million at December 31, 1994 and 1993, respectively. CNA's largest recoverable, including prepaid reinsurance premiums was approximately $348 and $484 million with Lloyd's of London at December 31, 1994 and 1993, respectively.

The effects of the reinsurance on written premiums and earned premiums are shown in the following schedules:


WRITTEN PREMIUMS
-------------------------------------------------------------------------------------
Year Ended December 31                          DIRECT    ASSUMED     CEDED       NET
-------------------------------------------------------------------------------------
(In millions of dollars)
1994
 Long Duration Contracts                      $  518.3   $  118.4   $ 25.9   $  610.8
 Short Duration Contracts                      8,344.4    1,398.3    710.6    9,032.1
-------------------------------------------------------------------------------------
  TOTAL                                       $8,862.7   $1,516.7   $736.5   $9,642.9
=====================================================================================
1993
 Long Duration Contracts                      $  422.7   $  141.6   $ 23.0   $  541.3
 Short Duration Contracts                      7,654.9    1,168.4    540.1    8,283.2
-------------------------------------------------------------------------------------
  TOTAL                                       $8,077.6   $1,310.0   $563.1   $8,824.5
=====================================================================================
/TABLE

WRITTEN PREMIUMS - (cont.)
-------------------------------------------------------------------------------------
Year Ended December 31                          DIRECT    ASSUMED    CEDED        NET
-------------------------------------------------------------------------------------
(In millions of dollars)
1992
 Long Duration Contracts                      $  413.8   $  146.5   $ 23.2   $  537.1
 Short Duration Contracts                      7,325.8    1.367.5    506.5    8,186.8
-------------------------------------------------------------------------------------
  TOTAL                                       $7,739.6   $1,514.0   $529.7   $8,723.9
=====================================================================================


                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                       NOTE H -- INCOME TAXES


EARNED PREMIUMS
-------------------------------------------------------------------------------------
Year Ended December 31                          DIRECT    ASSUMED    CEDED        NET
-------------------------------------------------------------------------------------
(In millions of dollars)
1994
 Long Duration Contracts                      $  413.8   $  118.4   $ 25.9   $  506.3
 Short Duration Contracts                      8,273.4    1,397.4    702.7    8,968.1
-------------------------------------------------------------------------------------
  TOTAL                                       $8,687.2   $1,515.8   $728.6   $9,474.4
=====================================================================================
1993
 Long Duration Contracts                      $  350.1   $  140.9   $ 23.0   $  468.0
 Short Duration Contracts                      7,603.2    1,142.7    525.1    8,220.8
-------------------------------------------------------------------------------------
  TOTAL                                       $7,953.3   $1,283.6   $548.1   $8,688.8
=====================================================================================
1992
 Long Duration Contracts                      $  376.4   $  146.5   $ 23.2   $  499.7
 Short Duration Contracts                      7,570.5    1,203.9    506.1    8,268.3
-------------------------------------------------------------------------------------
  TOTAL                                       $7,946.9   $1,350.4   $529.3   $8,768.0
=====================================================================================

Insurance claims and policyholders' benefits are net of reinsurance recoveries of $827.9 million, $177.6 million and $570.2 million for the years ended December 31, 1994, 1993 and 1992, respectively.

Note H - Income Taxes:
----------------------
CNA and its eligible subsidiaries (CNA Tax Group) are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that for each taxable year, CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated Federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in the Loews consolidated Federal income tax return, or (ii) pay to Loews an amount, if any, equal to the Federal income tax which would have been payable by the CNA Tax Group filing a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. This agreement between Loews and CNA may be canceled by either party upon thirty days' written notice.

In 1994, 1993 and 1992, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews resulted in a reduced Federal income tax liability for Loews. Accordingly, CNA will receive, or has received, from Loews approximately $84 million for 1994, $17 million for 1993, and $350 million for 1992.

Effective January 1, 1992, CNA changed its method of accounting for income taxes from the deferred method, as specified by Accounting


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
                  NOTE H -- INCOME TAXES (cont.)


Principles Board Opinion (APB) 11, to the liability method required by the Financial Accounting Standards Board's Statement of Financial
Accounting Standards (SFAS) 109.

The cumulative effect of adopting SFAS 109, as of January 1, 1992, increased net income by $133 million due primarily to recognizing the remaining fresh start tax benefit which resulted from discounting the January 1, 1987, property/casualty loss reserves under the Tax Reform Act of 1986 (the Act). Under the Act, this reduction in reserves, previously deducted for tax purposes, does not give rise to taxable income.

Under SFAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of CNA's deferred tax assets and liabilities, as of December 31, 1994 and 1993, are shown in the table below.


COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
------------------------------------------------------------------------------------------------
December 31                                                                 1994            1993
------------------------------------------------------------------------------------------------
(In millions of dollars)
Insurance reserves:
Property/casualty claim reserve discounting                             $1,027.4        $  990.2
 Unearned premium reserves                                                 137.4           125.6
 Life reserve differences                                                  115.9           144.1
 Other insurance reserves                                                   10.3          (12.1)
Deferred acquisition costs                                                (313.0)         (310.2)
Alternative minimum tax credit carryforward                                239.6           165.2
Investment valuation differences                                            86.3           101.8
Postretirement benefits other than pensions                                 45.9            40.4
Unrealized (gains)/losses                                                  300.6          (202.8)
Other, net                                                                  12.1           (12.5)
------------------------------------------------------------------------------------------------
   NET DEFERRED TAX ASSETS                                              $1,662.5        $1,029.7
================================================================================================

At December 31, 1994, gross deferred tax assets and liabilities amounted to $2,045.1 million and $382.6 million, respectively. Gross deferred tax assets and liabilities, at December 31, 1993, amounted to $1,618.2 million and $588.5 million, respectively.

The Loews/CNA Tax Group has a past history of profitability and anticipates future taxable income sufficient enough to fully support its deferred tax balance at December 31, 1994, including but not limited to the reversal of existing temporary differences and the implementation of tax planning strategies, if needed.

The 1986 Tax Reform Act requires companies to pay taxes equal to the greater of those calculated at the regular statutory rate (regular tax) or those


                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
                  NOTE H -- INCOME TAXES (cont.)



calculated under Alternative Minimum Tax (AMT). Under the Act, the excess of AMT over the regular tax may be recovered in future years if, and to the extent, the taxpayer pays regular taxes in those years in excess of AMT. Due to the substantial operating loss sustained in 1992, the excess of AMT over regular tax for 1992 was approximately $152 million. In 1993, CNA experienced additional operating losses; however, these losses were substantially offset by the realization of available gains in its fixed income security portfolio. In 1994, CNA realized investment losses. After carryback of these losses, CNA will generate additional AMT credit carryforwards. CNA has prepared various analyses of future operating and tax earnings and has identified various steps that it will take to manage its tax position so as to recover the aforementioned AMT credits. Based on these analyses and the provisions of SFAS 109, CNA has recorded at December 31, 1994, $239 million of cumulative AMT credits as it is "more likely than not" that such credits will be realized.

Significant components of CNA's income tax provision are as follows:

PROVISION FOR INCOME TAX BENEFIT
------------------------------------------------------------------------------------------
Year Ended December 31                                     1994         1993          1992
------------------------------------------------------------------------------------------
(In millions of dollars)
Current tax benefit (expense):
 On ordinary income/loss                                 $ 16.8       $355.5        $510.8
 On realized investment gains/losses                       57.4       (342.8)       (158.9)
------------------------------------------------------------------------------------------
  Total current tax benefit                                74.2         12.7         351.9
------------------------------------------------------------------------------------------
Deferred tax benefit:
 On ordinary income/loss                                   68.9        102.4         321.1
 On realized investment gains/losses                       27.4         59.0          39.5
------------------------------------------------------------------------------------------
  Total deferred tax benefit                               96.3        161.4         360.6
------------------------------------------------------------------------------------------
  TOTAL INCOME TAX BENEFIT                               $170.5       $174.1        $712.5
==========================================================================================










                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
                  NOTE H -- INCOME TAXES (cont.)


A reconciliation of the expected income tax benefit (expense) resulting from the use of statutory tax rates to the effective income tax benefit
(expense) follows:



RECONCILIATION OF EXPECTED AND EFFECTIVE TAXES
--------------------------------------------------------------------------------------------------------------------------
                                                                      % of                    % of                   % of
                                                                     Pretax                  Pretax                 Pretax
Year Ended December 31                                     1994      Income        1993      Income        1992     Income
--------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Expected tax benefit (expense) on ordinary
 income at statutory rates                              $ (35.5)    (35.0)%     $ 248.3      35.0%      $ 588.1      34.0%
Exempt interest and dividends received
 deduction                                                110.1     108.7         166.1      23.4         224.4      13.0
Effect of 1% change in tax rate on the
 January 1, 1993 deferred tax balance                        -         -           28.3       3.9            -         -
Special deduction--salvage and subrogation                   -         -           17.1       2.4          16.6       1.0
Revision of prior years' liability                         11.1      10.9            -         -            2.6       0.1
State taxes                                                (2.1)     (2.1)         (1.0)     (0.1)         (4.1)     (0.2)
Other items, net                                            2.1       2.1          (0.9)     (0.1)          4.3       0.2
--------------------------------------------------------------------------------------------------------------------------
  Income tax benefit on ordinary income                    85.7      84.6%        457.9      64.5%        831.9      48.1%
--------------------------------------------------------------------------------------------------------------------------
Expected tax benefit (expense) on realized
 investment gains/losses at statutory rates                82.4      35.0%       (281.0)    (35.0)%      (120.6)   (34.0)%
Effect of 1% change in tax rate on the
 January 1, 1993 deferred tax balance                        -         -            1.5       0.2            -        -
Rate difference on capital loss carryback                  (3.0)     (1.3)           -         -             -        -
Revision of prior years' liability                          4.3       1.8            -         -             -        -
State income taxes                                           -         -           (3.1)     (0.4)         (2.3)    (0.6)
Other items, net                                            1.1       0.5          (1.2)     (0.1)          3.5      0.9
--------------------------------------------------------------------------------------------------------------------------
  Income tax benefit (expense) on realized
    investment gains/losses                                84.8      36.0%       (283.8)    (35.3)%      (119.4)   (33.7)%
--------------------------------------------------------------------------------------------------------------------------
     INCOME TAX BENEFIT                                  $170.5                  $174.1                 $ 712.5
==========================================================================================================================







                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
                         NOTE I -- BENEFIT PLANS


Note I - Benefit Plans:
-----------------------

PENSION PLAN
-----------------------------------------------------------------------
The CNA Employees' Retirement Plan is a noncontributory pension plan covering all full-time employees age 21 or over who have completed at least one year of service. Plan benefits are based on years of credited service and the employee's highest sixty consecutive months of compensation.

CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. Plan assets are invested primarily in U.S. government securities with the balance in short-term investments, common stocks and other fixed income securities.

Effective January 1, 1994, the Plan adopted the Rule of 65. This change will allow Plan participants to receive early retirement benefits if their combined years and months of age and service with CNA equals a minimum of 65. This amendment generated an unrecognized prior service cost of $1.6 million.

The following table sets forth the plan's funded status and amounts recognized in CNA's Consolidated Financial Statements at December 31, 1994, 1993 and 1992.

-------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                      1994         1993         1992
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Actuarial present value of accumulated plan benefits:
 Vested                                                                                        $362.7       $386.1       $285.9
 Nonvested                                                                                       37.3         40.3         42.7
-------------------------------------------------------------------------------------------------------------------------------
  ACCUMULATED BENEFIT OBLIGATION                                                               $400.0       $426.4       $328.6
===============================================================================================================================
Projected benefit obligation                                                                   $620.1       $591.7       $480.7
Plan assets at fair value                                                                       486.6        458.9        412.0
-------------------------------------------------------------------------------------------------------------------------------
  Plan assets less than projected benefit obligation                                           (133.5)      (132.8)       (68.7)
Unrecognized net asset at January 1, 1986 being recognized over 12 years                        (17.3)       (22.3)       (27.4)
Unrecognized prior service costs                                                                 16.1         16.3         21.4
Unrecognized net loss                                                                           166.9        155.9         81.0
-------------------------------------------------------------------------------------------------------------------------------
  NET PENSION ASSET                                                                            $ 32.2       $ 17.1       $  6.3
===============================================================================================================================
/TABLE

-------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                      1994         1993         1992
-------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Net periodic pension cost:
 Service cost--benefits attributed to employee
  service during the year                                                                      $ 30.3       $ 25.9       $ 23.8
 Interest cost on projected benefit obligation                                                   42.5         39.1         36.0
 Actual return on plan assets                                                                    11.5        (25.1)       (30.5)
 Net amortization and deferral                                                                  (43.7)       (14.5)        (5.2)
-------------------------------------------------------------------------------------------------------------------------------
  NET PERIODIC PENSION COST                                                                    $ 40.6       $ 25.4       $ 24.1
===============================================================================================================================

                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
                   NOTE I -- BENEFIT PLANS (cont.)

Actuarial assumptions for the pension plan are set forth in the following table.

ASSUMPTIONS
---------------------------------------------------------------------------------------------------------------------
December 31                                                                     1994        1993      1992      1991
---------------------------------------------------------------------------------------------------------------------
Discount rate                                                                   8.50%       7.25%     8.25%     8.50%
Rate of increase in compensation levels*                                        4.00        4.50      5.25      5.75
Expected long-term rate of return on plan assets                                8.75        7.50      9.00      9.25
---------------------------------------------------------------------------------------------------------------------
*Plus age/service related merit and productivity increases.

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

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
-----------------------------------------------------------------------
CNA provides certain health and dental care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. CNA continues to fund benefit costs principally on the basis of current benefit payments.

As described previously, effective January 1, 1994, the Plan adopted the Rule of 65. For the postretirement plan, this amendment generated an unrecognized prior service cost of $11.2 million.

The following table sets forth the amounts recognized in CNA's
Consolidated Financial Statements at December 31, 1994, 1993 and 1992.

----------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                             1994       1993       1992
----------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Accumulated postretirement benefit obligation:
 Retirees                                                                                             $ 27.1     $ 26.2     $ 22.6
 Fully eligible, active plan participants                                                               53.7       24.1       21.7
 Other active plan participants                                                                         41.1       70.8       65.7
----------------------------------------------------------------------------------------------------------------------------------
  Total accumulated postretirement benefit obligation                                                  $121.9    $121.1     $110.0
Unrecognized prior service cost                                                                         (11.2)       -          -
Unrecognized net gain (loss)                                                                             19.7      (5.3)      (3.1)
----------------------------------------------------------------------------------------------------------------------------------
  ACCRUED POSTRETIREMENT BENEFIT COST                                                                  $130.4     $115.8    $106.9
==================================================================================================================================
Net periodic postretirement benefit cost:
 Service cost benefits attributed to employee service during the year                                 $  8.6     $  5.6     $  6.2
 Interest cost on accumulated postretirement benefit obligation                                         10.3        7.6        8.1
 Amortization                                                                                            0.7         -          -
----------------------------------------------------------------------------------------------------------------------------------
  NET PERIODIC POSTRETIREMENT BENEFIT COST                                                            $ 19.6     $ 13.2     $ 14.3
==================================================================================================================================

                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
                   NOTE I -- BENEFIT PLANS (cont.)

Actuarial assumptions for the postretirement plan are set forth in the following table.

ASSUMPTIONS
----------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                             1994       1993       1992
----------------------------------------------------------------------------------------------------------------------------------
Assumptions used in determining net periodic benefit cost:
 Discount rate                                                                                          7.25%      8.25%      8.50%
 Rate of increase in compensation levels*                                                               4.50       5.25       5.75
Assumptions used in determining projected benefit obligation (liability):
 Discount rate                                                                                          8.50       7.25       8.25
 Rate of increase in compensation levels*                                                               4.00       4.50       5.25
----------------------------------------------------------------------------------------------------------------------------------
*Plus age/service related merits and productivity increases.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 14% in 1994, declining by 1% per year to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $9.9 million and the aggregate net periodic postretirement benefit cost for 1994 by $2.0 million.

SAVINGS PLAN
-----------------------------------------------------------------------
The CNA Employees' Savings Plan is a contributory plan which allows employees to make regular contributions of up to 6% of their salary. CNA contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make additional contributions of up to 10% of their salaries for which there is no additional contribution by CNA. CNA contributions to the plan were $17.0 million, $17.2 million and $16.1 million in 1994, 1993 and 1992, respectively.













                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
         NOTE J -- LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES

Note J - Legal Proceedings and Contingent Liabilities:
------------------------------------------------------
FIBREBOARD LITIGATION
-----------------------------------------------------------------------
CNA's primary property/casualty subsidiary, Continental Casualty Company ("Continental"), is party to litigation with Fibreboard Corporation ("Fibreboard") involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding 1072). As described below, Continental, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys have reached a Global Settlement (the "Global Settlement") to resolve all future asbestos-related bodily injury claims involving Fibreboard. Continental, Fibreboard and Pacific Indemnity have also reached an agreement (the "Trilateral Agreement"), which is subject to court approval, on a settlement to resolve the coverage litigation in the event the Global Settlement does not obtain final court approval. The implementation of the Global Settlement or the Trilateral Agreement would have the effect of settling Continental's litigation with Fibreboard.

On July 29, 1994, the United States District Court for the
Eastern District of Texas preliminarily approved the Global Settlement agreement. A final fairness hearing to determine whether to finally approve the Global Settlement agreement commenced on December 12, 1994. During the hearing various parties presented evidence in opposition to the Global Settlement.

Also pending in the United States District Court for the Eastern
District of Texas is litigation over the Trilateral Agreement. Trial on the issues raised by this agreement occurred on February 13, 1995, with evidence submitted to the Court in opposition to final court approval of the Trilateral Agreement.

CNA and the other parties to the Global Settlement agreement and the Trilateral Agreement undertook a comprehensive court approved notice program to provide potential claimants information about their rights and possible benefits under the Global Settlement agreement and Trilateral Agreement. Final arguments concerning the Global Settlement agreement occurred on February 27, 1995; the court's rulings are expected in the spring of 1995. No date has been set for final legal arguments for the Trilateral Agreement.

Coverage Litigation

Between 1928 and 1971, Fibreboard manufactured insulation products containing asbestos. Since the 1970's, thousands of claims have been filed against Fibreboard by individuals claiming bodily injury as a result of asbestos exposure.

Continental insured Fibreboard under a comprehensive general liability policy between May 4, 1957, and March 15, 1959. Fibreboard disputed the coverage positions taken by its insurers and, in 1979, Fireman's Fund, another of Fibreboard's insurers, brought suit with respect to coverage for defense and indemnity costs. In January 1990, the San Francisco Superior Court (Judicial Council Coordination Proceeding 1072) rendered a decision against the insurers including Continental and Pacific Indemnity. The court held that the insurers owed a duty to defend and indemnify Fibreboard for certain of the asbestos-related bodily injury claims asserted against Fibreboard (in the case of Continental, for all claims involving exposure to Fibreboard's asbestos products if there was exposure to asbestos at any time prior to 1959 including years prior to 1957, regardless of when the claims were asserted or injuries manifested) and that the



                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
    NOTE J -- LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES (cont.)


policies contained no aggregate limit of liability in relation to such claims. The judgment was appealed.

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

   Continental's position is that its policy is triggered under California law by manifestation of appreciable harm during the policy period. The bodily injury cannot be said to occur within the meaning of the policy until actual physical symptoms and associated functional impairment manifest themselves. Thus, Continental's position is that if existing California law were applied, there would be no coverage under Continental's policy.

. The scope of coverage decision imposed a form of"joint and several" liability that makes each triggered policy liable in whole for each covered claim, regardless of the length of the period the policy was in effect. This decision was affirmed by the Court of Appeal, and is now on appeal to the California Supreme Court. Continental's position is that liability for asbestos claims should be shared not jointly, but severally and on a pro rata basis between the insurers and insured. Under this theory, Continental would only be liable for that proportion of the bodily injury that occurred during the 22-month period its policy was in force.

. Continental maintains that both the occurrence and the injury resulting therefrom must happen during the policy period for the policy to be triggered. Consequently, if the court holds that the occurrence is exposure to asbestos, Continental's position is that coverage under the Continental policy is restricted to those who


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
         NOTE J -- LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES


   actually inhaled Fibreboard asbestos fibers and suffered injury from May 4, 1957, to March 15, 1959. The Court of Appeal withheld ruling on this issue, as noted above.

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

Even if Continental were successful on appeal on the dual coverage requirements or the number of occurrences, if the final decision in the coverage case affirms the trial court's decision on the existence of the Pacific Indemnity policy, then Continental would still have obligations under the Continental and Pacific Indemnity Agreement described below.

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

Through December 31, 1994, Continental, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 135,000 claims, subject to resolution of the coverage issues, for a maximum settlement amount of approximately $1.58 billion. If neither the Global Settlement nor the Trilateral Agreement receives final court approval, Continental's obligation to pay under all settlements will be partially subject to the results of the pending appeal in the coverage litigation. Minimum amounts payable under all such agreements, regardless of the outcome of coverage litigation, total approximately $751.8 million, of which $486.6 million was paid through December 31, 1994. Continental may negotiate other agreements with various classes of claimants including groups who may have previously reached agreement with Fibreboard.

Continental will continue to pursue its appeals in respect of the coverage litigation and all other litigation involving Fibreboard if the Global Settlement or the Trilateral Agreement cannot be implemented.

Global Settlement

On August 27, 1993, Continental, Pacific Indemnity, Fibreboard and a negotiating committee of asbestos claimant attorneys reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily injury claims involving Fibreboard. The Global Settlement was executed on December 23, 1993. The agreement calls for contribution by Continental and Pacific Indemnity of an aggregate of $1.525

                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
     NOTE J -- LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES (cont.)


billion to a trust fund for a class of all future asbestos claimants, defined generally as those persons whose claims against Fibreboard were neither filed nor settled before August 27, 1993. An additional $10 million is to be contributed to the fund by Fibreboard. The Global Settlement is subject to court approval and possible appeals. As noted below, there is limited precedent with settlements which determine the rights of future claimants to seek relief.

Subsequent to the announcement of the agreement in principle, Continental, Fibreboard and Pacific Indemnity entered into the Trilateral Agreement which sets forth the parties' obligations in the event the Global Settlement is not approved by the court. In such case, Continental and Pacific Indemnity would contribute to a settlement fund an aggregate of $2 billion, less certain adjustments. Such fund would be devoted to the payment of Fibreboard's asbestos liabilities other than liabilities in respect of previously settled claims. Continental's share of such fund would be $1.44 billion reduced by a portion of an additional payment of $635 million which Pacific Indemnity has agreed to pay in respect of unsettled present claims and previously settled claims. Continental has agreed that if either the Global Settlement or the Trilateral Agreement is approved, it will assume responsibility for the claims that had been settled and paid before August 27, 1993. A portion of the additional $635 million to be contributed by Pacific Indemnity would be applied to the payment of such claims as well. As a part of the Global Settlement and the Trilateral Agreement, Continental would be released by Fibreboard from any further liability under the comprehensive general liability policy written for Fibreboard by Continental, including but not limited to liability for asbestos-related claims against Fibreboard. The Trilateral Agreement is subject to court approval and possible appeals.

Continental and Fibreboard have entered into a supplemental agreement
(the "Supplemental Agreement") which governs the interim arrangements and obligations between the parties until such time as the Global Settlement is either approved or disapproved by the court and also governs certain obligations between the parties in the event the Global Settlement is approved, including the payment of claims which are not included in the Global Settlement.

In addition, Continental and Pacific Indemnity have entered into an agreement (the "Continental-Pacific Agreement") which sets forth the parties' agreement with respect to the means for allocating among themselves responsibility for payments arising out of the Fibreboard insurance policies whether or not the Global Settlement or the Trilateral Agreement is approved. Under the Continental-Pacific Agreement, Continental and Pacific Indemnity have agreed to pay 64.71% and 35.29%, respectively, of the $1.525 billion plus expenses and interest accrued in escrow to be used to satisfy the claims of future claimants. If neither the Global Settlement nor the Trilateral Agreement is approved, Continental and Pacific Indemnity would share, in the same percentages, most but not all liabilities and costs of either insurer including, but not limited to, liabilities in respect of unsettled present claims and presently settled claims (regardless of whether either such insurer would otherwise have any liability therefor). If either the Trilateral Agreement or the Global Settlement is approved by the court, Pacific Indemnity's share for unsettled present claims and presently settled claims will be $635 million.

Reserves

In the fourth quarter of 1992, Continental increased its reserve with respect to potential exposure to asbestos-related bodily injury cases by


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
    NOTE J -- LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES (cont.)


$1.5 billion. In connection with the agreement in principle announced on August 27, 1993, Continental added $500 million to such claim reserve in the third quarter of 1993. The Fibreboard litigation represents the major portion of Continental's asbestos-related claim exposure.

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

Projections by experts of future trends differ widely, based upon different assumptions with respect to a host of complex variables. Some recently published studies, not specifically related to Fibreboard, conclude that the number of future asbestos-related bodily injury claims against asbestos manufacturers could be several times the number of claims brought to date. Such studies include claims asserted against asbestos manufacturers for all years, including claims filed or projected to be filed in respect of periods after 1959. As indicated above, as of December 31, 1994, Continental, Fibreboard and plaintiff attorneys have reached settlements with respect to approximately 135,000 claims, subject to the resolution of coverage issues. Such amount does not include presently pending or unsettled claims, claims previously dismissed or claims settled pursuant to agreements to which Continental is not a party.

Another aspect of the complexity in establishing a reserve arises from the widely disparate values that have been ascribed to claims by courts and in the context of settlements. Under the terms of a settlement reached with plaintiffs' counsel in August 1993, the expected settlement for approximately 49,500 claims for exposure to asbestos both prior to and after 1959 is currently averaging approximately $13,400 per claim for the before 1959 claims processed through December 31, 1994. Based on reports by Fibreboard, between September 1988 and April 1993, Fibreboard resolved approximately 40,000 claims, approximately 45% of which involved no cost to Fibreboard other than defense costs, with the remaining claims involving the payment of approximately $11,000 per claim. On the other hand, a trial court in Texas in 1990 rendered a verdict in which Fibreboard's liability in respect of 2,300 claims was found to be approximately $310,000 per claim including interest and punitive damages. Fibreboard entered into a settlement of such claims by means of an assignment of its potential proceeds from its policy with Continental. Continental intervened and settled these


                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
  NOTE K -- LIABILITY FOR UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES

claims for approximately $77,000 on average, with a portion of the payment contingent on approval of the Global Settlement or the Trilateral Agreement, and if neither is approved, subject to resolution of the coverage appeal.

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

OTHER LITIGATION
-----------------------------------------------------------------------
CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.

Note K - Liability for Unpaid Claims and Claim Adjustment Expenses:
-------------------------------------------------------------------
CNA's property/casualty insurance claims and claims expense reserve represents the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases, and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these can affect the estimation of reserves. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance. Reserves are not present-valued except in the case of workers' compensation lifetime claims and accident and health disability claims where the reserves are explicitly discounted at rates allowed by insurance regulators that range from 3.5% to 6.0% and structured settlements where such reserves are discounted at interest rates ranging from 6.25% to 7.5%.

Estimating loss reserves is a difficult process as there are many factors that can ultimately affect the final settlement of a claim and, therefore, the reserve that is needed. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all impact ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably predictable than long-tail claims, such as general liability and professional liability claims.

                     CNA FINANCIAL CORPORATION
                     -------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
            NOTE K -- LIABILITY FOR UNPAID CLAIMS AND
               CLAIM ADJUSTMENT EXPENSES (cont.)

The table below provides a reconciliation between beginning and ending claim and claim expense reserve balances for 1994, 1993 and 1992.

CHANGES IN RESERVES FOR PROPERTY/CASUALTY
CLAIMS AND CLAIM EXPENSES
----------------------------------------------------------------------------------------------------
Year Ended December 31                                                      1994      1993      1992
----------------------------------------------------------------------------------------------------
(In millions of dollars)
Reserves at beginning of year:
 Gross                                                                   $20,812   $20,034   $17,712
 Ceded reinsurance                                                         2,491     2,867     3,297
----------------------------------------------------------------------------------------------------
 Net                                                                      18,321    17,167    14,415
----------------------------------------------------------------------------------------------------
Net incurred claims and claim expenses:
 Provision for insured events of current year                              5,611     5,388     5,708
 Increase (decrease) in provision for insured events of prior years*         (71)      590     1,617
 Amortization of discounts                                                   100        94       104
----------------------------------------------------------------------------------------------------
   Total net incurred                                                      5,640     6,072     7,429
----------------------------------------------------------------------------------------------------
Net payments:
 Attributable to current year events                                       1,388     1,202     1,260
 Attributable to prior year events                                         3,629     3,706     3,411
 Amortization of discounts                                                    10        10         6
----------------------------------------------------------------------------------------------------
   Total net payments                                                      5,027     4,918     4,677
----------------------------------------------------------------------------------------------------
NET RESERVES AT END OF YEAR                                              $18,934   $18,321   $17,167
====================================================================================================
/TABLE

CHANGES IN RESERVES FOR PROPERTY/CASUALTY
CLAIMS AND CLAIM EXPENSES - (cont.)
----------------------------------------------------------------------------------------------------
Year Ended December 31                                                      1994      1993      1992
----------------------------------------------------------------------------------------------------
(In millions of dollars)
Gross reserves at beginning of year                                      $20,812   $20,034   $17,712
----------------------------------------------------------------------------------------------------
Gross incurred claims and claim expenses:
 Provision for insured events of current year                              6,125     5,817     6,382
 Increase (decrease) in provision for insured events of prior years          213       305     1,487
 Amortization of discounts                                                   100        94       104
----------------------------------------------------------------------------------------------------
   Total gross incurred                                                    6,438     6,216     7,973
----------------------------------------------------------------------------------------------------
Gross payments:
 Attributable to current year events                                       1,468     1,278     1,348
 Attributable to prior year events                                         4,133     4,150     4,297
 Amortization of discounts                                                    10        10         6
----------------------------------------------------------------------------------------------------
   Total gross payments                                                    5,611     5,438     5,651
----------------------------------------------------------------------------------------------------
GROSS RESERVES AT END OF YEAR**                                          $21,639   $20,812   $20,034
====================================================================================================
*Includes $500 and $1,500 for Fibreboard in 1993 and 1992, respectively.  See Note J.
**Excludes life claim and claim expense reserves and intercompany eliminations of $926 million, $858 million, and $699 million as of December 31, 1994, 1993 and 1992, respectively, included in the
  Consolidated Balance Sheet.


                     CNA FINANCIAL CORPORATION
                     -------------------------

------------------------------------------------------------------------
               NOTE K -- LIABILITY FOR UNPAID CLAIMS AND
                  CLAIM ADJUSTMENT EXPENSES (cont.)


ENVIRONMENTAL POLLUTION AND ASBESTOS
-----------------------------------------------------------------------
Potential exposures exist for claims involving environmental pollution, including toxic waste clean-up. Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by "Responsible Parties" ("RP's"). Superfund and the mini-Superfunds (Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if RP's fail to do so and to assign liability to RP's. The extent of liability to be allocated to a RP is dependent on a variety of factors. Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency on its National Priorities List. On the other hand, the Congressional Budget Office is estimating that there will be 4,500 National Priority List sites, and other estimates project as many as 30,000 sites that will require clean-up under ECLs. Very few sites have been subject to clean-up to date. The extent of clean-up necessary and the assignment of liability has not been established.

CNA and the insurance industry are disputing over many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, trigger of coverage, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean-up of waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties, however, no reforms were enacted by Congress in 1994. The Superfund taxing authority will expire at the end of 1995 and will, therefore, need to be addressed by the 104th Congress. While Congress may address this issue, no predictions can be made as to what positions the Congress or the Administration will take and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be materially reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the exposure to CNA for environmental pollution claims cannot be meaningfully quantified. As of December 31, 1994 and 1993, CNA carried approximately $427 million and $340 million, respectively, of claim and claim expense reserves for unreported environmental pollution claims in addition to the $79 million and $94 million, respectively, of reserves recorded for reported claims. CNA has not attributed any reinsurance to reserves for unreported claims. The reserves for reported claims cited above

                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
               NOTE K -- LIABILITY FOR UNPAID CLAIMS AND
                  CLAIM ADJUSTMENT EXPENSES (cont.)


are net of reinsurance recoverable of $3 million and $5 million at December 31, 1994 and 1993, respectively. Claim and claim expense reserves represent management's estimates of ultimate liabilities based on currently available facts and law. However, in addition to the uncertainties previously discussed, additional issues related to, among other things, specific policy provisions, multiple insurers and allocation of liability among insurers, consequences of conduct by the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult and subject to later adjustment based on new data.

The number of claims filed with CNA for environmental pollution coverage continues to increase. Approximately 1,900 claims were reported in 1994 and approximately 20,000 claims have been reported to date. Pending claims totaled approximately 9,900 and 10,100 at December 31, 1994 and 1993, respectively. Approximately 10,100 claims were closed through December 31, 1994, of which approximately 9,100 claims were settled without payment, except for claim expenses of $26 million. Settlements for the remaining 1,000 claims totaled $129 million, plus claim expenses of $36 million (net of reinsurance recoveries of $34 million and $4 million for claims and claim expenses, respectively). The foregoing claims statistics represent claims for accident years 1988 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form which included an absolute pollution exclusion. In previous filings, such disclosures included claims for all accident years.

The results of operations in future years may continue to be adversely affected by environmental pollution claims and claim expenses.
Management will continue to monitor potential liabilities and make further adjustments as warranted.

Most of the unfavorable asbestos-related reserve development is attributable to CNA's on-going litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note J.

CNA, consistent with sound reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified.

The following table summarizes for 1994 and 1993 the reserve development, after effects of reinsurance.

--------------------------------------------------------------------
Year Ended December 31                           1994           1993
--------------------------------------------------------------------
(In millions of dollars)

Asbestos strengthening                         $  (37)         $(601)*
Environmental strengthening                      (180)          (446)
Other reserve releases, net                       288            457
--------------------------------------------------------------------
  NET RESERVE (STRENGTHENING) RELEASE           $  71          $(590)
====================================================================
*Includes approximately $500 million related to Fibreboard, discussed in Note J.


                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                     NOTE L -- BUSINESS SEGMENTS

Note L -- Business Segments:
---------------------------
REVENUES
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                             1994         1993         1992
---------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
 Property/Casualty--commercial                                                                $ 6,562.3    $ 5,943.7    $ 5,957.5
 Property/Casualty--personal                                                                    1,143.2      1,095.9      1,096.2
 Property/Casualty--involuntary risks                                                             543.8        447.0        636.1
 Life--individual                                                                                 595.8        497.2        484.8
 Life--group                                                                                    2,442.6      2,242.0      2,272.5
---------------------------------------------------------------------------------------------------------------------------------
  CNA Insurance                                                                                11,287.7     10,225.8     10,447.1
 Other and intercompany eliminations                                                              (42.0)       (31.1)       (20.5)
---------------------------------------------------------------------------------------------------------------------------------
   Revenues excluding realized investment gains (losses)                                       11,245.7     10,194.7     10,426.6
 Realized investment gains (losses):
  Property/Casualty                                                                              (164.7)       673.5        262.5
  Life                                                                                            (81.2)       126.0         94.8
  Other                                                                                            (0.3)        16.6          9.5
---------------------------------------------------------------------------------------------------------------------------------
   Total realized investment gains (losses)                                                      (246.2)       816.1        366.8
---------------------------------------------------------------------------------------------------------------------------------
       TOTAL REVENUES                                                                         $10,999.5    $11,010.8    $10,793.4
=================================================================================================================================
INCOME (LOSS) BEFORE INCOME TAX
---------------------------------------------------------------------------------------------------------------------------------
 Property/Casualty--commercial                                                                $   105.0    $  (638.9)   $(1,466.6)
 Property/Casualty--personal                                                                      (83.6)       (12.3)       (51.6)
 Property/Casualty--involuntary risks                                                              17.8        (80.8)      (257.3)
 Life--individual                                                                                  47.3         14.5         22.5
 Life--group                                                                                       87.1         51.9         56.1
---------------------------------------------------------------------------------------------------------------------------------
  CNA Insurance                                                                                   173.6       (665.6)    (1,696.9)
 Interest, other and intercompany eliminations                                                    (72.3)       (44.0)       (32.8)
---------------------------------------------------------------------------------------------------------------------------------
    Income (loss) excluding realized investment gains (losses)                                    101.3       (709.6)    (1,729.7)
---------------------------------------------------------------------------------------------------------------------------------
Realized investment gains (losses):
  Property/Casualty                                                                              (164.7)       673.5        262.5
  Life                                                                                            (70.3)       112.9         82.7
  Other                                                                                            (0.3)        16.6          9.5
---------------------------------------------------------------------------------------------------------------------------------
   Total realized investment gains (losses) net of policyholders' interest                       (235.3)       803.0        354.7
---------------------------------------------------------------------------------------------------------------------------------
        TOTAL INCOME (LOSS) BEFORE INCOME TAX                                                 $  (134.0)   $    93.4    $(1,375.0)
=================================================================================================================================

                     CNA FINANCIAL CORPORATION
                     -------------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------
                 NOTE L -- BUSINESS SEGMENTS (cont.)



NET INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                             1994         1993         1992
---------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty--commercial                                                                 $   169.0    $  (241.5)   $  (765.6)
 Property/Casualty--personal                                                                      (41.7)        13.3         (8.7)
 Property/Casualty--involuntary risks                                                              20.6        (38.4)      (154.1)
 Life--individual                                                                                  30.5          9.6         14.5
 Life--group                                                                                       56.5         33.9         37.5
---------------------------------------------------------------------------------------------------------------------------------
  CNA Insurance                                                                                   234.9       (223.1)      (876.4)
 Interest, other and intercompany eliminations                                                    (47.9)       (28.6)       (21.4)
---------------------------------------------------------------------------------------------------------------------------------
    Net income (loss) excluding net realized investment gains (losses)
     and accounting changes                                                                       187.0       (251.7)      (897.8)
----------------------------------------------------------------------------------------------------------------------------------
 Net realized investment gains (losses):
  Property/Casualty                                                                              (104.6)       435.8        175.9
  Life                                                                                            (45.6)        72.6         53.2
  Other                                                                                            (0.3)        10.8          6.2
---------------------------------------------------------------------------------------------------------------------------------
   Total net realized investment gains (losses)                                                  (150.5)       519.2        235.3
---------------------------------------------------------------------------------------------------------------------------------
 Accounting Changes:
  Property/Casualty                                                                                  -            -         307.9
  Life                                                                                               -            -          24.0
---------------------------------------------------------------------------------------------------------------------------------
    Total accounting changes                                                                         -            -         331.9
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL NET INCOME (LOSS)                                                                 $    36.5    $   267.5    $  (330.6)
==================================================================================================================================

ASSETS
----------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                      1994          1993          1992
----------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
 Property/Casualty--commercial                                                                $27,441.2    $25,356.7     $23,357.6
 Property/Casualty--personal                                                                    2,344.7      2,213.1       1,981.9
 Property/Casualty--involuntary risks                                                           2,166.6      2,187.2       2,114.4
 Life--individual                                                                               3,733.0      3,329.6       3,145.5
 Life--group                                                                                    8,711.3      8,932.2       9,247.1
-----------------------------------------------------------------------------------------------------------------------------------
   CNA Insurance                                                                               44,396.8     42,018.8      39,846.5
 Other and intercompany eliminations                                                              (76.4)      (106.5)       (102.6)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                              $44,320.4    $41,912.3     $39,743.9
==================================================================================================================================

                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
               NOTE L -- BUSINESS SEGMENTS (cont.)


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

At December 31, 1994 and 1993, gross exposure of financial guarantee insurance contracts amounted to $630 million and $792 million, respectively. The degree of risk attached to this exposure is substantially reduced through reinsurance, collateral requirements and diversification of exposures. At December 31, 1994 and 1993, collateral consisting of letters of credit and debt service reserves amounted to $45 million and $48 million, respectively. In addition, security interests in the real estate are also obtained. Approximately 38% of the risks were ceded to reinsurers at December 31, 1994 and 1993, respectively. Total exposure, net of reinsurance, amounted to $393 million and $492 million at December 31, 1994 and 1993, respectively.

Gross unearned premium reserves for financial guarantee contracts were $22 million and $33 million at December 31, 1994 and 1993, respectively. Gross claim and claim expense reserves totaled $420 million and $320 million at December 31, 1994 and 1993, respectively.

Life revenues include $1.8 billion, $1.7 billion and $1.6 billion in 1994, 1993 and 1992, respectively, under contracts covering U.S.
government employees and their dependents.










                     CNA FINANCIAL CORPORATION
                     -------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------
             NOTE M -- UNAUDITED QUARTERLY FINANCIAL DATA:


Note M -- Unaudited Quarterly Financial Data:
---------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                            FIRST          SECOND         THIRD         FOURTH          YEAR
------------------------------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
1994 QUARTERS
Revenues                                                 $2,604.4       $2,731.0       $2,844.3       $2,819.8       $10,999.5
Net operating income (loss) excluding
  realized gains/losses                                     (16.8)          17.7           63.6          122.5           187.0
Net income (loss)                                           (78.1)         (36.3)          55.0           95.9            36.5
Earning per share                                           (1.28)         (0.61)          0.87           1.53            0.51

1993 QUARTERS
Revenues                                                 $2,917.5        2,628.2        2,756.9        2,708.2        11,010.8
Net operating income (loss) excluding
  realized gains/losses                                      24.5          (12.7)        (300.8)          37.3          (251.7)
Net income (loss)                                           313.6           74.8         (208.3)          87.4           267.5
Earnings per share                                           5.06           1.19          (3.39)          1.40            4.26

1992 QUARTERS
Revenues                                                 $2,715.4        2,691.2        2,702.6        2,684.2        10,793.4
Net operating income (loss) excluding
  realized gains/losses                                      67.8           67.5          (72.0)        (961.1)         (897.8)
Income (loss) before cumulative effect of
  accounting changes                                        109.5          145.6           (3.3)        (914.3)         (662.5)
Net income (loss)                                           441.4          145.6           (3.3)        (914.3)         (330.6)
Earnings per share:
   Before cumulative effect of accounting changes            1.76           2.33          (0.07)        (14.81)         (10.79)
   Net income (loss)                                         7.13           2.33          (0.07)        (14.81)          (5.42)
------------------------------------------------------------------------------------------------------------------------------















                     CNA FINANCIAL CORPORATION
                     -------------------------

-----------------------------------------------------------------------
             NOTE N -- PROPOSED ACQUISITIONS (UNAUDITED)

Note N - Proposed Acquisitions (Unaudited):
-------------------------------------------

The Continental Corporation

In the fourth quarter of 1994, CNA reached an agreement to purchase the outstanding shares of common stock of The Continental Corporation (CIC) for approximately $1.1 billion, or $20 per CIC share. The acquisition will be accounted for as a purchase and, accordingly CIC's results of operations will be included in CNA's consolidated results of operations for the period subsequent to the date of closing, which is expected in the second quarter of 1995. CNA and CIC are jointly seeking prompt regulatory approvals. The transaction closing is subject to the approvals of the Continental shareholders and state insurance regulators. The transaction is also subject to review by the Federal Trade Commission and the Department of Justice (which review has been completed). Until the required approvals are received and the acquisition is complete, the Companies will continue to operate independently.

CNA has reached an agreement in principle with a syndicate of banks to provide initial financing through a revolving loan facility. The loan will have a maturity of five years without any prepayment restrictions. The loan will allow CNA to consummate the merger and facilitate a smooth transition expeditiously, while providing the needed flexibility to determine the ultimate capital structure at a time when it is advantageous in the capital markets to raise debt or potentially a combination of debt and equity.

CIC, headquartered in New York, is the 11th largest U.S.
property/casualty insurance company based on 1993 premium volume. The revenues and net loss of CIC and subsidiaries for the year ended
December 31, 1994, were $5.1 billion and $602.9 million, respectively. Total assets were $16.0 billion at December 31, 1994.

Alexsis

CNA's Continental Casualty subsidiary has acquired all of the stock of Alexsis, a wholly owned subsidiary of Alexander & Alexander Services, Inc. (A&A) for approximately $45 million in cash according to a definitive agreement signed January 16, 1995, by CNA and A&A.

Alexsis is one of the country's three largest property/casualty third-party administrators (TPAs) with 1994 revenues of more than $100 million and 1,300 employees in 60 offices. Alexsis customers are large organizations that fully or partially self-insure their risks and separately purchase services, such as claims administration, from TPAs. The acquisition closed February 28, 1995.




                     CNA FINANCIAL CORPORATION
                     -------------------------

                    INDEPENDENT AUDITORS' REPORT
-----------------------------------------------------------------------


THE BOARD OF DIRECTORS AND SHAREHOLDERS
CNA FINANCIAL CORPORATION

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1994 and 1993 and the related statements of consolidated operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such Consolidated Financial Statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note B to the Consolidated Financial Statements, the Company changed its methods of accounting for reinsurance and certain investments in debt and equity securities in 1993 and its methods of accounting for income taxes, postretirement benefits, and certain workers' compensation and disability claims in 1992.


DELOITTE AND TOUCHE LLP

Chicago, Illinois
February 15, 1995










                     CNA FINANCIAL CORPORATION
                     -------------------------

                      COMMON STOCK INFORMATION
-----------------------------------------------------------------------


CNA's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and is also traded on the Philadelphia Stock Exchange. The number of holders of record of CNA's common stock as of March 1, 1995, was 3,326. As of March 1, 1995, Loews Corporation owned 84 percent of CNA's outstanding common stock.

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

COMMON STOCK INFORMATION
---------------------------------------------------------------------------
                                        1994                    1993
                                 ------------------      ------------------
Quarter                           HIGH       LOW          HIGH        LOW
---------------------------------------------------------------------------
Fourth                             66 3/4    60 3/4        88        74 1/4
Third                              64        60            94 1/2    83 3/4
Second                             66 5/8    61 1/8       100 5/8    87
First                              82 1/4    63 5/8       101        90 5/8
---------------------------------------------------------------------------

INVITATION TO THE ANNUAL MEETING
-----------------------------------------------------------------------
Shareholders are cordially invited to attend the annual meeting at 11 a.m. Wednesday, May 3, 1995, in Room 308, CNA Plaza, 333 South Wabash Avenue, Chicago. Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy material will be mailed to shareholders prior to the meeting.

FORM 10-K
-----------------------------------------------------------------------
A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:

Donald M. Lowry
Senior Vice President, Secretary and General Counsel
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, Illinois 60685




                     CNA FINANCIAL CORPORATION
                     -------------------------

                        CORPORATE DIRECTORY
----------------------------------------------------------------------

DIRECTORS
-----------------------------------------------------------------------
Antoinette Cook Bush
Partner,-Skadden, Arps, Slate, Meagher & Flom

Dennis H. Chookaszian
Chairman and Chief Executive Officer, CNA Insurance Companies

Philip L. Engel
President, CNA Insurance Companies

Robert P. Gwinn
Retired Chairman and Chief Executive Officer, Encyclopaedia Britannica

Edward J. Noha
Chairman of the Board of CNA

Richard L. Thomas
Chairman, Audit Committee; Chairman and Chief Executive Officer,
The First National Bank of Chicago and First Chicago Corporation

James S. Tisch
Chairman, Finance Committee;
President and Chief Operating Officer,
Loews Corporation

Laurence A. Tisch
Chief Executive Officer of CNA; Co-Chairman of the Board and Co-Chief Executive Officer, Loews Corporation;
Chairman of the Board, President and Chief Executive Officer of CBS Inc.

Preston R. Tisch
Chairman, Executive Committee;
Co-Chairman and Co-Chief Executive Officer,
Loews Corporation

Marvin Zonis
Professor of International Political Economy, Graduate School of
Business, University of Chicago

----------------------------------------------------------------------


EXECUTIVE COMMITTEE              OFFICERS
----------------------------     -------------------------------------

Preston R. Tisch, Chairman       Laurence A. Tisch
Antoinette Cook Bush             Chief Executive Officer,
Dennis H. Chookaszian            CNA Financial Corporation
Philip L. Engel
Robert P. Gwinn                  Dennis H. Chookaszian
Edward J. Noha                   Chairman and Chief Executive Officer,
Richard L. Thomas                CNA Insurance Companies
James S. Tisch
Laurence A. Tisch                Philip Engel
Marvin Zonis                     President, CNA Insurance Companies

                                 Donald Lowry
                                 Senior Vice President, Secretary and
Finance Committee                General Counsel,
---------------------------      CNA Financial Corporation
James S. Tisch, Chairman
Antoinette Cook Bush             Peter E. Jokiel
Dennis H. Chookaszian            Senior Vice President and
Philip L. Engel                  Chief Financial Officer,
Robert P. Gwinn                  CNA Financial Corporation
Edward J. Noha
Richard L. Thomas                Carolyn L. Murphy
Laurence A. Tisch                Senior Vice President,
Preston R. Tisch                 CNA Insurance Companies
Marvin Zonis
                                 Jae L. Wittlich
                                 Senior Vice President,
                                 CNA Insurance Companies
Audit Committee
---------------------------      CNA INSURANCE COMPANIES
Richard L. Thomas, Chairman      ADMINISTRATIVE OFFICES
Antoinette Cook Bush             -------------------------------------
Robert P. Gwinn                  CNA Plaza
Marvin Zonis                     Chicago, Illinois 60685
                                 312/822-5000

                                 TRANSFER AGENT AND REGISTRAR
                                 ----------------------------
                                 The First National Bank of Chicago



                     CNA FINANCIAL CORPORATION
                     -------------------------

                       CNA FINANCIAL CORPORATION
                               APPENDIX
                    OMITTED GRAPH MATERIAL AND OTHER



Exhibit 13.1 - CNA Financial Corporation 1994 Annual Report

. Bar graphs of:

        - Revenues for the period 1984 through 1994
        - Assets for the period 1984 through 1994
        - Stockholders' equity for the period 1984 through 1994
        - Book value per common share 1984 through 1994

   (See page 3 of Exhibit 13.1 for a table showing the data points used in the above graphs.)


. The following are outquotes located in the margins from the Letter To Our
  Shareholders found on pages 4 through 9 of the annual report.


Page                                Outquote

 4 CNA continues to rank among the strongest and most stable insurance organizations in the United States.

 5 Loews has provided CNA with unwavering financial support and invaluable investment acumen.

 6 CNA and The Continental Corporation signed an agreement under which CNA will acquire Continental.

 7    CNA continues to dominate the commercial affiliation marketplace.

 8 CNA continued to emphasize long-term relationships with independent agents and brokers.

 9 CNA is moving ahead with sound strategies for continued growth and success.


      Pages 4 and 5 are from CNA Financial Corporation Chairman Edward
      J. Noha, and pages 6 through 9 are from CNA Insurance Companies Chairman and Chief Executive Officer Dennis H. Chookaszian.