Form 10-K, Exhibit 13
period 1995-12-31
CNA FINANCIAL CORP
filed 1996-04-01
CIK 21175

CNA FINANCIAL CORPORATION




1995 A N N U A L   R E P O R T






















                                                   CNA

                                     PROFILE
- --------------------------------------------------------------------------------
                            CNA FINANCIAL CORPORATION

                            CNA Financial Corporation
              is the parent company of the CNA Insurance Companies,
        the largest writer of commercial property/casualty insurance and the sixth largest insurance organization in the United States.
- --------------------------------------------------------------------------------

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

CNA Financial Corporation, with 1995 assets of $59.9 billion and stockholders' equity of $6.7 billion, was formed in 1967 by Continental Casualty Company, which was incorporated in 1897, and Continental Assurance Company, incorporated in 1911. In 1975, Continental Assurance Company became a wholly owned subsidiary of Continental Casualty Company. In 1995, CNA acquired The Continental Corporation.

CNA Financial Corporation stock is traded on the New York Stock Exchange and, as of December 31, 1995, was 84 percent owned by Loews Corporation.


                           CNA FINANCIAL CORPORATION
                           -------------------------

CNA

                                TABLE OF CONTENTS
- --------------------------------------------------------------------------------
                                      1995





                                        2
                              FINANCIAL HIGHLIGHTS

                                        4
                      LETTER FROM CNA FINANCIAL CORPORATION
                             CHAIRMAN EDWARD J. NOHA

                                        5
                       LETTER FROM CNA INSURANCE COMPANIES
                     CHAIRMAN AND CEO DENNIS H. CHOOKASZIAN

                                       11
                           FINANCIAL SECTION CONTENTS

                                       12
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       26
                              FINANCIAL STATEMENTS

                                       75
                          INDEPENDENT AUDITORS' REPORT

                                       76
                            COMMON STOCK INFORMATION

                                       77
                               CORPORATE DIRECTORY




                           CNA FINANCIAL CORPORATION
                           -------------------------

                              FINANCIAL HIGHLIGHTS
- -------------------------------------------------------------------------------------------------------------
                              Results of Operations
- -------------------------------------------------------------------------------------------------------------
Year Ended December 31                       1995*         1994          1993          1992          1991
- -------------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share
data)
RESULTS OF OPERATIONS
- -------------------------------------------------------------------------------------------------------------
Revenues                                 $  14,699.7  $  10,999.5   $  11,010.8   $  10,793.4   $  11,131.4
- -------------------------------------------------------------------------------------------------------------
Income (loss) before income tax              1,042.4       (134.0)         93.4      (1,375.0)        555.9
Net income (loss) excluding
   net realized investment gains/losses
   and accounting changes:
     Property/Casualty                         457.0        147.9        (266.6)       (928.4)        289.7
     Life                                      103.8         87.0          43.5          52.0          60.4
     Other                                     (98.2)       (47.9)        (28.6)        (21.4)        (22.8)
- -------------------------------------------------------------------------------------------------------------
       Net operating income (loss)             462.6        187.0        (251.7)       (897.8)        327.3
Net realized investment gains (losses)         294.4       (150.5)        519.2         235.3         285.2

Accounting changes                                 --          -             -          331.9           -
- --------------------------------------------------------------------------------------------------------------
       Net income (loss)                 $     757.0  $      36.5   $     267.5   $    (330.6)  $     612.5
==============================================================================================================

EARNINGS PER SHARE

- --------------------------------------------------------------------------------------------------------------
Net income (loss) excluding net
   realized investment gains/losses and
   accounting changes                     $       7.37 $       2.94  $      (4.14) $     (14.60) $       5.19
Net realized investment gains (losses)             4.77       (2.43)         8.40          3.81          4.61
Accounting changes                                   -         -                -          5.37             -

- -------------------------------------------------------------------------------------------------------------
       Net income (loss)                  $      12.14 $       0.51  $       4.26  $     ( 5.42) $       9.80

==============================================================================================================

FINANCIAL POSITION
- --------------------------------------------------------------------------------------------------------------
Assets                                    $  59,901.8  $  44,320.4   $  41,912.3   $  39,743.9   $  39,161.7
Debt                                          3,025.5        913.8         915.3         415.0         437.1
Stockholders' equity                          6,735.5      4,545.9       5,381.1       4,789.2       5,108.6
Book value per common share                    106.56        71.13         84.65         75.07         80.24
==============================================================================================================
* Includes The Continental Corporation since May 10, 1995.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
RESULTS OF OPERATIONS

This page of CNA Financial Corporation's annual report has four bar graphs which illustrate the trend in revenues, assets and stockholders' equity from 1985 through 1995.

The table below shows the data points used in those graphs.


CNA FINANCIAL CORPORATION (1984-1994)
($ in billions except per share data)

|---------------------------------------------------------------------------------------|
| Measurement Period            |             |            |Stockholders'|Book Value Per|
| (Fiscal Year Covered)         |  Revenues   |   Assets   |   Equity    | Common Share |
|------------------------------------------------------------------------|--------------|
|                               |             |            |             |              |
|FYE 12/31/85...................|   $ 4.7     |    $15.4   |     $2.1    |     33.24    |
|FYE 12/31/86...................|   $ 6.5     |    $18.2   |     $2.7    |     40.37    |
|FYE 12/31/87...................|   $ 6.9     |    $21.6   |     $3.1    |     46.40    |
|FYE 12/31/88...................|   $ 8.3     |    $25.9   |     $3.6    |     54.87    |
|FYE 12/31/89...................|   $ 9.1     |    $30.9   |     $4.2    |     64.74    |
|FYE 12/31/90...................|   $ 9.9     |    $34.7   |     $4.5    |     70.23    |
|FYE 12/31/91...................|   $11.1     |    $39.2   |     $5.1    |     80.24    |
|FYE 12/31/92...................|   $10.8     |    $39.9   |     $4.8    |     75.07    |
|FYE 12/31/93...................|   $11.0     |    $41.9   |     $5.4    |     84.65    |
|FYE 12/31/94...................|   $11.0     |    $44.3   |     $4.5    |     71.13    |
|FYE 12/31/95...................|   $14.7     |    $59.9   |     $6.7    |    106.56    |
|---------------------------------------------------------------------------------------|

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
- -------------------------------------------------------------------------------
                                      1995



FROM CNA FINANCIAL CORPORATION
CHAIRMAN EDWARD J. NOHA

CNA Financial Corporation reported strong earnings in 1995. Net income was $757.0 million, or $12.14 per share, compared with net income of $36.5 million, or $0.51 per share, in 1994.

Net income excluding net realized investment gains for 1995 was $462.6 million, or $7.37 per share, compared with $187.0 million, or $2.94 per share, in 1994. Net realized investment gains for 1995 were $294.4 million, or $4.77 per share, compared with losses of $150.5 million, or $2.43 per share, in 1994.

Consolidated revenues for 1995 were $14.7 billion, compared with $11.0 billion in 1994.

CNA's 1995 results include the results of The Continental Corporation since May 10, 1995. On that date, The Continental Corporation and CNA Financial Corporation closed a merger agreement under which CNA acquired all outstanding Continental shares for approximately $1.1 billion, financed through a five-year revolving credit facility. The merger with Continental makes CNA the sixth largest U.S. insurance organization and the largest writer of commercial lines of insurance.

The Continental acquisition and other business initiatives in 1995 were built on a solid financial foundation. At year-end, the surplus of our property/casualty companies was approximately $5.7 billion, one of the largest in the industry. The surplus of CNA's life insurance subsidiaries was more than $1.1 billion. In addition, CNA continues to maintain a high-quality investment portfolio heavily weighted toward U.S. government bonds.

In 1995, CNA strengthened its position as one of the leading U.S. insurance organizations. With a sound financial base, market-driven strategies and a substantial increase in the scale and outreach of its operations, CNA will continue to move ahead. On behalf of the Board of Directors, I would like to thank you, our shareholders, for your commitment and support.


Sincerely,
S/EDWARD J. NOHA
Edward J. Noha
Chairman of the Board
CNA Financial Corporation

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
- --------------------------------------------------------------------------------
                                      1995



FROM CNA INSURANCE  COMPANIES
CHAIRMAN AND CHIEF  EXECUTIVE  OFFICER
DENNIS H.CHOOKASZIAN


In 1995, CNA focused on building existing businesses and, at the same time, moving ahead on the first major merger in the property/casualty insurance industry in 20 years. Measured against these objectives, CNA performed very well.

Financially, 1995 was also a successful year. After the weak earnings of 1994 and the impact of significant additions to asbestos reserves in the two prior years, CNA came back strongly. The recovery reflects improvement in underlying operations, notably in individual life and workers' compensation and reduced catastrophe losses. In addition, the 1995 results were bolstered by an improving investment climate driven by lower interest rates.

The strong earnings in 1995 represent a major step forward in achieving our full earnings potential. CNA will continue to emphasize profitable growth, expense control and the strength of the individual businesses.

The Continental merger has progressed well. We are on track for substantially completing the consolidation activities in one year. Economies of scale and operating efficiencies should generate annual cost savings of $300 million.

Since closing the Continental transaction last May, CNA has restructured its commercial and personal lines branches, consolidated the products and operations of the two companies, and licensed and recontracted with CNA and former Continental agents. Today, one-third of CNA's officers are from Continental, a mix that is close to the ratio of Continental to CNA property/casualty premiums prior to the merger. By blending the best of both companies, we have built a stronger, more efficient organization.

Even without the Continental merger, 1995 was a year of change at CNA. We completed a strategic re-evaluation in our group health business, and on the life side, we established a strong service capability. CNA's progress on many fronts reflects a tremendous level of teamwork and effort by employees throughout the organization. We also benefited from the support and input from the independent brokers and agents who stood by CNA in a year of rapid change. We greatly appreciate the contributions of both groups to CNA's continuing success.

The entire insurance industry is evolving rapidly. Consolidation and financial restructuring will result in a smaller number of more effective competitors. New sources of outside investment capital will increase the current emphasis on efficiency and profitability. Controversial attempts at liability restructuring underscore the importance of a solid financial foundation.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
- --------------------------------------------------------------------------------
                                      1995


In this environment of rapid change, CNA is building a stronger, more efficient operation. Over the past two years, CNA has reconfigured its organization from a centralized, top-down structure to a flatter, decentralized company of strategic business units (SBUs) focused on specific segments of CNA's business. This structure has increased accountability and shifted operating decision making closer to the customer across the full range of CNA's businesses.


PROPERTY/CASUALTY

CNA is the largest U.S. writer of commercial property/casualty insurance. This business encompasses such coverages as workers' compensation, general liability, professional and specialty insurance, and reinsurance.

In workers' compensation, general liability, multiple peril and other standard lines of business insurance, CNA's strength is based on a strategy of industry segmentation. The merger with Continental advanced this strategy by increasing the economies of scale needed to develop specialized capabilities.

For small- to medium-size business customers, CNA seeks to be a quality, low-cost provider of insurance products and services. In 1995, CNA introduced new products for the small commercial marketplace, as well as point-of-sale automation to reduce operating expenses and increase ease of doing business. We launched 15 new Commercial Affiliation Marketing (CAM) programs for targeted classes of business. A new unit was formed to focus more precisely on customers in the range of $500,000 to $1 million in annual premium.

In the large commercial marketplace, CNA operates around a solution-based strategy that focuses on tailoring services and programs to fit the unique characteristics and problems of each client. In 1995, we established a dedicated claims organization and formed specialized service units to deliver best-in-market services in risk management information, loss control and cost management. Additionally, captive facilities in Bermuda and Barbados provide the necessary tools to meet the needs of very large customers.

In early 1995,  CNA  acquired  Alexsis,  a  subsidiary  of Alexander & Alexander
Services Inc. Alexsis is one of the largest property/casualty third-party administrators in the United States. This acquisition enables CNA to serve large commercial customers across the full spectrum of service offerings.

CNA is one of the largest underwriters of professional and specialty commercial coverages. This business includes liability coverage for architects and engineers, lawyers, doctors, nurses and other professionals; liability coverage for directors and officers, marine insurance, surety and other specialized coverages.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                                      1995

The professional and specialty businesses are characterized by a focus on select customers and exceptional knowledge of their coverage needs. In several cases the businesses have long-standing, successful partnerships with managing general underwriters such as Victor O. Schinnerer, Aon Corporation and Poe & Brown. During 1995, we continued to strengthen expertise in specialty lines by adding underwriters and claims professionals who have worked in medicine, entertainment, law and other professions we serve.

The Continental merger substantially increased CNA's capabilities in professional and specialty coverages. For example, Continental's institutional health care and large law firm businesses were significant enhancements to the professional liability operations.

Continental's Marine Office of America Corporation (MOAC) is the No. 1 ocean marine underwriter in North America and a major player in inland marine. MOAC also serves the auto warranty, recreational watercraft and electronic and hospital equipment warranty markets. During the third quarter, CNA acquired Western National Warranty Corp., one of the largest U.S. providers of extended service contracts on new and used cars. The acquisition will extend CNA's growth into the automotive insurance market.


The combined Continental and CNA surety business is the largest surety operation in the world. CNA will seek continued growth while becoming the surety of choice in the contract and commercial business segments. The Continental transaction also brought a substantial book of credit insurance business to CNA. In this market, we will emphasize new product development while also building on a successful export credit product.

In reinsurance, CNA continues to benefit from the 1994 consolidation of its operations into a single management structure. CNA strategy is built around long-term partnerships with core producers, superior customer service, a broad range of products and an operating expense advantage over the competition.

In the United States, CNA targets selected segments of the property/casualty reinsurance marketplace. As a result of the Continental merger, we formed a financial reinsurance unit to build on Continental's book of financial reinsurance. We also formed a new unit to develop Latin American treaty business.

In international reinsurance, CNA's London and Amsterdam offices continue to gain clients as a consequence of the uncertainty surrounding the restructuring of Lloyd's. The increased business reflects CNA's long-term position as a significant player in the London market, its long-time presence in Europe and the high caliber of CNA's reinsurance professionals.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
- --------------------------------------------------------------------------------
                                      1995


In addition to commercial insurance, CNA's property/casualty operations include personal insurance, primarily auto and homeowners coverages sold to individuals on a package or monoline basis.

The Continental merger made CNA the market leader in package personal lines products. This leadership position will enable us to grow the business and achieve the scale necessary to meet our objective of being a consistently profitable, top writer of personal lines insurance.

In 1995, CNA laid the foundation for a reinvigorated personal lines business. We organized into nine regional offices with responsibility for products, pricing, distribution and profitability. We also developed a new direct marketing distribution channel for employer and affinity group marketing.

CNA will further improve personal lines profitability through redesigned claims processes, expense control, enhanced underwriting, catastrophe management and appropriate rate increases. We will continue to expand production through independent agents. Other sources of future growth include alternative distribution methods and possible acquisitions.

INDIVIDUAL LIFE

In 1995, CNA continued its growth strategies for the individual life business, which markets term, universal and participating life policies, long-term care coverage and annuities.

Life, annuity and long-term care applications increased to more than 200,000 in 1995 from 91,000 in 1994. First-year paid premium increased to $350 million from $115 million. The new Managing General Agency distribution channel, which CNA started in 1994, produced almost half the first-year premium.

In addition to growth, CNA developed a strong service capability by adding staff and reorganizing into producer-oriented teams. Other notable accomplishments included the conversion of all business to a more efficient PC-based processing system. We also solidified partnerships with key producers by putting administrative and underwriting capabilities into their offices. CNA will continue to benefit from strong distribution partners and service capacity to handle a substantial volume of business at low cost.

In life reinsurance, CNA added several significant new accounts and began expanding medical and underwriting capabilities to support a strategic focus on select market segments.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                                      1995

GROUP LIFE AND HEALTH

CNA is a prominent player in group life and health insurance. We offer a range products, including medical and hospitalization coverages, accident and disability insurance, long-term care coverage and pension products sold to businesses, groups and associations.

In the medical and hospitalization market, CNA's $2 billion Federal Employees Health Benefits Program continues to compete effectively. CNA has undertaken a number of initiatives to enhance service, manage health care utilization demand and quality, and strengthen CNA's networks of physicians, hospitals and other providers.

In the market for private employer medical benefits, CNA launched a niche strategy of developing risk- and profit-sharing partnerships with health care providers for point-of-service managed care products in selected geographic markets. Looking ahead, we will also promote full-service medical savings account products.

In the accident, disability and group long-term care markets, CNA is building on its tradition of product innovation and expanding its focus to enable significant growth in premiums and profit. Our five-year goal is to be one of the top five disability writers and the No. 1 accident product provider, while continuing our leadership in long-term care.

The pensions business performed well in 1995 with new product introductions and strong earnings. Throughout the group life and health business in 1995, CNA's focus on customer needs and efficient processes was reflected in significant reengineering. These continuous improvement activities are advancing CNA's strategies for leadership.

CNA performed well in 1995. Through the outstanding effort of CNA employees and the support of our distribution partners, we moved ahead on a major merger, launched significant changes in many businesses and produced strong earnings. In 1996, CNA will complete activities already under way and increase its momentum toward sustainable, profitable growth. In the rapidly changing insurance environment, CNA is well positioned for continued success.


Sincerely,
S/ DENNIS H. CHOOKASZIAN
Dennis H. Chookaszian
Chairman and Chief Executive Officer
CNA Insurance Companies

                           CNA FINANCIAL CORPORATION
                           -------------------------

                                      CNA

                           FINANCIAL SECTION CONTENTS
- --------------------------------------------------------------------------------
                                      1995




                                       12
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       26
                           CONSOLIDATED BALANCE SHEET

                                       28
                      STATEMENT OF CONSOLIDATED OPERATIONS

                                       29
                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                       30
                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                       33
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       75
                          INDEPENDENT AUDITORS' REPORT

                                       76
                            COMMON STOCK INFORMATION

                                       77
                               CORPORATE DIRECTORY


                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
                             Continental Acquisition

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes found on pages 26 to 74.

Continental Acquisition:
CNA reached an agreement in late 1994 to acquire The Continental Corporation (Continental) through a cash merger for $1.1 billion. On May 9, 1995, Continental shareholders approved the agreement and the merger was completed on May 10. As a result, Continental became a wholly owned subsidiary of CNA Financial Corporation. CNA funded the cash purchase price with proceeds from a five-year revolving credit facility from a syndicate of banks. See Liquidity and Capital Resources section for a summary description of financing of the acquisition. Continental is an insurance holding company principally engaged in the business of owning a group of property and casualty insurance companies. This acquisition makes CNA the largest U.S. commercial lines insurer, the third largest U.S. property-casualty organization, and the sixth largest U.S. insurance group, based on 1994 premiums.


CNA set an ambitious goal of substantially completing the transition in one year. Processes such as policy conversions at renewal and systems integration will take longer. CNA's top priority is to consolidate the two organizations as quickly as possible without disruption to its existing businesses and completion of that task remains its number one objective in 1996. The merged organization will operate under the name CNA with headquarters in Chicago. The Company is merging most of the Continental and CNA sales and support offices nationwide. CNA continues to remain committed to strong relationships with the agents and brokers who distribute its products and services.

The combined organization is expected to be stronger and more competitive than either company could have been on its own. CNA will benefit from a stronger market position in nearly all property/casualty businesses, increased economies of scale and efficiencies, and expanded distribution of new and existing products.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                              Results of Operations


Results of Operations:
- ----------------------

The following chart summarizes key components of consolidated operating results for each of the last three years.

CONSOLIDATED OPERATIONS
- --------------------------------------------------------------------------------

Year Ended December 31                             1995     1994        1993
- --------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized investment
gains/losses):
Revenues:
   Premiums                                      $11,735.1 $ 9,474.4 $  8,688.8
   Net investment income                           2,076.6   1,551.2    1,314.3
   Other                                             424.2     220.1      191.6
- --------------------------------------------------------------------------------
Total revenues                                    14,235.9  11,245.7   10,194.7
Benefits and expenses                             13,649.5  11,144.4   10,904.3
- --------------------------------------------------------------------------------
   Income (loss) before income tax                   586.4     101.3     (709.6)
Income tax (expense) benefit                        (123.8      85.7      457.9
- --------------------------------------------------------------------------------
   Net operating income (loss)
   (excluding realized investment gains/losses)  $   462.6 $   187.0     (251.7)
================================================================================

SUPPLEMENTAL FINANCIAL DATA:
Net operating income (loss) by group:
   Property/Casualty                             $   457.0  $  147.9  $  (266.6)
   Life                                              103.8      87.0       43.5
   Other                                             (98.2)    (47.9)     (28.6)
- --------------------------------------------------------------------------------
                                                     462.6     187.0     (251.7)
- --------------------------------------------------------------------------------
Net realized investment gains (losses) by group:
   Property/Casualty                                 207.9   (104.6)     435.8
   Life                                               85.4    (45.6)      72.6
   Other                                               1.1     (0.3)      10.8
- --------------------------------------------------------------------------------
                                                     294.4   (150.5)     519.2
- --------------------------------------------------------------------------------
Net income (loss) by group:
   Property/Casualty                                 664.9    43.3      169.2
   Life                                              189.2    41.4      116.1
   Other                                             (97.1)  (48.2)     (17.8)
- --------------------------------------------------------------------------------
                                                 $   757.0 $  36.5  $   267.5
================================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
                              Consolidated Results


Consolidated Results


After the weak earnings of 1994 and the impact of Fibreboard, as discussed in Note J of the Consolidated Financial Statements, in the prior two years, CNA came back strongly in 1995. The recovery reflects improvement in underlying operations, notably in individual life and workers' compensation, reduced catastrophe losses, increased investment income and significant realized gains in 1995. The 1995 results of operations include Continental subsequent to May 10, 1995.

Today, CNA is the largest commercial insurer in the United States and the third largest property/ casualty company in the country. Based on market share CNA ranks first among United States insurers in commercial multiple peril, commercial auto, personal packages, surety and ocean marine; second in general liability, workers' compensation, offshore energy, medical malpractice, multiple peril crop and federal employees health benefit plans; and third in aircraft, credit, recreational watercraft, automobile warranty, farmowners and products liability insurance.

Revenues excluding realized gains/losses were $14.236 billion, up 26.6% from 1994 and up 39.6% from 1993. For 1995, revenues reflect increases of $2.261 billion (23.9%) in earned premiums, $525.4 million (33.9%) in net investment income and $204.1 million (92.7%) in other income. These increases were principally attributable to the Continental acquisition. For Continental, earned premiums during the period from May 10 through December 31, 1995 were $1.747 billion, net investment income was $284.5 million, and other income, comprised primarily of claims adjusting fees and insurance inspection fees was $46.0 million.

For 1995, CNA reported net operating income (which excludes net realized investment gains/losses) of $462.6 million, or $7.37 per share, compared to $187.0 million, or $2.94 per share, for 1994 and a net operating loss of $251.7 million, or $4.14 per share, for 1993.

The 1993 operating loss reflects a $500 million addition to asbestos claim reserves, which resulted in a $325 million charge against after-tax earnings, or $5.26 per share. This reserving action was taken in recognition of litigation with Fibreboard as discussed in Note J of the Consolidated Financial Statements.

Net realized investment gains, net of tax, amounted to $294.4 million, or $4.77 per share in 1995, compared to net realized investment losses of $150.5 million, or $2.43 per share in 1994 and net realized investment gains of $519.2 million, or $8.40 per share, in 1993.

Net income for 1995 was $757.0 million, or $12.14 per share, compared with net income of $36.5 million, or $0.51 per share, for 1994 and $267.5 million, or $4.26 per share in 1993.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- -------------------------------------------------------------------------------
                          Property/Casualty Operations


Property/Casualty Operations

PROPERTY/CASUALTY GROUP
- -------------------------------------------------------------------------------

Year Ended December 31                             1995       1994      1993
- -------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized investment
gains/losses):
Revenues:
   Premiums                                      $ 8,723.8  $6,838.5  $6,275.0
   Net investment income                           1,699.8   1,240.4   1,059.8
   Other                                             348.0     170.4     151.8
- -------------------------------------------------------------------------------
                                                  10,771.6   8,249.3   7,486.6
Benefits and expenses                             10,193.3   8,210.1   8,218.6
- -------------------------------------------------------------------------------
   Operating income (loss) before income tax         578.3      39.2    (732.0)
Income tax benefit (expense)                        (121.3)    108.7     465.4
- -------------------------------------------------------------------------------
   Net operating income (loss)
   (excluding realized investment gains/losses)  $   457.0  $  147.9  $ (266.6)
===============================================================================

The property/casualty group writes primarily commercial lines coverages. Customers include large national corporations, small and medium-sized businesses, groups and associations, and professionals. Coverages are written primarily through traditional insurance contracts, under which risk is transferred to the insurer. Many large commercial account policies are written under retrospectively-rated contracts, which are experience-rated. Premiums for such contracts may be adjusted, subject to limitations set by contract, based on loss experience of the insureds. Other experience-rated policies include provisions for dividends based on loss experience. Experience-rated contracts reduce but do not eliminate risk to the insurer. Approximately 12% of the property/casualty insurance is written on an experience-rated basis.


The property/casualty group also provides loss control, policy administration and claim administration services under service contracts for fees. Such services are provided primarily in the workers' compensation market where retention of more risk by the employer through self-insurance or high-deductible programs has become increasingly prevalent.

In early 1995, CNA acquired Alexsis, one of the largest property/casualty third-party administrators in the United States. This acquisition enables CNA to serve large commercial customers across the full spectrum of service offerings. Revenues from Alexsis contributed $89 million to other revenues.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
                      Property/Casualty Operations(cont.)

Commercial business includes such lines as workers' compensation, general liability, professional and specialty, multiple peril, and accident and health coverages. Professional and specialty coverages include liability coverage for architects and engineers, lawyers, accountants, medical and dental professionals; directors and officers liability; and other specialized coverages. CNA also assumes commercial risks from other insurers. The major components of CNA's commercial business are workers' compensation, general liability and professional and specialty coverages, which accounted for 19%, 19% and 18%, respectively, of 1995 premiums earned.

The property/casualty group also markets personal lines of insurance, primarily automobile and homeowners' coverages sold to individuals under monoline and package policies.

Property/casualty  profitability  continued to show  significant  improvement in
1995 and reflects both improved investment income and underwriting results. Pretax operating income excluding net realized investment gains/losses for the property/casualty insurance subsidiaries was $578.3 million in 1995, compared to pretax operating income of $39.2 million in 1994 and a pretax operating loss of $732.0 million for 1993. Net operating income excluding net realized investment gains/losses of CNA's property/casualty insurance subsidiaries was $457.0 million for 1995, compared to $147.9 million in 1994 and a net loss of $266.6 million for 1993.

Property/casualty revenues, excluding net realized investment gains/losses were $10.772 billion, up 30.6% from 1994 and up 43.9% from 1993.


Property/casualty earned premiums were $8.724 billion in 1995, up 28% from the $6.839 billion earned in 1994 and up 39% from 1993. The 1995 earned premium increase of $1.885 billion was principally attributable to the inclusion of Continental business ($1.747 billion) and increases in other CNA business including small and medium commercial accounts, mass marketing and reinsurance offset in part by decreases in large account premium business due to the continued shift to high deductible insurance contracts and decreases in involuntary residual markets.

Property/casualty investment income for 1995 was $1.700 billion, up 37.0% from the $1.240 billion in 1994 and up 60.4% from 1993. Investment income increased primarily due to the acquisition of Continental, continued strong positive cash flow and higher yielding investments resulting from a shift in 1994 to longer term securities. Interest rates on fixed maturity securities generally rose throughout 1994, but have generally declined in 1995. The bond segment of the investment portfolio yielded 6. 9%, on an annualized basis, in 1995 compared with 6.4% in 1994.

The underwriting loss for 1995 was $1,121.5 million, compared to $1,201.2 million and $1,791.8 million in 1994 and 1993, respectively. The combined ratio was 110.3 for 1995, compared with 115.0 and 127.3 for 1994 and 1993, respectively. Contributing to the 1995 improvement in underwriting results were continued favorable loss trends in the workers' compensation line and lower catastrophe losses. As discussed in the previous section, the primary reason for the 1993 poor operating results was the reserve additions of $500 million related to Fibreboard. Such loss provisions increased the combined ratio by 8.0 percentage points in 1993.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                      Property/Casualty Operations(cont.)


Catastrophe losses for 1995 on a pretax basis were approximately $149 million, compared with $283 million in 1994 and $74 million in 1993. CNA's 1995 catastrophe losses related primarily to tropical storms and hail storms in Texas. CNA's 1994 catastrophe losses related primarily to the Northridge earthquake near Los Angeles and severe winter storms in the Northeast.


CNA, consistent with sound insurance reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified. These adjustments, referred to as "reserve development," are inevitable given the complexities of the reserving process and are recorded in the statement of operations in the period the need for the adjustments becomes apparent. The property/casualty underwriting losses include net adverse (favorable) reserve development of $122, $(71) million and $590 million for the years 1995, 1994 and 1993, respectively.

This reserve development reflects the effects of management's ongoing evaluation of reserve levels and is comprised of the following components:

- ----------------------------------------------
Development-
adverse (favorable)      1995   1994      1993
- ----------------------------------------------
($ in millions, of dollars)
Environmental           $ 241  $ 181     $ 446
Asbestos                  258     37       601
Other                    (377)  (289)     (457)
- ----------------------------------------------
Total                   $ 122   $(71)    $ 590
==============================================

Management believes its reserves for environmental and asbestos claims are appropriately established based upon known facts and current case law. However, due to the inconsistencies of court coverage decisions, the number of waste sites subject to clean-up, the standards for clean-up and liability, and other factors, the ultimate exposure to CNA for these claims may vary materially from the amounts currently recorded, resulting in a potential increase in the claim reserves recorded. In addition, issues related to, among other things, specific policy provisions, multiple insurers and allocation of liability among insurers, consequences of conduct of the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult and subject to adjustment based upon newly available data. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional reserves that may be required. See Note K of the Consolidated Financial Statements for further discussion of environmental and asbestos reserves.

Adverse 1995 environmental reserve development of $241 million includes $60 million related to Continental and results from CNA's on-going monitoring of current settlement patterns, current pending cases and potential future claims. 1995 adverse asbestos reserve development of $258 million is based on management's assessment of the effects of 1995 payments and settlement activity as well as an on-going review of pending asbestos cases and related legal decisions.

Other 1995 reserve development, which nets to $ 377 million of favorable reserve development, is principally due to favorable claim frequency (rate of claim occurrence) and severity (average cost per claim) experience in the workers' compensation line of business.

The 1993 environmental development includes an allocation of reserves for incurred but not reported environmental claims of $ 340 million. The 1993 asbestos development includes $500 million related to Fibreboard. See Note J of the Consolidated Financial Statements.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- -------------------------------------------------------------------------------
                                 Life Operations


Life Operations


LIFE GROUP
- ----------------------------------------------------------------------------

Year Ended December 31                            1995      1994      1993
- ----------------------------------------------------------------------------
(In millions of dollars)

OPERATING SUMMARY (excluding realized
investment gains/losses):
Revenues:
   Premiums                                   $ 3,032.4  $ 2,678.2 $ 2,442.2
   Net investment income                          369.2      310.6     259.7
   Other                                           76.2       49.6      37.3
- ----------------------------------------------------------------------------
                                                3,477.8    3,038.4   2,739.2
Benefits and expenses                           3,317.5    2,904.0   2,672.8
- ----------------------------------------------------------------------------
   Income before income tax                       160.3      134.4      66.4
Income tax expense                                 56.5       47.4      22.9
- ----------------------------------------------------------------------------
   Net operating income (excluding realized
     investment gains/losses)                 $   103.8  $    87.0 $    43.5
============================================================================

CNA sells a variety of individual and group insurance products. The individual insurance products currently being marketed consist primarily of term, universal life, participating policies and individual annuity products. Group insurance products include life, accident and health consisting primarily of major medical and hospitalization, and pension products.

In 1994, CNA formed the Life Operations Department to increase substantially its presence and profitability in the individual life marketplace. The department introduced new term and permanent life products, as well as annuities. All new products were very well received in the marketplace, as 1995 applications for new policies increased to more than 200,000 from 91,000 in 1994. Profits increased due to increased investment income and improved mortality experience and increased interest rate spreads on interest sensitive products.


Life insurance revenues excluding net realized investment gains were up 14.5% from 1994 and up 27.0% from 1993. Life insurance and annuity premiums for 1995 were up 13.2% from 1994 and up 24.2% from 1993. The premium growth in 1995 was principally attributable to increases in new business in individual life operations. The premium growth in 1994 was $236 million and was principally attributable to increases in new business in group operations and pension operations. Life investment income increased by approximately 18.9% due to continued strong positive cash flow and higher yielding investments resulting from a shift in 1994 to longer term securities. The bond segment of the life investment portfolio yielded 6.9% in 1995 compared with 6.6% in 1994.

CNA's life insurance subsidiaries' net operating income excluding net realized investment gains/losses was $103.8 million for 1995, compared to $87.0 million and $43.5 million for 1994 and 1993, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                              Financial Condition


Financial Condition:
- --------------------

CNA's property/casualty insurance subsidiaries' statutory surplus grew from $3.1 billion in 1990 to $3.9 billion in 1991. In 1992, property/casualty surplus declined to $3.1 billion primarily due to $1.5 billion (pretax) in adverse asbestos reserve development. In 1993, property/casualty surplus rose to approximately $3.6 billion due to substantial realized investment gains and a capital contribution by CNA of $475 million, offset by another $500 million (pretax) increase in asbestos reserves relating to Fibreboard. In 1994, surplus declined to $3.4 billion primarily attributable to realized investment losses. In 1995, surplus rose $2.3 billion to $5.7 billion due to the acquisition of Continental ($1.7 billion) and improved net income.

Included in the changes in the property/casualty surplus are capital contributions from CNA to Casualty of $475 million in 1993 and $120 million in 1990. Dividends of $325 million, $175 million, $150 million, $100 million and $130 million were paid to CNA by Casualty in 1995, 1994, 1993, 1992 and 1991 respectively.


Statutory surplus of CNA's life insurance subsidiaries grew from $849 million at December 31, 1990 to $1.128 billion at December 31, 1995. Life statutory surplus includes capital contributions from Casualty to Continental Assurance Company of $100 million in 1990.

Assets totaled $59.9 billion; $14.3 billion related to Continental, at the end of 1995, an increase of 35.2% over 1994 and 42.9% over 1993. CNA's investment portfolio increased by $8.9 billion, or 33.2%, over the 1994 level of $26.9 billion; $7.4 billion of this increase related to Continental.

CNA's consolidated stockholders' equity was $6.7 billion at December 31, 1995, compared to $4.5 billion and $5.4 billion at December 31, 1994 and 1993, respectively. The volatility in stockholders' equity the last two years has primarily been the result of recognizing the effects of unrealized appreciation/depreciation on fixed maturity securities within stockholders' equity.


FINANCIAL CONDITION
- --------------------------------------------------------------------------------
                            Statutory Surplus          Consolidated
                            -----------------  ---------------------------------

                            Property/                   Stockholders' Book Value
December 31                 Casualty   Life     Assets     Equity      Per Share
- ---------------------------------------------  ---------------------------------
(In millions of dollars,
except per share data)
- ---------------------------------------------  ---------------------------------
1995                        $5,696    $1,128    $59,902    $6,735     $106.56
1994                         3,367     1,055     44,320     4,546       71.13
1993                         3,598     1,022     41,912     5,381       84.65
1992                         3,136     1,003     39,744     4,789       75.07
1991                         3,928       968     39,162     5,109       80.24
1990                         3,147       849     34,713     4,490       70.23
- --------------------------------------------------------------------------------

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
                                  Investments


Investments:
- ------------

The following table summarizes CNA's general account investments with fixed maturity securities shown at amortized cost for each of the last five years.

DISTRIBUTION OF INVESTMENTS -GENERAL ACCOUNT
- ------------------------------------------------------------------------------------------------------------------
December 31                       1995       %     1994      %     1993      %      1992       %     1991     %
- ------------------------------------------------------------------------------------------------------------------
(In millions of dollars)

Investments:
   Fixed maturities
   (at amortized cost):
     Bonds:
       Tax exempt               $  3,453    10   $  3,717    13  $  4,725    19   $   9,502   42   $  8,998   41
       Taxable                    25,832    74     17,483    63    11,933    48       7,286   32      9,674   44
     Redeemable preferred
     stocks                          100    --        423     2       445     2         568    3        103    1
   Equity securities:
     Common stocks                   915     3        755     3       508     2         348    2        230    1
     Non-redeemable preferred
       stocks                          3    --         --    --        --    --           9   --         11   --
   Mortgage loans and real
   estate                            146    --         47    --        62    --          89   --        122    1
   Policy loans                      177     1        176     1       174     1         179    1        181    1
   Other invested assets             500     1        101    --        68    --          53   --         56   --
   Short-term investments          3,725    11      5,036    18     6,944    28       4,444   20      2,511   11
- ------------------------------- ---------- ----  ---------- ---- ---------- ----  ---------- ----- --------- -----
Investments                     $  34,851  100%  $ 27,738   100% $ 24,859   100%  $  22,478* 100%  $ 21,886* 100%
=============================== ========== ====  ========== ==== ========== ====  ========== ===== ========= =====
Investments at Fair Value       $ 35,886*        $ 26,943*       $ 25,363*        $  23,324        $ 22,816
=============================== ========== ===== ========== ==== ========== ===== ========== ===== ========= =====
*As reported in the Consolidated Balance Sheet

CNA's general account investment portfolio is managed to maximize after-tax investment return while minimizing credit risks with investments concentrated in high quality securities to support its insurance underwriting operations.

CNA has the capacity to hold its fixed maturity portfolio to maturity. However, securities may be sold as part of CNA's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, or other similar factors. Accordingly, the fixed maturity securities are classified as available-for-sale.

The general account portfolio consists primarily of high quality marketable fixed maturities, 94% of which are rated as investment grade, at December 31, 1995.

At December 31, 1995, 62% of the general account's fixed maturity portfolio was invested in U.S. government and affiliated securities, 15% in other AAA rated securities, and 12% in AA and A

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                              Investments (cont.)


rated securities. CNA's guaranteed investment fixed maturity portfolio is comprised of 36% U.S. government and affiliated securities, 17% other AAA rated securities, and 19% in AA and A rated securities. These ratings are primarily from Standard & Poor's (93% of the general account portfolio and 95% of the guaranteed investment portfolio). In addition, CNA's investment in mortgage loans and real estate are substantially below the industry average based upon these investments as a percentage of total assets.

High yield securities generally involve a greater degree of risk than that of investment grade securities. Expected returns should, however, compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. As of December 31, 1995, CNA's concentration in high yield bonds including Separate Accounts was approximately 4.7% of total assets.

Included in CNA's fixed maturity securities at December 31, 1995 (general and guaranteed investment portfolios) are $8.5 billion of asset-backed securities, consisting of approximately 57% in U.S. government agency issued pass-through certificates, 32% in collateralized mortgage obligations (CMO's), and 11% in corporate asset-backed obligations. The majority of CMO's held are U.S. government agency issues, which are actively traded in liquid markets and are priced by broker-dealers.

CNA limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. CNA avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1995, the fair value of asset-backed securities was in excess of the amortized cost by approximately $200 million compared with unrealized losses of $181 million at December 31, 1994.

At December 31, 1995 and 1994, short-term  investments primarily consisted of U.
S. treasury bills and commercial paper. The components of the short-term investment portfolio were as follows:

SHORT-TERM INVESTMENTS
- -------------------------------------------------

December 31                       1995      1994
- -------------------------------------------------
(In millions of dollars)
Security repurchase           $  776.0   $2,478.8
collateral
Escrow-Note A                  1,044.6    1,009.9
Other                          1,903.9    1,547.4
=================================================
     Total short-term
        investments           $3,724.5   $5,036.1
=================================================

CNA invests from time to time in certain derivative financial instruments to increase investment returns and to eliminate the impact of changes in interest rates on certain corporate borrowings. CNA considers its derivative securities as held for trading purposes, except for interest rate swaps associated with corporate borrowings and as such, are recorded at fair value at the reporting date. The interest rate swaps on corporate borrowings are accounted as an adjustment to interest expense. See Note F of the Consolidated Financial Statements for further information.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
                              Investments (cont.)


CNA's general account investments in bonds and redeemable preferred stocks were carried at a fair value of $30.4 billion at December 31,1995, compared with $20.8 billion at December 31, 1994. At December 31, 1995, net unrealized gains on fixed maturity securities amounted to approximately $1,059 million. This compares with net unrealized losses of $795 million at December 31, 1994. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1995, were $1,136 million and $77 million, respectively, compared to $194 million and $989 million, respectively, at December 31, 1994.

Net unrealized gains on general account bonds at December 31, 1995 include net unrealized gains on high yield securities of $67 million, compared with net unrealized losses of $30 million at December 31, 1994. High yield securities are bonds rated as below investment grade by bond rating agencies, plus private placements and other unrated securities which, in the opinion of management, are below investment grade. Carrying values and fair values of high yield securities in the general account were $1.9 billion at December 31, 1995, compared to $1.0 billion at December 31, 1994.

At December 31, 1995, total Separate Account cash and investments amounted to $5.9 billion with taxable fixed maturities representing approximately 94% of the Separate Accounts portfolio.

Approximately 85% of Separate Account investments are used to fund guaranteed investments for which Continental Assurance Company guarantees principal and a specified return to the contractholders. The duration of fixed maturity securities included in the guaranteed investment portfolio are matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts. At December 31, 1995, all fixed maturity securities in the guaranteed investment portfolio were carried at fair value and amounted to $4.8 billion. At December 31, 1995, net unrealized gains on fixed maturity securities amounted to approximately $63 million. This compares to $195 million in net unrealized losses at December 31, 1994. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1995, were $122 million and $59 million, respectively, compared to $34 million and $229 million, respectively, at December 31, 1994.

At December 31, 1995, high yield securities in the guaranteed investment portfolio were carried at fair value and amounted to $944 million, compared with $1.102 billion at December 31, 1994. Net unrealized losses on high yield securities held in such Separate Accounts were $14 million at December 31, 1995, compared with net unrealized losses of $108 million at December 31, 1994.

                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                         Liquidity and Capital Resources


The following table summarizes the General Account's unrealized net gains and losses from fixed maturity and equity securities for the last five years.

UNREALIZED APPRECIATION (DEPRECIATION)
FIXED MATURITY AND EQUITY SECURITIES-GENERAL ACCOUNT

- -------------------------------------------------------------------------------
December 31                      1995     1994      1993     1992      1991
- -------------------------------------------------------------------------------
(In millions of dollars)

Bonds                           $1,043    $(801)     $501     $842      $918
Redeemable preferred stocks         16        6         3        4        13
Equity securities                  181       18        76       46        33
- -------------------------------------------------------------------------------

Liquidity and Capital Resources:
- --------------------------------

The liquidity requirements of CNA, excluding the acquisition of Continental, have been met primarily by funds generated from operations. The principal operating cash flow sources of CNA's property/casualty and life insurance subsidiaries are premiums, investment income, and sales and maturities of investments. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

For the year ended December 31, 1995, CNA's operating activities generated net positive cash flows of approximately $875 million, compared with $1.0 billion in 1994 and $1.3 billion in 1993. CNA believes that future liquidity needs will be met primarily by cash generated from operations.

Net cash flows from operations are invested in marketable securities. Investment strategies employed by CNA's insurance subsidiaries consider the cash flow requirements of the insurance products sold and the tax attributes of the various types of marketable investments.

On May 10, 1995, CNA acquired all the outstanding shares of Continental for approximately $1.1 billion. To finance the acquisition of Continental (including the refinancing of $205 million of Continental debt) CNA entered into a five-year $1.325 billion revolving credit facility involving 16 banks. The interest rate for the facility is based on the one, two, three, or six month London Interbank Offered Rate (LIBOR), plus 25 basis points. Additionally, there is a facility fee of 10 basis points annually. The average interest rate on the borrowings under the revolver at December 31, 1995 was 6.12%. Under the terms of the facility, CNA may prepay the debt without penalty, giving CNA flexibility to arrange longer-term financing on more favorable terms.

To offset the variable rate characteristics of the facility, CNA entered into five year interest rate swap agreements with several banks. These agreements convert variable rate debt into fixed rate debt resulting in fixed rates on notional amounts of $1.2 billion.

The effect of these interest rate swaps was to increase interest expense by $2 million for the year ended December 31, 1995.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
                    Liquididty and Capital Resources (cont.)


On August 10, 1995, to take advantage of favorable interest rates, CNA established a commercial paper program, borrowing $500 million from investors to replace a like amount of bank financing. The weighted-average yield on commercial paper at December 31, 1995 was 6.05%. The commercial paper borrowings are classified as long-term, as $500 million of the committed bank facility will support the commercial paper program (at an undrawn cost of 10 basis points). Standard and Poor's and Moody's issued short-term debt ratings of A2 and P2, respectively, for CNA's commercial paper program.

As of March 1, 1996, the outstanding loans under the revolving credit facility were $825 million. There was no unused borrowing capacity under the facility after the effects of the commercial paper program.

The  weighted-average   interest  rate  (interest  and  facility  fees)  on  the
acquisition debt, which includes the revolving credit facility, commercial paper and the effect of the interest rate swaps, was 6.50% at December 31, 1995.

Coincident with the Continental acquisition, A.M. Best, Standard and Poor's, Moody's and Duff & Phelps issued revised ratings for CNA's Continental Casualty Company (CCC) Intercompany Pool, Continental Insurance Company (CIC) Intercompany Pool and Continental Assurance (CAC) Company Intercompany Pool. Also rated were the senior debt of both CNA and The Continental Corporation (Continental) and CNA's preferred stock.

In some cases the rating agencies affirmed the previous ratings. In others, the ratings were lowered because of the increased level of debt associated with the Continental acquisition.

The chart below lists the current ratings.

|------------------|-----------------------------||-----------------------------------------|
|                  |     INSURANCE RATINGS       ||         DEBT AND STOCK RATINGS          |
|                  |-----------------------------||-----------------------------|-----------|
|                  |    Financial Strength       ||                             |           |
|                  |-----------------------------||                             |           |
|                  |                             ||              CNA            |Continental|
|                  |                             ||--------|-----------|--------|-----------|
|                  |                             || Senior | Commercial|Preferre| Senior    |
|                  | CCC       CAC       CIC     ||  Debt  |   Paper   |  Stock |  Debt     |
|                  |                             ||        |           |        |           |
|                  |-----------------------------||--------|-----------|--------|-----------|
|                  |                             ||        |           |        |           |
|A.M. Best         |  A         A         A-     ||     -  |     -     |    -   |      -|   |
|                  |                             ||        |           |        |           |
|                  |                             ||        |           |        |           |
|Moody's           |  A1        A1        A2     ||    A3  |     P2    |    a3  |    Baa1   |
|                  |                             ||        |           |        |           |
|                  |                             ||        |           |        |           |
|                  |-----------------------------||        |           |        |           |
|                  |   Claims Paying Ability     ||        |           |        |           |
|                  |-----------------------------||        |           |        |           |
|                  |                             ||        |           |        |           |
|Standard & Poor's |  A+        AA        A-     ||    A-  |     A2    |    A-  |    BBB-   |
|                  |                             ||        |           |        |           |
|                  |                             ||        |           |        |           |
|Duff & Phelps     | AA-        AA       -       ||    A-  |     -     |    A-  |      -    |
|------------------|-----------------------------||--------|-----------|--------|-----------|

                           CNA FINANCIAL CORPORATION
                           -------------------------

 ------------------------------------------------------------------------------
                              Accounting Standards


Accounting Standards:
- --------------------

Disclosures of Certain Significant Risks and Uncertainties
In December 1994, the AICPA issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." This SOP requires reporting entities to include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. Additional disclosures are required for certain significant estimates utilized in the financial statements and current vulnerability due to certain concentrations if specific criteria are met. This Statement is effective for financial statements issued for fiscal years ending after December 15, 1995. The adoption of this Statement had no impact on the results of operations of CNA.

Accounting by Creditors
for Impairment of a Loan
In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 114, "Accounting by Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It also requires that applicable loans be treated as impaired when it is probable that a creditor will be unable to collect all amounts (both principal and interest) contractually due. This Statement applies to financial statements for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" which amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. It also amends the disclosure requirements to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The adoption of these Statements did not have a significant impact on CNA.

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of
In March 1995,  the FASB  issued SFAS 121,  "Accounting  for the
Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement will be effective for 1996 financial statements, although earlier adoption is permissible. This Statement will not have a significant impact on CNA.

Accounting for Stock-Based Compensation

In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation". This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The requirements of this Statement will generally be effective for 1996 financial statements. This Statement will have no impact on the results of operations of CNA as the Company has no compensation which qualifies.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
                           Consolidated Balance Sheet


ASSETS
- ------------------------------------------------------------------------------------------------------------------

December 31                                                                                    1995       1994
- ------------------------------------------------------------------------------------------------------------------
(In millions of dollars)

     Investments-Note C:
         Fixed maturities available-for-sale (cost: $29,385.4 and $21,623.1)              $ 30,444.7  $ 20,827.7
         Equity securities available-for-sale (cost: $736.3 and $736.3)                        917.7       754.8
         Mortgage loans and real estate (less accumulated depreciation: $3.6 and $3.4)         122.4        46.9
         Policy loans                                                                          177.2       176.3
         Other invested assets                                                                 499.9       101.1
         Short-term investments-Note A                                                       3,724.5     5,036.1
- ----------------------------------------------------------------------------------------------------------------
              TOTAL INVESTMENTS                                                             35,886.4    26,942.9
- ----------------------------------------------------------------------------------------------------------------
    Cash                                                                                       221.6       147.6
    Insurance receivables:
         Reinsurance receivables                                                             7,169.1     3,187.7
         Other insurance receivables                                                         5,302.4     3,861.4
         Less allowance for doubtful accounts                                                 (288.7)     (127.5)
    Deferred acquisition costs                                                               1,493.3     1,026.4
    Accrued investment income                                                                  545.4       407.1
    Receivables for securities sold                                                            185.2       258.7
    Federal income taxes recoverable (includes $153.0 and $85.8 due from Loews)-Note H         132.7        93.4
    Deferred income taxes-Note H                                                             1,254.9     1,662.5
    Property and equipment at cost (less accumulated depreciation: $313.7 and $244.9)          584.7       263.3
    Prepaid reinsurance premiums                                                               495.4       175.1
    Intangibles-Note M                                                                         456.3        17.6
    Other assets                                                                               595.0       323.9
    Separate Account business                                                                5,868.1     6,080.3
- ----------------------------------------------------------------------------------------------------------------
           TOTAL ASSETS                                                                   $ 59,901.8  $ 44,320.4
================================================================================================================
See accompanying Notes to Consolidated Financial Statements.




                            CNA FINANCIAL CORPORATION
                           -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                       Consolidated Balance Sheet (cont.)



LIABILITIES AND STOCKHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------
December 31                                                                1995        1994
- ----------------------------------------------------------------------------------------------
(In millions of dollars)

Liabilities:
    Insurance reserves:
         Claim and claim expense-Note K                               $ 32,032.4   $ 22,564.7
         Future policy benefits                                          3,515.9      3,049.8
         Unearned premiums                                               4,549.4      2,690.7
         Policyholders' funds                                              705.0        632.5
    Securities sold under repurchase agreements                            774.1      2,478.6
    Payables for securities purchased                                      163.3        281.4
    Participating policyholders' equity                                    140.1         98.0
    Short-term debt-Note D                                                 257.6          2.0
    Long-term debt-Note D                                                2,767.9        911.8
    Other liabilities                                                    2,392.5        984.7
    Separate Account business                                            5,868.1      6,080.3
- ---------------------------------------------------------------------------------------------
            TOTAL LIABILITIES                                           53,166.3     39,774.5
- ---------------------------------------------------------------------------------------------
Commitments and contingent liabilities-Notes G, J and K

Stockholders' equity-Note E:
    Common stock ($2.50 par value; Authorized - 200,000,000 shares;
        Issued - 61,841,969 shares)                                        154.6        154.6
    Preferred stock                                                        150.0        150.0
    Additional paid-in capital                                             434.7        434.7
    Retained earnings                                                    5,065.6      4,315.5
    Net unrealized investment gains (losses)-Note C                        933.1       (506.4)
    Treasury stock, at cost                                                 (2.5)        (2.5)
- ---------------------------------------------------------------------------------------------
            TOTAL STOCKHOLDERS' EQUITY                                   6,735.5      4,545.9
- ---------------------------------------------------------------------------------------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 59,901.8   $ 44,320.4
=============================================================================================
See accompanying Notes to Consolidated Financial Statements.


                            CNA FINANCIAL CORPORATION
                           -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                      Statement of Consolidated Operations




- -----------------------------------------------------------------------------------------------------
Year Ended December  31                                     1995            1994             1993
- -----------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)

Revenues:
  Premiums-Note G                                      $    11,735.1   $    9,474.4    $   8,688.8
  Net investment income-Note C                               2,076.6        1,551.2        1,314.3
  Realized investment gains (losses)-Note C                    463.8         (246.2)         816.1
  Other                                                        424.2          220.1          191.6
- -----------------------------------------------------------------------------------------------------
                                                            14,699.7       10,999.5       11,010.8
- -----------------------------------------------------------------------------------------------------
Benefits and expenses:
  Insurance claims and policyholders' benefits-Note G        9,951.7        8,450.3        8,556.6
  Amortization of deferred acquisition costs                 1,843.5        1,377.5        1,200.3
  Other operating expenses                                   1,679.8        1,235.2        1,119.7
  Interest expense                                             182.3           70.5           40.8
- -----------------------------------------------------------------------------------------------------
                                                            13,657.3       11,133.5       10,917.4
- -----------------------------------------------------------------------------------------------------
    Income (loss) before income tax                          1,042.4         (134.0)          93.4
Income tax (expense) benefit -Note H                          (285.4)         170.5          174.1
- -----------------------------------------------------------------------------------------------------
    NET INCOME                                         $       757.0   $       36.5    $     267.5
- -----------------------------------------------------------------------------------------------------

EARNINGS PER SHARE                                     $        12.14  $        0.51   $       4.26
=====================================================================================================
See accompanying Notes to Consolidated Financial Statements.




                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                 Statement of Consolidated Stockholders' Equity

- -------------------------------------------------------------------------------------------------------------------
                                                                                              Net
                                                                  Additional                Unrealized
                               Common    Preferred    Treasury    Paid-in      Retained     Investment      Total
                                Stock     Stock        Stock      Capital      Earnings     Gains (Losses)
- -------------------------------------------------------------------------------------------------------------------
(In millions of dollars)

Balance, December 31, 1992   $     154.6$     150.0  $     (2.5) $    434.7  $   4,020.7  $       31.7 $    4,789.2
  Net income                          -         -            -           -         267.5            -         267.5
  Unrealized investment
    gains, net-Note C-                -          -           -           -           -             8.8          8.8
  Adjustment resulting from
    change in accounting
    for debt securities-
    Note B                            -         -            -           -            -              319.5    319.5
  Preferred dividends                 -         -            -           -          (3.9)              -      (3.9)
- -------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993         154.6      150.0        (2.5)      434.7      4,284.3         360.0      5,381.1
  Net income                         -         -            -           -           36.5           -           36.5
  Unrealized investment
      losses, net-Note               -         -            -           -            -          (866.4)      (866.4)
  Preferred dividends                -         -            -           -           (5.3)          -           (5.3)
- -------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994         154.6      150.0        (2.5)      434.7      4,315.5        (506.4)     4,545.9
  Net income                         -         -            -           -          757.0           -          757.0
  Unrealized investment
      gains-Note C                   -         -            -           -            -          1,439.5     1,439.5
  Preferred dividends                -         -            -           -           (6.9)          -           (6.9)
- -------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995   $     154.6      150.0        (2.5)      434.7  $   5,065.6  $      933.1 $    6,735.5
===================================================================================================================
See accompanying Notes to Consolidated Financial Statements.



                            CNA FINANCIAL CORPORATION
                           -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                      Statement of Consolidated Cash Flows

- ----------------------------------------------------------------------------------------------------
Year Ended December 31                                     1995            1994             1993
- ----------------------------------------------------------------------------------------------------
(In millions of dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                              $   757.0      $     36.5      $    267.5
                                                         -------------------------------------------
  Adjustments  to  reconcile  net  income
    to net  cash  provided  by  operating activities:
    Pretax realized investment (gains) losses                 (463.8)          246.2           (816.1)
    Participating policyholders' interest                       (3.6)          (12.0)            (4.3)
    Amortization of intangible assets                           18.9             3.1              8.5
    Amortization of bond discount                             (142.7)          (95.5)           (88.1)
    Depreciation                                               101.0            66.1             46.5
    Changes in:
       Reinsurance and other insurance
         receivables, net                                     (271.0)         (430.2)           643.2
       Deferred acquisition costs                             (160.8)          (41.0)           (85.3)
       Accrued investment income                               (30.4)         (161.2)            41.6
       Federal income taxes                                    (39.3)          (14.9)           268.8
       Deferred income taxes                                   221.0           (96.3)          (161.3)
       Prepaid reinsurance premiums                            129.8            (7.8)           (15.0)
       Insurance reserves                                      427.0         1,468.9          1,211.7
       Reinsurance payables                                      9.9           (25.0)            30.5
       Other, net                                              322.0            45.3            (76.1)
- -----------------------------------------------------------------------------------------------------
               Total adjustments                               118.0           945.7          1,004.6
- -----------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY
                 OPERATING ACTIVITIES                     $    875.0      $    982.2     $    1,272.1
- -----------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.


                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                  Statement of Consolidated Cash Flows (cont.)



- -----------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                  1995                1994           1993
- -----------------------------------------------------------------------------------------------------------------
(In millions of dollars)

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of The Continental Corporation                               (1,125.5)        -               -
   Cash acquired in connection with the
      Continental merger                                                    165.1         -               -
   Other acquisitions                                                       (72.0)        -               -
   Purchases of fixed maturities                                        (29,255.3)     (34,149.4)      (42,828.9)
   Proceeds from fixed maturities:
     Sales                                                               24,065.1       25,287.0        41,216.9
     Maturities, calls and redemptions                                    2,855.2        4,506.3         2,347.7
   Purchases of equity securities                                        (1,094.1)        (892.8)         (758.9)
   Proceeds from sales of equity securities                               1,317.2          649.9           736.1
   Change in short-term investments                                       2,941.5        1,895.8        (2,485.5)
   Purchases of property and equipment                                     (126.2)        (109.5)          (89.5)
   Change in securities sold under repurchase agreements                 (1,704.5)       1,865.3           102.4
   Change in other investments                                              157.9          (21.7)            9.4
   Other, net                                                               (38.5)           1.8            (1.2)
- ----------------------------------------------------------------------------------------------------------------
               NET CASH USED IN INVESTING ACTIVITIES                     (1,914.1)        (967.3)       (1,751.5)
- ----------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES:

   Dividends paid to preferred shareholders                                  (6.9)          (4.9)           (4.0)
   Receipts from investment contracts credited
      to policyholder account balances                                       22.6           32.8            47.5
   Return of policyholder account balances on investment contracts          (34.3)         (22.4)          (18.2)
   Retirement of notes payable                                             (205.0)           -               -
   Changes in short-term debt                                                 3.0            -               -
   Principal payments on long-term debt                                      (3.3)          (2.9)           (1.0)
   Proceeds from issuance of long-term debt                               1,337.0            0.5           500.6
- ----------------------------------------------------------------------------------------------------------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                   1,113.1            3.1           524.9
- ----------------------------------------------------------------------------------------------------------------
              NET  INCREASE IN CASH                                          74.0           18.0            45.5
Cash at beginning of period                                                 147.6          129.6            84.1
- ----------------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                               $       221.6    $     147.6   $       129.6
================================================================================================================
See accompanying Notes to Consolidated Financial Statements.




                            CNA FINANCIAL CORPORATION
                           -------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                  Statement of Consolidated Cash Flows (cont.)



- -------------------------------------------------------------------------------
Year Ended December 31                                1995      1994     1993
- -------------------------------------------------------------------------------
(In millions of dollars)

Supplemental disclosures of cash flow information:

    Cash (paid) received:
           Interest expense                       $  (169.5)  $ (71.4) $ (36.3)
           Federal income taxes                      (102.5)     70.0    293.6
===============================================================================


Supplemental disclosure of cash flow information relating to acquisitions:

Noncash investing and financing transactions that are not reflected in the Statement of Consolidated Cash Flows are listed below.

- -------------------------------------------------------------------------------
                                                     The Continental
Year Ended December 31, 1995                           Corporation       Other
- -------------------------------------------------------------------------------
(In millions of dollars)

Fair value of assets acquired, excluding cash acquired $  15,094      $    231
Liabilities assumed                                      (14,133)         (159)
- -------------------------------------------------------------------------------
           Cash paid, net of cash acquired             $     961      $     72
===============================================================================

See accompanying Notes to Consolidated Financial Statements.





                            CNA FINANCIAL CORPORATION
                           -------------------------
                                       32

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                    Note A - Significant Accounting Policies


Note A - Significant Accounting Policies:
- -----------------------------------------

BASIS OF PRESENTATION
- --------------------------------------------------------------------------------

The Consolidated Financial Statements include CNA Financial Corporation (CNA or the Company) and its operating subsidiaries which consist of property/casualty insurance companies (principally Continental Casualty Company and Continental Insurance Company) and life insurance companies (principally Continental Assurance Company). Loews Corporation (Loews) owns approximately 84% of the outstanding common stock of CNA.

CNA reached an agreement in late 1994 to acquire all of the common stock of The Continental Corporation (Continental) through a cash merger for approximately $1.1 billion. The merger was completed on May 10, 1995, and, as a result, the financial statements include the results of Continental since that date.

CNA is a multiple-line insurer underwriting property and casualty coverages; life, accident and health insurance; fidelity and surety products; excess and surplus lines; reinsurance; and pension and annuity business. CNA serves a wide spectrum of insureds, including individuals; small, medium and large businesses; associations; professionals and groups.

The accompanying Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1995. All significant intercompany amounts have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of CNA's management, these statements include all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position, results of operations and cash flows in the accompanying consolidated financial statements.


INSURANCE
- --------------------------------------------------------------------------------

Premium revenue
Insurance  premiums on  property/casualty  and health  insurance  contracts  are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively-rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees which are recognized over the coverage period. Other life insurance premiums are recognized as revenue when due after deductions for ceded insurance.

                            CNA FINANCIAL CORPORATION
                            -------------------------

- --------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

Claim and claim expense reserves
Claim and claim expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are based on undiscounted (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of unreported losses based upon past experience, (c) estimates of losses on assumed insurance, and (d) estimates of future expenses to be incurred in settlement of claims. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience.

Claim and claim expense reserves are based on estimates and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments that are made to the reserves are reflected in operating income in the period the need for such adjustments become apparent. Further discussion of claim and claim expense reserves may be found in Note K.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide periodic payments to claimants, which are fixed and determinable as to the amount and time of payment. Certain structured settlements are funded by annuities purchased from Continental Assurance Company. Related annuity obligations are carried in future policy benefits reserves. Obligations for structured settlements not funded by annuities are carried at the present value of future benefits. Such reserves, discounted at interest rates ranging from 6.25% to 7.5%, totaled $897 million and $839 million at December 31, 1995 and 1994, respectively.

Workers' compensation lifetime claims and accident and health disability claim reserves are discounted at interest rates ranging from 3.5% to 6% with mortality and morbidity assumptions reflecting the Company's and current industry experience. Such discounted reserves totaled $2,688.2 million and $1,114.9 million at December 31, 1995 and 1994, respectively.

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

Involuntary risks
CNA's share of involuntary risks is mandatory and generally a function of its share of the voluntary market by line of insurance in each state. CNA records the estimated effects of its mandatory participation in residual markets on an accrual basis. CNA records assessments for insolvencies as they are paid.
Accrual of such assessments is not practical, as past experience is not a reliable indicator of future activity.

Reinsurance
CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property

                            CNA FINANCIAL CORPORATION
                           -------------------------
                                       34

- --------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)


risks is on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability.

Deferred acquisition costs
Costs of acquiring property/casualty insurance business which vary with and are primarily related to the production of such business are deferred and amortized ratably over the period the related premiums are recognized. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs.

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on ordinary life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted as appropriate. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized gains or losses included in stockholders' equity.

Valuation of investments
CNA believes it has the ability to hold all fixed maturity securities until they mature. However, securities may be sold to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, as part of the Company's asset/liability strategy, or for other similar reasons. As a result, CNA considers its fixed maturity securities (bonds and redeemable preferred stocks) as available-for-sale and CNA also classifies its equity securities as available-for-sale and as such, are carried at fair value. Unrealized holding gains and losses are reflected as a separate component of stockholders' equity, net of deferred income taxes and participating policyholders' interest. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in investment income.

CNA considers its derivative securities as held for trading purposes, except for interest rate swaps associated with corporate borrowings and as such, trading derivatives are recorded at fair value at the reporting date. Interest rate swaps associated with corporate borrowings are accounted for as an adjustment to interest expense.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost which approximates fair value.

Investment gains and losses
All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost of the specific securities sold. Unrealized investment gains and losses on fixed maturity and equity securities are reflected as part of stockholders' equity, net of applicable deferred income taxes and participating policyholders' interest. Unrealized investment gains and losses on derivative securities, except for the

                            CNA FINANCIAL CORPORATION
                           -------------------------
                                       35

                NOTES TO THE CONSOLIDATED FINANACIAL STATEMENTS
- --------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)


interest rate swaps associated with corporate borrowings, are reflected as part of realized investment gains and losses. Unrealized gains or losses related to changes in the value of the interest rate swaps associated with corporate borrowings are deferred. Investments are written down to estimated fair values and losses are charged to income when a decline in value is considered to be other than temporary.

Securities sold under agreements to repurchase
CNA has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the fair value of the securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions have been invested in short-term investments (primarily commercial paper). CNA continues to receive the interest on the loaned debt securities, as beneficial owner, and accordingly, the loaned debt securities are included in fixed maturity securities. The liabilities for securities sold under repurchase agreements, are recorded at their contracted repurchase amounts

Restricted investments
On December 30, 1993, CNA deposited $986.8 million in an escrow account, pursuant to the Fibreboard Global Settlement Agreement, as discussed in Note J. The funds are included in short-term investments and are invested in U.S. treasury securities. The escrow account amounted to $1,044.6 and $1,009.9 million, respectively, at December 31, 1995 and 1994.

Participating business
Participating business represented 0.6%, 0.9%, and 1.1% of gross life insurance in force and 0.8%, 1.0%, and 1.1% of life insurance premium income for 1995, 1994, and 1993, respectively. Participating policyholders' equity is determined by allocating 90% of the net income or loss and unrealized investment gains or losses related to such business, less dividends determined by the Board of Directors as allowed by applicable laws. In the accompanying Statement of Consolidated Operations, revenues and benefits and expenses include amounts related to participating policies; the net income or loss allocated to participating policyholders' equity is a component of insurance claims and policyholders' benefits.

Separate Account business
Continental Assurance Company issues certain investment and annuity contracts. The supporting assets and liabilities of these contracts are legally segregated and reflected in the accompanying Consolidated Balance Sheet as assets and liabilities of Separate Account business. Continental Assurance Company guarantees principal and a specified return to the contractholders on approximately 85% of the Separate Account business. Substantially all assets of the Separate Accounts are carried at fair value.

INCOME TAXES
- --------------------------------------------------------------------------------

The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return bases of assets and liabilities under the liability method as required by SFAS 109. Such temporary differences primarily relate to insurance reserves (principally claim reserve discounting), unearned premium reserves, net unrealized investment gains/losses and deferred acquisition costs. Deferred taxes also arise from alternative minimum tax credit carryforwards and net operating loss carryforwards.


                           CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                      Note B Change in Accounting Principle


PROPERTY AND EQUIPMENT
- --------------------------------------------------------------------------------

Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and determined principally on accelerated methods. The cost of maintenance and repairs is charged to income as incurred; major improvements are capitalized.

MANAGEMENT SERVICES
- --------------------------------------------------------------------------------

CNA reimburses Loews for management services, travel and similar expenses, and expenses of investment facilities and services provided to CNA. Such expenses amounted to approximately $10.7 million, $8.3 million, and $9.2 million in . 1995, 1994 and 1993, respectively.

EARNINGS PER SHARE
- --------------------------------------------------------------------------------

Earnings per share applicable to common stock are based on weighted average outstanding shares of common stock of 61,798,000 in 1995, 1994 and 1993, respectively.




Note B - Change  In  Accounting  for  Certain  Investments  in Debt  and  Equity
- --------------------------------------------------------------------------------
Securities:
- -----------

Effective  December 31, 1993, CNA adopted Financial  Accounting  Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that investments in debt and equity securities classified as available-for-sale be carried at fair value (Previously, fixed income securities classified as available-for-sale were carried at the lower of aggregate amortized cost or market value.). The effect at December 31, 1993 of adopting this Statement was to increase stockholders' equity by $319.5 million (net of $176.5 million in deferred income taxes and $8.3 million of participating policyholders' interest). The adoption of this Statement did not impact net income.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------
                              Note C - Investments


Note C - Investments:
- ----------------------

NET INVESTMENT INCOME

- --------------------------------------------------------------------------

Year Ended December 31                        1995        1994     1993

- --------------------------------------------------------------------------
(In millions of dollars)

Fixed maturities:
   Bonds:
     Taxable                                  $1,512.1 $ 1,009.8 $  531.9
     Tax exempt                                  262.8     333.7    504.9
   Redeemable preferred stocks                     3.9      13.5     21.2
Equity securities                                 47.3      17.6      7.6
Mortgage loans                                    12.6       4.3      5.3
Real estate                                        0.9       0.9      1.1
Policy loans                                      12.6      10.2     10.0
Short-term investments                           214.7     130.5    245.2
Security repurchase transactions income          166.8     149.7      6.3
Other                                             46.2      22.2     10.9

- --------------------------------------------------------------------------
                                               2,279.9   1,692.4  1,344.4
Investment expense                               (46.1)    (23.7)   (24.8)
Security repurchase transactions expenses       (157.2)   (117.5)    (5.3)
and fees
- --------------------------------------------------------------------------
         NET INVESTMENT INCOME             $   2,076.6 $ 1,551.2 $1,314.3

==========================================================================

                            CNA FINANCIAL CORPORATION
                           -------------------------

- -------------------------------------------------------------------------------
                          Note C - Investments (cont.)



ANALYSIS OF INVESTMENT GAINS (LOSSES)

- ----------------------------------------------------------------------------------------------

Year Ended December 31                                      1995        1994          1993

- ----------------------------------------------------------------------------------------------
(In millions of dollars)

Realized investment gains (losses):
   Fixed maturities                                         $  221.8    $ (296.9)   $   740.8
   Equity securities                                           140.6        44.5         82.5
   Derivative securities                                        18.7         6.3        (12.0)
   Other, principally Separate Accounts business                82.7        (0.1)         4.8

                                                            ----------------------------------
                                                               463.8      (246.2)       816.1
Allocated to participating policyholders                        (7.8)       10.9        (13.1)
Income tax (expense) benefit                                  (161.6)       84.8       (283.8)
- ----------------------------------------------------------------------------------------------
     Net realized investment gains (losses)                    294.4      (150.5)       519.2
- ----------------------------------------------------------------------------------------------
Change in net unrealized investment gains (losses):
   Fixed maturities                                          1,854.7    (1,299.8)        --
   Equity securities                                           162.9       (57.0)        29.4
   Other, principally Separate Accounts business               323.2       (45.5)       (10.4)
                                                            ----------------------------------
                                                              2,340.8   (1,402.3)        19.0
Allocated to participating policyholders                       (44.2)       32.5         --
Income tax (expense) benefit                                  (857.1)      503.4        (10.2)
- ----------------------------------------------------------------------------------------------
   Change in net unrealized investment gains (losses)        1,439.5      (866.4)         8.8
- ----------------------------------------------------------------------------------------------
   Change in accounting for adoption of SFAS 115-Note B       ----          --          319.5
- ----------------------------------------------------------------------------------------------
     NET REALIZED AND UNREALIZED                         $    1,733.9$  (1,016.9) $     847.5
      INVESTMENT GAINS (LOSSES)
==============================================================================================

SUMMARY OF GROSS REALIZED INVESTMENT GAINS (LOSSES)
FOR FIXED MATURITIES AND EQUITY SECURITIES
- -------------------------------------------------------------------------------------------------------------------

                                                   1995                      1994                   1993
                                     ------------------------- -------------------------- -------------------------
                                        Fixed        Equity       Fixed        Equity        Fixed        Equity
Year Ended December 31                Maturities   Securities   Maturities   Securities    Maturities   Securities
- ------------------------------------ ------------ ------------ ------------ ------------- ------------ ------------
(In millions of dollars)
Proceeds from sales                    $24,065.1     $1,317.2    $25,287.0       $649.9     $41,216.9       $736.1

===================================== ============ ============ ============ ============ ============ ============

Gross realized gains                    $  412.3  $     198.9      $ 178.5      $  65.8       $ 833.5      $ 103.3
Gross realized losses                     (190.5)       (58.3)      (475.4)       (21.3)        (92.7)       (20.8)
- ------------------------------------ ------------ ------------ ------------ ------------- ------------ ------------
     Net realized gains (losses) on  $     221.8  $     140.6      $(296.9)     $  44.5       $ 740.8      $  82.5
     sales

===================================== ============ ============ ============ ============ ============ ============

                            CNA FINANCIAL CORPORATION
                           -------------------------
                                       39

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
                          Note C - Investments (cont.)



ANALYSIS OF NET UNREALIZED INVESTMENT GAINS (LOSSES)
INCLUDED IN STOCKHOLDERS' EQUITY
- ---------------------------------------------------------------------------------------------------------

                                                            1995                       1994
                                             ------------------------------  ----------------------------
December 31                                    Gains     Losses      Net       Gains      Losses     Net
- ---------------------------------------------------------------------------------------------------------
(In millions of dollars)

Fixed maturities                             $ 1,136.4   $(77.1)  $ 1,059.3  $ 194.2   $ (989.6)  $(795.4)
Equity securities                                197.5    (16.1)      181.4     55.6      (37.1)     18.5
Other, principally Separate Accounts             304.1    (70.9)      233.2      2.5      (92.5)    (90.0)
                                             -------------------------------------------------------------
                                             $ 1,638.0   $164.1)  $ 1,473.9  $ 252.3   $(1,119.2) $(866.9)
                                             =====================           ====================
Allocated to participating policyholders                              (18.1)                         26.1
Deferred income tax (expense)benefit                                 (522.7)                        334.4
- ----------------------------------------------------------------------------------------------------------
     NET UNREALIZED INVESTMENT GAINS                              $   933.1                       $(506.4)
     (LOSSES)
==========================================================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE

- ------------------------------------------------------------------------------------------------------------
                                                                        Gross         Gross
                                                       Amortized     Unrealized     Unrealized      Market
December 31, 1995                                         Cost          Gains         Losses        Value
- ------------------------------------------------------------------------------------------------------------
(In millions of dollars)

United States Treasury securities and obligations of
   government agencies                                $  13,064.0   $     479.5    $       1.3   $  13,542.2
Asset-backed securities                                   5,939.7         160.3           13.8       6,086.2
States, municipalities and political
   subdivisions - tax exempt                              3,452.8         163.7           13.4       3,603.1
Corporate securities                                      4,522.3         210.3           39.9       4,692.7
Other debt securities                                     2,306.3         105.4            7.5       2,404.2
Redeemable preferred stocks                                 100.3          17.2            1.2         116.3
- -------------------------------------------------------------------------------------------------------------
   Total fixed maturities                                29,385.4       1,136.4           77.1      30,444.7
Equity securities                                           736.3         197.5           16.1         917.7
- -------------------------------------------------------------------------------------------------------------
   TOTAL                                              $  30,121.7   $   1,333.9    $      93.2   $  31,362.4
=============================================================================================================

                            CNA FINANCIAL CORPORATION
                           -------------------------
                                       40

- --------------------------------------------------------------------------------
                          Note C - Investments (cont.)


SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE

- --------------------------------------------------------------------------------------------------------------
                                                                               Gross       Gross
                                                                 Amortized  Unrealized   Unrealized    Market
December 31, 1994                                                   Cost       Gains       Losses      Value
- --------------------------------------------------------------------------------------------------------------
(In millions of dollars)

United States Treasury securities and obligations of
   government agencies                                          $  11,395.2   $ 15.6     $  629.1   $10,781.7
Asset-backed securities                                             2,693.2     11.2        140.9     2,563.5
States, municipalities and political subdivisions - tax exempt      3,716.7    121.8         68.9     3,769.6
Corporate securities                                                1,936.2     12.8        101.7     1,847.3
Other debt securities                                               1,459.3     23.3         45.8     1,436.8
Redeemable preferred stocks                                           422.5      9.5          3.2       428.8
- --------------------------------------------------------------------------------------------------------------
      Total fixed maturities                                       21,623.1    194.2        989.6    20,827.7
Equity securities                                                     736.3     55.6         37.1       754.8
- --------------------------------------------------------------------------------------------------------------
   TOTAL                                                        $  22,359.4  $249.8     $1,026.7   $21,582.5
==============================================================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
BY CONTRACTUAL MATURITY.

- -----------------------------------------------------------------------------------------------------------------
                                                                            1995                   1994
                                                                  ----------------------  -----------------------
                                                                   AMORTIZED    MARKET     Amortized     Market
December 31                                                           COST      VALUE        Cost        Value
- -----------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Due in one year or less                                           $     862.7  $   866.5   $ 1,618.8   $ 1,610.7
Due after one year through five years                                11,912.8   12,117.3     7,475.7     7,076.1
Due after five years through ten years                                4,537.8    4,761.4     4,713.3     4,400.7
Due after ten years                                                   6,145.3    6,626.8     5,122.1     5,176.7
Asset-backed securities not due at a single maturity date             5,926.8    6,072.7     2,693.2     2,563.5
- -----------------------------------------------------------------------------------------------------------------
   TOTAL                                                          $  29,385.4  $30,444.7   $21,623.1   $20,827.7
=================================================================================================================

Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.

The carrying value of investments (other than equity securities) that have not produced income for the last twelve months is $94.8 million at December 31, 1995. There are no investments in a single issuer, other than the U.S. government, that when aggregated exceed 10% of stockholders' equity.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                 Note D - Debt


Note D - Debt:
- ---------------

Long-term and short-term borrowings consisted of the following:

LONG-TERM AND SHORT-TERM DEBT
- --------------------------------------------------------------------------------

December 31                                                   1995       1994
- --------------------------------------------------------------------------------
(In millions of dollars)

Long-term:
   Acquisition Debt:
       Credit Facility, due May 10, 2000                   $    825.0 $     --
       Commercial Paper (variable interest rates)               500.0       --
   Senior Notes:
      8 5/8%, due March 1, 1996*                                 --        249.4
      8 7/8%, due March 1, 1998                                 149.2      148.8
      8 1/4%, due April 15, 1999                                102.8       --
      7 1/4%, due March 1, 2003                                 145.4       --
      6 1/4%, due November 15, 2003                             248.2      248.1
      8 3/8%, due August 15, 2012                                97.9       --
   7 1/4%  Debenture, due November 15, 2023                     247.1      247.1
   11% Secured Mortgage Notes, due June 30, 2013                386.6       --
   8% - 13.7% Secured Capital Leases, due December 31, 2011      46.0       --
   Other debt, due 1997 through 2016:
       Fixed interest rates 1.0% to 12.1%                         8.2        4.7
       Variable interest rates--3.8% to 10.0%                    11.5       13.7
- --------------------------------------------------------------------------------
              Total long-term debt                            2,767.9      911.8
Short-term debt                                                 257.6        2.0
- --------------------------------------------------------------------------------
       TOTAL DEBT                                          $  3,025.5 $    913.8
================================================================================
*Included in short-term debt in 1995


To finance the acquisition of Continental (including the refinancing of $205 million of Continental debt) CNA entered into a five-year $1.325 billion revolving credit facility involving 16 banks. The interest rate for the facility is based on the one, two, three, or six month London Interbank Offered Rate (LIBOR), plus 25 basis points. Additionally, there is a facility fee of 10 basis points annually. The average interest rate on the borrowings under the revolving credit facility at December 31, 1995 was 6.12%. Under the terms of the facility, CNA may prepay the debt without penalty.


On August 10, 1995, to take advantage of favorable interest rates, CNA established a commercial paper program borrowing $500 million to replace a like amount of credit facility financing. The average interest rate on the commercial paper at December 31, 1995 was 6.05%. The commercial paper borrowings are classified as long-term as $500 million of the facility will support the commercial paper. Standard and Poor's and Moody's issued short-term debt ratings of A2 and P2, respectively, for CNA's commercial paper program.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                             Note D - Debt (cont.)


As of March 1, 1996, the outstanding loans under the revoving credit facility were $825 million. There was no unused borrowing capacity under the facility after the effects of the commercial paper program.

CNA entered into interest rate swap agreements with several banks which terminate from May to December, 2000. The effect of these interest rate swaps was to increase interest expense by $2 million for the year ended December 31, 1995.

The weighted average interest rate (interest and facility fees) on the acquisition debt, which includes the revolving credit facility, commercial paper, and the effect of the interest rate swaps, was 6.50% at December 31, 1995.


An additional $500 million of securities and/or preferred stock remain available for issuance under a shelf registration statement.

Aggregate maturities of long-term debt for 1996 through 2000 are $295.5 million,
$45.2  million,   $202.3   million,   $162.1   million  and  $1,385.4   million,
respectively.

The weighted average interest rates of outstanding short-term debt, excluding current maturities of long-term debt, for the two years ended December 31, 1995 were 6.19% and 4.99%, respectively.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINACIAL STATEMENTS
- --------------------------------------------------------------------------------
       Note E - Stockholders' Equity and Statutory Financial Information

Note E - Stockholders' Equity and Statutory Financial Information:
- -------------------------------------------------------------------
SUMMARY OF CAPITAL STOCK
- ----------------------------------------------------------------------------------------------------
                                                                               Number of Shares
December 31                                                                 1995          1994
- ----------------------------------------------------------------------------------------------------
Preferred stock, without par value-non-voting:
   Authorized                                                             12,500,000    12,500,000
Money market cumulative preferred stock, without par value non-voting:
   Issued and outstanding:
     Series E (stated value $100,000 per share)                                  750           750
     Series F (stated value $100,000 per share)                                  750           750
Common stock with par value of $2.50-voting stock:
   Authorized                                                            200,000,000   200,000,000
   Issued                                                                 61,841,969    61,841,969
   Outstanding                                                            61,798,262    61,798,262
   Treasury stock                                                             43,707        43,707
- ----------------------------------------------------------------------------------------------------

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends.

CNA's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its affiliates. The payment of dividends to CNA by its insurance affiliates without prior approval of the Insurance Department of each affiliate's state of domicile is limited to formula amounts. As of December 31, 1995, approximately $860 million was not subject to prior Insurance Department approval.

Statutory capital and surplus and net income, determined in accordance with accounting practices prescribed by the regulations and statutes of various insurance departments, for property/casualty and life insurance subsidiaries are as follows:

- -------------------------------------------------------------------------------------------------------
                                               Statutory Capital and             Statutory Net Income
                                                     Surplus
- -------------------------------------------------------------------------------------------------------
                                                    December 31                  Year Ended December 31
                                            -----------------------------------------------------------
                                                1995        1994 *      1995**    1994 *        1993 *
- -------------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty Insurance Subsidiaries     $5,695.9     $3,367.3    $1,208.3     $67.3        $120.7
Life Insurance Subsidiaries                   1,127.6      1,054.6        30.2      65.1           0.1
- -------------------------------------------------------------------------------------------------------
*   Excludes The Continental Corporation.
** Includes The Continental Corporation for the twelve months ended December 31,
1995.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                         Note F - Financial Instruments


Note E - (cont.)
- ----------------



STATUTORY ACCOUNTING PRACTICES
- ------------------------------

CNA's insurance affiliates are domiciled in various states including Illinois, California, Connecticut, Delaware, Hawaii, Indiana, Massachusetts, Missouri, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Puerto Rico and Texas. These affiliates prepare their statutory financial statements in accordance with accounting practices specifically "prescribed" or otherwise permitted by the respective state's insurance department. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general
administrative   rules.  The  Company  has  no  material  permitted   accounting
practices.


Note F - Financial Instruments:
- ------------------------------

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

All non-financial instruments such as deferred acquisition costs, property and equipment, deferred income taxes and insurance reserves are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of CNA.

The carrying amounts and estimated fair values of CNA's financial instrument assets and liabilities are listed below. Derivative instruments are shown in a separate table.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                     Note F - Financial Instruments (cont.)


FINANCIAL ASSETS
- -----------------------------------------------------------------------------------------------------
                                                        1995                          1994
                                            ---------------------------------------------------------
                                              CARRYING       ESTIMATED      Carrying      Estimated
December 31                                    AMOUNT       FAIR VALUE       Amount      Fair Value
- -----------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
   Fixed maturities - Note C                $ 30,444.7     $ 30,444.7     $ 20,827.7    $ 20,827.7
   Equity securities - Note C                    917.7          917.7          754.8         754.8
   Mortgage loans                                119.3          115.9           43.8          43.3
   Policy loans                                  177.2          166.6          176.3         155.2
   Other invested assets                         499.9          543.4          101.1         102.1
Separate Account business:
   Fixed maturities                            5,499.3        5,499.3        5,250.2       5,250.2
   Equity securities                             242.7          242.7          139.5         139.5
   Other                                         126.1          133.2          690.6         691.8
- -----------------------------------------------------------------------------------------------------

The following methods and assumptions were used by CNA in estimating its fair value disclosures for the above financial instruments.

The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, other insurance receivables, accrued investment income, receivables for securities sold, securities sold under repurchase agreements, payables for securities purchased, short-term debt and certain other assets and other liabilities because of their short-term nature. As such, these financial instruments are not shown in the above table.

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

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                     Note F - Financial Instruments (cont.)


FINANCIAL LIABILITIES
- -----------------------------------------------------------------------------------------------
                                                    1995                        1994
                                        -------------------------------------------------------
                                          Carrying     Estimated      Carrying     Estimated
December 31                                Amount      Fair Value      Amount      Fair Value
- -----------------------------------------------------------------------------------------------
(In millions of dollars)
Premium deposits and annuity contracts   $   825.5     $   776.8     $   603.0     $   593.6
Long-term debt                             2,767.9       2,819.9         911.8         819.9
Financial guarantee liabilities              479.6         472.8         441.8         425.2
Separate Account business:
   Guaranteed investment contracts         4,315.8       4,455.5       4,747.9       4,874.6
   Deferred annuities                         74.1         108.2          62.5          89.0
   Variable separate accounts                228.0         228.0         168.4         168.4
   Other                                     585.8         585.8         658.6         658.6
- -----------------------------------------------------------------------------------------------

Premium deposits and annuity contracts are valued based on cash surrender values and the outstanding fund balances.

CNA's senior notes and debenture are valued based on quoted market prices. The fair value for other long-term debt is estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

The fair value of the liability for financial guarantee contracts is based on discounted cash flows utilizing interest rates currently being offered for similar contracts or spot interest rates.


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

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                     Note F - Financial Instruments (cont.)


DERIVATIVE FINANCIAL INSTRUMENTS
- --------------------------------

CNA invests from time to time in certain derivative financial instruments to increase investment returns and to eliminate the impact of changes in interest rates on certain corporate borrowings. Financial instruments used for such purposes include interest rate swaps, put and call options, commitments to purchase securities, and short sales of common stock. The gross notional principal or contractual amounts of these instruments at December 31, 1995, totaled $2,769.8 million compared to $127.9 million at December 31, 1994.

The fair values associated with these instruments are generally affected by changes in interest rates and the stock market. The credit exposure associated with these instruments is generally limited to the unrealized fair value of the instruments and will vary based on changes in market prices. The risk of default depends on the creditworthiness of the counterparty to the instrument. Although the Company is exposed to the aforementioned credit risk, it does not expect any counterparties to fail to perform as contracted given their high credit ratings. Due to the nature of the derivative securities, the Company does not require collateral.


The fair value of derivatives generally reflects the estimated amounts that CNA would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                     Note F - Financial Instruments (cont.)


A summary of the aggregate notional or contractual amounts and estimated fair values of these instruments at December 31, 1995 and 1994, as well as the monthly average fair values for 1995, are presented below.

- ---------------------------------------------------------------------------------------------------------------------
                                                      1995                                     1994
                                    ---------------------------------------------------------------------------------
                                     Contractual/   Fair Value    Average      Contractual/ Fair Value    Average
December 31                            Notional       Asset      for Year        Notional     Asset      for Year
                                         Value     (Liability)                    Value    (Liability)
- ---------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Interest rate swaps-acquisition debt$   1,200.0    $    (28.7) $     (14.9)    $      --   $     --    $     --
Trading:
  Interest rate swaps                      93.0          10.0          1.0            75.0         0.6       (1.3)
  Commitments to purchase
  government and municipal
  securities                                 --            --         267.6            --          --        (0.3)
  Short sale-equity securities              7.7          (7.6)        (6.6)            4.0       (3.3)       (2.1)
  Options purchased                       973.2          41.4         10.0            48.9        0.5         3.9
  Options written-debt and equity
  securities                              495.9         (10.0)        (1.7)           --          --         (3.1)
- ---------------------------------------------------------------------------------------------------------------------

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based upon a specified floating rate index. CNA has entered into interest rate swap agreements to convert the variable rate of the borrowing under the revolving credit facility to a fixed rate.

At December 31, 1995, CNA had outstanding interest rate swap agreements with several banks having a total notional principal amount of $1.2 billion. Those agreements which terminate from May to December, 2000 effectively fix the Company's interest rate exposure on $1.2 billion of variable rate debt.

CNA's outstanding trading interest rate swaps consist primarily of an exchange of the 90-day treasury bill rate plus 25 basis points for the total return of a Commodities Index.

Other trading interest rate swap transactions involve the exchange, at specified intervals, of interest rate payments calculated by reference to an underlying notional amount.

Commitments to purchase government and municipal securities are a commitment to purchase securities in the future at a predetermined price. Such commitments are made when management believes this market is favorable to the current cash market.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time.

Short sales are commitments to sell a financial instrument not owned at the time of sale, usually done in anticipation of a price decline. CNA holds bonds which are convertible into shares of the stock which it has sold short.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                             Note G - Reinsurance


Note G - Reinsurance:
- --------------------
The effects of reinsurance on earned premiums are shown in the following schedules:

- ------------------------------------------------------------------------------
                                       Earned Premiums              Assumed/
                           -----------------------------------------
                                                                       Net
Year Ended December 31     Direct       Assumed     Ceded      Net       %
- -----------------------------------------------------------------------------
(In millions of dollars)
1995
     Life                   $   701        $  109     $   21   $   789   13.8
     Accident and health      3,017           125        106     3,036    4.1
     Property and casualty    7,868         1,335      1,293     7,910   16.9
- ------------------------------------------------------------------------------
          TOTAL PREMIUMS    $11,586      $  1,569     $1,420   $11,735   13.4
==============================================================================

1994
     Life                   $   408        $  107     $   23   $   492   21.7
     Accident and health      2,678           158         45      2791    5.7
     Property and casualty     5601          1251        661      6191   20.2
- ------------------------------------------------------------------------------
          Total premiums    $ 8,687       $ 1,516      $ 729   $ 9,474   16.0
==============================================================================

1993
     Life                   $   312       $   108     $   20   $   400   27.0
     Accident and health       2413           149         32      2530    5.9
     Property and casualty     5228          1027        496      5759   17.8
- ------------------------------------------------------------------------------
          Total premiums    $ 7,953       $ 1,284      $ 548   $ 8,689   14.8
==============================================================================


The ceding of insurance does not discharge primary liability of the original insurer. CNA places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in its states of domiciles, CNA receives collateral, primarily in the form of bank letters of credit, securing a large portion of the recoverables. Such collateral totaled approximately $1.1 billion and $165 million at December 31, 1995 and 1994, respectively. CNA's largest billed recoverable from a single reinsurer, including prepaid reinsurance premiums was approximately $435 million and $348 million with Lloyd's of London at December 31, 1995 and 1994, respectively.

Insurance claims and policyholder benefits are net of reinsurance recoveries of $934.8 million, $827.9 million and $177.6 million for 1995, 1994 and 1993, respectively.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                             Note H - Income Taxes


The impact of reinsurance on life insurance in-force is shown in the following schedule:


- ---------------------------------------------------------------------------
                                 Life Insurance In-Force
                         ---------------------------------------  Assumed/
                                                                    Net
(In millions of dollars)   Direct    Assumed   Ceded      Net        %
- ---------------------------------------------------------------------------
December 31, 1995        $111,917    $54,129  $8,578   $157,468     34.4
December 31, 1994          75,419     52,014   5,953    121,480     42.8
December 31, 1993          58,978     53,270   5,713    106,535     50.0
===========================================================================


Note H - Income Taxes:
- ----------------------

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

In 1995 the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews resulted in an increased Federal income tax liability for Loews. Accordingly, CNA will pay to Loews approximately $35 million for 1995. In 1994 and 1993, the inclusion of the CNA Tax Group reduced the Federal income tax liability for Loews. Accordingly, CNA has received from Loews approximately $84 million for 1994 and $17 million for 1993.

At December 31, 1995, CNA has net operating loss carryforwards of $850 million for income tax purposes that expire in years 2000 through 2010. Those carryforwards resulted from the Company's 1995 acquisition of Continental.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                  NOTES TO CONSOLIDATED FINANACIAL STATEMENTS
- --------------------------------------------------------------------------------
                         Note H - Income Taxes (cont.)


Significant components of CNA's deferred tax assets and liabilities as of December 31, 1995 and 1994 are shown in the table below.

COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
- -------------------------------------------------------------------------------
December 31                                            1995           1994
- -------------------------------------------------------------------------------
(In millions of dollars)

Insurance reserves:
   Property/casualty claim reserve discounting       $ 1,328.0      $ 1,027.4
   Unearned premium reserves                             251.0          137.4
   Life reserve differences                              153.4          115.9
   Other insurance reserves                               22.8           10.3
Deferred acquisition costs                              (457.2)        (313.0)
Alternative minimum tax credit carryforward               --            239.6
Foreign tax credits                                       14.0           --
Investment valuation differences                          74.8           86.3
Postretirement benefits other than pensions              140.5           45.9
Unrealized (gains)/losses                               (522.7)         333.9
Net operating loss carryforwards                         298.0           --
Other, net                                               202.3          (21.2)
- ------------------------------------------------------------------------------
   Total deferred tax assets and liabilities           1,504.9        1,662.5
Valuation allowance                                     (250.0)          --
- ------------------------------------------------------------------------------
    NET DEFERRED TAX ASSETS                          $ 1,254.9      $ 1,662.5
==============================================================================

At December 31, 1995, gross deferred tax assets and liabilities amounted to $2,717.4 and $1,462.5 million, respectively. Gross deferred tax assets and liabilities, at December 31, 1994, amounted to $2,045.1 million and $382.6 million, respectively.

The Loews/CNA Tax Group has a history of profitability and anticipates future taxable income sufficient to fully support recognition of its deferred tax balance at December 31, 1995, including but not limited to the reversal of existing temporary differences and the implementation of tax planning strategies, if needed.

At December 31, 1994, CNA had an alternative minimum tax credit carryforward of approximately $240 million. This credit was fully utilized in 1995.

A valuation allowance is maintained due to the uncertainty regarding the realizability of deferred tax assets related to the Continental acquisition. Accordingly, any subsequent decrease in the valuation allowance will be reflected as an adjustment to intangible assets.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                         Note H - Income Taxes (cont.)


Significant companonets of CNA's income tax provision are as follows:


PROVISION FOR INCOME TAX (EXPENSE) BENEFIT
- --------------------------------------------------------------------------------

Year Ended December 31                                  1995     1994    1993
- --------------------------------------------------------------------------------
(In millions of dollars)

Current tax (expense) benefit on:
   Ordinary loss                                     $  94.0   $ 16.8   $ 355.5
   Realized investment (gains) losses                 (158.4)    57.4    (342.8)
- --------------------------------------------------------------------------------
     Total current tax (expense) benefit               (64.4)    74.2      12.7
- --------------------------------------------------------------------------------

Deferred tax (expense) benefit on:
   Ordinary (income) loss                             (217.8)    68.9     102.4
   Realized investment (gains) losses                   (3.2)    27.4      59.0
- --------------------------------------------------------------------------------
     Total deferred tax (expense)/benefit             (221.0)    96.3     161.4
- --------------------------------------------------------------------------------
     TOTAL INCOME TAX (EXPENSE) BENEFIT              $(285.4)  $170.5   $ 174.1
================================================================================

A reconciliation of the expected income tax (expense) benefit resulting from the use of statutory tax rates to the effective income tax (expense) benefit follows:

RECONCILIATION OF EXPECTED AND EFFECTIVE TAXES
- ----------------------------------------------------------------------------------------------------------------


                                                         % of                     % of                     % of
                                                        Pretax                   Pretax                   Pretax
Year Ended December 31                      1995        Income        1994       Income        1993       Income
- -----------------------------------------------------------------------------------------------------------------
(In millions of dollars)


Expected tax (expense) benefit on
ordinary income at statutory rates        $(205.2)       (35.0%)  $  (35.5)        (35.0%) $  248.3       35.0%
Exempt interest and dividends received
   deduction                                 79.2         13.5        110.1         108.7      166.1       23.4
Effect of 1% change in tax rate on the
   January  1, 1993 deferred tax balance    --            --          --            --          28.3        3.9
Other items, net                              2.2         0.4          11.1          10.9       15.2        2.2
- -----------------------------------------------------------------------------------------------------------------
   Income tax (expense) benefit
   on ordinary income                       (123.8)    (21.1%)         85.7          84.6%     457.9       64.5%
- -----------------------------------------------------------------------------------------------------------------
Expected tax (expense) benefit on realized
investment gains/losses at statutory rates  (159.6)       (35.0%)       82.4          35.0%    (281.0)     (35.0%)
Effect of 1% change in tax rate on the
   January 1, 1993 deferred tax balance      --       --               --           --           1.5        0.2
Other items, net                             (2.0)        (0.3)         2.4           1.0       (4.3)      (0.5)
- -----------------------------------------------------------------------------------------------------------------
   Income tax (expense) benefit on
   realized investment gains/losses         (161.6)     (35.3%)         84.8          36.0%    (283.8)     (35.3%)
- -----------------------------------------------------------------------------------------------------------------
   INCOME TAX (EXPENSE) BENEFIT            $(285.4)                 $  170.5                 $  174.1
=================================================================================================================

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                             Note I - Benefit Plans

Note I - Benefit Plans:
- -----------------------

PENSION PLANS
- --------------------------------------------------------------------------------
CNA has several noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. The benefits for the plans are based on years of credited service and the employee's highest sixty consecutive months of compensation.

CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plans are invested primarily in U.S. government securities with the balance in short-term investments, common stocks and other fixed income securities.

In conjunction with the Continental merger during 1995, CNA continued to maintain a separate trust to administer the Continental Corporation Retirement Plans. The retirement benefits to be received by Continental employees, who leave CNA after December 31, 1995, will be equivalent to the benefits to which employees under the CNA Employees' Retirement Plan are entitled.

Effective January 1, 1996, the retirement plans redefined compensation to include base pay, overtime and bonuses. This amendment generated an unrecognized prior service cost of $20.2 million.

In 1994, the plans adopted the Rule of 65. This change will allow participants to receive early retirement benefits if their combined years of age and months of service with CNA equals a minimum of 65. This amendment generated an unrecognized prior service cost of $1.6 million.

- -----------------------------------------------------------------------------------------------------------
December 31                                                    1995 *                1994          1993
- -----------------------------------------------------------------------------------------------------------
                                                  OVERFUNDED       UNDERFUNDED    Overfunded    Overfunded
                                                      PLANS            PLANS          Plans        Plans
- -----------------------------------------------------------------------------------------------------------
(In millions of dollars)
Actuarial present value of accumulated plan benefits:
   Vested                                            $ 508.5         $ 628.6          $ 376.4    $ 401.5
   Nonvested                                            31.2            11.3             39.1       41.6
- -----------------------------------------------------------------------------------------------------------
     ACCUMULATED BENEFIT OBLIGATION                  $ 539.7         $ 639.9          $ 415.5    $ 443.1
===========================================================================================================
Projected benefit obligation                         $ 808.3         $ 771.0          $ 651.4    $ 617.8
Plan assets at fair value                              629.7           496.3            495.5      465.3
- -----------------------------------------------------------------------------------------------------------
   Plan assets less than projected benefit
   obligation                                         (178.6)         (274.7)          (155.9)    (152.5)
Unrecognized net asset at January 1, 1986
    being recognized over 12 years                     (12.2)         ----              (17.3)     (22.3)
Unrecognized prior service costs                        38.6            86.9             20.8       21.6
Unrecognized net loss                                  172.3             5.8            174.0      160.8
- ----------------------------------------------------------------------------------------------------------
     NET PENSION ASSET (LIABILITY)                   $  20.1         $(182.0)         $  21.6    $   7.6
===========================================================================================================
* The 1995 data includes The Continental  Corporation retirement plans which are underfunded.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)



- ---------------------------------------------------------------------------------------------------------
Year Ended December 31                                            1995               1994        1993
- ---------------------------------------------------------------------------------------------------------

                                                       OVERFUNDED    UNDERFUNDED   Overfunded  Overfunded
                                                          PLANS        PLANS         Plans      Plans
- ---------------------------------------------------------------------------------------------------------
(In million of dollars)

Net periodic pension cost:
   Service cost - benefits attributed to employee
       service during the year                       $   33.0         $  10.7       $ 32.3    $  27.5
   Interest cost on projected benefit obligation         52.8            31.0         44.7       40.6
   Actual return on plan assets                        (115.4)          (43.4)        11.6      (25.6)
   Net amortization and deferral                         73.3            18.7        (43.3)     (13.9)
- --------------------------------------------------------------------------------------------------------
     NET PERIODIC PENSION COST                       $   43.7         $  17.0       $ 45.3    $  28.6
========================================================================================================
* The 1995 data includes The Continental  Corporation retirement plans which are underfunded.


Actuarial assumptions are set forth in the following table.


Assumptions
- -----------------------------------------------------------------------------

December 31                                       1995    1994   1993   1992
- -----------------------------------------------------------------------------
Discount rate                                     7.25%   8.50%  7.25%  8.25%
Rate of increase in compensation levels*          2.75    4.00   4.50   5.25
Expected long-term rate of return on plan assets  7.50    8.75   7.50   9.00
- -----------------------------------------------------------------------------
*  Excludes age/service related merit and productivity increases.

The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)


POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
- --------------------------------------------------------------------------------

CNA provides certain health and dental care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. CNA continues to fund benefit costs principally on the basis of current benefit payments.

Additionally, in conjunction with the Continental merger, CNA is administering the postretirement health care and life insurance benefits for Continental's eligible pre-1996 retirees under a separate program. The benefits received by the Continental retirees who terminate employment after December 31, 1995, are equivalent to the benefits to which employees under the CNA postretirement health care and life insurance plan are entitled.

As described previously, in 1994, the Plan adopted the Rule of 65. For the postretirement plan, this amendment generated an unrecognized prior service cost of $11.2 million.

The following table sets forth the amounts recognized in CNA's Consolidated Financial Statements at December 31, 1995, 1994, and 1993.

- -------------------------------------------------------------------------------------------------
December 31                                                             1995*      1994     1993
- -------------------------------------------------------------------------------------------------
(In millions of dollars)

Accumulated postretirement benefit obligation:
   Retirees                                                            $185.5   $  27.1  $  26.2
   Fully eligible, active plan participants                              59.2      53.7     24.1
   Other active plan participants                                        62.5      41.1     70.8
- -------------------------------------------------------------------------------------------------
     Total accumulated postretirement benefit obligation                307.2     121.9    121.1
Unrecognized prior service cost                                         --        (11.2)   --
Unrecognized net gain (loss)                                              7.4      19.7     (5.3)
- -------------------------------------------------------------------------------------------------
     ACCRUED POSTRETIREMENT BENEFIT COST                               $314.6   $ 130.4  $ 115.8
=================================================================================================
Net periodic postretirement benefit cost:
   Service cost - benefits attributed to employee service
   during the year                                                     $  6.0   $   8.6  $   5.6
   Interest cost on accumulated postretirement benefit obligation        17.5      10.3      7.6
   Amortization                                                          (1.0)       .7    --
- -------------------------------------------------------------------------------------------------
     NET PERIODIC POSTRETIREMENT BENEFIT COST                          $ 22.5   $  19.6  $  13.2
=================================================================================================
* The 1995 data includes  postretirement benefit obligations for The Continental
Corporation retirees.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                         Note I -- Benefit Plans (cont.)


ASSUMPTIONS
- ---------------------------------------------------------------------------

December 31                                       1995     1994     1993
- ---------------------------------------------------------------------------

Assumptions used in determining
   net periodic benefit cost:
   Discount rate                                 8.50%     7.25%    8.25%
   Rate of increase in compensation levels*      4.00      4.50     5.25
Assumptions used in determining
   projected benefit obligation (liability):
   Discount rate                                 7.25      8.50     7.25
   Rate of increase in compensation levels*      2.75      4.00     4.50
- ---------------------------------------------------------------------------
*Excludes age/service related merits and productivity increases.


The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 13% in 1995, declining by 1% per year to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $17.5 million and the aggregate net periodic postretirement benefit cost for 1995 by $1.9 million.


SAVINGS PLANS
- --------------------------------------------------------------------------------

The CNA Employees' Savings Plan is a contributory plan which allows employees to make regular contributions of up to 6% of their salary. CNA contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make additional contributions of up to 10% of their salaries for which there is no additional contribution by CNA.

Subsequent to the Continental merger, CNA began administering the Continental Incentive Savings Plan. CNA made contributions to the Continental Incentive Savings Plan using an equivalent formula to that used for the CNA Employees' Savings Plan. Effective January 1, 1996, the Continental Incentive Savings Plan was merged with the CNA Employees' Savings Plan.

Contributions to the savings plans were $21.6 million, $17.0 million and $17.2 million in 1995, 1994 and 1993, respectively.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
         Note J - Legal Proceedings and Contingent Liabilities (cont.)


Note J - Legal Proceedings
and Contingent Liabilities:
- --------------------------

FIBREBOARD LITIGATION
- --------------------------------------------------------------------------------

CNA's primary property/casualty subsidiary, Continental Casualty Company ("Casualty"), is party to litigation with Fibreboard Corporation ("Fibreboard") involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding 1072). As described below, Casualty, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys (collectively referred to as Settling Parties) have reached a Global Settlement (the "Global Settlement") to resolve all future asbestos-related bodily injury claims involving Fibreboard, which is subject to court approval. Casualty, Fibreboard and Pacific Indemnity have also reached an agreement, (the "Trilateral Agreement") which is subject to court approval, on a settlement to resolve the coverage litigation in the event the Global Settlement does not obtain final court approval or is subsequently successfully attacked. The implementation of the Global Settlement or the Trilateral Agreement would have the effect of settling Casualty's litigation with Fibreboard.

On July 27, 1995, the United States District Court for the Eastern District of Texas entered judgment approving the Global Settlement Agreement and the Trilateral Agreement. As expected, appeals were filed as respects both of these decisions. The last briefs have been filed with the United States Fifth Circuit Court of Appeals in New Orleans on December 18, 1995, and the Court heard oral arguments on March 5 and 6, 1996. Decisions regarding these appeals are possible by the third quarter, 1996.

Coverage Litigation

Between 1928 and 1971, Fibreboard manufactured insulation products containing asbestos. Since the 1970's, thousands of claims have been filed against Fibreboard by individuals claiming bodily injury as a result of asbestos exposure.

Casualty insured Fibreboard under a comprehensive general liability policy between May 4, 1957 and March 15, 1959. Fibreboard disputed the coverage positions taken by its insurers and, in 1979, Fireman's Fund, another of Fibreboard's insurers, brought suit with respect to coverage for defense and indemnity costs. In January 1990, the San Francisco Superior Court (Judicial Council Coordination Proceeding 1072) rendered a decision against the insurers including Casualty and Pacific Indemnity. The court held that the insurers owed a duty to defend and indemnify Fibreboard for certain of the asbestos-related bodily injury claims asserted against Fibreboard (in the case of Casualty, for all claims involving exposure to Fibreboard's asbestos products if there was exposure to asbestos at any time prior to 1959 including years prior to 1957, regardless of when the claims were asserted or injuries manifested) and, although the policies had a $500,000 per person limit and a $1,000,000 per occurrence limit, they contained no aggregate limit of liability in relation to such claims. The judgment was appealed.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- -------------------------------------------------------------------------------
         Note J - Legal Proceedings and Contingent Liabilities (cont.)

The Court of Appeal entered an opinion on November 15, 1993, as modified on December 13, 1993, which substantially affirmed the lower court's decisions on scope of coverage and trigger of coverage issues, as described below. The Court of Appeal withheld its ruling on the issues discrete to Casualty and Pacific Indemnity pending final court approval of either the Global Settlement or the Trilateral Agreement described below. On January 27, 1994, the California Supreme Court granted a Petition for Review filed by several insurers, including Casualty, of, among other things, the trigger and scope of coverage issues. The order granting review had no effect on the Court of Appeal's order severing the issues unique to Casualty and Pacific Indemnity. On October 19, 1995 the California Supreme Court transferred the case back to the Court of Appeal with directions to vacate its decision and reconsider the case in light of the Supreme Court's decision in Montrose Chemical Corp. v. Admiral Ins. Co. (1995)
                             ---------------------------------------------------
10 Cal.4th 645, where the Court adopted a continuous  trigger in litigation over
- --------------
the duty to defend bodily injury and property damage due to exposure to D.D.T. Additional briefs were filed in the Court of Appeal on December 20, 1995 and a decision by the court is expected by the end of May, 1996. Casualty cannot predict the time frame within which the issues before the California Courts will finally be resolved. The appeal of issues such as trigger of coverage and scope of coverage are in process notwithstanding the pending proceedings to approve the Global and Trilateral Agreements. If neither the Global Settlement nor the Trilateral Agreement is finally approved, it is anticipated that Casualty and Pacific Indemnity will resume the coverage appeal process of the issues discrete to them. Casualty's appeal of the coverage judgment raises many legal issues. Key issues on appeal under the policy are trigger of coverage, scope of coverage, dual coverage requirements and number of occurrences:

          * The trial court adopted a continuous trigger of coverage theory under which all insurance policies in effect at any time from first exposure to asbestos until the date of the claim filing or death are triggered. The Court of Appeal endorsed the continuous trigger theory, but modified the ruling to provide that policies are triggered by a claimant's first exposure to the policyholder's products, as opposed to the first exposure to any asbestos product. Therefore, an insurance policy is not triggered if a claimant's first exposure to the policyholder's product took place after the policy period. The court, however, placed the burden on the insurer to prove the claimant was not exposed to its policyholder's product before or during the policy period.

            Casualty's position is that its policy is triggered under California law by manifestation of appreciable harm during the policy period. The bodily injury cannot be said to occur within the meaning of the policy until actual physical symptoms and associated functional impairment manifest themselves. Thus,
            Casualty's position is that there would be no coverage under Casualty's policy for injuries which were first manifest outside the policy period.

          * The scope of coverage decision imposed a form of "joint and several" liability that makes each triggered policy liable in whole for each covered claim, regardless of the length of the period the policy was in effect. This decision was affirmed by the Court of Appeal, but is now again before the Court due to the Supreme Court's transfer order. Casualty's position is that liability for asbestos claims should be shared not jointly, but severally and on a pro rata basis between the insurers and insured. Under this theory, Casualty would only be liable for that proportion of the bodily injury that occurred during the 22-month period its policy was in force.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
         Note J - Legal Proceedings and Contingent Liabilities (cont.)

          * Casualty maintains that both the occurrence and the injury resulting therefrom must happen during the policy period for the policy to be triggered. Consequently, if the court holds that the occurrence is exposure to asbestos, Casualty's position is that coverage under the Casualty policy is restricted to those who actually inhaled Fibreboard asbestos fibers and suffered injury from May 4, 1957 to March 15, 1959. The Court of Appeal withheld ruling on this issue, as noted above.

          * Casualty's policy had a $1 million per occurrence limit. Casualty contends the number of occurrences under California law must be determined by the general cause of the injuries, not the number of claimants, and that the cause of the injury was the continuous manufacture and sale of the product. Because the manufacture and sale proceeded from two locations, Casualty maintains that there were only two occurrences and thus only $2 million of coverage under the policy. However, the per occurrence limit was interpreted by the trial court to mean that each claim submitted by each individual constituted a separate occurrence. The Court of Appeal withheld ruling on this issue, as noted above.

Even if Casualty were successful on appeal on the dual coverage requirements or the number of occurrences and were thereby to limit its liability, if the final decision in the coverage case affirms the trial court's decision on the existence of the Pacific Indemnity policy, then Casualty would still have obligations under the Casualty and Pacific Indemnity Agreement described below.

Under various reinsurance agreements, Casualty has asserted a right to reimbursement for a portion of its potential exposure to Fibreboard. The reinsurers have disputed Casualty's right to reimbursement and have taken the position that any claim by Casualty is subject to arbitration under provisions in the reinsurance agreement. A Federal court has ruled that the dispute must be resolved by arbitration. There can be no assurance that Casualty will be successful in obtaining a significant recovery under its reinsurance agreements.

On April 9, 1993, Casualty and Fibreboard entered into an agreement pursuant to which, among other things, the parties agreed to use their best efforts to negotiate and finalize a global class action settlement with asbestos-related bodily injury and death claimants.

Through December 31, 1995, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 137,700 claims, subject to resolution of the coverage issues, for an estimated settlement amount of approximately $1.62 billion plus any applicable interest. If neither the Global Settlement nor the Trilateral Agreement receives final court approval, Casualty's obligation to pay under these settlements will be partially subject to the results of the pending appeal in the coverage litigation. Minimum amounts payable under all such agreements, regardless of the outcome of coverage litigation, may total as much as approximately $788 million, of which approximately $582 million was paid through December 31, 1995. Casualty may negotiate other agreements with various classes of claimants including groups who may have previously reached agreement with Fibreboard.

Casualty will continue to pursue its appeals in the coverage litigation and all other litigation involving Fibreboard if the Global Settlement or the Trilateral Agreement cannot be implemented.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- -------------------------------------------------------------------------------
         Note J - Legal Proceedings and Contingent Liabilities (cont.)


Global Settlement
On August 27, 1993, Casualty, Pacific Indemnity, Fibreboard and a negotiating committee of asbestos claimant attorneys reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily injury claims involving Fibreboard. The Global Settlement Agreement was executed on December 23, 1993. The agreement calls for contribution by Casualty and Pacific Indemnity of an aggregate of $1.525 billion to a trust fund for a class of all future asbestos claimants, defined generally as those persons whose claims against Fibreboard were neither filed nor settled before August 27, 1993. An additional $10 million is to be contributed to the fund by Fibreboard. As indicated hereinabove, the Global Settlement approval has been appealed and oral arguments were heard on March 5 and March 6, 1996. As noted below, there is limited precedent with settlements which determine the rights of future claimants to seek relief.

Subsequent to the announcement of the agreement in principle, Casualty, Fibreboard and Pacific Indemnity entered into the Trilateral Agreement subject to court approval which would among other things, settle the coverage case in the event the Global Settlement approval by the trial court is not upheld on appeal. In such case, Casualty and Pacific Indemnity would contribute to a settlement fund an aggregate of $2 billion, less certain adjustments. Such fund would be devoted to the payment of Fibreboard's asbestos liabilities other than liabilities for claims settled before August 23, 1993. Casualty's share of such fund would be $1.44 billion reduced by a portion of an additional payment of $635 million which Pacific Indemnity has agreed to pay for claims either filed or settled before August 27, 1993. Casualty has agreed that if either the Global Settlement or the Trilateral Agreement is finally approved, it will assume responsibility for the claims that had been settled before August 27, 1993. A portion of the additional $635 million to be contributed by Pacific Indemnity would be applied to the payment of such claims as well. As a part of the Global Settlement and the Trilateral Agreement, Casualty would be released by Fibreboard from any further liability under the comprehensive general liability policy written for Fibreboard by Casualty, including but not limited to liability for asbestos-related claims against Fibreboard. As noted above, the Trilateral Agreement approval by the trial court has also been appealed as noted hereinabove and oral arguments were heard on March 5 and March 6, 1996.

Casualty and Fibreboard have entered into a supplemental agreement (the "Supplemental Agreement") which governs the interim arrangements and obligations between the parties until such time as the coverage case is finally resolved, either through final court approval of one or both of the Global Settlement Agreement and Trilateral Agreement or through a final decision in the California courts. It also governs certain obligations between the parties in the event the Global Settlement is upheld on appeal including the payment of claims which are not included in the Global Settlement.

In addition, Casualty and Pacific Indemnity have entered into an agreement (the "Casualty-Pacific Agreement") which sets forth the parties' agreement with respect to the means for allocating among themselves responsibility for payments arising out of the Fibreboard insurance policies whether or not the Global Settlement or the Trilateral Agreement is finally approved. Under the Casualty-Pacific Agreement, Casualty and Pacific Indemnity have agreed to pay 64.71% and 35.29%, respectively, of

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
         Note J - Legal Proceedings and Contingent Liabilities (cont.)


the $1.525 billion to be used to satisfy the claims of future claimants, plus certain expenses. The $1.525 billion has already been deposited into an escrow for such purpose. If neither the Global Settlement nor the Trilateral Agreement is finally approved, Casualty and Pacific Indemnity would share, in the same percentages, most but not all liabilities and costs of either insurer including, but not limited to, liabilities for unsettled present claims and presently settled claims (regardless of whether either such insurer would otherwise have any liability therefor). If either the Trilateral Agreement or the Global Settlement is finally approved, Pacific Indemnity's share for unsettled present claims and presently settled claims will be $635 million.

Reserves

In the fourth quarter of 1992, Casualty increased its reserve with respect to potential exposure to asbestos-related bodily injury cases by $1.5 billion. In connection with the agreement in principle announced on August 27, 1993, Casualty added $500 million to such claim reserve in the third quarter of 1993. The Fibreboard litigation represents the major portion of Casualty's asbestos-related claim exposure.

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

The Global Settlement and the Trilateral Agreement approved by the trial court have been appealed as noted hereinabove and oral arguments were heard on March 5th and 6th, 1996. There is limited precedent with settlements which determine the rights of future claimants to seek relief. It is extremely difficult to assess the magnitude of Casualty's potential liability for such future claimants if neither the approval of the Global Settlement nor the Trilateral Agreement is upheld on appeal, keeping in mind that Casualty's potential liability is limited to persons exposed to asbestos prior to the termination of the policy in 1959.

Projections by experts of future trends differ widely, based upon different assumptions with respect to a host of complex variables. Some recently published studies, not specifically related to Fibreboard, conclude that the number of future asbestos-related bodily injury claims against asbestos manufacturers could be several times the number of claims brought to date. Such studies include claims asserted against asbestos manufacturers for all years, including claims filed or projected to be filed for exposure starting after 1959. As indicated above, as of December 31, 1995, Casualty, Fibreboard and plaintiff attorneys have reached settlements with respect to approximately 137,700 claims, subject to the resolution of coverage issues. Such amount does not include presently pending or unsettled claims, claims previously dismissed or claims settled pursuant to agreements to which Casualty is not a party.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- -------------------------------------------------------------------------------
         Note J - Legal Proceedings and Contingent Liabilities (cont.)


Another aspect of the complexity in establishing a reserve arises from the widely disparate values that have been ascribed to claims by courts and in the context of settlements. Under the terms of a settlement reached with plaintiffs' counsel in August 1993, the expected settlement for approximately 49,500 claims for exposure to asbestos both prior to and after 1959 is currently averaging approximately $13,300 per claim for the before 1959 claims processed through December 31, 1995. Based on reports by Fibreboard, between September 1988 and April 1993, Fibreboard resolved approximately 40,000 claims, approximately 45% of which involved no cost to Fibreboard other than defense costs, with the remaining claims involving the payment of approximately $11,000 per claim. On the other hand, a trial court in Texas in 1990 rendered a verdict in which Fibreboard's liability in respect of 2,300 claims was found to be approximately $310,000 per claim including interest and punitive damages. Fibreboard entered into a settlement of such claims by means of an assignment of its potential proceeds from its policy with Casualty. Casualty intervened and settled these claims for approximately $77,000 on average, with a portion of the payment contingent on final approval on appeal of the Global Settlement or the Trilateral Agreement, and if neither is finally approved, subject to resolution of the coverage appeal.

Casualty believes that as a result of the Global Settlement and the Trilateral Agreement it has greatly reduced the uncertainty of its exposure with respect to the Fibreboard matter. However, if neither the Global Settlement, nor the Trilateral Agreement is upheld on appeal, in light of the factors discussed herein, the range of Casualty's potential liability cannot be meaningfully estimated and there can be no assurance that the reserves established would be sufficient to pay all amounts which ultimately could become payable in respect of asbestos-related bodily injury liabilities.

While it is possible that the ultimate outcome of this matter could have a material adverse impact on the equity of the Company, management does not believe that a further loss material to equity is probable. Management will continue to monitor the potential liabilities with respect to asbestos-related bodily injury claims and will make adjustments to the claim reserves if warranted.

OTHER LITIGATION
- ----------------

CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.
                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
       Note K - Liability for Unpaid Claims and Claim Adjustment Expenses



Note K - Liability for Unpaid
Claims and Claim Adjustment Expenses:
- -------------------------------------

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

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
   Note K - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)


The table below provides a reconciliation between beginning and ending claim and claim expense reserve balances for 1995, 1994 and 1993.

CHANGES IN RESERVES FOR PROPERTY/CASUALTY
CLAIMS AND CLAIM EXPENSES
- --------------------------------------------------------------------------------------------

Year Ended December 31                                        1995       1994       1993
- --------------------------------------------------------------------------------------------
(In millions of dollars)

Reserves at beginning of year:
Gross                                                         $21,639    $20,812    $20,034
Ceded reinsurance                                               2,705      2,491      2,867
- --------------------------------------------------------------------------------------------
       Net reserves at beginning of year                       18,934     18,321     17,167

The Continental Corporation reserves at acquisition - net       6,063        ---        ---
- --------------------------------------------------------------------------------------------

       Total net reserves                                      24,997     18,321     17,167
- --------------------------------------------------------------------------------------------

Net incurred claims and claim expenses:
   Provision for insured events of current year                 6,787      5,611      5,388
   Increase (decrease) in provision
     for insured events of prior years**                          122       (71)        590
   Amortization of discounts                                      106         100        94
- --------------------------------------------------------------------------------------------
       Total net incurred                                       7,015      5,640      6,072
- --------------------------------------------------------------------------------------------

Net payments attributable to:
   Current year events                                          2,000      1,388      1,202
   Prior year events                                            5,048      3,629      3,706
Amortization of discounts                                           9         10         10
- --------------------------------------------------------------------------------------------
       Total net payments                                       7,057      5,027      4,918
- --------------------------------------------------------------------------------------------
Net reserves at end of year                                    24,955     18,934     18,321
Ceded reinsurance at the end of the year                        6,089      2,705      2,491
- --------------------------------------------------------------------------------------------
GROSS RESERVES AT END OF YEAR*                               $ 31,044    $21,639    $20,812
============================================================================================
* Excludes life claim and claim expense reserves and  intercompany  eliminations of $988 million,
$926 million,  and $858 million as of December 31, 1995,  1994 and 1993, respectively, included in the Consolidated Balance Sheet.

**    Includes $500 million for Fibreboard in 1993. See Note J.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
   Note K - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)


ENVIRONMENTAL AND ASBESTOS
- --------------------------------------------------------------------------------

The CNA property/casualty insurance companies have potential exposures related to environmental and asbestos-related claims.

Environmental clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by "Potentially Responsible Parties" ("PRP's"). Superfund and the mini-Superfunds (Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRP's fail to do so, and to assign liability to PRP's. The extent of liability to be allocated to a PRP is dependent on a variety of factors.
Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency on its National Priorities List. On the other hand, the Congressional Budget Office is estimating that there will be 4,500 National Priority List sites, and other estimates project as many as 30,000 sites that will require clean-up under ECLs. Very few sites have been subject to clean-up to date. The extent of clean-up necessary and the assignment of liability has not been established.

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

A number of proposals to reform Superfund have been made by various parties. Despite the Superfund taxing authority expiring at the end of 1995, no reforms have been enacted by the 104th Congress. While the next session may address this issue, no predictions can be made as to what positions the Congress or the Administration will take and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be materially reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate exposure to CNA for environmental pollution claims cannot be meaningfully quantified. Claim and claim expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law. However, in addition to the uncertainties previously discussed, additional issues related to, among other things, specific policy provisions,

                            CNA FINANCIAL CORPORATION
                           -------------------------

- -------------------------------------------------------------------------------
   Note K -- Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)


multiple  insurers and allocation of liability among  insurers,  consequences of conduct by the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult and subject to adjustment based on new data. As of December 31, 1995 and December 31, 1994, CNA carried approximately $1,030 million and $506 million, respectively, of claim and claim expense reserves, net of reinsurance recoverable, for reported and unreported environmental claims. Unfavorable environmental reserve development for the years ended December 31, 1995, 1994 and 1993 totaled $241 million, $181 million and $446 million, respectively. Adverse 1995 environmental reserve development of $241 million includes $60 million related to Continental and results from CNA's on-going monitoring of settlement patterns, current pending cases and potential future claims. The 1993 environmental development includes an allocation of reserves for incurred but not reported environmental claims of $340 million. The foregoing reserve information relates to claims for accident years 1988 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form which included an absolute pollution exclusion.

CNA has exposure to asbestos-related claims, including those attributable to CNA's on-going litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note J. Estimation of asbestos-related claim reserves encounter many of the same limitations discussed above for environmental pollution claims such as inconsistency of court decisions, specific policy provisions, multiple insurers and allocation of liability among insurers, missing policies and proof of coverage.

As of December 31, 1995 and 1994, CNA carried approximately $2,224 million and $1,939 million, respectively, of claim and claim expense reserves, net of reinsurance recoverable, for reported and unreported asbestos-related claims. Unfavorable asbestos reserve development for the years ended December 31, 1995, 1994 and 1993 totaled $258, $37 and $601 million, respectively. The 1993 asbestos development includes $500 million related to Fibreboard. See Note J.

Other 1995 reserve development, which nets to $377 million of favorable reserve development, is principally due to favorable claim frequency (rate of claim occurrence) and severity (average cost per claim) experience in the workers' compensation line of business.

The results of operations in future years may continue to be adversely affected by environmental claims and claim expenses. Management will continue to monitor potential liabilities and make further adjustments as warranted.

CNA, consistent with sound reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified. The following tables provides additional data related to CNA's environmental and asbestos-related claims activity. Claims activity for Continental is included for the period May 10, 1995 through December 31, 1995.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
   Note K - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)



- -------------------------------------------------------------------------------------------

Reserve Summary
December 31                                1995                          1994
                              -------------------------------------------------------------
                                ENVIRONMENTAL   ASBESTOS   Environmental     Asbestos
- -------------------------------------------------------------------------------------------
(In millions of dollars)

Gross reserves:
     Reported claims          $   336.9       $ 1,963.3      $  89.1       $ 1,954.1
     Unreported claims            839.7           358.3        427.0           114.0
                               -----------------------------------------------------------
                                1,176.6         2,321.6        516.1         2,068.1
Less reinsurance recoverable     (146.7)          (97.4)       (10.4)         (129.4)
- ------------------------------------------------------------------------------------------
NET RESERVES                  $ 1,029.9       $ 2,224.2      $ 505.7       $ 1,938.7
==========================================================================================

The following tables summarize claim activity for environmental and asbestos claims.

- --------------------------------------------------------------------------------

Changes in Environmental Reserves
Year ended December 31
                                                  1995         1994      1993
- -------------------------------------------------------------------------------
(In millions of dollars)

Net reserves at beginning of year            $  505.7      $ 432.6    $  58.6
Continental net reserves at May 10, 1995        410.0         --         --
                                             ----------------------------------
Total net reserves                              915.7        432.6        58.6
                                             ----------------------------------

Plus:    Reserve strengthening                  240.9        180.6      445.9
                                             ----------------------------------

Less:  Gross payments                           188.2        131.8       75.0
       Reinsurance recoveries                   (61.5)       (24.3)      (3.1)
                                             ----------------------------------
       Net payments                             126.7        107.5       71.9
- -------------------------------------------------------------------------------
NET RESERVES AT END OF YEAR                  $1,029.9      $ 505.7    $ 432.6
===============================================================================

- -------------------------------------------------------------------------------

Changes in Asbestos Reserves                     1995       1994       1993
Year ended December 31
- -------------------------------------------------------------------------------
(In millions of dollars)

Net reserves at beginning of year           $1,938.7    $2,080.0    $1,682.8
Continental net reserves May 10, 1995          203.5        --          --
                                            -----------------------------------
Total net reserves                           2,142.2     2,080.0      1,682.8
                                            -----------------------------------

Plus:    Reserve strengthening                 258.0        36.8       601.4
Less:  Gross payments                          239.8       245.9       204.3
       Reinsurance recoveries                  (63.8)      (67.8)       (0.1)
                                            -----------------------------------
       Net payments                            176.0       178.1       204.2
- -------------------------------------------------------------------------------
NET RESERVES AT END OF YEAR                 $2,224.2    $1,938.7    $2,080.0
===============================================================================

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                         Note L - Business Segments


Note L -  Business Segments:
- ----------------------------
REVENUES
- --------------------------------------------------------------------------------
Year Ended December 31                                1995     1994       1993
- --------------------------------------------------------------------------------
(In millions of dollars)

   Property/Casualty-commercial                   $ 8,952.9 $ 6,562.3 $ 5,943.7
   Property/Casualty-personal                       1,425.9   1,143.2   1,095.9
   Property/Casualty-involuntary risks                392.8     543.8     447.0
   Life-individual                                    777.2     595.8     497.2
   Life-group                                       2,700.6   2,442.6   2,242.0
- --------------------------------------------------------------------------------
     CNA Insurance                                 14,249.4  11,287.7  10,225.8
   Other and intercompany eliminations                (13.5)    (42.0)    (31.1)
- --------------------------------------------------------------------------------
       Revenues excluding realized
            investment gains (losses)              14,235.9  11,245.7  10,194.7
   Realized investment gains (losses):
     Property/Casualty                                320.6    (164.7)    673.5
     Life                                             139.2     (81.2)    126.0
     Other                                              4.0      (0.3)     16.6
- --------------------------------------------------------------------------------
       Total realized investment gains (losses)       463.8    (246.2)    816.1
- --------------------------------------------------------------------------------
         TOTAL REVENUES                           $14,699.7 $10,999.5 $11,010.8
- --------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAX
- --------------------------------------------------------------------------------
Year Ended December 31                              1995       1994        1993
- --------------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty-commercial                      $  555.5   $ 105.0   $ (638.9)
Property/Casualty-personal                            24.6     (83.6)     (12.3)
Property/Casualty-involuntary risks                   (1.8)     17.8      (80.8)
Life-individual                                       65.4      47.3       14.5
Life-group                                            94.9     87.1        51.9
- --------------------------------------------------------------------------------
   CNA Insurance                                     738.6     173.6     (665.6)
Interest, other and intercompany eliminations       (152.2)    (72.3)     (44.0)
- --------------------------------------------------------------------------------
       Income (loss) excluding realized
           investment gains (losses)                 586.4     101.3     (709.6)
- --------------------------------------------------------------------------------
Realized investment gains (losses)
     net of policyholder's interest:
     Property/Casualty                               320.6    (164.7)     673.5
     Life                                            131.4    (70.3)      112.9
     Other                                             4.0      (0.3)      16.6
- --------------------------------------------------------------------------------
       Total realized investment gains (losses)
       net of policyholders' interest                456.0    (235.3)     803.0
- --------------------------------------------------------------------------------
         TOTAL INCOME (LOSS) BEFORE INCOME TAX    $1,042.4   $(134.0)$     93.4
================================================================================

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                       Note L - Business Segments (cont.)

NET INCOME (LOSS)
- -------------------------------------------------------------------------------
Year Ended December 31                                  1995    1994      1993
- -------------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty-commercial                        $431.3   $  169.0  $(241.5)
Property/Casualty-personal                            21.9      (41.7)    13.3
Property/Casualty-involuntary risks                    3.8       20.6    (38.4)
Life-individual                                       42.6       30.5      9.6
Life-group                                            61.2       56.5     33.9
- -------------------------------------------------------------------------------
     CNA Insurance                                   560.8      234.9   (223.1)
Interest, other and intercompany eliminations        (98.2)     (47.9)   (28.6)
- -------------------------------------------------------------------------------
       Net income (loss) excluding net realized
          investment gains (losses)                  462.6      187.0   (251.7)
- -------------------------------------------------------------------------------
   Net realized investment gains (losses):
     Property/Casualty                               207.9     (104.6)   435.8
     Life                                             85.4      (45.6)    72.6
     Other                                             1.1       (0.3)    10.8
- -------------------------------------------------------------------------------
       Total net realized investment gains (losses)  294.4     (150.5)   519.2
- -------------------------------------------------------------------------------
       TOTAL NET INCOME                             $757.0   $   36.5 $   267.5
===============================================================================


ASSETS

- ------------------------------------------------------------------------

December 31                             1995        1994       1993

- ------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty-commerical         $ 40,627.6 $  27,441.2 $  25,356.7
Property/Casualty-personal              3,137.8     2,344.7     2,213.1
Property/Casualty-involuntary risks     3,466.2     2,166.6     2,187.2
Life-individual                         3,996.5     3,733.0     3,329.6
Life-group                              9,003.6     8,711.3     8,932.2
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
     CNA Insurance                     60,231.7    44,396.8    42,018.8
Other and intercompany eliminations      (329.9)      (76.4)     (106.5)
- ------------------------------------------------------------------------
     TOTAL ASSETS                    $ 59,901.8 $  44,320.4 $  41,912.3
========================================================================

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                       Note L - Business Segments (cont.)

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


At December 31, 1995 and 1994, gross exposure of financial guarantee insurance contracts amounted to $707 million and $630 million, respectively. The degree of risk attached to this exposure is substantially reduced through reinsurance, collateral requirements and diversification of exposures. At December 31, 1995 and 1994, collateral consisting of letters of credit and debt service reserves amounted to $39 million and $45 million, respectively. In addition, security interests in the real estate are also obtained. Approximately 44% and 38% of the risks were ceded to reinsurers at December 31, 1995 and 1994. Total exposure, net of reinsurance, amounted to $395 million and $393 million at December 31, 1995 and 1994, respectively .

Gross unearned premium reserves for financial guarantee contracts were $17 million and $22 million at December 31, 1995 and 1994, respectively. Gross claim and claim expense reserves totaled $463 million and $420 million at December 31, 1995 and 1994, respectively.

Life revenues include $1.9 billion, $1.8 billion and $1.7 billion in 1995, 1994 and 1993, respectively, under contracts covering U.S. government employees and their dependents.

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                      Note M - The Continental Corporation


Note M - The Continental Corporation:
- ------------------------------------

Acquisition of Continental:
On December 6, 1994, CNA entered into a merger agreement providing for the payment of approximately $1.1 billion to holders of The Continental Corporation (Continental) common stock. To finance the acquisition, CNA entered into a five-year $1.325 billion revolving credit facility (see Note D). On May 9, 1995, at a Special Meeting of Continental Shareholders called to approve the merger agreement, holders of 77% of the outstanding shares of Continental common stock voted to approve the Merger. Final regulatory approvals of the merger were received on May 9, 1995 and the merger was consummated on May 10, 1995.

The acquisition of Continental has been accounted for as a purchase, therefore Continental's operations are included in the Consolidated Financial Statements since of May 10, 1995. CNA has completed its preliminary purchase accounting analysis. The purchase of Continental currently reflects goodwill of approximately $366 million which will be amortized over twenty years at an annual charge to income of $18 million. Evaluation and appraisal of the net assets is continuing and allocation of the purchase price may be adjusted.

The unaudited pro forma condensed results of operations presented below assume the above transaction had occurred at the beginning of the periods presented:

- -------------------------------------------------------------------------
Pro Forma-Unaudited
Year Ended December 31                                 1995         1994
- -------------------------------------------------------------------------
(In millions of dollars)

Revenues                                          $16,154.8    $16,106.5
                                                   ========     ========
Realized investment gains (losses)
    included in revenue                               582.8      (170.2)
                                                      =====      =======
Income (loss)  from continuing
     operations before income tax                 $1,085.0     $(1,233.0)
Income tax (expense) benefit                        (316.0)        562.3
                                                    ------         -----
        Income (loss) from continuing operations     769.0        (670.7)
                                                     -----         ------
Income from discontinued operations,
        net of income tax                               --         39.5
- -------------------------------------------------------------------------
NET INCOME (LOSS)                                    $769.0     $(631.2)
=========================================================================

The unaudited pro forma condensed financial information is not necessarily indicative of the results of operations that would have occurred had the Continental acquisition been consummated at the beginning of the period presented or of future operations of the combined companies.


CNA filed a Current Report on Form 8-K/A with the Securities and Exchange Commission on July 24, 1995. Included in this report is pro forma consolidated financial information including a discussion of the preliminary purchase price allocation based on fair values.

                            CNA FINANCIAL CORPORATION
                           -------------------------

- --------------------------------------------------------------------------------
                                Note N -- Leases

Note M -  (cont.)
- -----------------

Discontinued Operations:
Certain discontinued operations were acquired as part of the Continental merger; therefore, results of operations for the twelve-month period ended December 31, 1995, reflects only activity from May 10, 1995 through December 31, 1995. Operating results of the discontinued operations were as follows:

- ------------------------------------------

Year ended December 31            1995
- ------------------------------------------
(In millions of dollars)

Revenues                          $31.8
Expenses                           31.8
   Income before income taxes         --
Income taxes                          --
- ------------------------------------------
   INCOME  FROM
       DISCONTINUED OPERATIONS    $   --
==========================================

Net assets of discontinued insurance operations at December 31, 1995 were included in Other Assets, net of intercompany eliminations, and were as follows:

- ----------------------------------------
December 31                       1995
- ----------------------------------------
(In millions of dollars)

Assets:
Cash and investments             $825.3
Reinsurance receivables
   and other assets               521.9
- ---------------------------------------
Total assets                    1,347.2
- ---------------------------------------

Liabilities:
Claim and claim expenses          955.7
Other liabilities                 257.6
- ----------------------------------------
Total liabilities               1,213.3
- ----------------------------------------
         NET ASSETS              $133.9
========================================

Note N - Leases:
- ---------------

CNA occupies facilities under lease agreements that expire at various dates through 2011. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates through 2001.

Most leases contain renewal options that may provide for rent increases based on prevailing market conditions. Some leases contain purchase options based on fair market values or contractual values, if greater. Rent expense for the years ended December 31, 1995, 1994 and 1993 was $92.4 million, $50.9 million and $54.5 million, respectively. Rent expense in 1995 included $41.7 million for Continental facilities.

The table below shows the future minimum lease payments to be made under non-cancelable leases at December 31, 1995.



- --------------------------------------------
      Furture Minimum Lease Payments
- --------------------------------------------
(In millions of dollars)

1996                                 $114.6
1997                                   97.0
1998                                   71.8
1999                                   52.4
2000                                   39.1
Thereafter                            201.5
- --------------------------------------------
TOTAL                                $576.4
============================================

                            CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                  Note O - Unaudited Quarterly Financial Data


Note O - Unaudited Quarterly Financial Data:
- -----------------------------------------


- ---------------------------------------------------------------------------------------------------------
                                             First        Second       Third       Fourth       Year
- ---------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)

1995 QUARTERS
Revenues
                                              $3,052.8     $3,659.2    $4,000.9     $3,986.8   $14,699.7
Net operating income
    excluding realized gains/losses              131.5        127.2       103.2        100.7       462.6
Net income                                       152.8        256.7       166.3        181.2       757.0
Earnings per share                                2.44         4.12        2.66         2.91       12.14

1994 Quarters
Revenues                                      $2,604.4     $2,731.0    $2,844.3     $2,819.8   $10,999.5
Net operating income (loss) excluding
   realized gains/losses                        (16.8)         17.7        63.6        122.5       187.0
Net income (loss)                               (78.1)       (36.3)        55.0         95.9        36.5
Earnings per share                              (1.28)       (0.61)        0.87         1.53        0.51

1993 Quarters
Revenues                                      $2,917.5     $2,628.2    $2,756.9     $2,708.2   $11,010.8
Net operating income (loss) excluding
   realized gains/losses                          24.5       (12.7)     (300.8)         37.3     (251.7)
Net income (loss)                                313.6         74.8     (208.3)         87.4       267.5
Earnings per share                                5.06         1.19      (3.39)         1.40        4.26
- ---------------------------------------------------------------------------------------------------------

                            CNA FINANCIAL CORPORATION
                           -------------------------

                          INDEPENDENT AUDITORS' REPORT
- --------------------------------------------------------------------------------


THE BOARD OF DIRECTORS AND SHAREHOLDERS CNA FINANCIAL CORPORATION

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1995 and 1994 and the related statements of consolidated operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such Consolidated Financial Statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note B to the Consolidated Financial Statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1993.

S/DELOITTE & TOUCHE, LLP

Chicago, Illinois
February 14, 1996

                            CNA FINANCIAL CORPORATION
                           -------------------------

                            COMMON STOCK INFORMATION
- --------------------------------------------------------------------------------

CNA's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and is also traded on the Philadelphia Stock Exchange. The number of holders of record of CNA's common stock as of March 1, 1996, was 3,113. As of March 1, 1996, Loews Corporation owned 84 percent of CNA's outstanding common stock.

The table below sets forth the high and low closing sales prices for CNA's common stock based on the New York Stock Exchange Composite Transactions.

No dividends have been paid on CNA's common stock in order to develop and maintain a strong surplus position for CNA's insurance subsidiaries, which is necessary to support business growth in an increasingly competitive environment. CNA's ability to pay dividends is influenced, in part, by dividend restrictions of its principal operating insurance subsidiaries as described in Note E of the Consolidated Financial Statements.


COMMON STOCK INFORMATION
- -----------------------------------------------------------------------
                                1995                       1994
                          ---------------------------------------------
Quarter                   HIGH      LOW              High      Low
- -----------------------------------------------------------------------
Fourth                    123 1/4   106 1/8          66 3/4    60 3/4
Third                     106 1/2   86               64        60
Second                    86 7/8    74               66 5/8    61 1/8
First                     76 1/2    64 3/4           82 1/4    63 5/8
- -----------------------------------------------------------------------


INVITATION TO THE ANNUAL MEETING
- -------------------------------------------------------------------------------

Shareholders are cordially invited to attend the annual meeting at 10 a.m. Wednesday, May 1, 1996, in Room 308, CNA Plaza, 333 South Wabash Avenue, Chicago. Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy material will be mailed to shareholders prior to the meeting.



FORM 10-K
- -------------------------------------------------------------------------------

A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:

Donald M. Lowry
Senior Vice President,
Secretary and General Counsel
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, Illinois 60685

                            CNA FINANCIAL CORPORATION
                           -------------------------

                               CORPORATE DIRECTORY
- --------------------------------------------------------------------------------

DIRECTORS
- --------------------------------------------------------------------------------
ANTOINETTE COOK BUSH
Partner,-Skadden, Arps, Slate,
Meagher & Flom

DENNIS H. CHOOKASZIAN
Chairman and Chief Executive Officer,
CNA Insurance Companies

PHILIP L. ENGEL
President,
CNA Insurance Companies

ROBERT P. GWINN
Retired Chairman and
Chief Executive Officer,
Encyclopaedia Britannica

EDWARD J. NOHA
Chairman of the Board,
CNA Financial Corporation

JOSEPH ROSENBERG
Senior Investment Stategist,
Loews Corporation

RICHARD L. THOMAS
Chairman, Audit Committee;
Chairman of the Board,
First Chicago NBD Corporation and
The First National Bank of Chicago

JAMES S. TISCH
Chairman, Finance Committee;
President and
Chief Operating Officer,
Loews Corporation

LAURENCE A. TISCH
Chief Executive Officer of CNA;
Co-Chairman of the Board and
Co-Chief Executive Officer,
Loews Corporation;
Chairman of the Board

PRESTON R. TISCH
Chairman, Executive Committee;
Co-Chairman and
Co-Chief Executive Officer,
Loews Corporation

MARVIN ZONIS
Professor of International
Political Economy,
Graduate School of Busines
University of Chicago

EXECUTIVE COMMITTEE
- -------------------------------------------------------------------------------

Preston R. Tisch, Chairman
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas
James S. Tisch
Laurence A. Tisch
Marvin Zonis


FINANCE COMMITTEE
- -------------------------------------------------------------------------------

James S. Tisch, Chairman
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas
Laurence A. Tisch
Preston R. Tisch
Marvin Zonis


AUDIT COMMITTEE
- -------------------------------------------------------------------------------

Richard L. Thomas, Chairman
Antoinette Cook Bush
Robert P. Gwinn
Marvin Zonis

OFFICERS
- --------------------------------------------------------------------------------

LAURENCE A. TISCH
Chief Executive Officer,
CNA Financial Corporation

DENNIS H. CHOOKASZIAN
Chairman and
Chief Executive Officer,
CNA Insurance Companies

PHILIP L. ENGEL
President,
CNA Insurance Companies

DONALD M. LOWRY
Senior Vice President,
Secretary and General Counsel,
CNA Financial Corporation

PETER E. JOKIEL
Senior Vice President and
Chief Financial Officer,
CNA Financial Corporation

CNA INSURANCE COMPANIES ADMINISTRATIVE OFFICES
- --------------------------------------------------------------------------------

CNA Plaza
Chicago, Illinois 60685
312/822-5000

TRANSFER AGENT AND REGISTRAR
- --------------------------------------------------------------------------------
The First National Bank of Chicago



                            CNA FINANCIAL CORPORATION
                            -------------------------

                           CNA FINANCIAL CORPORATION
                                    APPENDIX
                        OMITTED GRAPH MATERIAL AND OTHER



Exhibit 13.1 - CNA Financial Corporation Annual Report:

* Bar graphs of:

     -  Revenues for the period 1985 through 1995
     -  Assets for the period 1985 through 1995
     -  Stockholders' equity for the period 1985 through 1995
     -  Book value per common share 1985 through 1995

(See page 3 of Exhibit 13.1 for a table showing the data points used in the above graphs.)

* The following are outquotes located in the margins from the Letter To Our Shareholders found on pages 4 through 9 of the annual report.


Page                     Outquotes

 4 The Continental acquisition and other business initiatives built on a solid financial foundation.

 5        Financially, 1995 was a successful year.

 5        The Continental merger has progressed well.

 6 CNA is the largest U.S. writer of commercial property/casualty insurance.

 7 The Continental merger substantially increased CNA's capabilities in professional and specialty coverages.

 8 CNA substantially completed the rebuilding of its individual life business.

 9        CNA is well positioned for continued success.

          Page 4 is from CNA Financial Corporation Chairman Edward J. Noha, and pages 5 through 9 are from CNA Insurance Companies Chairman and Chief Executive Officer Dennis H. Chookaszian.