Form 10-K, Exhibit 13
period 1996-12-31
CNA FINANCIAL CORP
filed 1997-03-31
CIK 21175

CNA FINANCIAL CORPORATION


1996 ANNUAL REPORT








                                                                  CNA

                                     PROFILE
--------------------------------------------------------------------------------
                         CNA Financial Corporation (CNA)
        is the largest writer of commercial property/casualty insurance and is ranked as one of the ten largest insurance organizations in the United States.
--------------------------------------------------------------------------------

CNA serves businesses and individuals with a broad range of insurance and risk management products and services. Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, health care management and claims administration. CNA products and services are marketed through agents, brokers, general agents and direct sales.

CNA Financial Corporation, with 1996 assets of $60.7 billion and stockholder's equity of $7.1 billion, is the holding company of Continental Casualty Company, which was incorporated in 1897, Continental Assurance Company, incorporated in 1911, and The Continental Corporation, incorporated in 1968, which is the holding company of The Continental Insurance Company, incorporated in 1853.

In 1997, CNA observes its centennial year, celebrating a century of financial strength, stability and commitment to customers and business partners.

CNA Financial Corporation stock is traded primarily on the New York Stock Exchange and, as of December 31, 1996, was approximately 84 percent owned by Loews Corporation.

                           CNA FINANCIAL CORPORATION
                           -------------------------

CNA

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                      1996





                                        2
                              FINANCIAL HIGHLIGHTS

                                        4
                      LETTER FROM CNA FINANCIAL CORPORATION
                             CHAIRMAN EDWARD J. NOHA

                                        5
                       LETTER FROM CNA INSURANCE COMPANIES
                     CHAIRMAN AND CEO DENNIS H. CHOOKASZIAN

                                       11
                           FINANCIAL SECTION CONTENTS

                                       12
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       30
                              FINANCIAL STATEMENTS

                                       81
                          INDEPENDENT AUDITORS' REPORT

                                       82
                            COMMON STOCK INFORMATION

                                       83
                               CORPORATE DIRECTORY










                           CNA FINANCIAL CORPORATION
                           -------------------------

                              FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                  Results of Operations and Financial Condition


-----------------------------------------------------------------------------------------------------------
Year Ended December 31                           1996          1995*      1994       1993        1992
-----------------------------------------------------------------------------------------------------------
(In millions of dollars,
except per share data)

RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------
Revenues                                       $16,987.8     $14,699.7   $10,999.5  $11,010.8    $10,793.4
-----------------------------------------------------------------------------------------------------------
Income (loss) before income tax                  1,345.0       1,042.4      (134.0)      93.4     (1,375.0)
-----------------------------------------------------------------------------------------------------------
Net income (loss) excluding
  net realized investment
  gains/losses and accounting
  changes:
  Property/Casualty                                575.8         457.0       147.9     (266.6)      (928.4)
  Life                                             109.9         103.8        87.0       43.5         52.0
  Other                                           (108.0)        (98.2)      (47.9)     (28.6)       (21.4)
-----------------------------------------------------------------------------------------------------------
          Net operating income (loss)              577.7         462.6       187.0     (251.7)      (897.8)
Net realized investment gains (losses)             387.1         294.4      (150.5)     519.2        235.3
Accounting changes                                    --            --          --         --        331.9
-----------------------------------------------------------------------------------------------------------
        Net income (loss)                      $   964.8     $   757.0   $    36.5  $   267.5    $  (330.6)
============================================================================================================

EARNINGS PER SHARE
------------------------------------------------------------------------------------------------------------

Net operating income (loss)                    $    9.25     $    7.37   $    2.94  $    (4.14)  $   (14.60)
Net realized investment gains (losses)              6.26          4.77       (2.43)       8.40         3.81
Accounting changes                                    --            --          --          --         5.37
------------------------------------------------------------------------------------------------------------
        Net income (loss)                      $   15.51     $   12.14   $    0.51  $     4.26   $    (5.42)
============================================================================================================

FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------
Assets                                         $60,734.7     $60,360.4   $44,320.4  $41,912.3    $39,743.9
Debt                                             2,764.9       3,025.5       913.8      915.3        415.0
Stockholders' equity                             7,059.8       6,735.5     4,545.9    5,381.1      4,789.2
Book value per common share                       111.81        106.56       71.13      84.65        75.07
============================================================================================================

STATUTORY SURPLUS
------------------------------------------------------------------------------------------------------------
Property/Casualty                              $ 6,348.8     $ 5,695.9   $ 3,367.3  $ 3,598.4    $  3,136.8
Life                                             1,163.4       1,127.6     1,055.6    1,022.0       1,003.0
============================================================================================================
* Includes The Continental Corporation since May 10, 1995.



                            CNA FINANCIAL CORPORATION
                            -------------------------

--------------------------------------------------------------------------------
FINANCIAL POSITION

This page of CNA Financial Corporation's annual report has four bar graphs which illustrate the trend in revenues, assets and stockholders' equity from 1986 through 1996.


CNA FINANCIAL CORPORATION (1986-1996)
($ in billions except per share data)

|---------------------|-----------|--------|---------------|----------------|
|Measurement Period   |           |        | Stockholders' |  Book Value Per|
|(Fiscal Year Covered)|  Revenues | Assets |  Equity       |   Common Share |
|---------------------|-----------|--------|---------------|----------------|
|                     |           |        |               |                |
|FYE 12/31/86.........|     6.5   |  18.2  |      2.7      |      40.37     |
|FYE 12/31/87.........|     6.9   |  21.6  |      3.1      |      46.40     |
|FYE 12/31/88.........|     8.3   |  25.9  |      3.6      |      54.87     |
|FYE 12/31/89.........|     9.1   |  30.9  |      4.2      |      64.74     |
|FYE 12/31/90.........|     9.9   |  34.7  |      4.5      |      70.23     |
|FYE 12/31/91.........|    11.1   |  39.2  |      5.1      |      80.24     |
|FYE 12/31/92.........|    10.8   |  39.7  |      4.8      |      75.07     |
|FYE 12/31/93.........|    11.0   |  41.9  |      5.4      |      84.65     |
|FYE 12/31/94.........|    11.0   |  44.3  |      4.5      |      71.13     |
|FYE 12/31/95.........|    14.7   |  60.4  |      6.7      |     106.56     |
|FYE 12/31/96.........|    17.0   |  60.7  |      7.1      |     111.81     |
|---------------------|-----------|--------|---------------|----------------|

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1996





FROM CNA FINANCIAL CORPORATION
CHAIRMAN EDWARD J. NOHA

CNA Financial Corporation reported strong earnings in 1996. Net income was $964.8 million, or $15.51 per share, compared with net income of $757.0 million, or $12.14 per share, in 1995.

Exclusive of securities transactions, net income for 1996 amounted to $577.7 million, or $9.25 per share, compared with $462.6 million, or $7.37 per share, in 1995.

Consolidated revenues for 1996 were approximately $17.0 billion, compared with approximately $14.7 billion in 1995.

Continuation of an upward trend in earnings, the substantial completion of the merger with The Continental Corporation, and several business expansion initiatives were highlights of a successful year. Thanks to the contributions of employees and business partners, CNA continued to strengthen its leadership in the insurance marketplace.

Taking a broader perspective, the decade of the `90s is a time of rapid change for the insurance industry. Consolidation, intensifying competition and globalization are transforming the market for insurance products and services. In this environment of challenge and opportunity, CNA is well positioned for continued success.

Across  the  broad  range of its  businesses,  CNA  builds  on a  foundation  of financial strength. At year-end 1996, the statutory surplus of our property/casualty companies was approximately $6.3 billion, one of the largest in the industry. The statutory surplus of CNA's life insurance subsidiaries was approximately $1.2 billion. In addition, CNA continues to maintain a high-quality investment portfolio heavily weighted toward U.S. government bonds.

In addition to its financial foundation, CNA builds on a heritage of service and commitment. Continental Casualty Company, the founding company of CNA, was founded in 1897. Since then, CNA has kept its promises to its customers. It has grown by staying focused on a set of fundamental strengths: a solid financial base, lasting business relationships and a strong will to stay in the forefront of its chosen markets. This tradition gives CNA a running start toward a new century of even greater achievement.

In 1996, CNA served its customers, grew profitably and set a course for future success. On behalf of the board of directors, I would like to thank you, our shareholders, for your commitment and support.

Sincerely,

S/EDWARD J. NOHA

Edward J. Noha
Chairman of the Board
CNA Financial Corporation

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1996





FROM CNA INSURANCE COMPANIES
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
DENNIS H. CHOOKASZIAN

In 1996, CNA had another successful year, serving its customers well, achieving solid profits and moving ahead on several opportunities for business expansion.

Several factors contributed to the strong earnings, including improved loss experience in property/casualty businesses, efficiencies from the 1995 merger with The Continental Corporation, and continuing growth and profit in the individual life business. In addition, 1996 earnings were bolstered by gains on CNA's investment portfolio.

CNA achieved its goal of substantially completing the merger with Continental. The final stage of the merger, including integration of computer systems, remains on course.

Building on the momentum of the Continental merger, CNA focused on a number of business expansion activities. In the accident and health business, CNA acquired the managed care division of CoreSource, Inc., a leader in the field of developing and managing health care networks for large corporate customers outside major metropolitan areas. The acquired organization, which now operates independently as CNA Health Partners, supports our long-term strategy of profitable growth in the managed health care environment.

In reinsurance, CNA launched a facultative reinsurance operation, a major strategic addition to our capabilities in the U.S. market. The new operation expands the range of CNA services and presents opportunities to expand existing relationships with treaty reinsurance customers.

In specialty insurance, CNA and Capsure Holdings Corp. (Capsure) agreed to form a new stock company, CNA Surety Corporation, subject to the approval of Capsure's shareholders. Combining the surety businesses of CNA and Capsure, CNA Surety Corporation will be the largest U.S. surety organization with a substantial leadership position in all segments of the surety marketplace. The transaction is expected to be finalized in the second quarter of 1997.

In addition, during the first quarter of 1997, CNA announced the formation of a new company, Hedge Financial Products, which will pursue opportunities to securitize insurance risks. The formation of Hedge Financial puts CNA at the forefront of the emerging securitization business, in which insurance risk is converted into monetized instruments that can be traded among investors.

Also in 1997, CNA entered into an agreement by which it will become a co-owner of RVI Guaranty Co., Ltd., the largest monoline residual value insurance company in the world. This type of insurance protects the residual value of assets financed by banks and other financial institutions, including leased automobiles, commercial equipment and real estate. This agreement will enable CNA to participate in a largely untapped segment of the commercial insurance
market  and  to  broaden  its   long-standing   relationships   with
financial institutions.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       5

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1996

Along with business expansion, CNA advanced on many fronts in the area of technology in 1996. We improved service and reduced costs of the basic systems and structures that form the technology infrastructure of CNA. During the fourth quarter, CNA entered into an agreement with Computer Sciences Corporation (CSC) to set up the CSC Advanced Technology Center in Chicago that will further improve our technology processes.

In addition to the Technology Center, CNA and CSC agreed to launch a new life insurance outsourcing business. The new service will handle many of the administrative processes involved in life insurance, for example, issuing policies and managing recordkeeping functions. Outsourcing has become increasingly attractive to life insurance companies because of intense competitive pressures and the complexity of automating their administrative functions.

CNA also invested in InsWeb, the first interactive insurance marketplace on the Internet. The investment positions CNA to sell insurance products over the Internet in conjunction with its agents.

Along with efforts to advance its technological capabilities, CNA strengthened its marketing focus through the development of a corporate positioning and branding strategy. Based on the key CNA values of financial strength, stability and commitment, the strategy entails a concerted effort to present the CNA name in a consistent, compelling fashion.

The branding and positioning strategy coincides well with a milestone in CNA's history. In 1997, CNA's founding company, Continental Casualty Company, celebrates its 100th anniversary. The centennial presents a unique opportunity to link the revitalized marketing strategy to CNA's legacy of strong values and dedicated employees.

In addition to these corporate activities, 1996 was a year of accomplishment for CNA's various businesses.

PROPERTY/CASUALTY

CNA is the  largest  U.S.  writer  of  commercial  property/casualty  insurance, encompassing such coverages as workers' compensation, general liability, multiple peril, marine, agriculture, professional and specialty lines, and reinsurance.

In 1996, CNA continued to build on its proven strategy of industry segmentation. For the past two years, CNA has capitalized on opportunities to apply this approach to the large book of general commercial business acquired in the Continental merger. By aligning the full range of its business processes with the industry segmentation strategy, CNA is moving toward the goal of being the low-cost, high-quality provider of insurance products and services in the commercial marketplace.

Specifically, CNA expanded its offering of simplified products to increase convenience and choice for agents and small commercial insureds. In the small and medium commercial segment, CNA launched seven new Commercial Affiliation Marketing (CAM) programs for targeted classes of business. In addition, CNA

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                                      1996

strengthened its commitment to the High Performance Agency Program, a preferred agency program based on partnership with independent agents. At the same time, CNA entered into strategic partnerships with brokers to reach classes of customers who have traditionally worked with brokers to meet their risk management needs.

In the large commercial marketplace, CNA reported strong sales volume, including several important new accounts. These successes reflect CNA's ability to respond to large corporate customers with a broad offering of products and services. In addition, CNA has built up its specialized service units to deliver best-in-market services in the areas of risk management information, claims, cost management and consulting.

In agricultural insurance, CNA continued to build on the business acquired from the Continental merger. The purchase of a 40 percent interest in the voting common stock of North American Crop Underwriters established a strategic relationship between CNA and a well-respected provider of farm and crop insurance.

Beyond its strong presence in basic commercial insurance, CNA is one of the largest underwriters of professional and specialty coverages. This business includes liability insurance for healthcare providers, architects & engineers, lawyers, accountants and other professionals; entertainment insurance; liability coverage for corporate directors and officers; and excess and surplus lines insurance. In addition, CNA is a major presence in marine insurance, surety, credit, aviation and warranty. Several of these businesses are built on long-standing successful partnerships with managing general underwriters such as Victor O. Schinnerer, Aon Corporation and Poe & Brown.

During 1996, CNA's professional and specialty businesses performed well. The Company continued to pursue a strategy of focusing on select customer groups and developing exceptional knowledge of their coverage needs. Thanks to a new structured process for increasing our understanding of customers in conjunction with our distribution partners, we are creating "virtual teams" around key market segments. In addition, CNA continued to strengthen its expertise in specialty lines by hiring staff who have worked in the professions we serve.

The Marine Office of America Corporation (MOAC), the leading ocean marine underwriter in North America, had one of its most successful years ever, based on superior underwriting and unmatched knowledge of the marine market. On a historical note, MOAC insured all the sailing, rowing and kayaking events, as well as the marinas and service vessels associated with the Olympic Games in Atlanta.

In the international market for primary insurance, CNA is moving ahead with plans to establish a strong, flexible international franchise. These plans encompass alliances with other international insurers, efforts to build indigenous operations and selected acquisitions. CNA continues to develop a strategic partnership relationship with Assicurazioni Generali S.p.A., one of the largest European insurance organizations.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1996

In reinsurance, along with the launch of the facultative reinsurance operation, CNA pursued several avenues of growth. In the United States, CNA enlarged its treaty reinsurance line in the alternative risk market, and in such established markets as professional liability and financial reinsurance. Internationally, the reinsurance operations moved ahead with a strategy of establishing CNA as the market of choice among key brokers and ceding customers. In the London market, CNA became an investor in four Lloyd's of London syndicates, and also received approval from Lloyd's for the establishment of a CNA syndicate. In Europe, we continued to expand business relationships from offices in Amsterdam, Milan and Zurich.

In addition to commercial  insurance and  reinsurance,  CNA's  property/casualty
operations  include  personal  automobile  and  homeowners   insurance  sold  to
individuals.

In 1996, CNA continued to build the foundation of a revitalized personal insurance business. The company finalized and began implementing a long-term growth strategy to position CNA as one of the largest and most successful personal lines organizations over the next decade. Key elements of the strategy include substantially increasing business from existing distribution channels, identifying likely acquisition candidates and exploring expanded modes of distribution.

INDIVIDUAL LIFE

CNA had its second consecutive year of strong growth and improved service in the individual life insurance marketplace. CNA's products include term, universal and participating life policies, long-term care coverage and annuities.

Expanded marketing effort resulted in increased applications for life products by more than 40 percent to over 285,000. First-year paid premium for life and annuity products rose to more than $215 million in 1996 from $138 million in 1995, while annuity premiums rose to $221 million in 1996 from $174 million in 1995.

Meanwhile, CNA continued to strengthen its service capability. To meet the continuing demands of new sales, CNA made significant additions to staff, completed a change in computer architecture and finished reorganizing its service function into producer teams. In addition, the business process outsourcing agreement with CSC will further enhance our ability to provide low-cost, quality service to distributors and policyholders.

In addition to providing excellent service, CNA is building its position in the individual life business with rapid introduction of new products and an emphasis on strong distribution partnerships. 1996 product introductions included a portfolio of variable products, new universal life and second-to-die products, and a series of products for high-risk individuals.

GROUP LIFE AND HEALTH

In this marketplace, CNA focuses on four general product categories: medical benefits; pension products; reinsurance; and group life, accident & disability

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                                      1996

and long-term care insurance. These products are sold to businesses, groups and associations.

In the market for private medical benefits, CNA's strategy is based on the development of very close partnerships with health care providers. In 1996, we advanced this strategy by developing and marketing products and services that build on the growing presence of Physician Hospital Organizations and Integrated Delivery Systems in the managed care environment. We also strengthened our capabilities in the areas of provider network development and management, medical management and health care systems integration. These activities were reinforced by the acquisition of CNA Health Partners.

Meanwhile, CNA's $2 billion in premium Federal Employees Health Benefits Program benefited from ongoing investments in communications and claims automation.

In pension products, CNA is broadening its product offerings in the small to medium-size market through California Central Trust Bank Corporation (CalTrust), a California trust and savings bank, a subsidiary acquired as a result of the Continental merger.

In life and group reinsurance, CNA continued to build on a strong market position. On the life side, we are implementing a growth strategy based on strong service to the facultative and treaty markets. On the group side, CNA is moving forward with a strategy of being a risk partner for managed care organizations.

In group life, accident & disability and long-term care insurance, CNA focused on system improvements, claims process redesign and enhanced products and distribution within the context of an effort to position itself as a market leader.

In summary, CNA ended a very successful first century in 1996. Through the support of our business partners and the continuing dedication of CNA employees, we moved ahead with a range of business expansion opportunities while continuing to produce strong earnings.

Looking ahead, 1997 is likely to be even more challenging than 1996. It is expected that excess capacity in the industry across virtually all lines will put greater pressure on margins. CNA will continue to focus on efficiency, flexibility and profitability with an emphasis on technology, distribution outreach and selected opportunities for business expansion. These directions, combined with its foundation of financial strength, position CNA for continued success. Our challenge is to build on the legacy of the past for an even brighter future.

Sincerely,

S/DENNIS H. CHOOKASZIAN

Dennis H. Chookaszian
Chairman and Chief Executive Officer
CNA Insurance Companies

                           CNA FINANCIAL CORPORATION
                           -------------------------

                                      CNA

                           FINANCIAL SECTION CONTENTS
--------------------------------------------------------------------------------
                                      1996




                                       12

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                       30

                           CONSOLIDATED BALANCE SHEET


                                       32

                      STATEMENT OF CONSOLIDATED OPERATIONS


                                       33

                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY


                                       34

                      STATEMENT OF CONSOLIDATED CASH FLOWS


                                       37

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                       81

                          INDEPENDENT AUDITORS' REPORT


                                       82

                            COMMON STOCK INFORMATION


                                       83

                               CORPORATE DIRECTORY




                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                              Consolidated Results


Consolidated Results

In 1996, CNA substantially completed its merger with The Continental Corporation (Continental) while continuing to build on the strength of 1995's operating results. The results reflect continued improvement in the underlying operations, including improved loss experience, particularly in workers' compen-sation business and growth in individual life, partially offset by increased weather related catastrophes. Additionally, capital gains contribut-ed significantly to earnings.

CNA acquired Continental through a cash merger for approximately $1.1 billion on May 10, 1995 (See Note L). As a result, Continental became a wholly owned subsidiary of CNA Financial Corporation, and the consolidated results of operations include Continental subsequent to the acquisition date. CNA funded the cash purchase price with proceeds from a five-year revolving credit facility. Continental is an insurance holding company principally engaged in the business of owning a group of property and casualty insurance companies.

CNA is the largest commercial insurer in the United States, third largest property-casualty company and the twenty second largest life insurance company in the country, based on 1995 net written premium. Based on market share, CNA ranks first among United States insurers in commercial affiliation marketing, commercial multiple peril, personal packages and ocean marine; second in commercial auto, general liability, medical malpractice, federal employees health benefit plans, multiple peril crop, surety, offshore energy, accounts receivable credit; third in automobile warranty, directors & officers, farmowners multiple peril, and recreational watercraft; fourth in workers' compensation and sixth in reinsurance in the United States. In addition, CNA ranks first, second or third for various errors & omissions coverages for architects and engineers, accountants, lawyers and other professionals.

Revenues excluding realized gains/losses were $16.4 billion, up 15.0% from 1995 and up 45.6% from 1994. For 1996, revenues reflect increases of $1.7 billion (14.9%) in earned premiums, $199.4 million (9.6%) in net investment income and $190.0 million (44.8%) in other revenues.

For 1996, CNA reported net operating income (which excludes net realized investment gains/losses) of $577.7 million, or $9.25 per share, compared to $462.6 million, or $7.37 per share, for 1995 and $187.0 million, or $2.94 per share, for 1994.

Realized investment gains, net of tax, amounted to $387.1 million, or $6.26 per share in 1996, compared to net realized investment gains of $294.4 million, or $4.77 per share in 1995 and net realized investment losses of $150.5 million, or $2.43 per share, in 1994.

Net income for 1996 was $964.8 million, or $15.51 per share, compared with net income of $757.0 million, or $12.14 per share, for 1995 and $36.5 million, or $0.51 per share in 1994.

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                              Results of Operations


Results of Operations:
----------------------

The following chart summarizes key components of consolidated operating results for each of the last three years.

CONSOLIDATED OPERATIONS
-------------------------------------------------------------------------------------------
Year Ended December 31                                    1996          1995*         1994
-------------------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized investment
gains/losses):
Revenues:
   Premiums                                          $13,479.0      $11,735.1     $9,474.4
   Net investment income                               2,276.0        2,076.6      1,551.2
   Other                                                 614.2          424.2        220.1
-------------------------------------------------------------------------------------------
Total revenues                                        16,369.2       14,235.9     11,245.7
Benefits and expenses                                 15,628.5       13,649.5     11,144.4
   Income before income tax                              740.7          586.4        101.3
Income tax (expense) benefit                            (163.0)        (123.8)        85.7
-------------------------------------------------------------------------------------------
   Net operating income
   (excluding realized investment gains/losses)      $   577.7      $   462.6     $  187.0
===========================================================================================
SUPPLEMENTAL FINANCIAL DATA:
Net operating income (loss) by group:
   Property/Casualty                                 $   575.8      $   457.0     $   147.9
   Life                                                  109.9          103.8          87.0
   Other, primarily interest expense                    (108.0)         (98.2)        (47.9)
--------------------------------------------------------------------------------------------
                                                         577.7          462.6         187.0
--------------------------------------------------------------------------------------------
Net realized investment gains (losses) by group:
   Property/Casualty                                     303.5          207.9        (104.6)
   Life                                                   95.7           85.4         (45.6)
   Other                                                 (12.1)           1.1          (0.3)
---------------------------------------------------------------------------------------------
                                                         387.1          294.4        (150.5)
---------------------------------------------------------------------------------------------
Net income (loss) by group:
   Property/Casualty                                     879.3          664.9          43.3
   Life                                                  205.6          189.2          41.4
   Other, primarily interest expense                    (120.1)         (97.1)        (48.2)
--------------------------------------------------------------------------------------------
                                                     $   964.8      $   757.0     $   36.5
============================================================================================
*Includes the results of The Continental Corporation since May 10, 1995.

                            CNA FINANCIAL CORPORATION
                            -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                          Property/Casualty Operations



Property/Casualty Operations

PROPERTY/CASUALTY GROUP
--------------------------------------------------------------------------------------------
Year Ended December 31                                  1996             1995*          1994
--------------------------------------------------------------------------------------------
(In millions of dollars)
Operating Summary (excluding realized
investment gains/losses):
Revenues:
   Premiums                                        $10,127.1         $8,723.8      $6,838.5
   Net investment income                             1,881.3          1,699.8       1,240.4
   Other                                               508.4            348.0         170.4
--------------------------------------------------------------------------------------------
                                                    12,516.8         10,771.6       8,249.3
Benefits and expenses                               11,778.7         10,193.3       8,210.1
--------------------------------------------------------------------------------------------
   Operating income before income tax                  738.1            578.3          39.2
Income tax (expense) benefit                          (162.3)          (121.3)        108.7
--------------------------------------------------------------------------------------------
   Net operating income
   (excluding realized investment gains/losses)    $   575.8         $  457.0      $  147.9
============================================================================================
*Includes the results of The Continental Corporation since May 10, 1995.

Commercial lines customers include large national corporations, small and medium-sized businesses, groups and associations, and professionals. Coverages are written primarily through traditional insurance contracts, under which risk is transferred to the insurer. Many large commercial account policies are written under retrospectively-rated contracts, which are experience-rated. Premiums for such contracts may be adjusted, subject to limitations set by contract, based on loss experience of the insureds. Other experience-rated policies include provisions for dividends based on loss experience. Experience-rated contracts reduce but do not eliminate risk to the insurer.

The property/casualty group markets personal lines of insurance, primarily automobile and homeowners coverages sold to individuals under monoline and package policies.

Property/casualty involuntary risks include mandatory participation in residual markets, statutory assessments for insolvencies of other insurers, and other charges.

The property/casualty group also provides loss control, policy administration and claim administration services under service contracts for fees. Such services are provided primarily in the workers' compensation market, where retention of more risk by the employer through self-insurance or high-deductible programs has become increasingly prevalent.

Property/casualty profitability continued to show improvement in 1996 and reflects both increases in investment income and improved underwriting results. Pretax operating income excluding net realized investment gains/losses for the property/casualty insurance subsidiaries was $738.1 million in 1996, compared to $578.3 million and $39.2 million in 1995 and 1994, respectively. Net operating income excluding net realized investment gains/losses of CNA's property/casualty insurance subsidiaries was $575.8 million for 1996, compared to $457.0 million and $147.9 million in 1995 and 1994, respectively.


                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)


Property/casualty revenues, excluding net realized investment gains/losses were $12.5 billion, up approximately 16.2% from $10.8 billion in 1995 and up from $8.2 billion in 1994. Continental revenues, excluding net realized investment gains/losses, for 1996 and 1995 were $3.2 billion and $2.1 billion,respectively. The 1995 Continental results are subsequent to May 10, 1995.

Property/casualty earned premiums were $10.1 billion in 1996, up approximately 16.1% from the $8.7 billion earned in 1995 and up from $6.8 billion in 1994. Continental earned premiums for 1996 and 1995 were $2.7 billion and $1.7 billion, respectively. The 1995 Continental results are subsequent to May 10, 1995.

Property/casualty investment income for 1996 was $1.9 billion, up approximately 10.7% from the $1.7 billion in 1995 and up 51.7% from the $1.2 billion in 1994.

Investment income increased primarily due to the inclusion of the Continental portfolio for the full year of 1996 offset in part by slightly lower yields on the bond segment of the investment portfolio.

The bond segment of the investment portfolio yielded 6.8% in 1996 compared with 6.9% and 6.4% in 1995 and 1994, respectively.

The underwriting loss for 1996 was $1,143.2 million, compared to $1,121.5 million and $1,201.2 million in 1995 and 1994, respectively. The GAAP combined ratio was 108.9 for 1996, compared with 110.3 and 115.0 for 1995 and 1994, respectively.

Catastrophe losses for 1996 on a pretax basis were approximately $315 million, compared with $149 million in 1995 and $283 million in 1994. CNA's 1996 catastrophe losses were primarily weather related losses, including winter storms and flooding. CNA's 1995 catastrophe losses related primarily to tropical storms and hail storms in Texas. CNA's 1994 catastrophe losses related primarily to the Northridge earthquake near Los Angeles and severe winter storms in the Northeast.





                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                      Property Casualty Operations (cont.)


The following table shows the components of underwriting results for commercial lines:

PROPERTY/CASUALTY - COMMERCIAL
-------------------------------------------------------------------------------------------------
Year Ended December 31                                      1996             1995*          1994
-------------------------------------------------------------------------------------------------
(In millions of dollars)
Premiums Earned:
     Professional and specialty                         $1,844.9          $1,557.7      $1,010.1
     General liability and commercial automobile         1,754.1           1,648.9       1,261.1
     Workers' compensation                               1,542.5           1,475.8       1,426.3
     Multiple peril                                      1,046.9             869.9         389.0
     Accident and health                                   919.0             699.1         557.1
     Reinsurance and other                               1,188.9             973.9         773.5
-------------------------------------------------------------------------------------------------
                                                         8,296.3           7,225.3       5,417.1
Losses and expenses                                      9,149.4           8,146.1       6,362.8
-------------------------------------------------------------------------------------------------
   Net underwriting losses before investment income     $ (853.1)         $ (920.8)     $ (945.7)
==================================================================================================
* Includes the results of The Continental Corporation since May 10, 1995.

Premiums for the property/casualty commercial segment increased 14.8% in 1996 to $8.3 billion from $7.2 billion in 1995 and up from $5.4 billion in 1994. Commercial premiums for Continental were $1.7 billion and $1.4 billion in 1996 and 1995, respectively. The Continental results for 1995 were subsequent to May 10, 1995.

Professional and specialty earned premium increased approximately 18.4% to $1.8 billion in 1996, up from $1.6 billion in 1995 and $1.0 billion in 1994. The 1996 premium increase was primarily a result of a full year of Continental premium revenue which added approximately $175 million in additional premium from 1995 levels. Continental added approximately $460 million of the 1995 increase over 1994.

General liability and commercial automobile earned premiums were approximately $1.8 billion in 1996, up approximately 6.4% from the $1.6 billion earned in 1995 and up 39.1% from the $1.3 billion in 1994. The increase in general liability premium resulted primarily from an increase in commercial affiliation marketing business of $180 million. Continental premium revenue was approximately $275 million of the increase in 1995 premium over 1994.

Earned premium from workers' compensation increased approximately 4.5% in 1996, up from the $1.5 billion and $1.4 billion earned in 1995 and 1994, respectively. The increase in workers' compensation premium earned resulted from the inclusion of Continental business for a full year.

Multiple peril earned premium increased approximately 20.3% to $1.0 billion in 1996, from $0.9 billion in 1995 and $0.4 billion in 1994. The 1996 premium increase of $177 million is primarily attributable to an increase in commercial package business of $90 million and $40 million resulting from inclusion of Continental for a full year. Continental premium in 1995 was approximately $440 million or 91% of the growth from 1994.

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

Accident and health earned premiums were approximately $0.9 billion in 1996, increasing approximately 31.5% from the $0.7 billion earned in 1995 and up from the $0.6 billion in 1994. Accident and health premium increased primarily due to increases in mass market association premium of $145 million, group long-term disability premium of $25 million, as well as an increase from a full year of Continental of $28 million.

Earned premium from reinsurance and other increased approximately 22.1% to $1.2 billion in 1996, up from the $1.0 billion and $0.8 billion earned in 1995 and
1994,   respectively.

Reinsurance and other premium earned increased by approximately $215 million to which the inclusion of Continental results for a full year contributed $163 million. Continental added approximately $105 million to 1995 results.

Underwriting results in commercial lines improved to a loss of $853.1 million, an improvement of approximately 7.4% from the $920.8 million loss in 1995 and an improvement of 9.8% from the $945.7 million in 1994. This improvement is primarily the result of improved loss experience, particularly in workers' compensation business, partially offset by increased weather related catastrophes.

The following table shows the components of underwriting results for personal lines:

PROPERTY/CASUALTY - PERSONAL
---------------------------------------------------------------------------------------------
Year Ended December 31                                      1996         1995*          1994
---------------------------------------------------------------------------------------------
(In millions of dollars)
Premiums Earned:
     Personal lines packages                            $1,063.3      $  781.6      $  562.6
     Monoline automobile and property coverages            366.5         325.4         314.2
     Accident and health                                   168.9         107.8          88.9
---------------------------------------------------------------------------------------------
                                                         1,598.7       1,214.8         965.7
Losses and expenses                                      1,782.5       1,316.7       1,150.9
---------------------------------------------------------------------------------------------
   Net underwriting losses before investment income     $ (183.8)     $ (101.9)     $ (185.2)
==============================================================================================
* Includes the results of The Continental Corporation since May 10, 1995.

Personal lines earned premium increased 31.6% to $1.6 billion from the $1.2 billion earned in 1995 and up from the $966 million earned in 1994. The 1996 increase in personal lines premium resulted primarily from the cancellation of a quota share agreement, under which Continental ceded premium, and the inclusion of Continental business for the full year of 1996. Continental was responsible for $206 million of the $249 million in premium revenue growth from 1994 to 1995.

The underwriting loss in personal lines was $183.8 million, an increase of approximately 80.4% from the $101.9 million loss in 1995 and an improvement of approximately 0.8% from the $185.2 million loss in 1994. The change from 1995 to 1996 was primarily due to increased weather related catastrophes and additional premium volume due to the cancellation of the quota share agreement, noted above.
                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)




The following table shows the components of underwriting results for involuntary risks:

PROPERTY/CASUALTY - INVOLUNTARY RISKS
------------------------------------------------------------------------------------------------
Year Ended December 31                                        1996          1995*          1994
------------------------------------------------------------------------------------------------
(In millions of dollars)
Premiums Earned:
   Workers' compensation                                   $ 135.6         $178.2        $350.0
   Private passenger automobile                               57.9           79.7          46.4
   Commercial automobile                                      36.4           19.9          54.3
   Property and multiple peril                                 2.2            5.9           5.0
------------------------------------------------------------------------------------------------
                                                             232.1          283.7         455.7
Losses and expenses                                          338.4          382.5         526.0
------------------------------------------------------------------------------------------------
    Net underwriting losses before investment income       $(106.3)        $(98.8)       $(70.3)
================================================================================================
* Includes the results of The Continental Corporation since May 10, 1995.

Involuntary risk earned premium decreased to $232 million down approximately 18.2% from the $284 million earned in 1995 and down from the $456 million earned in 1994. The decrease in involuntary risk premium resulted from a greater willingness on the part of the voluntary market to write these types of risks, particularly workers' compensation and private passenger automobile coverages.







                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                      Property/Casualty Operations (Cont.)

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

The following table reflects the effects of management's ongoing evaluation of reserve levels and is comprised of the following components:

RESERVE DEVELOPMENT
------------------------------------------------------
Year Ended
December 31         1996         1995          1994
------------------------------------------------------
(In millions of dollars, (adverse)/favorable)
Environmental
  Pollution         $(65)       $(226)        $(181)
Asbestos             (51)        (274)          (37)
Other                207          378           289
------------------------------------------------------
  Total             $ 91        $(122)        $  71
======================================================

Management believes its reserves for environmental pollution and asbestos claims are appropriately established based upon known facts and current case law. However, due to the inconsistencies of court coverage decisions, the number of waste sites subject to clean-up, the standards for clean-up and liability, and other factors, the ultimate exposure to CNA for these claims may vary materially From the amounts currently recorded, resulting in a potential increase in the claim reserves recorded. In addition, issues related to, among other things, specific policy provisions, multiple insurers and allocation of liability among insurers, consequences of conduct of the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult and subject to adjustment based upon newly available data. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional reserves that may be required. See Note E to the Consolidated Financial Statements for further discussion of environmental pollution and asbestos reserves.

Unfavorable 1996 environmental pollution and asbestos reserve development of $65 million and $51 million, respectively, results from CNA's on-going monitoring of current payment and settlement patterns, current pending cases and potential future claims.

Other 1996 and 1995 favorable reserve development, which aggregated to $207 million and $378 million, respectively, was principally due to favorable claim frequency (rate of claim occurrence) and severity (average cost per claim) experience in the workers' compensation line of business. These trends reflect the positive effects of changes in workers' compensation laws, more moderate increases in medical costs, and a generally strong economy in which individuals return to the workplace more quickly.

Other  favorable  reserve  development  during 1994  aggregated to $289 million, which was principally attributable to positive severity experience in professional liability lines and improvement in voluntary and involuntary workers' compensation experience.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                                Life Operations

Life Operations

LIFE GROUP
---------------------------------------------------------------------------------------------
Year Ended December 31                                          1996        1995         1994
---------------------------------------------------------------------------------------------
(In millions of dollars)
OPERATING SUMMARY (excluding realized
investment gains/losses):
Revenues:
   Individual Premium
     Accident and health                                   $     1.8    $   32.7     $   32.6
     Life and annuity                                          629.1       497.1        369.4
----------------------------------------------------------------------------------------------
         Total individual                                      630.9       529.8        402.0
----------------------------------------------------------------------------------------------
   Group Premium
     Accident and health                                     2,548.0     2,189.7      2,111.2
     Life and annuity                                          194.9       312.9        165.0
----------------------------------------------------------------------------------------------
         Total group                                         2,742.9     2,502.6      2,276.2
----------------------------------------------------------------------------------------------
            Total premiums                                   3,373.8     3,032.4      2,678.2
   Net investment income                                       400.0       369.2        310.6
   Other                                                       106.4        76.2         49.6
----------------------------------------------------------------------------------------------
            Total revenues                                   3,880.2     3,477.8      3,038.4
Total benefits and expenses                                  3,709.5     3,317.5      2,904.0
----------------------------------------------------------------------------------------------
            Operating income before income tax                 170.7       160.3        134.4
Income tax expense                                              60.8        56.5         47.4
----------------------------------------------------------------------------------------------
   Net operating income (excluding realized
     investment gains/losses)                              $   109.9    $  103.8     $   87.0
==============================================================================================

During 1996, CNA's individual and group operations experienced another year of strong growth, building on the momentum established last year. Profits rose due to increased investment income and continued favorable mortality experience as well as a change in interest rate spread assumptions on interest sensitive products.

CNA sells a variety of individual and group insurance products. The individual insurance products consist primarily of term, universal life, participating policies and individual annuity products. Products developed in 1996 included a portfolio of variable products and new universal life products which are expected to be marketed in 1997. Group insurance products include life, accident and health consisting primarily of major medical and hospitalization, and pension products, such as guaranteed investment contracts and annuities. CNA has undertaken a number of initiatives to enhance service, manage health care utilization demand and quality, and strengthen CNA's networks of physicians, hospitals and other providers. In the medical and hospitalization market, CNA underwrites the Federal Employees Health Benefits Program (FEHBP) which had revenues of $2.1 billion, $1.9 billion and $1.8 billion in 1996, 1995 and 1994, respectively.

                           CNA FINANCIAL CORPORATION
                           --------------------------

--------------------------------------------------------------------------------
                            Life Operations (cont.)

Life insurance revenues, excluding net realized investment gains, were up 11.6% to $3.9 billion for 1996 as compared to $3.5 billion for 1995 and up 27.7% from $3.0 billion for 1994.

Life premiums for 1996 were up 11.3% to $3.4 billion as compared to $3.0 billion for 1995 and up 26.0% from 1994 premiums of $2.7 billion.

Life and annuity premiums continue to increase as demand for CNA's Viaterm product remains strong, with premium increasing approximately $76 million over 1995's level, as well as an increase in annuity premiums of approximately $47 million. Individual policies in-force increased 22% in 1996 to 799,000 from 653,000 in 1995. Individual accident and health premiums declined due to CNA selling its individual disability income business in late 1995.

Group accident and health premium increases were primarily attributable to increases in CNA's FEHBP business of approximately $230 million and an increase in other group medical business of approximately $75 million. These increases were offset, in part, by reductions in group life and annuity business.

Life investment income increased by approximately 8.3% due to a larger asset base generated from the increased cashflows resulting from premium growth. The bond segment of the life investment portfolio yielded 6.5% in 1996 compared with 6.9% and 6.6% in 1995 and 1994, respectively.

CNA's life insurance net operating income excluding net realized investment gains was $109.9 million for 1996, compared to $103.8 million and $87.0 million for 1995 and 1994, respectively.









                           CNA FINANCIAL CORPORATION
                          ---------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                                  Investments




Investments
-----------

The following table summarizes CNA's general account investments shown at cost or amortized cost for each of the last five years.

DISTRIBUTION OF INVESTMENTS - GENERAL ACCOUNT
-------------------------------------------------------------------------------------------------
December 31                1996   %          1995   %      1994   %       1993   %      1992   %
-------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
   Fixed maturities
   (at amortized cost):
       Bonds:
         Taxable         $22,631   65     $25,832   75  $17,484   63   $11,933   48  $ 7,286   33
         Tax-exempt        4,860   14       3,453   10    3,717   13     4,725   19    9,502   42
       Redeemable
         preferred stocks     49   --         100   --      423    2       445    2      568    3
   Equity securities:
     Common stocks           478    1         734    2      729    3       433    2      305    1
     Non-redeemable
       preferred stocks      224    1           3   --        8   --        --   --        5   --
   Mortgage loans and
     real estate             123   --         122   --       47   --        62   --       89   --
   Policy loans              174   --         177    1      176    1       174    1      179    1
   Other invested assets     617    2         483    1      103   --        69   --       55   --
   Short-term investments  5,854   17       3,725   11    5,036   18     6,944   28    4,444   20
--------------------------------------------------------------------------------------------------
Investments              $35,010  100%    $34,629  100% $27,723  100%  $24,785  100% $22,433  100%
==================================================================================================
Investments at
   Carrying Value*       $35,412          $35,886       $26,943        $25,363       $22,478
==================================================================================================
*As reported in the Consolidated Balance Sheet

CNA's general account investment portfolio is managed to maximize after-tax investment return while minimizing credit risk with investments concentrated in high quality securities to support its insurance underwriting operations.

At December 31, 1996, total Separate Account business cash and investments amounted to $5.7 billion with taxable fixed maturities representing approximately 80.9% of the total. Approximately 81.6% of Separate Accounts investments are used to fund guaranteed investment contracts for which Continental Assurance Company guarantees principal and a specified return to the contractholders. The duration of fixed maturity securities included in the guaranteed investment contract portfolio are matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts.

CNA has the capacity to hold its fixed maturity portfolio to maturity. However, securities may be sold as part of CNA's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, tax and credit considerations, or other similar factors. Accordingly, the fixed maturity securities are classified as available-for-sale.

                           CNA FINANCIAL CORPORATION
                           ------------------------

--------------------------------------------------------------------------------
                              Investments (cont.)


The general account portfolio consists primarily of high quality (BBB or higher) marketable fixed maturities, 92.7% and 93.9% of which are rated as investment grade at December 31, 1996 and 1995, respectively.

The following table summarizes the ratings of CNA's general account fixed maturity debt portfolio at carrying value (market):

----------------------------------------------------------------------------------------------------------
December 31                                        1996       %       1995       %         1994         %

----------------------------------------------------------------------------------------------------------
(In millions of dollars)
U.S. government and affiliated securities     $11,625.5   42.0%  $18,904.7   62.3%   $12,697.8      63.8%
Other AAA rated                                 9,184.2   33.2     4,625.2   15.3      3,666.3      18.4
AA and A rated                                  3,657.3   13.3     3,511.5   11.6      2,153.6      10.8
BBB rated                                       1,167.4    4.2     1,424.5    4.7        475.1       2.4
Below investment grade                          2,020.3    7.3     1,862.1    6.1        919.6       4.6
---------------------------------------------------------------------------------------------------------
   Total                                      $27,654.7    100%  $30,328.0    100%   $19,912.4       100%
=========================================================================================================

The following table summarizes the ratings of CNA's guaranteed investment contract separate account fixed maturity debt portfolio at carrying value (market):

--------------------------------------------------------------------------------------------------------
December 31                                       1996       %       1995        %      1994          %
--------------------------------------------------------------------------------------------------------
(In millions of dollars)
U.S. government and affiliated securities     $   192.4    5.0%  $ 1,743.4   36.4%  $ 1,302.6     28.4%
Other AAA rated                                 2,244.9   58.1       827.6   17.3       933.4     20.4
AA and A rated                                    661.5   17.1       913.6   19.1       806.9     17.6
BBB rated                                         292.2    7.6       361.1    7.5       436.3      9.5
Below investment grade                            471.6   12.2       944.0   19.7     1,102.1     24.1
--------------------------------------------------------------------------------------------------------
  Total                                       $ 3,862.6    100%  $ 4,789.7    100%  $ 4,581.3      100%

========================================================================================================

The ratings in the two tables above are primarily from independent rating agencies. In 1996, 1995 and 1994, respectively, 89%, 93% and 95% of the general account portfolio and 85%, 95% and 94% of the guaranteed investment portfolio were rated by Standard and Poor's. In addition, CNA's investment in mortgage loans and real estate as a percentage of total assets, is substantially below the industry average.

High yield securities are bonds rated as below investment grade by bond rating agencies, plus private placements and other unrated securities which, in the opinion of management, are below investment grade (below BBB). High yield


                           CNA FINANCIAL CORPORATION
                           --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                              Investments (cont.)


securities generally involve a greater degree of risk than that of investment grade securities. Expected returns should, however, compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. As of December 31, 1996, CNA's concentration in high yield bonds including Separate Account business was approximately 4.2% of total assets, compared with approximately 4.7% of total assets as of December 31, 1995.

Included in CNA's fixed maturity securities at December 31, 1996 (general and guaranteed investment portfolios) are $8.6 billion of asset-backed securities, consisting of approximately 46.5% in U.S. government agency issued pass-through certificates, 37.1% in collateralized mortgage obligations (CMOs), and 16.4% in corporate asset-backed obligations. The majority of CMOs held are U.S. government agency issues, which are actively traded in liquid markets and are priced by broker-dealers.

CNA limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. CNA avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1996, the amortized cost of asset-backed securities was in excess of the fair value by approximately $5 million compared with unrealized gains of approximately $200 million at December 31, 1995.

At December 31, 1996 and 1995, short-term investments primarily consisted of
U. S. Treasury bills and commercial paper. The components of the short-term investment portfolio were as follows:

SHORT-TERM INVESTMENTS
-------------------------------------------------

December 31                       1996      1995
-------------------------------------------------
(In millions of dollars)
Security repurchase
   collateral                 $  100.5  $  776.0
Escrow*                        1,062.2   1,044.6
Commercial paper               3,207.3   1,613.1
Money markets                    746.4     114.2
Other                            737.3     176.6
-------------------------------------------------
     Total short-term
        investments           $5,853.7  $3,724.5
=================================================
*See Note A to the Consolidated Financial Statements.

CNA invests from time to time in certain derivative financial instruments to increase investment returns and to reduce the impact of changes in interest rates on certain corporate borrowings. CNA considers its derivative securities as held for trading purposes, except for interest rate swaps associated with corporate borrowings, and as such, such derivative securities are recorded at fair value at the reporting date with changes in market value reflected in income. The interest rate swaps on corporate borrowings are accounted for as an adjustment to interest expense. See Note C of the Consolidated Financial Statements for further information.

CNA's general account investments in bonds and redeemable preferred stocks were carried at their fair value of $27.7 billion at December 1996, compared with $30.4 billion at December 31, 1995. At December 31, 1996 and 1995, net unrealized gains on fixed maturity securities amounted to approximately $181 million and $1,059 million, respectively. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1996, were $444 million and $263 million, respectively, compared to $1,136 million and $77 million, respectively, at December 31, 1995.

                           CNA FINANCIAL CORPORATION
                           --------------------------

--------------------------------------------------------------------------------
                              Investments (cont.)


Net unrealized gains on general account bonds at December 31, 1996 and 1995 include net unrealized gains on high yield securities of $41 million and $67 million, respectively. Carrying values of high yield securities in the general account were $2.0 billion and $1.9 billion at December 31, 1996 and 1995, respectively.

At December 31, 1996, all fixed maturity securities in the guaranteed investment contract portfolio were carried at fair value and amounted to $3.9 billion. At December 31, 1996, net unrealized losses on fixed maturity securities amounted to approximately $1 million. This compares to $63 million in net unrealized gains at December 31, 1995. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1996, were $55 million and $56 million, respectively, compared to $122 million and $59 million, respectively, at December 31, 1995.


At December 31, 1996, high yield securities in the guaranteed investment contract portfolio were carried at fair value and amounted to $472 million, compared with $944 million at December 31, 1995. Net unrealized losses on high yield securities held in such Separate Accounts were $6 million and $14 million at December 31, 1996 and 1995, respectively.



                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                         Liquidity and Capital Resources


Liquidity and Capital Resources:
--------------------------------

The liquidity requirements of CNA, excluding the acquisition of Continental described below, have been met primarily by funds generated from operations. The principal operating cash flow sources of CNA's property/casualty and life insurance subsidiaries are premiums, investment income, and sales and maturities of investments. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

Net cash flows from operations are primarily invested in marketable securities. Investment strategies employed by CNA's insurance subsidiaries consider the cash flow requirements of the insurance products sold and the tax attributes of the various types of marketable investments.

For the year ended December 31, 1996, CNA's operating activities generated net positive cash flows of approximately $620 million, compared with $875 million in 1995 and $982 million in 1994. CNA believes that future liquidity needs will be met primarily by cash generated from operations.

As a result of the settlement of the Fibreboard litigation, CNA anticipates that 1997 operating cash flows will be substantially lower, due to anticipated claim payments. The Fibreboard claim payments for 1997 will include approximately $500 million in payments made in late December 1996, which are reflected in the balance sheet as other liabilities (see Note F of the Consolidated Financial Statements).

To finance the acquisition of Continental (including the refinancing of $205 million of Continental debt) CNA entered into a five-year $1.325 billion revolving credit facility. The interest rate for the facility is based on the one, two, three, or six month London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there is a facility fee of 9 basis points annually. The average interest rate on the borrowings under the revolver was 5.72% and 6.12% at December 31, 1996 and 1995, respectively. Under the terms of the facility, CNA may prepay the debt without penalty, giving CNA flexibility to arrange longer-term financing on more favorable terms.

On November 15, 1996, CNA issued $250 million, 6.75% Senior Notes, due November 15, 2006. The net proceeds from this issuance of approximately $248 million were used to pay down a portion of the borrowings under the revolving credit facility.

As a result of this additional debt issuance, the borrowing capacity under the revolving credit facility was reduced by $250 million to $1.075 billion.

In 1995, CNA entered into five year interest rate swap agreements with several banks. These agreements convert variable rate debt into fixed rate debt resulting in fixed rates on notional amounts of $1.2 billion as of December 31, 1995. In conjunction with the pay down of $250 million of the revolving credit facility, the Company terminated swaps with a like notional amount. The weighted-average fixed swap rate was 6.20% and 6.29% at December 31, 1996 and 1995, respectively.

The effect of these interest rate swaps was to increase interest expense by approximately $7 million and $2 million for the years ended December 31, 1996 and 1995, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                    Liquidity and Capital Resources (cont.)




During 1995, to take advantage of favorable interest rates, CNA established a commercial paper program, borrowing from investors and replacing a like amount of bank financing. As of December 31, 1996 and 1995, the commercial paper program borrowing totaled $675 million and $500 million, respectively. The weighted-average interest rate on commercial paper was 5.67% and 6.05% at December 31, 1996 and 1995, respectively. The commercial paper borrowings are classified as long-term, as borrowing capacity under the committed bank facility will support the commercial paper program (at an undrawn cost of 9 basis points). The weighted-average interest rate (interest and facility fees) on the revolving credit facility, commercial paper and the effect of the interest rate swaps, was 6.28% and 6.50% at December 31, 1996 and 1995, respectively.

As of December 31, 1996, the outstanding loans under the revolving credit facility were $400 million. There was no unused borrowing capacity under the facility after the effects of the commercial paper program as described above.

The table below reflects ratings issued by A.M. Best, Standard and Poor's, Moody's and Duff & Phelps for CNA's Continental Casualty Company (CCC) Intercompany Pool, Continental Insurance Company (CIC) Intercompany Pool and Continental Assurance Company (CAC) Intercompany Pool. Also rated were the senior debt of both CNA and The Continental Corporation (Continental) and CNA's preferred stock.

|-------------------|==================================||---------------------------------------------|
|                   |        INSURANCE RATINGS         ||     DEBT AND STOCK RATINGS                  |
|                   |==================================||---------------------------------------------|
|                   |          Financial Strength      ||                                |            |
|                   |            |            |        ||         |   CNA    |           |Continental |
|                   |   CCC      |     CAC    |   CIC  || Senior  |Commercial| Preferred |  Senior    |
|                   |            |            |        ||  Debt   |  Paper   |   Stock   |   Debt     |
|                   |------------|------------|--------||---------|----------|-----------|------------|
| A.M. Best         |   A        |     A      |    A-  ||    -    |    -     |     -     |     -      |
| Moody's           |   A1       |     A1*    |    A2  ||   A3    |    P2    |     a3    |    Baa1    |
|                   |------------|------------|--------||         |          |           |            |
|                   |      Claims Paying Ability       ||         |          |           |            |
|                   |==================================||         |          |           |            |
| Standard & Poor's |   A+       |     AA     |    A-  ||   A-    |    A2    |     A-    |    BBB-    |
| Duff & Phelps     |   AA-      |     AA     |    -   ||   A-    |    -     |     A-    |     -      |
|-------------------|==================================||---------|----------|-----------|------------|
*Applies to Continental Assurance Company only.



                           CNA FINANCIAL CORPORATION
                            -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
                              Accounting Standards


Accounting Standards
--------------------

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for 1996 financial statements. This Statement did not have a significant impact on CNA.

Accounting for Stock-Based Compensation

In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation. " This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The requirements of this Statement is effective for 1996 financial statements. This Statement had no impact on CNA as the Company has no compensation which qualifies.


Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement has been amended and is now effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 or 1997, depending on the type of transaction. This Statement will not have a significant impact on CNA.

Accounting Disclosure Rules and Practices

In January 1997, the Securities and Exchange Commission approved amendments to Regulation S-X, Regulation S-K, Regulation S-B, and various forms to clarify and expand existing disclosure requirements with respect to derivative financial instruments and derivative commodity instruments. The new rules would require enhanced descriptions in the footnotes to the financial statements of accounting policies for derivative financial instruments and derivative commodity instruments. They would also require disclosure outside the financial statements of qualitative and quantitative information about market risk related to derivative financial instruments, other financial instruments, and derivative commodity instruments. The requirement of these amendments are effective for 1997 financial statements. These amendments will not have a significant impact on CNA.

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                           Forward-Looking Statements




Forward-Looking Statements

When included in this report, the words "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, competition, changes in financial markets (credit, currency, commodities and stocks), changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings, and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this Report. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.




                           CNA FINANCIAL CORPORATION
                           -------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET


ASSETS
--------------------------------------------------------------------------------------------------
December 31                                                            1996                 1995
--------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments-Note B:
   Fixed maturities available for sale
      (cost: $27,539.6 and $29,385.4)                             $27,720.6            $30,444.7
   Equity securities available for sale
     (cost: $701.9 and $736.3)                                        859.1                917.7
   Mortgage loans and real estate (less accumulated
     depreciation: $4.1 and $3.6)                                     123.4                122.4
   Policy loans                                                       174.4                177.2
   Other invested assets                                              681.2                499.9
   Short-term investments-Note A                                    5,853.7              3,724.5
--------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS                                              35,412.4             35,886.4
--------------------------------------------------------------------------------------------------
Cash                                                                  257.1                221.6
Insurance receivables:
   Reinsurance receivables                                          6,965.0              7,169.1
   Other insurance receivables                                      5,942.5              5,833.9
   Less allowance for doubtful accounts                              (277.2)              (288.7)
Deferred acquisition costs                                          1,854.2              1,493.3
Accrued investment income                                             507.4                545.4
Receivables for securities sold                                       264.4                185.2
Federal income taxes recoverable (includes $151.4
  and $153.0 due from Loews)-Note D                                   133.8                132.7
Deferred income taxes-Note D                                        1,347.0              1,254.9
Property and equipment at cost
   (less accumulated depreciation $436.3 and $313.7)                  645.4                584.7
Prepaid reinsurance premiums                                          295.2                495.4
Intangibles-Note L                                                    417.7                456.3
Other assets                                                          848.9                522.1
Separate Account business                                           6,120.9              5,868.1
--------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                             $60,734.7            $60,360.4
==================================================================================================
See accompanying Notes to Consolidated Financial Statements.


                            CNA FINANCIAL CORPORATION
                            -------------------------

--------------------------------------------------------------------------------
                       CONSOLIDATED BALANCE SHEET (cont.)



LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
December 31                                                            1996                 1995

Liabilities:
   Insurance reserves:
      Claim and claim expense-Note E                              $30,829.5            $32,032.4
      Unearned premiums                                             4,658.7              4,549.4
      Future policy benefits                                        4,181.3              3,515.9
      Policyholders' funds                                            745.6                705.0
      Securities sold under repurchase agreements                     100.5                774.1
      Payables for securities purchased                               405.2                163.3
      Participating policyholders' equity                             118.5                140.1
      Short-term debt-Note H                                            0.0                257.6
      Long-term debt-Note H                                         2,764.9              2,767.9
      Other liabilities                                             3,749.8              2,851.1
      Separate Account business                                     6,120.9              5,868.1
--------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                           53,674.9             53,624.9
--------------------------------------------------------------------------------------------------
Commitments and contingent  liabilities-Notes  E, F and G

Stockholders'equity-Note K:
   Common stock ($2.50 par value;
     Authorized - 200,000,000 shares;
     Issued - 61,841,969 shares)                                      154.6                154.6
   Money market cumulative preferred stock                            150.0                150.0
   Additional paid-in capital                                         434.7                434.7
   Retained earnings                                                6,024.3              5,065.6
   Net unrealized investment gains-Note B                             298.7                933.1
   Treasury stock, at cost                                             (2.5)                (2.5)
--------------------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY                                    7,059.8              6,735.5
--------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $60,734.7            $60,360.4
==================================================================================================
See accompanying Notes to Consolidated Financial Statements.



                            CNA FINANCIAL CORPORATION
                            -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                      STATEMENT OF CONSOLIDATED OPERATIONS





--------------------------------------------------------------------------------------------------
Year Ended December  31                                     1996            1995             1994
--------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
Revenues:
  Premiums-Note G                                      $13,479.0       $11,735.1        $ 9,474.4
  Net investment income-Note B                           2,276.0         2,076.6          1,551.2
  Realized investment gains (losses)-Note B                618.6           463.8           (246.2)
  Other                                                    614.2           424.2            220.1
--------------------------------------------------------------------------------------------------
                                                        16,987.8        14,699.7         10,999.5
--------------------------------------------------------------------------------------------------
Benefits and expenses:
  Insurance claims and
    policyholders' benefits-Note G                      11,370.6         9,951.7          8,450.3
  Amortization of deferred acquisition costs             2,192.1         1,843.5          1,377.5
  Other operating expenses                               1,879.7         1,679.8          1,235.2
  Interest expense                                         200.4           182.3             70.5
--------------------------------------------------------------------------------------------------
                                                        15,642.8        13,657.3         11,133.5
--------------------------------------------------------------------------------------------------
      Income (loss) before income tax                    1,345.0         1,042.4           (134.0)
Income tax (expense) benefit -Note D                      (380.2)         (285.4)           170.5
--------------------------------------------------------------------------------------------------
    NET INCOME                                         $   964.8       $   757.0        $    36.5
--------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                     $   15.51       $   12.14        $    0.51
==================================================================================================
WEIGHTED AVERAGE OUTSTANDING SHARES
   OF COMMON STOCK                                          61.8            61.8             61.8
==================================================================================================
See accompanying Notes to Consolidated Financial Statements.




                            CNA FINANCIAL CORPORATION
                            -------------------------

--------------------------------------------------------------------------------
                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY



------------------------------------------------------------------------------------------------------------
                                                                                           Net
                                                                                        Unrealized
                                                            Additional                  Investment
                            Common      Preferred  Treasury  Paid-In      Retained        Gains
                             Stock        Stock      Stock   Captital     Earnings       (Losses)  Total
------------------------------------------------------------------------------------------------------------
In millions of dollars)
Balance,
December 31, 1993            $154.6      $150.0    $(2.5)     $434.7       $4,284.3   $  360.0    $5,381.1
  Net Income                      -           -        -           -           36.5          -        36.5
  Change in net unrealized
    gains/(losses) - Note B.      -           -        -           -              -     (866.4)     (866.4)
  Preferred dividends             -           -        -           -           (5.3)         -        (5.3)
-----------------------------------------------------------------------------------------------------------
BALANCE
DECEMBER 31, 1994            $154.6      $150.0    $(2.5)     $434.7       $4,315.5   $ (506.4)   $4,545.9
===========================================================================================================
Balance,
December 31, 1994            $154.6      $150.0    $(2.5)     $434.7       $4,315.5   $ (506.4)   $4,545.9
  Net income                      -           -        -           -          757.0          -       757.0
  Change in net unrealized
     gains/(losses) - Note B      -           -        -           -              -    1,439.5     1,439.5
  Preferred dividends             -           -        -           -           (6.9)         -        (6.9)
-----------------------------------------------------------------------------------------------------------
BALANCE,
DECEMBER 31, 1995            $154.6      $150.0    $(2.5)     $434.7       $5,065.6   $  933.1    $6,735.5
============================================================================================================
Balance,
December 31, 1995            $154.6      $150.0    $(2.5)     $434.7       $5,065.6   $  933.1    $6,735.5
  Net income                      -           -        -           -          964.8          -       964.8
  Change in net unrealized
    gains/(losses) - Note B       -           -        -           -              -     (634.4)     (634.4)
  Preferred dividends             -           -        -           -           (6.1)         -        (6.1)
-----------------------------------------------------------------------------------------------------------
BALANCE,
DECEMBER 31, 1996            $154.6      $150.0    $(2.5)     $434.7       $6,024.3   $  298.7    $7,059.8
===========================================================================================================
See accompanying Notes to Consolidated Financial Statements.


                            CNA FINANCIAL CORPORATION
                            -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                      STATEMENT OF CONSOLIDATED CASH FLOWS



------------------------------------------------------------------------------------------------
Year Ended December 31                                           1996          1995         1994
------------------------------------------------------------------------------------------------
(In millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------

Net income                                                    $ 964.8       $ 757.0      $  36.5
                                                              ----------------------------------
Adjustments to reconcile net income to
 net cash flows from operating activities:
  Net realized investment (gains)/losses, pre-tax              (618.6)       (463.8)       246.2
  Participating policyholders' interest                          (4.8)         (3.6)       (12.0)
  Amortization of intangibles                                    25.1          18.9          3.1
  Amortization of bond discount                                (177.6)       (142.7)       (95.5)
  Depreciation                                                  138.2         101.0         66.1
  Changes in:
    Insurance receivables, net                                   83.8        (802.5)      (430.2)
    Deferred acquisition costs                                 (360.9)       (160.8)       (41.0)
    Accrued investment income                                    38.0         (30.4)      (161.2)
    Federal income taxes                                         (1.0)        (39.3)       (14.9)
    Deferred income taxes                                       352.6         221.0        (96.3)
    Prepaid reinsurance premiums                                200.2         129.8         (7.8)
    Insurance reserves                                         (358.0)        427.0      1,468.9
    Reinsurance payables                                       (228.5)        285.9        (25.0)
    Other, net                                                  566.9         577.5         45.3
------------------------------------------------------------------------------------------------
      Total adjustments                                        (344.6)        118.0        945.7
------------------------------------------------------------------------------------------------
      NET CASH FLOWS FROM
        OPERATING ACTIVITIES                                  $ 620.2       $ 875.0      $ 982.2
------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.



                            CNA FINANCIAL CORPORATION
                            ------------------------

--------------------------------------------------------------------------------
                     Statement of Consolidated Cash Flows (Cont.)




------------------------------------------------------------------------------------------------
Year Ended December 31                                           1996          1995         1994
------------------------------------------------------------------------------------------------
(In millions of dollars)

CASH FLOWS FROM INVESTING ACTIVITIES:
--------------------------------------

Purchases of fixed maturities                              $(34,312.2)   $(29,255.3)  $(34,149.4)
Proceeds from fixed maturities:
   Sales                                                     34,864.3      24,065.1     25,287.0
   Maturities, calls and redemptions                          1,796.3       2,855.2      4,506.3
Purchases of equity securities                                 (971.6)     (1,094.1)      (892.8)
Proceeds from sale of equity securities                       1,077.4       1,317.2        649.9
Change in short-term investments                             (2,028.9)      2,941.5      1,895.8
Purchases of property and equipment                            (205.3)       (126.2)      (109.5)
Change in securities sold under repurchase agreements          (673.6)     (1,704.5)     1,865.3
Change in other investments                                     146.1         157.9        (21.7)
Purchase of The Continental Corporation                             -      (1,125.5)           -
Cash acquired in connection with the Continental merger             -         165.1            -
Other acquisitions                                                  -         (72.0)           -
Other, net                                                       19.7         (38.5)         1.8
------------------------------------------------------------------------------------------------
         NET CASH FLOWS FROM INVESTING ACTIVITIES              (287.8)     (1,914.1)      (967.3)
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------

Dividends paid to preferred shareholders                         (6.3)         (6.9)        (4.9)
Receipts from investment contracts credited
  to policyholder account balances                               11.0          22.6         32.8
Return of policyholder account
  balances on investment contracts                              (40.6)        (34.3)       (22.4)
Change in short-term debt                                      (257.7)          3.0            -
Principal payments on long-term debt                           (253.7)         (3.3)        (2.9)
Retirement of notes payable                                         -        (205.0)           -
Proceeds from issuance of long-term debt                        250.4       1,337.0          0.5
-------------------------------------------------------------------------------------------------
        NET CASH FLOWS FROM FINANCING ACTIVITIES               (296.9)      1,113.1          3.1
-------------------------------------------------------------------------------------------------
        NET CASH FLOWS                                           35.5          74.0         18.0
Cash at beginning of period                                     221.6         147.6        129.6
-------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                      $    257.1    $    221.6   $    147.6
=================================================================================================
See accompanying Notes to Consolidated Financial Statements.

                            CNA FINANCIAL CORPORATION
                            -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                  Statement of Consolidated Cash Flows (cont.)



--------------------------------------------------------------------------------------------------
Year Ended December 31                                           1996          1995          1994
--------------------------------------------------------------------------------------------------
(In millions of dollars)
Supplemental disclosure of cash flow information:

   Cash (paid) received:
      Interest expense                                        $(210.8)      $(169.5)       $(71.4)
      Federal income taxes                                       15.5        (102.5)         70.0
==================================================================================================

Supplemental disclosure of cash flow information relating to acquisitions:

Noncash  investing  activities  that are not  reflected in the Statement of Cash
Flows are listed below*.

-------------------------------------------------------------------------------------------------
                                                      The Continental
Year Ended  December 31, 1995                           Corporation         Other
-------------------------------------------------------------------------------------------------
(In millions of dollars)

Fair value of assets acquired, excluding cash acquired     $ 15,094         $  231
Liabilities assumed                                         (14,133)          (159)
-------------------------------------------------------------------------------------------------

       Cash paid, net of cash acquired                     $    961         $   72
=================================================================================================
See accompanying Notes to Consolidated Financial Statements.
* There were no significant acquisitions by CNA Financial Corporation during the years ended December 31, 1996 and December 31, 1994.







                            CNA FINANCIAL CORPORATION
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                   Note A - Significant Accounting Policies:


Note A - Significant Accounting Policies:
-----------------------------------------

BASIS OF PRESENTATION
--------------------------------------------------------------------------------

The Consolidated Financial Statements include CNA Financial Corporation (CNA or the Company) and its subsidiaries which consist of property/casualty insurance companies (principally Continental Casualty Company and The Continental Insurance Company) and life insurance companies (principally Continental Assurance Company and Valley Forge Life Insurance Company). Loews Corporation (Loews) owns approximately 84% of the outstanding common stock of CNA.

CNA acquired The Continental Corporation (Continental) through a cash merger for approximately $1.1 billion on May 10, 1995, and as a result, the financial statements include the results of Continental subsequent to that date.

CNA is a multiple-line insurer underwriting property and casualty coverages; life, accident and health insurance; and pension and annuity business. CNA serves a wide spectrum of insureds, including individuals; small, medium and large businesses; associations; professionals and groups.

The accompanying Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1996. All significant intercompany amounts have been eliminated.

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



INSURANCE
--------------------------------------------------------------------------------

Premium revenue
Insurance  premiums on  property/casualty  and health  insurance  contracts  are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively-rated policies and deductions for ceded insurance. Revenues on universal lifetype contracts are comprised of contract charges and fees which are recognized over the coverage period. Other life insurance premiums are recognized as revenue when due after deductions for ceded insurance.

Claim and claim expense reserves
Claim and claim expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are based on undiscounted (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations,


                           CNA FINANCIAL CORPORATION
                            ------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

(b)estimates of unreported losses based upon past experience, (c) estimates of losses on assumed insurance, and (d) estimates of future expenses to be incurred in settlement of claims. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience.

Claim and claim expense reserves are based on estimates and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments that are made to the reserves are reflected in operating income in the period the need for such adjustments become apparent. Further discussion of claim and claim expense reserves may be found in Note E.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide periodic payments to claimants, which are fixed and determinable as to the amount and time of payment. Certain structured settlements are funded by annuities purchased from Continental Assurance Company for which the related annuity obligations are recorded in future policy benefits reserves. Obligations for structured settlements not funded by annuities are carried at the present value of future benefits. At December 31, 1996 and 1995, such reserves, discounted at interest rates ranging from 6.25% to 7.5%, totaled $924 million and $897 million, respectively, (reflecting a discount of $1,556 million and $1,555 million, respectively).

Workers' compensation lifetime claims and accident and health disability claim reserves are discounted at interest rates ranging from 3.5% to 6.0% with mortality and morbidity assumptions reflecting the Company's and current industry experience. At December 31, 1996 and 1995, such discounted reserves totaled $2,165 million and $2,240 million, respectively (reflecting a discount of $903 million and $894 million, respectively).

Future policy benefits reserves
Reserves for traditional life insurance products are computed based upon the net level premium method using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 11% and mortality, morbidity and withdrawal assumptions reflect CNA and industry experience prevailing at the time of issue. Renewal expense estimates include the estimated effects of inflation and expenses beyond the premium paying period.

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


                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

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

Valuation of investments
CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in investment income.

CNA considers its derivative securities as held for trading purposes, except for interest rate swaps associated with corporate borrowings, and as such, trading derivatives are recorded at fair value at the reporting date. Interest rate swaps associated with corporate borrowings are accounted for as an adjustment to interest expense.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost which approximates market value.

Investment gains and losses
All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the amortized cost of the specific securities sold. Investments are written down to estimated fair values and losses are charged to income when a decline in value is considered to be other than temporary.

Unrealized investment gains and losses on fixed maturity and equity securities are reflected as part of stockholders' equity, net of applicable deferred income taxes and participating policyholders' interest. Unrealized investment gains and losses on derivative securities, except for the interest rate swaps associated with corporate borrowings, are reflected as part of realized investment gains and losses. Unrealized gains or losses related to changes in the value of the interest rate swaps associated with corporate borrowings are not recognized.

                           CNA FINANCIAL CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)


Securities sold under repurchase agreements
CNA has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the fair value of the securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper). CNA continues to receive the interest on loaned debt securities, as beneficial owner, and accordingly, loaned debt securities are included within fixed maturity securities. The liabilities for securities sold subject to repurchase agreements are recorded at their contractual repurchase amounts.

Restricted investments
On December 30, 1993, CNA deposited $986.8 million in an escrow account, pursuant to the Fibreboard Global Settlement Agreement, as discussed in Note F. The funds are included in short-term investments and are invested in U.S. Treasury securities. The escrow account amounted to $1,071.2 million and $1,044.6 million at December 31, 1996 and 1995, respectively.

Participating business
Participating business represented 0.5%, 0.6%, and 0.9% of gross life insurance in force and 0.7%, 0.8%, and 1.0% of life insurance premium income for 1996, 1995, and 1994, respectively. Participating policyholders' equity is determined by allocating 90% of the net income or loss and unrealized investment gains or losses related to such business as allowed by applicable laws, less dividends determined by the Board of Directors. In the accompanying Statement of Consolidated Operations, revenues and benefits and expenses include amounts related to participating policies; the net income or loss allocated to participating policyholders' equity is a component of insurance claims and policyholders' benefits.

Separate Account business
Continental Assurance Company issues certain investment and annuity contracts. The supporting assets and liabilities of these contracts are legally segregated and reflected in the accompanying Consolidated Balance Sheet as assets and liabilities of Separate Account business. Continental Assurance Company guarantees principal and a specified return to the contractholders on approximately 82% of the Separate Account business. Substantially all assets of the Separate Account business are carried at fair value.

                           CNA FINANCIAL CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)



INCOME TAXES
--------------------------------------------------------------------------------
The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return bases of assets and liabilities under the liability method. Such temporary differences primarily relate to insurance reserves (principally claim reserve discounting), unearned premium reserves, net unrealized investment gains/losses and deferred acquisition costs. Deferred taxes also arise from net operating loss carryforwards.

PROPERTY AND EQUIPMENT
--------------------------------------------------------------------------------
Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and determined principally on accelerated methods. The cost of maintenance and repairs is charged to income as incurred; major improvements are capitalized.

MANAGEMENT SERVICES
--------------------------------------------------------------------------------
CNA reimburses Loews for management services, travel and similar expenses, and expenses of investment facilities and services provided to CNA. Such expenses amounted to approximately $14.8 million, $10.7 million and $8.3 million in 1996, 1995 and 1994, respectively.

EARNINGS PER SHARE
--------------------------------------------------------------------------------
Earnings per share applicable to common stock are based on weighted average outstanding shares of common stock of 61,798,000 in 1996, 1995 and 1994, respectively.



                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                              Note B - Investments




Note B--Investments:
--------------------

NET INVESTMENT INCOME
--------------------------------------------------------------------------------------------------
Year Ended December 31                                              1996         1995         1994
---------------------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities:
   Bonds:
     Taxable                                                    $1,716.4     $1,512.1     $1,009.8
     Tax-exempt                                                    272.5        262.8        333.7
   Redeemable preferred stocks                                       2.0          3.9         13.5
Equity securities                                                   24.6         47.3         17.6
Mortgage loans                                                       9.6         12.6          4.3
Real estate                                                          1.1          0.9          0.9
Policy loans                                                        12.5         12.6         10.2
Short-term investments                                             231.3        214.7        130.5
Security repurchase transactions-income                             77.0        166.8        149.7
Other                                                               45.1         46.2         22.2
---------------------------------------------------------------------------------------------------
                                                                 2,392.1      2,279.9      1,692.4
Investment expense                                                 (43.2)       (46.1)       (23.7)
Security repurchase transactions expenses and fees                 (72.9)      (157.2)      (117.5)
---------------------------------------------------------------------------------------------------
         Net investment income                                  $2,276.0     $2,076.6     $1,551.2
===================================================================================================


                           CNA FINANCIAL CORPORATION
                          ---------------------------

--------------------------------------------------------------------------------
                          NOTE B - Investments (cont.)


ANALYSIS OF INVESTMENT GAINS (LOSSES)
------------------------------------------------------------------------------------------------
Year Ended December 31                                          1996         1995          1994

------------------------------------------------------------------------------------------------
(In millions of dollars)
Realized investment gains (losses):

   Fixed maturities                                          $ 292.8     $  221.8     $  (296.9)
   Equity securities                                           216.3        140.6          44.5
   Derivative securities                                        18.1         18.7           6.3
   Other, including Separate Account business                   91.4         82.7          (0.1)
                                                             -----------------------------------
                                                               618.6        463.8        (246.2)
Allocated to participating policyholders                       (14.3)        (7.8)         10.9
Income tax (expense) benefit                                  (217.2)      (161.6)         84.8
------------------------------------------------------------------------------------------------
     Net realized investment gains (losses)                    387.1        294.4        (150.5)
------------------------------------------------------------------------------------------------
Change in net unrealized investment gains (losses):
   Fixed maturities                                           (874.8)     1,854.7      (1,299.8)
   Equity securities                                           (26.2)       162.9         (57.0)
   Other, including Separate Account business                  (44.9)       323.2         (45.5)
                                                             -----------------------------------
                                                              (945.9)     2,340.8      (1,402.3)
Allocated to participating policyholders                        18.0        (44.2)         32.5
Income tax benefit (expense)                                   293.5       (857.1)        503.4
------------------------------------------------------------------------------------------------
   Change in net unrealized investment (losses) gains         (634.4)     1,439.5        (866.4)
------------------------------------------------------------------------------------------------
         Net realized and unrealized
           investment gains (losses)                         $(247.3)    $1,733.9     $(1,016.9)
=================================================================================================

SUMMARY OF GROSS REALIZED INVESTMENT GAINS (LOSSES)
FOR FIXED MATURITIES AND EQUITY SECURITIES
----------------------------------------------------------------------------------------------------------
Year Ended December 31          1996                        1995                        1994
                         ----------------------  ------------------------------  -------------------------
                           Fixed         Equity        Fixed         Equity        Fixed         Equity
                         Maturities    Securities    Maturities    Securities    Maturities    Securities
----------------------------------------------------------------------------------------------------------
(In millions of dollars)
Proceeds from sales      $34,864.3    $1,077.4       $24,065.1    $1,317.2       $ 25,287.0     $649.9

==========================================================================================================

Gross realized gains     $   412.2    $  241.2       $   412.3    $  198.9        $   178.5     $ 65.8
Gross realized losses       (119.4)      (24.9)         (190.5)      (58.3)          (475.4)     (21.3)
----------------------------------------------------------------------------------------------------------
   Net realized gains
    (losses) on sales    $   292.8    $  216.3       $   221.8    $  140.6        $  (296.9)    $ 44.5
==========================================================================================================




                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                          Note B - Investments (cont.)



ANALYSIS OF NET UNREALIZED INVESTMENT GAINS (LOSSES)
INCLUDED IN STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------
                                         1996                                    1995
                            ---------------------------------    ----------------------------------
 December 31                   Gains     Losses      Net              Gains       Losses       Net
---------------------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities             $443.8     $(262.8)  $181.0            $1,136.4    $ (77.1)  $1,059.3
Equity securities             254.3       (97.1)   157.2               197.5      (16.1)     181.4
Other, including Separate
  Account business            171.0       (69.5)   101.5               304.1      (70.9)     233.2
                            -----------------------------------------------------------------------
                             $869.1     $(429.4)   439.7            $1,638.0    $(164.1)  $1,473.9
                            =======      =======                    ========     =======
Allocated to participating
policyholders                                       --                                       (18.1)
Deferred income tax
expense                                           (141.0)                                   (522.7)
---------------------------------------------------------------------------------------------------
     Net unrealized
     investment gains                             $298.7                                  $  933.1
===================================================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------------------
                                                        Gross         Gross
                                        Amortized     Unrealized     Unrealized   Market
December 31, 1996                         Cost          Gains         Losses       Value
-------------------------------------------------------------------------------------------
(In millions of dollars)
United States Treasury securities and
  obligations of government agencies    $ 9,854.8      $ 72.4         $ 91.9      $ 9,835.3
Asset-backed securities                   6,297.9        53.3           58.9        6,292.3
States, municipalities and political
   subdivisions - tax-exempt              4,859.6       120.9           29.3        4,951.2
Corporate securities                      4,730.1       121.0           63.2        4,787.9
Other debt securities                     1,748.0        59.5           19.2        1,788.3
Redeemable preferred stocks                  49.2        16.7             .3           65.6
--------------------------------------------------------------------------------------------
       Total fixed maturities            27,539.6       443.8          262.8       27,720.6
Equity securities                           701.9       254.3           97.1          859.1
--------------------------------------------------------------------------------------------
         Total                          $28,241.5      $698.1         $359.9      $28,579.7
============================================================================================

                           CNA FINANCIAL CORPORATION
                           --------------------------

--------------------------------------------------------------------------------
                          Note B - Investments Cont.)

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------------------------
                                                            Gross           Gross
                                            Amortized     Unrealized     Unrealized      Market
December 31, 1995                              Cost          Gains         Losses        Value
--------------------------------------------------------------------------------------------------
(In millions of dollars)
United States Treasury securities and
   obligations of government agencies       $13,064.0     $  479.5        $ 1.3         $13,542.2
Asset-backed securities                       5,939.7        160.3         13.8           6,086.2
States, municipalities and political
   subdivisions - tax-exempt                  3,452.8        163.7         13.4           3,603.1
Corporate securities                          4,522.3        210.3         39.9           4,692.7
Other debt securities                         2,306.3        105.4          7.5           2,404.2
Redeemable preferred stocks                     100.3         17.2          1.2             116.3
--------------------------------------------------------------------------------------------------
       Total fixed maturities                29,385.4      1,136.4         77.1          30,444.7
Equity securities                               736.3        197.5         16.1             917.7
--------------------------------------------------------------------------------------------------
         Total                              $30,121.7     $1,333.9        $93.2         $31,362.4
==================================================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
BY CONTRACTUAL MATURITY
------------------------------------------------------------------------------------------------
                                                        1996                        1995
                                            --------------------------  ------------------------
                                             Amortized       Market      Amortized       Market
December 31                                     Cost         Value          Cost         Value
------------------------------------------------------------------------------------------------
(In millions of dollars)
Due in one year or less                     $ 2,494.1    $ 2,506.4       $   849.8      $   853.0
Due after one year through five years         8,376.9      8,294.8        11,912.8       12,117.3
Due after five years through ten years        4,810.4      4,828.5         4,537.8        4,761.4
Due after ten years                           5,560.3      5,798.6         6,145.3        6,626.8
Asset-backed securities not due
   at a single maturity date                  6,297.9      6,292.3         5,939.7        6,086.2
--------------------------------------------------------------------------------------------------
         Total                              $27,539.6    $27,720.6       $29,385.4      $30,444.7
==================================================================================================

Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.

The carrying value of investments (other than equity securities) that have not produced income for the last twelve months is $101.3 million at December 31, 1996, compared to $94.8 million for the same period in 1995. There are no investments in a single issuer, other than the U.S. government, that, when aggregated, exceed 10% of stockholders' equity.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                        Note C -- Financial Instruments


Note C - Financial Instruments:
------------------------------
In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities, and enters into agreements involving derivative securities, including off-balance sheet financial instruments.

Fair values are required to be disclosed for all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair value. The estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that CNA could realize in a current market exchange. Any difference would not be expected to be material.

All nonfinancial instruments such as deferred acquisition costs, property and equipment, deferred income taxes, intangibles and insurance reserves are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of CNA.

The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, other insurance receivables, accrued investment income, receivables for securities sold, securities sold under repurchase agreements, payables for securities purchased, short-term debt and certain other assets and other liabilities because of their short-term nature. Accordingly, these assets and liabilities are not listed in the tables below.

The carrying amounts and estimated fair values of CNA's other financial instrument assets and liabilities are listed below. Derivative instruments are shown in a separate table.




                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                     Note C -- Financial Instruments (cont.)




FINANCIAL ASSETS
-------------------------------------------------------------------------------------
                                           1996                      1995
                                 ---------------------------   ----------------------
                                   CARRYING     ESTIMATED       Carrying   Estimated
                                   AMOUNT       FAIR VALUE      Amount     Fair Value
-------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
   Fixed maturities - Note B       $27,720.6     $27,720.6      $30,444.7  $30,444.7
   Equity securities - Note B          859.1         859.1          917.7      917.7
   Mortgage loans                      112.6         114.5          119.3      115.9
   Policy loans                        174.4         162.7          177.2      166.6
   Other invested assets               681.2         681.2          499.9      543.4

Separate Account business:
   Fixed maturities                  4,608.3       4,608.3        5,499.3    5,499.3
   Equity securities                   169.2         169.2          242.7      242.7
   Short-term Investments              906.1         906.1           84.5       84.5
   Other                               437.3         437.3           41.6       48.7
-------------------------------------------------------------------------------------

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

Valuation techniques to determine fair value of other invested assets and other Separate Account business assets consist of discounted cash flows and quoted market prices of (a) the investments, (b) comparable instruments, or (c) underlying assets of the investments.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                     Note C -- Financial Instruments (cont.)


FINANCIAL LIABILITIES
---------------------------------------------------------------------------------------------
                                                  1996                        1995
                                         ----------------------------------------------------
                                          CARRYING     ESTIMATED      Carrying     Estimated
December 31                               AMOUNT       FAIR VALUE     Amount       Fair Value
---------------------------------------------------------------------------------------------
(In millions of dollars)
Premium deposits and annuity contracts    $1,064.5     $1,017.6      $ 825.5       $   776.8
Long-term debt                             2,764.9      2,762.2      2,767.9         2,819.9
Financial guarantee liabilities              382.0        378.3        479.6           472.8
Separate Account business:
   Guaranteed investment contracts         3,989.5      4,011.5      4,315.8         4,455.5
   Deferred annuities                         73.0         84.1         74.1           108.2
   Variable separate accounts                568.6        568.6        228.0           228.0
   Other                                     895.6        895.6        585.8           585.8
---------------------------------------------------------------------------------------------

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

The fair value of guaranteed investment contracts and deferred annuities of the Separate Account business are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with similar maturities. The fair values of the liabilities for variable Separate Account business are based on the quoted market values of the underlying assets of each variable Separate Account. The fair value of other Separate Account business liabilities approximates carrying value.


                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)




DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------
CNA invests from time to time in certain derivative financial instruments to increase investment returns and to eliminate the impact of changes in interest rates on certain corporate borrowings. Financial instruments used for such purposes include interest rate swaps, put and call options, commitments to purchase securities, futures and forwards. The gross notional principal or contractual amounts of these instruments in the general account at December 31, 1996, totaled $1,730.2 million compared to $2,762.1 million at December 31, 1995.

The fair values associated with these instruments are generally affected by changes in interest rates and the stock market. The credit exposure associated with these instruments is generally limited to the unrealized fair value of the instruments and will vary based on changes in market prices. The risk of default depends on the creditworthiness of the counterpart to the instrument. Although the Company is exposed to the aforementioned credit risk, it does not expect any counterparty to fail to perform as contracted based on their high credit ratings. Due to the nature of the derivative securities, the Company does not require collateral.

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


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       49

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                     Note C -- Financial Instruments (cont.)




A summary of the aggregate notional or contractual amounts and estimated fair values of these instruments at December 31, 1996 and 1995, as well as the monthly average fair values, are presented below.

-------------------------------------------------------------------------------------------------------------------
                                            1996                                           1995
                          -----------------------------------------------------------------------------------------
                                          Fair Value                                     Fair Value
                                      -----------------                              -------------------
                          CONTRACTUAL/                                 Contractual/
                           NOTIONAL     ASSET    MONTHLY   RECOGNIZED    Notional      Asset    Monthly  Recognized
December 31                 VALUE    (LIABILITY) AVERAGE   GAIN(LOSS)     Value     (Liability) Average  Gain (Loss)
-------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Interest rate swaps -
  acquisition debt         $ 950.0      $3.0     $ 6.7     $(4.8)      $1,200.0     $(28.7)    $(14.9)       $  --
Trading:
  Futures                     38.2       0.7       1.6      (1.0)            --         --         --           --
  Forwards                   193.8      (2.1)     (1.8)    (13.1)            --         --         --           --
   Interest rate swaps        85.0      (0.4)      2.3      29.0           93.0       10.0        1.0          8.9
  Commitments to
   purchase government
   and municipal
   securities                406.5      (0.8)     (1.0)       --             --         --         --           --
Options purchased             56.7       2.1       4.8       6.8          973.2       41.4       10.0          9.8
Options written-debt
 and equity securities          --        --      (1.5)      1.2          495.9      (10.0)      (1.7)          --
-------------------------------------------------------------------------------------------------------------------
    TOTAL                 $1,730.2      $2.5     $11.1     $18.1       $2,762.1     $ 12.7      $(5.6)       $18.7
-------------------------------------------------------------------------------------------------------------------

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based upon a specified float-ing rate index. CNA has entered into interest rate swap agreements to convert the variable rate of the borrowing under the revolving credit facility and the commercial paper program to a fixed rate. At December 31, 1996, CNA had outstanding interest rate swap agreements with several banks having a total notional principal amount of $950.0 million. Those agreements which terminate from May to December 2000 effectively fix the Company's interest rate exposure on $950.0 million of variable rate debt.

Futures are contracts to buy or sell a standard quantity and quality of a commodity, financial instrument, or index at a specified future date and price.

                            CNA FINANCIAL CORPORATION
                            -------------------------

--------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)


Forwards are contracts between two parties to purchase and sell a specific quantity of a commodity, government security, foreign currency, or other financial instrument at a price specified now, with delivery and settlement of specified future date.

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


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                            Note D -- Income Taxes




Note D - Income Taxes:
----------------------

CNA and its eligible subsidiaries (CNA Tax Group) are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that for each taxable year, CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated Federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in the Loews consolidated Federal income tax return, or (ii) pay to Loews an amount, if any, equal to the Federal income tax which would have been payable by the CNA Tax Group filing a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. This agreement between Loews and CNA may be canceled by either party upon thirty days written notice.

For 1996, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews will result in an increased Federal income tax liability for Loews. Accordingly, CNA will pay to Loews approximately $99 million for 1996. In 1995 and 1994, the inclusion of the CNA Tax Group reduced the Federal income tax liability for Loews. Accordingly, CNA received from Loews approximately $78 million for 1995 and $26 million for 1994.

At December 31, 1996, CNA had net operating loss carryforwards of approximately $800 million for income tax purposes that expire in years 2000 through 2010. Those carryforwards resulted from the Company's 1995 acquisition of Continental.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                         Note D - Income Taxes (cont.)




Significant components of CNA's deferred tax assets and liabilities as of December 31, 1996 and 1995 are shown in the table below.

COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
----------------------------------------------------------------------------------------------
December 31                                                        1996              1995
----------------------------------------------------------------------------------------------
(In millions of dollars)
Insurance reserves:
   Property/casualty claim reserve discounting                 $1,145.2              $1,328.0
   Unearned premium reserves                                      268.0                 251.0
   Life reserve differences                                       141.1                 153.4
   Other insurance reserves                                        31.4                  22.8
Deferred acquisition costs                                       (570.1)               (457.2)
Investment valuation differences                                   32.4                  74.8
Postretirement benefits other than pensions                       142.5                 140.5
Net unrealized gains                                             (141.0)               (522.7)
Net operating loss carryforwards                                  279.9                 298.0
Other, net                                                        267.6                 216.3
----------------------------------------------------------------------------------------------
     Total deferred tax assets and liabilities                  1,597.0               1,504.9
Valuation allowance                                              (250.0)               (250.0)
----------------------------------------------------------------------------------------------
     NET DEFERRED TAX ASSETS                                   $1,347.0              $1,254.9
==============================================================================================

At December 31, 1996, gross deferred tax assets and liabilities amounted to $2.652 billion and $1.305 billion, respectively. At December 31, 1995, gross deferred tax assets and liabilities amounted to $2.717 billion and $1.462 billion, respectively.

The Loews/CNA Tax Group has a history of profitability and anticipates future taxable income sufficient to fully support recognition of its deferred tax balance at December 31, 1996, including but not limited to the reversal of existing temporary differences and the implementation of tax planning strategies, if needed. A valuation allowance is maintained due to the uncertainty regarding the realizability of deferred tax assets related to the Continental acquisition.



                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                         Note D - Income Taxes (cont.)



Significant components of CNA's income tax provision are as follows:

PROVISION FOR INCOME TAX
=========================================================================================
Year Ended December 31                                  1996          1995         1994
-----------------------------------------------------------------------------------------
(In millions of dollars)
Current tax (expense) benefit on:
  Ordinary loss                                       $ 163.5       $ 94.0       $ 16.8
  Realized investment (gains) losses                   (192.4)      (158.4)        57.4
----------------------------------------------------------------------------------------
     Total current tax (expense) benefit                (28.9)       (64.4)        74.2
----------------------------------------------------------------------------------------
Deferred tax (expense) benefit on:
   Ordinary (income) loss                              (326.5)      (217.8)        68.9
   Realized investment (gains) losses                   (24.8)        (3.2)        27.4
----------------------------------------------------------------------------------------
     Total deferred tax (expense) benefit             $(351.3)      (221.0)        96.3
----------------------------------------------------------------------------------------
     TOTAL INCOME TAX (EXPENSE) BENEFIT               $(380.2)     $(285.4)      $170.5
========================================================================================

A reconciliation of the expected income tax (expense) benefit resulting from the use of statutory tax rates to the effective income tax (expense) benefit follows:

RECONCILIATION OF EXPECTED AND EFFECTIVE TAXES
=================================================================================================
                                                     % of               % of               % of
                                                     Pretax             Pretax            Pretax
Year Ended December 31                        1996   Income   1995      Income     1994   Income
-------------------------------------------------------------------------------------------------
(In millions of dollars)
Expected tax expense on ordinary
   income at statutory rates               $(259.2)  (35.0)%  $(205.2)    (35.0)%   $(35.5)  (35.0)%
Exempt interest and dividends
  received deduction                          86.5    11.7       79.2      13.5      110.1   108.7
Other items, net                               9.7     1.3        2.2       0.4       11.1    10.9
--------------------------------------------------------------------------------------------------
   Income tax (expense) benefit
   on ordinary income                       (163.0)  (22.0)    (123.8)    (21.1)      85.7    84.6
---------------------------------------------------------------------------------------------------
Expected tax (expense) benefit on
  realized investment gains/losses
  at statutory rates                        (211.5)  (35.0)    (159.6)    (35.0)      82.4    35.0
Other items, net                              (5.7)   (0.9)      (2.0)     (0.3)       2.4     1.0
---------------------------------------------------------------------------------------------------
  Income tax (expense) benefit on
  realized investment gains/losses          (217.2)  (35.9)%   (161.6)    (35.3)%     84.8    36.0%
---------------------------------------------------------------------------------------------------
         INCOME TAX (EXPENSE) BENEFIT      $(380.2)           $(285.4)              $170.5
===================================================================================================


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       54

--------------------------------------------------------------------------------
       Note E - Liability for Unpaid Claims and Claim Adjustment Expenses




Note E - Liability for Unpaid Claims and Claim Adjustment Expenses
------------------------------------------------------------------

CNA's property/casualty insurance claims and claims expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases, and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these can affect the estimation of reserves. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance. Reserves are not discounted except in the case of workers' compensation lifetime claims and accident and health disability claims where the reserves are explicitly discounted at rates allowed by insurance regulators that range from 3.5% to 6.0% and structured settlements where such reserves are discounted at interest rates ranging from 6.25% to 7.5%.

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




                           CNA FINANCIAL CORPORATION
                           -------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)



The table below provides a reconciliation between beginning and ending claim and claim expense reserve balances for 1996, 1995 and 1994.

CHANGES IN RESERVES FOR PROPERTY/CASUALTY
CLAIMS AND CLAIM EXPENSES
------------------------------------------------------------------------------------------
Year Ended December 31                                 1996             1995          1994
-------------------------------------------------------------------------------------------
In millions of dollars)
Reserves at beginning of year:
  Gross                                             $31,044          $21,639       $20,812
  Ceded reinsurance                                   6,089            2,705         2,491
-------------------------------------------------------------------------------------------
       Net reserves at beginning of year             24,955           18,934        18,321
Continental reserves at acquisition - net               ---            6,063           ---
-------------------------------------------------------------------------------------------
       Total net reserves                            24,955           24,997        18,321
-------------------------------------------------------------------------------------------
Net incurred claims and claim expenses:
  Provision for insured events of current year        7,922            6,787         5,611
  Increase (decrease) in provision
     for insured events of prior years                  (91)             122           (71)
  Amortization of discount                              149              106           100
-------------------------------------------------------------------------------------------
       Total net incurred                             7,980            7,015         5,640
-------------------------------------------------------------------------------------------
Net payments attributable to:
   Current year events                                2,676            2,000         1,388
   Prior year events                                  6,524            5,057         3,639
------------------------------------------------------------------------------------------
       Total net payments                             9,200            7,057         5,027
------------------------------------------------------------------------------------------
Net reserves at end of year                          23,735           24,955        18,934
Ceded reinsurance at end of year                      6,095            6,089         2,705
------------------------------------------------------------------------------------------
       Gross reserves at end of year*               $29,830          $31,044       $21,639
==========================================================================================
* Excludes life claim and claim expense reserves and  intercompany  eliminations of $1 billion,  $988 million, and $926 million as of December 31, 1996, 1995 and
1994, respectively, included in the Consolidated Balance Sheet.

The following reserve development reflects the effects of management's ongoing evaluation of reserve levels and is comprised of the following components:

RESERVE DEVELOPMENT
--------------------------------------------------------------------------------
Year Ended December 31                               1996       1995        1994
--------------------------------------------------------------------------------
(In millions of dollars,(adverse)/favorable)
Environmental Pollution                             $(65)     $(226)      $(181)
Asbestos                                             (51)      (274)        (37)
Other                                                207        378         289
--------------------------------------------------------------------------------
         Total                                      $ 91      $(122)      $  71
--------------------------------------------------------------------------------




                           CNA FINANCIAL CORPORATION
                            ------------------------

--------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)


ENVIRONMENTAL AND ASBESTOS
--------------------------------------------------------------------------------

The CNA property/casualty insurance companies have potential exposures related to environmental pollution and asbestos claims.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by "Potentially Responsible Parties" ("PRP's"). Superfund and the mini-Superfunds (Environmental Clean-up Laws or "ECLs") establish mechanisms to pay for clean-up of waste sites if PRP's fail to do so, and to assign liability to PRP's. The extent of liability to be allocated to a PRP is dependent on a variety of factors.
Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency on its National Priorities List. On the other hand, the Congressional Budget Office is estimating that there will be 4,500 National Priority List sites, and other estimates project as many as 30,000 sites that will require clean-up under ECLs. Very few sites have been subject to clean-up to date; the addition of new clean-up sites has substantially slowed in recent years. The extent of clean-up necessary and the assignment of liability has not been established.

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

A number of proposals to reform Superfund have been made by various parties. Despite Superfund taxing authority expiring at the end of 1995, no reforms have been enacted by Congress. No predictions can be made as to what positions the Congress or the Administration will take and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean up may be materially reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean up statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate exposure to CNA for environmental pollution claims cannot be meaningfully quantified.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
   Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)


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

As of December 31, 1996 and December 31, 1995, CNA carried approximately $908 million and $1,063 million, respectively, of claim and claim expense reserves, net of reinsurance recoverable, for reported and unreported environmental pollution claims. The reserves relate to claims for accident years 1988 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form which included an absolute pollution exclusion. Unfavorable reserve development for the year ended December 31, 1996 was $65 million as compared to unfavorable reserve development for the years ended December 31, 1995 and 1994 which totaled $226 million and $181 million, respectively. Unfavorable environmental reserve development results from CNA's on-going monitoring of settlement patterns, current pending cases and potential future claims.

CNA has exposure to asbestos claims, including those attributable to CNA's litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note F. Estimation of asbestos claim reserves encounter many of the same limitations discussed above for environmental pollution claims such as inconsistency of court decisions, specific policy provisions, multiple insurers and allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 1996 and 1995, CNA carried approximately $1,506 million and $2,191 million, respectively, of claim and claim expense reserves, net of reinsurance recoverable, for reported and unreported asbestos-related claims. Unfavorable reserve development for the years ended December 31, 1996, 1995 and 1994 totaled $51 million,$274 million and $37 million, respectively.

The results of operations in future years may continue to be adversely affected by environmental pollution and asbestos claims and claim expenses. Management will continue to monitor potential liabilities and make further adjustments as warranted.




                           CNA FINANCIAL CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)




OTHER
-----

Other 1996 and 1995 reserve development, which aggregated to $207 million and $378 million, respectively, of favorable reserve development, was principally due to favorable claim frequency (rate of claim occurrence) and severity (average cost per claim) experience in the workers' compensation line of business.

These trends reflect the positive effects of changes in workers compensation laws, more moderate increases in medical costs, and a generally strong economy in which individuals return to the workplace more quickly.

Other favorable reserve development during 1994 aggregated to $289 million which
was principally   attributable  to  positive  severity  experience  in
professional liability  lines  and   improvement  in  voluntary  and involuntary
workers' compensation experience.

CNA, consistent with sound reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified.

Beginning the latter part of 1995 and through 1996 to date, CNA has been actively settling many of its larger environmental pollution and asbestos-related claim exposures. This strategy has resulted in a large volume of claim payments during 1996, and corresponding reductions in reserves. In addition, Fibreboard claim payments escalated in 1996 as some scheduled payments came due. Management does not believe that these recent activities have changed facts or circumstances evident at December 31, 1995, therefore, no material modifications to previous reserve estimates have been made in 1996.




                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)





The following tables provide additional data related to CNA's environmental pollution and asbestos-related claims activity. Continental claims activity for 1995 is included for the period May 10, 1995 through December 31, 1995.

Reserve Summary
--------------------------------------------------------------------------------
December 31                      1996                             1995
                         ------------------------    ---------------------------
                         Environmental               Environmental
                           Pollution    Asbestos       Pollution      Asbestos
--------------------------------------------------------------------------------
(In millions of dollars)
Gross reserves:
   Reported claims          $  288.9      $1,551.4      $  288.4      $1,947.1
   Unreported claims           714.0          94.0         895.0         369.0
                           -----------------------------------------------------
                             1,002.9       1,645.4       1,183.4       2,316.1
Less reinsurance recoverable   (95.1)       (139.2)       (120.4)       (125.0)
--------------------------------------------------------------------------------
         Net reserves       $  907.8      $1,506.2      $1,063.0      $2,191.1
================================================================================
The following  tables summarize claim activity for  environmental  pollution and asbestos.

Environmental Pollution
Changes in Reserves
--------------------------------------------------------------------------------
Year ended December 31                      1996        1995          1994
--------------------------------------------------------------------------------
(In millions of dollars)
Net reserves at beginning of year       $1,063.0     $  948.8*      $432.6

Reserve strengthening                       64.7        226.0        180.6

Less:  Gross payments                      304.2        183.4        131.8
       Reinsurance recoveries              (84.3)       (71.6)       (24.3)
                                         ---------------------------------------
       Net payments                        219.9        111.8        107.5
--------------------------------------------------------------------------------
         Net reserves at end of year    $  907.8     $1,063.0       $505.7
================================================================================
* Includes Continental net reserves of $443.1 million at May 10, 1995.

Asbestos
Changes in Reserves
--------------------------------------------------------------------------------
Year ended December 31                    1996         1995         1994
--------------------------------------------------------------------------------
(In millions of dollars)
Net reserves at beginning of year       $2,191.1     $2,109.1**   $2,080.0

Reserve strengthening                       50.5        273.7         36.8

Less:  Gross payments                      787.7        267.8        245.9
       Reinsurance recoveries              (52.3)       (76.1)       (67.8)
                                         ---------------------------------------
       Net payments                        735.4        191.7        178.1
--------------------------------------------------------------------------------
          Net reserves at end of year   $1,506.2     $2,191.1     $1,938.7
================================================================================
** Includes Continental net reserves of $170.4 million at May 10, 1995.



                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
              Note F - Legal Proceedings and Contingent Liabilities


Fibreboard Litigation
---------------------

CNA's primary property/casualty subsidiary, Continental Casualty Company ("Casualty"), has been party to litigation with Fibreboard Corporation ("Fibreboard") involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding 1072). As described below, Casualty, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys (collectively referred to as Settling Parties) have reached a Global Settlement (the "Global Settlement") to resolve all future asbestos-related bodily injury claims involving Fibreboard, which is subject to court approval. Casualty, Fibre-board and Pacific Indemnity have also reached an agreement (the "Trilateral Agreement"), on a settlement to resolve the coverage litigation in the event the Global Settlement does not obtain final court approval or is subsequently successfully attacked. The implementation of either the Global Settlement or the Trilateral Agreement would have the effect of settling Casualty's litigation with Fibreboard.

On July 27, 1995, the United States District Court for the Eastern District of Texas entered judgment approving the Global Settlement Agreement and the Trilateral Agreement. As expected, appeals were filed as respects both of these decisions. On July 25, 1996, a panel of the United States Fifth Circuit Court of Appeals in New Orleans affirmed the judgment approving the Global Settlement Agreement by a 2 to 1 vote and affirmed the judgment approving the Trilateral Agreement by a 3 to 0 vote. Petitions for rehearing by the panel and Suggestions for Rehearing by the entire Fifth Circuit Court of Appeals as respects the decision on the Global Settlement Agreement were denied. Two petitions for certiorari were filed in the Supreme Court.

No further appeal was filed with respect to the Trilateral Agreement; therefore, court approval of the Trilateral Agreement has become final.

Global Settlement Agreement
On April 9, 1993, Casualty and Fibreboard entered into an agreement pursuant to which, among other things, the parties agreed to use their best efforts to negotiate and finalize a global class action settlement with asbestos-related bodily injury and death claimants.

On August 27, 1993, the Settling Parties reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily injury claims involving Fibreboard. The Global Settlement Agreement was executed on December 23, 1993. The agreement calls for contribution by Casualty and Pacific Indemnity of an aggregate of $1.525 billion to a trust fund for a class of all future asbestos claimants, defined generally as those persons whose claims against Fibreboard were neither filed nor settled before August 27, 1993. An additional $10 million is to be contributed to the fund by Fibreboard. As indicated hereinabove, although the Global Settlement approval has so far been affirmed on appeal, further review is being sought. There is limited precedent with settlements which determine the rights of future claimants to seek relief.

Subsequent to the announcement of the agreement in principle, Casualty, Fibreboard and Pacific Indemnity entered into the Trilateral Agreement which among other things, settles the coverage case in the event the Global Settlement approval is not


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
         Note F - Legal Proceedings and Contingent Liabilities (cont.)


ultimately upheld. In such case, Casualty and Pacific Indemnity will contribute to a settlement fund an aggregate of $2 billion, less certain adjustments. Such fund would be devoted to the payment of Fibreboard's asbestos liabilities other than liabilities for claims settled before August 23, 1993. Casualty's share of such fund would be $1.44 billion reduced by a portion of an additional payment of $635 million which Pacific Indemnity has agreed to pay for claims either filed or settled before August 27, 1993. As a result of the final approval of the Trilateral Agreement, Casualty has assumed responsibility for the claims that were settled before August 27, 1993. As a part of the Global Settlement and the Trilateral Agreement, Casualty is to be released by Fibreboard from any further liability under the comprehensive general liability policy written for Fibreboard by Casualty, including but not limited to liability for asbestos-related claims against Fibreboard. As indicated above, court approval of the Trilateral Agreement has become final.

Casualty and Fibreboard have entered into a supplemental agreement which governs the interim arrangements and obligations between the parties until such time as there is either final court approval or disapproval of the Global Settlement Agreement. It also governs certain obligations between the parties upon the Global Settlement being upheld on appeal including the payment of claims which are not included in the Global Settlement.

In addition, Casualty and Pacific Indemnity have entered into an agreement (the "Casualty-Pacific Agreement") which sets forth the parties' agreement with respect to the means for allocating among themselves responsibility for payments arising out of the Fibreboard insurance policies. Under the Casualty-Pacific Agreement, Casualty and Pacific Indemnity have agreed to pay 64.71% and 35.29%, respectively, of the $1.525 billion to be used to satisfy the claims of future claimants, plus certain expenses. The $1.525 billion has already been deposited into an escrow for such purpose. As a result of final approval of the Trilateral Agreement, Pacific Indemnity's share for unsettled present claims and presently settled claims will be $635 million.

Through December 31, 1996, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 135,200 claims, for an estimated settlement amount of approximately $1.60 billion plus any applicable interest. Final court approval of the Trilateral Agreement obligates Casualty to pay under these settlements. Approximately $1.31 billion was paid through December 31, 1996, including approximately $500 million paid in the fourth quarter of 1996 as a result of the Trilateral Agreement becoming final. As described above, such payments are partially recoverable from Pacific Indemnity. Casualty may negotiate other agreements with various classes of claimants including groups who may have previously reached agreement with Fibreboard.

Casualty believes that final court approval of the Trilateral Agreement and its implementation has eliminated any further material exposure with respect to the Fibreboard matter, and subsequent reserve adjustments, if any, will not materially affect the equity of CNA.

OTHER LITIGATION
--------------------------------------------------------------------------------
CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.


                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                              Note G - Reinsurance


Note G -- Reinsurance
---------------------
The effects of reinsurance on earned premiums are shown in the following schedules:

---------------------------------------------------------------------------------------
                                                Earned                         Assumed/
                                                Premiums                         Net
                             ----------------------------------------------------------
Year Ended December 31         Direct       Assumed        Ceded          Net       %
---------------------------------------------------------------------------------------
(In millions of dollars)
1996
  Life                      $   736       $  121        $   55      $   802     15.1%
  Accident and health         3,575          187           176        3,586      5.2
  Property/casualty           8,957        1,558         1,424        9,091     17.1
---------------------------------------------------------------------------------------
     TOTAL PREMIUMS         $13,268       $1,866        $1,655      $13,479     13.8%
=======================================================================================
1995
  Life                      $   701       $  109        $   21      $   789     13.8%
  Accident and health         3,017          125           106        3,036      4.1
  Property/casualty           7,868        1,335         1,293        7,910     16.9
---------------------------------------------------------------------------------------
     Total premiums         $11,586       $1,569        $1,420      $11,735     13.4%
=======================================================================================
1994
  Life                      $   408       $  107        $   23      $   492     21.7%
  Accident and health         2,678          158            45        2,791      5.7
  Property/casualty           5,601        1,251           661        6,191     20.2
---------------------------------------------------------------------------------------
     Total premiums         $ 8,687       $1,516        $  729      $ 9,474     16.0%
=======================================================================================



                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                          Note G - Reinsurance (cont.)

The effects of reinsurance on written premiums are shown in the following schedules:

------------------------------------------------------------------------------------------------
Year Ended December 31                                    Written Premiums
                               ----------------------------------------------------
                                                                                        Assumed/
(In millions of dollars)          Direct       Assumed        Ceded          Net          Net %
-----------------------------------------------------------------------------------------------
1996
  Life                          $   736       $  121        $   55       $   802         15.1%
  Accident and health             3,708          188           183         3,713          5.1
  Property/casualty               9,032        1,632         1,287         9,377         17.4
------------------------------------------------------------------------------------------------
    TOTAL PREMIUMS              $13,476       $1,941        $1,525       $13,892         14.0%
================================================================================================
1995
  Life                          $   701       $  109        $   21       $   789         13.8%
  Accident and health             3,159          126           137         3,148          4.0
  Property/casualty               9,421        1,408         1,814         9,015         15.6
------------------------------------------------------------------------------------------------
     Total premiums             $13,281       $1,643        $1,972       $12,952         12.7%
================================================================================================
1994
  Life                          $  408        $  107        $   23       $   492         21.7%
  Accident and health            2,746           159            45         2,860          5.5
  Property/casualty              5,647         1,251           669         6,229         20.1
------------------------------------------------------------------------------------------------
     Total premiums             $8,801        $1,517        $  737       $ 9,581         15.8%
================================================================================================

The ceding of insurance does not discharge primary liability of the original insurer. CNA places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in its states of domiciles, CNA receives collateral, primarily in the form of bank letters of credit, securing a large portion of the recoverables. Such collateral totaled approximately $800.9 million and $1.1 billion at December 31, 1996 and 1995, respectively.

CNA's largest recoverable from a single reinsurer, including prepaid reinsurance premiums, is with Lloyds of London and approximates $440 million and $435 million at December 31, 1996 and 1995, respectively.

Insurance claims and policyholder benefits are net of reinsurance recoveries of $1,220.0 million, $934.8 million and $827.9 million for 1996, 1995 and 1994, respectively.

The impact of reinsurance on life insurance in-force is shown in the following schedule:

----------------------------------------------------------------------------
                                Life Insurance In-Force            Assumed/
                           -----------------------------------
(In millions of dollars)   Direct    Assumed     Ceded    Net         Net%
----------------------------------------------------------------------------
December 31, 1996          $171,715 $65,294     $32,561  $204,448     31.9%
December 31, 1995           111,917  54,129       8,578   157,468     34.4
December 31, 1994            75,419  52,014       5,953   121,480     42.8
============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                                 Note H - Debt

Note H -- Debt
--------------
Long-term and short-term borrowings consisted of the following:

LONG-TERM AND SHORT-TERM DEBT
--------------------------------------------------------------------------------------------
December 31                                                               1996         1995
--------------------------------------------------------------------------------------------
(In millions of dollars)
Long-term:
   Variable Rate Debt:
       Credit Facility                                                 $  400.0     $  825.0
       Commercial Paper                                                   675.0        500.0
   Senior Notes:
       8 7/8%, due March 1, 1998                                          149.6        149.2
       8 1/4%, due April 15, 1999                                         102.0        102.8
       7 1/4%, due March 1, 2003                                          145.9        145.4
       6 1/4%, due November 15, 2003                                      248.4        248.2
       6 3/4%, due November 15, 2006                                      248.1            -
       8 3/8%, due August 15, 2012                                         97.9         97.9
   71/4%  Debenture, due November 15, 2023                                247.1        247.1
   11% Secured Mortgage Notes, due June 30, 2013                          386.6        386.6
   5.9% - 16.29% Secured Capital Leases, due through December 31, 2011     46.8         46.0
   Other debt, due 1997 through 2019 (rates of 1% to 12.71%)               17.5         19.7
---------------------------------------------------------------------------------------------
      Total long-term debt                                              2,764.9      2,767.9
Short-term debt                                                               -        257.6
---------------------------------------------------------------------------------------------
      TOTAL DEBT                                                       $2,764.9     $3,025.5
=============================================================================================

To finance the acquisition of Continental (including the refinancing of $205 million of Continental debt) CNA entered into a five-year $1.325 billion revolving credit facility. In 1996, the Company renegotiated the facility extending the maturity to May 2001. The interest rate for the facility is based on the London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there is a facility fee of 9 basis points annually. The average interest rate on the borrowings under the revolver at December 31, 1996 was 5.72%. Under the terms of the facility, CNA may prepay the debt without penalty.

On November 15, 1996, CNA issued $250 million of 6 3/4% senior notes, due November 15, 2006. The net proceeds from this issuance of approximately $248 million were used to pay down a portion of the borrowings outstanding under the revolving credit facility. As a result of this debt issuance, borrowing capacity under the revolving credit facility was reduced by $250 million, to $1.075 billion.

An additional $250 million of securities remain available for issuance under a shelf registration.

In 1995, to take advantage of favorable interest rates, CNA established a commercial paper program borrowing $500 million from investors to replace a like amount of credit facility financing. During 1996, CNA increased its borrowings under the commercial paper program to $675 million. The average interest rate on the commercial paper at December 31, 1996 was 5.67%. The commercial paper borrowings are classified as long-term as borrowing capacity under the credit facility will support the commercial paper.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                             NOTE H - Debt (cont.)

At year end 1996, the outstanding loans under the revolving credit facility were $400 million. There was no unused borrowing capacity under the facility after the effects of the commercial paper program.

In 1995, CNA entered into interest rate swap agreements with a notional principal amount of $1.2 billion, which terminate from May to December 2000. These agreements provide that CNA pay interest at a fixed rate, averaging 6.20% at December 31, 1996 in exchange for the receipt of interest at the three month LIBOR rate. Concurrent with the paydown of $250 million on the revolving credit facility, CNA terminated interest rate swaps with a total notional amount of $250 million.

The effect of these interest rate swaps was to increase interest expense by approximately $7 million and $2 million for the years ended December 31, 1996 and 1995, respectively.

The weighted average interest rate (interest and facility fees) on the variable rate debt, which includes the revolving credit facility, commercial paper, and the effect of the interest rate swaps, was 6.28% and 6.50% at December 31, 1996 and 1995, respectively.

On March 1, 1996, CNA paid at the due date $250 million of 8 5/8% senior notes. These notes were classified as short-term debt in 1995.

The weighted average interest rates of outstanding short-term debt, excluding current maturities of long-term debt, for the year ended December 31, 1995 was 6.19%. There was no debt classified as short-term debt at December 31, 1996.

The following table shows the future aggregate minimum principal payments on debt and capitalized lease obligations:

-------------------------------------------------------
Future Aggregate Minimum Principal Payments
-------------------------------------------------------
(In millions of dollars)
1997                                        $      4.0
1998                                             153.8
1999                                             104.9
2000                                               5.5
2001                                           1,081.3
Thereafter                                     1,426.4
------------------------------------------------------
     Total                                  $  2,775.9
======================================================



                           CNA FINANCIAL CORPORATION
                           --------------------------

--------------------------------------------------------------------------------
                          Note I -- Benefit Plans




Note I - Benefit Plans:
----------------------

PENSION PLANS
--------------------------------------------------------------------------------

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

In conjunction with the Continental merger, CNA established a separate trust to administer the Continental Corporation Retirement Plans. The retirement benefits received by Continental employees are equivalent to the benefits to which employees under the CNA Employees' Retirement Plan are entitled.

Effective January 1, 1996, the retirement plans redefined compensation to include base pay, overtime and bonuses. This amendment generated an unrecognized prior service cost of $20.2 million.

The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year.

ACCUMULATED BENEFIT OBLIGATION
-----------------------------------------------------------------------------------------------------
December 31                                       1996*                   1995 *              1994
-----------------------------------------------------------------------------------------------------
                                         OVERFUNDED  UNDERFUNDED  Overfunded  Underfunded  Overfunded
                                            PLANS       PLANS        Plans       Plans        Plans
------------------------------------------------------------------------------------------------------
(In millions of dollars)
Actuarial present value of accumulated
plan benefits:
   Vested                                $517.2      $622.5       $491.1      $646.0       $376.4
   Nonvested                               37.7        32.4         28.3        14.1         39.1
-----------------------------------------------------------------------------------------------------
        ACCUMULATED BENEFIT OBLIGATION   $554.9      $654.9       $519.4      $660.1       $415.5
=====================================================================================================
*  The 1996 and 1995 data includes The Continental Corporation Retirement Plans which are underfunded.


                           CNA FINANCIAL CORPORATION
                         ---------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)



NET PENSIONS ASSET (LIABILITY)
-----------------------------------------------------------------------------------------------------
December 31                                        1996*                    1995 *            1994
------------------------------------------------------------------------------------------------------
                                           OVERFUNDED  UNDERFUNDED  Overfunded Underfunded  Overfunded
                                              PLANS       PLANS        Plans       Plans       Plans
------------------------------------------------------------------------------------------------------
(In millions of dollars)
Projected benefit obligation                  $777.8   $ 788.3         $770.0      $ 809.3      $651.4
Plan assets at fair value                      701.9     503.6          629.7        496.3       495.5
------------------------------------------------------------------------------------------------------
   Plan assets less than projected
   benefit obligation                          (75.9)   (284.7)        (140.3)      (313.0)     (155.9)
Unrecognized net asset at January 1, 1986
    being recognized over 12 years              (7.1)      ---          (12.2)         ---       (17.3)
Unrecognized prior service costs                19.1      77.7           21.4        104.0        20.8
Unrecognized net loss                          122.2     (11.8)         164.6         13.5       174.0
------------------------------------------------------------------------------------------------------
       NET PENSION ASSET (LIABILITY)          $ 58.3   $(218.8)        $ 33.5      $(195.5)     $ 21.6
======================================================================================================

*  The 1996 and 1995 data includes The Continental Corporation Retirement Plans which are underfunded.

NET PERIODIC PENSION COST
-------------------------------------------------------------------------------------------------------------------
December 31                                               1996*                        1995*                 1994*
-------------------------------------------------------------------------- ----------------------------- ----------
                                                  OVERFUNDED UNDERFUNDED     Overfunded      Underfunded Overfunded
                                                     PLANS       PLANS          Plans           Plans       Plans
-------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
 Net periodic pension cost:
    Service cost - benefits attributed to
       employee service during the year               $36.5      $18.8          $  32.1          $11.6        $32.3
    Interest cost on projected benefit obligation      53.5       56.8             51.1           32.8         44.7
--------------------------------------------------------------------------------------------------------------------
    Actual return on plan assets                      (31.1)     (29.0)          (115.4)         (43.4)        11.6
    Net amortization and deferral                     (16.0)      (6.0)            72.4           19.5        (43.3)
        NET PERIODIC PENSION COST                     $42.9      $40.6          $  40.2          $20.5        $45.3
====================================================================================================================
*  The 1996 and 1995 data includes The Continental Corporation Retirement Plans which are underfunded.

Actuarial assumptions are set forth in the following table.

ASSUMPTIONS
----------------------------------------------------------------------------------------------------
December 31                                              1996          1995          1994       1993
----------------------------------------------------------------------------------------------------
Discount rate                                            7.50%         7.25%         8.50%      7.25%
Rate of increase in compensation levels*                 2.75          2.75          4.00       4.50
Expected long-term rate of return on plan assets         7.75-8.50     7.50-8.50     8.75       7.50
-----------------------------------------------------------------------------------------------------
*  Excludes age/service related merit and productivity increases.



                           CNA FINANCIAL CORPORATION
                           --------------------------

--------------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)




POSTRETIREMENT HEALTH CARE AND LIFE
INSURANCE BENEFITS
--------------------------------------------------------------------------------

CNA provides certain health and dental care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. CNA continues to fund benefit costs principally on the basis of current benefit payments.

Additionally, in conjunction with the Continental merger, CNA is administering a separate trust for the postretirement health care and life insurance benefits for Continental employees who retired prior to January 1, 1996. The benefits received by Continental retirees are equivalent to the benefits to which employees under the CNA postretirement health care and life insurance plan are entitled.

ACCRUED POSTRETIREMENT BENEFIT COST
----------------------------------------------------------------------------------------
December 31                                                 1996*       1995*      1994
----------------------------------------------------------------------------------------
(In millions of dollars)
Accumulated postretirement benefit obligation:
 Retirees                                                  $172.0     $185.5     $ 27.1
  Fully eligible, active plan participants                   89.0       59.2       53.7
  Other active plan participants                             88.2       62.5       41.1
----------------------------------------------------------------------------------------
    Total accumulated postretirement benefit obligation     349.2      307.2      121.9
Unrecognized prior service cost                                --         --      (11.2)
Unrecognized net gain (loss)                                (12.3)       7.4       19.7
----------------------------------------------------------------------------------------
       ACCRUED POSTRETIREMENT BENEFIT COST                 $336.9     $314.6     $130.4
========================================================================================
* The 1996 and 1995 data includes  postretirement  benefit  obligations  for The
Continental Corporation retirees.

NET PERIODIC POSTRETIREMENT BENEFIT COST
---------------------------------------------------------------------------------------
Year Ended December 31                                      1996*       1995*      1994
---------------------------------------------------------------------------------------
(In millions of dollars)
Net periodic postretirement benefit cost:
   Service cost - benefits attributed to employee
      service during the year                              $11.9        $  6.0    $ 8.6
   Interest cost on accumulated postretirement
      benefit obligation                                    24.1          17.5     10.3
   Amortization                                               .4          (1.0)      .7
---------------------------------------------------------------------------------------
       NET PERIODIC POSTRETIREMENT BENEFIT COST            $36.4        $ 22.5    $19.6
=======================================================================================
* The 1996 and 1995 data includes  postretirement  benefit  obligations  for The
Continental Corporation retirees.



                           CNA FINANCIAL CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                         Note I - Benefit Plans (Cont.)




ASSUMPTIONS
--------------------------------------------------------------------------
December 31                                      1996     1995      1994
--------------------------------------------------------------------------

Discount rate:
   Assumptions used in determining
   net periodic benefit cost:                    7.25%    8.50%     7.25%
   Assumptions used in determining
   projected benefit obligation (liability)      7.50     7.25      8.50
--------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 12% in 1996, declining by 1% per year to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $24.2 million and the aggregate net periodic postretirement benefit cost for 1996 by $3.1 million.

SAVINGS PLANS
--------------------------------------------------------------------------------

The CNA Employees' Savings Plan is a contributory plan which allows employees to make regular contributions of up to 6% of their salary. CNA contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make additional contributions of up to 10% of their salaries for which there is no additional contribution by CNA.

In 1995, CNA made contributions to the Continental Incentive Savings Plan using an equivalent formula to that used for the CNA Employees' Savings Plan. Effective January 1, 1996, the Continental Incentive Savings Plan was merged with the CNA Employees' Savings Plan.

Contributions by the Company to the savings plans were $23.8 million, $21.6 million and $17.0 million in 1996, 1995 and 1994, respectively



                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                                Note J -- Leases




Note J - Leases:
----------------
CNA occupies facilities under lease agreements that expire at various dates throughout 2011. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates through 2001.

Most leases contain renewal options that may provide for rent increases based on prevailing market conditions. Some leases contain purchase options based on fair market values or contractual values, if greater. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $85.2 million, $92.4 million and $50.9 million, respectively.

The table below shows the future minimum lease payments to be made under non-cancelable leases at December 31, 1996.

Future Minimum Lease Payments
--------------------------------------------
(in millions of dollars)

1997                                 $115.6
1998                                   88.4
1999                                   71.1
2000                                   57.4
2001                                   44.1
Thereafter                            262.3
-------------------------------------------
     Total                           $638.9
===========================================


                           CNA FINANCIAL CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       Note K -- Stockholders' Equity and Statutory Financial Information




Note K - Stockholders' Equity and Statutory Financial Information:
------------------------------------------------------------------

SUMMARY OF CAPITAL STOCK
--------------------------------------------------------------------------------
                                                          Number of Shares
                                                 -------------------------------
December 31                                               1996              1995
--------------------------------------------------------------------------------

Preferred stock, without par value-non-voting:
   Authorized                                       12,500,000        12,500,000
Money market cumulative preferred stock,
  without par value non-voting:
  Issued and outstanding:
     Series E (stated value $100,000 per share)             750              750
     Series F (stated value $100,000 per share)             750              750
Common stock with par value of $2.50-voting stock:
Authorized                                          200,000,000      200,000,000
   Issued                                            61,841,969       61,841,969
   Outstanding                                       61,798,262       61,798,262
   Treasury stock                                        43,707           43,707
--------------------------------------------------------------------------------

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends.




                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       72

--------------------------------------------------------------------------------
   Note K - Stockholder's Equity and Statutory Financial Information (cont.)




STATUTORY ACCOUNTING PRACTICES
------------------------------

CNA's insurance affiliates are domiciled in various states, provinces or countries. These affiliates prepare their statutory financial statements in accordance with accounting practices prescribed or otherwise permitted by the respective state's insurance department. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The Company's insurance affiliates have no material permitted accounting practices.

CNA's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its affiliates. The payment of dividends to CNA by its insurance affiliates without prior approval of the insurance department of each affiliate's state of domicile is limited to formula amounts. As of December 31, 1996, approximately $941 million was not subject to prior insurance department approval.

Statutory capital and surplus and net income, determined in accordance with accounting practices prescribed by the regulations and statutes of various insurance departments, for property/casualty and life insurance subsidiaries are as follows:

--------------------------------------------------------------------------------
                         Statutory Capital and Surplus   Statutory Net Income
                         -----------------------------  ------------------------
                              December 31               Year Ended December 31
-----------------------------------------------------  -------------------------
                              1996      1995**          1996     1995**  1994*
--------------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty
  Insurance Subsidiaries      $6,348.8  $5,695.9        $1,208.0 $1,208.3  $67.3
Life Insurance Subsidiaries    1,163.4   1,127.6            57.6     30.2   65.1
--------------------------------------------------------------------------------
*   Excludes The Continental Corporation.
**  Includes The Continental Corporation for the twelve months ended
    December 31, 1995.




                           CNA FINANCIAL CORPORATION
                          ---------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                        Note L - Continental Acquistion



Note L -- Continental Acquisition:
----------------------------------

On December 6, 1994, CNA entered into a merger agreement to acquire all the outstanding common stock of The Continental Corporation (Continental). To finance the acquisition, CNA entered into a five-year $1.325 billion revolving credit facility (see Note H). The merger was consummated on May 10, 1995.
The acquisition of Continental has been accounted for as a purchase; therefore, Continental's operations are included in the Consolidated Financial Statements since May 10, 1995. Based on CNA's final evaluation and appraisal of the net assets, goodwill approximated $316 million before amortization. The goodwill is being amortized over twenty years at an annual charge to income of approximately $16 million.

The unaudited pro forma condensed results of operations presented below assume the Continental acquisition had occurred at the beginning of the periods presented:

--------------------------------------------------------------------------------
Pro- Forma - Unaudited
Year Ended December 31                           1995                       1994
--------------------------------------------------------------------------------
(In millions of dollars)
Revenues                                   $16,154.8                  $16,106.5
                                           =========                  ==========
Realized investment gains (losses)
   included in revenue                     $   582.8                  $  (170.2)
                                           =========                  ==========
Income (loss) from continuing
   operations before income tax            $ 1,085.0                  $(1,233.0)
Income tax (expense) benefit                  (316.0)                     562.3
                                           ----------                 ----------
  Income (loss) from continuing operations     769.0                     (670.7)
Income from discontinued operations,
   net of income tax                              --                       39.5
--------------------------------------------------------------------------------
   Net income (loss)                       $   769.0                  $  (631.2)
================================================================================

The unaudited pro forma condensed financial information is not necessarily indicative of the results of operations that would have occurred had the Continental acquisition been consummated at the beginning of the period presented or of future operations of the combined companies.


                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                    Note L - Continental Acquistion (cont.)



Discontinued Operations:
Certain discontinued operations were acquired as part of the Continental merger. Operating results of the discontinued operations were as follows:

--------------------------------------------------------------------------------
Year Ended December 31                             1996                    1995*
--------------------------------------------------------------------------------
(In millions of dollars)
Revenues:
  Premiums                                         $ 1.6                   $ 4.8
  Net investment income                             31.1                    25.6
  Realized investment gains                          6.0                     1.4
  Other                                              3.8                      --
--------------------------------------------------------------------------------
    Total revenues                                  42.5                    31.8
Benefits and expenses                               42.5                    31.8
--------------------------------------------------------------------------------
  Income (loss) before income taxes                   --                      --
  Income taxes                                        --                      --
--------------------------------------------------------------------------------
    Income (loss) from
       discontinued operations                     $  --                   $  --
================================================================================

*Includes the results of Continental since May 10, 1995.

Net assets of discontinued insurance operations are included in Other Assets, net of intercompany eliminations, and are as follows:

--------------------------------------------------------------------------------
December 31                                        1996                    1995*
--------------------------------------------------------------------------------
(In millions of dollars)
Assets:
   Investments                                  $  669.1                $  657.2
   Cash                                             22.2                    34.1
   Insurance receivables (net)                     407.8                   424.2
   Other assets                                    389.2                   231.9
--------------------------------------------------------------------------------
     Total assets                                1,488.3                 1,347.2
--------------------------------------------------------------------------------
Liabilities:
   Claim and claim expenses                        846.9                   955.7
   Other liabilities                               427.1                   257.6
--------------------------------------------------------------------------------
     Total liabilities                           1,274.0                 1,213.3
--------------------------------------------------------------------------------
     Net assets                                 $  214.3                $  133.9
================================================================================


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                           Note M -- Business Segments



Note M-- Business Segments:
---------------------------
REVENUES
-------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                       1996         1995*         1994
-------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty-commercial                                            $10,241.7     $ 8,952.9    $ 6,562.3
Property/Casualty-personal                                                1,892.3       1,425.9      1,143.2
Property/Casualty-involuntary risks                                         382.8         392.8        543.8
Life-individual                                                             923.1         777.2        595.8
Life-group                                                                2,957.1       2,700.6      2,442.6
-------------------------------------------------------------------------------------------------------------
    CNA Insurance                                                        16,397.0      14,249.4     11,287.7
Other and intercompany eliminations                                         (27.8)        (13.5)       (42.0)
-------------------------------------------------------------------------------------------------------------
      Revenues excluding realized
        investment gains (losses)                                        16,369.2      14,235.9     11,245.7
Realized investment gains (losses):
  Property/Casualty                                                         473.6         320.6       (164.7)
  Life                                                                      163.6         139.2        (81.2)
  Other                                                                     (18.6)          4.0         (0.3)
-------------------------------------------------------------------------------------------------------------
    Total realized investment gains (losses)                                618.6         463.8       (246.2)
-------------------------------------------------------------------------------------------------------------
       TOTAL REVENUES                                                   $16,987.8     $14,699.7    $10,999.5
=============================================================================================================
*Includes the results of Continental since May 10, 1995.

INCOME (LOSS) BEFORE INCOME TAX
-------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                       1996         1995*         1994
-------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty-commercial                                              $  769.6     $  555.5       $ 105.0
Property/Casualty-personal                                                   (17.8)        24.6         (83.6)
Property/Casualty-involuntary risks                                          (13.7)        (1.8)         17.8
Life-individual                                                              100.9         65.4          47.3
Life-group                                                                    69.8         94.9          87.1
--------------------------------------------------------------------------------------------------------------
   CNA Insurance                                                             908.8        738.6         173.6
Interest, other and intercompany eliminations                               (168.1)      (152.2)        (72.3)
--------------------------------------------------------------------------------------------------------------
      Income (loss) excluding realized
         investment gains (losses)                                           740.7        586.4         101.3
--------------------------------------------------------------------------------------------------------------
Realized investment gains (losses)
  net of policyholder's interest:
  Property/Casualty                                                          473.6        320.6        (164.7)
  Life                                                                       149.3        131.4         (70.3)
  Other                                                                      (18.6)         4.0          (0.3)
--------------------------------------------------------------------------------------------------------------
    Total realized investment gains (losses)
       net of policyholders' interest                                        604.3        456.0        (235.3)
--------------------------------------------------------------------------------------------------------------
       TOTAL INCOME (LOSS) BEFORE INCOME TAX                              $1,345.0     $1,042.4       $(134.0)
==============================================================================================================
*Includes the results of Continental since May 10, 1995.



                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                           Note M -- Business Segments

NET INCOME (LOSS)
----------------------------------------------------------------------------------------------------
Year Ended December 31                                              1996         1995*         1994
----------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty-commercial                                      $ 585.4      $ 431.3       $ 169.0
Property/Casualty-personal                                           (5.8)        21.9         (41.7)
Property/Casualty-involuntary risks                                  (3.8)         3.8          20.6
Life-individual                                                      65.5         42.6          30.5
Life-group                                                           44.4         61.2          56.5
-----------------------------------------------------------------------------------------------------
    CNA Insurance                                                   685.7        560.8         234.9
Interest, other and intercompany eliminations                      (108.0)       (98.2)        (47.9)
-----------------------------------------------------------------------------------------------------
Net income excluding net realized
  investment gains (losses)                                         577.7        462.6         187.0
-----------------------------------------------------------------------------------------------------
Net realized investment gains (losses):
  Property/Casualty                                                 303.5        207.9        (104.6)
  Life                                                               95.7         85.4         (45.6)
  Other                                                             (12.1)         1.1          (0.3)
----------------------------------------------------------------------------------------------------
    Total net realized investment gains (losses)                    387.1        294.4        (150.5)
----------------------------------------------------------------------------------------------------
       TOTAL NET REVENUES                                         $ 964.8      $ 757.0       $  36.5
====================================================================================================
*Includes the results of Continental since May 10, 1995.

ASSETS
-----------------------------------------------------------------------------------------------------
December 31                                                          1996         1995*         1994
-----------------------------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty-commercial                                    $39,927.0     $40,886.4    $27,441.2
Property/Casualty-personal                                        4,664.9       4,614.1      2,344.7
Property/Casualty-involuntary risks                               2,406.9       2,464.7      2,166.6
Life-individual                                                   4,739.8       3,996.5      3,733.0
Life-group                                                        9,274.3       9,003.6      8,711.3
-----------------------------------------------------------------------------------------------------
    CNA Insurance                                                61,012.9      60,965.3     44,396.8
Other and intercompany eliminations                                (278.2)       (604.9)       (76.4)
-----------------------------------------------------------------------------------------------------
        TOTAL ASSETS                                            $60,734.7     $60,360.4    $44,320.4
=====================================================================================================
*Includes Continental since May 10, 1995.



                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                       Note M - Business Segments (cont.)


Assets and investment income of the property/casualty group are allocated to business segments on the basis of insurance reserves after attribution of separately identifiable assets. Life group assets and investment income are allocated to business segments based on cash flows after attribution of separately identifiable assets. Income taxes have been allocated on the basis of taxable operating income of the respective insurance segments. Property/casualty involuntary risks include mandatory participation in residual markets, statutory assessments for insolvencies of other insurers and other involuntary charges. CNA's share of involuntary risks is generally a function of its share of the voluntary market by line of insurance in each state.

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

At December 31, 1996 and 1995, gross exposure of financial guarantee insurance contracts amounted to $582 million and $707 million, respectively. The degree of risk attached to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in the real estate are also obtained. Approximately 47% and 44% of the risks were ceded to reinsurers at December 31, 1996 and 1995. Total exposure, net of reinsurance, amounted to $311 million and $395 million at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, collateral consisting of letters of credit and debt service reserves amounted to $28 million and $39 million, respectively.

Gross unearned premium reserves for financial guarantee contracts were $11 million and $17 million at December 31, 1996 and 1995, respectively. Gross claim and claim expense reserves totaled $371 million and $463 million at December 31, 1996 and 1995, respectively.

Life revenues include $2.1 billion, $1.9 billion and $1.8 billion in 1996, 1995 and 1994, respectively, under contracts covering U.S. government employees and their dependents (FEHBP).


                           CNA FINANCIAL CORPORATION
                          ---------------------------

--------------------------------------------------------------------------------
Note N - Unaudited Quarterly Financial Data




Note N - Unaudited Quarterly Financial Data:
--------------------------------------------

--------------------------------------------------------------------------------------------------------
                                             First        Second       Third       Fourth       Year
--------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
1996 QUARTERS
Revenues                                    $4,315.4      $4,095.2    $4,255.5    $4,321.7    $16,987.8
Net operating income
   excluding realized gains/losses             145.3         151.5       160.7       120.2        577.7
Net income                                     329.3         202.1       238.5       194.9        964.8
Earnings per share                              5.30          3.25        3.83        3.13        15.51

1995 Quarters
Revenues                                    $3,052.8      $3,659.2    $4,000.9    $3,986.8    $14,699.7
Net operating income
   excluding realized gains/losses             131.5         127.2       103.2       100.7        462.6
Net income                                     152.8         256.7       166.3       181.2        757.0
Earnings per share                              2.44          4.12        2.66        2.91        12.14

1994 Quarters
Revenues                                    $2,604.4      $2,731.0    $2,844.3    $2,819.8    $10,999.5
Net operating income (loss)
   excluding realized gains/losses             (16.8)         17.7        63.6       122.5        187.0
Net income (loss)                              (78.1)        (36.3)       55.0        95.9         36.5
Earnings per share                             (1.28)        (0.61)       0.87        1.53         0.51
---------------------------------------------------------------------------------------------------------




                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                         Note O - Proposed Acquisition




Note O -- Proposed Acquisition:
------------------------------

In the fourth quarter of 1996, CNA entered into a merger agreement with Capsure Holdings Corp. (Capsure) to form a new stock company, CNA Surety Corporation. CNA will be the majority shareholder of the new company owning approximately 62% of the shares. The remaining shares will be held by existing Capsure shareholders and option holders. The transaction will be accounted for as a purchase and is expected to close in the second quarter of 1997. The transaction closing is subject to the approvals of the Capsure shareholders, state insurance regulators, certain governmental authorities and the satisfaction of certain other conditions. Until the required approvals are received and the transaction is complete, the companies will continue to operate independently.

Capsure provides surety and fidelity bonds nationwide through its subsidiaries Western Surety Company and Universal Surety of America. Capsure's revenues for the year ended December 31, 1996 were approximately $111 million. Total assets were approximately $313 million at December 31, 1996.




                           CNA FINANCIAL CORPORATION
                           -------------------------

                          INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------




The Board of Directors and Shareholders
CNA Financial Corporation

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1996 and 1995 and the related statements of consolidated operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


S/DELOITTE & TOUCHE LLP

Chicago, Illinois
February 12, 1997




                           CNA FINANCIAL CORPORATION
                           -------------------------

                            COMMON STOCK INFORMATION
------------------------------------------------------------------------------


CNA's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and is also traded on the Philadelphia Stock Exchange. The number of holders of record of CNA's common stock as of March 3, 1997, was 2,963. As of March 3, 1997, Loews Corporation owned approximately 84 percent of CNA's outstanding common stock.

The table below sets forth the high and low closing sales prices for CNA's common stock based on the New York Stock Exchange Composite Transactions. No dividends have been paid on CNA's common stock in order to develop and maintain a strong surplus position for CNA's insurance subsidiaries, which is necessary to support business growth in an increasingly competitive environment. CNA's ability to pay dividends is influenced, in part, by dividend restrictions of its principal operating insurance subsidiaries as described in Note K to the Consolidated Financial Statements.

COMMON STOCK INFORMATION
-------------------------------------------------------------
                      1996                           1995
              -----------------------------------------------
Quarter        HIGH      LOW                High        Low
-------------------------------------------------------------
Fourth        108 5/8    95 7/8            123 1/4  106 1/8
Third         104 1/2    95 7/8            106 1/2   86
Second        112        95 3/4             86 7/8   74
First         117 1/2   109 1/2             76 1/2   64 3/4
-------------------------------------------------------------

INVITATION TO THE ANNUAL MEETING
--------------------------------------------------------------------------------

Shareholders are cordially invited to attend the annual meeting at 10 a.m. Wednesday, May 7, 1997, in Room 207N, CNA Plaza, 333 South Wabash Avenue, Chicago. Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy material will be mailed to shareholders prior to the meeting.

FORM 10-K
--------------------------------------------------------------------------------

A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:

Donald M. Lowry
Senior Vice President,
Secretary and General Counsel
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, Illinois 60685

                           CNA FINANCIAL CORPORATION
                           -------------------------

                              CORPORATE DIRECTORY
--------------------------------------------------------------------------------

DIRECTORS
--------------------------------------------------------------------------------
Antoinette Cook Bush
Partner; Skadden, Arps, Slate, Meagher & Flom

Dennis H. Chookaszian
Chairman and Chief Executive Officer,
CNA Insurance Companies

Philip L. Engel
President,
CNA Insurance Companies

Robert P. Gwinn
Retired Chairman and Chief Executive Officer,
Encyclopedia Britannica

Walter F. Mondale
Partner; Dorsey & Whitney LLP

Edward J. Noha
Chairman of the Board,
CNA Financial Corporation

Joseph Rosenberg
Senior Investment Strategist,
Loews Corporation

Richard L. Thomas
Chairman, Audit Committee; Retired Chairman of the Board,
First Chicago NBD Corporation and The First
National Bank of Chicago

James S. Tisch
Chairman, Finance Committee;
President and Chief Operating Officer,
Loews Corporation

Laurence A. Tisch
Chief Executive Officer of CNA;
Co-Chairman of the Board and
Co-Chief Executive Officer,
Loews Corporation

Preston R. Tisch
Chairman, Executive Committee;
Co-Chairman and Co-Chief Executive Officer,
Loews Corporation

Marvin Zonis
Professor of International Political Economy,
Graduate School of Business University of Chicago

EXECUTIVE COMMITTEE
--------------------------------------
Preston R. Tisch, Chairperson
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Walter F. Mondale
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas
James S. Tisch
Laurence A. Tisch
Marvin Zonis

FINANCE COMMITTEE
---------------------------------------
James S. Tisch, Chairperson
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Walter F. Mondale
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas
Laurence A. Tisch
Preston R. Tisch
Marvin Zonis

AUDIT COMMITTEE
---------------------------------------
Richard L. Thomas, Chairperson
Antoinette Cook Bush
Robert P. Gwinn
Walter F. Mondale
Marvin Zonis

INCENTIVE COMPENSATION COMMITTEE
---------------------------------------
Antoinette Cook Bush, Chairperson
Robert P. Gwinn
Richard L. Thomas
Marvin Zonis




                           CNA FINANCIAL CORPORATION
                           -------------------------

                              CORPORATE DIRECTORY
--------------------------------------------------------------------------------


OFFICERS
--------------------------------------------------------------------------------
Laurence A. Tisch
Chief Executive Officer,
CNA Financial Corporation

Dennis H. Chookaszian
Chairman and Chief Executive Officer,
CNA Insurance Companies

Philip L. Engel
President,
CNA Insurance Companies

William J. Adamson, Jr.
Senior Vice President,
CNA Reinsurance Group
CNA Insurance Companies

James P. Flood
Senior Vice President,
Claims
CNA Insurance Companies

Michael C. Garner
Senior Vice President,
CNA Consulting Group and Human Resources
CNA Insurance Companies

Bernard L. Hengesbaugh
Senior Vice President,
Specialty Operations
CNA Insurance Companies

Peter E. Jokiel
Senior Vice President
and Chief Financial Officer,
CNA Financial Corporation

Jonathan D. Kantor *
Senior Vice President,
Secretary and General Counsel
CNA Insurance Companies

Patricia L. Kubera
Group Vice President and Controller
CNA Financial Corporation

Donald M. Lowry
Senior Vice President, Secretary and General Counsel,
CNA Financial Corporation

Carolyn L. Murphy
Senior Vice President,
Commercial Operations
CNA Insurance Companies

William H. Sharkey, Jr.
Senior Vice President,
Marketing
CNA Insurance Companies

Adrian M. Tocklin
Senior Vice President,
Diversified Operations
CNA Insurance Companies

Jae L. Wittlich
Senior Vice President,
Group Operations
CNA Insurance Companies

David W. Wroe
Senior Vice President,
Information Technology
CNA Insurance Companies

CNA INSURANCE COMPANIES
ADMINISTRATIVE OFFICES
---------------------------------------
CNA Plaza
Chicago, Illinois 60685
312/822-5000

TRANSFER AGENT AND REGISTRAR
----------------------------------------
First Chicago Trust Company of New York




-------------------------------------
*Effective April 1, 1997



                           CNA FINANCIAL CORPORATION
                           -------------------------

                            CNA FINANCIAL COPORATION
                                    APPENDIX
                        OMITTED GRAPH MATERIAL AND OTHER

Exhibit 13.1 - CNA Financial Corporation Annual Report:
*  Bar graphs of:

     - Revenues for the period 1986 through 1996
     - Assets for the period 1986 through 1996
     - Stockholders' equity for the period 1986 through 1996
     - Book value per common share 1986 through 1996

(See page 3 of Exhibit 13.1 for a table showing the data points used in the above graphs.)

* The following are outquotes located in the margins from the Letter To Our Shareholders found on pages 4 through 9 of the annual report.

Page           Outquotes

4 CNA continued to strenthen its leadership in the insurance marketplance.

5              CNA focused on a number of business expansion activities.

6 CNA is the largest U.S. writer of commercial property/casualty insurance.

7 CNA continued to build on its proven strategy of industry segmentation.

8 CNA had its second consecutive year of strong growth in the individual life insurance marketplance.

9 Our challenge is to build on the legacy of the past for an even brighter future.

               Page 4 is from CNA Financial Corporation Chairman Edward J. Noha, and pages 5 through 9 are from CNA Insurnance Companies Chairman and Chief Executive Officer Dennis H. Chookaszian.