Form 10-K, Exhibit 13
period 1997-12-31
CNA FINANCIAL CORP
filed 1998-03-31
CIK 21175

CNA FINANCIAL CORPORATION

1997 ANNUAL REPORT




                                                                     CNA

                                     PROFILE
-------------------------------------------------------------------------------
                        CNA FINANCIAL CORPORATION
            is a holding company whose primary subsidiaries consist
               of property/casualty and life insurance companies,
             collectively CNA. CNA is one of the largest writers of
             commercial property/casualty insurance and one of the ten largest insurance organizations in the United States.

--------------------------------------------------------------------------------

CNA serves businesses and individuals with a broad range of insurance and other risk management products and services. Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, health care management and claims administration. CNA products and services are marketed through agents, brokers, general agents and direct sales.

CNA Financial Corporation has 1997 assets of $61.3 billion and stockholders' equity of $8.3 billion. This holding company's primary subsidiaries include Continental Casualty Company, a commercial lines writer, Continental Assurance
Company, its primary life insurance subsidiary and The Continental Insurance Company, primarily a personal lines and ocean marine writer.

In 1997, CNA observed its centennial year, celebrating a century of financial strength, stability and commitment to customers and business partners.

CNA Financial Corporation stock is traded primarily on the New York Stock Exchange and, as of December 31, 1997, was approximately 84 percent owned by Loews Corporation.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                                      CNA

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                      1997

                                        2
                              FINANCIAL HIGHLIGHTS

                                        4
                      LETTER FROM CNA FINANCIAL CORPORATION
                             CHAIRMAN EDWARD J. NOHA

                                        6
                            LETTER FROM CNA CHAIRMAN
                          AND CEO DENNIS H. CHOOKASZIAN

                                       13
                           FINANCIAL SECTION CONTENTS

                                       14
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       40
                              FINANCIAL STATEMENTS

                                       90
                          INDEPENDENT AUDITORS' REPORT

                                       91
                            COMMON STOCK INFORMATION

                                       92
                               CORPORATE DIRECTORY




                           CNA FINANCIAL CORPORATION
                           --------------------------

                              FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------
                 Results of Operations and Financial Condition
--------------------------------------------------------------------------------
Year Ended December 31                   1997     1996   1995*   1994     1993
--------------------------------------------------------------------------------

(In millions of dollars,
except per share data)

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Revenues                              $17,072  $16,988 $14,700 $11,000 $11,011
--------------------------------------------------------------------------------
Income (loss) before income tax         1,358    1,345   1,042    (134)     93
--------------------------------------------------------------------------------
Net income (loss) excluding
  net realized investment
  gains/losses
     Property/Casualty                    501      576     457     148    (267)
     Life                                 100      110     104      87      44
     Other                               (113)    (108)    (98)    (48)    (29)
--------------------------------------------------------------------------------
       Net operating income (loss)        488      578     463     187    (252)
Net realized investment gains (losses)    478      387     294    (151)    519
--------------------------------------------------------------------------------
       Net income                     $   966  $   965 $   757 $    36 $   267
================================================================================

EARNINGS PER SHARE
--------------------------------------------------------------------------------
Net operating income (loss)           $  7.78  $  9.25 $  7.37 $  2.94 $ (4.14)
Net realized investment gains (losses)   7.74     6.26    4.77   (2.43)   8.40
--------------------------------------------------------------------------------
       Net income                     $ 15.52  $ 15.51 $ 12.14 $  0.51 $  4.26
================================================================================

FINANCIAL POSITION
--------------------------------------------------------------------------------
Assets                                $61,269  $60,455 $60,360 $44,320 $41,912
Debt                                    2,897    2,765   3,026     914     915
Stockholders' equity                    8,309    7,060   6,736   4,546   5,381
Book value per common share            132.02   111.81  106.56   71.13   84.65
Return on average common
 stockholders' equity                    12.6%    14.0%   13.4%    0.7%    5.3%
================================================================================

STATUTORY SURPLUS
--------------------------------------------------------------------------------
Property/Casualty                     $ 7,123  $ 6,349 $ 5,696 $ 3,367 $ 3,598
Life                                    1,224    1,163   1,128   1,056   1,022
================================================================================
* Includes The Continental Corporation since May 10, 1995, except for Statutory Surplus which includes The Continental Corporation since January 1, 1995.

                           CNA FINANCIAL CORPORATION
                           -------------------------

--------------------------------------------------------------------------------
                               FINANCIAL POSITION

This page of CNA Financial Corporation's annual report has four bar graphs which illustrate the trend in revenues, assets,stockholders' equity and book value per common share from 1987 through 1997.

CNA FINANCIAL CORPORATION (1987-1997)
($ in billions except per share data)

|----------------------|-----------|--------|--------------|---------------|
|Measurement Period    |           |        | Stockholders'| Book Value Per|
| (Fiscal Year Covered)| Revenues  | Assets |  Equity      |  Common Share |
|----------------------|-----------|--------|--------------|---------------|
|FYE 12/31/87..........|   6.9     |  21.6  |    3.1       |     46.40     |
|FYE 12/31/88..........|   8.3     |  25.9  |    3.6       |     54.87     |
|FYE 12/31/89..........|   9.1     |  30.9  |    4.2       |     64.74     |
|FYE 12/31/90..........|   9.9     |  34.7  |    4.5       |     70.23     |
|FYE 12/31/91..........|  11.1     |  39.2  |    5.1       |     80.24     |
|FYE 12/31/92..........|  10.8     |  39.7  |    4.8       |     75.07     |
|FYE 12/31/93..........|  11.0     |  41.9  |    5.4       |     84.65     |
|FYE 12/31/94..........|  11.0     |  44.3  |    4.5       |     71.13     |
|FYE 12/31/95..........|  14.7     |  60.4  |    6.7       |    106.56     |
|FYE 12/31/96..........|  17.0     |  60.5  |    7.1       |    111.81     |
|FYE 12/31/97..........|  17.1     |  61.3  |    8.3       |    132.02     |
|--------------------------------------------------------------------------|


                           CNA FINANCIAL CORPORATION
                           -------------------------

                          A LETTER TO OUR SHAREHOLDERS
 ------------------------------------------------------------------------------
                                      1997

FROM CNA FINANCIAL CORPORATION
CHAIRMAN EDWARD J. NOHA

CNA Financial Corporation reported strong earnings in 1997. Net income was $966 million, or $15.52 per share, compared with net income of $965 million, or $15.51 per share, in 1996.

Net realized investment gains for 1997 were $478 million, or $7.74 per share, compared with net realized gains of $387 million, or $6.26 per share, for 1996.

Net income for 1997, exclusive of net realized gains and losses, was $488 million, or $7.78 per share, compared with $578 million, or $9.25 per share. While down from the prior year, our operating earnings reflect a solid performance in an intensely competitive insurance marketplace.

Consolidated revenues for 1997 were approximately $17.1 billion, compared with approximately $17.0 billion in 1996.

Along with these strong financial results, CNA marked an important milestone in 1997--its 100th anniversary. CNA was founded in 1897 operating out of a two-room office in Detroit. Today, CNA is one of the largest U.S. insurance organizations with leadership positions in many of its businesses.

As CNA looks to its second century, we see an insurance environment of rapid change with major opportunities for forward-looking companies.

Consolidation, specialization and globalization are transforming the property/casualty marketplace. We see these trends in the intense competition that continues to hold down prices in CNA's bread-and-butter commercial lines business.

The life insurance industry is being transformed by the entry of banks, brokerage firms and other efficient, aggressive competitors. The good news is that the graying of America is increasing demand for products and services that address the need for death protection and wealth accumulation. We see this trend in rapid growth of term insurance, annuities and assets invested in retirement plans.

In health insurance, managed care has changed the requirements for success from centralized, highly-efficient claims processing capabilities to the ability to manage provider networks and health care information. This is evident in the trend toward professional practice management organizations and the assumption of risk by provider organizations for the total cost of care.

Meanwhile, all segments of insurance are being affected by legislative and regulatory changes that are blurring the lines between insurance, banking and

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       4

-------------------------------------------------------------------------------
                                      1997
securities and opening the door to a more competitive financial services marketplace.

Within this rapidly changing environment, CNA is on course to build on the opportunities of change and increase the value of the enterprise.

CNA is one of the only major U.S. multiline insurance organizations with a significant presence in property/casualty, life and health insurance. As a multiline company, CNA's challenge is to be competitive in each of our businesses with competitors that focus on a single business. Along with the challenge, however, are tremendous opportunities for operating efficiencies, cross-marketing and long-term growth of enterprise value. In addition, the multiline strategy diversifies CNA's business risks. We saw this advantage clearly in 1997, when results from our personal insurance business partially offset the market impact on our commercial property/casualty businesses.

CNA continues to build on a solid financial foundation. We strive to maintain conservative loss reserves. We take a similar approach with our investment portfolio, which is weighted heavily toward high-quality bonds. In addition, at year end 1997, the statutory surplus of our property/casualty companies was approximately $7.1 billion, one of the largest in the industry. The surplus of our life companies was approximately $1.2 billion, also substantial.

CNA remains committed to managing its investment portfolio to maximize the total return, including capital gains. This approach provides CNA the flexibility to take advantage of favorable market conditions, as we saw in 1997.

Finally, CNA continues to focus on building the long-term economic value of the Company. We believe this is the right approach, because insurance is a business of long-term commitments to customers. As a result, we manage CNA for long-term stability, growth and overall return.

In summary, CNA marked its Centennial year with strong financial results and continued progress toward our goal of building long-term value. Looking to the future, we believe that CNA's history and traditions combined with the dedication of our employees and business partners will be the springboard to an even more successful second century.

On behalf of the board of directors, I would like to thank you, our shareholders, for your commitment and support.

Sincerely,

S/EDWARD J. NOHA

Edward J. Noha
Chairman of the Board
CNA Financial Corporation



                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       5

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1997

FROM CNA CHAIRMAN AND CHIEF EXECUTIVE
OFFICER DENNIS H. CHOOKASZIAN

CNA continued as a profitable market leader under some of the most competitive conditions ever seen in the commercial insurance market-place. We maintained market share, produced a solid profit, strengthened our financial base and launched several important initiatives that position CNA for profitable growth and continued success.

Several factors contributed to CNA's 1997 results. Heavy competition in the commercial property/ casualty marketplace adversely affected results in this part of our business. Meanwhile, our life, personal insurance and reinsurance businesses benefited from strong demand and a lower level of catastrophe losses as compared to recent historical amounts. In addition, we realized substantial capital gains on our investment portfolio.

In addition to strong financial results, 1997 was a year of several important corporate initiatives. CNA spun off its surety business through a merger with Capsure Holdings Corp. The result of the merger is the formation of CNA Surety Corporation, a new, publicly traded company in which CNA has an approximate 62% interest. CNA Surety Corporation is currently the largest U.S. surety operation with the broadest product line and largest distribution force.

The stock market has responded very positively to the transaction. CNA's pre-merger interest in the business was valued at about $298 million. At year end 1997, based on the stock price of the new company, the value of CNA's interest was $418 million, an increase in value of $120 million. CNA expects to use a similar approach to unlock the value of more of its businesses over the next several years.

Another significant development was the launch of CNA UniSource, a professional employer organization, or PEO. PEOs are in the business of handling the administrative functions of employment, payroll, employee benefits and risk management. PEOs are a growth industry because they relieve small employers of major administrative burdens. They also enable their customers to provide their employees with benefits comparable to those offered by large companies. As the first major insurance organization to launch a PEO, CNA is well positioned for the opportunities of this high-growth business.

Also in 1997, CNA launched Hedge Financial Products to pursue opportunities in the business of insurance securitization. In this business, insurance risk is converted into financial instruments that can be traded by investors. Over time, insurance securitization will create an important new bridge between insurance and the capital markets. The staff of Hedge Financial is uniquely suited to launching this business successfully. Several of them played leading roles in the development of the catastrophe options traded on the Chicago Board of Trade.

As in any organization of CNA's size, we experienced changes in some leadership positions during the past year. During 1997 several of our senior officers announced their retirements from CNA. We are grateful to Donald M. Lowry, senior

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       6

--------------------------------------------------------------------------------
                                      1997

vice president, secretary and general counsel, Carolyn L. Murphy, senior vice president Commercial Operations, and Adrian M. Tocklin, senior vice president Diversified Operations for their years of committed service. Their leadership and expertise will be missed, but we have ensured an orderly transition of their responsibilities.

On February 4, 1998, we announced the appointment of Bernard L. Hengesbaugh to the newly created position of executive vice president and chief operating officer. Hengesbaugh will have responsibility for overall operating performance of the Company's eight operating departments and 30 strategic business units.

CNA celebrated its 100th anniversary in 1997 with Centennial activities designed to strengthen business relationships and reinforce the CNA values of financial strength, stability and commitment. In one of these activities, more than 700 CNA officers came together and built a playground at a Chicago public school in a neighborhood that had not had a safe place for children to play for many years.

The experience was so positive that CNA decided to sponsor the KaBOOM! LET US PLAY campaign. Over the next three years, CNA employees will have an opportunity to build 50 playgrounds nationwide. By bringing new playgrounds to our communities, CNA will be supporting "America's Promise -- The Alliance for Youth", the campaign chaired by General Colin Powell to help at-risk children and teens.

Beyond these initiatives, CNA continued to move ahead with strategies for leadership in a broad range of insurance and risk management businesses.

PROPERTY/CASUALTY

CNA is the premier provider of commercial insurance for small and medium size businesses in the United States. In 1997, we enhanced our leadership position by applying a proven strategy of industry segmentation and knowledge of the customer workplace.

We identified profitable growth opportunities in both new and existing industry segments. Nine new Commercial Affiliation Marketing (CAM) programs were launched for targeted segments, while several current offerings were significantly enhanced.

Many new programs were designed to meet a broader spectrum of insurance needs in such areas as surety, professional liability, warranty and international. This approach continued our emphasis on total customer satisfaction through collaboration among CNA business units and marketing across the full portfolio of CNA products and services.

In addition, investments in automation strengthened our processing and marketing capabilities. New direct billing systems were introduced, small account processing was enhanced, and multiple Internet sites were established for marketing purposes. We also completed the groundwork for a state-of-the-art processing system that will improve service and efficiency.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       7

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1997

In the risk management marketplace for large commercial accounts, CNA differentiates itself on the basis of customized programs that lower the customer's total cost of risk. We are unique in our ability to tailor programs for customers who want a package of insurance and services, as well as those who prefer to buy services on an unbundled, a la carte basis.

In the very competitive risk management marketplace of 1997, CNA increased its market share of Fortune 100 customers and enhanced its reputation for serving the most demanding buyers of risk management products and services.

Meanwhile, CNA is working to address a broader range of needs for large, multinational businesses. Our new, excess insurance product makes us a one-stop-shopping solution for covering very large liability risks. We are developing capabilities to insure and service large, complex property risks, as well as the international risks of U.S.-based companies. With these new capabilities, CNA's large commercial business will be well positioned for the global marketplace.

CNA's strength in the commercial insurance marketplace extends to professional and specialty coverages. These businesses include liability insurance for healthcare providers, architects & engineers, lawyers, accountants, corporate officers and other professionals. CNA also is a major presence in excess and surplus lines insurance, fidelity, surety, marine insurance, credit, warranty and aviation insurance.

CNA has developed leadership positions in many of these businesses by focusing on select customer groups, developing exceptional knowledge of their risks, and aligning its resources around their coverage needs. In several of these businesses, we have developed valuable marketing and processing advantages through partnerships with managing general underwriters, such as Victor O. Schinnerer, Aon Corporation and Poe & Brown.

In 1997, CNA's professional and specialty businesses faced increasing competitive pressure. We strengthened this business through the purchase of Caronia Corporation, a leading third-party administrator for liability claims against health care organizations. In early 1998, we formed a fee-for-service risk management consulting business for the health care industry. These initiatives enable CNA to serve customers in whatever way they choose to manage their health-related liability risks.

We also strengthened our capabilities in warranty, a rapidly growing field of insurance. Under a five-year agreement with Pre-Paid Legal Services Inc., CNA will market legal service insurance to employers, associations and other groups. In early 1998, we formed a joint venture with Specialty Underwriters, Inc., to develop business in commercial equipment maintenance programs.

In the international insurance arena, CNA continued to make progress in building a strong, flexible franchise. We acquired majority control of Omega Aseguradora de Riesgo de Trabajo (ART), one of the largest


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       8

-------------------------------------------------------------------------------
                                      1997

workers' compensation carriers in Argentina. CNA takes a conservative approach to international investment opportunities, and we focus our efforts on countries and markets where CNA's expertise responds to growing insurance needs. Our investment in Omega ART exemplifies this approach. CNA's leadership in workers' compensation insurance can add real value in Argentina's emerging workers' compensation system.

CNA plans to introduce specialty products throughout the European Community through its London-based subsidiary, CNA Insurance Europe Ltd. In addition, we launched a global service facility to serve CNA's U.S.-based customers with international insurance needs.

In reinsurance, CNA continued to grow its operations and add capabilities. A major area of progress was in facultative reinsurance, which provides clients with coverage for individual risks, rather than for entire classes of risks. After launching a facultative operation last year, we formed a global management structure in 1997 that will allow CNA to unify worldwide operations, increase communication and take advantage of the globalization trends of our customers.
Facultative branches were established in seven U.S. locations, and property facultative capabilities were added in the United States and Latin America.

Internationally, the reinsurance operations established offices in Toronto and Singapore. In the London market, we launched the Lloyd's Syndicate 1229, which will write short-tail direct insurance and facultative reinsurance.

In addition, we continued to develop capabilities for providing more value to our reinsurance clients and business partners worldwide. A new client services unit in the United States will deliver these services, and we are moving ahead with plans to develop similar consulting capabilities in Europe.

CNA's property/casualty operations also include individual long-term care insurance and personal lines, such as automobile and homeowners insurance. More than one million customers count on CNA for protection of their automobiles, homes and valuable personal possessions.

In 1997, CNA had one of its best years ever in personal lines. Contributing factors included favorable loss reserve development, improvement in the area of expense management, greater ease of doing business for our agents and customers and lower than historical catastrophe losses. We continued to focus on a long-term strategy of building a major presence in personal insurance. Key elements of the strategy include internal growth, acquisitions and strategic partnerships to expand distribution channels and achieve economies of scale.

Sales of long-term care insurance climbed 38 percent with $63 million of first-year paid premium. CNA introduced long-term care plans that meet the new federal definitions for tax-qualified long-term care insurance. In addition, we entered into an agreement with Vencor, the nation's largest full-service long-term care provider, which will maximize the value of insurance benefits for policyholders who select network facilities or services.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       9

                          A LETTER TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                                      1997

INDIVIDUAL LIFE

In 1997, CNA restructured its individual life business around core product areas in life insurance and retirement services.

CNA's track record of growth in individual life continued for the fourth year in a row, as life applications rose to 295,000 in 1997 from 235,000 in 1996. First-year premiums of $150 million for term insurance products were among the highest achieved by any insurer in the term marketplace. New products in 1997 included a unique series of term life products. We also enhanced our universal life products.

These positive results reflect CNA's continued focus on product leadership, strong distribution relationships, expert underwriting approaches and the support of our reinsurers.

Sales of individual annuities dropped off slightly in 1997. We are strengthening this business by revamping products and building distribution outlets to wholesale in the variable annuity markets.

Our life reinsurance business had a good year, with sales up by more than 50 percent and solid profits. We capitalized on our expertise in group reinsurance as we shifted our focus to serving managed care and health care providers, while still being a major force in stop-loss coverage for self-insured employers.

CNA's individual life businesses also include Viaticus, the leading U.S. viatical settlement company, and Convida, a Chilean life and annuity operation. CNA's viatical settlement business enables individuals with life-threatening diseases to tap the value of their life insurance benefits. Viaticus expanded its market outreach by contracting with employers, unions, and associations. Through the new contracts, Viaticus now has marketing access to 10 million lives. Meanwhile, Convida, the fourth largest annuity company in Chile, has built its asset base to more than $200 million.

GROUP LIFE AND HEALTH

CNA customers in the group life and health marketplace include employers, associations and other group purchasers of medical benefits, life and accident & disability insurance. We offer life and health reinsurance to insurance companies writing group coverages. In addition, CNA is active in the pension marketplace with guaranteed investment contracts, annuities and other wealth accumulation products.

In 1997, we reorganized the group businesses to make it easier for customers to do business with CNA and to improve our ability to respond quickly and profitably to changing customer needs. A combined sales organization will maximize opportunities for cross-selling of CNA products.

New sales of our non-medical products increased by more than 25 percent and profits continued to improve. In addition, CNA continued to build its market leadership position in insurance programs for associations and other affinity groups.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       10

-------------------------------------------------------------------------------
                                      1997

The $2 billion Federal Employees Health Benefits Program moved ahead with plans to regionalize its operations for more responsive and efficient services to government employees and their dependents. In addition, our investments in technology are streamlining customer service and enabling us to guide customers in using medical services more effectively.

In private medical benefits, a new claim system has enhanced our ability to implement managed care features. We also implemented a data ware-house, an important tool for analyzing claims costs and identifying opportunities for cost saving. While operating results were disappointing in 1997, the new tools have sharpened our focus on strategies for improvement.

CNA Health Partners took advantage of CNA's multiline capabilities by collaborating with our commercial insurance operations, to launch a product for employers who want combined coverage for workers' compensation and nonoccupational medical benefits.

We sharpened our focus on pensions and other investment-oriented products by consolidating the management of CNA's group pension and individual annuity businesses. This reorganization concentrates our expertise in this class of products into a single management structure. In addition, CNA Trust, which provides pension services to small and medium-sized employers, is capitalizing on opportunities in one of the fastest growing segments of the pension marketplace.

In summary, CNA performed well in its Centennial year. We produced solid earnings and positioned the Company for the future. Thanks to our business partners and the dedication of our employees, CNA continued its 100-year record of strength, stability and commitment.

Looking ahead, 1998 will be a year of continued competitive pressure and rapid change in the insurance marketplace. CNA will intensify its emphasis on excellence in the operating performance of all its businesses. Taking advantage of our multiline capabilities will be another key priority. As we build an insurance organization for the future, 1998 will be the start of an even more successful second century.

Sincerely,

S/DENNIS H. CHOOKASZIAN

Dennis H. Chookaszian
Chairman and Chief Executive Officer
CNA

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       11

                                      CNA

                           FINANCIAL SECTION CONTENTS
--------------------------------------------------------------------------------
                                      1997




                                       14
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       40
                           CONSOLIDATED BALANCE SHEET

                                       42
                      STATEMENT OF CONSOLIDATED OPERATIONS

                                       43
                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                       44
                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                       46
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       90
                          INDEPENDENT AUDITORS' REPORT

                                       91
                            COMMON STOCK INFORMATION

                                       92
                              CORPORATE DIRECTORY




                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                              Consolidated Results

Consolidated Results

CNA is one of the largest insurers in the United States; the third largest property/casualty company and the twenty-second largest life insurance company in the country, based on 1996 net written premium.

Based on 1996 market share estimates, CNA ranks first among domestic insurers in commercial affiliation marketing, commercial auto, commercial multiple peril, ocean marine, personal packages, and surety; second in general liability, medical malpractice, federal employees health benefit plans, term-life insurance; third in automobile warranty, directors & officers, individual long-term care and workers' compensation and fifth in reinsurance in the United States. In addition, CNA ranks first or second for various errors & omissions coverages for architects and engineers, accountants, lawyers and other professionals.

CNA's focus is to create long-term enterprise value by pursuing a strategy of growth in market segments which will enhance that value.

CNA will concentrate resources on businesses in which it has a proven expertise, providing insurance and risk management services. The Company will continue to enhance its leadership position by focusing on market segments and businesses in which CNA is the market leader or where it believes it can effectively compete.

CNA actively manages its investment portfolios on a total return basis (investment income and capital gains) while maintaining the quality of its investment portfolio.

In 1997, CNA's focus enabled the Company to produce solid results and maintain its leadership position in one of the most competitive market environments in recent history. CNA's results, as discussed in the following pages, reflect the effects of the current market environment.

Total revenues, which consist of premium, net investment income, realized gains and other revenues, were $17.1 billion, up 0.5% from 1996 and up 16.1% from 1995. For 1997, revenues reflect a decrease of $117 million (0.9%) in earned premium resulting from reductions in involuntary markets premium and very competitive conditions in the commercial lines marketplace. Revenues in 1997 also reflect an increase in realized investment gains of $134 million (21.7%), which was the result of CNA taking advantage of favorable market conditions. Also impacting revenue was a decline of $67 million (2.9%) in net investment income as a result of lower yields compared to last year and reduction in the investment base reflecting signifi-cant claim payments related to Fibreboard (see Note F of the Consolidated Financial Statements). Other revenues increased by $134 million (21.8%) due primarily to growth in insurance related operations. Insurance related operations include claim adjusting services, auto-warranty sales, insurance agency software and the viatical settlement business.

For 1997, CNA reported net operating income (which excludes net realized investment gains/losses) of $488 million, or $7.78 per share, compared to $578 million, or $9.25 per share, for 1996 and $463 million, or $7.37 per share, for 1995.

Realized investment gains, net of tax, amounted to $478 million, or $7.74 per share in 1997 compared to $387 million, or $6.26 per share in 1996 and $294 million, or $4.77 per share, in 1995. These net realized gains represent 49.5%, 40.1% and 38.8% of net income for the last three years and, based on CNA's total return investment philosophy, are an integral part of CNA's investment results.

Net income for 1997 was $966 million, or $15.52 per share, compared to $965 million, or $15.51 per share, for 1996 and $757 million, or $12.14 per share in 1995.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       14

--------------------------------------------------------------------------------
                              Results of Operations

Results of Operations:
----------------------

The following chart summarizes key components of consolidated operating results for each of the last three years.

CONSOLIDATED OPERATIONS
------------------------------------------------------------------------------
Year Ended December 31                             1997     1996      1995*
------------------------------------------------------------------------------
(In millions of dollars)
OPERATING REVENUE (excluding realized investment
gains/losses)
   Premiums                                     $13,362  $13,479    $11,735
   Net investment income                          2,209    2,276      2,077
   Other                                            748      614        424
------------------------------------------------------------------------------
   Total operating revenue
   (excluding realized investment gains/losses)  16,319   16,369     14,236
Benefits and expenses                            15,699   15,628     13,650
------------------------------------------------------------------------------
   Operating income before income tax               620      741        586
Income tax expense                                  132      163        123
------------------------------------------------------------------------------
   Net operating income
   (excluding realized investment gains/losses)     488      578        463
Realized investment gains, net of tax               478      387        294
------------------------------------------------------------------------------
   Net income                                   $   966  $   965    $   757
==============================================================================
SUPPLEMENTAL FINANCIAL DATA:
Net operating income (loss) by group:
   Property/Casualty                            $   501  $   576    $   457
   Life                                             100      110        104
   Other, primarily interest expense               (113)    (108)       (98)
-------------------------------------------------------------------------------
   Net operating income                             488      578        463
-------------------------------------------------------------------------------
Net realized investment gains (losses) by group:
   Property/Casualty                                384      303        208
   Life                                              96       96         85
   Other                                             (2)     (12)         1
------------------------------------------------------------------------------
   Realized investment gains, net of tax            478      387        294
------------------------------------------------------------------------------
Net income (loss) by group:
   Property/Casualty                                885      879        665
   Life                                             196      206        189
   Other, primarily interest expense               (115)    (120)       (97)
==============================================================================
Net income                                      $   966  $   965    $   757
==============================================================================
*Includes the results of The Continental Corporation since the acquistion date.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       15

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                          Property/Casualty Operations

Property/Casualty Operations

PROPERTY/CASUALTY GROUP
------------------------------------------------------------------------------
Year Ended December 31                           1997        1996        1995*
------------------------------------------------------------------------------
(In millions of dollars)
Operating Revenue (excluding realized
investment gains/losses)
   Premiums                                   $ 9,927     $10,127      $ 8,724
   Net investment income                        1,790       1,881        1,699
   Other                                          634         509          348
------------------------------------------------------------------------------
                                               12,351      12,517       10,771
Benefits and expenses                          11,723      11,779       10,193
------------------------------------------------------------------------------
   Operating income before income tax             628         738          578
Income tax expense                                127         162          121
------------------------------------------------------------------------------
   Net operating income
  (excluding realized investment gains/losses)    501         576          457
Realized investment gains, net of tax             384         303          208
-------------------------------------------------------------------------------
   Net income                                 $   885     $   879      $   665
===============================================================================
*Includes the results of The Continental Corporation since the acquisition date.

The property/casualty group is comprised of commercial business, personal lines of insurance, involuntary risk and other related business.

Customers of the commercial business include large national corporations, small and medium-sized businesses, groups and associations, and professionals. Coverages are written primarily through traditional insurance contracts, under which risk is transferred to the insurer. Many large commercial account policies are written under retrospectively-rated contracts, which are experience-rated. Premiums for such contracts may be adjusted, subject to limitations set by contract, based on the loss experience of the insureds. Other experience-rated policies include provisions for dividends based on loss experience. Experience-rated contracts reduce but do not eliminate risk to the insurer. Commercial lines also includes reinsurance assumed from other insurance companies and certain group accident and health insurance coverages.

The property/casualty group markets personal lines of insurance, primarily automobile and homeowners coverages sold to individuals under monoline and package policies.

Involuntary risks include mandatory participation in residual markets, statutory assessments for insolvencies of other insurers, and other similar charges.

The property/casualty group also provides other related services including loss control, policy admin-istration and claim administration services under service contracts for fees. Such services are provided primarily in the workers' compensation market.

Property/casualty revenues, excluding net realized investment gains/losses were $12.4 billion, down approximately 1.3% from $12.5 billion in 1996 and up from $10.8 billion in 1995. Revenues include the results of The Continental Corporation subsequent to May 10, 1995 (see Note N to the Consolidated Financial Statements).

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       16

--------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

Property/casualty earned premiums were $9.9 billion in 1997, down approximately 2.0% from the $10.1 billion earned in 1996 and up from $8.7 billion in 1995.

Pre-tax operating income for property/casualty was $628 million in 1997 compared to $738 million and $579 million in 1996 and 1995, respectively. Underwriting results, which include insurance and insurance-related operations, deteriorated by 1.7%, primarily the result of an extremely competitive commercial market place exerting pressure on pricing. The underwriting loss for 1997 was $1,162 million, compared to $1,143 million and $1,122 million in 1996 and 1995, respectively.

Catastrophe losses for 1997 on a pretax basis were approximately $92 million, compared with $315 million in 1996 and $149 million in 1995. CNA's 1997 and 1996 catastrophe losses were primarily weather related, including winter storms, tornadoes and flooding. CNA's 1995 catastrophe losses related primarily to tropical storms and hail storms in Texas.

Property/casualty investment income for 1997 was $1.8 billion, down approximately 4.8% from the $1.9 billion in 1996 and up from $1.7 billion in 1995. Investment income was down from 1996 levels reflecting overall lower yields in the bond market and a lower investment base due to reduced operating cashflows. The bond segment of the investment portfolio yielded 6.5% in 1997 compared with 6.8% and 6.9% in 1996 and 1995, respectively.

Net operating income excluding net realized investment gains/losses was $501 million for 1997 compared to $576 million and $457 million in 1996 and 1995, respectively.

Net realized investment gains for 1997 were $384 million compared to $303 million and $208 million in 1996 and 1995, respectively. The increase in net realized investment gains in 1997 largely offset the decline in net investment income and reflects CNA's continued practice of managing its investment portfolio to maximize total after-tax return.


                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       17

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

The following table shows the underwriting results for commercial lines:

PROPERTY/CASUALTY - COMMERCIAL
-----------------------------------------------------------------------------
Year Ended December 31                                 1997     1996    1995*
-----------------------------------------------------------------------------
(In millions of dollars)
 Premiums Earned:
     Professional and specialty                       $1,688   $1,845  $1,558
     General liability and commercial automobile       1,682    1,754   1,649
     Workers' compensation                             1,845    1,543   1,476
     Multiple peril                                    1,058    1,047     870
     Accident and health                               1,062      919     699
     Reinsurance and other                             1,083    1,189     974
------------------------------------------------------------------------------
                                                       8,418    8,297   7,226
Losses and expenses                                    9,839    9,150   8,147
------------------------------------------------------------------------------
   Net underwriting losses before investment income  $(1,421)  $ (853) $ (921)
==============================================================================
*Includes the results of The Continental Corporation since the acquisition date.

Premiums for the property/casualty commercial segment increased 1.5% to $8.4 billion in 1997, up from $8.3 billion in 1996 and up from $7.2 billion in 1995.

Professional and specialty earned premium decreased approximately 8.5% to $1.7 billion in 1997, down from $1.8 billion in 1996 and up from $1.6 billion in 1995. The 1997 premium decrease was attributable to a decline in financial insurance premium of approximately $90 million, as well as a decrease in agricultural insurance of approximately $85 million offset by small increases in various other lines.

General liability and commercial automobile earned premium was approximately $1.7 billion in 1997, down approximately 4.1% from the $1.8 billion earned in 1996 and up from the $1.6 billion in 1995. The decrease in 1997 was the result of the soft market which made profitable premium growth difficult to achieve.

Earned premium from workers' compensation increased approximately 19.6% to $1.8 billion in 1997, up from $1.5 billion in 1996 and 1995, respectively. The increase in workers' compensation earned premium resulted from a willingness on the part of the Company to write, in its voluntary book of business, business that would have otherwise been written by the involuntary market. This willingness was precipitated by improved loss experience trends in the involuntary market.

Multiple peril earned premium was essentially level, increasing approximately $11 million to $1.1 billion in 1997, from $1.0 billion in 1996 and $0.9 billion in 1995.

Accident and health earned premium was approximately $1.1 billion in 1997, increasing approximately 15.6% from the $0.9 billion earned in 1996 and up from the $0.7 billion in 1995. Accident and health premium increased primarily due to increases in mass market association premium.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       18

-------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

Earned premium from reinsurance and other decreased approximately 8.9% at $1.1 billion in 1997 from $1.2 billion in 1996, and up from the $1.0 billion earned in 1995. The decline in 1997 is attributable to lower premium from CNA's London business.

Underwriting results in commercial lines in 1997 were a loss of $1.4 billion, a decline of approximately 66.6% from the $853 million loss in 1996 and 54.4% from the $921 million in 1995. This deterioration is primarily the result of the highly competitive commercial insurance market exerting pressure on pricing, unfavorable loss reserve development and increased operating expenses, partially offset by improved catastrophe loss experience and favorable premium development. Increased operating expenses stemmed from technology and system upgrades and consulting costs.

The following table shows the underwriting results for personal lines:

PROPERTY/CASUALTY - PERSONAL
-----------------------------------------------------------------------
Year Ended December 31                            1997    1996     1995*
-----------------------------------------------------------------------
(In millions of dollars)
 Premiums Earned:
     Personal lines packages                    $1,085  $1,063   $  782
     Monoline automobile and property coverages    440     367      325
     Accident and health                           126     106      108
-----------------------------------------------------------------------
                                                 1,651   1,536    1,215
Losses and expenses                              1,527   1,720    1,317
------------------------------------------------------------------------
   Net underwriting income (loss)
     before investment income                   $  124  $ (184)  $ (102)
=========================================================================
*Includes the results of The Continental Corporation since the acquisition date.

Personal lines earned premium increased 7.5% to $1.7 billion from the $1.5 billion earned in 1996 and up from the $1.2 billion earned in 1995. The increase in personal lines premium resulted primarily from an increase in private passenger automobile business and individual long-term care.

Personal lines posted net underwriting income of $124 million in 1997 compared to underwriting losses of $184 million and $102 million in 1996 and 1995, respectively. The change from 1996 to 1997 was primarily due to favorable loss reserve development of approximately $200 million primarily in personal auto coverages, as well as improved catastrophe loss experience of $79 million. Also contributing to the improvement were reduced claim adjustment expenses.




                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       19

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

The following table shows the underwriting results for involuntary risks:

PROPERTY/CASUALTY - INVOLUNTARY RISKS
-----------------------------------------------------------------
Year Ended December 31               1997      1996        1995*
-----------------------------------------------------------------
(In millions of dollars)
 Premiums Earned:
     Workers' compensation         $(249)    $ 198       $ 178
     Private passenger automobile     66        58          80
     Commercial automobile            25        36          20
     Property and multiple peril      16         2           6
-----------------------------------------------------------------
                                    (142)      294         284
Losses and expenses                 (277)      400         383
-----------------------------------------------------------------
   Net underwriting income (loss)
     before investment income      $ 135     $(106)      $ (99)
=================================================================
*Includes the results of The Continental Corporation since the acquisition date.

CNA's share of involuntary risks is mandatory and generally a function of its share of the voluntary market by line of insurance in each state. CNA records the estimated effects of its mandatory participation in residual markets on an accrual basis.

Involuntary risk earned premium decreased substantially in 1997, primarily in the workers' compensation line of business, as estimates of premiums for prior years were reduced by approximately $340 million. The decrease in involuntary risk premium stems from a greater willingness on the part of the voluntary market, including CNA, to write these types of risks.

Involuntary risk underwriting income reflects favorable loss reserve development of approximately $540 million, which was partially offset by $340 million of premium development, as noted above. This favorable loss reserve development is attributable to improved claim experience in the workers' compensation and private passenger automobile lines.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       20

--------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

Reserves

CNA's property/casualty results of operations are significantly impacted by actuarial estimates of claim and claim expense reserves. These reserves represent an accumulation of the amounts the Company believes are necessary to settle all outstanding claims, including incurred but not reported claims.

CNA, consistent with sound insurance reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified. These adjustments, referred to as "reserve development", are inevitable given the complexities of the reserving process and are recorded in the statement of operations in the period the need for the adjust-ments becomes apparent.

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

In addition, issues related to, among other things, specific policy provisions and allocation of liability among insurers, consequences of conduct of the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult and subject to adjustment based upon newly available data.

Due to the uncertainties and factors described above, the ultimate exposure to CNA for environmental pollution claims may vary substantially from the amounts currently recorded.

The following table reflects the component effects of management's ongoing evaluation of reserve levels:

RESERVE DEVELOPMENT - (adverse)/favorable)
-------------------------------------------------------
Year Ended            1997       1996          1995
December 31
-------------------------------------------------------
(In millions of dollars)
Asbestos            $(105)      $(51)        $(274)
Environmental
  Pollution            --        (65)         (226)
Other lines           361        207           378
-------------------------------------------------------

Total               $ 256       $ 91         $(122)
=======================================================

The 1997 favorable loss reserve development of $256 million noted in the table above was offset in part by unfavorable premium development of $170 million.

Unfavorable 1997 asbestos reserve development of $105 million results from CNA's on-going monitoring of current payment and settlement patterns, current pending cases and potential future claims.

Other lines' favorable loss and loss adjustment expense reserve development for 1997 of $361 million was due to favorable loss development of $540 million in involuntary risks, primarily in workers' compensation, and $200 million of favorable loss development in personal lines. These favorable developments were offset in part by unfavorable development in commercial lines of $379 million.

The favorable loss development in involuntary risks is attributable to better than expected results in workers'

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                      Property/Casualty Operations (cont.)

compensation and private passenger automobile lines stemming from improved frequency and severity in these lines. This favorable loss development was offset in part by unfavorable premium development of $340 million as estimates of premiums for prior years were similarly reduced.

The favorable loss development in personal lines was attributable to improved trends particularly in personal auto lines.

The   unfavorable   development  in  commercial   lines  was   attributable   to
approximately $240 million in general liability lines, $130 million in commercial multiperil, and $215 million in loss adjustment expense reserves, offset in part by favorable development of $206 million primarily in workers' compensation and reinsurance lines. This unfavorable loss development in commercial lines was offset in part by favorable premium development of $170 million related to experience-rated contracts.

Other lines' 1996 and 1995 favorable reserve development which aggregated $207 million and $378 million, respectively, was principally due to favorable claim frequency (rate of claim occurrence) and severity (average cost per claim) experience in the workers' compensation line of business. These trends reflect the positive effects of changes in workers' compensation laws, more moderate increases in medical costs, and a generally strong economy in which individuals return to the workplace more quickly.

CNA utilizes reinsurance arrangements to limit its maximum loss while providing greater diversification of risks and minimizing exposures on larger risks. The types of reinsurance coverages are tailored to the specific type of risk underwritten with the amount retained by CNA varying by type of coverage. These reinsurance arrangements do not discharge the primary liability of the Company to the original insureds.

To minimize the Company's exposure that a reinsurer may not be able to reimburse the Company under the terms of the reinsurance agreement, CNA places reinsurance with other insurance companies after a thorough assessment of the reinsurer's credit quality and claim settlement performance. Additionally, for reinsurers that are not authorized reinsurers, CNA receives collateral primarily in the form of bank letters of credit.

CNA's reinsurance recoverable on paid and unpaid claim and claim expenses was approximately $5.4 billion at December 31, 1997 and approximately $6.3 billion at December 31, 1996.




                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       22

------------------------------------------------------------------------------
                             Life Operations (cont.)

Life Operations

LIFE GROUP
---------------------------------------------------------------------
Year Ended December 31                    1997       1996     1995
---------------------------------------------------------------------
(In millions of dollars)
Operating Revenue (excluding realized
 investment gains/losses)
 Group Premium
   Accident and health                    $2,527     $2,548    $2,190
   Life and annuity                          263        195       313
----------------------------------------------------------------------
      Total group                          2,790      2,743     2,503
----------------------------------------------------------------------
Individual Premium
   Life and annuity                          642        629       497
   Accident and health                         3          2        33
----------------------------------------------------------------------
      Total individual                       645        631       530
----------------------------------------------------------------------
      Total premiums                       3,435      3,374     3,033
Net investment income                        419        400       369
Other                                        114        106        76
----------------------------------------------------------------------
       Total operating revenues            3,968      3,880     3,478
  Total benefits and expenses              3,815      3,709     3,318
----------------------------------------------------------------------
      Operating income before income tax     153        171       160
Income tax expense                            53         61        56
----------------------------------------------------------------------
  Net operating income (excluding realized
      investment gains/losses)               100        110       104
Realized investment gains, net of tax         96         96        85
=======================================================================
      Net income                          $  196     $  206    $  189
========================================================================

During 1997, CNA's life operations experienced continued growth, building on the momentum from the past two years.

CNA sells a variety of individual and group insurance products. The individual insurance products consist primarily of term, universal life, and fixed and variable annuity products. Group insurance products include life, accident and health consisting primarily of major medical and hospitalization, and pension products, such as guaranteed investment contracts and annuities.

Life insurance revenues, excluding net realized investment gains, were up 2.3% to $4.0 billion for 1997 as compared to $3.9 billion for 1996 and up from $3.5 billion for 1995.

Life premium for 1997 was up 1.8% or $61 million from $3.4 billion in 1996 and up from 1995 premiums of $3.0 billion.

CNA has  undertaken a number of initiatives  to enhance  service,  manage health
care  utilization   demand  and  quality,   and  strengthen  CNA's  networks  of
physicians, hospitals and other providers. In group accident and health, CNA
                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       23

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
                            Life Operations (cont.)

underwrites the Federal Employees Health Benefits Program FEHBP) which had revenues of $2.1 billion, $2.1 billion and $1.9 billion in 1997, 1996 and 1995, respectively.

Group life and annuity business increased $68 million, or approximately 35% to $263 million in 1997. This increase is primarily due to a $45 million increase in single premium guaranteed annuity business.

Traditional guaranteed investment contract sales were lower by approximately 41% due to the strong performance of the equity market which caused customers to transfer 401(k) investments to stock mutual funds and away from the stable value of guaranteed funds.

Individual life premium continues to increase as demand for CNA's Viaterm product remains strong, with premium increasing approximately $55 million over 1996's level. This increase was tempered by a drop in CNA's foreign operations of approximately $41 million due to an increasingly competitive market. Total individual premium increased approximately $14 million, or 2.2%, over 1996, and $115 million, or 21.7%, over 1995.

Individual policies in-force increased 26% in 1997 to 1,010,000 policies from 799,000 policies in 1996. Individual accident and health premium remained low due to CNA selling its individual disability income business in late 1995.

Life investment income increased by approximately 4.8% due to a larger asset base generated from the increased cashflows resulting from premium growth. The bond segment of the life investment portfolio yielded 6.4% in 1997 compared with 6.5% and 6.9% in 1996 and 1995, respectively.

CNA's life insurance net operating income, excluding net realized investment gains, was $100 million for 1997, compared to $110 million and $104 million for 1996 and 1995, respectively. The decline in net operating income is primarily due to poor experience in certain group accident and health contracts and increased expenses related to new business initiatives.



                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       24

-------------------------------------------------------------------------------
                                   Investments

Investments:

The following table summarizes CNA's general account investments at cost or amortized cost for each of the last five years.

DISTRIBUTION OF INVESTMENTS - GENERAL ACCOUNT
--------------------------------------------------------------------------------------
December 31              1997  %    1996   %     1995    %    1994    %    1993    %
--------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities:
   Bonds:
     Taxable          $24,419  69% $22,631  65% $25,832  75% $17,484  63% $11,933  48%
     Tax-exempt         4,534  13    4,860  14    3,453  10    3,717  13    4,725  19
   Redeemable
 preferred stocks          67  --       49  --      100  --      423   2      445   2

Equity securities:
   Common stocks          567   2      478   1      734   2      729   3      433   2
   Non-redeemable
   preferred stocks       128  --      224   1        3  --        8  --       --  --
Mortgage loans and
   real estate             85  --      123  --      122  --       47  --       62  --
Policy loans              177  --      174  --      177   1      176   1      174   1
Other invested
   assets                 544   2      617   2      483   1      103  --       69  --
Short-term
   investments          4,884  14    5,854  17    3,725  11    5,036  18    6,944  28
--------------------------------------------------------------------------------------
Investments           $35,405 100% $35,010 100% $34,629 100% $27,723 100% $24,785 100%
======================================================================================
Investments at
 Carrying Value*      $36,203      $35,412      $35,886      $26,943      $25,363
======================================================================================
*As reported in the Consolidated Balance Sheet


                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       25

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                              Investments (cont.)

The following table summarizes CNA's general and separate account investments at carrying value, by group, as of December 31, 1997.

DISTRIBUTION OF INVESTMENTS
-------------------------------------------------------------------------------
                            Property/      Life         Other     Separate
                         Casualty Group  % Group   %    Group  %  Accounts   %
-------------------------------------------------------------------------------
(In millions of dollars)
  Fixed maturities:
    Bonds:
    Taxable                 $19,015    65% $ 5,712  89% $ --   --  $4,769  83%
    Tax-exempt                4,724    16       --  --    --   --      --  --
    Redeemable
      preferred stocks           97    --       --  --    --   --      --  --
 Equity securities:                                       --   --
    Common stocks               657     2       22  --     1    1     181   3
    Non-redeemable preferred    134     1       --  --    --   --      25   1
     stocks
   Mortgage loans and
    real estate                  60    --       25  --    --   --      --  --
   Policy loans                  --    --      177   3    --   --      --  --
   Other invested assets        687     2        6  --     2    1     117   2
   Short-term investments     4,224    14      478   8   182   98     629  11
-------------------------------------------------------------------------------
Investments at
Carrying Value              $29,598   100% $ 6,420 100% $185  100% $5,721 100%
================================================================================

CNA's general account investment portfolio is managed to maximize after-tax investment return while minimizing credit risk with investments concentrated in high quality securities to support its insurance underwriting operations.

The Company's general account investment portfolio consists primarily of publicly traded government bonds, asset backed securities, mortgage backed securities, municipal bonds, and corporate bonds.

The Company's investment policies emphasize high credit quality and diversification by industry, issue and issuer. Assets supporting interest rate sensitive liabilities are segmented within the general account to facilitate asset/liability duration management.

At December 31, 1997, total Separate Account cash and investments amounted to $5.7 billion with taxable fixed maturities representing approximately 83.4% of the total. Approximately 73.8%of Separate Account investments are used to fund guaranteed investment contracts for which Continental Assurance Company guarantees principal and a specified return to the contractholders. The duration of fixed maturity securities included in the guaranteed investment contract portfolio are matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts.

One Separate Account product is an indexed group annuity contract for institutional investors which guarantees the Standard and Poor's (S&P) 500 rate of return plus 25 basis points annually. Deposits are taken for a three year period with no payout until the end of the period. CNA mitigates the risk associated with the contract liability by a combination of purchasing S&P 500 futures contracts in a notional amount equal to the original customer deposit and investing the remaining cash primarily in high quality investments.

                           CNA FINANCIAL CORPORATION
                         -----------------------------
                                       26

--------------------------------------------------------------------------------
                              Investments (cont.)

The number of contracts is adjusted regularly to approximate the future liability to the contractholder. The gross notional amounts of these instruments totaled $860 million and $394 million at December 31, 1997 and 1996, respectively.CNA has the capacity to hold its fixed maturity portfolio to maturity. However, securities may be sold as part of CNA's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, tax and credit considerations, or other similar factors. Accordingly, the fixed maturity securities are classified as available-for-sale. In addition, CNA's investment in mortgage loans and real estate as a percentage of total assets, is substantially below the industry average.

The general account portfolio consists primarily of high quality (BBB or higher) marketable fixed maturities, 95.0% and 94.2% of which are rated as investment grade at December 31, 1997 and 1996, respectively.

The following table summarizes the ratings of CNA's general account fixed maturity bond portfolio at carrying value (market):

-------------------------------------------------------------------------------
December 31                       1997   %       1996   %        1995    %
-------------------------------------------------------------------------------
(In millions of dollars)
U.S. government and affiliated
  securities                   $13,679 46.4%  $11,623 42.0%   $18,905 62.3%
Other AAA rated                  8,801 29.9     9,277 33.5      4,625 15.3
AA and A rated                   3,796 12.9     3,786 13.7      3,512 11.6
BBB rated                        1,695  5.8     1,387  5.0      1,424  4.7
Below investment grade           1,480  5.0     1,582  5.8      1,862  6.1
-------------------------------------------------------------------------------
          Total                $29,451  100%  $27,655 100%    $30,328 100%
-------------------------------------------------------------------------------

The following table summarizes the ratings of CNA's guaranteed investment contract separate account fixed maturity bond portfolio at carrying value (market):

-------------------------------------------------------------------------------
December 31                       1997     %     1996   %        1995    %
-------------------------------------------------------------------------------
(In millions of dollars)
U.S. government and affiliated
  securities                   $   148  3.9%   $  192  5.0%   $ 1,743 36.4%
Other AAA rated                  2,401 62.6     2,279 59.0        828 17.3
AA and A rated                     569 14.8       723 18.7        914 19.1
BBB rated                          406 10.6       345  8.9        361  7.5
Below investment grade             310  8.1       324  8.4        944 19.7
-------------------------------------------------------------------------------
          Total                $ 3,834 100%    $3,863 100%    $ 4,790 100%
-------------------------------------------------------------------------------

At year end 1997, 1996 and 1995,  respectively,  89.8%,  92.0% and 93.0% of the general account portfolio and 82.1%, 85.7% and 95.0% of the guaranteed investment contract portfolio, in the table above, were rated by major independent rating agencies. High yield securities are bonds rated as below investment grade by bond rating agencies and other unrated securities which, in the opinion of management, are below investment grade (below
BBB). High yield securities generally involve a


                               CNA FINANCIAL CORPORATION
                           -------------------------
                                       27

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                              Investments (cont.)

greater degree of risk than that of investment grade securities. Expected returns should, however, compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. CNA's concentration in high yield bonds including Separate Account business was approximately 3.2% of total assets as of December 31, 1997 and 1996, respectively.

Included in CNA's fixed maturity securities at December 31, 1997 (general and guaranteed investment contract portfolios) are $7.2 billion of asset-backed securities, consisting of approximately 11.2% in U.S. government agency issued pass-through certificates, 40.0% in collateralized mortgage obligations (CMOs), 29.8% in corporate asset-backed obligations and 19.0% in corporate mortgage-backed pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.

CMOs are subject to prepayment risks that tend to vary with changes in interest rates. During periods of declining interest rates, CMOs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. Conversely, during periods of rising interest rates, prepayments generally slow which may result in a decrease in yield or a loss as a result of the slower prepayments. CNA limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. CNA avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1997, the fair value of asset-backed securities was greater than the amortized cost by approximately $114 million, compared to net unrealized losses of approximately $5 million at December 31, 1996.

At December 31, 1997 and 1996, short-term investments primarily consisted of U.S. Treasury bills and commercial paper. The components of the short-term investment portfolio were as follows:

SHORT-TERM INVESTMENTS
-----------------------------------------------
December 31                      1997      1996
-----------------------------------------------
(In millions of dollars)
Commercial paper                $1,850   $3,207
U.S. Treasuries in escrow*       1,065    1,062
Money markets                      624      746
U.S. Treasuries                    558       56
Security repurchase collateral     154      101
Other                              633      682
-----------------------------------------------
Total short-term investments    $4,884   $5,854
===============================================
*See Note A to the Consolidated Financial Statements

CNA invests from time to time in certain derivative financial instruments primarily to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk). CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contract by purchasing S&P 500 futures contracts in a notional amount equal to the original customer deposit.

CNA considers its derivatives as being held for purposes other than trading. Derivative securities, except for interest rate swaps associated with certain corporate borrowings, are recorded at fair value at the reporting date with changes in market value reflected in realized gains and losses. The interest rate swaps on corporate borrowings are accounted for using accrual accounting with the related income or expense recorded as an adjustment to interest expense; the changes in fair value are not recorded. See Note C of the Consolidated Financial Statements for further information regarding derivatives.

                           CNA FINANCIAL CORPORATION
                          -------------------------
                                       28

--------------------------------------------------------------------------------
                              Investments (cont.)

CNA's general account investments in bonds and redeemable preferred stocks were carried at their fair value of $29.5 billion at December 31, 1997, compared with $27.7 billion at December 31, 1996. At December 31, 1997 and 1996, net unrealized gains on fixed maturity securities amounted to approximately $528 million and $181 million, respectively. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1997 were $644 million and $116 million, respectively, compared to $444 million and $263 million, respectively, at December 31, 1996.

Net unrealized gains on general account bonds include net unrealized losses on high yield securities of $2 million and gains of $34 million, at December 31, 1997 and 1996, respectively. Carrying values of high yield securities in the general account were $1.5 billion and $1.6 billion at December 31, 1997 and 1996, respectively.

At December 31, 1997, fixed maturity securities in the guaranteed investment contract portfolio are carried at fair value and amounted to $3.8 billion. At December 31, 1997, net unrealized gains on fixed maturity securities in these Separate Accounts amounted to approximately $71 million. This compares to $1 million in net unrealized losses at December 31, 1996. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1997, were $87 million and $16 million, respectively, compared to $55 million and $56 million, respectively, at December 31, 1996.

At December 31, 1997, high yield securities in the guaranteed investment contract portfolio which are carried at fair value amounted to $310 million, compared to $324 million at December 31, 1996. Net unrealized losses on high yield securities held in such Separate Accounts were $1 million and $8 million at December 31, 1997 and 1996, respectively.


                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       29

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                               Market Risk

Market Risk:
------------

The Securities and Exchange Commission (SEC) issued new disclosure rules related to economic exposure to market risk from financial instruments.

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument. Market risk is inherent to all financial instruments, and accordingly, the Company's risk management policies and procedures include all market risk sensitive financial instruments.

The SEC's market risk rule focuses on only one element of market risk--price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index, or price underlying the financial instrument. The Company's primary market risk exposures are to changes in interest rates, although the Company has certain exposures to changes in equity prices and foreign currency exchange rates.

Active management of market risk is integral to the Company's operations. The Company may use the following tools to manage its exposure to market risk within defined tolerance ranges: 1) change the character of future investments purchased or sold, 2) use derivatives to offset the market behavior of existing assets and liabilities or assets expected to be purchased and liabilities to be incurred, or 3) rebalance its existing asset and liability portfolios.

For purposes of this disclosure market risk sensitive instruments are divided into two categories: instruments entered into for trading purposes and instruments entered into for purposes other than trading. The Company's market risk sensitive instruments presented in the tables on pages 32 and 33 are classified as held for purposes other than trading. The Company does not generally hold or issue derivatives for trading purposes.

Interest Rate Risk

The Company has exposure to economic losses due to interest rate risk arising from changes in the level or volatility of interest rates. The Company attempts to mitigate its exposure to interest rate risk through active portfolio management. The Company may also reduce this risk by utilizing instruments such as interest rate swaps, interest rate caps, commitments to purchase securities, options, futures and forwards. This exposure is also mitigated by the Company's asset/liability matching strategy.

Equity Price Risk

The Company is exposed to equity price risk as a result of its investment in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices which affect the value of equity securities or instruments which derive their value from such securities or indexes. CNA attempts to mitigate its exposure to such risks by limiting its investment in any one security or index.

Foreign Exchange Risk

Foreign exchange risk arises from the possibility that changes in foreign currency exchange rates will impact the value of financial instruments. The Company has foreign exchange exposure when it buys or sells foreign currencies or financial instruments denominated in a foreign currency. The Company's foreign transactions are primarily denominated in Canadian Dollars, British Pounds, Deutsche Marks, and Japanese Yen. This exposure is mitigated by the Company's asset/liability matching strategy and through the use of fowards for those instruments which are not matched.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       30

--------------------------------------------------------------------------------
                              Market Risk (cont.)

Sensitivity Analysis

CNA monitors its sensitivity to interest rate risk by evaluating the change in its financial assets and liabilities relative to fluctuations in interest rates. The evaluation is made using an instantaneous change in interest rates of varying magnitudes on a static balance sheet to determine the effect such a change in rates would have on the Company's market value at risk and the resulting effect on stockholders' equity. The analysis presents the sensitivity of the market value of the Company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the Company's view of changes which are reasonably possible over a one-year period. The selection of the range of values chosen to represent changes in interest rates should not be construed as the Company's prediction of future market events, but rather an illustration of the impact of such events.

The analysis assumes that the composition of the Company's interest rate sensitive assets and liabilities existing at the beginning of the period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the time to maturity. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Accordingly the analysis may not be indicative of, is not intended to provide, and does not provide a precise forecast of the effect of changes of market interest rates on the Company's income or stockholders' equity. Further, the computations do not contemplate any actions CNA would undertake in response to changes in interest rates.

The sensitivity analysis assumes an instantaneous shift in market interest rates, with scenarios of interest rates increasing and decreasing 100 and 150 basis points from their levels at December 31, 1997 with all other variables held constant. A 100 and 150 basis point increase in market interest rates would result in a pre-tax decrease in the net financial instrument position of $1.6 billion and $2.4 billion, respectively. Similarly, a 100 and 150 basis point decrease in market interest rates would result in a pre-tax increase in the net financial instrument position of $1.6 billion and $2.4 billion, respectively.

The Company's long-term debt, including certain related interest rate swap agreements, as of December 31, 1997, is denominated in U.S. dollars. Approximately 91% of the Company's long-term debt has been issued at or effectively converted to fixed rates, and as such, interest expense would not be impacted by interest rate shifts. The impact of a 100 and 150 basis point increase in interest rates on the fixed rate debt would result in a decrease in the market value of the debt by $117 million and $176 million, respectively. The impact of a 100 and 150 basis point increase in interest rates on the variable rate debt would result in an additional $3 million and $4 million, respectively, in interest expense per year. A 100 and 150 basis point decrease in interest rates would lower interest expense by $3 million and $4 million, respectively, per year.

Equity price risk was measured assuming an instantaneous 10% and 25% change in the Standard & Poor's 500 Index (the Index) from its level of December 31, 1997, with all other variables held constant. The Company's equity holdings were assumed to be perfectly correlated with this Index. A 10% and 25% decrease in the Index would result in a $179 million and $448 million decrease, respectively, in the net financial instrument position. Of these amounts, $66 million and $166 million, respectively would be offset by decreases in liabilities to customers under variable annuity contracts. Similarly, increases


                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                              Market Risk (cont.)

in the Index would result in like increases in the net financial instrument position and increases in liabilities to customers variable annuity contracts.

The sensitivity analysis also assumes an instantaneous 10% and 20% change in the foreign currency exchange rates versus the U.S. dollar from their levels at December 31, 1997, with all other variables held constant. A 10% and 20% strengthening of the U.S. dollar versus other currencies would result in decreases of $48 million and $96 million, respectively, in the net financial instrument position. Weakening of the U.S. dollar versus all other currencies would result in like increases in the net financial instrument position.

The following table reflects the estimated effects on the market value of the Company's financial instruments due to an increase in interest rates of 100 basis points, a 10% decline in the S&P 500 index, and a decline of 10% in foreign currency exchange rates.

HELD FOR OTHER THAN TRADING PURPOSES
-------------------------------------------------------------------------------
December 31, 1997             Market      Interest      Currency     Equity
                               Value     Rate Risk        Risk        Risk
-------------------------------------------------------------------------------
(In millions of dollars)

General Account:
  Fixed maturity securities  $29,548      $(1,409)       $(20)       $(10)
  Equity securities              814            -          (7)        (81)
  Short term investments       4,884          (11)        (21)          -
  Interest rate swaps             (4)          20           -           -
------------------------------------------------------------------------------
    Total general account     35,242       (1,400)        (48)        (91)
------------------------------------------------------------------------------

Separate Accounts
  Fixed maturity securities    4,769         (190)          -          (1)
  Equity securities              206            -           -         (21)
  Short term investments         629           (1)          -           -
   Equity index futures            -            1           -         (66)
   Other derivative securities     -           (3)          -           -
------------------------------------------------------------------------------
     Total separate accounts   5,604         (193)          -         (88)
==============================================================================
     Total all securities    $40,846      $(1,593)       $(48)       $(179)
==============================================================================
Long term debt               $(2,897)     $   117        $  -        $   -
==============================================================================


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       32

-------------------------------------------------------------------------------
                              Market Risk (cont.)

The following table reflects the estimated effects on the market value of the Company's financial instruments due to an increase in interest rates of 150 basis points, a 25% decline in the S&P 500 index, and a decline of 20% in foreign currency exchange rates.


HELD FOR OTHER THAN TRADING PURPOSES
------------------------------------------------------------------------------
                              Market      Interest    Currency     Equity
                               Value     Rate Risk      Risk        Risk
------------------------------------------------------------------------------
(In millions of dollars)

General Account
  Fixed maturity securities   $29,548    $(2,113)     $  (39)    $   (24)
  Equity securities               814          -         (14)       (204)
  Short term investments        4,884        (17)        (43)          -
  Interest rate swaps              (4)        30           -           -
------------------------------------------------------------------------------
     Total general account     35,242     (2,100)        (96)       (228)
------------------------------------------------------------------------------

Separate Accounts
  Fixed maturity securities     4,769       (285)          -          (3)
  Equity securities               206          -           -         (51)
  Short term investments          629         (1)          -           -
   Equity index futures             -          2           -        (166)
   Other derivative securities      -         (5)          -           -
-----------------------------------------------------------------------------
    Total separate accounts     5,604       (289)          -        (220)
==============================================================================
    Total all securities      $40,846    $(2,389)     $  (96)    $  (448)
==============================================================================

Long term debt                $(2,897)   $   176      $    -     $     -
==============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
                            Risks and Uncertainties

Risks and Uncertainties:
------------------------
The following section discusses other risks and uncertainties to which the Company is subject.

Credit Risk

Credit risk arises from the potential inability of counterparties to perform on an obligation in accordance with the terms of a contract. CNA is exposed to credit risk in its capacity as a counterparty in financial and insurance contracts, reinsurance arrangements, and as a holder of securities. The company accepts risk whenever a counterparty is obligated to perform under a contract. As a holder of securities, CNA is exposed to default by the issuer or to the possibility of market price deterioration. As a purchaser of reinsurance, CNA has exposure that a reinsurer may not be able to reimburse the Company under the terms of a reinsurance agreement. CNA has established policies and procedures to manage credit risk, including collateral requirements, and master "netting arrangements".

Legal/Regulatory Risk

Legal/regulatory risk is the risk that changes in the legal or regulatory environment in which the Company operates will create additional expenses not anticipated by the Company in pricing its products. Regulatory initiatives, tax law changes, new legal theories or insurance company insolvencies, through guaranty fund assessments, may create costs for the insurer beyond those currently recorded in the consolidated financial statements. CNA mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or region, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

Impact of Year 2000

The widespread use of computer programs, both in the United States and internationally, that rely on two digit date fields to perform computations and decision making functions may cause computer systems to malfunction when processing information involving dates after 1999. Such malfunctions could lead to business delays and disruptions. The Company is in the process of replacing many of its legacy systems and is upgrading its systems to accommodate business for the year 2000 and beyond. The Company believes that it is on plan to resolve the year 2000 issue in a timely manner. Based upon its current assessment, the Company estimates that the incremental cost to replace and upgrade its systems to accommodate year 2000 processing will be approximately $50 million. However, due to the interdependent nature of computer systems, the Company may be adversely impacted depending upon whether it or other entities not affiliated with the Company (vendors and business partners) address this issue successfully. To mitigate this impact, the Company is communicating with its vendors and business partners to coordinate the year 2000 conversion.

In addition, property/casualty insurance companies may have an underwriting exposure related to year 2000. Although the Company has not received any claims for coverage from its policyholders based on losses resulting from year 2000 issues, there can be no assurance that policyholders will not suffer losses of this type and seek compensation under the Company's insurance policies. If any claims are made, coverage, if any, will depend on the facts and circumstances of the claim and the provisions of the policy. At this time, the Company is unable to determine whether the adverse impact, if any, in connection with the foregoing circumstances would be material to the Company.
                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                         LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources:
-------------------------------
The liquidity requirements of CNA have been met by funds generated from operating, investing and financing activities. In early 1998, CNA was able to take advantage of favorable market conditions to refinance, on a fixed rate basis, a portion of its existing debt under the Company's revolving credit facility. Additionally, CNA expects to take advantage of the current low interest rate environment to raise additional capital to support new business initiatives in 1998.

The principal cash flow sources of CNA's property/casualty and life insurance subsidiaries are premiums, investment income, and sales and maturities of investments. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

Net cash flows from operations are primarily invested in marketable securities. Investment strategies employed by CNA's insurance subsidiaries consider the cash flow requirements of the insurance products sold and the tax attributes of the various types of marketable investments.

For the year ended December 31, 1997, CNA's operating cash flows were a negative $193 million, compared to positive $620 million in 1996, and $875 million in 1995.

As discussed previously, the Company had substantially lower operating cash flow, primarily due to claim payments made resulting from the settlement of the Fibreboard litigation. The cash flow impact of such claim payments was approximately $1 billion in 1997 (see Note F of the Consolidated Financial Statements).

To finance the acquisition of The Continental Corporation (Continental), including the refinancing of $205 million of Continental debt, CNA entered into a $1.325 billion revolving credit facility which expires in May 2001. The interest rate for the facility is based on the one, two, three, or six month London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there is a facility fee of 9 basis points annually. The average interest rate on the borrowings under the revolver was 6.16% and 5.72% at December 31, 1997 and 1996, respectively. Under the terms of the facility, CNA may prepay the debt without penalty, giving CNA flexibility to arrange longer-term financing on more favorable terms.

In 1997, CNA filed a Registration Statement on Form S-3 with the Securities and Exchange Commission relating to $1 billion in senior and subordinated debt and preferred stock that became effective on October 22, 1997. This new shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. On January 8, 1998, the Company issued $150 million principal amount of 6.45% senior notes due January 15, 2008 and $150 million principal amount of 6.95% senior notes due January 15, 2018. The net proceeds were used to pay down bank loans drawn under the Company's revolving credit facility. Concurrent with the reduction in bank debt, the Company terminated $300 million notional amount of interest rate swaps. As a result of this additional debt issuance, the borrowing capacity under the revolving credit facility was reduced.

On March 2, 1998 CNA paid at the due date $150 million of 8 7/8% senior notes with funds drawn against the revolving credit facility. On November 15, 1996, CNA issued $250 million, 6.75% Senior Notes, due November 15, 2006. The net proceeds from this issuance of approximately $248 million were used to pay down a portion of the borrowings under the revolving credit facility.
                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
                    Liquidity and Capital Resources (cont.)

As a result of this debt issuance, the borrowing capacity under the revolving credit facility was reduced by $250 million to $1.075 billion.

On March 1, 1996, CNA paid at the due date $250 million of 8 5/8% senior notes.

In 1995, CNA entered into five year interest rate swap agreements with several banks. These agreements convert variable rate debt into fixed rate debt resulting in fixed rates on notional amounts of $1.2 billion as of December 31, 1995. In conjunction with the pay down of $250 million of the revolving credit facility, the Company terminated swaps with a like notional amount. The weighted-average fixed swap rate was 6.20% at December 31, 1997 and 1996.

The effect of these interest rate swaps was to increase interest expense by approximately $4 million, $7 million and $2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

During 1995, to take advantage of favorable interest rates, CNA established a commercial paper program, borrowing from investors and replacing a like amount of bank financing. As of December 31, 1997 and 1996, the commercial paper program borrowing totaled $675 million. The weighted-average interest rate on commercial paper was 6.05% and 5.67% at December 31, 1997 and 1996, respectively. The commercial paper borrowings are classified as long-term, as borrowing capacity under the revolving credit facility will support the commercial paper program (at an undrawn cost of 9 basis points). The weighted-average interest rate (interest and facility fees) on the revolving credit facility, commercial paper and the effect of the interest rate swaps, was 6.35% and 6.28% at December 31, 1997 and 1996, respectively.

As of December 31, 1997, the outstanding loans under the revolving credit facility were $400 million. There was no unused borrowing capacity under the facility after the effects of the commercial paper program as described above.

The table below reflects ratings issued by A.M. Best, Standard and Poor's, Moody's and Duff & Phelps for CNA's Continental Casualty Company (CCC) Intercompany Pool, Continental Insurance Company (CIC) Intercompany Pool and Continental Assurance Company (CAC) Intercompany Pool. Also rated were the senior debt of CNA and Continental and CNA's preferred stock.

|-----------------|=====================||---------------------------------------|
|                 |  INSURANCE RATINGS  ||         DEBT AND STOCK RATINGS        |
|                 |=====================||---------------------------------------|
|                 |   Financial Strength||      | CNA      |         |Continental|
                  ---------------------------------------------------------------
|                 | CAC |   CAC  | CIC  ||Senior|Commercial|Preferred| Senior    |
|                 |     |        |      || Debt | Paper    |  Stock  |  Debt     |
|                 |-----|--------|------||------|----------|---------|-----------|
|A.M. Best        | A   |    A   |  A-  ||  -   |   -      |    -    |   -       |
|Moody's          | A1  |    A1* |  A2  ||  A3  |   P2     |    a3   |   Baa1    |
|                 |-----|--------|------||      |          |         |           |
|                 |Claims Paying Ability||      |          |         |           |
|                 |=====================||      |          |         |           |
|Standard & Poor's| A+  |    AA- |  A-  ||  A-  |   A2     |    A-   |   BBB-    |
|Duff & Phelps    | AA- |    AA  |  -   ||  A-  |   -      |    A-   |    -      |
|-----------------|=====================||------|----------|---------|-----------|
*Applies to Continental Assurance Company only.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       36

-------------------------------------------------------------------------------
                              Accounting Standards

Accounting Standards:
--------------------

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement has been amended and is now effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 or 1997, depending on the type of transaction. This Statement has not and will not have a significant impact on CNA.

Reporting Comprehensive Income

In June 1997, the FASB issued SFAS No. 130,  "Reporting  Comprehensive  Income",
which establishes  accounting   standards   for  reporting  and  display  of
comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. This Statement is not expected to result in a significant change in CNA's disclosures.

Disclosures About Segments of An Enterprise and Related Information

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. It requires that those enterprises report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, and that the enterprises reconcile the total of those amounts to the general-purpose financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. CNA is currently evaluating the effect of this statement on its business segment disclosure.

Accounting by Insurance and Other Enterprises for Insurance-Related Assessments

In December 1997, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position (SOP)
97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", which provides guidance on accounting by entities that are subject
to  insurance-related  assessments.   It  requires  that  entities  recognize
liabilities for insurance-related assessments when all of the following criteria have been met: an assessment has been imposed or a probable assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. This SOP is effective

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
                          Accounting Standards (cont.)


for financial statements for fiscal years beginning after December 15, 1998. CNA is currently evaluating the effects of this SOP on its accounting for insurance-related assessments.

Employers' Disclosures about Pensions and Other Postretirement Benefits

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes disclosure requirements for pension and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The Statement also suggests combined formats for presentation of pension and other postretirement benefit disclosures. The Statement changes disclosure only and does not address measurement or recognition. It is effective for fiscal years beginning after December 15, 1997. CNA is currently evaluating the effects of this Statement on its benefit plan disclosures.


                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       38

-------------------------------------------------------------------------------
                           Forward-Looking Statements




Forward-Looking Statements:
---------------------------

When included in management's discussion and analysis, the words "believes", "expects", "intends", "anticipates", "estimates", and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, competition, changes in financial markets (interest rate, credit, currency, commodities and stocks), changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings, and various other matters, many of which are beyond the Company's control. See the Company's discussions elsewhere in this report on how these various risks may affect CNA. These forward-looking statements speak only as of the date of this Report. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking state-ment contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.




                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       39

                       CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET


ASSETS
--------------------------------------------------------------------------------------------------
December 31                                                        1997               1996
--------------------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
   Fixed maturities available for sale
      (cost: $29,020 and $27,540)                                $29,548            $27,721
   Equity securities available for sale
     (cost: $695 and $702)                                           814                859
   Mortgage loans and real estate (less accumulated
     depreciation: $1 and $4)                                         85                123
   Policy loans                                                      177                174
   Other invested assets                                             695                681
   Short-term investments                                          4,884              5,854
--------------------------------------------------------------------------------------------------
         TOTAL INVESTMENTS                                        36,203             35,412
--------------------------------------------------------------------------------------------------
Cash                                                                 383                257
Receivables:
   Reinsurance                                                     5,726              6,530
   Insurance                                                       6,086              5,888
   Other trade                                                       248                192
   Less allowance for doubtful accounts                             (303)              (277)
Deferred acquisition costs                                         2,142              1,854
Accrued investment income                                            389                508
Receivables for securities sold                                      744                264
Federal income taxes recoverable (includes $26
  and $151 due from Loews)                                            18                134
Deferred income taxes                                              1,070              1,347
Property and equipment at cost
   (less accumulated depreciation: $553 and $436)                    747                645
Prepaid reinsurance premiums                                         202                295
Intangibles                                                          620                418
Other assets                                                       1,182                867
Separate Account business                                          5,812              6,121
--------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                            $61,269            $60,455
==================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                            CNA FINANCIAL CORPORATION
                            -------------------------

--------------------------------------------------------------------------------
                       CONSOLIDATED BALANCE SHEET (cont.)




LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
December 31                                                        1997               1996
--------------------------------------------------------------------------------------------------
(In millions of dollars)
Liabilities:
   Insurance reserves:
      Claim and claim expense                                    $29,227            $30,395
      Unearned premiums                                            4,700              4,659
      Future policy benefits                                       4,829              4,181
      Policyholders' funds                                           742                746
      Securities sold under repurchase agreements                    153                100
      Payables for securities purchased                              648                405
      Participating policyholders' equity                            132                119
      Long-term debt                                               2,897              2,765
      Other liabilities                                            3,820              3,904
      Separate Account business                                    5,812              6,121
--------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                          52,960             53,395
--------------------------------------------------------------------------------------------------
Commitments and contingent liabilities-Notes E, F and G

Stockholders'equity:
   Common stock $2.50 par value;
     Authorized - 200,000,000 shares;
     Issued - 61,841,969 shares;
     Outstanding - 61,798,262 shares;                                 155               155
   Money market cumulative preferred stock                            150               150
   Additional paid-in capital                                         435               435
   Retained earnings                                                6,983             6,024
   Net unrealized investment gains                                    589               299
   Treasury stock, at cost                                             (3)               (3)
--------------------------------------------------------------------------------------------------
       TOTAL STOCKHOLDERS' EQUITY                                   8,309             7,060
--------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $61,269           $60,455
==================================================================================================
See accompanying Notes to Consolidated Financial Statements.



                            CNA FINANCIAL CORPORATION
                            -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                      STATEMENT OF CONSOLIDATED OPERATIONS





--------------------------------------------------------------------------------------------------
Year Ended December  31                                   1997           199+           1995
--------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
Revenues:
  Premiums                                             $13,362       $13,479          $11,735
  Net investment income                                  2,209         2,276            2,077
  Realized investment gains                                753           619              464
  Other                                                    748           614              424
--------------------------------------------------------------------------------------------------
                                                        17,072        16,988           14,700
--------------------------------------------------------------------------------------------------
Benefits and expenses:
  Insurance claims and
    policyholders' benefits                             11,268        11,371            9,952
  Amortization of deferred acquisition costs             2,383         2,192            1,844
  Other operating expenses                               1,865         1,880            1,680
  Interest expense                                         198           200              182
--------------------------------------------------------------------------------------------------
                                                        15,714        15,643           13,658
--------------------------------------------------------------------------------------------------
      Income before income tax                           1,358         1,345            1,042
Income tax expense                                         392           380              285
--------------------------------------------------------------------------------------------------
      NET INCOME                                       $   966       $   965          $   757
--------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                     $ 15.52       $ 15.51          $ 12.14
==================================================================================================
WEIGHTED AVERAGE OUTSTANDING SHARES
   OF COMMON STOCK                                        61.8          61.8             61.8
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

                            CNA FINANCIAL CORPORATION
                            -------------------------

--------------------------------------------------------------------------------
                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY




------------------------------------------------------------------------------------------------------------
                                                                                           Net
                                                                                        Unrealized
                                                            Additional                  Investment
                            Common      Preferred  Treasury  Paid-In      Retained        Gains
                             Stock        Stock      Stock   Captital     Earnings       (Losses)  Total
------------------------------------------------------------------------------------------------------------
In millions of dollars)
Balance,
January 1, 1995              $155        $150     $(3)        $435         $4,316       $ (507)   $4,546
  Net income                   -           -        -           -             757           -        757
  Change in net unrealized
    gains/(losses)             -           -        -           -              -         1,440     1,440
  Preferred dividends          -           -        -           -              (7)          -         (7)
----------------------------------------------------------------------------------------------------------
Balance
December 31, 1995            $155        $150     $(3)        $435         $5,066       $  933    $6,736
  Net income                   -           -        -           -             965           -        965
  Change in net unrealized
     gains/(losses)            -           -        -           -              -          (634)     (634)
  Preferred dividends          -           -        -           -              (7)          -         (7)
----------------------------------------------------------------------------------------------------------
Balance,
December 31, 1996            $155        $150     $(3)        $435         $6,024       $  299    $7,060
  Net income                   -           -        -           -             966           -        966
  Change in net unrealized
    gains/(losses)             -           -        -           -              -           290       290
  Preferred dividends          -           -        -           -              (7)          -         (7)
----------------------------------------------------------------------------------------------------------
BALANCE,
DECEMBER 31, 1997            $155        $150     $(3)        $435         $6,983       $  589    $8,309
==========================================================================================================
See accompanying Notes to Consolidated Financial Statements.


                            CNA FINANCIAL CORPORATION
                            -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                      STATEMENT OF CONSOLIDATED CASH FLOWS



------------------------------------------------------------------------------------------------
Year Ended December 31                                         1997           1996        1995
------------------------------------------------------------------------------------------------
(In millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net income                                                   $  966          $ 965       $ 757
                                                              ----------------------------------
Adjustments to reconcile net income to
 net cash flows from operating activities:
  Net realized investment gains, pre-tax                       (753)          (619)       (464)
  Amortization of intangibles                                    30             25          19
  Amortization of bond discount                                (100)          (178)       (143)
  Depreciation                                                  158            138         101
  Changes in:
    Receivables, net                                            576             84        (803)
    Deferred acquisition costs                                 (288)          (361)       (161)
    Accrued investment income                                   119             38         (30)
    Federal income taxes                                        116             (1)        (39)
    Deferred income taxes                                       146            353         221
    Prepaid reinsurance premiums                                 93            200         130
    Insurance reserves                                         (464)          (358)        427
    Other liabilites                                           (566)           790         974
    Other, net                                                 (226)          (456)       (114)
------------------------------------------------------------------------------------------------
      Total adjustments                                      (1,159)          (345)        118
------------------------------------------------------------------------------------------------
      NET CASH FLOWS FROM
        OPERATING ACTIVITIES                                 $ (193)         $ 620       $ 875
------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements.



                            CNA FINANCIAL CORPORATION
                            ------------------------

--------------------------------------------------------------------------------
                     Statement of Consolidated Cash Flows (Cont.)




------------------------------------------------------------------------------------------------
Year Ended December 31                                        1997          1996         1995
------------------------------------------------------------------------------------------------
(In millions of dollars)

CASH FLOWS FROM INVESTING ACTIVITIES:
--------------------------------------

Purchases of fixed maturities                                $(42,492)    $(34,312)   $(29,255)
Proceeds from fixed maturities:
   Sales                                                       38,429       34,864      24,065
   Maturities, calls and redemptions                            2,997        1,796       2,855
Purchases of equity securities                                 (1,319)        (972)     (1,094)
Proceeds from sale of equity securities                         1,406        1,077       1,317
Change in short-term investments                                1,112       (2,029)      2,942
Purchases of property and equipment                              (280)        (205)       (126)
Change in securities sold under repurchase agreements              53         (674)     (1,705)
Change in other investments                                       421          146         158
Purchase of The Continental Corporation, net of cash acquired      -            -         (961)
Other acquisitions, net                                          (108)          -          (72)
Other, net                                                         (7)          21         (39)
------------------------------------------------------------------------------------------------
         NET CASH FLOWS FROM INVESTING ACTIVITIES                 212         (288)     (1,915)
------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------

Dividends paid to preferred shareholders                           (6)          (6)         (7)
Receipts from investment contracts credited
  to policyholder account balances                                  7           11          23
Return of policyholder account
  balances on investment contracts                                (26)         (41)        (34)
Change in short-term debt                                          -          (257)          3
Principal payments on long-term debt                               (5)        (254)       (208)
Proceeds from issuance of long-term debt                          137          250       1,337
------------------------------------------------------------------------------------------------
        NET CASH FLOWS FROM FINANCING ACTIVITIES                  107         (297)      1,114
------------------------------------------------------------------------------------------------
        NET CASH FLOWS                                            126           35          74
Cash at beginning of period                                       257          222         148
------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                        $    383     $    257    $    222
================================================================================================

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                  Statement of Consolidated Cash Flows (cont.)



Noncash  investing  activities  that are not  reflected in the Statement of Cash
Flows are listed below.

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

                             CNA FINANCIAL CORPORATION
                            -------------------------

                   NOTES CONSOLIDATED FINANCIAL STATEMENTS
 ------------------------------------------------------------------------------
                Note A -- Significant Accounting Policies (cont.)


Note A -- Significant Accounting Policies
-----------------------------------------

BASIS OF PRESENTATION
-------------------------------------------------------------------------------

The Consolidated Financial Statements include CNA Financial Corporation and its subsidiaries (CNA or the Company) which include property/casualty insurance
companies  (principally   Continental  Casualty  Company  and  The  Continental
Insurance Company) and life insurance companies (principally Continental Assurance Company and Valley Forge Life Insurance Company). Loews Corporation (Loews) owns approximately 84% of the outstanding common stock of CNA.

The accompanying Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1997. All intercompany amounts have been eliminated.

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

BUSINESS
------------------------------------------------------------------------------


CNA is a multiple-line insurer underwriting property and casualty coverages; life, accident and health insurance; and pension and annuity business. CNA serves a wide spectrum of customers, including small, medium and large businesses; associations; professionals; groups and individuals with a broad range of insurance and other risk management products and services.


Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, health care management and claims administration. CNA products and services are marketed through agents, brokers, general agents and direct sales.

INSURANCE
-------------------------------------------------------------------------------

Premium Revenue

Insurance premiums on property/casualty and accident and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees which are recognized over the coverage period. Other life insurance premiums and annu-ities are recognized as revenue when due after deductions for ceded insurance.

Claim and claim  expense  reserves

Claim and claim expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and disability claims, are not discounted and are based on (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations,(b) estimates of unreported losses, (c) estimates of losses on assumed insurance, and (d)

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

estimates of future expenses to be incurred in settlement of claims. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance.

Claim and claim expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments to the previously established reserves are reflected in operating income in the period the need for such adjustments becomes apparent.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide periodic payments to claimants, which are fixed and determinable as to the amount and time of payment. Certain structured settlements are funded by annuities purchased from Continental Assurance Company for which the related annuity obligations are reflected as part of future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim expense reserves and carried at the present values determined using interest rates ranging from 6.25% to 7.50%. At December 31, 1997 and 1996, the total of these unfunded structured settlements was $913 million and $924 million, respectively (reflecting a discount of $1,527 million and $1,556 million, respectively).

Workers' compensation lifetime claim reserves and disability claim reserves are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.0% with mortality and morbidity assumptions reflecting the Company's and current industry experience. At December 31, 1997 and 1996, such reserves totaled $2,196 million and $2,165 million, respectively (reflecting a discount of $882 million and $903 million, respectively).

Future policy benefits reserves

Reserves for traditional life insurance products (whole and term life products) are computed based upon the net level premium method using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 11% and mortality, morbidity and withdrawal assumptions reflect CNA and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses beyond the premium paying period. Reserves for universal life-type contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 6.78% to 7.45% for the three years ended December 31, 1997.

Involuntary  risks

CNA's share of involuntary risks is mandatory and generally a function of its share of the voluntary market by line of insurance in each state. CNA records the estimated effects of its mandatory participation in residual markets on an accrual basis. CNA records assessments for insolvencies as they are paid. Accruals for such assessments have not been practical as the
availability  of  information,   in  sufficient   detail,   regarding   industry
insolvences and related assessments has been limited.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       47

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

Reinsurance

CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance
arrangements   to  limit  its  maximum   loss,   provide   greater
diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property risks is on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes quota share, yearly renewable term and facultative programs. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability.

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

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on traditional life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed durations, which are regularly evaluated and cumulatively adjusted as appropriate.


Participating business

Participating business represented 0.7%, 0.5% and 0.6% of gross life insurance in force and 0.7%, 0.7% and 0.8% of life insurance premium income for 1997, 1996, and 1995, respectively. Participating policyholders' equity is determined by allocating 90% of the net income or loss and unrealized investment gains or losses related to such business as allowed by applicable laws, less dividends determined by the Board of Directors. Revenues and benefits and expenses include amounts related to participating policies; the net income or loss allocated to participating policyholders' equity is a component of insurance claims and policyholders' benefits.

Separate Account business

Continental Assurance Company and Valley Forge Life Insurance Company write certain investment and annuity contracts. The supporting assets and liabilities of these contracts are legally segregated and reflected as assets and liabilities of Separate Account business. Continental Assurance Company guarantees principal and a specified return to the contract holders on approximately 74% of the Separate Account business. Substantially all assets of the Separate Account business are carried at fair value. Separate account liabilities are carried at contract values.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)
INVESTMENTS
-------------------------------------------------------------------------------
Valuation of investments

CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in investment income.

CNA accounts for its derivative securities under the fair value method, except for interest rate swaps associated with certain corporate borrowings. Under this method the derivative securities are recorded at fair value at the reporting date with changes in fair value reflected in realized investment gains and losses. For interest rate swaps associated with certain corporate borrowings, amounts due to or payable under these swaps are recorded as an adjustment to interest expense and changes in the fair value of the swaps are not reflected in the Company's financial statements.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost which approximates fair value.


Other invested assets include joint ventures, limited partnerships, and other investments. The joint ventures and limited partnerships are carried at cost plus CNA's equity interest in changes in the investee's net assets. CNA's equity interest in such changes are reflected in investment income, realized investment gains/losses and unrealized investment gains/losses, as appropriate.

Investment gains and losses

All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the amortized cost of the specific securities sold. Investments are written down to estimated fair values and losses are charged to income when a decline in value is considered to be other than temporary.

Unrealized investment gains and losses on fixed maturity securities and equity securities are reflected as part of stockholders' equity, net of applicable deferred income taxes and participating policyholders' interest.

Equity  affiliates

CNA uses the equity method of accounting for investments in companies in which its ownership interest is as least twenty percent but not greater than fifty percent and upon which it cannot assert significant control. Equity in operating income of these affiliates is reflected in other income. Equity in investment gains/losses is included in realized investment gains/losses or unrealized investment gains/losses as appropriate.

Securities sold under repurchase agreements

CNA has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the fair value of the securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper). CNA


                           CNA FINANCIAL CORPORATION
                           -------------------------
continues to receive the interest on loaned debt securities, as beneficial owner, and accordingly, loaned debt securities are included within fixed maturity securities. The liabilities for securities sold subject to repurchase agreements are recorded at their contractual repurchase amounts.

Restricted  investments

On December 30, 1993, CNA deposited $987 million in an escrow account, pursuant to the Fiberboard Global Settlement Agreement, as discussed in Note
F. The majority of the funds are included in short-term investments and are invested primarily in U.S. Treasury securities. The escrow account amounted to $1,098 million and $1,071 million at December 31, 1997 and 1996, respectively.

ADDITIONAL CASH FLOW STATEMENT INFORMATION
--------------------------------------------------------------------------------
The Company's supplemental disclosure of cash
flow information:
-----------------------------------------------------
Year Ended
December 31                1997      1996      1995
-----------------------------------------------------
(In millions of dollars)

Cash (paid) received:
  Interest                 $(201)    $(211)    $(170)
  Federal income
    taxes                    (95)       16      (103)
======================================================

INCOME TAXES
--------------------------------------------------------------------------------
The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return bases of assets and liabilities under the liability method. Temporary differences primarily relate to insurance reserves (principally claim reserve discounting), unearned premium reserves, net unrealized investment gains/losses, deferred acquisition costs and net operating loss carry forwards, net of valuation allowances.

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

MANAGEMENT SERVICES
--------------------------------------------------------------------------------
CNA reimburses Loews for management services, travel and similar expenses, and expenses of investment facilities and services provided to CNA. Such expenses amounted to approximately $11 million, $15 million and $11 million in 1997, 1996 and 1995, respectively.

EARNINGS PER SHARE
--------------------------------------------------------------------------------
Earnings per share applicable to common stock is based on weighted average outstanding shares of common stock of 61,798,000 in 1997, 1996 and 1995, respectively. The Company has no stock options or warrants, as such, basic and diluted earnings per share are the same.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       50

-----------------------------------------------------------------------------
                              Note B -- Investments
Note B -- Investments:
----------------------

NET INVESTMENT INCOME
------------------------------------------------------------------------------
Year Ended December 31                             1997         1996      1995
-------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities:
  Bonds:
   Taxable                                       $1,522      $1,716     $1,512
   Tax-exempt                                       288         273        263
  Redeemable preferred stocks                         7           2          4
Equity securities                                    37          25         47
Mortgage loans and Real estate                       10          11         14
Policy loans                                          6          12         12
Short-term investments                              321         231        215
Security repurchase transactions-income              90          77        167
Other                                                56          45         46
------------------------------------------------------------------------------
                                                  2,337       2,392      2,280
Investment expense                                  (47)        (43)       (46)
Security repurchase transactions-expenses and fees  (81)        (73)      (157)
-------------------------------------------------------------------------------
         NET INVESTMENT INCOME                   $2,209      $2,276     $2,077
===============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       51

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                          Note B -- Investments (cont.)


ANALYSIS OF INVESTMENT GAINS (LOSSES)
----------------------------------------------------------------------------
Year Ended December 31                                  1997   1996    1995
----------------------------------------------------------------------------
(In millions of dollars)
Realized investment gains and (losses):

  Fixed maturities                                     $ 452  $ 293   $ 222
  Equity securities                                      103    216     140
  Derivative securities                                   (7)    18      19
  Other, including Separate Account business             205*    92      83
----------------------------------------------------------------------------
                                                         753    619     464
Allocated to participating policyholders                 (15)   (14)     (8)
Income tax expense                                      (260)  (218)   (162)
----------------------------------------------------------------------------
     Net realized investment gains                       478    387     294
----------------------------------------------------------------------------
Change in net unrealized investment gains and (losses):
  Fixed maturities                                       347   (875)  1,855
  Equity securities                                      (38)   (26)    163
  Other, including Separate Account business             122    (45)    323
----------------------------------------------------------------------------
                                                         431   (946)  2,341
Allocated to participating policyholders                  (4)    18     (44)
Income tax (expense) benefit                            (137)   294    (857)
----------------------------------------------------------------------------
   Change in net unrealized investment gains (losses)    290   (634)  1,440
----------------------------------------------------------------------------
     NET REALIZED AND UNREALIZED
      INVESTMENT GAINS (LOSSES)                        $ 768  $(247) $1,734
============================================================================
*(Includes $95 million related to CNA surety transaction)

SUMMARY OF GROSS REALIZED INVESTMENT GAINS (LOSSES)
FOR FIXED MATURITIES AND EQUITY SECURITIES
-----------------------------------------------------------------------------------------------------------------
                                     1997                          1996                          1995
                           ---------------------------   --------------------------    --------------------------
                             Fixed          Equity         Fixed          Equity         Fixed          Equity
Year Ended December 31     Maturities     Securities     Maturities     Securities     Maturities     Securities
-----------------------------------------------------------------------------------------------------------------
(In millions of dollars)

Proceeds from sales        $  38,429       $ 1,406       $ 34,864        $ 1,077       $ 24,065         $ 1,317
=================================================================================================================

Gross realized gains       $     651       $   137       $    412        $   241       $    412         $   199
Gross realized losses      $    (199)          (34)          (119)           (25)          (190)            (59)
-----------------------------------------------------------------------------------------------------------------
     Net realized gains
          on sales         $     452       $   103       $    293        $   216       $    222         $   140
=================================================================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       52

 ------------------------------------------------------------------------------
                              Note B - Investments


ANALYSIS OF NET UNREALIZED INVESTMENT GAINS (LOSSES)
INCLUDED IN STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------
                                1997                            1996
                         ----------------------         -----------------------
December 31              GAINS    LOSSES   NET         Gains    Losses    Net
-------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities         $ 644   $ (116)  $ 528        $ 444   $(263)   $ 181
Equity securities          190      (71)    119          254     (97)     157
Other, including Separate
 Account business          334     (110)    224          171     (69)     102
                        ------------------------------------------------------
                         $1,168  $ (297)    871        $ 869   $(429)     440
                         ======= ========              ======  =======
Allocated to participating
policyholders                                (4)                           --
Deferred income tax
 expense                                   (278)                         (141)
-------------------------------------------------------------------------------
     NET UNREALIZED
     INVESTMENT GAINS                     $ 589                         $ 299
===============================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------
                                                  GROSS      GROSS
                                     AMORTIZED  UNREALIZED UNREALIZED   MARKET
December 31, 1997                      COST        GAINS     LOSSES      VALUE
------------------------------------------------------------------------------
(In millions of dollars)

United States Treasury securities and
   obligations of government agencies $12,883    $119      $ 22       $12,980
Asset-backed securities                 4,716      98        10         4,804
States, municipalities and political
   subdivisions - tax-exempt            4,534     194         4         4,724
Corporate securities                    5,253     142        49         5,346
Other debt securities                   1,567      61        31         1,597
Redeemable preferred stocks                67      30         -            97
-------------------------------------------------------------------------------
   Total fixed maturities              29,020     644       116        29,548
Equity securities                         695     190        71           814
-------------------------------------------------------------------------------
         TOTAL                        $29,715    $834      $187       $30,362
===============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       53

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                          Note B - Investments (cont.)


SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------
                                                    Gross      Gross
                                      Amortized  Unrealized  Unrealized  Market
December 31, 1996                       Cost        Gains      Losses    Value
-------------------------------------------------------------------------------
(In millions of dollars)

United States Treasury securities and
   obligations of government agencies $ 9,855      $  72      $  92   $ 9,835
Asset-backed securities                 6,298         53         59     6,292
States, municipalities and political
   subdivisions - tax-exempt            4,860        121         30     4,951
Corporate securities                    4,730        121         63     4,788
Other debt securities                   1,748         60         19     1,789
Redeemable preferred stocks                49         17          -        66
-------------------------------------------------------------------------------
      Total fixed maturities           27,540        444        263    27,721
Equity securities                         702        254         97       859
-------------------------------------------------------------------------------
        Total                         $28,242      $ 698      $ 360  $ 28,580
===============================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
BY CONTRACTUAL MATURITY
-------------------------------------------------------------------------------
                                            1997                  1996
                                      -------------------  --------------------
                                      AMORTIZED    MARKET  Amortized  Market
December 31                              COST      VALUE      Cost    Value
-------------------------------------------------------------------------------
(In millions of dollars)

Due in one year or less               $ 2,058    $ 2,077   $ 2,494    $ 2,506
Due after one year through five years  11,520     11,525     8,377      8,295
Due after five years through ten years  3,323      3,373     4,811      4,829
Due after ten years                     7,403      7,769     5,560      5,799
Asset-backed securities not due
  at a single maturity date             4,716      4,804     6,298      6,292
-------------------------------------------------------------------------------
       TOTAL                          $29,020    $29,548   $27,540    $27,721
===============================================================================

Actual maturities may differ form contractual maturities because securities may be called or prepaid with our without call or prepayment penalties.

The carrying value of investments (other than equity securities) that have not produced income for last twelve months is $35 million at December 31, 1997. At December 31, 1997, there were no investments in a single issuer, other than the U.S. government, that when aggregated, exceeded 10% of stockholders' equity.



                           CNA FINANCIAL CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
                         Note C -- Financial Instruments


Note C -- Financial Instruments:
--------------------------------

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

The carrying amounts reported in the consolidated balance sheet approximate fair value for cash, short-term investments, other trade receivables, accrued investment income, receivables for securities sold, securities sold under repurchase agreements, payables for securities purchased, and certain other assets and other liabilities because of their short-term nature. Accordingly, these assets and liabilities are not listed in the tables below.

The carrying amounts and estimated fair values of CNA's other financial instrument assets and liabilities are listed below. Derivative instruments are shown in a separate table.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------
                     Note C - Financial Statements (cont.)


FINANCIAL ASSETS
---------------------------------------------------------------------------
                                       1997                      1996
                               -----------------------   -------------------
                               CARRYING    ESTIMATED     Carrying  Estimated
December 31                     AMOUNT     FAIR VALUE    Amount    Fair Value
----------------------------------------------------------------------------
(In millions of dollars)

Investments:
   Fixed maturities            $29,548      $29,548       $27,721    $27,721
   Equity securities               814          814           859        859
   Mortgage loans                   80           83           113        115
   Policy loans                    177          172           174        163
   Other invested assets           695          695           681        681
Separate Account business:
   Fixed maturities              4,769        4,769         4,608      4,608
   Equity securities               206          206           169        169
   Other                           117          117           437        437
------------------------------------------------------------------------------

The following methods and assumptions were used by CNA in estimating the fair value for the above financial instruments.

Fixed maturity securities and equity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.

The fair values for mortgage loans and policy loans are estimated using discounted cash flow analysis at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

Valuation techniques to determine fair value of other invested assets and other Separate Account business assets consist of discounted cash flows and quoted market prices of (a) the investments, (b) comparable instruments, or (c) underlying assets of the investments.


                           CNA FINANCIAL CORPORAITON
                           -------------------------
                                       56

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                     Note C -- Financial Instruments (cont.)

FINANCIAL LIABILITIES
-------------------------------------------------------------------------------
                                               1997                1996
                                -----------------------------------------------
                                        CARRYING  ESTIMATED  Carrying Estimated
December 31                             AMOUNT    FAIR VALUE Amount   Fair Value
--------------------------------------------------------------------------------
(In millions of dollars)

Premium deposits and annuity contracts  $1,194     $1,145     $1,065    $1,018
Long-term debt                           2,897      2,928      2,765     2,762
Financial guarantee contracts              382        373        382       378
Separate Account business:
   Guaranteed investment contracts       3,414      3,448      3,990     4,012
   Deferred annuities                       73         90         73        84
   Variable separate accounts              997        997        569       569
   Other                                   614        614        896       896
------------------------------------------------------------------------------

Premium deposits and annuity contracts are valued based on cash surrender values and the outstanding fund balances.

CNA's Senior Notes and debentures are valued based on quoted market prices. The fair value for other long-term debt is estimated using discounted cash flow analysis, based on current incremental borrowing rates for similar types of borrowing arrangements.

The fair value of the liability for financial guarantee contracts is based on discounted cash flows utilizing interest rates currently being offered for similar contracts.

The fair values of guaranteed investment contracts and deferred annuities of the Separate Account business are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with similar maturities. The fair values of the liabilities for variable Separate Account business are based on the quoted market values of the underlying assets of each variable Separate Account. The fair value of other Separate Account business liabilities approximates their carrying value.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       57

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)


DERIVATIVE FINANCIAL INSTRUMENTS
------------------------------------------------------------------------------

CNA invests from time to time in certain derivative financial instruments primarily to reduce its exposure to market risk (principally interest rate, equity stock price and foreign currency risk). Financial instruments used for such purposes include interest rate swaps, interest rate caps, put and call options, commitments to purchase securities, futures and forwards. The Company generally does not hold or issue these instruments for trading purposes. CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contracts by purchasing S&P 500 futures contracts in a notional amount equal to the original customer deposit.

The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 1997 and 1996, totaled $1,567 million and $1,730 million, respectively. The gross notional principal or contractual amounts of derivative financial instruments in the Separate Accounts totaled $860 million and $394 million at December 31, 1997 and 1996, respectively. The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

The fair values associated with derivative financial instruments are generally affected by interest rates, equity prices and foreign exchange rates. The credit exposure associated with these instruments is generally limited to the unrealized fair value of the instruments and will vary based on the creditworthiness of the counterparties. Although the Company is exposed to the aforementioned credit risk, it does not expect any counterparty to fail to perform as contracted based on the creditworthiness of the counterparties. Due to the nature of the derivative securities, the Company does not require collateral.

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

                           CNA FINANCIAL CORPORATION
                           -------------------------

 ------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)

A summary of the aggregate notional or contractual amounts and estimated fair values of these instruments at December 31, 1997 and 1996, are presented below.

--------------------------------------------------------------------------------
                                       CONTRACTUAL/   ASSET/(LIABILITY)
                                     NOTIONAL AMOUNT   FAIR VALUE     GAIN(LOSS)
December 31, 1997
--------------------------------------------------------------------------------
(In millions of dollars)

General Account
Interest rate swaps-corporate borrowings $  950       $   (4)         $   --
  Futures                                   (21)          --              (1)
  Forwards                                   11           --               7
   Interest rate swaps                       59           (8)             (8)
  Commitments to
   purchase government
   and municipal securities                  --           --               1
Options purchased                            51            2              (5)
Options written                               1           --              --
Other options                                16           --              --
Interest rate caps                          500            4              (1)
-------------------------------------------------------------------------------
        TOTAL                            $1,567       $   (6)         $   (7)
===============================================================================
Separate Accounts
   Futures                               $  615       $   --          $  112*
   Forwards                                   1           --              --
   Commitments to purchase government
     and municipal securities                80           --               1
   Options purchased                         91           --              (1)
   Options written                           73           --               2
-------------------------------------------------------------------------------
        TOTAL                            $  860       $   --          $  114
===============================================================================
* This amount is offset by an increase in the liability to participants.

                          CNA FINANANCIAL CORPORATION
                          ---------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)


-------------------------------------------------------------------------------
                                    Contractual/  Asset/(Liability) Recognized
                                 Notional Amount   Fair Value       Gain (Loss)
December 31, 1996
-------------------------------------------------------------------------------
(In millions of dollars)

General Account
   Interest rate swaps-corporate      $   950      $   3             $  (5)
   borrowings
  Futures                                  38          1                (1)
   Forwards                               194         (2)              (13)
   Interest rate swaps                     85         --                29
   Commitments to purchase government
     and municipal securities             406         (1)               --
   Options purchased                       57          2                 7
   Options written                         --         --                 1
-------------------------------------------------------------------------------
        Total                         $ 1,730      $   3            $   18
===============================================================================
Separate Accounts
  Futures                             $   319      $  (6)           $   29*
   Forwards                                 7          --               --
   Commitments to purchase government
     and municipal securities              17          --               --
   Options purchased                       26          --               --
   Options written                         25          --                1
-------------------------------------------------------------------------------
        Total                         $   394      $   (6)          $   30
================================================================================
* This amount is offset by an increase in the liability to participants.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       60

 ------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based upon a specified floating rate index. CNA has entered into interest rate swap agreements to convert the variable rate of the borrowing under the revolving credit facility and the commercial paper program to a fixed rate. At December 31, 1997, CNA had outstanding interest rate swap agreements with several banks having a total notional principal amount of $950 million. Those agreements, which terminate from May 2000 to December 2000, effectively fix the Company's interest rate exposure on $950 million of variable rate debt.

CNA also has outstanding trading interest rate swaps which primarily represent an exchange of the 90-day treasury bill rate for the total change in the Goldman Sachs Commodities Index.

Futures are contracts to buy or sell a standard quantity and quality of a commodity, financial instrument, or index at a specified future date and price.

Forwards are contracts between two parties to purchase and sell a specific quantity of a commodity, government security, foreign currency, or other financial instrument at a price specified at contact inception, with delivery and settlement at a specified future date.

Commitments to purchase government and municipal securities are a commitment to purchase securities in the future at a predetermined price.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time.

An interest rate cap consists of a guarantee given by the issuer to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount. The notional principal amount is not actually borrowed or repaid.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                             Note D - Income Taxes

Note D -- Income Taxes:
-----------------------

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

For 1997 and 1996, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews has resulted in an increased Federal income tax liability for Loews. Accordingly, CNA has paid or will pay to Loews approximately $210 million for 1997 and has paid $99 million for 1996. In 1995, the inclusion of the CNA Tax Group reduced the Federal income tax liability for Loews. Accordingly, CNA received from Loews approximately $78 million for 1995.

At December 31, 1997, CNA had net operating loss carryforwards of approximately $870 million for income tax purposes that expire in years 2000 through 2017. The loss carryforwards are related to acquisitions.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       62

------------------------------------------------------------------------------
                         Note D -- Income Taxes (cont.)

Significant components of CNA's deferred tax assets and liabilities as of December 31, 1997 and 1996 are shown in the table below.


COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
-----------------------------------------------------------------------
December 31                                    1997          1996
-----------------------------------------------------------------------
(In millions of dollars)
Insurance reserves:
   Property/casualty claim reserves          $1,101        $1,145
  Unearned premium reserves                     283           268
   Life reserves                                157           141
   Other insurance reserves                      22            31
Deferred acquisition costs                     (667)         (570)
Investment valuation                             30            32
Postretirement benefits other than pensions     149           143
Net unrealized gains                           (278)         (141)
Net operating loss carryforwards                305           280
Other, net                                      226           268
----------------------------------------------------------------------
   Total deferred tax assets and liabilities  1,328         1,597
Valuation allowance                            (258)         (250)
----------------------------------------------------------------------
    NET DEFERRED TAX ASSETS                  $1,070        $1,347
======================================================================

At December 31, 1997, gross deferred tax assets and liabilities amounted to approximately $2.7 billion and $1.6 billion, respectively. At December 31, 1996, gross deferred tax assets and liabilities amounted to approximately $2.6 billion and $1.3 billion, respectively.

Based upon anticipated future taxable income, Company management believes it is more likely than not that the net deferred tax asset will be realized. A valuation allowance is maintained due to the uncertainty regarding the realizability of certain deferred tax assets.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       63

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 ------------------------------------------------------------------------------
                         Note D - Income Taxes (cont.)

The components of income tax expense are as follows:


--------------------------------------------------------------------------
Year Ended December 31                     1997       1996      1995
--------------------------------------------------------------------------
(In millions of dollars)
Current tax expense                       $248       $ 28        $ 64
Deferred tax expense                       144        352         221
--------------------------------------------------------------------------
     TOTAL INCOME TAX EXPENSE             $392       $380        $285
==========================================================================

The components of total income tax expense are allocated between operating income and realized capital gains and losses in the following table.

---------------------------------------------------------------------------
Year Ended December 31                     1997       1996      1995
---------------------------------------------------------------------------
(In millions of dollars)
 Income tax expense on:
Operating income                          $132       $163        $123
Realized capital gains and losses          260        217         162
===========================================================================
     TOTAL INCOME TAX EXPENSE             $392       $380        $285
===========================================================================

A reconciliation of the statutory federal income tax rate on income is as follows:

------------------------------------------------------------------------------
                                      % of              % of          % of
                                      Pretax            Pretax        Pretax
Year Ended December 31          1997  Income     1996   Income  1995  Income
------------------------------------------------------------------------------
(In millions of dollars)

Income taxes at statutory rate  $475   35.0%    $471    35.0%  $365   35.0%
Tax exempt income and dividend
     received deduction          (91)  (6.7)     (86)   (6.4)   (79)  (7.6)
Other                              8     .6       (5)    (.3)     -      -
-------------------------------------------------------------------------------
INCOME TAXES AT EFFECTIVE RATE  $392   28.9%    $380    28.3%  $286   27.4%
===============================================================================


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       64

--------------------------------------------------------------------------------
       NOTE E - Liability for Unpaid Claims and Claim Adjustment Expenses




Note E - Liability  for Unpaid  Claims and Claim  Adjustment Expenses (cont.)
-------------------------------------------------------------------------------

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

Establishing loss reserves is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the reserve that is needed. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all impact ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably predictable than long-tail claims, such as general liability and professional liability claims.


                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       65

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

The table below provides a reconciliation between beginning and ending claim and claim expense reserve balances for 1997, 1996 and 1995.

CHANGES IN RESERVES FOR PROPERTY/CASUALTY
CLAIMS AND CLAIM EXPENSES
-----------------------------------------------------------------------------
Year Ended December 31                           1997       1996       1995
-----------------------------------------------------------------------------
(In millions of dollars)
Reserves at beginning of year:
   Gross                                        $29,395    $31,044    $21,639
   Ceded reinsurance                              5,660      6,089      2,705
-----------------------------------------------------------------------------
       Net reserves at beginning of year         23,735     24,955     18,934
Reserves of acquired insurance company               57        ---      6,063
-----------------------------------------------------------------------------
       Total net reserves                        23,792     24,955     24,997
-----------------------------------------------------------------------------

Net incurred claims and claim expenses:
   Provision for insured events of current year 7,942 7,922 6,787 Increase (decrease) in provision
     for insured events of prior years             (256)       (91)       122
   Amortization of discount                         143        149        106
-----------------------------------------------------------------------------
       Total net incurred                         7,829      7,980      7,015
-----------------------------------------------------------------------------

Net payments attributable to:
   Current year events                            2,514      2,676      2,000
   Prior year events                              5,862      6,524      5,057
-----------------------------------------------------------------------------
       Total net payments                         8,376      9,200      7,057
-----------------------------------------------------------------------------
Net reserves at end of year                      23,245     23,735     24,955
Ceded reinsurance at end of year                  4,995      5,660      6,089
-----------------------------------------------------------------------------
GROSS RESERVES AT END OF YEAR*                  $28,240    $29,395    $31,044
=============================================================================
* Excludes life claim and claim expense reserves and intercompany eliminations of $987 million, $1 billion and $988 million as of December 31, 1997, 1996 and 1995, respectively, included in the Consolidated Balance Sheet.

Reserve development is comprised of the following components:

RESERVE DEVELOPMENT - (adverse)/favorable)
--------------------------------------------------------------
Year Ended December 31      1997         1996         1995
--------------------------------------------------------------
(In millions of dollars)
Asbestos                    $(105)       $ (51)       $(274)
Environmental pollution        --          (65)        (226)
Other                         361          207          378
---------------------------------------------------------------
         TOTAL              $ 256        $  91        $(122)
===============================================================



                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       66

-------------------------------------------------------------------------------
Note E --  Liability  for Unpaid  Claims and Claim  Adjustment Expenses (cont.)


ENVIRONMENTAL AND ASBESTOS RESERVES
--------------------------------------------------------------------------------

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

The Comprehensive Environmental Response Compensation and Liability Act of 1980 (Superfund) and comparable state statutes (mini-Superfund) govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by Potentially Responsible Parties
(PRPs). Superfund and the mini-Superfunds establish mechanisms to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency on its National Priorities List (NPL). The addition of new clean-up sites to the NPL has slowed in recent years.
Many clean-up sites have been designated by state authorities as well.

Many policyholders  have made claims against various CNA insurance  subsidiaries
for  defense  costs  and   indemnification  in  connection  with  environmental
pollution matters. CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether clean-up costs are considered damages under the policies, trigger of coverage, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress in 1997 and it is unclear as to what positions the Congress or the Administration will take and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be materially reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean up statutes and regulations. There can be no meaningful prediction of the regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 1997 and 1996, CNA carried approximately $773 million and $908 million, respectively, of claim and claim expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution claims. The reserves relate to claims for accident years 1988 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form which included an absolute pollution exclusion.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       67

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

CNA's insurance subsidiaries have exposure to asbestos claims, including those attributable to CNA's litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note F. Estimation of asbestos claim reserves involves many of the same limitations discussed above for environmental pollution claims such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 1997 and 1996, CNA carried approximately $1,400 million and $1,506 million, respectively, of claim and claim expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims.

The results of operations in future years may continue to be adversely affected by environmental pollution and asbestos claims and claim expenses. Management will continue to monitor these liabilities and make further adjustments as warranted.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       68

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)


The following tables provide additional data related to CNA's environmental pollution and asbestos-related claims activity.

RESERVE SUMMARY
-------------------------------------------------------------------------------
December 31                              1997                    1996
                               ------------------------  ----------------------
                                ENVIRONMENTAL             Environmental
                                POLLUTION     ASBESTOS    Pollution    Asbestos
----------------------------------------- ------------------ ------------------
(In millions of dollars)

Reported claims:
     Gross reserves               $  279     $ 1,384        $  289    $ 1,551
    Less reinsurance recoverable     (36)       (117)          (95)      (139)
                                  ---------------------------------------------
     Net reported claims             243       1,267           194      1,412
Net unreported claims                530         133           714         94
-------------------------------------------------------------------------------
NET RESERVES                      $  773     $ 1,400        $  908    $ 1,506
===============================================================================

ENVIRONMENTAL POLLUTION CHANGES IN RESERVES
------------------------------------------------------------------------
                                      1997        1996      1995
Year Ended December 31
------------------------------------------------------------------------
(In millions of dollars)

Net reserves at beginning of year   $  908      $1,063     $ 949*

Reserve strengthening                  --           65       226

Less:  Gross payments                  258         304       183
       Reinsurance recoveries         (123)        (84)      (71)
                                    ------------------------------------
       Net payments                    135         220       112
------------------------------------------------------------------------
         NET RESERVES AT END OF YEAR $ 773      $  908     $1,063
========================================================================
* Includes Continental net reserves of $443  million at acquisition date.

ASBESTOS CHANGES IN RESERVES
------------------------------------------------------------------------------
Year Ended December 31               1997       1996         1995
------------------------------------------------------------------------------
(In millions of dollars)

Net reserves at beginning of year  $1,506     $2,191       $2,109**

Reserve strengthening                 105         50          274

Less:  Gross payments                 268        787          268
       Reinsurance recoveries         (57)       (52)         (76)
                                   -------------------------------------------
       Net payments                   211        735          192
------------------------------------------------------------------------------
NET RESERVES AT END OF YEAR        $1,400     $1,506       $2,191
==============================================================================
** Includes Continental net reserves of $170 million at acquisition date.

                            CNA FINANCIAL CORPORATION
                                       69

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
   Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

OTHER PROPERTY AND CASUALTY RESERVES
--------------------------------------------------------------------------------
Other lines favorable loss and loss adjustment expense reserve development for 1997 of $361 million was due to favorable loss develop-ment of $540 million in involuntary risks, primarily in workers' compensation, and $200 million of favorable loss development in personal lines, offset in part by unfavorable devel-opment in commercial lines of $379 million.

The favorable loss development in involuntary risks is attributable to better than expected results in workers' compensation and private passenger automobile lines stemming from improved frequency and severity in these lines. This favor-able loss development was offset in part by unfavorable premium development of $340 million as estimates of premiums for prior years were similarly reduced.

The favorable loss development in personal lines was attributable to improved trends particularly in personal auto lines.

The   unfavorable   development  in  commercial   lines  was   attributable   to
approximately $240 million in general liability lines, $130 million in commercial multiperil, and $215 million in loss adjustment expense reserves offset in part by favorable development of $206 million primarily in workers' compensation and reinsurance lines. This unfavorable loss development in commercial lines was offset in part by favorable premium development of $170 million related to experi-ence- rated contracts.

The other lines favorable development during 1996 and 1995 of $207 million and $378 million, respectively, was principally due to favorable experience in the workers' compensation line of business.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       70

  ----------------------------------------------------------------------------
             Note F -- Legal Proceedings and Contingent Liabilities


Note F -- Legal Proceedings and Contingent Liabilities
------------------------------------------------------

FIBREBOARD LITIGATION
-------------------------------------------------------------------------------
CNA's primary property/casualty subsidiary, Continental Casualty Company (Casualty), has been party to litigation with Fibreboard Corporation (Fibreboard) involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding
1072). As described below, Casualty, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys (collectively referred to as "Settling Parties") have reached a Global Settlement (the "Global Settlement") which is subject to court approval, to resolve all future asbestos-related bodily injury claims involving Fibreboard.

Casualty, Fibreboard and Pacific Indemnity have also reached an agreement (the "Trilateral Agreement"), on a settlement to resolve the coverage litigation and provide funding for Fibreboard's asbestos claims in the event the Global Settlement does not obtain final court approval.

On July 27, 1995, the United States District Court for the Eastern District of Texas entered judgment approving the Global Settlement Agreement and the Trilateral Agreement. As expected, appeals were filed as respects both of these decisions. On July 25, 1996, a panel of the United States Fifth Circuit Court of Appeals in New Orleans affirmed the judgment approving the Global Settlement Agreement by a 2 to 1 vote and affirmed the judgment approving the Trilateral Agreement by a 3 to 0 vote. Petitions for rehearing by the panel and Suggestions for Rehearing by the entire Fifth Circuit Court of Appeals as respects the decision on the Global Settlement Agreement were denied. Two Petitions for Certiorari were filed in the Supreme Court as respects the Global Settlement Agreement. On June 27, 1997, the Supreme Court granted these petitions, vacated the Fifth Circuit's judgment as respects the Global Settlement Agreement, and remanded the matter to the Fifth Circuit for reconsideration in light of the Supreme Court's decision in Amchem Products Co. v. Windsor.

On January 27, 1998, a panel of the United States Fifth Circuit Court of Appeals again approved the Global Settlement Agreement by a 2-1 vote. Objectors have ninety days after the judgment is entered by the Fifth Circuit to file a Petition for Certiorari to the Supreme Court.

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

On August 27, 1993, the Settling Parties reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily injury claims involving Fibreboard. The Global Settlement Agreement was executed on December 23, 1993. The agreement calls for contribution by Casualty and Pacific Indemnity of an aggregate of $1.5 billion to a trust fund for a class of all future asbestos claimants, defined generally as those

                           CNA FINANCIAL CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
         Note F - Legal Proceedings and Contingent Liabilities (cont.)

persons whose claims against Fibreboard were neither filed nor settled before August 27, 1993. An additional $10 million is to be contributed to the fund by Fibreboard. As indicated hereinabove, although the Global Settlement approval has so far been affirmed on appeal, further review may be sought. There is limited precedent with settlements which determine the rights of future claimants to seek relief.

Through December 31, 1997, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 135,400 claims, for an esti-mated settlement amount of approximately $1.6 billion plus any applicable interest. Final court approval of the Trilateral Agreement obligates Casualty to pay under these settlements. Approximately $1.6 billion (including interest of $130 million) was paid through December 31, 1997. Such payments are partially recoverable from Pacific Indemnity. Casualty may negotiate other agreements with various classes of claimants, including groups who may have previously reached agreement with Fibreboard.

Final court approval of the Trilateral Agreement and its implementation has resolved Casualty's exposure with respect to Fibreboard asbestos claims.
Casualty does not anticipate further material exposure with respect to the Fibreboard matter, and subsequent adverse reserve adjustments, if any, are not expected to materially affect the equity of CNA.

TOBACCO LITIGATION
-------------------------------------------------------------------------------
CNA's primary property/casualty subsidiaries have been named as defendants as part of a direct action lawsuit, Richard P. Ieyoub v. The American Tobacco Company, et al., filed by the Attorney General for the State of Louisiana, in state court,Calcasieu Parish, Louisiana. In that suit, filed against certain tobacco manufacturers and distributors (the "Tobacco Defendants") and over 100 insurance companies, the State of Louisiana seeks to recover medical expenses allegedly incurred by the State as a result of tobacco-related illnesses.

The original suit was filed on March 13, 1996, against the Tobacco Defendants only. The insurance companies were added to the suit in March 1997 under a direct action statute in Louisiana. Under the direct action statute, the Louisiana Attorney General is pursuing liability claims against the Tobacco Defendants and their insurers in the same suit, even though none of the Tobacco Defendants has made a claim for insurance coverage.

Recently, the United States District Court for the Western District of Louisiana, Lake Charles Division, granted a petition to remove this litigation to the federal district court. The District Court's decision is currently on appeal to the United States Fifth Circuit Court of Appeals. During the pending appeal, all proceedings in state court and in the federal district court are stayed. Because of the uncertainties inherent in assessing the risk of liability at this very early stage of the litigation, management is unable to make a meaningful estimate of the amount or range of any loss that could result from an unfavorable outcome of the pending litigation. However, management believes that the ultimate outcome of the pending litigation should not materially affect the results of operations or equity of CNA.

OTHER LITIGATION
-------------------------------------------------------------------------------
CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                              Note G - Reinsurance

Note G -- Reinsurance:
---------------------

The ceding of insurance does not discharge the primary liability of the original insurer. CNA places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in CNA's states of domicile, CNA receives collateral, primarily in the form of bank letters of credit. Such collateral totaled approximately $857 million and $801 million at December 31, 1997 and 1996, respectively.

CNA's largest recoverable from a single reinsurer, including prepaid reinsurance premiums, is with Lloyds of London and approximated $451 million and $440 million at December 31, 1997 and 1996, respectively.

Insurance claims and policyholder benefits are net of reinsurance recoveries of $1,309 million, $1,220 million and $935 million for 1997, 1996 and 1995, respectively.

In the tables  below,  life  premium  revenue is from long  duration  contracts, property/casualty premium revenue is from short duration contracts, and approximately 75% of accident and health premium revenue is from short duration contracts.

The effects of reinsurance on earned premiums are shown in the following schedules:

-------------------------------------------------------------------------------
                                           Earned                      Assumed/
                                           Premiums                      Net
                              -------------------------------------------------
Year Ended December 31        Direct       Assumed     Ceded       Net      %
-------------------------------------------------------------------------------
(In millions of dollars)

1997
 Property/casualty           $ 8,408       $ 1,101   $   612   $ 8,897    12.4%
 Accident and health           3,603           111       154     3,560     3.1
 Life                            908           128       131       905    14.1
-------------------------------------------------------------------------------
    TOTAL PREMIUMS           $12,919       $ 1,340   $   897   $13,362    10.0%
===============================================================================
1996
 Property/casualty           $ 8,957       $ 1,123   $   989   $ 9,091    12.4%
 Accident and health           3,575           187       176     3,586     5.2
 Life                            736           121        55       802    15.1
-------------------------------------------------------------------------------
    Total premiums           $13,268       $ 1,431   $ 1,220   $13,479    10.6%
===============================================================================
1995
 Property/casualty           $ 7,868       $ 1,335   $ 1,293   $ 7,910    16.9%
 Accident and health           3,017           125       106     3,036     4.1
 Life                            701           109        21       789    13.8%
-------------------------------------------------------------------------------
    Total premiums           $11,586       $ 1,569   $ 1,420   $11,735    13.4%
===============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       73

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                          Note G -- Reinsurance (cont.)

The effects of reinsurance on written premiums are shown in the following schedules:

------------------------------------------------------------------------------
                                            Written Premiums
                          ----------------------------------------------------
                                                                 Assumed/
Year Ended December 31    Direct   Assumed     Ceded       Net     Net %
------------------------------------------------------------------------------
(In millions of dollars)

1997
 Property/casualty      $ 8,456   $ 1,262    $   693    $ 9,025   14.0%
 Accident and health      3,592       133        155      3,570    3.7
 Life                       908       128        131        905   14.1
------------------------------------------------------------------------------
   TOTAL PREMIUMS       $12,956   $ 1,523    $   979    $13,500   11.3%
==============================================================================
1996
 Property/casualty      $ 9,032   $ 1,197    $   852    $ 9,377   12.8%
 Accident and health      3,708       188        183      3,713    5.1
 Life                       736       121         55        802   15.1
------------------------------------------------------------------------------
   Total premiums       $13,476   $ 1,506    $ 1,090    $13,892   10.8%
==============================================================================
1995
 Property/casualty      $ 9,421   $ 1,408    $ 1,814    $ 9,015   15.6%
 Accident and health      3,159       126        137      3,148    4.0
 Life                       701       109         21        789   13.8
------------------------------------------------------------------------------
   Total premiums       $13,281   $ 1,643    $ 1,972    $12,952   12.7%
==============================================================================

The impact of reinsurance on life insurance in-force is shown in the following schedule:

------------------------------------------------------------------------
                                  Life Insurance In-Force       Assumed/
                          ------------------------------------
(In millions of dollars)  Direct     Assumed    Ceded      Net    Net%

--------------------------------------------------------------------------
December 31, 1997         $235,468  $ 76,130  $ 74,262 $237,336  32.1%
December 31, 1996          171,715    65,294    32,561  204,448  31.9
December 31, 1995          111,917    54,129     8,578  157,468  34.4
===========================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

---------------------------------------------------------------------------
                                 Note H -- Debt


Note H -- Debt:
---------------
Long-term borrowings consisted of the following:

LONG-TERM DEBT
---------------------------------------------------------------------------
December 31                                                  1997    1996
---------------------------------------------------------------------------
(In millions of dollars)
   Variable Rate Debt:
       Credit Facility                                    $   400  $  400
       Commercial Paper                                       675     675
       Credit Facility - CNA Surety                           118       -
   Senior Notes:
       87/8%, due March 1, 1998                               150     150
       81/4%, due April 15, 1999                              102     102
       71/4%, due March 1, 2003                               146     146
       61/4%, due November 15, 2003                           249     248
       63/4%, due November 15, 2006                           248     248
       83/8%, due August 15, 2012                              98      98
  71/4%  Debenture, due November 15, 2023                     247     247
  11% Secured Mortgage Notes, due June 30, 2013               389     387
  6.9% - 16.29% Secured Capital Leases, due through
  December 31, 2011                                            47      47
  Other debt, due 1998 through 2019 (rates of 1% to 12.71%)    28      17
----------------------------------------------------------------------------
     TOTAL LONG-TERM DEBT                                 $ 2,897  $2,765
============================================================================

The Company has in place a revolving credit facility that was used to finance the acquisition of Continental. The interest rate on the facility is based on the London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there is a facility fee of 9 basis points annually. The average interest rate on the borrowings under the revolver at December 31, 1997 and 1996, respectively was 6.16% and 5.72%.

To take advantage of favorable interest rates, CNA established a commercial paper program to replace borrowings under the revolving credit facility. The commercial paper borrowings are classified as long-term as $675 million of the committed bank facility will support the commercial paper program. The weighted average interest rate on commercial paper at December 31, 1997 was 6.05% compared to 5.67% at December 31, 1996.

At year end 1997, the outstanding loans under the revolving credit facility were $400 million. There was no unused borrowing capacity under the facility after the effects of the commercial paper program.

To offset the variable rate characteristics of the facility, CNA entered into interest rate swap agreements with several banks having a total notional principal amount of $950 million, which terminate from May 2000 to December 2000. These agreements provide that CNA pay interest at a fixed rate, averaging 6.20% at December 31, 1997 and 1996, in exchange for the receipt of interest at the three month LIBOR rate. The effect of these interest rate swaps was to increase interest expense by $4 million and $7 million for the years ended December 31, 1997 and 1996, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                             Note H - Debt (cont.)

The weighted average interest rate (interest and facility fees) on the variable rate acquisition debt, which includes the revolving credit facility and commercial paper was 6.35% and 6.28% at December 31, 1997 and 1996, respectively. This rate reflects the effect of the interest rate swaps.

On August 18, 1997, CNA filed a Registration Statement on form S-3 with the Securities and Exchange Commission relating to $1 billion of senior and subordinated debt and preferred stock that became effective on October 22, 1997. This new shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. On January 8, 1998, the Company issued $150 million principal amount of 6.45% senior notes due January 15, 2008 and $150 million principal amount of 6.95% senior notes due January 15, 2018. The net proceeds were used to pay down bank loans drawn under the Company's revolving credit facility. Concurrent with the reduction in bank debt, the Company terminated $300 million in notional amount of interest rate swaps.

On September 30, 1997, CNA Surety, a 62% owned subsidiary of CNA, entered into a $130 million, 5 year revolving credit facility. The interest rate on facility borrowings is based on LIBOR plus 20 basis points. Additionally there is a facility fee of 10 basis points annually. At year end 1997, the outstanding borrowings under this facility were $118 million and the weighted average interest rate was 6.17%. The following table shows the future aggregate minimum principal payments on debt and capitalized lease obligations:

On March 2, 1998 CNA paid at the due date $150 million of 8 7/8% senior notes with funds drawn against the revolving credit facility (unaudited).

------------------------------------------------------
Future Aggregate Minimum Principal Payments
------------------------------------------------------
(In millions of dollars)

1998                                         $   155
1999                                             106
2000                                               6
2001                                           1,083
2002                                             126
Thereafter                                     1,431
Less: discount                                   (10)
------------------------------------------------------
       TOTAL                                 $ 2,897
======================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       76

-------------------------------------------------------------------------------
                         Note I -- Benefit Plans

Note I -- Benefit Plans:
------------------------

PENSION PLANS
--------------------------------------------------------------------------------
CNA has noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. While the benefits for the plans vary, they are generally based on years of credited service and the employee's highest sixty consecutive months of compensation. Effective December 31, 1997, The Continental Corporation retirement plans were merged into the CNA Employees' Retirement Plan.

CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plans are invested
primarily  in  U.S.  government   securities  with  the  balance  in  short-term
investments,  common stocks and other fixed income securities.

Effective January 1, 1996, the retirement plans redefined compensation to include base pay, overtime and bonuses. This amendment generated an unrecognized prior service cost of $20 million.

The funded status is determined using assumptions at the end of the year. Underfunded plans are those plans for which the accumulated benefit obligation is in excess of plan assets. Overfunded plans are those plans for which plan assets exceed the accumulated benefit obligations. Pension cost is determined using assumptions at the beginning of the year.

ACCUMULATED BENEFIT OBLIGATION
---------------------------------------------------------------------------------------
December 31                     1997             1996*                  1995*
---------------------------------------------------------------------------------------
                             Underfunded Overfunded Underfunded Overfunded Underfunded
                               Plans      Plans      Plans       Plans      Plans
---------------------------------------------------------------------------------------
(In millions of dollars)
Actuarial present value
of accumulated
plan benefits:
   Vested                       $1,340     $517       $623        $491       $646
   Nonvested                        77       38         32          28         14
---------------------------------------------------------------------------------------
ACCUMULATED BENEFIT OBLIGATION  $1,417     $555       $655        $519       $660
=======================================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       77

-------------------------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)

NET PENSIONS ASSET (LIABILITY)
--------------------------------------------------------------------------------------------
December 31                       1997            1996                     1995
--------------------------------------------------------------------------------------------
                              Underfunded Overfunded Underfunded  Overfunded  Underfunded
                                 Plans      Plans        Plans    Plans       Plans
--------------------------------------------------------------------------------------------
(In millions of dollars)
Projected benefit obligation     $1,780      $778      $  788     $  770      $  809
Plan assets at fair value         1,313       702         503        630         496
--------------------------------------------------------------------------------------------
  Plan assets less than
  projected benefit
  obligation                       (467)      (76)       (285)      (140)       (313)
Unrecognized net asset at
January 1, 1986
   being recognized over 12 years    (2)       (7)         --        (12)         --
Unrecognized prior service costs     88        19          78         21         104
Unrecognized net loss/(gain)        218       122         (12)       165          13
--------------------------------------------------------------------------------------------
  NET PENSION ASSET (LIABILITY)  $ (163)     $ 58      $ (219)    $   34      $ (196)
============================================================================================

NET PERIODIC PENSION COST
--------------------------------------------------------------------------------------------
 December 31                     1997             1996                   1995*
--------------------------------------------------------------------------------------------
                             Underfunded Overfunded Underfunded Overfunded Underfunded
                                Plans      Plans       Plans       Plans       Plans
--------------------------------------------------------------------------------------------
(In millions of dollars)
 Net periodic pension cost:
  Service cost - benefits
  attributed to  employee
   service during the year         $54      $36        $19       $32        $12
  Interest cost on projected
  benefit                          119       54         57        51         33
  obligation
  Actual return on plan assets    (103)     (31)       (29)     (115)       (43)
  Net amortization and deferral     17      (16)        (6)       72         19
--------------------------------------------------------------------------------------------
     NET PERIODIC PENSION COST    $ 87      $43        $41       $40        $21
============================================================================================
* The 1995 data  includes  The  Continental  Corporation  Retirement  Plans from acquisition date.

Actuarial assumptions are set forth in the following table.

Assumptions
-------------------------------------------------------------------------------
December 31                                      1997  1996      1995    1994
-------------------------------------------------------------------------------

Discount rate                                   7.25% 7.50%      7.25%     8.50%
Rate of increase in compensation levels*        2.75  2.75       2.75      4.00
Expected long-term rate of return on plan assets7.50  7.75-8.50  7.50-8.50 8.75
-------------------------------------------------------------------------------
*Excludes age/service related merit and productivity increases.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       78

-------------------------------------------------------------------------------
                         Note I -- Benefit Plans (cont.)


POSTRETIREMENT HEALTH CARE AND LIFE
INSURANCE BENEFITS
-------------------------------------------------------------------------------

CNA provides certain health care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons.

Additionally, in conjunction with the Continental merger, CNA is administering a separate plan for the postretirement health care and life insurance benefits for Continental employees who retired prior to January 1, 1996. CNA funds benefit costs principally on the basis of current benefit payments.

ACCRUED POSTRETIREMENT BENEFIT COST
------------------------------------------------------------------------------
December 31                                            1997     1996     1995
------------------------------------------------------------------------------
(In millions of dollars)

Accumulated postretirement benefit obligation:
   Retirees                                            $202     $172     $186
   Fully eligible, active plan participants              72       89       59
   Other active plan participants                        87       88       63
------------------------------------------------------------------------------
   Total accumulated postretirement
      benefit obligation                                361      349      308
Unrecognized net (gain) loss                             (8)     (12)       7
-------------------------------------------------------------------------------
   ACCRUED POSTRETIREMENT BENEFIT COST                 $353     $337     $315
===============================================================================

NET PERIODIC POSTRETIREMENT BENEFIT COST
------------------------------------------------------------------------------
Year Ended December 31                                 1997     1996     1995*
------------------------------------------------------------------------------
(In millions of dollars)
Net periodic postretirement benefit cost:
   Service cost - benefits attributed to employee
     service during the year                           $10      $12      $ 6
   Interest cost on accumulated postretirement
     benefit obligation                                 25       24       18
   Amortization                                         --       --       (1)
-------------------------------------------------------------------------------
     NET PERIODIC POSTRETIREMENT BENEFIT COST          $35      $36      $23
===============================================================================
*The 1995 data includes The Continental Corporation Retirement Plans from the acquisition date.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       79

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)

ASSUMPTIONS
---------------------------------------------------------------------------
December 31                                      1997       1996       1995
----------------------------------------------------------------------------
Discount rate:
   Assumptions used in determining
     net periodic benefit cost:                  7.50%      7.25%     8.50%
   Assumptions used in determining
     projected benefit obligation (liability)    7.25       7.50      7.25
---------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% in 1997, declining to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $24 million and the aggregate net periodic postretirement benefit cost for 1997 by $3 million.

SAVINGS PLANS
-------------------------------------------------------------------------------

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

Contributions by the Company to the savings plans were $23 million, $24 million and $22 million in 1997, 1996 and 1995, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       80

------------------------------------------------------------------------------
                                Note J -- Leases


Note J -- Leases:
-----------------
CNA occupies facilities under lease agreements that expire at various dates throughout 2013. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment are leased under agreements that expire at various dates through 2001.

Most leases contain renewal options that may provide for rent increases based on prevailing market conditions. Some leases contain purchase options based on fair market values or contractual values, if greater. Lease expense, net of sublease income, for the years ended December 31, 1997, 1996 and 1995 was $100 million, $85 million and $92 million, respectively.

The table below shows the future minimum lease payments to be made under noncancelable leases at December 31, 1997.

Future Minimum Lease Payments
--------------------------------------------
(in millions of dollars)

1998                                   $141
1999                                    117
2000                                     95
2001                                     82
2002                                     58
Thereafter                               99
-------------------------------------------
TOTAL                                  $592
===========================================


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       81

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 -----------------------------------------------------------------------------
       Note K -- Stockholders' Equity and Statutory Financial Information




Note  K - Stockholders' Equity and Statutory  Financial Information:
----------------------------------------------------------------------
SUMMARY OF CAPITAL STOCK
--------------------------------------------------------------------------
                                                      Number of Shares
December 31                                        1997              1996
---------------------------------------------------------------------------

Preferred stock, without par value-non-voting:
   Authorized                                      12,500,000     12,500,000
Money market cumulative preferred stock,
   without par value non-voting:
   Issued and outstanding:
     Series E (stated value $100,000 per share)           750            750
     Series F (stated value $100,000 per share)           750            750
Common stock with par value of $2.50-voting stock:
   Authorized                                      200,000,000   200,000,000
   Issued                                           61,841,969    61,841,969
   Outstanding                                      61,798,262     61,798,262
   Treasury stock                                       43,707         43,707
-------------------------------------------------------------------------------

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       82

 ------------------------------------------------------------------------------
   Note K - Stockholders' Equity and Statutory Financial Information (cont.)




STATUTORY ACCOUNTING PRACTICES
-------------------------------------------------------------------------------

CNA Financial Corporation's insurance affiliates are domiciled in various jurisdictions. These affiliates prepare statutory financial statements in accordance with accounting practices prescribed or otherwise permitted by their respective jurisdiction's insurance regulator. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The Company's insurance affiliates have no material permitted accounting practices.

CNA Financial Corporation's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its affiliates. The payment of current year dividends to CNA Financial Corporation by its insurance affiliates without prior approval of the insurance department of each affiliate's domiciliary jurisdic-tion is limited to prior year formula amounts. As of December 31, 1997, approximately $677 million of dividend payments were not subject to prior insurance department approval for 1998 dividend payments.

Statutory capital and surplus and net income, determined in accordance with accounting practices prescribed by the regulation and statute of various insurance regulators, for property/casualty and life insurance subsidiaries are as follows:

------------------------------------------------------------------------------
                         Statutory Capital and Surplus   Statutory Net Income
                         -----------------------------  ----------------------
                                  December 31           Year Ended December 31
------------------------------------------------------------------------------
                              1997          1996          1997    1996    1995
------------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty
  Insurance Subsidiaries    $7,123        $6,349         $1,043  $1,208  $1,208
Life Insurance Subsidiaries  1,224         1,163             43      58      30
-------------------------------------------------------------------------------


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       83

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                        Note L -- Discontinued Operations


Note L -- Discontinued Operations:
----------------------------------

Certain discontinued operations were acquired as part of the Continental merger. Operating results of the discontinued operations were as follows:

-------------------------------------------------------------------------------
Year Ended December 31                 1997      1996        1995
-------------------------------------------------------------------------------
(In millions of dollars)

Revenues:
   Premiums                             $13      $ 2          $ 5
   Net investment income                 63       47           26
   Realized investment gains              3        6            1
   Other                                  1        4           --
-------------------------------------------------------------------------------
     Total revenues                      80       59           32
Benefits and expenses                    80       59           32
-------------------------------------------------------------------------------
   Income (loss) before income
     taxes                               --       --           --
     Income taxes                        --       --           --
-------------------------------------------------------------------------------
     Income (loss) from
      discontinued operations           $--      $--          $--
===============================================================================

Net assets of discontinued operations are included in Other Assets, net of intercompany eliminations, and are as follows:

-------------------------------------------------------------------------
December 31                                    1997          1996
-------------------------------------------------------------------------
(In millions of dollars)

Assets:
   Investments                               $  726        $  669
   Cash                                          54            22
   Insurance receivables (net)                  363           408
   Other                                        156           234
-------------------------------------------------------------------------
    Total assets                              1,299         1,333
-------------------------------------------------------------------------
Liabilities:
   Claim and claim expenses                     751           847
   Other                                        325           272
-------------------------------------------------------------------------
    Total liabilities                         1,076         1,119
-------------------------------------------------------------------------
     Net assets                              $  223        $  214
=========================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

 ------------------------------------------------------------------------------
                           Note M -- Business Segments



Note M -- Business Segments:
----------------------------

REVENUES
------------------------------------------------------------------------------
Year Ended December 31                               1997      1996      1995*
------------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty-commercial                      $10,590   $10,371   $ 8,939
Property/Casualty-personal                          1,860     1,758     1,445
Property/Casualty-involuntary risks                   (99)      388       388
Life-individual                                       943       923       777
Life-group                                          3,025     2,957     2,701
                                                 ------------------------------
                                                   16,319    16,397    14,250
   Other and intercompany eliminations                 --       (28)      (14)
-------------------------------------------------------------------------------
       Revenues excluding realized
        investment gains (losses)                  16,319    16,369    14,236
-------------------------------------------------------------------------------
Realized investment gains (losses):
     Property/Casualty                                593       474       321
     Life                                             164       164       139
     Other                                             (4)      (19)        4
-------------------------------------------------------------------------------
       Total realized investment gains (losses)       753       619       464
-------------------------------------------------------------------------------
         TOTAL REVENUES                           $17,072   $16,988   $14,700
===============================================================================
*Includes the results of Continental since the acquisition date.

INCOME (LOSS) BEFORE INCOME TAX
-----------------------------------------------------------------------------
Year Ended December 31                           1997       1996      1995*
-----------------------------------------------------------------------------
(In millions of dollars)
Property/Casualty-commercial                    $ 180      $ 770    $  556
Property/Casualty-personal                        271        (18)       25
Property/Casualty-involuntary risks               177        (14)       (2)
Life-individual                                    88        101        65
Life-group                                         65         70        95
                                               -----------------------------
       CNA Insurance                              781        909       739
Interest, other and intercompany eliminations    (161)      (168)     (153)
----------------------------------------------------------------------------
       Income excluding realized
         investment gains (losses)                620        741       586
-----------------------------------------------------------------------------
Realized investment gains (losses)
     net of policyholder's interest:
     Property/Casualty                            593        474       321
     Life                                         149        149       131
     Other                                         (4)       (19)        4
------------------------------------------------------------------------------
       Total realized investment gains (losses)
         net of policyholders' interest           738        604       456
------------------------------------------------------------------------------
         TOTAL INCOME BEFORE INCOME TAX        $1,358     $1,345    $1,042
==============================================================================
*Includes the results of Continental since the acquisition date.



                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       85

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 ------------------------------------------------------------------------------
                       Note M - Business Segments (cont.)


NET INCOME (LOSS)
-------------------------------------------------------------------------------
Year Ended December 31                                 1997      1996     1995*
-------------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty-commercial                          $ 200     $ 586     $ 431
Property/Casualty-personal                              184        (6)       22
Property/Casualty-involuntary risks                     117        (4)        4
Life-individual                                          58        66        43
Life-group                                               42        44        61
                                                     --------------------------
                                                        601       686       561
Interest, other and intercompany eliminations          (113)     (108)      (98)
-------------------------------------------------------------------------------
Net income excluding net realized
   investment gains (losses)                            488       578       463
-------------------------------------------------------------------------------
Net realized investment gains (losses):
    Property/Casualty                                   384       303       208
    Life                                                 96        96        85
    Other                                                (2)      (12)        1
--------------------------------------------------------------------------------
       Total net realized investment gains (losses)     478       387       294
-------------------------------------------------------------------------------
         TOTAL NET INCOME                             $ 966     $ 965     $ 757
===============================================================================
*Includes the results of Continental since acquisition date.



ASSETS
-------------------------------------------------------------------------------
December 31                                         1997      1996     1995
-------------------------------------------------------------------------------
(In millions of dollars)

Property/Casualty-commercial                      $39,952   $40,082  $40,622
Property/Casualty-personal                          4,282     4,230    4,590
Property/Casualty-involuntary risks                 1,955     2,407    2,446
Life-individual                                     5,206     4,740    3,997
Life-group                                          9,534     9,274    9,004
                                                  ---------------------------
                                                   60,929    60,733   60,659
Other and intercompany eliminations                   340      (278)    (299)
-----------------------------------------------------------------------------
        TOTAL ASSETS                              $61,269   $60,455  $60,360
=============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       86

----------------------------------------------------------------------------
                       Note M -- Business Segments (cont.)

Assets and investment income of the property/casualty group are allocated to business segments on the basis of insurance reserves after attribution of separately identifiable assets. Life group assets and investment income are allocated to business segments based on cash flows after attribution of separately identifiable assets. Income taxes have been allocated on the basis of taxable income of the respective insurance segments. Property/casualty involuntary risks include mandatory participation in residual markets, statutory assessments for insolvencies of other insurers and other involuntary charges. CNA's share of involuntary risks is generally a function of its share of the voluntary market by line of insurance in each state.

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

At December 31, 1997 and 1996, gross exposure of financial guarantee insurance contracts amounted to $181 million and $582 million, respectively. The degree of risk attached to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in the real estate are also obtained. Approximately 54% and 47% of the risks were ceded to reinsurers at December 31, 1997 and 1996. Total exposure, net of reinsurance, amounted to $83 million and $311 million at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, collateral consisting of letters of credit and debt service reserves amounted to $22 million and $28 million, respectively.

Gross unearned premium reserves for financial guarantee contracts were $5 million and $11 million at December 31, 1997 and 1996, respectively. Gross claim and claim expense reserves totaled $377 million and $371 million at December 31, 1997 and 1996, respectively.

Life revenues include $2.1 billion, $2.1 billion and $1.9 billion in 1997, 1996 and 1995, respectively, under contracts covering U.S. government employees and their dependents (FEHBP).

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       87

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 -----------------------------------------------------------------------------
                             Note N -- Acquisitions


Note N -- Acquisitions:
-----------------------

CONTINENTAL ACQUISITION
-------------------------------------------------------------------------------

On December 6, 1994, CNA entered into a merger agreement to acquire all the outstanding common stock of The Continental Corporation (Continental) for a total purchase price of $1.1 billion. The merger was consummated on May 10, 1995. The acquisition of Continental has been accounted for as a purchase; therefore, Continental's operations were included in the Consolidated Financial Statements since May 10, 1995. Based on CNA's final evaluation and appraisal of the net assets, goodwill approximated $316 million before amortization. The goodwill is being amortized over twenty years at an annual charge to income of approximately $16 million.

MERGER WITH CAPSURE HOLDINGS CORP.
-------------------------------------------------------------------------------

In the fourth quarter of 1996, CNA entered into a merger agreement with Capsure Holdings Corp. (Capsure) to merge CNA's surety business with the business of Capsure and form a new stock company, CNA Surety Corporation, in which CNA has an approximate 62% interest. The transaction closed on September 30, 1997. The transaction was accounted for as a sale of approximately 38% of CNA's previous surety business and a purchase of 62% of Capsure. In conjunction with the closing of the surety transaction, CNA realized an investment gain of $95 million. CNA Surety's results of operations have been included in CNA's consolidated results of operations, net of minority interest subsequent to September 30, 1997. At December 31, 1997, total assets of CNA Surety Corporation were $727 million. CNA Surety's revenues and net income for the three months ended December 31, 1997 were approximately $71 million and $11 million, respectively.


                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       88

-----------------------------------------------------------------------------
                  Note O -- Unaudited Quarterly Financial Data

Note O -- Unaudited Quarterly Financial Data:
---------------------------------------------

-------------------------------------------------------------------------------
                                             First Second  Third  Fourth Year
-------------------------------------------------------------------------------
(In millions of dollars, except per share data)
1997 QUARTERS
Revenues                                    $4,132 $4,243 $4,309 $4,388 $17,072

Net operating income                           136    126    121    105     488
Net realized investment gains                   42    109    153    174     478
                                            ------  ------  ------ ----- ------
Net income                                     178    235    274    279     966
                                            ------  ------  ------ ----- ------
Earnings per share                            2.85   3.78   4.41   4.48   15.52

1996 Quarters
Revenues                                    $4,315 $4,095 $4,256 $4,322 $16,988

Net operating income                           145    152    161    120     578
Net realized investment gains                  184     50     78     75     387
                                             ------  ------ ------ ------ ------
Net income                                     329    202    239    195     965
                                             ------  ------ ------ ------ ------
Earnings per share                            5.30   3.25   3.83   3.13    15.51

1995 Quarters
Revenues                                    $3,053 $3,659 $4,001 $3,987 $14,700

Net operating income                           132    127    103    101     463
Net realized investment gains                   21    130     63     80     294
                                             ------ ------ ------  ------ -----
Net income                                     153    257    166    181     757

Earnings per share                            2.44   4.12   2.66   2.91   12.14
-------------------------------------------------------------------------------




                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       89

                          INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------


THE BOARD OF DIRECTORS AND STOCKHOLDERS
CNA FINANCIAL CORPORATION

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


S/DELOITTE & TOUCHE LLP

Chicago, Illinois
February 18, 1998

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       90

                            COMMON STOCK INFORMATION
----------------------------------------------------------------------------

CNA's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and is also traded on the Philadelphia Stock Exchange. The number of holders of record of CNA's common stock as of March 2, 1998, was 2,816. As of March 2, 1998, Loews Corporation owned approximately 84 percent of CNA's outstanding common stock.

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

COMMON STOCK INFORMATION
-------------------------------------------------------------------
                          1997                           1996
                    -----------------------------------------------
Quarter             HIGH      LOW                  High      Low
-------------------------------------------------------------------
Fourth              131 3/4   119 1/8              108 5/8   95 7/8
Third               130       107 7/8              104 1/2   95 7/8
Second              105 7/16   96 7/8              112       95 3/4
First               114 3/4   103                  117 1/2  109 1/2
---------------------------------------------------------------------

INVITATION TO THE ANNUAL MEETING
-------------------------------------------------------------------------------

Shareholders are cordially invited to attend the annual meeting at 10 a.m. Wednesday, May 6, 1998, in Room 207N, CNA Plaza, 333 South Wabash Avenue, Chicago. Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy material will be mailed to shareholders prior to the meeting.

FORM 10-K
-------------------------------------------------------------------------------

A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:

Jonathan D. Kantor
Senior Vice President,
Secretary and General Counsel
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, Illinois 60685



                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       91

                              CORPORATE DIRECTORY
-------------------------------------------------------------------------------

DIRECTORS
-------------------------------------------------------------------------------

Antoinette Cook Bush
Partner; Skadden, Arps, Slate, Meagher & Flom,
Chairperson, Incentive Compensation Committee

Dennis H. Chookaszian Chairman
and Chief Executive Officer,
CNA

Philip L. Engel
President,
CNA

Robert P. Gwinn
Retired Chairman and Chief Executive Officer,
Encyclopaedia Britannica

Walter F. Mondale
Partner; Dorsey & Whitney, LLP

Edward J. Noha
Chairman of the Board,
CNA Financial Corporation

Joseph Rosenberg
Senior Investment Strategist,
Loews Corporation

Richard L. Thomas
Chairperson, Audit Committee;
Retired Chairman of the Board,
First Chicago NBD Corporation and
The First National Bank of Chicago

James S. Tisch
Chairperson, Finance Committee;
President and Chief Operating Officer,
Loews Corporation

Laurence A. Tisch
Chief Executive Officer of CNA Financial Corporation;
Co-Chairman of the Board and
Co-Chief Executive Officer,
Loews Corporation

Preston R. Tisch
Chairperson, Executive Committee;
Co-Chairman and Co-Chief Executive Officer,
Loews Corporation

Marvin Zonis
Professor of International Political Economy,
Graduate School of Business University of Chicago

EXECUTIVE COMMITTEE
-------------------------------------------------------------------------------
Preston R. Tisch, Chairperson
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Walter F. Mondale
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas
James S. Tisch
Laurence A. Tisch
Marvin Zonis

FINANCE COMMITTEE
-------------------------------------------------------------------------------
James S. Tisch, Chairperson
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Walter F. Mondale
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas
Laurence A. Tisch
Preston R. Tisch
Marvin Zonis

AUDIT COMMITTEE
-------------------------------------------------------------------------------
Richard L. Thomas, Chairperson
Antoinette Cook Bush
Robert P. Gwinn
Walter F. Mondale
Marvin Zonis

INCENTIVE COMPENSATION COMMITTEE
-------------------------------------------------------------------------------
Antoinette Cook Bush, Chairperson
Robert P. Gwinn
Richard L. Thomas
Marvin Zonis



                           CNA FINANCIAL CORPORATION
                           -------------------------

OFFICERS
-------------------------------------------------------------------------------
Laurence A. Tisch
Chief Executive Officer,
CNA Financial Corporation

Dennis H. Chookaszian
Chairman and Chief Executive Officer,
CNA

Philip L. Engel
President,
CNA

William J. Adamson, Jr.
Senior Vice President,
Reinsurance,
CNA

Peter P. Conway, Jr.
Senior Vice President,
Risk Management,
CNA

James P. Flood
Senior Vice President,
Claims,
CNA

Michael C. Garner
Senior Vice President,
CNA Consulting Group and Human Resources,
CNA

Bernard L. Hengesbaugh
Executive Vice President and
Chief Operating Officer,*
CNA

Peter E. Jokiel
Senior Vice President,
Life Operations,
CNA

Jonathan D. Kantor
Senior Vice President,
Secretary and General Counsel,***
CNA Financial Corporation

Patricia L. Kubera
Group Vice President and Controller,
CNA Financial Corporation

Donald M. Lowry****
Senior Vice President,
Secretary and General Counsel,
CNA Financial Corporation

W. James MacGinnitie
Senior Vice President and
Chief Financial Officer,
CNA Financial Corporation

Michael McGavick
Senior Vice President,
Commercial Operations,
CNA

Carolyn L. Murphy**
Senior Vice President,
Commercial Operations,
CNA

William H. Sharkey, Jr.
Senior Vice President,
Marketing,
CNA

Thomas F. Taylor
Senior Vice President,*
Specialty Operations,
CNA

Adrian M. Tocklin**
Senior Vice President,
Diversified Operations,
CNA

Robert T. Van Gieson
Senior Vice President,
Global Operations,
CNA

Jae L. Wittlich
Senior Vice President,
Group Operations,
CNA

David W. Wroe
Senior Vice President,
Information Technology,
CNA

---------------------------
*Effective February 4, 1998
**Retires effective April 1, 1998
***Effective March 6, 1998
****Retired effective March 6, 1998


                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       93

                              CORPORATE DIRECTORY
-------------------------------------------------------------------------------





CNA ADMINISTRATIVE OFFICES
----------------------------------------------
CNA Plaza
Chicago, Illinois 60685
312/822-5000

TRANSFER AGENT AND REGISTRAR
-----------------------------------------------
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NY  07303-2500

INDEPENDENT AUDITORS
------------------------------------------------
Deloitte & Touche LLP
180 North Stetson Avenue
Chicago, Illinois 60601


                           CNA FINANCIAL CORPORATION
                           -------------------------

                           CNA FINANCIAL CORPORATION
                                    APPENDIX
                        OMITTED GRAPH MATERIAL AND OTHER

Exhibit 13.1 - CNA Financial Corporation Annual Report:
*  Bar graphs of:

     - Revenues for the period 1987 through 1997.
     - Assets for the period 1987 through 1997.
     - Stockholders' equity for the period 1987 through 1997.
     - Book value per common share 1987 through 1997.

(See page 3 of Exhibit 13.1 for a table showing the data points used in the above graphs.)

* The following are outquotes located in the margins from the "Letters to Our Shareholders", found on pages 4 through 9 of the annual report.

Page           Outquotes

4 We see an insurance environment of rapid change with major opportunities...

5 CNA is on course to build on the opportunities of change and increase the value of the enterprise.

6 CNA continued as a profitable market leader under some of the most competitive conditions ever seen in the commercial insurance marketplace.

7 CNA is the premier provider of commercial insurance for small and medium size businesses in the United States.

8 CNA's strength in the commercial insurance marketplace extends to professional and speciality coverages.

9 We continued to develop capabilities for providing more value to our reinsurance clients and business partners worldwide.

10 CNA's track record of growth in individual life continued for the fourth year in a row.

11 As we build an insurance organization for the future, 1998 will be the start of an even more successful second century.

               Pages 4 and 5 are quotes from CNA Financial Chairman Edward J. Noha, and pages 6 through 11 are quotes from CNA Chairman and Chief Executive Officer Dennis H. Chookaszian