Form 10-K, Exhibit 13
period 1998-12-31
CNA FINANCIAL CORP
filed 1999-04-01
CIK 21175

CNA FINANCIAL CORPORATION

                               1998 ANNUAL REPORT

                                                                           CNA

                                    PROFILE
-----------------------------------------------------------------------------

                            CNA Financial Corporation

           is a holding company whose primary subsidiaries consist of property/casualty and life insurance companies. Collectively these subsidiaries are CNA. CNA is one of the largest writers of commercial property/casualty insurance and one of the

           ten largest insurance organizations in the United States.
-----------------------------------------------------------------------------

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

CNA Financial Corporation, with 1998 revenues of $17.1 billion, assets of $62.4 billion and stockholders' equity of $9.2 billion, is the holding company of Continental Casualty Company, incorporated in 1897, Continental Assurance Company, incorporated in 1911, and The Continental Corporation, which is the holding company of The Continental Insurance Company, incorporated in 1853.

CNA Financial Corporation stock is traded primarily on the New York Stock Exchange and, as of December 31, 1998, was approximately 85 percent owned by Loews Corporation.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                                      CNA

                                TABLE OF CONTENTS
-----------------------------------------------------------------------------
                                     1998

                                        2
                              FINANCIAL HIGHLIGHTS

                                        4
                      LETTER FROM CNA FINANCIAL CORPORATION
                             CHAIRMAN EDWARD J. NOHA

                                        6
                            LETTER FROM CNA CHAIRMAN
                         AND CEO BERNARD L. HENGESBAUGH

                                        9
                           FINANCIAL SECTION CONTENTS

                                       11
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       58
                        CONSOLIDATED FINANCIAL STATEMENTS

                                       117
                          INDEPENDENT AUDITORS' REPORT

                                       118
                            COMMON STOCK INFORMATION

                                       119
                               CORPORATE DIRECTORY


                           CNA FINANCIAL CORPORATION
                           -------------------------

                              FINANCIAL HIGHLIGHTS
---------------------------------------------------------------------------
                 Results of Operations and Financial Condition

-----------------------------------------------------------------------------------------------------------------
As of and for the Year Ended December 31                    1998       1997       1996      1995*       1994

-----------------------------------------------------------------------------------------------------------------
(In millions of dollars, except per share data and ratios)
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------
Revenues                                                    $17,074    $17,072    $16,988    $14,700    $11,000
====================================================================================================
Net operating (loss) income                                    (152)       488        578        463        187
Net realized investment gains (losses)                          434        478        387        294       (151)
-----------------------------------------------------------------------------------------------------------------
       NET INCOME                                           $   282    $   966    $   965    $   757    $    36
=================================================================================================================

EARNINGS PER SHARE
-----------------------------------------------------------------------------------------------------------------
Net operating (loss) income                                 $ (0.86)   $  2.59    $  3.08    $  2.46    $  0.98
Net realized investment gains (losses)                         2.35       2.58       2.09       1.59      (0.81)
-----------------------------------------------------------------------------------------------------------------
       NET INCOME                                           $  1.49    $  5.17    $  5.17    $  4.05    $  0.17
==================================================================================================================

FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------
Invested assets                                             $37,177    $36,203    $35,412    $35,886    $29,943
Total assets                                                 62,359     61,675     60,455     60,360     44,320
Reserves                                                     40,438     39,829     39,981     40,803     28,938
Debt                                                          3,160      2,897      2,765      3,026        914
Stockholders' equity                                          9,157      8,309      7,060      6,736      4,546
Book value per common share                                   47.89      44.01      37.27      35.52      23.71
Return on average stockholders' equity                         3.2%      12.6%      14.0%      13.4%       0.7%
------------------------------------------------------------------------------------------------------------------
STATUTORY SURPLUS
------------------------------------------------------------------------------------------------------------------
Property/casualty companies**                               $ 7,593    $ 7,123    $ 6,349    $ 5,696    $ 3,367
Life companies                                                1,109      1,224      1,163      1,128      1,056
==================================================================================================================
* RESULTS OF OPERATIONS  DATA  INCLUDES THE  CONTINENTAL  CORPORATION  SINCE ITS
ACQUISITION ON MAY 10, 1995.

** SURPLUS  INCLUDES  EQUITY OF  PROPERTY/CASUALTY  COMPANIES  OWNERSHIP IN LIFE
INSURANCE SUBSIDIARIES.

                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       2

------------------------------------------------------------------------------
                               Financial Position

This page of CNA Financial Corporation's annual report has four bar graphs which illustrate the trend in revenues, assets, stockholders' equity and book value per common share from 1988 through 1998.

CNA FINANCIAL CORPORATION (1988-1998)
($ in billions except per share data)

|-----------------------|----------|---------|---------------|---------------|
|Measurement Period     |          |         |  Stockholders'| Book Value Per|
| (Fiscal Year Covered  | Revenues | Assets  |   Equity      | Common Share* |
|-----------------------|----------|---------|---------------|---------------|
|FYE 12/31/88...........|   8.3    |  25.9   |      3.6      |     18.29     |
|FYE 12/31/89...........|   9.1    |  30.9   |      4.2      |     21.58     |
|FYE 12/31/90...........|   9.9    |  34.7   |      4.5      |     23.41     |
|FYE 12/31/91...........|  11.1    |  39.2   |      5.1      |     26.75     |
|FYE 12/31/92...........|  10.8    |  39.7   |      4.8      |     25.02     |
|FYE 12/31/93...........|  11.0    |  41.9   |      5.4      |     28.22     |
|FYE 12/31/94...........|  11.0    |  44.3   |      4.5      |     23.71     |
|FYE 12/31/95...........|  14.7    |  60.4   |      6.7      |     35.52     |
|FYE 12/31/96...........|  17.0    |  60.5   |      7.1      |     37.27     |
|FYE 12/31/97...........|  17.1    |  61.7   |      8.3      |     44.01     |
|FYE 12/31/98...........|  17.1    |  62.4   |      9.2      |     47.89     |
|-----------------------|----------|---------|---------------|---------------|

*Previous years have been restated for 3 for 1 stock split that occured on 5/98.

                           CNA FINANCIAL CORPORATION
                          ---------------------------

                          A LETTER TO OUR SHAREHOLDERS
-----------------------------------------------------------------------------
                                    1998

FROM CNA FINANCIAL CORPORATION
CHAIRMAN EDWARD J. NOAH

CNA Financial Corporation reported lower earnings in 1998. Net income for the year was $282 million, or $1.49 per share, compared with net income of $966 million, or $5.17 per share, in 1997. Excluding after-tax restructuring and other related charges of $169 million in 1998, net income was $451 million, or $2.40 per share.

Net realized investment gains for 1998 were $434 million, or $2.35 per share, compared with net realized gains of $478 million, or $2.58 per share, for 1997. Consolidated revenues were approximately $17.1 billion in both 1998 and 1997.

Net operating income for 1998, excluding after-tax restructuring and other related charges, was $17 million, or $0.05 per share, compared with $488 million, or $2.59 per share, for 1997.

Key factors that affected net income included intensely competitive marketplace conditions, a change in estimate of prior year reserves of $270 million, restructuring and related costs of $169 million after tax, increased catastrophe costs of $140 million, and decreased investment income of $40 million. All these factors underscore the importance of CNA's conservative financial strategies and solid financial base.

At year-end 1998, CNA's total assets amounted to $62.4 billion. Stockholders' equity was $9.2 billion, up 10% from the previous year. Book value per share increased 9% to $47.89. In our investment portfolio, 93 percent of our fixed maturity holdings were in investment-grade bonds. In addition, we began a capital enhancement plan to place additional capital in one of the property/casualty pools. During the fourth quarter, we began these efforts with a $200 million public debt offering and $200 million of preferred stock purchased by Loews, our majority shareholder.

Also of note, CNA implemented an officer stock ownership plan during the fourth quarter. The senior officers purchasing the stock do so voluntarily and are fully at risk for their holdings. Strong participation in the plan further demonstrates management's confidence in the direction of CNA and its prospects for the long term.

Along with its solid financial foundation, CNA continued to build on a strong leadership team. In a succession plan announced in 1998 and completed earlier this year, Bernard L. Hengesbaugh, former executive vice president and chief operating officer, succeeded Dennis H. Chookaszian as chairman and chief executive officer. Mr. Hengesbaugh has already demonstrated his leadership, industry knowledge and

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                                      1998

organizational capabilities as chief operating officer and in his previous position as head of our successful Specialty Operations. We look forward to working with him in his new role.

Mr. Chookaszian was elected chairman of the Executive Committee of the Board of CNA Financial Corporation. Preston R. Tisch, who had served as chairman of the Executive Committee for the past 25 years, will continue to serve as a committee member. We appreciate Mr. Chookaszian's contributions during 23 years of service to CNA, and we will benefit greatly from his continued counsel.

Looking to the future, we see an insurance environment being transformed by consolidation, convergence of financial services, globalization and intense competition. In this tumultuous arena, we are fully focused on improved earnings and continued growth of shareholder value.

With its solid financial position and strong leadership, CNA is well positioned to continue its record of integrity, growth of long-term value, and commitment to customers, employees and business partners.

On behalf of the board of directors, I thank you for your commitment and ongoing support.

Sincerely,


S/EDWARD J. NOHA
Edward J. Noha
Chairman of the Board
CNA Financial Corporation

                           CNA FINANCIAL CORPORATION
                          ---------------------------

                          A LETTER TO OUR SHAREHOLDERS
----------------------------------------------------------------------------
                                      1998

FROM CNA CHAIRMAN AND CHIEF EXECUTIVE OFFICER BERNARD L. HENGESBAUGH

The financial results you see in this report underscore two indisputable facts. First, the conditions in the insurance marketplace have never been more competitive. And second, our operating performance is unacceptable to CNA management and our board.

CNA began implementing strategies this year to improve operating performance and we will continue to concentrate our full management attention on improving the Company's bottom line. These strategies include expense reduction and restructuring, exiting non-core businesses, and working with key distribution partners to achieve adequate rates in middle-market property/casualty business. Together, these efforts are designed to build on CNA's strong franchise value by focusing on core businesses and becoming a provider of choice in our selected markets.

Early last year, we began a companywide drive to achieve best-in-class expense levels. We stepped up our efforts at mid-year with the launch of an 18-month restructuring plan, under which each of the business and support areas accelerated their efforts to provide higher quality services on a more efficient operating platform.

The restructuring activities resulted in charges of $246 million pre-tax during the last half of the year, with an additional $100 million to $150 million pre-tax in restructuring-related costs anticipated during 1999. When fully implemented, the plan is expected to produce pre-tax annual savings in excess of $300 million.

CNA continued a process of focusing all its resources on businesses with the ability to sustain profitable, long-term growth. We no longer believe that certain businesses have long-term profit potential for CNA. For this reason, we exited the agriculture and certain employer health insurance businesses in 1998. Early this year, we exited the entertainment insurance market.

Our third major strategy for improved operating performance relates to our book of middle-market property/casualty insurance. In recent years, competitive pressure has driven pricing in workers' compensation and other key lines to unreasonable levels. During the last half of 1998, CNA reviewed its pricing and underwriting standards. Now, in partnership with key agents and brokers, CNA is working aggressively to improve price adequacy. We are addressing the issue on a case by case basis, and are fully prepared to walk away from business if the market continues to underprice.

While the strategies for improved operating performance are critical, they do not tell the whole story of CNA's 1998 results. Several lines of business continued to perform well, including surety, directors & officers liability, nonmedical professional liability, warranty, individual life, long-term care and others. CNA UniSource, our start-up Professional Employer Organization, ranks among

                           CNA FINANCIAL CORPORATION
                           --------------------------

------------------------------------------------------------------------------
                                      1998

the nation's fastest growing PEOs. In addition, we achieved our goal of reaching Year 2000 computer readiness of all internal application systems by December 1, 1998. While some work continues in 1999, the technology platform is well prepared to support CNA operations as we move into the next century.

Looking to the rest of 1999, we anticipate another year of difficult market conditions. Our efforts to improve operating performance will continue to focus squarely on the fundamentals of our business.

In our businesses that are performing well, we will continue to improve earnings through underwriting discipline, efficient operations and strong distribution relationships.

We will complete our expense reduction and restructuring efforts, and we will carry this approach forward by emphasizing continuous improvement.

We will continue our middle-market strategy at full speed. Although much of the work will be done this year, we expect that the positive impact on our operating results will not be fully realized until the year 2000. Many accounts do not come up for renewal until later in 1999, and with some accounts, it will take several renewal cycles of disciplined underwriting to achieve the right price levels.

Finally, we will continue to challenge all our businesses on the basis of their ability to sustain profitable, long-term growth. In that regard, we have introduced a new approach to reporting CNA results. In this report, we are providing financial data and discussion of each of our major business segments. You will see this approach in the Management's Discussion and Analysis section. We believe that segment reporting will provide a clearer picture of the way we manage our businesses, as well as the progress that we are making in each segment.

In summary, CNA is focused on improving profitability in the near term, while continuing to manage for long-term value. In a difficult insurance environment, we believe CNA is on the right track. We have the people, the strategies, the business relationships and the financial strength to emerge as the most improved player over the next few years.

Thank you for your continuing confidence in CNA, and I look forward to sharing our progress with you in next year's report.



Sincerely,




S/BERNARD L. HENGESBAUGH
Bernard L. Hengesbaugh
Chairman and Chief Executive Officer
CNA


                           CNA FINANCIAL CORPORATION
                           -------------------------

                                      CNA

                           FINANCIAL SECTION CONTENTS
----------------------------------------------------------------------------
                                     1998

                                       11
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       58
                           CONSOLIDATED BALANCE SHEETS

                                       60
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                       61
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       62
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       64
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       117
                          INDEPENDENT AUDITORS' REPORT

                                       118
                            COMMON STOCK INFORMATION

                                       119
                               CORPORATE DIRECTORY


                           CNA FINANCIAL CORPORATION
                           -------------------------

                                      CNA

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                              Consolidated Operations
INTRODUCTION

The following discussion highlights significant factors influencing the results of operations and financial condition of CNA Financial Corporation (CNAF). CNAF together with its subsidiaries is referred to as CNA or the Company. This discussion should be read in conjunction with the consolidated financial statements and the related notes, appearing on pages 58 through 116, and the five-year summary of selected financial highlights appearing on page 2.

The discussion also includes an overview of each of the Company's seven operating segments, the products offered, the customers served, the distribution channels used and an analysis of operating results. Since distinct investment portfolios are not maintained for each insurance segment, the discussion of investment results, including investment income and realized investment gains, is on a consolidated basis and begins on page 40. The 1998 provisions for restructuring and other related charges are discussed along with consolidated operations.
-----------------------------------------------------------------------------

CONSOLIDATED OPERATIONS

BUSINESS OVERVIEW

CNA is one of the largest insurance organizations in the United States and, based on 1997 net written premium, is the third largest property/casualty company and the thirty-second largest life insurance company.

CNA's overall goal is to create long-term enterprise value by pursuing a strategy of profitable growth in the market segments in which it operates.

CNA conducts its operations through seven operating segments that are briefly described below:

AGENCY MARKET OPERATIONS - provides small to mid-size businesses as well as individuals a wide range of property/casualty products distributed through one of the broadest independent agency networks in the U.S.

SPECIALTY OPERATIONS - provides a broad array of professional, financial and specialty property/casualty products and services distributed through brokers, managing general agencies and independent agencies.

CNA RE - serves as a property/casualty reinsurer, offering primarily traditional treaty reinsurance, with developing positions in facultative and financial reinsurance.

GLOBAL OPERATIONS - provides marine, property/casualty, surety, warranty and specialty products to both domestic and international customers.

RISK  MANAGEMENT  -  serves  the  property/casualty   needs  of  large  domestic
commercial businesses, offering customized, solution based strategies to address risk management.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       11

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                        Consolidated Operations (cont.)

GROUP OPERATIONS - provides a broad array of group life and health insurance products and services to employers, affinity groups and other entities that buy as a group. Group operations also provides reinsurance for group and individual life and health insurers.

LIFE OPERATIONS - provides financial protection to individuals through a full product line of insurance, including term life, universal life and long term care as well as annuities and viatical settlements. Life Operations also provides retirement products and administration services to pension plans and other institutional buyers.

These operating segments reflect the way in which CNA distributes its products to the marketplace and the way in which it manages operations and makes business decisions. A more detailed description of each segment is included later in this discussion.

Corporate results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation, financial guarantee insurance contracts, and certain non-insurance operations, principally the operations of Agency Management Systems, Inc. (AMS), an information technology and agency software development subsidiary.

                           CNA FINANCIAL CORPORATION
                           --------------------------

-----------------------------------------------------------------------------
                        Consolidated Operations (cont.)
OPERATING RESULTS:

The following chart summarizes the consolidated operating results for each of the last three years.

CONSOLIDATED OPERATIONS
----------------------------------------------------------------------------
Year Ended December 31                                1998     1997     1996
-----------------------------------------------------------------------------
(In millions of dollars)
OPERATING REVENUES
(EXCLUDING REALIZED INVESTMENT
GAINS/LOSSES):
   Premiums                                        $13,375  $13,482  $13,525
   Net investment income                             2,146    2,209    2,276
   Other                                               858      628      568
-----------------------------------------------------------------------------
     Total operating revenues (excluding realized
     investment gains/losses)                       16,379   16,319   16,369
Restructuring and other related charges                246        -        -
Benefits and other expenses                         16,465   15,689   15,619
-----------------------------------------------------------------------------
   Operating (loss) income before income tax         (332)      630      750
Income tax benefit (expense)                          200      (132)    (163)
-----------------------------------------------------------------------------
   Net operating (loss) income (excluding realized
   investment gains/losses)                          (132)      498      587
Realized investment gains, net of tax                 434       478      387
Minority interest                                     (20)      (10)      (9)
-----------------------------------------------------------------------------
   NET INCOME                                      $  282    $  966  $   965
=============================================================================

REVENUES

Total operating revenues, which consist of premium, net investment income, and other revenues, were $16.4 billion, $16.3 billion and $16.4 billion for the years ended December 31, 1998, 1997 and 1996, respectively.

Premiums and other operating revenues, exclusive of net investment income and net realized investment gains, are discussed and analyzed in the context of the discussions of each of the business segments that follow. Benefits and other operating expenses are also discussed at the segment level.

Premiums for 1998 declined by $107 million when compared with 1997. This decrease is primarily due to intense price competition facing the commercial lines insurance market.

Premiums for 1997 declined by $43 million when compared with 1996. This decrease is primarily due to reductions in premiums from involuntary markets and competitive conditions in the commercial lines insurance market.

NET INVESTMENT INCOME

Net investment income was $2.1 billion, $2.2 billion and $2.3 billion for 1998, 1997 and 1996, respectively. Net investment income for 1998 decreased by $63 million when compared with 1997. This decrease is primarily attributable to a lower average level of assets invested in interest-bearing securities in 1998 as compared with 1997. See discussion on investments on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                        Consolidated Operations (cont.)

Net investment income for 1997 decreased by $67 million when compared with 1996. This decrease is primarily due to lower interest rates in 1997 as compared with 1996.

REALIZED INVESTMENT GAINS/LOSSES

The Company's investment portfolio is managed to maximize after-tax investment return while minimizing credit risk with investments concentrated in high quality securities to support its insurance underwriting results. As a result of this investment philosophy, the Company may sell, and has sold, securities from time to time to take advantage of market conditions. Investment gains realized from these sales can be a significant component of the overall investment portfolio performance and the Company's net income. In 1998, realized investment gains, net of tax, amounted to $434 million in 1998 as compared with $478 million and $387 million in 1997 and 1996, respectively. See discussion of investments on page 40.

RESTRUCTURING AND OTHER RELATED CHARGES

BACKGROUND

During 1998, the Company initiated a comprehensive review of several of its business operations and corporate functions to identify opportunities to restructure those operations and/or eliminate processes and employee positions. The objectives of these reviews were to develop detailed plans to increase operating efficiencies by better use of technology and streamlining of decision-making, and to exit businesses that were not contributing to the achievement of corporate financial objectives, the net results of which are expected to be a better focus on the customer and the realization of cost savings.

COMPANY PLAN

The Company finalized and approved a restructuring plan (the "Plan") in August 1998. In connection with the Plan, the Company incurred various expenses that were recorded in the third and fourth quarters of 1998. These restructuring and other related charges primarily related to the following activities: planned reductions in the workforce; the consolidation of certain processing centers; the exiting of certain businesses and facilities; the termination of related lease obligations; and the writeoff of certain assets related to these activities. The Plan contemplates a gross reduction in workforce of 4,500 employees, resulting in a planned net reduction of 2,400 employees. According to the Plan, the various activities and workforce reductions should be completed by the end of 1999. Once the Plan is fully executed, it is expected that there will be cost savings of approximately $300 to $350 million on an annualized basis.

INCOME STATEMENT CHARGES

The pretax restructuring and other related charges were comprised of the following costs and expenses: a) costs and benefits related to planned employee terminations of $98 million, of which $53 million related to severance and outplacement costs, $24 million related to other employee transition related costs, principally parallel processing and $21 million related to benefit plan curtailment losses; b) writedown of certain assets to their fair value of $74 million, of which $59 million related to a writedown of an intangible asset, and $15 million related to adjustments for abandoned leasehold improvements and other related fixed assets associated with leases that were terminated as part of the restructuring plan; c) lease termination costs of $42 million; and d) losses incurred on the exiting of certain businesses of $32 million.

                           CNA FINANCIAL CORPORATION
                           --------------------------
                                       14

------------------------------------------------------------------------------
                        Consolidated Operations (cont.)

The Company recorded $220 million of these restructuring and other related charges in the third quarter of 1998. Other charges such as parallel processing costs, relocation costs, and retention bonuses, did not qualify for accrual at the end of the third quarter under generally accepted accounting principles and are being expensed as incurred. In the fourth quarter of 1998, $26 million of these charges were recorded. Based on the Company's current estimates, it is expected that the Company will record an additional $100 million to $150 million, pre-tax, of these costs over approximately the next twelve months. Such costs are expected to be reported as uses of operating cash.

AGENCY MARKET OPERATIONS

The 1998 pre-tax restructuring and other related charges for Agency Market Operations totaled approximately $96 million. The charges included employee severance and outplacement costs of $34 million related to the planned net reduction in the workforce of approximately 1,200 employees. Approximately $29 million of lease termination costs were also incurred in connection with the consolidation of four regional offices into two zone offices and a reduction of the number of claim processing offices from 24 to 8. The Agency Market Operations charges also included benefit plan costs of $12 million, parallel processing charges of $7 million, and $5 million of other fixed asset writedowns. Other charges, including travel, relocation and other transition-related activity, which were expensed as incurred, totaled approximately $9 million.

Through December 31, 1998, approximately 364 Agency Market Operation employees, the majority of whom were loss adjusters and office support staff, had been released at a cost of $8 million.

RISK MANAGEMENT

The 1998 pre-tax restructuring and other related charges for Risk Management totaled approximately $88 million. The charges included lease termination costs associated with the consolidation of claim offices in 36 market territories that totaled approximately $8 million. In addition, employee severance and outplacement costs relating to the planned net reduction in workforce of approximately 200 employees were approximately $10 million and the writedown of fixed and intangible assets totaled approximately $64 million.
Parallel processing and other charges totaled approximately $6 million.

The charges related to fixed and intangible assets were primarily due to a writedown of an intangible asset (goodwill) related to a business that had been acquired several years earlier. As part of the Company's periodic reviews of asset recoverability and as a result of several adverse events, the Company concluded, based on its discounted cash flow analysis completed in the third quarter of 1998, that a $59 million writeoff was necessary. The adverse events contributing to this conclusion included operating losses from the business, the loss of several significant customers whose business volume within this operation contributed a large portion of the revenue base, and substantial changes in the overall market demand for the services offered by this operation which, in turn, had negative effects on the prospects for achieving the profitability levels necessary to recover the intangible asset.

Through December 31, 1998, approximately 152 Risk Management employees had been released at a cost of $2 million. The majority of the employees were adjusters and office support staff.

                           CNA FINANCIAL CORPORATION
                           --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                        Consolidated Operations (cont.)

GROUP OPERATIONS

The 1998 pre-tax restructuring and other related charges for Group Operations totaled approximately $39 million. The charges included approximately $29 million of costs related to the Company's decision to exit the Employer Health and Affinity lines of business. These costs represent the Company's estimate of losses in connection with fulfilling the remaining obligations under contracts related to these lines. Earned premiums for these lines of business approximated $400 million in 1998. The 1998 charges also included employee severance and outplacement costs of approximately $7 million related to the planned net reduction in workforce of approximately 400 employees. Charges for lease termination costs and fixed asset writedowns totaled $3 million.

Through December 31, 1998, approximately 56 Group Operations employees had been released at a cost of $1 million. The majority of the employees were claims and sales support staff.

OTHER SEGMENTS

For the other segments of the Company, pre-tax restructuring and other related charges totaled approximately $23 million for 1998. Charges related primarily to the closing of leased facilities ($3 million) and employee severance and outplacement costs related to planned net reductions of 600 employees in the current workforce and benefit costs associated with those reductions ($13 million). In addition, there were $4 million in charges related to the writedown of certain assets and $3 million related to the exiting of certain businesses.

Through December 31, 1998, approximately 270 employees of these other segments, most of whom were underwriters and office support staff, had been released at a cost of $3 million.

CORPORATE

Corporate results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation, financial guarantee insurance contracts, and certain non-insurance operations, principally the operations of Agency Management Systems, Inc. (AMS), an information technology and agency software development subsidiary.

Operating losses for 1998 increased by $124 million compared with 1997. This increase is primarily attributed to a net unfavorable change in loss development on asbestos claims related to Fibreboard Corporation of approximately $70 million, an increase in pre-tax operating losses attributable to AMS of $20 million and a decrease in investment income and an increase in interest expense totaling $29 million.

Operating losses for 1997 increased by $94 million from 1996. This increase was primarily attributable to a net unfavorable change in loss development on run-off operations and financial guarantee insurance contracts of $77 million. The remaining increase was due to increased operating losses from AMS of approximately $12 million, and other items aggregating $5 million.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                       CNA SEGMENT OVERVIEWS AND ANALYSIS
---------------------------------------------------------------------------
                                      1998

                            AGENCY MARKET OPERATIONS
                                       18

                              SPECIALTY OPERATIONS
                                       22

                                     CNA RE
                                       25

                               GLOBAL OPERATIONS
                                       27

                                RISK MANAGEMENT
                                       31

                                GROUP OPERATIONS
                                       34

                                LIFE OPERATIONS
                                       37

                           CNA FINANCIAL CORPORATION
                           --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                            Agency Market Operations

BUSINESS OVERVIEW

Agency Market Operations builds on the Company's long and successful relationship with the independent agency distribution system to market a broad range of property/casualty insurance products and services to both businesses and individuals. Business products include workers' compensation, commercial packages, general liability and commercial auto, as well as a variety of creative risk management services. Products for individuals are primarily personal auto and homeowners insurance. In addition, Agency Market Operations recently launched a professional employer organization, CNA UniSource, which provides various employer-related services.

Agency Market Operations includes four groups.

COMMERCIAL INSURANCE

Commercial Insurance (CI) provides traditional property/casualty insurance products such as workers' compensation, general and product liability, property, commercial auto and umbrella coverage to businesses with less than $1 million in annual premiums. The majority of CI customers are small and medium-sized businesses. CI is among the market leaders in applying industry segmentation techniques to design products and services tailored to the needs of its targeted customer groups.

In early 1998, CI completed an extensive review of its business and developed a new, more effective platform that positions CI as a world class competitor for the next century. The basis for the platform is to move decision-making authority and resources closer to our customers.

That platform consists of 40 branches, located throughout the U.S., providing customer support in the areas of underwriting, loss control and sales. A new processing center will be responsible for premium processing and accounting for all 40 branches, and will incorporate a call center for increased customer service. Eight claim service centers, located throughout the U.S., will provide customers and claimants with improved service through more specialized claim handling and easier claim reporting.

The improved efficiencies are expected to result in decreased expenses in underwriting and claims through the implementation of new technology, process redesign and centralization. In addition, CI recognizes that an even lower cost platform is necessary to be successful in the small commercial marketplace. CI has developed underwriting and sales tools that automate the underwriting process, enabling agents to handle applications, verify eligibility, price and issue policies at the point of sale.

PERSONAL INSURANCE

Personal Insurance (PI) sells primarily personal auto and homeowners coverages and also offers excess liability, separate scheduled property, boat-owners and other recreational vehicle insurance. These coverages are sold primarily as a package product. In addition, PI is developing capabilities that support employer group marketing through independent agencies.

E&S

E&S provides specialized insurance and other financial products for a wide array of commercial and personal lines customers. Risks covered by E&S are generally viewed as highly perilous and less predictable in exposure than those covered

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                        Agency Market Operations (cont.)

by the more traditional insurance markets. By combining superior insurance and financial expertise with a detailed understanding of customer operations and future direction, E&S is able to create and implement innovative business solutions that are valued by the customer. In addition, E&S actively seeks business partners who can supplement CNA resources and enhance value for the customer.

CNA UNISOURCE

CNA UniSource is a professional employer organization that provides integrated products and services to business owners and their employees. Products and services include payroll processing, human resource services, and access to workers' compensation and employee benefit insurance. The primary sales force is comprised of independent insurance agencies that are also contracted with the CI branches. Payroll processing and human resource services can also be provided on an unbundled basis.

At December 31, 1998, CNA UniSource was licensed in 35 states and the District of Columbia. It expects to be licensed in ten additional states by mid-1999. Currently 325 clients, representing over 13,000 employees, receive employer-related services from CNA UniSource's 25 service offices. Continued growth of enrolled employees is anticipated over the next several years.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------
                        Agency Market Operations (cont.)
OPERATING RESULTS
---------------------------------------------------------------------------
Year Ended December 31                         1998      1997       1996
---------------------------------------------------------------------------
(In millions of dollars)

Premiums                                     $5,247    $ 5,092   $ 5,346
Other revenue                                    39         50        13
Restructuring and other related charges         (96)         -        -
Benefits and expenses                        (6,070)    (5,491)   (6,020)
---------------------------------------------------------------------------
   Underwriting loss                           (880)      (349)     (661)
Investment income                               744        787       828
Non-insurance revenues                           68          -         -
Non-insurance expenses                          (91)        (6)        -
---------------------------------------------------------------------------
   Operating (loss) income before income tax   (159)       432       167
Income tax benefit (expense)                    105       (106)      (13)
---------------------------------------------------------------------------
   Net operating (loss) income                  (54)       326       154
Realized investment gains, net of tax           171        187       133
---------------------------------------------------------------------------
   NET INCOME                                $  117    $   513   $   287
===========================================================================

SUMMARY:

Agency Market Operations' 1998 results were significantly impacted by competitive pricing in commercial insurance lines, catastrophe losses and net loss reserve strengthening. In addition, 1998 results also reflected significant restructuring and other related charges.

PREMIUMS:

Premiums for 1998 increased by $155 million, or approximately 3%, as compared with 1997. Premiums for CI increased $94 million and was primarily attributable to premiums from involuntary risks. Excluding involuntary risks, premiums in CI decreased by approximately $165 million due to the continued soft market conditions throughout the commercial insurance industry. Agency Market Operations' participation in involuntary risks is mandatory and generally a function of its share of the voluntary market by line of insurance in each state. The increase in involuntary risk premiums in 1998 as compared with 1997 was $259 million and is largely a function of the 1997 involuntary risk premiums being reduced by a revision of prior years' estimated premiums. The decrease in involuntary risk premiums in 1997 stemmed from a greater willingness on the part of the voluntary market, including Agency Market Operations, to write these types of coverages. This willingness was precipitated by improved loss experience trends in the involuntary market.

Premiums for PI grew $61 million in 1998. Contributing to the growth was the strong product identity of the Personal Package policy, a personal insurance product providing a wide range of available coverage options and the convenience of single policy delivery and combined billing.

The decrease in premiums of $254 million in 1997 as compared with 1996 was primarily due to a decrease in premiums of approximately $425 million related to CI involuntary risks, as previously discussed, offset by increases in workers' compensation premiums.

                           CNA FINANCIAL CORPORATION
                           -------------------------

---------------------------------------------------------------------------
                        Agency Market Operations (cont.)

UNDERWRITING AND NON-INSURANCE RESULTS:

Underwriting  results for 1998  declined by $531 million as compared  with 1997.
Contributing   to  this  decline  were  net  changes  in  reserve   development,
restructuring and other related charges and catastrophe losses.

The increase in underwriting losses for 1998 is due primarily to an increase in benefits and expenses of $579 million in 1998 as compared with 1997, as well as restructuring and other related charges of $96 million (discussed on page 15), partially offset by the aforementioned increase in premiums in 1998 of $155 million. Benefits and expenses increased due to reserve development and increased catastrophe losses in 1998. Net reserve development in 1998 was $168 million as compared with favorable reserve development of $276 million in 1997. Management strengthened reserves in 1998 primarily in response to deteriorating claim experience for asbestos and other mass tort exposures. Reserves were also increased for construction defect claims and for workers' compensation reinsurance bureaus. In 1997, actions were taken to mitigate further exposure from construction defect liabilities that arose almost exclusively out of exposures underwritten in California. In 1998, catastrophe losses were $131 million higher than the 1997 losses of $68 million.

Underwriting results for 1997 improved by $312 million compared with 1996. This improvement was primarily due to a net favorable change in loss reserve development of $258 million, lower catastrophe losses of $158 million when compared to the prior year, and improved benefits and expenses of approximately $113 million associated with the $254 million decrease in premiums for 1997 discussed above. The favorable change in loss reserve development was due principally to favorable loss development in 1997 of $276 million, comprised of $492 million in favorable development in involuntary risks, primarily workers' compensation, and $80 million of favorable loss development in PI lines offset in part by unfavorable development in CI lines of $296 million.

The favorable loss development in involuntary risks in 1997 was attributable to better than expected results in workers' compensation and private passenger automobile lines stemming from improved frequency and severity in these lines.

Non-insurance   results  are   attributable  to  CNA  UniSource.   Non-insurance
operations experienced a loss of $23 million for 1998, an increase of $17 million when compared with 1997. This increase is due to the start-up nature of CNA UniSource as it develops the volume necessary for generating profits.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------------
                              Specialty Operations

BUSINESS OVERVIEW

Specialty Operations provides a broad array of professional, financial and specialty property/casualty products and services through a network of brokers, managing general agencies and independent agencies. Specialty Operations provides creative solutions for managing the risks of its clients, including architects, engineers, lawyers, healthcare professionals, financial intermediaries and corporate directors and officers.

Specialty Operations is composed of three principal groups.

CNA PRO

CNA Pro is the largest provider of professional liability insurance and risk management services for non-medical professionals and service firms in the U.S. CNA Pro's customers include four targeted professions: architects & engineers, lawyers, accountants and real estate agents and brokers. In addition, CNA Pro is focusing on a diversified group of growing professions including staffing services and consultants. Product distribution is primarily through program administrators, although large law firms and the diversified professions are served through independent insurance brokers.

HEALTHPRO

HealthPro offers a comprehensive set of specialized insurance products and clinical risk management consulting services designed to assist health care providers in managing the quality-of-care risks associated with the delivery of health care. Key customer segments include individual and small group purchasers of malpractice insurance, as well as large corporate buyers of malpractice, directors & officers, and errors & omissions coverages related to managed care. Caronia Corporation, acquired during 1997, also provides third-party claims administration for medical professional liability insureds.

FINANCIAL INSURANCE

Financial Insurance offers a comprehensive selection of governance liability, fidelity, credit, residual value and other financial peril insurance products. These products provide coverage for large and small corporate clients and not-for-profit organizations. Governance liability (including directors & officers, errors & omissions, and employment practices liability) and fidelity products are distributed on a national basis through approximately 3,000 independent brokers and agents. Credit, residual value and other financial peril products are distributed on a national basis through a variety of channels including brokers, agents and direct sales.

OTHER OPERATIONS

A start-up venture, Hedge Financial Products, was formed in 1997 to focus on securitization of insurance risk and the embedding of financial protections within traditional insurance programs.

                           CNA FINANCIAL CORPORATION
                           -------------------------
                                       22

----------------------------------------------------------------------------
                          Specialty Operations (cont.)


OPERATING RESULTS
-----------------------------------------------------------------------
Year Ended December 31                     1998       1997      1996
-----------------------------------------------------------------------
(In millions of dollars)

Premiums                                 $ 1,092   $ 1,251   $ 1,217
Other revenue                                 17        11         -
Retructuring and other related charges        (5)        -         -
Benefits and expenses                     (1,277)   (1,398)   (1,403)
-----------------------------------------------------------------------
   Underwriting loss                        (173)     (136)     (186)
Investment income                            245       268       273
Non-insurance revenues                        10         3         -
Non-insurance expenses                       (18)       (9)        -
-----------------------------------------------------------------------
   Operating income before income tax         64       126        87
Income tax expense                            (6)      (31)      (15)
-----------------------------------------------------------------------
   Net operating income                        58       95        72
Realized investment gains, net of tax          57       63        44
-----------------------------------------------------------------------
   NET INCOME                            $    115  $   158   $   116
========================================================================

SUMMARY:

In 1998, Specialty Operations (Specialty) continued to produce strong overall operating results. However, results trended downward as rate competition stiffened and loss reserves for medical malpractice were strengthened.

Intense competition in Specialty's markets has resulted in lower premium rates, despite expanded forms of coverage and higher coverage limits. Specialty remains committed to conservative underwriting practices in this difficult environment. This has resulted in little premium growth in the segment's core financial insurance, medical malpractice and professional liability businesses. In addition, Specialty has decided to exit the agricultural and entertainment insurance businesses after determining that these markets did not offer acceptable long-term profitability.

PREMIUMS:

Premiums in 1998 decreased by $159 million, or approximately 13%, compared with 1997. The decrease was largely attributable to an approximate $100 million reduction in premiums caused by management's decision to exit the agricultural insurance market. The remaining decline in premiums in 1998 was due to increased price competition and management's resolve not to accept inadequately priced business.

Premiums in 1997 were 2.8% higher than 1996, reflecting modest growth in the period.

Specialty's commitment to prudent underwriting and responsible pricing are expected to continue to limit premium growth until general market pricing improves.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                         Speciality Operations (cont.)

UNDERWRITING AND NON-INSURANCE RESULTS:

Results for 1998 reflect an underwriting loss of $173 million compared with an underwriting loss of $136 million in 1997. The increase in underwriting losses in 1998 of $37 million was primarily attributable to the aforementioned decrease in premiums of $159 million, offset in part by a decrease in benefits and expenses of $121 million in 1998 as compared with 1997. The decrease in benefits and expenses was comprised of reduced losses and operating expenses of approximately $222 million relating primarily to the aforementioned exit of the agricultural insurance lines of business, as well as decisions not to write inadequately priced business. These decreases were partially offset by a net unfavorable change in reserve development of $112 million. The increase in unfavorable loss reserve development in 1998 was due principally to adverse claim experience in the medical malpractice insurance line of business.

The improvement in underwriting results in 1997 of $50 million as compared with 1996 was primarily attributable to the increase in premiums of $34 million as well as net favorable change in reserve development of $76 million, offset by increases in losses and operating expenses related to premium growth.

The non-insurance operations incurred pre-tax operating losses of $8 million and $6 million in 1998 and 1997, respectively. These losses were primarily attributable to the start-up activities of Hedge Financial Products.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                                     CNA Re

BUSINESS OVERVIEW

CNA Re operates globally as a reinsurer in the broker market, offering both treaty and facultative products through major offices in London and Chicago. CNA Re's operations include the business of CNA Reinsurance Company, Limited (CNA Re U.K.), a U.K. company, and U.S. operations based in Chicago. Major products are traditional treaty reinsurance, with developing positions in facultative and financial reinsurance. CNA Re also participates in Lloyd's of London through a corporate syndicate, Syndicate 1229, as well as investments in several similar syndicates.

Headquartered in London with offices in Amsterdam, Milan, Singapore and Zurich, CNA Re U.K. writes both London market and other European business. As one of the largest reinsurers in this market, CNA Re maintains an A+ (Good) rating from Standard and Poor's and an A (Excellent) rating from A.M. Best. CNA Re writes U.S. and international treaty and professional liability business, including medical malpractice, errors & omissions and directors & officers coverages.

Based in Chicago, the U.S. operations of CNA Re provide products to the North and South American markets. Treaty products include working layer property, working layer casualty, property catastrophe, workers' compensation, products liability, general liability, professional liability, specialty and excess and surplus lines. In addition, financial reinsurance products are offered as well as property and casualty facultative reinsurance.

OPERATING RESULTS
------------------------------------------------------------------------
Year Ended December 31                   1998          1997        1996
------------------------------------------------------------------------
(In millions of dollars)

Premiums                                 $   944    $   898     $   944
Other revenue                                  3          -           -
Restructuring and other related charges       (1)         -           -
Benefits and expenses                     (1,012)      (993)       (983)
-------------------------------------------------------------------------
   Underwriting loss                         (66)       (95)        (39)
Investment income                            163        153         161
Non-insurance revenues                         2          7           7
Non-insurance expenses                        (4)        (3)         (2)
-------------------------------------------------------------------------
   Operating income before income tax         95         62         127
Income tax expense                           (27)       (11)        (38)
-------------------------------------------------------------------------
   Net operating income                       68         51          89
Realized investment gains, net of tax         27         34          21
-------------------------------------------------------------------------
   NET INCOME                            $    95    $    85     $   110
=========================================================================

                           CNA FINANCIAL CORPORATION
                           --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                                 CNA Re (cont.)

SUMMARY:

CNA Re experienced an increase in profitability in 1998 due principally to net favorable reserve development partially offset by an increase in catastrophe losses.

PREMIUMS:

Premiums in 1998 increased by $46 million, or approximately 5%, compared with 1997. The increase in 1998 premiums over 1997 is primarily a function of adverse premium development of prior year estimates recorded in 1997.

Premiums decreased $46 million, or approximately 5%, in 1997 as compared with 1996. The decrease in premiums in 1997 included an unfavorable change in estimates of prior year premiums of $88 million, offset in part by growth in treaty reinsurance business. The prior year movement can be largely attributed to the competitive insurance marketplace and its effect on CNA Re's clients, who have not met their own estimated premium targets. These shortfalls have had an effect upon CNA Re's proportional reinsurance book.

UNDERWRITING RESULTS:

The improvement in underwriting results of $29 million in 1998, as compared with 1997, is comprised of an $80 million net favorable change in estimates of prior year premiums and related commissions, as well as an improvement in underwriting expense of $10 million. These increases were partially offset by increased catastrophe losses of $37 million due principally to hurricane activity in 1998, and a $21 million net unfavorable change in loss reserve development. The decrease in underwriting expenses in 1998 as compared with 1997 is principally due to the start-up costs associated with expansion into facultative reinsurance and the establishment of branch offices abroad during 1997.

Underwriting losses increased $56 million in 1997 as compared with 1996. This increase is primarily due to the $46 million decrease in premiums discussed above, an increase in current year loss experience, an increase in underwriting expenses of $33 million and a decrease in catastrophe losses of $20 million. The increase in underwriting expenses was primarily due to the start-up costs discussed above.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

---------------------------------------------------------------------------
                             Global Operations

BUSINESS OVERVIEW

Global Operations provides products and services to U.S.-based customers, customers expanding overseas and foreign customers. Product distribution is primarily through brokers and independent agents. The major product lines include marine, commercial and contract surety, warranty and specialty products, as well as commercial property and casualty.

Global Operations is composed of five principal groups.

MARINE

Marine Office of America Corp. (MOAC), a leading provider of ocean marine insurance in the U.S., offers hull, cargo, primary and excess marine liability, offshore energy, marine claims and recovery products and services. Business is sold through national brokers, regional marine specialty brokers and independent agencies. These distributors work closely with MOAC's 10 branch offices located throughout the U.S.

On June 30, 1998, CNA completed the acquisition of Maritime Insurance Co., Ltd. in the U.K. and its Canadian subsidiary, Eastern Marine Underwriters (EMU), strengthening CNA's position as a global marine insurer. Management expects growth to come from leveraging the relationships with CNA's domestic producers and providing customers with services and products throughout the world.

SURETY

On October 1, 1997, Global Operations completed the merger of CNA's surety operations with Capsure Holdings Corp.'s subsidiaries, Western Surety Company and Universal Surety of America to form CNA Surety Corporation (CNA Surety). CNA owns approximately 61% of CNA Surety.

CNA Surety, traded on the New York Stock Exchange (SUR), is the largest publicly traded provider of surety bonds, with approximately 9% of that market. Among its U.S. competitors, CNA Surety has the most extensive distribution system and one of the most diverse surety product lines, offering small, medium and large contract and commercial surety bonds. CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Management expects growth to come from CNA Surety's broad product line and distribution network and cross-selling opportunities.

WARRANTY

CNA Warranty, Inc. (Warranty), is the fourth largest warranty underwriter in the U.S., providing extended service contracts, warranties and related insurance products that protect the consumer or business from the financial burden associated with the breakdown, under-performance or maintenance of a product. Warranty's key market segments consist of vehicle, retail, home, commercial and original equipment manufacturer. Each market segment distributes its product via a sales force employed or contracted through a program administrator.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------------
                           Global Operations (cont.)

In 1998, Warranty expanded into the home warranty segment with the acquisition of a 90% interest in Home Security of America, Inc., one of the largest home warranty administrators in the U.S.

Warranty expects growth from cross marketing efforts with other CNA businesses, increasing product distribution via the CNA agency force and introducing several warranty products in the international marketplace.

INTERNATIONAL

International is responsible for coordinating and managing the direct business of the foreign operations of CNA. The business identifies and capitalizes on strategic indigenous opportunities outside the U.S. by continuing to build its own capabilities and by initiating acquisitions, strategic alliances and start-up operations that allow for expansion into targeted markets. In addition, International provides U.S.-based customers that are expanding their operations overseas with a single source for their commercial insurance needs. To this end, International has placed underwriters within Commercial Insurance branches.

International currently oversees foreign operations in Europe, Latin America, Canada and Asia. In Europe, CNA formed CNA Insurance Company (Europe) Limited
(CIE) in 1996, which is based in London. CIE has since opened offices in France, Germany, the Netherlands and Denmark. Through its network of offices, International intends to build on the successes of several CNA specialty products (including warranty, personal accident and financial lines insurance) and introduce those products across Europe.

In Latin America, International acquired a 70% interest in Omega A.R.T. in 1997, the third largest workers' compensation company in Argentina. International plans to expand its presence within the region with additional insurance products.

In Canada, CNA Canada, formed in 1998, sells a broad array of property/casualty and specialty insurance products through brokers and managing general agents.

The short to mid-term growth opportunities for International are in the more mature foreign insurance markets, such as Europe and Canada, and in the marketing of specialty insurance products. In the longer term, emphasis will be on the emerging insurance markets in Latin America and Asia.

FIRST INSURANCE COMPANY OF HAWAII

First Insurance Company of Hawaii, Ltd. (FICOH) is the oldest domestic insurer in the state of Hawaii, dating back to 1911. FICOH is also the largest commercial insurance company and the third largest property/casualty insurance company in the state. FICOH offers commercial and personal lines solely in the state of Hawaii. Distributed through independent agencies, the business mix is approximately 65% commercial and 35% personal. CNA owns 60% of FICOH and foresees growth opportunities through collaborative partnerships with other CNA businesses.

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                           Global Operations (cont.)

OPERATING RESULTS
--------------------------------------------------------------------------
Year Ended December 31                      1998         1997       1996
--------------------------------------------------------------------------
(In millions of dollars)

Premiums                                $    941    $     854   $    945
Other revenue                                  5            1          -
Restructuring and other related charges       (1)           -          -
Benefits and expenses                     (1,007)        (857)      (929)
--------------------------------------------------------------------------
   Underwriting (loss) income                (62)          (2)        16
Investment income                            110          117        134
Non-insurance revenues                        77           28         34
Non-insurance expenses                       (64)         (27)       (31)
--------------------------------------------------------------------------
   Operating income before income tax         61          116        153
Income tax expense                           (18)         (35)       (44)
--------------------------------------------------------------------------
   Net operating income                       43           81        109
Realized investment gains, net of tax         17           20         21
Minority interest                            (25)         (29)        (9)
--------------------------------------------------------------------------
   NET INCOME                           $     35    $      72   $    121
==========================================================================

SUMMARY:

Global Operations' 1998 underwriting results were adversely impacted primarily by unfavorable development in discontinued pools and associations and marine asbestos reserves. Recent decisions made are intended to achieve, sustain, and augment the established standard of underwriting profitability. Actions included placing International underwriters in selected Commercial Insurance branches and establishing indigenous overseas organizations. Establishment of these organizations was accelerated as a result of the acquisitions of Maritime and Omega A.R.T. Actions also included the strategic expansion of the successful Surety and Warranty businesses and a decision to allow FICOH to reinvest its earnings enabling it to grow over 70% since 1996. Lastly, MOAC exited non-core lines and unprofitable domestic pools, and is now focused exclusively on the ocean marine market.

PREMIUMS:

Premiums in 1998 increased by $87 million, or approximately 10%, compared with 1997. This increase was primarily attributable to the effects of the recent acquisitions and mergers. Omega contributed $48 million, Maritime contributed $37 million and Surety's business increased $80 million in 1998 reflecting the first full year of Capsure premiums as well as leveraging the expanded product line and distribution channels. Warranty had an increase in premiums in 1998 of $27 million as compared with 1997. This increase was primarily due to growth in Western National, an automobile warranty business, which has seen broad market acceptance of its products and services. Additionally, International premiums
increased  by  $25  million   primarily   attributable  to  growth  in  Canadian
operations.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                           Global Operations (cont.)

Partially offsetting the growth through acquisitions was the sale of a $47 million book of business. In addition, premiums decreased $84 million in 1998 due to MOAC's strategic decision in 1997 to exit unprofitable non-core lines by inland marine, commercial property, boiler and machinery and commercial auto physical damage. Consequently, MOAC is now focused exclusively on its historic core competencies of ocean marine business, upon which the franchise was originally built.

Premiums decreased $91 million in 1997 when compared with 1996. The decision to exit unprofitable pools and associations decreased voluntary pool premiums by $180 million in 1997. In addition, an unwillingness to accept inadequate pricing reduced MOAC's premiums by $62 million in 1997. Decisions to expand Global's International franchise and growth in Surety, Warranty and FICOH helped offset these declines by collectively generating growth of $151 million.

UNDERWRITING AND NON-INSURANCE RESULTS:

Global Operations' underwriting results declined in 1998 by $60 million as compared with 1997. The decrease is attributable to the aforementioned growth in premiums which was more than offset by increased benefits and expenses of $150 million. The increase in benefits and expenses is due to a net unfavorable change in loss development of $64 million, increased expenses of $65 million and higher catastrophe losses of $21 million.

The change in net unfavorable development of $64 million is comprised of approximately $111 million of unfavorable year-over-year change related to Surety, MOAC and discontinued pools, offset in part by favorable year-over-year change of approximately $47 million related principally to the CNA International and Warranty business. The increase in expenses is principally due to higher costs associated with the growth in premiums.

The decline in underwriting income of $18 million in 1997 as compared with 1996 was attributable to the aforementioned decrease in premiums of $91 million, offset in part in a decrease in benefits and expenses of approximately $72 million. The decrease in benefits and expenses in 1997 when compared with 1996 was principally the result of a net favorable change in loss reserve development of approximately $55 million, of which approximately $43 million was attributable to voluntary pools.

Included in the underwriting results above were net underwriting losses of $12 million related to the book of business which was sold by year-end 1997. Additionally, MOAC's underwriting losses increased by $17 million in 1997 and are reflected in the decrease noted above. This increase in underwriting losses was a result of large losses in MOAC's property and inland marine book of business. These underwriting losses precipitated management's decision to exit these non-core lines of business.

Non-insurance income is primarily attributable to the Western National automobile warranty business as well as results for Home Security of America, a 90% owned subsidiary purchased in 1998. Profit margins in these businesses are improving as the current infrastructure is positioned to handle larger volumes of business.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                                 Risk Management


BUSINESS OVERVIEW

Risk Management (RM) markets and sells insurance products and services to large U.S.-based companies. These customers have a minimum of $1 million or more in casualty claims each year. It is estimated that there are approximately 8,500 targeted companies within this market segment. RM is one of 11 significant competitors and has a very strong reputation and presence, particularly as a writer of casualty insurance lines.

RM includes two groups.

RISK TRANSFER

Risk Transfer writes casualty and property lines of insurance.

The casualty insurance business focuses on workers' compensation, commercial auto liability, general liability through traditional and innovative financial risk products, and excess coverage needs. The excess products provide umbrella, excess workers' compensation and high excess coverages. Capacity has been increased for the excess products to address the casualty needs of the global customer.

Over the last two years, domestic and global property capabilities have been increased, providing primary, inland marine and excess property facilities. Global property includes a strategic alliance with Protection Mutual to address the needs of the highly protected risk customer. Global property also includes Northrock, a wholly owned subsidiary of CNA, offering property excess of loss insurance coverages.

RSKCo SM

Formed in 1998, RSKCo SM provides total risk management services (integrated and
single  component)  related  to  claims,  loss  control,   cost  management  and
information services to the commercial insurance marketplace.

The broad range of RSKCo's SM capabilities includes:

CLAIM SERVICES: Services that allow customers to select from a single source the desired level of service-from an integrated claims package to any component service.

LOSS CONTROL: Pre-loss prevention services include industrial hygiene, laboratory, ergonomics, field consulting and training, property, environmental and transportation loss control. Driver training is provided through Smith System Driver Improvement Institute, Inc., a wholly owned subsidiary of CNA.

COST MANAGEMENT: Post-loss cost control services through case management, medical bill review, preferred provider organizations and other unique partnerships to reduce lost work days through rapid response, quality care and effective coordination.

INFORMATION SERVICES: Data access, reporting tools, information and benchmarking analysis, consulting and custom reporting services.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
---------------------------------------------------------------------------
                             Risk Management (cont.)

OPERATING RESULTS
-------------------------------------------------------------------------------
Year Ended December 31                                    1998   1997    1996
-------------------------------------------------------------------------------
(In millions of dollars)

Premiums                                              $    823   $ 776  $ 572
Benefits and expenses                                   (1,021)   (976)  (649)
-------------------------------------------------------------------------------
   Underwriting loss                                      (198)   (200)   (77)
Investment income                                          144     158    179
Non-insurance revenues                                     230     194    222
Non-insurance restructuring and other related charges      (88)      -      -
Non-insurance other expenses                              (224)   (214)  (226)
-------------------------------------------------------------------------------
   Operating (loss) income before income tax              (136)    (62)    98
Income tax benefit (expense)                                48      25    (24)
-------------------------------------------------------------------------------
   Net operating (loss) income                             (88)    (37)    74
Realized investment gains, net of tax                       31      37     29
-------------------------------------------------------------------------------
   NET (LOSS) INCOME                                  $    (57)  $   -  $ 103
===============================================================================

SUMMARY:

RM's 1998 net loss was $57 million, down from breakeven in 1997. The primary reason for the decrease was an $88 million restructuring and other related charges.

In 1998, RSKCo SM, a new total risk management services company, was created. The new service organization will realize significant operating efficiencies necessary to compete in a market place demanding comprehensive, efficient service delivery.

PREMIUMS:

Premiums in 1998 increased by $47 million, or approximately 6%, as compared with 1997. The increase is due to growth of $30 million in the property facility business, that was introduced in the latter part of 1997, underlying momentum in Risk Management's core primary casualty business, and new business growth.

Premiums in 1997 increased $204 million as compared with 1996. This increase was primarily due to RM's significant increase in market share among the Fortune 500-size companies, particularly in the casualty business that increased $85 million, growth of $20 million in the property facility business, $60 million of incremental premium 1997 renewal accounts that moved from large deductible insurance programs to guaranteed cost programs and $54 million of favorable premium development.

UNDERWRITING RESULTS:

Underwriting losses remained consistent in 1998 with the aforementioned increase in premiums of $47 million being offset by a like increase in benefits and expenses as customers moved to guaranteed cost business.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                            Risk Management (cont.)

Restructuring and other related charges in 1998, as discussed on page 15, totaled $88 million.

The 1997 underwriting loss deterioration of $123 million was primarily the result of the aforementioned increase in premium of $204 million, offset by increased benefits and expenses of $327 million. The increase in benefits and expenses in 1997 when compared with 1996 was principally the result of a net unfavorable change in reserve development of $253 million, increased losses on premium growth of approximately $124 million, offset by favorable changes in policyholders dividends of approximately $50 million.

Total expenses, excluding loss and loss adjustment expense, decreased by $10 million during the 3 year period ended December 31, 1998, while premiums grew by 44% for the same period.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                                Group Operations


BUSINESS OVERVIEW

Group Operations provides a broad array of group life and health insurance products and services to employers, affinity groups and other entities that purchase insurance as a group. Its products and services are primarily distributed through brokers. In addition, Group Operations provides health insurance to postal and other federal employees, retirees and their families; managed care and self-funded medical excess insurance; medical provider network management and administration services; and reinsurance for life and health insurers.

Group Operations includes five principal groups.

SPECIAL BENEFITS

Special Benefits provides group term life insurance, short and long term disability, statutory disability, long term care and accident products. Products are marketed through a nationwide operation of 31 sales offices, third party administrators, managing general agents and insurance consultants.

PROVIDER MARKETS

Provider Markets is comprised of two major businesses and a third now under development. CNA Health Partners provides comprehensive managed care services to employers and healthcare provider networks including network development and management, medical management, claims administration, consulting services and management services. Currently under development is a Management Services Organization that will provide a complete set of managed care services to health care provider organizations that are managing capitated risks. Services will include medical management, claims administration, consulting services and management services. Group Reinsurance writes assumed reinsurance on health, life and other related products written on a group basis, as well as excess risk coverages related to health care.

LIFE REINSURANCE

Life Reinsurance reinsures individual life and health products marketed by other life insurance companies throughout North America. Sales are through an internal sales force.

FEDERAL MARKETS

Federal Markets is the second largest provider of health insurance benefits to postal and other federal employees under the Federal Employees Health Benefit Plan (FEHBP). In addition to insuring over one million members, Federal Markets is responsible for all claim management activities under the plan, such as large case management, hospital and provider bill negotiations, systems, fraud detection activities, vendor contracts and federal government relations.

HEALTH BENEFITS

Health Benefits markets direct mail specialty products such as accidental death and dismemberment, term life and dental insurance to bank customers and federal employees.

                           CNA FINANCIAL CORPORATION
                           --------------------------

----------------------------------------------------------------------------
                            Group Operations (cont.)

OPERATING RESULTS
--------------------------------------------------------------------------
Year Ended December 31                            1998      1997      1996
--------------------------------------------------------------------------
(In millions of dollars)

Revenues:
   Premiums                                      $3,712   $ 3,903   $3,816
   Investment income                                133       117      118
   Other                                             24        17        8
--------------------------------------------------------------------------
   Total operating revenues                       3,869     4,037    3,942
Restructuring and other related charges              39         -        -
Claims and benefits and other operating expenses  3,913     4,055    3,922
--------------------------------------------------------------------------
   Operating (loss) income before income tax        (83)      (18)      20
Income tax benefit (expense)                         35        10       (3)
---------------------------------------------------------------------------
   Net operating (loss) income                      (48)       (8)      17
Realized investment gains, net of tax                29        28       21
---------------------------------------------------------------------------
   NET (LOSS) INCOME                             $  (19)  $    20   $   38
===========================================================================

SUMMARY:

In 1998, Group Operations experienced a reduction in profitability as a result of restructuring and other related charges associated with exiting certain businesses and the continued challenging market conditions in group health lines.

PREMIUMS:

Premiums decreased by approximately 5% or $191 million, in 1998 as compared with 1997. The decrease was attributable, in part, to a $166 million decrease in the medical lines of coverage in Health Benefits, resulting from the decision to exit certain markets. Additionally, due to changes in coverage terms, FEHBP premiums decreased by $90 million. These decreases were offset, in part, by premium growth of $65 million across all other lines of business.

During 1997, premiums grew by $87 million as compared with 1996. Premium growth was experienced in Special Benefits, driven by strong sales to employee benefit plans, and in Health Benefits, attributable to sales of credit card accidental death and dismemberment and other non-medical insurance products; other growth was from sales and renewal increases on employer medical plans. Partially offsetting these increases were decreases in the Group Reinsurance premiums, resulting from the termination of some small group medical quota share treaties.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                            Group Operations (cont.)

OPERATING RESULTS:

Pre-tax operating income in 1998 deteriorated by $65 million as compared with 1997. The decrease is primarily due to restructuring and other related charges of $39 million  for Group  Operations,  as  discussed  on page 16. In  addition, increased  losses  of $30  million  on  accident  coverages  contributed  to the operating loss. The increased losses resulted from both adverse claim developments and unusually high claim activity in the traditional accident insurance line. During 1998, CNA decided to exit the insured comprehensive medical portion of the employer and affinity markets and a majority of this inforce business was sold effective January 1, 1999.
Earned premiums for these lines of business approximated $400 million in 1998.

The $38 million decline in pre-tax operating results from 1996 to 1997 was driven primarily by deteriorating group medical claim experience, including increased losses of about $40 million in Health Benefits (employer and affinity health), and $10 million of increased losses on medical stop loss and reinsured group medical in Provider Markets. Offsetting these declines, Special Benefits' results improved by about $20 million due to improved experience under both long-term care and life coverages.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                                 Life Operations


BUSINESS OVERVIEW

Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long term care insurance, annuities and other products. Life Operations also provides retirement services to institutions in the form of various investment products and administration services. Life Operations has several distribution relationships and partnerships including managing general agencies, other independent agencies working with CNA life sales offices, a network of brokers and dealers and various other independent insurance consultants.

Life Operations has three principal groups.

INDIVIDUAL LIFE

Individual Life offers primarily level premium term life insurance, universal life insurance and related products. New sales of term life have placed CNA as either first or second in the market in each of the last three years.

RETIREMENT SERVICES

Retirement Services markets investment and annuity products to both the retail and institutional markets.

LONG TERM CARE

Long Term Care products provide reimbursement for covered nursing home and home health care expenses incurred due to physical or mental disability.

OTHER OPERATIONS

Other  Life  Operations   businesses   include  pre-need   insurance,   viatical
settlements and a developing business in the international arena.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------
                             Life Operations (cont.)

OPERATING RESULTS
---------------------------------------------------------------------------
Year Ended December 31                             1998     1997      1996
---------------------------------------------------------------------------
(In millions of dollars)

Revenues:
   Premiums                                      $  684    $  688   $ 654
   Investment income                                525       501     485
   Other                                            115       105     106
---------------------------------------------------------------------------
   Total operating revenues                       1,324     1,294   1,245
Restructuring and other related charges               7         -       -
Claims and benefits and other operating expenses  1,153     1,107   1,028
---------------------------------------------------------------------------
   Operating income before income tax               164       187     217
Income tax expense                                  (58)      (66)    (74)
---------------------------------------------------------------------------
   Net operating income                             106       121     143
Realized investment gains, net of tax                82       124     102
---------------------------------------------------------------------------
   NET INCOME                                    $  188    $  245   $ 245
===========================================================================

SUMMARY:

Life Operations continued to experience good profitability in 1998, although results were lower than 1997 and 1996. The primary reasons for the reduction were lower realized gains, less favorable mortality experience in 1998, reduced income from decreased pension deposits and lower available margins on those sales.

PREMIUMS:

Direct premiums have continued to show strong growth over the last three years. Premium revenues, however, decreased slightly in 1998 to $684 million from $688 million in 1997, principally due to the increased use of reinsurance for individual term life insurance products. Premium revenues increased $34 million in 1997 as compared with 1996 premium revenues of $654 million, primarily due to an increase in individual term life premiums.

Individual Life premium revenues were $321 million in 1998, as compared with $373 million in 1997. The reason for this decrease in premiums was the increased use of reinsurance. The current program includes a 90% coinsurance treaty covering policies issued from mid-1994 to mid-1996 and 75% coinsurance on policies issued after September, 1997. Individual Life premium revenues increased from $313 million in 1996 to $373 million in 1997, primarily as a result of growth in individual term life premiums.

Individual Life insurance premiums, on a direct basis, were $754 million in 1998, an increase of $111 million from 1997 premiums of $643 million. Premiums increased $148 million in 1997 from 1996 premiums of $495 million. This trend reflects CNA's strong market presence in term insurance.

                           CNA FINANCIAL CORPORATION
                           --------------------------

------------------------------------------------------------------------------
                            Life Operations (cont.)

Retirement Services premium revenues increased slightly in 1998 to $177 million as compared with $174 million in 1997. Premium revenues increased $24 million in 1997 from $150 million in 1996. Total sales volume for Retirement Services, which reflects deposits and other income which are not included in the premiums above, declined from $1,410 million in 1996 to $1,042 million in 1997 to $998 million in 1998. The decreased sales volume is primarily due to the discontinuation of fixed individual annuities and the lower volume of guaranteed investment contracts sold in institutional markets.

Long Term Care premium revenues increased $27 million to $137 million over the two year period ended December 31, 1998. Long Term Care sales volume increased $102 million to $299 million over the two year period ended December 31, 1998.

A discussion of consolidated investment results can be found on page 40.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------------
                                   Investments

Investments:
------------

Net investment income, in the table below, was approximately $2.1 billion, $2.2 billion and $2.3 billion for the years ended December 31, 1998, 1997 and 1996 respectively. Lower net investment income can be attributed to a lower average level of assets invested in interest-bearing securities in 1998 as compared with 1997. The decrease in 1997 as compared with 1996 is primarily due to a decline in investment yields in the bond market. The bond segment of the investment portfolio yielded 6.4% in 1998 compared with 6.4% and 6.6% in 1997 and 1996, respectively.

Net realized investment gains, in the table below, were $434 million, $478 million and $387 million for the years ended December 31, 1998, 1997 and 1996, respectively.

NET INVESTMENT INCOME
------------------------------------------------------------------------------
Year Ended December 31                                     1998  1997    1996
------------------------------------------------------------------------------
(In millions of dollars)

Fixed maturities:
   Bonds:
     Taxable                                             $1,490 $1,522  $1,716
     Tax-exempt                                             340    288     273
   Redeemable preferred stocks                                2      7       2
Equity securities                                            33     37      25
Mortgage loans and real estate                                5     10      11
Policy loans                                                 11      6      12
Short-term investments                                      241    321     231
Security repurchase transactions-net                         10      9       4
Other                                                        67     56      45
-------------------------------------------------------------------------------
                                                          2,199  2,256   2,319
Investment expense                                          (53)   (47)    (43)
-------------------------------------------------------------------------------
  NET INVESTMENT INCOME                                  $2,146 $2,209  $2,276
===============================================================================

ANALYSIS OF INVESTMENT GAINS (LOSSES)
-------------------------------------------------------------------------------
  Year Ended December 31                                   1998   1997    1996
-------------------------------------------------------------------------------
(In millions of dollars)

Realized investment gains and (losses):
   Fixed maturities                                      $  467 $  452  $  293
   Equity securities                                         38    103     216
   Derivative securities                                     12     (7)     18
   Other, including guaranteed Separate Account business    178    205*     92
-------------------------------------------------------------------------------
                                                            695    753     619
Allocated to participating policyholders                    (14)   (15)    (14)
Income tax expense                                         (247)  (260)   (218)
-------------------------------------------------------------------------------
     NET REALIZED INVESTMENT GAINS                       $  434 $  478  $  387
===============================================================================
* INCLUDES $95 MILLION RELATED TO CNA SURETY TRANSACTION.

                           CNA FINANCIAL CORPORATION
                           -------------------------

The following table summarizes CNA's general account investments at cost or amortized cost for each of the last five years.

DISTRIBUTION OF INVESTMENTS - GENERAL ACCOUNT
-----------------------------------------------------------------------------------------------------
December 31                      1998    %    1997     %    1996     %    1995      %    1994      %
-----------------------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities:
  Bonds:
    Taxable                   $23,348  66%  $24,419  69%  $22,631  65%   $25,832   75% $17,484   63%
    Tax-exempt                  6,127  17     4,534  13     4,860  14      3,453   10    3,717   13
  Redeemable
    preferred stocks               36  --        67  --        49   --        100  --      423    2
Equity securities:
  Common stocks                   734   2       567   2       478    1       734    2      729    3
  Non-redeemable
    preferred stocks              321   1       128  --       224    1         3   --        8   --
Mortgage loans and
  real estate                      62   --       85  --       123   --        122  --       47   --
Policy loans                      177   --      177  --       174   --        177   1      176    1
Other invested assets             806    2      544   2       617    2       483    1      103   --
Short-term investments          4,037   12    4,884  14     5,854   17      3,725  11    5,036   18
-----------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS             $35,648  100% $35,405 100%  $35,010  100%   $34,629 100%  $27,723 100%
=====================================================================================================
INVESTMENTS AT
  CARRYING VALUE*             $37,177       $36,203       $35,412         $35,886       $26,943
=====================================================================================================
*AS REPORTED IN THE CONSOLIDATED BALANCE SHEET

The Company's general account investment portfolio consists primarily of publicly traded government bonds, asset-backed securities, mortgage-backed securities, municipal bonds, and corporate bonds.

The Company's investment policies for both the general and separate accounts emphasize high credit quality and diversification by industry, issuer and issue. Assets supporting interest rate sensitive liabilities are segmented within the general account to facilitate asset/liability duration management.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------------
                              Investments (cont.)


The following table summarizes CNA's Separate Account investments at cost or amortized cost for each of the last five years.

DISTRIBUTION OF INVESTMENTS - SEPARATE ACCOUNT
---------------------------------------------------------------------------------------------------
December 31               1998     %     1997    %      1996     %       1995      %    1994   %
---------------------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities:
   Taxable bonds        $4,061   82%   $4,667   84%   $4,590   82%     $5,385    95%   $5,451   88%
   Redeemable
     preferred stocks       --   --        --   --         4   --          10    --        18   --
Equity securities:
  Common stocks            171    3       115    2       101    2         167     3       117    2
  Non-redeemable
    preferred stocks        31    1        22    1        10   --          --    --        --   --
Other invested assets      189    4        94    2        --   --          46     1        38    1
Short-term investments     473   10       629   11       916   16          85     1       533    9
-----------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS       $4,925  100%   $5,527  100%    5,621  100%     $5,693   100%   $6,157  100%
=====================================================================================================
INVESTMENTS AT
   CARRYING VALUE       $5,143         $5,722         $5,698           $5,872          $5,960
=====================================================================================================

Total Separate Account investments at fair value amounted to approximately $5.1 billion and $5.7 billion at December 31, 1998 and 1997, respectively, with taxable fixed maturities representing approximately 80.8% and 83.3% of the total, at December 31, 1998 and 1997, respectively. Approximately 64.3% and 73.8% of Separate Account investments at December 31, 1998 and 1997, respectively, are used to fund guaranteed investment contracts for which Continental Assurance Company guarantees principal and a specified return to the contractholders. The duration of fixed maturity securities included in the guaranteed investment contract portfolio are matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts.

One Separate Account product is an indexed group annuity contract for institutional investors which guarantees the Standard and Poor's (S&P) 500 rate of return plus 25 basis points annually. Deposits are taken from the customer for a three year period with no payout until the end of the period. CNA mitigates the risk associated with the contract liability by a combination of purchasing S&P 500 futures contracts in a notional amount equal initially to the original customer deposit and investing the remaining cash primarily in high quality investments. The number of futures contracts is adjusted regularly to approximate the liability to the contractholder.

CNA believes it has the capacity to hold its fixed maturity portfolio to maturity. However, fixed maturity securities may be sold as part of CNA's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, tax and credit considerations, or other similar factors. Accordingly, the fixed maturity securities are classified as available-for-sale.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                               Investments (cont.)

The general account portfolio consists primarily of high quality (rated BBB or higher) marketable fixed maturities, 93.3% and 95.0% of which are rated as investment grade at December 31, 1998 and 1997, respectively.

The following table summarizes the ratings of CNA's general account fixed maturity bond portfolio at carrying value (fair value):

------------------------------------------------------------------------------------------
December 31                                  1998      %     1997      %     1996       %
------------------------------------------------------------------------------------------
(In millions of dollars)
U.S. government and affiliated securities $ 9,443  31.5%  $13,679  46.4%  $11,623   42.0%
Other AAA rated                            11,595  38.7     8,801  29.9     9,277   33.5
AA and A rated                              4,884  16.3     3,796  12.9     3,786   13.7
BBB rated                                   2,061   6.8     1,695   5.8     1,387    5.0
Below investment grade                      1,996   6.7     1,480   5.0     1,582    5.8
------------------------------------------------------------------------------------------
 TOTAL                                    $29,979   100%  $29,451   100%  $27,655    100%
==========================================================================================

The  following  table  summarizes  the  ratings of CNA's  guaranteed  investment contract  separate account fixed maturity bond portfolio at carrying value (fair value):
------------------------------------------------------------------------------------------
December 31                                  1998      %     1997     %      1996       %
------------------------------------------------------------------------------------------
(In millions of dollars)
U.S. government and affiliated securities $   167   5.2%  $   148   3.9%  $   192    5.0%
Other AAA rated                             1,977  61.2     2,401   62.6    2,279   59.0
AA and A rated                                476  14.8       569   14.8      723   18.7
BBB rated                                     339  10.5       406   10.6      345    8.9
Below investment grade                        269   8.3       310    8.1      324    8.4
------------------------------------------------------------------------------------------
 TOTAL                                    $ 3,228   100%  $ 3,834    100% $ 3,863    100%
==========================================================================================

At year end 1998, 1997 and 1996, respectively, 83.1%, 89.8% and 92.0% of the general account portfolio and 76.8%, 82.1% and 85.7% of the guaranteed investment contract portfolio, in the tables above, were rated by major independent rating agencies.

High yield securities are bonds rated as below investment grade by bond rating agencies and other unrated securities which, in the opinion of management, are below investment grade (below BBB). High yield securities generally involve a greater degree of risk than investment grade securities. However, expected returns should compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. CNA's concentration in high yield bonds including Separate Account business was approximately 4.0% and 3.2% of total assets as of December 31, 1998 and 1997, respectively.

Included in CNA's fixed maturity securities at December 31, 1998 (general and guaranteed investment contract portfolios) are $10.3 billion of asset-backed securities, at fair value, consisting of approximately 15.9% in U.S. government agency issued pass-through certificates, 51.8% in collater-

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------------
                              Investments (cont.)

alized mortgage obligations (CMOs), 15.0% in corporate asset-backed obligations and 17.3% in corporate mortgage-backed pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.

CMOs are subject to prepayment risks that tend to vary with changes in interest rates. During periods of declining interest rates, CMOs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. Conversely, during periods of rising interest rates, prepayments generally slow which may result in a decrease in yield or a loss as a result of the slower prepayments. CNA limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. CNA avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1998, the fair value of asset-backed securities was greater than the amortized cost by approximately $163 million compared with net unrealized gains of approximately $114 million at December 31, 1997.

At December 31, 1998 and 1997, short-term investments primarily consisted of U.S. Treasury bills and commercial paper. The components of the short-term investment portfolio were as follows:


SHORT-TERM INVESTMENTS
---------------------------------------------

December 31                   1998      1997
---------------------------------------------
(In millions of dollars)

Commercial paper             $1,398   $1,850
U.S. treasuries in escrow*    1,011    1,065
U.S. treasuries                 506      558
Money markets                   401      624
Security repurchase
  collateral                    132      154
Other                           589      633
---------------------------------------------
     TOTAL SHORT-TERM
        INVESTMENTS          $4,037   $4,884
=============================================
*SEE NOTE A TO THE CONSOLIDATED FINANCIAL STATEMENTS.

CNA invests in certain derivative financial instruments primarily to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk).

CNA considers its derivatives as being held for purposes other than trading. Derivative securities, except for interest rate swaps associated with certain corporate borrowings, are recorded at fair value at the reporting date, with changes in market value reflected in realized gains and losses. The interest rate swaps on corporate borrowings are accounted for using accrual accounting with the related income or expense recorded as an adjustment to interest expense; the changes in fair value are not recorded. The Company also uses derivatives to mitigate the risk associated with its indexed group annuity contracts by purchasing S&P 500 futures contracts in a notional amount equal to the contract liability relating to S&P 500 exposure.

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                              Investments (cont.)

CNA's general account investments in bonds and redeemable preferred stocks, carried at their fair value, were $30.1 billion at December 31, 1998, compared with $29.5 billion at December 31, 1997. At December 31, 1998 and 1997, net unrealized gains on fixed maturity securities amounted to approximately $562 million and $528 million, respectively. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1998, were $818 million and $256 million, respectively, compared to $644 million and $116 million, respectively, at December 31, 1997.

Net unrealized gains on general account bonds include net unrealized losses on high yield securities of $101 million and $2 million, at December 31, 1998 and 1997, respectively. Carrying values of high yield securities in the general account were approximately $2.0 billion and $1.5 billion at December 31, 1998 and 1997, respectively.

The Company's largest equity holding in a single issuer is Global Crossing, Ltd. (Global Crossing) common stock. As of December 31, 1998, the Company owned 20,037,584 shares, or 9.8% of the outstanding common stock of Global Crossing which was valued at $904 million at December 31, 1998. Net unrealized gains associated with this security approximated $841 million at December 31, 1998. Without registration or an exemption from registration, sales to the public of the Company's holdings of Global Crossing are governed by Rule 144 of the Securities Act of 1933 (the Act) and may not commence until August 13, 1999. The Company has the right, after August 13, 1999 to require Global Crossing to register under the Act up to 25% of the Company's holdings prior to December 31, 1999.

At December 31, 1998 and 1997, fixed maturity securities in the guaranteed investment Separate Account contract portfolio, carried at fair value, amounted to $3.2 billion and $3.8 billion. Net unrealized gains on fixed maturity securities in these Separate Accounts amounted to approximately $64 million and $71 million at December 31, 1998 and 1997, respectively. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1998, were $84 million and $20 million, respectively, compared to $87 million and $16 million, respectively, at December 31, 1997.

At December 31, 1998, high yield securities in the guaranteed investment Separate Account contract portfolio, were carried at fair value, amounted to $269 million, compared to $310 million at December 31, 1997. Net unrealized losses on high yield securities held in such Separate Accounts were $9 million and $1 million at December 31, 1998 and 1997, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                                  Market Risk


Market Risk:
------------

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument. Market risk is inherent to all financial instruments, and accordingly, the Company's risk management policies and procedures include all market risk sensitive financial instruments.

According to the Securities and Exchange Commission (SEC) disclosure rules, discussions regarding market risk focus on only one element of market risk-price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index or price underlying the financial instrument. The Company's primary market risk exposures are due to changes in interest rates, although the Company has certain exposures to changes in equity prices and foreign currency exchange rates.

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

For purposes of this disclosure, market risk sensitive instruments are divided into two categories: instruments entered into for trading purposes and instruments entered into for purposes other than trading. The Company's market risk sensitive instruments presented in the tables on pages 49-50, are classified as held for purposes other than trading. The Company does not generally hold or issue derivatives for trading purposes.

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

FOREIGN EXCHANGE RISK

Foreign exchange rate risk arises from the possibility that changes in foreign currency exchange rates will impact the value of financial instruments. The Company has foreign exchange exposure when it buys or sells foreign currencies or financial instruments denominated in a foreign currency. The Company's foreign transactions are primarily denominated in Canadian Dollars, British Pounds, German Deutsche Marks, Chilean

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                              Market Risk (cont.)

Pesos, Argentinean Pesos and Japanese Yen. This exposure is mitigated by the Company's asset/liability matching strategy and through the use of forwards for those instruments which are not matched.

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

The sensitivity analysis estimates the change in the market value of the Company's interest-sensitive assets and liabilities that were held on December 31, 1998 and 1997 due to instantaneous parallel changes in the year-end yield curve. Also the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Accordingly, the analysis may not be indicative of, is not intended to provide, and does not provide a precise forecast of the effect of changes of market interest rates on the Company's income or stockholders' equity. Further, the computations do not contemplate any actions CNA would undertake in response to changes in interest rates.

The sensitivity analysis assumes an instantaneous shift in market interest rates, with scenarios of interest rates increasing and decreasing 100 and 150 basis points from their levels at December 31, 1998 and 1997 with all other variables held constant. A 100 and 150 basis point increase in market interest rates would result in a pre-tax decrease in the financial instrument position of $1.7 billion and $2.6 billion, respectively, at December 31, 1998, compared to $1.6 billion and $2.4 billion, respectively, at December 31, 1997. Similarly, a 100 and 150 basis point decrease in market interest rates would result in a pre-tax increase in the net financial instrument position of $1.6 billion and $2.4 billion, respectively, for both periods under comparison.

The Company's debt, including certain related interest rate swap agreements, as of December 31, 1998 and 1997, is denominated in U.S. dollars. At December 31, 1998 and 1997, approximately 93% and 91%, respectively, of the Company's long-term debt has been issued at or effectively converted to fixed rates, and as such, interest expense would not be impacted by interest rate shifts. The impact of a 100 and 150 basis point increase in interest rates on the fixed rate debt would result in a decrease in the market value of the debt by $157 million and $229 million, respectively, at December 31, 1998, compared to $117 million and $176 million, respectively, at December 31, 1997. The impact of a 100 and 150 basis point decrease in the interest rates would result in an increase in the market value of fixed rate debt by $174 million and $268 million, respectively, at current year end, compared to $117 million and $176 million, respectively, at December 31, 1997. The impact of a 100 and 150 basis point increase in interest rates on the

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
-----------------------------------------------------------------------------
                              Market Risk (cont.)

variable rate debt at December 31, 1998 would result in an additional $2 million and $3 million, respectively, in interest expense per year, compared to $3 million and $4 million, respectively, in interest expense per year at December 31, 1997. Similarly, a 100 and 150 basis point decrease in interest rates would result in like decreases in interest expense per year.

Equity price risk was measured assuming an instantaneous 10% and 25% change in the Standard & Poor's 500 Index (the Index) from its level of December 31, 1998 and 1997, with all other variables held constant. The Company's equity holdings were assumed to be positively correlated with the Index. At December 31, 1998, a 10% and 25% decrease in the Index would result in a $320 million and $795 million decrease, respectively, compared to $177 million and $441 million decrease, respectively, at December 31, 1997, in the market rate of the Company's equity investments. Of these amounts, $92 million and $229 million, respectively, in the current year, and $66 million and $166 million, respectively, in the prior year would be offset by decreases in liabilities to customers under variable annuity contracts. Similarly, increases in the Index would result in like increases in the market value of the Company's equity investments and increases in liabilities to customers under variable annuity contracts.

The sensitivity analysis also assumes an instantaneous 10% and 20% change in the foreign currency exchange rates versus the U.S. dollar from their levels at December 31, 1998 and 1997, with all other variables held constant. At December 31, 1998, a 10% and 20% strengthening of the U.S. dollar versus other currencies would result in decreases of $220 million and $441 million, respectively, in the market value of certain financial instruments that are denominated in foreign currencies, compared to $47 million and $94 million, respectively, at December 31, 1997. Weakening of the U.S. dollar versus all other currencies would result in like increases in the market value of certain financial instruments that are denominated in foreign currencies.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                               Market Risk (cont.)

The following tables reflect the estimated effects on the market value of the Company's financial instruments at December 31, 1998 and 1997, due to an increase in interest rates of 100 basis points, a 10% decline in the S&P 500 index, and a decline of 10% in foreign currency exchange rates.

HELD FOR OTHER THAN TRADING PURPOSES
-----------------------------------------------------------------------------
December 31, 1998                      Market   Interest   Currency   Equity
                                       Value   Rate Risk    Risk       Risk
-----------------------------------------------------------------------------
(In millions of dollars)
General Account:
  Fixed maturity securities           $30,073  $(1,549)    $(156)     $   -
  Equity securities                     1,970        -       (21)      (197)
  Short term investments                4,037      (21)      (43)         -
  Interest rate swaps                     (20)       9         -          -
  Interest rate caps                        1        1         -          -
  Other derivative securities               5        9        21          2
-----------------------------------------------------------------------------
    TOTAL GENERAL ACCOUNT              36,066   (1,551)     (199)      (195)
-----------------------------------------------------------------------------
Separate Account Business:
  Fixed maturity securities             4,155     (176)      (20)        (3)
  Equity securities                       297        -         -        (30)
  Short term investments                  473        -        (1)         -
  Equity index futures                      2        4         -        (92)
  Other derivative securities               2       (1)        -          -
-----------------------------------------------------------------------------
      TOTAL SEPARATE ACCOUNT BUSINESS   4,929     (173)      (21)      (125)
-----------------------------------------------------------------------------
      TOTAL ALL SECURITIES            $40,995  $(1,724)    $(220)     $(320)
=============================================================================
DEBT                                  $(3,160) $   157     $   -      $   -
=============================================================================

HELD FOR OTHER THAN TRADING PURPOSES
-----------------------------------------------------------------------------
December 31, 1997                     Market     Interest  Currency   Equity
                                      Value     Rate Risk    Risk       Risk
-----------------------------------------------------------------------------
(In millions of dollars)

General Account:
  Fixed maturity securities           $29,548   $(1,409)   $ (20)     $ (10)
  Equity securities                       814         -       (7)       (82)
  Short term investments                4,884       (11)     (21)         -
  Interest rate swaps                     (12)       20        -          -
  Interest rate caps                        4         4        -          -
  Other derivative securities               2         1        1          3
-----------------------------------------------------------------------------
    TOTAL GENERAL ACCOUNT              35,240    (1,395)     (47)       (89)
-----------------------------------------------------------------------------
Separate Account Business:
  Fixed maturity securities             4,769      (190)       -         (1)
  Equity securities                       206         -        -        (21)
  Short term investments                  629        (1)       -          -
  Equity index futures                      -         1        -        (66)
  Other derivative securities               -        (3)       -          -
-----------------------------------------------------------------------------
    TOTAL SEPARATE ACCOUNT BUSINESS     5,604      (193)       -        (88)
-----------------------------------------------------------------------------
    TOTAL ALL SECURITIES              $40,844   $(1,588)   $ (47)     $(177)
=============================================================================
DEBT                                  $(2,897)  $   117    $   -      $   -
=============================================================================
                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------
                              Market Risk (cont.)

The following tables reflect the estimated effects on the market value of the Company's financial instruments at December 31, 1998 and 1997, due to an increase in interest rates of 150 basis points, a 25% decline in the S&P 500 index, and a decline of 20% in foreign currency exchange rates.

HELD FOR OTHER THAN TRADING PURPOSES
------------------------------------------------------------------------------
December 31, 1998                     Market     Interest  Currency   Equity
                                      Value     Rate Risk    Risk      Risk
------------------------------------------------------------------------------
(In millions of dollars)

General Account:
  Fixed maturity securities           $30,073   $(2,347)   $(313)     $   -
  Equity securities                     1,970         -      (42)      (493)
  Short term investments                4,037       (31)     (85)         -
  Interest rate swaps                     (20)       14        -          -
  Interest rate caps                        1         1        -          -
  Other derivative securities               5        14       42         10
------------------------------------------------------------------------------
    TOTAL GENERAL ACCOUNT              36,066    (2,349)    (398)      (483)
------------------------------------------------------------------------------
Separate Account Business:
  Fixed maturity securities             4,155      (272)     (41)        (9)
  Equity securities                       297         -        -        (74)
  Short term investments                  473        (1)      (2)         -
  Equity index futures                      2         6        -       (229)
  Other derivative securities               2        (1)       -          -
------------------------------------------------------------------------------
    TOTAL SEPARATE ACCOUNT BUSINESS     4,929      (268)     (43)      (312)
------------------------------------------------------------------------------
    TOTAL ALL SECURITIES              $40,995   $(2,617)   $(441)     $(795)
==============================================================================
DEBT                                  $(3,160)  $   229    $   -      $   -
==============================================================================

December 31, 1997                     Market     Interest  Currency   Equity
                                      Value     Rate Risk   Risk       Risk
------------------------------------------------------------------------------
(In millions of dollars)
General Account:
  Fixed maturity securities           $29,548   $(2,113)   $ (39)     $ (24)
  Equity securities                       814         -      (14)      (204)
  Short term investments                4,884       (17)     (43)         -
  Interest rate swaps                     (12)       30        -          -
  Interest rate caps                        4         7        -          -
  Other derivative securities               2         1        2          7
-----------------------------------------------------------------------------
     TOTAL GENERAL ACCOUNT             35,240    (2,092)     (94)      (221)
-----------------------------------------------------------------------------
Separate Account Business:
  Fixed maturity securities             4,769      (285)       -         (3)
  Equity securities                       206         -        -        (51)
  Short term investments                  629        (1)       -          -
  Equity index futures                      -         2        -       (166)
  Other derivative securities               -        (5)       -          -
-----------------------------------------------------------------------------
     TOTAL SEPARATE ACCOUNT BUSINESS    5,604      (289)       -       (220)
-----------------------------------------------------------------------------
     TOTAL ALL SECURITIES             $40,844   $(2,381)   $ (94)     $(441)
=============================================================================
DEBT                                  $(2,897)  $   176    $   -      $   -
=============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                                   Year 2000

Year 2000:
----------

IMPACT OF YEAR 2000 ON THE COMPANY

The widespread use of computer programs, both in the United States and internationally, that rely on two digit date fields to perform computations and decision-making functions may cause computer systems to malfunction when processing information involving dates beginning in 1999. Such malfunctions could lead to business delays and disruptions. The Company renovated or replaced many of its legacy systems and upgraded its systems to accommodate business for the Year 2000 and beyond. In addition, the Company is checking embedded systems in computer hardware and other infrastructure such as elevators, heating and ventilating systems, and security systems.

Based upon its current assessment, CNA estimates that the total cost to replace and upgrade its systems to accommodate Year 2000 processing is expected to be approximately $60 to $70 million. As of December 31, 1998, the Company has spent approximately $59 million on Year 2000 readiness matters. However, prior to 1997, the Company did not specifically separate technology charges for Year 2000 from other information technology charges. In addition, while some hardware charges are included in the budget figures, the Company's hardware costs typically are included as part of ongoing technology updates and not specifically as part of the Year 2000 project. All funds spent and to be spent have been or will be financed from current operating funds. The Company believes that it will be able to resolve the Year 2000 issue in a timely manner. As of December 31, 1998, CNA has internally certified all of its internal applications and systems as being ready for the year 2000. However, due to the interdependent nature of computer systems, there may be an adverse impact on the Company if banks, independent agents, vendors, insurance agents, third party administrators, various governmental agencies and other business partners fail to successfully address the Year 2000 issue. In addition, certain non-insurance affiliates are not yet Year 2000 ready, but they are expected to be ready on a timely basis. In the event that they are not, it is unclear at this time whether the impact on the Company would be material. To mitigate this impact, the Company is communicating with these various entities to coordinate Year 2000 conversion. The Company already has sent Year 2000 information packages to more than 12,000 independent agents to encourage them to become Year 2000 ready on a timely basis. The Company also has sent Year 2000 information to almost 300,000 business policyholders to increase their awareness of the Year 2000 issue. Similar information packages have been sent to healthcare providers, lawyers and others with whom the Company has business relationships. Because of the interdependent nature of the issue, the Company cannot be sure that there will not be a disruption in its business.

The Company also has developed business resumption plans to ensure that the Company is able to continue critical processes through other means in the event that it becomes necessary to do so. Formal strategies have been developed within each business unit and support organization to include appropriate recovery processes and use of alternative vendors. More than 200 strategies have been developed to address all the recovery plans for approximately 400 processes. These plans are being updated quarterly.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                               Year 2000 (cont.)

In addition, property/casualty insurance companies may have an underwriting exposure related to the Year 2000 issue. There can be no assurance that policyholders will not suffer losses resulting from Year 2000 issues and seek indemnification under insurance policies underwritten by the Company. Coverage, if any, will depend on the facts and circumstances of the claim and the provisions of the policy. It is impossible to estimate with any degree of accuracy the extent to which various types of policies issued by the Company may afford coverage for losses or claims. At this time, the Company is unable to forecast the nature and range of the losses, the availability of coverage for the losses, or the likelihood of significant claims. As a result, the Company is unable to determine whether the adverse impact, if any, in connection with the foregoing circumstances would be material to the Company.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                         Liquidity and Capital Resources

Liquidity and Capital Resources:
--------------------------------

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

For the year ended December 31, 1998, net cash used in operating activities was $949 million, compared with net cash used of $193 million in 1997 and net cash provided of $620 million in 1996.

The Company had substantially lower operating cash flows in 1998 and 1997, primarily due to increases in insurance receivables.

On December 24, 1998, CNAF filed a Registration Statement on Form S-3 with the Securities and Exchange Commission relating to $600 million in senior and subordinated debt, junior debt, common stock, preferred stock and warrants. As of December 31, 1998, this registration was not effective.

CNAF has a $795 million revolving credit facility that expires in May 2001. The amount available is reduced by CNAF's outstanding commercial paper. As of December 31, 1998, outstanding loans under the credit facility were $235 million and outstanding commercial paper was $500 million. There was $60 million of unused borrowing capacity under the facility at year end 1998. The interest rate on the bank loans is based on the London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there is a facility fee of 9 basis points annually. The average interest rate on the bank loans under the credit facility at December 31, 1998, 1997 and 1996, respectively was 5.49%, 6.16% and 5.72%.

On December 23, 1998, CNAF sold $200 million of preferred stock to its majority shareholder, Loews Corporation.

In 1998, CNAF issued $1 billion of senior notes under a $1 billion Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 18, 1997. This shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. Since filing this shelf registration, CNAF has issued in four separate offerings senior notes with an aggregate principal amount of $1 billion. Proceeds from these debt issues were used to repay or refinance existing debt, provide funds for acquisitions, and increase the capital of Continental Casualty Company.

On November 15, 1996, CNAF issued $250 million, 6.75% Senior Notes, due November 15, 2006. On March 1, 1996, CNAF paid, at the due date, $250 million of 8.625% senior notes.

To offset the variable rate characteristics of the credit facility, CNAF entered into interest rate swap agreements with several banks. These agreements convert variable debt into fixed debt resulting in fixed rates on notional amounts of $650 million as of December 31, 1998. The effect of these interest rate swaps was to increase interest expense by approximately $2 million, $4 million and $7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                     MANAGEMENTS'S DISCUSSION AND ANALYSIS
----------------------------------------------------------------------------
                    Liquidity and Capital Resources (cont.)

CNAF has a commercial paper program in place, in which it borrows from investors and replaces a like amount of bank financing. As of December 31, 1998, the commercial paper program totaled $500 million as compared with $675 million as of December 31, 1997. The weighted-average interest rate on commercial paper was 5.89%, 6.05% and 5.67% at December 31, 1998, 1997 and 1996 respectively. The commercial paper borrowings are classified as long-term, as borrowing capacity under the revolving credit facility will support the commercial paper program (at an undrawn cost of 9 basis points). The weighted-average interest rate (interest and facility fees) on the revolving credit facility, commercial paper and the effect of the interest rate swaps, was 6.36%, 6.35% and 6.28% at December 31, 1998, 1997 and 1996 respectively.

The table below reflects ratings issued by A.M. Best, Standard and Poor's, Moody's and Duff & Phelps for CNA's Continental Casualty Company (CCC) Intercompany Pool, Continental Insurance Company (CIC) Intercompany Pool and Continental Assurance Company (CAC) Intercompany Pool. Also rated were CNAF's senior debt, commercial paper and preferred stock and The Continental Corporation's (Continental) senior debt.

|-----------------|---------------------|------------------------------------|
|                 | INSURANCE RATINGS   |       DEBT AND STOCK RATINGS       |
|                 |---------------------|------------------------------------|
|                 |  Financial Strength |                                    |
|                 |---------------------|                                    |
|                 |     |     |         |         CNA             Continental|
|                 |     |     |         |-----------------|---------|--------|
|                 | CCC | CAC |  CIC    |Senior|Commercial|Prefered | Senior |
|                 |     |     |         |Debt  |   Paper  | Stock   |  Debt  |
|                 |-----|-----|---------|------|----------|---------|--------|
|A.M. Best        |  A  |  A  |   A-    |   -  |    -     |    -    |   -    |
|Moody's          |  A1 |  A1*|   A2    |   A3 |    P2    |    a3   |  Baa1  |
|Standard & Poor's|  A+ |  AA-|   A-    |   A- |    A2    |   BBB   |  BBB-  |
|                 |-----|-----|---------|      |          |         |        |
|                 |Claims Paying Ability|      |          |         |        |
|                 |-----|---------------|      |          |         |        |
|Duff & Phelps    |  AA-|  AA |   -     |   A- |     -    |   BBB+  |   -    |
|-----------------|-----|-----|---------|------|----------|---------|--------|
*APPLIES TO CONTINENTAL ASSURANCE COMPANY ONLY.
                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                         Accounting Standards

Accounting Standards:
---------------------

ACCOUNTING BY INSURANCE AND OTHER ENTERPRISES FOR INSURANCE-RELATED ASSESSMENTS

In December 1997, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position (SOP)
97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 requires that entities recognize liabilities for insurance-related assessments when all of the following criteria have been met: an assessment has been imposed or it is probable that an assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The effects of this SOP will result in CNA recording an after-tax charge in the first quarter of 1999 between $145 million and $175 million as a cumulative effect of a change in accounting principle.

ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

In March 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." For purposes of this SOP, internal-use software is software acquired, internally developed or modified solely to meet the entity's internal needs for which no substantive plan exists or is being developed to market the software externally during the software's development or modification. Accounting treatment for costs associated with software developed or obtained for internal use, as defined by this SOP, is based upon a number of factors, including the point in time during the project that costs are incurred as well as the types of costs incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998 and will be adopted in the first quarter of 1999. CNA is currently evaluating the effects of this SOP.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. CNA is currently evaluating the effects of this Statement on its accounting and reporting for derivative securities and hedging activities.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------
                          Accounting Standards (cont.)

REPORTING ON THE COSTS OF START-UP ACTIVITIES

In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires costs of start-up activities and organization costs, as defined, to be expensed as incurred. SOP 98-5 is effective for financial statements in 1999. Initial application of this SOP should be reported as a change in accounting principle, and will, accordingly, involve a cumulative adjustment. CNA does not expect the adoption of the SOP to have a significant impact on the results of operations or equity of CNA.

ACCOUNTING FOR INSURANCE AND REINSURANCE CONTRACTS THAT DO NOT TRANSFER INSURANCE RISK

In October  1998,  the  American  Institute  of  Certified  Public  Accountants'
Accounting Standards Executive Committee issued SOP 98-7, "Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." This guidance excludes long-duration life and health insurance contracts from its scope. This SOP is effective for financial statements in the year 2000, with early adoption encouraged. CNA is currently evaluating the effects of this SOP.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                           Forward-Looking Statements


Forward-Looking Statements:
---------------------------

The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements. When included in this management's discussion and analysis, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, the impact of competitive products, policies and pricing; product and policy demand and market responses; development of claims and the effect on loss reserves; the performance of reinsurance companies under reinsurance contracts with the Company; general economic and business conditions; changes in financial markets (interest rate, credit, currency, commodities and stocks) or in the value of specific investments held by the Company; changes in foreign, political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings; rating agency policies and practices; the results of financing efforts; the actual closing of contemplated transactions and agreements and various other matters and risks (many of which are beyond the Company's control) detailed in the CNAF's Securities and Exchange Commission filings. These forward-looking statements speak only as of the date of this report. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                            CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------
                               CONSOLIDATED BALANCE SHEETS

ASSETS
-----------------------------------------------------------------------------------------------
December 31                                                                   1998      1997
-----------------------------------------------------------------------------------------------
(In millions of dollars,
Investments:
  Fixed maturities available for sale
     (cost: $29,511 and $29,020).............................................$30,073   $29,548
  Equity securities available for sale
     (cost: $1,055 and $695).................................................  1,970       814
  Mortgage loans and real estate (less accumulated
     depreciation: $1 and $1)................................................     62        85
  Policy loans...............................................................    177       177
  Other invested assets......................................................    858       695
  Short-term investments ....................................................  4,037     4,884
-----------------------------------------------------------------------------------------------
        TOTAL INVESTMENTS                                                     37,177    36,203
-----------------------------------------------------------------------------------------------
Cash.........................................................................    217       383
Receivables:
  Reinsurance................................................................  6,365     6,057
  Insurance .................................................................  6,504     6,224
  Other .....................................................................    300       208
  Less allowance for doubtful accounts.......................................   (328)     (303)
Deferred acquisition costs...................................................  2,422     2,142
Prepaid reinsurance premiums.................................................    331       202
Accrued investment income....................................................    392       389
Receivables for securities sold..............................................    255       744
Federal income taxes recoverable (includes $234
  and $26 due from Loews)....................................................    251        18
Deferred income taxes........................................................    995     1,070
Property and equipment at cost
  (less accumulated depreciation: $695 and $553).............................    824       747
Intangibles, net of accumulated amortization.................................    368       620
Other assets.................................................................  1,083     1,159
Separate Account business....................................................  5,203     5,812
-----------------------------------------------------------------------------------------------
        TOTAL ASSETS                                                         $62,359   $61,675
===============================================================================================
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------------------------
                       CONSOLIDATED BALANCE SHEETS (CONT.)

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------
December 31                                                                   1998      1997
-----------------------------------------------------------------------------------------------
(In millions of dollars)
Liabilities:
   Insurance reserves:
      Claim and claim adjustment expense ....................................$29,192   $29,558
      Unearned premiums......................................................  5,039     4,700
      Future policy benefits.................................................  5,418     4,829
      Policyholders' funds...................................................    789       742
   Collateral on loaned securities...........................................    130       153
   Payables for securities purchased.........................................    316       648
   Participating policyholders' equity.......................................    140       132
   Debt......................................................................  3,160     2,897
   Other liabilities.........................................................  3,611     3,723
   Separate Account business.................................................  5,203     5,812
-----------------------------------------------------------------------------------------------
        TOTAL LIABILITIES                                                     52,998    53,194
-----------------------------------------------------------------------------------------------
Commitments and contingent liabilities  - Notes A, B, C, E, F, and G
Minority Interest............................................................    204       172
Stockholders' equity:
   Common stock, $2.50 par value;
     Authorized - 200,000,000 shares;
     Issued - 185,525,907 shares;
     Outstanding as of December 31, 1998 -183,889,569 shares
     Outstanding as of December 31, 1997 -185,394,786 shares.................    464       464
   Preferred stock...........................................................    350       150
   Additional paid-in capital................................................    126       126
   Retained earnings.........................................................  7,258     6,983
   Accumulated other comprehensive income....................................  1,064       589
   Treasury stock, at cost...................................................    (61)       (3)
-----------------------------------------------------------------------------------------------
                                                                               9,201     8,309
    Notes receivable from officer stockholders...............................    (44)        -
-----------------------------------------------------------------------------------------------
        TOTAL STOCKHOLDERS' EQUITY                                             9,157     8,309
-----------------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $62,359   $61,675
===============================================================================================
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
                      CONSOLIDATED STATEMENT OF OPERATIONS

-----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                          1998      1997     1996
-----------------------------------------------------------------------------
(In millions of dollars, except per share data)
-----------------------------------------------------------------------------
Revenues:
  Premiums.....................................$13,375  $13,482  $13,525
  Net investment income........................  2,146    2,209    2,276
  Realized investment gains....................    695      753      619
  Other........................................    858      628      568
-----------------------------------------------------------------------------
                                                17,074   17,072   16,988
-----------------------------------------------------------------------------
Claims, benefits and expenses:
  Insurance claims and
      policyholders' benefits.................. 11,717   11,268   11,371
  Amortization of deferred acquisition costs...  2,180    2,138    1,856
  Restructuring and other related charges .....    246        -        -
  Other operating expenses.....................  2,363    2,100    2,207
  Interest expense.............................    219      198      200
-----------------------------------------------------------------------------
                                                16,725   15,704   15,634
-----------------------------------------------------------------------------
      Income before income tax.................    349    1,368    1,354
Income tax expense.............................     47      392      380
Minority interest..............................     20       10        9
=============================================================================
    NET INCOME                                 $   282  $   966  $   965
-----------------------------------------------------------------------------
EARNINGS PER SHARE                             $  1.49  $  5.17  $  5.17
=============================================================================
WEIGHTED AVERAGE OUTSTANDING SHARES
 OF COMMON STOCK (IN MILLIONS OF SHARES)         184.9    185.4    185.4
=============================================================================
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                 Notes
                                                                           Accumulated          Receivable
                                         Additional                          Other               From      Total
                        Common Preferred Paid in Comprehensive Retained Comprehensive Treasury Officer Stockholders'
                        Stock   Stock    Capital   Income      Earnings     Income    Stock  Stockholders Equity
--------------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Balance, January 1, 1996    $464  $150     $126                  $5,066     $   933       $  (3)   $  -     $6,736
Comprehensive income:
Net income..............       -     -        -     $  965          965           -           -       -        965
Other comprehensive
loss....................       -     -        -       (634)           -        (634)          -       -       (634)
                                                    -------
     Total comprehensive
      income............                            $  331
                                                    =======
Preferred dividends.....       -     -        -                      (7)          -           -       -         (7)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996   464   150      126                   6,024         299          (3)      -      7,060
Comprehensive income:
Net income..............       -     -        -     $  966          966           -           -       -        966
Other comprehensive
income..................       -     -        -        290            -         290           -       -        290
                                                    --------
     Total comprehensive
      income............                            $1,256
                                                    ========
Preferred dividends.....       -     -        -                      (7)          -           -       -         (7)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997   464   150      126                   6,983         589          (3)      -      8,309
Comprehensive income:
Net income..............       -     -        -     $  282          282           -           -       -        282
Other comprehensive
income..................       -     -        -        475            -         475           -       -        475
                                                    --------
     Total comprehensive
      income............                            $  757
                                                    ========
Issuance of preferred
stock...................      -    200        -                       -           -           -       -        200
Purchase of treasury
stock...................      -      -        -                       -           -        (102)      -       (102)
Sale of treasury stock
and issuance of notes
   receivable
   from officer
   stockholders.........      -      -        -                       -           -          44      (44)        -
Preferred dividends.....      -      -        -                      (7)          -           -        -        (7)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 $464   $350     $126                  $7,258      $1,064        $(61)    $(44)    $9,157
====================================================================================================================
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------
Year Ended December 31                     1998        1997       1996
---------------------------------------------------------------------------
(In millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net income ..............................  $    282   $    966    $    965
                                           --------------------------------
Adjustments  to  reconcile  net  income
  to  net  cash  flows  from  operating
  activities:
  Minority Interest .....................        20         10           9
  Deferred income tax provision..........        47        144         352
  Participating policyholders' interest..        14          8          (5)
  Net realized investment gains, pre-tax.      (695)      (753)       (619)
  Amortization of intangibles............        93         30          25
  Amortization of bond discount..........      (208)      (100)       (178)
  Depreciation...........................       166        158         138
  Changes in:
    Receivables, net.....................      (655)       147          84
    Deferred acquisition costs...........      (280)      (288)       (361)
    Accrued investment income............        (3)       119          38
    Federal income taxes recoverable.....      (233)       116          (1)
    Prepaid reinsurance premiums.........      (129)        93         200
    Insurance reserves...................       624       (133)       (358)
    Other liabilities....................         1       (641)        790
    Other, net...........................         7        (69)       (459)
---------------------------------------------------------------------------
      Total adjustments ..................   (1,231)    (1,159)       (345)
---------------------------------------------------------------------------
      NET CASH FLOWS FROM
        OPERATING ACTIVITIES ............. $   (949)   $  (193)   $    620
---------------------------------------------------------------------------
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                           CNA FINANCIAL CORPORATION
                           -------------------------

---------------------------------------------------------------------------
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (cont.)

---------------------------------------------------------------------------
Year Ended December 31                     1998        1997       1998
---------------------------------------------------------------------------
(In millions of dollars)
CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Purchases of fixed maturities............  $(39,039)  $(42,492)   $(34,312)
Proceeds from fixed maturities:
   Sales.................................    35,480     38,429      34,864
   Maturities, calls and redemptions.....     3,564      2,997       1,796
Purchases of equity securities...........    (1,071)    (1,323)       (972)
Proceeds from sale of equity securities..       848      1,406       1,077
Change in short-term investments.........       823      1,112      (2,029)
Purchases of property and equipment .....      (261)      (280)       (205)
Change in securities sold under
repurchase agreements....................       (23)        53        (674)
Change in other investments..............        62        421         146
Acquisitions, (net of cash of $1 and $4).      (120)      (104)          -
Other, net...............................       180         (7)         21

   NET CASH FLOWS FROM INVESTING ACTIVITIES     443        212        (288)
---------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Dividends paid to preferred shareholders..       (7)        (6)         (6)
Purchase of treasury stock................     (102)         -           -
Receipts from investment contracts credited
  to policyholder account balances.........     (20)         7          11
Return of policyholder account
  balances on investment contracts..........      6        (26)        (41)
Change in short-term debt...................      -          -        (257)
Principal payments on long-term debt........   (730)        (5)       (254)
Proceeds from issuance of long-term debt....    993        137         250
Issuance of preferred stock ................    200          -           -
---------------------------------------------------------------------------
   NET CASH FLOWS FROM  FINANCING ACTIVITIES    340        107        (297)
---------------------------------------------------------------------------
   NET CASH FLOWS...........................   (166)       126          35
Cash at beginning of period.................    383        257         222
---------------------------------------------------------------------------
CASH AT END OF PERIOD                        $  217   $    383       $ 257
===========================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
--------------------------------------------------
Cash (paid) received:
  Interest expense......................... $  (210)  $   (201)      $(211)
  Federal income taxes.....................    (143)       (95)         16
Non-cash transactions:
  Notes receivable from officer stockholders
    for sale of treasury stock..............    (44)         -           -
===========================================================================
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
                    Note A -- Significant Accounting Policies

Note A - Significant Accounting Policies:
-----------------------------------------

BASIS OF PRESENTATION
---------------------
The Consolidated Financial Statements include CNA Financial Corporation (CNAF) and its subsidiaries which include property/casualty insurance companies (principally Continental Casualty Company and The Continental Insurance Company) and life insurance companies (principally Continental Assurance Company and Valley Forge Life Insurance Company), collectively CNA, or the Company. Loews Corporation (Loews) owns approximately 85% of the outstanding common stock of CNAF.

The accompanying Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1998. All material intercompany amounts have been eliminated.

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

BUSINESS
----------------------
CNA serves a wide spectrum of customers, including small, medium and large businesses; associations; professionals; groups and individuals with a broad range of insurance and risk management products and services.

Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, health care management and claims administration. CNA products and services are marketed through agents, brokers, general agents and direct sales.

INSURANCE
-----------------------
PREMIUM REVENUES
Insurance premiums on property/casualty and accident and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees which are recognized over the coverage period. Other life insurance premiums and annuities are recognized as revenue when due after deductions for ceded insurance premiums.

CLAIM AND CLAIM ADJUSTMENT  EXPENSE  RESERVES
Claim and claim expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are not discounted and are based on (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations,
(b) estimates of unreported

                           CNA FINANCIAL CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

losses, (c) estimates of losses on assumed insurance, and (d) estimates of future expenses to be incurred in settlement of claims. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance.

Claim and claim adjustment expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves and any adjustments to the previously established reserves are reflected in operating income in the period the need for such adjustments becomes apparent.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide periodic payments to claimants, which are fixed and determinable as to the amount and time of payment. Certain structured settlements are funded by annuities purchased from Continental Assurance Company for which the related annuity obligations are reflected as part of future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and expense reserves and carried at the present values determined using interest rates ranging from 6.0% to 7.5%. At December 31, 1998 and 1997 the discounted reserves for unfunded structured settlements were $893 million and $913 million, respectively (reflecting a discount of $1,511 million and $1,527 million, respectively).

Workers' compensation lifetime claim reserves and accident and health disability claim reserves are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.0% with mortality and morbidity assumptions reflecting the Company's and current industry experience. At December 31, 1998 and 1997, such discounted reserves totaled $2,277 million and $2,196 million, respectively (reflecting a discount of $869 million and $882 million, respectively).

FUTURE POLICY BENEFITS RESERVES
Reserves for traditional life insurance products (whole and term life products) are computed based upon the net level premium method using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 9% and mortality, morbidity and withdrawal assumptions reflect CNA and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses beyond the premium paying period. Reserves for universal life-type contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.30% to 7.25% for the three years ended December 31, 1998.

INVOLUNTARY RISKS
CNA's share of involuntary risks is mandatory and generally a function of its share of the voluntary market by line of insurance in each state. CNA records the estimated effects of its mandatory participation on an accrual basis, using either claim payments or premiums written in the current year depending on the assessment basis. CNA currently records assessments for insolvencies as they are paid. In 1999, CNA will account for these assessments in compliance with Statement of Position (SOP) 97-3. SOP-97-3

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

requires that insurance companies recognize liabilities for insurance-related assessments when an assessment is probable and will be imposed, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred on or before the date of the financials. In the first quarter of 1999, CNA will record an after-tax charge between $145 million and $175 million as a cumulative effect of a change in accounting principle.

REINSURANCE
CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with CNA's retained amount varying by type of coverage. Generally, reinsurance coverage for property risks is on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes coinsurance, yearly renewable term and facultative programs. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim or policy reserve liability and shown as a recoverable in the balance sheet.

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

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on traditional life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed durations. To the extent that unrealized gains or losses on available-for sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized gains or losses included in stockholders' equity.

PARTICIPATING BUSINESS
Participating business represented 0.5%, 0.7% and 0.5% of gross life insurance in force and 0.7%, 0.7% and 0.7% of life insurance premium income for 1998, 1997, and 1996, respectively. Participating policyholders' equity is determined by allocating 90% of the net income or loss and unrealized investment gains or losses related to such business as allowed by applicable laws, less dividends determined by the Board of Directors. Revenues and benefits and expenses include amounts related to participating policies; the net income or loss allocated to participating policyholders' equity is a component of insurance claims and policyholders' benefits.

                           CNA FINANCIAL CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

INVESTMENTS
-------------------------------------
VALUATION OF INVESTMENTS
CNA classifies its fixed maturities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortization and accretion are included in investment income.

CNA accounts for its derivative securities under the fair value method and includes them in other invested assets, except for interest rate swaps associated with certain corporate borrowings. Under this method, the derivative securities are recorded in the balance sheet at fair value at the reporting date with changes in fair value reflected in realized investment gains and losses. For interest rate swaps associated with certain corporate borrowings, amounts due or payable under these swaps are recorded as an adjustment to interest expense and changes in the fair value of the swaps are not reflected in the Company's financial statements.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost, which approximates fair value.

Other invested assets include joint ventures, limited partnerships, certain derivative securities and other investments. The joint ventures and limited partnerships are carried at cost plus CNA's equity interest in changes in the investee's net assets. CNA's equity interest in such changes is reflected in investment income, realized investment gains/losses and unrealized investment gains/losses, as appropriate.

The Company may from time to time invest in securities which have a limited market or the sale of which may be restricted in whole or in part. The Company carries these securities at fair value, with unrealized investment gains and losses reflected as a separate component of accumulated other comprehensive income.

INVESTMENT GAINS AND LOSSES
All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the amortized cost of the specific securities sold. Investments are written down to estimated fair values, and losses are charged to income when a decline in value is considered to be other than temporary.

Unrealized investment gains and losses on fixed maturity securities and equity securities are reflected as part of stockholders' equity (accumulated other comprehensive income), net of minority interest, applicable deferred income taxes and participating policyholders' interest.

EQUITY IN AFFILIATES
CNA uses the equity method of accounting for investments in companies in which its ownership interest is at least twenty percent but not greater than fifty percent. Equity in operating income of these affiliates is reflected in other income. Equity in investment gains/losses is included in realized investment gains/losses or unrealized investment gains/losses as appropriate.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)


SECURITIES LENDING ACTIVITIES
CNA has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the fair value of the securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper). CNA continues to receive the interest on loaned debt securities as beneficial owner, and accordingly, loaned debt securities are included within fixed maturity securities.

RESTRICTED INVESTMENTS
On December 30, 1993, CNA deposited $987 million in an escrow account, pursuant to the Fibreboard Global Settlement Agreement, as discussed in Note F. The majority of the funds are included in short-term investments and are invested primarily in U.S. Treasury securities. The escrow account amounted to $1,130 million and $1,098 million at December 31, 1998 and 1997, respectively.

SEPARATE ACCOUNT BUSINESS
--------------------------------
Continental Assurance Company and Valley Forge Life Insurance Company write certain investment and annuity contracts. The supporting assets and liabilities of these contracts are legally segregated and reflected as assets and liabilities of Separate Account business. Continental Assurance Company guarantees principal and a specified return to the contractholders on approximately 64% and 74% of the Separate Account business at December 31, 1998 and 1997, respectively. Substantially all assets of the Separate Account business are carried at fair value. Separate Account liabilities are carried at contract values.

INCOME TAXES ---------------------------------- The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return bases of assets and liabilities under the liability method. Temporary differences primarily relate to insurance reserves (principally claim reserve discounting and unearned premium reserves), net unrealized investment gains/losses and deferred acquisition costs.

PROPERTY AND EQUIPMENT
-------------------------------------
Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and determined principally on accelerated methods. The cost of maintenance and repairs is charged to income as incurred; major improvements are capitalized.

MANAGEMENT SERVICES
--------------------------------------
CNA reimburses Loews or pays directly for management services, travel and similar expenses, and expenses of investment facilities and services provided to CNA. Such reimbursements amounted to approximately $13 million, $11 million and $15 million in 1998, 1997 and 1996, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                Note A - Significant Accounting Policies (cont.)

EARNINGS PER SHARE
----------------------------------------

Earnings per share applicable to common stock are based on weighted average outstanding shares, retroactively adjusted to reflect all stock splits. CNAF has no stock options or warrants; therefore, basic and fully diluted earnings per share are the same.

The computation of earnings per share for December 31, 1998, 1997 and 1996 was as follows:

----------------------------------------------------------------
Year Ended December 31                  1998     1997    1996
----------------------------------------------------------------
(In millions, except per share amounts)

Net income                              $ 282    $ 966   $ 965
Less: Preferred dividend                   (7)      (7)     (7)
----------------------------------------------------------------
 Net income applicable
  to common stock                       $ 275    $ 959   $ 958
Weighted average
  outstanding
  common shares                         184.9    185.4   185.4
----------------------------------------------------------------
EARNINGS PER SHARE                      $1.49    $5.17   $5.17
================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
                              Note B -- Investments

Note B - Investments:
---------------------
NET INVESTMENT INCOME
-----------------------------------------------------------------------------
Year Ended December 31                       1998        1997        1996
-----------------------------------------------------------------------------
(In millions of dollars)

Fixed maturities:
   Bonds:
     Taxable                               $1,490     $1,522       $1,716
     Tax-exempt                               340        288          273
   Redeemable preferred stocks                  2          7            2
Equity securities                              33         37           25
Mortgage loans and real estate                  5         10           11
Policy loans                                   11          6           12
Short-term investments                        241        321          231
Security repurchase transactions-net           10          9            4
Other                                          67         56           45
-----------------------------------------------------------------------------
                                            2,199      2,256        2,319
Investment expense                            (53)       (47)         (43)
-----------------------------------------------------------------------------
         NET INVESTMENT INCOME             $2,146     $2,209       $2,276
=============================================================================


                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                          Note B -- Investments (cont.)


ANALYSIS OF INVESTMENT GAINS (LOSSES)
----------------------------------------------------------------------------
Year Ended December 31                                  1998   1997   1996
----------------------------------------------------------------------------
(In millions of dollars)

Realized investment gains and (losses):
  Fixed maturities                                      $467   $452   $293
  Equity securities                                       38    103    216
  Derivative securities                                   12     (7)    18
  Other, including guaranteed Separate Account business  178    205*    92
                                                        --------------------
                                                         695    753    619
Allocated to participating policyholders                 (14)   (15)   (14)
Income tax expense                                      (247)  (260)  (218)
----------------------------------------------------------------------------
        Net realized investment gains                    434    478    387
----------------------------------------------------------------------------
Change in net unrealized investment gains and (losses):
  Fixed maturities                                        34    347   (878)
  Equity securities                                      796    (38)   (24)
  Other, including guaranteed Separate Account business (107)    72   (122)
                                                        --------------------
                                                         723    381 (1,024)
Minority interest                                         (6)    (5)     5
Allocated to participating policyholders                   -     (4)    18
Income tax (expense) benefit                            (249)  (101)   357
----------------------------------------------------------------------------
   Change in net unrealized investment gains (losses)    468    271   (644)
----------------------------------------------------------------------------
        NET REALIZED AND UNREALIZED
          INVESTMENT GAINS (LOSSES)                     $902   $749  $(257)
============================================================================
*INCLUDES $95 MILLION RELATED TO THE CNA SURETY TRANSACTION.

SUMMARY OF PROCEEDS FROM SALES AND GROSS REALIZED INVESTMENT GAINS (LOSSES) FOR FIXED MATURITIES AND EQUITY SECURITIES
----------------------------------------------------------------------------

                                1998                    1997                    1996
                        ---------------------  -----------------------  -----------------------

                         Fixed       Equity      Fixed       Equity       Fixed      Equity
Year Ended December 31  Maturities  Securities  Maturities  Securities  Maturities  Securities
-----------------------------------------------------------------------------------------------
(In millions of dollars)
Proceeds from sales      $35,480       $848       $38,429     $1,406     $34,864    $1,077
===============================================================================================
Gross realized gains     $   621       $119       $   651     $  137     $   412    $  241
Gross realized losses       (154)       (81)         (199)       (34)       (119)      (25)
-----------------------------------------------------------------------------------------------
     NET REALIZED GAINS
       ON SALES          $   467       $ 38       $   452     $  103     $   293    $  216
===============================================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------
                          Note B - Investments (cont.)

ANALYSIS OF NET UNREALIZED INVESTMENT GAINS (LOSSES)
INCLUDED IN STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
                                         1998                           1997
                            -------------------------------   ---------------------------
December 31                   Gains      Losses       Net       Gains   Losses     Net
-----------------------------------------------------------------------------------------
(In millions of dollars)
Fixed maturities             $  818      $  (256)    $   562     $  644  $  (116) $  528
Equity securities             1,051         (136)        915        190      (71)    119
Other, including guaranteed
 Separate Account business      217         (166)         51        268     (110)    158
                             --------------------------------------------------------------
                             $2,086      $  (558)      1,528     $1,102  $  (297)    805
                             ====================                ================
Minority Interest                                         (6)                         -
Allocated to participating
 policyholders                                            (4)                         (4)
Deferred income taxes                                   (527)                       (278)
--------------------------------------------------------------------------------------------
         NET UNREALIZED
        INVESTMENT GAINS                             $   991                      $  523
============================================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------
                                                   Gross       Gross
                                      Amortized Unrealized  Unrealized  Market
December 31, 1998                       Cost       Gains       Losses    Value
------------------------------------------------------------------------------
(In millions of dollars)

United States Treasury securities and
  obligations of government agencies  $ 7,568   $  183      $ 17      $ 7,734
Asset-backed securities                 8,096      130        12        8,214
States, municipalities and political
  subdivisions - tax-exempt           $ 6,127      206        12        6,321
Corporate securities                    5,074      135       143        5,066
Other debt securities                   2,610      104        70        2,644
Redeemable preferred stocks                36       60         2           94
-----------------------------------------------------------------------------
   Total fixed maturities              29,511      818       256       30,073
Equity securities                       1,055    1,051       136        1,970
------------------------------------------------------------------------------
   TOTAL                              $30,566   $1,869      $392      $32,043
==============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                          Note B - Investments (cont.)


SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------
                                                    Gross      Gross
                                       Amortized  Unrealized Unrealized Market
December 31, 1997                        Cost       Gains       Losses   Value
------------------------------------------------------------------------------
(In millions of dollars)

United States Treasury securities and
  obligations of government agencies   $12,883    $119       $ 22      $12,980
Asset-backed securities                  4,716      98         10        4,804
States, municipalities and political
  subdivisions - tax-exempt              4,534     194          4        4,724
Corporate securities                     5,253     142         49        5,346
Other debt securities                    1,567      61         31        1,597
Redeemable preferred stocks                 67      30          -           97
------------------------------------------------------------------------------
       Total fixed maturities           29,020     644        116       29,548
Equity securities                          695     190         71          814
------------------------------------------------------------------------------
       TOTAL                           $29,715    $834       $187      $30,362
==============================================================================

SUMMARY OF INVESTMENTS IN FIXED MATURITIES
BY CONTRACTUAL MATURITY
-----------------------------------------------------------------------------
                                               1998              1997
                                       ------------------- ------------------
                                       Amortized  Market   Amortized  Market
December 31                              Cost     Value     Cost      Value
-----------------------------------------------------------------------------
(In millions of dollars)

Due in one year or less                $ 3,167    $ 3,273  $ 2,058    $ 2,077
Due after one year through five years    5,419      5,437   11,520     11,525
Due after five years through ten years   5,380      5,353    3,323      3,373
Due after ten years                      7,449      7,796    7,403      7,769
Asset-backed securities not due
   at a single maturity date             8,096      8,214    4,716      4,804
-----------------------------------------------------------------------------
         TOTAL                         $29,511    $30,073  $29,020    $29,548
=============================================================================

Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.

The carrying value of investments (other than equity securities) that have not produced income for the last twelve months is $23 million at December 31, 1998. At December 31, 1998, there were no investments in a single issuer, other than the U.S. government, that, when aggregated exceeded 10% of stockholders' equity.

The Company's largest equity holding in a single issuer is Global Crossing, Ltd. (Global Crossing) common stock. On December 31, 1998, the

                            CNA FINANCIAL CORPORATION
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
                          Note B - Investments (cont.)

Company owned 20,037,584 shares, or 9.8% of the outstanding common stock of Global Crossing which was valued at $904 million. Net unrealized gains associated with this security approximated $841 million at December 31, 1998. Without registration or an exemption from registration, sales to the public of the Company's holdings of Global Crossing are governed by Rule 144 of the Securities Act of 1933 (the Act) and may not commence until August 13, 1999. The Company has the right after August 13, 1999 to require Global Crossing to register under the Act up to 25% of the Company's holdings prior to December 31, 1999.

STATUTORY DEPOSITS
-----------------------------------
Cash and securities with carrying values of $1.7 billion and $2.1 billion were deposited by CNAF's subsidiaries under requirements of regulatory authorities as of December 31, 1998 and 1997, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                         Note C - Financial Instruments

NOTE C - Financial Instruments:
------------------------------
In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities, and enters into agreements involving derivative securities, including off-balance sheet financial instruments.

Fair values are required to be disclosed for all financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair value. The estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that CNA could realize in a current market exchange.

Non-financial instruments such as real estate, deferred acquisition costs, property and equipment, deferred income taxes, intangibles and insurance reserves are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of CNA.

The carrying amounts reported in the consolidated balance sheet approximates fair value for cash, short-term investments, accrued investment income, receivables for securities sold, federal income taxes recoverable, securities sold under repurchase agreements, payables for securities purchased and certain other assets and other liabilities because of their short-term nature. Accordingly, these assets and liabilities are not listed in the following tables.

The carrying amounts and estimated fair values of CNA's other financial instrument assets and liabilities are listed in the following tables. Derivative instruments are shown in a separate table.

                           CNA FINANICIAL CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                     Note C -- Financial Instruments (cont.)

FINANCIAL ASSETS
-------------------------------------------------------------------------------------
                                                   1998                1997
                                           --------------------- --------------------
                                           Carrying  Estimated   Carrying  Estimated
December 31                                 Amount   Fair Value   Amount   Fair Value
-------------------------------------------------------------------------------------
(In millions of dollars)
Investments:
   Fixed maturities                        $ 30,073   $ 30,073    $ 29,548  $ 29,548
   Equity securities                          1,970      1,970         814       814
   Mortgage loans                                57         61          80        83
   Policy loans                                 177        173         177       168
   Other invested assets                        858        858         695       695
Separate Account business:
   Fixed maturities                           4,155      4,155       4,769     4,769
   Equity securities                            297        297         206       206
   Other                                        216        216         117       117
Notes receivable from officer shareholders       44         39           -         -
-------------------------------------------------------------------------------------

The following methods and assumptions were used by CNA in estimating the fair value for the above financial assets.

Fixed maturity securities and equity securities were based on quoted market prices, where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services, costs to settle or quoted market prices of comparable instruments.

The fair values for mortgage loans and policy loans were estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics were aggregated for purposes of the calculations.

Valuation techniques to determine fair value of other invested assets and other Separate Account business assets consisted of discounted cash flows and quoted market prices of the investments, comparable instruments or underlying assets of the investments.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)
FINANCIAL LIABILITIES
-------------------------------------------------------------------------------
                                              1998                 1997
                                       -------------------- -------------------
                                       Carrying  Estimated  Carrying Estimated
December 31                            Amount    Fair Value  Amount  Fair Value
-------------------------------------------------------------------------------
(In millions of dollars)

Premium deposits and annuity contracts $ 1,259   $ 1,205    $ 1,194  $ 1,145
Debt                                     3,160     3,179      2,897    2,928
Financial guarantee contracts              240       231        382      373
Separate Account business:
   Guaranteed investment contracts       2,423     2,478      3,414    3,448
   Variable separate accounts            1,268     1,268        997      997
   Deferred annuities                       85       102         73       90
   Other                                   600       600        614      614
------------------------------------------------------------------------------

Premium deposits and annuity contracts were valued based on cash surrender values and the outstanding fund balances.

CNA's Senior Notes and debentures were valued based on quoted market prices. The fair value for other long-term debt was estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

The fair value of the liability for financial guarantee contracts was based on discounted cash flows utilizing interest rates currently being offered for similar contracts.

The fair values of guaranteed investment contracts and deferred annuities of the Separate Account business were estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with similar maturities. The fair values of the liabilities for variable Separate Account business are based on the quoted market values of the underlying assets of each variable Separate Account. The fair value of other Separate Account business liabilities approximated their carrying value.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)

DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------
CNA invests in derivative financial instruments in the normal course of business primarily to reduce its exposure to market risk (principally interest rate, equity stock price and foreign currency risk). Financial instruments used for such purposes include interest rate swaps, interest rate caps, put and call options, commitments to purchase securities, futures and forwards. The Company generally does not hold or issue these instruments for trading purposes. CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contracts by purchasing S&P 500 futures contracts in a notional amount equal to the portion of the customer liability related to S&P 500 exposure.

The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 1998 and 1997 totaled $1,667 million and $1,609 million, respectively. The gross notional principal or contractual amounts of derivative financial instruments in the Separate Accounts totaled $1,193 million and $956 million at December 31, 1998 and 1997, respectively. The contractual or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

The fair values associated with derivative financial instruments are generally affected by interest rates, equity prices and foreign currency exchange rates. The credit exposure associated with these instruments is generally limited to the unrealized fair value of the instruments and will vary based on the creditworthiness of the counterparties. Although the Company is exposed to the aforementioned credit risk, it does not expect any counterparty to fail to perform as contracted based on the creditworthiness of the counterparties. Due to the nature of the derivative securities, the Company does not require collateral.

The fair value of derivatives generally reflects the estimated amounts that CNA would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle or quoted market prices of comparable instruments.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)

A summary of the aggregate contractual or notional amounts, estimated fair values and gains or losses related to derivative financial instruments as of and for the year ended December 31, 1998 and 1997 are presented below.

---------------------------------------------------------------------------------------------



                                              CONTRACTUAL/     ASSET/(LIABILITY)  RECOGNIZED
DECEMBER 31, 1998                            NOTIONAL AMOUNT     FAIR VALUE       GAIN (LOSS)
---------------------------------------------------------------------------------------------
(In millions of dollars)
General Account
  Interest rate swaps - corporate borrowings $  650             $(10)              $  --
  Interest rate swaps - other                    78              (10)                (30)
  Interest rate caps                            500                1                  (2)
  Futures - short                               158               --                  (3)
  Forwards                                      211               (1)                 (6)
  Options purchased                              70                3                  51
  Options written                                --               --                   2
---------------------------------------------------------------------------------------------
     TOTAL                                   $1,667             $(17)              $  12
=============================================================================================
Separate Accounts
  Futures - long                             $  928             $  2               $ 156*
  Futures - short                                51               --                  (1)
  Forwards                                        2               --                  --
  Commitments to purchase government
   and municipal securities                      69                1                   4
  Options purchased                              77                1                  (1)
  Options written                                66               --                   2
---------------------------------------------------------------------------------------------
     TOTAL                                   $1,193             $  4               $ 160
=============================================================================================
*AMOUNT IS OFFSET BY AN INCREASE IN THE LIABILITY TO PARTICIPANTS.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)

-----------------------------------------------------------------------------------------------
                                              CONTRACTUAL/     ASSET/(LIABILITY)  RECOGNIZED
DECEMBER 31, 1997                            NOTIONAL AMOUNT     FAIR VALUE       GAIN (LOSS)
-----------------------------------------------------------------------------------------------
(In millions of dollars)
General Account
  Interest rate swaps - corporate borrowings $  950             $ (4)              $   --
  Interest rate swaps - other                    59               (8)                  (8)
  Interest rate caps                            500                4                   (1)
  Futures - short                                21               --                   (1)
  Forwards                                       11               --                    7
  Commitments to purchase government
   and municipal securities                      --               --                    1
  Options purchased                              67                2                   (5)
  Options written                                 1               --                   --
-------------------------------------------------------------------------------------------------
    TOTAL                                    $1,609             $ (6)              $   (7)
=================================================================================================
Separate Accounts
  Futures - long                             $  663             $ --               $  112*
  Futures - short                                48               --                   --
  Forwards                                        1               --                   --
  Commitments to purchase government
   and municipal securities                      80               --                    1
  Options purchased                              91               --                   (1)
  Options written                                73               --                    2
--------------------------------------------------------------------------------------------------
    TOTAL                                    $  956             $ --               $  114
==================================================================================================
*AMOUNT IS OFFSET BY AN INCREASE IN THE LIABILITY TO PARTICIPANTS.


An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based upon a specified floating rate index. CNAF has entered into interest rate swap agreements to convert the variable rate of the borrowing under the revolving credit facility and the commercial paper program to a fixed rate. At December 31, 1998 and 1997, CNAF had outstanding interest rate swap agreements with several banks having a total notional principal amount of $650 million and $950 million, respectively. Those agreements, which terminate from May 2000 to December 2000, effectively fixed CNAF's interest rate exposure on $650 million and $950 million of variable rate debt, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                     Note C - Financial Instruments (cont.)

CNA also has outstanding trading interest rate swaps which primarily represent an exchange of the 90-day treasury bill rate for the change in the Goldman Sachs Commodities Index.

Futures are contracts to buy or sell a standard quantity and quality of a commodity, financial instrument or index at a specified future date and price.

Forwards are contracts between two parties to purchase and sell a specific quantity of a commodity, government security, foreign currency, or other financial instrument at a price specified at contract inception, with delivery and settlement at a specified future date.

Commitments to purchase government and municipal securities are agreements to purchase securities in the future at a predetermined price.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time.

An interest rate cap consists of a guarantee given by the issuer to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
                             Note D -- Income Taxes

Note D - Income Taxes:
----------------------
CNAF and its eligible subsidiaries (CNA Tax Group) are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. Loews and CNAF have agreed that for each taxable year, CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated Federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in the Loews consolidated Federal income tax return, or (ii) pay to Loews an amount, if any, equal to the Federal income tax which would have been payable by the CNA Tax Group filing a separate consolidated tax return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNAF may be required to repay tax recoveries previously received from Loews. This agreement between Loews and CNAF may be canceled by either party upon thirty days written notice.

For 1998, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews has resulted in a decreased Federal income tax liability for Loews. Accordingly, Loews has paid or will pay to CNAF approximately $83 million for 1998. In 1997 and 1996, the inclusion of the CNA Tax Group increased the Federal income tax liability for Loews. Accordingly, CNAF has paid Loews approximately $210 million for 1997 and $99 million for 1996.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                         Note D -- Income Taxes (cont.)

A reconciliation between the statutory Federal income tax rate and CNA's effective income tax rate as a percentage of income before income taxes, after giving effect to minority interest, is as follows:

---------------------------------------------------------------------------
Year Ended December 31                               1998    1997    1996
---------------------------------------------------------------------------

Income taxes at statutory rates                       35.0%  35.0%   35.0%
Tax exempt interest and dividends received deduction (31.3)  (6.7)   (6.4)
State income taxes                                     8.3    1.5     0.7
Other                                                  2.3   (0.9)   (1.0)
---------------------------------------------------------------------------
         EFFECTIVE INCOME TAX RATE                    14.3%  28.9%   28.3%
===========================================================================

The composition of CNA's total income tax expense allocated between operating income and realized investment gains and losses is as follows:

---------------------------------------------------------------------------
Year Ended December 31                               1998    1997    1996
---------------------------------------------------------------------------
(In millions of dollars)

Income tax (benefit) expense on operating income     $(200)  $132    $162
Income tax expense on realized investment gains        247    260     218
---------------------------------------------------------------------------
         TOTAL INCOME TAX EXPENSE                    $  47   $392    $380
===========================================================================

The current and deferred components of CNA's income tax expense are as follows:

---------------------------------------------------------------------------
Year Ended December 31                               1998    1997    1996
---------------------------------------------------------------------------
(In millions of dollars)

Current tax expense                                  $   -   $248    $ 28
Deferred tax expense                                    47    144     352
---------------------------------------------------------------------------
         TOTAL INCOME TAX EXPENSE                    $  47   $392    $380
===========================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
                         Note D - Income Taxes (cont.)

CNA's deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of CNA's deferred tax assets and liabilities as of December 31, 1998 and 1997, respectively, are set forth in the table below. The 1998 amounts reflect an increase in certain components of net deferred tax assets as a result of the finalization of an Internal Revenue Service examination. Such increase resulted in a corresponding reduction of intangible assets.

-----------------------------------------------------------------
Year Ended December 31                        1998         1997
-----------------------------------------------------------------
(In millions of dollars)
Insurance reserves:
   Property/casualty claim reserves         $1,183      $ 1,101
   Unearned premium reserves                   372          283
   Life reserves                               195          157
   Other insurance reserves                     27           22
Deferred acquisition costs                    (748)        (667)
Postretirement benefits other than pensions    142          149
Net unrealized gains                          (527)        (278)
Restructuring costs                             56            -
Other, net                                     295          303
-----------------------------------------------------------------
       NET DEFERRED TAX ASSETS              $  995      $ 1,070
=================================================================

At December 31, 1998, gross deferred tax assets and liabilities amounted to approximately $2.7 billion and $1.7 billion, respectively. At December 31, 1997, gross deferred tax assets and liabilities amounted to approximately $2.7 billion and $1.6 billion, respectively.

CNA has a history of profitability and as such, CNA's management believes it is more likely than not that the net deferred tax assets will be realized.

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
       Note E --Liability for Unpaid Claims and Claim Adjustment Expenses

Note E - Liability for Unpaid Claims and Claim Adjustment Expenses:
-------------------------------------------------------------------

CNA's property/casualty insurance claims and claim adjustment expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these can affect the estimation of reserves.

Establishing loss reserves is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the reserve that is needed. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all impact ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably estimable than long-tail claims, such as general liability and professional liability claims.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
  Note E -- Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserve balances for 1998, 1997 and 1996.

CHANGES IN RESERVES FOR PROPERTY/CASUALTY
CLAIMS AND CLAIM ADJUSTMENT EXPENSES
-------------------------------------------------------------------------------
Year Ended December 31                                   1998    1997    1996
-------------------------------------------------------------------------------
(In millions of dollars)

Reserves at beginning of year:
  Gross                                               $28,571  $29,395 $31,044
  Ceded                                                 5,326    5,660   6,089
-------------------------------------------------------------------------------
       Net reserves at beginning of year               23,245   23,735  24,955
Net reserves of acquired insurance companies at date
  of acquisition                                          122       57      --
-------------------------------------------------------------------------------
       Total net reserves                              23,367   23,792  24,955
-------------------------------------------------------------------------------
Net incurred claims and claim adjustment expenses:
  Provision for insured events of current year          7,903    7,942   7,922
  Increase (decrease) in provision for insured
    events of prior years                                 263     (256)    (91)
  Amortization of discount                                143      143     149
-------------------------------------------------------------------------------
       Total net incurred                               8,309    7,829   7,980
-------------------------------------------------------------------------------
Net payments attributable to:
   Current year events                                  2,791    2,514   2,676
   Prior year events                                    5,954    5,862   6,524
-------------------------------------------------------------------------------
       Total net payments                               8,745    8,376   9,200
-------------------------------------------------------------------------------
Net reserves at end of year                            22,931   23,245  23,735
Ceded at end of year                                    5,424    5,326   5,660
-------------------------------------------------------------------------------
       GROSS RESERVES AT END OF YEAR*                 $28,355  $28,571 $29,395
===============================================================================
* EXCLUDES LIFE CLAIM AND CLAIM EXPENSE RESERVES AND INTERCOMPANY ELIMINATIONS OF $837 MILLION, $987 MILLION AND $1 BILLION AS OF DECEMBER 31, 1998, 1997 AND 1996, RESPECTIVELY, INCLUDED IN THE CONSOLIDATED BALANCE SHEET.

The increase (decrease) in provision for insured events of prior years (reserve development) is comprised of the following components:

RESERVE DEVELOPMENT-adverse/(favorable)
-------------------------------------------------------------------------------
Year Ended December 31                                   1998     1997    1996
-------------------------------------------------------------------------------
(In millions of dollars)

Asbestos                                              $ 243    $   105  $   51
Environmental pollution and other mass tort             227         --      65
Other                                                  (207)      (361)   (207)
-------------------------------------------------------------------------------
       TOTAL                                          $ 263    $  (256) $  (91)
===============================================================================

                           CNA FINANCIAL CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

ENVIRONMENTAL, OTHER MASS TORT AND ASBESTOS RESERVES
----------------------------------------------------

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

Many policyholders have made claims against various CNAF insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form which included an absolute pollution exclusion. CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether clean-up costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress in 1998 and it is unclear as to what positions the Congress or the Administration will take and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be materially reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of the regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 1998 and 1997, CNA carried approximately $787 million and $773 million, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. In 1998 CNA

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
   Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

recorded $227 million of adverse development compared to no development in 1997. The additional strengthening in 1998 was based upon the Company's continuous review of these types of exposures, as well as its internal study and annual analysis of environmental pollution and other mass tort claims. This analysis indicated deterioration in claim experience related to pollution claims, as well as some emerging mass tort exposures.

CNAF's insurance subsidiaries have exposure to asbestos claims, including those attributable to CNA's litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note F. Estimation of asbestos claim reserves involves many of the same limitations discussed above for environmental pollution claims such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 1998 and 1997, CNA carried approximately $1,456 million and $1,400 million, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. In 1998, CNA recorded $243 million of adverse development compared to $105 million of adverse development in 1997. As with the Company's exposure to environmental pollution and other mass tort exposures, the additional reserve strengthening in 1998 for asbestos-related claims, was a result of management's continuous review of development with respect to these exposures, as well as a review of the results of the Company's annual analysis of these claims which was completed in conjunction with the study of environmental pollution and other mass tort claims. This analysis indicated deterioration in claims experience and claim counts for asbestos-related claims.

The results of operations in future years may continue to be adversely affected by environmental pollution and asbestos claims and claim adjustment expenses. Management will continue to monitor these liabilities and make further adjustments as warranted.

OTHER PROPERTY AND CASUALTY RESERVES
-------------------------------------------------
Other lines favorable loss and loss adjustment expense reserve development for 1998 of $207 million was due to favorable loss development of approximately $100 million in commercial lines business and approximately $105 million of favorable loss development in personal lines business. The favorable development in the commercial lines business was primarily attributable to improved frequency and severity in the commercial auto lines, as well as some continued improvement in workers' compensation. The favorable development in the personal lines business was attributable to improved trends, particularly in personal auto liability.

Other lines favorable loss and loss adjustment expense reserve development for 1997 of $361 million was due to favorable loss development of $540 million in workers' compensation involuntary risks and $200 million of favorable loss development in personal lines. This favorable development was offset in part by unfavorable development in other commercial lines of $379 million.

The favorable loss development in involuntary risks is attributable to better than expected results in workers' compensation and private passenger automobile lines stemming from improved frequency and severity in these lines. This favorable loss development was offset in part by unfavorable premium development of $340 million as estimates of premiums for prior years were reduced.

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
Note E - Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

The favorable loss development in personal lines was attributable to improved trends particularly in personal auto lines.

The unfavorable development in other commercial lines was attributable to approximately $240 million in general liability lines as well as adverse trends in construction defect coverages, approximately $130 million in commercial multiperil, and adverse loss adjustment expense development of approximately $215 million, offset in part by favorable development of $206 million, primarily in workers' compensation and reinsurance lines. This unfavorable loss development was offset in part by favorable premium development of $170 million.

The other favorable development during 1996 of $207 million was principally due to favorable experience in the workers' compensation line of business.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
  Note E -- Liability for Unpaid Claims and Claim Adjustment Expenses (cont.)

The following tables provide additional data related to CNA's environmental pollution, other mass tort and asbestos-related claims activity.

RESERVE SUMMARY
--------------------------------------------------------------------------------------
December 31                                1998                        1997
                               --------------------------  ---------------------------
                               Environmental               Environmental
                               Pollution and               Pollution and
                               Other Mass Tort   Asbestos  Other Mass Tort   Asbestos
--------------------------------------------------------------------------------------
(In millions of dollars)
Reported claims:
  Gross reserves                     $291        $1,305         $279         $1,198
  Less reinsurance recoverable        (41)          (91)         (36)          (117)
                               -------------------------------------------------------
  Net reported claims                 250         1,214          243          1,081
Net unreported claims                 537           242          530            319
--------------------------------------------------------------------------------------
        NET RESERVES                 $787        $1,456         $773         $1,400
======================================================================================

ENVIRONMENTAL POLLUTION AND
OTHER MASS TORT
CHANGES IN RESERVES
------------------------------------------------------------------
Year ended December 31               1998        1997      1996
------------------------------------------------------------------
(In millions of dollars)

Net reserves at beginning of year   $  773     $  908    $1,063

Reserve strengthening                  227         --        65

Less: Gross payments                   274        258       304
      Reinsurance recoveries           (61)      (123)      (84)
                                    ------------------------------
      Net payments                     213        135       220
------------------------------------------------------------------
        NET RESERVES AT END OF YEAR $  787     $  773    $  908
==================================================================
ASBESTOS CHANGES IN RESERVES
------------------------------------------------------------------
Year ended December 31               1998        1997      1996
------------------------------------------------------------------
(In millions of dollars)

Net reserves at beginning of year   $1,400     $1,506    $2,191

Reserve strengthening                  243        105        51

Less: Gross payments                   239        268       787
      Reinsurance recoveries           (52)       (57)      (51)
                                    -------------------------------
      Net payments                     187        211       736
--------------------------------------------------------------------
        NET RESERVES AT END OF YEAR $1,456     $1,400    $1,506
====================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
             Note F -- Legal Proceedings and Contingent Liabilities

Note F - Legal Proceedings and Contingent Liabilities:
------------------------------------------------------

FIBREBOARD LITIGATION
----------------------------------------
CNAF's primary property/casualty subsidiary, Continental Casualty Company (Casualty), has been party to litigation with Fibreboard Corporation (Fibreboard) involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding
1072). As described below, Casualty, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys (collectively referred to as "Settling Parties") have reached a Global Settlement Agreement to resolve all future asbestos-related bodily injury claims involving Fibreboard, which is subject to court approval.

Casualty, Fibreboard and Pacific Indemnity have also reached an agreement (the "Trilateral Agreement") on a settlement to resolve the coverage litigation in the event the Global Settlement Agreement does not obtain final court approval.

On July 27, 1995, the United States District Court for the Eastern District of Texas entered judgment approving the Global Settlement Agreement and the Trilateral Agreement. As expected, appeals were filed as respects both of these decisions. On July 25, 1996, a panel of the United States Fifth Circuit Court of Appeals in New Orleans affirmed the judgment approving the Global Settlement Agreement by a 2 to 1 vote and affirmed the judgment approving the Trilateral Agreement by a 3 to 0 vote. Petitions for rehearing by the panel and Suggestions for Rehearing by the entire Fifth Circuit Court of Appeals as respects the decision on the Global Settlement Agreement were denied. Two petitions for certiorari were filed in the Supreme Court as respects the Global Settlement Agreement. On June 27, 1997, the Supreme Court granted these petitions, vacated the Fifth Circuit's judgment as respects the Global Settlement Agreement, and remanded the matter to the Fifth Circuit for reconsideration in light of the Supreme Court's decision in Amchem Products Co. v. Windsor.
                            -------------------------------

On January 27, 1998, a panel of the United States Fifth Circuit Court of Appeals again approved the Global Settlement Agreement by a 2 to 1 vote. Two sets of Objectors filed petitions for certiorari, which were docketed on April 16 and 17, 1998, by the United States Supreme Court. On June 22, 1998, the Supreme Court granted the petition for certiorari filed by one set of Objectors. The Supreme Court heard oral arguments on December 8, 1998. No opinion has yet been released.

No further appeal was filed with respect to the Trilateral Agreement; therefore, court approval of the Trilateral Agreement has become final.

SETTLEMENT AGREEMENTS
On April 9, 1993, Casualty and Fibreboard entered into an agreement pursuant to which, among other things, the parties agreed to use their best efforts to negotiate and finalize a global class action settlement with asbestos-related bodily injury and death claimants.

On August 27, 1993, the Settling Parties reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
         Note F - Legal Proceedings and Contingent Liabilities (cont.)

injury claims involving Fibreboard. The Global Settlement Agreement was executed on December 23, 1993. The agreement calls for contribution by Casualty and Pacific Indemnity of an aggregate of $1.53 billion to a trust fund for a class of all future asbestos claimants, defined generally as those persons whose claims against Fibreboard were neither filed nor settled before August 27, 1993. (As used in this note, "present" claims generally refers to asbestos claims filed against Fibreboard on or before August 27, 1993). An additional $10 million is to be contributed to the fund by Fibreboard. As indicated above, the Global Settlement Agreement has been approved by the Fifth Circuit a second time, but the Supreme Court granted a petition for certiorari and is currently reviewing the Fifth Circuit decision.

On October 12, 1993, Casualty, Pacific Indemnity and Fibreboard entered into the Trilateral Agreement to settle the coverage litigation to operate in the event that the Global Settlement Agreement is disapproved. The Trilateral Agreement calls for payment by Casualty and Pacific Indemnity of an aggregate $2.0 billion, of which Casualty's portion is approximately $1.46 billion, to Fibreboard to resolve all claims by Fibreboard and all future and certain present asbestos claimants arising under the policy issued to Fibreboard by Casualty.

Under either the Global Settlement Agreement or the Trilateral Agreement, Casualty is also obligated to pay prior settlements of present asbestos claims. As a result of the final approval of the Trilateral Agreement, such obligation has become final.

Through December 31, 1998, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 134,000 claims, for an estimated settlement amount of approximately $1.63 billion plus any applicable interest. Final court approval of the Trilateral Agreement obligated Casualty to pay under these settlements. Approximately $1.69 billion (including interest of $185 million) was paid through December 31, 1998. Such payments have been partially recovered from Pacific Indemnity. Casualty may negotiate other agreements for unsettled claims.

Final court approval of the Trilateral Agreement and its implementation has substantially resolved Casualty's exposure with respect to asbestos claims involving Fibreboard. While there does exist the possibility of further adverse developments with respect to Fibreboard claims, management does not anticipate subsequent reserve adjustments, if any, to materially affect the equity of CNAF. Management will continue to monitor the potential liabilities with respect to Fibreboard asbestos claims and will make adjustments to claim reserves if warranted.

TOBACCO LITIGATION
-------------------------------------
CNA's primary property/casualty subsidiaries have been named as defendants as part of a "direct action" lawsuit, Richard P. Ieyoub v. The American Tobacco
                                      ------------------------------------------
Company,  et. al., filed by the Attorney General for the State of Louisiana,  in
-----------------
                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
          Note F - Legal Proceedings & Contingent Liabilities (cont.)

state court, Calcasieu Parish, Louisiana. In that suit, filed against certain tobacco manufacturers and distributors (the "Tobacco Defendants") and over 100 insurance companies, the State of Louisiana seeks to recover medical expenses allegedly incurred by the State as a result of tobacco-related illnesses.

The original suit was filed on March 13, 1996, against the Tobacco Defendants only. The insurance companies were added to the suit in March 1997 under a "direct action" statute in Louisiana. Under the direct action statute, the Louisiana Attorney General is pursuing liability claims against the Tobacco Defendants and their insurers in the same suit, even though none of the Tobacco Defendants has made a claim for insurance coverage.

In June of 1997, the above case was removed to the United States District Court for the Western District of Louisiana. The district court's decision denying a motion to remand the case to the state court is currently on appeal to the United States Fifth Circuit Court of Appeals. During the pending appeal, all proceedings in state court and in the federal district court are stayed.

On November 23, 1998, the cigarette manufacturers and the attorneys general for 46 states (including Louisiana), and six other governmental entities reached an agreement regarding the resolution of their Medicaid reimbursement claims. The cigarette manufacturers have agreed to make annual payments in perpetuity, including a total of $206 billion through 2025. In exchange, the states have agreed to release their claims against the cigarette manufacturers and have further agreed to release any claims that they may have against cigarette distributors, retailers, component part manufacturers and their insurers. None of these latter entities are parties to the settlement agreement. The Attorney General of Louisiana and the defendants in the Ieyoub litigation are implementing procedures to secure dismissal of the Ieyoub litigation and resolution of the Attorney General's claims. Thus, the litigation may be dismissed with prejudice in the near future.

However, in other states, third parties have challenged the November 1998 settlement agreement, and the Medicaid reimbursement lawsuits in those states may not be resolved for some time. In addition, the November 1998 settlement does not preclude the cigarette manufacturers, or other entities named as defendants in the various Medicaid reimbursement lawsuits, from seeking coverage under the insurance policies issued to those defendants. Because of the uncertainties inherent in assessing the risk of liability at this juncture, management is unable to make a meaningful estimate of the amount or range of any loss that could result from an unfavorable outcome of the pending litigation. However, management believes that the ultimate outcome of the pending litigation should not materially affect the results of operations or equity of CNAF.

OTHER LITIGATION
----------------------------
CNAF and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNAF.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
                              Note G -- Reinsurance

Note G -- Reinsurance
---------------------

The ceding of insurance does not discharge the primary liability of the original insurer. CNA places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in CNA's states of domicile, CNA receives collateral, primarily in the form of bank letters of credit. Such collateral totaled approximately $774 million and $857 million at December 31, 1998 and 1997, respectively.

CNA's largest recoverable from a single reinsurer, including prepaid reinsurance premiums, is with Lloyds of London and approximated $416 million and $451 million at December 31, 1998 and 1997, respectively.

Insurance claims and policyholders' benefits expense is net of reinsurance recoveries of $994 million, $1,309 million and $1,220 million for 1998, 1997 and 1996, respectively.

In the tables below, life premiums are primarily from long duration contracts, property/casualty premiums are from short duration contracts, and accident and health premiums are primarily from short duration contracts.

The effects of reinsurance on earned premiums are shown in the following tables:

-----------------------------------------------------------------------
                                          Earned              Assumed/
                                         Premiums                Net
                          ----------------------------------       %
Year Ended December 31     Direct  Assumed  Ceded     Net
-----------------------------------------------------------------------
(In millions of dollars)
1998
  Property/casualty       $ 8,327  $ 1,549  $   897   $ 8,979  17.3%
  Accident and health       3,584      181      261     3,504   5.2
  Life                      1,014      159      281       892  17.8
----------------------------------------------------------------------
     TOTAL PREMIUMS       $12,925  $ 1,889  $ 1,439   $13,375  14.1%
======================================================================

1997
  Property/casualty       $ 8,528  $ 1,101  $   612   $ 9,017  12.2%
  Accident and health       3,603      111      154     3,560   3.1
  Life                        908      128      131       905  14.1
----------------------------------------------------------------------
     TOTAL PREMIUMS       $13,039  $ 1,340  $   897   $13,482   9.9%
======================================================================

1996
  Property/casualty       $ 9,003  $ 1,123  $   989   $ 9,137  12.3%
  Accident and health       3,575      187      176     3,586   5.2
  Life                        736      121       55       802  15.1
----------------------------------------------------------------------
     TOTAL PREMIUMS       $13,314  $ 1,431  $ 1,220   $13,525  10.6%
======================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
                          Note G - Reinsurance (cont.)

The effects of reinsurance on written premiums are shown in the following tables:

-----------------------------------------------------------------------
                                          Written             Assumed/
                                         Premiums                Net
                          ---------------------------------        %

Year Ended December 31     Direct  Assumed  Ceded     Net
-----------------------------------------------------------------------
(In millions of dollars)
1998
  Property/casualty       $ 8,765  $ 1,429  $   969   $ 9,225   15.5%
  Accident and health       3,785      178      257     3,706    4.8
  Life                      1,014      159      281       892   17.8
-----------------------------------------------------------------------
     TOTAL PREMIUMS       $13,564  $ 1,766  $ 1,507   $13,823   12.8%
=======================================================================
1997
  Property/casualty       $ 8,576  $ 1,262  $   693   $ 9,145   13.8%
  Accident and health       3,592      133      155     3,570    3.7
  Life                        908      128      131       905   14.1
----------------------------------------------------------------------
     TOTAL PREMIUMS       $13,076  $ 1,523  $   979   $13,620   11.2%
======================================================================
1996
  Property/casualty       $ 9,078  $ 1,197  $   852   $ 9,423   12.7%
  Accident and health       3,708      188      183     3,713    5.1
  Life                        736      121       55       802   15.1
----------------------------------------------------------------------
     TOTAL PREMIUMS       $13,522  $ 1,506  $ 1,090   $13,938   10.8%
======================================================================

The impact of reinsurance on life insurance in-force is shown in the following schedule:

--------------------------------------------------------------------------
                                  Life Insurance In-Force
                          ------------------------------------
                                                                 Assumed/
(In millions of dollars)   Direct   Assumed   Ceded      Net      Net %
--------------------------------------------------------------------------
DECEMBER 31, 1998         $297,488  $96,906  $128,896  $265,498   36.5%
December 31, 1997          235,468   76,130    74,262   237,336   32.1
December 31, 1996          171,715   65,294    32,561   204,448   31.9
==========================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                               Note H -- Debt

Note H - Debt:
--------------

DEBT
-----------------------------------------------------------------------------------------
December 31                                                           1998          1997
-----------------------------------------------------------------------------------------
(In millions of dollars)
   Variable Rate Debt:
       Commercial Paper                                                $  500     $  675
       Credit Facility - CNAF                                             235        400
       Credit Facility - CNA Surety                                       113        118
   Senior Notes:
       8.875%, due March 1, 1998                                           --        150
       8.25%, due April 15, 1999                                          100        102
       7.25%, due March 1, 2003                                           147        146
       6.25%, due November 15, 2003                                       249        249
       6.50% , due April 15, 2005                                         497         --
       6.75%, due November 15, 2006                                       248        248
       6.45%, due January 15, 2008                                        149         --
       6.60%, due December 15, 2008                                       199         --
       8.375%, due August 15, 2012                                         98         98
       6.95%, due January 15, 2018                                        148         --
   7.25%  Debenture, due November 15, 2023                                247        247
   11.0% Secured Mortgage Notes, due June 30, 2013                        157        389
   6.9% - 16.29% Secured Capital Leases, due through December 31, 2011     46         47
   Other debt, due through 2019 (rates of 1.0% to 12.71%)                  27         28
-----------------------------------------------------------------------------------------
       TOTAL DEBT                                                      $3,160     $2,897
=========================================================================================

CNAF has a $795 million revolving credit facility that expires in May 2001. The amount available is reduced by CNAF's outstanding commercial paper borrowings. As of December 31, 1998, there was $60 million of unused borrowing capacity under the facility. The interest rate on the bank loans is based on the London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there is a facility fee of 9 basis points annually. The average interest rate on the bank loans under the credit facility at December 31, 1998, 1997 and 1996, was 5.49%, 6.16% and 5.72%, respectively.

To offset the variable rate characteristics of the facility, CNAF entered into interest rate swap agreements with several banks having a total notional principal amount at December 31, 1998 and 1997 of $650 million and $950 million, respectively, which terminate from May 2000 to December 2000. These agreements provide that CNAF pay interest at a fixed rate, averaging 6.07% at December 31, 1998 and 6.20% for both December 31, 1997 and 1996, respectively, in exchange for the receipt of interest at the three month LIBOR rate. The effect of these interest rate swaps was to increase interest expense by approximately $2 million, $4 million and $7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-------------------------------------------------------------------------------
                             Note H - Debt (cont.)

The commercial paper borrowings are classified as long-term as the program is fully supported by the committed credit facility. The weighted average interest rate on commercial paper at December 31, 1998 was 5.89% compared to 6.05% and 5.67% at December 31, 1997 and 1996, respectively.

The weighted average interest rate (interest and facility fees) on the combined revolving credit facility, commercial paper borrowings and interest rate swaps was 6.36%, 6.35% and 6.28% at December 31, 1998, 1997 and 1996, respectively.

In 1998, CNAF issued $1 billion of senior notes under a $1 billion Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 18, 1997. This shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. Since filing the shelf registration, the Company has issued senior notes in four separate offerings senior notes with an aggregate principal amount of $1 billion.

On September 30, 1997, CNA Surety, a 61% owned subsidiary of CNAF, entered into a $130 million, 5 year revolving credit facility. The interest rate on facility borrowings is based on LIBOR plus 20 basis points. Additionally, there is a facility fee of 10 basis points annually. At December 31, 1998 and 1997, the outstanding borrowings under this facility were $113 million and $118 million and the weighted average interest rate was 5.53% and 6.17%, respectively.

The following table shows the future minimum principal payments on debt:

FUTURE MINIMUM PRINCIPAL PAYMENTS
---------------------------------------
(In millions of dollars)

1999                           $  103
2000                                3
2001                              739
2002                              116
2003                              403
Thereafter                      1,814
Less: original issue discount     (18)
---------------------------------------
      TOTAL                    $3,160
=======================================


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------
                             Note I -- Benefit Plans

Note I - Benefit Plans:
-----------------------

PENSION PLANS
-------------------------
CNA has noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. While the benefits for the plans vary, they are generally based on years of credited service and the employee's highest sixty consecutive months of compensation.

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

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
------------------------------------------------------
CNA provides certain health care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. Funding for these plans is generally to pay covered expenses as they are incurred.

In 1998, CNA amended the Continental post-retirement plan to make the benefits available to Continental retirees equivalent to the benefits available to CNA retirees. As a result of this amendment, CNA's postretirement benefit obligation was reduced by $99 million.

As a result of the Company's restructuring activities discussed in Note N, the Company recorded curtailment charges of approximately $19 million related to its pension and post-retirement plans. Additionally these curtailments resulted in a reduction of the pension and postretirement benefit obligations of $88 million and $34 million, respectfully.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                         Note I - Benefit Plans (cont.)

The following provides a reconciliation of benefit obligations:

-------------------------------------------------------------------------------
                                                                POSTRETIREMENT
                                               PENSION BENEFITS    BENEFITS
-------------------------------------------------------------------------------
December 31                                    1998     1997    1998   1997
-------------------------------------------------------------------------------
(In millions of dollars)

Change in benefit obligation:
 Benefit obligation at January 1                 $1,780  $1,567 $  377 $  319
 Service cost                                        58      54     11     10
 Interest cost                                      126     119     28     25
 Participants' contributions                          -       -      5      2
 Plan amendments                                      -       1    (99)     -
 Actuarial loss                                     118     122     67     41
 Curtailment                                        (88)      -    (34)     -
 Benefits paid                                      (94)    (83)   (34)   (20)
-------------------------------------------------------------------------------
        Benefit obligation at December 31         1,900   1,780    321    377
-------------------------------------------------------------------------------

Change in plan assets:
 Fair value of plan assets at January 1           1,313   1,206      -      -
 Actual return on plan assets                       105     104      -      -
 Company contributions                              100      86     29     19
 Participants' contributions                          -       -      5      2
 Benefits paid                                      (94)    (83)   (34)   (21)
-------------------------------------------------------------------------------
        Fair value of plan assets at December 31  1,424   1,313      -      -
-------------------------------------------------------------------------------
 Funded status                                     (476)   (467)  (321)  (377)
 Unrecognized net actuarial loss                    239     218     51     19
 Unrecognized prior service cost (benefit)           60      88    (97)     -
 Unrecognized net transition obligation               -      (2)     -      -
-------------------------------------------------------------------------------
        ACCRUED BENEFIT COST                     $ (177) $ (163) $(367) $(358)
===============================================================================

NET PERIODIC BENEFIT COSTS
------------------------------------------------------------------------------
                                                              POSTRETIREMENT
                                            PENSION BENEFITS     BENEFITS
------------------------------------------------------------------------------
December 31                               1998   1997  1996  1998  1997  1996
------------------------------------------------------------------------------
(In millions of dollars)

   Service cost - benefits attributed to
      employee service during the year    $ 58   $ 54  $ 55  $11   $10   $12
   Interest cost on projected
      benefit obligation                   126    119   111   28    25    24
   Expected return on plan assets          (97)   (98)  (91)   -     -     -
   Prior service cost amortization          10     11    10   (4)    -     -
   Actuarial loss                            4      6     5    1     -     -
   Transition amount amortization           (2)    (5)   (6)   -     -     -
   Curtailment loss                         17      -     -    2     -     -
------------------------------------------------------------------------------
     NET PERIODIC BENEFIT COST            $116   $ 87  $ 84  $38   $35   $36
==============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------
                         Note I -- Benefit Plans (cont.)

Actuarial assumptions are set forth in the following table:

---------------------------------------------------------------------------
                                                          POSTRETIREMENT
                                   PENSION BENEFITS          BENEFITS
---------------------------------------------------------------------------
December 31                     1998   1997    1996     1998   1997   1996
---------------------------------------------------------------------------

 Discount rate                  6.75%  7.25%   7.50%    6.75%  7.25%  7.50%
 Expected return on plan assets 7.00   7.50  7.75-8.50  N/A    N/A    N/A
 Rate of compensation increases 5.70   5.70    5.70     N/A    N/A    N/A
---------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8% in 1998, declining to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $16 million and the aggregate net periodic postretirement benefit cost for 1998 by $3 million. A decrease in the assumed health care cost trend rate of 1% in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by $14 million and the aggregate net periodic postretirement benefit cost for 1998 by $3 million.

SAVINGS PLANS
-------------------------------
CNA has savings plans, which are generally contributory plans, which allow employees to make regular contributions of up to 6% of their salary. CNA contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make additional contributions of up to 10% of their salaries for which there is no additional contribution by CNA.

Contributions by the Company to the savings plans were $25 million, $23 million and $24 million in 1998, 1997 and 1996, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                                Note J -- Leases

Note J - Leases:
----------------
CNA occupies facilities under lease agreements that expire at various dates through 2011. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing and office and transportation equipment are leased under agreements that expire at various dates through 2003.

Most leases contain renewal options that provide for rent increases based on prevailing market conditions. Lease expense, net of sublease income, for the years ended December 31, 1998, 1997 and 1996 was $130 million, $100 million and $85 million, respectively.

The table below shows the future minimum lease payments to be made under non-cancelable leases at December 31, 1998.

----------------------------------------------
        Future Minimum Lease Payments
----------------------------------------------
(IN MILLIONS OF DOLLARS)

1999                                     $100
2000                                       87
2001                                       76
2002                                       63
2003                                       45
Thereafter                                126
----------------------------------------------
      TOTAL                              $497
==============================================


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------
     Note K -- Stockholders' Equity and Statutory Financial Information

Note K - Stockholders' Equity and Statutory Financial Information:
------------------------------------------------------------------

SUMMARY OF CAPITAL STOCK
-----------------------------------------------------------------------------
                                                       Number of Shares
                                                   --------------------------
December 31                                            1998            1997
-----------------------------------------------------------------------------
Preferred stock, without par value, non-voting:
   Authorized                                    12,500,000      12,500,000
Money market cumulative preferred stock,
   without par value, non-voting;
   Issued and outstanding:
     Series E (stated value $100,000 per share)         750             750
     Series F (stated value $100,000 per share)         750             750
Cumulative, exchangeable preferred stock,
   without par value, non-voting;
     Series G (stated value $100,000 per share)       2,000              --
Common stock with par value of $2.50;
   Authorized                                   200,000,000     200,000,000
   Issued                                       185,525,907     185,525,907
   Outstanding                                  183,889,569     185,394,786
   Treasury stock                                 1,636,338         131,121
-----------------------------------------------------------------------------

On May 6, 1998, CNAF's Board of Directors approved a three-for-one split of CNAF's common stock and authorized a commensurate increase in the outstanding common shares from 61,798,262 to 185,394,786. The shares were distributed on June 1, 1998 at a rate of three shares for each one held by shareholders of record at the close of business on May 22, 1998. The table above reflects the effect of this stock split as if it had occurred on December 31, 1997.

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNAF's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends. As of December 31, 1998, preferred dividends declared and payable were approximately $7 million.

On August 5, 1998, CNAF's Board of Directors approved a plan (the Share Repurchase Program) to purchase, in the open market or through privately negotiated transactions, its outstanding common stock from time to time, as the Company's management deems appropriate. During 1998, pursuant to the announced Share Repurchase Program, CNAF purchased 2,734,800 shares of its common stock for approximately $102 million. Total shares purchased by CNAF and classified on the December 31, 1998 balance sheet as treasury stock are 1,636,338 for a decrease in stockholders' equity of approximately $61 million.

                           CNA FINANCIAL CORPORATION
                           -------------------------

------------------------------------------------------------------------------
Note K - Stockholders' Equity and Statutory Financial Information (cont.)

On October 9, 1998, CNAF filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering $60 million of $2.50 par value common stock, to be offered pursuant to the CNAF Officer Stock Ownership Plan. On October 9, 1998, prior to the opening of the trading session on the New York Stock Exchange, CNAF sold 1,229,583 shares of common stock that were held in treasury to certain senior officers of CNAF at the average of the highest and lowest sale price on the New York Stock Exchange, composite transactions, which was a price of $34.91 per share. The purchases were financed by full recourse, collateralized loans from CNAF which, at December 31, 1998, totaled approximately $44 million, including accrued interest. The loans are ten year notes, which bear interest at the Applicable Federal Rate for October 1998 (5.39%), compounding semi-annually.

On December 23, 1998, CNAF issued 2,000 shares of Series G cumulative, exchangeable preferred stock to Loews for $200 million. The dividend rate on the exchangeable preferred stock is reset quarterly at a rate equal to the 3 month London Interbank Offering Rate (LIBOR) on the reset date plus four basis points. On the fifth anniversary of the stocks' issuance, the interest rate increases to the 3 month LIBOR on the reset date plus one hundred and four basis points. The preferred stock is redeemable at the end of each calendar quarter without a premium at CNAF's option. After the fifth year, the stock is also exchangeable, at CNAF's option, into notes maturing on the tenth anniversary of the issuance of the Series G preferred stock and bearing a market rate of interest.

                           CNA FINANCIAL CORPORATION
                           --------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
Note K - Stockholders' Equity and Statutory Financial Information (cont.)

STATUTORY ACCOUNTING PRACTICES
------------------------------------------
CNAF's insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or otherwise permitted by the respective jurisdiction's insurance regulator. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The Company's insurance subsidiaries have no material permitted accounting practices.

CNAF's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its subsidiaries. The payment of dividends to CNAF by its insurance subsidiaries without prior approval of the insurance department of each subsidiaries' domiciliary jurisdiction is limited to formula amounts. As of December 31, 1998, approximately $663 million of dividend payments are not subject to insurance department's pre-approval.

Statutory capital and surplus and net income, determined in accordance with accounting practices prescribed by the regulation and statute of various insurance regulators, for property/casualty and life insurance subsidiaries are as follows:

-------------------------------------------------------------------------------
                      Statutory Capital and Surplus  Statutory Net Income(Loss)
-------------------------------------------------------------------------------
                               December 31            Year Ended December 31
-------------------------------------------------------------------------------
(Unaudited)                  1998     1997            1998     1997      1996
-------------------------------------------------------------------------------
(In millions of dollars)

Property/casualty companies*  $7,593  $7,123          $161     $1,043  $1,208
Life insurance companies       1,109   1,224           (57)        43      58
-------------------------------------------------------------------------------
* SURPLUS INCLUDES EQUITY OF PROPERTY/CASUALTY COMPANIES' OWNERSHIP IN LIFE INSURANCE SUBSIDIARIES.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                Note L -- Accumulated Other Comprehensive Income

Note L -- Accumulated Other Comprehensive Income:
------------------------------------------------
Comprehensive income is comprised of all changes to stockholders' equity, including net income, except those changes resulting from investments by and distributions to stockholders. The change in the components of accumulated other comprehensive income are shown below:

------------------------------------------------------------------------------
                                              Pre-tax   Tax (expense)  Net
Year ended December 31                        amount      benefit     Amount
------------------------------------------------------------------------------
(In millions of dollars)

1998
Net unrealized gains (losses) on investments:
  Gains arising during the period             $ 933     $(327)         $ 606
  Allocated to minority interest                 (9)        3             (6)
  Reclassification adjustment for (gains)
    included in net income                     (207)       75           (132)
Foreign currency translation adjustment           7        --              7
------------------------------------------------------------------------------
     TOTAL OTHER COMPREHENSIVE INCOME         $ 724     $(249)         $ 475
==============================================================================

------------------------------------------------------------------------------
                                              Pre-tax   Tax (expense)  Net
Year ended December 31                        amount      benefit     Amount
------------------------------------------------------------------------------
(In millions of dollars)

1997
Net unrealized gains (losses) on investments:
  Gains arising during the period             $ 570     $(171)         $ 399
  Allocated to minority interest                 (8)        3             (5)
  Allocated to participating policyholders'      (4)       --             (4)
  Reclassification adjustment for (gains)
    included in net income                     (186)       67           (119)
Foreign currency translation adjustment          19        --             19
------------------------------------------------------------------------------
     TOTAL OTHER COMPREHENSIVE INCOME         $ 391     $(101)         $ 290
==============================================================================

------------------------------------------------------------------------------
                                              Pre-tax   Tax (expense)  Net
Year ended December 31                        amount      benefit     Amount
------------------------------------------------------------------------------
(In millions of dollars)

1996
Net unrealized gains (losses) on investments:
  Losses arising during the period            $(368)    $ 129          $(239)
  Allocated to minority interest                  8        (3)             5
  Allocated to participating policyholders'      18        --             18
  Reclassification adjustment for (gains)
    included in net income                     (659)      231           (428)
Foreign currency translation adjustment          10        --             10
------------------------------------------------------------------------------
     TOTAL OTHER COMPREHENSIVE LOSS           $(991)    $ 357          $(634)
==============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
            Note L - Accumulated Other Comprehensive Income (cont.)

The following tables display the changes in and the components of accumulated other comprehensive income included in the consolidated balance sheet and statements of stockholders' equity for 1998 and 1997.

-------------------------------------------------------------------------------
                                                                   TOTAL
                                      FOREIGN        NET         ACCUMULATED
                                      CURRENCY    UNREALIZED       OTHER
                                     TRANSLATION  GAINS/(LOSSES) COMPREHENSIVE
                                     ADJUSTMENT   ON INVESTMENTS   INCOME
-------------------------------------------------------------------------------
(In millions of dollars)

Beginning Balance January 1, 1997      $47          $252           $  299

Current Period Change                   19           271              290
------------------------------------------------------- -----------------------
    Ending balance December 31, 1997    66           523              589

Current Period Change                    7           468              475
-------------------------------------------------------------------------------
    ENDING BALANCE DECEMBER 31, 1998   $73          $991           $1,064
===============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                           Note M -- Business Segments

Note M - Business Segments:
----------------------------
The Company's reportable segments are strategic businesses that offer different types of products and services.

The Company has seven operating segments: Agency Market Operations, Specialty Operations, CNA Re, Global Operations, Risk Management, Group Operations and Life Operations. Agency Market Operations provides a wide range of property/casualty products to individuals and small to mid-size businesses. Specialty Operations provides a broad array of professional, financial and specialty property/casualty products and services. CNA Re offers primarily traditional property/casualty treaty reinsurance. Global Operations provides marine, casualty, surety, warranty and specialty products. Risk Management serves the property/casualty needs of large domestic commercial businesses offering customized, solution-based strategies to address risk management needs. Group Operations offers a broad array of group life and health insurance and reinsurance products to employers, affinity groups and other entities that purchase insurance as a group. Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long-term care insurance, annuities and provides retirement service products to institutional markets.

Corporate results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation, financial guarantee insurance contracts, and certain non-insurance operations, principally the operations of Agency Management Systems, Inc., an information technology and agency software development subsidiary.

The accounting policies of the segments are the same as those described in the summary of significant accounting polices. The Company manages its assets on a legal entity basis while segment operations are conducted across legal entities, as such assets are not readily identifiable by individual segment. In addition, distinct investment portfolios are not maintained for each segment, and accordingly, allocation of assets to each segment is not performed. Therefore investment income and realized investment gains/losses are allocated based on each segment's carried insurance reserves, as adjusted.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------
                       Note M -- Business Segments (cont.)

All intercompany income and expense as well as intercompany dividends have been eliminated.

Income taxes have been allocated on the basis of taxable income of the respective segments.

Approximately 96% of the Company's premiums are derived from the United States. Premiums from any individual foreign country are not significant.

Through August 1, 1989, CNA's property/casualty operations wrote financial guarantee insurance contracts. These contracts primarily represent industrial development bond guarantees and equity guarantees typically extending from ten to thirteen years. For these guarantees, CNA received an advance premium, which is recognized over the exposure period and in proportion to the underlying exposure insured.

At December 31, 1998 and 1997, gross exposure of financial guarantee insurance contracts amounted to $507 million and $553 million, respectively. The degree of risk attached to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in the real estate are also obtained. Approximately 36% and 39% of the risks were ceded to reinsurers at December 31, 1998 and 1997, respectively. Total exposure, net of reinsurance, amounted to $323 million and $337 million at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, collateral consisting of letters of credit and debt service reserves amounted to $38 million and $23 million, respectively.

                           CNA FINANCIAL CORPORATION
                           -------------------------

----------------------------------------------------------------------------
                       Note M -- Business Segments (cont.)

Gross unearned premium reserves for financial guarantee contracts were $7 million and $5 million at December 31, 1998 and 1997, respectively. Gross claim and claim expense reserves totaled $232 million and $377 million at December 31, 1998 and 1997, respectively.

Group segment revenues include $2.0 billion, $2.1 billion and $2.1 billion in 1998, 1997 and 1996, respectively, under contracts covering U.S. government employees and their dependents (FEHBP).


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------
                       Note M - Business Segments (cont.)

--------------------------------------------------------------------------------------------------------------
                                                        Agency Market     Specialty                 Global
YEAR ENDED DECEMBER 31, 1998                             Operations      Operations      CNA Re    Operations
--------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Revenues, excluding realized investment gains:
   Premiums                                             $5,247          $1,092           $  944    $  941
   Net investment income                                   744             245              163       110
   Other                                                   107              27                5        82
--------------------------------------------------------------------------------------------------------------
   Total revenues, excluding realized investment gains   6,098           1,364            1,112     1,133
Benefits and expenses:
   Insurance claims and policyholder benefits            4,431             951              707       585
   Amortization of deferred acquisition costs            1,239             175              252       224
   Interest expense                                         --              --               --        11
   Restructuring and other related charges                  96               5                1         1
   Other                                                   491             169               57       251
--------------------------------------------------------------------------------------------------------------
   Total benefits and expenses                           6,257           1,300            1,017     1,072
--------------------------------------------------------------------------------------------------------------
          Operating income before income tax              (159)             64               95        61
Income tax (expense) benefit                               105              (6)             (27)      (18)
--------------------------------------------------------------------------------------------------------------
          Net operating income (excluding realized
           investment gains/losses)                        (54)             58               68        43
Realized investment gains, net of tax                      171              57               27        17
Minority interest                                           --              --               --       (25)
--------------------------------------------------------------------------------------------------------------
          NET INCOME                                    $  117          $  115            $  95    $   35
==============================================================================================================

--------------------------------------------------------------------------------------------------------------
                                                        Agency Market     Specialty                 Global
Year Ended December 31, 1997                             Operations      Operations      CNA Re    Operations
--------------------------------------------------------------------------------------------------------------
(In millions of dollars)
Revenues, excluding realized investment gains:
   Premiums                                             $5,092          $1,251           $  898    $  854
   Net investment income                                   787             268              153       117
   Other                                                    50              14                5        29
--------------------------------------------------------------------------------------------------------------
   Total revenues, excluding realized investment gains   5,929           1,533            1,058     1,000
Benefits and expenses:
   Insurance claims and policyholder benefits            3,871           1,011              670       490
   Amortization of deferred acquisition costs            1,242             247              247       173
   Interest expense                                         --              --               --        --
   Other                                                   384             149               79       221
--------------------------------------------------------------------------------------------------------------
   Total benefits and expenses                           5,497           1,407              996       884
--------------------------------------------------------------------------------------------------------------
          Operating income before income tax               432             126               62       116
Income tax (expense) benefit                              (106)            (31)             (11)      (35)
--------------------------------------------------------------------------------------------------------------
         Net operating income (excluding realized
           investment gains/losses)                        326              95               51        81
Realized investment gains, net of tax                      187              63               34        20
Minority interest                                           --              --               --       (29)
--------------------------------------------------------------------------------------------------------------
         Net  income                                    $  513          $  158           $   85    $   72
==============================================================================================================

--------------------------------------------------------------------------------------------------------------
                                                        Agency Market     Specialty                 Global
Year Ended December 31, 1996                             Operations      Operations      CNA Re    Operations
--------------------------------------------------------------------------------------------------------------
Revenues, excluding realized investment gains:
   Premiums                                             $5,346          $1,217           $  944    $  945
   Net investment income                                   828             273              161       134
   Other                                                    13              --                7        34
--------------------------------------------------------------------------------------------------------------
   Total revenues, excluding realized investment gains   6,187           1,490            1,112     1,113
Benefits and expenses:
   Insurance claims and policyholder benefits            4,277           1,092              694       594
   Amortization of deferred acquisition cost             1,183             232              119       221
   Interest expense                                         --              --               --        --
   Other                                                   560              79              172       145
--------------------------------------------------------------------------------------------------------------
   Total benefits and expenses                           6,020           1,403              985       960
--------------------------------------------------------------------------------------------------------------
            Operating income before income tax             167              87              127       153
 Income tax (expense) benefit                              (13)            (15)             (38)      (44)
--------------------------------------------------------------------------------------------------------------
            Net operating income (excluding realized
              investment gains/losses)                     154              72               89        109
Realized investment gains, net of tax                      133              44               21         21
Minority interest                                           --              --               --         (9)
--------------------------------------------------------------------------------------------------------------
      Net  income                                       $  287          $  116           $  110    $   121
=============================================================================================================

                           CNA FINANCIAL CORPORATION
                           --------------------------

---------------------------------------------------------------------------
                       Note M - Business Segments (cont.)

---------------------------------------------------------------------------
   Risk       Group          Life                                  Total
Management  Operations    Operations   Corporate   Eliminations   Segments
---------------------------------------------------------------------------


$  823        $3,712       $  684      $ (27)      $(41)         $13,375
   144           133          525         82         --            2,146
   230            24          115        298        (30)             858
---------------------------------------------------------------------------
 1,197         3,869        1,324        353        (71)          16,379

   909         3,177          871        127        (41)          11,717
    98             5          178          9         --            2,180
     4            --           14        219        (29)             219
    88            39            7          9         --              246
   234   --      731          104        326         --            2,363
---------------------------------------------------------------------------
 1,333         3,952        1,174        690        (70)          16,725
---------------------------------------------------------------------------
  (136)          (83)         150       (337)        (1)            (346)
    48            35          (58)       121         --              200
---------------------------------------------------------------------------

   (88)          (48)          92       (216)        (1)            (146)
    31            29           96         20         --              448
    --            --           --          5         --              (20)
---------------------------------------------------------------------------
$  (57)       $  (19)      $  188      $(191)       $(1)         $   282
===========================================================================

---------------------------------------------------------------------------
   Risk       Group          Life                                  Total
Management  Operations    Operations   Corporate   Eliminations   Segments
---------------------------------------------------------------------------

$  776        $3,093       $  688      $  20        $--          $13,482
   158           117          501        108         --            2,209
   194            17          105        236        (24)             628
---------------------------------------------------------------------------
 1,128         4,037        1,294        364        (24)          16,319

   893         3,375          855        103         --           11,268
   101            --          120          8         --            2,138
    --            --           --        222        (24)             198
   196           680          147        244         --            2,100
---------------------------------------------------------------------------
 1,190         4,055        1,122        577        (24)          15,704
---------------------------------------------------------------------------
   (62)          (18)         172       (213)        --              615
    25            10          (66)        82         --             (132)
---------------------------------------------------------------------------

   (37)           (8)         106       (131)        --              483
    37            28          139        (15)        --              493
    --            --           --         19         --              (10)
---------------------------------------------------------------------------
$   --        $   20       $  245      $(127)       $--          $   966
===========================================================================

---------------------------------------------------------------------------
   Risk       Group          Life                                  Total
Management  Operations    Operations   Corporate   Eliminations   Segments
---------------------------------------------------------------------------

$  572        $3,816       $  654      $  53       $(22)         $13,525
   179           118          485         98         --            2,276
   222             8          106        190        (12)             568
---------------------------------------------------------------------------
   973         3,942        1,245        341        (34)          16,369

   567         3,272          838         59        (22)          11,371
    60           (24)          61          4         --            1,856
    --            --           --        212        (12)             200
   248           674          144        185         --            2,207
---------------------------------------------------------------------------
   875         3,922        1,043        460        (34)          15,634
---------------------------------------------------------------------------
    98            20          202       (119)        --              735
   (24)           (3)         (74)        48         --             (163)
---------------------------------------------------------------------------

    74            17          128        (71)        --              572
    29            21          117         16         --              402
    --            --           --         --         --               (9)
---------------------------------------------------------------------------
$  103        $   38       $  245      $ (55)       $--          $   965
===========================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
               Note N - Restructuring and Other Related Charges

Note N -- Restructuring and Other Related Charges:
--------------------------------------------------

The Company finalized and approved a restructuring plan (the "Plan") in August 1998. In connection with the Plan, the Company incurred various expenses that were recorded in the third and fourth quarters of 1998. These restructuring and other related charges primarily related to the following activities: planned reductions in the workforce; the consolidation of certain processing centers; the exiting of certain businesses and facilities; the termination of related lease obligations; and the writeoff of certain assets related to these activities. The Plan contemplates a gross reduction in workforce of 4,500 employees, resulting in a planned net reduction of approximately 2,400 employees. According to the Plan, the various activities and workforce reductions should be completed by the end of 1999.

The restructuring and other related charges were comprised of the following costs and expenses: a) costs and benefits related to planned employee terminations of $98 million, of which $53 million related to severance and outplacement costs and $24 million related to other employee transition related costs and $21 million related to benefit plan curtailment losses; b) writedown of certain assets to their fair value of $74 million, of which $59 million related to a writedown of an intangible asset, and $15 million abandoned leasehold improvements and other related fixed assets associated with leases that were terminated as part of the restructuring plan; c) lease termination costs of $42 million; d) losses incurred on the exiting of certain businesses of $32 million.

The Company recorded $220 million of these restructuring and other related charges in the third quarter of 1998. Other charges such as parallel processing costs, relocation costs, and retention bonuses, did not qualify for accrual at the end of the third quarter under generally accepted accounting principles and are being expensed as incurred. In the fourth quarter of 1998, $26 million of these charges were recorded.

The 1998 restructuring and other related charges for Agency Market Operations totaled approximately $96 million. The charges included employee severance and outplacement costs of $34 million related to the planned net reduction in the workforce of approximately 1,200 employees. Approximately $29 million of lease termination costs were also incurred in connection with the consolidation of four regional offices into two zone offices and a reduction of the number of claim processing offices from 24 to 8. The Agency Market Operations charges also included benefit plan costs of $12 million, parallel processing charges of $7 million and $5 million of other fixed asset writedowns. Other charges, including travel, relocation and other transition-related activity, which were expensed as incurred, totaled approximately $9 million.

Through December 31, 1998, approximately 364 Agency Market Operations employees, the majority of whom were loss adjusters and office support staff, had been released at a cost of $8 million.

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
            Note N - Restructuring and Other Related Charges (cont.)

The 1998 restructuring and other related charges for Risk Management totaled approximately $88 million. The charges included lease termination costs associated with the consolidation of claim offices in 36 market territories that totaled approximately $8 million. In addition, employee severance and outplacement costs relating to the planned net reduction in workforce of approximately 200 employees were approximately $10 million and the writedown of fixed and intangible assets totaled approximately $64 million. Parallel processing and other charges totaled approximately $6 million.

The charges related to fixed and intangible assets were primarily due to a writedown of an intangible asset (goodwill) related to a business that had been acquired several years earlier. As part of the Company's periodic reviews of asset recoverability and as a result of several adverse events, the Company concluded, based on its discounted cash flow analysis completed in the third quarter of 1998, that a $59 million writeoff was necessary. The adverse events contributing to this conclusion included operating losses from the business, the loss of several significant customers whose business volume with this operation constituted a large portion of the revenue base, and substantial changes in the overall market demand for the services offered by this operation which, in turn, had negative effects on the prospects for achieving the profitability levels necessary to recover the intangible asset.

Through December 31, 1998, approximately 152 Risk Management employees had been released at a cost of $2 million. The majority of the employees were adjusters and office support staff.

The 1998 restructuring and other related charges for Group Operations totaled approximately $39 million. The charges included approximately $29 million of costs related to the Company's decision to exit the Employer Health and Affinity lines of business. These costs represent the Company's estimate of losses in connection with fulfilling the remaining obligations under contracts related to these lines. Earned premiums for these lines of business approximated $400 million in 1998. The 1998 charges also included employee severance and outplacement costs of approximately $7 million related to the planned net reduction in workforce of approximately 400 employees. Charges for lease termination costs and fixed asset writedowns totaled $3 million.

Through December 31, 1998, approximately 56 Group Operations employees had been released at a cost of $1 million. The majority of the employees were claims and sales support staff.

For the other segments of the Company, restructuring and other related charges totaled approximately $23 million for 1998. Charges related primarily to the closing of leased facilities were $3 million and employee severance and outplacement costs related to planned net reductions of 600 employees in the current workforce and benefit costs associated with those reductions were $13 million. In addition, there were charges of $4 million related to the writedown of certain assets and $3 million related to the exiting of certain businesses.

Through December 31, 1998, approximately 270 employees of these other segments, most of whom were underwriters and office support staff, had been released at a cost of $3 million.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
            Note N - Restructuring and Other Related Charges (cont.)

The following table sets forth the major categories of restructuring and other related charges that were initially accrued and recorded upon the finalization and approval of the Plan and the activity in the accrual for such costs during 1998.

-------------------------------------------------------------------------------
                            Employee
                         Termination and              Lease     Business
                         Related Benefit  Writedown Termination   Exit
                            Costs         of Assets   Costs      Costs   Total
                         ------------------------------------------------------
Initial charge recorded
in third quarter of 1998    $ 72           $ 74       $ 42      $ 32    $ 220

Less payments charged
against liability            (14)            --         --        --      (14)

Less costs that do not
use cash                     (21)           (74)        --        --      (95)
-------------------------------------------------------------------------------
     ACCRUED COSTS AT
     DECEMBER 31, 1998      $ 37           $ --       $ 42      $ 32    $ 111
===============================================================================

                           CNA FINANCIAL CORPORATION
                           -------------------------

-----------------------------------------------------------------------------
                  Note O -- Merger with Capsure Holdings Corp.

Note O - Merger with Capsure Holdings Corp:
-------------------------------------------

In the fourth quarter of 1996, CNA entered into a merger agreement with Capsure Holdings Corp. (Capsure) to merge CNA's surety business with the business of Capsure and form a new stock company, CNA Surety Corporation ("CNA Surety"), in which CNA has an approximate 61% interest. The transaction closed on September 30, 1997 and was accounted for as a sale of approximately 39% of CNA's previous surety business and a purchase of 61% of Capsure. In conjunction with the closing of the transaction, CNA realized an investment gain of $95 million. CNA Surety's results of operations have been included in CNA's consolidated results of operations, net of minority interest subsequent to September 30, 1997. At December 31, 1997, total assets of CNA Surety were $727 million. CNA Surety's revenues and net income for the three months ended December 31, 1997 were approximately $71 million and $11 million, respectively.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------
                  Note P -- Unaudited Quarterly Financial Data

Note P - Unaudited Quarterly Financial Data:
--------------------------------------------
------------------------------------------------------------------------------
                                   First   Second  Third   Fourth    Year
------------------------------------------------------------------------------
(In millions of dollars, except per share data)

1998 QUARTERS
Revenues                          $4,328   $4,429  $4,129  $4,188    $17,074

Net operating income (loss)
  Excluding realized gains/losses    117       64     (70)   (263)      (152)
Net realized investment gains        116      146      56     116        434
                                  --------------------------------------------
 Net income (loss)                   233      210     (14)   (147)       282
                                  --------------------------------------------
 Earnings (loss) per share          1.25     1.12   (0.09)  (0.81)      1.49

1997 QUARTERS
Revenues                          $4,132   $4,243  $4,309  $4,388    $17,072

Net operating income
  Excluding realized gains/losses    136      126     121     105        488
Net realized investment gains         42      109     153     174        478
                                  --------------------------------------------
  Net income                         178      235     274     279        966
                                  --------------------------------------------
  Earnings per share                0.95     1.26    1.47    1.49       5.17

1996 QUARTERS
Revenues                          $4,315   $4,095  $4,256  $4,322    $16,988

Net operating income
  Excluding realized gains/losses    145      152     161     120        578
Net realized investment gains        184       50      78      75        387
                                  --------------------------------------------
  Net income                         329      202     239     195        965
                                  --------------------------------------------
  Earnings per share                1.77     1.08    1.28    1.04       5.17
------------------------------------------------------------------------------

                           CNA FINANCIAL CORPORATION
                           -------------------------

                          INDEPENDENT AUDITORS' REPORT
----------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND STOCKHOLDERS CNA FINANCIAL CORPORATION

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

S/DELOITTE & TOUCHE LLP
Chicago, Illinois
February 10, 1999


                            CNA FINANCIAL CORPORATION
                           ---------------------------

                            COMMON STOCK INFORMATION
---------------------------------------------------------------------------


CNA's common stock is listed on the New York Stock, Chicago Stock and Pacific Exchanges and is also traded on the Philadelphia Stock Exchange. The number of holders of record of CNA's common stock as of March 1, 1999, was 2,732. As of March 1, 1999, Loews Corporation owned approximately 85 percent of CNA's outstanding common stock.

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

COMMON STOCK INFORMATION
--------------------------------------------------------------------
                                1998                 1997
                          ------------------------------------------
Quarter                     High      Low       High      Low
--------------------------------------------------------------------
Fourth                    44 11/16   34 1/2     43 15/16   39 23/32
Third                     47         35 1/8     43 3/8     35 31/32
Second                    53 5/16    45 1/2     35 5/32    32 5/16
First                     51         42 1/6     38 1/4     34 3/8
--------------------------------------------------------------------
Invitation to the Annual Meeting
--------------------------------
Shareholders are cordially invited to attend the annual meeting at 10 a.m. Wednesday, May 5, 1999, in Room 207N, CNA Plaza, 333 South Wabash Avenue, Chicago. Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy material will be mailed to shareholders prior to the meeting.

Form 10-K
-------------------------------------
A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:

Jonathan D. Kantor
Senior Vice President,
General Counsel and Secretary
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, Illinois 60685

                           CNA FINANCIAL CORPORATION
                           -------------------------

                              CORPORATE DIRECTORY
-----------------------------------------------------------------------------

DIRECTORS
------------------------------------------

Antoinette Cook Bush
Partner; Skadden, Arps, Slate, Meagher & Flom

Dennis H. Chookaszian*
Chairman of the Executive Committee,
CNA Financial Corporation

Philip L. Engel
President,
CNA

Robert P. Gwinn
Retired Chairman and Chief Executive Officer,
Encyclopedia Britannica

Bernard L. Hengesbaugh*
Chairman and Chief Executive Officer,
CNA

Walter F. Mondale
Partner; Dorsey & Whitney, LLP

Edward J. Noha
Chairman of the Board,
CNA Financial Corporation

Joseph Rosenberg
Senior Investment Strategist,
Loews Corporation

Richard L. Thomas**
Chairman, Audit Committee;
Retired Chairman of the Board,
First Chicago NBD Corporation and
The First National Bank of Chicago

James S. Tisch
Chairman, Finance Committee;
Chief Executive Officer and President,
Loews Corporation

Laurence A. Tisch
Chief Executive Officer of CNA Financial Corporation,
Co-Chairman of the Board
Loews Corporation

Preston R. Tisch
Co-Chairman of the Board,
Loews Corporation

Marvin Zonis
Professor of International Political Economy,
Graduate School of Business University of Chicago


------------------------------------------------------------------------------
*Mr. Chookaszian resigned as Chairman of the Board and Chief Executive Officer of CNA effective February 9, 1999. He was replaced by Mr. Hengesbaugh.

**Mr. Thomas will not stand for re-election in May 1999.

***Mr. Tisch retired as Chairperson effective February 10, 1999 and was replaced by Mr. Chookaszian.

****Ms. Bush resigned as Chairperson effective February 12, 1999.

                           CNA FINANCIAL CORPORATION
                           -------------------------

                              CORPORATE DIRECTORY
---------------------------------------------------------------------------


EXECUTIVE COMMITTEE
----------------------------------------
Preston R. Tisch ***
Antoinette Cook Bush
Dennis H. Chookaszian***
Philip L. Engel
Robert P. Gwinn
Bernard L. Hengesbaugh
Walter F. Mondale
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas**
James S. Tisch
Laurence A. Tisch
Marvin Zonis

FINANCE COMMITTEE
---------------------------------------------
James S. Tisch, Chairperson
Antoinette Cook Bush
Dennis H. Chookaszian
Philip L. Engel
Robert P. Gwinn
Bernard L. Hengesbaugh
Walter F. Mondale
Edward J. Noha
Joseph Rosenberg
Richard L. Thomas**
Laurence A. Tisch
Preston R. Tisch
Marvin Zonis

AUDIT COMMITTEE
--------------------------------------------------
Richard L. Thomas, Chairperson**
Antoinette Cook Bush
Robert P. Gwinn
Walter F. Mondale
Marvin Zonis


INCENTIVE COMPENSATION COMMITTEE
--------------------------------------------------
Antoinette Cook Bush, Chairperson ****
Robert P. Gwinn
Richard L. Thomas**
Marvin Zonis

OFFICERS
----------------------------------------------------

Laurence A. Tisch
Chief Executive Officer,
CNA Financial Corporation

Dennis H. Chookaszian *
Chairman and Chief Executive Officer,
CNA

Philip L. Engel
President,
CNA

Bernard L. Hengesbaugh*
Chairman and Chief Executive Officer,
CNA

Jonathan D. Kantor
Senior Vice President,
General Counsel and Secretary,
CNA Financial Corporation

W. James MacGinnitie
Senior Vice President and Chief Financial Officer,
CNA Financial Corporation

CNA ADMINISTRATIVE OFFICES
------------------------------------------------------------------
CNA Plaza
Chicago, Illinois 60685
312-822-5000

TRANSFER AGENT AND REGISTRAR
------------------------------------------------------------------
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500

INDEPENDENT AUDITORS
------------------------------------------------------------------
Deloitte & Touche LLP
180 North Stetson Avenue
Chicago, Illinois 60601

-----------------------------------------------------------------------------
*Mr. Chookaszian resigned as Chairman of the Board and Chief Executive Officer of CNA effective February 9, 1999. He was replaced by Mr. Hengesbaugh.

**Mr. Thomas will not stand for re-election in May 1999.

***Mr. Tisch retired as Chairperson effective February 10, 1999 and was replaced by Mr. Chookaszian.

****Ms. Bush resigned as Chairperson effective February 12, 1999.


                           CNA FINANCIAL CORPORATION
                           -------------------------

                           CNA FINANCIAL CORPORATION
                                    APPENDIX
                        OMITTED GRAPH MATERIAL AND OTHER

Exhibit 13.1 - CNA Financial Corporation Annual Report:
*  Bar graphs of:

    -  Revenues for the period 1988 through 1998.
    -  Assets for the period 1988 through 1998.
    -  Stockholders' equity for the period 1988 through 1998.
    -  Book value per common share 1988 through 1998.

(See page 3 of Exhibit 13.1 for a table showing the data points used in the above graphs.

* The following are outquotes located in the margins from the "Letters to Our Shareholders", found on pages 4 through 7 of the annual report.

Page      Outquotes

 4        We see an insurance  environment being transformed by consolidation,
          convergence  of  financial   services,   gloabalization   and  intense
          competition

 5 We are fully focused on improved earnings and continued growth of shareholder value.

 6 We will continue to concentrate our full management attention on improving the Company's bottom line.

 7 We will continue to challenge all our businesses on the basis of their ability to sustain profitable, long-term growth.