Form 10-K, Exhibit 13
period 1999-12-31
CNA FINANCIAL CORP
filed 2000-03-29
CIK 21175

CNA FINANCIAL CORPORATION

                               1999 ANNUAL REPORT
                             FOCUSED ON PERFORMANCE

TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS..........................................  1

CHAIRMAN'S LETTER.............................................  2

FINANCIAL POSITION............................................  5

MANAGEMENT ROUNDTABLE.........................................  6

MANAGEMENT'S DISCUSSION AND ANALYSIS.......................... 13

CONSOLIDATED BALANCE SHEETS................................... 42

CONSOLIDATED STATEMENTS OF OPERATIONS......................... 44

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY............... 45

CONSOLIDATED STATEMENTS OF CASH FLOWS.......................... 46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................... 48

INDEPENDENT AUDITORS' REPORT.................................. 74

DIRECTORS..................................................... 75

OFFICERS...................................................... 75

COMPANY INFORMATION........................................... 76

CNA FINANCIAL CORPORATION
COMPANY PROFILE

CNA Financial Corporation is a holding company whose primary subsidiaries consist of property/casualty and life insurance companies. Collectively, these subsidiaries comprise CNA, one of the largest insurance organizations in the United States.

CNA serves businesses and individuals with a broad range of insurance and other risk management products and services. Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, health care management and claims administration. CNA products and services are marketed through agents, brokers, managing general agents and direct sales.

CNA Financial Corporation, with 1999 revenues of $16.4 billion, assets of $61.2 billion and stockholders' equity of $8.9 billion, is the holding company of Continental Casualty Company, incorporated in 1897, Continental Assurance Company, incorporated in 1911, and The Continental Corporation, incorporated in 1853.

CNA Financial Corporation stock is traded primarily on the New York Stock Exchange, and is approximately 86 percent owned by Loews Corporation.

                                                            1999 ANNUAL REPORT

FINANCIAL HIGHLIGHTS
RESULTS OF OPERATIONS & FINANCIAL CONDITION

-----------------------------------------------------------------------------------------------------------------
As of and for the Year Ended December 31                    1999       1998       1997      1996       1995*
(In millions of dollars, except per share data and ratios)
-----------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Revenues                                                    $16,403    $17,162    $17,199    $16,988    $14,700
Net operating income (loss)                                    (145)      (152)       488        578        463
Net realized investment gains                                   192        434        478        387        294
Cumulative effect of a change
   in accounting principle, net of tax                         (177)         -          -          -          -
------------------------------------------------------------------------------------------------------------------
       NET INCOME (LOSS)                                    $  (130)    $  282    $   966    $   965    $   757
=================================================================================================================

EARNINGS PER SHARE
Net operating income(loss)                                  $ (0.85)    $(0.86)   $  2.59    $  3.08    $  2.46
Net realized investment gains, net of tax
   and minority interest                                       1.04       2.35       2.58       2.09       1.59
Cumulative effect of a change
   in accounting principle, net of tax
   and minority interest                                      (0.96)         -          -          -          -
-----------------------------------------------------------------------------------------------------------------
       NET INCOME (LOSS)                                    $ (0.77)    $  1.49   $  5.17    $  5.17    $  4.05
==================================================================================================================

FINANCIAL CONDITION
Invested assets                                             $35,560    $37,177    $36,203    $35,412    $35,886
Total assets                                                 61,219     62,432     61,675     60,455     60,360
Reserves                                                     39,165     40,400     39,829     39,981     40,803
Debt                                                          2,881      3,160      2,897      2,765      3,026
Stockholders' equity                                          8,938      9,157      8,309      7,060      6,739
Book value per common share                                   47.66      47.89      44.01      37.27      35.52
Return on average stockholders' equity                         -1.4%       3.2%      12.6%      14.0%      13.4%

STATUTORY SURPLUS
------------------------------------------------------------------------------------------------------------------
Property/casualty companies**                               $ 8,679    $ 7,593    $ 7,123    $ 6,349    $ 5,696
Life insurance companies                                      1,222      1,109      1,224      1,163      1,056
==================================================================================================================
* RESULTS OF OPERATIONS  DATA  INCLUDES THE  CONTINENTAL  CORPORATION  SINCE ITS
ACQUISITION ON MAY 10, 1995.

** SURPLUS  INCLUDES  EQUITY OF  PROPERTY/CASUALTY  COMPANIES  OWNERSHIP IN LIFE
INSURANCE SUBSIDIARIES.

CNA FINANCIAL CORPORATION                                                    1

FOCUSED ON PERFORMANCE
CHAIRMAN'S LETTER
Dear Shareholder:

According to conventional wisdom, we are in a "mature" industry. Certainly, when you look at the recent financial and stock market performance of our company - and of most of our competitors - that perception seems true.

But we beg to differ.

There is nothing conventional about the accelerating impact of technology in an economy that is more global every day, or the fact that risks facing our customers are becoming more varied and complex.

As an organization focused on helping businesses manage such risks, we believe this time of change presents the greatest opportunity in our working lives. We believe our industry is on the threshold of a new era of growth - particularly for companies like CNA that have the vision and financial strength to adapt.

But before expanding on our vision, you and I know that there is still much work to be done right now to improve CNA's operating performance and shareholder value.

2                                                           1999 ANNUAL REPORT

Important progress

In the year since I became chief executive officer of the CNA Insurance Companies, I believe we have made tremendous progress in sharpening our focus and building a solid financial foundation to help us pursue our vision successfully. Our multi-year turnaround plan is firmly in place and the momentum from 1999 is carrying over into 2000.

That said, this management team is not satisfied with our progress, as the bottom line has not yet improved commensurate with our actions.

This became especially true when some of the worst storms Europe had ever seen, together with reserve strengthening, combined to wipe out three straight quarters of progress we had made in increasing our net operating income.

But we remain focused on performance.

Our drive to improve the quality of our underwriting across the board remains central to our strategy, today and tomorrow. We are shedding under-priced business in troubled lines -almost $1.2 billion of property/casualty premiums on a base of $6.8 billion - and making significant progress in achieving adequate rates on the remaining risks.

We have taken more than $380 million out of our run-rate cost of operations as a down payment on our relentless determination to be a low cost competitor.

These steps are putting us on the right track.

And while there are challenges to meet, they should not obscure three truths about CNA:

o We continue to have one of the strongest balance sheets in the industry - despite a $363 million after-tax reserve strengthening in loss and allocated loss adjustment expense for prior periods. This strength gives us the financial flexibility to invest in our vision and to fix weak businesses.

o We have many lines of business delivering outstanding underwriting results, including insurance to protect officers and directors, liability insurance for professionals, warranty and our majority-owned CNA Surety operation.

o We have one of the most effective partnerships with agents and brokers in the sector. Much of our progress, especially in the troubled standard commercial lines market, is due to the strength of these relationships.

Getting focused on business

The stage is now set for us to reach our vision: to be the premier underwriter of the risks facing businesses.

This required some very difficult decisions. In the end, we decided to exit long-time CNA businesses that, however successful in their own right, did not fit with our core strategy. So, last year, we transferred our personal insurance business to Allstate and sold the majority of our interest in AMS Services, Inc., an insurance technology provider, to a private management partnership. In the first quarter of 2000, we also announced a decision to explore the sale of our life and life reinsurance businesses.

In total, CNA will re-deploy substantial assets to concentrate on businesses where we hold strategic advantages - such as specialized products and services targeted to businesses.

A new opportunity

With the rise of e-commerce, service- and technology-based enterprises, and the globalization of businesses of virtually any size, the needs for risk management products and services are evolving rapidly. This creates an enormous opportunity that will require real focus and talent to capture.

The opportunity comes in two forms:

o Existing clients need new products and services to address their evolving risks. The markets our customers serve are changing, their exposures are changing, and the ways they choose to communicate and interact with us are changing.

CNA FINANCIAL CORPORATION                                                     3

o Entirely new types of businesses are being created with a unique set of risks and insurance needs. They, too, will look to us for new products and services.

Our objective is to make the most of this opportunity by refocusing CNA on its core strength as the underwriter of choice in the business insurance market. Completing our turnaround plan lays the essential underwriting and management foundation for making our vision a bottom-line success.

Thanks for the hard work

Before closing, I want to thank the people of CNA for their commitment to building a stronger company. I also want to thank our entire senior leadership team, which was made even stronger with the addition of Bob Deutsch as our chief financial officer late in 1999. Finally, I want to recognize Ron Gallatin, who joined our board of directors in February 2000. We welcome the perspective and experience he brings to our organization.

The work we have undertaken in 1999 has not been easy. But I am confident our ongoing actions to improve operational and financial performance, in combination with the company's strong and stable balance sheet, will enable CNA to take full advantage of the changes sweeping through our industry. In this way, we will be able to deliver enhanced value to our shareholders in the years ahead.

Thank you for your continued support.

Sincerely,

Bernard L. Hengesbaugh
Chairman and Chief Executive Officer
CNA Insurance Companies

March 15, 2000

4                                                           1999 ANNUAL REPORT

FINANCIAL HIGHLIGHTS
FINANCIAL POSITION (1989-1999)

FINANCIAL POSITION
This page of CNA Financial Corporation's annual report has four bar graphs which illustrate the trend in revenues, assets, stockholders' equity and book value per common share from 1989 through 1999.

($ IN BILLIONS EXCEPT PER SHARE DATA)
|-----------------------|----------|---------|---------------|---------------|
|Measurement Period     |          |         |  Stockholders'| Book Value Per|
| (Fiscal Year Covered) | Revenues | Assets  |   Equity      | Common Share* |
|-----------------------|----------|---------|---------------|---------------|
|FYE 12/31/89...........|   9.1    |  30.9   |      4.2      |     21.58     |
|FYE 12/31/90...........|   9.9    |  34.7   |      4.5      |     23.41     |
|FYE 12/31/91...........|  11.1    |  39.2   |      5.1      |     26.75     |
|FYE 12/31/92...........|  10.8    |  39.7   |      4.8      |     25.02     |
|FYE 12/31/93...........|  11.0    |  41.9   |      5.4      |     28.22     |
|FYE 12/31/94...........|  11.0    |  44.3   |      4.5      |     23.71     |
|FYE 12/31/95...........|  14.7    |  60.4   |      6.7      |     35.52     |
|FYE 12/31/96...........|  17.0    |  60.5   |      7.1      |     37.27     |
|FYE 12/31/97...........|  17.2    |  61.7   |      8.3      |     44.01     |
|FYE 12/31/98...........|  17.2    |  62.4   |      9.2      |     47.89     |
|FYE 12/31/99...........|  16.4    |  61.2   |      8.9      |     47.66     |
|-----------------------|----------|---------|---------------|---------------|
*Previous years have been restated for 3 for 1 stock split that occurred on 5/98.

CNA FINANCIAL CORPORATION                                                    5

MANAGEMENT ROUNDTABLE
QUESTIONS & ANSWERS

In the 1998 CNA Financial Corporation annual report, CNA Insurance Companies Chairman and Chief Executive Officer Bernard L. Hengesbaugh stated that conditions in the insurance industry had never been more competitive and that CNA's operating performance was unacceptable to CNA's management and board.

Given these critical factors, 1999 was a year in which management focused on operating performance. To help shareholders measure CNA's progress to date and understand its strategy for handling challenges still facing the company, the following section features a roundtable discussion with several key CNA officers. In it, they answer the tough questions most often asked by investors and financial analysts.

Featured are Bernie Hengesbaugh; Bob Deutsch, senior vice president and chief financial officer; Mike McGavick, president and chief operating officer of Agency Market Operations; and Tom Taylor, executive vice president.

6                                                           1999 ANNUAL REPORT

Where does CNA stand today versus a year ago?

HENGESBAUGH: In short, we continue to work our turnaround plan to bring our operating performance back up to the level of the top companies in the business. We improved underwriting discipline, reduced expenses and strengthened our management team. As a result, CNA is in a fundamentally stronger position today than we were a year ago.

Even so, you reported a significant operating loss for the year. How do you account for this performance?

DEUTSCH: Well, for the year, we strengthened loss and allocated loss adjustment expense reserves for prior periods by $363 million after taxes, $235 million of which was taken in the fourth quarter based upon recently-completed actuarial studies. It became clear that losses on our existing business - primarily our 1997 and 1998 accident years - were developing higher than our earlier estimates, so we adjusted our reserves accordingly. We also strengthened our 1999 accident year by $103 million after-tax in the fourth quarter.

With this reserve action behind us, we are well positioned to deliver strong operating results in 2000. And by that statement, I do not in any way mean to suggest that we will let our overall reserve adequacy slip in order to deliver earnings.

We also had catastrophe losses for the full year of $253 million after-tax versus $218 million for the full year 1998. The principal drivers were the French and Danish windstorms in the fourth quarter and Hurricane Floyd in the third quarter.

After two years of disappointing performance, your stock is selling below book value. Why should anyone be an investor in CNA?

DEUTSCH: To begin with, we have a goal of being a top quartile performer in our industry, which, given current interest rates, would be in the range of 10-12 percent. And of course, we're not performing anywhere near that level right now. We believe the key is improvement in our net operating income. That's why we're so focused on underwriting discipline and expense reduction. As we improve those areas, we believe our shareholders will be rewarded.

The best insurance companies produce operating returns on equity north of 10 percent. We're on a program of getting ourselves positioned to compete at those levels. When we get there, I believe the market will recognize the inherent value of CNA.

The market values financial strength in insurance companies. How would you characterize the strength of CNA's balance sheet?

DEUTSCH: In a word, excellent. The strength of our balance sheet really arises from our investments, reserve position and capital structure.

Our investments in Global Crossing and Canary Wharf Group plc continue to have a favorable impact on our equity position. Global Crossing is a provider of Internet and long distance services with an undersea digital fiber-optic cable network. Canary Wharf is a publicly-traded holding company that operates the Canary Wharf Real Estate development in the London docklands.

Since year-end 1998, the market value of these two holdings increased approximately $1.5 billion to $2.4 billion at the end of 1999. The market values of Global Crossing and Canary Wharf at December 31 were $1.8 billion and $600 million, respectively, virtually all of which is unrealized gains.

Offsetting the equity gains were unrealized losses in our bond portfolio. Bond interest rates generally increased across the yield curve by approximately 175 basis points during 1999. This shift contributed to a $1.3 billion unfavorable change in unrealized bond market values for CNA, from an unrealized gain at year-end 1998 of $600 million to an unrealized loss at December 31 of $700 million.

As for reserves, we emphasize a conservative philosophy. The paid and incurred loss activity during the year indicated that market conditions had led to higher loss ratios than we expected, and we stepped up to those indications. While no one can

CNA FINANCIAL CORPORATION                                                     7
guarantee that our actuarial estimates will not change over time, we believe that the reserves are in a strong position to withstand further changes. The pricing and underwriting actions taken over the last several quarters will strengthen our financial position.

We also have a solid capital structure. Our stockholders' equity was $8.9 billion at the end of 1999. Assets were $61.2 billion, and overall debt levels, including preferred stock, decreased by approximately $479 million, or 14 percent. This capital structure provides a strong base to build on as we move into the future.

In 1999, we made important progress in getting the deep financial resources of this company moving in the right direction. As this momentum builds, we continue to believe that the value of the CNA franchise will be fully recognized and the commitment of our shareholders will be well rewarded.

What will it take for CNA to become a top performer?

HENGESBAUGH: The first thing we have to do is produce strong returns from our insurance operations and our investment portfolio. On the investment side, we are already there. So the real question for the CNA leadership team is this -How do we get the financial muscle in this company working to help us produce superior operating returns?

As we thought about that question, there was a clear recognition of what needed to be done, especially for our property/casualty businesses. We are in a tough part of the cycle right now. And we knew if CNA was going to get any benefit from future improvement in the market, however slight, then some very important changes had to take place within CNA very quickly.

So in 1999, we started on what in fact is a turnaround plan for CNA.

It is not business as usual, and it has involved a lot of rethinking of what we're doing and how we're doing it. While the plan involves a whole series of strategic activities, the real day-to-day priorities are underwriting discipline, expense reduction and overall improvement of the operating results.

OK, let's start with underwriting discipline. Can you give us an update?

HENGESBAUGH: A key priority of our turnaround plan is improved underwriting discipline. Taking the lead in this process is our new Underwriting Policy Group, headed by Tom Taylor, that we formed in 1999. This small group of experts in underwriting, claims and pricing is working closely with our business leaders to enhance underwriting proficiency across all our operations. We are totally focused on rebuilding the disciplines required to serve our customers and produce superior underwriting results.

TAYLOR: Adding to what Bernie said, there really is a broader context here. Several of our specialty businesses -- directors and officers, warranty, surety, credit, fidelity and non-medical professional liability -- are already solid performers. These are strong businesses we are looking to grow. The businesses that need the most work are middle markets, large accounts and medical malpractice.

We are getting off underpriced business and working with our key agents and brokers to achieve necessary price increases. For the year, we did not renew $1.2 billion in property/casualty business on a base of $6.8 billion as we worked to achieve adequate pricing and implemented key re-underwriting actions. Average price increases were between 5 and 6 percent, with retention holding in the 70 to 80 percent range throughout the year.

How are your agents and brokers handling this?

HENGESBAUGH: We have tremendous support from our brokers and independent agents in middle-market commercial business, which is one of the toughest segments for price competition. Their cooperation and support really validates our position on the fundamental need for adequate pricing in middle-market commercial lines. Our agents know we are committed to working with them over the long term, and they are giving us every indication that they want to work with us.

After four consecutive quarters of essential price increases, we are encouraged by our progress. We also recognize that our work to achieve adequate pricing doesn't stop here. We'll need continued underwriting discipline - and more than one renewal cycle of price increases - to get our entire property/casualty book up to an appropriate level of profitability.

How about a specific example. Could you tell us about your efforts in commercial middle markets?

MCGAVICK: First of all, we are aggressively getting off accounts that have been unprofitable. Where we can't find a solution that is acceptable to us, we're getting off the risk.

Secondly, and a much more difficult task, is getting adequate price on business that we want to retain. Usually, this is business that many companies would like to have. We have steadfast resolve in getting

8                                                  1999 ANNUAL REPORT
an adequate price, even in this business. In 1999, we did not renew nearly $750 million of commercial premiums on a base of $3.4 billion as we worked through critical underwriting and pricing initiatives.

It is also important to look at the quarter-to-quarter trend. In middle-market business, as we work to attain rate adequacy, average price increases were 2 percent in the first quarter, 6 percent in the second quarter, 8 percent in the third quarter and 9 percent in the fourth quarter. Retention has been holding steady in the 70 to 75 percent range throughout the year.

You increased prices in commercial middle markets and still produced an underwriting loss. Has anything really changed?

MCGAVICK: When you look at the fundamentals of our book of business, we are in a much better position now than at the start of 1999. At that point, we were coming off two quarters of price decreases - 0.5 percent in the third quarter of 1998 and 1 percent in the fourth quarter - and these rolled over into our 1999 operating results. Now we are sitting on four consecutive quarters of necessary price increases that reached 9 percent in the fourth quarter, and we expect these actions will work their way into our results for 2000.

At the end of 1998, we were looking back on a year when new business relative to total business was at an all-time high. Loss ratios on new business are generally higher than on renewal business, and that's what was rolling into our operating results in 1999. By contrast, we were much more disciplined on new business in 1999. As a result, a larger proportion of more adequately priced business will be rolling into our 2000 results.

Another key fundamental relates to our cost structure. At the end of 1998, we were in the early stages of transforming a 20-year-old operating platform. Going into 2000, the transformation is virtually complete. Centralized processing, restructured claims functions and greater focus on territorial underwriting are expected to take $100 million out of our annual operating costs and to improve our service to agents and customers.

Finally, at the end of 1998, our incentives for agents and underwriters rewarded volume. Today, we have much stronger incentives for agents and employees tied to the bottom line. When you consider all these factors, we are in a fundamentally stronger position going forward.

What about progress on your large account business?

TAYLOR: In this business, we continue to see some signs of firming in the market. For the year, we did not renew $75 million in premium on a base of nearly $500 million. In the process, however, we achieved an average price increase of 8 percent with the retention percentage running in the upper 70s. So we think we're going in the right direction here.

How are you doing in your medical malpractice business?

TAYLOR: It's still a very competitive market, and we are sticking by our resolve to achieve adequate rates. For the year, we did not renew about $105 million in business on a base of $470 million. For the business we renewed, we achieved price increases that averaged 7 percent for the year with the retention percentage in the low 80s.

The biggest pricing issues in medical malpractice have been with corporate accounts, that is, large physician groups and hospitals. Here, we achieved average price increases of almost 12 percent on renewal business for the year, with retention around 70 percent.

We are also encouraged by the firming in our nursing home business, where we renewed more than 83 percent of our accounts for the year, and achieved average price increases of 10 percent.

Business we did not renew includes accounts we chose to offer no renewal terms as well as accounts we offered terms with increases in price significantly larger than the amounts mentioned earlier.

Do you think you're on the right track now?

TAYLOR: The pricing and retention indicators in these three property/casualty businesses tell us that we're on the right track. We are also achieving other improvements in terms, such as deductibles, coinsurance and insurance to value.

As we work our plan, we recognize that there is a tier of players out there that seems intent on growing their market share. But we strongly feel we need to get the price necessary to make this business stable over a longer period of time, and so we're sticking with our plan.

How long can you sustain your pricing initiatives?

TAYLOR: With our retention rates holding up, we think there is still more room for achieving fair prices in our book of property/casualty business. We are also encouraged by a number of signs we are seeing in the market, including trends in reinsurance, the pricing initiatives of our competitors and the combined ratios of key business lines.

CNA FINANCIAL CORPORATION                                                     9

This gives us breathing room to focus on the other  fundamentals of underwriting
- loss control, risk selection, claims handling and so on. That's critical, because sustained profitability really goes back to achieving excellence across the entire underwriting process.

MCGAVICK: CNA's scale in middle markets turns into a major advantage in the kind of transition market Tom just described. Such a market plays to our advantages of scale and agency relationships. Agents want to maintain their volume and relationships with CNA and so choose to continue to do business with us. We both win, and that's what we see starting to happen.

Turning to new business, what are your plans?

MCGAVICK: We're focusing on those markets where we know we have the underwriting expertise and customer knowledge that differentiate us from the competition.

Although we're cautious in writing new business, we are going to stay in the game, particularly with our top agents. We will work together with them on new business when we think we can get an adequate rate, and the business is in a class where we have some distinct knowledge.

HENGESBAUGH: I'd also add that there are some pockets in the overall company that are showing growth. CNA Re is reporting a good flow of new business in its facultative and Canadian operations. The international group in Europe is expanding as a result of the 1998 acquisition of Maritime Insurance. Surety net written premium is up 11 percent. Guarantee & Credit grew 13 percent.

What progress have you made on expense reduction?

HENGESBAUGH: As we've said, expense reduction is another major priority in our turnaround plan. It goes back to 1998, when we launched an initiative to ensure that each of our businesses is working with an operating platform that is on a par with its most cost-efficient competitors. Each business committed to quarterly expense reduction targets, with an aggregate goal of reducing CNA's annualized running rate expense by $300-350 million by the end of 1999.

We completed the effort in the fourth quarter and exceeded this very important goal. It was tough, but we got it done by thinking much more creatively about how to work certain parts of our operating platform. One important example is the investment we have made in our commercial insurance processing center.

Of course, the expense reduction effort doesn't stop here. It's now hard-wired into our management process, and our intent is to keep it going year after year. What we've learned is that this whole process is really all about simplification and getting focused on what really matters to our customers, agents and brokers. That is going to serve us well across all our businesses going forward.

Why aren't the expense reductions made in 1998 and 1999 going to show up in financial results until 2000?

DEUTSCH: From a consolidated level, it's very hard to see the impact on our expense ratios of what we're doing. It's clouded by two factors.

First, we are measuring these expense reductions on a run-rate basis. This means that, as we're making these reductions during the year, we're still left with the transition costs in the expense ratio for the current year. In 2000, however, we should begin to see the effect of these efforts.

Second, our net written premiums were off by $1.5 billion as a result of the actions we've taken in re-underwriting our book, walking away from unprofitable business and completing the personal insurance business transaction with Allstate. These factors cause the expense ratio to increase given the fixed nature of some expenses.

To follow up, what impact has expense reduction had on employee morale? What about service to your agents, brokers and customers?

HENGESBAUGH: There's no question that 1999 was a challenging year for CNA employees, agents and brokers, and we have been watching that very carefully. My sense from meeting with employees is that achieving our running-rate expense reduction and operating income goals in many businesses and moving ahead on our turnaround plan are helping build confidence. It's confidence in our ability to accomplish what looked like very difficult goals. And that confidence is absolutely necessary to make this turnaround work all the way through.

MCGAVICK: I'd add that when we said that we had to radically change our expense structure, we also said the job had to be done while making our underwriting and service better. That was the twin mission. So we radically redesigned the way we handle business. We consolidated all premium processing and policy issue functions from 24 branches to a central facility in Florida.

This frees our underwriters, who remain local, from backroom headaches, and lower costs. Service hasn't been where it needs to be, but our agents have hung in there with us, because I think they see the value of the model as well.

10                                                          1999 ANNUAL REPORT

That's important because if you want to be a preferred agency company, you have to have a preferred service capability, and we think we have an operating model that can get us there.

There are still pockets of service problems, as you would expect with any massive conversion. But when fully operational, we think our processing center will get us to one of the best expense ratios among our competitors and to a world-class level of service to agents and insureds.

Let's focus now on operating income.

HENGESBAUGH: Consistent improvement in net operating income is key to our turnaround plan. In 1999, we had three consecutive quarters of improved operating income. In the fourth quarter, there were some unique events that interrupted the momentum temporarily - the reserve strengthening and the catastrophe losses.

But it is the momentum that is really important to us. Hitting our targets for three quarters is an early sign of a management team that is committed to and capable of meeting the targets we have set out. The fourth-quarter results only make us more focused on improving the fundamentals and getting right back on track.

You announced in the first quarter that you are exploring the sale of your individual life and life reinsurance operations. Can you explain the strategy behind this?

HENGESBAUGH: Our strategy going forward is to concentrate on insurance products and services for businesses. We believe that sharpening our focus in this way will make CNA a more valued provider to our customers, a better partner for our distributors and a stronger performer for our shareholders. As an employer, we will be able to provide better opportunities for people who are excited by the challenge of applying our core underwriting expertise to the issues faced by small, medium and large businesses. In 1999, we took an important step in sharpening our focus with the transfer of our personal insurance business to Allstate. We also sold most of our stake in AMS Services, an insurance technology company.

So, to sum up, by dedicating our substantial resources to the needs of businesses, we are very well equipped for a leadership position in this rapidly expanding marketplace.

What are your plans for the $1 billion in capital freed up by the personal lines insurance business transaction with Allstate?

DEUTSCH: The Allstate transaction closed on October 1, 1999. Over time, it will free up a good portion of capital, and we will be faced with the issue of capital deployment. That issue is being addressed as part of the overall turnaround plan.

We have begun a complete capital allocation review for all of our businesses. All options will be open, including dividends or other alternatives, to get the capital base in line with our business opportunities.

For each business, we are evaluating the value we add to our customers, the fit with the rest of CNA's operations, the risk/return equation and our relative expertise. This is a long-term analysis, but in the meantime, no one gets a pass. Each of our businesses is required to earn a competitive rate of return over a reasonable period of time.

HENGESBAUGH: I'd also say that our capital allocation strategy is not simply a one-sided matter of exiting businesses. Rather, if we see good opportunities to re-deploy capital that fit with our overall approach, we will seize those as well.

CNA FINANCIAL CORPORATION                                                    11

Is share buy back an option you're considering? What about acquisitions?

DEUTSCH: We have had a stock buy-back program in place since November 1998. To the extent we have excess capital for it, and under the right market conditions, we would consider buying back stock under our existing program.

But there are a lot of issues in these decisions. A simple measure such as premiums to surplus might show us as overcapitalized. Outside constituencies, on the other hand, are looking at a completely different set of measures of capital adequacy.

As for acquisitions, we certainly don't want to say never. If we make an acquisition, it has to be at a very attractive price. And then there's the question of how we would pay for it. With our stock as undervalued as it is, we would not want to use our stock as acquisition currency.

A lot of companies are doing what you're doing - cutting expenses and repricing the business. Wouldn't it make sense for more of these companies to consolidate?

HENGESBAUGH: On the property/casualty side, gaining expense reduction through a consolidation is extremely challenging. Having gone through this ourselves with the Continental merger, we did in fact extract cost from the system. But I think there also are some diseconomies of size and scale.

For instance, if you increase the span of control of your underwriting managers, that can be a great economy of scale. But, if not done the right way, it also could be disastrous to your loss ratio.

Another problem relates to shared distributors. They don't like to put all their eggs into one basket. So a combined company may not be able to hold onto all the business of the two separate companies.

The final item is that technology is moving so quickly that it doesn't always require size to get some of the economies. For example, the Internet already is altering the cost and the speed with which we can get things done with our clients and brokers.

Can you tell us where you are with e-commerce?

MCGAVICK: We see electronic commerce and the Internet as another way to leverage the value of our relationships with partners and customers. In commercial insurance, our agent-centered strategy provides value-added tools and services to the independent agent, who we believe will continue to be the dominant distribution channel in middle markets.

For example, our electronic capabilities enable agents to underwrite, rate and submit policies for small business customers at the point of sale. The Internet also gives them access to real-time claim status and all of our commercial policy forms, and makes it easy to process commercial auto endorsements. Our product guides and sales kits are available via the Internet, and it allows agents and staff to provide immediate feedback on CNA service.

We're using our experience in these areas to develop broader and more robust e-commerce capabilities in all of our businesses.

Are the days of the large insurance organization numbered? Why should a company as big as CNA exist?

HENGESBAUGH: While scale may not always produce the economies people expect, it does have some major advantages. Foremost is the fact that a large, financially sound company such as CNA can leverage both capital resources and brand recognition in ways that smaller companies can't.

TAYLOR: In addition, there is the matter of underwriting knowledge. For example, in our professional liability business for architects and engineers, scale is critical because it has allowed us over time to understand more about the risks architects and engineers face - and the problems we can help them solve - than just about anybody in the business. If we didn't have the cross-section that we do of business, we couldn't get to those understandings; and in fact that's a major competitive advantage.

Finally, what makes you think that CNA can create superior shareholder value over the long term in an industry as mature as insurance?

HENGESBAUGH: It's certainly true that the traditional insurance products like workers' compensation and property are mature. But that doesn't mean insurance is not a growth industry. It's just not going to grow through traditional products alone. Over the last 10 years or so, the economy has been growing much faster than insurance premiums. That means there is a lot of wealth that needs protection but it's not being addressed by traditional insurance industry products.

The insurance organizations that can develop the new products and respond to these changing exposures are going to be the winners. For example, CNA is a leading provider of commercial equipment maintenance programs that cover the computers, copiers, fax machines and other equipment that a business owner relies on. Instead of separate service agreements, the customer saves money and enjoys the convenience of having one number to call for repairs. That's just one of many opportunities for non-traditional products that respond to changing needs.

So we believe that insurance in fact is a growth industry. It's an industry that needs to grow with the rest of the global economy, and we intend to be a big part of it.

12                                                          1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion highlights significant factors influencing the consolidated results of operations and financial condition of CNA Financial Corporation and subsidiaries (CNA or the Company). This discussion should be read in conjunction with the Consolidated Financial Statements and the related notes, appearing on pages 42 through 73, and the five-year summary of selected financial highlights appearing on page 1.

The discussion also includes an overview of each of the Company's seven operating segments, the products offered, the customers served, the distribution channels used and an analysis of operating results. Because distinct investment portfolios are not maintained for each insurance segment, the discussion of investment results, including investment income and realized investment gains, is on a consolidated basis and begins on page 32. The 1999 and 1998 provisions for restructuring and other related charges are also discussed on a consolidated basis beginning on page 31.

CNA FINANCIAL CORPORATION                                                    13

------------------------------------------------------------------------------

CONSOLIDATED OPERATIONS

BUSINESS OVERVIEW

CNA is one of the largest insurance organizations in the United States and, based on 1998 net written premium, is the fifth largest property/casualty company and the thirty-fifth largest life insurance company.

CNA's overall goal is to create long-term enterprise value by pursuing disciplined underwriting as well as operating efficiencies.

CNA conducts its operations through the seven segments listed below. In addition to the seven segments, certain other activities are reported in a Corporate segment.

         AGENCY MARKET OPERATIONS
         SPECIALTY OPERATIONS
         CNA RE
         GLOBAL OPERATIONS
         RISK MANAGEMENT
         GROUP OPERATIONS
         LIFE OPERATIONS

These segments reflect the way in which CNA distributes its products to the marketplace and the way in which it manages operations and makes business decisions. A more detailed description of each segment is included later in this discussion.

OPERATING RESULTS

The following chart summarizes the consolidated operating results for each of the last three years.

CONSOLIDATED OPERATIONS
------------------------------------------------------------------------------------------
Year Ended December 31                                              1999   1998    1997
------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
Operating revenues:
  Premiums                                                       $13,282  $13,536 $13,624
  Net investment income                                            2,101    2,146   2,209
  Other                                                              705      799     628
------------------------------------------------------------------------------------------
    Total operating revenues                                      16,088   16,481  16,461
Benefits and other expenses                                       16,331   16,567  15,831
Restructuring and other related charges                               83      246       -
------------------------------------------------------------------------------------------
Operating income (loss) before income tax and minority interest     (326)    (332)    630
Income tax benefit (expense)                                         211      200    (132)
Minority interest                                                    (30)     (20)    (10)
------------------------------------------------------------------------------------------
Net operating income (loss)                                         (145)    (152)    488
Net realized investment gains, net of tax and minority interest      192      434     478
Cumulative effect of a change in accounting principle, net of tax and
  minority interest                                                 (177)       -       -
------------------------------------------------------------------------------------------
  NET INCOME (LOSS)                                              $  (130) $   282 $   966
==========================================================================================

CONSOLIDATED OPERATIONS
------------------------------------------------------------------------------------------
Year Ended December 31                                              1999   1998    1997
------------------------------------------------------------------------------------------
(In millions of dollars, except per share data)
BASIC AND DILUTED EARNINGS PER SHARE
Net operating income (loss)                                      $(0.85)  $(0.86) $ 2.59
Net realized investment gains, net of tax and minority interest    1.04     2.35    2.58
Cumulative effect of a change in accounting principle, net of tax
  and minority interest                                           (0.96)      -       -
------------------------------------------------------------------------------------------
  NET INCOME (LOSS)                                              $(0.77)  $ 1.49  $ 5.17
==========================================================================================

14                                                          1999 ANNUAL REPORT

Total operating revenues were $16.1 billion in 1999 and $16.5 billion in 1998 and 1997. Premiums declined $253 million in 1999 principally in the property/casualty product lines, due to price competition in the industry combined with the Company's focus on underwriting discipline, and the increased use of reinsurance. Premiums for the Company's Life and Group Operations were down $49 million, principally due to the exit from selected medical markets in late 1998. Premiums for 1998 declined by $107 million when compared to 1997. This decrease was primarily due to intense price competition facing the commercial lines insurance market.

The Company had a net operating loss for the year ended December 31, 1999 of $145 million, or $0.85 per share, compared to a net operating loss of $152 million, or $0.86 per share, for the year ended December 31, 1998.

The 1999 operating loss includes $363 million after-tax in loss and allocated loss adjustment expense reserve strengthening for prior periods. Included in this amount is $33 million after-tax for excess workers' compensation reinsurance. After-tax catastrophe losses were approximately $35 million higher in 1999. The operating loss also includes $54 million, or $0.29 per share, in after-tax restructuring and other related charges. This compares to $169 million, or $0.91 per share, in after-tax restructuring and other related charges in 1998. The 1999 operating loss also reflects an after-tax benefit of $51 million, or $0.28 per share, resulting from regulatory changes in the basis on which certain insurance-related assessments are calculated.

Discussions of the results of operations from the Company's segments follow:

CNA FINANCIAL CORPORATION                                                    15

AGENCY MARKET OPERATIONS

BUSINESS OVERVIEW

Agency Market Operations builds on the Company's long and successful relationship with the independent agency distribution system to market a broad range of property/casualty insurance products and services to both businesses and individuals. Business products include workers' compensation, commercial packages, general liability and commercial auto, as well as a variety of creative risk management services. Products for individuals were primarily personal auto and homeowners insurance. In addition, in 1997, Agency Market Operations launched a professional employer organization, CNA UniSource, which provides various employer-related services.

Agency Market Operations is comprised of the following four groups.


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

During 1998, CI completed an extensive review of its business and developed a new, more effective operating model, that management believes will position CI as a world class competitor for the new century. The basis for this model was to move decision-making authority and resources closer to CI's customers.

CI's focus during 1999 was the transition to this operating model. The model includes branches, located throughout the U.S., that provide customer support in the areas of underwriting, loss control, sales and claims, and a centralized processing center in Maitland, Florida that houses premium processing and accounting for all branches, and includes a call center for increased customer service. Eight claim service centers, located throughout the U.S., provide customers and claimants with improved service through more specialized claim handling and easier claim reporting.

The efficiencies resulting from these changes are expected to decrease expenses in underwriting and claims through the implementation of new technology, process redesign and centralization. In addition, CI recognizes that an even lower cost platform is necessary to be successful in the small commercial marketplace. During 2000, CI will be consolidating its underwriting for small commercial products with the existing centralized processing. Management expects that this centralization, along with the implementation of new technology, tools and processes, will allow CI to improve underwriting and further lower the cost model related to its small commercial business.

PERSONAL INSURANCE

On October 1, 1999, certain CNA subsidiaries completed a previously announced transaction with The Allstate Corporation (Allstate) involving the transfer of substantially all of CNA's personal lines insurance business. See Note O to the Consolidated Financial Statements.

Personal Insurance (PI) sold primarily personal auto and homeowners coverages and also offered excess liability, separate scheduled property, boat-owners and other recreational vehicle insurance. These coverages were primarily sold in a package product.


CNA E&S

CNA E&S (E&S) provides specialized insurance and other financial products for a wide array of commercial customers. Risks covered by E&S are generally viewed as high risk and less predictable in exposure than those covered by the more traditional insurers. By combining superior insurance and financial expertise with a detailed understanding of customer operations and future direction, E&S is able to create and implement innovative business solutions that are valued by the customer. In addition, E&S actively seeks business partners who can supplement CNA resources and enhance value for the customer.


CNA UNISOURCE

CNA UniSource offers outsourcing services and other financial products that relieve businesses of many administrative tasks, allowing them more time to focus on their core objectives. CNA UniSource provides human resources (HR) information technology, payroll and benefits processing and Professional Employer Organization (PEO) services. CNA UniSource is also engaged in delivering Internet-based HR and payroll administrative services and is a leader in the implementation of HR information outsourcing for large-scale businesses.

When it functions as a PEO, CNA UniSource establishes a co-employment relationship with its clients and contractually assumes substantial employer administrative responsibilities such as regulatory compliance and benefits administration. At December 31, 1999, CNA Unisource had 768 clients with over 30,000 co-employees and conducts business in 45 states and the District of Columbia via 30 geographically dispersed service offices and a state-of-the-art customer service call center. The number of co-employees grew 150 percent compared with 1998. The primary sales force is comprised of independent insurance agencies. Management expects significant growth in the number of clients and co-employees over the next several years.

16                                                           1999 ANNUAL REPORT

OPERATING RESULTS
---------------------------------------------------------------------
Year Ended December 31                        1999     1998    1997
(In millions of dollars)
---------------------------------------------------------------------
Net earned premiums                           $4,799  $5,247  $5,092
Benefits and expenses                          5,791   6,050   5,491
Restructuring and other related charges           60      96       -
---------------------------------------------------------------------
Underwriting loss                             (1,052)   (899)   (399)
Net investment income                            686     744     787
Other revenues                                    80      48      50
Other expenses                                    77      52       6
---------------------------------------------------------------------
Pre-tax operating income (loss)                 (363)   (159)    432
Income tax benefit (expense)                     162     105    (106)
---------------------------------------------------------------------
  NET OPERATING INCOME (LOSS)                  $(201)   $(54)   $326
=====================================================================

RATIOS
Loss and loss adjustment expenses               90.4%   83.1%   74.9%
Expenses                                        31.0    32.6    31.8
Dividends                                        0.5     1.4     1.1
---------------------------------------------------------------------
  COMBINED                                     121.9%  117.1%  107.8%
=====================================================================

SUMMARY

Agency Market Operations consists primarily of commercial property/casualty insurance. For the first nine months of 1999, Agency Market Operations also includes results of PI, which was transferred to Allstate effective October 1, 1999. Net written premium for the combined CI and E&S business units was $3.3 billion in 1999, down from $3.8 billion in 1998. This decrease reflects the impact of the increased use of reinsurance and efforts to achieve adequate pricing and the shedding of unprofitable business. Agency Market Operations had a net operating loss of $201 million, compared with a $54 million loss in 1998. The larger loss was due primarily to strengthening of prior year reserves and the loss ratio for the 1999 accident year. Partially offsetting the effect of the reserve strengthening was the positive impact of reinsurance, rate and underwriting actions and regulatory changes in the basis on which certain insurance-related assessments are calculated.


PREMIUMS

Earned premiums decreased by $448 million in 1999 from the prior year. This decrease was mainly attributable to the transfer of essentially all the Company's PI business to Allstate in the fourth quarter, which resulted in a decrease in net earned premiums of $297 million. Net earned premiums for the combined CI and E&S business units decreased $153 million during 1999, primarily due to rate and underwriting actions taken to improve the core book of business and the impacts of reinsurance agreements executed in 1999.

Earned premiums for 1998 increased by $155 million, or approximately 3.0%, which was primarily attributable to premiums from involuntary risks. The increase in involuntary risk premiums in 1998 as compared with 1997 was largely a function of the 1997 involuntary risk premiums being reduced by a revision of prior years' estimated premiums. Earned premiums for PI grew $61 million in 1998. Contributing to the growth was the strong product identity of the Personal Package policy, a personal insurance product providing a wide range of available coverage options and the convenience of single policy delivery and combined billing.

UNDERWRITING RESULTS

Underwriting losses for 1999 were $1.1 billion as compared to $899 million in 1998 due to deterioration in the combined ratio partially offset by reductions in volume. The combined ratio for 1999 increased 4.8 points due to an increase in the loss ratio of 7.3 points partially offset by decreases in the expense and dividend ratios of 1.6 points and 0.9 points, respectively. The increase in the loss ratio is principally due to increased adverse loss reserve development in 1999 partially offset by the beneficial effects of reinsurance agreements executed in 1999. The 1999 adverse loss reserve development included development related to automobile, workers' compensation and packaged general liability exposures. The decrease in the expense ratio is attributable to lower restructuring and other related charges in 1999 as compared to 1998. See the discussion of restructuring and other related charges on page 31 and Note N to the Consolidated Financial Statements. Additionally, Agency Market Operations' 1999 expense ratio benefited 0.9 points from regulatory changes in the basis on which certain insurance-related assessments are calculated.

Underwriting results for 1998 declined by $500 million as compared with 1997 due to a combination of increases in volume and an increase in the combined ratio. The combined ratio for 1998 increased 9.3 points primarily attributable to an
8.2 point increase in the loss ratio. Contributing to this increase were net changes in reserve development and catastrophe losses. Restructuring and other related charges also contributed to the increase in the combined ratio. Net adverse reserve development in 1998 was $168 million as compared with net favorable reserve development of $276 million in 1997. Management strengthened reserves in 1998 primarily in response to deteriorating claim experience for asbestos and other mass tort exposures. Reserves were also increased for construction defect claims. Beginning in 1997, actions were taken to mitigate further exposure to construction defect liabilities that arose almost exclusively out of exposures underwritten in California. The favorable loss development in involuntary risks in 1997 was attributable to better than expected results in workers' compensation and private passenger automobile lines stemming from improved frequency and severity in these lines. In 1998, catastrophe losses were $131 million higher than the 1997 losses of $68 million.

CNA FINANCIAL CORPORATION                                                    17

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

CNA PRO

CNA Pro is one of the largest providers of non-medical professional liability insurance and risk management services in the U.S. CNA Pro's customers include architects and engineers, lawyers, accountants and real estate agents and brokers, along with a broad range of large and small corporate clients and not-for-profit organizations. CNA Pro's products include errors and omissions, directors and officers, and employment practices liability coverages and a broad range of fidelity products. Products are distributed on a national basis through a variety of channels including brokers, agents and managing general agents.


CNA HEALTHPRO

CNA HealthPro offers a comprehensive set of specialized insurance products and clinical risk management consulting services designed to assist health care providers in managing the quality-of-care risks associated with the delivery of healthcare. Key customer segments include individual, small group and large corporate purchasers of malpractice insurance. Caronia Corporation, acquired during 1997, provides third-party claims administration for medical professional liability insureds.


CNA GUARANTY AND CREDIT

CNA Guaranty and Credit provides credit insurance on short-term trade receivables for domestic and international clients and credit enhancement products that focus on asset backed transactions. Credit insurance is primarily distributed through captive agents with additional distribution through brokers and financial institutions. Credit enhancement products are distributed through specialty brokers and directly to customers.


OTHER OPERATIONS

Other operations consisted principally of Hedge Financial Products, which focused on securitization of insurance risk and the embedding of financial protections within traditional insurance programs, and agricultural and entertainment insurance business. During 1999 and 1998 the Company decided to exit Hedge Financial Products, and argiculture and entertainment insurance businesses, respectively.

OPERATING RESULTS
-------------------------------------------------------------------
Year Ended December 31                      1999     1998     1997
(In millions of dollars)
-------------------------------------------------------------------
Net earned premiums                         $1,001   $1,092  $1,251
Benefits and expenses                        1,166    1,251   1,397
Restructuring and other related charges          -        5       -
--------------------------------------------------------------------
Underwriting loss                             (165)    (164)   (146)
Net investment income                          235      245     268
Other revenues                                  19       27      14
Other expenses                                  30       44      10
--------------------------------------------------------------------
Pre-tax operating income                        59       64     126
Income tax expense                             (10)      (6)    (31)
--------------------------------------------------------------------
   NET OPERATING INCOME                         $49       58      95
====================================================================

RATIOS
Loss and loss adjustment expenses              90.6%   87.0%   80.8%
Expenses                                       25.9    28.1    30.9
--------------------------------------------------------------------
   COMBINED                                   116.5%  115.1%  111.7%
====================================================================

SUMMARY

Specialty Operations' operating income for 1999 declined principally because of unfavorable loss reserve development in CNA HealthPro related to prior policy years. Modest premium growth in non-medical professional liability and financial insurance was offset by declines in medical malpractice due to efforts to achieve needed price increases and eliminate unprofitable business. Specialty Operations remains committed to conservative underwriting practices in this difficult environment.


PREMIUMS

Earned premiums for 1999 declined $91 million, or 8.3%, from 1998 levels, primarily due to declines in CNA HealthPro and businesses exited. Premiums for CNA HealthPro declined $40 million, due mainly to two new ceded reinsurance agreements covering 1999 risks and business lost due to efforts to achieve price increases and eliminate unprofitable business. Hedge, agriculture and entertainment premiums decreased a combined $46 million from 1998 due to the decision to exit from these lines of business.

Premiums in 1998 decreased by $159 million, or approximately 12.7%, compared with 1997. The decrease was largely attributable to an approximate $100 million reduction in premiums caused by management's decision to exit the agricultural insurance market. The remaining decline in premiums in 1998 was due to increased price competition and management's resolve not to accept inadequately priced business.

18                                                          1999 ANNUAL REPORT

Specialty Operations' commitment to prudent underwriting and responsible pricing is expected to continue to limit premium growth until general market pricing improves.

UNDERWRITING RESULTS

The underwriting loss for 1999 was $165 million, essentially unchanged from 1998, due to the offsetting impacts of a higher combined ratio and lower earned premiums. The combined ratio for 1999 increased 1.4 points due principally to a
3.6 point increase in the loss ratio, which was negatively impacted by adverse claim experience in the medical malpractice and non-medical professional liability lines of business. The impact of adverse claim experience in these lines to business was to increase the 1999 loss ratio for Specialty Operations by 6.6 points over its 1998 level. The 1999 loss ratio was favorably impacted by 4.1 points due to the exit from the agricultural insurance line of business. The expense declined 2.2 points in 1999 due principally to businesses exited.

The underwriting loss for 1998 worsened by $18 million over 1997 due to deterioration in the loss ratio, partially offset by a decrease in volume. While the exit of the agricultural and entertainment lines of business, as well as decisions not to write inadequately priced business, had a favorable impact, an unfavorable change in medical malpractice reserve development resulted in the net increase in the loss ratio of 6.2 points.

CNA FINANCIAL CORPORATION                                                    19

CNA RE

BUSINESS OVERVIEW

CNA Re operates globally as a reinsurer in the broker market, offering both treaty and facultative products through major offices in London and Chicago. CNA Re's operations include the business of CNA Reinsurance Company Limited (CNA Re U.K.), a U.K. company, and U.S. operations based in Chicago. While CNA Re's primary product is traditional treaty reinsurance, it is also developing positions in facultative and financial reinsurance. CNA Re also participates in Lloyd's of London through CNA Corporate Capital Ltd., which provides capital to Lloyd's Syndicate 1229.

CNA Re U.K. writes in both the London market and other European markets through its headquarters in London and offices in Amsterdam, Milan, Singapore and Zurich. As one of the largest reinsurers in this market, CNA Re U.K. has ratings of A (Strong) from Standard & Poor's, A (Excellent) from A.M. Best and A3 (Good) from Moody's. CNA Re U.K. writes U.S. and international treaty and professional liability business, including medical malpractice, errors and omissions, and directors and officers coverages.

The U.S. operations of CNA Re provide products to the North American markets. Treaty products include working layer property, working layer casualty, property catastrophe, workers' compensation, products liability, general liability, professional liability, specialty and excess and surplus lines. In addition, financial reinsurance products are offered as well as property and casualty facultative reinsurance.

OPERATING RESULTS
-------------------------------------------------------------------
Year Ended December 31                   1999     1998       1997
(In millions of dollars)
-------------------------------------------------------------------
Net earned premiums                     $1,176    $944       $898
Benefits and expenses                    1,369   1,005        991
Restructuring and other related charges      -       1          -
-------------------------------------------------------------------
Underwriting loss                         (193)    (62)       (93)
Net investment income                      161     163        153
Other revenues                               4       5          7
Other expenses                               -      11          5
-------------------------------------------------------------------
Pre-tax operating income (loss)            (28)     95         62
Income tax benefit (expense)                15     (27)       (11)
-------------------------------------------------------------------
   NET OPERATING INCOME (LOSS)            $(13)    $68        $51
===================================================================
RATIOS
Loss and loss adjustment expenses         84.9%   74.9%      74.6%
Expenses                                  31.5    31.7       35.8
-------------------------------------------------------------------
   COMBINED                              116.4%  106.6%     110.4%
===================================================================

SUMMARY

Net operating income in 1999 was adversely affected by $122 million in after-tax catastrophe losses, compared with $50 million in after-tax catastrophe losses in 1998. The 1999 results also include $23 million in after-tax reserve strengthening related to excess workers' compensation reinsurance. Premium growth for the year was the result of new business and expansion of profitable treaty relationships.

PREMIUMS

Earned premiums increased $232 million, or 24.6%, versus 1998. This growth occurred in both foreign and domestic markets in the professional and standard lines of business. Growth was experienced via expansion of treaty relationships with existing clients, the continued development of new product lines and growth in global facultative operations and the Canadian branch.

Earned premiums in 1998 increased by $46 million, or 5.1%, compared with 1997. The increase in 1998 premiums was primarily a function of adverse premium development of prior year estimates recorded in 1997.

UNDERWRITING RESULTS

CNA Re's 1999 combined ratio increased by 9.8 points compared to 1998, primarily as a result of a 10.0 point increase in the loss ratio. As previously noted, the underwriting results for 1999 were dramatically impacted by the series of European windstorms, Hurricane Floyd and other international catastrophes, which contributed to an aggregate 9.4 point increase in 1999's loss ratio relative to 1998.

The improvement in underwriting results of $31 million in 1998, as compared with 1997, was driven by a 4.1 point decline in the expense ratio. The decrease in underwriting expenses in 1998 as compared with 1997 was principally due to the start-up costs associated with expansion into facultative reinsurance and the establishment of branch offices abroad during 1997.

20                                                          1999 ANNUAL REPORT

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

MARINE

On July 1, 1998, CNA completed the acquisition of Maritime Insurance Co., Ltd. (Maritime Ltd.), based in the U.K., and its Canadian subsidiary, Eastern Marine Underwriters (EMU), strengthening CNA's position as a global marine insurer. In 1999, CNA launched the marketing brand, CNA Maritime, which unites three industry leaders to serve global ocean marine needs. Marine Office of America Corp. (MOAC), a leading provider of ocean marine insurance in the U.S., offers hull, cargo, primary and excess marine liability, offshore energy, marine claims and recovery products and services. Business is sold through national brokers, regional marine specialty brokers and independent agencies, which work closely with MOAC's ten branch offices located throughout the U.S. Maritime Ltd. is a leading marine cargo and related marine insurance specialist with markets extending across Europe and throughout the world. EMU serves the Canadian market. As foreign subsidiaries, Maritime Ltd. and EMU are included in the results of, and are managed by, the International business unit. Growth is expected to result from leveraging the relationships with CNA's domestic producers, implementing e-commerce, and providing customers with services and products throughout the world.

SURETY

On October 1, 1997, Global Operations completed the merger of CNA's surety operations with Capsure Holdings Corp.'s subsidiaries, Western Surety Company and Universal Surety of America to form CNA Surety Corporation (CNA Surety). CNA owns approximately 63% of CNA Surety.

CNA Surety, which is traded on the New York Stock Exchange (SUR), is the largest publicly traded provider of surety bonds, with approximately 9% of that market. Among its U.S. competitors, CNA Surety has the most extensive distribution system and one of the most diverse surety product lines, offering small, medium and large contract and commercial surety bonds. CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Growth is expected to come from CNA Surety's broad product and distribution resources and international expansion.


WARRANTY

CNA's warranty operation (Warranty) is the fourth largest warranty underwriter in the U.S., providing extended service contracts, warranties and related insurance products that protect the consumer or business from the financial burden associated with the breakdown, under-performance or maintenance of a product. Warranty's key market segments consist of vehicle, retail, home, commercial and original equipment manufacturer. Each market segment distributes its product via a sales force employed or contracted through a program administrator.

CNA National Warranty Corporation sells vehicle warranty services in the U.S. and Canada. In July 1998, Warranty expanded into the home warranty segment with the acquisition of a 90% interest in Home Security of America, Inc., one of the largest home warranty administrators in the U.S. Also, in January 1998 the Company acquired a joint venture interest in Specialty Underwriters, a provider of innovative equipment maintenance management services to companies worldwide. As these entities are not licensed insurance companies, they purchase coverages from various CNA affiliates to back the warranty products they sell.

Warranty expects growth from cross marketing efforts with other CNA businesses, increasing product distribution via the CNA independent agency force and introducing several warranty products in the international marketplace.


INTERNATIONAL

International is responsible for coordinating and managing the direct business of the foreign property/casualty operations of CNA. This business identifies and capitalizes on strategic indigenous opportunities outside the U.S. by continuing to build its own capabilities and by initiating acquisitions, strategic alliances and start-up operations that allow for expansion into targeted markets. In addition, International provides U.S.-based customers that are expanding their operations overseas with a single source for their commercial insurance needs. To this end, International has placed underwriters within CI branches.

International currently oversees operations in Europe, Latin America, Canada and Asia. In Europe, CNA formed CNA Insurance Company (Europe) Limited (CIE) in 1996, which is based in London. CIE has since opened offices in France, Germany and the Netherlands and has purchased a managing general agent in Denmark. Through its network of offices, International intends to build on the successes of several CNA specialty products (including travel and accident, warranty and financial lines insurance) and introduce those products across Europe. International also includes the results of U.K. based Maritime Ltd.

In Latin America, the Company acquired a 70% interest in Omega A.R.T. in 1997, a workers' compensation company domiciled in Argentina. Omega ranks as the fourth largest workers' compensation company in Argentina based on premium volume.

CNA FINANCIAL CORPORATION                                                    21

CNA Canada, formed in 1998, sells a broad array of property/casualty and specialty insurance products through brokers and managing general agents. The results of EMU are also included in International.

The short to mid-term growth opportunities for International are in the more mature foreign insurance markets, such as Europe and Canada, and in specialty insurance products. In the longer term, emphasis will be on the emerging insurance markets in Latin America and Asia.


FIRST INSURANCE COMPANY OF HAWAII

First Insurance Company of Hawaii, Ltd. (FICOH) is the oldest domestic insurer in the state of Hawaii, dating back to 1911. FICOH is also the largest commercial insurance company and the second largest property/casualty insurance company in the state. FICOH offers commercial and personal lines solely in the state of Hawaii. Distributed through independent agencies, the business mix has historically been approximately 65% commercial and 35% personal lines.

On November 1, 1999, Tokio Marine & Fire Insurance Co. Ltd. (Tokio) and CNA executed an agreement to increase Tokio's ownership share from 40% to 50%, resulting in equal ownership by CNA and Tokio. Additionally, on November 1, 1999, Tokio merged their Hawaii-based operations into FICOH. CNA retains control over FICOH's daily operations. CNA views this transaction as a positive step in the ongoing strategic relationship between CNA and Tokio.

CNA's partnership with Tokio is expected to generate growth opportunities and facilitate international expansion. Additionally, CNA foresees growth opportunities through collaborative partnerships between FICOH and other CNA businesses.


OPERATING RESULTS
-----------------------------------------------------------------
Year Ended December 31                   1999     1998     1997
(In millions of dollars)
-----------------------------------------------------------------
Net earned premiums                      $1,010   $941      $854
Benefits and expenses                     1,037    991       858
Restructuring and other related charges       -      1         -
-----------------------------------------------------------------
Underwriting loss                           (27)   (51)       (4)
Net investment income                       132    110       117
Other revenues                              120     82        29
Other expenses                              100     80        26
-----------------------------------------------------------------
Pre-tax operating income                    125     61       116
Income tax expense                          (33)   (18)      (35)
Minority interest                           (28)   (25)      (29)
-----------------------------------------------------------------
   NET OPERATING INCOME                     $64    $18       $52
=================================================================

Ratios
Loss and loss adjustment expenses          56.9%  62.2%     57.4%
Expenses                                   45.5   42.8      43.0
Dividends                                   0.3    0.4       0.1
-----------------------------------------------------------------
   COMBINED                               102.7% 105.4%    100.5%
=================================================================

SUMMARY

Global Operations' 1999 net operating income increased $46 million over 1998 levels. Underwriting loss improved primarily due to improved loss experience in Surety, International and MOAC. MOAC and International have benefited from a change in the mix of business that has reduced exposure to catastrophes and large property losses. Increased net investment income for 1999 was primarily due to the inclusion of a full year's results for Maritime Ltd. The increase in other revenues predominantly reflects growth in non-insurance operations, discussed further below.


PREMIUMS

Earned premiums increased $69 million, or 7.3%, from 1998 levels. International contributed $56 million of the increase, the majority of which was attributable to a full year's premiums from Maritime Ltd. Surety contributed increased premium of $29 million, due to generally favorable domestic economic conditions for public construction and expansion internationally. Warranty premiums increased $24 million over 1998, mainly due to robust sales of new automobiles. Partially offsetting this growth was a decrease in premiums in MOAC of $49 million due to competitive marine market conditions.

Earned premiums in 1998 increased by $87 million, or approximately 10.2%, compared with 1997. This increase was primarily attributable to the effects of acquisitions and mergers, including Omega, Maritime Ltd. and CNA Surety, which added approximately $165 million. Offsetting this growth was the sale of a book of business and MOAC's strategic decision to exit unprofitable non-core lines of business.


UNDERWRITING RESULTS

Underwriting results improved $24 million from 1998 due to a decrease in the combined ratio of 2.7 points. This was primarily due to improved loss ratios in MOAC, Surety and CNA International partially offset by an increase in the loss ratio in Warranty. The improvement in the MOAC and International loss ratios was due to a change in the mix of business that reduced exposure to catastrophes and large property losses. The decrease in Surety's loss ratio was due to favorable loss development of $13 million in 1999 compared to $4 million in 1998. The increase in the loss ratio in Warranty was due to unfavorable loss experience in its automotive business.

Global Operations' underwriting results declined in 1998 by $47 million as compared with 1997 due to deterioration in the loss ratio of 4.8 points. The deterioration was due to a net unfavorable change in loss development of $64 million and higher catastrophe losses of $21 million. The change in net unfavorable development of $64 million was comprised of approximately $111 million unfavorable year-over-year change related to Surety, MOAC and discontinued pools, offset in part by favorable year-over-year change of approximately $47 million related principally to the International and Warranty businesses.

22                                                          1999 ANNUAL REPORT

OTHER REVENUES AND EXPENSES

Other revenues were $120 million in 1999, an increase of $38 million over 1998 results. The growth was primarily attributable to non-insurance warranty revenues of $98 million, which compares favorably to 1998 and 1997 revenues of $77 million and $28 million, respectively. Non-insurance results included warranty sales associated with CNA National Warranty Corporation, Home Security of America, and Specialty Underwriters. Revenues related to this business grew approximately 27% over 1998.

CNA FINANCIAL CORPORATION                                                   23

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

RM includes two groups.


RISK TRANSFER Risk Transfer writes property/casualty lines of insurance. The casualty insurance business focuses on workers' compensation, commercial auto liability, general liability through traditional and innovative financial risk products, and excess coverage needs. The excess products provide umbrella, excess workers' compensation and high excess coverages.

Over the last two years, domestic and global property capabilities have been increased, providing primary, inland marine and excess property facilities. Global property includes a strategic alliance with Protection Mutual to address the needs of the highly protected risk customer. Global property also includes Northrock Insurance Company Limited, a wholly owned subsidiary in Bermuda, offering property excess of loss insurance coverages.


RSKCoSM  Formed  in  1998,  RSKCoSM  provides  total  risk  management  services
(integrated and single component) related to claims, loss control, cost management and information services to the commercial insurance marketplace.

RSKCo'sSM capabilities include:

CLAIM SERVICES: Services that allow customers to select from a single source the desired level of service-from an integrated claims package to any component service.

LOSS CONTROL: Pre-loss prevention services include industrial hygiene, laboratory, ergonomics, field consulting and training, property, environmental and transportation loss control. Driver training is provided through Smith System Driver Improvement Institute, Inc., a wholly owned subsidiary.

COST MANAGEMENT: Post-loss cost control services through case management, medical bill review, preferred provider organizations and other unique partnerships to reduce lost work days through rapid response, quality care and effective coordination.

INFORMATION SERVICES: These services include data access, reporting tools, information and benchmarking analysis, consulting and custom reporting services.

OPERATING RESULTS
----------------------------------------------------------------------
Year Ended December 31                           1999    1998    1997
(In millions of dollars)
----------------------------------------------------------------------
Net earned premiums                              $801    $823    $776
Benefits and expenses                             936   1,018     974
----------------------------------------------------------------------
Underwriting loss                                (135)   (195)   (198)
Net investment income                             154     144     158
Risk management services revenues                 316     230     194
Risk management services expenses                 307     227     216
Non-insurance restructuring and other
related charges                                    10      88       -
----------------------------------------------------------------------
Pre-tax operating income (loss)                    18    (136)    (62)
Income tax benefit                                  1      48      25
----------------------------------------------------------------------
   NET OPERATING INCOME (LOSS)                    $19    $(88)   $(37)
======================================================================

Ratios
Loss and loss adjustment expenses                  94.3%  89.1% 101.8%
Expenses                                           22.6   30.7   24.3
Dividends                                           -      3.9   -0.6
----------------------------------------------------------------------
    COMBINED                                      116.9% 123.7% 125.5%
======================================================================

SUMMARY

Despite  reserve  strengthening,  overall  results  rebounded  to net  operating income. Positively influencing results were underwriting expense savings, reinsurance programs, the impact of favorable regulatory changes in the basis on which certain insurance-related assessments are calculated, and reduced restructuring-related charges compared to those recorded in 1998. Earned premiums decreased primarily due to greater use of reinsurance, program redesign and disciplined underwriting of new and renewal business.


PREMIUMS

Earned premiums for Risk Management declined $22 million or 2.7% in 1999, as compared with 1998. This decrease resulted from Risk Management's decision to take advantage of a favorable reinsurance market and cede a larger portion of its direct premiums, the redesign of existing risk management programs and lost business as a result of pricing actions taken in a difficult market.

Earned premiums in 1998 increased by $47 million, or 6.1%, as compared with 1997. The increase is due to growth of $30 million in the property facility business which was introduced in the latter part of 1997, underlying momentum in Risk Management's core primary casualty business, and new business growth.

24                                                          1999 ANNUAL REPORT

UNDERWRITING RESULTS

Risk Management's underwriting loss decreased $60 million in 1999 as the combined ratio for 1999 decreased 6.8 points due to decreases in the expense and dividend ratios of 8.1 points and 3.9 points, respectively, partially offset by an increase in the loss ratio of 5.2 points. The increase in the loss ratio was principally the result of adverse loss development in prior year reserves, which was primarily related to asbestos exposures, offset in part by the beneficial effects of reinsurance agreements executed in 1999. Risk Management's expense ratio benefited 4.9 points from regulatory changes in the basis on which certain insurance-related assessments are calculated. The decrease in the dividend ratio is due to favorable development in dividend reserves.

Underwriting losses in 1998 remained consistent with 1997 as the aforementioned increase in premiums of $47 million was offset by a like increase in benefits and expenses as customers moved to guaranteed cost insurance.

Restructuring and other related charges in 1999 and 1998, as discussed on page 31 and Note N to the Consolidated Financial Statements, were $10 million and $88 million, respectively.

Risk management services revenues and expenses in 1999 include revenues for services provided by RSKCoSM to other units within the Risk Management segment that are eliminated at the consolidated level. Such intrasegment revenue and expenses eliminated at the consolidated level were $176 million for the year ended December 31, 1999.

CNA FINANCIAL CORPORATION                                                    25

GROUP OPERATIONS

BUSINESS OVERVIEW

Group Operations provides a broad array of group life and health insurance products and services to employers, affinity groups and other entities that purchase insurance as a group. Its products and services are primarily distributed through brokers. In addition, Group Operations provides health insurance to federal employees, retirees and their families; managed care and self-funded medical excess insurance; medical provider network management and administration services; and reinsurance for life and health insurers.
     Group Operations includes five principal groups.


SPECIAL BENEFITS Special Benefits provides group term life insurance, short and long term disability, statutory disability, long term care and accident products. Products are marketed through a nationwide operation of 31 sales offices, third party administrators, managing general agents and insurance consultants.


PROVIDER MARKETS Provider Markets is comprised of two major businesses. CNA Health Partners provides comprehensive managed care services to employers offering self-funded medical plans and to healthcare provider networks, including provider organizations that manage capitated risks. Services offered include network development and management, medical management, medical claims administration, consulting services and management services. Group Reinsurance writes assumed reinsurance on health, life and other related products written on a group basis, as well as excess risk coverages related to health care.


LIFE REINSURANCE Life Reinsurance reinsures individual life and health products marketed by unaffiliated life insurance companies throughout North America. Sales are through an internal sales force. See page 39 for further discussion.


FEDERAL MARKETS Federal Markets is the second largest provider of health insurance benefits to federal employees, and operates through the Mail Handlers Benefit Plan under the Federal Employees Health Benefit Plan (FEHBP). In addition to insuring approximately one million members, Federal Markets is responsible for all claim management activities under the plan, such as large case management, hospital and provider bill negotiations, fraud detection activities and vendor contracts.


HEALTH BENEFITS Health Benefits markets direct mail specialty products such as accidental death and dismemberment, term life and dental insurance to bank customers and federal employees.

OPERATING RESULTS
-----------------------------------------------------------------
Year Ended December 31                   1999    1998       1997
(In millions of dollars)
-----------------------------------------------------------------
Net earned premiums                    $3,571    $3,733   $3,936
Net investment income                     130       133      117
Other revenues                             40        24       17
-----------------------------------------------------------------
Total operating revenues                3,741     3,890    4,070
Benefits                                3,053     3,171    3,408
Expenses                                  699       763      680
Restructuring and other related charges     5        39        -
-----------------------------------------------------------------
Pre-tax operating loss                    (16)      (83)     (18)
Income tax benefit                         10        35       10
-----------------------------------------------------------------
   NET OPERATING LOSS                     $(6)     $(48)     $(8)
=================================================================

SUMMARY

Group Operations experienced $42 million of improved operating results in 1999 over 1998. Key components of the improvement include better underwriting results in Special Benefits' life and disability product lines, the exit of selected medical markets and lower restructuring and other related charges, partially offset by adverse losses and reserve development in the personal accident business.


PREMIUMS

Earned premiums declined in 1999 by $162 million, or 4.3%, from 1998. Health Benefits premiums declined $344 million, almost entirely due to the exit of selected medical markets in late 1998. Approximately half of the Health Benefits decline was offset by premium growth in Federal Markets of $70 million reflecting medical claim trends, and growth in Life Reinsurance and Special Benefits of $60 million and $53 million, respectively.

During 1998, premiums decreased by approximately 5.2% or $203 million as compared with 1997. The decrease was attributable, in part, to a $166 million decrease in the medical lines of coverage in Health Benefits, resulting from the decision to exit certain markets. Additionally, due to changes in coverage terms, FEHBP premiums decreased by $90 million. These decreases were offset, in part, by premium growth of $65 million across almost all other lines of business.

OPERATING RESULTS

Pre-tax operating loss in 1999 improved by $67 million compared to 1998. Health Benefits pre-tax operating income improved $81 million, due to the exit from the employer health and affinity lines of business in 1998 and due to the restructuring and other related charges recorded in 1998. Offsetting these improvements was a decline in Special Benefits' pre-tax operating income of $19 million due to adverse losses and reserve development in personal accident business, partially offset by improved underwriting results on life and disability products.

26                                                          1999 ANNUAL REPORT

Pre-tax operating loss in 1998 increased by $65 million as compared with 1997. The increase was primarily due to restructuring and other related charges of $39 million related to the decision to exit the insured comprehensive medical portion of the employer and affinity markets. The majority of the inforce business was sold effective January 1, 1999. Earned premiums for these lines of business was approximately $400 million in 1998. In addition, Special Benefits 1998 accident coverages experienced $30 million in increased losses, both from adverse claim developments and unusually high claim activity in the traditional accident insurance line.

CNA FINANCIAL CORPORATION                                                   27

LIFE OPERATIONS

BUSINESS OVERVIEW

Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long term care insurance, annuities and other products. Life Operations also provides retirement services products to institutions in the form of various investment products and administration services. Life Operations has several distribution relationships and partnerships including managing general agencies, other independent agencies working with CNA life sales offices, a network of brokers and dealers and various other independent insurance consultants.

Life Operations is composed of four principal groups.


INDIVIDUAL LIFE Individual Life offers primarily level premium term life insurance, universal life insurance and related products. New sales of term life have placed CNA as first or close to first in the market in each of the last three years.


RETIREMENT   SERVICES  Retirement  Services  markets  annuities  and  investment products and services to both retail and institutional customers.


LONG TERM CARE Long Term Care products provide reimbursement for covered nursing home and home health care expenses incurred due to physical or mental disability.


OTHER OPERATIONS Other Life Operations businesses include viatical settlements and developing operations in certain international markets.

See page 39 for further discussion.

OPERATING RESULTS
----------------------------------------------------------------
Year Ended December 31                    1999     1998    1997
(In millions of dollars)
----------------------------------------------------------------
SALES VOLUME
Individual Life                           $  873   $761    $645
Retirement Services                        1,824    986   1,035
Long Term Care                               343    299     251
International                                 78     50      41
Other                                        105     91      45
----------------------------------------------------------------
   TOTAL                                  $3,223 $2,187  $2,017
================================================================
Net earned premiums                         $936   $823    $797
Net investment income                        556    525     501
Other revenues                               123    115     105
----------------------------------------------------------------
Total operating revenues                   1,615  1,463   1,403
Benefits                                   1,122    998     950
Expenses                                     277    295     266
Restructuring and other related charges        -      7       -
----------------------------------------------------------------
Pre-tax operating income                     216    163     187
Income tax expense                           (71)   (58)    (66)
----------------------------------------------------------------
   NET OPERATING INCOME                      $145   $105    $121
================================================================

SUMMARY

Life Operations experienced strong growth in revenues and profitability in 1999. Premium growth was primarily due to strong sales in retirement-related and long term care products, as well as an increasing base of direct premiums for life products. Net operating income growth was achieved primarily in Retirement Services, Individual Life and in the viatical settlements business.


SALES

Sales volume increased to $3.2 billion in 1999, up 47.4% from 1998, principally due to increased sales of Retirement Services products. Sales volume in 1998 was 8.4% higher than 1997. Sales volume is a cash-based measure which includes premium and annuity considerations, investment deposits and other sales activity that are not reported as premiums under generally accepted accounting principles. The 1999 increase represents strong sales in Retirement Services and a growing base of premiums for Life and Long Term Care. Despite an increased use of reinsurance, net premium revenues have also shown strong growth, increasing 13.7% in 1999 and 3.3% in 1998.

Individual Life sales volume of $873 million represents a 14.7% increase over 1998's $761 million. Individual Life earned premiums were $306 million in 1999, down 4.7% from $321 million in 1998. The primary reason for this decrease was a reinsurance treaty that was completed in late 1998 that lowered the Company's life insurance retention levels. Individual Life premiums in 1998 decreased from $373 million in 1997, driven primarily by increased use of reinsurance.

28                                                          1999 ANNUAL REPORT

Sales volume for Retirement Services increased to $1.8 billion in 1999 from $1.0 billion in 1998, primarily related to increased sales of institutional investment products. Variable annuity sales increased 87% to $110 million. Retirement Services earned premiums were $216 million in 1999, up 22.2% from 1998 premium of $177 million. 1998 earned premiums were essentially unchanged from 1997 levels. The decreased sales volume from 1997 to 1998 was primarily due to the discontinuance of fixed individual annuities and the lower volume of guaranteed investment contracts sold in institutional markets due to the interest rate and stock market environments in 1998.

Long Term Care sales volume of $343 million in 1999 represents a 14.7% increase over the 1998 level of $299 million. Long Term Care premiums increased 16.6% in 1998 and 22.2% or $61 million in 1999 to reach $336 million.

International sales climbed to $78 million in 1999, for a second consecutive year of growth, fueled primarily by retirement annuity sales in Chile. Viatical sales volume has also continued to experience year-to-year growth, to reach $105 million in 1999. Viatical sales volume is measured as amounts paid to insureds, along with other related costs, in return for assignment of their life insurance policies.


OPERATING RESULTS

Life Operations continues to show strong performance in the individual life market, where net operating income increased $7 million in 1999 to $83 million, because of expense savings and improved mortality experience. Also, effective use of reinsurance has reduced Life Operations exposure to volatility in its results. Net operating income for Retirement Services for 1999 of $37 million increased $16 million, or 76%, from 1998. This was primarily due to favorable investment performance in the portfolio supporting Retirement Services' Index 500 product, and improved sales and economies of scale in the trust and banking services operation. Net operating income from the viatical settlements business improved by $12 million due primarily to expense reductions and the recent entry into the profitable high net worth market.

CNA FINANCIAL CORPORATION                                                    29

CORPORATE

Corporate results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation (Fibreboard), financial guarantee insurance contracts, and certain non-insurance operations, including the operations of AMS Services, Inc. (AMS), an information technology and agency software development subsidiary. See Notes F and O to the Consolidated Financial Statements.

The operating loss for 1999 was $202 million, approximately $10 million better than 1998. The improvement was primarily attributable to decreased losses from AMS of $20 million (each on an after-tax basis), partially offset by increased losses from run-off insurance operations. In the fourth quarter of 1999, the Company sold most of its interest in AMS.

Operating  losses for 1998  increased by $99 million  compared  with 1997.  This increase was primarily attributed to a net unfavorable change in loss development on asbestos claims related to Fibreboard of approximately $46 million after-tax, an increase in operating losses attributable to AMS, a decrease in investment income and an increase in interest expense.

30                                                          1999 ANNUAL REPORT

RESTRUCTURING AND OTHER RELATED CHARGES

On August 5, 1998, CNA announced estimates of the financial implications of its initiatives to achieve world-class performance. "World-class performance," as defined by the Company, refers to the Company's intention to position each of its strategic business units (SBU) as a market leader by sharpening its focus on customers and employing new technology to work smarter and faster. In the third quarter of 1998, the Company finalized and approved a plan to restructure its operations. The restructuring plan focused on a gross reduction in the then-current workforce of approximately 4,500 employees resulting in a net reduction of approximately 2,400 employees, the consolidation of certain processing centers, the closing of various facilities, and the exiting of certain businesses. The details of the restructuring and other related charges recognized in 1998 and 1999 are discussed in Note N to the Consolidated Financial Statements. The initial expectation from management was that the Company's initiatives would result in a reduction of approximately 2 points in the Company's expense ratio due to savings of approximately $300 to $350 million on an annualized basis.

As of December 31, 1999, the Company had completed essentially all aspects of its restructuring plan. Management estimates the Company has achieved annualized run-rate expense savings of $381 million. "Annualized run-rate expense savings," as defined by the Company, refers to the difference between the normalized current expense ratio and a base-line expense ratio applied to a base-line measure of revenue, generally written premiums. Approximately $70 million of the
annualized  run-rate  savings  relate  to  the  Personal   Insurance   business
transferred to Allstate. See Note O to the Consolidated Financial Statements for a discussion of the Personal Insurance transaction. The normalization of the current expense ratio involves adjusting the expense ratio, exclusive of restructuring and other related charges, for other expenses that are not expected to recur or persist in the restructured operating platform. Because many of the expenses to which these adjustments relate are included in the results of operations determined in accordance with generally accepted accounting principles, the annualized run-rate expense savings cannot be interpreted as the difference in expenses incurred in 1999 compared to 1998. Management expects that the effects of the restructured operating platform will be reflected in the 2000 results.

The table below presents the remaining accrued restructuring and other related charges as of December 31, 1999 and management's estimate of the timing of its payout.

ACCRUED RESTRUCTURING AND OTHER RELATED CHARGES
-------------------------------------------------------------------------------
                                       EMPLOYEE
                                     TERMINATION
                                     AND RELATED     LEASE      BUSINESS
                                       BENEFIT    TERMINATION     EXIT
(In millions of dollars)                COSTS        COSTS       COSTS   TOTAL
-------------------------------------------------------------------------------
Accrued costs at December 31, 1999     $4           $27         $15      $46
===============================================================================

2000                                   $4           $12         $13      $29
2001                                    -             6           2        8
2002                                    -             4           -        4
2003                                    -             2           -        2
2004                                    -             1           -        1
Thereafter                              -             2           -        2
-------------------------------------------------------------------------------

Total future payments                  $4           $27         $15      $46
===============================================================================

CNA FINANCIAL CORPORATION                                                    31

INVESTMENTS

The components of net investment income for the years ended December 31, 1999, 1998 and 1997 are presented in the following table

NET INVESTMENT INCOME
Year Ended December 31
(In millions of dollars)                1999       1998        1997
---------------------------------------------------------------------

Fixed maturity securities:
   Bonds:
     Taxable                            $1,509     $1,490     $1,522
     Tax-exempt                            267        340        288
   Redeemable preferred stocks               -          2          7
Equity securities                           36         33         37
Mortgage loans and real estate               4          5         10
Policy loans                                11         11          6
Short-term investments                     188        241        321
Securities lending transactions, net        26         10          9
Other invested assets                      101         67         56
---------------------------------------------------------------------
                                         2,142      2,199      2,256
Investment expenses                        (41)       (53)       (47)
---------------------------------------------------------------------
   NET INVESTMENT INCOME                $2,101     $2,146     $2,209
=====================================================================

Lower net investment income in 1999 compared to 1998 is due to lower investment bases in the fixed maturity securities and short-term investments segments of the portfolio, which collectively declined $3.5 billion. Portions of these portfolios were liquidated in connection with the Personal Insurance transaction with Allstate and to fund payments from the Fibreboard escrow. See Notes F and O to the Consolidated Financial Statements. Additionally, the yield realized on fixed maturity securities was lower in 1999 than in 1998. The bond segment of the investment portfolio yielded 6.1% in 1999 compared to 6.4% in 1998 and 1997. Partially offsetting these declines in 1999 were increases in income from expansion of the securities lending program and other invested assets. Lower net investment income in 1998 compared to 1997 is attributable to a lower average level of assets invested in interest bearing securities.

The components of net realized investment gains for the years ended December 31, 1999, 1998 and 1997 are presented in the following table:

NET REALIZED INVESTMENT GAINS
Year Ended December 31
(In  millions  of dollars)                1999      1998       1997
---------------------------------------------------------------------
Realized investment gains (losses):
   Fixed maturity securities:
     U.S. Government bonds              $ (177)   $   265    $   249
     Corporate and other taxable bonds     (78)        67        142
     Tax-exempt bonds                      (44)        90         49
     Asset-backed bonds                    (13)        39         36
     Other                                   1          6        (24)
---------------------------------------------------------------------
   Total fixed maturity securities        (311)       467        452
   Equity securities                       366         38        103
   Derivative securities                    39         12         (7)
   Other invested assets                   214        178        205
---------------------------------------------------------------------
Total net realized investment gains        308        695        753
Allocated to participating policyholders     7        (14)       (15)
Income tax expense                        (123)      (247)      (260)
---------------------------------------------------------------------
   NET REALIZED INVESTMENT GAINS        $  192    $   434    $   478
=====================================================================

Significant investment gains were realized in 1999 on the Company's investments in Global Crossing, Ltd., and Canary Wharf Group plc; aggregate realized investment gains on these positions were approximately $342 million. Partially offsetting these gains in 1999 were realized losses in the tax-exempt portion of the fixed maturity securities segment of the portfolio. The value of the Company's investments declined in 1999 due to increases in interest rates and, as previously mentioned, there were portfolio liquidations in connection with the Personal Insurance transaction with Allstate and payments to the Fibreboard escrow. Other realized investment gains in 1999 include gains from the Company's investments in limited partnerships and the AMS transaction, partially offset by the loss on the Personal Insurance transaction. See Note O to the Consolidated Financial Statements.

Other realized gains for the year ended December 31, 1997, includes a $95 million gain related to the CNA Surety transaction. See Note O to the Consolidated Financial Statements.

32                                                          1999 ANNUAL REPORT

The following table details the carrying value of CNA's general and separate account investments as of the end of each of the last two years:

GENERAL AND SEPARATE ACCOUNT INVESTMENTS
------------------------------------------------------------------------
December 31
(In millions of dollars)                     1999      %    1998     %
------------------------------------------------------------------------
GENERAL ACCOUNT INVESTMENTS
   Fixed maturity securities:
     Bonds:
       Taxable                              $22,722   64%  $23,658  64%
       Tax-exempt                             4,396   12     6,321  17
     Redeemable preferred stocks                130    -        94   -
   Equity securities:
     Common stocks                            3,344    9     1,665   5
     Non-redeemable preferred stocks            266    1       305   1
   Mortgage loans and real estate                47    -        62   -
   Policy loans                                 192    1       177   -
   Other invested assets                      1,108    3       858   2
   Short-term investments                     3,355   10     4,037  11
------------------------------------------------------------------------
     TOTAL GENERAL ACCOUNT INVESTMENTS      $35,560  100%  $37,177  100%
========================================================================

SEPARATE ACCOUNT INVESTMENTS
   Fixed maturity securities:
     Taxable bonds                          $ 3,260   72%  $ 4,155   81%
   Equity securities:
     Common stocks                              240    5       264    5
     Non-redeemable preferred stocks             21    1        33    1
   Other invested assets                        493   11       218    4
   Short-term investments                       489   11       473    9
------------------------------------------------------------------------
     TOTAL SEPARATE ACCOUNT INVESTMENTS     $ 4,503   100% $ 5,143  100%
========================================================================

The  Company's  general  and  separate  account  investment  portfolios  consist
primarily  of  publicly  traded  government  bonds,   asset-backed   securities,
mortgage-backed securities, municipal bonds, and corporate bonds.

Total separate account investments at fair value were approximately $4.5 billion and $5.1 billion at December 31, 1999 and 1998, respectively, with taxable fixed maturity securities representing approximately 72.4% and 80.8% of the totals, respectively. Approximately 52.8% and 64.3% of separate account investments at December 31, 1999 and 1998, respectively, are used to fund guaranteed investment contracts for which Continental Assurance Company guarantees principal and a specified return to the contractholders. The duration of fixed maturity securities included in the guaranteed investment contract portfolio is matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts.

A primary objective in the management of the fixed maturity portfolio is to maximize total return relative to underlying liabilities and appropriate market benchmarks. In achieving this goal, assets may be sold to take advantage of market conditions, other investment opportunities and credit and tax considerations. This activity will produce realized gains and losses depending on then-current interest rates.

The Company's investment policies for both the general and separate accounts emphasize high credit quality and diversification by industry, issuer and issue. Assets supporting interest rate sensitive liabilities are segmented within the general account to facilitate asset/liability duration management.

The general account portfolio consists primarily of high quality (rated BBB or higher) bonds, 94.2% and 93.3% of which are rated as investment grade at December 31, 1999 and 1998, respectively. The following table summarizes the ratings of CNA's general account bond portfolio at carrying value:

GENERAL ACCOUNT BOND RATINGS

------------------------------------------------------------------------
December 31
(In millions of dollars)                      1999     %    1998       %
------------------------------------------------------------------------
U.S. government and affiliated securities  $  8,781   32%  $ 9,443   31%
Other AAA rated                               9,692   36    11,595   39
AA and A rated                                4,465   16     4,884   16
BBB rated                                     2,598   10     2,061    7
Below investment grade                        1,582    6     1,996    7
------------------------------------------------------------------------
  TOTAL                                    $ 27,118  100%  $29,979 100%
========================================================================

The following table summarizes ratings of CNA's guaranteed investment contract portion of the separate account bond portfolio at carrying value:

GUARANTEED SEPARATE ACCOUNT BOND RATINGS
------------------------------------------------------------------------
December 31
(In millions of dollars)                     1999    %      1998      %
------------------------------------------------------------------------
U.S. government and affiliated securities  $    52     2%  $   167    5%
Other AAA rated                              1,514    65     1,977   61
AA and A rated                                 356    15       476   15
BBB rated                                      335    14       339   11
Below investment grade                          85     4       269    8
------------------------------------------------------------------------
   TOTAL                                   $ 2,342   100%  $ 3,228  100%
========================================================================

In the above tables approximately 95.4% and 91.5% of the general account bond portfolio and 96.9% and 95.7% of the guaranteed investment contract bond portfolio were U.S. government agencies or were rated by Standard & Poor's or Moody's Investors Service at December 31, 1999 and 1998, respectively. The remaining bonds were rated by other rating agencies, outside brokers or Company management.

High yield securities are bonds rated as below investment grade (below BBB) by bond rating agencies and other unrated securities which, in the opinion of management, are below investment grade. High yield securities generally involve a greater degree of risk than

CNA FINANCIAL CORPORATION                                                    33
investment grade securities. However, expected returns should compensate for the added risk. This risk is also considered in the interest rate assumptions in the underlying insurance products. CNA's concentration in high yield bonds, including guaranteed separate account business, was 4.7% and 6.1% of total investments as of December 31, 1999 and 1998, respectively.

Included in CNA's fixed maturity securities at December 31, 1999 (general and guaranteed investment contract portfolios) are $8.6 billion of asset-backed securities, at fair value, consisting of approximately 12.8% in U.S. government agency issued pass-through certificates, 56.7% in collateralized mortgage obligations (CMOs), 20.5% in corporate asset-backed obligations and 10.0% in corporate mortgage-backed pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.

CMOs are subject to prepayment risks that tend to vary with changes in interest rates. During periods of declining interest rates, CMOs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. Conversely, during periods of rising interest rates, prepayments generally slow, which may result in a decrease in yield or a loss as a result of the slower prepayments. CNA limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. CNA avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1999, the fair value of asset-backed securities was approximately $249 million lower than the amortized cost compared with net unrealized gains of approximately $163 million at December 31, 1998.

Short-term investments at December 31, 1999 and 1998 primarily consisted of commercial paper and money market funds. The components of the general account short-term investments portfolio are presented in the following table:

SHORT-TERM INVESTMENTS
-------------------------------------------------------
December 31
(In millions of dollars)           1999          1998
-------------------------------------------------------

Commercial paper                 $ 1,988       $ 2,405
U.S. Treasury securities              41           506
Money market funds                   904           401
Other                                422           725
-------------------------------------------------------
   TOTAL SHORT-TERM INVESTMENTS  $ 3,355       $ 4,037
=======================================================

CNA invests in certain derivative financial instruments primarily to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk).

CNA considers the derivatives in its general account to be held for purposes other than trading. Derivative securities, except for interest rate swaps associated with certain corporate borrowings, are recorded at fair value at the reporting date, and changes in fair value are reported in realized investment gains and losses. The interest rate swaps on corporate borrowings are accounted for using accrual accounting with the related income or expense recorded as an adjustment to interest expense; adjustments to fair value are not recognized. Certain derivatives in the separate accounts are held for trading purposes. These derivatives relate to an indexed group annuity contract for institutional investors, which guarantees the Standard & Poor's 500 Composite Stock Price Index (S&P 500) rate of return plus 25 basis points annually. Deposits are received from the customer and held for a three-year period with no payout until the end of the period. CNA mitigates the risk associated with the contract liability by a combination of purchasing S&P 500 futures contracts in a notional amount equal initially to the original customer deposit and investing the remaining cash primarily in high quality investments. The number of futures contracts is adjusted regularly to approximate the liability to the contractholder. Changes in fair value of separate account derivatives held for trading purposes are reported as a component of net investment income.

The Company's largest equity holding in a single issue is Global Crossing, Ltd. (Global Crossing) common stock. As of December 31, 1999, the Company owned 36.4 million shares of Global Crossing valued at $1,822 million, which represented 4.6% of Global Crossing's outstanding common stock. Unrealized gains associated with this security were approximately $1,764 million at December 31, 1999.

In May 1999, Global Crossing entered into a transaction to merge Frontier Corporation (Frontier) into a subsidiary of Global Crossing. As part of the Frontier merger agreement, certain shareholders of Global Crossing, including the Company, entered into a voting agreement to limit their sales of Global Crossing common stock to ensure that 51% of the outstanding shares of Global Crossing would vote in favor of the merger. A large proportion of those shareholders, including the Company, also agreed to suspend their rights under a shareholders' agreement and a registration rights agreement until the closing of the Frontier transaction. The voting agreement was amended on September 2, 1999 to continue the limitation on sales and to delay the exercise of those rights described in the previous sentence until the earlier of the termination of the Frontier transaction or six months after the closing of the Frontier transaction. The Frontier merger closed on September 28, 1999. Beginning on March 28, 2000, the Company has the right to require Global Crossing to register up to 25% of the Company's holdings under the Securities Act of 1933 (the Act), and beginning on August 13, 2000, to require Global Crossing to register up to an additional 25% of the Company's holdings. The Company's holdings of Global Crossing were not acquired in a public offering, and may not be sold to the public unless the sale is registered or exempt from the registration requirements of the Act. Such exemptions will include sales pursuant to Rule 144 under the Act if such sales meet the requirements of the Rule. Subsequent to December 31, 1999, CNA entered into option agreements intended to hedge a substantial portion of the market risk associated with approximately half of its holdings of Global Crossing.

The Company also has a significant equity investment in Canary Wharf Group plc. The carrying value of this investment was $622 million as of December 31, 1999. Unrealized gains on this investment were $621 million as of December 31, 1999.

34                                                          1999 ANNUAL REPORT

MARKET RISK

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument. According to the Securities and Exchange Commission (SEC) disclosure rules, discussions regarding market risk focus on only one element of market risk: price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index or price underlying the financial instrument. The Company's primary market risk exposures are due to changes in interest rates, although the Company has certain exposures to changes in equity prices and foreign currency exchange rates.

Active management of market risk is integral to the Company's operations. The Company may manage its exposure to market risk, within defined tolerance ranges by: 1) changing the character of future investments purchased or sold, 2) using derivatives to offset the market behavior of existing assets and liabilities, or assets expected to be purchased and liabilities expected to be incurred, or 3) rebalancing its existing asset and liability portfolios.

For purposes of this disclosure, market risk sensitive instruments are to be divided into two categories: instruments entered into for trading purposes and instruments entered into for purposes other than trading. With the exception of financial instruments supporting the Company's S&P 500 separate account product, the Company does not generally hold or issue financial instruments for trading purposes.


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


FOREIGN EXCHANGE RATE RISK Foreign exchange rate risk arises from the possibility that changes in foreign currency exchange rates will impact the value of financial instruments. The Company has foreign exchange rate exposure when it buys or sells foreign currencies or financial instruments denominated in a foreign currency. The Company's foreign transactions are primarily denominated in Canadian Dollars, British Pounds, German Deutsche Marks, Chilean Pesos, Argentinean Pesos and Japanese Yen. This exposure is mitigated by the Company's asset/liability matching strategy and through the use of forward contracts for those instruments that are not matched.


SENSITIVITY ANALYSIS CNA monitors its sensitivity to interest rate risk by evaluating the change in its financial assets and liabilities relative to fluctuations in interest rates. The evaluation is made using an instantaneous change in interest rates of varying magnitudes on a static balance sheet to determine the effect such a change in rates would have on the recorded market value of the Company's investments and the resulting effect on stockholders' equity. The range of changes chosen reflects the Company's view of changes which are reasonably possible over a one-year period. The selection of the range of values chosen to represent changes in interest rates should not be construed as the Company's prediction of future market events, but rather an illustration of the impact of such events.

The sensitivity analysis estimates the change in the market value of the Company's interest-sensitive assets and liabilities that were held on December 31, 1999 and 1998 due to instantaneous parallel shifts in the year-end yield curve of 100 and 150 basis points with all other variables held constant. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Accordingly, the analysis may not be indicative of, is not intended to provide, and does not provide a precise forecast of the effect of changes of market interest rates on the Company's income or stockholders' equity. Further, the computations do not contemplate any actions CNA would undertake in response to changes in interest rates.

A 100 and 150 basis point increase in market interest rates would result in a pre-tax decrease in the financial instrument position of $1.4 billion and $2.1 billion, respectively, at December 31, 1999, compared to $1.7 billion and $2.6 billion, respectively, at December 31, 1998. Similarly, a 100 and 150 basis point decrease in market interest rates would result in a pre-tax increase in the net financial instrument position of $1.5 billion and $2.2 billion, respectively, at December 31, 1999 compared to $1.6 billion and $2.4 billion at December 31, 1998.

The Company's debt, including certain related interest rate swap agreements, as of December 31, 1999 and 1998, is denominated in U.S. dollars. At December 31, 1999 and 1998, approximately 93% of the Company's long-term debt has been issued at or effectively converted to fixed rates, and as such, interest expense would not be impacted by interest rate shifts. The impact of a 100 and 150 basis point increase in interest rates on the fixed rate debt would result in a decrease in the market value of the debt by $132 million and $193 million, respectively, at December 31, 1999, compared to $157 million and $229 million, respectively, at December 31, 1998. The impact of

CNA FINANCIAL CORPORATION                                                    35
a 100 and 150 basis point decrease in the interest rates would result in an increase in the market value of fixed rate debt by $147 million and $225 million, respectively, at December 31, 1999, compared to $174 million and $268 million, respectively, at December 31, 1998. The impact of a 100 and 150 basis point increase in interest rates on the variable rate debt at December 31, 1999 and 1998 would result in an additional $2 million and $3 million, respectively, in interest expense per year. Similarly, a 100 and 150 basis point decrease in interest rates would result in like decreases in interest expense per year.

Equity price risk was measured assuming an instantaneous 10% and 25% change in the S&P 500 from its level as of December 31, 1999 and 1998, with all other variables held constant. The Company's equity holdings were assumed to be positively correlated with the S&P 500. At December 31, 1999, a 10% and 25% decrease in the S&P 500 would result in a $505 million and $1.3 billion decrease, respectively, compared to $320 million and $795 million decrease, respectively, at December 31, 1998, in the market value of the Company's equity investments. Of these amounts, $105 million and $261 million, respectively, in the current year, and $92 million and $229 million, respectively, in the prior year would be offset by decreases in liabilities to customers under variable annuity contracts. Similarly, increases in the S&P 500 would result in like increases in the market value of the Company's equity investments and increases in liabilities to customers under variable annuity contracts.

The sensitivity analysis also assumes an instantaneous 10% and 20% change in the foreign currency exchange rates versus the U.S. dollar from their levels at December 31, 1999 and 1998, with all other variables held constant. At December 31, 1999, a 10% and 20% strengthening of the U.S. dollar versus other currencies would result in decreases of $337 million and $673 million, respectively, in the market value of certain financial instruments that are denominated in foreign currencies, compared to $220 million and $441 million, respectively, at December 31, 1998. Weakening of the U.S. dollar versus all other currencies would result in like increases in the market value of certain financial instruments that are denominated in foreign currencies.

The following tables present the estimated effects on the market value of the Company's financial instruments at December 31, 1999 and 1998, due to an increase in interest rates of 100 basis points, a 10% decline in the S&P 500 , and a decline of 10% in foreign currency exchange rates.

                                  MARKET RISK SCENARIO 1
----------------------------------------------------------------------------------------
DECEMBER 31, 1999                        MARKET     INTEREST      CURRENCY    EQUITY
(In millions of dollars)                 VALUE      RATE RISK       RISK       RISK
HELD FOR OTHER THAN TRADING PURPOSES
General account:
   Fixed maturity securities            $  27,248   $  (1,268)   $    (149)   $     (14)
   Equity securities                        3,610           -          (84)        (361)
   Short term investments                   3,355          (2)         (26)           -
   Interest rate caps                           4           5            -            -
   Equity index futures                         -          19            -            -
   Other derivative securities                 12          (8)         (59)           3
----------------------------------------------------------------------------------------
     TOTAL GENERAL ACCOUNT                 34,229      (1,254)        (318)        (372)
----------------------------------------------------------------------------------------
Separate accounts:
   Fixed maturity securities                2,927        (115)         (16)          (2)
   Equity securities                          240           -            -          (24)
   Short term investments                      59           -            -            -
   Other derivative securities                 (1)         (7)           -            -
----------------------------------------------------------------------------------------
     TOTAL SEPARATE ACCOUNTS                3,225        (122)         (16)         (26)
----------------------------------------------------------------------------------------
       TOTAL ALL SECURITIES HELD FOR
         OTHER THAN TRADING PURPOSES       37,454      (1,376)        (334)        (398)
----------------------------------------------------------------------------------------

HELD FOR TRADING PURPOSES
----------------------------------------------------------------------------------------
Separate accounts:
   Fixed maturity securities                  333         (12)          (1)           -
   Equity securities                           19           -            -           (2)
   Short term investments                     430           -           (2)           -
   Equity index futures                         -           2            -         (105)
   Other derivative securities                  -          (1)           -            -
----------------------------------------------------------------------------------------
        TOTAL ALL SECURITIES HELD FOR
          TRADING  PURPOSES                   782         (11)          (3)        (107)
----------------------------------------------------------------------------------------
          TOTAL ALL SECURITIES          $  38,236   $  (1,387)   $    (337)   $    (505)
========================================================================================
          DEBT                          $  (2,881)  $     132    $       -    $       -
========================================================================================

36                                                          1999 ANNUAL REPORT

                                  MARKET RISK SCENARIO 1 (continued)
----------------------------------------------------------------------------------------
DECEMBER 31, 1998                        MARKET     INTEREST     CURRENCY     EQUITY
(In millions of dollars)                 VALUE      RATE RISK      RISK        RISK
----------------------------------------------------------------------------------------
HELD FOR OTHER THAN TRADING PURPOSES
General account                         $  36,066   $  (1,551)   $    (199)   $    (195)
Separate accounts                           4,231        (163)         (18)         (31)
HELD FOR TRADING PURPOSES
separate accounts                             698         (10)          (3)         (94)
----------------------------------------------------------------------------------------
  TOTAL ALL SECURITIES                  $  40,995   $  (1,724)   $    (220)   $    (320)
========================================================================================
  DEBT                                  $  (3,160)  $     157    $       -    $       -
========================================================================================

The following tables present the estimated effects on the market value of the Company's financial instruments at December 31, 1999 and 1998, due to an increase in interest rates of 150 basis points, a 25% decline in the S&P 500 index, and a decline of 20% in foreign currency exchange rates.

                                  MARKET RISK SCENARIO 2
----------------------------------------------------------------------------------------
DECEMBER 31, 1999                        MARKET     INTEREST     CURRENCY     EQUITY
(In millions of dollars)                 VALUE      RATE RISK      RISK        RISK
----------------------------------------------------------------------------------------
(In millions of dollars)
HELD FOR OTHER THAN TRADING PURPOSES
General account:
   Fixed maturity securities            $  27,248   $  (1,878)   $    (298)   $     (35)
   Equity securities                        3,610           -         (168)        (902)
   Short term investments                   3,355          (3)         (51)           -
   Interest rate caps                           4          11            -            -
   Equity index futures                         -          29            -            -
   Other derivative securities                 12         (13)        (118)           9
----------------------------------------------------------------------------------------
     TOTAL GENERAL ACCOUNT                 34,229      (1,854)        (635)        (928)
----------------------------------------------------------------------------------------
Separate accounts:
   Fixed maturity securities                2,927        (170)         (32)          (4)
   Equity securities                          240           -            -          (60)
   Short term investments                      59           -           (1)           -
   Other derivative securities                 (1)        (11)           -            -
----------------------------------------------------------------------------------------
     TOTAL SEPARATE ACCOUNTS                 3,225        (181)         (33)         (64)
----------------------------------------------------------------------------------------
       TOTAL ALL SECURITIES HELD FOR
         OTHER THAN TRADING PURPOSES        37,454      (2,035)        (668)        (992)
----------------------------------------------------------------------------------------
HELD FOR TRADING PURPOSES
Separate accounts:
   Fixed maturity securities                  333         (18)          (1)          (1)
   Equity securities                           19           -            -           (5)
   Short term investments                     430           -           (4)           -
   Equity index futures                         -           3            -         (261)
   Other derivative securities                  -          (2)           -            -
----------------------------------------------------------------------------------------
       TOTAL ALL SECURITIES HELD FOR
         TRADING PURPOSES               $     782   $     (17)   $      (5)   $    (267)
========================================================================================
           TOTAL ALL SECURITIES         $  38,236   $  (2,052)   $    (673)   $  (1,259)
========================================================================================
           DEBT                         $  (2,881)  $     193    $       -    $       -
========================================================================================

HELD FOR OTHER THAN TRADING PURPOSES
General account                         $  36,066      (2,349)        (398)        (483)
Separate accounts                           4,231        (254)         (36)         (78)
HELD FOR TRADING PURPOSES
Separate accounts                             698         (14)          (7)        (234)
----------------------------------------------------------------------------------------
           TOTAL ALL SECURITIES         $  40,995   $  (2,617)   $    (441)   $    (795)
========================================================================================
           DEBT                         $  (3,160)  $     229    $       -    $       -
========================================================================================

CNA FINANCIAL CORPORATION                                                   37

LIQUIDITY AND CAPITAL RESOURCES

The principal operating cash flow sources of CNA's property/casualty and life insurance subsidiaries are premiums and investment income. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

For the year ended December 31, 1999, net cash used in operating activities was $2.6 billion, compared with net cash used of $949 million and $193 million in 1998 and 1997, respectively.

The significant increase in net cash used in operating activities in 1999 is principally attributable to (a) the net transfer of $1.1 billion in cash to Allstate in connection with the transaction involving the Company's Personal Insurance business and (b) a payment of $1.1 billion from escrow pursuant to the settlement between the Company, Pacific Indemnity and Fibreboard known as the Trilateral Agreement. See Notes O and F to the Consolidated Financial Statements regarding these transactions. Excluding these significant, non-recurring transactions, the Company would have reported net cash used in operating activities in 1999 of approximately $400 million, significantly improved from 1998. Improvement in net cash used in operating activities is primarily due to lower levels of paid operating expenses, which declined by more that 30%, relative to the lower levels of net premiums collected, which declined by less than 15%. Benefits paid, adjusted for the Allstate and Fibreboard payments, were slightly higher in 1999 than 1998. Notwithstanding the improvement in 1999, the Personal Insurance transaction had an adverse impact on net cash used in operations because the Personal Insurance business has historically contributed an inflow of operating cash. The transfer of this business on October 1, 1999 resulted in a reduction in net cash inflow of approximately $128 million in the fourth quarter of 1999.

The Company had substantially lower operating cash flows in 1998 and 1997, primarily due to increases in insurance receivables.

The Company is separated into three intercompany reinsurance pools: the Continental Casualty Company Pool (CCC Pool), The Continental Insurance Company Pool (CIC Pool) and the Continental Assurance Company Pool (CAC Pool). The CCC Pool, CIC Pool and CAC Pool are comprised of 9, 15 and 2 legal insurance entities, respectively, domiciled in a total of 13 states and doing business in the 50 U.S. states territories, and in Canada (the Pool Companies). To the extent a Pool Company's currently due claim liabilities may exceed its readily available liquid assets, the Company may be called upon to contribute capital to that company. Furthermore, such capital would likely be obtained in the form of a dividend from another Pool Company, possibly in a different pool, which may or may not require the approval of insurance regulators in the jurisdiction of the dividend-paying company. Accordingly, management must continuously monitor the capital allocation among the pools and the liquidity and capital resources of the individual Pool Companies.

The National Association of Insurance Commissioners has completed the process of codifying Statutory Accounting Practices (Codification) to promote standardization of methods, and is encouraging each state to adopt Codification as soon as possible, with a proposed implementation date of January 1, 2001. Related statutory accounting changes are not expected to significantly impact the Company's statutory capital requirements.

On April 19, 1999, a Registration Statement on Form S-3 filed with the SEC which became effective, relating to $600 million in senior and subordinated debt, junior debt, common stock, preferred stock and warrants. No securities have been issued under this Registration Statement.

CNA has a $795 million revolving credit facility (the Facility) that expires in May 2001. The amount available under the Facility is reduced by the amount of CNA's outstanding commercial paper borrowings. As of December 31, 1999, outstanding loans under the Facility were $77 million and outstanding commercial paper was $675 million, compared to $235 million and $500 million, respectively, as of December 31, 1998. As of December 31, 1999, there was $43 million of unused borrowing capacity under the Facility. The interest rate on the Facility was equal to the London Interbank Offered Rate (LIBOR) plus 16 basis points. Additionally, there was an annual facility fee of 9 basis points on the entire facility. The average interest rate on the borrowings under the Facility, excluding facility fees, at December 31, 1999 and 1998, was 6.66% and 5.49%, respectively. The weighted-average interest rate on commercial paper was 6.50% and 5.89% at December 31, 1999 and 1998, respectively.

To offset the variable rate characteristics of the Facility and the interest rate risk associated with periodically reissuing commercial paper, CNA is party to interest rate swap agreements with several banks, which have an aggregate notional principal amount of $650 million at both December 31, 1999 and 1998.

The combined weighted-average cost of borrowings, including facility fees, on the Facility, commercial paper borrowings and interest rate swaps, was 6.47% and 6.36% at December 31, 1999 and 1998, respectively.

On February 15, 2000, Standard & Poor's lowered the Company's senior debt rating from A- to BBB and lowered the Company's preferred stock rating from BBB to BB+. As a result of these actions the facility fee payable on the aggregate amount of the Facility was increased to 12 1/2 basis points per annum and the interest rate on the Facility was increased to LIBOR plus 27 1/2 basis points. Additionally, as a result of these actions, the Company purchased and retired approximately $30 million of its outstanding money market preferred stock in February 2000, and announced its intention to purchase or redeem the remaining outstanding shares.

On April 15, 1999, CNA retired $100 million of 8.25% senior notes.

38                                                          1999 ANNUAL REPORT

On August 2, 1999, the Company repaid its $157 million, 11% Secured Mortgage Notes, due June 30, 2013. The gain realized on the transaction was not significant.

On December 23, 1998, CNA sold $200 million of preferred stock to its majority shareholder, Loews Corporation. On June 30, 1999, CNA redeemed the preferred stock at par plus accrued dividends.

In 1998, CNA issued $1 billion of senior notes under a $1 billion Registration Statement on Form S-3 filed with the SEC on August 18, 1997. This shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. Since filing this shelf registration, CNA has issued in four separate offerings senior notes with an aggregate principal amount of $1 billion. Proceeds from these debt issues were used to repay or refinance existing debt, provide funds for acquisitions, and increase the capital of Continental Casualty Company.

As previously mentioned, on February 15, 2000, Standard & Poor's lowered its ratings on the Company's senior debt and preferred stock. At the same time, they lowered the rating of the CCC Pool and affirmed all other ratings. Additionally, Standard & Poor's changed the outlook for all the rated entities from negative to stable.

On February 24, 2000 A.M. Best affirmed all ratings but assigned a negative outlook. Also on February 24, 2000, Duff & Phelps reaffirmed all ratings but moved the outlook on the CCC Pool rating to negative from stable. The CAC Pool outlook remained at stable.

On March 8, 2000, the Company announced that it is exploring the sale of its individual life insurance and life reinsurance businesses. The Company has engaged the services of an investment banking firm to assist with this transaction. As expected, several of the major rating agencies placed their ratings of the CAC Pool under review as a result of this announcement. Each rating agency has slightly different terms for this special review: Standard & Poor's placed the rating on CreditWatch with developing implications; A.M. Best placed the rating under review with developing implications; Duff & Phelps placed the rating on Rating Watch - Uncertain, implying it could be upgraded or downgraded in the future. When an insurance company experiences a significant event which might be pertinent to its financial strength rating or claims-paying ability rating, the major rating agencies generally place that company's rating under special review. Such events may include merger, sale, recapitalization, regulatory action, or other significant event.

On March 14, 2000, Moody's lowered all of the Company's ratings except for the Company's commercial paper rating. Continental Assurance Company and Valley Forge Life Insurance Company remain under review by Moody's - direction uncertain. The outlook on all other rated entities remained at stable.


The table below represents ratings issued by A.M. Best, Moody's, Standard & Poor's, and Duff & Phelps for the CCC Pool, the CIC Pool and the CAC Pool as of March 14, 2000. Also rated as of March 14, 2000 were CNA's senior debt, commercial paper and preferred stock and The Continental Corporation's (Continental) senior debt.

|------------------|---------------------|-------------------------------------------------|
|                  |  INSURANCE RATINGS  |        DEBT AND PREFERRED STOCK RATINGS          |
|                  |---------------------|------------------------------------|------------|
|                  | CCC     CAC     CIC |              CNA                   |Continental |
|                  |---------------------|------------------------------------|------------|
|                  |                     |              Commercial  Preferred |            |
|                  |Financial Strength   |Senior Debt     Paper       Stock   | Senior Debt|
|                  |---------------------|------------|------------|----------|------------|
|A.M. Best         | A        A      A-  |    -       |      -     |    -     |     -      |
|Moody's           | A2      A2*     A2  |   Baa1     |      P2    |   baa1   |    Baa2    |
|Standard & Poor's | A       AA-     A-  |   BBB      |      A2    |    BB+   |    BBB-    |
|                  |                     |            |            |          |            |
|                  |---------------------|            |            |          |            |
|                  |CLAIMS PAYING ABILITY|            |            |          |            |
|                  |---------------------|            |            |          |            |
|Duff & Phelps     | AA-        AA   -   |    A-      |       -    |    BBB+  |     -      |
|------------------|---------------------|------------|------------|----------|------------|

*Continental Assurance Company and Valley Forge Life Insurance Co. are rated separately by Moody's and both have an A2 rating.

CNA FINANCIAL CORPORATION                                                     39

YEAR 2000

CNA estimates that the total amount spent on Year 2000 readiness matters was $66 million. Prior to 1997, the Company did not specifically separate technology charges for Year 2000 from other information technology charges. In addition, while some hardware charges are included in the above figure, the Company's hardware costs typically are included as part of ongoing technology updates and not specifically as part of the Year 2000 project. All funds spent have been financed from current operating funds.

The Company believes that it has successfully resolved the Year 2000 issue. Over the year-end transition weekend, there were no problems observed that would affect the normal processing of CNA business. Since that time, no significant processing or other computer problems related to Year 2000 have arisen. CNA does not expect any CNA systems processing problems related to Year 2000 going forward that would have a material impact on the results of operations, cash flows or equity of CNA.

Property/casualty insurance companies may have an underwriting exposure related to the Year 2000 issue. Coverage, if any, will depend on the facts and circumstances of the claim and the provisions of the policy. The Company has received notices of a limited number of Year 2000-related policy claims. The Company does not believe that the adverse impact, if any, in connection with claims related to the Year 2000 will be material on the results of operations, cash flows or equity of CNA.

40                                                           1999 ANNUAL REPORT

ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that an entity recognize all derivative investments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement is effective for fiscal years beginning after June 15, 2000. CNA is currently evaluating the effects of this Statement on its accounting and reporting of derivative securities and hedging activities.

In October  1998,  the  American  Institute  of  Certified  Public  Accountant's
Accounting Standards Executive Committee issued Statement of Position 98-7, "Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." This guidance excludes long-duration life and health insurance contracts from its scope. This Statement of Position is effective for financial statements in the year 2000, with early adoption encouraged. CNA does not expect the adoption to have a significant impact on the results of operations or equity of the Company.

FORWARD-LOOKING STATEMENTS

The statements contained in this management discussion and analysis which are not historical facts are forward-looking statements. When included in this management discussion and analysis, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, the impact of competitive products, policies and pricing; product and policy demand and market responses; development of claims and the effect on loss reserves; the performance of reinsurance companies under reinsurance contracts with the Company; general economic and business conditions; changes in financial markets (interest rate, credit, currency, commodities and stocks); changes in foreign, political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings; the effect on the Company of changes in rating agency policies and practices; the results of financing efforts; changes in the Company's composition of operating segments; the actual closing of contemplated transactions and agreements and various other matters and risks (many of which are beyond the Company's control) detailed in the Company's Securities and Exchange Commission filings. These forward-looking statements speak only as of the date of this management discussion and analysis. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

CNA FINANCIAL CORPORATION                                                   41

CONSOLIDATED BALANCE SHEETS
BALANCE SHEETS

----------------------------------------------------------------------------------------------------------

                                                                              December 31,  December 31,
(In millions of dollars, except share data)                                      1999          1998
----------------------------------------------------------------------------------------------------------
ASSETS
  Investments:
    Fixed maturity securities available-for-sale (amortized cost: $27,948 and
    $29,511)....................................................................$27,248      $30,073
    Equity securities available-for-sale (cost: $1,150 and $1,055)..............  3,610        1,970
    Mortgage loans and real estate (less accumulated depreciation: $1 and $1)...     47           62
    Policy loans................................................................    192          177
    Other invested assets.......................................................  1,108          858
    Short-term investments .....................................................  3,355        4,037
                                                                                --------     --------
      TOTAL INVESTMENTS......................................................... 35,560       37,177
  Cash..........................................................................    153          217
  Receivables:
    Reinsurance.................................................................  8,023        6,894
    Insurance ..................................................................  4,483        5,198
    Less allowance for doubtful accounts........................................   (310)        (328)
  Deferred acquisition costs....................................................  2,436        2,422
  Prepaid reinsurance premiums..................................................  1,468          323
  Accrued investment income.....................................................    387          392
  Receivables for securities sold...............................................    284          255
  Federal income taxes recoverable (includes: $241 and $234 due from Loews).....    269          251
  Deferred income taxes.........................................................    852          995
  Property and equipment at cost (less accumulated depreciation: $701 and $695).    746          824
  Intangibles...................................................................    328          368
  Other.........................................................................  1,937        2,241
  Separate account business.....................................................  4,603        5,203
-----------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                              $61,219      $62,432
=====================================================================================================

See accompanying Notes to Consolidated Financial Statements.

42                                                          1999 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS
BALANCE SHEETS

----------------------------------------------------------------------------------------------------------

                                                                              December 31,  December 31,
(In millions of dollars, except share data)                                      1999          1998
----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Insurance reserves:
     Claim and claim adjustment expense ........................................$27,356      $29,154
     Unearned premiums..........................................................  5,103        5,039
     Future policy benefits.....................................................  5,996        5,352
     Policyholders' funds.......................................................    710          855
  Collateral on loaned securities...............................................  1,300          130
  Payables for securities purchased.............................................    135          316
  Participating policyholders' equity...........................................    121          140
  Debt..........................................................................  2,881        3,160
  Other.........................................................................  3,881        3,722
  Separate account business.....................................................  4,603        5,203
                                                                                --------     --------
      TOTAL LIABILITIES......................................................... 52,086       53,071
                                                                                --------     --------
Commitments and contingencies

Minority interest...............................................................    195          204

Stockholders' equity:
  Common stock ($2.50 par value;
    Authorized as of December 31, 1999 - 500,000,000 shares;
    Authorized as of December 31, 1998 - 200,000,000 shares;
    Issued - 185,525,907 shares;
    Outstanding as of December 31, 1999 - 184,406,931 shares,
    Outstanding as of December 31, 1998 - 183,889,569 shares)...................    464          464
  Preferred stock...............................................................    150          350
  Additional paid-in capital....................................................    126          126
  Retained earnings.............................................................  7,114        7,258
  Accumulated other comprehensive income........................................  1,188        1,064
  Treasury stock, at cost.......................................................    (41)         (61)
                                                                                ---------    --------
                                                                                  9,001        9,201
  Notes receivable for the issue of stock.......................................    (63)         (44)
                                                                                ---------    --------
      TOTAL STOCKHOLDERS' EQUITY................................................  8,938        9,157
-----------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $61,219      $62,432
=====================================================================================================

CNA FINANCIAL CORPORATION                                                   43

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF OPERATIONS

----------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(In millions of dollars, except per share data)                              1999       1998      1997
----------------------------------------------------------------------------------------------------------
Revenues:
 Premiums....................................................................$13,282    $13,536   $13,624
 Net investment income.......................................................  2,101      2,146     2,209
 Realized investment gains, net of participating
 policyholders' and minority interests.......................................    315        681       738
 Other  .....................................................................    705        799       628
                                                                             --------   --------  --------
  Total revenues                                                              16,403     17,162    17,199
                                                                             --------   --------  --------
Claims, benefits and expenses:
  Insurance claims and policyholders' benefits............................... 11,900     11,847    11,395
  Amortization of deferred acquisition costs.................................  2,143      2,180     2,138
  Other operating expenses...................................................  2,086      2,321     2,100
  Restructuring and other related charges ...................................     83        246        -
  Interest...................................................................    202        219       198
                                                                             --------   --------  --------
  Total claims, benefits and expenses                                         16,414     16,813    15,831
                                                                             --------   --------  --------
  Income (loss) before income tax and cumulative
  effect of a change in accounting principle.................................    (11)       349     1,368
Income tax benefit (expense).................................................     88        (47)     (392)
Minority interest expense....................................................    (30)       (20)      (10)
                                                                             --------   --------  --------
Income before cumulative effect of a change in accounting principle..........     47        282       966
Cumulative effect of a change in accounting principle, net of tax of $95.....   (177)         -         -
                                                                             --------   --------  --------
     NET INCOME (LOSS).......................................................$  (130)   $   282   $   966
==========================================================================================================
BASIC AND DILUTED EARNINGS PER SHARE
Income before cumulative effect of a change in accounting principle..........$  0.19    $  1.49   $  5.17
Cumulative effect of a change in accounting principle, net of tax............  (0.96)         -         -
                                                                             --------   --------  --------
Income (loss)................................................................$ (0.77)   $  1.49   $  5.17
                                                                             ========   ========  ========
Weighted average outstanding common shares and
   common stock equivalents (in millions of shares)...  .....................  184.2      184.9     185.4
==========================================================================================================

See accompanying Notes to Consolidated Financial Statements.

44                                                          1999 ANNUAL REPORT

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             Notes
                                                                  Accumulated              Receivable
                                             Additional              Other                    for         Total
                          Common  Preferred   Paid-in   Retained  Comprehensive  Treasury   the Issue  Stockholders'
(In millions of dollars)  Stock   Stock      Capital    Earnings    Income         Stock     of Stock     Equity
--------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997    $464    $150     $126       $6,024     $  299          $ (3)   $   -          $7,060
Comprehensive income:
  Net income............       -       -        -          966          -             -        -             966
  Other comprehensive
    income..............       -       -        -            -        290             -        -             290
                                                                                                          -------
Total comprehensive
   income...............                                                                                   1,256

Preferred dividends.....       -       -        -           (7)         -             -        -              (7)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997   464     150      126        6,983        589            (3)       -           8,309
Comprehensive income:
  Net income............       -       -        -          282          -             -        -             282
  Other comprehensive
    income..............       -       -        -            -        475             -        -             475
                                                                                                          -------
Total comprehensive
   income...............                                                                                     757

Issuance of preferred stock    -     200        -            -          -             -        -             200
Purchase of treasury stock     -       -        -            -          -          (102)       -            (102)
Issue of stock for notes
     receivable.........       -       -        -            -          -            44      (44)              -
Preferred dividends.....       -       -        -           (7)         -             -        -              (7)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998   464     350      126        7,258      1,064           (61)     (44)          9,157
Comprehensive income:
  Net loss..............       -       -        -         (130)         -             -        -            (130)
  Other comprehensive
    income..............       -       -        -            -        124             -        -             124
                                                                                                          --------
Total comprehensive
   loss.................                                                                                      (6)

Redemption of preferred
  stock.................      -     (200)       -            -          -             -        -            (200)
Issue of stock for
notes receivable........      -        -        -           (1)         -            20      (19)              -
Preferred dividends.....      -        -        -          (13)         -             -        -             (13)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 $464     $150     $126       $7,114     $1,188          $(41)    $(63)         $8,938
====================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CNA FINANCIAL CORPORATION                                                    45

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)                      1999        1998       1997
---------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net income (loss)........................  $   (130)   $   282    $    966
Adjustments  to  reconcile  net  income
  (loss) to  net  cash  flows  from
  operating activities:
  Minority interest .....................        30         20          10
  Deferred income tax provision..........        43         47         144
  Net realized investment gains..........      (315)      (681)       (738)
  Amortization of intangibles............        23         93          30
  Amortization of bond discount..........       (39)      (208)       (100)
  Depreciation...........................       185        166         158
  Changes in:
    Receivables, net.....................      (472)       718         147
    Deferred acquisition costs...........         1       (280)       (288)
    Accrued investment income............         6         (3)        119
    Federal income taxes recoverable.....       (17)      (233)        116
    Prepaid reinsurance premiums.........    (1,145)      (121)         93
    Insurance reserves...................    (1,190)       586        (133)
    Other................................       376        101        (717)
---------------------------------------------------------------------------
      Total adjustments ..................   (2,514)    (1,231)     (1,159)
---------------------------------------------------------------------------
   NET CASH FLOWS FROM
        OPERATING ACTIVITIES .............   (2,644)      (949)   $   (193)
---------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Purchases of fixed maturity securities...  $(45,515)  $(39,039)   $(42,492)
Proceeds from fixed maturity securities:
  Sales..................................    43,587     35,480      38,429
  Maturities, calls and redemptions......     2,996      3,564       2,997
Purchases of equity securities...........    (1,575)    (1,071)     (1,323)
Proceeds from sale of equity securities..     1,803        848       1,406
Change in short-term investments.........       703        823       1,112
Change in collateral on loaned
securities...............................     1,170        (23)         53
Change in other investments..............       151         62         421
Purchases of property and equipment,
  net....................................      (250)      (261)       (280)
Acquisitions, net of cash acquired.......       (19)      (120)       (104)
Other, net...............................        86        180          (7)
---------------------------------------------------------------------------

   NET CASH FLOWS FROM INVESTING ACTIVITIES   3,137        443         212
---------------------------------------------------------------------------


46                                                          1999 ANNUAL REPORT

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)
---------------------------------------------------------------------------
                                              1999        1998       1997
---------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Dividends paid to preferred stockholders..   $  (13)    $   (7)   $     (6)
Purchase of treasury stock................        -       (102)          -
Receipts from investment
  contracts credited to policyholder
  account balances........................        7          6           7
Return of policyholder account
  balances on investment contracts..........    (78)       (20)        (26)
Principal payments on long-term debt........   (450)      (730)         (5)
Proceeds from issuance of long-term debt....    177        993         137
Issuance (redemption) of preferred stock....   (200)       200           -
Net cash flows from financing activities....   (557)       340         107
Net change in cash..........................    (64)      (166)        126
---------------------------------------------------------------------------
   CASH AT BEGINNING OF PERIOD..............    217        383         257
---------------------------------------------------------------------------
   CASH AT END OF PERIOD                     $  153     $  217    $    383
===========================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
--------------------------------------------------
Cash paid:
  Interest expense......................... $   201     $  210    $    201
  Federal income taxes.....................     279        143          95
Non-cash transactions:
  Notes receivable for the issue of stock..      19         44           -
  Exchange of Canary Wharf Limited
    Partnership interest into common stock.     539          -           -
===========================================================================
See accompanying Notes to Consolidated Financial Statements.

CNA FINANCIAL CORPORATION                                                    47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------------


BASIS OF PRESENTATION

The consolidated financial statements include CNA Financial Corporation and its subsidiaries, which include property/casualty insurance companies (principally Continental Casualty Company and The Continental Insurance Company) and life insurance companies (principally Continental Assurance Company and Valley Forge Life Insurance Company), collectively CNA or the Company. Loews Corporation (Loews) owns approximately 86% of the outstanding common stock of the Company.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). Certain amounts applicable to prior years have been reclassified to conform with the 1999 presentation. All material intercompany amounts have been eliminated.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


BUSINESS

CNA serves a wide spectrum of customers, including small, medium and large businesses; associations; professionals; and groups and individuals with a broad range of insurance and risk management products and services.

Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, healthcare management, claims administration and employee leasing/payroll processing. CNA products and services are marketed through agents, brokers, managing general agents and direct sales.


INSURANCE

PREMIUM REVENUES

Insurance premiums on property/casualty and accident and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees, which are recognized over the coverage period. Other life insurance premiums and annuities are recognized as revenue when due after deductions for ceded insurance premiums.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

Claim and claim adjustment expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are not discounted and are based on (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of unreported losses, (c) estimates of losses on assumed insurance, (d) estimates of future expenses to be incurred in settlement of claims and (e) estimates of claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. Management considers current conditions and trends as well as past Company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance.

Claim and claim adjustment expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments to the previously established reserves are recognized in operating income in the period the need for such adjustments becomes apparent.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide fixed periodic payments to claimants. Certain structured settlements are funded by annuities purchased from Continental Assurance Company for which the related annuity obligations are reported in future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim adjustment expense reserves and carried at present values determined using interest rates ranging from 6.0% to 7.5%. At December 31, 1999 and 1998 the discounted reserves for unfunded structured settlements were $883 million and $893 million, respectively (net of discounts of $1,483 million and $1,511 million, respectively).

Workers' compensation lifetime claim reserves and accident and health disability claim reserves are calculated using mortality and morbidity assumptions based on the Company's and industry experience, and are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.0%. At December 31, 1999 and 1998, such discounted reserves totaled $2,174 million and $2,277 million, respectively (net of discounts of $893 million and $869 million, respectively).

FUTURE POLICY BENEFITS RESERVES

Reserves for traditional life insurance products (whole and term life products) are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration, and include a margin for adverse

48                                                          1999 ANNUAL REPORT
deviation. Interest rates range from 3% to 9% and mortality, morbidity and withdrawal assumptions are based on CNA and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Reserves for universal life-type contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.45% to 7.25% for the three years ended December 31, 1999.

INVOLUNTARY RISKS

CNA's participation in involuntary risk pools is mandatory and generally a function of its proportionate share of the voluntary market, by line of insurance, in each state in which it does business. In the first quarter of 1999, CNA adopted Statement of Position 97-3 "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments"(SOP 97-3). SOP 97-3 requires that insurance companies recognize liabilities for insurance-related assessments when an assessment is probable and will be imposed, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements. Adoption of SOP 97-3 resulted in an after-tax charge of $177 million as a cumulative effect of a change in accounting principle. The pro forma effect of adoption on reported results for prior periods is not significant.

REINSURANCE

Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and reported as a recoverable in the consolidated balance sheets.

DEFERRED ACQUISITION COSTS

Costs of acquiring property/casualty insurance business that vary with and are primarily related to the production of such business are deferred and amortized ratably over the period the related premiums are recognized. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs.

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing future policy benefits reserves. Acquisition costs on traditional life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed duration. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs, had those gains or losses actually been realized, an adjustment to deferred acquisition costs is recorded as an adjustment to unrealized investment gains or losses which are included in accumulated other comprehensive income and reported as a component of stockholders' equity.


INVESTMENTS

VALUATION OF INVESTMENTS

CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, and amortization and accretion are included in investment income. Changes in fair value are reported as a component of other comprehensive income. Investments are written down to estimated fair values, and losses are recognized in income, when a decline in value is determined to be other than temporary.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost, which approximates fair value.

Other invested assets include joint ventures, limited partnerships, certain derivative securities and other investments. The joint ventures and limited partnerships are carried at CNA's equity in the investees' net assets. CNA accounts for its derivative securities at fair value. Under this method, the derivative securities are recorded in the consolidated balance sheets at fair value at the reporting date and changes in fair value are recognized in realized investment gains and losses. For interest rate swaps associated with certain corporate borrowings, amounts due or payable under these swaps are recorded as an adjustment to interest expense and changes in the fair value of the swaps are not recognized in the Company's consolidated financial statements.

INVESTMENT GAINS AND LOSSES

All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the amortized cost of the specific securities sold.

EQUITY IN AFFILIATES

CNA uses the equity method of accounting for investments in companies in which its ownership interest of the voting shares is at least twenty percent but not greater than fifty percent. Equity in operating income of these affiliates is reported in other income. Equity in investment gains or losses is included in realized investment gains or losses, or other comprehensive income, as appropriate.

SECURITIES LENDING ACTIVITIES

CNA lends securities to unrelated parties, primarily major brokerage firms. Borrowers of these securities must deposit collateral with CNA equal to 100% of the fair value of the securities if the collateral is cash, or 102% if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper) and a liability is recognized for the obligation to return the collateral. CNA continues to receive the interest on loaned debt securities as beneficial owner, and accordingly, loaned debt securities are included in fixed maturity securities.

CNA FINANCIAL CORPORATION                                                   49

SEPARATE ACCOUNT BUSINESS

Continental Assurance Company and Valley Forge Life Insurance Company write investment and annuity contracts. The supporting assets and liabilities of certain of these contracts are legally segregated and reported as assets and liabilities of separate account business. Continental Assurance Company guarantees principal and a specified return to the contractholders on approximately 53% and 64% of the separate account business at December 31, 1999 and 1998, respectively. Substantially all assets of the separate account business are carried at fair value. Separate account liabilities are carried at contract values.

INCOME TAXES

The Company accounts for income taxes under the liability method. Under the liability method deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities. Temporary differences primarily relate to insurance reserves (principally discounting of claim and claim adjustment expense reserves and differences in the calculation of unearned premium reserves), deferred acquisition costs and net unrealized investment gains or losses.


PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and determined principally on accelerated methods.

EARNINGS PER SHARE

Earnings per share applicable to common stock are based on weighted-average outstanding shares, retroactively adjusted for all stock splits. The computation of earnings per share for the years ended December 31, 1999, 1998 and 1997 was as follows:

EARNINGS PER SHARE
-----------------------------------------------------------------------------
Year ended December 31
(In millions of dollars)                          1999       1998      1997
-----------------------------------------------------------------------------

Net income (loss)                               $  (130)    $  282   $  966
Less: Preferred dividends                           (13)        (7)      (7)
-----------------------------------------------------------------------------
Net income (loss) applicable to common stock    $  (143)    $  275   $  959

Weighted average outstanding common shares
  and common stock equivalents (in millions
  of shares)                                      184.2      184.9    185.4
-----------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE     $ (0.77)    $ 1.49   $ 5.17
=============================================================================

NOTE B - INVESTMENTS:
---------------------

The significant components of net investment income are presented in the following table:


NET INVESTMENT INCOME
------------------------------------------------------------------
Year ended December 31
(In millions of dollars)         1999         1998         1997
------------------------------------------------------------------

Fixed maturity securities    $   1,776    $   1,832    $   1,817
Short-term investments             188          241          321
Other                              178          126          118
------------------------------------------------------------------
                                 2,142        2,199        2,256
Investment expenses                (41)         (53)         (47)
------------------------------------------------------------------
   NET INVESTMENT INCOME     $   2,101    $   2,146    $   2,209
==================================================================

Net  realized   investment  gains  (losses)  and  net  unrealized   appreciation
(depreciation) in investments are set forth in the following table:

NET INVESTMENT APPRECIATION

-------------------------------------------------------------------------------------------
Year ended December 31
(In millions of dollars)                                          1999      1998     1997
-------------------------------------------------------------------------------------------
Net realized investment gains (losses):
  Fixed maturity securities:
       Gross realized gains                                     $   269  $    621  $   651
       Gross realized losses                                       (580)     (154)    (199)
-------------------------------------------------------------------------------------------
   Net realized gains (losses) on fixed maturity securities        (311)      467      452

   Equity securities:
       Gross realized gains                                         481       119      137
       Gross realized losses                                       (115)      (81)     (34)
-------------------------------------------------------------------------------------------
   Net realized gains on equity securities                          366        38      103
   Other realized investment gains                                  253       190      198
-------------------------------------------------------------------------------------------
Total net realized investment gains                                 308       695      753
Allocation to participating policyholders and minority interest       7       (14)     (15)
Income tax expense                                                 (123)     (247)    (260)
-------------------------------------------------------------------------------------------
Net realized investment gains                                       192       434      478
-------------------------------------------------------------------------------------------

Net unrealized appreciation (depreciation) in investments:
   Fixed maturity securities                                     (1,262)       34      347
   Equity securities                                              1,545       796      (38)
   Other                                                             33      (112)      72
-------------------------------------------------------------------------------------------
Total net unrealized appreciation in investments                    316       718      381
Net change in unrealized appreciation (depreciation) on separate
  accounts and other                                                (74)        5        -
Allocation to participating policyholders and minority interest      24        (6)      (9)
Deferred income tax expense                                        (100)     (249)    (101)
-------------------------------------------------------------------------------------------
Net unrealized appreciation in investments                          166       468      271
-------------------------------------------------------------------------------------------
   NET APPRECIATION IN INVESTMENTS                             $    358  $    902  $   749
===========================================================================================

50                                                           1999 ANNUAL REPORT

Other realized investment gains for the years ended December 31, 1999 and 1997, include gains and losses related to the sale of certain operations or affiliates. See Note O.

The following table provides a summary of investments in fixed maturity securities and equity securities available-for-sale:

SUMMARY OF FIXED MATURITY AND EQUITY SECURITIES

--------------------------------------------------------------------------------------------
                                                   COST OR      GROSS        GROSS
                                                  AMORTIZED  UNREALIZED   UNREALIZED  FAIR
(In millions of dollars)                            COST        GAINS       LOSSES    VALUE
--------------------------------------------------------------------------------------------
DECEMBER 31, 1999

United States Treasury securities and
  obligations of government agencies               $ 8,431    $    14    $   127    $ 8,318
Asset-backed securities                              7,253         14        228      7,039
States, municipalities and political
  subdivisions -- tax-exempt                         4,514         16        134      4,396
Corporate securities                                 5,502         34        303      5,233
Other debt securities                                2,185         36         89      2,132
Redeemable preferred stocks                             63         72          5        130
--------------------------------------------------------------------------------------------
Total fixed maturity securities                     27,948        186        886     27,248
Equity securities                                    1,150      2,635        175      3,610
--------------------------------------------------------------------------------------------
   TOTAL                                           $29,098    $ 2,821    $ 1,061    $30,858
============================================================================================

DECEMBER 31, 1998

United States Treasury securities and
  obligations of government agencies               $ 7,568    $   183    $    17    $ 7,734
Asset-backed securities                              8,096        130         12      8,214
States, municipalities and political
  subdivisions -- tax-exempt                         6,127        206         12      6,321
Corporate securities                                 5,074        135        143      5,066
Other debt securities                                2,610        104         70      2,644
Redeemable preferred stocks                             36         60          2         94
--------------------------------------------------------------------------------------------
Total fixed maturity securities                     29,511        818        256     30,073
Equity securities                                    1,055      1,051        136      1,970
--------------------------------------------------------------------------------------------
   TOTAL                                           $30,566    $ 1,869    $   392    $32,043
============================================================================================

The following table summarizes fixed maturity securities by contractual maturity at December 31, 1999:

CONTRACTUAL MATURITY
------------------------------------------------------------------------
                                                COST OR
                                               AMORTIZED        FAIR
(In millions of dollars)                          COST         VALUE
------------------------------------------------------------------------

Due in one year or less                       $     1,554   $     1,541
Due after one year through five years               6,513         6,388
Due after five years through ten years              7,040         6,557
Due after ten years                                 5,588         5,723
Asset-backed securities                             7,253         7,039
------------------------------------------------------------------------
   TOTAL                                      $    27,948   $    27,248
========================================================================


Actual maturities may differ from contractual maturities because some securities may be called or prepaid with or without call or prepayment penalties.

The carrying value of investments (other than equity securities) that did not produce income during 1999 was $54 million. At December 31, 1999, the fair value of the Company's investments in the common stock of Global Crossing, Ltd. (Global Crossing) and the Vista Fund (a money market fund) were $1,822 million and $903 million, respectively. No other investments, other than investments in U.S. government securities, exceeded 10% of stockholders' equity.

RESTRICTED INVESTMENTS

On December 30, 1993, CNA deposited $987 million in an escrow account pursuant to the Fibreboard Global Settlement Agreement. The majority of the funds are included in short-term investments and are invested primarily in U.S. Treasury securities. The escrow account amounted to $36 million and $1,130 million at December 31, 1999 and 1998, respectively. During 1999, the Company paid approximately $1.1 billion from escrow to the Fibreboard Trust, which was established to administer claims pursuant to the Trilateral Agreement. See Note F.

The Company may from time to time invest in securities that have a limited market or the sale of which may be restricted in whole or in part. In May 1999, Global Crossing entered into a transaction to merge Frontier Corporation (Frontier) into a subsidiary of Global Crossing. As part of the Frontier merger agreement, certain shareholders of Global Crossing, including the Company, entered into a voting agreement to limit their sales of Global Crossing common stock to ensure that 51% of the outstanding shares of Global Crossing would vote in favor of the merger. A large proportion of those shareholders, including the Company, also agreed to suspend their rights under a shareholders' agreement and a registration rights agreement until the closing of the Frontier transaction. The voting agreement was amended on September 2, 1999 to continue the limitation on sales and to delay the exercise of those rights described in the previous sentence until the earlier of the termination of the Frontier transaction or

CNA FINANCIAL CORPORATION                                                   51
six months after the closing of the Frontier transaction. The Frontier merger closed on September 28, 1999. Beginning on March 28, 2000, the Company has the right to require Global Crossing to register up to 25% of the Company's holdings under the Securities Act of 1933 (the Act), and beginning on August 13, 2000, to require Global Crossing to register up to an additional 25% of the Company's holdings. The Company's holdings of Global Crossing were not acquired in a public offering, and may not be sold to the public unless the sale is registered or exempt from the registration requirements of the Act. Such exemptions will include sales pursuant to Rule 144 under the Act if such sales meet the requirements of the Rule. Subsequent to December 31, 1999, CNA entered into option agreements intended to hedge a substantial portion of the market risk associated with approximately half of its holdings of Global Crossing.


Cash and securities  with carrying  values of $1.8 billion and $1.7 billion were
deposited  by  the  Company's  insurance   subsidiaries  under  requirements  of
regulatory authorities as of December 31, 1999 and 1998, respectively.

NOTE C - FINANCIAL INSTRUMENTS:
-------------------------------

In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities, and enters into agreements involving derivative securities, including off-balance sheet financial instruments.

Fair values are required to be disclosed for all financial instruments for which it is practicable to estimate fair value, whether or not such values are recognized in the consolidated balance sheets. Management attempts to obtain quoted market prices for the purposes of these disclosures. Where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by management's assumptions, including discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair values. The estimates presented herein are not necessarily indicative of the amounts that CNA would realize in a current market exchange.

Non-financial instruments--such as real estate, deferred acquisition costs, property and equipment, deferred income taxes and intangibles--and certain financial instruments specifically identified in the accounting literature--such as insurance reserves and leases--are excluded from the fair value disclosures. Thus, the fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

The carrying amounts reported in the consolidated balance sheets for cash, short-term investments, accrued investment income, receivables for securities sold, federal income taxes recoverable, securities sold under repurchase agreements, payables for securities purchased and certain other assets and other liabilities approximate fair value because of the short-term nature of these items. These assets and liabilities are not listed in the following tables.

The carrying amounts and estimated fair values of CNA's other financial instrument assets and liabilities are listed in the following tables. Derivative financial instruments are shown in a separate table.

FINANCIAL ASSETS
------------------------------------------------------------------------------
                                          1999                  1998
                                   -------------------- ----------------------
December 31                        CARRYING  ESTIMATED   Carrying  Estimated
(In millions of dollars)            AMOUNT   FAIR VALUE   Amount   Fair Value
------------------------------------------------------------------------------

Investments:
   Fixed maturity securities          $27,248   $27,248    $30,073   $30,073
   Equity securities                    3,610     3,610      1,970     1,970
   Mortgage loans                          44        42         57        61
   Policy loans                           192       179        177       173
   Other invested assets                1,108     1,108        858       858
Separate account business:
   Fixed maturity securities            3,260     3,260      4,155     4,155
   Equity securities                      260       260        297       297
   Other                                  493       493        216       216
Notes receivable for the issue
of stock                                   63        56         44        39
------------------------------------------------------------------------------

The following methods and assumptions were used by CNA in estimating the fair value for the above financial assets.

The fair values of fixed maturity securities and equity securities were based on quoted market prices, where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or quoted market prices of comparable instruments.

The fair values for mortgage loans and policy loans were estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers of comparable credit quality. Loans with similar characteristics were aggregated for purposes of these calculations.

Valuation techniques to determine fair value of other invested assets and other separate account business assets consisted of discounting cash flows and obtaining quoted market prices of the investments, comparable instruments or the underlying assets of the investments.

52                                                       1999 ANNUAL REPORT

FINANCIAL LIABILITIES
------------------------------------------------------------------------------
                                           1999                   1998
                                   -------------------   ---------------------
December 31                        CARRYING  ESTIMATED    Carrying Estimated
(In millions of dollars)            AMOUNT   FAIR VALUE    Amount  Fair Value
------------------------------------------------------------------------------

Premium deposits and annuity
contracts                             $ 1,293   $ 1,240    $ 1,259   $ 1,205
Debt                                    2,881     2,775      3,160     3,179
Financial guarantee contracts             111       100        240       231
Separate account business:
   Guaranteed investment contracts      1,516     1,518      2,423     2,478
   Variable separate accounts           1,505     1,505      1,268     1,268
   Deferred annuities                     117       125         85       102
   Other                                  571       571        600       600
------------------------------------------------------------------------------

Premium deposits and annuity contracts were valued based on cash surrender values and the outstanding fund balances.

CNA's senior notes and debentures were valued based on quoted market prices. The fair value for other long-term debt was estimated using discounted cash flow analyses based on current incremental borrowing rates for similar borrowing arrangements.

The fair value of the liability for financial guarantee contracts was based on discounted cash flows utilizing interest rates currently offered for similar contracts.

The fair values of guaranteed investment contracts and deferred annuities of the separate account business were estimated using discounted cash flow calculations based on interest rates currently offered for similar contracts with similar maturities. The fair values of the liabilities for variable separate account business were based on the quoted market values of the underlying assets of each variable separate account. The fair value of other separate account liabilities approximate their carrying value because of their short-term nature.


DERIVATIVE FINANCIAL INSTRUMENTS

CNA invests in derivative financial instruments in the normal course of business primarily to reduce its exposure to market risk (principally interest rate, equity stock price and foreign currency risk). Financial instruments used for such purposes include interest rate swaps, interest rate caps, put and call options, commitments to purchase securities, futures and forwards. Other than derivatives held in certain separate accounts, the Company generally does not hold or issue these instruments for trading purposes. CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contracts by purchasing S&P 500 futures contracts in a notional amount equal to the portion of the customer liability related to S&P 500 exposure.

The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 1999 and 1998 were $2,062 million and $1,667 million, respectively. The gross notional principal or contractual amounts of derivative financial instruments in the separate accounts were $1,627 million and $1,193 million at December 31, 1999 and 1998, respectively. The contractual or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these instruments.

The fair values associated with derivative financial instruments are generally affected by interest rates, equity prices and foreign currency exchange rates. The credit exposure associated with non-performance by the counterparties to these instruments is generally limited to the gross fair value asset related to the instruments recognized in the consolidated balance sheets. The Company continuously monitors the credit worthiness of its counterparties. The Company generally does not require collateral from its derivative investment counterparties.

The fair value of derivatives generally represent the estimated amounts that CNA would expect to receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For derivative instruments not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle or quoted market prices of comparable instruments.

A summary of the aggregate contractual or notional amounts, estimated fair values and gains or losses related to derivative financial instruments as of and for the year ended December 31, 1999 and 1998 are presented on the following page.

CNA FINANCIAL CORPORATION                                                    53

SUMMARY OF DERIVATIVE FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------
                                                              FAIR VALUE
                                                        ------------------------
DECEMBER 31, 1999                        CONTRACTUAL                              RECOGNIZED
(In millions of dollars)                NOTIONAL AMOUNT  ASSET      (LIABILITY)   GAIN (LOSS)
----------------------------------------------------------------------------------------------
GENERAL ACCOUNT
---------------
   Interest rate swaps on corporate      $  650           $   --         $   --     $   --
     borrowings
   Total return swaps                         7               --             --         11
   Interest rate caps                       500                4             --          4
   Commitments to purchase government
    and municipal securities               127                --             (1)        (1)
   Futures sold, not yet purchased          153               --             --          9
   Forwards                                 591                9             --         21
   Options purchased                         25                4             --         (5)
   Options written                            9               --             --         --
----------------------------------------------------------------------------------------------
   TOTAL                                 $2,062           $   17         $   (1)    $   39
==============================================================================================
SEPARATE ACCOUNTS
-----------------
   Futures purchased                     $1,113           $   --         $   --     $  131
   Futures sold, not yet purchased           79               --             --          2
   Forwards                                  --               --             --         --
   Commitments to purchase government
     and municipal securities               228               --             (2)        (4)
   Options purchased                        108                1             --         (1)
   Options written                           99               --             --          4
----------------------------------------------------------------------------------------------
   TOTAL                                 $1,627           $    1         $   (2)    $  132
==============================================================================================

SUMMARY OF DERIVATIVE FINANCIAL STATEMENTS (CONTINUED)

----------------------------------------------------------------------------------------------
                                                              FAIR VALUE
                                                        ------------------------
DECEMBER 31, 1998                         CONTRACTUAL/                             RECOGNIZED
(In millions of dollars)                 NOTIONAL AMOUNT  ASSET      (LIABILITY)   GAIN (LOSS)
----------------------------------------------------------------------------------------------
GENERAL ACCOUNT
---------------
   Interest rate swaps on corporate      $  650           $   --         $  (10)    $   --
   borrowings
   Total return swaps                        78               --            (10)       (30)
   Interest rate caps                       500                1             --         (2)
   Futures sold, not yet purchased          158               --             --         (3)
   Forwards                                 211               --             (1)        (6)
   Options purchased                         70                3             --         51
   Options written                           --               --             --          2
----------------------------------------------------------------------------------------------
   TOTAL                                 $1,667           $    4         $  (21)    $   12
==============================================================================================
SEPARATE ACCOUNTS
-----------------
   Futures purchased                     $  928           $    2         $   --     $  156
   Futures sold, not yet purchased           51               --             --         (1)
   Forwards                                   2               --             --         --
   Commitments to purchase government
    and municipal securities                 69                1             --          4
   Options purchased                         77                1             --         (1)
   Options written                           66               --             --          2
----------------------------------------------------------------------------------------------
   TOTAL                                 $1,193           $    4         $   --     $  160
==============================================================================================

The Company has entered into interest rate swap agreements to convert the variable rate of its borrowings under a revolving credit facility and its commercial paper program to a fixed rate. The Company was party to interest rate swap agreements with several banks with an aggregate notional principal amount of $650 million, at December 31, 1999 and 1998. Those agreements, which terminate from May 2000 to December 2000, effectively fix the Company's interest cost on $650 million of variable rate debt for the years ending December 31, 1999 and 1998.

CNA also has outstanding total return swaps which primarily represent an exchange of the 90-day treasury bill rate for the change in the Goldman Sachs Commodities Index.

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

An  interest  rate  cap  consists  of a  guarantee  given by the  issuer

54                                                           1999 ANNUAL REPORT
to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount.

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

For 1999 and 1998, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews has resulted in a decreased Federal income tax liability for Loews. Accordingly, Loews has paid or will pay to CNA approximately $288 million for 1999 and $83 million for 1998. In 1997, the inclusion of the CNA Tax Group into the consolidated Federal income tax return of Loews increased the Loews Federal income tax liability. Accordingly, CNA has paid Loews approximately $210 million for 1997.

At December 31, 1999, the CNA Tax Group had accumulated net operating losses of approximately $390 million from 1999 and 1998, available to be carried back or forward. These net operating losses expire beginning in 2018.

A reconciliation between the Federal income tax at statutory rates and CNA's effective income taxes, after giving effect to minority interest, but before giving effect to the cumulative effect of a 1999 change in accounting principle for SOP 97-3 is as follows:

TAX RATE RECONCILIATION
----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
(In millions of dollars)                           1999     1998       1997
----------------------------------------------------------------------------

  Income tax (benefit) expense at statutory rates  $(14)     $115      $475
  Tax benefit from tax exempt income                (84)     (103)      (91)
  Other expense, including state income taxes        10        35         8
----------------------------------------------------------------------------
  EFFECTIVE INCOME TAX (BENEFIT) EXPENSE           $(88)     $ 47      $392
============================================================================

The composition of CNA's total income tax (benefit) expense allocated between operating income and realized investment gains and losses, excluding the cumulative effect of the 1999 change in accounting principle for SOP 97-3 is as follows:

COMPONENTS OF TAX PROVISION
----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
(In millions of dollars)                             1999     1998     1997
----------------------------------------------------------------------------

   Income tax (benefit) expense on operating income $(211)   $(200)    $132
   Income tax expense on realized investment gains    123      247      260
----------------------------------------------------------------------------
   TOTAL INCOME TAX (BENEFIT) EXPENSE               $ (88)   $  47     $392
============================================================================

The current and deferred components of CNA's income tax (benefit) expense, excluding the cumulative effect of the 1999 change in accounting principle for SOP 97-3, are as follows:

CURRENT AND DEFERRED TAXES
----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
(In millions of dollars)                             1999     1998     1997
----------------------------------------------------------------------------

Current tax (benefit) expense                       $(226)   $   -     $248
Deferred tax expense                                  138       47      144
----------------------------------------------------------------------------
   TOTAL INCOME TAX (BENEFIT) EXPENSE               $ (88)   $  47     $392
============================================================================

CNA FINANCIAL CORPORATION                                                   55

On January 1, 1999, CNA adopted SOP 97-3, and as a result, an accrued liability was established for financial reporting purposes, but not for income tax purposes. Consequently on January 1, 1999, as part of the $177 million cumulative after-tax effect of SOP 97-3, a deferred tax asset of $95 million was established. During 1999, changes in this assessment accrual reduced the associated deferred tax asset by $23 million. The deferred tax effect of this assessment accrual and other significant components of CNA's deferred tax assets and liabilities as of December 31, 1999 and 1998, respectively, are set forth in the table below.

COMPONENTS OF NET DEFERRED TAX ASSETS
------------------------------------------------------------------------
DECEMBER 31
(In millions of dollars)                            1999         1998
------------------------------------------------------------------------
Gross deferred tax assets:
   Insurance reserves:
     Property/casualty claim reserves              $ 1,058      $ 1,183
     Unearned premium reserves                         335          372
     Life reserves                                     213          195
     Other insurance reserves                           26           27
   Postretirement benefits other than pensions         149          142
    Net operating losses                               137            -
    Accrued assessments and guarantees                  72            -
   Restructuring costs                                  10           56
   Other                                               257          295
------------------------------------------------------------------------
     TOTAL GROSS DEFERRED TAX ASSETS                 2,257        2,270
------------------------------------------------------------------------
Gross deferred tax liabilities:
   Deferred acquisition costs                         (778)        (748)
   Net unrealized gains                               (627)        (527)
------------------------------------------------------------------------
     TOTAL GROSS DEFERRED TAX LIABILITIES           (1,405)      (1,275)
------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                            $   852      $   995
========================================================================

CNA has a history of profitability and as such, CNA's management believes it is more likely than not that the deferred tax assets will be realized.

NOTE E - CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES:
-----------------------------------------------------

CNA's property/casualty insurance claim and claim adjustment expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these factors can affect the estimation of reserves.

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

The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserves for 1999, 1998 and 1997.

56                                                          1999 ANNUAL REPORT

RECONCILIATION OF CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

-------------------------------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)                                               1999       1998     1997
-------------------------------------------------------------------------------------------------
Reserves at beginning of year:
   Gross                                                              $28,317   $28,533  $29,357
   Ceded                                                                5,424     5,326    5,660
-------------------------------------------------------------------------------------------------
Net reserves at beginning of year                                      22,893    23,207   23,697

Net reserves transferred under retroactive reinsurance agreements      (1,024)       --       --
Net reserves of acquired insurance companies at date of acquisition        --       122       57
-------------------------------------------------------------------------------------------------
Total net adjustments                                                  (1,024)      122       57
-------------------------------------------------------------------------------------------------

Net incurred claims and claim adjustment expenses:
   Provision for insured events of current year                         7,287     7,903    7,942
   Increase (decrease) in provision for insured events of prior years   1,027       263     (256)
   Amortization of discount                                               139       143      143
-------------------------------------------------------------------------------------------------
Total net incurred                                                      8,453     8,309    7,829
-------------------------------------------------------------------------------------------------

Net payments attributable to:
   Current year events                                                  2,744     2,791    2,514
   Prior year events                                                    7,460     5,954    5,862
   Reinsurance recoverable against net reserves transferred under
     retroactive reinsurance agreements                                  (240)       --       --
-------------------------------------------------------------------------------------------------
Total net payments                                                      9,964     8,745    8,376
-------------------------------------------------------------------------------------------------
Net reserves at end of year                                            20,358    22,893   23,207
Ceded reserves at end of year                                           6,273     5,424    5,326
-------------------------------------------------------------------------------------------------
GROSS RESERVES AT END OF YEAR*                                        $26,631   $28,317  $28,533
=================================================================================================

* Excludes  life  claim  and  claim   adjustment   expense  reserves  and
  intercompany eliminations of $725 million, $837 million and $987 million as of December 31, 1999, 1998 and 1997, respectively, included in the consolidated balance sheets.

The increase (decrease) in provision for insured events of prior years (reserve development) is comprised of the following components:

RESERVE DEVELOPMENT
-----------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)                         1999     1998    1997
-----------------------------------------------------------------------

Asbestos                                       $  560    $ 243   $ 105
Environmental pollution and other mass tort       (84)     227      --
Other                                             551     (207)   (361)
-----------------------------------------------------------------------
   TOTAL                                       $1,027    $ 263   $(256)
=======================================================================

ENVIRONMENTAL POLLUTION, OTHER MASS TORT AND ASBESTOS RESERVES

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

Many policyholders have made claims against various CNA insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage that includes an absolute pollution exclusion. CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether clean-up costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress in 1999 and it is unclear as to what positions the Congress or the

CNA FINANCIAL CORPORATION                                                   57

Administration will take in 2000 and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be significantly reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 1999 and 1998, CNA carried approximately $463 million and $787 million, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. In 1999, CNA recorded $84 million of favorable development compared to $227 million of adverse development in 1998. The changes were based upon the Company's continuous review of these types of exposures, as well as its internal study and annual analysis of environmental pollution and other mass tort claims. The 1999 analysis indicated favorable results in the number of new claims being reported in the other mass tort area. The 1998 analysis indicated deterioration in claim experience related mainly to pollution claims.

CNA's insurance subsidiaries also have exposure to asbestos claims, including those attributable to CNA's litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note F. Estimation of asbestos claim reserves involves many of the same limitations as for environmental pollution claims discussed above, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 1999 and 1998, CNA carried approximately $684 million and $1,456 million, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. In 1999, CNA recorded $560 million of adverse development compared to $243 million of adverse development in 1998. The reserve strengthening in 1999 for asbestos related claims, was a result of management's continuous review of development with respect to these exposures, as well as a review of the results of the Company's annual analysis of these claims which was completed in conjunction with the study of environmental pollution and other mass tort claims. This analysis indicated continued deterioration in claim counts for asbestos related claims.

The results of operations in future years may continue to be adversely affected by environmental pollution and other mass tort, and asbestos claim mass claims and claim adjustment expenses. Management will continue to monitor these liabilities and make further adjustments as warranted.

The following table provides additional data related to CNA's environmental pollution, other mass tort and asbestos-related claim and claim adjustment expense reserves.

ENVIRONMENTAL POLLUTION, OTHER MASS TORT AND ASBESTOS RESERVES

--------------------------------------------------------------------------------------------
                                       1999                              1998
                             --------------------------------  -----------------------------
                              ENVIRONMENTAL                      Environmental
 December 31                  POLLUTION AND                      Pollution and
(In millions of dollars)     OTHER MASS TORT   ASBESTOS         Other Mass Tort    Asbestos
--------------------------------------------------------------------------------------------
Gross reserves               $ 618             $ 946            $ 828                $1,547
Less ceded reserves           (155)             (262)             (41)                  (91)
--------------------------------------------------------------------------------------------
   NET RESERVES              $ 463             $ 684            $ 787                $1,456
============================================================================================

OTHER PROPERTY AND CASUALTY RESERVES

Other lines unfavorable claim and claim adjustment expense reserve development for 1999 of $551 million was due to unfavorable loss development of approximately $540 million for standard commercial lines, approximately $60 million for medical malpractice, and approximately $70 million for accident and health. These unfavorable changes were partially offset by favorable development of approximately $120 million in non-medical professional liability and assumed reinsurance on older accident years. The unfavorable development in standard commercial lines was due to commercial automobile liability and workers compensation losses being higher than expected in recent accident years. In addition, the number of claims reported for commercial multiple-peril liability claims from older accident years has not decreased as much as expected. The unfavorable development for medical malpractice was also due to losses being higher than expected for recent accident years. The accident and health unfavorable development is due to higher than expected claim reporting on assumed personal accident coverage in recent accident years.

Other lines favorable claim and claim adjustment expense reserve development for 1998 of $207 million was due to favorable loss development of approximately $100 million in commercial lines business and approximately $105 million of favorable loss development in personal lines business. The favorable development in the commercial lines business was primarily attributable to improved frequency and severity in the commercial auto lines for older accident years, as well as some continued improvement in workers' compensation for older years. The favorable development in the personal lines business was attributable to improved trends, particularly in personal auto liability.

FINANCIAL GUARANTEE RESERVES

Through August 1, 1989, CNA's property/casualty operations wrote financial guarantee insurance in the form of surety bonds, and also insured equity policies. These bonds primarily represented industrial development bond guarantees and, in the case of insured equity policies, typically extended in initial terms from ten to thirteen years. For these guarantees and policies CNA received an advance premium, which is non-refundable and is recognized over the exposure period and in proportion to the underlying risk insured.

58                                                          1999 ANNUAL REPORT

At December 31, 1999 and 1998, gross exposure of financial guarantee surety bonds and insured equity policies was $352 million and $507 million, respectively. The degree of risk to CNA related to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in improved real estate are also commonly obtained on the financial guarantee risks. Approximately 37% and 36% of the risks were ceded to reinsurers at December 31, 1999 and 1998, respectively. Total exposure, net of reinsurance, amounted to $222 million and $323 million at December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, collateral consisting of letters of credit, cash reserves and debt service reserves amounted to $62 million and $38 million, respectively.

Gross unearned premium reserves for financial guarantee contracts were $11 million and $8 million at December 31, 1999 and 1998, respectively. Gross claim and claim adjustment expense reserves totaled $100 million and $232 million at December 31, 1999 and 1998, respectively.

NOTE F - LEGAL  PROCEEDINGS  AND CONTINGENT LIABILITIES:
--------------------------------------------------------

FIBREBOARD CORPORATION LITIGATION

An agreement between Continental Casualty Corporation (Casualty), Pacific Indemnity and Fibreboard Corporation (Fibreboard) (the Trilateral Agreement) has obtained final court approval and its implementation has substantially resolved Casualty's exposure with respect to asbestos claims involving Fibreboard. The Trilateral Agreement calls for payment by Casualty and Pacific Indemnity of an aggregate $2.0 billion, of which Casualty's portion is approximately $1.46 billion, to Fibreboard to resolve (a) all claims by Fibreboard and (b) all filed but unsettled asbestos claims as of August 23, 1993, and all future asbestos claims against Fibreboard. Casualty has paid all amounts required under this obligation of the Trilateral Agreement. Casualty is also obligated to pay asbestos claims settled as of August 23, 1993.

Through December 31, 1999, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 133,000 claims, for an estimated settlement amount of approximately $1.63 billion plus any applicable interest. Approximately $1.72 billion (including interest of $184 million) was paid by Casualty through December 31, 1999. Such payments have been partially recovered from Pacific Indemnity.

While there does exist the possibility of further adverse developments with respect to Fibreboard claims, management does not anticipate subsequent reserve adjustments, if any, to materially affect the equity of CNA. Management will continue to monitor the potential liabilities with respect to Fibreboard asbestos claims and will make adjustments to claim reserves if warranted. During 1999, the Company paid approximately $1.1 billion from escrow to the Fibreboard Trust, which was established to administer claims pursuant to the Trilateral Agreement.

TOBACCO LITIGATION

Three insurance subsidiaries of the Company are defendants in a lawsuit arising out of policies allegedly issued to Liggett Group, Inc. (Liggett). Although it did not issue policies to Liggett, the Company also has been named as a defendant in this lawsuit, which was filed by Liggett and Brooke Group Holding Inc. in Delaware Superior Court, New Castle County on January 26, 2000. The lawsuit, which involves numerous insurers, concerns coverage issues relating to hundreds of tobacco-related claims asserted against Liggett over the past twenty years. However, Liggett only began submitting claims for coverage under the policies in January 2000. All of the policies issued by subsidiaries of the Company that have been located to date contain exclusions for tobacco-related claims. Based on facts and circumstances currently known, management believes that the ultimate outcome of the pending litigation should not materially affect the financial condition of CNA.

IGI CONTINGENCY

In 1997, CNA Reinsurance Company Limited (CNA Re Ltd.) entered into an arrangement with IOA Global, Ltd. (IOA), an independent managing general agent based in Philadelphia, Pennsylvania, to develop and manage a book of accident and health coverages. Pursuant to this arrangement, IGI Underwriting Agencies, Ltd. (IGI), a personal accident reinsurance managing general underwriter, was appointed to underwrite and market the book under the supervision of IOA. Over the past three years, IGI bound CNA Re Ltd. on a number of reinsurance arrangements with respect to personal accident insurance worldwide (the IGI Program). Under various arrangements CNA Re Ltd. both assumed risks as a reinsurer and also ceded a substantial portion of those risks to other companies, including other CNA Insurance subsidiaries and ultimately a group of reinsurers participating in a reinsurance pool known as the Associated Accident and Health Reinsurance Underwriters (AAHRU) Facility. CNA's Group Health business unit participated as a pool member in the AAHRU Facility in varying percentages over the past three years.

CNA has undertaken a review of the IGI Program and, among other things, has determined that approximately $20 million of premium was assumed by CNA Re Ltd. with respect to United States workers' compensation "carve-out" insurance. CNA is aware that a number of reinsurers with respect to such carve-out insurance have disavowed their obligations under various legal theories. If one or more such companies are successful in avoiding or reducing their liabilities, then it is likely that CNA's liability will also be reduced. Moreover, based on information known at this time, CNA reasonably believes it has strong grounds for avoiding altogether a substantial portion of its carve-out exposure through legal action.

As noted, CNA arranged substantial reinsurance protection to manage its exposures under the IGI Program. Although CNA believes it

CNA FINANCIAL CORPORATION                                                   59
has valid and enforceable reinsurance contracts with the AAHRU Facility and other reinsurers with respect to United States workers' compensation carve-out business, it is unable to predict to what extent such reinsurers would dispute their liabilities to CNA. Legal actions could result, and the resolution of any such actions could take years.

CNA has a reserve of $50 million as of December 31, 1999 with respect to the United States workers' compensation carve-out exposure it incurred through the IGI Program. These reserves were established net of estimated recoveries from retrocessionaires and the estimate of ultimate losses is subject to considerable uncertainty. As a result of these uncertainties, the results of operations in future years may be adversely affected by potentially significant reserve additions. Management does not believe that any such future reserve additions will be material to equity.

OTHER LITIGATION


CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.

NOTE G - REINSURANCE:
---------------------

CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line and CNA's retained amount varies by type of coverage. Generally, property risks are reinsured on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes coinsurance, yearly renewable term and facultative programs.

The ceding of insurance does not discharge the primary liability of the Company. CNA places reinsurance with carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claims settlement practices. Further, CNA generally requires collateral, primarily in the form of bank letters of credit from carriers that are not authorized reinsurers in CNA's states of domicile. Such collateral was approximately $1,191 million and $774 million at December 31, 1999 and 1998, respectively.

CNA's largest recoverables from a single reinsurer, including prepaid reinsurance premiums, were approximately $788 and $510 million at December 31, 1999, and were with The Allstate Corporation (Allstate) and Lloyds of London, respectively.

Insurance claims and policyholders' benefits are net of reinsurance recoveries of $3,272 million, $994 million and $1,309 million for 1999, 1998 and 1997, respectively.

Life premiums are primarily from long duration contracts and property/casualty premiums and accident and health premiums are primarily from short duration contracts.

The effects of reinsurance on earned premiums are shown in the following table:

COMPONENTS OF EARNED PREMIUMS
-----------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)      Direct       Assumed      Ceded         Net
-----------------------------------------------------------------------------

1999 EARNED PREMIUMS:
   Property/casualty         $ 9,158      $ 1,816      $ 2,199       $ 8,775
   Accident and health         3,730          198          397         3,531
   Life                        1,174          222          420           976
-----------------------------------------------------------------------------
TOTAL 1999 EARNED PREMIUMS   $14,062      $ 2,236      $ 3,016       $13,282
=============================================================================

1998 EARNED PREMIUMS:
   Property/casualty         $ 8,327      $ 1,549      $   897       $ 8,979
   Accident and health         3,745          176          256         3,665
   Life                        1,014          159          281           892
-----------------------------------------------------------------------------
TOTAL 1998 EARNED PREMIUMS   $13,086      $ 1,884      $ 1,434       $13,536
=============================================================================

1997 EARNED PREMIUMS:
   Property/casualty         $ 8,528      $ 1,101      $   612       $ 9,017
   Accident and health         3,723          259          280         3,702
   Life                          908          128          131           905
-----------------------------------------------------------------------------
TOTAL 1997 EARNED PREMIUMS   $13,159      $ 1,488      $ 1,023       $13,624
=============================================================================

60                                                          1999 ANNUAL REPORT

The effects of reinsurance on written premiums are shown in the following table:

COMPONENTS OF WRITTEN PREMIUMS
-----------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)      Direct       Assumed      Ceded         Net
-----------------------------------------------------------------------------

1999 WRITTEN PREMIUMS:
   Property/casualty         $ 9,114      $ 1,948      $ 3,262       $ 7,800
   Accident and health         3,764          194          412         3,546
   Life                        1,177          196          429           944
-----------------------------------------------------------------------------
TOTAL 1999 WRITTEN PREMIUMS  $14,055      $ 2,338      $ 4,103       $12,290
=============================================================================

1998 WRITTEN PREMIUMS:
   Property/casualty         $ 8,765      $ 1,429      $   969       $ 9,225
   Accident and health         3,785          178          257         3,706
   Life                        1,014          159          281           892
-----------------------------------------------------------------------------
TOTAL 1998 WRITTEN PREMIUMS  $13,564      $ 1,766      $ 1,507       $13,823
=============================================================================

1997 WRITTEN PREMIUMS:
   Property/casualty         $ 8,576      $ 1,262      $   693       $ 9,145
   Accident and health         3,592          133          155         3,570
   Life                          908          128          131           905
-----------------------------------------------------------------------------
TOTAL 1997 WRITTEN PREMIUMS  $13,076      $ 1,523      $   979       $13,620
=============================================================================

The impact of reinsurance on life insurance in-force is shown in the following table:

COMPONENTS OF LIFE INSURANCE IN-FORCE
--------------------------------------------------------------------------
December 31
(In millions of dollars)    Direct      Assumed        Ceded        Net
--------------------------------------------------------------------------
1999                       $339,255    $ 130,735    $184,376     $285,614
1998                        297,488       96,906     128,896      265,498
1997                        235,468       76,130      74,262      237,336
==========================================================================

NOTE H - DEBT:

Debt consists of the following obligations at December 31, 1999 and 1998:

DEBT
------------------------------------------------------------------------
December 31
(In millions of dollars)                               1999        1998
------------------------------------------------------------------------

Variable rate debt:
   Commercial paper                                   $  675     $  500
   Credit facility - CNA                                  77        235
   Credit facility - CNA Surety                          100        113
Senior notes:
   8.25%, due April 15, 1999                               -        100
   7.25%, due March 1, 2003                              143        147
   6.25%, due November 15, 2003                          249        249
   6.50% , due April 15, 2005                            497        497
   6.75%, due November 15, 2006                          248        248
   6.45%, due January 15, 2008                           149        149
   6.60%, due December 15, 2008                          199        199
   8.375%, due August 15, 2012                            81         98
   6.95%, due January 15, 2018                           148        148
7.25%  debenture, due November 15, 2023                  247        247
11.0% secured mortgage notes, due June 30, 2013            -        157
6.9% - 17.02% secured capital leases, due
  through December 31, 2011                               42         46
Other debt, due through 2019 (rates of 1.0% to 6.60%)     26         27
------------------------------------------------------------------------
   TOTAL DEBT                                         $2,881     $3,160
========================================================================

CNA has a $795 million revolving credit facility (the Facility) that expires in May 2001. The amount available under the Facility is reduced by CNA's outstanding commercial paper borrowings. As of December 31, 1999, there was $43 million of unused borrowing capacity under the Facility. The interest rate on the Facility was equal to the London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there was an annual facility fee of 9 basis points on the entire facility. The average interest rate on the borrowings under the Facility, excluding facility fees, at December 31, 1999 and 1998, was 6.66% and 5.49%, respectively.

The weighted-average interest rate on commercial paper at December 31, 1999 was 6.50% compared to 5.89% at December 31, 1998. Generally, commercial paper has a weighted average maturity of 40 days.

To offset the variable rate characteristics of the Facility and the interest rate risk associated with periodically reissuing commercial paper, CNA is party to interest rate swap agreements with several banks, which have an aggregate notional principal amount of $650 million at both December 31, 1999 and 1998, and which terminate from May 2000 to December 2000. These agreements require CNA to pay interest at a fixed rate, averaging 6.07% at both December 31, 1999 and 1998, in exchange for the receipt of the three month LIBOR. The effect of the interest rate swaps was to increase interest expense

CNA FINANCIAL CORPORATION                                                   61
by approximately $4 million, $2 million and $4 million for the years ending December 31, 1999, 1998 and 1997, respectively.

The combined weighted-average cost of borrowings, including facility fees, of the Facility, commercial paper borrowings and interest rate swaps was 6.47% and 6.36% at December 31, 1999 and 1998, respectively.

On February 15, 2000, Standard & Poor's lowered the Company's senior debt rating from A- to BBB and lowered the Company's preferred stock rating from BBB to BB+. As a result of these actions the facility fee payable on the aggregate amount of the Facility was increased to 12 1/2 basis points per annum and the interest rate on the Facility was increased to LIBOR plus 27 1/2 basis points.

In 1998, CNA issued $1 billion of senior notes under a $1 billion Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 18, 1997. This shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. Since filing the shelf registration, the Company has issued senior notes in four separate offerings with an aggregate principal amount of $1 billion.

On April 15, 1999, CNA retired $100 million of 8.25% senior notes.

On August 2, 1999, the Company repaid its $157 million, 11% Secured Mortgage Notes, due June 30, 2013. The gain realized on the transaction was not significant.

CNA Surety Corporation (CNA Surety), a 63% owned subsidiary of the Company, has entered into a $130 million, 5 year revolving credit facility that expires in September 2002. The interest rate on facility borrowings is based on LIBOR plus 20 basis points. Additionally, there is an annual facility fee of 10 basis points on the entire facility. The average interest rate on the borrowings under this facility, including facility fees, at December 31, 1999 and 1998, was 6.49% and 5.53%, respectively.

The combined aggregate maturities for debt at December 31, 1999, are presented in the following table:

MATURITY OF DEBT
----------------------------------------------------------
Year Ended December 31
(In millions of dollars)
----------------------------------------------------------

2000                                              $     3
2001                                                  755
2002                                                  103
2003                                                  399
2004                                                    5
Thereafter                                          1,632
Less original issue discount                          (16)
----------------------------------------------------------
   TOTAL                                          $ 2,881
==========================================================

Commercial paper is reported as due in 2001 in the foregoing table because the commercial paper program is fully supported by the Facility.

NOTE I - BENEFIT PLANS:
------------------------

PENSION AND POSTRETIREMENT HEALTHCARE AND LIFE
INSURANCE BENEFIT PLANS

CNA sponsors noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. While the terms of the plans vary, benefits are generally based on years of credited service and the employee's highest sixty consecutive months of compensation.

CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plans are invested primarily in U.S. government securities with the balance in mortgage backed securities, equity investments and short-term investments.

CNA provides certain health care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. The funding for these plans is generally to pay covered expenses as they are incurred.

In 1999, the Company recorded curtailment and other related charges of approximately $8 million related to the transfer of personal lines insurance business to Allstate as discussed in Note O. This transaction resulted in a reduction of the pension and postretirement benefit obligations of $44 million and $2 million, respectively.

A 1999 amendment to the postretirement plan that affected early retirement eligibility and level of employer subsidy resulted in a net reduction in the postretirement benefit obligation of approximately $40 million at December 31, 1999.

Additionally, in 1999, the Company amended its benefit plans to introduce RSKCo Choice. The amendment resulted in a reduction in the pension and postretirement benefit obligations of approximately $10 million and $8 million, respectively.

In 1998, CNA amended the Continental Post-Retirement Plan to make the benefits available to Continental retirees equivalent to the benefits available to CNA retirees. As a result of this amendment, the Company's consolidated postretirement benefit obligation was reduced by $99 million.

The Company recorded curtailment charges of approximately $19 million in 1998 related to its restructuring activities as discussed in Note N. These curtailments resulted in a reduction of the pension and postretirement benefit obligations of $88 million and $34 million, respectively.

62                                                           1999 ANNUAL REPORT

The following table provides a reconciliation of benefit obligations:

BENEFIT OBLIGATIONS AND ACCRUED BENEFIT COSTS
-----------------------------------------------------------------------------
                                                            POSTRETIREMENT
                                          PENSION BENEFITS     BENEFITS
                                          ----------------  -----------------
(In millions of dollars)                  1999        1998   1999     1998
-----------------------------------------------------------------------------

Benefit obligation at January 1           $1,900   $1,780    $  321   $  377
Change in benefit obligation:
   Service cost                               64       58        11       11
   Interest cost                             129      126        22       28
   Participants' contributions                 -        -         4        5
   Plan amendments                           (10)       -       (48)     (99)
   Actuarial gain (loss)                    (130)     118        (5)      67
   Curtailment                               (44)     (88)       (2)     (34)
   Special termination benefits                3        -         -        -
   Acquisition                                 2        -         -        -
   Benefits paid                             (99)     (94)      (35)     (34)
-----------------------------------------------------------------------------
Benefit obligation at December 31          1,815    1,900       268      321
-----------------------------------------------------------------------------

Fair value of plan assets at January 1     1,424    1,313         -        -
Change in plan assets:
   Actual return on plan assets              (17)     105         -        -
   Acquisition                                 2        -         -        -
   Company contributions                     142      100        31       29
   Participants' contributions                 -        -         4        5
   Benefits paid                             (99)     (94)      (35)     (34)
-----------------------------------------------------------------------------
Fair value of plan assets at December 31   1,452    1,424         -        -
-----------------------------------------------------------------------------
Funded status                               (363)    (476)     (268)    (321)
Unrecognized net actuarial loss              173      239        41       51
Unrecognized prior service cost (benefit)     39       60      (132)     (97)
-----------------------------------------------------------------------------
   ACCRUED BENEFIT COST                   $ (151)  $ (177)   $ (359)  $ (367)
=============================================================================

The components of net periodic benefit costs are presented in the following table:

NET PERIODIC BENEFIT COSTS
--------------------------------------------------------------------------
                                                          POSTRETIREMENT
                                     PENSION BENEFITS        BENEFITS
Year ended December 31              ------------------   -----------------
(In millions of dollars)            1999   1998   1997   1999  1998   1997
--------------------------------------------------------------------------

Service cost                       $  64 $  58   $ 54   $ 11  $ 11  $  10
Interest cost on projected
benefit obligation                   129   126    119     22    28     25
Expected return on plan assets      (100)  (97)   (98)     -     -      -
Prior service cost amortization        6    10     11    (13)   (4)     -
Actuarial loss                         8     4      6      3     1      -
Transition amount amortization         -    (2)    (5)     -     -      -
Curtailment loss                       8    17      -      -     2      -
--------------------------------------------------------------------------
   NET PERIODIC BENEFIT COST       $ 115 $ 116   $ 87   $ 23  $ 38  $  35
==========================================================================

Actuarial assumptions are set forth in the following table:

ACTUARIAL ASSUMPTIONS
------------------------------------------------------------------------------
                                                            POSTRETIREMENT
                                    PENSION BENEFITS            BENEFITS
                                    -------------------   --------------------
December 31                         1999   1998    1997   1999    1998   1997
------------------------------------------------------------------------------

Discount rate                       7.75%  6.75%   7.25%  7.75%   6.75%  7.25%
Expected return on plan assets      8.00   7.00    7.50    N/A     N/A    N/A
Rate of compensation increases      5.70   5.70    5.70    N/A     N/A    N/A
------------------------------------------------------------------------------

CNA FINANCIAL CORPORATION                                                    63

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8% in 1999, declining to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 by $12 million and the aggregate net periodic postretirement benefit cost for 1999 by $2 million. A decrease in the assumed health care cost trend rate of 1% in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999 by $11 million and the aggregate net periodic postretirement benefit cost for 1999 by $2 million.


SAVINGS PLANS

CNA sponsors savings plans, which are generally contributory plans, that allow employees to make regular contributions of up to 16% of their salary, subject to contain limitations prescribed by the Internal Revenue Service. CNA contributes an additional amount equal to 70% of the first 6% of salary contributed by the employee.

Contributions by the Company to the savings plans were $23 million, $25 million and $23 million in 1999, 1998 and 1997, respectively.

STOCK OPTIONS

The Board of Directors approved the CNA Long-Term Incentive Plan (the LTI Plan) during the third quarter of 1999, which authorizes the grant of options to certain management personnel for up to 2.0 million shares of the Company's common stock. All options granted have 10-year terms and vest ratably over the four-year period following the date of grant. The number of shares available for the granting of options under the LTI Plan as of December 31, 1999, was approximately 1.7 million.

The following table presents activity under the LTI Plan during 1999:

OPTION PLAN ACTIVITY
---------------------------------------------------------------------
                                                            Weighted
                                                            Average
                                                             Option
                                       Number of           Price Per
                                        Shares               Share
---------------------------------------------------------------------
Balance at January 1, 1999                   -            $        -
    Options granted                    294,900                 35.21
    Options forfeited                    3,600                 35.09
    Options exercised                        -                     -
---------------------------------------------------------------------
Balance at December 31, 1999           291,300            $    35.21
=====================================================================

The weighted-average remaining contractual life of options granted was 9.6 years and the range of exercise prices on those options was $35.09 to $36.53. No options were exercisable at December 31, 1999.

The fair value of granted options was estimated at the grant date using the Black-Scholes option-pricing model. The weighted-average fair value of options granted during 1999 was $11.82. The following weighted-average assumptions were used for the year ended December 31, 1999: risk free interest rate of 6.2%; expected dividend yield of 0.0%; expected option life of five years; and expected stock price volatility of 22.9%.

CNA Surety has reserved shares of its common stock for issuance to directors, officers, employees and certain advisors of CNA Surety through incentive stock options, non-qualified stock options and stock appreciation rights under a separate plan (CNA Surety Plan). CNA Surety has also reserved shares of its common stock for issuance to Capsure Holdings Corp. (Capsure) option holders under the CNA Surety Corporation Replacement Stock Option Plan (Replacement
Plan).  The CNA Surety Plan and the Replacement Plan have an aggregate number of
3.0 million shares available for which options may be granted. At December 31, 1999, approximately 1.2 million options were outstanding under these two plans.

The Company follows the financial disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123) with respect to its stock-based incentive plans. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its plan as permitted by Statement 123. Accordingly, no compensation cost has been recognized for any of the aforementioned plans, as the exercise price of the granted options equaled the market price of the underlying stock at the grant date. However, had the Company applied the fair value provision of Statement 123, the Company's net income, including the pro forma effect of the options issued under the CNA Surety Plan and the Replacement Plan, for the year ended December 31, 1999, would have been a loss of $131 million, or loss per share of $0.78.

NOTE J - LEASES:
----------------

CNA occupies facilities under lease agreements that expire at various dates through 2015. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment are leased under agreements that expire at various dates through 2004. Most leases contain renewal options that provide for rent increases based on prevailing market conditions.

CNA has vacated certain owned and leased facilities in connection with its restructuring and other related activities (see Note N). These facilities have been leased or subleased under lease agreements that expire at various dates through 2014. Lease expense for the years ended December 31, 1999, 1998 and 1997 was $81 million, $134 million and $105 million, respectively. Sublease income for the years ended December 31, 1999, 1998 and 1997 was $7 million, $5 million and $5 million, respectively.

The table on the following page presents the future minimum lease payments to be made under non-cancelable operating leases along with lease and sublease future minimum receipts to be received on owned and leased properties at December 31, 1999.

64                                                           1999 ANNUAL REPORT

FUTURE LEASE PAYMENTS AND RECEIPTS
---------------------------------------------------------------------------
                               Future Minimum Lease   Future Minimum Lease
(In millions of dollars)            Payments               Receipts
---------------------------------------------------------------------------

2000                                 $   163               $    45
2001                                     103                    44
2002                                      90                    41
2003                                      72                    39
2004                                      47                    38
Thereafter                               153                   306
---------------------------------------------------------------------------
   TOTAL                             $   628               $   513
===========================================================================

NOTE K - STOCKHOLDERS' EQUITY AND STATUTORY FINANCIAL INFORMATION:
------------------------------------------------------------------

SUMMARY OF CAPITAL STOCK
-----------------------------------------------------------------------------------------------------
                                                                                 Number of Shares
December 31                                                                    1999          1998
-----------------------------------------------------------------------------------------------------
Preferred stock, without par value, non-voting:
   Authorized                                                                12,500,000   12,500,000
Money market cumulative preferred stock, without par value, non-voting;
   Issued and outstanding:
     Series E (stated value $100,000 per share)                                     750          750
     Series F (stated value $100,000 per share)                                     750          750
Cumulative, exchangeable preferred stock, without par value, non-voting;
     Series G (stated value $100,000 per share)                                      --        2,000
Common stock with par value of $2.50;
   Authorized                                                               500,000,000  200,000,000
   Issued                                                                   185,525,907  185,525,907
   Outstanding                                                              184,406,931  183,889,569
   Treasury stock                                                             1,118,976    1,636,338
-----------------------------------------------------------------------------------------------------

On May 20, 1999, the Company increased the number of authorized shares of common stock from 200,000,000 to 500,000,000.

On May 6, 1998, CNA's Board of Directors approved a three-for-one split of the Company's common stock which increased the outstanding common shares from 61,798,262 to 185,394,786. The shares were distributed on June 1, 1998 to shareholders of record on May 22, 1998.

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends. As of December 31, 1999, preferred dividends declared and payable were approximately $7 million. On February 15, 2000, the Company announced its intention to purchase or redeem all outstanding shares of its money market preferred stock.

On August 5, 1998, CNA's Board of Directors approved a plan (the Share Repurchase Program) to purchase, in the open market or through privately negotiated transactions, its outstanding common stock from time to time, as the Company's management deems appropriate. During 1998, pursuant to the announced Share Repurchase Program, CNA purchased 2,734,800 shares of its common stock for approximately $102 million. Total shares classified on the December 31, 1999 and December 31, 1998 balance sheets as treasury stock are 1,118,976 and 1,636,338, respectively, resulting in a decrease in stockholders' equity of approximately $41 million and $61 million, respectively.

On October 9, 1998, CNA filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering $60 million of $2.50 par value common stock, to be offered pursuant to the CNA Officer Stock Ownership Plan. On October 9, 1998, prior to the opening of the trading session on the New York
Stock Exchange, CNA sold 1,229,583 shares of common stock that were held in treasury to certain senior officers of CNA at the average of the highest and lowest sale price on the New York Stock Exchange composite transactions, which was at a price of $34.91 per share. The purchases were financed by full recourse, collateralized loans from CNA, which, at December 31, 1998, were $44 million, including accrued interest. The loans are ten year notes, which bear interest at the Applicable Federal Rate (AFR) for October 1998 (5.39%), compounding semi-annually.

During 1999, CNA sold an additional 507,362 shares of common stock that were held in treasury to certain senior officers of CNA, at the average of the highest and lowest sale prices on the New York Stock Exchange composite transactions, for the dates of the sales. The purchases were financed by full recourse, collateralized loans from CNA which at December 31, 1999, totaling approximately $20 million, including accrued interest. The loans are ten-year notes, which bear interest at the AFR for March 1999 (5.23%) and August 1999 (6.14%), compounding semi-annually.

On December 23, 1998, CNA issued 2,000 shares of Series G cumulative, exchangeable preferred stock to Loews for $200 million. On June 30, 1999 CNA repurchased the Series G preferred stock from Loews.

STATUTORY ACCOUNTING PRACTICES

CNA's insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or otherwise permitted by the respective jurisdictions' insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The Company's insurance subsidiaries have no material permitted accounting practices.

CNA's  ability to pay  dividends to its  stockholders  is affected,  in

CNA FINANCIAL CORPORATION                                                   65
part, by receipt of dividends from its subsidiaries. The payment of dividends to CNA by its insurance subsidiaries without prior approval of the insurance department of each subsidiary's domiciliary jurisdiction is limited by formula. Dividends in excess of these amounts are subject to pre-approval by the respective state insurance departments. As of December 31, 1999, approximately $887 million of dividend payments would not be subject to insurance department pre-approval.

Combined statutory capital and surplus and net income (loss), determined in accordance with accounting practices prescribed by the regulations and statutes of various insurance regulators, for property/casualty and life insurance subsidiaries are as follows:

STATUTORY INFORMATION
-------------------------------------------------------------------------------
                              Statutory Capital and        Statutory Net
                                     Surplus                Income(Loss)
                             ----------------------  --------------------------
                                   December 31        Year Ended December 31
(Unaudited)                  ----------------------  --------------------------
(In millions of dollars)        1999       1998        1999     1998      1997
-------------------------------------------------------------------------------

Property/casualty  companies*  $8,679     $7,593        $361    $161    $1,043
Life insurance companies        1,222      1,109          77     (57)       43
-------------------------------------------------------------------------------
* Surplus includes equity of property/casualty companies' ownership in life insurance subsidiaries.

NOTE L - COMPREHENSIVE INCOME:
------------------------------

Comprehensive income is comprised of all changes to stockholders' equity, except those changes resulting from transactions with stockholders in their capacity as stockholders. The components of comprehensive income are shown below:

COMPREHENSIVE INCOME

-------------------------------------------------------------------------------------------
Year ended December 31
(In millions of dollars)                                             1999    1998    1997
-------------------------------------------------------------------------------------------
Net income (loss)                                                   $(130)  $ 282   $  966
Other comprehensive income:
   Change in unrealized gains/losses on general account investments:
     Holding gains (losses) arising during the period                 729     925      567
Unrealized losses (gains) at beginning of period included in
       realized gains/losses during the period                       (413)   (207)    (186)
-------------------------------------------------------------------------------------------
   Net change in unrealized gains/losses on general account           316     718      381
   investments
   Net change in unrealized gains (losses) on separate                (74)      5        -
     accounts and other
   Foreign currency translation adjustment                            (42)      7       19
   Minority interest and other                                         24      (6)      (9)
-------------------------------------------------------------------------------------------
   Other comprehensive income, before tax                             224     724      391
Deferred income tax expense related to other comprehensive           (100)   (249)    (101)
     income
-------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                                124     475      290
-------------------------------------------------------------------------------------------
   TOTAL COMPREHENSIVE INCOME (LOSS)                                $  (6)  $ 757   $1,256
===========================================================================================

In  the  preceding  table,   deferred  income  tax  expense  related  to  other
comprehensive income is attributable to each of the components of other comprehensive income in equal proportion except for the foreign currency translation adjustment, for which there are no deferred taxes.

The following table displays the components of accumulated other comprehensive income included in the consolidated balance sheets at December 31, 1999 and 1998.

ACCUMULATED OTHER COMPREHENSIVE INCOME
-----------------------------------------------------------------
December 31
(In millions of dollars)                     1999          1998
-----------------------------------------------------------------

Foreign currency translation adjustment    $   31         $   73
Net unrealized gains on investments         1,157            991
-----------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME     $1,188         $1,064
=================================================================

66                                                          1999 ANNUAL REPORT

NOTE M - BUSINESS SEGMENTS:
---------------------------

CNA conducts its operations through seven operating segments: Agency Market Operations, Specialty Operations, CNA Re, Global Operations, Risk Management, Group Operations and Life Operations. In addition to the seven operating segments, certain other activities are reported in a Corporate segment. These segments reflect the way in which CNA distributes its products to the marketplace and the way in which it manages operations and makes business decisions.

Agency Market Operations provides a wide range of property/casualty products to individuals and small to mid-size businesses. Specialty Operations provides a broad array of professional, financial and specialty property/casualty products and services. CNA Re offers primarily traditional property/casualty treaty reinsurance. Global Operations provides marine, casualty, surety, warranty and specialty products. Risk Management serves the property/casualty needs of large domestic commercial businesses by offering customized, solution-based strategies to address risk management needs. Group Operations offers a broad array of group life and health insurance and reinsurance products to employers, affinity groups and other entities that purchase insurance as a group. Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long-term care insurance and annuities and provides retirement service products to institutional markets.

Corporate segment results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation, financial guarantee insurance contracts, and certain non-insurance operations, principally the operations of AMS Services, Inc. (AMS), an information technology and agency software development subsidiary. See Note O to the consolidated financial statements regarding the sale of a significant portion of the Company's investment in AMS during 1999.

The accounting policies of the segments are the same as those described in the summary of significant accounting polices. The Company manages its assets on a legal entity basis while segment operations are conducted across legal entities, as such assets are not readily identifiable by individual segment. In addition, distinct investment portfolios are not maintained for each segment, and accordingly, allocation of assets to each segment is not performed. Therefore investment income and realized investment gains/losses are allocated based on each segment's net carried insurance reserves, as adjusted.

All intersegment income and expense has been eliminated. Risk Management's other revenues and expenses in 1999 include revenues for services provided by RSKCoSM to other units within the Risk Management segment that are eliminated at the consolidated level. Such intrasegment revenue and expenses eliminated at the consolidated level were $176 million for the year ended December 31, 1999.

Income taxes have been allocated on the basis of the taxable income of the segments.

Approximately 97% of the Company's premiums are derived from the United States. Premiums from any individual foreign country are not significant.


Group Operations' revenues include $2.1 billion, $2.0 billion and $2.1 billion in 1999, 1998 and 1997, respectively, under contracts covering U.S. government employees and their dependents (FEHBP).

SEGMENT RESULTS

----------------------------------------------------------------------------------------------------------
                                                    Agency
Year Ended December 31, 1999                        Market    Specialty               Global     Risk
(In millions of dollars)                          Operations Operations    CNA Re  Operations  Management
----------------------------------------------------------------------------------------------------------
Net earned premiums                                $ 4,799     $ 1,001    $ 1,176     $ 1,010     $   801
Benefits and Expenses                                5,791       1,166      1,369       1,037         936
Restructuring and other related charges                 60           -          -           -           -
----------------------------------------------------------------------------------------------------------
Underwriting gain (loss)                            (1,052)       (165)      (193)        (27)       (135)
Net investment income                                  686         235        161         132         154
Other revenues                                          80          19          4         120         316
Other expenses                                          77          30          -         100         307
Non-insurance restructuring & related charges            -           -          -           -          10
----------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                       (363)         59        (28)        125          18
Income tax benefit (expense)                           162         (10)        15         (33)          1
Minority interest                                        -           -          -         (28)          -
----------------------------------------------------------------------------------------------------------
Net operating income (loss) (excluding realized
       investment gains (losses))                     (201)         49        (13)         64          19
Realized investment gains, net of tax and
       minority interest                                75          38         21          15          19
Cumulative effect of a change in accounting
       principle, net of tax                          (93)         (3)          -          (3)        (74)
----------------------------------------------------------------------------------------------------------
Net income (loss)                                 $  (219)    $    84    $      8     $    76     $   (36)
==========================================================================================================

   Group           Life
  Operations      Operations   Corporate   Eliminations      Total
---------------------------------------------------------------------

$   3,571        $     936     $      35      $     (47)   $  13,282
    3,706            1,331           228           (224)      15,340
        5                -             -              -           65
---------------------------------------------------------------------
     (140)            (395)         (193)           177       (2,123)
      130              556            47              -        2,101
       40              123           204           (196)         710
       46               68           387            (19)         996
        -                -             8              -           18
---------------------------------------------------------------------
      (16)             216          (337)             -         (326)
       10              (71)          137              -          211
        -                -            (2)             -          (30)
---------------------------------------------------------------------

       (6)             145          (202)             -         (145)

        4              (31)           51              -          192

       (2)              (2)            -              -         (177)
---------------------------------------------------------------------
$      (4)       $     112     $    (151)     $       -    $    (130)
=====================================================================

CNA FINANCIAL CORPORATION                                                    67

----------------------------------------------------------------------------------------------------------
                                                     Agency
Year Ended December 31, 1998                         Market    Specialty               Global     Risk
(In millions of dollars)                           Operations Operations    CNA Re  Operations  Management
----------------------------------------------------------------------------------------------------------
Net earned premiums                               $ 5,247     $ 1,092    $    944     $   941     $   823
Benefits and Expenses                               6,050       1,251       1,005         991       1,018
Restructuring and other related charges                96           5           1           1           -
----------------------------------------------------------------------------------------------------------
Underwriting gain (loss)                             (899)       (164)        (62)        (51)       (195)
Net investment income                                 744         245         163         110         144
Other revenues                                         48          27           5          82         230
Other expenses                                         52          44          11          80         227
Non-insurance restructuring & related charges           -           -           -           -          88
----------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                      (159)         64          95          61        (136)
Income tax benefit (expense)                          105          (6)        (27)        (18)         48
Minority interest                                       -           -           -         (25)          -
----------------------------------------------------------------------------------------------------------
Net operating income (loss) (excluding realized
       investment gains (losses))                     (54)         58          68          18         (88)
Realized investment gains, net of tax and
       minority interest                              171          57          27          17          31
----------------------------------------------------------------------------------------------------------
Net income (loss)                                 $   117     $   115     $    95     $    35     $   (57)
==========================================================================================================

---------------------------------------------------------------------

     Group           Life
  Operations      Operations     Corporate   Eliminations     Total
---------------------------------------------------------------------

$   3,733        $     823     $     (26)     $     (41)   $  13,536
    3,903            1,225           308            (57)      15,694
       39                3             -              -          145
---------------------------------------------------------------------
     (209)            (405)         (334)            16       (2,303)
      133              525            82              -        2,146
       24              115           284            (16)         799
       31               68           360              -          873
        -                4             9              -          101
---------------------------------------------------------------------
      (83)             163          (337)             -         (332)
       35              (58)          121              -          200
        -                -             5              -          (20)
---------------------------------------------------------------------

      (48)             105          (211)             -         (152)

       29               82            20              -          434
---------------------------------------------------------------------
$     (19)       $     187     $    (191)     $       -    $     282
=====================================================================

SEGMENT RESULTS (CONTINUED)

----------------------------------------------------------------------------------------------------------
                                                     Agency
Year Ended December 31, 1997                         Market    Specialty               Global     Risk
(In millions of dollars)                           Operations Operations    CNA Re  Operations  Management
----------------------------------------------------------------------------------------------------------
Net earned premiums                               $ 5,092     $ 1,251    $    898     $   854     $    776
Benefits and expenses                               5,491       1,397         991         858          974
-----------------------------------------------------------------------------------------------------------
Underwriting gain(loss)                              (399)       (146)        (93)         (4)        (198)
Net investment income                                 787         268         153         117          158
Other revenues                                         50          14           7          29          194
Other expenses                                          6          10           5          26          216
-----------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                       432         126          62         116          (62)
Income tax benefit (expense)                         (106)        (31)        (11)        (35)          25
Minority interest                                       -           -           -         (29)           -
-----------------------------------------------------------------------------------------------------------
Net operating income (loss) (excluding realized
       investment gains/(losses)                      326          95          51          52          (37)
Realized investment gains, net of tax and
       minority interest                              187          63          34          20           37
-----------------------------------------------------------------------------------------------------------
NET  INCOME (LOSS)                                $   513      $  158     $    85     $    72     $      -
===========================================================================================================

---------------------------------------------------------------------

     Group           Life
  Operations      Operations     Corporate   Eliminations     Total
---------------------------------------------------------------------

$   3,936        $     797     $      20      $       -    $  13,624
    4,069            1,158           323            (24)      15,237
---------------------------------------------------------------------
     (133)            (361)         (303)            24       (1,613)
      117              501           108              -        2,209
       17              105           249            (37)         628
       19               58           267            (13)         594
---------------------------------------------------------------------
      (18)             187          (213)             -          630
       10              (66)           82              -         (132)
        -                -            19              -          (10)
---------------------------------------------------------------------

       (8)             121          (112)             -          488

       28              124           (15)             -          478
---------------------------------------------------------------------
$      20        $     245     $    (127)     $       -    $     966
=====================================================================

68                                                           1999 ANNUAL REPORT

NOTE N - RESTRUCTURING AND OTHER RELATED CHARGES:
-------------------------------------------------

The Company finalized and approved a restructuring plan (the Plan) in August 1998. In connection with the Plan, the Company incurred various expenses that were recorded in the third and fourth quarters of 1998 and throughout 1999. These restructuring and other related charges primarily related to the following activities: planned reductions in the workforce; the consolidation of certain processing centers; the exiting of certain businesses and facilities; the termination of lease obligations; and the writeoff of certain assets related to these activities. The Plan contemplates a gross reduction in workforce of 4,500 employees, resulting in a planned net reduction of approximately 2,400 employees. As of December 31, 1999, the Company had completed essentially all aspects of the Plan.

The Company accrued $220 million of these restructuring and other related charges in the third quarter of 1998 (the Initial Accrual). Other charges such as parallel processing costs, relocation costs, and retention bonuses, did not qualify for accrual under GAAP and have been charged to expense as incurred (Period Costs). The Company incurred Period Costs of $83 million and $26 million during 1999 and the fourth quarter of 1998, respectively.

The Company incurred restructuring and other related charges of $246 million in 1998 that were comprised of the Initial Accrual and fourth quarter Period Costs, and which included the following: a) costs and benefits related to planned employee terminations of $98 million, of which $53 million related to severance and outplacement costs, $24 million related to other employee transition related costs and $21 million related to benefit plan curtailment costs; b) writedown of certain assets to their fair value of $74 million, of which $59 million related to a writedown of an intangible asset, and $15 million of abandoned leasehold improvements and other related fixed assets associated with leases that were terminated as part of the restructuring plan; c) lease termination costs of $42 million; d) losses incurred on the exiting of certain businesses of $32 million.

The 1998 restructuring and other related charges incurred by Agency Market Operations were approximately $96 million. These charges included employee severance and outplacement costs of $43 million related to the planned net reduction in the workforce of approximately 1,200 employees. Lease termination costs of approximately $29 million were incurred in connection with the consolidation of four regional offices into two zone offices and a reduction of the number of claim processing offices from 24 to 8. The Agency Market Operations charges also included benefit plan curtailment costs of $12 million, parallel processing charges of $7 million and $5 million of fixed asset writedowns. Through December 31, 1998, approximately 364 Agency Market Operations employees, the majority of whom were loss adjusters and office support staff had been released.

The 1999 Period Costs incurred by Agency Market Operations were approximately $60 million. These charges included employee related expenses (outplacement, retention bonuses and relocation costs) of $23 million, parallel processing costs of $16 million and consulting expenses of $10 million. Other charges, including technology and facility charges, were approximately $15 million. Additionally, Agency Market Operations reduced its estimate for lease termination costs by $4 million during 1999. During 1999, approximately 1,000 Agency Market Operations employees, the majority of whom were office support staff, were released.

The 1998 restructuring and other related charges incurred by Risk Management were approximately $88 million. These charges included lease termination costs associated with the consolidation of claim offices in 36 market territories of approximately $8 million. In addition, employee severance and outplacement costs relating to the planned net reduction in workforce of approximately 200 employees were approximately $10 million and the writedown of fixed and intangible assets was approximately $64 million. Parallel processing and other charges were approximately $6 million. Through December 31, 1998, approximately 152 Risk Management employees had been released, the majority of whom were claim adjusters and office support staff.

The charges related to fixed and intangible assets were primarily due to a writedown of an intangible asset (goodwill) related to Alexsis, Inc., a wholly owned subsidiary acquired by the Company in 1995 that provided claims administration services for unrelated parties. As part of the Company's periodic reviews of asset recoverability and as a result of several adverse events, the Company concluded, based on an undiscounted cash flow analysis completed in the third quarter of 1998, that an impairment existed, and based on a discounted cash flow analysis, that a $59 million writeoff was necessary. The adverse events contributing to this conclusion included operating losses from the business, the loss of several significant customers whose business volume with this operation constituted a large portion of the revenue base, and substantial changes in the overall market demand for the services offered by this operation which, in turn, had negative effects on the prospects for achieving the profitability levels necessary to recover the intangible asset.

The 1999  Period  Costs  incurred  by Risk  Management  were  approximately  $10 million. These charges included employee related expenses of $3 million and parallel processing charges of $3 million. Other charges, including consulting and facility charges, were approximately $7 million. Additionally, Risk Management reduced its estimate for lease termination costs by $2 million and its estimate of employee severance costs by $1 million during 1999. During 1999, approximately 136 Risk Management employees were released, the majority of whom were claims adjusters and office support staff.

The 1998 restructuring and other related charges incurred by Group Operations were approximately $39 million. These charges included approximately $29 million of costs related to the Company's decision to exit the Employer Health and Affinity lines of business. These costs represent the Company's estimate of losses in connection with fulfilling the remaining obligations under contracts. Earned premiums for these lines of business were approximately $400 million in 1998. The 1998 charges also included employee severance and outplacement costs of approximately $7 million related to the planned net reduction in workforce of approximately 400 employees. Charges

CNA FINANCIAL CORPORATION                                                    69
for lease termination costs and fixed asset writedowns were $3 million. Through December 31, 1998, approximately 56 Group Operations employees had been released. The majority of the released employees were claims and sales support staff.

The 1999 Period Costs incurred by Group Operations were approximately $5 million. These charges include $7 million of employee severance and related charges. Additionally, Group Operations reduced its estimate for business exit costs by $2 million during 1999. During 1999, approximately 300 Group Operations employees were released, the majority of whom were claims adjusters and sales support staff.

For the other segments of the Company, restructuring and other related charges were approximately $23 million in 1998. Charges related primarily to the closing of leased facilities were $3 million and employee severance and outplacement costs related to planned net reductions of 600 employees in the current workforce and benefit costs associated with those reductions were $13 million. In addition, there were charges of $4 million related to the writedown of certain assets and $3 million related to the exiting of certain businesses. Through December 31, 1998, approximately 270 employees of these other segments, most of whom were underwriters and office support staff, had been released.

For the other segments of the Company, Period Costs were approximately $8 million for 1999. These charges were primarily for employee termination related costs. Through December 31, 1999, approximately 600 employees of these other segments, most of whom were underwriters and office support staff, had been released.

The following table sets forth the major categories of the Initial Accrual and the activity in the accrual during 1998 and 1999.

ACCRUED RESTRUCTURING AND OTHER RELATED CHARGES

-----------------------------------------------------------------------------------------------
                                    Employee
                                  Termination and                 Lease
                                  Related Benefit    Writedown  Termination  Business
(In millions of dollars)             Costs           of Assets    Costs     Exit Costs   Total
-----------------------------------------------------------------------------------------------
Initial Accrual                      $72              $74          $42        $32        $220
    Payments charged against
    liability                        (14)               -            -          -         (14)
     Costs that did not
     require cash                    (21)             (74)           -          -         (95)
-----------------------------------------------------------------------------------------------
Accrued costs at December 31,
1998                                  37                -           42         32         111
    Payments charged against
    liability                        (32)               -           (9)       (15)        (56)
    Reduction in estimated
    costs                             (1)               -           (6)        (2)         (9)
-----------------------------------------------------------------------------------------------
Accrued costs at
December 31, 1999                     $4               $-          $27        $15        $ 46
================================================================================================

NOTE O - SIGNIFICANT TRANSACTIONS:
----------------------------------

PERSONAL INSURANCE TRANSACTION

On October 1, 1999, certain subsidiaries of CNA completed a transaction with Allstate, whereby CNA's personal lines insurance business and related employees were transferred to Allstate. Approximately $1.1 billion of cash and $1.1 billion of additional assets (primarily premium receivables and deferred policy acquisition costs) were transferred to Allstate, and Allstate assumed $2.2 billion of claim and claim adjustment expense reserves. Additionally, CNA received $140 million in cash which consisted of (i) $120 million in ceding commission for the reinsurance of the CNA personal insurance business by Allstate, and (ii) $20 million for an option exercisable during 2002 to purchase 100% of the common stock of five CNA insurance subsidiaries at a price equal to GAAP carrying value as of the exercise date. Also, CNA invested $75 million in a ten year equity-linked note issued by Allstate.

CNA will continue to write new and renewal personal insurance policies and to reinsure this business with Allstate companies, until such time as Allstate exercises its option to buy the five CNA subsidiaries. Prior to 2002, the Company will concentrate the direct writing of personal lines insurance business into the five optioned companies, such that most, if not all, business related to this transaction will be written by those companies by the date Allstate exercises its option. CNA continues to have primary liability on policies reinsured by Allstate.

CNA will continue to have an ongoing interest in the profitability of CNA's personal lines insurance business and the related successor business through an agreement licensing the "CNA Personal Insurance" trademark and a portion of CNA's Agency Market Operations distribution system to Allstate for use in Allstate's personal insurance agency business for a period of five years. Under this agreement, CNA will receive a royalty fee based on the business volume of personal insurance policies sold through the CNA agents for a period of six years. In addition, the $75 million equity-linked note will be redeemed on September 30, 2009 (subject to earlier redemption on stated contingencies) for an amount equal to the face amount plus or minus an amount not exceeding $10 million, depending on the underwriting profitability of the CNA personal insurance business.

CNA also shares in any reserve development related to claim and claim adjustment expense reserves transferred to Allstate at the transaction date. Under the reserve development sharing agreement, 80% of any favorable or adverse reserve development up to $40 million and 90% of any favorable or adverse reserve development in excess of $40 million inure to CNA. CNA's obligation with respect to unallocated loss adjustment expense reserves was settled at the transaction date, and is therefore not subject to the reserve sharing arrangement.

70                                                          1999 ANNUAL REPORT

The retroactive portion of the reinsurance transaction, consisting primarily of the cession of claim and claim adjustment expense reserves approximating $1.0 billion, was not recognized as reinsurance because criteria for risk transfer was not met for this portion of the transaction. The related consideration paid was recorded as a deposit and is included in reinsurance receivables in the consolidated balance sheets. The prospective portion of the transaction, which as of the transaction date consisted primarily of the cession of $1.1 billion of unearned premium reserves, has been recorded as reinsurance. The related consideration paid was recorded as prepaid reinsurance premiums. Premiums ceded after the transaction date will follow this same treatment. The $20 million received from Allstate for the option to purchase the five CNA subsidiaries was deferred and will not be recognized until Allstate exercises its option, at which time it will be recorded in realized gains and losses.

CNA recognized an after-tax realized loss of approximately $39 million related to the transaction, consisting primarily of the accrual of lease obligations and the write-down of assets that related specifically to the Personal Insurance lines of business. The ceding commission related to the prospective portion of the transaction will be recognized in proportion to the recognition of the unearned premium reserve to which it relates. $51 million of the ceding commission was earned in 1999. Royalty fees earned in 1999 were approximately $7 million.

The Personal Insurance lines transferred to Allstate contributed net earned premiums of $1,354 million, $1,622 million and $1,607 million and pre-tax operating income of $89 million, $97 million and $237 million for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively.

SALE OF AMS SERVICES, INC.

On November 30, 1999, CNA sold the majority of its interest in AMS Services, Inc. (AMS), a software development company serving the insurance agency market. Prior to the sale, CNA owned 89% of AMS and consolidated AMS in its financial statements. As a result of the sale, CNA owns 9% of AMS and therefore AMS is no longer consolidated. CNA recognized an after-tax gain of $21 million on the sale. Total assets of AMS as of the sale date were approximately $135 million. CNA's share of the AMS' operating results were $206 million, $264 million, and $216 million of operating revenue and $8 million, $28 million, and $10 million of operating losses, for the eleven months ended November 30, 1999, and the years ended December 31, 1998 and 1997, respectively.

MERGER WITH CAPSURE HOLDINGS CORP.

In the fourth quarter of 1996, CNA entered into a merger agreement with Capsure Holdings Corp. (Capsure) to merge CNA's surety business with the business of Capsure and form a new stock company, CNA Surety Corporation (CNA Surety), of which CNA owns approximately 63%. The transaction closed on September 30, 1997 and was accounted for as a sale of approximately 39% of CNA's previous surety business and a purchase of 61% of Capsure. In conjunction with the closing of the transaction, CNA realized an investment gain of $95 million. CNA Surety's results of operations have been included in CNA's consolidated results of operations, net of minority interest subsequent to September 30, 1997. At December 31, 1997, total assets of CNA Surety were $727 million. CNA Surety's revenues and net income for the three months ended December 31, 1997 were approximately $71 million and $11 million, respectively.

CNA FINANCIAL CORPORATION                                                    71

NOTE P - UNAUDITED QUARTERLY FINANCIAL DATA:
--------------------------------------------

UNAUDITED QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------
(In millions of dollars,
except per share data)                     First    Second    Third    Fourth      Year
--------------------------------------------------------------------------------------------
1999 QUARTERS

Revenues                                   $4,386    $4,387    $3,922    $3,708     $16,403
Net operating income (loss)
    excluding realized gains/losses            28        45        82      (300)       (145)
Net realized investment gains (losses)        144       109       (53)       (8)        192
--------------------------------------------------------------------------------------------
Net Income (loss) before cumulative effect
  of a change in accounting principle         172       154        29      (308)         47
Cumulative effect of a change in
  accounting principle, net of tax           (177)        -         -         -        (177)
--------------------------------------------------------------------------------------------
Net income (loss)                          $   (5)   $  154    $   29    $ (308)    $  (130)
============================================================================================

Basic and diluted earnings (loss) per
share                                      $(0.05)   $ 0.82    $ 0.15    $(1.68)    $ (0.77)
============================================================================================

1998 QUARTERS

Revenues                                   $4,354    $4,466    $4,170    $4,172   $17,162
Net operating income (loss)
    excluding realized gains/losses           117        64       (70)     (263)     (152)
Net realized investment gains                 116       146        56       116       434
------------------------------------------------------------------------------------------
Net income (loss)                          $  233    $  210    $  (14)   $ (147)  $   282
==========================================================================================
Earnings (loss) per share                  $ 1.25    $ 1.12    $(0.09)   $(0.81)  $  1.49
==========================================================================================

1997 QUARTERS

Revenues                                   $4,172    $4,273    $4,337    $4,417   $17,199
Net operating income
    excluding realized gains/losses           136       126       121       105       488
Net realized investment gains                  42       109       153       174       478
------------------------------------------------------------------------------------------
Net income                                 $  178    $  235    $  274    $  279   $   966
==========================================================================================
Earnings per share                         $ 0.95    $ 1.26    $ 1.47    $ 1.49   $  5.17
==========================================================================================

72                                                          1999 ANNUAL REPORT

NOTE Q- RELATED PARTY TRANSACTIONS:
-----------------------------------

CNA reimburses or pays directly to Loews for management fees, travel and related expenses, and expenses of investment facilities and services provided to CNA. Amounts paid to Loews amounted to approximately $13 million, $13 million and $11 million in 1999, 1998 and 1997, respectively.

CNA and its eligible subsidiaries are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. See Note D for a detailed description of the income tax agreement between the Company and Loews. Note D also includes payments made between the Company and Loews pursuant to this agreement.

CNA writes, at standard rates, a limited amount of insurance for Loews and its affiliates. The total premiums from Loews and its affiliates were $5 million for 1999, and $6 million for 1998 and 1997.

CNA assumes the risk for a limited amount of insurance from R.V.I. Guaranty Company, Inc. (RVI), a 50% owned affiliate. CNA assumed approximately $5 million in written premiums from RVI during 1999.

CNA sponsors a stock ownership plan whereby the Company finances the purchase of Company stock by certain executive officers. See Note K for a detailed discussion of this plan.

CNA FINANCIAL CORPORATION                                                   73

                          INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS AND STOCKHOLDERS OF CNA FINANCIAL CORPORATION:

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note A to the  consolidated  financial  statements,  the Company
changed  its  method  of  accounting  for  liabilities   for   insurance-related
assessments in 1999.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 23, 2000

74                                                          1999 ANNUAL REPORT

DIRECTORS
------------------------------------------

Antoinette Cook Bush 1,2,3
Partner
Skadden, Arps, Slate, Meagher & Flom LLP

Dennis H. Chookaszian 2*,3
Chairman and Chief Executive Officer
mPower

Ronald L. Gallatin 1,2,3,4
Independent Consultant

Robert P. Gwinn 1,2,3,4
Retired Chairman
and Chief Executive Officer
Encyclopedia Britannica

Bernard L. Hengesbaugh 2,3
Chairman and Chief Executive Officer
CNA Insurance Companies

Walter F. Mondale 1,2,3
Partner
Dorsey & Whitney LLP

Edward J. Noha 2,3
Chairman of the Board
CNA Financial Corporation

Joseph Rosenberg 2,3
Senior Investment Strategist
Loews Corporation

James S. Tisch 2,3*
Chief Executive Officer and President
Loews Corporation

Laurence A. Tisch 2,3
Chief Executive Officer
CNA Financial Corporation
Co-Chairman of the Board
Loews Corporation

Preston R. Tisch 2,3
Co-Chairman of the Board
Loews Corporation

Marvin Zonis 1*,2,3,4
Professor of International
Political Economy
University of Chicago
Graduate School of Business

COMMITTEES OF THE BOARD:
-----------------------------------
1. Audit
2. Executive
3. Finance
4. Incentive Compensation
*  indicates committee chairperson

OFFICERS
-----------------------------------
Laurence A. Tisch
Chief Executive Officer
CNA Financial Corporation

Bernard L. Hengesbaugh
Chairman and Chief Executive Officer
CNA Insurance Companies

Robert V. Deutsch
Senior Vice President
and Chief Executive Officer
CNA Financial Corporation

Jonathan D. Kantor
Senior Vice President,
General Counsel and Secretary
CNA Financial Corporation

Thomas F. Taylor
Executive Vice President
CNA Insurance Companies

CNA FINANCIAL CORPORATION                                                    75

COMPANY INFORMATION
----------------------------------------------------------------
COMPANY HEADQUARTERS

CNA Financial Corporation
CNA Plaza
333 South Wabash Avenue
Chicago, Illinois 60685
312-822-5000
www.cna.com


STOCKHOLDER INFORMATION
----------------------------------------------------------------

CNA's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and is traded on the Philadelphia Stock Exchange. Its trading symbol is CNA.

SHARES OUTSTANDING

As of March 15, 2000, CNA had 184 million shares of common stock outstanding. Approximately 86 percent of CNA's outstanding common stock is owned by Loews Corporation. CNA had 2,634 stockholders of record at March 15, 2000.

COMMON STOCK INFORMATION

The table below shows the high and low closing sales prices for CNA's common stock based on the New York Stock Exchange Composite Transactions. No dividends have been paid on CNA's common stock in order to develop and maintain a strong surplus position for CNA's insurance subsidiaries, which is necessary to support growth in an increasingly competitive environment. CNA's ability to pay dividends is influenced, in part, by dividend restrictions of its principal operating insurance subsidiaries as described in Note K to the Consolidated Financial Statements.

COMMON STOCK INFORMATION
--------------------------------------------------------------------
                                1999                 1998
                          ------------------------------------------
Quarter                     HIGH      LOW       High      Low
--------------------------------------------------------------------
Fourth                    42 1/8   33 15/16    44 11/16   34 1/2
Third                     41 1/4   34 5/16     47         35 1/8
Second                    45 5/16  35 1/16     53 5/16    45 1/2
First                     41       33          51         42 1/16
--------------------------------------------------------------------

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 10:00 a.m. Central time on Thursday, May 11, 2000, in Room 207N, CNA Plaza, 333 South Wabash Avenue, Chicago.

Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy materials will be mailed to shareholders prior to the meeting.

FORM 10-K

A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:

Jonathan D. Kantor
Senior Vice President,
General Counsel and Secretary
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, Illinois  60685

INDEPENDENT AUDITORS

Deloitte & Touche LLP
180 North Stetson Avenue
Chicago, Illinois 60601

INVESTOR RELATIONS

Donald P. Lofe, Jr.
Group Vice President, Corporate Finance
CNA Financial Corporation
CNA Plaza, 22 South
Chicago, Illinois  60685
312-822-3993


TRANSFER AGENT AND REGISTRAR
----------------------------------------------------------------

First Chicago Trust Company,
a Division of EquiServe
P.O. Box 2500
Jersey City, New Jersey 07303-2500

TELEPHONE

Inside the United States
1-800-446-2617
Outside the United States
1-201-324-0498
TDD/TTY for hearing impaired
1-201-222-4955
(Operators are available Monday - Friday, 8:30 a.m. to 7:00 p.m. Eastern time. An interactive automated system is available around the clock every day.)

INTERNET

http://www.equiserve.com

CERTIFICATE TRANSFERS BY  MAIL

EquiServe
P.O. Box 2589
Jersey City, New Jersey  07303-2506

CERTIFICATE TRANSFERS BY PRIVATE COURIER

EquiServe
Transfer Department
525 Washington Boulevard
Jersey City, New Jersey  07310

CERTIFICATE TRANSFERS BY MESSENGER

EquiServe
c/o Securities Transfer
and Reporting Service, Inc.
100 William Street, Galleria
New York, New York  10038

76                                                           1999 ANNUAL REPORT

APPENDIX
OMITTED GRAPH MATERIAL AND OTHER
Exhibit 13.1 - CNA Financial Corporation Annual Report:
* Bar graphs of:
     - Revenues for the period 1989 and 1999.
     - Assets for the period of 1989 through 1999.
     - Stockholders' equity for the period 1989 through 1999.
     - Book value per common share 1989 through 1999.

(See page 5 of Exhibit 13.1 for a table showing the data points used in the above graphs.

The following is on outquote located in the margins from the "Letters to Our Shareholders', found on pages 4 through 7 of the annual report.

"Completing our turn-around plan lays the essential underwriting and management foundation for making our vision a bottom-line success."