Form 10-K, Exhibit 13
period 2000-12-31
CNA FINANCIAL CORP
filed 2001-03-16
CIK 21175

CNA CHARTING THE COURSE
--------------------------------------------------------------------------------

When CNA set out to turn the company's performance around two years ago, we began evaluating each aspect of our business with a fresh perspective. We were determined to target those areas where our expertise added the most value for our clients and, ultimately, our shareholders.

     This intensive look at our business is engaging literally thousands of employees. As a result, we've changed a great deal at CNA during the past two years - simplifying our business, clarifying our goals and applying renewed discipline and accountability to our performance.

     CNA is charting the course to a future of profitable growth by focusing on what we do best, and it's a journey that will continue to drive the creation of shareholder value. This Annual Report details our substantial progress to date and the strategies that will take us where we want to go.

--------------------------------------------------------------------------------

CNA - WHO WE ARE CNA Financial Corporation is a holding company for property-casualty and life insurance companies and other related businesses. The CNA insurance group of companies is one of the largest writers of commercial property-casualty insurance in the United States - using underwriting to help businesses manage their risks.

     CNA is the country's second largest commercial insurance writer, the eighth largest property-casualty company and the 36th largest life insurance company.

     CNA's insurance products include standard commercial lines, specialty lines, surety, reinsurance, marine and other property and casualty coverages; life and accident insurance; group long term care, disability and life insurance; and pension products and annuities. CNA services include risk management, information services, underwriting, loss control and claims administration. Its products and services are marketed through agents, brokers and managing general agents.

     "CNA" is a registered service mark, trade name and domain name of CNA Financial Corporation authorized for use by its subsidiaries.

     CNA's major subsidiaries include The Continental Insurance Company, incorporated in 1853, Continental Casualty Company, incorporated in 1897, and Continental Assurance Company, incorporated in 1911. The company operates in all 50 states, as well as major international markets around the world.

     CNA's financial strength is reflected in revenues of $15.6 billion in 2000, and at year-end 2000, assets of $62.1 billion and stockholders' equity of $9.6 billion. CNA Financial Corporation stock is traded primarily on the New York Stock Exchange, and is approximately 87 percent owned by Loews Corporation.

--------------------------------------------------------------------------------

Table of Contents

2  Letter to Shareholders

6  Enhancing Underwriting Expertise

8  Continuing Our Commitment
   to Life and Group

10 Improving Service and Efficiency

12 Maintaining a Disciplined
   Financial Approach

14 Building Worldwide Capabilities

16 Developing People and Partners

18 Building a Strong Reputation

20 Financial Highlights (1991-2000)

21 Management's Discussion and Analysis

41 Consolidated Financial Statements

74 Directors and Officers

IBC   Company Information

--------------------------------------------------------------------------------

                                                            FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

As of and for the Years Ended December 31
(In millions, except per share data and ratios)            2000           1999           1998            1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Results of Operations

Revenues                                               $ 15,614       $ 16,403       $ 17,162        $ 17,199       $ 16,988
-----------------------------------------------------------------------------------------------------------------------------

Net operating income (loss)                            $    354       $   (145)      $   (152)       $    488       $    578

Net realized investment gains                               860            192            434             478            387

Cumulative effect of a change
   in accounting principle, net of tax                       --           (177)            --              --             --
-----------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                 $  1,214       $   (130)      $    282        $    966       $    965
=============================================================================================================================
Earnings per share

Net operating income (loss)                            $   1.92       $  (0.85)      $  (0.86)       $   2.59       $   3.08

Net realized investment gains, net of tax
   and minority interest                                   4.69           1.04           2.35            2.58           2.09

Cumulative effect of a change in accounting
   principle, net of tax and minority interest               --          (0.96)            --              --             --
-----------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                 $   6.61       $  (0.77)      $   1.49        $   5.17       $   5.17
=============================================================================================================================

Financial condition

Invested assets                                        $ 35,122       $ 35,560       $ 37,177        $ 36,203       $ 35,412

Total assets                                             62,068         61,219         62,432          61,675         60,455

Reserves                                                 39,054         39,271         40,509          39,829         39,981

Debt                                                      2,729          2,881          3,160           2,897          2,765

Stockholders' equity                                      9,647          8,938          9,157           8,309          7,060

Book value per common share                            $  52.64       $  47.66       $  47.89        $  44.01       $  37.27

Return on average stockholders' equity                     13.1%         -1.4%           3.2%           12.6%          14.0%

Statutory surplus

Property-casualty companies*                           $  8,387       $  8,679       $  7,593        $  7,123       $  6,349

Life insurance companies                                  1,274          1,222          1,109           1,224          1,163
=============================================================================================================================

* Surplus includes equity of property-casualty companies' ownership in life insurance subsidiaries.

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

Bernard L. Hengesbaugh   Chairman and Chief Executive Officer

Dear Shareholder:

     I am pleased to report continued progress during 2000 in our efforts to improve CNA's operating performance and to enhance shareholder value.

     As this year's results indicate, we have a lot of additional work to do before we attain the full measure of shareholder value that is within our reach. But we are on the right path. We are beginning to achieve operating improvements through simplification, focus and improved discipline.

     Simplifying and clarifying our business today is also helping us chart a course for a profitable and productive future for CNA. That course is being developed around strategies focused on what we do best for our customers.

CONTINUED IMPROVEMENT

During the past two years, CNA exited non-core businesses, sharpened our focus on the risks of business customers and strengthened the fundamentals of our operations. We are beginning to see the results of these efforts with the continued improvement in our earnings.

     Our net income for 2000 was $1.2 billion, an increase of $1.3 billion over the net loss of $130 million in 1999. While this significant increase in net income is attributable largely to realized gains on our superb Global Crossing and Canary Wharf investments, operating performance also improved.

     Net operating income of $354 million in 2000, improved $500 million over 1999's loss of $145 million. This came on operating revenues of $14.3 billion in 2000, compared with operating revenues of $16.1 billion in 1999. This is an indicator of improved margins in our business.

     Our performance during 2000 increased CNA's book value per share to $52.64 at the end of the year, a 10 percent increase compared with $47.66 at year-end 1999.

TWO KEY ELEMENTS

The two priorities that have driven the CNA turnaround since inception - underwriting discipline and cost-effective operations - continued in 2000.

     First, our underwriting actions were favorably influenced by three factors:

1. An underwriting, pricing, loss control and claims team more attuned to underwriting excellence than even one year ago.

2. Continued strong partnerships with agents and brokers who are willing to work with us to solve problems.

3. A generally supportive marketplace. (Reinsurance was a notable exception to this through most of the year.)

     As happened in 1999, the re-underwriting and pricing actions resulted in renewal retention rates lower than historical levels with only modest new business writings, and consequent reductions in premium volume. On the business renewed, we achieved increases in the 14 to 20 percent range, thereby improving future profit potential both from the rate increases and the improved quality of the business retained.

     Second, we are maintaining our commitment to drive unnecessary costs out of the business. In spite of our decreased premium volume, our expense reduction efforts are starting to show in the expense ratio and in real dollars of underwriting and acquisition expenses.

     Having said that, this management team is not satisfied with these results. We have more to do to complete this fundamental improvement process. But we are establishing the momentum for profitable growth and increased shareholder value over the long term.

MILESTONES

During 2000, we reached some significant milestones on our path to improved operating performance.

o Six of our seven business segments reported improved net operating results for 2000.

o We launched our eBusiness initiative, supported by a long term commitment to invest more than $150 million over the next several years in support of this strategy.

o We began to see improved service levels through our new, centralized processing facility in Maitland, Florida.

o We sold our life reinsurance business to MARC, the U.S. life subsidiary of Munich Re. This allowed us to focus better on our core strategies.

o We affirmed our ongoing commitment to our Individual Life, Long Term Care and Retirement Services businesses after a comprehensive analysis.

CHARTING THE COURSE

Looking forward, the people of CNA have responded enthusiastically to solving the challenges we face - not just within our own company, but also new and emerging challenges that face our industry and our clients in this new century.

     During 2000, I was privileged to meet with more than 15,000 of our employees to discuss our direction. I am more convinced than ever that our success is assured by our talented people who work on the front lines with our customers every day.

     As you will see from our Statement of Direction on the facing page, our commitment is simple and straightforward. Our future is centered on providing significant value to our customers through great underwriting. This commitment will be the core of our strategies and everything we do.

     To sharpen and simplify our focus, we're creating three new organizations as announced on January 29, 2001: Worldwide Field Operations, unifying CNA's domestic and international branches, led by Gary Owcar; Global Specialty Underwriting and Claims, extending our underwriting expertise worldwide, headed by Peter Wilson; and Technology Solutions, combining eBusiness Operations, information technology and business processing systems for the property-casualty organization, led by Robert James. In addition, we have combined CNA Life and Group Operations under the leadership of Robert Patin, who joined us earlier this year as chief executive officer of this unit, having served eight years as chairman and CEO of Washington National Corporation.

     Through these changes, we are improving our ability to communicate and collaborate within our organization on behalf of our clients, and we are removing the "internal walls" so that we have the opportunity to provide solutions to our clients' needs.

     Three of these four new organizations draw very capable people promoted from within CNA - a very healthy sign. But we have also continued our success in attracting talented and experienced insurance and technology people from outside CNA. These people recognize the opportunity that now exists to be part of the re-emergence of CNA as a winner in coming years.

IN THE FUTURE

When you combine the momentum of our financial improvement and our newly focused direction, I believe you can see why we are optimistic about the future of CNA.

     We have outstanding franchise value, including a broad base of thousands of customers . . . we have excellent partnerships with outstanding agents and brokers . . . we maintain a strong balance sheet . . . and we have the resources to make targeted investments that will enhance our ability to serve our customers.

                                                      CNA STATEMENT OF DIRECTION
--------------------------------------------------------------------------------

Businesses face changing risks worldwide that demand great underwriting. The people of CNA are dedicated to being the experts in understanding these risks and in building well-reasoned products and services that serve the best interest of our customers. By doing so, CNA will be very profitable.

Great underwriting requires expertiese across many disciplines and about many different businesses. The people of CNA are committed to investing continuously in research about the businesses wer serve, training to advance our skills, and the technology to get the job done well.

Only the highest caliber of people can deliver great underwriting. The people of CNA are dedicated to building a disciplined and diverse organization that expects and regards superior results deivered with integrity and mutual respect.

     We have made the tough decisions to improve our performance, we are demonstrating the strength of our business model and we are providing a solid platform for profitable growth and enhanced shareholder value.

BOARD CHANGES

Finally, I want to salute two directors who will be retiring from our board in
May: Robert Gwinn and Walter Mondale. Bob Gwinn, former Chairman and CEO of Encyclopaedia Brittanica, served for over 40 years on our board with great dedication and distinction. Walter Mondale, who served on our board for 12 years, has been a steady source of insight and sound advice. We will miss them both.

     Early this year, we announced that Walter Harris, president and CEO of Tanenbaum-Harber Company, had become the newest member of our Board of Directors. He brings more than two decades of insurance industry leadership, and we are pleased to have Walter's experience and perspective on our Board.

     In summary, it has been a year of significant effort and progress in improving the fundamentals at CNA. We clearly have more work to do. But we are a stronger organization today than even a year ago, and we are more confident of delivering enhanced value for you in the years ahead.

     Thank you for your continued support.


Sincerely,

Bernard L. Hengesbaugh

Chairman and Chief Executive Officer

CNA insurance companies

March 10, 2001

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

INTRODUCTION

The following discussion highlights significant factors influencing the consolidated results of operations and financial condition of CNA Financial Corporation (CNAF) and its subsidiaries (collectively CNA or the Company). Loews Corporation (Loews) owns approximately 87% of the outstanding common stock of CNAF. This discussion should be read in conjunction with the Consolidated Financial Statements and the related Notes, appearing on pages 41 through 72, and the five-year summary of selected financial highlights appearing on page 1.

     The discussion also includes an overview of each of the Company's seven operating segments, the products offered, the customers served, the distribution channels used and an analysis of operating results. The provisions for restructuring and other related charges, recorded in prior years, are discussed on a consolidated basis on page 32. Because distinct investment portfolios are not maintained for each insurance segment, the discussion of investment results, including investment income and realized investment gains, is also on a consolidated basis and begins on page 32.

CONSOLIDATED OPERATIONS

Business Overview

CNA is one of the largest insurance organizations in the United States. Based on 1999 net written premiums, CNA is the eighth largest property-casualty company and the 36th largest life insurance company.

     CNA conducts its operations through the seven operating segments listed below. In addition to the seven operating segments, certain other activities are reported in a Corporate and Other segment.

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

Operating Results

The following chart summarizes the consolidated results of operations for each of the last three years.

Consolidated Operations

Years ended December 31
(In millions, except per share data)                2000       1999        1998
--------------------------------------------------------------------------------
Revenues:
 Net earned premiums                            $ 11,474   $ 13,282    $ 13,536
 Net investment income                             2,080      2,101       2,146
 Other revenues                                      739        705         799
--------------------------------------------------------------------------------
 Total revenues                                   14,293     16,088      16,481
Claims, benefits and expenses                     13,804     16,331      16,567
Restructuring and other
 related charges                                      --         83         246
--------------------------------------------------------------------------------
Operating income (loss) before
 income tax and minority interest                    489       (326)       (332)
Income tax (expense) benefit                        (107)       211         200
Minority interest                                    (28)       (30)        (20)
--------------------------------------------------------------------------------
Net operating income (loss)                          354       (145)       (152)
Net realized investment gains,
 net of tax and minority interest                    860        192         434
Cumulative effect of a change in
 accounting principle, net of tax
 and minority interest                                --       (177)         --
--------------------------------------------------------------------------------
Net income (loss)                               $  1,214   $   (130)   $    282
================================================================================
Basic and diluted earnings (loss) per share:
  Net operating income (loss)                   $   1.92   $  (0.85)   $  (0.86)
  Net realized investment gains,
   net of tax and minority interest                 4.69       1.04        2.35
  Cumulative effect of a change
   in accounting principle, net
   of tax and minority interest                       --      (0.96)         --
--------------------------------------------------------------------------------
Basic and diluted earnings (loss)
 per share available to
 common stockholders                            $   6.61   $  (0.77)   $   1.49
================================================================================
Weighted average outstanding
 common stock and common
 stock equivalents                                 183.6      184.2      184.9
================================================================================

     The following table summarizes net income excluding after-tax realized investment gains/losses (net operating income) by segment.

Net Operating Income by Segment

Years ended December 31
(In millions)                                    2000         1999         1998
--------------------------------------------------------------------------------
Agency Market Operations                        $ 110        $(201)       $ (54)
Specialty Operations                              131           49           58
CNA Re                                             57          (13)          68
Global Operations                                  42           64           18
Risk Management                                    29           19          (88)
Group Operations                                   36           (6)         (48)
Life Operations                                   169          145          105
Corporate and Other                              (220)        (202)        (211)
--------------------------------------------------------------------------------
Net operating income (loss)                     $ 354        $(145)       $(152)
================================================================================


2000 Compared with 1999

Net earned premiums decreased $1,808 million, or 14%, to $11,474 million in 2000 as compared with 1999. This decline was attributable to $1,354 million related to the CNA Personal Insurance business (Personal Insurance) transaction (see Note O to the Consolidated Financial Statements for discussion of the Personal Insurance transaction), as well as continued efforts to re-underwrite business and obtain adequate rates for exposure underwritten.

     Net operating income was $354 million, or $1.92 per share, in 2000 as compared with a net operating loss of $145 million, or $0.85 per share, in 1999. Net operating income increased $499 million in 2000, primarily as a result of the improvement of $451 million for the property-casualty segments, $42 million for Group Operations and $24 million for Life Operations, partially offset by a decline for Corporate and Other of $18 million. The improvement in the property-casualty net operating income was principally attributable to improved underwriting results of $554 million, partially offset by decreased investment income and increased expenses, including increased interest expense related to the cost of reinsurance. The improvement in 2000 results was primarily due to significant rate increases across the entire book of business, favorable catastrophe experience, reduced prior year reserve strengthening and the non-recurrence of $54 million in restructuring and related charges incurred in 1999. After-tax catastrophe losses for 2000 improved by $189 million, including $62 million related to Personal Insurance. See Note O to the Consolidated Financial Statements for a discussion of the Personal Insurance transaction. In addition, net operating income in both 2000 and 1999 benefited from a change in estimate for certain insurance-related assessments resulting from regulatory changes in the basis on which certain of these assessments are calculated. The after-tax impact of these releases was $60 million in 2000 and $51 million in 1999.

     Net income for 2000 was $1,214 million, or $6.61 per share, as compared with a net loss for 1999 of $130 million, or $0.77 per share. Net realized gains increased $668 million in 2000 primarily attributable to sales of equity securities. Included in the net loss for 1999 was a charge of $177 million, net of tax, or $0.96 per share, for the cumulative effect of a change in accounting principle for insurance-related assessments.

1999 Compared with 1998

The Company had a net operating loss for 1999 of $145 million, or $0.85 per share, compared with a net operating loss of $152 million, or $0.86 per share, for 1998. The net operating loss for 1999 includes $363 million in loss and allocated loss adjustment expense reserve strengthening for prior periods. After-tax catastrophe losses were approximately $35 million higher in 1999 as compared with 1998. The 1999 net operating loss also included $54 million in after-tax restructuring and other related charges, as compared with $160 million in after-tax restructuring and other related charges in 1998. The 1999 net operating loss also reflects an after-tax benefit of $51 million resulting from regulatory changes in the basis on which certain insurance-related assessments are calculated.

     Discussions of the results of operations from the Company's segments follow.

AGENCY MARKET OPERATIONS

Business Overview

Agency Market Operations builds on the Company's long and successful relationship with the independent agency distribution system to market a broad range of property-casualty insurance products and services to small and middle market businesses. Business products include workers' compensation, commercial packages, general liability, umbrella and commercial auto, as well as a variety of creative risk management services. In addition, Agency Market Operations includes a professional employer organization, CNA UniSource, which provides various employer-related services. Personal Insurance included personal auto and homeowners coverage and also offered personal umbrella, separate scheduled property, boat-owners and other recreational vehicle insurance. These operations were transferred to The Allstate Corporation (Allstate) effective
October 1, 1999. See Note O to the Consolidated Financial Statements for discussion of the Personal Insurance transaction.

     Agency Market Operations is comprised of the following four groups:
Commercial Insurance, CNA E&S, CNA UniSource and Personal Insurance.

Commercial Insurance (CI) provides standard property-casualty insurance products such as workers' compensation, general and product liability, property, commercial auto and umbrella coverage to a wide range of businesses. The majority of CI customers are small and middle-market businesses, with less than $1 million in annual insurance premiums. Most insurance programs are provided on a guaranteed cost basis, although customized loss sensitive programs are also available for larger middle-market customers. CI is a market leader in applying industry segmentation techniques to design products and services tailored to the needs of its targeted customer groups.

     CI's operating model focuses on underwriting performance, exposure based pricing, relationships with selective distribution sources and aligning resources closer to CI's customers. The model includes more than 35 branches that provide underwriting, loss and sales for all of CI's lines of business. In addition, these branches provide claim services for the workers' compensation business. Also, there are eight claim service centers which provide customers and claimants, for all non-workers' compensation lines of business, with efficient and quality service and focus on the total claims outcome through specialized claim handling and timely claims reporting. The branches and service centers are all located in the United States. Further, a centralized processing center in Maitland, Florida, handles all policy processing and accounting, and also acts as a call center for all branches to optimize customer service.

CNA E&S (E&S) provides specialized insurance and other financial products for selected commercial risks on both an individual customer or program basis. Risks insured by E&S are generally viewed as higher risk and less predictable in exposure than those covered by standard insurance markets. By combining superior insurance and financial expertise with an in-depth understanding of each customer's unique and changing risks, E&S develops innovative business solutions that are valued by the customer and producer. E&S's products are distributed throughout the United States through specialist producers, program agents, and CI's agents and brokers. E&S has specialized underwriting and claims resources in Chicago, New York City, Denver and Columbus.

CNA UniSource is a business solutions provider offering outsourcing services and products that relieve businesses of many administrative tasks, allowing them more time to focus on their core business. CNA UniSource provides human resources (HR) information technology, payroll processing and professional employer organization services. CNA UniSource is also engaged in delivering Internet-based HR and payroll administrative services and implementing HR information outsourcing for large-scale businesses. CNA UniSource's results are included in other revenues and expenses in the segment results.

Personal Insurance: On October 1, 1999, certain CNA subsidiaries completed a transaction with Allstate to transfer substantially all of CNA's personal lines insurance business. See Note O to the Consolidated Financial Statements for discussion of the Personal Insurance transaction.

Operating Results

Years ended December 31
(In millions)                                 2000          1999          1998
--------------------------------------------------------------------------------
Net written premiums                       $ 3,230       $ 3,667       $ 5,496

================================================================================
Net earned premiums                        $ 3,331       $ 4,799       $ 5,247
Claims, benefits and expenses                3,772         5,791         6,050
Restructuring and other
 related charges                                --            60            96
--------------------------------------------------------------------------------
Underwriting loss                             (441)       (1,052)         (899)
Net investment income                          604           686           744
Other revenues                                 151            80            48
Other expenses                                 185            77            52
--------------------------------------------------------------------------------
Pre-tax operating income (loss)                129          (363)         (159)
Income tax (expense) benefit                   (19)          162           105
--------------------------------------------------------------------------------
Net operating income (loss)                $   110       $  (201)      $   (54)
================================================================================
Ratios
Loss and loss adjustment expense              80.9%         90.4%         83.1%
Expense                                       29.8          31.0          32.6
Dividend                                       2.5           0.5           1.4
--------------------------------------------------------------------------------
Combined                                     113.2%        121.9%        117.1%
================================================================================

2000 Compared with 1999

Agency Market Operations' net written and earned premiums were impacted by the transfer of Personal Insurance to Allstate. The 1999 net written premiums through October 1, 1999 (the transfer date) were largely offset by the impact of the ceded unearned premium relating to Personal Insurance. As a result, 1999 net written and earned premiums included $379 million and $1,354 million related to Personal Insurance.

     Excluding the impact of Personal Insurance, Agency Market Operations' net written premiums decreased $58 million, or 2%, to $3,230 million in 2000 as compared with 1999. Net earned premiums for Agency Market Operations, excluding Personal Insurance, decreased $114 million, or 3%, to $3,331 million in 2000 as compared with 1999. These declines were due to the continued effort to re-underwrite business and obtain adequate rates for exposure underwritten, partially offset by a change in the structure of reinsurance which reduced ceded premiums.

     The combined ratio improved 8.7 points to 113.2% for 2000 as compared with 1999 and underwriting results improved $611 million. The loss ratio improvement of 9.5 points is comprised of underwriting actions including the increased use of reinsurance, the continued efforts to achieve adequate rates for exposure underwritten, the non-renewal of unprofitable business and lower catastrophe losses than in 1999. Also, the 1999 loss ratio included adverse loss development related to automobile, workers' compensation and packaged general liability exposures. The expense ratio improved 1.2 points principally as a result of decreased underwriting expenses and the absence of restructuring-related charges, partially offset by a decrease in ceding commissions received relating to a change in the structure of reinsurance. The dividend ratio increase of
2.0 points is attributable to favorable development in dividend reserves in 1999 not present in 2000.

     Net operating income increased $311 million based on improved underwriting results, partially offset by lower investment income and an increase in interest expense related to the cost of reinsurance. Net operating income in both 2000 and 1999 benefited from a change in estimate for certain insurance-related assessments due to changes in the basis on which certain of these assessments are calculated. The after-tax impact of this change was $30 million in 2000 and $25 million in 1999.

     CI achieved an average rate increase of approximately 15% in 2000. The improvement in the reported loss ratio for the 2000 accident year is the first for CI since 1993 and this improvement is expected to accelerate as the benefits of rate increases and underwriting actions are fully realized. CI's effective retention rate is in the low 70 percent range.

1999 Compared with 1998

Agency Market Operations' net written and net earned premiums were impacted by the transfer of Personal Insurance to Allstate. Net written and earned premiums from Personal Insurance decreased by $1,310 million and $268 million in 1999.

     Excluding the impact of Personal Insurance, Agency Market Operations' net written and earned premiums decreased $519 million and $180 million in 1999 as compared with 1998. These decreases reflect the impact of the increased use of reinsurance and efforts to achieve adequate pricing and the shedding of unprofitable business.

     The combined ratio for 1999 increased 4.8 points due to an increase in the loss ratio of 7.3 points, partially offset by decreases in the expense and dividend ratios of 1.6 points and 0.9 points. The increase in the loss ratio is due principally to increased adverse loss reserve development in 1999, partially offset by the beneficial effects of reinsurance agreements executed in 1999. The 1999 adverse loss reserve development included development related to automobile, workers' compensation and packaged general liability exposures. The decrease in the expense ratio is attributable to lower restructuring and other related charges in 1999 as compared with 1998. Additionally, Agency Market Operations' 1999 expense ratio benefited 0.9 points from regulatory changes in the basis on which certain insurance-related assessments are calculated. Underwriting losses for 1999 were $1,052 million as compared with $899 million in 1998 due to deterioration in the combined ratio partially offset by reductions in volume. Agency Market Operations had a net operating loss of $201 million for 1999 as compared with a $54 million loss in 1998. The larger loss was due primarily to the deterioration in underwriting results as described above.

SPECIALTY OPERATIONS

Business Overview

Specialty Operations provides a broad array of professional, financial and specialty property-casualty products and services through a network of brokers, managing general agencies and independent agencies. Specialty Operations provides creative solutions for managing the risks of its clients, including architects, engineers, lawyers, healthcare professionals, financial intermediaries and corporate directors and officers.

     Specialty Operations is composed of three principal groups: CNA Pro, CNA HealthPro and CNA Guaranty and Credit.

CNA Pro is one of the largest providers of non-medical professional liability insurance and risk management services in the United States. CNA Pro's products include errors and omissions, directors and officers, employment practices liability coverages and a broad range of fidelity products. Products are distributed on a national basis through a variety of channels including brokers, agents and managing general underwriters. CNA Pro's customers include architects and engineers, lawyers, accountants and real estate agents and brokers, along with a broad range of large and small corporate clients and not-for-profit organizations.

CNA HealthPro offers a comprehensive set of specialized insurance products and clinical risk management consulting services designed to assist healthcare providers in managing the quality-of-care risks associated with the delivery of healthcare. Key customer segments include individual, small group and large corporate purchasers of malpractice insurance. Caronia Corporation, an operating company of CNA HealthPro, provides third-party claims administration for medical professional liability insureds.

CNA Guaranty and Credit provides credit insurance on short-term trade receivables for domestic and international clients, reinsurance to insurers who provide financial guarantees to issuers of asset-backed securities, money market funds and investment grade corporate debt securities and credit enhancement products that focus on asset backed transactions. These products are distributed through brokers, captive agents, financial institutions and directly to customers. In addition, CNA Guaranty and Credit includes R.V.I. Guaranty Co. Ltd. (RVI), a 50% owned, but not controlled, affiliate. RVI is the largest monoline residual value insurer in the world, offering coverages to protect the insured against a decrease in the market value of a properly maintained asset at the termination of a lease.

Other Operations consist principally of Hedge Financial Products (Hedge), which focused on securitization of insurance risk and the embedding of financial protections within traditional insurance programs, and agricultural and entertainment insurance businesses. During 1999 and 1998, the Company decided to exit Hedge and the agriculture and entertainment insurance businesses.

Operating Results

Years ended December 31
(In millions)                                 2000          1999          1998
--------------------------------------------------------------------------------
Net written premiums                       $   805       $   948       $ 1,023
================================================================================
Net earned premiums                        $   799       $ 1,001       $ 1,092
Claims, benefits and expenses                  819         1,166         1,251
Restructuring and other
 related charges                                --            --             5
--------------------------------------------------------------------------------
Underwriting loss                              (20)         (165)         (164)
Net investment income                          216           235           245
Other revenues                                  26            19            27
Other expenses                                  35            30            44
--------------------------------------------------------------------------------
Pre-tax operating income                       187            59            64
Income tax expense                             (56)          (10)           (6)
--------------------------------------------------------------------------------
Net operating income                       $   131       $    49       $    58
================================================================================

Ratios
Loss and loss adjustment expense              75.4%         90.6%         87.0%
Expense                                       27.0          25.9          28.1
--------------------------------------------------------------------------------
Combined                                     102.4%        116.5%        115.1%
================================================================================

2000 Compared with 1999

Net written premiums for Specialty Operations for 2000 declined $143 million, or 15%, to $805 million as compared with 1999. Net earned premiums declined
$202 million, or 20%, to $799 million as compared with 1999. These premium declines relate principally to 1) active decisions to renew only those accounts which meet current underwriting guidelines supporting the ongoing commitment to underwriting discipline, 2) a $46 million decline related to Hedge and the agriculture and entertainment lines of business, 3) an increase in the retrospective return premium relating to favorable loss experience in the retrospectively rated architects' and engineers' business and 4) a $30 million decline due to the increased use of reinsurance for the medical professional liability lines of CNA HealthPro.

     The combined ratio improved 14.1 points to 102.4% for 2000 as compared with 1999 and underwriting results improved $145 million. These improvements are the result of the ongoing commitment to underwriting discipline reflected by a
15.2 point decline in the loss ratio, partially offset by a 1.1 point increase in the expense ratio. The 2000 loss ratio was impacted by favorable loss experience in the retrospectively rated architects' and engineers' business and the increased use of reinsurance for the medical professional liability lines, partially offset by large loss experience in the guaranty and credit business. The 1999 loss ratio was unfavorably impacted by adverse loss experience mainly in the medical malpractice lines of business. Acquisition and underwriting expenses have decreased year-over-year, but the expense ratio has increased due to the reduced net earned premium base. Net operating income has increased $82 million in 2000 as compared with 1999, principally from the improvement in the underwriting results, partially offset by lower net investment income.

     Specialty Operations achieved on average, premium-weighted retention levels in the high 70 percent range across its entire book of business in 2000. CNA HealthPro achieved an average rate increase of 18% in 2000, including an average rate increase of 17% in the institutions and physicians products. For CNA Pro, rate increases and other underwriting actions have been initiated for the directors' and officers' product in late 2000.

1999 Compared with 1998

Net written premiums for Specialty Operations for 1999 declined $75 million, or 7%, to $948 million as compared with 1998. Net earned premiums for 1999 declined $91 million, or 8%, to $1,001 million as compared with 1998, due primarily to declines in CNA HealthPro and businesses exited. Net earned premiums for CNA HealthPro declined $40 million, due mainly to new ceded reinsurance agreements covering 1999 risks and the efforts to achieve adequate price increases and eliminate unprofitable business. Hedge, agriculture and entertainment net earned premiums decreased a combined $46 million from 1998 due to the exit from these lines of business.

     The combined ratio for 1999 increased 1.4 points due principally to a
3.6 point increase in the loss ratio as a result of adverse claim experience in the medical malpractice and non-medical professional liability lines of business. The impact of adverse claim experience in these lines of business was to increase the 1999 loss ratio for Specialty Operations by 6.6 points over its 1998 level. The 1999 loss ratio was favorably impacted by 4.1 points due to the exit from the agricultural insurance line of business. The expense ratio declined 2.2 points in 1999 due principally to businesses exited. The underwriting loss for 1999 was $165 million, essentially unchanged from 1998, due to the offsetting impacts of a higher loss ratio and a lower expense ratio. Net operating income for 1999 declined principally because of lower net investment income.

CNA RE

Business Overview

CNA Re operates globally as a reinsurer in the broker market, offering both treaty and facultative products. CNA Re's operations include the business of CNA Reinsurance Company Limited (CNA Re U.K.), a United Kingdom reinsurance company, and United States operations based in Chicago. While CNA Re's primary product is traditional treaty reinsurance, it also offers facultative and financial reinsurance. CNA Re also participates in Lloyd's of London through CNA Corporate Capital Ltd., which provides capital to Lloyd's Syndicate 1229.

     CNA Re U.K. writes in both the London market and other European markets through its headquarters in London and offices in Amsterdam, Milan, Singapore and Zurich. As one of the largest reinsurers in this market, CNA Re U.K. has ratings of A (Strong) from Standard & Poor's (S&P), A (Excellent) from A.M. Best and A3 (Good) from Moody's. CNA Re U.K. writes United States and international treaty and professional liability business, including medical malpractice, errors and omissions and directors' and officers' coverages.

     The United States operations of CNA Re provide products to the North American markets. Treaty products include working layer property, working layer casualty, property catastrophe, workers' compensation, products liability, general liability, professional liability, specialty and excess and surplus lines. In addition, financial reinsurance products are offered as well as property and casualty facultative reinsurance.

     In 2000, CNA Re instituted a new global operating structure by creating six specialized underwriting centers of excellence and three centers of functional excellence that span geographic boundaries. This structure allows the organization to better utilize the specialized expertise of its people worldwide and take advantage of market opportunities.

Operating Results

Years ended December 31
(In millions)                                 2000          1999          1998
--------------------------------------------------------------------------------
Net written premiums                       $   951       $ 1,275       $   908
================================================================================
Net earned premiums                        $ 1,089       $ 1,176       $   944
Claims, benefits and expenses                1,186         1,369         1,005
Restructuring and other
 related charges                                --            --             1
--------------------------------------------------------------------------------
Underwriting loss                              (97)         (193)          (62)
Net investment income                          195           161           163
Other revenues                                   5            (1)            5
Other expenses                                  14            (5)           11
--------------------------------------------------------------------------------
Pre-tax operating income (loss)                 89           (28)           95
Income tax (expense) benefit                   (32)           15           (27)
--------------------------------------------------------------------------------
Net operating income (loss)                $    57       $   (13)      $    68
================================================================================
Ratios
Loss and loss adjustment expense              81.6%         84.9%         74.9%
Expense                                       27.3          31.5          31.7
--------------------------------------------------------------------------------
Combined                                     108.9%        116.4%        106.6%
================================================================================


2000 Compared with 1999

Net written premiums for CNA Re for 2000 decreased $324 million, or 25%, to $951 million as compared with 1999. Net earned premiums decreased $87 million, or 7%, to $1,089 million as compared with 1999. These declines reflect decisions not to renew contracts that management believed did not meet its underwriting profitability targets, partially offset by modest rate increases.

     The combined ratio improved 7.5 points to 108.9% in 2000 as compared with 1999 and underwriting results improved $96 million. The improvement in the underwriting results is attributable to improvements in both the loss and expense ratios. The loss ratio improvement is attributable mainly to favorable 2000 catastrophe experience as compared with 1999 catastrophe results that were negatively impacted by a series of European windstorms, Hurricane Floyd and other international catastrophes. The improvement in the expense ratio was related to decreased contingent commissions in 2000. Net operating income increased $70 million in 2000 as compared with 1999 due to the improvement in the underwriting results and an increase in investment income.

     A significant portion of CNA Re's treaty business renewals are effective on January 1. Reinsurance renewals for the January 1, 2001 cycle were the latest experienced in the past several years. The delay was driven by a significant difference between the improvement in the terms, conditions and rates required by reinsurers and what clients considered acceptable. The retrocessional and catastrophe markets exhibited the greatest amount of tightening. Casualty lines, however, continued to be a challenge. CNA Re has been able to achieve targeted rate increases but at a lower retention level than expected.

1999 Compared with 1998

Net written premiums for CNA Re increased $367 million, or 40%, to $1,275 million as compared with 1998. Net earned premiums increased
$232 million, or 25%, to $1,176 million as compared with 1998. This growth occurred in both foreign and domestic markets in the professional and standard lines of business. Growth was experienced via expansion of treaty relationships with existing clients, the continued development of new product lines and growth in global facultative operations.

     CNA Re's 1999 combined ratio increased by 9.8 points as compared with 1998, primarily as a result of a 10.0 point increase in the loss ratio. The underwriting results for 1999 were dramatically impacted by the series of European windstorms, Hurricane Floyd and other international catastrophes, which contributed to an aggregate 9.4 point increase in the 1999 loss ratio relative to 1998. Net operating income in 1999 was adversely affected by $122 million in after-tax catastrophe losses, compared with $50 million in after-tax catastrophe losses in 1998.

GLOBAL OPERATIONS

Business Overview

Global Operations provides products and services to United States-based customers expanding overseas and foreign customers. The major product lines include marine, commercial and contract surety, warranty and specialty products, as well as commercial property and casualty coverages.

     Global Operations is composed of five principal groups: Marine, Surety, Warranty, CNA Global and First Insurance Company of Hawaii (FICOH).

Marine completed the acquisition of Maritime Insurance Co., Ltd. (Maritime Ltd.), based in the United Kingdom, and its Canadian subsidiary, Eastern Marine Underwriters (EMU) on July 1, 1998, strengthening CNA's position as a global marine insurer. In 1999, CNA launched the marketing brand, CNA Maritime, which unites three industry leaders, MOAC, Maritime Ltd. and EMU, to serve global ocean marine needs. MOAC, a leading provider of ocean marine insurance in the United States, offers hull, cargo, primary and excess marine liability, marine claims and recovery products and services. Business is sold through national brokers, regional marine specialty brokers and independent agencies, which work closely with MOAC's nine branch offices located throughout the United States. Maritime Ltd. is a leading marine cargo and related marine insurance specialist with markets extending across Europe and throughout the world. As foreign subsidiaries, Maritime Ltd. and EMU are included in the results of, and are managed by, CNA Global. Growth is expected to result from leveraging the relationships with CNA's domestic producers, implementing e-commerce and providing customers with services and products throughout the world.

     On September 22, 2000, CNA Maritime launched the first phase of OMMnism (Ocean Marine Manager network interface), an automated cargo insurance system accessible over the Internet. This first phase of OMMnism allows potential customers to receive real-time quotes, issue certificates, pay by credit card, and access an array of other convenient policy services, such as on-line reports and first notice of loss services. The core of CNA Maritime's global cargo strategy will occur through interactive products such as OMMnism.

Surety consists primarily of CNA Surety Corporation (CNA Surety), which is traded on the New York Stock Exchange (SUR) and is the largest publicly traded provider of surety bonds, with approximately 8% of that market. Among its United States competitors, CNA Surety has one of the most extensive distribution systems and one of the most diverse surety product lines, offering small, medium and large contract and commercial surety bonds. CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Growth is expected to come from CNA Surety's broad product and distribution resources and international expansion. CNA owns approximately 64% of CNA Surety.

Warranty is one of the largest warranty underwriters in the United States, providing extended service contracts, warranties and related insurance products that protect the consumer or business from the financial burden associated with the breakdown, under-performance or maintenance of a product. Warranty's key market segments consist of vehicle, retail, home, commercial and original equipment manufacturers. Each market segment distributes its product via a sales force employed or contracted through a program administrator.

     CNA National Warranty Corporation (CNA Warranty) sells vehicle warranty services in the United States and Canada. In July 1998, Warranty expanded into the home warranty segment with the acquisition of a 90% interest in Home Security of America, Inc., one of the largest home warranty administrators in the United States. Also, in January 1998, the Company acquired a joint venture interest in Specialty Underwriters, a provider of innovative equipment maintenance management services to companies worldwide. These entities are service administrators whose products are backed by insurance coverages provided by CNA's insurance affiliates.

CNA Global is responsible for coordinating and managing the direct business of the foreign property-casualty operations of CNA. This business identifies and capitalizes on strategic indigenous opportunities outside the United States by continuing to build its own capabilities and by initiating acquisitions, strategic alliances and start-up operations that allow for expansion into targeted markets. In addition, CNA Global provides United States-based customers expanding their operations overseas with a single source for their commercial insurance needs. To this end, CNA Global has placed underwriters within commercial insurance branches.

     CNA Global currently oversees operations in Europe, Latin America, Canada and Asia. CNA Insurance Company (Europe) Limited (CIE) is based in London, with offices in France, Germany, the Netherlands and Denmark. In Europe, CNA Global's operations include the results of U.K.-based Maritime Ltd. and CIE. On
July 1, 2001, a planned merger of CIE into Maritime Ltd. is expected to be completed. Through its network of offices, CNA Global built on the successes of several CNA specialty products (including travel and accident, warranty and financial lines insurance) and introduced those products across Europe in 2000. During 2000, the Company had a majority and controlling interest in Omega A.R.T. (Omega), a workers' compensation company domiciled in Argentina. Omega ranks as the fifth largest workers' compensation company in Argentina based on premium volume.

     The short- to mid-term growth opportunities for CNA Global are in the more mature foreign insurance markets, such as Europe and Canada, and in specialty insurance products. In the longer term, emphasis will be on the emerging insurance markets in Latin America and Asia.

First Insurance Company of Hawaii is the oldest and largest domestic property-casualty insurer in Hawaii and offers commercial and personal lines solely in that state. Distributed through 30 independent agencies, the business mix has historically been approximately 70% commercial and 30% personal lines. On November 1, 1999, Tokio Marine & Fire Insurance Co. Ltd. (Tokio) and CNA executed an agreement to increase Tokio's ownership share from 40% to 50%, resulting in equal ownership by CNA and Tokio. Concurrently, Tokio merged their Hawaii-based operations into FICOH. As CNA retains control over FICOH, its operations are consolidated with CNA's operations. CNA viewed this transaction as a positive step in the ongoing strategic relationship between CNA and Tokio.

     CNA's partnership with Tokio is expected to generate growth opportunities and facilitate international expansion. Additionally, CNA foresees growth opportunities through collaborative partnerships between FICOH and other CNA businesses.

Operating Results

Years ended December 31
(In millions)                                 2000          1999          1998
--------------------------------------------------------------------------------
Net written premiums                       $ 1,160       $ 1,080       $   985
================================================================================
Net earned premiums                        $ 1,089       $ 1,010       $   941
Claims, benefits and expenses                1,128         1,037           991
Restructuring and other
 related charges                                --            --             1
--------------------------------------------------------------------------------
Underwriting loss                              (39)          (27)          (51)
Net investment income                          136           132           110
Other revenues                                 116           120            82
Other expenses                                 123           100            80
--------------------------------------------------------------------------------
Pre-tax operating income                        90           125            61
Minority interest                              (24)          (28)          (25)
Income tax expense                             (24)          (33)          (18)
--------------------------------------------------------------------------------
Net operating income                       $    42       $    64       $    18
================================================================================
Ratios
Loss and loss adjustment expense              60.3%         56.9%         62.2%
Expense                                       43.1          45.5          42.8
Dividend                                       0.1           0.3           0.4
--------------------------------------------------------------------------------
Combined                                     103.5%        102.7%        105.4%
================================================================================

2000 Compared with 1999

Net written premiums for Global Operations in 2000 increased $80 million, or 7%, to $1,160 million as compared with 1999. Net earned premiums increased
$79 million, or 8%, to $1,089 million as compared with 1999. These increases were driven by growth in the commercial casualty and property lines in the European operations, as well as growth in the commercial warranty and surety lines.

     The combined ratio increased 0.8 points to 103.5% in 2000 as compared with 1999 and underwriting results declined $12 million. The decline in underwriting results is mainly attributable to adverse current and prior year loss experience in the vehicle warranty insurance line of business. Net operating income decreased $22 million in 2000 as compared with 1999 due to the decline in underwriting results and an increase in other expenses related to the non-insurance operations in the warranty business.

     Global operations achieved pricing increases in 2000 that averaged approximately 3% across the businesses in this segment. Retention rates were in the mid 70 percent range. Retention rates do not apply to the Surety and Warranty businesses.

1999 Compared with 1998

Net written premiums in 1999 increased $95 million, or 10%, as compared with 1998. Net earned premiums increased $69 million, or 7%, to $1,010 million as compared with 1998. CNA Global contributed $56 million of the increase, the majority of which was attributable to a full year's premiums from Maritime Ltd. Surety contributed increased net earned premium of $29 million, due to generally favorable domestic economic conditions for public construction and expansion internationally. Warranty net earned premiums increased $24 million over 1998, due mainly to increased sales of new automobile warranties. Partially offsetting this growth was a decrease in net earned premiums in MOAC of $49 million due to competitive marine market conditions.

     Underwriting results improved $24 million from 1998 due to a decrease in the combined ratio of 2.7 points. This was due primarily to improved loss ratios in MOAC, Surety and CNA Global partially offset by an increase in the loss ratio in Warranty. The improvement in the MOAC and CNA Global loss ratios was due to a change in the mix of business that reduced exposure to catastrophes and large property losses. The decrease in Surety's loss ratio was due to favorable loss experience in 1999 compared with 1998. The increase in the loss ratio in Warranty was due to unfavorable loss experience in its automotive business. Net operating income for 1999 increased $46 million as compared with 1998 primarily from the improved underwriting results and increased investment income.

RISK MANAGEMENT

Business Overview

Risk Management serves the property-casualty needs of large domestic commercial businesses, offering customized strategies to address the management of business risks. Also, Risk Management, primarily through RSKCoSM, provides total risk management services relating to claims, loss control, cost management and information services to the commercial insurance marketplace.

     Risk Management includes two groups: Risk Transfer and RSKCoSM.

Risk Transfer writes casualty and property lines of insurance. The casualty business focuses on workers' compensation, commercial auto liability and general liability through traditional and innovative advanced financial risk products. Excess products provide umbrella, excess workers' compensation and high excess coverages. Casualty offerings target Fortune 1000 businesses.

     Over the last three years, domestic and global property insurance capabilities have been increased, providing primary, quota share and excess of loss property facilities. Capabilities include providing property, inland marine, global and boiler and machinery coverages to large accounts and Fortune 100 businesses.

RSKCoSM was formed in 1998 and provides total risk management services (integrated and single component) related to claims, loss control, cost management and information services to the commercial insurance marketplace.

     RSKCo'sSM capabilities include:

     Claim Services provides services that allow customers to select from a single source the desired level of service ranging from an integrated claims package to any component service.

     Loss Control provides pre-loss prevention services that include industrial hygiene, laboratory, ergonomics, field consulting and training, property, environmental and transportation loss control. Driver training is provided through Smith System Driver Improvement Institute, Inc., a wholly owned subsidiary.

     Cost Management provides post-loss cost control services through case management, medical bill review, preferred provider organizations and other unique partnerships to reduce lost work days through rapid response, quality care and effective coordination.

     Information Services provides services including data access, reporting tools, information and benchmarking analysis, consulting and custom reporting services.

Operating Results

Years ended December 31
(In millions)                                 2000          1999          1998
--------------------------------------------------------------------------------
Net written premiums                       $   633       $   839       $   889
================================================================================
Net earned premiums                        $   637       $   801       $   823
Claims, benefits and expenses                  760           936         1,018
--------------------------------------------------------------------------------
Underwriting loss                             (123)         (135)         (195)
Net investment income                          163           154           144
Other revenues                                 318           316           230
Other expenses                                 324           307           227
Non-insurance restructuring and
 other related charges                          --            10            88
--------------------------------------------------------------------------------
Pre-tax operating income (loss)                 34            18          (136)
Income tax (expense) benefit                    (5)            1            48
--------------------------------------------------------------------------------
Net operating income (loss)                $    29       $    19       $   (88)
================================================================================
Ratios
Loss and loss adjustment expense              95.8%         94.3%         89.1%
Expense                                       23.5          22.6          30.7
Dividend                                        --            --           3.9
--------------------------------------------------------------------------------
Combined                                     119.3%        116.9%        123.7%
================================================================================

2000 Compared with 1999

Net written premiums for Risk Management in 2000 decreased $206 million, or 25%, to $633 million as compared with 1999. Net earned premiums decreased
$164 million, or 20%, to $637 million as compared with 1999. These declines resulted from a continued focus on re-underwriting the book of business, as well as the increased utilization of reinsurance.

     Despite the combined ratio increase of 2.4 points to 119.3% in 2000 as compared with 1999, underwriting results improved by $12 million. Increases in both the loss and expense ratios led to the unfavorable change in the combined ratio. The loss ratio increase of 1.5 points is principally the result of adverse property and casualty experience for both the current and prior accident years. Acquisition and underwriting expenses have decreased year-over-year, but the expense ratio has increased due to a reduced net earned premiums base in the current year. Net operating income improved $10 million primarily as a result of improved underwriting results, improved net operating income for RSKCoSM, increased investment income and restructuring-related charges incurred in 1999 that did not recur in 2000. These improvements were partially offset by an increase in interest expense related to the cost of reinsurance. Net operating income in both 2000 and 1999 benefited from a change in estimate for certain insurance-related assessments due to regulatory changes in the basis on which certain of these assessments are calculated. The after-tax impact of this change was $30 million in 2000 and $26 million in 1999.

     Risk Management has been involved in numerous underwriting initiatives to improve results. Risk Management achieved double-digit price increases in 2000 on average across its book of business while maintaining premium-weighted retention in the low 80 percent range. Risk Management's underwriting initiatives continue to focus on risk selection, increased attachment points and strengthened underwriting terms and conditions through increasing deductibles and limiting the scope of coverages. Risk Management has also launched a quality initiative designed to increase net operating income through the review and improvement of all activities that create, market and support products and services.

1999 Compared with 1998

Net written premiums for 1999 declined $50 million, or 6%, to $839 million as compared with 1998. Net earned premiums for 1999 declined $22 million, or 3%, to $801 million as compared with 1998. This decrease resulted from Risk Management's decision to take advantage of a favorable reinsurance market and cede a larger portion of its direct premiums, the redesign of existing risk management programs and decreased business as a result of pricing actions taken in a difficult market.

     Risk Management's underwriting loss decreased $60 million in 1999 as the combined ratio for 1999 decreased 6.8 points due to decreases in the expense and dividend ratios of 8.1 points and 3.9 points, partially offset by an increase in the loss ratio of 5.2 points. The increase in the loss ratio was principally the result of adverse loss development related primarily to asbestos exposures, offset in part by the beneficial effects of reinsurance agreements executed in 1999. Risk Management's expense ratio benefited 4.9 points from regulatory changes in the basis on which certain insurance-related assessments are calculated and a decrease in restructuring-related charges of $78 million. The decrease in the dividend ratio is due to favorable development in dividend reserves. Despite reserve strengthening, overall results increased to a net operating income of $19 million from a net operating loss of $88 million in 1998. Positively influencing results were underwriting expense savings, reinsurance programs, the impact of favorable regulatory changes in the basis on which certain insurance-related assessments are calculated and reduced restructuring-related charges compared with those recorded in 1998.

GROUP OPERATIONS

Business Overview

Group Operations provides a broad array of group life and health insurance products and services to employers, affinity groups and other entities that purchase insurance as a group. Group Operations also provides health insurance to federal employees, retirees and their families (Federal Markets); managed care and self-funded medical excess insurance; medical provider network management and administration services; and reinsurance for life and health insurers.

     Group Operations includes four principal groups: Group Benefits (formerly Special Benefits), Provider Markets, Life Reinsurance and Federal Markets.

Group Benefits provides group term life insurance, short- and long-term disability, statutory disability, long term care and accident products. Products are marketed through a nationwide operation of 31 sales offices, third party administrators, managing general agents and insurance consultants.

Provider Markets is composed of two major businesses. CNA Health Partners provides comprehensive managed care services to employers offering self-funded medical plans. Services offered include network development and management, medical management, medical claims administration, consulting services and management services. Group reinsurance assumes reinsurance on health, life and other related products written on a group basis, as well as excess risk coverages related to healthcare.

Life Reinsurance reinsures individual life and health products marketed by unaffiliated life insurance companies throughout North America. Sales are generated through an internal sales force. On December 31, 2000, CNA sold its Life Reinsurance business. See Note O to the Consolidated Financial Statements for discussion of the Life Reinsurance transaction.

Federal Markets is the second largest provider of health insurance benefits to federal employees, insuring approximately one million members under the Mail Handlers Benefit Plan (MHBP) offered through the Federal Employees Health Benefit Plan (FEHBP), and also underwrites conversion policies and supplemental coverages for members. Federal Markets is responsible for all claim management activities under the plan, such as large case management, hospital and provider bill negotiations, fraud detection activities and vendor contracts.

Operating Results

Years ended December 31
(In millions)                                  2000          1999          1998
--------------------------------------------------------------------------------
Net earned premiums                         $ 3,675       $ 3,571       $ 3,733
Net investment income                           142           130           133
Other revenues                                   49            40            24
--------------------------------------------------------------------------------
Total operating revenues                      3,866         3,741         3,890
Benefits                                      3,068         3,053         3,171
Expenses                                        748           699           763
Restructuring and other
 related charges                                 --             5            39
--------------------------------------------------------------------------------
Pre-tax operating income (loss)                  50           (16)          (83)
Income tax (expense) benefit                    (14)           10            35
--------------------------------------------------------------------------------
Net operating income (loss)                 $    36       $    (6)      $   (48)
================================================================================

2000 Compared with 1999

Net earned premiums for Group Operations in 2000 increased $104 million, or 3%, to $3,675 million as compared with 1999. This increase was principally a result of a $41 million increase in Group Benefits, primarily related to the group life line of business; a $35 million increase in Life Reinsurance; an $18 million increase in Provider Markets, primarily related to the group reinsurance line of business and a $10 million increase in Federal Markets. The increases in Group Benefits and Life Reinsurance relate to new business production.

     Net operating income increased $42 million in 2000 as compared with 1999. This increase relates to a $24 million improvement in Federal Markets due to the 1999 exit of unprofitable medical lines, a $34 million improvement in Provider Markets and a $4 million improvement in Life Reinsurance. These improvements were partially offset by an $18 million decline in Group Benefits due to favorable 1999 loss experience in the group life line of business. The improvement associated with Provider Markets relates to adverse experience and loss development for the personal accident business recorded in 1999, which exceeded $7 million of exit costs incurred from the Management Services Organization (MSO) business and $13 million of adverse development on the medical stop loss business in 2000. The decision to shut down the MSO business was based on lack of demand as providers are backing away from risk contracting.

     The strategy to focus on Group Benefits, Federal Markets and the group reinsurance lines of business positions Group Operations for the expectation of modest improvement in net operating income in 2001.

1999 Compared with 1998

Net earned premiums declined in 1999 by $162 million, or 4%, to $3,571 million as compared with 1998. Federal Markets' net earned premiums declined
$274 million, almost entirely due to the exit of selected medical markets in late 1998. This decline was partially offset by growth in Life Reinsurance and Group Benefits of $60 million and $53 million.

     Net operating results in 1999 improved by $42 million as compared with 1998. Key components of the improvement include better underwriting results in Group Benefits' life and disability product lines, the exit of the employer health and affinity lines of business and lower restructuring and other related charges, partially offset by adverse losses and reserve development in the personal accident business.

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

     Life Operations is composed of four principal groups: Individual Life, Retirement Services, Long Term Care and Other Operations.

Individual Life primarily offers level premium term life insurance, universal life insurance and related products. New sales of term life have consistently placed CNA among the top five producers in the market in each of the past three years.

Retirement Services markets annuities and investment products and services to both retail and institutional customers. In the institutional market, CNA has benefited from strong sales and earnings of its Index 500 product, which is a guaranteed investment contract that is indexed to the performance of the Standard and Poor's 500(R) (S&P 500(R)) Index.

Long Term Care products provide reimbursement for covered nursing home and home health care expenses incurred due to physical or mental disability. New sales of Long Term Care have placed CNA among the top producers in the individual marketplace in each of the past three years.

Other Operations businesses include developing operations in certain international markets and life settlements.

Operating Results

Years ended December 31
(In millions)                                  2000          1999          1998
--------------------------------------------------------------------------------
Sales volume*:
 Individual life                            $   929       $   873       $   761
 Retirement services                          1,723         2,270         1,553
 Long term care                                 398           343           299
 Other operations                               141           183           141
--------------------------------------------------------------------------------
Total                                       $ 3,191       $ 3,669       $ 2,754
================================================================================
Net earned premiums                         $   876       $   936       $   823
Net investment income                           601           556           525
Other revenues                                  192           123           115
--------------------------------------------------------------------------------
Total operating revenues                      1,669         1,615         1,463
Benefits                                      1,104         1,122           998
Expenses                                        311           277           295
Restructuring and other
 related charges                                 --            --             7
--------------------------------------------------------------------------------
Pre-tax operating income                        254           216           163
Income tax expense                              (85)          (71)          (58)
--------------------------------------------------------------------------------
Net operating income                        $   169       $   145       $   105
================================================================================

* Sales volume is a cash-based measure that includes premium and annuity considerations, investment deposits and other sales activities that are not reported as premiums under accounting principles generally accepted in the United States of America (GAAP).

2000 Compared with 1999

Sales volume for Life Operations declined $478 million, or 13%, to $3,191 million in 2000 as compared with 1999. Sales volume decreased because of a reduction in Retirement Services' products sold to institutions. These products tend to be "large case" institutional markets' sales, which can be sporadic, opportunistic and sensitive to independent agency ratings. Despite the overall decline, Life Operations' competitively priced product portfolio enabled most of its businesses to experience growth in 2000. Individual Life and Long Term Care products had an increasing base of direct premiums, and variable investment contracts experienced growth of $270 million to reach an annual sales level of $380 million in 2000. Net earned premiums declined $60 million, or 6%, to $876 million in 2000 as compared with 1999. This decline was mainly attributable to sales declines in structured settlements and single premium group annuities due to a competitive pricing environment. These declines were partially offset by a growing in-force block of Long Term Care and annuity products.

     Net operating income increased $24 million in 2000 as compared with 1999. The increase was principally attributable to increased earnings in the Index 500 product, the continued growth of Individual Life insurance in-force and favorable investment results in Individual Life and the Retirement Services businesses.

     Life Operations expects that its continued product innovation and strong commitment to growth will generate increased sales, particularly of variable products and Long Term Care business.

1999 Compared with 1998

Sales volume increased $915 million, or 33%, to $3,669 million in 1999 as compared with 1998. The 1999 increase represents increased sales of $717 million in Retirement Services and a growing base of premiums for Individual Life and Long Term Care. The significant growth in Retirement Services was largely attributable to strong sales in institutional investment products and variable annuities. Net earned premiums increased $113 million, or 14%, to $936 million in 1999 as compared with 1998. This increase was attributable mainly to increases in Long Term Care of $61 million and Retirement Services of $39 million.

     Net operating income increased to $145 million in 1999 as compared with $105 million in 1998. The 1999 improvement in net operating income was due primarily to favorable investment performance in the portfolio supporting Retirement Services' Index 500 product, improved mortality experience in the individual life market and expense reductions across virtually all of the other principal groups.

CORPORATE AND OTHER

The Corporate and Other segment results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation (Fibreboard), financial guarantee insurance contracts and certain non-insurance operations, including eBusiness initiatives.

     Net operating loss increased to $220 million for 2000 as compared with 1999 primarily as a result of expenses in 2000 for CNA's eBusiness initiatives.

     The net operating loss for 1999 was $202 million, or $9 million less than 1998. The improvement was primarily attributable to decreased interest expense and decreased losses of $20 million from AMS Services, Inc. (AMS), an information technology and agency software development subsidiary which was sold in the fourth quarter of 1999, partially offset by increased losses from run-off insurance operations. See Note O to the Consolidated Financial Statements for discussion of the AMS transaction.

RESTRUCTURING AND OTHER RELATED CHARGES

On August 5, 1998, CNA announced estimates of the financial implications of its initiatives to achieve world-class performance. "World-class performance," as defined by the Company, refers to the Company's intention to position each of its strategic business units (SBU) as a market leader by sharpening its focus on customers and employing new technology to work smarter and faster. In the third quarter of 1998, the Company finalized and approved a plan to restructure its operations. The restructuring plan focused on a gross workforce reduction of approximately 4,500 employees resulting in a net reduction of approximately 2,400 employees, the consolidation of certain processing centers, the closing of various facilities and the exiting of certain businesses. The details of the restructuring and other related charges recognized in 1998 and 1999 are discussed in Note N to the Consolidated Financial Statements.

     As of December 31, 2000, the remaining accrued restructuring and other related charges consist of $7 million of lease termination costs, all of which are expected to be paid during 2001.

INVESTMENTS

The components of net investment income for the years ended December 31, 2000, 1999 and 1998 are presented in the following table.

Net Investment Income

Years ended December 31
(In millions)                                     2000        1999        1998
--------------------------------------------------------------------------------
Fixed maturity securities:
  Bonds:
  Taxable                                       $ 1,549     $ 1,509     $ 1,490
  Tax-exempt                                        216         267         340
 Redeemable preferred stocks                          1          --           2
Equity securities                                    52          36          33
Mortgage loans and real estate                        4           4           5
Policy loans                                         12          11          11
Short-term investments                              201         188         241
Securities lending transactions, net                 22          26          10
Other invested assets                                71         101          67
--------------------------------------------------------------------------------
Gross investment income                           2,128       2,142       2,199
Investment expenses                                 (48)        (41)        (53)
--------------------------------------------------------------------------------
Net investment income                           $ 2,080     $ 2,101     $ 2,146
================================================================================

     Lower net investment income results for 2000 as compared with 1999 was due to lower levels of invested assets caused by asset transfers in the fourth quarter of 1999 in connection with the Personal Insurance transaction with Allstate and the $1.1 billion payment from escrow to Fibreboard to settle certain asbestos-related claims. The impact of a lower invested asset base on net investment income was partially offset by the increase in yield on the bond portfolio. Lower net investment income in 1999 compared with 1998 was due to the lower invested asset base, as discussed above, and due to a decline in yield on the bond portfolio. The bond segment of the investment portfolio yielded 6.7% in 2000, 6.1% in 1999 and 6.4% in 1998.

     The components of net realized investment gains for the years ended December 31, 2000, 1999 and 1998 are presented in the following table.

Net Realized Investment Gains

Years ended December 31
(In millions)                                    2000         1999         1998
--------------------------------------------------------------------------------
Realized investment gains (losses):
  Fixed maturity securities:
   U.S. Government bonds                      $    96      $  (177)     $   265
   Corporate and other
    taxable securities                           (171)         (78)          67
   Tax-exempt bonds                                13          (44)          90
   Asset-backed bonds                             (65)         (13)          39
   Other                                           (3)           1            6
--------------------------------------------------------------------------------
  Total fixed maturity securities                (130)        (311)         467
  Equity securities                             1,116          366           38
  Other invested assets                           339          253          190
--------------------------------------------------------------------------------
Total realized investment gains                 1,325          308          695
Allocated to participating
 policyholders                                     (4)           7          (14)
Income tax expense                               (461)        (123)        (247)
--------------------------------------------------------------------------------
Net realized investment gains                 $   860      $   192      $   434
================================================================================

     Net realized investment gains increased $668 million in 2000 as compared with 1999. This increase is principally related to realized gains from the sale of Global Crossing Ltd. (Global Crossing) common stock and Canary Wharf Group plc (Canary Wharf) common stock. The increase in net realized gains for 2000 as compared with 1999 was $171 million for Global Crossing and $209 million for Canary Wharf. Additionally, a favorable change in market conditions contributed to the results for the bond sector.

     Net realized investment gains decreased $242 million in 1999 as compared with 1998. This decrease was principally related to interest rates and other market conditions impacting the results from bond sales. This decrease was partially offset by increased net realized gains for the sale of Global Crossing and Canary Wharf. The increase in net realized gains for 1999 as compared with 1998 was $103 million for Global Crossing and $79 million for Canary Wharf.

     A primary objective in the management of the fixed maturity portfolio is to maximize total return relative to underlying liabilities and respective liquidity needs. In achieving this goal, assets may be sold to take advantage of market conditions or other investment opportunities or credit and tax considerations. This activity will produce realized gains and losses depending on market conditions including interest rates.

     Substantially all invested assets are publicly traded securities classified as available-for-sale in the accompanying Consolidated Financial Statements. Accordingly, changes in fair value for these securities are reported in other comprehensive income.

     The following table details the carrying value of CNA's general and separate account investment portfolios as of the end of each of the last two years.

General and Separate Account Investments

December 31
(In millions)                               2000         %       1999         %
--------------------------------------------------------------------------------
General Account Investments
Fixed maturity securities:
 Bonds:
  Taxable                                $23,249        66%   $22,722        64%
  Tax-exempt                               3,349        10      4,396        12
 Redeemable preferred stocks                  54        --        130        --
Equity securities:
 Common stocks                             2,216         6      3,344         9
 Non-redeemable preferred stocks             196         1        266         1
Mortgage loans and real estate                26        --         47        --
Policy loans                                 193         1        192         1
Other invested assets                      1,116         3      1,108         3
Short-term investments                     4,723        13      3,355        10
--------------------------------------------------------------------------------
Total general account investments        $35,122       100%   $35,560       100%
================================================================================

Separate Account Investments
Fixed maturity securities:
 Taxable bonds                           $ 2,703        65%   $ 3,260        72%
Equity securities:
 Common stocks                               212         5        240         5
 Non-redeemable preferred stocks               3        --         21         1
Other invested assets                        849        21        493        11
Short-term investments                       380         9        489        11
--------------------------------------------------------------------------------
Total separate account investments       $ 4,147       100%   $ 4,503       100%
================================================================================

     The Company's general and separate account investment portfolios consist primarily of publicly traded government bonds, asset-backed securities, mortgage-backed securities, municipal bonds and corporate bonds.

     Approximately 57% and 63% of separate account investments at December 31, 2000 and 1999, are used to fund guaranteed investment contracts for which Continental Assurance Company (CAC) and Valley Forge Life Insurance Company (VFL) guarantee principal and a specified return to the contract holders (guaranteed investment contracts). The duration of fixed maturity securities included in the guaranteed investment contract portfolio is matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts.

     The Company's investment policies for both the general and separate account portfolios emphasize high credit quality and diversification by industry, issuer and issue. Assets supporting interest rate sensitive liabilities are segmented within the general account to facilitate asset/liability duration management.

     The general account portfolio consists primarily of high-quality (rated BBB or higher) bonds, 93% and 94% of which were rated as investment-grade at December 31, 2000 and 1999. The following table summarizes the ratings of CNA's general account bond portfolio at carrying value.

General Account Bond Ratings

December 31
(In millions)                               2000         %       1999         %
--------------------------------------------------------------------------------
U.S. Government and
 affiliated agency securities            $ 8,689        32%   $ 8,781        32%
Other AAA rated                            7,120        27      9,692        36
AA and A rated                             5,954        22      4,465        16
BBB rated                                  3,066        12      2,598        10
Below investment-grade                     1,769         7      1,582         6
--------------------------------------------------------------------------------
Total                                    $26,598       100%   $27,118       100%
================================================================================

     The following table summarizes the bond ratings of the investments supporting those separate account products, which guarantee principal and a specified rate of interest.

Guaranteed Separate Account Bond Ratings

December 31
(In millions)                               2000         %       1999         %
--------------------------------------------------------------------------------
U.S. Government and
 affiliated agency securities             $  224        10%    $   59         2%
Other AAA rated                            1,248        55      1,795        62

AA and A rated                               374        16        548        19
BBB rated                                    397        17        375        13
Below investment-grade                        49         2        107         4
--------------------------------------------------------------------------------
Total                                     $2,292       100%    $2,884       100%
================================================================================

     At December 31, 2000 and 1999, approximately 98% and 95% of the general account portfolio and 99% and 97% of the guaranteed investment contract portfolio bonds are United States Government Agency securities or were rated by S&P's or Moody's Investors Service. The remaining bonds are rated by other rating agencies, outside brokers or Company management.

     Below investment-grade bonds, as presented in the tables above, are high-yield securities rated below BBB by bond rating agencies as well as other unrated securities that, in the opinion of management, are below investment-grade. High-yield securities generally involve a greater degree of risk than investment-grade securities. However, expected returns should compensate for the added risk. This risk is also considered in the interest rate assumptions for the underlying insurance products. CNA's concentration in high-yield bonds was approximately 7% and 6% of the general account portfolio and 2% and 4% of the guaranteed investment contract portion of CNA's separate account bond portfolio as of December 31, 2000 and 1999.

     Included in CNA's general account fixed maturity securities at December 31, 2000 are $7,623 million of asset-backed securities, at fair value, consisting of approximately 46% in United States government agency issued pass-through certificates, 34% in collateralized mortgage obligations (CMOs), 16% in corporate asset-backed obligations and 4% in corporate mortgage-backed pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.

     Short-term investments at December 31, 2000 and 1999 consisted primarily of commercial paper and money market funds. The components of the general account short-term investments portfolio are presented in the following table.

Short-term Investments

December 31
(In millions)                                               2000            1999
--------------------------------------------------------------------------------
Commercial paper                                          $3,291          $1,988
U.S. Treasury securities                                     383              41
Money market funds                                           620             904
Other                                                        429             422
--------------------------------------------------------------------------------
Total short-term investments                              $4,723          $3,355
================================================================================

     CNA invests in certain derivative financial instruments primarily to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk). CNA considers the derivatives in its general account to be held for purposes other than trading. Derivative securities are recorded at fair value at the reporting date.

     Certain derivatives in separate accounts are held for trading purposes. The Company uses derivatives to mitigate market risk by purchasing S&P 500(R) index futures contracts in a notional amount equal to the contract liability relating to Life Operations' Index 500 guaranteed investment contract product.

     The Company's largest equity holding in a single issuer is Global Crossing common stock. See Note B to the Consolidated Financial Statements for a discussion of the Company's ownership in Global Crossing.

     The Company's second largest equity holding is Canary Wharf. During 2000, the Company experienced a net decrease in unrealized gains of $334 million on its position in Canary Wharf, which was valued at $291 million on December 31, 2000. The majority of this decline was due to the sale of
60.1 million shares, resulting in a pretax realized gain of $444 million.

MARKET RISK

Market risk is a broad term related to changes in the fair value of a financial instrument. Discussions herein regarding market risk focus on only one element of market risk - price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index or price underlying the financial instrument. The Company's primary market risk exposures are due to changes in interest rates, although the Company has certain exposures to changes in equity prices and foreign currency exchange rates. The fair value of the financial instruments are adversely affected when interest rates rise, equity markets decline and the dollar strengthens against foreign currency.

     Active management of market risk is integral to the Company's operations. The Company may use the following tools to manage its exposure to market risk within defined tolerance ranges: 1) change the character of future investments purchased or sold, 2) use derivatives to offset the market behavior of existing assets and liabilities or assets expected to be purchased and liabilities to be incurred or 3) rebalance its existing asset and liability portfolios.

     For purposes of this disclosure, market risk sensitive instruments are divided into two categories: 1) instruments entered into for trading purposes and 2) instruments entered into for purposes other than trading. The Company's general account market risk sensitive instruments presented are classified as held for purposes other than trading.

Sensitivity Analysis

CNA monitors its sensitivity to interest rate risk by evaluating the change in the value of financial assets and liabilities due to fluctuations in interest rates. The evaluation is performed by applying an instantaneous change in interest rates of varying magnitudes on a static balance sheet to determine the effect such a change in rates would have on the Company's market value at risk and the resulting effect on stockholders' equity. The analysis presents the sensitivity of the market value of the Company's financial instruments to selected changes in market rates and prices. The range of change chosen reflects the Company's view of changes which are reasonably possible over a one-year period. The selection of the range of values chosen to represent changes in interest rates should not be construed as the Company's prediction of future market events, but rather an illustration of the impact of such events.

     The sensitivity analysis estimates the decline in the market value of the Company's interest sensitive assets and liabilities that were held on December 31, 2000 and December 31, 1999 due to instantaneous parallel increases in the period end yield curve of 100 and 150 basis points.

     The sensitivity analysis also assumes an instantaneous 10% and 20% decline in the foreign currency exchange rates versus the United States dollar from their levels at December 31, 2000 and December 31, 1999, with all other variables held constant.

     Equity price risk was measured assuming an instantaneous 10% and 25% decline in the S&P 500(R) Index (Index) from its level at December 31, 2000 and December 31, 1999, with all other variables held constant. The Company's equity holdings were assumed to be highly and positively correlated with the Index. At December 31, 2000, a 10% and 25% decrease in the Index would result in a $457 million and $1,042 million decrease compared to $564 million and $1,420 million decrease at December 31, 1999, in the market value of the Company's equity investments. Of these amounts, under the 10% and 25% scenarios, $167 million and $418 million at December 31, 2000 and $148 million and $381 million at December 31, 1999 pertained to decreases in the market value of the separate account investments. These decreases would substantially be offset by decreases in related separate account liabilities to customers. Similarly, increases in the market value of the separate account equity investments would also be offset by increases in the same related separate account liabilities by the same approximate amounts.

     The following tables present the estimated effects on the market value of the Company's financial instruments at December 31, 2000 and 1999, due to an increase in interest rates of 100 basis points, a decline of 10% in foreign currency exchange rates and a 10% decline in the Index.

Market Risk Scenario 1                                                           Increase (Decrease)

December 31, 2000                                                 Market      Interest       Currency         Equity
(In millions)                                                      Value     Rate Risk           Risk           Risk
---------------------------------------------------------------------------------------------------------------------
Held for Other Than Trading Purposes
General account:
 Fixed maturity securities                                       $26,652       $(1,428)       $  (213)       $   (22)
 Equity securities                                                 2,412            --            (44)          (223)
 Short-term investments                                            4,723            (4)           (18)            --
 Other invested assets                                             1,333            43             --            (45)
 Interest rate caps                                                    1             1             --             --
 Interest rate swaps                                                  --            --             --             --
 Equity indexed futures                                               --            --             --             --
 Other derivative securities                                           1             1             (4)            --

  Total general account                                           35,122        (1,387)          (279)          (290)
--------------------------------------------------------------------------------------------------------------------

Separate accounts:
 Fixed maturity securities                                         2,293          (118)            (7)            --
 Equity securities                                                   212            --             (1)           (21)
 Short-term investments                                              150            --             --             --
  Other invested assets                                              444            --             --            (44)
 Other derivative securities                                          --            --             --             --

  Total separate accounts                                          3,099          (118)            (8)           (65)

Total all securities held for other than trading purposes         38,221        (1,505)          (287)          (355)
--------------------------------------------------------------------------------------------------------------------

Held for Trading Purposes
Separate accounts:
 Fixed maturity securities                                           410           (19)            (4)            (1)
 Equity securities                                                     3            --             --             --
 Short-term investments                                              230            --             --             --
 Other invested assets                                               404            --             --             (3)
 Equity indexed futures                                               --             2             --            (98)
 Other derivative securities                                           1            (6)            --             --

Total all securities held for trading purposes                     1,048           (23)            (4)          (102)
--------------------------------------------------------------------------------------------------------------------
Total all securities                                             $39,269       $(1,528)       $  (291)       $  (457)
====================================================================================================================
Debt (carrying value)                                            $ 2,729       $  (114)       $    --        $    --
====================================================================================================================

MarketRisk Scenario 1                                                             Increase (Decrease)
                                                                                  -------------------
December 31, 1999                                                Market        Interest        Currency          Equity
(In millions)                                                     Value       Rate Risk            Risk            Risk
------------------------------------------------------------------------------------------------------------------------
Held for Other Than Trading Purposes
General account:
 Fixed maturity securities                                     $ 27,248        $ (1,268)       $   (149)       $    (14)
 Equity securities                                                3,610              --             (84)           (361)
 Short-term investments                                           3,355              (2)            (26)             --
 Other invested assets                                            1,331              42              --             (44)
 Interest rate caps                                                   4               5              --              --
 Interest rate swaps                                                 --              --              --              --
 Equity indexed futures                                              --              19              --              --
 Other derivative securities                                         12              (8)             59               3

  Total general account                                          35,560          (1,212)           (200)           (416)
-----------------------------------------------------------------------------------------------------------------------

Separate accounts:
 Fixed maturity securities                                        2,927            (115)            (16)             (2)
 Equity securities                                                  242              --              --             (24)
 Short-term investments                                              59              --              --              --
 Other invested assets                                              175              --              --             (17)
 Other derivative securities                                         (1)             (7)             --              --

  Total separate accounts                                         3,402            (122)            (16)            (43)

Total all securities held for other than trading purposes        38,962          (1,334)           (216)           (459)
-----------------------------------------------------------------------------------------------------------------------

Held for Trading Purposes
Separate accounts:
 Fixed maturity securities                                          333             (12)             (1)             --
 Equity securities                                                   19              --              --              (2)
 Short-term investments                                             430              --              (2)             --
 Other invested assets                                              319              --              --               2
 Equity indexed futures                                              --               2              --            (105)
 Other derivative securities                                         --              (1)             --              --

Total all securities held for trading purposes                    1,101             (11)             (3)           (105)
-----------------------------------------------------------------------------------------------------------------------
Total all securities                                           $ 40,063        $ (1,345)       $   (219)       $   (564)
=======================================================================================================================
Debt (carrying value)                                          $  2,881        $   (132)       $     --        $     --
=======================================================================================================================

     The following tables present the estimated effects on the market value of the Company's financial instruments at December 31, 2000 and 1999, due to an increase in interest rates of 150 basis points, a 20% decline in foreign currency exchange rates and a 25% decline in the S&P 500(R).

MarketRisk Scenario 2                                                       Increase (Decrease)
                                                                            -------------------
December 31, 2000                                             Market      Interest       Currency         Equity
(In millions)                                                  Value     Rate Risk           Risk           Risk
----------------------------------------------------------------------------------------------------------------
Held for Other Than Trading Purposes
General account:
 Fixed maturity securities                                   $26,652       $(2,180)       $  (427)       $   (56)
 Equity securities                                             2,412            --            (88)          (456)
 Short-term investments                                        4,723            (6)           (36)            --
 Other invested assets                                         1,333            65             --           (112)
 Interest rate caps                                                1             2             --             --
 Interest rate swaps                                              --            (1)            --             --
 Equity indexed futures                                           --            --             --             --
 Other derivative securities                                       1             1             (7)            --

  Total general account                                       35,122        (2,119)          (558)          (624)
----------------------------------------------------------------------------------------------------------------

Separate accounts:
 Fixed maturity securities                                     2,293          (171)           (15)            --
 Equity securities                                               212            --             (1)           (53)
 Short-term investments                                          150            --             --             --
  Other invested assets                                          444            --             --           (111)
 Other derivative securities                                      --            --             --             --
  Total separate accounts                                      3,099          (171)           (16)          (164)

Total all securities held for other than trading purposes     38,221        (2,290)          (574)          (788)
----------------------------------------------------------------------------------------------------------------

Held for Trading Purposes
Separate accounts:
 Fixed maturity securities                                       410           (28)            (7)            (1)
 Equity securities                                                 3            --             --             (1)
 Short-term investments                                          230            --             --             --
 Other invested assets                                           404            --             --             (7)
 Equity indexed futures                                           --             3             --           (245)
 Other derivative securities                                       1            (9)            --             --

Total all securities held for trading purposes                 1,048           (34)            (7)          (254)
----------------------------------------------------------------------------------------------------------------
Total all securities                                         $39,269       $(2,324)       $  (581)       $(1,042)
=================================================================================================================
Debt (carrying value)                                        $ 2,729       $  (166)       $    --        $    --
=================================================================================================================

MarketRisk Scenario 2                                                            Increase (Decrease)
                                                                                 -------------------
December 31, 1999                                                Market        Interest        Currency          Equity
(In millions)                                                     Value       Rate Risk            Risk            Risk
-----------------------------------------------------------------------------------------------------------------------
Held for Other Than Trading Purposes
General account:
 Fixed maturity securities                                     $ 27,248        $ (1,878)       $   (298)       $    (35)
 Equity securities                                                3,610              --            (168)           (902)
 Short-term investments                                           3,355              (3)            (51)             --
 Other invested assets                                            1,331              63              --            (111)
 Interest rate caps                                                   4              11              --              --
 Interest rate swaps                                                 --              --              --              --
 Equity indexed futures                                              --              29              --              --
 Other derivative securities                                         12             (13)            118               9

  Total general account                                          35,560          (1,791)           (399)         (1,039)
-----------------------------------------------------------------------------------------------------------------------

Separate accounts:
 Fixed maturity securities                                        2,927            (170)            (32)             (4)
 Equity securities                                                  242              --              --             (60)
 Short-term investments                                              59              --              (1)             --
 Other invested assets                                              175              --              --             (44)
 Other derivative securities                                         (1)            (11)             --               _

  Total separate accounts                                         3,402            (181)            (33)           (108)
-----------------------------------------------------------------------------------------------------------------------
Total all securities held for other than trading purposes        38,962          (1,972)           (432)         (1,147)

Held for TradingPurposes
Separate accounts:
 Fixed maturity securities                                          333             (18)             (1)             (1)
 Equity securities                                                   19              --              --              (5)
 Short-term investments                                             430              --              (4)             --
 Other invested assets                                              319              --              --              (6)
 Equity indexed futures                                              --               3              --            (261)
 Other derivative securities                                         --              (2)             --              --

Total all securities held for trading purposes                    1,101             (17)             (5)           (273)
-----------------------------------------------------------------------------------------------------------------------
Total all securities                                           $ 40,063        $ (1,989)       $   (437)       $ (1,420)
=======================================================================================================================
Debt (carrying value)                                          $  2,881        $   (193)       $     --        $     --
=======================================================================================================================


LIQUIDITY AND CAPITAL RESOURCES

The principal operating cash flow sources of CNA's property-casualty and life insurance subsidiaries are premiums and investment income. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

     For the year ended December 31, 2000, net cash used for operating activities was $1,373 million as compared with net cash used of $2,934 million and $806 million in 1999 and 1998. The improvement in 2000 relates primarily to significant outflows in 1999 of 1) $1.1 billion in cash to Allstate in connection with the transaction involving the Company's Personal Insurance business and 2) $1.1 billion of claim payments from escrow pursuant to the Fibreboard settlement. See Note O to the Consolidated Financial Statements for discussion of the Personal Insurance transaction. Excluding these significant, non-recurring transactions from 1999, the Company's 2000 cash outflow from operations declined by approximately $600 million to an outflow of approximately $1.4 billion. The operating cash flows forgone in 2000 due to the transfer of Personal Insurance in 1999 was approximately $250 million. The remainder of the decline related primarily to increased payments of claims and decreased receipts of premiums.

     For the year ended December 31, 1999, net cash used for operating activities increased significantly, due to the non-recurring transactions described above. Excluding these transactions, cash from operations improved in 1999 over 1998, primarily due to lower levels of paid operating expenses.

     For the year ended December 31, 2000, net cash inflows from investment activities were $1,870 million as compared with $3,428 million and $300 million for the same period in 1999 and 1998. Cash flows from investing activities were particularly high in 1999 due to sales of investments to fund the outflows related to the Personal Insurance transaction and Fibreboard claim payments.

     For the year ended December 31, 2000, net cash used for financing activities was $487 million as compared with $558 million in 1999. In 1998, cash provided by financing activities amounted to $340 million. During 2000 and 1999, cash flows for financing activities included the repurchase of preferred and common equity instruments, the retirement or repurchase of senior debt securities and mortgages, the repayment of bank loans and the payment of dividends. During 1998, cash provided by financing activities included issuance of preferred stock and increased cash flows from borrowings.

     On February 15, 2000, S&P lowered the Company's senior debt rating from A-to BBB and lowered the Company's preferred stock rating from BBB to BB+. As a result of these actions, the facility fee payable on the aggregate amount of CNA's $795 million revolving credit facility (Facility) was increased to 12.5 basis points per annum from 9.0 basis points per annum and the interest rate was increased to London Interbank Offered Rate (LIBOR) plus 27.5 basis points from LIBOR plus 16.0 basis points. Subsequently, the Company repurchased and retired all of its outstanding balance in its $150 million of money market preferred stock in the first four months of 2000.

     The Company has selected a financial institution to lead the syndication process for the new CNAF credit facility to replace the current CNAF revolving credit facility that terminates in May 2001.

     During 2000, CNA purchased a portion of its debt notes when opportunities arose. CNA may purchase additional securities in the future. These repurchases included approximately $24 million of The Continental Corporation (Continental) senior notes and approximately $14 million of CNAF senior notes. On
August 2, 1999, the Company repaid its $157 million, 11% Secured Mortgage Notes, due June 30, 2013.

     On April 19, 1999, CNA filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (SEC), which became effective, relating to $600 million in senior and subordinated debt, junior debt, common stock, preferred stock and warrants. No securities have been issued under this registration.

     On April 15, 1999, the Company retired $100 million of Continental's 8.25% senior notes.

     On December 23, 1998, CNA sold $200 million of preferred stock to Loews. On June 30, 1999, CNA redeemed this preferred stock at par plus accrued dividends.

     In 1998, CNA issued $1 billion of senior notes under a $1 billion Registration Statement on Form S-3 filed with the SEC on August 18, 1997. This shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. Since filing this shelf registration, CNA has issued in four separate offerings senior notes with an aggregate principal amount of $1 billion. Proceeds from these debt issues were used to repay or refinance existing debt, provide funds for acquisitions, and increase the capital of CCC.

     The Company is separated into three intercompany reinsurance pools: the Continental Casualty Company Pool (CCC Pool), The Continental Insurance Company Pool (CIC Pool) and the Continental Assurance Company Pool (CAC Pool). The CCC Pool, CIC Pool and CAC Pool are composed of nine, fifteen and two legal insurance entities, respectively, domiciled in a total of 13 states and doing business in 50 states and Canada (the Pool Companies). To the extent a Pool Company's currently due claim liabilities may exceed its readily available liquid assets, the Company may be called upon to contribute capital to that company. Furthermore, such capital would likely be obtained in the form of a dividend from another Pool Company, possibly in a different pool, which may or may not require the approval of insurance regulators in the jurisdiction of the dividend-paying company. In addition, by agreement with the New Hampshire Insurance Department as well as certain other state insurance departments, dividend paying capacity for the CIC Pool is restricted to internal and external debt service requirements through September 2003 up to a maximum of $85 million annually, without the prior approval of the New Hampshire Insurance Department. As of December 31, 2000, approximately $881 million of dividend payments would not be subject to insurance department pre-approval. Accordingly, management must continuously monitor the capital allocation among the pools and the liquidity and capital resources of the individual Pool Companies. See Note K to the Consolidated Financial Statements for discussion of statutory accounting practices.

     In March of 1998, the National Association of Insurance Commissioners
(NAIC) adopted the Codification of Statutory Accounting Principles (Codification). Codification, which is intended to standardize regulatory accounting and reporting to state insurance departments, is effective
January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which CNAF's insurance subsidiaries conduct business will require adoption of Codification (with certain modifications) for the preparation of statutory financial statements effective January 1, 2001. The Company estimates that the adoption of Codification, as modified, will increase statutory capital and surplus as of January 1, 2001 by approximately $77 million, which primarily relates to deferred tax assets, partially offset by insurance related assessments and pension liabilities.

     The table below presents ratings issued by A.M. Best, Fitch, Moody's and S&P for the CCC Pool, the CIC Pool and the CAC Pool. Also rated were CNAF's senior debt, commercial paper and Continental senior debt.

                          Insurance Ratings                    Debt Ratings
                ---------------------------------            ----------------
                CCC Pool    CAC Pool     CIC Pool            CNAF Continental

                                                   Financial   Commercial      Senior
                                                    Strength  Senior Debt       Paper
-------------------------------------------------------------------------------------
 Debt
A.M. Best             A           A           A-          --           --          --
Fitch               AA-          AA           --          A-           --          --
Moody's              A2          A2*          A3        Baa1           P2        Baa2
S&P                   A         AA-           A-         BBB           A2        BBB-

* CAC and VFL are rated separately by Moody's and both have an A2 rating.

ACCOUNTING PRONOUNCEMENTS

In the first quarter of 2000, the Company adopted the American Institute of Certified Public Accountants' Statement of Position No. 98-7, Deposit
Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk (SOP 98-7). Adoption of SOP 98-7 did not have a significant impact on the results of operations or the equity of the Company.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 summarizes the SEC Staff's view in applying GAAP to revenue recognition in financial statements. This bulletin, through its subsequent revised releases SAB No. 101A and No. 101B, is effective for registrants no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Adoption of this bulletin, which occurred on October 1, 2000, did not have a significant impact on the results of operations or the equity of the Company.

     In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 was subsequently amended by Statement of Financial Accounting Standard No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS 133 by one year, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (SFAS 138). SFAS 138 addresses a limited number of issues causing implementation difficulties for entities applying SFAS 133. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposures to changes in the fair value, cash flows or foreign currencies. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

     The Company is required to adopt SFAS 133 effective January 1, 2001. The transition adjustments resulting from adoption must be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. The Company estimates that the initial adoption of SFAS 133 will not have a significant impact on the equity of the Company; however, adoption will result in an estimated after-tax decrease to 2001 earnings of $62 million. Of this estimated transition amount, approximately $58 million relates to investments and investment related derivatives (primarily related to the Company's hedged position in Global Crossing common stock, see Note C to the Consolidated Financial Statements). Because the Company already carries its investment related derivatives at fair value through other comprehensive income, there is an equal and offsetting favorable adjustment of $58 million to stockholders' equity (accumulated other comprehensive income). The remainder of the estimated transition adjustment is attributable to collateralized debt obligation products that are derivatives under SFAS 133.

     These estimates are based on the Company's interpretation of SFAS 133 and related implementation guidance. Changes in implementation guidance or the interpretation thereof could result in changes in the transition adjustment estimate.

FORWARD-LOOKING STATEMENTS

The statements contained in this management discussion and analysis that are not historical facts are forward-looking statements. When included in the management's discussion and analysis, the words "believes," "expects," "intends," "anticipates," "estimates" and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, the impact of competitive products, policies and pricing; product and policy demand and market responses; development of claims and claim trends and the effect on loss reserves; the performance of reinsurance companies under reinsurance contracts with the Company; general economic and business conditions; changes in financial markets (interest rate, credit, currency, commodities and stocks); changes in foreign, political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings; the effect on the Company of changes in rating agency policies and practices; the results of financing efforts; changes in the Company's composition of operating segments; the actual closing of contemplated transactions; and agreements and various other matters and risks (many of which are beyond the Company's control) detailed in the Company's SEC filings. These forward-looking statements speak only as of the filing date of this document. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

Years ended December 31
(In millions, except per share data)                                                    2000           1999           1998
---------------------------------------------------------------------------------------------------------------------------
Revenues

Net earned premiums                                                                 $ 11,474       $ 13,282       $ 13,536

Net investment income                                                                  2,080          2,101          2,146

Realized investment gains, net of participating
  policyholders' and minority interests                                                1,321            315            681

Other revenues                                                                           739            705            799

Total revenues                                                                        15,614         16,403         17,162
---------------------------------------------------------------------------------------------------------------------------

Claims, Benefits and Expenses

Insurance claims and policyholders' benefits                                           9,831         11,890         11,701

Amortization of deferred acquisition costs                                             1,880          2,143          2,180

Other operating expenses                                                               1,887          2,096          2,467

Restructuring and other related charges                                                   --             83            246

Interest                                                                                 206            202            219

Total claims, benefits and expenses                                                   13,804         16,414         16,813
---------------------------------------------------------------------------------------------------------------------------

Income (loss) before income tax and cumulative effect
  of a change in accounting principle                                                  1,810            (11)           349

Income tax (expense) benefit                                                            (568)            88            (47)

Minority interest                                                                        (28)           (30)           (20)
---------------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of a change in accounting principle                    1,214             47            282

Cumulative effect of a change in accounting principle, net of tax of $95                  --           (177)            --
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                   $  1,214       $   (130)      $    282
===========================================================================================================================

Basic and Diluted Earnings (Loss) per Share

Income before cumulative effect of a change in accounting principle                 $   6.61       $   0.19       $   1.49
Cumulative effect of a change in accounting principle, net of tax                         --          (0.96)            --
---------------------------------------------------------------------------------------------------------------------------
Basic and diluted earnings (loss) per share available to common stockholders        $   6.61       $  (0.77)      $   1.49
===========================================================================================================================
Weighted average outstanding common stock and common stock equivalents                 183.6          184.2          184.9
===========================================================================================================================

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                                                     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

December 31
(In millions)                                                                                       2000            1999
------------------------------------------------------------------------------------------------------------------------
Assets

Investments:

  Fixed maturity securities available-for-sale (amortized cost of $26,579 and $27,948)          $ 26,652        $ 27,248

  Equity securities available-for-sale (cost of $1,175 and $1,150)                                 2,412           3,610

  Mortgage loans and real estate (less accumulated depreciation of $1 and $1)                         26              47

  Policy loans                                                                                       193             192

  Other invested assets                                                                            1,116           1,108

  Short-term investments                                                                           4,723           3,355
------------------------------------------------------------------------------------------------------------------------

Total investments                                                                                 35,122          35,560


Cash and cash equivalents                                                                            163             153

Receivables:

  Reinsurance                                                                                      9,397           7,403

  Insurance                                                                                        5,026           5,115

  Less allowance for doubtful accounts                                                              (321)           (310)

Accrued investment income                                                                            404             387

Receivables for securities sold                                                                      424             284

Deferred acquisition costs                                                                         2,418           2,436

Prepaid reinsurance premiums                                                                       1,445           1,456

Federal income taxes recoverable (includes $25 and $241 due from Loews)                               15             269

Deferred income taxes                                                                                503             852

Property and equipment at cost (less accumulated depreciation of $802 and $701)                      716             746

Intangibles                                                                                          317             328

Other assets                                                                                       2,152           1,937

Separate account business                                                                          4,287           4,603
------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                    $ 62,068        $ 61,219
========================================================================================================================

                                                                                2000                  1999
-----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Liabilities:

  Insurance reserves:

    Claim and claim adjustment expense                                      $ 26,962              $ 27,356

    Unearned premiums                                                          4,821                 5,103

    Future policy benefits                                                     6,669                 6,102

    Policyholders' funds                                                         602                   710

  Collateral on loaned securities and derivatives                              1,308                 1,300

  Payables for securities purchased                                              593                   135

  Participating policyholders' equity                                            131                   121

  Debt                                                                         2,729                 2,881

  Other liabilities                                                            4,102                 3,775

  Separate account business                                                    4,287                 4,603

Total liabilities                                                             52,204                52,086
----------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes A, E and F)

Minority interest                                                                217                   195


Stockholders' equity:

  Common stock                                                                   464                   464

  Preferred stock                                                                 --                   150

  Additional paid-in capital                                                     126                   126

  Retained earnings                                                            8,327                 7,114

  Accumulated other comprehensive income                                         873                 1,188

  Treasury stock, at cost                                                        (71)                  (41)
----------------------------------------------------------------------------------------------------------

                                                                               9,719                 9,001

  Notes receivable for the issuance of common stock (Note I)                     (72)                  (63)
----------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                     9,647                 8,938
----------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                  $ 62,068              $ 61,219
==========================================================================================================

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Years ended December 31
(In millions)                                                                 2000           1999           1998
-----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities

Net income (loss)                                                         $  1,214       $   (130)      $    282

Adjustments to reconcile net income (loss) to net cash flows used by operating activities:

    Cumulative effect of change in accounting principle, net of tax             --            177             --

    Minority interest                                                           28             30             20

    Deferred income tax provision                                              493            138             47

    Realized investment gains                                               (1,321)          (315)          (681)

    Amortization of intangibles                                                 21             23             93

    Amortization of bond discount                                             (309)          (243)          (208)

    Depreciation                                                               155            185            166

    Changes in:

      Receivables, net                                                      (1,664)            (9)          (404)

      Deferred acquisition costs                                              (132)          (221)          (280)

      Accrued investment income                                                (17)             6             (3)

      Federal income taxes recoverable                                         254            (17)          (233)

      Prepaid reinsurance premiums                                              11           (152)          (435)

      Insurance reserves                                                      (128)        (1,193)           586

      Transfer of business via reinsurance                                     (41)        (1,149)            --

      Other                                                                     63            (64)           244
-----------------------------------------------------------------------------------------------------------------

Total adjustments                                                           (2,587)        (2,804)        (1,088)
----------------------------------------------------------------------------------------------------------------

Net cash flows used by operating activities                                 (1,373)        (2,934)          (806)
-----------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities

Purchases of fixed maturity securities                                     (40,975)       (45,515)       (39,039)

Proceeds from fixed maturity securities:

  Sales                                                                     38,502         43,587         35,480

  Maturities, calls and redemptions                                          4,222          2,996          3,564

Purchases of equity securities                                              (1,858)        (1,575)        (1,071)

Proceeds from sales of equity securities                                     2,935          1,803            848

Change in short-term investments                                            (1,124)           907            823

Change in collateral on loaned securities and derivatives                        9          1,170            (23)

Change in other investments                                                    313            238            (81)

Purchases of property and equipment, net                                      (152)          (250)          (261)

Acquisitions, net of cash acquired                                              (2)           (19)          (120)

Other, net                                                                      --             86            180
-----------------------------------------------------------------------------------------------------------------

Net cash flows from investing activities                                  $  1,870       $  3,428       $    300
==================================================================================================================

                                                                           2000          1999          1998
-----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities

Dividends paid to preferred stockholders                                  $  (1)        $ (13)        $  (7)

Purchase of treasury stock                                                  (35)           --          (102)

Receipts from investment contracts credited to
   policyholder account balances                                              5             7             6

Return of policyholder account balances on investment contracts            (138)          (78)          (20)

Principal payments on debt                                                 (164)         (450)         (730)

Proceeds from issuance of debt                                               --           177           993

(Redemption) issuance of preferred stock                                   (150)         (200)          200

Other, net                                                                   (4)           (1)           --
-----------------------------------------------------------------------------------------------------------

Net cash flows (used by) from financing activities                         (487)         (558)          340
-----------------------------------------------------------------------------------------------------------

Net change in cash and cash equivalents                                      10           (64)         (166)

Cash and cash equivalents, beginning of year                                153           217           383
-----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                    $ 163         $ 153         $ 217
===========================================================================================================

Supplemental Disclosures of Cash Flow Information

Cash paid (received):

   Interest expense                                                       $ 205         $ 201         $ 210

   Federal income taxes                                                    (154)         (279)          143

Non-cash transactions:

   Notes receivable for the issuance of stock                                 4            19            44

   Exchange of Canary Wharf Limited Partnership interest into common stock   --           539            --


The accompanying Notes are an integral part of these Consolidated Financial Statements.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                       Accumulated                 Notes
                                                                                             Other            Receivable
                                                                                        Comprehen-               for the      Total
                                                                   Additional                 sive              Issuance     Stock-
                                                 Common  Preferred    Paid-in  Retained     Income   Treasury  of Common   holders'
                                                  Stock      Stock    Capital  Earnings      (Loss)     Stock      Stock     Equity
-----------------------------------------------------------------------------------------------------------------------------------
(In millions)
Balance, January 1, 1998                        $   464    $   150    $   126   $ 6,983    $   589    $    (3)   $    --    $ 8,309

Comprehensive income:
    Net income                                       --         --         --       282         --         --         --        282

  Other comprehensive income                         --         --         --        --        475         --         --        475
                                                                                                                              -----

Total comprehensive income                                                                                                      757

Issuance of preferred stock                          --        200         --        --         --         --         --        200

Purchase of treasury stock                           --         --         --        --         --       (102)        --       (102)

Increase in notes from issuance
  of common stock                                    --         --         --        --         --         44        (44)        --

Preferred dividends                                  --         --         --        (7)        --         --         --         (7)

Balance, December 31, 1998                          464        350        126     7,258      1,064        (61)       (44)     9,157

Comprehensive loss:

  Net loss                                           --         --         --      (130)        --         --         --       (130)

  Other comprehensive income                         --         --         --        --        124         --         --        124
                                                                                                                              -----

Total comprehensive loss                             (6)

Redemption of preferred stock                        --       (200)        --        --         --         --         --       (200)

Increase in notes from issuance
  of common stock                                    --         --         --        (1)        --         20        (19)        --

Preferred dividends                                  --         --         --       (13)        --         --         --        (13)

Balance, December 31, 1999                          464        150        126     7,114      1,188        (41)       (63)     8,938

Comprehensive income:

  Net income                                         --         --         --     1,214         --         --         --      1,214

  Other comprehensive loss                           --         --         --        --       (315)        --         --       (315)
                                                                                                                              -----

Total comprehensive income                                                                                                      899

Redemption of preferred stock                        --       (150)        --        --         --         --         --       (150)

Purchase of treasury stock                           --         --         --        --         --        (35)        --        (35)

Increase in notes from issuance
  of common stock                                    --         --         --        --         --          5         (9)        (4)

Preferred dividends                                  --         --         --        (1)        --         --         --         (1)

Balance, December 31, 2000                      $   464    $    --    $   126   $ 8,327    $   873    $   (71)   $   (72)   $ 9,647
====================================================================================================================================

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements include CNA Financial Corporation (CNAF) and its controlled subsidiaries, which include property-casualty insurance companies (principally Continental Casualty Company (CCC) and The Continental Insurance Company (CIC)) and life insurance companies (principally Continental Assurance Company (CAC) and Valley Forge Life Insurance Company (VFL)), collectively CNA or the Company. Loews Corporation (Loews) owns approximately 87% of the outstanding common stock of the Company.

     The accompanying Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany amounts have been eliminated. Certain amounts applicable to prior years have been reclassified to conform to the current year presentation.

     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business

CNA serves a wide variety of customers, including small, medium and large businesses; associations; professionals; and groups and individuals with a broad range of insurance and risk management products and services.

     Insurance products include property and casualty coverages; life, accident and health insurance; and retirement products and annuities. CNA services include risk management, information services, healthcare management, claims administration and employee leasing/payroll processing. CNA's products and services are marketed through agents, brokers, managing general agents and direct sales.

Insurance

Earned premiums: Insurance premiums on property-casualty and accident and health insurance contracts are earned ratably over the duration of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. The reserve for unearned premiums on these contracts represents the portion of premiums written relating to the unexpired terms of coverage. Revenues on interest sensitive contracts are comprised of contract charges and fees, which are recognized over the coverage period. Premiums for other life insurance products and annuities are recognized as revenue when due, after deductions for ceded insurance premiums.

Claim and claim adjustment expense reserves: Claim and claim adjustment expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are not discounted and are based on 1) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations, 2) estimates of unreported losses, 3) estimates of losses on assumed reinsurance, 4) estimates of future expenses to be incurred in settlement of claims and 5) estimates of claim recoveries, exclusive of reinsurance recoveries, which are reported as an asset. Management considers current conditions and trends as well as past Company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance.

     Claim and claim adjustment expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law. The ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments to the previously established reserves are recognized in operating income in the period that the need for such adjustments becomes apparent.

     Structured settlements have been negotiated for certain property-casualty insurance claims. Structured settlements are agreements to provide fixed periodic payments to claimants. Certain structured settlements are funded by annuities purchased from CAC for which the related annuity obligations are reported in future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim adjustment expense reserves and carried at present values determined using interest rates ranging from 6.0% to 7.5%. At December 31, 2000 and 1999, the discounted reserves for unfunded structured settlements were $884 million and $883 million, net of discount of $1,473 million and $1,483 million.

     Workers' compensation lifetime claim reserves and accident and health disability claim reserves are calculated using mortality and morbidity assumptions based on Company and industry experience, and are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.5%. At December 31, 2000 and 1999, such discounted reserves totaled $2,205 million and $2,174 million, net of discount of $940 million and $893 million.

Future policy benefits reserves: Reserves for traditional life insurance products (whole and term life products) and long-term care products are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration, and include a margin for adverse deviation. Interest rates range from 3% to 9%, and mortality, morbidity and withdrawal assumptions are based on Company and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Reserves for interest sensitive contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.30% to 6.85% for the three years ended
December 31, 2000.

Insurance-related assessments: CNA's participation in involuntary risk pools is mandatory and is generally a function of its proportionate share of the voluntary market, by line of insurance, in each state in which it does business. In the first quarter of 1999, CNA adopted Statement of Position No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments (SOP 97-3). SOP 97-3 requires that insurance companies recognize liabilities for insurance-related assessments when an assessment is probable, when it can be reasonably estimated and when the event obligating the entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements. Adoption of SOP 97-3 resulted in an after-tax charge of $177 million as a cumulative effect of a change in accounting principle in 1999. The pro forma effect of adoption on reported results for prior periods was not significant. Insurance-related assessment liabilities are not discounted or recorded net of premium taxes. These liabilities are included as part of other liabilities in the consolidated balance sheets.

Reinsurance: Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and reported as a recoverable in the consolidated balance sheets. Reinsurance contracts that do not meet the criteria for risk transfer are recorded in accordance with Statement of Position No. 98-7, Deposit
Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk. The related deposit assets are recorded as reinsurance receivables in the consolidated balance sheets.

Deferred acquisition costs: Costs that vary with and are related primarily to the acquisition of property-casualty insurance business are deferred and amortized ratably over the period the related premiums are earned. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs.

     Life insurance business acquisition costs are deferred and amortized based on assumptions consistent with those used for computing future policy benefits reserves. Deferred acquisition costs on traditional life business are amortized over the assumed premium paying periods. The amortization of deferred acquisition costs for universal life and annuity contracts are matched to the recognition of gross profits on these contracts. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs had they actually been realized, an adjustment is recorded to deferred acquisition costs and to unrealized investment gains or losses.

Investments

Valuation of investments: CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, and amortization and accretion are included in investment income. Changes in fair value are reported as a component of other comprehensive income. Investments are written down to estimated fair values and losses are recognized in income when a decline in value is determined to be other than temporary.

     Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost, which approximates fair value.

     Other invested assets include investments in joint ventures, limited partnerships and certain derivative securities. Investments in joint ventures and limited partnerships are carried at CNA's equity in the investees' net assets.

     Investments in derivative securities are carried at fair value at the reporting date, and changes in fair value are recognized in realized investment gains and losses. Derivatives used to hedge the fair value of assets or liabilities are classified with the related hedged item in the consolidated balance sheets. For interest rate swaps associated with certain corporate borrowings, amounts due or payable under these swaps are recorded as an adjustment to interest expense and changes in the fair value of the swaps are not recognized in the Company's consolidated financial statements.

Investment gains and losses: All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost or amortized cost of the specific securities sold.

Equity in affiliates: CNA uses the equity method of accounting for investments in companies in which its ownership interest of the voting shares of an investee company enables CNA to influence the operating or financial decisions of the investee company but without a controlling financial interest. Equity in net income of these affiliates is reported in other revenues.

Securities lending activities: CNA lends securities to unrelated parties, primarily major brokerage firms. Borrowers of these securities must deposit collateral with CNA equal to 100% of the fair value of the securities if the collateral is cash or 102% of the fair value of the securities if the collateral is securities. Cash deposits from these transactions are invested in short-term investments, primarily commercial paper, and a liability is recognized for the obligation to return the collateral. The fair value of collateral held and included in short-term investments was $885 million and $1,300 million at December 31, 2000 and 1999. CNA continues to receive the interest on loaned debt securities as beneficial owner and, accordingly, loaned debt securities are included in fixed maturity securities.

Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and so near to maturity that they present insignificant risk of changes in value due to changing interest rates.

Separate Account Business

CAC and VFL write investment and annuity contracts. The supporting assets and liabilities of certain of these contracts are legally segregated and reported as assets and liabilities of separate account business. CAC and VFL guarantee principal and a specified return to the contractholders on approximately 57% and 63% of the separate account business at December 31, 2000 and 1999. Substantially all assets of the separate account business are carried at fair value. Separate account liabilities are carried at contract values.

Income Taxes

The Company accounts for income taxes under the liability method. Under the liability method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and is determined principally on the straight-line method.

Intangibles

Intangibles include goodwill, representing the excess of purchase price over fair value of the net assets of acquired entities, and other intangible assets. Goodwill is generally amortized on a straight-line basis over the period of expected benefit, generally ranging from 15 to 30 years. Other intangible assets are amortized on a straight-line basis over their estimated economic lives. Amortization expense on goodwill and other intangibles amounted to $21 million, $23 million and $32 million for the years ended December 31, 2000, 1999 and 1998. Intangible assets are periodically reviewed to determine whether impairment in value has occurred.

Earnings Per Share

Earnings per share applicable to common stock are based on weighted average outstanding shares, retroactively adjusted for all stock splits. The computation of earnings per share was as follows.

Earnings Per Share

Years ended December 31
(In millions, except per share amounts)          2000         1999         1998
--------------------------------------------------------------------------------
Net income (loss)                             $ 1,214      $  (130)     $   282
Less preferred dividends                           (1)         (13)          (7)
--------------------------------------------------------------------------------
Net income (loss) applicable to
 common stock                                 $ 1,213      $  (143)     $   275
================================================================================
Weighted average outstanding
 common stock and common
 stock equivalents                              183.6        184.2        184.9
Basic and diluted earnings (loss)
 per share available to common
 stockholders                                 $  6.61      $ (0.77)     $  1.49
================================================================================

Accounting Pronouncements

In the first quarter of 2000, the Company adopted the American Institute of Certified Public Accountants' Statement of Position No. 98-7, Deposit
Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk (SOP 98-7). Adoption of SOP 98-7 did not have a significant impact on the results of operations or the equity of the Company.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101). SAB 101 summarizes the SEC Staff's view in applying GAAP to revenue recognition in financial statements. This bulletin, through its subsequent revised releases SAB No. 101A and No. 101B, was effective for registrants no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Adoption of this bulletin, which occurred on October 1, 2000, did not have a significant impact on the results of operations or the equity of the Company.

     In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 was subsequently amended by Statement of Financial Accounting Standard No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS 133 by one year, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging

Activities (SFAS 138). SFAS 138 addresses a limited number of issues causing implementation difficulties for entities applying SFAS 133. SFAS 133, as amended and interpreted, establishes accounting and reportings standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposures to changes in the fair value, cash flows or foreign currencies. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

     The Company is required to adopt SFAS 133 effective January 1, 2001. The transition adjustments resulting from adoption must be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. The Company estimates that the initial adoption of SFAS 133 will not have a significant impact on the equity of the Company; however, adoption will result in an estimated after-tax decrease to 2001 earnings of $62 million. Of this estimated transition amount, approximately
$58 million relates to investments and investment-related derivatives (related primarily to the Company's hedged position in GlobalCrossing Ltd. (Global Crossing) common stock, see Note C). Because the Company already carries its investment-related derivatives at fair value through other comprehensive income, there is an equal and offsetting favorable adjustment of $58 million to stockholders' equity (accumulated other comprehensive income). The remainder of the estimated transition adjustment is attributable to collateralized debt obligation products that are derivatives under SFAS 133.

     These estimates are based on the Company's interpretation of SFAS 133 and related implementation guidance. Changes in implementation guidance or the interpretation thereof could result in changes in the transition adjustment estimate.

NOTE B.  INVESTMENTS

The significant components of net investment income are presented in the following table.

Net Investment Income

Years ended December 31
(In millions)                                  2000          1999          1998
--------------------------------------------------------------------------------
Fixed maturity securities                   $ 1,766       $ 1,776       $ 1,832
Short-term investments                          201           188           241
Other                                           161           178           126
--------------------------------------------------------------------------------
Gross investment income                       2,128         2,142         2,199
Investment expenses                             (48)          (41)          (53)
--------------------------------------------------------------------------------
Net investment income                       $ 2,080       $ 2,101       $ 2,146
================================================================================

     Net realized investment gains (losses) and net change in unrealized appreciation (depreciation) in investments were as follows.

Net Investment Appreciation

Years ended December 31
(In millions)                                    2000         1999        1998
--------------------------------------------------------------------------------
Net realized investment gains (losses):
  Fixed maturity securities:
   Gross realized gains                         $   434     $   269     $   621
   Gross realized losses                           (564)       (580)       (154)
  Net realized (losses) gains
   on fixed maturity securities                    (130)       (311)        467
--------------------------------------------------------------------------------
  Equity securities:
   Gross realized gains                           1,337         481         119
   Gross realized losses                           (221)       (115)        (81)
  Net realized gains
   on equity securities                           1,116         366          38
--------------------------------------------------------------------------------
  Other realized investment gains                   339         253         190
--------------------------------------------------------------------------------
Net realized investment gains
 before allocation to participating
 policyholders and minority interest              1,325         308         695
Allocation to participating
 policyholders and minority interest                 (4)          7         (14)
Income tax expense                                 (461)       (123)       (247)
Net realized investment gains                       860         192         434
--------------------------------------------------------------------------------
Net change in unrealized
 appreciation (depreciation)
 in investments:
  Fixed maturity securities                         773      (1,262)         34
  Equity securities                              (1,223)      1,545         796
  Other                                             (52)         18        (112)
--------------------------------------------------------------------------------
Total net change in unrealized
 (depreciation) appreciation
 in general account investments                    (502)        301         718
Net change in unrealized
 appreciation (depreciation) on
 separate accounts and other                         66         (59)          5
Allocation to participating
 policyholders and minority interest                (12)         24          (6)
Deferred income tax
 benefit (expense)                                  161        (100)       (249)
Net change in unrealized
 (depreciation) appreciation
 in investments                                    (287)        166         468
--------------------------------------------------------------------------------
Net realized gains and change
 in unrealized appreciation
 in investments                                 $   573     $   358     $   902
================================================================================


     Other realized investment gains for the years ended December 31, 2000, 1999 and 1998 include gains and losses related to the sale of certain operations or affiliates. See Note O.

     The unrealized gain on the Company's position in Global Crossing common stock, including the fair market value of the related hedge discussed in Note C, was $902 million and $1,764 million as of December 31, 2000 and 1999. Changes in the Company's investment in Global Crossing, on a pre-tax basis, were as follows.

Change in Net Realized Gains and Unrealized Appreciation (Depreciation) for Global Crossing

Years ended December 31
(In millions)                                                                                   2000         1999        1998
-----------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in unrealized gain on common stock                                       $(1,525)     $   924     $   828
Increase in unrealized gain on options collar                                                    663           --          --
=============================================================================================================================
Net (decrease) increase in unrealized gain on position in Global Crossing common stock       $  (862)     $   924     $   828
Realized gains on sales of Global Crossing common stock                                      $   485      $   222     $    63
=============================================================================================================================

     The following tables provide a summary of investments in fixed maturity securities and equity securities available-for-sale.

Summary of Fixed Maturity and Equity Securities

                                                                                   Cost or         Gross         Gross
                                                                                 Amortized    Unrealized    Unrealized          Fair
(In millions)                                                                         Cost         Gains        Losses         Value
-----------------------------------------------------------------------------------------------------------------------------
December 31, 2000

U.S. Treasury securities and obligations of government agencies                    $ 5,103       $   198       $     3       $ 5,298
Asset-backed securities                                                              7,549           100            26         7,623
States, municipalities and political subdivisions - tax-exempt                       3,279            79             9         3,349
Corporate securities                                                                 7,237           149           342         7,044
Other debt securities                                                                3,357            63           136         3,284
Redeemable preferred stocks                                                             54            --            --            54
------------------------------------------------------------------------------------------------------------------------------------
Total fixed maturity securities                                                     26,579           589           516        26,652
Equity securities                                                                    1,175         1,400           163         2,412
====================================================================================================================================
Total                                                                              $27,754       $ 1,989       $   679       $29,064
====================================================================================================================================

December 31, 1999

U.S. Treasury securities and obligations of government agencies                    $ 8,431       $    14       $   127       $ 8,318
Asset-backed securities                                                              7,253            14           228         7,039
States, municipalities and political subdivisions - tax-exempt                       4,514            16           134         4,396
Corporate securities                                                                 5,502            34           303         5,233
Other debt securities                                                                2,185            36            89         2,132
Redeemable preferred stocks                                                             63            72             5           130
------------------------------------------------------------------------------------------------------------------------------------
Total fixed maturity securities                                                     27,948           186           886        27,248
Equity securities                                                                    1,150         2,635           175         3,610
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                              $29,098       $ 2,821       $ 1,061       $30,858
====================================================================================================================================

     The following table summarizes fixed maturity securities by contractual maturity at December 31, 2000.

Contractual Maturity

                                                         Amortized          Fair
(In millions)                                                 Cost         Value
--------------------------------------------------------------------------------
Due in one year or less                                    $ 1,217       $ 1,210
Due after one year through five years                        5,047         5,014
Due after five years through ten years                       6,965         6,861
Due after ten years                                          5,801         5,944
Asset-backed securities                                      7,549         7,623
--------------------------------------------------------------------------------
Total                                                      $26,579       $26,652
================================================================================

     Actual maturities may differ from contractual maturities because some securities may be called or prepaid with or without call or prepayment penalties.

     The carrying value of investments (other than equity securities) that did not produce income during 2000 was $35 million. At December 31, 2000, no investments, other than investments in U.S. government agency securities, exceeded 10% of stockholders' equity.

Restricted Investments

The Company may from time to time invest in securities that have a limited market or the sale of which may be restricted in whole or in part. As of December 31, 2000, the Company owned 19.3 million shares of Global Crossing common stock valued at $277 million, representing approximately 2.2% of Global Crossing's outstanding common stock. Because the Company's holdings of Global Crossing were not acquired in a public offering, the shares may not be sold to the public unless the sale is registered or exempt from the registration requirements of the Securities Act of 1933 (the Act) including sales pursuant to Rule 144. The Company has the right to require Global Crossing to register, under the Act, all of the Company's current holdings. See Note C for discussion of the Company's hedge of this investment.

     Cash and securities with carrying values of $1.9 billion and $1.8 billion were deposited by the Company's insurance subsidiaries under requirements of regulatory authorities as of December 31, 2000 and 1999.

Note C.  FINANCIAL INSTRUMENTS

In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative securities, including off-balance sheet financial instruments.

     Fair values are disclosed for all financial instruments, for which it is practicable to estimate fair value, whether or not such values are recognized in the consolidated balance sheets. Management attempts to obtain quoted market prices for the purposes of these disclosures. Where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by management's assumptions, including discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair values. The estimates presented herein are not necessarily indicative of the amounts that CNA would realize in a current market exchange.

     Non-financial instruments such as real estate, deferred acquisition costs, property and equipment, deferred income taxes and intangibles and certain financial instruments such as insurance reserves and leases are excluded from the fair value disclosures. Therefore, the fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, short-term investments, accrued investment income, receivables for securities sold, federal income taxes recoverable, collateral on loaned securities and derivatives, payables for securities purchased and certain other assets and other liabilities approximate fair value because of the short-term nature of these items. These assets and liabilities are not listed in the following tables.

     The following methods and assumptions were used by CNA in estimating the fair value for financial assets and liabilities.

     The fair values of fixed maturity and equity securities were based on quoted market prices, where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or quoted market prices of comparable instruments.

     The fair values for mortgage loans and policy loans were estimated using discounted cash flows utilizing interest rates currently offered for similar loans to borrowers of comparable credit quality. Loans with similar characteristics were aggregated for purposes of these calculations.

     Premium deposits and annuity contracts were valued based on cash surrender values and the outstanding fund balances.

     Valuation techniques to determine fair value of other invested assets and other separate account business assets consisted of discounting cash flows, obtaining quoted market prices of the investments and comparing the investments to similar instruments or to the underlying assets of the investments.

     CNA's senior notes and debentures were valued based on quoted market prices. The fair value for other long-term debt was estimated using discounted cash flows based on current incremental borrowing rates for similar borrowing arrangements.

     The fair values of financial guarantee contracts were estimated using discounted cash flows utilizing interest rates currently offered for similar contracts.

     The fair values of guaranteed investment contracts and deferred annuities of the separate account business were estimated using discounted cash flow calculations based on interest rates currently offered for similar contracts with similar maturities. The fair values of the liabilities for variable separate account business were based on the quoted market values of the underlying assets of each variable separate account. The fair values of other separate account liabilities approximate their carrying value because of their short-term nature.

     The carrying amount and estimated fair value of CNA's financial instrument assets and liabilities are listed in the following table. Derivative financial instruments are shown in a separate table.

Financial Assets and Liabilities

                                                                            2000                            1999
                                                        ------------------------        ------------------------
December 31                                             Carrying       Estimated        Carrying       Estimated
(In millions)                                             Amount      Fair Value          Amount      Fair Value
----------------------------------------------------------------------------------------------------------------
Financial assets
Investments:
 Fixed maturity securities                               $26,652         $26,652         $27,248         $27,248
 Equity securities                                         2,412           2,412           3,610           3,610
 Mortgage loans                                               22              23              44              42
 Policy loans                                                193             180             192             179
 Other invested assets                                     1,116           1,116           1,108           1,108
Separate account business:
 Fixed maturity securities                                 2,703           2,703           3,260           3,260
 Equity securities                                           215             215             261             261
 Other                                                       849             849             493             493
Notes receivable for the issuance of common stock             72              58              63              56

Financial liabilities
Premium deposits and annuity contracts                   $ 1,486         $ 1,419         $ 1,293         $ 1,240
Debt                                                       2,729           2,595           2,881           2,775
Financial guarantee contracts                                150             128             124             112
Separate account business:
 Guaranteed investment contracts                             882             880           1,516           1,518
 Variable separate accounts                                1,387           1,387           1,505           1,505
 Deferred annuities                                          114             115             117             125
 Other                                                       623             623             571             571

Derivative Financial Instruments

CNA invests in derivative financial instruments in the normal course of business primarily to reduce its exposure to market risk (principally interest rate risk, equity stock price risk and foreign currency risk). Financial instruments used for such purposes include interest rate swaps, interest rate caps, put and call options, commitments to purchase securities, futures and forwards. Other than derivatives held in certain separate accounts, the Company generally does not hold or issue these instruments for trading purposes. CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contracts (a separate account product) by purchasing Standard & Poor's 500(R) (S&P 500(R)) index futures contracts in a notional amount equal to the contract holder liability, which is calculated using the S&P 500(R) rate of return.

     Futures are contracts to buy or sell a standard quantity and quality of a commodity, financial instrument or index at a specified future date and price.

     Forwards are contracts between two parties to purchase and sell a specific quantity of a commodity, government security, foreign currency or other financial instrument at a price specified at contract inception, with delivery and settlement at a specified future date.

     Commitments to purchase government and municipal securities are agreements to purchase securities in the future at a predetermined price.

     Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time. The option purchaser pays a premium to the option seller (writer) for the right to exercise the option. The option seller is obligated to buy (put) or sell (call) the item underlying the contract at a set price, if the option purchaser chooses to exercise.

     An interest rate cap consists of a guarantee given by the issuer to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount.

     The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 2000 and 1999 were $2,872 million and $2,062 million. The gross notional principal or contractual amounts of derivative financial instruments in the separate accounts were $1,411 million and $1,627 million at December 31, 2000 and 1999. The contractual or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these instruments.

     Interest rates, equity prices and foreign currency exchange rates generally affect the fair values associated with derivative financial instruments. The credit exposure associated with non-performance by the counterparties to these instruments is generally limited to the gross fair value of the asset related to the instruments recognized in the consolidated balance sheets. The Company continuously monitors the creditworthiness of its counterparties. The Company generally does not require collateral from its derivative investment counterparties.

     The fair values of derivatives generally represent the estimated amounts that CNA would expect to receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For derivative instruments not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle or quoted market prices of comparable instruments.

     A summary of the aggregate contractual or notional amounts, estimated fair values and gains (losses) related to derivative financial instruments is as follows.

Derivative Financial Instruments


                                                                                                            Fair Value
                                                                            Contractual         ------------------------------------
                                                                               Notional                                   Recognized
(In millions)                                                                    Amount         Asset    (Liability)  Gains (Losses)
-----------------------------------------------------------------------------------------------------------------------------------
As of and for the year ended December 31, 2000
General account
Total return swaps                                                               $    5        $   --        $   --          $   12
Interest rate caps                                                                  500             1            --              (3)
Commitments to purchase government and municipal securities                          --            --            --               5
Futures sold, not yet purchased                                                      80            --            --              (7)
Forwards                                                                             13            --            --              54
Options purchased                                                                    18             1            --              (9)
Options written                                                                      --            --            --               8
Options purchased - GlobalCrossing                                                1,000           664            --              --
Options written - GlobalCrossing                                                  1,256            --             1              --
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                            $2,872        $  666        $    1          $   60
===================================================================================================================================

Separate accounts
Futures purchased                                                                $  996        $   --        $  (13)         $ (172)
Futures sold, not yet purchased                                                      76            --            --              (4)
Commitments to purchase government and municipal securities                         111             1            --               4
Options purchased                                                                   110            --            --              (2)
Options written                                                                     118            --            (1)              4
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                            $1,411        $    1        $  (14)         $ (170)
-----------------------------------------------------------------------------------------------------------------------------------

As of and for the year ended December 31, 1999
General account
Interest rate swaps on corporate borrowings                                      $  650        $   --        $   --          $   --
Total return swaps                                                                    7            --            --              11
Interest rate caps                                                                  500             4            --               4
Commitments to purchase government and municipal securities                         127            --            (1)             (1)
Futures sold, not yet purchased                                                     153            --            --               9
Forwards                                                                            591             9            --              21
Options purchased                                                                    25             4            --              (5)
Options written                                                                       9            --            --              --
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                            $2,062        $   17        $   (1)         $   39
===================================================================================================================================

Separate accounts
Futures purchased                                                                $1,113        $   --        $   --          $  131
Futures sold, not yet purchased                                                      79            --            --               2
Commitments to purchase government and municipal securities                         228            --            (2)             (4)
Options purchased                                                                   108             1            --              (1)
Options written                                                                      99            --            --               4
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                            $1,627        $    1        $   (2)         $  132
===================================================================================================================================

     During the first quarter of 2000, at which time the Company owned
36.1 million shares of Global Crossing common stock, the Company entered into option agreements intended to hedge the market risk associated with approximately 19.3 million shares of Global Crossing common stock. These option agreements were structured as a collar in which the Company purchased put options and sold call options on Global Crossing common stock. As of December 31, 2000, the average exercise prices were $51.70 and $64.93 on the put and call options, subject to adjustments on the call options under certain limited circumstances. The options expire in the first half of 2002 and are only exercisable on their expiration dates. The Company has designated the collar as a hedge of its investment in Global Crossing common stock. Accordingly, the fair value of the collar is presented in equity securities available-for-sale in the accompanying consolidated balance sheets, consistent with the hedged item. Additionally, at December 31, 2000, CNA holds collateral, included in short-term investments, with a fair value of $462 million. See Note B for discussion of changes in the fair value of the collar.

     The Company had entered into interest rate swap agreements to convert the variable rate of its borrowings under a revolving credit facility and its commercial paper program to a fixed rate. The Company was party to interest rate swap agreements with several banks with an aggregate notional principal amount of $650 million at December 31, 1999. Those agreements, which terminated December 14, 2000, effectively fixed the Company's interest cost on $650 million of variable rate debt for 1998, 1999 and most of 2000. See Note H for discussion of these agreements.

NOTE D.  INCOME TAXES

CNA and its eligible subsidiaries (CNA Tax Group) are included in the consolidated federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that for each taxable year, CNA will 1) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in the Loews consolidated federal income tax return or 2) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by the CNA Tax Group filing a separate consolidated tax return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. Either party may cancel this agreement upon 30 days' written notice.

     For 2000, the inclusion of the CNA Tax Group in the consolidated federal income tax return of Loews increased the Loews federal income tax liability. Accordingly, CNA has paid or will pay Loews approximately $64 million for 2000. In 1999 and 1998, the inclusion of the CNA Tax Group in the consolidated federal income tax return of Loews resulted in a decreased federal income tax liability for Loews. Accordingly, Loews has paid CNA approximately $288 million for 1999 and $83 million for 1998.

     A reconciliation between CNA's federal income tax expense (benefit) at statutory rates and the recorded income tax expense (benefit), after giving effect to minority interest, but before giving effect to the cumulative effect of a 1999 change in accounting principle for SOP 97-3, is as follows.

Tax Rate Reconciliation

Years ended December 31
(In millions)                                      2000        1999        1998
--------------------------------------------------------------------------------
Income tax expense (benefit) at
 statutory rates                                  $ 624       $ (14)      $ 115
Tax benefit from tax exempt income                  (71)        (84)       (103)
Other expense, including state
 income taxes                                        15          10          35
--------------------------------------------------------------------------------
Effective income tax expense
 (benefit)                                        $ 568       $ (88)      $  47
================================================================================

     The composition of CNA's total income tax expense (benefit) allocated between operating income and realized investment gains and losses, excluding the cumulative effect of the 1999 change in accounting principle, is as follows.

Components of Tax Provision

Years ended December 31
(In millions)                                       2000       1999        1998
--------------------------------------------------------------------------------
Income tax expense (benefit) on
 operating income                                  $ 107      $(211)      $(200)
Income tax expense on realized
 investment gains                                    461        123         247
--------------------------------------------------------------------------------
Total income tax expense (benefit)                 $ 568      $ (88)      $  47
================================================================================

     The current and deferred components of CNA's income tax expense (benefit), excluding taxes on the cumulative effect of the 1999 change in accounting principle, are as follows.

Current and Deferred Taxes

Years ended December 31
(In millions)                                         2000       1999       1998
--------------------------------------------------------------------------------
Current tax expense (benefit)                        $  75      $(226)     $  --
Deferred tax expense                                   493        138         47
--------------------------------------------------------------------------------
Total income tax expense (benefit)                   $ 568      $ (88)     $  47
================================================================================

     The deferred tax effects of the significant components of CNA's deferred tax assets and liabilities are set forth in the table below.

Components of Net Deferred Tax Assets

December 31
(In millions)                                                2000          1999
--------------------------------------------------------------------------------
Deferred tax assets (liabilities)
Insurance reserves:
 Property-casualty claim reserves                         $   864       $ 1,081
 Unearned premium reserves                                    294           335
 Life reserves                                                187           213
 Other insurance reserves                                      21            26
Deferred acquisition costs                                   (763)         (778)
Net unrealized gains                                         (470)         (627)
Postretirement benefits other than pensions                   134           149
Net operating losses                                           --           137
Foreign affiliate(s) related                                  110            44
Receivables                                                    82            80
Accrued assessments and guarantees                             43            72
Investment valuation differences                               10            65
Other, net                                                     (9)           55
--------------------------------------------------------------------------------
Net deferred tax asset                                    $   503       $   852
================================================================================

     At December 31, 2000, gross deferred tax assets and liabilities amounted to approximately $1.9 billion and $1.4 billion. In comparison, gross deferred tax assets and liabilities amounted to approximately $2.4 billion and $1.5 billion at December 31, 1999. CNA's management believes it is more likely than not that the deferred tax assets will be realized through future earnings and available tax planning strategies.

NOTE E.  CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

CNA's property-casualty insurance claim and claim adjustment expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims that are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these factors can affect the estimation of reserves.

     Establishing loss reserves is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the reserve that is needed. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all affect ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably estimable than long-tail claims, such as general liability and professional liability claims.

     The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserves.

Reconciliation of Claim and Claim Adjustment Expense Reserves

As of and for the years
ended December 31
(In millions)                                         2000       1999       1998

Reserves, beginning of year:
 Gross                                            $ 26,631   $ 28,317   $ 28,533
 Ceded                                               6,273      5,424      5,326
Net reserves, beginning of year                     20,358     22,893     23,207
--------------------------------------------------------------------------------
Net reserves transferred
 under retroactive reinsurance
 agreements                                             --     (1,024)        --
Net reserves of acquired insurance
 companies at date of acquisition                       --         --        122
Total net adjustments                                   --     (1,024)       122
--------------------------------------------------------------------------------
Net incurred claim and claim adjustment expenses:
  Provision for insured events
   of current year                                   6,331      7,287      7,903
  Increase in provision for
   insured events of prior years                       427      1,027        263
  Amortization of discount                             158        139        143
Total net incurred                                   6,916      8,453      8,309
--------------------------------------------------------------------------------
Net payments attributable to:
 Current year events                                 1,888      2,744      2,791
 Prior year events                                   6,916      7,460      5,954
 Reinsurance recoverable
  against net reserves transferred
  under retroactive reinsurance
  agreements (See Note O)                             (370)      (240)        --
--------------------------------------------------------------------------------
Total net payments                                   8,434      9,964      8,745
--------------------------------------------------------------------------------
Net reserves, end of year                           18,840     20,358     22,893
Ceded reserves, end of year                          7,568      6,273      5,424
--------------------------------------------------------------------------------
Gross reserves, end of year*                      $ 26,408   $ 26,631   $ 28,317
================================================================================

* Excludes life claim and claim adjustment expense reserves of $554 million and $725 million at December 31, 2000 and 1999, included in the consolidated balance sheets.

     The increase (decrease) in provision for insured events of prior years (reserve development) is composed of the following components.

Reserve Development

Years ended December 31
(In millions)                                   2000         1999          1998
--------------------------------------------------------------------------------
Environmental pollution and
 other mass tort                             $    17      $   (84)      $   227
Asbestos                                          65          560           243
Other                                            345          551          (207)
--------------------------------------------------------------------------------
Total                                        $   427      $ 1,027       $   263
-===============================================================================

Environmental Pollution and Other
Mass Tort and Asbestos Reserves

CNA's property-casualty insurance companies have potential exposures related to environmental pollution and other mass tort and asbestos claims.

     Environmental pollution cleanup is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to cleanup. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

     The Comprehensive Environmental Response Compensation and Liability Act of 1980 (Superfund) and comparable state statutes (mini-Superfunds) govern the cleanup and restoration of toxic waste sites and formalize the concept of legal liability for cleanup and restoration by "Potentially Responsible Parties"
(PRPs). Superfund and the mini-Superfunds establish mechanisms to pay for cleanup of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. Further, the number of waste sites subject to cleanup is unknown. To date, approximately 1,500 cleanup sites have been identified by the Environmental Protection Agency (EPA) on its National Priorities List (NPL). The addition of new cleanup sites to the NPL has slowed in recent years. State authorities have designated many cleanup sites as well.

     Many policyholders have made claims against various CNA insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form, which includes an absolute pollution exclusion. CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether cleanup costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and the definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

     A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress during 2000, and it is unclear what positions the Congress or the administration will take and what legislation, if any, will result in the future. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental cleanup may be significantly reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental cleanup statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

     Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to cleanup, and the standards for cleanup and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

     The following table provides data related to CNA's environmental pollution and other mass tort and asbestos claim and claim adjustment expense reserves.

Environmental Pollution and Other Mass Tort and Asbestos Reserves

                                             2000                          1999
--------------------------------------------------------------------------------
                       Environmental                Environmental
December 31            Pollution and                Pollution and
(In millions)         Other Mass Tort    Asbestos   Other Mass Tort    Asbestos
--------------------------------------------------------------------------------
Gross reserves                 $ 493        $ 848            $ 618        $ 946
Ceded reserves                  (146)        (245)            (155)        (262)
--------------------------------------------------------------------------------
Net reserves                   $ 347        $ 603            $ 463        $ 684
================================================================================

     As of December 31, 2000, 1999 and 1998 CNA carried $347 million,
$463 million and $787 million of claim and claim expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. In 2000, CNA recorded $17 million of adverse development compared with $84 million of favorable development in 1999 and $227 million of adverse development in 1998. These changes were based upon the Company's continuous review of these types of exposures, as well as its internal studies and annual analysis of environmental pollution and other mass tort claims. The analysis of activity in calendar year 2000 indicated a slight deterioration in pollution claims. The analysis completed in 1999 indicated favorable results in the number of new claims being reported in the other mass tort area. The 1998 analysis indicated deterioration in claim experience related mainly to pollution claims.

     CNA's property-casualty insurance subsidiaries also have exposure to asbestos claims. Estimation of asbestos claim and claim adjustment expense reserves involves many of the same limitations discussed above for environmental pollution claims, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 2000, 1999 and 1998, CNA carried approximately $603 million, $684 million and $1,456 million of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. In 2000, CNA recorded $65 million of adverse development compared with $560 million of adverse development in 1999 and $243 million of adverse development in 1998. The reserve strengthening in 2000 for asbestos-related claims was a result of management's continuous review of development with respect to these exposures, as well as a review of the results of the Company's annual analysis of these claims, which was completed in conjunction with the study of environmental pollution and other mass tort claims. This analysis indicated continued deterioration in claim counts and asbestos-related claims similar to the results noted in both 1999 and 1998. The factors that have led to the deterioration in claim counts include intensive advertising campaigns by lawyers for asbestos claimants and the addition of new defendants, such as distributors of asbestos-containing products.

     The results of operations in future years may continue to be adversely affected by environmental pollution and other mass tort and asbestos claim and claim adjustment expenses. Management will continue to monitor these liabilities and make further adjustments as warranted.

Other Reserves

Unfavorable claim and claim adjustment expense reserve development for other lines in 2000 was due to unfavorable loss experience in standard commercial lines, assumed reinsurance and accident and health lines. These unfavorable changes were partially offset by favorable development in non-medical professional liability and other casualty lines. The unfavorable development in standard commercial lines can be attributed to adverse claim experience for recent accident years in the commercial auto liability, commercial multi-peril and workers' compensation lines of business. The unfavorable development in the assumed reinsurance and accident and health lines also resulted from adverse claims experience.

     Unfavorable claim and claim adjustment expense reserve development for other lines in 1999 of $551 million was due to unfavorable loss development of approximately $540 million for standard commercial lines, approximately
$60 million for medical malpractice and approximately $70 million for accident and health. These unfavorable changes were partially offset by favorable development of approximately $120 million in non-medical professional liability and assumed reinsurance on older accident years. The unfavorable development in standard commercial lines was due to commercial automobile liability and workers' compensation losses being higher than expected in recent accident years. In addition, the number of claims reported for commercial multiple-peril liability claims from older accident years did not decrease as much as expected. The unfavorable development for medical malpractice was also due to losses being higher than expected for recent accident years. The accident and health unfavorable development was due to higher than expected claim reporting on assumed personal accident coverage in recent accident years.

     Other lines' favorable claim and claim adjustment expense reserve development for 1998 of $207 million was due to favorable loss development of approximately $100 million in the commercial lines business and approximately $105 million of favorable loss development in the personal lines business. The favorable development in the commercial lines of business was primarily attributable to improved frequency and severity in the commercial auto lines for older accident years, as well as some continued improvement in workers' compensation for older years. The favorable development in the personal auto lines of business was attributable to improved trends, particularly in personal auto liability.

     CNA's insurance subsidiaries also have exposure to construction defect losses, principally in its general liability and commercial multiple-peril lines. This exposure relates to claims involving property damage alleging loss of use, damage, destruction or deterioration of land, buildings and other structures involving new construction or major rehabilitation of real property. Many of these claims involve multiple defects and multiple defendants. The majority of losses have been concentrated in a limited number of states, including California. The Company has taken several underwriting actions to mitigate this exposure in the future. Estimation of construction defect losses is subject to a high level of uncertainty due to the long period of time between the accident date and the reporting of the claim, emerging case law, changing regulatory rules and the allocation of damages to the multiple defendants. Due to the inherent uncertainties noted above, the ultimate liability for construction defect claims may vary substantially from the amount currently recorded.

Financial Guarantee Reserves

CNA's property-casualty operations write financial guarantee insurance contracts, which guarantee corporate credit and asset-backed securities. Premiums are received throughout the exposure period and are recognized as revenue in proportion to the underlying risk insured. In addition, through August 1, 1989, CNA's property-casualty operations wrote financial guarantee insurance in the form of surety bonds and also insured equity policies. These bonds represented primarily industrial development bond guarantees and, in the case of insured equity policies, typically extended in initial terms from 10 to 13 years. For these guarantees and policies CNA received an advance premium, which is recognized over the exposure period and in proportion to the underlying risk insured.

     At December 31, 2000 and 1999, gross exposure on financial guarantee surety bonds and insured equity policies was $249 million and $352 million. The degree of risk to CNA related to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in improved real estate are also commonly obtained on financial guarantee risks. Approximately 39% and 37% of the risks were ceded to reinsurers at December 31, 2000 and 1999. Total exposure, net of reinsurance, amounted to $151 million and $222 million at December 31, 2000 and 1999. At December 31, 2000 and 1999, collateral consisting of letters of credit, cash reserves and debt service reserves amounted to $7 million and $43 million.

     Gross unearned premium reserves for financial guarantee contracts were $23 million and $11 million at December 31, 2000 and 1999. Gross claim and claim adjustment expense reserves totaled $127 million and $113 million at December 31, 2000 and 1999.

NOTE F.  LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES

Tobacco Litigation

Four insurance subsidiaries of CNAF are defendants in a lawsuit arising out of policies allegedly issued to Liggett Group, Inc. (Liggett). The lawsuit was filed by Liggett and its current parent, Brooke Group Holding Inc., in the Delaware Superior Court, New Castle County, on January 26, 2000. The lawsuit, which involves numerous insurers, concerns coverage issues relating to a number of tobacco-related claims (currently over 1,100 pending) asserted against Liggett over the past 20 years. However, Liggett only began submitting claims for coverage under the policies in January 2000. CNA believes its coverage defenses are strong. Based on facts and circumstances currently known, management believes that the ultimate outcome of the pending litigation should not materially affect the financial condition or results of operations of CNA.

IGI Contingency

In 1997, CNA Reinsurance Company Limited (CNA Re Ltd.) entered into an arrangement with IOA Global, Ltd. (IOA), an independent managing general agent based in Philadelphia, Pennsylvania, to develop and manage a book of accident and health coverages. Pursuant to this arrangement, IGI Underwriting Agencies, Ltd. (IGI), a personal accident reinsurance managing general underwriter, was appointed to underwrite and market the book under the supervision of IOA. Between April 1, 1997 and December 1, 1999, IGI underwrote a number of reinsurance arrangements with respect to personal accident insurance worldwide (the IGI Program). Under various arrangements, CNA Re Ltd. both assumed risks as a reinsurer and also ceded a substantial portion of those risks to other companies, including other CNA insurance subsidiaries and ultimately to a group of reinsurers participating in a reinsurance pool known as the Associated Accident and Health Reinsurance Underwriters (AAHRU) Facility. CNA's Group Operations business unit participated as a pool member in the AAHRU Facility in varying percentages between 1997 and 1999.

  CNA has undertaken a review of the IGI Program and, among other things, has determined that a small portion of the premiums assumed under the IGI Program related to United States workers' compensation "carve-out" business. CNA is aware that a number of reinsurers with workers' compensation carve-out insurance exposure have disavowed their obligations under various legal theories. If one or more such companies are successful in avoiding or reducing their liabilities, then it is likely that CNA's liability will also be reduced. Moreover, based on information known at this time, CNA reasonably believes it has strong grounds for avoiding a substantial portion of its United States workers' compensation carve-out exposure through legal action.

     As noted, CNA arranged substantial reinsurance protection to manage its exposures under the IGI Program. CNA believes it has valid and enforceable reinsurance contracts with the AAHRU Facility and other reinsurers with respect to the IGI Program, including the United States workers' compensation carve-out business. It is likely that certain reinsurers will dispute their liabilities to CNA; however, the Company is unable to predict the extent of such potential disputes at this time. Legal actions could result, and the resolution of any such actions could take years.

     Based on the Company's review of the entire IGI Program, CNA has established reserves for its estimated exposure under the program and an estimate for recoverables from retrocessionaires.

     The Company is pursuing a number of loss mitigation strategies. Although the results of these various actions to date support the recorded reserves, the estimate of ultimate losses is subject to considerable uncertainty. As a result of these uncertainties, the results of operations in future years may be adversely affected by potentially significant reserve additions. Management does not believe that any such future reserve additions will be material to the equity of the Company.

Other Litigation

CNAF and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of such other litigation will not, in the opinion of management, materially affect the financial position or results of operations of CNA.

NOTE G.  REINSURANCE

CNA assumes and cedes reinsurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk, minimize exposures on larger risks and to exit certain lines of business. Reinsurance coverages are tailored to the specific risk characteristics of each product line and CNA's retained amount varies by type of coverage. Generally, property risks are reinsured on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes coinsurance, yearly renewable term and facultative programs.

     The ceding of insurance does not discharge the primary liability of the Company. Therefore, a credit exposure exists with respect to property, liability and life reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under reinsurance agreements. CNA holds substantial collateral in the form of funds and bank letters of credit. Such collateral was approximately $1,566 million and $1,306 million at December 31, 2000 and 1999. CNA places reinsurance with carriers only after review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claims settlement practices.

     CNA's largest recoverables from a single reinsurer, including prepaid reinsurance premiums, were approximately $1,176 million, $776 million and $402 million at December 31, 2000, from The Allstate Corporation (Allstate), American Reinsurance Company and National Indemnity Insurance Company.

     Insurance claims and policyholders' benefits are net of reinsurance recoveries of $4,863 million, $3,224 million and $994 million for 2000, 1999 and 1998.

     Life premiums are primarily from long duration contracts and property-casualty premiums and accident and health premiums are primarily from short duration contracts.

     The effects of reinsurance on earned premiums and written premiums for the years ended December 31, 2000, 1999 and 1998 are shown in the following table.

Components of Earned Premiums

(In millions)                                    Direct       Assumed         Ceded           Net  Assumed/Net %
---------------------------------------------------------------------------------------------------------------
2000 Earned Premiums
Property-casualty                               $ 8,389       $ 1,955       $ 3,421       $ 6,923          28.2%
Accident and health                               3,644           484           487         3,641          13.3
Life                                              1,227           220           537           910          24.2
---------------------------------------------------------------------------------------------------------------
Total earned premiums                           $13,260       $ 2,659       $ 4,445       $11,474          23.2%
===============================================================================================================

1999 Earned Premiums
Property-casualty                               $ 9,158       $ 1,816       $ 2,199       $ 8,775          20.7%
Accident and health                               3,730           198           397         3,531           5.6
Life                                              1,174           222           420           976          22.7
---------------------------------------------------------------------------------------------------------------
Total earned premiums                           $14,062       $ 2,236       $ 3,016       $13,282          16.8%
===============================================================================================================

1998 Earned Premiums
Property-casualty                               $ 8,327       $ 1,549       $   897       $ 8,979          17.3%
Accident and health                               3,745           176           256         3,665           4.8
Life                                              1,014           159           281           892          17.8
---------------------------------------------------------------------------------------------------------------
Total earned premiums                           $13,086       $ 1,884       $ 1,434       $13,536          13.9%
===============================================================================================================

Components of Written Premiums

(In millions)                                    Direct       Assumed         Ceded           Net  Assumed/Net %
---------------------------------------------------------------------------------------------------------------
2000 Written Premiums
Property-casualty                               $ 8,412       $ 1,787       $ 3,444       $ 6,755          26.5%
Accident and health                               3,598           468           489         3,577          13.1
Life                                              1,229           220           537           912          24.1
---------------------------------------------------------------------------------------------------------------
Total written premiums                          $13,239       $ 2,475       $ 4,470       $11,244          22.0%
===============================================================================================================

1999 Written Premiums
Property-casualty                               $ 9,114       $ 1,948       $ 3,262       $ 7,800          25.0%
Accident and health                               3,731           194           403         3,522           5.5
Life                                              1,158           196           461           893          21.9
---------------------------------------------------------------------------------------------------------------
Total written premiums                          $14,003       $ 2,338       $ 4,126       $12,215          19.1%
===============================================================================================================

1998 Written Premiums
Property-casualty                               $ 8,765       $ 1,429       $   969       $ 9,225          15.5%
Accident and health                               3,717           178           254         3,641           4.9
Life                                                986           159           283           862          18.4
---------------------------------------------------------------------------------------------------------------
Total written premiums                          $13,468       $ 1,766       $ 1,506       $13,728          12.9%
===============================================================================================================

     The impact of reinsurance on life insurance in-force at December 31, 2000, 1999 and 1998 is shown in the following table.

Components of Life Insurance In-Force

(In millions)         Direct        Assumed          Ceded            Net
--------------------------------------------------------------------------
2000                $391,847       $142,934       $363,893       $170,888
1999                 339,255        130,735        184,376        285,614
1998                 297,488         96,906        128,896        265,498


NOTE H.  DEBT

Debt consists of the following.

Debt

December 31
(In millions)                                                  2000         1999
--------------------------------------------------------------------------------
Variable rate debt:
 Commercial paper                                            $  627       $  675
 Credit facility - CNA                                           --           77
 Credit facility - CNA Surety                                   100          100
Senior notes:
 7.250%, due March 1, 2003                                      133          143
 6.250%, due November 15, 2003                                  249          249
 6.500%, due April 15, 2005                                     491          497
 6.750%, due November 15, 2006                                  249          248
 6.450%, due January 15, 2008                                   149          149
 6.600%, due December 15, 2008                                  199          199
 8.375%, due August 15, 2012                                     68           81
 6.950%, due January 15, 2018                                   148          148
Debenture, 7.250%, due November 15, 2023                        240          247
Capital leases, 8.000%-19.980%, due
 through December 31, 2011                                       40           42
Other debt, 1.000%-8.500%, due through 2019                      36           26
--------------------------------------------------------------------------------
Total debt                                                   $2,729       $2,881
================================================================================

     CNA has a $750 million revolving credit facility (the Facility) that expires in May 2001. The amount available under the Facility is reduced by CNA's outstanding commercial paper borrowings. As of December 31, 2000, there was $123 million of unused borrowing capacity under the Facility. The interest rate on the Facility was equal to the London Interbank Offered Rate (LIBOR), plus
27.5 basis points. Additionally, there is an annual facility fee of 12.5 basis points on the entire Facility. There were no borrowings under the Facility at December 31, 2000. The average interest rate on the borrowings under the Facility, excluding facility fees, for the year ended December 31, 1999 was 6.66%.

     The weighted average interest rate on commercial paper was 7.24%, 6.50% and 5.89% at December 31, 2000, 1999 and 1998. At December 31, 2000, the commercial paper program had a weighted average maturity of 22 days.

     As discussed in Note C, to offset the variable rate characteristics of the Facility and the interest rate risk associated with periodically reissuing commercial paper, CNA was party to interest rate swap agreements with several banks. The last of these agreements expired on December 14, 2000. These agreements required CNA to pay interest at a fixed rate in exchange for the receipt of the three-month LIBOR. The effect of the interest rate swap agreements was to decrease interest expense by approximately $2 million for the year ended December 31, 2000 and increase interest expense by approximately
$4 million and $2 million for the years ended December 31, 1999 and 1998.

     The combined weighted average cost of Facility borrowings and commercial paper borrowings, including Facility fees and interest rate swaps, was 7.36%, 6.47% and 6.36% at December 31, 2000, 1999 and 1998.

     On February 15, 2000, Standard & Poor's lowered the Company's senior debt rating from A- to BBB and lowered the Company's preferred stock rating from BBB to BB+. As a result of these actions the facility fee payable on the aggregate amount of the Facility was increased to 12.5 basis points per annum and the interest rate on the Facility was increased to LIBOR plus 27.5 basis points from their previous levels of 9 basis points and LIBOR plus 16 basis points.

     During 2000, the Company repaid bank loans drawn under the CNA credit facility and repurchased approximately $38 million of its senior notes.

     On August 2, 1999, the Company repaid its $157 million, 11% Secured Mortgage Notes, due June 30, 2013. The gain realized on the transaction was not significant.

     On April 15, 1999, the Company retired $100 million of its 8.25% senior notes.

     CNA Surety Corporation (CNA Surety), a 64% owned subsidiary of the Company, has entered into a $130 million revolving credit facility that expires in September 2002. The interest rate on facility borrowings is based on LIBOR plus 20 basis points. Additionally, there is an annual facility fee of 10 basis points on the entire facility. The average interest rate on the borrowings under this facility, including facility fees, for the years ended December 31, 2000 and 1999 was 6.73% and 5.57%.

     Commercial paper is reflected as due in 2001 in the following table because the commercial paper program is fully supported by the Facility, which expires in 2001.

     The combined aggregate maturities for debt at December 31, 2000 are presented in the following table.

Maturity of Debt

(In millions)
2001                                $  639
2002                                   105
2003                                   387
2004                                     4
2005                                   496
Thereafter                           1,112
Less original issue discount           (14)
-------------------------------------------
Total                               $2,729
===========================================

NOTE I.  BENEFIT PLANS

Pension and Postretirement Healthcare and
Life Insurance Benefit Plans

CNAF and certain subsidiaries sponsor noncontributory pension plans typically covering full-time employees age 21 or over who have completed at least one year of service. While the terms of the plans vary, benefits are generally based on years of credited service and the employee's highest 60 consecutive months of compensation.

     CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plans are invested primarily in U.S. government securities with the balance in mortgage-backed securities, equity investments and short-term investments.

     CNA provides certain healthcare and life insurance benefits to eligible retired employees, their covered dependents and their beneficiaries. The funding for these plans is generally to pay covered expenses as they are incurred.

     In 2000, employees of CCC who were employed at December 31, 1999, and were still employed at April 24, 2000, were required to make a choice regarding their continued participation in the defined benefit pension plan. These employees were given two choices: 1) to continue earning additional benefits in the defined benefit pension plan or 2) to convert the present value of their accrued benefit in the pension plan to an "accrued pension account" (APA) that would be credited with interest at the 30-year Treasury rate and to receive enhanced employer contributions to the Savings and Capital Accumulation Plan (S-CAP) (see Savings Plan discussion below). Approximately 60% of eligible employees elected the latter choice, resulting in a curtailment charge of approximately $13 million, before income taxes. Additionally, this change in benefit plan participation resulted in a reduction of the pension benefit obligation of $37 million at December 31, 2000.

     In 1999, the Company recorded pre-tax curtailment and other related charges of approximately $8 million related to the transfer of personal lines insurance business to Allstate as discussed in Note O. This transaction resulted in a reduction of the pension and postretirement benefit obligations of $44 million and $2 million at December 31, 1999.

     A 1999 amendment to the postretirement plan that affected early retirement eligibility and the level of employer subsidy resulted in a net reduction in the postretirement benefit obligation of approximately $40 million at December 31, 1999.

     Additionally, in 1999, the Company amended its benefit plans for its total risk management services subsidiary, RSKCoSM. The amendment resulted in a reduction in the pension and postretirement benefit obligations of approximately $10 million and $8 million at December 31, 1999.

     The Company recorded pre-tax curtailment charges of approximately
$19 million in 1998 related to its restructuring activities as discussed in Note
N. These curtailments resulted in a reduction of the pension and postretirement benefit obligations of $88 million and $34 million at December 31, 1998.

     The following table provides a reconciliation of benefit obligations.

Benefit Obligations and Accrued Benefit Costs



                                                                 Postretirement
                                           Pension Benefits         Benefits
                                           ----------------      ---------------
(In millions)                               2000       1999    2000        1999
--------------------------------------------------------------------------------
Benefit obligation at January 1           $ 1,815   $ 1,900   $   268   $   321
Change in benefit obligation:
 Service cost                                  31        64         7        11
 Interest cost                                131       129        22        22
 Participants' contributions                   --        --         4         4
 Plan amendments                               (1)      (10)       (1)      (48)
 Actuarial gain (loss)                         62      (130)       41        (5)
 Curtailment                                  (37)      (44)       --        (2)
 Special termination benefits                  --         3        --        --
 Acquisition                                   --         2        --        --
 Benefits paid                               (119)      (99)      (28)      (35)
--------------------------------------------------------------------------------
Benefit obligation at December 31           1,882     1,815       313       268
--------------------------------------------------------------------------------
Fair value of plan assets at January 1      1,452     1,424        --        --
Change in plan assets:
 Actual return on plan assets                 213       (17)       --        --
 Acquisition                                   --         2        --        --
 Company contributions                        138       142        24        31
 Participants' contributions                   --        --         4         4
 Benefits paid                               (119)      (99)      (28)      (35)
--------------------------------------------------------------------------------
Fair value of plan assets at December 31    1,684     1,452        --        --
--------------------------------------------------------------------------------
 Funded status                               (198)     (363)     (313)     (268)
 Unrecognized net actuarial loss              105       173        80        41
 Unrecognized prior service cost (benefit)     20        39      (116)     (132)
--------------------------------------------------------------------------------
Accrued benefit cost                      $   (73)  $  (151)  $  (349)  $  (359)
================================================================================

     The components of net periodic benefit costs are presented in the following table.

Net Periodic Benefit Costs

Years ended December 31
(In millions)                                      2000        1999        1998
--------------------------------------------------------------------------------
Pension benefits
Service cost                                      $  31       $  64       $  58
Interest cost on projected
 benefit obligation                                 131         129         126
Expected return on plan assets                     (120)       (100)        (97)
Prior service cost amortization                       3           6          10
Actuarial loss                                        1           8           4
Transition amount amortization                       --          --          (2)
Curtailment loss                                     13           8          17
--------------------------------------------------------------------------------
Net periodic benefit cost                         $  59       $ 115       $ 116
================================================================================

Postretirement benefits
Service cost                                      $   7       $  11       $  11
Interest cost on projected
 benefit obligation                                  22          22          28
Prior service cost amortization                     (16)        (13)         (4)
Actuarial loss                                        2           3           1
Curtailment loss                                     --          --           2
--------------------------------------------------------------------------------
Net periodic benefit cost                         $  15       $  23       $  38
================================================================================

     Actuarial assumptions are set forth in the following table.

Actuarial Assumptions

December 31                               2000        1999         1998
-------------------------------------------------------------------------
Pension benefits
Discount rate                             7.50%       7.75%       6.75%
Expected return on plan assets            7.75%       8.00%       7.00%
Rate of compensation increases            5.83%       5.70%       5.70%

Postretirement benefits
Discount rate                             7.50%       7.75%       6.75%

     The assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 4% per year in 2000. The healthcare cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed healthcare cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 2000, by $12 million and the aggregate net periodic postretirement benefit cost for 2000 by $1 million. A decrease in the assumed healthcare cost trend rate of 1% in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2000, by $11 million and the aggregate net periodic postretirement benefit cost for 2000, by $1 million.

Savings Plans

CNAF sponsors savings plans, which are generally contributory plans that allow most employees to contribute a maximum of 13% of their eligible compensation, subject to certain limitations prescribed by the Internal Revenue Service. The Company contributes matching amounts to participants, amounting to 70% of the first 6% of eligible compensation contributed by the employee. Employees vest in these contributions ratably over five years. Employees of RSKCoSM participating in the CNAF sponsored plan are able to contribute a maximum of 16% of their eligible compensation, subject to certain limitations prescribed by the Internal Revenue Service. RSKCoSM contributes matching amounts to participants, amounting to 50% of the first 6% of eligible compensation contributed by the employee.

     As noted above, during 2000, CCC employees were required to make a choice regarding their continued participation in CCC's defined benefit pension plan. Employees who elected to forego earning additional benefits in the defined benefit pension plan and all employees hired by CCC on or after January 1, 2000, receive a Company contribution of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive additional discretionary contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of eligible compensation contributed by the employee. These contributions are made at the discretion of management and are contributed to participant accounts in the first quarter of the year following management's determination of the discretionary amounts. Employees fully vest in these contributions after five years of service.

     Contributions by the Company to the savings plans were $39 million, $29 million and $25 million in 2000, 1999 and 1998. Additionally, in 2000, CNA has accrued $12 million in discretionary contributions. This accrued discretionary contribution will be paid during 2001.

Stock Options

The Board of Directors approved the CNA Long-Term Incentive Plan (the LTI Plan) during 1999 and subsequently merged it with the CNA Financial Corporation Incentive Compensation Plan in February 2000. The LTI Plan authorizes the grant of options to certain management personnel for up to 2.0 million shares of the Company's common stock. All options granted have 10-year terms and vest ratably over the four-year period following the date of grant. The number of shares available for the granting of options under the LTI Plan as of December 31, 2000, was approximately 1.4 million.

     The following table presents activity under the LTI Plan during 2000 and 1999.

Option Plan Activity

                                               2000                   1999
---------------------------------------------------------------------------
                                           Weighted               Weighted
                                            Average                Average
                                             Option                 Option
                                 Number       Price     Number       Price
                              of Shares   Per Share  of Shares   Per Share
--------------------------------------------------------------------------
Balance at January 1            291,300    $  35.21         --    $     --
 Options granted                318,300       32.15    294,900       35.21
 Options exercised               (3,300)      35.09         --          --
 Options forfeited              (53,025)      34.02     (3,600)      35.09
--------------------------------------------------------------------------
Balance at
 December 31                    553,275    $  33.56    291,300    $  35.21
==========================================================================
Options exercisable
 at December 31                  63,575    $  35.23         --    $     --
==========================================================================
Weighted average fair
 value per share of
 options granted                           $  12.10               $  11.82
==========================================================================

     The weighted average remaining contractual life of options outstanding was nine years, and the range of exercise prices on those options was $32.03 to $36.53.

     The fair value of granted options was estimated at the grant date using the Black-Scholes option-pricing model. The weighted average fair value of options granted during 2000 and 1999 was $3.9 million and $3.5 million. The following weighted average assumptions were used for the year ended December 31, 2000 and 1999: risk free interest rate of 6.2%; expected dividend yield of 0.0%; and expected option life of five years. The weighted average assumption for the expected stock price volatility was 29.2% and 22.9% for the years ended
December 31, 2000 and 1999.

     CNA Surety has reserved shares of its common stock for issuance to directors, officers and employees of CNA Surety through incentive stock options, non-qualified stock options and stock appreciation rights under a separate plan (CNA Surety Plan). The CNA Surety Plan and the Replacement Plan have an aggregate number of 1.3 million shares available for which options may be granted. At December 31, 2000, approximately 1.5 million options were outstanding under these two plans.

     The Company follows the financial disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), with respect to its stock-based incentive plans. The Company applies Accounting Principal Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its plan, as permitted by SFAS 123. Accordingly, no compensation cost has been recognized for any of the aforementioned plans, as the exercise price of the granted options equaled the market price of the under lying stock at the grant date. However, had the Company applied the fair value provision of SFAS 123, the Company's net income, including the pro forma effect of the options issued under the CNA Surety Plan and the LTI Plan, for the year ended December 31, 2000, would have been $1,213 million, or net income per share of $6.60. For the year ended December 31, 1999, the net loss would have been a loss of $131 million, or a net loss per share of $0.78.

NOTE J.  LEASES

CNA occupies office facilities under lease agreements that expire at various dates through 2014. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates through 2005. Most leases contain renewal options that provide for rent increases based on prevailing market conditions.

     CNA has vacated certain owned and leased facilities in connection with its restructuring and other related activities (see Note N). These facilities have been leased or subleased under lease agreements that expire at various dates through 2014. Lease expense for the years ended December 31, 2000, 1999 and 1998 was $83 million, $81 million and $134 million.

     The table below presents the future minimum lease payments to be made under non-cancelable operating leases along with lease and sublease future minimum receipts to be received on owned and leased properties at December 31, 2000.

Future Minimum Lease Payments and Receipts

                            Future             Future
                           Minimum            Minimum
                             Lease              Lease
(In millions)             Payments           Receipts
-----------------------------------------------------
2001                          $118               $ 49
2002                           105                 49
2003                            89                 50
2004                            69                 46
2005                            58                 44
Thereafter                     192                253
------------------------------------------------------
Total                         $631               $491
------------------------------------------------------

NOTE K.  STOCKHOLDERS' EQUITY AND STATUTORY FINANCIAL INFORMATION

Capital stock (in whole numbers) is composed of the following.

Summary of Capital Stock

December 31                                       2000              1999
-------------------------------------------------------------------------
Preferred stock, without
 par value, non-voting
Authorized                                  12,500,000        12,500,000
Money market cumulative
 preferred stock, without par
 value, non-voting
Issued and outstanding:
 Series E (stated value
  $100,000 per share)                               --               750
 Series F (stated value
  $100,000 per share)                               --               750
Common stock, par value $2.50
Authorized                                 500,000,000       500,000,000
Issued                                     185,525,907       185,525,907
Outstanding                                183,263,873       184,406,931
Treasury stock                               2,262,034         1,118,976

     During 2000, the Company redeemed all outstanding shares of its money market preferred stock, which amounted to $150 million, at its stated value of $100,000 per share plus accrued dividends.

     In 1999, the Company increased the number of authorized shares of common stock from 200,000,000 to 500,000,000.

     In 1998, CNA's Board of Directors approved the Share Repurchase Program to purchase, in the open market or through privately negotiated transactions, its outstanding common stock, as Company management deems appropriate. During 2000, CNA purchased 1,272,700 shares of its common stock for approximately
$35 million. No shares were purchased during 1999.

     During 2000, 1999 and 1998, CNA sold 126,342 shares, 507,362 shares and 1,229,583 shares of common stock that were held in treasury to certain senior officers of CNA, at the average of the highest and lowest sale prices on the New York Stock Exchange composite transactions, for the dates of the sales. Each of these purchases by senior officers was financed by collateralized loans from CNA which, at origination, amounted to $4 million, $19 million and $44 million for the years ended December 31, 2000, 1999 and 1998. The loans are 10-year notes, which bear interest at the applicable federal rate for the month in which they originated, compounding semi-annually and due at maturity. The interest rates range from 5.23% to 6.14% as of December 31, 2000.

     On December 23, 1998, CNA issued 2,000 shares of Series G cumulative, exchangeable preferred stock to Loews for $200 million. On June 30, 1999, CNA repurchased the Series G preferred stock from Loews.

Statutory Accounting Practices (Unaudited)

CNA's insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the respective jurisdictions' insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners
(NAIC) as well as state laws, regulations and general administrative rules. The Company's insurance subsidiaries follow one significant permitted accounting practice related to discounting of certain non-tabular workers' compensation claims. The impact of this permitted practice was to increase statutory surplus by approximately $71 million, $95 million and $118 million at December 31, 2000, 1999 and 1998. This practice was followed by an acquired company, and CNA received permission to eliminate the effect of the permitted practice over a 10-year period.

     CNAF's ability to pay dividends and other credit obligations is significantly dependent on receipt of dividends from its subsidiaries. The payment of dividends to CNAF by its insurance subsidiaries without prior approval of the insurance department of each subsidiary's domiciliary jurisdiction is limited by formula. Dividends in excess of these amounts are subject to pre-approval by the respective state insurance departments. In addition, by agreement with the New Hampshire Insurance Department, as well as certain other state insurance departments, dividend paying capacity for the Continental Insurance Company Pool is restricted to internal and external debt service requirements through September 2003 up to a maximum of $85 million annually, without the prior approval of the New Hampshire Insurance Department. As of December 31, 2000, approximately $881 million of dividend payments would not be subject to insurance department pre-approval.

     Combined statutory capital and surplus and net income (loss), determined in accordance with accounting practices prescribed or permitted by the regulations and statutes of various insurance regulators for the property-casualty and the life insurance subsidiaries, were as follows.

Statutory Information

                       Statutory Capital and Surplus     Statutory Net Income (Loss)
                       -------------------------------  ----------------------------
                                         December 31         Years Ended December 31
                       ------------------------------   ----------------------------
(In millions)                         2000      1999       2000      1999       1998
------------------------------------------------------------------------------------
Property-casualty companies*       $ 8,387   $ 8,679    $ 1,118     $ 361      $ 161
Life insurance companies             1,274     1,222        (47)       77        (57)

* Surplus includes equity of property-casualty companies' ownership in life insurance subsidiaries.

     In March 1998, the NAIC adopted the Codification of Statutory Accounting Principles (Codification). Codification, which is intended to standardize regulatory accounting and reporting to state insurance departments, is effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which CNAF's insurance subsidiaries conduct business will require adoption of Codification (with certain modifications) for the preparation of statutory financial statements effective January 1, 2001. The Company estimates that the adoption of Codification, as modified, will increase statutory capital and surplus as of January 1, 2001 by approximately $77 million, which primarily relates to deferred tax assets offset by insurance related-assessments and pension liabilities.

NOTE L.  COMPREHENSIVE INCOME

Comprehensive income is composed of all changes to stockholders' equity, except those changes resulting from transactions with stockholders in their capacity as stockholders. The components of comprehensive income are shown below.

Comprehensive Income

Years ended December 31
(In millions)                                                                          2000          1999          1998
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                   $ 1,214       $  (130)      $   282
Other comprehensive income:
 Change in unrealized gains/losses on general account investments:
  Holding gains arising during the period                                               422           714           925
  Less: unrealized gains at beginning of period included in realized
   gains during the period                                                             (924)         (413)         (207)
-----------------------------------------------------------------------------------------------------------------------
 Net change in unrealized gains/losses on general account investments                  (502)          301           718
 Net change in unrealized gains/losses on separate accounts and other                    66           (59)            5
 Foreign currency translation adjustment                                                (28)          (42)            7
 Allocation to participating policyholders and minority interest                        (12)           24            (6)
-----------------------------------------------------------------------------------------------------------------------
 Other comprehensive (loss) income, before tax                                         (476)          224           724
 Deferred income tax benefit (expense) related to other comprehensive income            161          (100)         (249)
Other comprehensive (loss) income, net of tax                                          (315)          124           475
-----------------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                                   $   899       $    (6)      $   757
=======================================================================================================================

     In the preceding table, deferred income tax expense related to other comprehensive income is attributable to each of the components of other comprehensive income in equal proportion except for the foreign currency translation adjustment, for which there are no deferred taxes.

     See Note B for a discussion of changes in the fair value of the Company's holdings of Global Crossing common stock.

     The following table displays the components of accumulated other comprehensive income included in the consolidated balance sheets.

Accumulated Other Comprehensive Income

December 31
(In millions)                                      2000          1999
----------------------------------------------------------------------
Cumulative foreign currency
 translation adjustment                          $    3        $   31
Net unrealized gains on investments                 870         1,157
---------------------------------------------------------------------
Accumulated other comprehensive income           $  873        $1,188
=====================================================================

NOTE M.  BUSINESS SEGMENTS

CNA conducts its operations through seven operating segments: Agency Market Operations, Specialty Operations, CNA Re, Global Operations, Risk Management, Group Operations and Life Operations. In addition to these seven operating segments, certain other activities are reported in a Corporate and Other segment. These segments reflect the way CNA distributes its products to the marketplace, manages operations and makes business decisions.

     Agency Market Operations provides a broad range of property-casualty insurance products and services to small and middle market businesses. Specialty Operations provides a broad array of professional, financial and specialty property-casualty products and services. CNA Re offers primarily traditional property-casualty treaty reinsurance and also offers facultative and financial reinsurance. Global Operations provides commercial and contract marine, surety, warranty and specialty products and services to United States-based customers expanding overseas and foreign customers.

     Risk Management serves the casualty and property needs of large domestic commercial businesses, offering customized strategies to address the management of business risks. Group Operations offers a broad array of group life and health insurance products and services to employers, affinity groups, federal employees and other entities that purchase insurance as a group. Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long-term care insurance and annuities and provides retirement service products to institutions in the form of various investment products and administrative services.

     Corporate and Other segment results consist of interest expense on corporate borrowings, eBusiness expenses, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation, financial guarantee insurance contracts and certain non-insurance operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting polices. The Company manages its assets on a legal entity basis, while segment operations are conducted across legal entities, as such assets are not readily identifiable by individual segment. In addition, distinct investment portfolios are not maintained for each segment, and accordingly, allocation of assets to each segment is not performed. Therefore, investment income and realized investment gains/losses are allocated based on each segment's net carried insurance reserves, as adjusted.

     All significant intersegment income and expense have been eliminated. Risk Management's other revenues and expenses for 2000 and 1999 include revenues for services provided by RSKCoSM to other units within the Risk Management segment that are eliminated at the consolidated level. Such intrasegment revenues and expenses eliminated at the consolidated level were $159 million and $176 million for the years ended December 31, 2000 and 1999.

     Income taxes have been allocated on the basis of the taxable income of the segments.

     Approximately 8.2%, 7.6% and 5.0% of CNA's gross written premiums were derived from outside the United States for the years ended December 31, 2000, 1999 and 1998. The increases in foreign premiums were indicative of CNA's continued expansion overseas, which management attributes to its development of a greater awareness and working knowledge of international business to seize the opportunities of international economic growth. Gross written premiums from the United Kingdom were approximately 5.3%, 5.8% and 3.5% of CNA's premiums for the years ended December 31, 2000, 1999 and 1998. Gross written premiums from any individual foreign country, other than the United Kingdom, were not significant.

     Group Operations' revenues include $2.1 billion, $2.1 billion and $2.0 billion in 2000, 1999 and 1998 under contracts covering U.S. government employees and their dependents.

Segment Results

                                              Agency                                            Risk
Years ended December 31                       Market   Specialty                  Global     Manage-       Group        Life
(In millions)                             Operations  Operations      CNA Re  Operations        ment  Operations  Operations
------------------------------------------------------------------------------------------------------------------------------
2000

Net earned premiums                         $  3,331    $    799    $  1,089    $  1,089    $    637    $  3,675    $    876
Claims, benefits and expenses                  3,772         819       1,186       1,128         760       3,770       1,316
------------------------------------------------------------------------------------------------------------------------------
Underwriting loss                               (441)        (20)        (97)        (39)       (123)        (95)       (440)
Net investment income                            604         216         195         136         163         142         601
Other revenues                                   151          26           5         116         318          49         192
Other expenses                                   185          35          14         123         324          46          99
------------------------------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                  129         187          89          90          34          50         254
Income tax (expense) benefit                     (19)        (56)        (32)        (24)         (5)        (14)        (85)
Minority interest                                 --          --          --         (24)         --          --          --
------------------------------------------------------------------------------------------------------------------------------
Net operating income (loss) excluding
 realized investment gains                       110         131          57          42          29          36         169
Realized investment gains, net of tax,
 participating policyholders' and
 minority interests                              388         141          80          78          96          55          22
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                           $    498    $    272    $    137    $    120    $    125    $     91    $    191
==============================================================================================================================


Years ended December 31                    Corporate      Elimi-
(In millions)                              and Other     nations      Total
----------------------------------------------------------------------------
2000

Net earned premiums                         $     24    $    (46)   $ 11,474
Claims, benefits and expenses                    164         (46)     12,869
----------------------------------------------------------------------------
Underwriting loss                               (140)         --      (1,395)
Net investment income                             23          --       2,080
Other revenues                                    55        (173)        739
Other expenses                                   282        (173)        935
----------------------------------------------------------------------------
Pre-tax operating income (loss)                 (344)         --         489
Income tax (expense) benefit                     128          --        (107)
Minority interest                                 (4)         --         (28)
----------------------------------------------------------------------------
Net operating income (loss) excluding
 realized investment gains                      (220)         --         354
Realized investment gains, net of tax,
 participating policyholders' and
 minority interests                               --          --         860
----------------------------------------------------------------------------
Net income (loss)                           $   (220)   $     --    $  1,214
============================================================================



                                       67

Segment Results (continued)
                                              Agency                                            Risk
Years ended December 31                       Market   Specialty                  Global     Manage-       Group        Life
(In millions)                             Operations  Operations      CNA Re  Operations        ment  Operations  Operations
------------------------------------------------------------------------------------------------------------------------------
1999

Net earned premiums                         $  4,799    $  1,001    $  1,176    $  1,010    $    801    $  3,571    $    936
Claims, benefits and expenses                  5,791       1,166       1,369       1,037         936       3,706       1,323
Restructuring and other related charges           60          --          --          --          --           5          --
------------------------------------------------------------------------------------------------------------------------------
Underwriting loss                             (1,052)       (165)       (193)        (27)       (135)       (140)       (387)
Net investment income                            686         235         161         132         154         130         556
Other revenues                                    80          19          (1)        120         316          40         123
Other expenses                                    77          30          (5)        100         307          46          76
Non-insurance restructuring and
 related charges                                  --          --          --          --          10          --          --
------------------------------------------------------------------------------------------------------------------------------
Pre-tax operating (loss) income                 (363)         59         (28)        125          18         (16)        216
Income tax benefit (expense)                     162         (10)         15         (33)          1          10         (71)
Minority interest                                 --          --          --         (28)         --          --          --
------------------------------------------------------------------------------------------------------------------------------
Net operating (loss) income excluding
 realized investment gains (losses)             (201)         49         (13)         64          19          (6)        145
Realized investment gains (losses),
 net of tax, participating policyholders'
 and minority interests                           75          38          21          15          19           4         (31)
Cumulative effect of a change in
 accounting principle, net of tax                (93)         (3)         --          (3)        (74)         (2)         (2)
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                           $   (219)   $     84    $      8    $     76    $    (36)   $     (4)   $    112
==============================================================================================================================


Years ended December 31                    Corporate      Elimi-
(In millions)                              and Other     nations      Total
----------------------------------------------------------------------------
1999

Net earned premiums                         $     35    $    (47)   $ 13,282
Claims, benefits and expenses                    214         (47)     15,495
Restructuring and other related charges           --          --          65
----------------------------------------------------------------------------
Underwriting loss                               (179)         --      (2,278)
Net investment income                             47          --       2,101
Other revenues                                   204        (196)        705
Other expenses                                   401        (196)        836
Non-insurance restructuring and
 related charges                                   8          --          18
----------------------------------------------------------------------------
Pre-tax operating (loss) income                 (337)         --        (326)
Income tax benefit (expense)                     137          --         211
Minority interest                                 (2)         --         (30)
----------------------------------------------------------------------------
Net operating (loss) income excluding
 realized investment gains (losses)             (202)         --        (145)
Realized investment gains (losses),
 net of tax, participating policyholders'
 and minority interests                           51          --         192
Cumulative effect of a change in
 accounting principle, net of tax                 --          --        (177)
----------------------------------------------------------------------------
Net (loss) income                           $   (151)   $     --    $   (130)
============================================================================

                                              Agency                                            Risk
Years ended December 31                       Market   Specialty                  Global     Manage-       Group        Life
(In millions)                             Operations  Operations       NA Re  Operations        ment  Operations  Operations
-----------------------------------------------------------------------------------------------------------------------------
1998

Net earned premiums                         $  5,247    $  1,092    $    944    $    941    $    823    $  3,733    $    823
Claims, benefits and expenses                  6,050       1,251       1,005         991       1,018       3,903       1,210
Restructuring and other related charges           96           5           1           1          --          39           3
-----------------------------------------------------------------------------------------------------------------------------
Underwriting loss                               (899)       (164)        (62)        (51)       (195)       (209)       (390)
Net investment income                            744         245         163         110         144         133         525
Other revenues                                    48          27           5          82         230          24         115
Other expenses                                    52          44          11          80         227          31          83
Non-insurance restructuring and
 related charges                                  --          --          --          --          88          --           4
-----------------------------------------------------------------------------------------------------------------------------
Pre-tax operating (loss) income                 (159)         64          95          61        (136)        (83)        163
Income tax benefit (expense)                     105          (6)        (27)        (18)         48          35         (58)
Minority interest                                 --          --          --         (25)         --          --          --
-----------------------------------------------------------------------------------------------------------------------------
Net operating (loss) income excluding
 realized investment gains                       (54)         58          68          18         (88)        (48)        105
Realized investment gains, net of tax,
 participating policyholders' and
 minority interests                              171          57          27          17          31          29          82
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                           $    117    $    115    $     95    $     35    $    (57)   $    (19)   $    187
=============================================================================================================================


Years ended December 31                    Corporate      Elimi-
(In millions)                              and Other     nations      Total
----------------------------------------------------------------------------
1998

Net earned premiums                         $    (26)   $    (41)   $ 13,536
Claims, benefits and expenses                    162         (41)     15,549
Restructuring and other related charges           --          --         145
----------------------------------------------------------------------------
Underwriting loss                               (188)         --      (2,158)
Net investment income                             82          --       2,146
Other revenues                                   284         (16)        799
Other expenses                                   506         (16)      1,018
Non-insurance restructuring and
 related charges                                   9          --         101
----------------------------------------------------------------------------
Pre-tax operating (loss) income                 (337)         --        (332)
Income tax benefit (expense)                     121          --         200
Minority interest                                  5          --         (20)
----------------------------------------------------------------------------
Net operating (loss) income excluding
 realized investment gains                      (211)         --        (152)
Realized investment gains, net of tax,
 participating policyholders' and
 minority interests                               20          --         434
----------------------------------------------------------------------------
Net income (loss)                           $   (191)   $     --    $    282
============================================================================

NOTE N.  RESTRUCTURING AND OTHER RELATED CHARGES

The Company finalized and approved a restructuring plan (the Plan) in August 1998. In connection with the Plan, the Company incurred various expenses that were recorded in the third and fourth quarters of 1998 and throughout 1999. These restructuring and other related charges related primarily to the following activities: planned reductions in the workforce; the consolidation of certain processing centers; the exiting of certain businesses and office facilities; the termination of lease obligations; and the write-off of certain assets related to these activities. The Plan contemplated a gross reduction in workforce of 4,500 employees, resulting in a planned net reduction of approximately 2,400 employees. As of December 31, 1999, the Company had completed essentially all aspects of the Plan.

     The Company accrued $220 million of these restructuring and other related charges in the third quarter of 1998 (the Initial Accrual). Other charges, such as parallel processing costs, relocation costs and retention bonuses, did not qualify for accrual under GAAP and have been charged to expense as incurred (Period Costs). The Company incurred Period Costs of $83 million and $26 million during 1999 and the fourth quarter of 1998.

     The Company incurred restructuring and other related charges of $246 million in 1998 that were composed of the Initial Accrual and fourth quarter Period Costs, and which included the following: 1) costs and benefits related to planned employee terminations of $98 million, of which $53 million related to severance and outplacement costs, $24 million related to other employee transition related costs and $21 million related to benefit plan curtailment costs; 2) writedown of certain assets to their fair value of $74 million, of which $59 million related to a writedown of an intangible asset, and $15 million of abandoned leasehold improvements and other related fixed assets associated with leases that were terminated as part of the restructuring plan; 3) lease termination costs of $42 million; and 4) losses incurred on the exiting of certain businesses of $32 million.

     The 1998 restructuring and other related charges incurred by Agency Market Operations were approximately $96 million. These charges included employee severance and outplacement costs of $43 million related to the planned net reduction in the workforce of approximately 1,200 employees. Lease termination costs of approximately $29 million were incurred in connection with the consolidation of four regional offices into two zone offices and a reduction of the number of claim processing offices from 24 to eight. The Agency Market Operations charges also included benefit plan curtailment costs of $12 million, parallel-processing charges of $7 million and $5 million of fixed asset writedowns. Through December 31, 1998, approximately 364 Agency Market Operations employees, the majority of whom were loss adjusters and office support staff, had been released.

     The 1999 Period Costs incurred by Agency Market Operations were approximately $60 million. These charges included employee-related expenses (outplacement, retention bonuses and relocation costs) of $23 million, parallel processing costs of $16 million and consulting expenses of $10 million. Other charges, including technology and facility charges, were approximately
$15 million. Additionally, Agency Market Operations reduced its estimate for lease termination cost by $4 million during 1999. During 1999, approximately 1,000 Agency Market Operations employees, the majority of whom were office support staff, were released.

     The 1998 restructuring and other related charges incurred by Risk Management were approximately $88 million. These charges included lease termination costs of approximately $8 million associated with the consolidation of claim offices in 36 market territories. In addition, employee severance and outplacement costs relating to the planned net reduction in workforce of approximately 200 employees were approximately $10 million, and the writedown of fixed and intangible assets was approximately $64 million. Parallel processing and other charges were approximately $6 million. Through December 31, 1998, approximately 152 Risk Management employees had been released, the majority of whom were claim adjusters and office support staff.

     The charges related to fixed and intangible assets were due primarily to a writedown of an intangible asset (goodwill) related to Alexsis, Inc., a wholly owned subsidiary acquired by the Company in 1995 that provided claims administration services for unrelated parties. As part of the Company's periodic reviews of asset recoverability and as a result of several adverse events, the Company concluded, based on an undiscounted cash flow analysis completed in the third quarter of 1998, that an impairment existed. Based on a discounted cash flow analysis, a $59 million write-off was necessary. The adverse events contributing to this conclusion included operating losses from the business, the loss of several significant customers whose business volume with this operation constituted a large portion of the revenue base and substantial changes in the overall market demand for the services offered by this operation, which, in turn, had negative effects on the prospects for achieving the profitability levels necessary to recover the intangible asset.

     The 1999 Period Costs incurred by Risk Management were approximately
$10 million. These charges included employee-related expenses of $3 million and parallel processing charges of $3 million. Other charges, including consulting and facility charges, were approximately $7 million. Additionally, Risk Management reduced its estimate for lease termination costs by $2 million and its estimate of employee severance costs by $1 million during 1999. During 1999, approximately 136 Risk Management employees were released, the majority of whom were claims adjusters and office support staff.

     The 1998 restructuring and other related charges incurred by Group Operations were approximately $39 million. These charges included approximately $29 million of costs related to the Company's decision to exit the Employer Health and Affinity lines of business. These costs represent the Company's estimate of losses in connection with fulfilling the remaining obligations under contracts. Earned premiums for these lines of business were approximately
$400 million in 1998. The 1998 charges also included employee severance and outplacement costs of approximately $7 million related to the planned net reduction in workforce of approximately 400 employees. Charges for lease termination costs and fixed asset writedowns were $3 million. Through
December 31, 1998, approximately 56 Group Operations employees had been released. The majority of the released employees were claims and sales support staff.

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

     For the other segments of the Company, restructuring and other related charges were approximately $23 million in 1998. Charges related primarily to the closing of leased facilities were $3 million, and employee severance and outplacement costs related to planned net reductions of 600 employees in the current workforce and benefit costs associated with those reductions were $13 million. In addition, there were charges of $4 million related to the writedown of certain assets and $3 million related to the exiting of certain businesses. Through December 31, 1998, approximately 270 employees of these other segments, most of whom were underwriters and office support staff, had been released.

     For the other segments of the Company, Period Costs were approximately $8 million for 1999. These charges were primarily for employee termination-related costs. Through December 31, 1999, approximately 600 employees of these other segments, most of whom were underwriters and office support staff, had been released.

     No restructuring-related charges related to the Plan were incurred during 2000; however, payments were made during 2000 related to amounts accrued under the Plan as of December 31, 1999. The following table sets forth the major categories of the restructuring accrual and changes therein during 1998, 1999 and 2000.

Accrued Restructuring and Other Related Costs

                                               Employee
                                            Termination                         Lease
                                            and Related      Writedown    Termination      Business
(In millions)                             Benefit Costs      of Assets          Costs      Exit Costs         Total
-------------------------------------------------------------------------------------------------------------------
Initial accrual                                   $  72          $  74          $  42          $  32          $ 220
 Payments charged against liability                 (14)            --             --             --            (14)
 Costs that did not require cash                    (21)           (74)            --             --            (95)
-------------------------------------------------------------------------------------------------------------------
Accrued costs at December 31, 1998                   37             --             42             32            111
 Payments charged against liability                 (32)            --             (9)           (15)           (56)
 Change in estimated costs                           (1)            --             (6)            (2)            (9)
-------------------------------------------------------------------------------------------------------------------
Accrued costs at December 31, 1999                    4             --             27             15             46
 Payments charged against liability                  (4)            --            (20)           (15)           (39)
-------------------------------------------------------------------------------------------------------------------
Accrued costs at December 31, 2000                $  --          $  --          $   7          $  --          $   7
===================================================================================================================

NOTE O.  SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

Individual Life Reinsurance Transaction

Effective December 31, 2000, CNA completed a transaction with Munich American Reassurance Company (MARC), whereby MARC acquired CNA's individual life reinsurance business (CNA Life Re) via an indemnity reinsurance agreement. CNA will continue to accept and retrocede business on existing CNA Life Re contracts until such time that CNA and MARC are able to execute novations of each of CNA Life Re's assumed and retroceded reinsurance contracts.

     MARC assumed approximately $294 million of liabilities (primarily future policy benefits and claim reserves) and approximately $209 million in assets (primarily uncollected premiums and deferred policy acquisition costs). The net gain from the reinsurance transaction, which is subject to certain post-closing adjustments, has been recorded as deferred revenue and will be recognized in income over the next 12 to 18 months as CNA Life Re's assumed contracts are novated to MARC.

     The CNA Life Re business contributed net earned premiums of $229 million, $194 million and $134 million, and pre-tax operating income of $33 million, $28 million and $12 million for the years ended December 31, 2000, 1999 and 1998.

Personal Insurance Transaction

On October 1, 1999, certain subsidiaries of CNA completed a transaction with Allstate, whereby CNA's personal lines insurance business and related employees were transferred to Allstate. Approximately $1.1 billion of cash and $1.1 billion of additional assets (primarily premium receivables and deferred policy acquisition costs) were transferred to Allstate, and Allstate assumed $2.2 billion of claim and claim adjustment expense reserves and unearned premium reserves. Additionally, CNA received $140 million in cash which consisted of 1) $120 million in ceding commission for the reinsurance of the CNA personal insurance business by Allstate and 2) $20 million for an option exercisable during 2002 to purchase 100% of the common stock of five CNA insurance subsidiaries at a price equal to GAAP carrying value as of the exercise date. Also, CNA invested $75 million in a 10-year equity-linked note issued by Allstate.

     CNA will continue to write new and renewal personal insurance policies and to reinsure this business with Allstate companies until such time as Allstate exercises its option to buy the five CNA subsidiaries. Prior to 2002, the Company will concentrate the direct writing of personal lines insurance business into the five optioned companies, such that most, if not all, business related to this transaction will be written by those companies by the date Allstate has the opportunity to exercise its option. CNA continues to have primary liability on policies reinsured by Allstate.

     CNA will continue to have an ongoing interest in the profitability of CNA's personal lines insurance business and the related successor business through an agreement licensing the "CNA Personal Insurance" trademark and a portion of CNA's Agency Market Operations distribution system to Allstate for use in Allstate's personal insurance agency business for a period of five years from the transaction date. Under this agreement, CNA will receive a royalty fee based on the business volume of personal insurance policies sold through the CNA agents for a period of six years. In addition, the $75 million equity-linked note will be redeemed on September 30, 2009 (subject to earlier redemption on stated contingencies) for an amount equal to the face amount plus or minus an amount not exceeding $10 million, depending on the underwriting profitability of the CNA Personal Insurance business.

     CNA also shares in any reserve development related to claim and claim adjustment expense reserves transferred to Allstate at the transaction date. Under the reserve development sharing agreement, 80% of any favorable or adverse reserve development up to $40 million and 90% of any favorable or adverse reserve development in excess of $40 million inures to CNA. CNA's obligation with respect to unallocated loss adjustment expense reserves was settled at the transaction date and is therefore not subject to the reserve sharing arrangement.

     The retroactive portion of the reinsurance transaction, consisting primarily of the cession of claim and claim adjustment expense reserves approximating $1.0 billion, was not recognized as reinsurance because the criteria for risk transfer were not met for this portion of the transaction. The related consideration paid was recorded as a deposit and is included in reinsurance receivables in the consolidated balance sheets. The prospective portion of the transaction, which as of the transaction date consisted primarily of the cession of $1.1 billion of unearned premium reserves, has been recorded as reinsurance. The related consideration paid was recorded as prepaid reinsurance premiums. Premiums ceded after the transaction date will follow this same treatment. The $20 million received from Allstate for the option to purchase the five CNA subsidiaries was deferred and will not be recognized until Allstate exercises its option or the option expires.

     CNA recognized an after-tax realized loss of approximately $39 million in 1999 related to the transaction, consisting primarily of the accrual of lease obligations and the write-down of assets that related specifically to the Personal Insurance lines of business. The $120 million ceding commission related to the prospective portion of the transaction has been recognized in proportion to the recognition of the unearned premium reserves to which it relates. Ceding commission earned was $69 million and $51 million in 2000 and 1999. Royalty fees earned in 2000 and 1999 were approximately $27 million and $7 million.

     The Personal Insurance lines transferred to Allstate contributed net earned premiums of $1,354 million and $1,622 million and pre-tax operating income of $89 million and $97 million for the years ended December 31, 1999 and 1998.

Sale of AMS Services, Inc.

On November 30, 1999, CNA sold the majority of its interest in AMS Services, Inc. (AMS), a software development company serving the insurance agency market. Prior to the sale, CNA owned 89% of AMS and consolidated AMS in its financial statements. As a result of the sale, CNA owns 9% of AMS and therefore AMS is no longer consolidated. CNA recognized an after-tax gain of $21 million on the sale. Total assets of AMS as of the sale date were approximately $135 million. CNA's share of the AMS operating results were $206 million and $264 million of operating revenue and $8 million and $28 million of operating losses for the 11 months ended November 30, 1999 and the year ended December 31, 1998.

NOTE P.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth unaudited quarterly financial data for the years ended December 31, 2000 and 1999.

Quarterly Financial Data (Unaudited)

(In millions, except per share data)                               First         Second         Third         Fourth           Year
-----------------------------------------------------------------------------------------------------------------------------------
2000 Quarters
Revenues                                                        $  3,509       $  3,855      $  4,337       $  3,913       $ 15,614
===================================================================================================================================
Net operating income excluding realized
 investment gains                                               $     84       $     88      $     90       $     92       $    354
Net realized investment gains                                         57            242           460            101            860
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                      $    141       $    330      $    550       $    193       $  1,214
Basic and diluted earnings per share                            $   0.76       $   1.80      $   3.00       $   1.06       $   6.61
===================================================================================================================================

1999 Quarters
Revenues                                                        $  4,347       $  4,347      $  4,001       $  3,708       $ 16,403
===================================================================================================================================
Net operating income (loss) excluding realized
 investment gains (losses)                                      $     28       $     45      $     82       $   (300)      $   (145)
Net realized investment gains (losses)                               144            109           (53)            (8)           192
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) before cumulative effect
 of a change in accounting principle                                 172            154            29           (308)            47
Cumulative effect of a change in accounting
 principle, net of tax                                              (177)            --            --             --           (177)
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                               $     (5)      $    154      $     29       $   (308)      $   (130)
===================================================================================================================================
Basic and diluted (loss) earnings per share                     $  (0.05)      $   0.82      $   0.15       $  (1.68)      $  (0.77)

NOTE Q.  RELATED PARTY TRANSACTIONS

CNA reimburses Loews, or pays directly, for management fees, travel and related expenses and expenses of investment facilities and services provided to CNA. These amounts were approximately $14 million, $13 million and $13 million in 2000, 1999 and 1998.

     CNA and its eligible subsidiaries are included in the consolidated federal income tax return of Loews and its eligible subsidiaries. See Note D for a detailed description of the income tax agreement and tax payments made between the Company and Loews.

     CNA writes, at standard rates, a limited amount of insurance for Loews and its affiliates. The total premiums from Loews and its affiliates were $5 million for both 2000 and 1999 and $6 million in 1998.

     CNA assumes the risk for a limited amount of insurance from R.V.I. Guaranty Company, Inc. (RVI), an affiliate. CNA assumed approximately $12 million and $5 million in written premiums from RVI during 2000 and 1999.

     CNA sponsors a stock ownership plan whereby the Company finances the purchase of Company stock by certain executive officers. See Note K for a detailed discussion of this plan.

                                                    INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors and Stockholders
of CNA Financial Corporation


We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended
December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for liabilities for insurance-related assessments in 1999.


DELOITTE & TOUCHE LLP
Chicago, Illinois
February 14, 2001

DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

DIRECTORS

Antoinette Cook Bush  o + @ #
Executive Vice President
Northpoint Technology Ltd.

Dennis H. Chookaszian  + @
Board of Directors
mPower Advisors, LLC

Ronald L. Gallatin  o + @ #
Independent Consultant

Robert P. Gwinn(1)  o + @ #
Retired Chairman
and Chief Executive Officer
Encyclopaedia Britannica

Walter L. Harris  o + @
President and Chief Executive Officer
Tanenbaum-Harber Co., Inc.

Bernard L. Hengesbaugh  + @
Chairman and Chief Executive Officer
CNA insurance companies

Walter F. Mondale(1)  o + @
Partner
Dorsey & Whitney LLP

Edward J. Noha   + @
Chairman of the Board
CNA Financial Corporation

Joseph Rosenberg   + @
Senior Investment Strategist
Loews Corporation

James S. Tisch   + @
President and Chief Executive Officer
Loews Corporation

Laurence A. Tisch   + @
Chief Executive Officer
CNA Financial Corporation
Co-Chairman of the Board
Loews Corporation

Preston R. Tisch   + @
Co-Chairman of the Board
Loews Corporation

Marvin Zonis  o + @ #
Professor of International
Political Economy
University of Chicago
Graduate School of Business

Committees of the Board:

o     Audit
+     Executive
@     Finance
#     Incentive Compensation

Red symbol indicates committee chairperson

OFFICERS

Laurence A. Tisch
Chief Executive Officer
CNA Financial Corporation

Bernard L. Hengesbaugh
Chairman and Chief Executive Officer
CNA insurance companies

Robert V. Deutsch
Senior Vice President
and Chief Financial Officer
CNA Financial Corporation

(1) Retirement to be effective May 2001.
(2) Retired effective February 28, 2001.

Jonathan D. Kantor
Senior Vice President,
General Counsel and Secretary
CNA Financial Corporation

Thomas F. Taylor(2)
Executive Vice President
CNA insurance companies

                                                             COMPANY INFORMATION
--------------------------------------------------------------------------------

COMPANY HEADQUARTERS

CNA Financial Corporation
CNA Plaza
333 South Wabash Avenue
Chicago, IL 60685
312-822-5000
www.cna.com

STOCKHOLDER INFORMATION

CNA's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and is traded on the Philadelphia Stock Exchange. Its trading symbol is CNA.

SHARES OUTSTANDING

As of March 8, 2001, CNA had 183,264,248 shares of common stock outstanding. Approximately 87 percent of CNA's outstanding common stock is owned by Loews Corporation. CNA had 2,540 stockholders of record at March 8, 2001.

COMMON STOCK INFORMATION

The table below shows the high and low closing sales prices for CNA's common stock based on the New York Stock Exchange Composite Transactions. No dividends have been paid on CNA's common stock in order to develop and maintain a strong surplus position necessary to support business growth in an increasingly competitive environment for CNA's insurance subsidiaries. CNA's ability to pay dividends is influenced, in part, by dividend restrictions of its principal operating insurance subsidiaries as described in Note K to the Consolidated Financial Statements.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 10:00 a.m. Central time on Wednesday, May 2, 2001 in Room 207N, CNA Plaza, 333 South Wabash Avenue, Chicago, Illinois.

     Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy materials will be mailed to shareholders prior to the meeting.

FORM 10-K

A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to:
Jonathan D. Kantor
Senior Vice President,
General Counsel and Secretary
CNA Financial Corporation
CNA Plaza, 43 South
Chicago, IL 60685

INDEPENDENT AUDITORS

Deloitte & Touche LLP
180 North Stetson Avenue
Chicago, IL 60601

INVESTOR RELATIONS

Donald P. Lofe, Jr.
Group Vice President, Corporate Finance
CNA Financial Corporation
CNA Plaza, 22 South
Chicago, IL 60685
312-822-3993

TRANSFER AGENT AND REGISTRAR

First Chicago Trust Company of New York
c/o EquiServe
P.O. Box 2500
Jersey City, NJ 07303-2500

Telephone

Inside the United States
1-800-446-2617

Outside the United States
1-201-324-0498

TDD/TTY for hearing impaired
1-201-222-4955

(Operators are available Monday - Friday, 8:30 a.m. to 7:00 p.m. Eastern time. An interactive automated system is available around the clock every day.)

Internet

www.equiserve.com

Certificate transfers by mail

EquiServe
P.O. Box 2589
Jersey City, NJ 07303-2506

Certificate transfers by private courier

EquiServe
Transfer Department
525 Washington Boulevard
Jersey City, NJ 07310

Certificate transfers by messenger

EquiServe
c/o Securities Transfer
and Reporting Service, Inc.
100 William Street, Galleria
New York, NY 10038


COMMON STOCK INFORMATION

                       2000

Quarter       High      Low

Fourth     40 1/16  32 1/16

Third     41 15/16   34 3/8

Second    36 15/16   27 1/8

First       39 1/8  24 9/16


                       1999

Quarter       High       Low

Fourth      42 1/8  33 15/16

Third       41 1/4   34 5/16

Second     45 5/16   35 1/16

First           41        33