Form 10-K405, Exhibit 13
period 2001-12-31
CNA FINANCIAL CORP
filed 2002-03-08
CIK 21175

                                                                    EXHIBIT 13.1







CNA FINANCIAL
CORPORATION

ANNUAL REPORT

DECEMBER 31, 2001

CNA - WHO WE ARE

CNA Financial Corporation is a holding company for property-casualty and life insurance companies and other related businesses. The CNA insurance group of companies is one of the largest writers of commercial property-casualty insurance in the United States - using underwriting to help businesses manage their risks.

CNA is the country's fourth largest commercial insurance writer, the ninth largest property-casualty company and the 40th largest life insurance company.

CNA's insurance products include standard commercial lines, specialty lines, surety, reinsurance, marine and other property and casualty coverages; life and accident insurance; group long term care, disability and life insurance; and pension products. CNA services include risk management, information services, underwriting, loss control and claims administration. Its products and services are marketed through agents, brokers and managing general agents.

"CNA" is a registered service mark, trade name and domain name of CNA Financial Corporation authorized for use by its subsidiaries.

CNA's major subsidiaries include The Continental Insurance Company, incorporated in 1853, Continental Casualty Company incorporated in 1897, and Continental Assurance Company, incorporated in 1911. The Company operates in all 50 states, as well as major international markets around the world.

CNA's financial strength is reflected in revenues of $13.2 billion in 2001, assets of $66.0 billion and stockholders' equity of $8.4 billion at year-end 2001. CNA Financial Corporation stock is traded primarily on the New York Stock Exchange, and is approximately 89 percent owned by Loews Corporation.

TABLE OF CONTENTS

                                                                                                     PAGE NO.
FINANCIAL HIGHLIGHTS
     AS OF AND FOR THE FIVE YEARS ENDED DECEMBER 31, 2001........................................       1

LETTER TO SHAREHOLDERS...........................................................................       2

MANAGEMENT'S DISCUSSION AND ANALYSIS.............................................................       6

CONSOLIDATED FINANCIAL STATEMENTS:

   CONSOLIDATED BALANCE SHEETS
     DECEMBER 31, 2001 AND 2000..................................................................      57

   CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE YEARS ENDED DECEMBER 31, 2001.................................................      59

   CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE THREE YEARS ENDED DECEMBER 31, 2001.................................................      60

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     AS OF AND FOR THE THREE YEARS ENDED DECEMBER 31, 2001.......................................      62

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS...................................................      63

FINANCIAL HIGHLIGHTS


SELECTED FINANCIAL DATA

As of and for the Years Ended
December 31                              2001            2000             1999            1998           1997
                                    --------------  --------------    -------------   -------------  -------------
(In millions, except per share data
  and ratios)
RESULTS OF OPERATIONS

Revenues                               $ 13,203        $ 15,527         $ 16,381         $ 17,162       $  17,199
                                    ==============  ==============    =============   =============  =============

(Loss) income before cumulative
  effects of changes in accounting
  principles                           $ (1,583)       $  1,214         $     47         $    282       $     966
Cumulative effects of changes in
  accounting principles, net of tax         (61)              -             (177)               -               -
                                    --------------  --------------    -------------   -------------  -------------

  NET (LOSS) INCOME                    $ (1,644)       $  1,214         $   (130)        $    282       $     966
                                    ==============  ==============    =============   =============  =============

(LOSS) EARNINGS PER SHARE
(Loss) income before cumulative
  effects of changes in accounting
  principles                           $  (8.16)       $   6.61         $   0.19         $   1.49       $    5.17
Cumulative effects of changes in
  accounting principles, net of tax       (0.32)              -            (0.96)               -               -
                                    --------------  --------------    -------------   -------------  -------------

  NET (LOSS) INCOME                    $  (8.48)       $   6.61         $  (0.77)        $   1.49       $    5.17
                                    ==============  ==============    =============   =============  =============

FINANCIAL CONDITION

Invested assets                        $ 35,826        $ 36,059         $ 36,935         $ 38,828       $  38,644
Total assets                             65,968          63,032           62,605           64,102          64,116
Insurance reserves                       43,623          39,054           39,271           40,509          39,829
Debt                                      2,567           2,729            2,881            3,160           2,897
Stockholders' equity                      8,367           9,647            8,938            9,157           8,309

Book value per share                   $  37.42        $  52.64         $  47.66         $  47.89       $   44.01
Return on average stockholders'
  equity                                  -18.3%           13.1%            -1.4%             3.2%           12.6%

STATUTORY SURPLUS

Property-casualty companies*           $  6,225        $  8,373         $  8,679         $  7,593        $  7,123
Life insurance companies                  1,752           1,274            1,222            1,109           1,224

OTHER FINANCIAL DATA

Net operating (loss) income            $ (2,401)       $    544         $    (69)        $    (47)      $     517
Realized investment gains, net of
  tax and minority interest                 818             670              116              329             449
Cumulative effects of changes in
  accounting principles, net of tax         (61)              -             (177)               -               -
                                    --------------  --------------    -------------   -------------  -------------

NET (LOSS) INCOME                      $ (1,644)       $  1,214         $   (130)        $    282       $     966
                                    ==============  ==============    =============   =============  =============

* Surplus includes the property-casualty companies' equity ownership of the life insurance subsidiaries.

LETTER TO SHAREHOLDERS

Dear Shareholder:

CNA was tested in 2001.

For the last three years we have focused our efforts on underwriting excellence -- developing superior ability to identify, analyze and react to our customers' changing risks.

Our difficult financial results arose mainly from increased estimates of prior years' claims and underscore the fact that insurance is an intrinsically volatile business. But we also believe there is great opportunity for companies with a clear commitment to underwriting excellence.

While hard hit in 2001, we continued to reinforce our underwriting discipline, cull unprofitable accounts, exit non-strategic businesses and invest in talent and resources to support great underwriting. These efforts are increasingly evident in the underlying performance of our businesses.

Despite unfavorable results and thanks to shareholder support, the efforts of our employees and the loyalty of our distribution partners, we continued to move ahead on a multi-year effort to improve operating performance and build shareholder value. In 2002, CNA is well positioned to rebound.

MAJOR EVENTS

2001 will be remembered as an incredibly difficult year for the insurance industry and for CNA. A new wave of asbestos claims, escalating losses on prior-year business and the need for streamlined operating platforms all required tough decisions. Then came the catastrophic event of September 11.

RESERVE STRENGTHENING In the second quarter, new data and analysis showed that claims on CNA policies written in prior years were coming in higher than expected.

- Asbestos The inflow of asbestos claims has not abated, even after the bankruptcies of the major asbestos manufacturers. This changed our expectations about future claims costs, which were the chief driver of a reserve increase that resulted in an after-tax charge of approximately $800 million.

- Reinsurance Data on emerging claims indicate that treaties written in earlier years were much less profitable than expected. We used this information to assess and streamline the entire reinsurance operation stopped writing new business from London. We consolidated the business onto our U.S. operating platform and stopped writing new business from London. For the full year, increased reserves, plus the anticipated costs of selling CNA Re U.K., resulted in an after-tax charge of $669 million.

- Other Lines Actuarial studies of medical malpractice, general liability and other lines also indicated unfavorable claim trends on prior-year business. Increased reserves resulted in an after-tax charge of $954 million.

Reflecting these actions, CNA raised an additional $1 billion of capital through a common stock rights offering to existing shareholders, which partially offset the impact of the reserve increases.

In addition, the reserve actions led the rating agencies to review our financial strength ratings. A.M. Best affirmed the A ratings of CNA's primary property-casualty and life pools. Standard & Poor's, Moody's and Fitch lowered the rating of our primary property-casualty pool by

LETTER TO SHAREHOLDERS

one notch but these ratings are still within the A rating categories. On a brighter note, these agencies changed the outlook on our ratings to stable from negative, following their review of all the material events of 2001.

WORLD TRADE CENTER Industry losses from the September 11 event are estimated to be in the range of $50 billion. As a major commercial insurer, CNA incurred claims in all our businesses. However, reinsurance protection from highly rated reinsurers held CNA's after-tax loss to $304 million.

RESTRUCTURING In the fourth quarter, CNA announced a company wide restructuring plan designed to simplify the organization and improve underwriting and claims-handling. Approximately 1,850 positions - 10 percent of the workforce were eliminated, and nearly 170 offices are being consolidated into approximately 70. While significant future expense savings are expected, these changes impacted everyone at CNA personally. This company wide initiative, plus second quarter changes in our information technology organization, resulted in after-tax restructuring and related charges of $165 million.

Having weathered the storm in 2001, CNA is able to move forward in one of the most favorable markets in many years. We are also carried forward by steady improvement in the underlying performance of our businesses.

UNDERLYING PERFORMANCE

Beneath the surface of our reported results, the impact of our multi-year turnaround effort is becoming increasingly evident in our business fundamentals.

- PROPERTY & CASUALTY OPERATIONS Rate increases have accelerated, re-underwriting actions have culled the book of unprofitable accounts, and new business is returning to healthy levels at the right price. While the accident year loss ratio is not yet where it needs to be, this key ratio improved 10 points to 76% in 2001 in our Standard Lines business, excluding the major issues previously discussed.

- LIFE & GROUP OPERATIONS Group Operations had its best sales year ever for continuing businesses. Excluding the impact of the major events, Life & Group contributed operating earnings of $191 million in 2001.

- CNA RE Results in this business also show important improvement aside from the major events. The 2001 accident year loss ratio was 64%, down dramatically from the prior year. Focusing on the U.S. operating platform has improved underwriting control and service at reduced cost.

In addition to business-specific progress, one of CNA's most important competitive advantages is the broad range of our products, services and expertise. Following the company wide organizational changes in the fourth quarter, we are now structured to present "a single CNA face" to our customers and business partners. This change provides much easier access to all our capabilities in both the Property & Casualty and Life & Group Operations.

LETTER TO SHAREHOLDERS

2002 OUTLOOK

CNA has seldom been as well positioned from the standpoint of talent, financial strength and favorable market conditions. Our restructuring and turnaround activities are largely behind us. To deliver in 2002, CNA is focused on three operational commitments.

1. Property & Casualty Operations and CNA Re are committed to building profitable, properly balanced risk portfolios. It is critical for our portfolios to grow in both size and profitability in order to withstand the next inevitable downturn in market conditions.

2. Life & Group Operations are in the early implementation stages of a strategy to focus on product areas with the greatest potential for long-term growth. Our commitment here is to implement strategically while continuing to produce strong operating earnings.

3. Finally, we intend to capitalize on CNA's broad base of products to grow the business, especially with existing customers and distribution partners. This source of growth is the most enduring, because it strengthens our relationships with customers, agents and brokers.

In charting this course, we are mindful of the changing landscape of risk. The underlying improvement in our property - casualty businesses has been accomplished in a favorable market environment. Just how long the window stays open, however, depends on a series of factors.

-    Reinsurance costs   With these costs increasing dramatically, primary
     insurers, including CNA, are retaining more risk than last year.

-    Enron   In the post-Enron environment, our insureds have increased vulnerability to claims related to accounting and financial reporting.

-    Investment returns   Reduced yields put more pressure on underwriting
     results to maintain and improve returns.

-    Terrorism   The need for federal backstop legislation for terrorism
     coverage is a major unresolved issue at this time. CNA continues to work with the insurance industry and Congress to secure a meaningful solution. Meanwhile, we are carefully monitoring our exposure, while insureds often go unprotected.

These factors suggest that the strong pricing environment will need to continue beyond 2002 for the industry to regain strength and stability. They also underscore the need for vigilance for undue concentrations of risk. Finally, the complex risks facing our customers suggest that CNA has abundant opportunities for profitable growth as we remain focused on disciplined underwriting.

MANAGEMENT CHANGES

During early 2001, we were fortunate to attract Bob Patin to lead our Life & Group Operations after a distinguished career in the business. In turn, Bob has augmented a strong talent base, so that today we have an energetic team focused on building the business.

LETTER TO SHAREHOLDERS

We were equally fortunate to attract Steve Lilienthal to lead Property & Casualty Operations in July 2001. Steve has a superb track record of leading and accelerating change at several insurance organizations. Steve has also augmented the talent base. In very short order, his team restructured the organization to position us well for 2002.

Earlier this year, Debra McClenahan was promoted to lead CNA Re after nine years of service to CNA Re, most recently as Chief Operating Officer.

In summary, CNA was tested as never before in 2001. But we held firm to a direction that we believe will provide ample rewards for our shareholders, distribution partners and employees.

I deeply appreciate everyone who rallied behind CNA in 2001. The pieces are now in place for CNA to build shareholder value. In 2002, it's time for us to deliver.


Sincerely,

Bernard L. Hengesbaugh
Chairman and Chief Executive Officer
CNA insurance companies
March 8, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED OPERATIONS

The following discussion highlights significant factors influencing the consolidated operations and financial condition of CNA Financial Corporation
(CNAF) and its controlled subsidiaries (collectively CNA or the Company). CNA is one of the largest insurance organizations in the United States and based on 2000 net written premiums, is the ninth largest property-casualty company and the 40th largest life insurance company.

Loews Corporation (Loews) owned approximately 89% of the outstanding common stock of CNAF as of December 31, 2001. The following discussion should be read in conjunction with the Consolidated Financial Statements and related Notes found on pages 57 to 120, and the five-year summary of selected financial data appearing on page 1.

CNA underwent significant management changes, strategic realignment and restructuring in the second half of 2001. These management changes, as well as the strategic realignment and restructuring, have changed the way CNA manages its operations and makes business decisions and, therefore, necessitated a change in the Company's reportable segments.

The changes made to the Company's reportable segments were as follows: 1) Commercial Insurance and CNA Excess & Select (formerly included in Agency Market Operations) and Risk Management Operations were combined into Standard Lines; 2) CNA Pro, CNA HealthPro and CNA Guaranty and Credit (formerly included in Specialty Operations) and Global Operations were combined into Specialty Lines;
3) losses and expenses related to the centralized adjusting and settlement of environmental pollution and other mass tort and asbestos (APMT) claims previously included in Commercial Insurance, CNA Excess & Select, Risk Management and Global Operations are now included in the Corporate and Other segment; and 4) Personal Insurance, CNA Unisource, agriculture insurance, entertainment insurance and other financial lines were moved from the various property-casualty segments to the Corporate and Other segment. CNA Re, Group Operations and Life Operations are unchanged from the prior segment presentation.

Segment disclosures of prior periods have been modified to conform to the current year presentation.

CNA now conducts its operations through five operating segments: Standard Lines, Specialty Lines and CNA Re (which comprise the property-casualty segments), Group Operations and Life Operations. In addition to these five operating segments, certain other activities are reported in the Corporate and Other segment. These segments reflect the way CNA manages its operations and makes business decisions.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the period. Actual results may differ from those estimates.

The following discussion of operating results focuses on "net operating income
(loss)" or "net operating results." Net operating income is calculated by deducting net realized investment gains or losses (investment gains or losses after deduction of related income taxes and minority interests) and any cumulative effect of a change in accounting principle, net of tax and minority interest, from net results. Net operating income, as defined above, is used in management's discussion of the results of operations because net realized investment gains or losses related to the Company's available-for-sale investment portfolio are largely discretionary, are generally driven by economic factors that are not necessarily consistent with key drivers of underwriting performance and, therefore, are not an indication of trends in operations.

OPERATING RESULTS

The following table summarizes key components of operating results for the years ended December 31, 2001, 2000 and 1999.

CONSOLIDATED OPERATIONS

Years ended December 31                                                     2001           2000           1999
                                                                        -------------  -------------  ------------
(In millions, except per share data)
Operating revenues:
  Net earned premiums                                                   $     9,365    $    11,474    $   13,282
  Net investment income                                                       1,897          2,286         2,194
  Other revenues                                                                676            739           705
                                                                        -------------  -------------  ------------

Total operating revenues                                                     11,938         14,499        16,181

Claims, benefits and expenses                                                15,257         13,717        16,309
Restructuring and other related charges                                         251              -            83
                                                                        -------------  -------------  ------------

Operating (loss) income before tax and minority interest                     (3,570)           782          (211)

Income tax benefit (expense)                                                  1,190           (210)          172
Minority interest                                                               (21)           (28)          (30)
                                                                        -------------  -------------  ------------

Net operating (loss) income                                                  (2,401)           544           (69)

Net realized investment gains, net of tax and minority
  interest                                                                      818            670           116
Cumulative effects of changes in accounting principles,
  net of tax                                                                    (61)             -          (177)
                                                                        -------------  -------------  ------------

NET (LOSS) INCOME                                                       $    (1,644)   $     1,214    $     (130)
                                                                        =============  =============  ============

Basic and diluted (loss) earnings per share:

  Net operating (loss) income                                           $    (12.38)   $      2.96    $    (0.44)
  Net realized investment gains, net of tax and minority
    interest                                                                   4.22           3.65          0.63
  Cumulative effects of changes in accounting
    principles, net of tax                                                    (0.32)             -         (0.96)
                                                                        -------------  -------------  ------------
BASIC AND DILUTED (LOSS) EARNINGS PER SHARE AVAILABLE TO
  COMMON STOCKHOLDERS                                                   $     (8.48)   $      6.61    $    (0.77)
                                                                        =============  =============  ============

WEIGHTED AVERAGE OUTSTANDING COMMON STOCK AND COMMON
  STOCK EQUIVALENTS                                                           194.0          183.6         184.2
                                                                        ============    ============   ===========

The following table summarizes net operating (loss) income by segment for the years ended December 31, 2001, 2000 and 1999.

NET OPERATING (LOSS) INCOME BY SEGMENT

Years ended December 31                                                 2001                  2000                1999
                                                                  ------------------     ---------------    ------------------
(In millions)
Standard Lines                                                       $         (452)        $       202         $          36
Specialty Lines                                                                (328)                199                   101
CNA Re                                                                         (666)                 74                    (7)
Group Operations                                                                 13                  50                    (1)
Life Operations                                                                  66                 181                   148
Corporate and Other                                                          (1,034)               (162)                 (346)
                                                                  ------------------     ---------------    ------------------

NET OPERATING (LOSS) INCOME                                          $       (2,401)        $       544         $         (69)
                                                                  ==================     ===============    ==================


2001 COMPARED WITH 2000

Net earned premiums decreased $2,109 million in 2001 as compared with 2000 primarily as a result of increased ceded premiums related to corporate aggregate reinsurance treaties and a change in estimate for retrospective premium accruals recorded during 2001. Net earned premiums declined in CNA Re primarily as a result of the proposed sale of CNA Re's United Kingdom subsidiaries. In addition, net earned premiums declined in Group Operations, related primarily to the sale of Life Reinsurance, CNA's individual life reinsurance business, which was sold via an indemnity reinsurance agreement on December 31, 2000. See Note P to the Consolidated Financial Statements for a discussion of these transactions.

The net loss in 2001 was $1,644 million, or a loss of $8.48 per share, as compared with net income for 2000 of $1,214 million, or $6.61 per share. Included in the net loss for 2001 was a charge of $61 million, net of tax, for the cumulative effect of a change in accounting principle for derivative financial instruments. Net realized investment gains increased $148 million in 2001 as compared with 2000 attributable primarily to sales of fixed maturity securities.

The net operating loss was $2,401 million, or a loss of $12.38 per share, in 2001 as compared with net operating income of $544 million, or $2.96 per share, in 2000. The decline in net operating results was due principally to prior year reserve strengthening of $2.1 billion after-tax recorded in the second quarter of 2001 related to a change in estimate of prior year net loss reserves and retrospective premium accruals; estimated losses related to the September 11, 2001 World Trade Center disaster and related events (WTC event) of $304 million after-tax, net of the related corporate aggregate reinsurance treaties benefit, recorded in the third quarter of 2001; and restructuring and other related charges of $165 million after-tax. The 2001 net operating loss also includes a $160 million after-tax charge primarily to strengthen prior underwriting year loss reserves of the London-based reinsurance operation, CNA Reinsurance Company Limited (CNA Re U.K.) and a $69 million after-tax charge for reserve strengthening primarily for the current accident year in the London-based primary commercial and marine operations, both recorded in the fourth quarter of 2001. Net operating income also decreased $52 million after-tax from losses related to the recent bankruptcy filing by certain Enron entities and $159 million after-tax due to a decline in limited partnership income. These declines were partially offset by lower prior year adverse loss reserve development (excluding the second quarter 2001 reserve strengthening) and a $61 million after-tax benefit related to corporate aggregate reinsurance treaties for core operations.

The 2001 net operating loss includes the following, which are described in more detail on the following pages.

- The Company recorded an after-tax charge of $2.1 billion ($3.2 billion pretax) in the second quarter of 2001, related to a change in estimate of prior year net loss reserves and retrospective premium accruals. This amount includes the impact of net reserve strengthening, the related increase in the accrual for insurance-related assessments and the ceded premiums and interest charges related to the corporate aggregate reinsurance treaty that attached due to the reserve strengthening. Further details related to the reserve strengthening are discussed below as well as in the individual segment discussions of operations.

- In the third quarter of 2001, the Company recorded the estimated impact of the WTC event, which resulted in $1,648 million of pretax gross losses, and $468 million pretax net of reinsurance, net of the related corporate aggregate reinsurance treaties benefit. The after-tax estimated impact was $304 million, net of the related corporate aggregate reinsurance treaties benefit. Further details of the WTC event are provided below as well as in the individual segment discussions of operations.

- In 2001, the Company recorded ceded premiums, ceded losses and interest charges related to corporate aggregate reinsurance treaties in place for the 1999 through 2001 accident years. The discussion in the Corporate Aggregate Reinsurance Treaties section below includes all premiums, losses and interest charges related to these treaties. However, in all other sections of the Management's Discussion and Analysis the applicable amounts ceded to these treaties as a result of the second quarter 2001 reserve strengthening and the WTC event are included in the quantification of those significant items. The ceded premiums, ceded losses and interest charges related to the aggregate reinsurance treaties not related to those significant events is described as "Core."

- During 2001, the Company recorded after-tax restructuring and other related charges of $165 million related to workforce reductions and asset write-offs resulting from changes in the Company's organization, which are discussed in more detail below.

Based upon the significance of the second quarter 2001 reserve strengthening, the WTC event, corporate aggregate reinsurance treaties and restructuring and other related charges, the underwriting impact of these items is discussed in the aggregate in the following sections. When the Company discusses its underwriting results and ratios for its property-casualty segments, the discussion will compare underwriting results and ratios excluding the effect of these significant items. The following table provides the details by segment of underwriting results as reported and adjusted.

UNDERWRITING RESULTS BY SEGMENT

                                                                                                      PROPERTY-
                                                                STANDARD    SPECIALTY                 CASUALTY
Year ended December 31, 2001                                     LINES        LINES       CNA RE      SEGMENTS
                                                              ------------ ------------ ------------ -----------
(In millions)
Underwriting loss, as reported                                 $(1,257)     $  (748)     $(1,117)     $(3,122)
Underwriting impact of second quarter 2001 reserve
  strengthening net of the benefit of the corporate
  aggregate reinsurance treaty                                     911          410          587        1,908
Underwriting impact of the WTC event net of the benefit of
  the related corporate aggregate reinsurance treaties              68           18          263          349
Underwriting benefit from Core corporate aggregate
  reinsurance treaties                                            (101)         (28)          (3)        (132)
Restructuring and other related
  charges                                                           36            9            6           51
                                                               -------      -------      -------      -------

ADJUSTED UNDERWRITING LOSS*                                    $  (343)     $  (339)     $  (264)     $  (946)
                                                               =======      =======      =======      =======

* The adjusted underwriting loss excludes the impact of the second quarter 2001 reserve strengthening, the WTC event, corporate aggregate reinsurance treaties and restructuring and other related charges.

2000 COMPARED WITH 1999

Net earned premiums decreased $1,808 million in 2000 as compared with 1999. This decrease was attributable to $1,354 million related to the CNA Personal Insurance (Personal Insurance) transaction (see Note P to the Consolidated Financial Statements for a discussion of the Personal Insurance transaction), as well as continued efforts to re-underwrite business and obtain adequate rates for exposures underwritten.

Net income in 2000 was $1,214 million, or $6.61 per share, as compared with a net loss for 1999 of $130 million, or $0.77 per share. Net realized investment gains increased $554 million in 2000 attributable primarily to sales of equity securities. Included in the net loss for 1999 was a charge of $177 million, net of tax, or $0.96 per share, for the cumulative effect of a change in accounting principle for insurance-related assessments.

Net operating income was $544 million, or $2.96 per share, in 2000 as compared with a net operating loss of $69 million, or $0.44 per share, in 1999. Net operating income increased $613 million in 2000, primarily as a result of the improvement of $345 million for the property-casualty segments, $51 million for Group Operations, $33 million for Life Operations and $184 million for Corporate and Other. The improvement in the property-casualty segments net operating income was attributable principally to improved underwriting results of $309 million after-tax and increased net investment income including an $87 million increase in limited partnership income, partially offset by increased expenses. The improvement in 2000 results was due primarily to significant rate increases across the entire book of business, favorable catastrophe experience, reduced prior year reserve strengthening and the absence of $54 million after-tax restructuring and related charges incurred in 1999. After-tax catastrophe losses for 2000 improved by $189 million, including $62 million related to Personal Insurance (see Note P to the Consolidated Financial Statements for a discussion of the Personal Insurance transaction). In addition, net operating income in both 2000 and 1999 benefited from a change in estimate for certain insurance-related assessments resulting from regulatory changes in the basis on which certain of these assessments are calculated. The after-tax impact of these changes was $60 million in 2000 and $51 million in 1999.

SECOND QUARTER 2001 PRIOR YEAR RESERVE STRENGTHENING

During the second quarter of 2001, the Company noted the continued emergence of adverse loss experience across several lines of business related to prior years that are discussed in further detail below. The Company completed a number of reserve studies during the second quarter of 2001 for many of its lines of business, including those in which these adverse trends were noted. With respect to APMT reserves, the Company reviewed internal claims data as well as studies generated by external parties, including a significant industry analysis of asbestos and environmental pollution exposures by an international rating agency. As a result of these various reviews, management concluded that ultimate losses, including losses for APMT claims, would be higher in the range of possible outcomes than previously estimated. The Company recorded $2.6 billion pretax ($1.7 billion after-tax), net of the related corporate aggregate reinsurance treaty benefit, to strengthen reserves associated with a change in estimate of prior year net loss reserves, including $1.2 billion pretax ($0.8 billion after-tax) related to APMT.

The second quarter 2001 reserve strengthening and related items comprising the amounts noted above are detailed by segment in the following table.

SECOND QUARTER 2001 RESERVE STRENGTHENING

                                                  STANDARD     SPECIALTY                CORPORATE
Year ended December 31, 2001                       LINES         LINES       CNA RE     AND OTHER      TOTAL
                                                 ----------   -----------  ----------  -----------   ---------
(In millions)
Net reserve strengthening excluding the impact
of the corporate aggregate reinsurance treaty:
  APMT                                             $    --      $    --     $    57      $ 1,140      $ 1,197
  Non-APMT                                             523          407         574           90        1,594
                                                   -------      -------     -------      -------      -------

Total                                                  523          407         631        1,230        2,791
Pretax benefit from corporate aggregate
  reinsurance treaty on accident year 1999            (197)          --         (26)          --         (223)*
Accrual for insurance-related assessments               48           --          --           --           48
                                                   -------      -------     -------      -------      -------

Net reserve strengthening and related accruals         374          407         605        1,230        2,616
                                                   -------      -------     -------      -------      -------

Change in estimate of premium accruals                 629            3         (13)          (3)         616
Reduction of related commission accruals               (50)          --          --           --          (50)
                                                   -------      -------     -------      -------      -------

Net premium and related accrual reductions             579            3         (13)          (3)         566
                                                   -------      -------     -------      -------      -------

TOTAL PRETAX SECOND QUARTER 2001 RESERVE
  STRENGTHENING AND OTHER RELATED ACCRUALS         $   953      $   410     $   592      $ 1,227      $ 3,182
                                                   =======      =======     =======      =======      =======

TOTAL AFTER-TAX SECOND QUARTER 2001 RESERVE
  STRENGTHENING AND OTHER RELATED ACCRUALS         $   619      $   277     $   384      $   799      $ 2,079
                                                   =======      =======     =======      =======      =======

* $500 million of ceded losses reduced by $230 million of ceded premiums and $47 million of interest charges.

The non-APMT adverse loss development was the result of recent analyses of several lines of business. This development related principally to commercial insurance coverages including automobile liability and multiple-peril, as well as assumed reinsurance and healthcare-related coverages. A brief summary of these lines of business and the associated reserve development is discussed below and in more detail in the discussion of the Company's segments.

Approximately $600 million of the adverse loss development, excluding the impact of the corporate aggregate reinsurance treaty, is a result of analyses of several coverages provided to commercial entities written by various segments of CNA. These analyses showed unexpected increases in the size of claims for several lines, including commercial automobile liability, general liability and the liability portion of commercial multiple-peril. In addition, the number of commercial automobile liability claims was higher than expected. Finally, several state-specific factors resulted in higher than anticipated losses, including developments associated with commercial automobile liability coverage in Ohio and general liability coverage provided to contractors in New York.

An analysis of CNA Re's assumed reinsurance business showed that the paid and reported losses for recent accident years were higher than expectations and resulted in an increase of net reserves of approximately $560 million, excluding the impact of the corporate aggregate reinsurance treaty. The estimated ultimate loss ratios for these recent accident years have been revised to reflect the paid and reported losses.

Approximately $320 million of adverse loss development, excluding the impact of the corporate aggregate reinsurance treaty, occurred in Specialty Lines and was caused by coverages provided to healthcare-related entities. The level of paid and reported losses associated with coverages provided to national long-term care facilities was higher than expected. In addition, the average size of claims resulting from coverages provided to physicians and institutions providing healthcare-related services increased more than expected.

Concurrent with the Company's review of loss reserves, the Company completed comprehensive studies of estimated premium receivable accruals on retrospectively rated insurance policies and involuntary market facilities. As a result, the Company recorded a $0.6 billion pretax ($0.4 billion after-tax) charge related to retrospective premium and other premium accruals (premium accruals). The studies included the review of all such retrospectively rated insurance policies and the current estimate of ultimate losses.

As a result of this review and changes in premiums associated with the change in estimates for loss reserves, the Company recorded a pretax reduction in premium accruals of $566 million. The effect on net earned premiums was $616 million offset by a reduction of accrued commissions of $50 million. Approximately $188 million of this amount resulted from a change in estimate in premiums related to involuntary market facilities, which had an offsetting impact on net losses and therefore had no impact on the net operating results for the year. Accruals for ceded premiums related to other reinsurance treaties increased $83 million due to the reserve strengthening. The remainder of the decrease in premium accruals relates to the change in estimate of the amount of retrospective premium receivables as discussed above.

WORLD TRADE CENTER EVENT

During the third quarter of 2001, the Company experienced a severe catastrophe loss estimated at $468 million pretax, net of reinsurance, related to the WTC event. The loss estimate is based on a total industry loss of $50 billion and includes all lines of insurance. The current estimate takes into account CNA's substantial reinsurance agreements, including its catastrophe reinsurance program and corporate reinsurance programs. These loss estimates are subject to considerable uncertainty. Subsequent developments on claims arising out of the WTC event, as well as the collectibility of reinsurance recoverables, could result in an increase in the total estimated net loss, which could be material to the Company's results of operations.

The following table provides management's estimate of losses related to the WTC event on a gross basis (before reinsurance) and a net basis (after reinsurance) for the Company's operating segments.

WORLD TRADE CENTER EVENT

                                                                                 PRETAX
                                                                                CORPORATE
                                                                                AGGREGATE          TOTAL             TOTAL
                                                                PRETAX         REINSURANCE         PRETAX          AFTER-TAX
Year ended December 31, 2001               GROSS LOSSES       NET IMPACT*        BENEFIT           IMPACT            IMPACT
(In millions)                            ----------------   ---------------   -------------     ------------     -------------
Standard Lines                              $      375        $     185         $     108         $     77         $      50
Specialty Lines                                    214               30                12               18                12
CNA Re                                             662              410               139              271               176
Group Operations                                   322               80                 -               80                52
Life Operations                                     75               22                 -               22                14
                                         ----------------   ---------------   -------------     ------------     -------------

TOTAL                                       $    1,648        $     727         $     259        $     468         $     304
                                         ================   ===============   =============     ============     =============


* Pretax impact of the WTC event before the corporate aggregate reinsurance treaties. The net impact includes $85 million of reinstatement and other additional premiums.

CORPORATE AGGREGATE REINSURANCE TREATIES

In 1999, the Company entered into an aggregate reinsurance treaty related to the 1999 through 2001 accident years covering substantially all of the Company's property-casualty lines of business (the Aggregate Cover). The Company has two sections of coverage under the terms of the Aggregate Cover. These coverages attach at defined loss and allocated loss adjustment expense (collectively, losses) ratios for each accident year. Coverage under the first section of the Aggregate Cover, which is available for all accident years covered by the contract, has annual limits of $500 million of ceded losses with an aggregate limit of $1 billion of ceded losses for the three year period. The ceded premiums are a percentage of ceded losses and for each $500 million of limit the ceded premium is $230 million. The second section of the Aggregate Cover, which is only available for accident year 2001, provides additional coverage of up to $510 million of ceded losses for a maximum ceded premium of $310 million. Under the Aggregate Cover, interest charges on the funds withheld accrue at 8% per annum. If the aggregate loss ratio for the three-year period exceeds certain thresholds, additional premiums may be payable and the rate at which interest charges are accrued would increase to 8.25% per annum.

The coverage under the second section of the Aggregate Cover was triggered for the 2001 accident year. As a result of losses related to the WTC event, the limit under this section was exhausted. Additionally, as a result of the significant reserve additions recorded during 2001, the $500 million limit on the 1999 accident year under the first section was also fully utilized. No losses have been ceded to the remaining $500 million of limit on accident years 2000 and 2001 under the first section.

In 2001, the Company entered into a one-year aggregate reinsurance treaty related to the 2001 accident year covering substantially all property-casualty lines of business in the Continental Casualty Company pool (the CCC Cover). The loss protection provided by the CCC Cover has an aggregate limit of approximately $760 million of ceded losses. The CCC Cover provides continuous coverage in excess of the second section of the Aggregate Cover discussed above. Under the CCC Cover, interest charges on the funds withheld generally accrue at 8% per annum. The interest rate increases to 10% per annum if the aggregate loss ratio exceeds certain thresholds.

The impact of the Aggregate and CCC Cover on pretax operating results was as follows:

IMPACT OF AGGREGATE AND CCC COVER ON PRETAX OPERATING RESULTS

                                                                          AGGREGATE
Year ended December 31, 2001                                                COVER        CCC COVER        TOTAL
                                                                        -------------- --------------- -------------
(In millions)
Ceded earned premiums                                                       $   (543)      $    (260)     $   (803)
Ceded  losses                                                                  1,010             470         1,480
Interest charges                                                                 (81)            (20)         (101)
                                                                        -------------- --------------- -------------

PRETAX BENEFIT ON OPERATING RESULTS                                         $    386       $     190      $    576
                                                                        ============== =============== =============

The pretax benefit from the Aggregate Cover and CCC Cover by operating segment on estimated losses related to the second quarter 2001 reserve strengthening, the WTC event and Core operations for 2001 was as follows:

IMPACT OF AGGREGATE AND CCC COVER ON PRETAX OPERATING RESULTS

                                                             SECOND
                                                           QUARTER 2001
                                                             RESERVE                          CORE
Year ended December 31, 2001                              STRENGTHENING         WTC        OPERATIONS      TOTAL
                                                         ---------------  --------------  ------------  ------------
(In millions)
Standard Lines                                              $       197     $     108       $     76     $    381
Specialty Lines                                                       -            12             21           33
CNA Re                                                               26           139             (3)         162
                                                         ---------------  --------------  ------------  ------------

PRETAX BENEFIT ON OPERATING RESULTS                         $       223     $     259       $     94     $    576
                                                         ===============  ==============  ============  ============

2001 RESTRUCTURING

In 2001, the Company finalized and approved two separate restructuring plans. The first plan, which related to the Company's Information Technology operations (the IT Plan), was approved in June of 2001. The second plan, which principally relates to restructuring the property-casualty segments and Life Operations, discontinuation of variable life and annuity business and consolidation of real estate locations (the 2001 Plan), was approved in December of 2001.

IT PLAN

The overall goal of the IT Plan was to improve technology for the underwriting function and throughout the Company and to eliminate inefficiencies in the deployment of IT resources. The changes facilitate a strong focus on enterprise-wide system initiatives. The IT Plan had two main components, which include the reorganization of IT resources into the Technology and Operations Group with a structure based on centralized, functional roles and the implementation of an integrated technology roadmap that includes common architecture and platform standards that directly support the Company's strategies.

As summarized in the following table, the Company incurred $62 million pretax, of restructuring and other related charges for the IT Plan. The Company does not expect to incur significant amounts of additional charges with respect to the IT Plan in any future period and, as a result, does not intend to separately classify such expenses as restructuring and other related charges when they occur.

IT PLAN PRETAX CHARGES BY SEGMENT

                                                           EMPLOYEE
                                                          TERMINATION     IMPAIRED
                                                          AND RELATED       ASSET          OTHER
                                                         BENEFIT COSTS     CHARGES         COSTS           TOTAL
                                                         -------------- -------------- --------------  ---------------
(In millions)
Standard Lines                                              $        5    $         1    $         -     $          6
Specialty Lines                                                      2              -              -                2
Life Operations                                                      -             17              -               17
Corporate and Other                                                 22             14              1               37
                                                         -------------- -------------- --------------  ---------------

TOTAL                                                      $        29    $        32    $         1     $         62
                                                         ============== ============== ==============  ===============

In connection with the IT Plan, after the write-off of impaired assets, the Company accrued $30 million of restructuring and other related charges (the IT Plan Initial Accrual). These charges primarily related to $29 million for workforce reductions of approximately 260 positions gross and 249 positions net and $1 million of other costs.

The following table summarizes the IT Plan Initial Accrual and the activity in that accrual during 2001. Approximately $8 million of the remaining accrual is expected to be paid out during 2002.

IT PLAN INITIAL ACCRUAL

                                                           EMPLOYEE
                                                          TERMINATION      IMPAIRED
                                                          AND RELATED        ASSET         OTHER
                                                         BENEFIT COSTS      CHARGES        COSTS           TOTAL
                                                         -------------- -------------- --------------  ---------------
(In millions)
Initial accrual                                            $        29             32    $         1     $         62
Costs that did not require cash                                      -            (32)             -              (32)
Payments charged against liability                                 (19)             -              -              (19)
                                                         -------------- -------------- --------------  ---------------

ACCRUED COSTS AT DECEMBER 31, 2001                         $        10              -    $         1     $         11
                                                         ============== ============== ==============  ===============

Through December 31, 2001, 249 employees were released due to the IT Plan, nearly all of whom were technology support staff.

The IT Plan is not expected to result in decreased operating expense in the foreseeable future. This is because savings from the workforce reduction will be used to fund new technology-related initiatives.

2001 PLAN

The overall goal of the 2001 Plan is to create a simplified and leaner organization for customers and business partners. The major components of the plan include a reduction in the number of strategic business units (SBUs) in the property-casualty operations, changes in the strategic focus of the Life Operations and consolidation of real estate locations. The reduction in the number of property-casualty SBUs resulted in consolidation of SBU functions, including underwriting, claims, marketing and finance. The strategic changes in Life Operations include a decision to discontinue the variable life and annuity business.

As summarized in the following table, the Company incurred $189 million pretax, of restructuring and other related charges for the 2001 Plan. The Company does not expect to incur significant amounts of additional charges with respect to the 2001 Plan in any future period and, as a result, does not intend to separately classify such expenses as restructuring and other related charges when they occur.

2001 PLAN PRETAX CHARGES BY SEGMENT

                                        EMPLOYEE
                                      TERMINATION         LEASE          IMPAIRED
                                      AND RELATED      TERMINATION         ASSET            OTHER
                                     BENEFIT COSTS        COSTS           CHARGES           COSTS             TOTAL
                                     --------------- ---------------- ---------------- ------------------ --------------
(In millions)
Standard Lines                         $       40      $         -      $         -      $         -        $       40
Specialty Lines                                 7                -                -                -                 7
CNA Re                                          2                4                -                -                 6
Group Operations                                1                -                -                -                 1
Life Operations                                 9                -                9               35                53
Corporate and Other                             9               52               21                -                82
                                     --------------- ---------------- ---------------- ------------------ --------------

TOTAL                                  $       68      $        56      $        30      $        35        $      189
                                     =============== ================ ================ ================== ==============


All lease termination costs and impaired asset charges, except lease termination costs incurred by operations in the United Kingdom and software write-offs incurred by Life Operations, were charged to the Corporate and Other segment because office closure and consolidation decisions were not within the control of the other segments affected. Lease termination costs incurred in the United Kingdom relate solely to the operations of CNA Re. All other charges were recorded in the segment benefiting from the services or existence of the employee or an asset.

The 2001 Plan charges incurred by Standard Lines were $40 million, related entirely to employee termination and related benefit costs for planned reductions in the workforce of 1,063 positions, gross and net, of which $27 million related to severance and outplacement costs and $13 million related to other salary costs. Through December 31, 2001, approximately 510 employees were released due to the 2001 Plan. Approximately 272 of these employees were administrative, technology or financial support staff; approximately 164 of these employees were underwriters, claim adjusters and related insurance services staff; and approximately 74 of these employees were in various other positions.

The 2001 Plan charges incurred by Specialty Lines were $7 million, related entirely to employee termination and related benefit costs for planned reductions in the workforce of 177 positions, gross and net, of which $5 million related to severance and outplacement costs and $2 million related to other salary costs. Through December 31, 2001, approximately 107 employees were released due to the 2001 Plan. Approximately 47 of these employees were administrative, technology or financial support staff; approximately 45 of these employees were underwriters, claim adjusters and related insurance services staff; and approximately 15 of these employees were in various other positions.

The 2001 Plan charges incurred by CNA Re were $6 million. Costs related to employee termination and related benefit costs for planned reductions in the workforce of 33 positions, gross and net, amounted to $2 million, all of which related to severance and outplacement costs. Through December 31, 2001, no employees in CNA Re were released due to the 2001 Plan. The remaining $4 million of charges incurred by CNA Re related to lease termination costs.

The 2001 Plan charges incurred by Group Operations were $1 million, related entirely to employee termination and related benefit costs for planned reductions in the workforce of 38 positions, gross and net. Through December 31, 2001, no employees in Group Operations were released due to the 2001 Plan.

The 2001 Plan charges incurred by Life Operations were $53 million. Costs related to employee termination and related benefit costs for planned reductions in the workforce of 356 positions, gross and net, amounted to $9 million, of which $8 million related to severance and outplacement costs and $1 million related to other salary costs. Through December 31, 2001, approximately seven employees were released due to the 2001 Plan, which were primarily administrative, technology and financial support staff positions. Life Operations incurred $9 million of impaired asset charges related to software. Other costs of $35 million in Life Operations relate to a write-off of deferred acquisition costs on in-force variable life and annuity contracts as the Company believes that the decision to discontinue these products will negatively impact the persistency of the business.

The 2001 Plan charges incurred by the Corporate and Other segment were $82 million. Costs related to employee termination and related benefits costs for planned reductions in the workforce of 194 positions, gross and net, amounted to $9 million, of which $6 million related to severance and outplacement costs and $3 million related to other salary costs. Through December 31, 2001, 129 employees were released due to the 2001 Plan. Approximately 114 of these employees were administrative, technology or financial support staff; and approximately 15 of these employees were in various other positions. The Corporate and Other segment also incurred $73 million of lease termination and asset impairment charges related to office closure and consolidation decisions not within the control of the other segments affected.

In connection with the 2001 Plan, the Company accrued $189 million of these restructuring and other related charges (the 2001 Plan Initial Accrual). These charges include employee termination and related benefit costs, lease termination costs, impaired asset charges and other costs.

The following table summarizes the 2001 Plan Initial Accrual and the activity in that accrual during 2001. Approximately $94 million of the remaining accrual is expected to be paid out during 2002.

2001 PLAN INITIAL ACCRUAL

                                        EMPLOYEE
                                       TERMINATION        LEASE          IMPAIRED
                                       AND RELATED     TERMINATION         ASSET             OTHER
                                      BENEFIT COSTS       COSTS           CHARGES            COSTS            TOTAL
                                     --------------- ---------------- ---------------- ------------------ --------------
(In millions)
Initial accrual                        $         68    $         56     $         30     $        35        $      189
Costs that did not require cash                   -               -                -             (35)              (35)
Payments charged against liability               (2)              -                -                                (2)
                                     --------------- ---------------- ---------------- ------------------ --------------

ACCRUED COSTS DECEMBER 31, 2001        $         66    $         56     $         30     $         -        $      152
                                     =============== ================ ================ ================== ==============


The majority of the positions impacted by the restructuring that were not released by December 31, 2001 are expected to be released in the first quarter of 2002. The real estate consolidation will occur throughout 2002; however, the full level of savings from the consolidation will not be realized until the fourth quarter. Management anticipates that the restructuring activities in 2001 will result in cost savings of approximately $100 million in 2002.

Additionally, at December 31, 2000, an accrual of $7 million for lease termination costs remained related to the August 1998 restructuring (1998 Plan). Approximately $6 million of these costs were paid in 2001, resulting in a remaining accrual of $1 million at December 31, 2001. No restructuring and other related charges related to the 1998 Plan were incurred during 2001 or 2000. Restructuring and other related charges for the 1998 Plan amounted to $83 million in 1999.

TERRORISM EXPOSURE

CNA and the insurance industry incurred substantial losses related to the tragic events of September 11, 2001. For the most part, the Company believes the industry was able to absorb the loss of capital from these losses, but the capacity to withstand the effect of any additional terrorism events was significantly diminished. The public debate following September 11 centered on the role, if any, the U.S. federal government should play in providing a "terrorism backstop" for the industry. Several legislative proposals were introduced, but as yet, Congress has not enacted any of the proposed solutions.

Without any federal backstop in place, CNA's businesses are exposed to losses arising from terrorism events. The Company is attempting to mitigate this exposure through its underwriting practices, policy terms and conditions, and use of reinsurance.

While the unexpired portion of the Company's current reinsurance program generally provides coverage for terrorism events, the Company expects that future property-casualty and certain group life and accident reinsurance renewals will either exclude coverage or be significantly limited with respect to terrorism events. The Company does not expect any terrorism exclusion to be included in future individual life reinsurance renewals.

The Company is generally including a terrorism exclusion or sub-limit in its primary and reinsurance assumed policy forms and contracts for large property risks in selected geographic areas. General liability and commercial auto policies for large commercial customers also generally exclude terrorism where permissible by law. The primary property and casualty policy forms applicable to new and renewal policies for small and middle market commercial customers will generally include a terrorism exclusion; however, these policy forms have not yet been approved in all states. The Company is generally prohibited from excluding terrorism exposure from its primary workers compensation, individual life and group life and health policies.

2002 REINSURANCE CONSIDERATIONS

In addition to the terrorism coverage issues discussed, the Company expects other significant changes related to the reinsurance environment in 2002. Due to the significant increase in reinsurance costs for several lines of insurance, the Company expects to purchase less reinsurance protection in 2002 than in 2001. The amount of reinsurance purchased has a direct impact on the level of gross and net exposure that the Company is willing to underwrite in certain lines. For example, the net retention on a substantial portion of Standard Lines' workers compensation exposure will generally increase from $500,000 per each loss occurrence in 2001 to $10 million per each loss occurrence in 2002. The Company expects to retain approximately $60 million more premium in 2002 as a result of this increase in retention in workers compensation exposure. Other property-casualty exposures expected to be significantly impacted by changes in the level, cost and availability of reinsurance purchased in 2002 include, but are not limited to, surety, workers compensation, catastrophe and professional liability. The Company has purchased less finite reinsurance in 2002 than in prior years.

The reduced level of reinsurance purchased in 2002 will likely increase the volatility of reported losses; however, the Company will also retain more premium than in prior years.

The Company is currently finalizing its aggregate reinsurance protection for 2002 for a substantial portion of its property-casualty business. The reinsurance protection will be handled on a funds withheld basis.

STANDARD LINES

BUSINESS OVERVIEW

Standard Lines builds on the Company's long and successful relationship with the independent agency distribution system and network of brokers to market a broad range of property-casualty insurance products and services to small, middle-market and large businesses. The Standard Lines' operating model focuses on underwriting performance, exposure based pricing, relationships with selective distribution sources and aligning resources closer to our customers. Also, Standard Lines, primarily through RSKCo(SM), provides total risk management services relating to claim services, loss control, cost management and information services to the commercial insurance marketplace.

Standard Lines includes Property and Casualty, Excess & Surplus and RSKCo(SM).

PROPERTY AND CASUALTY (P&C) provides standard property-casualty insurance products such as workers compensation, general and product liability, property and commercial auto coverages through traditional and innovative advanced financial risk products to a wide range of businesses. The majority of P&C customers are small and middle-market businesses, with less than $1 million in annual insurance premiums. Most insurance programs are provided on a guaranteed cost basis; however, P&C has the capability to offer specialized, loss-sensitive insurance programs to those risks viewed as higher risk and less predictable in exposure. The target market for these specialized programs are large accounts within the Fortune 1000 businesses.

P&C has begun streamlining its field structure from 169 branch locations to five regions consisting of 68 branch locations in 63 cities. Each branch provides the marketing, underwriting and risk control expertise on the entire portfolio of products. In addition, these branches provide streamlined claim services through the same regional structure. These branches offer efficient and quality service and focus on the total claims outcome through specialized claims handling and timely claims reporting. A centralized processing center for small and middle-market customers that is located in Maitland, Florida, handles policy processing and accounting, and also acts as a call center for all branches to optimize customer service. The branches and service centers are all located in the United States.

EXCESS & SURPLUS (E&S) provides specialized insurance and other financial products for selected commercial risks on both an individual customer or program basis. Risks insured by E&S are generally viewed as higher risk and less predictable in exposure than those covered by standard insurance markets. By combining superior underwriting and financial expertise with an in-depth understanding of each customer's unique and changing risks, E&S develops innovative business solutions that are valued by the customer and producer. E&S's products are distributed throughout the United States through specialist producers, program agents, and P&C's agents and brokers. E&S has specialized underwriting and claims resources in Chicago, New York City, Denver and Columbus.

RSKCO(SM) operates within the same regionalized organization as P&C and provides the following services:

Claim Services provides services that allow customers to select from a single source the desired level of service ranging from an integrated claims package to any component service.

Loss Control provides pre-loss prevention services that include industrial hygiene, laboratory, ergonomics, field consulting and training, property, environmental and transportation loss control. Commercial driver training is provided through Smith System Driver Improvement Institute, Inc., a wholly owned subsidiary.

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

The following table details operating results for Standard Lines.

OPERATING RESULTS

Years ended December 31                                                                2001              2000               1999
(In millions)                                                                        -------            -------            -------
NET WRITTEN PREMIUMS                                                                 $ 2,963            $ 3,869            $ 4,113
                                                                                     =======            =======            =======

Net earned premiums                                                                  $ 2,454            $ 3,970            $ 4,241
Claims, benefits and insurance related expenses                                        3,675              4,480              4,919
Restructuring and other related charges                                                   36                 -                  59
                                                                                     -------            -------            -------

   Underwriting loss                                                                  (1,257)              (510)              (737)
                                                                                     -------            -------            -------

Net investment income                                                                    484                736                709
Other revenues                                                                           340                344                334
Other expenses                                                                           306                309                291
Non-insurance restructuring and other related charges                                     10                 -                  10
                                                                                     -------            -------            -------

  Pretax operating (loss) income                                                        (749)               261                  5

Income tax benefit (expense)                                                             297                (59)                31
                                                                                     -------            -------            -------

NET OPERATING (LOSS) INCOME                                                          $  (452)           $   202            $    36
                                                                                     =======            =======            =======

RATIOS

  Loss and loss adjustment expense                                                      97.6%              80.5%              86.2%
  Expense                                                                               49.0               30.3               30.6
  Dividend                                                                               4.6                2.1                0.6
                                                                                     -------            -------            -------

  COMBINED                                                                             151.2%             112.9%             117.4%
                                                                                     =======            =======            =======


ADJUSTED UNDERWRITING LOSS*                                                          $  (343)
                                                                                     =======

2001 ADJUSTED RATIOS*

    Loss and loss adjustment expense                                                    74.0%
    Expense                                                                             32.3
    Dividend                                                                             3.1
                                                                                     -------

    COMBINED                                                                           109.4%
                                                                                     =======


*The adjusted underwriting loss and adjusted ratios exclude the impact of the second quarter 2001 reserve strengthening, the WTC event, corporate aggregate reinsurance treaties and restructuring and other related charges.

2001 COMPARED WITH 2000

Net operating results decreased $654 million in 2001 as compared with 2000. The after-tax impact of the second quarter 2001 reserve strengthening, net of the related corporate aggregate reinsurance treaty benefit, was $619 million for Standard Lines. The reserve strengthening related primarily to commercial multiple-peril, general liability, commercial automobile liability coverages, large account liability coverages and related retrospective premium accruals. The strengthening was based upon detailed claim reviews, assessments of legal developments affecting these coverages and actuarial analyses completed in the second quarter of 2001. In response to the adverse trends indicated by the reviews, changes were made to more closely involve legal counsel on claims affected by the legal developments and to discontinue writing classes of business where adequate pricing cannot be achieved for the exposure.

In addition to the impact of the reserve strengthening recorded in the second quarter of 2001, net operating results in 2001 declined $50 million as a result of the estimated losses from the WTC event, net of the related corporate aggregate reinsurance treaties benefit, and $30 million for restructuring and other related charges. These declines were partially offset by a $49 million after-tax benefit from corporate aggregate reinsurance treaties on Core operations.

Excluding these significant items, net operating results in 2001 decreased $4 million due primarily to decreased net investment income, principally as a result of a $69 million decline in limited partnership income and increased interest expense for finite reinsurance other than the corporate aggregate reinsurance treaties. This decline was partially offset by improved Core underwriting results across most lines, except for workers compensation. Net operating income in 2000 benefited from a reduction of accruals for certain insurance-related assessments due to changes in the basis on which the assessments were calculated. The after-tax impact of this change was $60 million in 2000.

The adjusted combined ratio decreased 3.5 points in 2001 as compared with 2000, and the adjusted underwriting results improved $167 million. The change in the adjusted underwriting results and the adjusted combined ratio was driven by a decrease in the adjusted loss ratio, partially offset by increases in both the adjusted expense and dividend ratios. The adjusted loss ratio decline of 6.5 points reflects lower prior year adverse loss development (excluding the second quarter 2001 reserve strengthening), and improved current year underwriting results across most standard lines, particularly the automobile and package lines, from earned rate achievement and re-underwriting efforts undertaken last year. The adjusted expense ratio increased 2.0 points due primarily to the reduced net earned premium base in 2001, an increase in the accrual for guarantee fund assessments related to the Reliance insolvency and the decreased benefit from the change in the assessment base for certain insurance-related assessments discussed above. These declines were partially offset by lower acquisition expenses due to higher ceding commissions. The adjusted dividend ratio increased 1.0 points due primarily to adverse development in dividend reserves in 2001 compared with favorable development taken in 2000.

Net written premiums for Standard Lines decreased $906 million in 2001 as compared with the prior year as a result of $564 million of ceded premiums related to the corporate aggregate reinsurance treaties, additional ceded premiums arising from the second quarter 2001 reserve strengthening and a change in estimate for involuntary market premium accruals. Net written premiums also declined as a result of increased adverse premium development (excluding the second quarter 2001 reserve strengthening), increased ceded premiums for reinsurance treaties other than the corporate aggregate reinsurance treaties and $119 million due to a change in the timing of recording written premiums for policies with future effective dates. This change was made in conjunction with statutorily required changes in recording written premiums and has no impact on net earned premiums or net income. These declines were partially offset by increased new business in the primary property and small and middle-market lines.

Net earned premiums decreased $1,516 million in 2001 as compared with 2000. This decline is attributable primarily to the declines noted above in net written premiums and an additional $365 million due to a change in estimate of retrospective premium accruals related to the second quarter 2001 reserve strengthening. The change in estimate of retrospective premium receivables was based upon the Company's completion of comprehensive studies related to estimated premium receivable accruals on retrospectively rated insurance policies and involuntary market facilities. The studies included the review of all such retrospectively rated insurance policies and the current estimate of ultimate losses.

Standard Lines achieved an average rate increase of 17% in 2001 for the contracts that renewed during the year and had a retention rate of 75% for those contracts that were up for renewal.

2000 COMPARED WITH 1999

Net operating income increased $166 million in 2000 as compared with 1999 based on improved underwriting results, increased net investment income due primarily to a $54 million increase in limited partnership income and restructuring and other related charges that occurred in 1999 that did not occur in 2000. Net operating income in both 2000 and 1999 benefited from a change in estimate for certain insurance-related assessments due to changes in the calculation base. The after-tax impact of this change was $60 million in 2000 and $51 million in 1999.

The combined ratio improved 4.5 points in 2000 as compared with 1999 and underwriting results improved $227 million. The loss ratio improvement of 5.7 points is due to underwriting actions including the increased use of reinsurance, the continued efforts to achieve adequate rates for exposure underwritten, the non-renewal of unprofitable business and lower catastrophe losses than in 1999. These improvements were partially offset by adverse property and large account casualty experience for 2000 and prior accident years. Also, the 1999 loss ratio included adverse loss development related to automobile, workers compensation and packaged general liability exposures. The expense ratio improved 0.3 points principally as a result of decreased underwriting expenses and the absence of restructuring and other related charges, partially offset by a decrease in ceding commissions received relating to a change in the structure of reinsurance. The dividend ratio increase of 1.5 points is attributable to decreased favorable development in dividend reserves for Standard Lines in 2000 as compared with 1999.

Standard Lines' net written premiums decreased $244 million in 2000 as compared with 1999. Net earned premiums for Standard Lines decreased $271 million in 2000 as compared with 1999. These declines were due to the continued effort to re-underwrite business and obtain adequate rates for exposure underwritten.

SPECIALTY LINES

BUSINESS OVERVIEW

Specialty Lines provides a broad array of professional, financial and specialty domestic and international property-casualty products and services through a network of brokers, managing general agencies and independent agencies. Specialty Lines provides solutions for managing the risks of its clients, including architects, engineers, lawyers, healthcare professionals, financial intermediaries and corporate directors and officers. Product offerings also include surety and fidelity bonds, ocean marine insurance and vehicle and equipment warranty services.

Specialty Lines includes the following business groups: CNA Pro, CNA HealthPro, CNA Guaranty and Credit, Surety, CNA Global and Warranty.

CNA PRO is one of the largest providers of management and professional liability insurance and risk management services in the United States. Products are focused on errors and omissions insurance for professional firms. CNA Pro remains a leader as the largest insurer of architects and engineers, realtors and non-Big Five accounting firms and is a significant underwriter of law firms. These products, with the exception of large law firms, are underwritten in partnership with the highest-quality managing general underwriters.

CNA Pro's Open Brokerage area offers directors and officers, errors and omissions, employment practices liability, fiduciary and fidelity coverages. Target markets range from small private companies to large public corporations. Specific areas of opportunity include the middle market, where CNA offers its broad product line to small to medium-sized businesses, the not-for-profit sector and financial institutions.

CNA HEALTHPRO offers a comprehensive array of insurance products to serve the full spectrum of the healthcare delivery system. Products are distributed on a national basis through a variety of channels including brokers, agents and managing general underwriters. Key customer segments include allied healthcare providers, dental professionals and mid-size and large healthcare facilities and delivery systems. Additionally, CNA HealthPro offers risk management consulting services to assist customers in managing quality of care risks associated with the delivery of healthcare. Claims services are provided to manage and resolve claims as effectively, equitability and expeditiously as possible. In addition, Caronia Corporation, an affiliate of CNA HealthPro, provides third-party claims administration for healthcare providers and facilities.

CNA GUARANTY AND CREDIT provides credit insurance on short-term trade receivables for domestic and international clients. CNA Guaranty provides reinsurance to insurers who provide financial guarantees to issuers of asset-backed securities, money market funds and investment-grade corporate debt securities. The Guaranty business underwritten by CNA's insurance affiliates is currently in run-off. The run-off of this business will be a multi-year process.

Also included in CNA Guaranty and Credit is R.V.I. Guaranty Co. Ltd. (RVI), an unconsolidated affiliate. RVI is the largest monoline residual value insurer in the world, offering coverages to protect the insured against a decrease in the market value of a properly maintained asset at the termination of a lease.


SURETY consists primarily of CNA Surety Corporation (CNA Surety), and its insurance subsidiaries. CNA Surety is traded on the New York Stock Exchange
(SUR) and is the largest publicly traded provider of surety bonds, with approximately 8.5% of that market. Among its domestic competitors, CNA Surety has one of the most extensive distribution systems and one of the most diverse surety product lines, offering small, medium and large contract and commercial surety bonds. CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. CNA owns approximately 64% of CNA Surety.

CNA GLOBAL consists of Marine and Global Standard Lines.

Marine serves domestic and global ocean marine needs, with markets extending across North America, Europe and throughout the world. Marine offers hull, cargo, primary and excess marine liability, marine claims and recovery products and services. Business is sold through national brokers, regional marine specialty brokers and independent agencies.

Global Standard Lines is responsible for coordinating and managing the direct business of the foreign property-casualty operations of CNA. This business identifies and capitalizes on strategic indigenous opportunities outside the United States. In addition, Global Standard Lines provides United States-based customers expanding their operations overseas with a single source for their commercial insurance needs. Global Standard Lines currently oversees operations in Hawaii, Europe, Latin America, Canada and Asia.

WARRANTY provides vehicle warranty services that protect individuals and businesses from the financial burden associated with breakdown, under-performance or maintenance of a product. Products are distributed via a sales force employed or contracted through a program administrator. Warranty consists primarily of CNA National Warranty Corporation, which sells vehicle warranty services in the United States and Canada.

The following table details operating results for Specialty Lines.

OPERATING RESULTS

Years ended December 31                                                           2001                 2000                 1999
(In millions)                                                                    -------              -------              -------

NET WRITTEN PREMIUMS                                                             $ 1,972              $ 1,954              $ 1,972
                                                                                 =======              =======              =======

Net earned premiums                                                              $ 1,915              $ 1,868              $ 1,942
Claims, benefits and insurance related expenses                                    2,654                1,933                2,159
Restructuring and other related charges                                                9                    -                    -
                                                                                 -------              -------              -------

   Underwriting loss                                                                (748)                 (65)                (217)
                                                                                 -------              -------              -------

Net investment income                                                                318                  383                  372
Other revenues                                                                       123                  139                  138
Other expenses                                                                       148                  143                  127
                                                                                 -------              -------              -------

  Pretax operating (loss) income                                                    (455)                 314                  166

Income tax benefit (expense)                                                         148                  (91)                 (37)
Minority interest                                                                    (21)                 (24)                 (28)
                                                                                 -------              -------              -------

NET OPERATING (LOSS) INCOME                                                      $  (328)             $   199              $   101
                                                                                 =======              =======              =======

RATIOS

  Loss and loss adjustment expense                                                  97.3%                66.9%                74.9%
  Expense                                                                           41.5                 36.5                 36.1
  Dividend                                                                           0.2                  0.1                  0.2
                                                                                 -------              -------              -------

  COMBINED                                                                         139.0%               103.5%               111.2%
                                                                                 =======              =======              =======


ADJUSTED UNDERWRITING LOSS*                                                      $  (339)
                                                                                 =======

2001 ADJUSTED RATIOS*

    Loss and loss adjustment expense                                                77.3%
    Expense                                                                         39.5
    Dividend                                                                         0.2
                                                                                 -------

    COMBINED                                                                       117.0%
                                                                                 =======


*The adjusted underwriting loss and adjusted ratios exclude the impact of the second quarter 2001 reserve strengthening, the WTC event, corporate aggregate reinsurance treaties and restructuring and other related charges.

2001 COMPARED WITH 2000

Net operating results decreased $527 million in 2001 as compared with 2000. The after-tax impact of the second quarter 2001 reserve strengthening on Specialty Lines was $277 million. The reserve strengthening related primarily to medical malpractice and national for-profit nursing home chains with exposure in Florida and Texas. This strengthening was necessitated by the continuing emergence of reported losses in excess of expectations and a thorough review of claim exposures. In response to these adverse trends, Specialty Lines withdrew from writing these coverages in certain states and instituted large rate increases. Additionally, reserve strengthening related to the marine business resulted from an increase in large claim frequency in marine cargo and hull coverages for accident years 1998 through 2000. Additionally, Specialty Lines strengthened reserves due to higher than expected losses arising from the high-hazard commercial auto business. Specialty Lines is taking rate action and reducing exposure to unprofitable marine cargo and hull classes of business and has exited the high-hazard commercial auto business.

Net operating results in 2001 were adversely impacted by $12 million of estimated losses related to the WTC event, net of the related corporate aggregate reinsurance treaties benefit, and $6 million for restructuring and other related charges. Partially offsetting these charges was a $14 million benefit due to the corporate aggregate reinsurance treaties on Core operations.

Excluding these significant items, net operating results decreased $246 million in 2001 as compared with 2000 due principally to reserve strengthening of $69 million after-tax ($77 million pretax) related primarily to increasing the current underwriting year loss ratio for the London-based commercial and marine operations in the fourth quarter of 2001. The tax benefit on the London reserve strengthening is lower than the statutory tax rate due to a limitation on the level of benefit that can be recognized for the London operation. Additionally, net operating results declined as a result of the write-off of unrecoverable deferred acquisition costs and better aligning premium earnings patterns with the emergence of claims in the vehicle warranty line of business, a decreased benefit from the use of finite reinsurance and decreased net investment income, principally resulting from a $29 million decline in limited partnership income.

Specialty Lines also recorded charges of $30 million after-tax related to the recent bankruptcy filing of certain Enron entities. These charges consisted of $17 million after-tax of losses in connection with surety exposures, including advance payment obligations bonds and $13 million after-tax of other operating expenses in connection with collateralized debt obligations, a credit enhancement product.

The adjusted combined ratio increased by 13.5 points in 2001 as compared with 2000 and the adjusted underwriting results declined by $274 million. This change is due to increases in both the adjusted loss and expense ratios. The adjusted loss ratio increased 10.4 points primarily as a result of losses related to Enron, favorable loss development recorded in 2000 for the architects and engineers business not present in 2001, and unfavorable underwriting results in global and marine lines related to the current accident year reserve strengthening discussed above. The increase in the adjusted expense ratio is due primarily to the write-off of unrecoverable deferred acquisition costs in the vehicle warranty line of business and increased expenses in the European operations.

Net written premiums for Specialty Lines in 2001 increased $18 million in 2001 as compared with 2000. This increase was due to strong production in the law firms, long term care, and architects and engineers products as well as increased rate achievement in Europe, primarily in property lines and decreased ceded premiums related to finite reinsurance for the medical professional liability lines. Partially offsetting these increases was $77 million as a result of additional ceded premiums related to the corporate aggregate reinsurance treaties, as well as declines in the warranty and guaranty lines. Net written premiums also decreased $23 million due to a change in the timing of recording written premiums for policies with future effective dates. This change was made in conjunction with statutorily required changes in recording written premiums and has no impact on net earned premiums or net income.

Net earned premiums increased $47 million in 2001 as compared with 2000 related primarily to the reasons noted above as well as the reserve for retrospective premium increase recorded in 2000. These increases were partially offset by adverse experience in retrospective premium accruals recorded in the second quarter 2001 reserve strengthening. The non-medical and medical professional liability and financial products lines of business achieved an average rate increase of 17% with a retention rate of 78% for 2001 for those contracts that were up for renewal. Global Lines achieved 11% average rate increases across its businesses during 2001 and retention rates were in the 80 percent range. Retention rates above apply to Specialty Lines excluding the CNA Guaranty and Credit, Surety and Warranty businesses.

2000 COMPARED WITH 1999

Net operating income for Specialty Lines increased $98 million in 2000 as compared with 1999, principally from the improvement in the underwriting results and increased net investment income, including a $22 million after-tax increase in limited partnership income, partially offset by an increase in other expenses related to the non-insurance operations in the warranty business.

The combined ratio improved 7.7 points in 2000 as compared with 1999 and underwriting results improved $152 million. These improvements are the result of the ongoing commitment to underwriting discipline reflected by an 8.0 point decline in the loss ratio, partially offset by a 0.4 point increase in the expense ratio. The 2000 loss ratio was impacted by favorable loss experience in the retrospectively rated architects and engineers business and the increased use of reinsurance for the medical professional liability lines, partially offset by large loss experience in the guaranty and credit business and adverse current and prior year loss experience in the vehicle warranty insurance line of business. The 1999 loss ratio was unfavorably impacted by adverse loss experience primarily in the medical malpractice lines of business. Acquisition and underwriting expenses have decreased year-over-year, but the expense ratio has increased due to the reduced net earned premium base.

Net written premiums for Specialty Lines for 2000 declined $18 million as compared with 1999. Net earned premiums declined $74 million as compared with 1999. These premium declines relate principally to: 1) active decisions to renew only those accounts that meet current underwriting guidelines supporting the ongoing commitment to underwriting discipline; 2) an increase in the retrospective return premium relating to favorable loss experience in the retrospectively rated architects and engineers business; and 3) a $30 million decline due to the increased use of reinsurance for the medical professional liability lines of CNA HealthPro. These declines were partially offset by growth in the commercial casualty and property lines in the European operations, as well as growth in the commercial warranty and surety lines.

CNA RE

BUSINESS OVERVIEW

CNA Re operates globally as a reinsurer in the broker market for treaty products and in the direct market for facultative products. Both its treaty and facultative operations are headquartered in Chicago, and it also operates facultative branch offices in Atlanta, Cleveland, Dallas, Hartford, Los Angeles, New York and Philadelphia.

CNA Re's operations also include the business of CNA Re U.K., a United Kingdom reinsurance company. As of the third quarter of 2001, CNA Re's U.K. subsidiaries have ceased new underwriting activities. The Company plans to dispose of the U.K. subsidiaries, with the intent of completing the disposition in 2002. Such a disposition is subject to regulatory approval. Refer to the Investments section on the following pages and Note P to the Consolidated Financial Statements for more information on the planned disposition.

CNA Re markets products in the following treaty business segments: standard lines, surplus lines, global catastrophe, specialty lines and financial reinsurance. In addition, CNA Re markets property and casualty facultative products directly to clients through its facultative offices, as well as through smartfac.com, CNA Re's online facultative submission site.

The following table details operating results for CNA Re.

OPERATING RESULTS

Years ended December 31                                                           2001                 2000                 1999
(In millions)                                                                    -------              -------              -------
NET WRITTEN PREMIUMS                                                             $   524              $   951              $ 1,275
                                                                                 =======              =======              =======

Net earned premiums                                                              $   641              $ 1,089              $ 1,176
Claims, benefits and insurance related expenses                                    1,752                1,186                1,369
Restructuring and other related charges                                                6                    -                    -
                                                                                 -------              -------              -------

   Underwriting loss                                                              (1,117)                 (97)                (193)
                                                                                 -------              -------              -------

Net investment income                                                                175                  212                  170
Other revenues                                                                         5                    5                   (1)
Other expenses                                                                         3                    4                   (5)
                                                                                 -------              -------              -------

  Pretax operating (loss) income                                                    (940)                 116                  (19)

Income tax benefit (expense)                                                         274                  (42)                  12
                                                                                 -------              -------              -------

NET OPERATING (LOSS) INCOME                                                      $  (666)             $    74              $    (7)
                                                                                 =======              =======              =======

RATIOS

  Loss and loss adjustment expense                                                 231.7%                81.6%                84.9%
  Expense                                                                           42.7                 27.3                 31.5
                                                                                 -------              -------              -------

  COMBINED                                                                         274.4%               108.9%               116.4%
                                                                                 =======              =======              =======


ADJUSTED UNDERWRITING LOSS*                                                      $  (264)
                                                                                 =======

2001 ADJUSTED RATIOS*

    Loss and loss adjustment expense                                                99.6%
    Expense                                                                         38.1
                                                                                 -------

    COMBINED                                                                       137.7%
                                                                                 =======

*The adjusted underwriting loss and adjusted ratios exclude the impact of the second quarter 2001 reserve strengthening, the WTC event, corporate aggregate reinsurance treaties and restructuring and other related charges.

2001 COMPARED WITH 2000

Net operating results decreased $740 million in 2001 as compared with 2000. The after-tax impact, net of the related corporate aggregate reinsurance treaty benefit, of the second quarter 2001 reserve strengthening on CNA Re was $384 million, including $37 million for APMT claims. The strengthening was based upon second quarter reviews that showed the emergence of higher than expected reported losses. The reserve strengthening related to a number of lines, including excess of loss liability and professional liability in accident years 1997 to 2000.

Net operating results also decreased $176 million due to estimated losses related to the WTC event, $6 million due to restructuring and other related charges and $2 million from corporate aggregate reinsurance treaties on Core operations.

Excluding these significant items, net operating results decreased $171 million in 2001 as compared with 2000 due primarily to a $160 million after-tax charge to strengthen prior underwriting year loss reserves for CNA Re U.K. There was no tax benefit related to this charge due to the inability to recover further tax benefits related to the underwriting losses of CNA Re U.K. During the fourth quarter, the Company updated its impairment analysis of subsidiaries held for sale, including the U.K. subsidiaries of CNA Re. The updated impairment analysis for CNA Re U.K. indicated that a $285 million after-tax realized loss recorded in the second quarter of 2001 should be reduced, primarily because the net assets of CNA Re U.K.

had been significantly diminished by its operating losses in the second half of 2001. In addition, the Company updated its estimate of disposal costs, including anticipated capital contributions, to reflect changes in the planned structure of the anticipated sale. Additionally, net operating results decreased as a result of Enron-related losses of $22 million primarily for reinsurance of surety obligations, and decreased net investment income, including a $13 million after-tax decline in limited partnership income. These declines were partially offset by improved current accident year results.

The adjusted combined ratio increased 28.8 points in 2001 as compared with 2000 and the adjusted underwriting results declined $167 million. The change in the adjusted combined ratio and adjusted underwriting results is due to increases in both the adjusted loss and expense ratios. The adjusted loss ratio increased
18.0 points due to prior underwriting year adverse loss development and Enron-related losses discussed above. Partially offsetting this increase was a decrease in adjusted losses as a result of improvement in the current accident year loss ratios in the domestic and U.K. operations. While operating expenses have decreased for 2001 as compared with 2000, the expense ratio has increased due to the reduced net earned premium base.

Net written premiums for CNA Re decreased $427 million in 2001 as compared with 2000 as a result of $161 million of ceded premiums related to the corporate aggregate reinsurance treaties and the announced intention to sell the U.K. subsidiaries. These declines were partially offset by reinstatement and additional premiums of $89 million related to the WTC event. Net earned premiums decreased $448 million in 2001 as compared with 2000 related primarily to the reasons noted above.

2000 COMPARED WITH 1999

Net operating income increased $81 million for CNA Re in 2000 as compared with 1999 due to improvements in underwriting results and an increase in investment income, including a $12 million increase in limited partnership income.

The combined ratio improved 7.5 points in 2000 as compared with 1999 and underwriting results improved $96 million. The improvement in the underwriting results is attributable to improvements in both the loss and expense ratios. The loss ratio improvement is attributable mainly to favorable 2000 catastrophe experience as compared with 1999 catastrophe results that were negatively impacted by a series of European windstorms, Hurricane Floyd and other international catastrophes. The improvement in the expense ratio was related to decreased contingent commissions in 2000.

Net written premiums for CNA Re for 2000 decreased $324 million as compared with 1999. Net earned premiums decreased $87 million as compared with 1999. These declines reflect decisions not to renew contracts that management believed did not meet its underwriting profitability targets, partially offset by modest rate increases.

GROUP OPERATIONS

BUSINESS OVERVIEW

Group Operations provides a broad array of group life and health insurance products and services to employers, affinity groups and other entities that purchase insurance as a group. Group Operations also provides health insurance to federal employees, as well as life and health reinsurance.

Group Operations includes four principal business units: Group Benefits, Group Reinsurance, Federal Markets and Life Reinsurance.

GROUP BENEFITS provides group term life insurance, short-term and long-term disability, statutory disability, long-term care and accident products. Products are marketed through a nationwide operation of 31 sales offices, third-party administrators, managing general agents and insurance consultants.

GROUP REINSURANCE (formerly Provider Markets) is composed of two businesses. Group Reinsurance assumes reinsurance from unaffiliated entities on group life, accident and health products, as well as excess medical risk coverages for self-funded employers. The other business, CNA Health Partners, which was sold in 2001, provided comprehensive managed care services to employers offering self-funded medical plans.

FEDERAL MARKETS is the second-largest provider of health insurance benefits to federal employees, retirees and their families, insuring nearly one million members under the Mail Handlers Benefit Plan (MHBP) offered through the Federal Employees Health Benefit Plan (FEHBP). Federal Markets is responsible for all claim management activities under the plan, such as large case management, hospital and provider bill negotiations, fraud detection activities and vendor contracts. Federal Markets also underwrites conversion policies and supplemental coverages for plan members.

LIFE REINSURANCE reinsures individual life and health products marketed by unaffiliated life insurance companies throughout North America. On December 31, 2000, CNA sold its Life Reinsurance business. See Note P to the Consolidated Financial Statements for discussion of the Life Reinsurance transaction.

The following table details operating results for Group Operations.

OPERATING RESULTS

Years ended December 31                                                    2001             2000            1999
(In millions)                                                            -------           -------         -------
Net earned premiums                                                      $ 3,458           $ 3,675         $ 3,571
Net investment income                                                        170               163             137
Other revenues                                                                20                49              40
                                                                         -------           -------         -------

   Total operating revenues                                                3,648             3,887           3,748
                                                                         -------           -------         -------

Benefits                                                                   3,005             3,068           3,053
Expenses                                                                     630               748             699
Restructuring and other related charges                                        1                 -               5
                                                                         -------           -------         -------

  Pretax operating income (loss)                                              12                71              (9)

Income tax benefit (expense)                                                   1               (21)              8
                                                                         -------           -------         -------

NET OPERATING INCOME (LOSS)                                              $    13           $    50         $    (1)
                                                                         =======           =======         =======


2001 COMPARED WITH 2000

Net operating income decreased by $37 million in 2001 as compared with 2000. This decrease is related primarily to estimated losses of $52 million after-tax as a result of the WTC event. Net operating income also declined as a result of the sale of Life Reinsurance and $13 million due to a decline in limited partnership income. Life Reinsurance contributed net operating income of $22 million in 2000. Partially offsetting these declines were improvements as a result of exiting unprofitable lines of approximately $40 million and increased income in other product lines, primarily the disability and group long-term care lines, of $11 million.

Net earned premiums for Group Operations decreased $217 million for 2001 as compared with 2000. Net earned premiums declined $228 million as a result of the sale of Life Reinsurance and $163 million in Group Reinsurance primarily as a result of terminating unprofitable contracts with independent underwriting agencies in 2000. These declines were partially offset by increases in Federal Markets of $116 million due to increased medical cost trends and growth in Group Benefits of $58 million, particularly in the disability and group long-term care lines of business.

Group Operations achieved rate increases in 2001 that averaged approximately 4% for the disability line of business. Premium persistency rates were in the mid-80% range. For the group life line of business, rate increases averaged 1% to 2%. Premium persistency rates were in the lower 80% range.

2000 COMPARED WITH 1999

Net operating income increased $51 million in 2000 as compared with 1999. This increase relates to a $24 million improvement in Federal Markets due to the 1999 exit of unprofitable medical lines, a $34 million improvement in Group Reinsurance, a $4 million improvement in Life Reinsurance and a $9 million increase in limited partnership income. These improvements were partially offset by an $18 million decline in Group Benefits due to favorable 1999 loss experience in the group life line of business. The improvement associated with Group Reinsurance relates to adverse experience and loss development for the personal accident business recorded in 1999, which exceeded $7 million of exit costs incurred from the

Management Services Organization (MSO) business and $13 million of adverse development on the medical stop loss business in 2000. The decision to shut down the MSO business was based on lack of demand as providers were backing away from risk contracting.

Net earned premiums for Group Operations in 2000 increased $104 million as compared with 1999. This increase was principally a result of a $41 million increase in Group Benefits, primarily related to the group life line of business; a $35 million increase in Life Reinsurance; an $18 million increase in Group Reinsurance; and a $10 million increase in Federal Markets. The increases in Group Benefits and Life Reinsurance relate to new business production.

LIFE OPERATIONS

BUSINESS OVERVIEW

Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long-term care insurance, annuities and other products. Life Operations also provides retirement services products to institutions in the form of various investment products and administration services. Life Operations has several distribution relationships and partnerships including managing general agencies, other independent agencies working with CNA life sales offices, a network of brokers and dealers, and other independent insurance consultants.

Life Operations is composed of four principal groups: Individual Life, Retirement Services, Long Term Care and Other Operations.


INDIVIDUAL LIFE primarily offers level premium term life insurance, universal life insurance and related products. New sales of term life have placed CNA among the top-five producers in the market in each of the past three years.

RETIREMENT SERVICES markets annuities and investment products and services to both retail and institutional customers. In the institutional market, CNA has benefited from strong sales and earnings of its Index 500 product, which is a guaranteed investment contract that is indexed to the performance of the Standard & Poor's 500(R) (S&P 500 (R)) Index. At the end of 2001, CNA announced its intention to discontinue the retail variable annuity and life business as part of the 2001 Plan.

LONG TERM CARE products provide reimbursement for covered nursing home and home health care expenses incurred due to physical or mental disability. New sales of Long Term Care have placed CNA among the top producers in the individual marketplace in each of the past three years.

OTHER OPERATIONS include operations in certain international markets and viatical settlements. Consistent with Life Operations business strategy to sharpen its focus on insurance products and services, the Company has decided to cease purchasing new viatical policies indefinitely.

The following table details operating results for Life Operations.

OPERATING RESULTS

Years ended December 31                                                     2001             2000             1999
(In millions)                                                             -------           -------          -------
Sales volume:*
   Individual Life                                                        $   923           $   929          $   873
   Retirement Services                                                      1,562             1,723            2,270
   Long Term Care                                                             452               398              343
   Other Operations                                                            87               141              183
                                                                          -------           -------          -------

TOTAL                                                                     $ 3,024           $ 3,191          $ 3,669
                                                                          =======           =======          =======

Net earned premiums                                                       $   954           $   876          $   936
Net investment income                                                         618               620              561
Other revenues                                                                200               192              123
                                                                          -------           -------          -------

   Total operating revenues                                                 1,772             1,688            1,620

Benefits                                                                    1,283             1,104            1,122
Expenses                                                                      320               311              277
Restructuring and other related charges                                        70                 -                -
                                                                          -------           -------          -------

  Pretax operating income                                                      99               273              221

Income tax expense                                                            (33)              (92)             (73)
                                                                          -------           -------          -------

NET OPERATING INCOME                                                      $    66           $   181          $   148
                                                                          =======           =======          =======

*Sales volume is a cash-based measure that includes premiums and annuity considerations, investment contract deposits and other sales activities that are not reported as premiums under GAAP.

2001 COMPARED WITH 2000

Net operating income decreased by $115 million in 2001 as compared with 2000. This decrease relates primarily to restructuring and other related charges of $45 million, decreased net investment income from limited partnerships of $22 million, estimated losses related to the WTC event of $14 million and adverse mortality experience in the viatical settlement business of $10 million. Included in the restructuring and other related charges was a $23 million write-off of deferred acquisition costs on in-force variable life and annuity contracts as the Company believes that its decision to discontinue these products will negatively impact the persistency of the business.

Sales volume for Life Operations decreased by $167 million in 2001 as compared with 2000. This decline was driven primarily by declines in the sales of variable annuities and as a result of the decision to cease purchasing new viatical policies. These declines were partially offset by increased renewals and increased new sales in Long Term Care products. Net earned premiums increased $78 million in 2001 as compared with 2000. This improvement is attributable primarily to improved sales of structured settlements due to favorable pricing conditions and Long Term Care products, partially offset by a decrease in new Individual Life business.

2000 COMPARED WITH 1999

Net operating income increased $33 million in 2000 as compared with 1999. This increase was attributable principally to increased earnings in the Index 500 product, the continued growth of Individual Life insurance in-force, favorable investment results in Individual Life and Retirement Services and increased income from limited partnerships of $9 million.

Sales volume for Life Operations declined $478 million in 2000 as compared with 1999. Sales volume decreased because of a reduction in Retirement Services products sold to institutions. These products tend to be "large case" institutional markets sales, which can be sporadic, opportunistic and sensitive to independent agency ratings. Despite the overall decline, Life Operations' competitively priced product portfolio enabled most of its businesses to experience growth in 2000. Individual Life and Long Term Care products had an increasing base of direct premiums, and variable investment contracts experienced growth of $270 million to reach an annual sales level of $380 million in 2000. Net earned premiums declined $60 million in 2000 as compared with 1999. This decline was attributable primarily to sales declines in structured settlements and single premium group annuities due to a competitive pricing environment. These declines were partially offset by a growing in-force block of Long Term Care and annuity products.

CORPORATE AND OTHER

BUSINESS OVERVIEW

The Corporate and Other segment is principally comprised of Personal Insurance, losses and expenses related to the centralized adjusting and settlement of APMT claims, certain run-off insurance operations and other operations.

On October 1, 1999, certain CNA subsidiaries completed a transaction with The Allstate Corporation (Allstate) to transfer substantially all of CNA's Personal Insurance lines of business. See Note P to the Consolidated Financial Statements for discussion of the Personal Insurance transaction.

APMT consists of the losses and expenses related to the centralized adjusting and settlement of APMT claims that were formerly included in the property-casualty segments. See the Environmental Pollution and Other Mass Tort and Asbestos Reserves section on the following pages for a description of APMT reserves.

Run-off Insurance Operations consists of entertainment insurance, agriculture insurance and other financial lines as well as the direct financial guarantee business underwritten by CNA's insurance affiliates and other insurance run-off operations.

Other operations include interest expense on corporate borrowings, asbestos claims related to Fibreboard Corporation, eBusiness initiatives, CNA UniSource and inter-company eliminations. CNA UniSource provides human resources, information technology, payroll processing and professional employer organization services.

The following table details operating results for the Corporate and Other segment.

OPERATING RESULTS

Years ended December 31                                                      2001          2000        1999
(In millions)                                                               -------      -------      -------
Net earned premiums                                                         $     5      $    42      $ 1,463
Net investment income                                                           132          172          245
Other revenues                                                                  156          183          267
                                                                            -------      -------      -------

   Total operating revenues                                                     293          397        1,975
                                                                            -------      -------      -------

Claims, benefits and insurance related expenses                               1,268           71        1,890
Other expenses                                                                  443          579          651
Restructuring and other related charges                                         119            -            9
                                                                            -------      -------      -------

  Pretax operating loss                                                      (1,537)        (253)        (575)

Income tax benefit                                                              503           95          231
Minority Interest                                                                 -           (4)          (2)
                                                                            -------      -------      -------

NET OPERATING LOSS                                                          $(1,034)     $  (162)     $  (346)
                                                                            =======      =======      =======


2001 COMPARED WITH 2000

Net operating results declined $872 million in 2001 as compared with 2000. The after-tax impact of the second quarter 2001 reserve strengthening on the Corporate and Other segment was $799 million, including $741 million for APMT. See the Environmental Pollution and Other Mass Tort and Asbestos Reserves section following for a discussion of this charge. Net operating income for 2001 also decreased by $77 million for restructuring and other related charges, $45 million for non-recurring ceding commissions included in 2000 results related to the transfer of the Personal Insurance line of business to Allstate in 1999, $35 million related to increased eBusiness initiatives in 2001 and $13 million due to decreased limited partnership income. These declines were partially offset by lower interest expense on corporate borrowings in 2001 as compared with 2000 and a non-recurring favorable adjustment of expense recoveries under a service contract related to Personal Insurance.

Total operating revenues decreased $104 million in 2001 as compared with 2000. This decline was due to a decrease in net investment income and net earned premiums from run-off insurance operations, particularly the entertainment and agriculture insurance lines.

2000 COMPARED WITH 1999

Net operating results improved $184 million for 2000 as compared with 1999. This improvement is due to lower adverse development related to asbestos claims in 2000 as compared with 1999 and improvements in Personal Insurance including $45 million for the non-recurring ceding commission in 2000 as compared with $33 million in 1999, partially offset by expenses for CNA's eBusiness initiatives.

Total operating revenues decreased $1,578 million in 2000 as compared with 1999. This decline is driven primarily by a $1,421 million decrease in net earned premiums attributable primarily to the sale of Personal Insurance to Allstate in 1999. Net earned premiums for 1999 include $1,354 million of premiums related to Personal Insurance. The remaining decline in net earned premiums is primarily a result of CNA exiting the entertainment insurance and other financial lines of business. Additionally, operating revenues declined as a result of decreased net investment income.

ENVIRONMENTAL POLLUTION AND OTHER MASS TORT AND ASBESTOS RESERVES

CNA's property-casualty insurance subsidiaries have potential exposures related to APMT claims.

Environmental pollution cleanup is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to cleanup. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies. The Comprehensive Environmental Response Compensation and Liability Act of 1980 (Superfund) and comparable state statutes (mini-Superfunds) govern the cleanup and restoration of toxic waste sites and formalize the concept of legal liability for cleanup and restoration by "Potentially Responsible Parties"
(PRPs). Superfund and the mini-Superfunds establish mechanisms to pay for cleanup of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent upon a variety of factors. Further, the number of waste sites subject to cleanup is unknown. To date, approximately 1,500 cleanup sites have been identified by the Environmental Protection Agency (EPA) and included on its National Priorities List (NPL). State authorities have designated many cleanup sites as well.

Many policyholders have made claims against various CNA insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form, which includes what is referred to in the industry as an "absolute pollution exclusion." CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether cleanup costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and the definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress during 2001, and it is unclear what positions Congress or the administration will take and what legislation, if any, will result in the future. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental cleanup may be significantly reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental cleanup statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result or the effect upon CNA's results of operations and/or financial position.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to cleanup, and the standards for cleanup and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 2001 and 2000, CNA carried approximately $617 million and $347 million of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. Unfavorable environmental pollution and other mass tort net claim and claim adjustment expense reserve development for the years ended December 31, 2001 and 2000 amounted to $473 million and $17 million.

Favorable environmental pollution and other mass tort net claim and claim adjustment expense reserve development for the year ended December 31, 1999 amounted to $84 million. The Company made environmental pollution-related claim payments and other mass tort-related claim payments, net of reinsurance recoveries, of $203 million, $135 million and $236 million during the years ended December 31, 2001, 2000 and 1999.

The reserve development during 2001 for environmental pollution and other mass tort reserves was due to reviews completed during the year, which indicated that paid and reported losses were higher than expectations based on prior reviews. Factors that have led to this development include a number of declaratory judgments filed this year due to an increasingly favorable legal environment for policyholders in certain courts and other unfavorable decisions regarding cleanup issues.

CNA's property-casualty insurance subsidiaries also have exposure to asbestos-related claims. Estimation of asbestos-related claim and claim adjustment expense reserves involves many of the same limitations discussed above for environmental pollution claims, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers and insureds, and additional factors such as missing policies and proof of coverage. Furthermore, estimation of asbestos-related claims is difficult due to, among other reasons, the proliferation of bankruptcy proceedings and attendant uncertainties, the targeting of a broader range of businesses and entities as defendants, the uncertainty as to which other insureds may be targeted in the future and the uncertainties inherent in predicting the number of future claims.

As of December 31, 2001 and 2000, CNA carried approximately $1,204 million and $603 million of net claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. Unfavorable asbestos-related net claim and claim adjustment expense reserve development for the years ended December 31, 2001, 2000 and 1999 amounted to $772 million, $65 million and $560 million. The Company made asbestos-related claim payments, net of reinsurance, of $171 million, $126 million and $161 million during the years ended December 31, 2001, 2000 and 1999, excluding payments made in connection with the 1993 settlement of litigation related to Fibreboard Corporation. CNA has attempted to manage its asbestos-related exposures by aggressively resolving old accounts.

The reserve development during 2001 for asbestos-related claims was based on a management review of developments with respect to these exposures conducted during the year. This analysis indicated a significant increase in claim counts for asbestos-related claims. The factors that have led to the deterioration in claim counts include, among other things, intensive advertising campaigns by lawyers for asbestos claimants and the addition of new defendants such as the distributors and installers of products containing asbestos. New claim filings increased significantly in 2000 over 1999, and that trend continued during 2001. The volume of new claims has caused the bankruptcies of numerous asbestos defendants. Those bankruptcies also may result in increased liability for remaining defendants under principles of joint and several liability.

In addition, some asbestos-related defendants have asserted that their claims for insurance are not subject to aggregate limits on coverage. CNA currently has such claims from a number of insureds. Some of these claims involve insureds facing exhaustion of products liability aggregate limits in their policies, who have asserted that their asbestos-related claims fall within so-called "non-products" liability coverage contained within their policies rather than products liability coverage, and that the claimed "non-products" coverage is not subject to any aggregate limit. It is difficult to predict the ultimate size of any of the claims for coverage not subject to aggregate limits or predict to what extent, if any, the attempts to assert "non-products" claims outside the products liability aggregate will succeed.

Due to the uncertainties created by volatility in claim numbers and settlement demands, the effect of bankruptcies, the extent to which non-impaired claimants can be precluded from making claims and the efforts by insureds to obtain coverage not subject to aggregate limits, the ultimate liability of CNA for asbestos-related claims may vary substantially from the amount currently recorded. Other variables that will influence CNA's ultimate exposure to asbestos-related claims include medical inflation trends, jury attitudes, the strategies of plaintiff attorneys to broaden the scope of defendants, the mix of asbestos-related diseases presented and the possibility of legislative reform. Adverse developments with respect to such matters discussed herein could have a material adverse effect on CNA's results of operations and/or financial condition.

The results of operations and financial condition of CNA in future years may continue to be adversely affected by environmental pollution and other mass tort and asbestos claim and claim adjustment expenses. Management will continue to review and monitor these liabilities and make further adjustments, including the potential for further reserve strengthening, as warranted.

INVESTMENTS

The components of net investment income for the years ended December 31, 2001, 2000 and 1999 are presented in the following table.

NET INVESTMENT INCOME

Years ended December 31                                                       2001            2000           1999
(In millions)                                                               -------         -------         -------
Fixed maturity securities:
   Bonds:
    Taxable                                                                 $ 1,742         $ 1,549         $ 1,509
    Tax-exempt                                                                  112             216             267
   Redeemable preferred stocks                                                    1               1               -
Limited partnerships                                                             47             293             115
Equity securities                                                                39              52              36
Mortgage loans and real estate                                                    2               4               4
Policy loans                                                                     12              12              11
Short-term investments                                                          135             201             188
Securities lending transactions, net                                             29              22              25
Other, including interest on funds withheld and other
  deposits                                                                     (164)            (16)             80
                                                                            -------         -------         -------

Gross investment income                                                       1,955           2,334           2,235
Investment expense                                                              (58)            (48)            (41)
                                                                            -------         -------         -------

NET INVESTMENT INCOME                                                       $ 1,897         $ 2,286         $ 2,194
                                                                            =======         =======         =======

During 2001, the Company reclassified equity method income from limited partnership investments. Effective in 2001, equity method income from limited partnership investments is classified in net investment income and amounts in 2000 and 1999 have been reclassified to conform to the new presentation. This income was previously classified in realized investment gains, net of participating policyholders' and minority interests. Income from limited partnership investments decreased $246 million for 2001 compared with 2000 and increased $178 million for 2000 compared with 1999. During 2000 market conditions allowed for favorable investment results relative to the investment strategies of certain limited partnerships held. In addition, certain partnerships that were very successful during 2000 have been dissolved and are no longer held. Investment results for the same periods in 2001 were, in general, less than expected.

The Company's reinsurance program includes certain property-casualty contracts, such as the corporate aggregate treaties, that are entered into and accounted for on a funds withheld basis. Under these contracts, the Company records a funds withheld liability for substantially all of the ceded premiums. The reinsurance contract requires the Company to increase the funds withheld balance at a defined interest-crediting rate. The funds withheld liability is reduced by any cumulative claim payments made by the Company in excess of the Company's retention under the reinsurance contract. If the funds withheld liability is exhausted, additional claim payments are recoverable from the reinsurer.

During 2001, the Company reclassified interest on funds withheld and other deposits. This expense was previously classified in other operating expenses and is now classified in net investment income. Interest on funds withheld and other deposits was $241 million in 2001, $87 million in 2000 and $22 million in 1999.

The amount subject to interest crediting rates on such contracts was $2,724 million and $522 million at December 31, 2001 and 2000.

The Company experienced lower net investment income in 2001 as compared with 2000 due primarily to the decrease in limited partnership income as well as the increase in interest on funds withheld and other deposits. Net investment income increased in 2000 as compared with 1999 principally as a result of an increase in limited partnership income, partially offset by an increase in interest expense on funds withheld and other deposits. The bond segment of the investment portfolio yielded 6.4% in 2001, 6.7% in 2000 and 6.1% in 1999.

The components of net realized investment gains (losses) for the years ended December 31, 2001, 2000 and 1999 are presented in the following table.

NET REALIZED INVESTMENT GAINS

Years ended December 31                                                       2001           2000            1999
(In millions)                                                               -------         -------         -------
Fixed maturity securities:
  U.S. Government bonds                                                     $   233         $    96         $  (177)
  Corporate and other taxable securities                                         (4)           (171)            (78)
  Tax-exempt bonds                                                               54              13             (44)
  Asset-backed bonds                                                             76             (65)            (13)
  Other                                                                         (21)             (3)              1
                                                                            -------         -------         -------

    Total fixed maturity securities                                             338            (130)           (311)

Equity securities                                                             1,096           1,116             366
Other realized investment (losses) gains                                       (154)             46             138
                                                                            -------         -------         -------

    Total realized investment gains                                           1,280           1,032             193

Allocated to participating policyholders' and
minority interests                                                              (15)             (4)              7
Income tax expense                                                             (447)           (358)            (84)
                                                                            -------         -------         -------

NET REALIZED INVESTMENT GAINS                                               $   818         $   670         $   116
                                                                            =======         =======         =======



Net realized investment gains increased $148 million in 2001 as compared with 2000. This increase was due primarily to after-tax gains from closing the hedge agreements, which were entered into during March 2000, related to the Company's investment in Global Crossing Ltd. Common Stock (Global Crossing), of $647 million in 2001 as compared with $315 million in 2000 as well as gains of $58 million, resulting from the sale of a New York real estate property and gains from the sale of fixed maturity security investments. This improvement was partially offset by estimated losses recorded for the planned dispositions of certain operations, principally CNA Re's U.K. subsidiaries described in more detail below as well as decreases in after-tax gains from the sale of Canary Wharf Group plc common stock (Canary Wharf) of $34 million in 2001 as compared with $289 million in 2000.

During the second quarter of 2001, the Company announced its intention to sell certain subsidiaries. The assets being held for disposition include the U.K. subsidiaries of CNA Re and certain other subsidiaries. Based upon the impairment analyses, the Company anticipated that it would realize losses in connection with those planned sales. In determining the anticipated loss from these sales, the Company estimated the net realizable value of each subsidiary being held for sale. An estimated after-tax loss of $320 million was initially recorded in the second quarter of 2001 in connection with these planned dispositions. This loss is reported in other realized investment losses.

The Company completed the sale of certain subsidiaries during the fourth quarter of 2001 and updated its impairment analyses of subsidiaries still held for sale, including the U.K. subsidiaries of CNA Re. The subsidiaries sold resulted in after-tax realized losses of $38 million, all of which was previously recognized as part of the initial impairment loss recorded during the second quarter of 2001. The updated impairment analyses indicated that the $320 million after-tax realized loss recorded in the second quarter of 2001 should be reduced, primarily because the net assets of CNA Re U.K. had been significantly diminished by its operating losses in the second half of 2001. In addition, the Company updated its estimate of disposal costs, including anticipated capital contributions, to reflect changes in the planned structure of the anticipated sale. These updated impairment analyses reduced the after-tax realized loss by $173 million, including $160 million related to the U.K. subsidiaries of CNA
Re. The anticipated sale of the U.K. insurance subsidiaries will be subject to regulatory approval and all anticipated sales are expected to be completed in 2002.

Net realized investment gains increased $554 million in 2000 as compared with 1999. This increase is related principally to after-tax realized gains from Global Crossing and Canary Wharf. The increase in net realized gains for 2000 as compared with 1999 was $171 million for Global Crossing and $209 million for Canary Wharf. Additionally, a favorable change in market conditions contributed to the results for the bond sector.

A primary objective in the management of the fixed maturity portfolio is to maximize total return relative to underlying liabilities and respective liquidity needs. In achieving this goal, assets may be sold to take advantage of market conditions or other investment opportunities or credit and tax considerations. This activity will produce realized gains and losses.

CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, which are included in net investment income. Changes in fair value are reported as a component of other comprehensive income. Investments are written down to estimated fair value and losses are recognized in income when a decline in value is determined to be other than temporary.

For asset-backed securities included in fixed maturity securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities. Such adjustments are reflected in net investment income.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are generally carried at amortized cost, which approximates fair value.

Other invested assets include investments in limited partnerships and certain derivative securities. The Company's limited partnership investments are recorded at fair value and typically reflect a reporting lag of up to three months. Fair value represents CNA's equity in the partnership's net assets as determined by the General Partner.

Limited partnerships are a small portion of the Company's overall investment portfolio. The majority of the limited partnerships invest in a substantial number of securities that are readily marketable. The Company is a passive investor and does not have influence over the management of these partnerships that operate according to established guidelines and strategies. These strategies may include the use of leverage and hedging techniques that potentially introduce more volatility and risk to the partnerships.

Investments in derivative securities are carried at fair value with changes in fair value reported as a component of realized gains or losses or other comprehensive income, depending on its hedge designation.

The following table details the carrying value of CNA's general and separate account investment portfolios as of the end of each of the last two years.

GENERAL AND SEPARATE ACCOUNT INVESTMENTS

December 31                                                           2001                %                2000                %
(In millions)                                                        -------           -------            -------           -------
GENERAL ACCOUNT INVESTMENTS
Fixed maturity securities:
  Bonds:
    Taxable                                                          $26,396                74%           $23,249                64%
    Tax-exempt                                                         2,720                 8              3,349                 9
  Redeemable preferred stocks                                             48                 -                 54                 -
Equity securities:
  Common stocks                                                          996                 3              2,216                 6
  Non-redeemable preferred stocks                                        342                 1                196                 1
Mortgage loans and real estate                                            35                 -                 26                 -
Policy loans                                                             194                 -                193                 1
Other invested assets                                                  1,355                 4              1,116                 3
Short-term investment                                                  3,740                10              5,660                16
                                                                     -------           -------            -------           -------

TOTAL GENERAL ACCOUNT INVESTMENTS                                    $35,826               100%           $36,059               100%
                                                                     =======           =======            =======           =======

SEPARATE ACCOUNT INVESTMENTS
Fixed maturity securities:

  Taxable bonds                                                      $ 2,347                62%           $ 2,703                65%
Equity securities:
  Common stocks                                                          149                 4                212                 5
  Non-redeemable preferred stocks                                         12                 -                  3                 -
Other invested assets                                                    876                23                849                20
Short-term investments                                                   394                11                407                10
                                                                     -------           -------            -------           -------

TOTAL SEPARATE ACCOUNT INVESTMENTS                                   $ 3,778               100%           $ 4,174               100%
                                                                     =======           =======            =======           =======

The Company's general and separate account investment portfolio consists primarily of publicly traded government bonds, asset-backed securities, mortgage-backed securities, municipal bonds and corporate bonds.

Approximately 53% and 57% of separate account investments at December 31, 2001 and 2000 are used to fund guaranteed investment contracts for which Continental Assurance Company (CAC) and Valley Forge Life Insurance Company (VFL) guarantee principal and a specified return to the contract holders (guaranteed investment contracts). The duration of fixed maturity securities included in the guaranteed investment contract portfolio is matched approximately with the corresponding payout pattern of the liabilities of the guaranteed investment contracts.

The Company's investment policies for both the general and separate accounts emphasize high credit quality and diversification by industry, issuer and issue. Assets supporting interest rate-sensitive liabilities are segmented within the general account to facilitate asset/liability duration management.

The general account portfolio consists primarily of high quality (rated BBB or higher) bonds, 92% and 93% of which were rated as investment grade at December 31, 2001 and 2000. The following table summarizes the ratings of CNA's general account bond portfolio at carrying value.

GENERAL ACCOUNT BOND RATINGS

December 31                                                    2001              %             2000              %
(In millions)                                            ----------------  -------------  --------------  --------------
U.S. Government and affiliated agency securities               $  5,715              20%       $  8,689              32%
Other AAA rated                                                   9,204              32           7,120              27
AA and A rated                                                    6,127              21           5,954              22
BBB rated                                                         5,583              19           3,066              12
Below investment-grade                                            2,487               8           1,769               7
                                                         ----------------  -------------  --------------  --------------

TOTAL                                                          $ 29,116             100%       $ 26,598            100%
                                                         ================  =============  ==============  ==============




The following table summarizes the bond ratings of the investments supporting those separate account products, which guarantee principal and a specified rate of interest.

SEPARATE ACCOUNT BOND RATINGS
December 31                                                   2001               %             2000              %
(in millions)                                            ----------------  -------------  --------------  --------------

U.S. Government and affiliated agency securities               $    214              10%        $   224              10%
Other AAA rated                                                   1,017              50           1,248              55
AA and A rated                                                      310              15             374              16
BBB rated                                                           421              21             397              17
Below investment-grade                                               77               4              49               2
                                                         ----------------  -------------  --------------  --------------

TOTAL                                                          $  2,039             100%       $  2,292             100%
                                                         ================  =============  ==============  ==============




At December 31, 2001 and 2000, approximately 98% of the general account portfolio was U.S. Government agencies or was rated by Standard & Poor's (S&P) or Moody's Investors Service. Approximately 100% and 99% of the guaranteed investment contract portfolio bonds were U.S. Government agencies or were rated by S&P or Moody's Investors Service at December 31, 2001 and 2000. The remaining bonds were rated by other rating agencies or Company management.

Below investment-grade bonds, as presented in the table above, are high-yield securities rated below BBB by bond rating agencies, as well as other unrated securities that, in the opinion of management, are below investment-grade. High-yield securities generally involve a greater degree of risk than investment-grade securities. However, expected returns should compensate for the added risk. This risk is also considered in the interest rate assumptions for the underlying insurance products. CNA's concentration in high-yield bonds was approximately 8% and 7% of the general account portfolio and 4% and 2% of the guaranteed investment contract portion of CNA's separate account bond portfolio as of December 31, 2001 and 2000.

Included in CNA's general account fixed maturity securities at December 31, 2001 are $7,723 million of asset-backed securities, at fair value, consisting of approximately 69% in collateralized mortgage obligations (CMOs), 14% in corporate asset-backed obligations, 13% in U.S. Government agency issued pass-through certificates and 4% in corporate mortgage-backed pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.

Short-term investments at December 31, 2001 and 2000 consisted primarily of commercial paper and money market funds. The carrying value of the components of the general account short-term investment portfolio is presented in the following table.

SHORT-TERM INVESTMENTS

December 31                                                                                 2001               2000
(In millions)                                                                          --------------    --------------

Commercial paper                                                                          $  1,194           $  3,291
U.S. Treasury securities                                                                       175                383
Money market funds                                                                           1,641                620
Other                                                                                          730              1,366
                                                                                      --------------    --------------

TOTAL SHORT-TERM INVESTMENTS                                                              $  3,740           $  5,660
                                                                                      ==============    ==============



CNA invests in certain derivative financial instruments primarily to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk). CNA considers the derivatives in its general account to be held for purposes other than trading. Derivative securities are recorded at fair value at the reporting date.

Most derivatives in separate accounts are held for hedging purposes. The Company uses these derivatives to mitigate market risk by purchasing S&P 500(R) index futures in a notional amount equal to the contract liability relating to Life Operations' Index 500 guaranteed investment contract product.

MARKET RISK

Market risk is a broad term related to changes in the fair value of a financial instrument. Discussions herein regarding market risk focus on only one element of market risk - price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index or price underlying the financial instrument. The Company's primary market risk exposures are due to changes in interest rates, although the Company has certain exposures to changes in equity prices and foreign currency exchange rates. The fair value of the financial instruments is adversely affected when interest rates rise, equity markets decline and the dollar strengthens against foreign currency.

Active management of market risk is integral to the Company's operations. The Company may use the following tools to manage its exposure to market risk within defined tolerance ranges: 1) change the character of future investments purchased or sold: 2) use derivatives to offset the market behavior of existing assets and liabilities or assets expected to be purchased and liabilities to be incurred; or 3) rebalance its existing asset and liability portfolios.

For purposes of this disclosure, market risk-sensitive instruments are divided into two categories: 1) instruments entered into for trading purposes; and 2) instruments entered into for purposes other than trading. The Company's general account market risk-sensitive instruments are classified as held for purposes other than trading.

SENSITIVITY ANALYSIS

CNA monitors its sensitivity to interest rate risk by evaluating the change in the value of financial assets and liabilities due to fluctuations in interest rates. The evaluation is performed by applying an instantaneous change in interest rates of varying magnitudes on a static balance sheet to determine the effect such a change in rates would have on the Company's market value at risk and the resulting effect on stockholders' equity. The analysis presents the sensitivity of the market value of the Company's financial instruments to selected changes in market rates and prices. The range of change chosen reflects the Company's view of changes that are reasonably possible over a one-year period. The selection of the range of values chosen to represent changes in interest rates should not be construed as the Company's prediction of future market events, but rather as an illustration of the impact of such events.

The sensitivity analysis estimates the decline in the market value of the Company's interest-sensitive assets and liabilities that were held on December 31, 2001 and 2000 due to instantaneous parallel increases in the period-end yield curve of 100 and 150 basis points. The sensitivity analysis also assumes an instantaneous 10% and 20% decline in the foreign currency exchange rates versus the U.S. dollar from their levels at December 31, 2001 and 2000, with all other variables held constant.

Equity price risk was measured assuming an instantaneous 10% and 25% decline in the S&P 500 Index (Index) from its level at December 31, 2001 and 2000 with all other variables held constant. The Company's equity holdings were assumed to be highly and positively correlated with the Index. At December 31, 2001, a 10% and 25% decrease in the Index would result in a $366 million and $914 million decrease compared to $457 million and $1,042 million decrease at December 31, 2000 in the market rate of the Company's equity investments.

Of these amounts, under the 10% and 25% scenarios, $163 million and $407 million at December 31, 2001 and $167 million and $418 million at December 31, 2000 pertained to decreases in the market value of the separate account investments. These decreases would be substantially offset by decreases in related separate account liabilities to customers. Similarly, increases in the market value of the separate account equity investments would also be offset by increases in the same related separate account liabilities by the same approximate amounts.

The following tables present the estimated effects on the market value of the Company's financial instruments at December 31, 2001 and 2000, due to an increase in interest rates of 100 basis points, a decline of 10% in foreign currency exchange rates and a 10% decline in the Index.


MARKET RISK SCENARIO 1                                                                        INCREASE (DECREASE)
                                                                                  ------------------------------------------
                                                                       MARKET       INTEREST       CURRENCY        EQUITY
December 31, 2001                                                       VALUE       RATE RISK        RISK           RISK
(In millions)                                                       ------------- -------------- -------------- ------------

HELD FOR OTHER THAN TRADING PURPOSES
General account:
  Fixed maturity securities                                            $29,164       $(1,500)       $   (38)       $   (20)
  Equity securities                                                      1,338             -            (23)          (129)
  Short-term investments                                                 3,740            (1)           (14)             -
  Limited partnerships                                                   1,307            51              -            (54)
  Other invested assets                                                    258             -              -              -
  Interest rate caps                                                         2             2              -              -
  Interest rate swaps                                                        3            (9)             -              -
  Other derivative securities                                               14           (12)            18              -
                                                                       -------       -------        -------        -------

    Total general account                                               35,826        (1,469)           (57)          (203)
                                                                       -------       -------        -------        -------

Separate accounts:
  Fixed maturity securities                                              2,039          (120)             -              -
  Equity securities                                                        149             -              -            (15)
  Short-term investments                                                    98             -              -              -
  Other invested assets                                                    533             -              -            (53)
                                                                       -------       -------        -------        -------

    Total separate accounts                                              2,819          (120)             -            (68)
                                                                       -------       -------        -------        -------

Total all securities held for other than trading purposes               38,645        (1,589)           (57)          (271)
                                                                       -------       -------        -------        -------

HELD FOR TRADING PURPOSES
Separate accounts:
  Fixed maturity securities                                                308            (5)             -             (5)
  Equity securities                                                         12             -              -             (1)
  Short-term investments                                                   296             -              -              -
  Limited partnerships                                                     342             -              -             (2)
  Equity indexed futures                                                     -             2              -            (87)
  Other derivative securities                                                1             1              -              -
                                                                       -------       -------        -------        -------

Total all securities held for trading purposes                             959            (2)             -            (95)
                                                                       -------       -------        -------        -------

TOTAL ALL SECURITIES                                                   $39,604       $(1,591)       $   (57)       $  (366)
                                                                       =======       =======        =======        =======

DEBT (CARRYING VALUE)                                                  $ 2,567       $  (104)       $     -        $     -
                                                                       =======       =======        =======        =======

MARKET RISK SCENARIO 1                                                                        INCREASE (DECREASE)
                                                                                  --------------------------------------------
                                                                      MARKET        INTEREST       CURRENCY        EQUITY
December 31, 2000                                                      VALUE        RATE RISK        RISK           RISK
(In millions)                                                      -------------- -------------- -------------- --------------
HELD FOR OTHER THAN TRADING PURPOSES
General account:
  Fixed maturity securities                                           $26,652       $(1,428)       $  (213)       $   (22)
  Equity securities                                                     2,412             -            (44)          (223)
  Short-term investments                                                5,660            (5)           (18)             -
  Limited partnerships                                                  1,092            43              -            (45)
  Other invested assets                                                   241             -              -              -
  Interest rate caps                                                        1             1              -              -
  Other derivative securities                                               1             1             (4)             -
                                                                      -------       -------        -------        -------

    Total general account                                              36,059        (1,388)          (279)          (290)
                                                                      -------       -------        -------        -------

Separate accounts:
  Fixed maturity securities                                             2,293          (118)            (7)             -
  Equity securities                                                       212             -             (1)           (21)
  Short-term investments                                                  177             -              -              -
  Other invested assets                                                   444             -              -            (44)
                                                                      -------       -------        -------        -------

    Total separate accounts                                             3,126          (118)            (8)           (65)
                                                                      -------       -------        -------        -------

Total all securities held for other than trading purposes              39,185        (1,506)          (287)          (355)
                                                                      -------       -------        -------        -------

HELD FOR TRADING PURPOSES
Separate accounts:
  Fixed maturity securities                                               410           (19)            (4)            (1)
  Equity securities                                                         3             -              -              -
  Short-term investments                                                  230             -              -              -
  Limited partnerships                                                    404             -              -             (3)
  Equity indexed futures                                                    -             2              -            (98)
  Other derivative securities                                               1            (6)             -              -
                                                                      -------       -------        -------        -------

Total all securities held for trading purposes                          1,048           (23)            (4)          (102)
                                                                      -------       -------        -------        -------

TOTAL ALL SECURITIES                                                  $40,233       $(1,529)       $  (291)       $  (457)
                                                                      =======       =======        =======        =======

DEBT (CARRYING VALUE)                                                 $ 2,729       $  (114)       $     -        $     -
                                                                      =======       =======        =======        =======

The following tables present the estimated effects on the market value of the Company's financial instruments at December 31, 2001 and 2000, due to an increase in interest rates of 150 basis points, a decline of 20% in foreign currency exchange rates and a 25% decline in the Index.

MARKET RISK SCENARIO 2                                                                    INCREASE (DECREASE)
                                                                              --------------------------------------------
                                                                  MARKET        INTEREST       CURRENCY        EQUITY
December 31, 2001                                                  VALUE        RATE RISK        RISK           RISK
(In millions)                                                  -------------- -------------- -------------- --------------
HELD FOR OTHER THAN TRADING PURPOSES
General account:
  Fixed maturity securities                                       $29,164       $(2,203)       $   (75)       $   (51)
  Equity securities                                                 1,338             -            (47)          (322)
  Short-term investments                                            3,740            (1)           (28)             -
  Limited partnerships                                              1,307            77              -           (134)
  Other invested assets                                               258             -              -              -
  Interest rate caps                                                    2             3              -              -
  Interest rate swaps                                                   3           (14)             -              -
  Other derivative securities                                          14           (17)            36              -
                                                                  -------       -------        -------        -------

    Total general account                                          35,826        (2,155)          (114)          (507)
                                                                  -------       -------        -------        -------

Separate accounts:
  Fixed maturity securities                                         2,039          (176)             -              -
  Equity securities                                                   149             -              -            (37)
  Short-term investments                                               98             -              -              -
  Other invested assets                                               533             -              -           (133)
                                                                  -------       -------        -------        -------

    Total separate accounts                                         2,819          (176)             -           (170)
                                                                  -------       -------        -------        -------

Total all securities held for other than trading purposes          38,645        (2,331)          (114)          (677)
                                                                  -------       -------        -------        -------

HELD FOR TRADING PURPOSES
Separate accounts:
  Fixed maturity securities                                           308            (7)             -            (12)
  Equity securities                                                    12             -              -             (2)
  Short-term investments                                              296             -              -              -
  Limited partnerships                                                342             -              -             (6)
  Equity indexed futures                                                -             3              -           (217)
  Other derivative securities                                           1             2              -              -
                                                                  -------       -------        -------        -------

Total all securities held for trading purposes                        959            (2)             -           (237)
                                                                  -------       -------        -------        -------

TOTAL ALL SECURITIES                                              $39,604       $(2,333)       $  (114)       $  (914)
                                                                  =======       =======        =======        =======

DEBT (CARRYING VALUE)                                             $ 2,567       $  (151)       $     -        $     -
                                                                  =======       =======        =======        =======

MARKET RISK SCENARIO 2                                                                          INCREASE (DECREASE)
                                                                                    --------------------------------------------
                                                                        MARKET        INTEREST       CURRENCY        EQUITY
December 31, 2000                                                        VALUE        RATE RISK        RISK           RISK
(In millions)                                                        -------------- -------------- -------------- --------------
HELD FOR OTHER THAN TRADING PURPOSES
General account:
  Fixed maturity securities                                             $26,652       $(2,180)       $  (427)       $   (56)
  Equity securities                                                       2,412             -            (88)          (456)
  Short-term investments                                                  5,660            (8)           (36)             -
  Limited partnerships                                                    1,092            65              -           (112)
  Other invested assets                                                     241             -              -              -
  Interest rate caps                                                          1             2              -              -
  Interest rate swaps                                                         -            (1)             -              -
  Other derivative securities                                                 1             1             (7)             -
                                                                        -------       -------        -------        -------

    Total general account                                                36,059        (2,121)          (558)          (624)
                                                                        -------       -------        -------        -------

Separate accounts:
  Fixed maturity securities                                               2,293          (171)           (15)             -
  Equity securities                                                         212             -             (1)           (53)
  Short-term investments                                                    177             -              -              -
  Other invested assets                                                     444             -              -           (111)
                                                                        -------       -------        -------        -------

    Total separate accounts                                               3,126          (171)           (16)          (164)
                                                                        -------       -------        -------        -------

Total all securities held for other than trading purposes                39,185        (2,292)          (574)          (788)
                                                                        -------       -------        -------        -------

HELD FOR TRADING PURPOSES
Separate accounts:
  Fixed maturity securities                                                 410           (28)            (7)            (1)
  Equity securities                                                           3             -              -             (1)
  Short-term investments                                                    230             -              -              -
  Limited partnerships                                                      404             -              -             (7)
  Equity indexed futures                                                      -             3              -           (245)
  Other derivative securities                                                 1            (9)             -              -
                                                                        -------       -------        -------        -------

Total all securities held for trading purposes                            1,048           (34)            (7)          (254)
                                                                        -------       -------        -------        -------

TOTAL ALL SECURITIES                                                    $40,233       $(2,326)       $  (581)       $(1,042)
                                                                        =======       =======        =======        =======

DEBT (CARRYING VALUE)                                                   $ 2,729       $  (166)       $     -        $     -
                                                                        =======       =======        =======        =======



LIQUIDITY AND CAPITAL RESOURCES

The principal operating cash flow sources of CNA's property-casualty and life insurance subsidiaries are premiums and investment income. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

For the year ended December 31, 2001, net cash used in operating activities was $599 million as compared with $1,345 million in 2000. The improvement related primarily to decreased paid claims.

For the year ended December 31, 2000, net cash used for operating activities was $1,345 million as compared with net cash used of $2,823 million in 1999. The improvement in 2000 relates primarily to significant outflows in 1999 of: 1) $1.1 billion in cash to Allstate in connection with the transaction involving the Company's Personal Insurance business; and 2) $1.1 billion of claim payments from escrow pursuant to the Fibreboard settlement. See Note P to the Consolidated Financial Statements for discussion of the Personal Insurance transaction. Excluding these significant, non-recurring transactions from 1999, the Company's 2000 cash outflows from operations declined by approximately $600 million to an outflow of approximately

$1.4 billion. The operating cash flows forgone in 2000 due to the transfer of Personal Insurance in 1999 was approximately $250 million. The remainder of the decline related primarily to increased payments of claims and decreased receipts of premiums.

Cash flows from investing activities include purchases and sales of financial instruments, as well as the purchase and sale of land, buildings, equipment and other assets not generally held for resale.

For the year ended December 31, 2001, net cash used for investing activities was $205 million as compared with net cash inflows of $1,842 million in 2000. Cash flows for investing activities were related principally to increased net purchases of invested assets related to investing $1 billion of proceeds from the common stock rights offering completed in the third quarter of 2001.

For the year ended December 31, 2000, net cash inflows from investment activities were $1,842 million as compared with $3,317 million in 1999. Cash flows from investing activities were particularly high in 1999 due to sales of investments to fund the outflows related to the Personal Insurance transaction and Fibreboard claim payments.

Cash flows from financing activities include proceeds from the issuance of debt or equity securities, outflows for dividends or repayment of debt and outlays to reacquire equity instruments. For the year ended December 31, 2001, net cash provided from financing activities was $783 million as compared with $487 million of net cash used in 2000. CNA completed a common stock rights offering on September 26, 2001, successfully raising $1 billion (40.3 million shares sold at $25 per share). Loews purchased 38.3 million shares issued in connection with the rights offering for $957 million, and an additional 0.8 million shares in the open market, increasing its ownership percentage of CNA to 88.8%. Additionally, CNAF borrowed $500 million against its bank credit facility. Partially offsetting these cash inflows were reductions to the Company's commercial paper borrowings of $627 million.

For the year ended December 31, 2000, net cash used for financing activities was $487 million as compared with $558 million in 1999. During 2000 and 1999, cash flows for financing activities included the repurchase of preferred and common equity instruments, the retirement or repurchase of senior debt securities and mortgages, the repayment of bank loans and the payment of preferred dividends.

The Company is closely managing the cash flows related to claims and reinsurance recoverables from the WTC event. It is anticipated that significant claim payments will be made prior to receipt of the corresponding reinsurance recoverables. The Company does not anticipate any liquidity problems resulting from these payments. As of March 1, 2002, the Company has paid $273 million in claims and recovered $90 million from reinsurers.

CNA's estimated gross pretax losses for the WTC event were $1,648 million pretax ($1,071 million after-tax). Net pretax losses before the effect of the corporate aggregate reinsurance treaties were $727 million. Approximately 41%, 40% and 17% of the reinsurance recoverables on the estimated losses related to the WTC event are from companies with S&P ratings of AAA, AA or A.

Effective January 30, 2001, the Company sold the 180 Maiden Lane, New York, facility. The sale of this property provided additional liquidity to the Company with net sale proceeds of $264 million.

The Company's long-term debt and capital lease obligations are composed of the following.

DEBT

December 31                                                                                 2001            2000
(In millions)                                                                          ------------    -------------
Variable rate debt:
  Commercial Paper                                                                      $    -              $  627
  Credit facility - CNAF                                                                   500                   -
  Credit facility - CNA Surety                                                              75                 100
Senior notes - CNAF:

  7.250%,  due March 1, 2003                                                               133                 133
  6.250%,  due November 15, 2003                                                           250                 249
  6.500%,  due April 15, 2005                                                              491                 491
  6.750%,  due November 15, 2006                                                           249                 249
  6.450%,  due January 15, 2008                                                            149                 149
  6.600%,  due December 15, 2008                                                           199                 199
  8.375%,  due August 15, 2012                                                              68                  68
  6.950%,  due January 15, 2018                                                            148                 148
Debenture, 7.250%, due November 15, 2023 - CNAF                                            240                 240
Capital leases, 8.000%-19.980%, due through December 31, 2011                               38                  40
Other debt, 1.000%-8.500%, due through 2019                                                 27                  36
                                                                                        ------              ------

TOTAL DEBT                                                                              $2,567              $2,729
                                                                                        ======              ======



The combined aggregate maturities for debt at December 31, 2001 are presented in the following table.

MATURITY OF DEBT

(In millions)

2002                                                                                                       $    329
2003                                                                                                            387
2004                                                                                                            254
2005                                                                                                            496
2006                                                                                                            254
Thereafter                                                                                                      859
Less original issue discount                                                                                   (12)
                                                                                                     ---------------

TOTAL                                                                                                      $  2,567
                                                                                                     ===============




During 2001, the Company discontinued its commercial paper program and repaid all loans outstanding under the program.

The funds used to retire the outstanding commercial paper debt were obtained through the draw down of the full amount available under the Company's $500 million revolving credit facility. The facility is composed of two parts: a $250 million component with a 364-day expiration date (with an option enabling CNAF to convert borrowings into a one-year term loan) and a $250 million component with a three-year expiration date.

The Company pays a facility fee to the lenders for having funds available for loans under both components of the facility; the fee varies based on the long-term debt ratings of the Company. At December 31, 2001, the facility fee on the 364-day component was 15 basis points and the facility fee on the three-year component was 17.5 basis points.

In addition to the facility fees, the Company pays interest on any outstanding debt/borrowings under the facility based on a rate determined using the long-term debt ratings of the Company. The interest rate is equal to the London Interbank Offering Rate (LIBOR) plus 60 basis points for the 364-day component and LIBOR plus 57.5 basis points for the three-year component. Further, if the Company has outstanding loans greater than 50% of the amounts available under the facility, the Company will also pay a utilization fee of 12.5 basis points on such loans.

A Moody's Investor Service (Moody's) downgrade of the CNAF senior debt rating from Baa2 to Baa3 would increase the facility fee on the 364-day component of the facility from 15 basis points to 20 basis points, and the facility fee on the three-year component would increase from 17.5 basis points to 25 basis points. The applicable interest rate on the 364-day component would increase from LIBOR plus 60 basis points to LIBOR plus 80 basis points and the applicable interest rate on the three-year component would increase from LIBOR plus 57.5 basis points to LIBOR plus 75 basis points. The utilization fee would remain unchanged on both components at 12.5 basis points.

The $500 million revolving credit facility replaced CNAF's $750 million revolving credit facility (the Prior Facility), which was scheduled to expire on May 10, 2001. No loans were outstanding under the Prior Facility anytime during 2001 or at December 31, 2000. To offset the variable rate characteristics of the Prior Facility and the interest rate risk associated with periodically reissuing commercial paper, CNA was party to interest rate swap agreements with several banks. While no agreements were entered into for the year ended December 31, 2001, there were agreements in place during 2000 and 1999. These agreements required CNA to pay interest at a fixed rate in exchange for the receipt of the three-month LIBOR. The effect of the interest rate swap agreements was to decrease interest expense by approximately $2 million for the year ended December 31, 2000 and increase interest expense by $4 million for the year ended December 31, 1999.

The terms of CNA's credit facility requires the Company to maintain certain financial ratios and combined property-casualty company statutory surplus levels. At December 31, 2001 and 2000, CNA was in compliance with all restrictive debt covenants.

Following the announcement of second quarter 2001 earnings, the Company's commercial paper rating was placed under review by S&P. During the review period, the Company, through an affiliated company, held varying amounts of its commercial paper with the intent to put it back into the market after the review was completed. On October 10, 2001, S&P lowered the Company's commercial paper rating from A2 to A3 and maintained the CreditWatch Negative status. On December 28, 2001, Moody's lowered the long-term debt rating from Baa1 to Baa2 and affirmed the P2 short-term debt rating.

The commercial paper rating downgrade, the impacts of the WTC event and an overall decline in the market made it difficult to maintain a commercial paper program. Following consultation with CNAF's commercial and investment bankers, management determined that the most economical way to replace the commercial paper was to draw on the revolving bank credit facility.

During 2000, CNA purchased a portion of its debt notes when opportunities arose. These repurchases included approximately $24 million of The Continental Corporation (Continental) senior notes and approximately $14 million of CNAF senior notes. On August 2, 1999, the Company repaid its $157 million, 11% Secured Mortgage Notes, due June 30, 2013.

On April 19, 1999, CNA filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (SEC), which became effective, relating to $549 million in senior and subordinated debt, junior debt, common stock, preferred stock and warrants.

On April 15, 1999, the Company retired $100 million of Continental's 8.25% senior notes.

In the normal course of business, CNA has obtained letters of credit in favor of various unaffiliated insurance companies, regulatory authorities and other entities. At December 31, 2001, there were approximately $270 million of outstanding letters of credit, of which approximately $30 million was collateralized with cash and securities.

The Company has committed approximately $152 million to future capital calls from various third party limited partnership investments in exchange for an ownership interest in the related partnerships.

The Company has a commitment to purchase a $100 million floating rate note issued by the Californian Earthquake Authority in the event California earthquake related insurance losses exceed $4.9 billion prior to December 31, 2002.

The Company has entered into a limited number of guaranteed payment contracts. These relate primarily to telecom service contracts and amount to payments of approximately $41 million guaranteed for 2002 through 2005. Additionally, the Company is obligated to future payments totaling $596 million for non-cancelable operating leases expiring from 2002 through 2014 primarily for office space and data processing, office and transportation equipment.

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. CNA's insurance company subsidiaries are rated by major rating agencies, and these ratings reflect the rating agency's opinion of the insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

The table below reflects ratings issued by A.M. Best, S&P, Moody's and Fitch as of February 13, 2002 for the CCC Pool, the Continental Insurance Company (CIC) Pool and the CAC Pool. Also rated were CNAF's senior debt and commercial paper and Continental senior debt.

                                                                                       DEBT RATINGS
                                                                        --------------------------------------------
                                        INSURANCE RATINGS                           CNAF
                           -------------------------------------------- ----------------------------  CONTINENTAL
                             CCC POOL       CAC POOL       CIC POOL        SENIOR       COMMERCIAL       SENIOR
                                       FINANCIAL STRENGTH                   DEBT           PAPER          DEBT
                           -------------------------------------------- -------------- -----------------------------
A.M. Best                        A              A              A             BBB           AMB-2          BBB-
Fitch                            A             AA-            NR             BBB            NR             NR
Moody's                         A3             A2(Negative)*  A3             Baa2           P2            Baa3
S&P                              A-             A+             A-            BBB-           A3            BBB-

NR = Not Rated

* CAC and Valley Forge Life Insurance Company (VFL) are rated separately by Moody's and both have an A2 rating.


On February 13, 2002, Fitch removed the rating watch negative status and affirmed the insurance financial strength rating of CCC and the senior debt rating of CNAF. On September 24, 2001, following the WTC event, Fitch affirmed the ratings of CAC and placed CCC under review.

On February 1, 2002, S&P affirmed the debt and financial strength ratings of CNAF and the CNA insurance companies. The outlook was changed from CreditWatch Negative to stable. This action occurred after management's discussions with S&P in early January, 2002 and upon completion of their evaluation of additional information provided to them with respect to the WTC event reserve estimate (including additional sensitivity analyses of the reserve estimates) and other capital adequacy analyses. Additionally, CNA and S&P-London have agreed to a guarantee of the Continental Insurance Company of Europe (CIE)/Maritime Insurance Co., Ltd. liabilities by CCC in order to maintain their present rating of "A-". This matter is expected to be concluded by the second quarter of 2002, as the guarantee requires the approval of the Illinois Department of Insurance (the Department).

On December 28, 2001, Moody's lowered the insurance financial strength rating of the CCC Pool to "A3" (stable). In addition, Moody's lowered the CNAF long-term debt and preferred stock ratings to "Baa2" and "Ba1," and the Continental senior debt rating to "Baa3." The previously affirmed ratings of CIC, CAC and commercial paper remained unchanged with the rating action. These rating actions concluded the review begun on August 2, 2001 in connection with the second quarter 2001 reserve strengthening. In light of subsequent events, management further discussed with Moody's the WTC event and the fourth quarter restructuring charge. All of these items were contemplated in their current rating opinion and outlook.

CNAF held $275 million of Continental preferred shares. The $29 million annual Continental preferred share dividend was funded by CIC. Although the capital position of the CIC Pool remains strong, CIC's ability to dividend funds to its parent Continental is limited by regulatory constraints. In order to alleviate intercompany dividend requirements, the Continental preferred stock has been converted to Continental common stock in the fourth quarter of 2001.

CNAF's ability to pay dividends and other credit obligations is significantly dependent on receipt of dividends from its subsidiaries. The payment of dividends to CNAF by its insurance subsidiaries without prior approval of the insurance department of each subsidiary's domiciliary jurisdiction is limited by formula. Dividends in excess of these amounts are subject to prior approval of the respective state insurance departments.

Dividends from the CCC Pool are subject to the insurance holding company laws of the State of Illinois, the domiciliary state of CCC. Under these laws, ordinary dividends, or dividends that do not require prior approval of the Department, may be paid only from earned surplus, which is calculated by removing unrealized gains (which under statutory accounting includes cumulative earnings of CCC's subsidiaries) from unassigned surplus. As of December 31, 2001, CCC is in a negative earned surplus position. In February 2002, the Department approved an extraordinary dividend in the amount of $117 million to be used to fund CNAF's 2002 debt service requirements. Until CCC is in a positive earned surplus position, all dividends require prior approval of the Department.

In addition, by agreement with the New Hampshire Insurance Department, as well as certain other state insurance departments, dividend payments for the CIC Pool are restricted to internal and external debt service requirements through September 2003 up to a maximum of $85 million annually, without the prior approval of the New Hampshire Insurance Department.

CRITICAL ACCOUNTING POLICIES

EARNED PREMIUMS: Insurance premiums on property-casualty and accident and health insurance contracts are earned ratably over the duration of the policies after deductions for ceded insurance. The reserve for unearned premiums on these contracts represents the portion of premiums written relating to the unexpired terms of coverage.

Property-casualty contracts that are retrospectively rated contain contract provisions that result in an adjustment to the initial policy premium depending on the contract provisions and loss experience of the insured during the experience period. For such contracts, the Company estimates the amount of ultimate premiums that the Company may earn upon completion of the experience period and recognizes either an asset or a liability for the difference between the initial policy premium and the estimated ultimate premium. The Company adjusts such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment is recorded as either a reduction of or an increase to the earned premiums for the period.

Revenues on interest-sensitive contracts are composed of contract charges and fees, which are recognized over the coverage period. Premiums for other life insurance products and annuities are recognized as revenue when due after deductions for ceded insurance premiums.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES: Claim and claim adjustment expense reserves, except reserves for structured settlements, workers compensation lifetime claims and accident and health disability claims, are not discounted and are based on 1) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations; 2) estimates of incurred but not reported losses (IBNR); 3) estimates of losses on assumed reinsurance; 4) estimates of future expenses to be incurred in the settlement of claims; and 5) estimates of salvage and subrogation recoveries. Management considers current conditions and trends as well as past Company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance. Reinsurance receivables are reported as an asset in the Consolidated Balance Sheets.

FUTURE POLICY BENEFITS RESERVES: Reserves for traditional life insurance products (whole and term life products) and long term care products are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration, and include a margin for adverse deviation. Interest rates range from 3% to 9%, and mortality, morbidity and withdrawal assumptions are based on Company and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Reserves for interest-sensitive contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.3% to 6.5% for the three years ended December 31, 2001.

REINSURANCE: Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and are reported as a receivable in the Consolidated Balance Sheets. An estimated allowance for doubtful accounts is recorded on the basis of periodic evaluations of balances due from reinsurers, reinsurer solvency, management's experience and current economic conditions.

ACCOUNTING PRONOUNCEMENTS

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

In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 140 replaces SFAS No. 125, Accounting for Transfers and Servicing of

Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The adoption of SFAS 140 did not have a significant impact on the results of operations or equity of the Company.

Effective January 1, 2001, the Company adopted the Codification of Statutory Accounting Principles (Codification) for preparing its statutory-basis financial statements for its insurance subsidiaries. Codification is intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which CNAF's insurance subsidiaries conduct business required adoption of Codification (with certain modifications) effective January 1, 2001. The Company's adoption of Codification, as modified, resulted in a decrease in statutory capital and surplus of approximately $1.0 million, which relates primarily to deferred tax assets, offset by insurance-related assessments and pension-related liabilities.

In conjunction with changes required by Codification related to the recording of written premiums, CNA's property-casualty companies implemented a change, effective January 1, 2001, in the timing of recording written premiums for policies with future effective dates. The effect of this change was to reduce net written premiums by $142 million for the year ended December 31, 2001. This change had no impact on net earned premiums or net income.

In 2001, the Company adopted the FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (collectively referred to as SFAS 133). The Company's initial adoption of SFAS 133 did not have a significant impact on the equity of the Company; however, adoption of SFAS 133 resulted in an after-tax decrease to 2001 earnings of $61 million. Of this transition amount, approximately $58 million related to investments and investment-related derivatives. Because the Company already carried its investment and investment-related derivatives at fair value through other comprehensive income, there was an equal and offsetting favorable adjustment of $58 million to stockholders' equity (accumulated other comprehensive income). The remainder of the transition adjustment is attributable to collateralized debt obligation products that are derivatives under SFAS 133.

On April 1, 2001 the Company adopted Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). EITF 99-20 establishes how a transferor that retains an interest in securitized financial assets or an enterprise that purchases a beneficial interest in securitized financial assets should account for interest income and impairment. The adoption of EITF 99-20 did not have a significant impact on the results of operations or equity of the Company.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). SFAS 141 requires companies to use the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method of accounting. CNA has adopted this standard for all business combinations subsequent to June 30, 2001.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 changes the accounting for goodwill and indefinite-lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill and indefinite-lived intangible assets, including goodwill recorded in past business combinations, will cease upon adoption of SFAS 142, which for CNA will be January 1, 2002. In accordance with the transition guidance provided in SFAS 142, the Company will complete goodwill and other acquired intangible asset impairment tests by June 30, 2002. Any resulting asset impairments will be recorded as a cumulative effect of a change in accounting principle as of January 1, 2002. Additionally, the amortization expense for goodwill and other acquired intangible assets identified as indefinite-lived that will not be recorded in 2002 as a result of adoption of SFAS 142 is approximately $15 million.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 addresses accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The provisions of this statement are effective for CNA beginning January 1, 2002. The Company estimates that the initial adoption of SFAS 144 will not have a significant impact on the results of operations or equity of the Company.

FORWARD-LOOKING STATEMENTS

This report includes a number of statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as "believes," "expects," "intends," "anticipates," "estimates" and similar expressions. Forward-looking statements in this report include expected losses in the Company's insurance business, including losses for asbestos, environmental pollution and other mass tort claims; the Company's expectations concerning its revenues, earnings, expenses and investment activities; expected cost savings and other results from the Company's restructuring activities; and expected proceeds and terms of, and other matters concerning, the Company's planned disposition of its U.K. reinsurance business. Forward-looking statements, by their nature, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the results expected in the forward-looking statement. Many of these risks and uncertainties cannot be controlled by the Company. Some examples of these risks and uncertainties are:

-     general economic and business conditions;
- changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;
- the effects of the Enron bankruptcy on energy and capital markets, and on the markets for directors & officers and errors & omissions coverages;
- changes in foreign or domestic political, social and economic conditions, including the possible occurrence of terrorist attacks;
- regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings;
- regulatory limitations and restrictions upon the Company and its insurance subsidiaries;
- the impact of competitive products, policies and pricing and the competitive environment in which the Company operates;
- product and policy availability and demand and market responses, including the effect of the absence of applicable terrorism legislation on coverages;
-     development of claims and the impact on loss reserves;
- the performance of reinsurance companies under reinsurance contracts with the Company;

-     results of financing efforts;
-     changes in the Company's composition of operation segments;
- exposure to liabilities due to claims made by insured and others relating to asbestos remediation and health-based asbestos impairments, and exposure to liabilities for environmental pollution and other mass tort claims;
- the sufficiency of the Company's loss reserves and the possibility of future increases in reserves;
- the possibility of changes in the Company's ratings by ratings agencies and changes in rating agency policies and practices;
-     the actual closing of contemplated transactions and agreements; and
- various other matters and risks (many of which are beyond the Company's control) detailed in the Company's Securities and Exchange Commission filings.

Any forward-looking statements made in this report are made by the Company as of the date of this report. The Company does not have any obligation to update or revise any forward-looking statement contained in this report, even if the Company's expectations or any related facts or circumstances change.

CONSOLIDATED BALANCE SHEETS

December 31                                                                                   2001              2000
(In millions, except share data)                                                         ----------------   -------------
ASSETS
Investments:

  Fixed maturity securities available-for-sale (amortized cost of $28,970 and $26,579)     $ 29,164            $ 26,652
  Equity securities available-for-sale (cost of $1,168 and $1,175)                            1,338               2,412
  Mortgage loans and real estate (less accumulated depreciation of $1 and $1)                    35                  26
  Policy loans                                                                                  194                 193
  Other invested assets                                                                       1,355               1,116
  Short-term investments                                                                      3,740               5,660
                                                                                           --------            --------

TOTAL INVESTMENTS                                                                            35,826              36,059

Cash and cash equivalents                                                                       142                 163
Receivables:
  Reinsurance                                                                                13,823               9,397
  Insurance                                                                                   4,006               5,026
  Allowance for doubtful accounts                                                              (351)               (321)
Accrued investment income                                                                       385                 404
Receivables for securities sold                                                                 443                 424
Deferred acquisition costs                                                                    2,424               2,418
Prepaid reinsurance premiums                                                                  1,221               1,445
Federal income taxes recoverable (includes $617 and $25 due from Loews)                         611                  15
Deferred income taxes                                                                           737                 503
Property and equipment at cost (less accumulated depreciation of $797 and $802)                 444                 716
Intangibles                                                                                     265                 317
Other assets                                                                                  2,194               2,152
Separate account business                                                                     3,798               4,314
                                                                                           ========            ========



TOTAL ASSETS                                                                               $ 65,968            $ 63,032
                                                                                           ========            ========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                                                                                            2001                    2000
                                                                                       --------------          ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

  Insurance reserves:
    Claim and claim adjustment expense                                                       $ 31,266             $ 26,962
    Unearned premiums                                                                           4,505                4,821
    Future policy benefits                                                                      7,306                6,669
    Policyholders' funds                                                                          546                  602
  Collateral on loaned securities and derivatives                                                 923                2,245
  Payables for securities purchased                                                               606                  593
  Participating policyholders' funds                                                              118                  131
  Debt                                                                                          2,567                2,729
  Reinsurance balances payable                                                                  2,723                1,381
  Other liabilities                                                                             3,019                2,721
  Separate account business                                                                     3,798                4,314
                                                                                             --------             --------

TOTAL LIABILITIES                                                                              57,377               53,168
                                                                                             --------             --------

Commitments and contingencies (Notes A, F, G and K)

Minority interest                                                                                 224                  217

Stockholders' equity:
  Common stock ($2.50 par value; 500,000,000 shares authorized; 225,850,270 and
    185,525,907 shares issued; and 223,596,861 and 183,263,873 shares outstanding)                565                  464
  Additional paid-in capital                                                                    1,031                  126
  Retained earnings                                                                             6,683                8,327
  Accumulated other comprehensive income                                                          226                  873
  Treasury stock, at cost                                                                         (70)                 (71)
                                                                                             --------             --------

                                                                                                8,435                9,719
  Notes receivable for the issuance of common stock                                               (68)                 (72)
                                                                                             --------             --------

TOTAL STOCKHOLDERS' EQUITY                                                                      8,367                9,647
                                                                                             --------             --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $ 65,968             $ 63,032
                                                                                             ========             ========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31                                                          2001            2000             1999
(In millions, except per share data)                                          --------         --------         --------

REVENUES
  Net earned premiums                                                         $  9,365         $ 11,474         $ 13,282
  Net investment income                                                          1,897            2,286            2,194
  Realized investment gains, net of participating
    policyholders' and minority interests                                        1,265            1,028              200
  Other revenues                                                                   676              739              705
                                                                              --------         --------         --------

Total revenues                                                                  13,203           15,527           16,381
                                                                              --------         --------         --------

CLAIMS, BENEFITS AND EXPENSES
  Insurance claims and policyholders' benefits                                  11,383            9,831           11,890
  Amortization of deferred acquisition costs                                     1,804            1,880            2,143
  Other operating expenses                                                       1,913            1,800            2,074
  Restructuring and other related charges                                          251                -               83
  Interest                                                                         157              206              202
                                                                              --------         --------         --------

Total claims, benefits and expenses                                             15,508           13,717           16,392
                                                                              --------         --------         --------

(Loss) income before income tax, minority interest and
  cumulative effects of changes in accounting principles                        (2,305)           1,810              (11)
Income tax benefit (expense)                                                       743             (568)              88
Minority interest                                                                  (21)             (28)             (30)
                                                                              --------         --------         --------

(Loss) income before cumulative effects of changes in
  accounting principles                                                         (1,583)           1,214               47
Cumulative effects of changes in accounting principles,
  net of tax of $33, $0 and $95                                                    (61)               -             (177)
                                                                              --------         --------         --------

NET (LOSS) INCOME                                                             $ (1,644)        $  1,214         $   (130)
                                                                              ========         ========         ========



BASIC AND DILUTED (LOSS) EARNINGS PER SHARE
  (Loss) income before cumulative effects of changes in
    accounting principles                                                     $  (8.16)        $   6.61         $   0.19
Cumulative effects of changes in accounting principles, net of tax               (0.32)               -            (0.96)
                                                                              --------         --------         --------

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE AVAILABLE TO
  COMMON STOCKHOLDERS                                                         $  (8.48)        $   6.61         $  (0.77)
                                                                              ========         ========         ========

WEIGHTED AVERAGE OUTSTANDING COMMON STOCK AND COMMON
  STOCK EQUIVALENTS                                                              194.0            183.6            184.2
                                                                              ========         ========         ========



  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31                                                       2001             2000            1999
(In millions)                                                             --------------   -------------  --------------

CASH FLOWS  FROM OPERATING ACTIVITIES

  Net (loss) income                                                         $ (1,644)       $  1,214        $   (130)
  Adjustments to reconcile net (loss) income to net cash flows used by operating activities:
    Cumulative effects of changes in accounting principles, net of tax            61               -             177
    Loss on disposal of property and equipment                                    83              28             111
    Minority interest                                                             21              28              30
    Deferred income tax provision                                                 61             493             138
    Realized investment gains, net of participating
      policyholders' and minority interests                                   (1,265)         (1,028)           (200)
    Equity method income                                                         (58)           (299)           (114)
    Amortization of intangibles                                                   17              21              23
    Amortization of bond discount                                               (268)           (309)           (243)
    Depreciation                                                                 136             155             185
    Changes in:
      Receivables, net                                                        (3,376)         (1,664)             (9)
      Deferred acquisition costs                                                 (17)           (132)           (221)
      Accrued investment income                                                   19             (17)              6
      Federal income taxes recoverable/payable                                  (596)            254             (17)
      Prepaid reinsurance premiums                                               224              11            (152)
      Reinsurance balances payable                                             1,342             717             216
      Insurance reserves                                                       4,616            (128)         (1,193)
      Transfer of business via reinsurance                                         -             (41)         (1,149)
      Other, net                                                                  45            (648)           (281)
                                                                            --------        --------        --------

Total adjustments                                                              1,045          (2,559)         (2,693)
                                                                            --------        --------        --------

NET CASH FLOWS USED BY OPERATING ACTIVITIES                                     (599)         (1,345)         (2,823)
                                                                            --------        --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchases of fixed maturity securities                                     (56,979)        (40,975)        (45,515)
  Proceeds from fixed maturity securities:
    Sales                                                                     51,112          38,502          43,587
    Maturities, calls and redemptions                                          3,930           4,222           2,996
  Purchases of equity securities                                              (1,287)         (1,858)         (1,575)
  Proceeds from sales of equity securities                                     2,311           2,935           1,803
  Change in short-term investments                                             2,028            (686)          1,183
  Change in collateral on loaned securities and
    derivatives                                                               (1,322)           (429)            894
  Change in other investments                                                   (182)            313             238
  Purchases of property and equipment                                           (124)           (152)           (250)
  Proceeds from sales of property and equipment                                  264               -               -
  Acquisitions, net of cash acquired                                             (19)             (2)            (19)
  Dispositions                                                                     7               -               -
  Other, net                                                                      56             (28)            (25)
                                                                            --------        --------        --------

NET CASH FLOWS (USED) PROVIDED BY INVESTING ACTIVITIES                      $   (205)       $  1,842        $  3,317
                                                                            --------        --------        --------



  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                                                                              2001             2000              1999
                                                                         --------------   -------------     --------------
CASH FLOWS FROM FINANCING ACTIVITIES

  Issuance of common stock                                                    $ 1,006          $    -          $    -
  Principal payments on debt                                                     (664)           (164)           (450)
  Proceeds from issuance of debt                                                  500               -             177
  Return of policyholder account balances on investment contracts                 (66)           (138)            (78)
  Redemption of preferred stock                                                     -            (150)           (200)
  Dividends paid to preferred stockholders                                          -              (1)            (13)
  Purchase of treasury stock                                                        -             (35)              -
  Receipts from investment contracts credited to policyholder account
    balances                                                                        2               5               7
  Other                                                                             5              (4)             (1)
                                                                              -------         -------         -------

NET CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES                            783            (487)           (558)
                                                                              -------         -------         -------

Net change in cash and cash equivalents                                           (21)             10             (64)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                      163             153             217
                                                                              -------         -------         -------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $   142         $   163         $   153
                                                                              =======         =======         =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid (received):

    Interest                                                                  $   147         $   205         $   201
    Federal income taxes                                                         (288)           (154)           (279)
  Non-cash transactions:
    Notes receivable for the issuance of common stock                               4              10              20
    Exchange of Canary Wharf Limited Partnership interest into common
      stock                                                                         -               -             539


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                             NOTES
                                                                                 ACCUMULATED               RECEIVABLE
                                                        ADDITIONAL                 OTHER                    FOR THE       TOTAL
                                  COMMON    PREFERRED    PAID-IN     RETAINED   COMPREHENSIVE   TREASURY  ISSUANCE OF  STOCKHOLDERS'
                                  STOCK       STOCK      CAPITAL     EARNINGS   INCOME (LOSS)    STOCK    COMMON STOCK    EQUITY
                               ----------- ----------- ------------ ----------- ------------- ----------- ------------ ------------
(In millions)
BALANCE, JANUARY 1, 1999         $   464     $   350     $   126      $ 7,258      $ 1,064     $   (61)    $   (44)      $ 9,157

Comprehensive income:
  Net loss                            --          --          --         (130)          --          --          --          (130)
  Other comprehensive income          --          --          --           --          124          --          --           124
                                                                                                                         -------

Total comprehensive loss              --          --          --           --           --          --          --            (6)
Redemption of preferred stock         --        (200)         --           --           --          --          --          (200)
Increase in notes receivable
  from issuance of common stock       --          --          --           (1)          --          20         (19)           --
Preferred dividends                   --          --          --          (13)          --          --          --           (13)
                                 -------     -------     -------      -------      -------     -------     -------       -------

BALANCE, DECEMBER 31, 1999           464         150         126        7,114        1,188         (41)        (63)        8,938

Comprehensive income:
  Net income                          --          --          --        1,214           --          --          --         1,214
  Other comprehensive loss            --          --          --           --         (315)         --          --          (315)
                                                                                                                         -------

Total comprehensive income                                                                                                   899
Redemption of preferred stock         --        (150)         --           --           --          --          --          (150)
Purchase of treasury stock            --          --          --           --           --         (35)         --           (35)
Increase in notes receivable
  from issuance of common stock       --          --          --           --           --           5          (9)           (4)
Preferred dividends                   --          --          --           (1)          --          --          --            (1)
                                 -------     -------     -------      -------      -------     -------     -------       -------

BALANCE, DECEMBER 31, 2000           464          --         126        8,327          873         (71)        (72)        9,647

Comprehensive income:
  Net loss                            --          --          --       (1,644)          --          --          --        (1,644)
  Other comprehensive loss            --          --          --           --         (647)         --          --          (647)
                                                                                                                         -------

Total comprehensive loss              --          --          --           --           --          --          --        (2,291)
Issuance of common stock             101          --         905           --           --          --          --         1,006
Stock options exercised               --          --          --           --           --           1          --             1
Decrease in notes receivable
  from issuance of common stock       --          --          --           --           --          --           4             4
                                 -------     -------     -------      -------      -------     -------     -------       -------

BALANCE, DECEMBER 31, 2001       $   565     $    --     $ 1,031      $ 6,683      $   226     $   (70)    $   (68)      $ 8,367
                                 =======     =======     =======      =======      =======     =======     =======       =======

        The accompanying Notes are an integral part of these Consolidated
                              Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of CNA Financial Corporation (CNAF) and its controlled subsidiaries, which include property-casualty insurance companies (principally Continental Casualty Company
(CCC) and The Continental Insurance Company (CIC)) and life insurance companies (principally Continental Assurance Company (CAC), Valley Forge Life Insurance Company (VFL) and CNA Group Life Assurance Company (CNAGLAC)), collectively CNA or the Company. Loews Corporation (Loews) owned approximately 89% of the outstanding common stock of the Company as of December 31, 2001.

The accompanying Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany amounts have been eliminated. Certain amounts applicable to prior years have been reclassified to conform to the current year presentation.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

BUSINESS

CNA serves a wide variety of customers, including small, medium and large businesses; insurance companies; associations; professionals; and groups and individuals with a broad range of insurance and risk management products and services.

Insurance products include property-casualty coverages; life, accident and health insurance; retirement products and annuities; and property-casualty, life and group reinsurance. CNA services include risk management, information services, healthcare claims management, claims administration and employee leasing/payroll processing. CNA's products and services are marketed through independent agents, brokers, managing general agents and direct sales.

INSURANCE OPERATIONS

EARNED PREMIUMS: Insurance premiums on property-casualty and accident and health insurance contracts are earned ratably over the duration of the policies after deductions for ceded insurance. The reserve for unearned premiums on these contracts represents the portion of premiums written relating to the unexpired terms of coverage.

Property-casualty contracts that are retrospectively rated contain contract provisions that result in an adjustment to the initial policy premium depending on the contract provisions and loss experience of the insured during the experience period. For such contracts, the Company estimates the amount of ultimate premiums that the Company may earn upon completion of the experience period and recognizes either an asset or a liability for the difference between the initial policy premium and the estimated ultimate premium. The Company adjusts such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment is recorded as either a reduction of or an increase to the earned premiums for the period.

Revenues on interest-sensitive contracts are composed of contract charges and fees, which are recognized over the coverage period. Premiums for other life insurance products and annuities are recognized as revenue when due after deductions for ceded insurance premiums.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES: Claim and claim adjustment expense reserves, except reserves for structured settlements, workers compensation lifetime claims and accident and health disability claims, are not discounted and are based on 1) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations; 2) estimates of incurred but not reported losses (IBNR); 3) estimates of losses on assumed reinsurance; 4) estimates of future expenses to be incurred in the settlement of claims; and 5) estimates of salvage and subrogation recoveries. Management considers current conditions and trends as well as past Company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance. Reinsurance receivables are reported as an asset in the Consolidated Balance Sheets.

Structured settlements have been negotiated for certain property-casualty insurance claims. Structured settlements are agreements to provide fixed periodic payments to claimants. Certain structured settlements are funded by annuities purchased from CAC for which the related annuity obligations are reported in future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim adjustment expense reserves and carried at present values determined using interest rates ranging from 6.0% to 7.5%. At December 31, 2001 and 2000, the discounted reserves for unfunded structured settlements were $887 million and $884 million, net of discount of $1,478 million and $1,473 million.

Workers compensation lifetime claim reserves and accident and health disability claim reserves are calculated using mortality and morbidity assumptions based on Company and industry experience, and are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.5%. At December 31, 2001 and 2000, such discounted reserves totaled $2,384 million and $2,205 million, net of discount of $978 million and $940 million.

FUTURE POLICY BENEFITS RESERVES: Reserves for traditional life insurance products (whole and term life products) and long term care products are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration, and include a margin for adverse deviation. Interest rates range from 3% to 9%, and mortality, morbidity and withdrawal assumptions are based on Company and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Reserves for interest-sensitive contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.3% to 6.5% for the three years ended December 31, 2001.

GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS: In 1999, CNA adopted Statement of Position No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments (SOP 97-3). SOP 97-3 requires that insurance companies recognize liabilities for guaranty fund and other insurance-related assessments when an assessment is probable, when it can be reasonably estimated and when the event obligating the entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements. Adoption of SOP 97-3 resulted in an after-tax charge of $177 million as a cumulative effect of a change in accounting principle in 1999. Liabilities for guaranty funds and other insurance-related assessments are not discounted or recorded net of premium taxes and are included as part of other liabilities in the Consolidated Balance Sheets.

REINSURANCE: Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and are reported as a receivable in the Consolidated Balance Sheets. An estimated allowance for doubtful accounts is recorded on the basis of periodic evaluations of balances due from reinsurers, reinsurer solvency, management's experience and current economic conditions.

Reinsurance contracts that do not meet the criteria for risk transfer are recorded using the deposit method of accounting, which requires that premium paid or received by the ceding company or assuming company be accounted for as a deposit asset or liability. The Company primarily records these deposits as reinsurance receivables for ceded recoverables and other liabilities for assumed liabilities.

Income on reinsurance contracts that do not meet the criteria for risk transfer is recognized using a constant effective yield based on the anticipated timing of payments and the remaining life of the contract. When the estimate of timing of payments changes, the effective yield is recalculated to reflect actual payments to date and the estimated timing of future payments. The deposit asset or liability is adjusted to the amount that would have existed had the new effective yield been applied since the inception of the contract. This adjustment is reflected in other revenue or other operating expense as appropriate.

DEFERRED ACQUISITION COSTS: Costs, including commissions, premium taxes and certain underwriting and policy issuance costs, that vary with and are related primarily to the acquisition of property-casualty insurance business are deferred and amortized ratably over the period the related premiums are earned. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs.

The excess of first-year commissions over renewal commissions and other first-year costs of acquiring life insurance business, such as agency and policy issuance expenses, which vary with and are related primarily to the production of new and renewal business, have been deferred and are amortized with interest over the expected life of the related contracts. As an offset to this, the excess of first-year costs over renewal ceded expense allowances, which also vary with and are related primarily to the production of new and renewal business, have been amortized with interest over the expected life of the related contracts.

Acquisition costs related to non-participating traditional life insurance and accident and health insurance are being amortized over the premium-paying period of the related policies using assumptions consistent with those used for computing future policy benefits reserves for such contracts. Assumptions as to anticipated premiums are made at the date of policy issuance or acquisition and are consistently applied during the lives of the contracts. Deviations from estimated experience are included in operations when they occur. For these contracts, the amortization period is typically the estimated life of the policy.

For universal life and cash value annuity contracts, the amortization of deferred acquisition costs is recorded in proportion to the present value of estimated gross margins or profits. The gross margins or profits result from actual earned interest minus actual credited interest, actual costs of insurance (mortality) charges minus expected mortality, actual expense charges minus maintenance expenses and surrender charges. Amortization interest rates are based on rates in effect at the inception or acquisition of the contracts. Actual gross margins or profits can vary from the Company's estimates resulting in increases or decreases in the rate of amortization. When appropriate, the Company revises its assumptions of the estimated gross margins or profits of these contracts, and the cumulative amortization is re-estimated and adjusted through current operations. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred acquisition costs had they actually been realized, an adjustment is recorded to deferred acquisition costs and to unrealized investment gains or losses.

Acquisition costs deferred are recorded net of ceding commissions and other ceded acquisition costs. The Company periodically evaluates deferred acquisition costs for recoverability; adjustments, if necessary, are recorded in current operations.

INVESTMENTS IN LIFE SETTLEMENT CONTRACTS AND RELATED REVENUE RECOGNITION: The Company has purchased life insurance policies in the form of life settlement contracts. Under a life settlement contract, CNA purchases an inforce life insurance contract at a substantial discount from the face value of the policy. The carrying value of each contract is determined at the end of each reporting period as the present value of expected proceeds reduced by the present value of future premiums paid to keep the policy inforce based upon actuarial models that incorporate mortality and interest rate assumptions. The carrying values of these contracts are included in other assets with adjustments to increase the carrying values reflected in other revenues. Mortality and interest rate assumptions are reviewed periodically and are adjusted if deemed necessary.

SEPARATE ACCOUNT BUSINESS

CAC and VFL write investment and annuity contracts. The supporting assets and liabilities of certain of these contracts are legally segregated and reported as assets and liabilities of separate account business. CAC and VFL guarantee principal and a specified return to the contract holders on approximately 53% and 57% of the separate account business at December 31, 2001 and 2000. Substantially all assets of the separate account business are carried at fair value. Separate account liabilities are carried at contract values.

INVESTMENTS

Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is possible that changes in risks in the near term would materially affect the amounts reported in the Consolidated Balance Sheets and Consolidated Statements of Operations.

VALUATION OF INVESTMENTS: CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, which are included in net investment income. Changes in fair value are reported as a component of other comprehensive income. Investments are written down to estimated fair values and losses are recognized in income when a decline in value is determined to be other than temporary.

For asset-backed securities included in fixed maturity securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities. Such adjustments are reflected in net investment income.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are generally carried at amortized cost, which approximates fair value.

Other invested assets include investments in limited partnerships and certain derivative securities. The Company's limited partnership investments are recorded at fair value and typically reflect a reporting lag of up to three months. Fair value represents CNA's equity in the partnership's net assets as determined by the General Partner.

Limited partnerships are a small portion of the Company's overall investment portfolio. The majority of the limited partnerships invest in a substantial number of securities that are readily marketable. The Company is a passive investor and does not have influence over the management of these partnerships that operate according to established guidelines and strategies. These strategies may include the use of leverage and hedging techniques that potentially introduce more volatility and risk to the partnerships.

Investments in derivative securities are carried at fair value with changes in fair value reported as a component of realized gains or losses or other comprehensive income, depending on its hedge designation.

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

SECURITIES LENDING ACTIVITIES: CNA lends securities to unrelated parties, primarily major brokerage firms. Borrowers of these securities must deposit collateral with CNA of at least 102% of the fair value of the securities loaned if the collateral is cash or securities. CNA maintains effective control over all loaned securities and, therefore, continues to report such securities as fixed maturity securities in the Consolidated Balance Sheets.

Cash collateral received on these transactions is invested in short-term investments with an offsetting liability recognized for the obligation to return the collateral. The fair value of collateral held and included in short-term investments was $912 million and $1,822 million at December 31, 2001 and 2000. Non-cash collateral, such as securities or letters of credit, received by the Company are not reflected as assets of the Company as there exists no right to sell or repledge the collateral. The fair value of non-cash collateral was $413 million and $391 million at December 31, 2001 and 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

On January 1, 2001, the Company adopted the Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (collectively referred to as SFAS 133). The Company's initial adoption of SFAS 133 did not have a significant impact on the equity of the Company; however, adoption of SFAS 133 resulted in an after-tax decrease to 2001 earnings of $61 million. Of this transition amount, approximately $58 million related to investments and investment-related derivatives. Because the Company already carried its investment and investment-related derivatives at fair value through other comprehensive income, there was an equal and offsetting favorable adjustment of $58 million to stockholders' equity (accumulated other comprehensive income). The remainder of the transition adjustment is attributable to collateralized debt obligation products that are derivatives under SFAS 133.

A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument, index or rate, has a notional amount, requires no or little initial investment and can be net settled. Derivatives include, but are not limited to, the following types of investments: interest rate swaps, interest rate caps and floors, put and call options, warrants, futures, forwards and commitments to purchase securities and combinations of the foregoing. Derivatives embedded within non-derivative instruments (such as call options embedded in convertible bonds) must be split from the host instrument and accounted for in accordance with SFAS 133 when the embedded derivative is not clearly and closely related to the host instrument. In addition, non-investment instruments, including certain types of insurance contracts that have historically not been considered derivatives, may be derivatives or contain embedded derivatives under SFAS 133.

SFAS 133 requires that all derivatives be recorded in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of exposures to changes in fair value, cash flows or foreign currency exchange rates. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the nature of any hedge designation thereon. The Company's accounting for changes in the fair value of general account derivatives is as follows:

Nature of Hedge Designation                     Derivative's Change in Fair Value Reflected In:
-------------------------------------------     -------------------------------------------------------------------
No hedge designation                            Realized investment gains or losses

Fair value                                      Realized investment gains or losses, along with the change in fair value of the hedged asset or liability

Cash flow                                       Other comprehensive income, with subsequent reclassification to earnings when the hedged transaction, asset or liability impacts earnings

Foreign currency                                Consistent with fair value or cash flow above, depending on the nature of the hedging relationship

Changes in the fair value of derivatives held in the separate accounts are reflected in separate account earnings. Because separate account investments are generally carried at fair value with changes therein reflected in separate account earnings, hedge accounting is generally not applicable to separate account derivatives.

CNA uses investment derivatives in the normal course of business, primarily to reduce its exposure to market risk (principally interest rate risk, equity stock price risk and foreign currency risk) stemming from various assets and liabilities. The Company's principal objective under such market risk strategies is to achieve the desired reduction in economic risk, even if the position will not receive hedge accounting treatment. The Company also uses derivatives for purposes of income enhancement, primarily via the sale of covered call options.

The Company's use of derivatives is limited by statutes and regulations promulgated by the various regulatory bodies to which it is subject, and by its own derivative policy. The derivative policy limits the authorization to initiate derivative transactions to certain personnel. The policy generally prohibits the use of derivatives with a maturity greater than 18 months, unless the derivative is matched with assets or liabilities having a longer maturity. The policy prohibits the use of derivatives containing greater than one-to-one leverage with respect to changes in the underlying price, rate or index. The policy also prohibits the use of borrowed funds, including funds obtained through repurchase transactions, to engage in derivative transactions.

Credit exposure associated with non-performance by the counterparties to derivative instruments is generally limited to the gross fair value of the asset related to the instruments recognized in the Consolidated Balance Sheets. The Company mitigates the risk of non-performance by using multiple counterparties and by monitoring their creditworthiness. The Company generally requires collateral from its derivative investment counterparties depending on the amount of the exposure and the credit rating of the counterparty.

The Company has exposure to economic losses due to interest rate risk arising from changes in the level of, or volatility of, interest rates. The Company attempts to mitigate its exposure to interest rate risk through active portfolio management, which includes rebalancing its existing portfolios of assets and liabilities, as well as changing the characteristics of investments to be purchased or sold in the future. In addition, various derivative financial instruments are used to modify the interest rate risk exposures of certain assets and liabilities. These strategies include the use of interest rate swaps, interest rate caps and floors, options, futures, forwards and commitments to purchase securities. These instruments are generally used to lock interest rates or unrealized gains, to shorten or lengthen durations of fixed maturity securities or investment contracts, or to hedge (on an economic basis) interest rate risks associated with investments, variable rate debt and life insurance liabilities. The Company has used these types of instruments as designated hedges against specific assets or liabilities on an infrequent basis.

The Company is exposed to equity price risk as a result of its investment in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities, or instruments that derive their value from such securities. CNA attempts to mitigate its exposure to such risks by limiting its investment in any one security or index. The Company may also manage this risk by utilizing instruments such as options, swaps, futures and collars to protect appreciation in securities held. CNA uses derivatives in one of its separate accounts to mitigate equity price risk associated with its indexed group annuity contracts by purchasing Standard & Poor's 500(R) (S&P 500(R)) index futures contracts in a notional amount equal to the contract holder liability, which is calculated using the S&P 500(R) rate of return.

Foreign exchange rate risk arises from the possibility that changes in foreign currency exchange rates will impact the fair value of financial instruments denominated in a foreign currency. The Company's foreign transactions are primarily denominated in Canadian dollars, British pounds and euros. The Company manages this risk via asset/liability matching and through the use of foreign currency futures and/or forwards. The Company has infrequently designated these types of instruments as hedges against specific assets or liabilities.

The contractual or notional amounts for derivatives are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these instruments. Interest rates, equity prices and foreign currency exchange rates affect the fair value of derivatives. The fair values generally represent the estimated amounts that CNA would expect to receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For derivative instruments not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle or quoted market prices of comparable instruments.

CASH EQUIVALENTS

Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and so near to maturity that they present insignificant risk of changes in value due to changing interest rates.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities. Future tax benefits are recognized to the extent that realization of such benefits are more likely than not.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and is determined principally on the straight-line method.

INTANGIBLES

Intangibles include goodwill, representing the excess of purchase price over fair value of the net assets of acquired entities, and other intangible assets. Goodwill is generally amortized on a straight-line basis over the period of expected benefit, generally ranging from 15 to 30 years. Other intangible assets are amortized on a straight-line basis over their estimated economic lives. Amortization expense on goodwill and other intangibles amounted to $17 million, $21 million and $23 million for the years ended December 31, 2001, 2000 and 1999. Intangible assets are periodically reviewed to determine whether impairment in value has occurred.

EARNINGS PER SHARE

(Loss) earnings per share applicable to common stock is based on weighted-average outstanding shares. The computation of (loss) earnings per share was as follows:

(LOSS) EARNINGS PER SHARE

Years ended December 31                                                     2001           2000           1999
                                                                        -------------- -------------- --------------
(In millions, except per share amounts)
(Loss) income before cumulative effects of changes in
  accounting principles                                                   $    (1,583)   $     1,214    $        47
Cumulative effects of changes in accounting principles,
  net of tax of $33, $0 and $95                                                   (61)             -           (177)
Less preferred dividends                                                            -             (1)           (13)
                                                                        -------------- -------------- --------------

Net (loss) income applicable to common stock                              $    (1,644)   $     1,213    $      (143)
                                                                        ============== ============== ==============

Weighted-average outstanding common stock and common stock equivalents          194.0          183.6          184.2
Effect of dilutive securities, employee stock options                               -              -              -
                                                                        -------------- -------------- --------------

Adjusted weighted-average outstanding common stock and common stock
  equivalents assuming conversions                                              194.0          183.6          184.2
                                                                        ============== ============== ==============

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE AVAILABLE TO COMMON
  STOCKHOLDERS                                                            $     (8.48)   $      6.61    $     (0.77)
                                                                        ============== ============== ==============

ACCOUNTING PRONOUNCEMENTS

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

In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 140 replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The adoption of SFAS 140 did not have a significant impact on the results of operations or equity of the Company.

Effective January 1, 2001, the Company adopted the Codification of Statutory Accounting Principles (Codification) for preparing its statutory-basis financial statements for its insurance subsidiaries. Codification is intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which CNA's insurance subsidiaries conduct business required adoption of Codification (with certain modifications) effective January 1, 2001. The Company's adoption of Codification, as modified, resulted in a decrease in statutory capital and surplus of approximately $1 million, which relates primarily to deferred tax assets offset by insurance-related assessments and pension-related liabilities.

In conjunction with changes required by Codification related to the recording of written premiums, CNA's property-casualty companies implemented a change, effective January 1, 2001, in the timing of recording written premiums for policies with future effective dates. The effect of this change was to reduce net written premiums by $142 million for the year ended December 31, 2001. This change had no impact on net earned premiums or net results.

On April 1, 2001, the Company adopted Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). EITF 99-20 establishes how a transferor that retains an interest in securitized financial assets or an enterprise that purchases a beneficial interest in securitized financial assets should account for interest income and impairment. The adoption of EITF 99-20 did not have a significant impact on the results of operations or equity of the Company.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). SFAS 141 requires companies to use the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method of accounting. CNA has adopted this standard for all business combinations subsequent to June 30, 2001.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 changes the accounting for goodwill and indefinite-lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill and indefinite-lived intangible assets, including goodwill recorded in past business combinations, will cease upon adoption of SFAS 142, which for CNA will be January 1, 2002. In accordance with the transition guidance provided in SFAS 142, the Company will complete goodwill and other acquired intangible asset impairment tests by June 30, 2002. Any resulting asset impairments will be recorded as a cumulative effect of a change in accounting principle as of January 1, 2002. Additionally, the amortization expense for goodwill and other acquired intangible assets identified as indefinite-lived that will not be recorded in 2002 as a result of adoption of SFAS 142 is approximately $15 million.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 addresses accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The provisions of this statement are effective for CNA beginning January 1, 2002. The initial adoption of SFAS 144 will not have a significant impact on the results of operations and/or the financial position of the Company.

NOTE B. INVESTMENTS

During 2001, the Company reclassified equity method income from limited partnership investments. This income was previously classified in realized investment gains, net of participating policyholders' and minority interests and is now classified in net investment income.

The significant components of net investment income are presented in the following table.

NET INVESTMENT INCOME

Years ended December 31                                                     2001           2000           1999
                                                                        -------------- -------------- --------------
(In millions)
Fixed maturity securities                                                 $     1,855    $     1,766    $     1,776
Short-term investments                                                            135            201            188
Limited partnerships                                                               47            293            115
Other, including interest on funds withheld and other
  deposits                                                                        (82)            74            156
                                                                        -------------- -------------- --------------

Gross investment income                                                         1,955          2,334          2,235
Investment expense                                                                (58)           (48)           (41)
                                                                        -------------- -------------- --------------

NET INVESTMENT INCOME                                                     $     1,897    $     2,286    $     2,194
                                                                        ============== ============== ==============

Net realized investment gains (losses) and net change in unrealized appreciation (depreciation) in investments were as follows:

NET INVESTMENT APPRECIATION

Years ended December 31                                                     2001           2000            1999
                                                                        -------------- -------------- ---------------
(In millions)
Net realized investment gains (losses):
  Fixed maturity securities:

    Gross realized gains                                                  $       938    $       434    $        269
    Gross realized losses                                                        (600)          (564)           (580)
                                                                        -------------- -------------- ---------------

      Net realized gains (losses) on fixed maturity securities                    338           (130)           (311)
                                                                        -------------- -------------- ---------------

  Equity securities:
    Gross realized gains                                                        1,337          1,337             481
    Gross realized losses                                                        (241)          (221)           (115)
                                                                        -------------- -------------- ---------------

      Net realized gains on equity securities                                   1,096          1,116             366
                                                                        -------------- -------------- ---------------

      Other realized investment (losses) gains                                   (154)            46             138
                                                                        -------------- -------------- ---------------

Net realized investment gains before allocation to participating
  policyholders' and minority interests                                         1,280          1,032             193
Allocation to participating policyholders' and minority interests                 (15)            (4)              7
Income tax expense                                                               (447)          (358)            (84)
                                                                        -------------- -------------- ---------------

Net realized investment gains                                                     818            670             116
                                                                        -------------- -------------- ---------------

Net change in unrealized appreciation (depreciation) in general account investments:
  Fixed maturity securities                                                        93            773          (1,262)
  Equity securities                                                            (1,127)        (1,223)          1,545
  Other                                                                           (19)           (52)             18
                                                                        -------------- -------------- ---------------

Total net change in unrealized (depreciation) appreciation in general
  account investments                                                          (1,053)          (502)            301
Net change in unrealized appreciation (depreciation) on separate
  accounts and other                                                                7             66             (59)
Cumulative effect of change in accounting principle, net of tax of $30             58              -               -
Allocation to participating policyholders' and minority interests                  (4)           (12)             24
Deferred income tax benefit (expense)                                             363            161            (100)
                                                                        -------------- -------------- ---------------

Net change in unrealized (depreciation) appreciation in investments              (629)          (287)            166
                                                                        -------------- -------------- ---------------

NET REALIZED GAINS AND CHANGE IN UNREALIZED APPRECIATION IN
  INVESTMENTS                                                             $       189    $       383    $        282
                                                                        ============== ============== ===============

Other realized investment gains (losses) for the years ended December 31, 2001, 2000 and 1999 include gains and losses related to the sale and losses associated with the anticipated sale of certain operations or affiliates. See Note P.

In March 2000, the Company entered into hedge agreements related to its investment in Global Crossing common stock (Global Crossing). The unrealized appreciation on the stock that was preserved by the hedge was reflected as an unrealized gain in accumulated other comprehensive income at October 31, 2000. The hedge agreements were closed out in 2001 resulting in the realized gain of $962 million.

The unrealized gain on the Company's position in Global Crossing, including the fair market value of the related hedge discussed in Note C, was $902 million at December 31, 2000. Changes in the Company's investment in Global Crossing, on a pretax basis, were as follows.

CHANGES IN NET REALIZED GAINS AND UNREALIZED APPRECIATION (DEPRECIATION) FOR GLOBAL CROSSING


Years ended December 31                                                     2001           2000           1999
                                                                        -------------- -------------- --------------
(In millions)
(Decrease) increase in unrealized gain on common stock                    $     (239)    $    (1,525)   $       924
Cumulative effect of a change in accounting principle                            (60)              -              -
(Decrease) increase in unrealized gain on options collar                        (663)            663              -
                                                                        -------------- -------------- --------------

Net (decrease) increase in unrealized gain on position in Global
  Crossing                                                                $     (962)    $      (862)    $       924
                                                                        ============== ============== ==============

REALIZED GAINS ON SALES OF GLOBAL CROSSING                                $      962     $       485     $       222
                                                                        ============== ============== ==============


The following tables provide a summary of investments in fixed maturity and equity securities available-for-sale.

SUMMARY OF FIXED MATURITY AND EQUITY SECURITIES

                                                            COST OR         GROSS          GROSS        ESTIMATED
                                                           AMORTIZED     UNREALIZED     UNREALIZED        FAIR
December 31, 2001                                            COST           GAINS         LOSSES          VALUE
                                                         -------------- -------------- -------------- --------------
(In millions)
U.S. Treasury securities and obligations of government
  agencies                                                 $     5,002    $       109    $        30    $     5,081
Asset-backed securities                                          7,603            139             19          7,723
States, municipalities and political subdivisions -
  tax-exempt                                                     2,748             19             47          2,720
Corporate securities                                             9,569            247            229          9,587
Other debt securities                                            3,811            152            147          3,816
Redeemable preferred stocks                                         48              1              1             48
Options embedded in convertible debt securities                    189              -              -            189
                                                         -------------- -------------- -------------- --------------

Total fixed maturity securities                                 28,970            667            473         29,164
Equity securities                                                1,168            343            173          1,338
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $    30,138    $     1,010    $       646    $    30,502
                                                         ============== ============== ============== ==============

December 31, 2000

U.S. Treasury securities and obligations of government
  agencies                                                 $     5,103    $       198    $         3    $     5,298
Asset-backed securities                                          7,549            100             26          7,623
States, municipalities and political subdivisions -
  tax-exempt                                                     3,279             79              9          3,349
Corporate securities                                             7,237            149            342          7,044
Other debt securities                                            3,357             63            136          3,284
Redeemable preferred stocks                                         54              -              -             54
                                                         -------------- -------------- -------------- --------------

Total fixed maturity securities                                 26,579            589            516         26,652
Equity securities                                                1,175          1,400            163          2,412
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $    27,754    $     1,989    $       679    $    29,064
                                                         ============== ============== ============== ==============

The following table summarizes fixed maturity securities, including embedded derivative financial instruments, by contractual maturity at December 31, 2001.

CONTRACTUAL MATURITY

                                                                                                        ESTIMATED
                                                                                         AMORTIZED         FAIR
                                                                                           COST           VALUE
                                                                                       -------------- ---------------
(In millions)
Due in one year or less                                                                  $       331    $        367
Due after one year through five years                                                          5,531           5,497
Due after five years through ten years                                                         9,595           9,599
Due after ten years                                                                            5,910           5,978
Asset-backed securities                                                                        7,603           7,723
                                                                                       -------------- ---------------

TOTAL                                                                                    $    28,970    $     29,164
                                                                                       ============== ===============


Actual maturities may differ from contractual maturities because certain securities may be called or prepaid with or without call or prepayment penalties.

The carrying value of investments (other than equity securities) that did not produce income during 2001 was $186 million. At December 31, 2001, no investments, other than investments in U.S. government agency securities, exceeded 10% of stockholders' equity.

RESTRICTED INVESTMENTS

The Company may from time to time invest in securities that may be restricted in whole or in part. As of December 31, 2001, the Company did not hold any significant positions in investments whose sale was restricted.

Cash and securities with carrying values of approximately $2.0 billion and $1.9 billion were deposited by the Company's insurance subsidiaries under requirements of regulatory authorities as of December 31, 2001 and 2000.

Cash and securities with carrying values of approximately $30 million and $41 million were deposited with financial institutions as collateral for letters of credit as of December 31, 2001 and 2000. See Note K.

NOTE C. DERIVATIVE FINANCIAL INSTRUMENTS

A summary of the aggregate contractual or notional amounts, estimated fair values and recognized gains (losses) related to derivative financial instruments follows.

DERIVATIVE FINANCIAL INSTRUMENTS

                                                         CONTRACTUAL/                                  RECOGNIZED
                                                           NOTIONAL                                       GAINS
As of and for the year ended December 31, 2001              AMOUNT          ASSET       (LIABILITY)     (LOSSES)
                                                         -------------- -------------- -------------- --------------
(In millions)
GENERAL ACCOUNT
  Swaps                                                    $       504    $         3    $         -    $         1
  Interest rate caps                                               500              2              -              1
  Futures sold, not yet purchased                                   14              -              -            (11)
  Forwards                                                         183              -             (2)           (15)
  Commitments to purchase government and municipal
    securities                                                     213             16              -             16
  Equity warrants                                                   15              1              -             (3)
  Collateralized debt obligation liabilities                       170              -            (38)             5
  Options purchased                                                 10              -              -             (5)
  Options purchased - Global Crossing                                -              -              -            143
  Options written                                                    -              -              -              5
  Options embedded in convertible debt securities                  803            189              -             10
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $     2,412    $       211    $       (40)   $       147
                                                         ============== ============== ============== ==============

SEPARATE ACCOUNTS
  Futures purchased                                        $       884    $         -    $        (8)    $     (157)
  Futures sold, not yet purchased                                   10              -              -             (1)
  Commitments to purchase government and municipal
    securities                                                      17              -              -             (2)
  Options purchased                                                 65              1              -             (1)
  Options written                                                   70              -              -              2
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $     1,046    $         1    $        (8)   $      (159)
                                                         ============== ============== ============== ==============


Collateralized debt obligation liabilities (CDOs) represent a credit enhancement product that is typically structured in the form of a swap. The Company has determined that this product is a derivative under SFAS 133. Changes in the estimated fair value of CDOs, like other derivative financial instruments with no hedge designation, are recorded in realized gains or losses as appropriate. Default losses incurred on these instruments are reported in other expense. The Company incurred approximately $25 million and $13 million of default losses on these products for the years ended December 31, 2001 and 2000. There were no default losses on these products during 1999. The Company is no longer writing this product.

Options embedded in convertible debt securities are classified as fixed maturity securities in the Consolidated Balance Sheets, consistent with the host instruments.

DERIVATIVE FINANCIAL INSTRUMENTS

                                                         CONTRACTUAL/                                  RECOGNIZED
                                                           NOTIONAL                                       GAINS
As of and for the year ended December 31, 2000              AMOUNT          ASSET       (LIABILITY)     (LOSSES)
                                                         -------------- -------------- -------------- --------------
(In millions)
GENERAL ACCOUNT
  Swaps                                                    $         5    $         -    $         -    $        12
  Interest rate caps                                               500              1              -             (3)
  Futures sold, not yet purchased                                   80              -              -             (7)
  Forwards                                                          13              -              -             54
  Commitments to purchase government and municipal
    securities                                                       -              -              -              5
  Options purchased                                                 18              1              -             (9)
  Options written                                                    -              -              -              8
  Options purchased - Global Crossing                            1,000            664              -              -
  Options written - Global Crossing                              1,256              -             (1)             -
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $     2,872    $       666    $        (1)   $        60
                                                         ============== ============== ============== ==============

SEPARATE ACCOUNTS
  Futures purchased                                        $       996    $         -    $       (13)   $      (172)
  Futures sold, not yet purchased                                   76              -              -             (4)
  Commitments to purchase government and municipal
    securities                                                     111              1              -              4
  Options purchased                                                110              -              -             (2)
  Options written                                                  118              -             (1)             4
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $     1,411    $         1    $       (14)   $      (170)
                                                         ============== ============== ============== ==============

Immediately following adoption of SFAS 133 on January 1, 2001, which did not impact derivatives included in separate account investments, the Company's general account derivative holdings were as follows:

DERIVATIVE FINANCIAL INSTRUMENTS

                                                                                                       CUMULATIVE
                                                                                                       EFFECT OF A
                                                         CONTRACTUAL/                                   CHANGE IN
                                                           NOTIONAL                                    ACCOUNTING
January 1, 2001                                             AMOUNT          ASSET       (LIABILITY)     PRINCIPLE
                                                         -------------- -------------- -------------- --------------
(In millions)
GENERAL ACCOUNT
  Swaps                                                    $         5    $         -       $      -    $         -
  Interest rate caps                                               500              1              -              -
  Futures sold, not yet purchased                                   80              -              -              -
  Forwards                                                          13              -              -              -
  Equity warrants                                                   10              4              -             (1)
  Collateralized debt obligation liabilities                       170              -            (18)            (6)
  Options purchased                                                 18              1              -              -
  Options purchased - Global Crossing                            1,000            664              -            420
  Options written - Global Crossing                              1,256              -             (1)           243
  Options embedded in convertible debt securities                  845            231              -            231
                                                         -------------- -------------- -------------- --------------

TOTAL                                                      $     3,897    $       901       $    (19)           887
                                                         ============== ============== ==============

Unrealized loss on Global Crossing common stock                                                                (723)
Adjustment on convertible debt securities with embedded options                                                (258)
                                                                                                      --------------

Cumulative effect of a change in accounting principle                                                           (94)
Tax benefit on cumulative effect of a change in accounting principle                                             33
                                                                                                      --------------

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX                                       $       (61)
                                                                                                      ==============

FAIR VALUE HEDGES

As of the adoption date of SFAS 133, the Company's collar position, which was entered into during 2000, related to its investment in Global Crossing was the only derivative position that had been designated as a hedge for accounting purposes. The nature of the transition adjustment related to this hedge was such that the $962 million unrealized gain that existed on Global Crossing when the hedge was established was preserved in accumulated other comprehensive income. During 2001, the Company's collar position related to Global Crossing was terminated and the related stock was sold.

The effectiveness of this hedge was measured based on changes in the intrinsic value of the collar in relation to changes in the fair value of Global Crossing. Changes in the time value component of the collar's fair value were excluded from the hedge designation and measurement of effectiveness. Up to the date of the sale, the Global Crossing hedge was 100% effective. The change in the time value component of the collar was a pretax gain of $33 million for the year ended December 31, 2001, and has been recorded as a realized investment gain in the Consolidated Statements of Operations.

The Company's other hedging activities involve primarily hedging risk exposures to interest rate and foreign currency risks. The ineffective portion of the fair value hedges that under SFAS 133 meet the criteria for hedge accounting was approximately $1 million for the year ended December 31, 2001. See Note B.

NOTE D. FINANCIAL INSTRUMENTS

In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative securities.

Fair values are disclosed for all financial instruments, for which it is practicable to estimate fair value, whether or not such values are recognized in the Consolidated Balance Sheets. Management attempts to obtain quoted market prices for these disclosures. Where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by management's assumptions, including discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair values. The estimates presented herein are not necessarily indicative of the amounts that CNA would realize in a current market exchange.

Non-financial instruments such as real estate, deferred acquisition costs, property and equipment, deferred income taxes and intangibles, and certain financial instruments such as insurance reserves and leases are excluded from the fair value disclosures. Therefore, the fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, short-term investments, accrued investment income, receivables for securities sold, federal income taxes recoverable, collateral on loaned securities and derivatives, payables for securities purchased, and certain other assets and other liabilities approximate fair value because of the short-term nature of these items. These assets and liabilities are not listed in the following tables.

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

The fair values of collateralized debt obligation liability contracts are determined largely based on management's estimates using default probabilities of the debt securities underlying the contract, which are obtained from a rating agency, the term of the contract, and actual default losses recorded on these contracts.

The fair values of financial guarantee contracts were estimated using discounted cash flows utilizing interest rates currently offered for similar contracts.

The fair values of guaranteed investment contracts of the separate account business were estimated using discounted cash flow calculations based on interest rates currently offered for similar contracts with similar maturities. The fair values of the liabilities for variable separate account business were based on the quoted market values of the underlying assets of each variable separate account. The fair values of other separate account liabilities approximate their carrying value because of their short-term nature.

The carrying amount and estimated fair value of CNA's financial instrument assets and liabilities are listed in the following table. The 2001 presentation is not comparable to the prior year presentation due to the adoption of SFAS
133. Additional detail related to derivative financial instruments is also provided in a separate table. See Note C.

FINANCIAL ASSETS AND LIABILITIES

December 31                                                          2001                          2000
                                                         ----------------------------- -----------------------------
                                                                          ESTIMATED                     ESTIMATED
                                                           CARRYING         FAIR         CARRYING         FAIR
                                                            AMOUNT          VALUE         AMOUNT          VALUE
                                                         -------------- -------------- -------------- --------------
(In millions)
FINANCIAL ASSETS
Investments:
  Fixed maturity securities                              $    29,164    $    29,164    $    26,652    $    26,652
  Equity securities                                            1,338          1,338          2,412          2,412
  Mortgage loans                                                  31             31             22             23
  Policy loans                                                   194            186            193            180
  Other invested assets                                        1,355          1,355          1,116          1,116
Separate account business:
  Fixed maturity securities                                    2,347          2,347          2,703          2,703
  Equity securities                                              161            161            215            215
  Other                                                          876            876            849            849
Notes receivable for the issuance of common stock                 68             78             72             58

FINANCIAL LIABILITIES

Premium deposits and annuity contracts                   $     1,465    $     1,395    $     1,486    $     1,419
Debt                                                           2,567          2,277          2,729          2,595
Collateralized debt obligation liabilities                        38             38              -              -
Financial guarantee contracts                                     98             96            150            128

Separate account business:
  Guaranteed investment contracts                                469            492            882            880
  Variable separate accounts                                   1,146          1,146          1,387          1,387
  Other                                                          622            622            623            623



NOTE E. INCOME TAXES

CNA and its eligible subsidiaries (CNA Tax Group) are included in the consolidated federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that for each taxable year, CNA will 1) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of the CNA Tax

Group in the Loews consolidated federal income tax return or 2) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by the CNA Tax Group filing a separate consolidated tax return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. Either party may cancel this agreement upon 30 days written notice.

For 2001, the inclusion of the CNA Tax Group in the consolidated federal income tax return of Loews decreased the Loews federal income tax liability. Accordingly, Loews has paid or will pay CNA approximately $908 million for 2001. In 2000, the inclusion of the CNA Tax Group on the consolidated federal income tax return of Loews increased the Loews federal income tax liability. Accordingly, CNA paid Loews approximately $64 million for 2000. In 1999, the inclusion of the CNA Tax Group in the consolidated federal income tax return of Loews resulted in a decreased federal income tax liability for Loews. Accordingly, Loews has paid CNA approximately $288 million for 1999.

A reconciliation between CNA's federal income tax (benefit) expense at statutory rates and the recorded income tax (benefit) expense, after giving effect to minority interest, but before giving effect to the cumulative effects of changes in accounting principles, is as follows:

TAX RATE RECONCILIATION

Years ended December 31                                                     2001           2000           1999
                                                                        -------------- -------------- --------------
(In millions)
Income tax (benefit) expense at statutory rates                           $      (814)   $       624    $       (14)
Foreign net operating loss carry-forward                                           90              -              -
Tax benefit from tax exempt income                                                (37)           (71)           (84)
Other expense, including state income taxes                                        18             15             10
                                                                        -------------- -------------- --------------

EFFECTIVE INCOME TAX (BENEFIT) EXPENSE                                    $      (743)   $       568    $       (88)
                                                                        ============== ============== ==============


Provision has been made for the estimated U.S. federal income tax liabilities applicable to undistributed earnings of subsidiaries, except for certain subsidiaries for which the Company intends to leave the earnings undistributed indefinitely. Foreign net operating loss carryforwards reflected above pertain to those foreign subsidiaries for which no tax benefit is expected to be realized.

The composition of CNA's total income tax (benefit) expense allocated between operating results and realized investment gains and losses, excluding the cumulative effects of the changes in accounting principles, is as follows:

COMPONENTS OF TAX PROVISION

Years ended December 31                                                     2001           2000           1999
                                                                        -------------- -------------- --------------
(In millions)
Income tax (benefit) expense on operating results                         $    (1,190)   $       210    $      (172)
Income tax expense on realized investment gains                                   447            358             84
                                                                        -------------- -------------- --------------

TOTAL INCOME TAX (BENEFIT) EXPENSE                                        $      (743)   $       568    $       (88)
                                                                        ============== ============== ==============

The current and deferred components of CNA's income tax (benefit) expense, excluding taxes on the cumulative effects of the changes in accounting principles, are as follows:

CURRENT AND DEFERRED TAXES

Years ended December 31                                                      2001              2000              1999
(In millions)                                                           --------------    --------------    --------------
Current tax (benefit) expense                                           $        (804)    $          75     $        (226)
Deferred tax expense                                                               61               493               138
                                                                        --------------    --------------    --------------

TOTAL INCOME TAX (BENEFIT) EXPENSE                                      $        (743)    $         568     $         (88)
                                                                        ==============    ==============    ==============




The deferred tax effects of the significant components of CNA's deferred tax assets and liabilities are set forth in the table below.

COMPONENTS OF NET DEFERRED TAX ASSETS

December 31                                                                               2001                 2000
(In millions)                                                                          -----------          -----------

DEFERRED TAX ASSETS (LIABILITIES)
Insurance reserves:
  Property-casualty claim reserves                                                         $ 697               $ 864
  Unearned premium reserves                                                                  332                 294
  Life reserves                                                                              231                 187
  Other insurance reserves                                                                    18                  21
Deferred acquisition costs                                                                  (743)               (763)
Net unrealized gains                                                                        (138)               (470)
Postretirement benefits other than pensions                                                  125                 134
Foreign affiliate(s) related                                                                  69                 110
Receivables                                                                                  100                  82
Accrued assessments and guarantees                                                            53                  43
Restructuring costs                                                                           44                  20
AMT credit carried forward                                                                    40                   -
Investment valuation differences                                                             (50)                 10
Other, net                                                                                   (41)                (29)
                                                                                           -----               -----

NET DEFERRED TAX ASSET                                                                     $ 737               $ 503
                                                                                           =====               =====




The gross deferred tax assets and liabilities amounted to approximately $2.0 billion and $1.3 billion at December 31, 2001 and $1.9 billion and $1.4 billion at December 31, 2000. Although realization of deferred tax assets is not assured, management believes it is more likely than not that deferred tax assets will be realized through future earnings, including but not limited to the generation of future operating income and reversal of existing temporary differences and available tax planning strategies. As a result, no valuation allowance was recorded at December 31, 2001 and 2000.

The CNA Tax Group, through its tax agreement with Loews, has fully utilized its net operating loss carry-back during 2001.

NOTE F. CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

CNA's property-casualty insurance claim and claim adjustment expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims that are incurred but not reported as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases and various historical development patterns. Consideration is given to such historical patterns as field reserving trends and claims settlement practices, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these factors can affect the estimation of reserves.

Establishing loss reserves, including loss reserves for catastrophic events that have occurred, is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the necessary reserve. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all affect ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably estimable than long-tail claims, such as general liability and professional liability claims. Adjustments to prior year reserve estimates, if necessary, are reflected in operating results in the period that the need for such adjustments is determined.

Catastrophes are an inherent risk of the property-casualty insurance business and have contributed to material period-to-period fluctuations in the Company's results of operations and financial position. The level of catastrophe losses experienced in any period cannot be predicted and can be material to the results of operations and/or financial position of the Company.

During 2001, the Company experienced a severe catastrophe loss estimated at $468 million, pretax, net of reinsurance, related to the September 11, 2001 World Trade Center disaster and related events (WTC event). The loss estimate is based on a total industry loss of $50 billion and includes all lines of insurance, including assumed reinsurance. The current estimate takes into account CNA's substantial ceded reinsurance agreements, including its catastrophe reinsurance program and corporate reinsurance programs. These loss estimates are subject to considerable uncertainty. Subsequent developments on claims arising from the WTC event, as well as the collectibility of reinsurance recoverables, could result in changes in the total estimated net loss, which could be material to the Company's results of operations.

The following table provides management's estimate of pretax losses related to the WTC event on a gross basis (before reinsurance) and a net basis (after reinsurance) by line of business.

WORLD TRADE CENTER EVENT

                                                                                           GROSS               NET
Year ended December 31, 2001                                                               BASIS              BASIS
(In millions)                                                                           --------------     ---------------
Property-casualty assumed reinsurance                                                  $     662          $       465
Property                                                                                     282                  159
Workers compensation                                                                         112                   25
Airline hull                                                                                 194                    6
Commercial auto                                                                                1                    1
                                                                                       --------------     ---------------

Total property-casualty                                                                    1,251                  656
                                                                                       --------------     ---------------

Group                                                                                        322                   60
Life                                                                                          75                   22
                                                                                       --------------     ---------------

Total group and life                                                                         397                   82
                                                                                       --------------     ---------------

Total loss before corporate aggregate reinsurance, reinstatement and additional
  premiums and other                                                                   $   1,648                  738
                                                                                       ==============

Corporate aggregate reinsurance                                                                                  (259)
Reinstatement and additional premiums and other                                                                   (11)
                                                                                                          ---------------

TOTAL                                                                                                     $       468
                                                                                                          ===============

The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserves.

RECONCILIATION OF CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

As of and for the years ended December 31                                       2001            2000             1999
(In millions)                                                               ------------    ------------     -------------
Reserves, beginning of year:
  Gross                                                                       $ 26,408         $ 26,631         $ 28,317
  Ceded                                                                          7,568            6,273            5,424
                                                                              --------         --------         --------

Net reserves, beginning of year                                                 18,840           20,358           22,893
                                                                              --------         --------         --------

Net reserves transferred under retroactive reinsurance agreements                    -                -           (1,024)
Net reserves transferred to CNAGLAC*                                            (1,055)               -                -
                                                                              --------         --------         --------

Total net adjustments                                                           (1,055)               -           (1,024)
                                                                              --------         --------         --------

Net incurred claim and claim adjustment expenses:
  Provision for insured events of current year                                   7,192            6,331            7,287
  Increase in provision for insured events of prior years                        2,466              427            1,027
  Amortization of discount                                                         107              158              139
                                                                              --------         --------         --------

Total net incurred                                                               9,765            6,916            8,453
                                                                              --------         --------         --------

Net payments attributable to:
  Current year events                                                            2,111            1,888            2,744
  Prior year events                                                              7,936            6,916            7,460
  Reinsurance recoverable against net reserve transferred under
    retroactive reinsurance agreements (See Note P)                               (250)            (370)            (240)
                                                                              --------         --------         --------

Total net payments                                                               9,797            8,434            9,964
                                                                              --------         --------         --------

Net reserves, end of year                                                       17,753           18,840           20,358
Ceded reserves, end of year                                                     11,798            7,568            6,273
                                                                              --------         --------         --------

GROSS RESERVES, END OF YEAR**                                                 $ 29,551         $ 26,408         $ 26,631
                                                                              ========         ========         ========

*Effective on January 1, 2001, CNA established a new life insurance company, CNAGLAC. Approximately $1,055 million of accident and health reserves were transferred from CCC to CNAGLAC on January 1, 2001.

**Excludes life claim and claim adjustment expense reserves of $1,715 million and $554 million at December 31, 2001 and 2000, included in the Consolidated Balance Sheets.

The increase (decrease) in provision for insured events of prior years (reserve development) is composed of the following components.

RESERVE DEVELOPMENT

Years ended December 31                                                        2001                 2000                 1999
(In millions)                                                              ------------         -------------        -------------

Environmental pollution and other mass tort                                   $   473             $    17              $   (84)
Asbestos                                                                          772                  65                  560
Other                                                                           1,221                 345                  551
                                                                              -------             -------              -------

TOTAL                                                                         $ 2,466             $   427              $ 1,027
                                                                              =======             =======              =======

ENVIRONMENTAL POLLUTION AND OTHER MASS TORT AND ASBESTOS RESERVES (APMT)

CNA's property-casualty insurance subsidiaries have potential exposures related to environmental pollution and other mass tort and asbestos claims.

The following table provides data related to CNA's environmental pollution and other mass tort and asbestos claim and claim adjustment expense reserves.

ENVIRONMENTAL POLLUTION AND OTHER MASS TORT AND ASBESTOS

                                                           DECEMBER 31, 2001               December 31, 2000
                                                     ------------------------------- -------------------------------
                                                      ENVIRONMENTAL                    ENVIRONMENTAL
                                                        POLLUTION                        POLLUTION
                                                        AND OTHER                        AND OTHER
                                                        MASS TORT      ASBESTOS          MASS TORT      ASBESTOS
                                                     --------------- --------------- --------------- ---------------
(In millions)
Gross reserves                                       $         820   $       1,590   $         493   $         848
Ceded reserves                                                (203)           (386)           (146)           (245)
                                                     --------------- --------------- --------------- ---------------
NET RESERVES                                         $         617   $       1,204   $         347   $         603
                                                     =============== =============== =============== ===============


Environmental pollution cleanup is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to cleanup. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies. The Comprehensive Environmental Response Compensation and Liability Act of 1980 (Superfund) and comparable state statutes (mini-Superfunds) govern the cleanup and restoration of toxic waste sites and formalize the concept of legal liability for cleanup and restoration by "Potentially Responsible Parties"
(PRPs). Superfund and the mini-Superfunds establish mechanisms to pay for cleanup of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent upon a variety of factors. Further, the number of waste sites subject to cleanup is unknown. To date, approximately 1,500 cleanup sites have been identified by the Environmental Protection Agency (EPA) and included on its National Priorities List (NPL). State authorities have designated many cleanup sites as well.

Many policyholders have made claims against various CNA insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form, which includes what is referred to in the industry as an "absolute pollution exclusion." CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether cleanup costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and the definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.


A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress during 2001, and it is unclear what positions Congress or the administration will take and what legislation, if any, will result in the future. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental cleanup may be significantly reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental cleanup statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result or the effect upon CNA's results of operations and/or financial position.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to cleanup, and the standards for cleanup and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 2001 and 2000, CNA carried approximately $617 million and $347 million of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. Unfavorable environmental pollution and other mass tort net claim and claim adjustment expense reserve development for the years ended December 31, 2001 and 2000 amounted to $473 million and $17 million. Favorable environmental pollution and other mass tort net claim and claim adjustment expense reserve development for the year ended December 31, 1999 amounted to $84 million. The Company made environmental pollution-related claim payments and other mass tort-related claim payments, net of reinsurance recoveries, of $203 million, $135 million and $236 million during the years ended December 31, 2001, 2000 and 1999.

The reserve development during 2001 for environmental pollution and other mass tort reserves was due to reviews completed during the year, which indicated that paid and reported losses were higher than expectations based on prior reviews. Factors that have led to this development include a number of declaratory judgments filed this year due to an increasingly favorable legal environment for policyholders in certain courts and other unfavorable decisions regarding cleanup issues.

CNA's property-casualty insurance subsidiaries also have exposure to asbestos-related claims. Estimation of asbestos-related claim and claim adjustment expense reserves involves many of the same limitations discussed above for environmental pollution claims, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers and insureds, and additional factors such as missing policies and proof of coverage. Furthermore, estimation of asbestos-related claims is difficult due to, among other reasons, the proliferation of bankruptcy proceedings and attendant uncertainties, the targeting of a broader range of businesses and entities as defendants, the uncertainty as to which other insureds may be targeted in the future and the uncertainties inherent in predicting the number of future claims.

As of December 31, 2001 and 2000, CNA carried approximately $1,204 million and $603 million of net claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. Unfavorable asbestos-related net claim and claim adjustment expense reserve development for the years ended December 31, 2001, 2000 and 1999 amounted to $772 million, $65 million and $560 million. The Company made asbestos-related claim payments, net of reinsurance, of $171 million, $126 million and $161 million during the years ended December 31, 2001, 2000 and 1999, excluding payments made in connection with the 1993 settlement of litigation related to Fibreboard Corporation. CNA has attempted to manage its asbestos-related exposures by aggressively resolving old accounts.

The reserve development during 2001 for asbestos-related claims was based on a management review of developments with respect to these exposures conducted during the year. This analysis indicated a significant increase in claim counts for asbestos-related claims. The factors that have led to the deterioration in claim counts include, among other things, intensive advertising campaigns by lawyers for asbestos claimants and the addition of new defendants such as the distributors and installers of products containing asbestos. New claim filings increased significantly in 2000 over 1999, and that trend continued during 2001. The volume of new claims has caused the bankruptcies of numerous asbestos defendants. Those bankruptcies also may result in increased liability for remaining defendants under principles of joint and several liability.

In addition, some asbestos-related defendants have asserted that their claims for insurance are not subject to aggregate limits on coverage. CNA currently has such claims from a number of insureds. Some of these claims involve insureds facing exhaustion of products liability aggregate limits in their policies, who have asserted that their asbestos-related claims fall within so-called "non-products" liability coverage contained within their policies rather than products liability coverage, and that the claimed "non-products" coverage is not subject to any aggregate limit. It is difficult to predict the ultimate size of any of the claims for coverage not subject to aggregate limits or predict to what extent, if any, the attempts to assert "non-products" claims outside the products liability aggregate will succeed.

Due to the uncertainties created by volatility in claim numbers and settlement demands, the effect of bankruptcies, the extent to which non-impaired claimants can be precluded from making claims and the efforts by insureds to obtain coverage not subject to aggregate limits, the ultimate liability of CNA for asbestos-related claims may vary substantially from the amount currently recorded. Other variables that will influence CNA's ultimate exposure to asbestos-related claims include medical inflation trends, jury attitudes, the strategies of plaintiff attorneys to broaden the scope of defendants, the mix of asbestos-related diseases presented and the possibility of legislative reform. Adverse developments with respect to such matters discussed herein could have a material adverse effect on CNA's results of operations and/or financial condition.

The results of operations and financial condition of CNA in future years may continue to be adversely affected by environmental pollution and other mass tort and asbestos claim and claim adjustment expenses. Management will continue to review and monitor these liabilities and make further adjustments, including the potential for further reserve strengthening, as warranted.

OTHER RESERVES

Unfavorable net claim and claim adjustment expense reserve development for other reserves in 2001 of $1,221 million resulted from several coverages provided to commercial entities underwritten by several segments of CNA.

Approximately $230 million of the adverse loss development is a result of several coverages provided to commercial entities. Reserve analyses performed during 2001 showed unexpected increases in the size of claims for several lines, including commercial automobile liability, general liability and the liability portion of commercial multiple-peril coverages. In addition, the number of commercial automobile liability claims was higher than expected and several state-specific factors resulted in higher than anticipated losses, including developments associated with commercial automobile liability coverage in Ohio and general liability coverage provided to contractors in New York.

An analysis of assumed reinsurance business showed that the paid and reported losses for recent accident years were higher than expectations, which resulted in management recording net unfavorable development on prior year loss reserves of approximately $690 million.

Approximately $300 million of adverse loss development was due to adverse experience in all other lines, primarily in coverages provided to healthcare-related entities. The level of paid and reported losses associated with coverages provided to national long-term care facilities were higher than expected. In addition, the average size of claims resulting from coverages provided to physicians and institutions providing healthcare-related services increased more than expected.

Unfavorable net claim and claim adjustment expense reserve development for other reserves in 2000 of $345 million was due to unfavorable loss experience in standard commercial lines, assumed reinsurance and accident and health lines. These unfavorable changes were partially offset by favorable development in non-medical professional liability and other casualty lines. The unfavorable development in standard commercial lines can be attributed to adverse claim experience for recent accident years in the commercial auto liability, commercial multi-peril and workers compensation lines of business. The unfavorable development in the assumed reinsurance and accident and health lines also resulted from adverse claims experience.

Unfavorable net claim and claim adjustment expense reserve development for other reserves in 1999 of $551 million was due to unfavorable loss development of approximately $540 million for standard commercial lines, approximately $60 million for medical malpractice and approximately $70 million for accident and health. These unfavorable changes were partially offset by favorable development of approximately $120 million in non-medical professional liability and assumed reinsurance on older accident years. The unfavorable development in standard commercial lines was due to commercial automobile liability and workers compensation losses being higher than expected in recent accident years. In addition, the number of claims reported for commercial multiple-peril liability claims from older accident years did not decrease as much as expected. The unfavorable development for medical malpractice was also due to losses being higher than expected for recent accident years. The accident and health unfavorable development was due to higher than expected claim reporting on assumed personal accident coverage in recent accident years.

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


FINANCIAL GUARANTEE RESERVES

CNA, through reinsurance assumed contracts, provides financial guarantees to issuers of asset-backed securities, motion picture finance and money market funds. Premiums are received throughout the exposure period and are recognized as revenue in proportion to the underlying risk insured. In addition, through August 1, 1989, CNA's property-casualty subsidiaries wrote financial guarantee insurance in the form of surety bonds and also insured equity policies. These bonds represented primarily industrial development bond guarantees and, in the case of insured equity policies, typically extended in initial terms from 10 to 13 years. For these guarantees and policies CNA received an advance premium that is recognized over the exposure period and in proportion to the underlying risk insured.


As of December 31, 2001 and 2000, gross exposure on assumed financial guarantee insurance contracts, credit enhancement products, financial guarantee surety bonds and insured equity policies was approximately $82 million and $335 million. The degree of risk to CNA related to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in improved real estate are also commonly obtained on these risks. Approximately 26% and 29% of the risks were ceded to reinsurers at December 31, 2001 and 2000. Total exposure, net of reinsurance, amounted to $61 million and $237 million as of December 31, 2001 and 2000. At December 31, 2001 and 2000, collateral consisting of letters of credit, cash reserves and debt service reserves amounted to $6 million and $7 million.


Gross unearned premium reserves for these contracts were $2 million and $11 million at December 31, 2001 and 2000. Gross claim and claim adjustment expense reserves totaled $103 million and $127 million as of December 31, 2001 and 2000.


NOTE G. LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES

TOBACCO LITIGATION

Four CNA insurance subsidiaries are defendants in a lawsuit arising out of policies allegedly issued to Liggett Group, Inc. (Liggett). The lawsuit was filed by Liggett and its current parent, Brooke Group Holding Inc., in the Delaware Superior Court, New Castle County, on January 26, 2000. The lawsuit, which involves numerous insurers, concerns coverage issues relating to over 1,000 tobacco-related claims asserted against Liggett over the past 20 years. However, Liggett only began submitting claims for coverage under the policies in January 2000. The trial court granted the CNA insurance subsidiaries' summary judgment motions asserting that they have no duty to defend or to indemnify as to a number of representative lawsuits. The Delaware Supreme Court has accepted an appeal of these rulings. CNA believes its coverage defenses are strong; therefore, based on facts and circumstances currently known, management believes that the ultimate outcome of the pending litigation will not materially affect the results of operations and/or financial position of CNA.


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

CNA has determined that a small portion of the premiums assumed under the IGI Program related to United States workers compensation "carve-out" business. CNA is aware that a number of reinsurers with workers compensation carve-out insurance exposure have disavowed their obligations under various legal theories. If one or more such companies are successful in avoiding or reducing their liabilities, then it is likely that CNA's liability will also be reduced. Moreover, based on information known at this time, CNA reasonably believes it has strong grounds for avoiding a substantial portion of its United States workers compensation carve-out exposure through legal action.

As noted, CNA arranged substantial reinsurance protection to manage its exposures under the IGI Program. CNA believes it has valid and enforceable reinsurance contracts with the AAHRU Facility and other reinsurers with respect to the IGI Program, including the United States workers compensation carve-out business. However, certain reinsurers dispute their liabilities to CNA, and CNA has commenced arbitration proceedings against such reinsurers.

CNA has established reserves for its estimated exposure under the program and an estimate for recoverables from retrocessionaires.

The Company is pursuing a number of loss mitigation strategies. Although the results of these various actions to date support the recorded reserves, the estimate of ultimate losses is subject to considerable uncertainty. As a result of these uncertainties, the results of operations in future years may be adversely affected by potentially significant reserve additions. Management does not believe that any such reserve additions will be material to the equity of the Company.


OTHER LITIGATION

CNAF and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of such other litigation will not, in the opinion of management, materially affect the results of operations and/or financial position of CNA.


NOTE H.  REINSURANCE

CNA assumes and cedes reinsurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk, minimize exposures on larger risks and to exit certain lines of business. Reinsurance coverages are tailored to the specific risk characteristics of each product line and CNA's retained amount varies by type of coverage. Generally, property risks are reinsured on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes utilization of coinsurance, yearly renewable term and facultative programs. A majority of the reinsurance utilized by the Company's life insurance operations relates to term life insurance policies. Term life insurance policies issued from 1994 onward are generally ceded at 60%-90% of the face value from first dollar. Universal Life policies issued from 1998 onward are generally ceded at 75% of the face value from first dollar.

The Company's overall reinsurance program includes certain property-casualty contracts, such as the corporate aggregate treaties discussed in more detail later in this section, that are entered into and accounted for on a "funds withheld" basis. Under these contracts, the Company records a funds withheld liability, which is included in reinsurance balances payable, for substantially all of the ceded premiums. These reinsurance contracts require the Company to increase the funds withheld balance at stated interest crediting rates. The funds withheld liability is reduced by any cumulative claim payments made by the Company in excess of the Company's retention under the reinsurance contract. If the funds withheld liability is exhausted, additional claim payments are recoverable from the reinsurer.

Interest cost on these contracts, which is included in other net investment income, was $241 million, $87 million and $22 million in 2001, 2000 and 1999. The amount subject to interest crediting rates on such contracts was $2,724 million and $522 million at December 31, 2001 and 2000.

The ceding of insurance does not discharge the primary liability of the Company. Therefore, a credit exposure exists with respect to property, liability and life reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under reinsurance agreements.

Amounts receivable from reinsurers were $13,823 million and $9,397 million at December 31, 2001 and 2000. Of these amounts, $838 million and $821 million were billed to reinsurers as of December 31, 2001 and 2000, as reinsurance contracts generally require payment of claims by the ceding company before the amount can be billed to the reinsurer. The remaining receivable relates to the estimated case and IBNR reserves and future policyholder benefits ceded under reinsurance contracts.

The Company attempts to mitigate its credit risk related to reinsurance by entering into reinsurance arrangements only with reinsurers that have credit ratings above certain levels and by obtaining substantial amounts of collateral. The primary methods of obtaining collateral are through reinsurance trusts, letters of credit and funds withheld balances. Such collateral was approximately $3,677 million and $1,566 million at December 31, 2001 and 2000. The allowance for doubtful accounts related to reinsurance receivables was $170 million and $179 million at December 31, 2001 and 2000.

CNA's largest recoverables from a single reinsurer at December 31, 2001, including prepaid reinsurance premiums, were approximately $1,487 million, $1,374 million, $889 million, and $463 million, from The subsidiaries of Hannover Reinsurance (Ireland) LTD., subsidiaries of The Allstate Corporation (Allstate), American Reinsurance Company, and European Reinsurance Company of Zurich.

Insurance claims and policyholders' benefits reported in the Consolidated Statements of Operations are net of reinsurance recoveries of $7,288 million, $4,863 million and $3,224 million for 2001, 2000 and 1999.

Life premiums are primarily from long duration contracts and property-casualty premiums and accident and health premiums are primarily from short duration contracts.

The effects of reinsurance on earned premiums and written premiums for the years ended December 31, 2001, 2000 and 1999 are shown in the following tables.

COMPONENTS OF EARNED PREMIUMS

                                                                                                         ASSUMED/
                                        DIRECT          ASSUMED           CEDED             NET            NET %
                                    --------------   ---------------   -------------   -------------  --------------
(In millions)
2001 EARNED PREMIUMS
Property-casualty                      $ 8,708           $ 1,228           $ 4,983         $ 4,953            24.8%
Accident and health                      3,644               176               136           3,684             4.8
Life                                     1,256               217               745             728            29.8
                                       -------           -------           -------         -------         -------


TOTAL EARNED PREMIUMS                  $13,608           $ 1,621           $ 5,864         $ 9,365            17.3%
                                       =======           =======           =======         =======         =======

2000 EARNED PREMIUMS
Property-casualty                      $ 8,389           $ 1,955           $ 3,421         $ 6,923            28.2%
Accident and health                      3,644               484               487           3,641            13.3
Life                                     1,227               220               537             910            24.2
                                       -------           -------           -------         -------         -------

TOTAL EARNED PREMIUMS                  $13,260           $ 2,659           $ 4,445         $11,474            23.2%
                                       =======           =======           =======         =======         =======

1999 EARNED PREMIUMS
Property-casualty                      $ 9,158           $ 1,816           $ 2,199         $ 8,775            20.7%
Accident and health                      3,730               198               397           3,531             5.6
Life                                     1,174               222               420             976            22.7
                                       -------           -------           -------         -------         -------

TOTAL EARNED PREMIUMS                  $14,062           $ 2,236           $ 3,016         $13,282            16.8%
                                       =======           =======           =======         =======         =======



COMPONENTS OF WRITTEN PREMIUMS

                                                                                                         ASSUMED/
                                        DIRECT          ASSUMED           CEDED             NET            NET %
                                    --------------   ---------------   -------------   -------------  --------------
(In millions)
2001 WRITTEN PREMIUMS
Property-casualty                      $ 9,132           $ 1,435           $ 5,173         $ 5,394            26.6%
Accident and health                      3,637               193               137           3,693             5.2
Life                                     1,259               217               745             731            29.7
                                       -------           -------           -------         -------         -------

TOTAL WRITTEN PREMIUMS                 $14,028           $ 1,845           $ 6,055         $ 9,818            18.8%
                                       =======           =======           =======         =======         =======

2000 WRITTEN PREMIUMS
Property-casualty                      $ 8,412           $ 1,787           $ 3,444         $ 6,755            26.5%
Accident and health                      3,598               468               489           3,577            13.1
Life                                     1,229               220               537             912            24.1
                                       -------           -------           -------         -------         -------

TOTAL WRITTEN PREMIUMS                 $13,239           $ 2,475           $ 4,470         $11,244            22.0%
                                       =======           =======           =======         =======         =======

1999 WRITTEN PREMIUMS
Property-casualty                      $ 9,114           $ 1,948           $ 3,262         $ 7,800            25.0%
Accident and health                      3,731               194               403           3,522             5.5
Life                                     1,158               196               461             893            21.9
                                       -------           -------           -------         -------         -------

TOTAL WRITTEN PREMIUMS                 $14,003           $ 2,338           $ 4,126         $12,215            19.1%
                                       =======           =======           =======         =======         =======

The impact of reinsurance on life insurance inforce at December 31, 2001, 2000 and 1999 is shown in the following table.

COMPONENTS OF LIFE INSURANCE IN-FORCE

                                                         DIRECT         ASSUMED         CEDED           NET
                                                     -------------- -------------- -------------- --------------
(In millions)
  2001                                                 $395,167         $102,564       $331,156       $166,575
  2000                                                  391,847          142,934        363,893        170,888
  1999                                                  339,255          130,735        184,376        285,614




In 1999, the Company entered into an aggregate reinsurance treaty related to the 1999 through 2001 accident years covering substantially all of the Company's property-casualty lines of business (the Aggregate Cover). The Company has two sections of coverage under the terms of the Aggregate Cover. These coverages attach at defined loss and allocated loss adjustment expense (collectively, losses) ratios for each accident year. Coverage under the first section of the Aggregate Cover, which is available for all accident years covered by the contract, has annual limits of $500 million of ceded losses with an aggregate limit of $1 billion of ceded losses for the three year period. The ceded premiums are a percentage of ceded losses and for each $500 million of limit the ceded premium is $230 million. The second section of the Aggregate Cover, which is only available for accident year 2001, provides additional coverage of up to $510 million of ceded losses for a maximum ceded premium of $310 million. Under the Aggregate Cover, interest charges on the funds withheld accrue at 8% per annum. If the aggregate loss ratio for the three-year period exceeds certain thresholds, additional premiums may be payable and the rate at which interest charges are accrued would increase to 8.25% per annum.


The coverage under the second section of the Aggregate Cover was triggered for the 2001 accident year. As a result of losses related to the WTC event, the limit under this section was exhausted. Additionally, as a result of the significant reserve additions recorded during 2001, the $500 million limit on the 1999 accident year under the first section was also fully utilized. No losses have been ceded to the remaining $500 million of limit on accident years 2000 and 2001 under the first section.


The impact of the Aggregate Cover on pretax operating results was as follows:

IMPACT OF AGGREGATE COVER ON PRETAX OPERATING RESULTS

Year ended December 31                                                                                     2001
(In millions)                                                                                        ---------------
Ceded earned premium                                                                                 $        (543)
Ceded claim and claim adjustment expenses                                                                    1,010
Interest charges                                                                                               (81)
                                                                                                     ---------------

PRETAX BENEFIT ON OPERATING RESULTS                                                                  $         386
                                                                                                     ===============




In 2001, the Company entered into a one-year aggregate reinsurance treaty related to the 2001 accident year covering substantially all property-casualty lines of business in the Continental Casualty Company Pool (the CCC Cover). The loss protection provided by the CCC Cover has an aggregate limit of approximately $760 million of ceded losses. The CCC Cover provides continuous coverage in excess of the second section of the Aggregate Cover discussed above. Under the CCC Cover, interest charges on the funds withheld generally accrue at 8% per annum. The interest rate increases to 10% per annum if the aggregate loss ratio exceeds certain thresholds.


The impact of the CCC Cover on pretax operating results was as follows:

IMPACT OF CCC COVER ON PRETAX OPERATING RESULTS

Year ended December 31                                                                                    2001
(In millions)                                                                                        ---------------
Ceded earned premiums                                                                                $        (260)
Ceded claim and claim adjustment expenses                                                                      470
Interest charges                                                                                               (20)
                                                                                                     ---------------

PRETAX BENEFIT ON OPERATING RESULTS                                                                  $         190
                                                                                                     ===============


NOTE I. DEBT

Debt is composed of the following obligations.

DEBT

December 31                                                                                2001                  2000
(In millions)                                                                          --------------       ---------------
Variable rate debt:
  Commercial Paper                                                                        $    -                $  627
  Credit facility - CNAF                                                                     500                     -
  Credit facility - CNA Surety                                                                75                   100
Senior notes:
  7.250%, due March 1, 2003                                                                  133                   133
  6.250%, due November 15, 2003                                                              250                   249
  6.500%, due April 15, 2005                                                                 491                   491
  6.750%, due November 15, 2006                                                              249                   249
  6.450%, due January 15, 2008                                                               149                   149
  6.600%, due December 15, 2008                                                              199                   199
  8.375%, due August 15, 2012                                                                 68                    68
  6.950%, due January 15, 2018                                                               148                   148
Debenture, 7.250%, due November 15, 2023                                                     240                   240
Capital leases, 8.000%-19.980%, due through December 31, 2011                                 38                    40
Other debt, 1.000%-8.500%, due through 2019                                                   27                    36
                                                                                          ------                ------

TOTAL DEBT                                                                                $2,567                $2,729
                                                                                          ======                ======




During 2001, the Company discontinued its commercial paper program and repaid all loans outstanding under the program. The weighted-average interest rate on commercial paper was 7.24% at December 31, 2000.

The funds used to retire the outstanding commercial paper debt were obtained through the draw down of the full amount available under the Company's $500 million revolving credit facility. The facility is composed of two parts: a $250 million component with a 364-day expiration date (with an option enabling CNAF to convert borrowings into a one-year term loan) and a $250 million component with a three-year expiration date.

The Company pays a facility fee to the lenders for having funds available for loans under both components of the facility. The fee varies based on the long-term debt ratings of the Company.

At December 31, 2001, the facility fee on the 364-day component was 15 basis points and the facility fee on the three-year component was 17.5 basis points.

In addition to the facility fees, the Company pays interest on any outstanding debt/borrowings under the facility based on a rate determined using the long-term debt ratings of the Company. The interest rate is equal to the London Interbank Offering Rate (LIBOR) plus 60 basis points for the 364-day component and LIBOR plus 57.5 basis points for the three-year component. Further, if the Company has outstanding loans greater than 50% of the amounts available under the facility, the Company also will pay a utilization fee of 12.5 basis points on such loans. At December 31, 2001, the weighted-average interest rate on the borrowings under the facility, including facility fees and utilization fees, was 3.06%.

A Moody's Investors Service (Moody's) downgrade of the CNAF senior debt rating from Baa2 to Baa3 would increase the facility fee on the 364-day component of the facility from 15 basis points to 20 basis points, and the facility fee on the three-year component would increase from 17.5 basis points to 25 basis points. The applicable interest rate on the 364-day component would increase from LIBOR plus 60 basis points to LIBOR plus 80 basis points and the applicable interest rate on the three-year component would increase from LIBOR plus 57.5 basis points to LIBOR plus 75 basis points. The utilization fee would remain unchanged on both components at 12.5 basis points.

The $500 million revolving credit facility replaced CNAF's $750 million revolving credit facility (the Prior Facility), which was scheduled to expire on May 10, 2001. No loans were outstanding under the Prior Facility anytime during 2001 or at December 31, 2000. To offset the variable rate characteristics of the Prior Facility and the interest rate risk associated with periodically reissuing commercial paper, CNA was party to interest rate swap agreements with several banks. While no agreements were entered into for the year ended December 31, 2001, there were agreements in place during 2000 and 1999. These agreements required CNA to pay interest at a fixed rate in exchange for the receipt of the three-month LIBOR. The effect of the interest rate swap agreements was to decrease interest expense by approximately $2 million for the year ended December 31, 2000 and increase interest expense by $4 million for the year ended December 31, 1999.

The combined weighted-average interest rate of all short-term debt, including facility fees and commercial paper borrowings, was 7.36% at December 31, 2000.

During 2000, the Company repaid bank loans drawn under the CNA credit facility and repurchased approximately $38 million of its senior notes.

CNA Surety Corporation (CNA Surety), a 64% owned subsidiary of the Company, has a $130 million revolving credit facility that expires on September 30, 2002. The interest rate on facility borrowings is based on LIBOR plus 20 basis points. Additionally, there is an annual facility fee of 10 basis points on the entire facility. The weighted-average interest rate on the borrowings under this facility, including facility fees, at December 31, 2001 and 2000 was 2.61% and 6.99%.

The terms of both CNAF and CNA Surety's credit facilities require the respective company to maintain certain financial ratios and combined property-casualty company statutory surplus levels. At December 31, 2001 and 2000, both CNAF and CNA Surety were in compliance with all restrictive debt covenants.

The combined aggregate maturities for debt at December 31, 2001 are presented in the following table.

MATURITY OF DEBT
(In millions)
2002                                                        $   329
2003                                                            387
2004                                                            254
2005                                                            496
2006                                                            254
Thereafter                                                      859
Less original issue discount                                    (12)
                                                            -------

TOTAL                                                       $ 2,567
                                                            =======

NOTE J. BENEFIT PLANS

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

In 2000, employees of CCC (approximately 79% of CNA's employees) who were employed at December 31, 1999, and were still employed at April 24, 2000, were required to make a choice regarding their continued participation in the defined benefit pension plan. These employees were given two choices: 1) to continue earning additional benefits in the defined benefit pension plan or 2) to convert the present value of their accrued benefit in the pension plan to an "accrued pension account" (APA) that would be credited with interest at the 30-year Treasury rate and to receive enhanced employer contributions to the Savings and Capital Accumulation Plan (S-CAP) (see Savings Plan discussion below). Approximately 60% of eligible employees elected the latter choice, resulting in a curtailment charge of approximately $13 million, before income taxes. Additionally, this change in benefit plan participation resulted in a reduction of the pension benefit obligation of $37 million at December 31, 2000.

The following table provides a reconciliation of benefit obligations.

BENEFIT OBLIGATIONS AND ACCRUED BENEFIT COSTS

                                                               PENSION BENEFITS          POSTRETIREMENT BENEFITS
                                                         ----------------------------- -----------------------------
                                                             2001           2000           2001           2000
                                                         -------------- -------------- -------------- --------------
(In millions)
Benefit obligation at January 1                              $ 1,882        $ 1,815        $   313        $   268

Changes in benefit obligation:
  Service cost                                                    38             31              6              7
  Interest cost                                                  138            131             23             22
  Participants' contributions                                      -              -              5              4
  Plan amendments                                                  -             (1)             -             (1)
  Actuarial loss                                                 130             62             39             41
  Curtailment                                                     (1)           (37)            (7)             -
  Benefits paid                                                 (132)          (119)           (31)           (28)
                                                             -------        -------        -------        -------

Benefit obligations at December 31                             2,055          1,882            348            313
                                                             -------        -------        -------        -------

Fair value of plan assets at January 1                         1,684          1,452              -              -
Change in plan assets:
  Actual return on plan assets                                   148            213              -              -
  Company contributions                                          144            138             25             24
  Participants' contributions                                      -              -              6              4
  Benefits paid                                                 (132)          (119)           (31)           (28)
                                                             -------        -------        -------        -------

Fair value of plan assets at December 31                       1,844          1,684              -              -
                                                             -------        -------        -------        -------

  Funded status                                                 (211)          (198)          (348)          (313)
  Unrecognized net actuarial loss                                217            105            109             80
  Unrecognized prior service cost (benefit)                       16             20            (97)          (116)
                                                             -------        -------        -------        -------

Prepaid (accrued) benefit cost                               $    22        $   (73)       $  (336)       $  (349)
                                                             =======        =======        =======        =======

Amounts recognized in the Consolidated Balance Sheets:
    Prepaid benefit cost                                     $    84        $     -        $     -        $     -
    Accrued benefit liability                                    (86)           (73)          (336)          (349)
    Accumulated other comprehensive income                        24              -              -              -
                                                             -------        -------        -------        -------

Prepaid (accrued) benefit cost                               $    22        $   (73)       $  (336)       $  (349)
                                                             =======        =======        =======        =======

The components of net periodic benefit costs are presented in the following table.

BENEFIT OBLIGATIONS AND ACCRUED BENEFIT COSTS

Years ended December 31                                                      2001             2000              1999
(In millions)                                                            ------------     ------------     --------------
PENSION BENEFITS
Service cost                                                                 $  38            $  31               $  64
Interest cost on projected benefit obligation                                  138              131                 129
Expected return on plan assets                                                (134)            (120)               (100)
Prior service cost amortization                                                  3                3                   6
Actuarial loss                                                                   2                1                   8
Curtailment loss                                                                 3               13                   8
                                                                             -----            -----               -----
NET PERIODIC PENSION COST                                                    $  50            $  59               $ 115
                                                                             =====            =====               =====

POSTRETIREMENT BENEFITS
Service cost                                                                 $   6            $   7               $  11
Interest cost on projected benefit obligation                                   23               22                  22
Prior service cost amortization                                                (16)             (16)                (13)
Actuarial loss                                                                   3                2                   3
Curtailment gain                                                                (4)               -                   -
                                                                             -----            -----               -----

NET PERIODIC POSTRETIREMENT COST
                                                                             $  12            $  15               $  23
                                                                             =====            =====               =====




Weighted-average actuarial assumptions are set forth in the following table.

WEIGHTED-AVERAGE ACTUARIAL ASSUMPTIONS

December 31                                                            2001             2000          1999
                                                                   --------------   -------------  --------------
PENSION BENEFITS
Discount rate                                                           7.25%          7.50%         7.75%
Expected return on plan assets                                          8.00%          7.75%         8.00%
Rate of compensation increases                                          5.83%          5.83%         5.70%

POSTRETIREMENT BENEFITS
Discount rate                                                           7.25%          7.50%         7.75%

The Company has limited its share of the health care trend rate to a cost-of-living adjustment estimated to be 4% per year; therefore, the assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 4% per year in 2001. The healthcare cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed healthcare cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 2001 by $14 million and the aggregate net periodic postretirement benefit cost for 2001 by $1 million. A decrease in the assumed healthcare cost trend rate of 1% in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2001 by $13 million and the aggregate net periodic postretirement benefit cost for 2001 by $1 million.


SAVINGS PLANS

CNA sponsors savings plans, which are generally contributory plans that allow most employees to contribute a maximum of 13% of their eligible compensation, subject to certain limitations prescribed by the Internal Revenue Service. The Company contributes matching amounts to participants, amounting to 70% of the first 6% (35% of the first 6% in the first year of employment) of eligible compensation contributed by the employee. Employees vest in these contributions ratably over five years. Employees of RSKCoSM participating in the CNA sponsored plan are able to contribute a maximum of 16% of their eligible compensation, subject to certain limitations prescribed by the Internal Revenue Service. RSKCoSM contributes matching amounts to participants, amounting to 50% of the first 6% of eligible compensation contributed by the employee.

As noted above, during 2000, CCC employees were required to make a choice regarding their continued participation in CCC's defined benefit pension plan. Employees who elected to forego earning additional benefits in the defined benefit pension plan and all employees hired by CCC on or after January 1, 2000 receive a Company contribution of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive additional discretionary contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of eligible compensation contributed by the employee. These contributions are made at the discretion of management and are contributed to participant accounts in the first quarter of the year following management's determination of the discretionary amounts. Employees fully vest in these contributions after five years of service.

Benefit expense for the Company's savings plans was $53 million, $51 million and $29 million in 2001, 2000 and 1999.


STOCK OPTIONS

The Board of Directors approved the CNA Long-Term Incentive Plan (the LTI Plan) during 1999 and subsequently merged it with the CNA Financial Corporation Incentive Compensation Plan in February 2000. The LTI Plan authorizes the grant of options to certain management personnel for up to 2.0 million shares of the Company's common stock. All options granted have 10-year terms and vest ratably over the four-year period following the date of grant. The number of shares available for the granting of options under the LTI Plan as of December 31, 2001, was approximately 0.9 million.

The following table presents activity under the LTI Plan during 2001, 2000 and 1999.

OPTION PLAN ACTIVITY

                                              2001                      2000                      1999
                                    ------------------------- ------------------------  --------------------------
                                                  Weighted-                 Weighted-                 Weighted-
                                                   Average                   Average                   Average
                                                   Option                     Option                    Option
                                      Number      Price Per     Number      Price per      Number     Price per
                                     Of Shares     Shares      Of Shares      Share      Of Shares      Share
                                    ------------ ------------ ------------ -----------  -----------  -------------
Balance at January 1                   553,275    $   33.56     291,300         35.21   $       -       $       -
Options granted                        514,000        33.36     318,300         32.15     294,900           35.21
Options exercised                       (8,625)       35.09      (3,300)        35.09           -            -
Options forfeited                     (166,550)       33.59     (53,025)        34.02      (3,600)          35.09
                                     ---------    ---------   ---------     ---------   ---------       ---------

BALANCE AT DECEMBER 31                 892,100    $   33.43     553,275     $   33.56     291,300       $   35.21
                                     =========    =========   =========     =========   =========       =========

OPTIONS EXERCISABLE AT DECEMBER 31     144,102    $   34.13      63,575     $   35.23           -       $       -
                                     =========    =========   =========     =========   =========       =========

WEIGHTED-AVERAGE FAIR VALUE PER
  SHARE OF OPTIONS GRANTED                        $    7.76                 $   12.10                   $   11.82
                                                  =========                 =========                   =========

The weighted-average remaining contractual life of options outstanding was nine years, and the range of exercise prices on those options was $32.03 to $36.53.


The fair value of granted options was estimated at the grant date using the Black-Scholes option-pricing model. The weighted-average fair value of options granted during each of the three years ended December 31, 2001, 2000 and 1999 was $4 million. The following weighted-average assumptions were used for the years ended December 31, 2001, 2000 and 1999: risk free interest rate of 4.5%, 6.2%, and 6.2%; expected dividend yield of 0%; and expected option life of 5 years. The weighted-average assumption for the expected stock price volatility was 26.4%, 29.2% and 22.9% for the years ended December 31, 2001, 2000 and 1999.


CNA Surety has reserved shares of its common stock for issuance to directors, officers and employees of CNA Surety through incentive stock options, non-qualified stock options and stock appreciation rights under separate plans (CNA Surety Plans). The CNA Surety Plans have an aggregate number of 1.0 million shares available for which options may be granted. At December 31, 2001, approximately 1.7 million options were outstanding under these plans.


The Company follows the financial disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), with respect to its stock-based incentive plans. The Company applies Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its plan, as permitted by SFAS 123. Accordingly, no compensation cost has been recognized for any of the aforementioned plans, as the exercise price of the granted options equaled the market price of the underlying stock at the grant date. However, had the Company applied the fair value provision of SFAS 123, the Company's net loss, including the pro forma effect of the options issued under the CNA Surety Plan and the LTI Plan, for the year ended December 31, 2001 would have been $1,645 million, or a net loss per share of $8.49 compared with the reported net loss of $1,644 million, or a net loss per share of $8.48. For the year ended December 31, 2000, the net income would have been $1,213 million, or a net income per share of $6.60 compared with the reported net income of $1,214 million, or a net income per share of $6.61. For the year ended December 31, 1999, the net loss would have been $131 million, or a net loss per share of $0.78.


NOTE K. OPERATING LEASES AND OTHER COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

CNA occupies office facilities under lease agreements that expire at various dates through 2014. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates through 2006. Most leases contain renewal options that provide for rent increases based on prevailing market conditions. Lease expense for the years ended December 31, 2001, 2000 and 1999 was $89 million, $83 million and $81 million. Lease and sublease revenues for the years ended December 31, 2001, 2000 and 1999 were $21 million, $45 million and $33 million.

The table below presents the future minimum lease payments to be made under non-cancelable operating leases along with lease and sublease future minimum receipts to be received on owned and leased properties at December 31, 2001.

FUTURE MINIMUM LEASE PAYMENTS AND RECEIPTS

                                                              FUTURE         FUTURE
                                                              MINIMUM       MINIMUM
                                                               LEASE         LEASE
                                                             PAYMENTS       RECEIPTS
                                                           ------------   ------------
(In millions)
2002                                                          $112            $ 21
2003                                                            99              18
2004                                                            80              15
2005                                                            69              10
2006                                                            52               9
Thereafter                                                     184              41
                                                              ----            ----

TOTAL                                                         $596            $114
                                                              ====            ====




OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, CNA has obtained letters of credit in favor of various unaffiliated insurance companies, regulatory authorities and other entities. At December 31, 2001, there were approximately $270 million of outstanding letters of credit.


The Company has committed approximately $152 million to future capital calls from various third-party limited partnership investments in exchange for an ownership interest in the related partnerships.


The Company has a commitment to purchase a $100 million floating rate note issued by the California Earthquake Authority in the event California earthquake-related insurance losses exceed $4.9 billion prior to December 31, 2002.


The Company has entered into a limited number of guaranteed payment contracts, primarily relating to telecommunication services, amounting to approximately $41 million. Estimated future minimum purchases under these contracts are as follows: $14 million in 2002; $14 million in 2003; $10 million in 2004; and $3 million in 2005.


NOTE L. STOCKHOLDERS' EQUITY AND STATUTORY FINANCIAL INFORMATION

Capital stock (in whole numbers) is composed of the following:

SUMMARY OF CAPITAL STOCK

December 31                                                                                2001             2000
                                                                                       -------------    --------------
PREFERRED STOCK, WITHOUT PAR VALUE, NON-VOTING
Authorized                                                                                12,500,000      12,500,000


COMMON STOCK, PAR VALUE $2.50
Authorized                                                                               500,000,000     500,000,000
Issued                                                                                   225,850,270     185,525,907
Outstanding                                                                              223,596,861     183,263,873
Treasury stock                                                                             2,253,409       2,262,034

During 2001, CNA issued and sold 40,324,363 shares of common stock for $25 per share through a rights offering to stockholders of record on August 23, 2001. The net proceeds from the rights offering amounted to $1,006 million. In connection with the rights offering, Loews purchased 38,281,644 shares; additionally, Loews purchased 836,500 shares on the open market during 2001, increasing its ownership percentage to 88.8% at December 31, 2001.

During 2000, the Company redeemed for $150 million all outstanding shares of its money market preferred stock at its stated value of $100,000 per share plus accrued dividends.

In 1999, the Company increased the number of authorized shares of common stock from 200,000,000 to 500,000,000.

CNA's Board of Directors has approved the Share Repurchase Program to purchase, in the open market or through privately negotiated transactions, its outstanding common stock, as Company management deems appropriate. During 2000, CNA purchased 1,272,700 shares of its common stock for approximately $35 million. No shares of common stock were purchased during 2001 or 1999.

During 2000 and 1999, CNA sold 126,342 shares and 507,362 shares of common stock that were held in treasury to certain senior officers of CNA, at the average of the highest and lowest sale prices on the New York Stock Exchange composite transactions, for the dates of the sales. Each of these purchases by senior officers was financed by collateralized loans from CNA that, at origination, amounted to $4 million and $19 million for the years ended December 31, 2000 and 1999. The loans are 10-year notes, which bear interest at the applicable federal rate for the month in which they originated, compounding semiannually and due at maturity. The interest rates range from 5.23% to 6.14% at December 31, 2001. No shares of common stock were sold to senior officers of CNA during 2001.

STATUTORY ACCOUNTING PRACTICES (UNAUDITED)

CNA's insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the respective jurisdictions' insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners
(NAIC) as well as state laws, regulations and general administrative rules. The Company's insurance subsidiaries follow two significant permitted accounting practices related to discounting of certain non-tabular workers compensation claims and the phase in from valuing at par to a market valuation method for recording an affiliated promissory note between CCC (lender) and Viaticus, Inc. (borrower), a wholly owned subsidiary of CNAF.

The impact of the permitted practice related to discounting of certain non-tabular workers compensation claims was to increase statutory surplus by approximately $47 million, $71 million and $95 million at December 31, 2001, 2000 and 1999. This practice was followed by an acquired company, and CNA received permission to eliminate the effect of the permitted practice over a 10-year period, which ends in 2003.

CCC has filed for approval with the Illinois Department of Insurance (the Department) the affiliated promissory note between CCC and Viaticus, Inc. Review of this note is still ongoing by the Department and formal approval has yet to be received. Therefore, the Department has granted a permitted practice that expires on June 30, 2002 to carry this note at a value of approximately $449 million as of December 31, 2001. The par value of this note at December

31, 2001 was approximately $464 million. The Company does not believe that the outcome of the Department's review will have a material impact on CCC's results of operations or financial position.

CNAF's ability to pay dividends and other credit obligations is significantly dependent on receipt of dividends from its subsidiaries. The payment of dividends to CNAF by its insurance subsidiaries without prior approval of the insurance department of each subsidiary's domiciliary jurisdiction is limited by formula. Dividends in excess of these amounts are subject to prior approval by the respective state insurance departments.

Dividends from the CCC Pool are subject to the insurance holding company laws of the State of Illinois, the domiciliary state of CCC. Under these laws, ordinary dividends, or dividends that do not require prior approval of the Department, may be paid only from earned surplus, which is calculated by removing unrealized gains (which under statutory accounting includes cumulative earnings of CCC's subsidiaries) from unassigned surplus. As of December 31, 2001, CCC is in a negative earned surplus position. In February 2002, the Department approved an extraordinary dividend in the amount of $117 million to be used to fund CNAF's 2002 debt service requirements. Until CCC is in a positive earned surplus position, all dividends require prior approval of the Department.

In addition, by agreement with the New Hampshire Insurance Department, as well as certain other state insurance departments, dividend payments for the CIC pool are restricted to internal and external debt service requirements through September 2003 up to a maximum of $85 million annually, without the prior approval of the New Hampshire Insurance Department.

CNA's domestic insurance subsidiaries are subject to risk-based capital requirements. Risk-based capital is a method developed by the NAIC to determine the minimum amount of statutory capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The formula for determining the amount of risk-based capital specifies various factors, weighted based on the perceived degree of risk, that are applied to certain financial balances and financial activity. The adequacy of a company's actual capital is evaluated by a comparison to the risk-based capital results, as determined by the formula. Companies below minimum risk-based capital requirements are classified within certain levels, each of which requires specified corrective action. As of December 31, 2001 and 2000, all of CNA's domestic insurance subsidiaries exceeded the minimum risk-based capital requirements.

Combined statutory capital and surplus and net (loss) income, determined in accordance with accounting practices prescribed or permitted by the regulations and statutes of various insurance regulators for the property-casualty and the life insurance subsidiaries, were as follows.

STATUTORY INFORMATION

                                     STATUTORY CAPITAL AND SURPLUS             STATUTORY NET (LOSS) INCOME
                                    -------------------------------- -----------------------------------------------
                                              December 31                        Years Ended December 31
                                    -------------------------------- -----------------------------------------------
                                         2001           2000             2001             2000              1999
                                    -------------   ------------     ------------     -------------    -------------
(In millions)
Property-casualty companies*         $    6,225      $    8,373       $   (1,650)       $    1,067       $     361
Life insurance companies                  1,752           1,274               56               (47)             77

* Surplus includes the property-casualty companies' equity ownership of the life insurance subsidiaries.

NOTE M.  COMPREHENSIVE (LOSS) INCOME

Comprehensive (loss) income is composed of all changes to stockholders' equity, except those changes resulting from transactions with stockholders in their capacity as stockholders. The components of comprehensive (loss) income are shown below.

COMPREHENSIVE (LOSS) INCOME

Years ended December 31                                                     2001            2000           1999
                                                                        -------------- -------------- --------------
(In millions)
Net (loss) income                                                         $    (1,644)   $     1,214     $     (130)
                                                                        -------------- -------------- --------------

Other comprehensive (loss) income:
  Change in unrealized gains/losses on general account
    investments:
    Holding (losses) gains arising during the period                              (14)           422            714
    Less: unrealized gains at beginning of period
      included in realized gains during the period                             (1,039)          (924)          (413)
                                                                        -------------- -------------- --------------

    Net change in unrealized gains/losses on general
      account investments                                                      (1,053)          (502)           301
    Net change in unrealized gains/losses on separate
      accounts and other                                                            7             66            (59)
    Foreign currency translation adjustment                                         6            (28)           (42)
    Minimum pension liability adjustment                                          (24)             -              -
    Allocation to participating policyholders' and minority interests              (4)           (12)            24
                                                                        -------------- -------------- --------------

Other comprehensive (loss) income, before tax and
  cumulative effect of a change in accounting principle                        (1,068)          (476)           224
Deferred income tax benefit (expense) related to other
  comprehensive (loss) income                                                     363            161           (100)
                                                                        -------------- -------------- --------------


Other comprehensive (loss) income, before cumulative
  effect of a change in accounting principle                                     (705)          (315)           124
Cumulative effect of a change in accounting principle,
  net of tax of $31                                                                58              -              -
                                                                        -------------- -------------- --------------

Other comprehensive (loss) income, net of tax and
  cumulative effect of a change in accounting principle                          (647)          (315)           124
                                                                        -------------- -------------- --------------

TOTAL COMPREHENSIVE (LOSS) INCOME                                         $    (2,291)   $       899     $       (6)
                                                                        ============== ============== ==============


In the preceding table, deferred income tax benefit and expense related to other comprehensive income is attributable to each of the components of other comprehensive income in equal proportion except for the foreign currency translation adjustment, for which there are no deferred taxes.

The following table displays the components of accumulated other comprehensive income included in the Consolidated Balance Sheets.

ACCUMULATED OTHER COMPREHENSIVE INCOME

December 31                                                                                2001            2000
                                                                                       -------------- --------------
(In millions)
Cumulative foreign currency translation adjustment                                     $           9  $           3
Minimum pension liability adjustment                                                             (24)             -
Cumulative effect of a change in accounting principle, net of tax of $31                          58              -
Net unrealized gains on investments                                                              183            870
                                                                                       -------------- --------------

ACCUMULATED OTHER COMPREHENSIVE INCOME                                                 $         226  $         873
                                                                                       ============== ==============

NOTE N. BUSINESS SEGMENTS

As discussed in more detail in Note O, CNA underwent significant management changes, strategic realignment and restructuring in the second half of 2001. These management changes as well as the strategic realignment and restructuring has changed the way CNA manages its operations and makes business decisions; and therefore, necessitated a change in the Company's reportable segments.

The changes made to the Company's reportable segments were as follows: 1) Commercial Insurance and CNA Excess & Select (formerly included in Agency Market Operations) and Risk Management Operations were combined into Standard Lines; 2) CNA Pro, CNA HealthPro and CNA Guaranty and Credit (formerly included in Specialty Operations) and Global Operations were combined into Specialty Lines;
3) losses and expenses related to the centralized adjusting and settlement of APMT claims previously included in Commercial Insurance, CNA Excess & Select, Risk Management and Global Operations are now included in the Corporate and Other segment; and 4) Personal Insurance, CNA UniSource, agriculture insurance, entertainment insurance and other financial lines were moved from the various property-casualty segments to the Corporate and Other segment. CNA Re, Group Operations and Life Operations are unchanged from the prior segment presentation.

Segment disclosures of prior periods have been modified to conform to the current year presentation.

CNA now conducts its operations through five operating segments: Standard Lines, Specialty Lines, CNA Re, Group Operations and Life Operations. These segments are managed separately because of differences in their product lines. In addition to these five operating segments, certain other activities are reported in the Corporate and Other segment. These segments reflect the way CNA manages its operations and makes business decisions.

Standard Lines builds on the Company's long and successful relationship with the independent agency system and network of brokers to market a broad range of property-casualty insurance products and services to small, mid-size and large businesses. In addition, Standard Lines provides total risk management services relating to claims services, loss control, cost management and information services to the commercial insurance marketplace.

Specialty Lines provides a broad array of professional, financial and specialty domestic and international property-casualty products and services through a network of brokers, managing general agencies and independent agencies. Specialty Lines provides creative solutions for managing the risks of its clients, including architects, engineers, lawyers, healthcare professionals, financial intermediaries and corporate directors and officers. Product offerings also include surety and fidelity bonds, ocean marine insurance and vehicle and equipment warranty services.

CNA Re operates globally as a reinsurer in the broker market for treaty products and in the direct market for facultative products. CNA Re markets products in the following treaty business segments: standard lines, surplus lines, global catastrophe, specialty lines and financial reinsurance. In addition, CNA Re markets property and casualty facultative products directly to clients.

Group Operations provides a broad array of group life and health insurance products and services to employers, affinity groups, and other entities that purchase insurance as a group. Group Operations also provides life and health insurance to federal employees.

Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long-term care insurance and annuities and other products. Life Operations also provides retirement service products to institutions in the form of various investment products and administrative services. Life Operations has several distribution relationships and partnerships including managing general agencies, other independent agencies working with CNA life sales offices, a network of brokers and dealers, and other independent insurance consultants.

The Corporate and Other segment is principally comprised of Personal Insurance, losses and expenses related to the centralized adjusting and settlement of APMT claims, certain run-off insurance operations and other operations. Additionally, the Corporate and Other segment's results include interest expense on corporate borrowings, asbestos claims related to Fibreboard Corporation, eBusiness initiatives and CNA UniSource.

The accounting policies of the segments are the same as those described in the summary of significant accounting polices. The Company manages most of its assets on a legal entity basis, while segment operations are conducted across legal entities. As such, only receivables and reserves are readily identifiable by individual segment. Distinct investment portfolios are not maintained for each segment; accordingly, allocation of assets to each segment is not performed. Therefore, net investment income and realized investment gains/losses are allocated primarily based on each segment's net carried insurance reserves, as adjusted.

All significant intrasegment income and expense has been eliminated. Standard Lines' other revenues and expenses include revenues for services provided by RSKCo(SM) to other units within the Standard Lines segment that are eliminated at the consolidated level. Intrasegment revenue and expenses eliminated at the consolidated level were approximately $154 million, $159 million and $176 million for the years ended December 31, 2001, 2000 and 1999.

Income taxes have been allocated on the basis of the taxable income of the segments.

Approximately 4.8%, 8.2% and 7.6% of CNA's gross written premiums were derived from outside the United States, primarily the United Kingdom, for the years ended December 31, 2001, 2000 and 1999. Gross written premiums from the United Kingdom were approximately 3.3%, 5.3% and 5.8% of CNA's premiums for the years ended December 31, 2001, 2000 and

1999. Gross written premiums from any individual foreign country, other than the United Kingdom, were not significant.

Group Operations' revenues include $2.2 billion, $2.1 billion and $2.1 billion in 2001, 2000 and 1999 under contracts covering U.S. government employees and their dependents.

                                                             STANDARD   SPECIALTY                GROUP       LIFE       CORPORATE
Year ended December 31, 2001                                  LINES       LINES      CNA RE    OPERATIONS  OPERATIONS   AND OTHER
                                                            ---------- ----------- ----------- ----------- ----------- -----------
(In millions)

Net earned premiums                                          $  2,454    $  1,915    $    641    $  3,458    $    954    $      5
Claims, benefits and expenses                                   3,675       2,654       1,752       3,627       1,491       1,268
Restructuring and other related
charges                                                            36           9           6           1          70         119
                                                             --------    --------    --------    --------    --------    --------

  Underwriting loss                                            (1,257)       (748)     (1,117)       (170)       (607)     (1,382)

Net investment income                                             484         318         175         170         618         132
Other revenues                                                    340         123           5          20         200         156
Other expenses                                                    306         148           3           8         112         443
Non-insurance restructuring and other related charges              10          --          --          --          --          --
                                                             --------    --------    --------    --------    --------    --------

  Pretax operating (loss) income                                 (749)       (455)       (940)         12          99      (1,537)

Income tax benefit (expense)                                      297         148         274           1         (33)        503
Minority interest                                                  --         (21)         --          --          --          --
                                                             --------    --------    --------    --------    --------    --------

Net operating (loss) income, excluding realized investment
  gains                                                          (452)       (328)       (666)         13          66      (1,034)
Realized investment gains (losses), net of tax,
  participating policyholders' and minority interests             452         169         (41)         27         123          88
Cumulative effect of a change in accounting principle, net
  of tax                                                          (30)        (14)         (5)         (1)         (3)         (8)
                                                             --------    --------    --------    --------    --------    --------

NET (LOSS) INCOME                                            $    (30)   $   (173)   $   (712)   $     39    $    186    $   (954)
                                                             ========    ========    ========    ========    ========    ========

RECEIVABLES, NET                                             $  7,086    $  3,089    $  2,293    $  1,148    $    926    $  2,936
                                                             ========    ========    ========    ========    ========    ========

INSURANCE RESERVES                                           $ 14,639    $  7,217    $  5,180    $  2,744    $  8,402    $  5,441
                                                             ========    ========    ========    ========    ========    ========
Year ended December 31, 2001                                 ELIMINATIONS   TOTAL
                                                             ------------ ----------
(In millions)

Net earned premiums                                            $    (62)   $  9,365
Claims, benefits and expenses                                       (62)     14,405
Restructuring and other related
charges                                                              --         241
                                                               --------    --------

  Underwriting loss                                                  --      (5,281)

Net investment income                                                --       1,897
Other revenues                                                     (168)        676
Other expenses                                                     (168)        852
Non-insurance restructuring and other related charges                --          10
                                                               --------    --------

  Pretax operating (loss) income                                     --      (3,570)

Income tax benefit (expense)                                         --       1,190
Minority interest                                                    --         (21)
                                                               --------    --------

Net operating (loss) income, excluding realized investment
  gains                                                              --      (2,401)
Realized investment gains (losses), net of tax,
  participating policyholders' and minority interests                --         818
Cumulative effect of a change in accounting principle, net
  of tax                                                             --         (61)
                                                               --------    --------

NET (LOSS) INCOME                                              $     --    $ (1,644)
                                                               ========    ========

RECEIVABLES, NET                                               $     --    $ 17,478
                                                               ========    ========

INSURANCE RESERVES                                             $     --    $ 43,623
                                                               ========    ========

                                                             STANDARD   SPECIALTY                 GROUP       LIFE      CORPORATE
Year ended December 31, 2000                                  LINES       LINES       CNA RE    OPERATIONS  OPERATIONS  AND OTHER
                                                            ----------  ----------  ----------  ----------  ----------  ----------
(In millions)
Net earned premiums                                          $  3,970    $  1,868    $  1,089    $  3,675    $    876    $     42
Claims, benefits and expenses                                   4,480       1,933       1,186       3,770       1,316          71
                                                             --------    --------    --------    --------    --------    --------

  Underwriting loss                                              (510)        (65)        (97)        (95)       (440)        (29)

Net investment income                                             736         383         212         163         620         172
Other revenues                                                    344         139           5          49         192         183
Other expenses                                                    309         143           4          46          99         579
                                                             --------    --------    --------    --------    --------    --------

  Pretax operating income (loss)                                  261         314         116          71         273        (253)

Income tax (expense) benefit                                      (59)        (91)        (42)        (21)        (92)         95
Minority interest                                                  --         (24)         --          --          --          (4)
                                                             --------    --------    --------    --------    --------    --------

Net operating income (loss), excluding realized investment
  gains                                                           202         199          74          50         181        (162)
Realized investment gains, net of tax, participating
  policyholders' and minority interests                           325         172          63          41          10          59
                                                             --------    --------    --------    --------    --------    --------

NET INCOME (LOSS)                                            $    527    $    371    $    137    $     91    $    191    $   (103)
                                                             ========    ========    ========    ========    ========    ========

RECEIVABLES, NET                                             $  5,696    $  1,990    $  2,359    $  1,261    $    651    $  2,145
                                                             ========    ========    ========    ========    ========    ========

INSURANCE RESERVES                                           $ 15,256    $  6,319    $  4,609    $  2,644    $  7,715    $  2,511
                                                             ========    ========    ========    ========    ========    ========

Year ended December 31, 2000                                 ELIMINATIONS   TOTAL
                                                             ------------ ----------
(In millions)
Net earned premiums                                            $    (46)   $ 11,474
Claims, benefits and expenses                                       (46)     12,710
                                                               --------    --------

  Underwriting loss                                                  --      (1,236)

Net investment income                                                --       2,286
Other revenues                                                     (173)        739
Other expenses                                                     (173)      1,007
                                                               --------    --------

  Pretax operating income (loss)                                     --         782

Income tax (expense) benefit                                         --        (210)
Minority interest                                                    --         (28)
                                                               --------    --------

Net operating income (loss), excluding realized investment
  gains                                                              --         544
Realized investment gains, net of tax, participating
  policyholders' and minority interests                              --         670
                                                               --------    --------

NET INCOME (LOSS)                                              $     --    $  1,214
                                                               ========    ========

RECEIVABLES, NET                                               $     --    $ 14,102
                                                               ========    ========

INSURANCE RESERVES                                             $     --    $ 39,054
                                                               ========    ========

                                                             STANDARD    SPECIALTY                GROUP       LIFE      CORPORATE
Year ended December 31, 1999                                  LINES        LINES      CNA RE    OPERATIONS  OPERATIONS  AND OTHER
                                                            ----------  ----------  ----------  ----------  ----------  ----------
(In millions)
Net earned premiums                                          $  4,241    $  1,942    $  1,176    $  3,571    $    936    $  1,463
Claims, benefits and expenses                                   4,919       2,159       1,369       3,706       1,322       1,890
Restructuring and other related
charges                                                            59          --          --           5          --           1
                                                             --------    --------    --------    --------    --------    --------

  Underwriting loss                                              (737)       (217)       (193)       (140)       (386)       (428)

Net investment income                                             709         372         170         137         561         245
Other revenues                                                    334         138          (1)         40         123         267
Other expenses                                                    291         127          (5)         46          77         651
Non-insurance restructuring and other related charges              10          --          --          --          --           8
                                                             --------    --------    --------    --------    --------    --------

  Pretax operating income (loss)                                    5         166         (19)         (9)        221        (575)

Income tax benefit (expense)                                       31         (37)         12           8         (73)        231
Minority interest                                                  --         (28)         --          --          --          (2)
                                                             --------    --------    --------    --------    --------    --------

Net operating income (loss), excluding realized investment
  gains                                                            36         101          (7)         (1)        148        (346)
Realized investment gains (losses), net of tax,
  participating policyholders' and minority interests              62          34          15          (1)        (34)         40
Cumulative effect of a change in accounting principle, net
  of tax                                                         (166)         (5)         --          (2)         (2)         (2)
                                                             --------    --------    --------    --------    --------    --------

NET (LOSS) INCOME                                            $    (68)   $    130    $      8    $     (4)   $    112    $   (308)
                                                             ========    ========    ========    ========    ========    ========

RECEIVABLES, NET                                             $  3,519    $  1,593    $    814    $    685    $    550    $  5,047
                                                             ========    ========    ========    ========    ========    ========

INSURANCE RESERVES                                           $ 16,093    $  6,641    $  4,418    $  2,469    $  7,166    $  2,484
                                                             ========    ========    ========    ========    ========    ========


Year ended December 31, 1999                                 ELIMINATIONS   TOTAL
                                                             ------------ ----------
(In millions)
Net earned premiums                                            $    (47)   $ 13,282
Claims, benefits and expenses                                       (47)     15,318
Restructuring and other related
charges                                                              --          65
                                                               --------    --------

  Underwriting loss                                                  --      (2,101)

Net investment income                                                --       2,194
Other revenues                                                     (196)        705
Other expenses                                                     (196)        991
Non-insurance restructuring and other related charges                --          18
                                                               --------    --------

  Pretax operating income (loss)                                     --        (211)

Income tax benefit (expense)                                         --         172
Minority interest                                                    --         (30)
                                                               --------    --------

Net operating income (loss), excluding realized investment
  gains                                                              --         (69)
Realized investment gains (losses), net of tax,
  participating policyholders' and minority interests                --         116
Cumulative effect of a change in accounting principle, net
  of tax                                                             --        (177)
                                                               --------    --------

NET (LOSS) INCOME                                              $     --    $   (130)
                                                               ========    ========

RECEIVABLES, NET                                               $     --    $ 12,208
                                                               ========    ========

INSURANCE RESERVES                                             $     --    $ 39,271
                                                               ========    ========

NOTE O.  RESTRUCTURING AND OTHER RELATED CHARGES

In 2001, the Company finalized and approved two separate restructuring plans. The first plan, which related to the Company's Information Technology operations (the IT Plan), was approved in June of 2001. The second plan, which principally relates to restructuring the property-casualty segments and Life Operations, discontinuation of variable life and annuity business and consolidation of real estate locations (the 2001 Plan), was approved in December 2001.

IT PLAN

The overall goal of the IT Plan was to improve technology for the underwriting function and throughout the Company and to eliminate inefficiencies in the deployment of IT resources. The changes facilitate a strong focus on enterprise-wide system initiatives. The IT Plan had two main components, which include the reorganization of IT resources into the Technology and Operations Group with a structure based on centralized, functional roles and the implementation of an integrated technology roadmap that includes common architecture and platform standards that directly support the Company's strategies.

As summarized in the following table, the Company incurred $62 million, pretax, of restructuring and other related charges for the IT Plan. The Company does not expect to incur significant amounts of additional charges with respect to the IT Plan in any future period and, as a result, does not intend to separately classify such expenses as restructuring and other related charges when they occur.

IT PLAN PRETAX CHARGES BY SEGMENT

                                                                          EMPLOYEE
                                                          TERMINATION     IMPAIRED
                                                          AND RELATED       ASSET          OTHER
                                                         BENEFIT COSTS     CHARGES         COSTS          TOTAL
                                                         -------------- -------------- -------------- ---------------
(In millions)
Standard Lines                                            $         5    $         1    $         -    $          6
Specialty Lines                                                     2              -              -               2
Life Operations                                                     -             17              -              17
Corporate and Other                                                22             14              1              37
                                                         -------------- -------------- -------------- ---------------

TOTAL                                                     $        29    $        32    $         1    $         62
                                                         ============== ============== ============== ===============


In connection with the IT Plan, after the write-off of impaired assets, the Company accrued $30 million of restructuring and other related charges in 2001 (the IT Plan Initial Accrual). These charges primarily related to $29 million of workforce reductions of approximately 260 positions gross and 249 positions net and $1 million of other costs.

The following table summarizes the IT Plan Initial Accrual and the activity in that accrual during 2001.

IT PLAN PRETAX INITIAL ACCRUAL

                                                           EMPLOYEE
                                                          TERMINATION     IMPAIRED
                                                          AND RELATED       ASSET          OTHER
                                                         BENEFIT COSTS     CHARGES         COSTS          TOTAL
                                                         -------------- -------------- -------------- ---------------
(In millions)
IT Plan initial accrual                                  $          29   $        32    $         1    $          62
Costs that did not require cash                                      -           (32)             -              (32)
Payments charged against liability                                 (19)            -              -              (19)
                                                         -------------- -------------- -------------- ---------------

ACCRUED COSTS AT DECEMBER 31, 2001                       $          10   $         -    $         1    $          11
                                                         ============== ============== ============== ===============



Through December 31, 2001, 249 employees were released due to the IT Plan, nearly all of whom were technology support staff.

2001 PLAN

The overall goal of the 2001 Plan is to create a simplified and leaner organization for customers and business partners. The major components of the plan include a reduction in the number of strategic business units (SBUs) in the property-casualty operations, changes in the strategic focus of the Life Operations and consolidation of real estate locations. The reduction in the number of property-casualty SBUs resulted in consolidation of SBU functions, including underwriting, claims, marketing and finance. The strategic changes in Life Operations include a decision to discontinue the variable life and annuity business.

As summarized in the following table, the Company incurred $189 million pretax, of restructuring and other related charges for the 2001 Plan. The Company does not expect to incur significant amounts of additional charges with respect to the 2001 Plan in any future period and, as a result, does not intend to separately classify such expenses as restructuring and other related charges when they occur.

2001 PLAN PRETAX CHARGES BY SEGMENT

                                       EMPLOYEE
                                      TERMINATION        LEASE          IMPAIRED
                                      AND RELATED     TERMINATION         ASSET            OTHER
                                     BENEFIT COSTS       COSTS           CHARGES           COSTS            TOTAL
                                    --------------- ---------------- ---------------- --------------- ----------------
(In millions)
Standard Lines                       $         40    $           -    $           -    $          -    $          40
Specialty Lines                                 7                -                -               -                7
CNA Re                                          2                4                -               -                6
Group Operations                                1                -                -               -                1
Life Operations                                 9                -                9              35               53
Corporate and Other                             9               52               21               -               82
                                    --------------- ---------------- ---------------- --------------- ----------------

TOTAL                               $          68   $           56    $          30    $         35    $         189
                                    =============== ================ ================ =============== ================



All lease termination costs and impaired asset charges, except lease termination costs incurred by operations in the United Kingdom and software write-offs incurred by Life Operations, were charged to the Corporate and Other segment because office closure and consolidation decisions were not within the control of the other segments affected. Lease termination costs incurred in the United Kingdom relate solely to the operations of CNA Re. All other charges were recorded in the segment benefiting from the services or existence of an employee or an asset.

The 2001 Plan charges incurred by Standard Lines were $40 million, related entirely to employee termination and related benefit costs for planned reductions in the workforce of 1,063 positions, gross and net, of which $27 million related to severance and outplacement costs and $13 million related to other salary costs. Through December 31, 2001, approximately 510 employees were released due to the 2001 Plan. Approximately 272 of these employees were administrative, technology or financial support staff; approximately 164 of these employees were underwriters, claim adjusters and related insurance services staff; and approximately 74 of these employees were in various other positions.

The 2001 Plan charges incurred by Specialty Lines were $7 million, related entirely to employee termination and related benefit costs for planned reductions in the workforce of 177 positions, gross and net, of which $5 million related to severance and outplacement costs and $2 million related to other salary costs. Through December 31, 2001, approximately 107 employees were released due to the 2001 Plan. Approximately 47 of these employees were administrative, technology or financial support staff; approximately 45 of these employees were underwriters, claim adjusters and related insurance services staff; and approximately 15 of these employees were in various other positions.

The 2001 Plan charges incurred by CNA Re were $6 million. Costs related to employee termination and related benefit costs for planned reductions in the workforce of 33 positions, gross and net, amounted to $2 million, all of which related to severance and outplacement costs. Through December 31, 2001, no employees in CNA Re were released due to the 2001 Plan. The remaining $4 million of charges incurred by CNA Re related to lease termination costs.

The 2001 Plan charges incurred by Group Operations were $1 million, related entirely to employee termination and related benefit costs for planned reductions in the workforce of 38 positions, gross and net. Through December 31, 2001, no employees in Group Operations were released due to the 2001 Plan.

The 2001 Plan charges incurred by Life Operations were $53 million. Costs related to employee termination and related benefit costs for planned reductions in workforce of 356 positions, gross and net, amounted to $9 million, of which $8 million related to severance and outplacement costs and $1 million related to other salary costs. Through December 31, 2001, approximately seven employees were released due to the 2001 Plan, which were primarily administrative, technology, and financial support staff positions. Life Operations incurred $9 million of impaired asset charges related to software. Other costs of $35 million in Life Operations relate to a write-off of deferred acquisition costs on inforce variable life and annuity contracts, as the company believes that the decision to discontinue these products will negatively impact the persistency of the business.

The 2001 Plan charges incurred by the Corporate and Other segment were $82 million. Costs related to employee termination and related benefit costs for planned reductions in the workforce of 194 positions, gross and net, amounted to $9 million, of which $6 million related to severance and outplacement costs and $3 million related to other salary costs. Through December 31, 2001, 129 employees were released due to the 2001 Plan. Approximately 114 of these employees were administrative, technology or financial support staff and approximately 15 of these employees were in various other positions. The Corporate and Other segment also incurred $73 million of lease termination and asset impairment charges related to office closure and consolidation decisions not within the control of the other segments affected.

In connection with the 2001 Plan, the Company accrued $189 million of these restructuring and other related charges (the 2001 Plan Initial Accrual). These charges include employee termination and related benefit costs, lease termination costs, impaired asset charges and other costs.

The following table summarizes the 2001 Plan Initial Accrual and the activity in that accrual during 2001.

2001 PLAN INITIAL ACCRUAL

                                       EMPLOYEE
                                      TERMINATION         LEASE          IMPAIRED
                                      AND RELATED      TERMINATION         ASSET            OTHER
                                     BENEFIT COSTS        COSTS           CHARGES           COSTS            TOTAL
                                    ---------------- ---------------- ---------------- ---------------- ----------------
(In millions)
2001 Plan initial accrual            $           68   $           56    $          30   $           35   $          189
Costs that did not require cash                   -                -                -              (35)             (35)
Payments charged against liability               (2)               -                -                -               (2)
                                    ---------------- ---------------- ---------------- ---------------- ----------------

ACCRUED COSTS DECEMBER 31, 2001      $           66   $           56   $           30   $            -   $          152
                                    ================ ================ ================ ================ ================

Additionally, at December 31, 2000, an accrual of $7 million for lease termination costs remained related to the August 1998 restructuring (1998 Plan). Approximately $6 million of these costs were paid in 2001, resulting in a remaining accrual of $1 million at December 31, 2001. No restructuring and other related charges related to the 1998 Plan were incurred during 2001 or 2000. Restructuring and other related charges for the 1998 Plan amounted to $83 million in 1999.

NOTE P.  SIGNIFICANT TRANSACTIONS

DISPOSITIONS AND PLANNED DISPOSITIONS OF CERTAIN SUBSIDIARIES

During the second quarter of 2001, the Company announced its intention to sell certain subsidiaries. The assets being held for disposition include the U.K. subsidiaries of CNA Re and certain other subsidiaries. Based upon impairment analyses, the Company anticipated that it would realize losses in connection with those planned sales. In determining the anticipated loss from these planned dispositions, the Company estimated the net realizable value of each subsidiary held for sale. An estimated after-tax loss of $320 million was initially recorded in the second quarter of 2001 in connection with these planned dispositions. This loss is reported in other realized investment losses.

The Company completed the sale of certain subsidiaries during the fourth quarter of 2001 and updated its impairment analyses of subsidiaries still held for sale, including the U.K. subsidiaries of CNA Re. The subsidiaries sold resulted in after-tax realized losses of $38 million, all of which was previously recognized as part of the initial impairment loss recorded during the second quarter of 2001. The updated impairment analyses indicated that the $320 million after-tax realized loss recorded in the second quarter of 2001 should be reduced, primarily because the net assets of the U.K. subsidiaries of CNA Re had been significantly diminished by their operating losses in the second half of 2001. In addition, the Company updated its estimate of disposal costs, including anticipated capital contributions, to reflect changes in planned structure of the anticipated sale. These updated impairment analyses reduced the after-tax realized loss by $173 million, including $160 million related to the U.K. subsidiaries of CNA Re. The anticipated sale of the U.K. insurance subsidiaries will be subject to regulatory approval and all anticipated sales are expected to be completed in 2002.

CNA Re's principal United Kingdom operations are contained in CNA Reinsurance Company Ltd. The statutory surplus of CNA Reinsurance Company Ltd. is below the required regulatory minimum surplus level at December 31, 2001. The Company is currently pursuing the sale of the United Kingdom subsidiaries of CNA Re, and the Company anticipates that additional capital contributions will be made in connection with the planned sale.

The subsidiaries held for sale (including those sold in the second half of 2001), consisting primarily of the U.K. subsidiaries of CNA Re, contributed revenues of approximately $419 million and net operating losses of $386 million for the year ended December 31, 2001. The assets and liabilities of these subsidiaries were approximately $2.7 billion and $2.6 billion as of December 31, 2001.

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

MARC assumed approximately $294 million of liabilities (primarily future policy benefits and claim reserves) and approximately $209 million in assets (primarily uncollected premiums and deferred acquisition costs). The net gain from the reinsurance transaction, which is subject to certain post-closing adjustments, has been recorded as deferred revenue and will be recognized in income over the next six months as CNA Life Re's assumed contracts are novated to MARC.

The CNA Life Re business contributed net earned premiums of $229 million and $194 million and net operating income of $22 million and $18 million for the years ended December 31, 2000 and 1999.

PERSONAL INSURANCE TRANSACTION

On October 1, 1999, certain subsidiaries of CNA completed a transaction with The Allstate Corporation (Allstate), whereby CNA's Personal Insurance lines of business and related employees were transferred to Allstate. Approximately $1.1 billion of cash and $1.1 billion of additional assets (primarily premium receivables and deferred acquisition costs) were transferred to Allstate, and Allstate assumed $2.2 billion of claim and claim adjustment expense reserves and unearned premium reserves. Additionally, CNA received $140 million in cash, which consisted of 1) $120 million in ceding commission for the reinsurance of the CNA personal insurance business by Allstate and 2) $20 million for an option exercisable during 2002 to purchase 100% of the common stock of five CNA insurance subsidiaries at a price equal to the GAAP carrying value as of the exercise date. Also, CNA invested $75 million in a 10-year equity-linked note issued by Allstate.

As of December 10, 2001, Allstate and CNA agreed to modify a number of the original terms of the transaction. This modified agreement is pending regulatory approval. The following is an overview of the significant modifications to the terms of the original agreement:

1) CNA has substituted subsidiaries for the originally named subsidiaries and extended the purchase option period for the substituted subsidiaries through 2004. The Company has compensated Allstate for the postponement of its right to exercise the option due to the substitution of companies in the amount of $6 million, reducing the original payment from Allstate of $20 million to approximately $14 million. The $14 million will continue to be deferred and will not be recognized until Allstate exercises its option, at which time it will be recorded as a realized gain.

2) The $75 million 10-year equity-linked note issued by Allstate in October 1999 will be redeemed by Allstate at par plus accrued interest.

CNA will continue to write new and renewal personal insurance policies and to reinsure this business with Allstate companies until such time as Allstate exercises its option to buy the CNA subsidiaries. CNA continues to have primary liability on policies reinsured by Allstate. Through 2005, CNA will continue to receive a royalty fee based on the volume of personal insurance business sold through CNA agents using the terms of the original agreement.

CNA also shares in any reserve development related to claim and claim adjustment expense reserves transferred to Allstate at the transaction date. Under the reserve development sharing agreement, 80% of any favorable or unfavorable reserve development up to $40 million and 90% of any favorable or unfavorable reserve development in excess of $40 million inures to CNA. CNA's obligation with respect to unallocated loss adjustment expense reserves was settled at the transaction date and is therefore not subject to the reserve sharing arrangement.

The retroactive portion of the reinsurance transaction, consisting primarily of the cession of claim and claim adjustment expense reserves approximating $1.0 billion, was not recognized as reinsurance because the criteria for risk transfer were not met for this portion of the transaction. The related consideration paid was recorded as a deposit and is included in reinsurance receivables in the Consolidated Balance Sheets. The prospective portion of the transaction, which as of the transaction date consisted primarily of the cession of $1.1 billion of unearned premium reserves, has been recorded as reinsurance. The related consideration paid was recorded as prepaid reinsurance premiums. Premiums ceded after the transaction date follow this same treatment.

CNA recognized an after-tax realized loss of approximately $39 million in 1999 related to the transaction, consisting primarily of the accrual of lease obligations and the write-down of assets that related specifically to the Personal Insurance lines of business. The $120 million ceding commission related to the prospective portion of the transaction has been recognized in proportion to the recognition of the unearned premium reserves to which it relates. Ceding commission earned was $69 million and $51 million in 2000 and 1999. Royalty fees earned in 2001, 2000 and 1999 were approximately $26 million, $27 million and $7 million.

The Personal Insurance lines transferred to Allstate contributed net earned premiums of $1,354 million and pretax operating income of $89 million for the year ended December 31, 1999.

NOTE Q. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth unaudited quarterly financial data for the years ended December 31, 2001 and 2000.

QUARTERLY FINANCIAL DATA

                                                 FIRST           SECOND            THIRD           FOURTH            YEAR
                                            ---------------- ---------------- ---------------- ---------------- ----------------
(In millions, except per share data)
2001 QUARTERS

Revenues                                     $        3,612            2,734            3,149   $        3,708   $       13,203
                                            ================ ================ ================ ================ ================

Net operating income (loss)
  excluding realized investment gains        $          119   $       (2,075)  $         (155)  $         (290)  $       (2,401)
Net realized investment gains                           237              313                -              268              818
                                            ---------------- ---------------- ---------------- ---------------- ----------------
Net income (loss) before cumulative
  effect of a change in accounting principle            356           (1,762)            (155)             (22)          (1,583)

Cumulative effect of a change in
  accounting principle, net of tax                      (61)               -                -                -              (61)
                                            ---------------- ---------------- ---------------- ---------------- ----------------

NET INCOME (LOSS)                            $          295   $       (1,762)  $         (155)  $          (22)  $       (1,644)
                                            ================ ================ ================ ================ ================

BASIC AND DILUTED EARNINGS (LOSS)
  PER SHARE                                  $         1.61   $        (9.61)  $        (0.84)  $        (0.10)  $        (8.48)
                                            ================ ================ ================ ================ ================

2000 QUARTERS
Revenues                                     $        3,491   $        3,837   $        4,309   $        3,890   $       15,527
                                            ================ ================ ================ ================ ================

Net operating income excluding
  realized investment gains                  $          120   $          154   $          156   $          114   $          544
Net realized investment gains                            21              176              394               79              670
                                            ---------------- ---------------- ---------------- ---------------- ----------------

NET INCOME                                   $          141   $          330   $          550   $          193   $        1,214
                                            ================ ================ ================ ================ ================

BASIC AND DILUTED EARNINGS PER SHARE         $         0.76   $         1.80   $         3.00   $         1.05   $         6.61
                                            ================ ================ ================ ================ ================



NOTE R.  RELATED PARTY TRANSACTIONS

CNA reimburses Loews, or pays directly, for management fees, travel and related expenses and expenses of investment facilities and services provided to CNA. The amounts reimbursed or paid by CNA were approximately $ 18 million, $14 million and $13 million for the years ended December 31, 2001, 2000 and 1999. In addition, CNAF and its eligible subsidiaries are included in the consolidated federal income tax return of Loews and its eligible subsidiaries. See Note E for a detailed description of the income tax agreement and tax payments made between the Company and Loews. Also, CNA writes, at standard rates, a limited amount of insurance for Loews and its affiliates. The total premiums from Loews and its affiliates were $6 million, $5 million and $5 million for the years ended December 31, 2001, 2000 and 1999.

CNA assumes the risk for a limited amount of insurance from R.V.I. Guaranty Company, Inc. (RVI), an affiliate. CNA assumed approximately $2 million, $11 million and $5 million in written premiums from RVI during 2001, 2000 and 1999.

CNA sponsors a stock ownership plan whereby the Company finances the purchase of Company stock by certain executive officers. See Note J for a detailed discussion of this plan.

CCC provided an excess of loss reinsurance contract to the insurance subsidiaries of CNA Surety Corporation (Surety), a 64% owned and consolidated subsidiary of CNA, over a three year period that expired on December 31, 2000 (the stop loss contract.) The stop loss contract limits the net loss ratios for Surety with respect to certain accounts and lines of insurance business. In the event that Surety's accident year net loss ratio exceeds 24% for 1997 through 2000 (the contractual loss ratio), the stop loss contract requires CCC to pay amounts equal to the amount, if any, by which their actual accident year net loss ratio exceeds the contractual loss ratio multiplied by the applicable net earned premiums. The minority shareholders of CNA Surety do not share in any losses that apply to this contract. Reinsurance balances payable under this stop loss contract amounted were approximately $22 million and $6 million as of December 31, 2001 and 2000.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
CNA Financial Corporation

We have audited the accompanying consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.

Deloitte & Touche LLP
Chicago, Illinois
February 13, 2002

DIRECTORS AND OFFICERS

DIRECTORS
Antoinette Cook Bush (A B C D*)
Executive Vice President
Northpoint Technology Ltd.

Ronald L. Gallatin (A B C D)
Independent Consultant

Walter L. Harris (A B C)
President and Chief Executive Officer
Tanenbaum-Harber Co., Inc.

Bernard L. Hengesbaugh (B C)
Chairman and Chief Executive Officer
CNA insurance companies

Stephen W. Lilienthal (B C)
President and Chief Executive Officer
Property and Casualty Operations
CNA insurance companies

Edward J. Noha (B C)
Chairman of the Board
CNA Financial Corporation

Joseph Rosenberg (B C)
Senior Investment Strategist
Loews Corporation

James S. Tisch (B C*)
President and Chief Executive Officer
Loews Corporation

Laurence A. Tisch (B C)
Chief Executive Officer
CNA Financial Corporation
Co-Chairman of the Board
Loews Corporation

Preston R. Tisch (B C)
Co-Chairman of the Board
Loews Corporation

Marvin Zonis (A*B C D)
Professor of International
Political Economy
University of Chicago
Graduate School of Business

Committees of the Board
A Audit
B Executive
C Finance
D Incentive Compensation
* Indicates Committee Chairperson

OFFICERS

Laurence A. Tisch
Chief Executive Officer
CNA Financial Corporation

Bernard L. Hengesbaugh
Chairman and Chief Executive Officer
CNA insurance companies

Robert V. Deutsch
Executive Vice President
and Chief Financial Officer
CNA Financial Corporation

Stephen W. Lilienthal
President and Chief Executive Officer
Property and Casualty Operations
CNA insurance companies

Debra L. McClenahan
President and Chief Executive Officer
CNA Re
CNA insurance companies

Robert W. Patin
President and Chief Executive Officer
CNA Life and Group Operations
CNA insurance companies

COMPANY INFORMATION

HEADQUARTERS

CNA Financial Corporation, CNA Plaza, 333 South Wabash Avenue, Chicago, IL
60685.


312-822-5000


www.cna.com


STOCKHOLDER INFORMATION

CNA's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and is traded on the Philadelphia Stock Exchange. Its trading symbol is CNA.


SHARES OUTSTANDING

As of March 1, 2002, CNA had 223,596,861 shares of common stock outstanding. Approximately 89% of CNA's outstanding common stock is owned by Loews Corporation. CNA had 2,473 stockholders of record as of March 1, 2002.


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

COMMON STOCK INFORMATION


                                                                 2001                    2000
                                                         --------------------- -----------------------
Quarter                                                      HIGH       LOW         HIGH        LOW
                                                         ----------  ---------   ---------   ---------
Fourth                                                   $ 29.19      $ 24.81      $40.06    $32.06
Third                                                      39.69        23.00       41.94     34.38
Second                                                     40.25        33.81       36.94     27.13
First                                                      39.19        32.13       39.13     24.56

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 10:00 a.m. Chicago time on May 8, 2002, in Room 207N, CNA Plaza, 333 South Wabash Avenue, Chicago. Shareholders unable to attend are requested to exercise their right to vote by proxy. Proxy materials will be mailed to shareholders prior to the meeting.

FORM 10-K

A copy of CNA Financial Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission, will be furnished to shareholders without charge upon written request to: Jonathan D. Kantor, Executive Vice President, General Counsel and Secretary. CNA Financial Corporation, CNA Plaza, 43 South, Chicago, IL 60685


INDEPENDENT AUDITORS

Deloitte & Touche LLP, 180 North Stetson Avenue, Chicago, IL 60601


INVESTOR RELATIONS

Donald P. Lofe, Jr., Group Vice President, Corporate Finance, CNA Financial Corporation, CNA Plaza, 22 South, Chicago, IL 60685. 312-822-3993


TRANSFER AGENT AND REGISTER

EquiServe Trust Company, N.A., P.O. Box 9187, Canton, MA 02021


Telephone, Inside the United States, 1-800-446-2617. Outside the United States, 1-201-324-0498. TDD/TTY for hearing impaired, 1-201-222-4955. (Operators are available Monday -- Friday, 9:00 a.m. to 5:00 p.m. Eastern time. An interactive automated system is available around the clock every day.)


Internet, www.equiserve.com


CERTIFICATE TRANSFERS BY MAIL, PRIVATE COURIER OR MESSENGER

EquiServe, c/o Securities Transfer and Reporting Service, Inc., 100 Williams Street, New York, NY 10038